Form 10-K, Exhibit 13
period 1993-12-31
COMERICA INC /NEW/
filed 1994-03-30
CIK 28412

                                                                      EXHIBIT 13



SUBSIDIARY DATA         Comerica Incorporated and Subsidiaries
- -------------------------------------------------------------------------------

December 31                           California*             Florida          Illinois*              Michigan              Texas
                                 ----------------      ---------------    --------------       ----------------     --------------
(dollar amounts in millions)      1993       1992      1993      1992     1993      1992       1993       1992      1993     1992
- ---------------------------------------------------------------------------------------------------------------------------------
Earnings Summary
Total interest income                $65      $65        $7        $6     $103      $112      $1,430     $1,600      $195      $164
Total interest expense                13       16         2         3       35        48         547        690        54        60
Net interest income                   52       49         5         3       68        64         883        910       141       104
Provision for loan losses              7        8         1         1        5         5          53         89         4         9
Securities gains                      --       --        --        --       --        --           2          5        --         2
Noninterest income
  (excluding securities gains)         6        4         8         8       11         9         383        365        43        33
Noninterest expenses                  36       33        12        13       59        60         785        861       127        90
Provision for income taxes
  (credit)                             6        5        --        (1)       3        --         131         88        16        10
Net income (loss)                      9        7        --        (2)      12         8         299        242        37        30

Year-End Balances
Total assets                      $1,151     $980      $109       $74   $1,410    $1,426     $24,913    $22,323    $3,108    $3,147
Total earning assets               1,031      903        97        67    1,307     1,332      23,093     20,540     2,813     2,792
Total loans                          823      742        84        54    1,057       951      15,659     15,185     1,659     1,529
Allowance for loan losses             13       14         2         1       15        11         236        245        35        40
Total deposits                       693      621        65        60    1,011     1,194      16,690     16,652     2,557     2,765
Total borrowings                     348      257        29        --      244        84       5,088      3,881       236       118
Long-term debt                        --       --        --        --       --        --       1,309        564         2        11
Common shareholder's equity          104       99        13        13      151       141       1,626      1,610       298       261

Daily Average Balances
Total assets                        $988     $913       $89       $82   $1,408    $1,486     $22,124    $21,916    $2,991    $2,304
Total earning assets                 900      839        79        71    1,297     1,362      20,501     20,421     2,677     2,058
Total loans                          733      707        61        53      983       916      15,123     14,893     1,601     1,075
Total deposits                       626      601        63        62    1,080     1,193      16,431     17,222     2,568     1,816
Total borrowings                     258      212        11         3      175       133       2,927      2,979       121       117
Long-term debt                        --       --        --         2       --        --         917        231         7        12
Common shareholder's equity          100       96        13        12      145       148       1,665      1,490       275       188

Statistical Data
Return on average assets            0.93%    0.82%     0.25%    (2.84)%    0.88%    0.55%       1.35%      1.10%     1.24%     1.29%
Return on average assets
  (excluding purchase accounting)   1.09     0.92      0.91     (2.42)     1.06     0.72        1.38       1.13      1.36      1.42
Return on average equity            9.20     7.74      1.72    (18.60)     8.55     5.55       17.94      16.24     13.44     15.79
Return on average equity
  (excluding purchase accounting)  12.84    11.11     12.28    (35.49)    12.44     7.28       19.31      17.38     17.20     20.95
Average equity to average assets   10.11    10.54     14.65     15.26     10.33     9.99        7.53       6.80      9.19      8.16
Tier 1 capital                     10.54    12.21     10.37     10.70     10.85    11.50        7.64       8.28     11.63     11.35
Total capital                      11.79    13.99     11.64     11.70     12.11    12.62       10.75      10.80     12.89     12.60
Tier 1 leverage                     8.62    10.78      7.06      7.91      9.22     7.48        6.52       7.14      8.83      7.00
Number of offices                      7        8         7         7        23       24         298        335        50        53
Number of employees
  (full-time equivalent)+            314      342       105       102       708      747      10,209     10,698     1,334     1,433

  * Amounts include loans participated to the Michigan bank.
  + Michigan number includes employees working in states other than California, Florida, Illinois and Texas.

FINANCIAL REVIEW AND REPORTS

HIGHLIGHTS

Net income was $341 million for 1993, or $2.85 per share, compared with $240 million, or $1.99 per share for 1992. Excluding a $92 million ($0.77 per share) after-tax restructuring charge related to the merger with Manufacturers National Corporation (Manufacturers) in June 1992, net income for 1992 would have been $332 million, or $2.76 per share. In 1991, net income was $280 million, or $2.41 per share.

Return on average common shareholders' equity (ROE) was 15.94 percent in 1993, compared to 12.10 percent in 1992 and 15.90 percent in 1991. Return on average assets was 1.25 percent in 1993, 0.91 percent in 1992 and 1.06 percent in 1991. Adjusted for the restructuring charge, 1992 ROE and return on average assets were 16.38 percent and 1.25 percent, respectively.

In July, the board of directors increased the quarterly dividend by 9.8 percent to $0.28 per share. Total cash dividends declared per common share were $1.07 in 1993, compared to $0.96 in 1992 and $0.92 in 1991. On January 4, 1993, the Corporation effected a two-for-one stock split in the form of a stock dividend. All per share amounts in this financial review have been adjusted to reflect the split.

Total average assets in 1993 were $27.2 billion, compared to $26.5 billion in 1992. This increase is due primarily to average loans, which increased 5 percent to $18.3 billion from 1992. Average common shareholders' equity was $2.1 billion in 1993, compared to $2.0 billion in 1992.

During 1993, most of the conversion and integration efforts resulting from the merger with Manufacturers were completed. Noninterest expenses were inflated by over $60 million in costs incurred to complete these efforts, including a $22 million charge in the fourth quarter to accrue for costs yet to be incurred.

On December 31, 1992, the Corporation acquired Hibernia National Bank in Texas (Hibernia) for $56 million in a transaction accounted for as a purchase.

On February 25, 1993, the Corporation acquired the $206 million Sugar Creek National Bank in Sugar Land, Texas, for $28 million of common stock. Additionally, on May 28, 1993, the $712 million NorthPark National Corporation in Dallas, Texas, was acquired for $79 million of common stock. These transactions were accounted for as pooling-of-interests combinations and, accordingly, the historical financial statements have been restated to reflect these mergers.

The Corporation entered into an Agreement and Plan of Merger on September 8, 1993, for the acquisition of the approximately $1 billion Pacific Western Bancshares in San Jose, California. The Corporation has repurchased approximately 4.6 million shares of its own stock which will be reissued to Pacific Western Bancshares shareholders, resulting in the acquisition being treated as a purchase combination for accounting purposes. The acquisition is expected to be completed in early 1994.

(NET INCOME GRAPH)
(RETURN ON ASSETS GRAPH)

EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income on a fully taxable equivalent basis (FTE) is the difference between interest and certain yield-related fees earned on assets and interest paid on liabilities, with adjustments made to present yields on tax-exempt assets as if such income was fully taxable. In 1993, FTE net interest income provided 71.6 percent of the Corporation's net revenues, compared with 73.8 percent in 1992 and 74.0 percent in 1991.

Net interest margin decreased 8 basis points in 1993 to 4.65 percent. The principal factor contributing to the decline was lower yielding earning assets which were partially offset by lower cost sources of funds and higher interest rate spreads.

Total FTE net interest income was relatively flat totaling $1,163 million in 1993, compared to $1,159 million and $1,093 million in 1992 and 1991, respectively. Growth in average earning assets was a nominal 2 percent, while average yields declined on high prepayment assets including investment securities, residential mortgages and installment loans. In addition, a shift in earning assets towards commercial

Table 1     SELECTED FINANCIAL DATA
- --------------------------------------------------------------------------------


Year Ended December 31
(dollar amounts in millions, except per share data)       1993       1992      1991      1990      1989
- -------------------------------------------------------------------------------------------------------
Earnings Summary
Total interest income                                    $1,783     $1,933    $2,268   $2,282    $2,192
Net interest income                                       1,134      1,121     1,050      927       847
Provision for loan losses                                    69        111       105      100       147
Securities gains                                              2          6         5        2         2
Noninterest income (excluding securities gains)             460        405       380      346       291
Noninterest expenses                                      1,038      1,092       945      848       754
Net income                                                  341        240       280      248       188

Per Share of Common Stock
Primary net income                                        $2.85      $1.99     $2.41    $2.25     $1.73
Fully diluted net income                                   2.85       1.98      2.38     2.23      1.71
Cash dividends declared                                    1.07       0.96      0.92     0.87      0.77
Common shareholders' equity                               18.99      17.38     16.30    14.52     13.05

Year-end Balances
Total assets                                            $30,295    $27,556   $28,989  $26,815   $23,842
Total earning assets                                     27,852     25,131    26,594   24,414    21,463
Total loans                                              19,100     18,215    17,269   16,503    14,869
Total deposits                                           20,950     21,200    21,142   20,699    19,408
Total borrowings                                          6,861      3,963     5,522    4,016     2,528
Long-term debt                                            1,461        741       306      331       349
Common shareholders' equity                               2,182      2,058     1,898    1,583     1,403

Daily Average Balances
Total assets                                            $27,236    $26,510   $26,365  $24,332   $22,466
Total earning assets                                     25,012     24,510    24,374   22,351    20,655
Total loans                                              18,307     17,447    16,622   15,477    14,113
Total deposits                                           20,721     20,913    20,785   19,381    18,397
Total borrowings                                          4,105      3,275     3,380    2,924     2,254
Long-term debt                                            1,087        414       323      348       354
Common shareholders' equity                               2,136      1,957     1,741    1,485     1,322

Ratios
Return on average assets                                   1.25%      0.91%     1.06%    1.02%     0.84%
Return on average common shareholders' equity             15.94      12.10     15.90    16.47     13.94
Dividend payout ratio                                     36.82      45.51     33.73    31.95     36.37
Common shareholders' equity as a
  percent of average assets                                7.84       7.38      6.60     6.11      5.89

loans, which are lower yielding than consumer and residential mortgage loans, negatively impacted net interest margin. As a percent of average earning assets, total average loans increased to 73 percent in 1993, compared to 71 percent in 1992.

The interest margin was positively impacted as the average mix of sources of funds shifted toward purchased funds and shareholders' equity and there existed a higher spread between the prime and federal funds rates. Lower costing purchased funds provided additional funding to replace investment deposit run-off. During 1993, the average balances of certificates of deposit decreased $1.1 billion, while average purchased funds increased $830 million. Additionally, average shareholders' equity increased $141 million, or 7 percent from year-end 1992.

Net interest margin risk is typically related to a narrowing of the prime and federal funds rate spread. The Corporation reduced this risk with a modestly asset sensitive balance sheet during most of 1993 since it was perceived that interest rates had approached their estimated low point. A more neutral stance was adopted later in the year by purchasing investment securities which lowered the interest margin in the fourth quarter but contributed to an increase in net interest income. The Corporation practices a conservative asset and liability management policy which is more fully explained on page 36 of this financial review.

The growth in net interest income in 1992 over 1991 represented an improvement in the rate spread between earning assets and interest-bearing liabilities. This spread also resulted in a subsequent shift in the mix of earning assets toward higher yielding assets. Average loans as a percent of average earning assets increased to 71 percent in 1992 from 68 percent in 1991. Earning assets were also affected in 1992 by a 113 percent increase in the average balance of mortgages held for sale.

(NET INTEREST INCOME GRAPH)
(NET INTEREST MARGIN GRAPH)
PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is the amount necessary to adjust the allowance for loan losses to an amount which represents management's assessment of the losses inherent in the Corporation's loan portfolio. The allowance for loan losses is based on the application of projected loss ratios to the risk-ratings of loans both individually and by category. The adequacy of the allowance is reviewed on a quarterly basis. Projected loss ratios incorporate such factors as recent loss experience, current economic conditions and trends, trends in past due and nonaccrual amounts, risk characteristics of various categories and concentrations of loans, geographical dispersion of borrowers, transfer risks and other pertinent factors. The provision for loan losses was $69 million in 1993, compared to $111 million and $105 million in 1992 and 1991, respectively.

The allowance for loan losses at December 31, 1993, was $299 million, a decrease of $9 million since year-end 1992. As a percent of total loans, the allowance was 1.56 percent at year-end 1993, compared to 1.69 percent in 1992. The allowance for loan losses as a percent of nonperforming assets increased to 143 percent at December 31, 1993, from 113 percent at year-end 1992.

The Corporation's estimated allocation of the allowance for loan losses is shown on page 33. The majority of the loan categories experienced minor decreases in allocations while the unallocated allowance increased $28 million to $64 million at year-end 1993. The increase in the unallocated allowance reflects the overall improvement in the credit quality of the loan portfolio.

Net charge-offs were $78 million in 1993, compared to $99 million in 1992 and $97 million in 1991. The commercial loan portfolio experienced decreased net charge-offs as a result of favorable economic conditions in our markets and improved financial condition of the commercial loan customers. Commercial mortgage net charge-offs increased during the year due to the effects on several borrowers of the recessionary cycle on the commercial real estate market.

Table 2     ANALYSIS OF NET INTEREST INCOME -- FTE

                                                           1993                       1992                       1991
                                              -------------------------    ------------------------    ------------------------
                                               Average          Average    Average          Average    Average          Average
(dollar amounts in millions)                   Balance  Interest   Rate    Balance  Interest   Rate    Balance  Interest  Rate
Commercial loans                                 $8,473    $556    6.56%    $7,753     $542    6.98%    $7,359    $663   9.01%
International loans                                 897      45    5.04        710       41    5.70        501      41   8.14
Real estate construction loans                      441      29    6.63        503       35    7.00        530      46   8.69
Commercial mortgage loans                         2,629     213    8.10      2,368      202    8.54      2,190     219   9.99
Residential mortgage loans                        1,979     169    8.57      2,297      219    9.53      2,438     244  10.01
Consumer loans                                    3,697     369    9.98      3,625      400   11.03      3,427     415  12.10
Lease financing                                     191      14    7.34        191       17    8.89        177      17   9.66
                                                -----------------------     -----------------------     ---------------------
          Total loans (1)                        18,307   1,395    7.62     17,447    1,456    8.34     16,622   1,645   9.89
U.S. Government and agency securities             4,340     275    6.35      3,541      288    8.14      3,612     337   9.34
State and municipal securities                      619      64   10.25        794       82   10.35        894      96  10.70
Other securities                                    553      30    5.48      1,038       68    6.54      1,234      98   7.95
                                                -----------------------     -----------------------     ---------------------
          Total investment securities             5,512     369    6.70      5,373      438    8.16      5,740     531   9.25
Interest-bearing deposits with banks                814      28    3.41      1,017       45    4.43      1,413      99   7.01
Federal funds sold and securities purchased
   under agreements to resell                       135       4    2.99        399       15    3.67        454      25   5.58
Trading account securities                           12       1    6.76         78        3    3.99         53       3   6.75
Mortgages held for sale                             232      15    6.38        196       14    7.34         92       8   8.66
                                                 -----------------------    ----------------------      ---------------------
          Total earning assets                   25,012   1,812    7.25     24,510    1,971    8.04     24,374   2,311   9.48

Cash and due from banks                           1,490                      1,322                       1,201
Allowance for loan losses                          (311)                      (291)                       (275)
Accrued income and other assets                   1,045                        969                       1,065
                                                ------------------------   ------------------------    ----------------------
          Total assets                          $27,236                    $26,510                     $26,365
                                                ------------------------   ------------------------    ----------------------
                                                ------------------------   ------------------------    ----------------------
NOW accounts                                     $1,657      37    2.23     $1,470       42    2.83     $1,289      58   4.48
Money market deposit accounts                     4,723     129    2.73      4,553      152    3.34      3,841     197   5.14
Savings deposits                                  2,494      67    2.67      2,181       72    3.31      2,009      95   4.72
Certificates of deposit                           6,161     254    4.13      7,245      372    5.14      8,794     595   6.76
Foreign office deposits (2)                       1,306      43    3.29      1,668       69    4.11      1,435      88   6.14
                                                 -----------------------    -----------------------     ---------------------
          Total interest-bearing deposits        16,341     530    3.24     17,117      707    4.13     17,368   1,033   5.95
Federal funds purchased and securities
   sold under agreements to repurchase            1,586      47    3.01      1,553       53    3.44      1,530      86   5.60
Other borrowed funds                              1,432      41    2.88      1,308       46    3.52      1,527      86   5.68
Long-term debt                                    1,087      63    5.77        414       30    7.18        323      28   8.56
Other (3)                                            --     (32)     --         --      (24)     --         --     (15)    --
                                                 -----------------------    -----------------------     ---------------------
          Total interest-bearing sources         20,446     649    3.18     20,392      812    3.98     20,748   1,218   5.87
Noninterest-bearing deposits                      4,380                      3,796                       3,417
Accrued expenses and other liabilities              274                        327                         421
Preferred stock                                      --                         38                          38
Common shareholders' equity                       2,136                      1,957                       1,741
                                                 -----------------------    -----------------------     ---------------------
    Total liabilities and shareholders' equity  $27,236                    $26,510                     $26,365
                                                ------------------------   ------------------------    ----------------------
                                                ------------------------   ------------------------    ----------------------

Net interest income/Rate spread (FTE)                     $1,163   4.07              $1,159    4.06             $1,093    3.61
                                                          ------                    -------                    -------
                                                          ------                    -------                    -------

FTE adjustment (4)                                           $29                        $38                        $43
                                                          ------                    -------                    -------
                                                          ------                    -------                    -------

Impact of net noninterest-bearing sources of
funds                                                              0.58                        0.67                      0.88
                                                 -----------------------    -----------------------     ---------------------

Net interest margin (as a percent of
   average earning assets) (FTE)                                   4.65%                      4.73%                      4.49%
                                                 -----------------------    -----------------------     ---------------------
                                                 -----------------------    -----------------------     ---------------------

(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(2) Includes substantially all deposits by foreign depositors; deposits are in excess of $100,000.
(3)  Net interest rate swap income.
(4) The FTE adjustment is computed using a federal income tax rate of 35% in 1993 and 34% in 1992 and 1991.

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses the accounting by creditors for impairment of certain loans and requires that impaired loans be measured based on the present value of the expected future cash flows arising from the loan. The statement will become effective on January 1, 1995, unless deferred. The Corporation does not expect the standard to have a material impact on its financial statements.

(Allowance for Loan Losses Graph)
NONINTEREST INCOME

Noninterest income totaled $462 million in 1993, a 12 percent increase over 1992. The 1992 total of $411 million represented an increase of $26 million, or 7 percent, over 1991.

Income from fiduciary activities increased 7 percent to $122 million in 1993. This increase occurred primarily as a result of aggressive new business development, increased trust assets, and a new personal trust fee schedule implemented during the year.

Trust assets at year-end 1993 totaled $78 billion, compared to $68 billion at December 31, 1992. Included in trust assets at year-end 1993 was $29 billion for which the Corporation had discretionary management authority, reflecting a 19 percent increase over the $24 billion at year-end 1992. The increases in trust assets held and new business in 1993 reflected the Corporation's highly competitive investment management, institutional trust and corporate and personal trust products. In 1994, the Corporation intends to further expand its product base with a strategic focus on mutual fund sales.

Service charges on deposit accounts totaled $120 million in 1993, compared to $113 million in 1992 and $103 million in 1991. The majority of the 1993 increase is attributable to higher service charges related to commercial noninterest-bearing accounts, which rose as a result of an increase in direct charge maintenance and activity fees on commercial accounts and a lower earnings credit allowance.

Customhouse broker fees are generated through John V. Carr & Son, Inc., a provider of international trade services. These fees increased 5 percent in 1993, compared to a 6 percent increase in 1992. The growth in 1993 reflected an increased emphasis on the collection of drawback and transportation fees during the year.

Revolving credit fees increased 5 percent to $36 million in 1993, compared to $34 million in 1992. The higher fees resulted from increases in bankcard interchange and merchant fees which were partially offset by a decline in bankcard annual fees due to competitive pressures to waive annual fees on revolving credit products. Although the trend of waiving annual fees is expected to continue, the fees represent less than 10 percent of total revolving credit fee income.

In 1993, security gains were $2 million, compared to $6 million in 1992. Securities gains in 1993 and 1992 included recoveries on previously written down municipal securities, and early redemption premiums received on state and municipal securities.

Other noninterest income increased $36 million in 1993, which included several unusual items. These nonrecurring components of other noninterest income include a $24 million gain on the sale of land adjacent to an operations center, a $5 million gain on the sale of Brazilian debt, and a $3 million gain on the sale of stock warrants. These gains were partially offset by lower mortgage servicing income due to a change in accounting method for purchased mortgage servicing rights (PMSR). The Corporation moved from a nondiscounted disaggregated method of amortization to a discounted disaggregated method using the original discount rates in effect when the mortgage servicing rights were purchased. Of the $22 million of PMSR amortization recorded in 1993, $5 million resulted from the change to the discounted disaggregated amortization method while $10 million represents increased prepayments and higher prepayment assumptions during the year. As of December 31, 1993, only $11 million of PMSR remains to be amortized in future periods.

There were no significant nonrecurring components of other noninterest income in 1992 and 1991.

(Noninterest Income Graph)

TABLE 3 - NONINTEREST INCOME

                                                                      Increase (Decrease)   Increase (Decrease)
                                                                      -------------------   -------------------
                                              Year Ended December 31      1993/1992             1992/1991
                                              ----------------------     -----------           -----------
(dollar amounts in millions)                    1993   1992   1991      Amount  Change       Amount    Change
- ---------------------------------------------------------------------------------------------------------------
Income from fiduciary activities               $122   $114    $105        $8       7%          $9        8%
Service charges on deposit accounts             120    113     103         7       6           10       10
Customhouse broker fees                          40     38      36         2       5            2        6
Revolving credit fees                            36     34      32         2       5            2        5
Securities gains                                  2      6       5        (4)    (69)           1       31
Other                                           142    106     104        36      35            2        1
                                             ---------------------      --------------       ---------------
    Total noninterest income                   $462   $411    $385       $51      12%         $26        7%
                                             ---------------------      --------------       ---------------
                                             ---------------------      --------------       ---------------

TABLE 4 - NONINTEREST EXPENSES

                                                                     Increase (Decrease)  Increase (Decrease)
                                                                     -------------------  -------------------
                                              Year Ended December 31       1993/1992           1992/1991
                                              ----------------------     -----------           -----------
(dollar amounts in millions)                   1993   1992     1991    Amount   Change     Amount    Change
- ---------------------------------------------------------------------------------------------------------------
Salaries                                       $434   $427     $418       $7       2%          $9        2%
Employee benefits                                95     89       82        6       6            7        9
                                             ---------------------      --------------       ---------------
   Total salaries and employee benefits         529    516      500       13       2           16        3
Net occupancy expense                            96     86       83       10      11            3        4
Equipment expense                                62     57       54        5       9            3        6
FDIC insurance expense                           44     45       41       (1)     --            4        8
Merger, integration and restructuring charge     22    128       --     (106)    (83)         128      100
Other                                           285    260      267       25      10           (7)      (3)
                                             ----------------------     --------------       ---------------
   Total noninterest expenses                $1,038 $1,092     $945     $(54)     (5)%        $147       15%
                                             ----------------------     --------------       ---------------
                                             ----------------------     --------------       ---------------

TABLE 5 - ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

Year Ended December 31
(dollar amounts in millions)                          1993       1992       1991       1990         1989
- ---------------------------------------------------------------------------------------------------------------
Balance at beginning of period                       $308        $279       $265       $342         $266
Allowance of institutions and loans purchased/sold     --          17          6          5            2
Loans charged off
   Domestic
     Commercial                                        36          47         47         50           35
     Real estate construction                           1           4          8          8           12
     Commercial mortgage                               20           8          9         16           10
     Residential mortgage                               1           1          2          1            1
     Consumer                                          52          60         59         44           36
     Lease Financing                                   --           1          1          1            1
   International                                       --          --         --         99           --
                                                  -------     -------    -------    -------      -------
          Total loans charged off                     110         121        126        219           95
Recoveries
   Domestic
     Commercial                                        18           9         15         15            9
     Real estate construction                          --           1         --         --           --
     Commercial mortgage                                2           1          2          3            2
     Residential mortgage                              --           1          1         --           --
     Consumer                                          12          10          9          9            8
   International                                       --          --          2         10            3
                                                  -------     -------    -------    -------      -------
          Total recoveries                             32          22         29         37           22
                                                  -------     -------    -------    -------      -------
          Net loans charged off                        78          99         97        182           73
Provision for loan losses                              69         111        105        100          147
                                                  -------     -------    -------    -------      -------
Balance at end of period                             $299        $308       $279       $265         $342
                                                  -------     -------    -------    -------      -------
                                                  -------     -------    -------    -------      -------

Ratio of allowance for loan losses to total loans
   at end of period                                  1.56%       1.69%      1.62%      1.60%        2.30%
Ratio of net loans charged off during the period
   to average loans outstanding during the period    0.43%       0.57%      0.58%      1.18%        0.51%

NONINTEREST EXPENSES

Noninterest expenses were $1,038 million in 1993, compared to $1,092 million in 1992 and $945 million in 1991. Without the respective restructuring charges, expenses were $1,016 million in 1993 and $964 million in 1992. The increase of $52 million was due, in large part, to the acquisition of Hibernia as of December 31, 1992. Without this acquisition, noninterest expenses would have increased by approximately $20 million, or only 2 percent. This low level of expense growth was accomplished as a result of the achievement in 1993 of approximately 50 percent of the anticipated $145 million cost savings from the merger with Manufacturers in June 1992. By the end of 1994, full cost savings are expected to be achieved.

More than $60 million in merger, integration and restructuring expenses were incurred in 1993. Of these expenses, $22 million represents a revised estimate of the remaining costs to be incurred and was recognized as a separate line in the financial statements in the fourth quarter. The other merger, integration and restructuring costs were recognized throughout 1993 and recorded in various expense categories.

Total salaries expense increased only 2 percent in both 1993 and in 1992. Regular salaries remained flat in 1993, while overtime and temporary-help salaries increased 28 percent. The higher overtime and temporary-help balances were offset by a drop in the number of full-time equivalent employees in 1993 to 12,670, a 5 percent decline, after a 4 percent decline in 1992. Since December 31, 1991, approximately 1,600 full-time equivalent positions have been eliminated through early retirement, severance and attrition, some of which were offset by the addition of 443 full-time equivalent employees from the acquisition of Hibernia, and by additions to staff in some of the Corporation's growing businesses.

Employee benefits expense was $95 million in 1993 compared to $89 million and $82 million in 1992 and 1991, respectively. Excluding the impact of adopting SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," employee benefits expense in 1993 was unchanged from 1992. SFAS No. 106 requires the accrual of the cost of providing postretirement benefits during the active service period of the employee. Prior to 1993 these benefits were expensed when paid. The Corporation's postretirement medical and life insurance benefit plans cover pre-1993 retirees and provide a significantly lower benefit level to active employees. Postretirement benefit expense under SFAS No. 106 was $12 million in 1993. In 1992 and 1991, postretirement benefits were recognized on a cash basis and were approximately $5 million and $4 million, respectively.

The Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" as of December 31, 1993. This accounting standard provides guidance on the accounting for benefits provided by an employer to former or inactive employees after active employment but before retirement. The adoption of SFAS No. 112 resulted in an additional charge to benefits expense of nearly $3 million.

In 1994, the Corporation's discount rate used in determining the projected pension benefits obligation will decline from the current 8.25 percent to 7.5 percent and salary growth assumptions will decline from 6 percent to 5 percent. Based on the combination of the decreased pension discount rate and salary increases, the Corporation estimates that future pension expense will not significantly change from 1993.

Net occupancy and equipment expense increased on a combined basis by $15 million or 10 percent in 1993, compared to $6 million or 5 percent in 1992. Increases in both years were caused by acquisitions and increased occupancy costs associated with interim space needs while employees were being relocated. In addition, items processing operations required duplicate technologies for much of the year until systems conversions occurred, which increased equipment maintenance expenses. Some of these increases were offset by the closing of 51 Michigan branches since the merger with Manufacturers. The Corporation has also incurred increased costs to update remaining branches and implement more efficient technology which is designed to reduce utilities expenses in the future.
(Noninterest Expenses Graph)

TABLE 6- RATE-VOLUME ANALYSIS - FTE

                                                        1993/1992                                 1992/1991
                                         --------------------------------------      -----------------------------------
                                         Increase       Increase         Net         Increase     Increase       Net
                                         (Decrease)    (Decrease)      Increase     (Decrease)   (Decrease)   Increase
(in millions)                           Due to Rate  Due to Volume*   (Decrease)  Due to Rate  Due to Volume* (Decrease)
- ------------------------------------------------------------------------------------------------------------------------
Interest income (FTE)
   Commercial loans                          $(33)          $47         $14         $(149)           $28        $(121)
   International loans                         (5)            9           4           (12)            12           --
   Real estate construction loans              (2)           (4)         (6)           (9)            (2)         (11)
   Commercial mortgage loans                  (10)           21          11           (32)            15          (17)
   Residential mortgage loans                 (23)          (27)        (50)          (11)           (14)         (25)
   Consumer loans                             (38)            7         (31)          (37)            22          (15)
   Lease financing                             (3)           --          (3)           (1)             1           --
                                         --------------------------------------      ---------------------------------
         Total loans                         (114)           53         (61)         (251)            62         (189)
   U.S. Government and agency securities      (64)           51         (13)          (43)            (6)         (49)
   State and municipal securities              --           (18)        (18)           (4)           (10)         (14)
   Other securities                           (11)          (27)        (38)          (17)           (13)         (30)
                                         --------------------------------------      ---------------------------------
         Total investment securities          (75)            6         (69)          (64)           (29)         (93)
   Interest-bearing deposits with banks       (10)           (7)        (17)          (36)           (18)         (54)
   Federal funds sold and securities
     purchased under agreements to resell      (3)           (8)        (11)           (8)            (2)         (10)
   Trading account securities                   2            (4)         (2)           (1)             1           --
   Mortgages held for sale                     (1)            2           1            (1)             7            6
                                         --------------------------------------      ---------------------------------
         Total interest income (FTE)         (201)           42        (159)         (361)            21         (340)
Interest expense
   NOW accounts                                (9)            4          (5)          (21)             5          (16)
   Money market deposit accounts              (28)            5         (23)          (69)            24          (45)
   Savings deposits                           (14)            9          (5)          (28)             5          (23)
   Certificates of deposit                    (73)          (45)       (118)         (143)           (80)        (223)
   Foreign office deposits                    (14)          (12)        (26)          (29)            10          (19)
                                        --------------------------------------      ---------------------------------
         Total interest-bearing deposits     (138)          (39)       (177)         (290)           (36)        (326)
   Federal funds purchased and securities
      sold under agreements to repurchase      (7)            1          (6)          (33)            --          (33)
   Other borrowed funds                        (8)            3          (5)          (33)            (7)         (40)
   Long-term debt                              (6)           39          33            (4)             6            2
   Other (1)                                   (8)           --          (8)           (9)            --           (9)
                                        --------------------------------------      ---------------------------------
         Total interest expense              (167)            4        (163)         (369)           (37)        (406)
                                        --------------------------------------      ---------------------------------
         Net interest income (FTE)           $(34)          $38          $4            $8            $58          $66
                                        --------------------------------------      ---------------------------------
                                        --------------------------------------      ---------------------------------

*   Rate/volume variances are allocated to variances due to volume.
(1) Net interest rate swap income.

Federal Deposit Insurance Corporation (FDIC) insurance expense remained constant between 1993 and 1992 while increasing 8 percent in 1992. Beginning in 1993, the FDIC adopted a risk-related premium system which correlates the assessment rate to a bank's risk-based capital levels. Each subsidiary bank's capital level qualified for the lowest assessment rate of 23.0 cents per $100 of deposits in 1993. In 1992, the Corporation's assessment rate was also 23.0 cents per $100 of deposits. The Corporation anticipates the assessment rate to remain constant in 1994.

Consultant fees were $16 million in 1993 compared to $7 million in 1992 and $6 million in 1991. As the end of merger-related investment in systems conversions and technology upgrades nears, these costs should return to pre-merger levels.

Other real estate was sold at a $2 million gain in 1993, compared to a loss of $1 million in 1992, and a loss of $8 million in 1991.

Net amortization of intangible assets, excluding excess mortgage loan servicing rights, was $20 million in 1993, 1992 and 1991. The 1993 expense included amortization of goodwill from the acquisition of Hibernia on December 31, 1992, which was offset by declining core deposit intangible amortization.

INCOME TAXES

The provision for income taxes was $148 million in 1993, compared with $89 million in 1992 and $105 million in 1991. The effective tax rate, derived by dividing the provision for income taxes by income before income taxes, was 30.3 percent in 1993, 26.9 percent in 1992, and 27.2 percent in 1991. The increase in the effective rate in 1993 over 1992 is the net result of higher levels of taxable income combined with lower tax exempt interest income and nondeductible merger related expenses. In addition, the Revenue Reconciliation Act of 1993 changed the stated tax rate for the Corporation from 34 percent to 35 percent retroactive to January 1, 1993.

BALANCE SHEET AND
CAPITAL FUNDS ANALYSIS

Total assets were $30.3 billion at year-end 1993, which represented a $2.7 billion increase from December 31, 1992. On an average basis, total assets increased to $27.2 billion in 1993 from $26.5 billion in 1992. This increase was funded primarily by higher average purchased funds of $830 million and higher average shareholders' equity of $141 million. These increases were partially offset by a decrease in average deposits of $192 million.

EARNING ASSETS

Average domestic commercial loans, consisting of commercial, real estate construction and commercial mortgage loans, increased from 1992 by $919 million. This growth of 9 percent, along with an increase of approximately 15 percent in commercial loan commitments to extend credit, resulted from the continued development of account relationship management which allowed the Corporation to take advantage of the economic recovery in the automotive industry and other primary markets and increased growth in affiliate markets.

The $400 million increase in international loans at year-end 1993 was made up largely of loans to facilitate trade that represented a limited increase in cross-border risk. At the end of 1993, the only cross-border exposure to banks and other financial institutions greater than 0.75 percent of total assets were outstandings in Mexico totaling $302 million. In 1992, no cross-border outstandings exceeded the above threshold while cross-border exposure to Japan totaled $554 million in 1991. Non-trade loans to lesser-developed countries (LDC) totaled $92 million at December 31, 1993, compared to $113 million at December 31, 1992.

Average residential mortgage loans decreased $318 million during 1993, reflecting an accelerated level of prepayments received and refinancing of mortgage loans. The increased prepayment and refinancing activity are a result of the declines in overall market rates. As rates are generally perceived as having reached the lower end of their range, this increased level of activity is not expected to continue. The $72 million increase in average consumer loans was the net effect of an increase in average installment loans of $184 million and a decrease of $95 million and $17 million in revolving credit and

(Average Earning Assets Graph)
(Average Loans Graph)

TABLE 7 --  ANALYSIS OF INVESTMENT SECURITIES AND LOANS

Year Ended December 31
(in millions)                                                        1993          1992          1991          1990         1989
- -----------------------------------------------                   --------     --------       -------        -------     --------
Investment securities available for sale
   U.S. Government and agency securities                         $  2,164      $     --       $    --       $    --      $    --
   State and municipal securities                                      --            --            --            --           --
   Other securities                                                   158            --            --            --           --
                                                                   ------        ------         -----         -----        -----
       Total investment securities available for sale               2,322            --            --            --           --

Investment securities held to maturity
   U.S. Government and agency securities                            3,232         3,824         3,542         3,680        2,549
   State and municipal securities                                     513           693           889           937          985
   Other securities                                                   233           646         1,275         1,179          953
                                                                   ------        ------         -----         -----        -----
       Total investment securities held to maturity                 3,978         5,163         5,706         5,796        4,487
                                                                   ------        ------         -----         -----        -----
          Total investment securities                            $  6,300      $  5,163       $ 5,706       $ 5,796     $  4,487
                                                                   ------        ------         -----         -----        -----
                                                                   ------        ------         -----         -----        -----

Commercial loans                                                 $  9,087      $  8,213       $ 7,568       $ 7,608     $  6,971
International loans
   Government and official institutions                               143           156           156           159          289
   Banks and other financial institutions                             671           323           148           195          159
   Other                                                              322           257           245            83           55
                                                                   ------        ------         -----         -----        -----
       Total international loans                                    1,136           736           549           437          503

Real estate construction loans                                        437           471           521           499          494
Commercial mortgage loans                                           2,700         2,666         2,315         2,088        1,729
Residential mortgage loans                                          1,857         2,126         2,462         2,379        1,985
Consumer loans                                                      3,674         3,836         3,654         3,316        3,016
Lease financing                                                       209           167           200           176          171
                                                                  -------      --------       -------       -------     --------
           Total loans                                           $ 19,100      $ 18,215       $17,269       $16,503     $ 14,869
                                                                  -------      --------       -------       -------     --------
                                                                  -------      --------       -------       -------     --------


TABLE 8 - LOAN MATURITIES AND INTEREST RATE SENSITIVITY

                                                                                            After One
December 31, 1993                                                                Within    But Within         After
(in millions)                                                                  One Year*   Five Years    Five Years        Total
- --------------------------------------------                                   ---------   ----------     ---------     --------
Commercial loans                                                                 $6,598        $1,898          $591       $9,087
Commercial mortgage loans                                                           660         1,579           461        2,700
International loans                                                                 882           145           109        1,136
Real estate construction loans                                                      289           131            17          437
                                                                                 ------       -------        ------      -------
          Total                                                                  $8,429        $3,753        $1,178      $13,360
                                                                                 ------       -------        ------      -------
                                                                                 ------       -------        ------      -------

Loans maturing after one year
   Predetermined interest rates                                                                $1,999          $891
   Floating interest rates                                                                      1,754           287
                                                                                              -------        ------
          Total                                                                                $3,753        $1,178
                                                                                              -------        ------
                                                                                              -------        ------


* Includes demand loans, loans having no stated repayment schedule or maturity, and overdrafts.

bankcard loans, respectively. Average installment loans increased mainly as a result of the acquisition of Hibernia, which was effective on December 31, 1992. Revolving credit and bankcard loans have declined mainly due to lower activity in products with non-tax deductible interest and the competitive impact of non-banks entering the revolving credit business.

Total average investment securities increased to $5.5 billion in 1993, compared to $5.4 billion in 1992. This $139 million increase was due to an increase of $799 million in average U.S. Government agency securities and offsetting decreases of $175 million in average state and municipal securities, and $485 million in average other securities. The U.S. Government agency securities are FNMA, GNMA and FHLMC mortgage participation securities, and other securities are primarily collateralized mortgage obligations. The Corporation has invested significantly in these types of securities over the past several years because of relatively high yields, credit quality and favorable treatment received related to risk-based capital regulations. The decrease in the average balances of other securities during the current year was mainly a result of prepayments received on collateralized mortgage obligations, which accelerated with the declines in market rates and the resulting refinancing of a significant portion of outstanding mortgages. The tax-exempt portfolio of state and municipal securities continues to decrease as the securities are called or mature. The reduced tax advantages of these types of securities deter additional investment.

As of December 31, 1993 the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The accounting statement establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The statement requires the classification of applicable securities into the three categories of held to maturity, available for sale, and trading. The required accounting for each security classification is described on page 42 in Note 1 of the consolidated financial statements.

Approximately $2.3 billion of investment securities were classified as available for sale, representing, specifically, floating rate bonds, certain types of collateralized mortgage obligations and 30-year fixed rate pools of Government backed mortgages with remaining lives exceeding 15 years. These types of securities represent investments which may be liquidated if certain economic conditions or interest rate environments were to materialize in the foreseeable future. The resulting after-tax net unrealized holding gain on the available for sale securities is reported as a separate component of shareholders' equity and totaled $27 million at year-end.

OTHER EARNING ASSETS

The Corporation holds short-term investments in interest-bearing deposits with banks, federal funds sold, and securities purchased under agreements to resell as a way of maintaining liquidity and earning acceptable yields. All of these investments provide a range of maturities under one year. Deposits were with foreign banks' international banking facilities located in the U.S. or with banks in developed countries. Federal funds sold provide a vehicle to control the Corporation's reserve position and serve correspondent banks. On an average basis, these short-term investments declined $467 million during 1993, consisting of decreases in bank time deposits of $203 million and federal funds sold and securities purchased under agreements to resell of $264 million.

The decrease in trading account securities of $106 million at December 31, 1993, reflects the Corporation's emphasis on the development of the longer-term investment portfolio.

Mortgages held for sale increased by $96 million in 1993 and $75 million in 1992. These increases reflect the Corporation's strategic emphasis and expansion in the mortgage banking business as well as higher origination and refinancing activity throughout 1993 and 1992 as residential mortgage interest rates declined. A spike in interest rates near the end of 1993 prompted customers to close a large number of mortgage loans. The higher volume is reflected in the amount of mortgages held for sale at year-end.

(Average Liquid Assets Graph)
(Average Deposits and Borrowed Funds Graph)

Table 9     ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO -- FTE


                                                               Maturity+
                                   -------------------------------------------------------------                          Weighted
December 31, 1993                  Within 1 Year     1-5 Years     5-10 Years     After 10 Years     Total                Average
                                   ------------    ------------  --------------   --------------  ------------  Market    Maturity
(dollar amounts in millions)       Amount Yield    Amount Yield  Amount   Yield   Amount  Yield   Amount Yield  Value    (Yrs./Mos.)
                                   ------------    ------------  --------------   -------------   ------------  ------    ---------
Available for sale
   U.S. Treasury                   $ --    --%     $ --    --%    $ --      --%    $   --     --%  $   --    --%    $   --        --
   U.S. Government and agency        --    --         3  3.93      168    3.91      1,993   5.89    2,164  5.74      2,164      19/5
   State and municipal securities    --    --        --    --       --      --         --     --       --    --         --        --
   Other bonds, notes
     and debentures                  --    --        --    --       --      --        158   5.23      158  5.23        158      26/3
   Federal Reserve Bank stock
     and other investments*          --    --        --    --       --      --         --     --       --    --         --        --
                                   ----------      ----------     ------------     -------------   ------------     ------
   Total investment securities
     available for sale              --    --         3  3.93      168    3.91      2,151   5.84    2,322  5.70      2,322

Held to maturity
   U.S. Treasury                     86  4.10        39  6.43       --      --         --     --      125  4.82        126      0/10
   U.S. Government and agency         6  7.68        64  6.99      490    7.09      2,547   6.48    3,107  6.59      3,121      14/1
   State and municipal securities    60  8.79       291 11.13      118   11.13         44  11.21      513 10.88        551       5/7
   Other bonds, notes
     and debentures                  17  7.59        28  7.33        4   10.07        138   7.92      187  7.85        186      20/7
   Federal Reserve Bank stock
     and other investments*          --    --        --    --       --      --         --     --       46    --         46        --
                                   ----------     -----------      -----------      ------------    -----------      -----
   Total investment securities
     held to maturity               169  6.30       422  9.81      612    7.89      2,729   6.63    3,978  7.16      4,030
                                   ----------      ----------      -----------      ------------   ------------    -------
   Total investment securities     $169  6.30%     $425  9.77%    $780    7.03%    $4,880   6.29%  $6,300  6.62%    $6,352
                                   ----------      ----------     ------------     -------------   ------------    -------
                                   ----------      ----------     ------------     -------------   ------------    -------

*  Balances are excluded in the calculation of total yield.
+  Based on contractual maturity.

Table 10 MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

December 31
(in millions)                                               1993
- ----------------------------------------------------------------
Three months or less                                        $682
Over three months to six months                              149
Over six months to twelve months                             111
Over twelve months                                           170
                                                          ------
          Total                                           $1,112
                                                          ------
                                                          ------

DEPOSITS AND BORROWED FUNDS

Total deposits at December 31, 1993 were $20.9 billion, a decrease of $250 million, or 1 percent, over December 31, 1992. On an average basis, total deposits fell $192 million, or 1 percent, from 1992. This slight decrease primarily reflects interest-bearing deposits where interest-sensitive consumers have shifted funds away from deposits in favor of alternative investments, including mutual funds.

Changes in the average mix of deposits in 1993 also reflect the declining interest rate environment present throughout the year. Average certificates of deposit decreased $1.1 billion as depositors shifted maturing certificate of deposit balances into more liquid savings and money market deposits in anticipation of rising interest rates.

Earning asset growth in 1993 was funded primarily from non-core sources. Average short-term borrowings increased $157 million due primarily to higher treasury, tax and loan borrowings from the U.S. Government and the issuance of $125 million of short-term bank notes.

The increase in the 1993 year-end balance of long-term debt is the result of the issuance by the Corporation's Michigan bank of subordinated notes and medium-term notes totaling $250 million and $755 million respectively, throughout the year.

The subordinated notes support acquisition activity and the maintenance of the bank's total capital ratio to the level that qualifies for the lowest FDIC risk-based insurance premium. The interest rate associated with the bank's medium-term notes creates a low cost funding source with maturities ranging from three months to five years. These increases were partially offset by the early retirement of $108 million of floating rate subordinated debt and the maturation of $150 million of medium-term notes. Further information on the Corporation's long-term debt is included in Note 10 to the consolidated financial statements on page 48.

CAPITAL

Common shareholders' equity increased to $2.2 billion at December 31, 1993, from $2.1 billion at year-end 1992, an increase of 6 percent. The increased equity represents the net result of several factors. Contributing to higher equity were earnings retention of $215 million, $14 million of common stock issued for stock plans and debenture conversions, and a $27 million credit to equity relating to the implementation of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These items were partially offset by the repurchase of 4.1 million shares of Comerica stock into treasury which will be reissued to shareholders of Pacific Western Bancshares in early 1994. Additionally, 768,500 shares of stock has been repurchased as part of a September 1992 board authorization to purchase up to one million shares of treasury stock for reissuance under employee stock plans.

In January 1993, the Corporation redeemed all its preferred stock for approximately $42 million due to the stock's relatively high dividend rate. The common equity-to-assets ratio increased to 7.8 percent at year-end 1993, from
7.4 percent at year-end 1992.

In accordance with the adoption of SFAS No. 115, as discussed in the analysis of earning assets, after-tax net unrealized gains of $27 million on securities classified as available for sale have been reported as a separate component of shareholders' equity.

The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board, as shown below.

At December 31, 1993, all of the Corporation's banking subsidiaries exceeded the minimum ratios required of a "well capitalized" institution as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.

(Components of Capital Graph)
(Risk-based Capital Graph)

DIVIDENDS

The common dividend payout ratio was 36.8 percent in 1993, compared to 32.8 percent in 1992, excluding the restructuring charge. The target payout ratio is currently 30 to 40 percent. The board of directors determines the target ratio based on market and industry conditions.

CAPITAL RATIOS
December 31
(in millions)                                                    1993         1992
                                                               --------     --------
Tier 1 (core) capital
Common shareholders' equity                                    $  2,182     $  2,058
   Preferred stock                                                   --           37
   Less: Goodwill and other disallowed intangibles                  132          137
   Less: Unrealized gains and losses                                 27           --
                                                               --------     --------
Total tier 1 capital                                           $  2,023     $  1,958
                                                               --------     --------
                                                               --------     --------
Tier 2 (supplemental) capital
   Qualifying subordinated debt                                $    530     $    384
   Eligible allowance for loan losses                               299          278
                                                               --------     --------
Total tier 2 capital                                           $    829     $    662
                                                               --------     --------
                                                               --------     --------
Total capital                                                  $  2,852     $  2,620
                                                               --------     --------
                                                               --------     --------
Assets
   Risk-weighted assets (net)                                 $  24,623     $ 22,167
   Average quarterly assets (net)                             $  28,743     $ 26,054
Risk-based ratios
   Tier 1 (minimum-4.0%)                                           8.21%        8.83%
   Total (minimum-8.0%)                                           11.58%       11.82%
   Tier 1 leverage (minimum-3.0%)                                  7.04%        7.52%

Table 11 -
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                        1993                1992              1991                 1990               1989
                               ------------------   ------------------  -----------------    ------------------  ------------------
                                          Percent              Percent             Percent              Percent             Percent
December 31                    Allocated of Total   Allocated of Total  Allocated of Total   Allocated of Total  Allocated of Total
(dollar amounts in millions)   Allowance    Loans   Allowance    Loans  Allowance    Loans   Allowance    Loans  Allowance   Loans
Domestic
   Commercial                     $  123     48%       $  120     45%      $  81      44%       $  53      46%      $  44      47%
   Real estate construction            4      2             9      2          12       3           10       3          16       3
   Commercial mortgage                26     14            37     15          20      14           20      13          22      12
   Residential mortgage                3     10             6     12           1      14            2      14           1      13
   Consumer                           60     19            59     21          55      21           42      20          35      20
   Lease financing                     1      1             2      1           2       1            2       1           2       1
International                         18      6            39      4          54       3           74       3         168       4
Unallocated                           64     --            36     --          54      --           62      --          54      --
                               ----------------     ----------------    ----------------    -----------------   -----------------
          Total                   $  299    100%       $  308    100%      $ 279     100%       $ 265     100%      $ 342     100%
                               ----------------     ----------------    ----------------    -----------------   -----------------
                               ----------------     ----------------    ----------------    -----------------   -----------------


Table 12 -
SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31
(dollar amounts in millions)                                  1993     1992     1991      1990     1989
- -------------------------------------------------------------------------------------------------------
Nonperforming assets
   Nonaccrual loans
     Commercial loans                                        $  71    $  75    $  62     $  74    $  45
     International loans                                        --       --       --        13       18
     Real estate construction loans                             19       28       47        44       71
     Real estate mortgage loans (principally commercial)        64      120      101        53       48
                                                             -----    -----    -----     -----    -----
          Total nonaccrual loans                               154      223      210       184      182

   Reduced-rate loans                                            5        1       --        14       15
                                                             -----    -----    -----     -----    -----
          Total nonperforming loans                            159      224      210       198      197

   Other real estate                                            50       49       46        57       54
                                                             -----    -----    -----     -----    -----
          Total nonperforming assets                         $ 209    $ 273    $ 256     $ 255    $ 251
                                                             -----    -----    -----     -----    -----
                                                             -----    -----    -----     -----    -----
Nonperforming loans as a percentage of total loans            0.83%    1.23%    1.22%     1.19%    1.33%
Nonperforming assets as a percentage of total loans
   and other real estate                                      1.09%    1.50%    1.48%     1.54%    1.68%
Allowance for loan losses as a percentage of total
   nonperforming assets                                        143%     113%     109%      104%     137%
Loans past due 90 days-domestic                              $  46    $ 100    $  54     $  66    $  57

ASSET QUALITY

NONPERFORMING ASSETS

Accounting and classification policies regarding nonaccrual loans result from the importance to the Corporation of early recognition of troubled loans. Depending on the loan type, consumer loans are directly charged off when deemed uncollectible which is typically no later than 180 days past due. Loans, other than consumer, are placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than when the loan is 90 days past due on principal or interest unless it is fully collateralized and in the process of collection. Loan amounts which are in excess of the probable future cash collections are normally partially charged off at the time the loan is placed on nonaccrual status to an amount that represents management's assessment of the ultimate collectibility of the loan. Interest previously accrued but not collected on nonaccrual loans is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Nonaccrual loans at December 31, 1993 totaled $154 million, a 31 percent decrease from year-end 1992. The ratio of net loans charged off to average total loans also decreased to 0.43 percent in 1993, compared to 0.57 percent in 1992. The decrease in nonaccrual loans and net charge offs to average total loans reflects an improvement in the quality of the loan portfolio.

The increase of $1 million in other real estate owned during 1993 includes the addition of a group of loans totaling approximately $13 million extended to one borrower and approximately $8 million related to branches closed as a result of the Manufacturers merger. These items were partially offset by write-downs and sales of other properties throughout the year.

In addition to the nonaccrual loans and the loans past due 90 days or more at December 31, 1993, there were loans totaling $354 million where possible financial problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with the present contractual repayment terms. These loans are specifically considered in management's evaluation of the adequacy of the allowance for loan losses.

(Internal Capital Generation Rate Graph)
(Nonperforming Assets Graph)
CONCENTRATIONS OF CREDIT

The Corporation believes in a diversified loan portfolio. The only significant industry concentration is loans to companies and individuals involved with the automotive industry. These loans totaled $3.0 billion, or 16 percent of total loans at December 31, 1993, compared to approximately $2.6 billion, or 15 percent of total loans at year-end 1992. Of the amounts at December 31, 1993 and 1992, floor plan loans to automobile dealers represent approximately $789 million and $642 million, respectively. All other industry concentrations individually represent less than 5 percent of total loans at year-end 1993.

The Corporation has successfully operated in the Michigan economy during several downturns in the automotive industry. Although there is a loan concentration to the automotive industry, the concentration is not excessive and has not had a significant negative impact on operations. There were no automotive industry-related loans larger than $3 million in nonaccrual status as of year-end 1993. In addition, there were no significant automotive industry-related charge-offs during the year. Loans to highly leveraged companies and non-trade loans to lesser developed countries are not significant representing less than 4 percent and 1 percent of the total loan portfolio, respectively.

Table 13 - SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES

                                                   December 31, 1993                    December 31, 1992
                                               Interest Sensitivity Period          Interest Sensitivity Period
                                         -----------------------------------      ---------------------------------
                                           Within          Over                     Within          Over
(dollar amounts in millions)             One Year      One Year        Total      One Year      One Year      Total
- -------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks               $       --    $     1,601   $    1,601   $       --     $    1,580  $    1,580
Short-term investments                     2,344            108        2,452        1,693             59       1,752
Investment securities                      2,881          3,419        6,300        2,115          3,048       5,163

Commercial loans (including
  lease financing)                         7,820          1,476        9,296        7,387            993       8,380
International loans                        1,096             40        1,136          723             13         736
Real estate related loans                  2,906          2,088        4,994        2,895          2,368       5,263
Consumer loans                             1,732          1,942        3,674        1,949          1,887       3,836
                                      ----------    -----------   ----------   ----------     ----------  ----------
       Total loans                        13,554          5,546       19,100       12,954          5,261      18,215
Other assets                                 241            601          842           --            846         846
                                      ----------    -----------   ----------   ----------     ----------  ----------
          Total assets                $   19,020        $11,275   $   30,295   $   16,762     $   10,794  $   27,556
                                      ----------    -----------   ----------   ----------     ----------  ----------
                                      ----------    -----------   ----------   ----------     ----------  ----------

Liabilities
Deposits
   Noninterest-bearing                $    1,090    $     3,849   $    4,939   $      693     $    3,875  $    4,568
   NOW                                       296          1,487        1,783          148          1,494       1,642
   Savings                                    --          2,453        2,453           --          2,371       2,371
   Money market                            4,644             27        4,671        4,991             28       5,019
   Certificates of deposit                 4,375          1,361        5,736        5,250          1,452       6,702
   Foreign office                          1,367              1        1,368          898             --         898
                                      ----------    -----------   ----------   ----------     ----------  ----------
          Total deposits                  11,772          9,178       20,950       11,980          9,220      21,200
Short-term borrowings                      5,376             24        5,400        3,220              2       3,222
Long-term debt                               736            725        1,461          275            466         741
Other liabilities                              1            301          302           --            298         298
                                      ----------    -----------   ----------   ----------     ----------  ----------
        Total liabilities                 17,885         10,228       28,113       15,475          9,986      25,461
Shareholders' equity                          28          2,154        2,182           --          2,095       2,095
          Total liabilities
           and shareholders'
           equity                     $   17,913    $    12,382   $   30,295   $   15,475     $   12,081  $   27,556
                                      ----------    -----------   ----------   ----------     ----------  ----------
                                      ----------    -----------   ----------   ----------     ----------  ----------
Sensitivity impact of
   interest rate swaps                $   (1,363)   $     1,363           --   $     (304)    $      304          --
Sensitivity impact of
   unsettled swap and
   security purchases                       (886)           886           --          (95)            95          --
                                      ----------    -----------   ----------   ----------     ----------  ----------
Interest sensitivity gap                  (1,142)         1,142           --          888           (888)         --
Gap as percentage of earning
   assets                                     (4)%            4%          --            3%            (3)%        --
Sensitivity impact from
   elasticity adjustments (1)              1,474         (1,474)          --        1,572         (1,572)         --
                                      ----------    -----------   ----------   ----------     ----------  ----------
Interest sensitivity gap with
   elasticity adjustments             $      332    $      (332)          --   $    2,460     $   (2,460)         --
Gap as a  percentage of
  earning assets                               1%            (1)%         --           10%           (10)%        --
                                      ----------    -----------   ----------   ----------     ----------  ----------
                                      ----------    -----------   ----------   ----------     ----------  ----------

(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985, as well as expected future pricing relationships.

COMMERCIAL REAL ESTATE LENDING

The Corporation's real estate construction loan portfolio consists primarily of many relatively small loans to longtime customers in local markets with satisfactory project completion experience. The portfolio contains approximately 624 loans, the largest of which has a balance under $25 million. Approximately 83 percent of the loans have balances of less than $1 million.

The commercial mortgage loan portfolio represents a similar customer base as the real estate construction portfolio. The commercial mortgage portfolio, 43 percent of which relates to owner-occupied properties, contains over 7,200 loans which average less than $372,000. The largest of these loans has a balance under $20 million, and 92 percent of these loans have balances under $1 million.

Geographical dispersion and industry concentration are important determinants in evaluating the credit risk inherent in any commercial loan portfolio. The geographic distribution of real estate construction and commercial mortgage loans at December 31, 1993, was as follows:

Geographic Distribution

December 31, 1993                                                         Commercial
(in millions)                                          Construction         Mortgage
- ------------------------------------------------------------------------------------
Michigan                                                     $  239         $  1,819
Illinois                                                         15              252
Texas                                                            87              239
California                                                       57              179
Florida                                                          16               52
Other                                                            23              159
                                                            -------------------------
        Total                                                $  437         $  2,700
                                                            -------------------------
                                                            -------------------------

ASSET AND LIABILITY MANAGEMENT

The asset and liability portfolios are managed to ensure adequate liquidity and to control interest rate risk exposure. Management seeks to minimize the risk of a reduction in net interest income that could result from fluctuations in market interest rates. This process is carried out through regular meetings of executive and senior management representing the finance, lending, investment and deposit gathering areas of the Corporation.

INTEREST RATE SENSITIVITY

There is no single interest rate risk measurement system that satisfies all objectives. As a result, a combination of simulation modeling and asset and liability repricing schedules are used to analyze and manage interest rate risk. The repricing schedule of all interest-bearing assets and liabilities is reviewed regularly. While most assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect their repricing behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposits to reflect the elasticity of the changes in their interest rates relative to the changes in market interest rates. In addition, estimates are made regarding early loan and security repayments. These adjustments provide a more accurate picture of the Corporation's interest rate risk profile.

Net interest income is frequently evaluated under various balance sheet and interest rate scenarios. The results of this analysis provide the information needed to assess the proper balance sheet structure. As market interest rates approach expected turning points, management adjusts the interest rate sensitivity of the Corporation. This sensitivity is measured as a percentage of earning assets. The Corporation's operating range for interest rate sensitivity, before elasticity adjustments, is between an asset sensitive position of 5 percent and a liability sensitive position of 10 percent.

However, the elasticity adjustment made to the bank's core deposits adds asset sensitivity to the balance sheet. Accordingly, on an elasticity adjusted basis, the operating range allows for an asset sensitive position of 10 percent and a liability sensitive position of 5 percent.

The schedule on page 35 shows the interest sensitive gap as of year-end 1993 and 1992. The report reflects the contractual repricing and payment schedules of assets and liabilities, as well as estimates of early loan and security repayments. In addition, the schedule reflects an adjustment for the price elasticity of core deposits.

The Corporation had a one-year liability sensitive gap of $1.1 billion, or 4 percent of earning assets, as of December 31, 1993. Restated for core deposit elasticities, the gap is $332 million asset sensitive, or 1 percent of earning assets. This compares to an $888 million asset sensitive gap or $2.5 billion elasticity adjusted gap on December 31, 1992.

The asset sensitive position of the bank was reduced over the course of the year to take advantage of the earnings potential provided by the steep yield curve. However, it is necessary to have in place a level of asset sensitivity to hedge the risks of rate increases. Management intends to add this sensitivity over the course of the year to grow into the desired strategic interest rate risk management position.

An unexpected change in the pace of the economy's recovery, whether domestically or internationally, could translate into a materially different interest rate environment. These risks have been evaluated by performing simulation analysis on a multitude of different interest rate and balance sheet scenarios. As a result of this analysis, management is confident that the current balance sheet structure is appropriate.

OFF-BALANCE-SHEET RISK

Investment securities and various funding instruments, as well as hedging vehicles such as interest rate swaps and futures contracts, are utilized to manage the interest sensitivity position and minimize the effect of interest and foreign exchange rate fluctuations on earnings and market values. Liquidity, capital requirements and yield are all considered in determining the appropriate mix of securities and off-balance-sheet derivatives.

Corporate policy limits the use and dollar amount of all financial market instruments. Credit risk exposure represents the net settlement, or the difference between the calculated pay and receive amounts of each swap transaction. When credit risk is evident, collateral is obtained from counterparties in order to secure the receipt of amounts due.

In accordance with generally accepted accounting principles, the notional or contract amount of interest rate swaps, forward rate agreements and futures contracts are excluded from the statement of condition. Letters of credit and loan commitments are also examples of transactions which may have a risk element without balance sheet recognition. The notional or contract amount of interest rate swaps, forward rate agreements and futures contracts was $4.1 billion at December 31, 1993. Note 18 to the consolidated financial statements on page 53 provides further information on off-balance-sheet risk.

LIQUIDITY

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. It is necessary to have a balance between the amount of liquid assets and purchased funds. Liquid assets totaled $6.4 billion at December 31, 1993. In addition, $1.3 billion was available from a collateralized borrowing account with the Federal Reserve Bank at year-end 1993. Purchased funds at December 31, 1993, excluding certificates of deposit with maturities beyond one year, approximated $7.7 billion.

PARENT COMPANY

The Corporation's ability to pay dividends is primarily dependent upon the receipt of dividends from its subsidiary banks, which are limited by bank regulatory agencies. As of January 1, 1994, the subsidiary banks could pay dividends of up to $273 million without prior regulatory approval. At December 31, 1993, total assets of the Corporation's parent company, excluding the investment in subsidiaries, were 88 percent of total liabilities. This relatively high ratio value indicates that the parent company had little double leverage at year-end 1993.

OTHER MATTERS

As described in Note 19 of the consolidated financial statements on page 54, the Corporation has been named the defendant in a lawsuit involving hazardous waste issues. The Corporation's motion for a summary judgment was granted in the case. Management believes that even if the summary judgment is not upheld on appeal the results of this legal action will not have a material impact on the Corporation's financial position. However, depending on the amount of the ultimate liability, if any, and the consolidated results of operations in the year of final resolution, the legal action may have a materially adverse effect on the consolidated results of operations in that year.

The Corporation and its subsidiary banks are subject to annual examinations by various federal and state banking regulatory agencies. During 1993, there were no significant findings resulting from these examinations.

Consolidated Balance Sheets -
Comerica Incorporated and Subsidiaries

December 31
(in thousands, except share data)                                                                    1993             1992
- ----------------------------------------                                                     ------------    -------------
Assets
Cash and due from banks                                                                      $  1,600,695     $  1,579,742

Interest-bearing deposits with banks                                                            1,026,473        1,321,515
Federal funds sold and securities purchased under agreements to resell                          1,091,789           86,632
Trading account securities                                                                          3,600          109,379
Mortgages held for sale                                                                           330,667          234,712

Investment securities available for sale                                                        2,322,101               --
Investment securities held to maturity (estimated fair value of
  $4,030,492 in 1993 and $5,297,650 in 1992)                                                    3,977,450        5,163,351
                                                                                              ------------     ------------
        Total investment securities                                                             6,299,551        5,163,351

Commercial loans                                                                                9,086,757        8,213,241
International loans                                                                             1,135,585          736,397
Real estate construction loans                                                                    437,481          470,831
Commercial mortgage loans                                                                       2,699,861        2,665,884
Residential mortgage loans                                                                      1,856,822        2,125,891
Consumer loans                                                                                  3,674,256        3,836,109
Lease financing                                                                                   209,185          166,632
                                                                                             ------------     ------------
        Total loans                                                                            19,099,947       18,214,985
Less allowance for loan losses                                                                   (298,685)        (308,007)
                                                                                             ------------     ------------
        Net loans                                                                              18,801,262       17,906,978

Premises and equipment                                                                            399,123          374,291
Customers' liability on acceptances outstanding                                                    38,212           25,664
Accrued income and other assets                                                                   703,501          753,550
                                                                                             ------------     ------------
        Total assets                                                                         $ 30,294,873     $ 27,555,814
                                                                                             ------------     ------------
                                                                                             ------------     ------------
Liabilities and Shareholders' Equity
Demand deposits (noninterest-bearing)                                                        $  4,939,234     $  4,567,593
Interest-bearing deposits                                                                      14,642,834       15,733,980
Deposits in foreign offices                                                                     1,367,811          897,945
                                                                                             ------------     ------------
        Total deposits                                                                         20,949,879       21,199,518

Federal funds purchased and securities sold
  under agreements to repurchase                                                                  450,092        1,646,291
Other borrowed funds                                                                            4,950,507        1,575,418
Acceptances outstanding                                                                            38,212           25,664
Accrued expenses and other liabilities                                                            263,969          272,594
Long-term debt                                                                                  1,460,556          741,192
                                                                                             ------------     ------------
        Total liabilities                                                                      28,113,215       25,460,677

Redeemable preferred stock--$50 stated value
  Authorized--10,000,000 shares
  Issued--835,688 shares in 1992                                                                       --           37,605
Common stock--$5 par value
  Authorized--250,000,000 shares
  Issued--119,294,531 shares in 1993 and 61,843,866 shares in 1992                                596,473          309,219
Capital surplus                                                                                   524,186          538,097
Unrealized gains and losses                                                                        27,473               --
Retained earnings                                                                               1,155,280        1,239,078
Less cost of common stock in treasury--4,423,603 shares
  in 1993 and 898,988 shares in 1992                                                             (121,754)         (28,862)
                                                                                             ------------     ------------
        Total shareholders' equity                                                              2,181,658        2,095,137
                                                                                             ------------     ------------
        Total liabilities and shareholders' equity                                           $ 30,294,873     $ 27,555,814
                                                                                             ------------     ------------
                                                                                             ------------     ------------

See notes to consolidated financial statements.

Consolidated Statements of Income -
Comerica Incorporated and Subsidiaries

Year Ended December 31
(in thousands, except per share data)                                                     1993            1992           1991
- ------------------------------------------                                               -----           -----          -----
Interest Income
Interest and fees on loans                                                          $1,388,169      $1,445,350     $1,633,521
Interest on investment securities
   Taxable                                                                             307,354         356,299        437,138
   Exempt from federal income tax                                                       40,124          54,457         61,926
                                                                                    ----------       ---------      ---------
          Total interest on investment securities                                      347,478         410,756        499,064
Trading account interest                                                                   640           3,012          3,494
Interest on federal funds sold and securities
   purchased under agreements to resell                                                  4,050          14,619         25,322
Interest on time deposits with banks                                                    27,744          45,065         99,046
Interest on mortgages held for sale                                                     14,772          14,387          7,976
                                                                                    ----------       ---------      ---------
          Total interest income                                                      1,782,853       1,933,189      2,268,423

Interest Expense
Interest on deposits                                                                   529,802         706,873      1,033,145
Interest on short-term borrowings
   Federal funds purchased and securities
     sold under agreements to repurchase                                                47,817          53,422         85,748
   Other borrowed funds                                                                 41,216          45,998         86,662
Interest on long-term debt                                                              62,719          29,742         27,703
Net interest rate swap income                                                          (32,239)        (24,292)       (15,448)
                                                                                    ----------       ---------      ---------
          Total interest expense                                                       649,315         811,743      1,217,810
                                                                                    ----------       ---------      ---------
          Net interest income                                                        1,133,538       1,121,446      1,050,613
Provision for loan losses                                                               69,000         111,562        105,229
                                                                                    ----------       ---------      ---------
          Net interest income after provision for loan losses                        1,064,538       1,009,884        945,384

Noninterest Income
Income from fiduciary activities                                                       122,280         113,895        104,990
Service charges on deposit accounts                                                    120,125         113,099        102,890
Customhouse broker fees                                                                 39,926          38,010         35,697
Revolving credit fees                                                                   35,707          34,059         32,357
Securities gains                                                                         1,978           6,320          4,812
Other noninterest income                                                               142,486         105,791        104,380
                                                                                    ----------       ---------      ---------
          Total noninterest income                                                     462,502         411,174        385,126

Noninterest Expenses
Salaries and employee benefits                                                         528,658         516,341        499,897
Net occupancy expense                                                                   95,736          86,041         82,547
Equipment expense                                                                       62,401          57,398         54,361
FDIC insurance expense                                                                  44,593          44,629         41,209
Merger, integration and restructuring charge                                            22,000         128,000            --
Other noninterest expenses                                                             285,077         259,614        267,461
                                                                                    ----------       ---------      ---------
          Total noninterest expenses                                                 1,038,465       1,092,023        945,475
                                                                                    ----------       ---------      ---------
Income before income taxes                                                             488,575         329,035        385,035
Provision for income taxes                                                             147,937          88,603        104,607
                                                                                    ----------       ---------      ---------
Net Income                                                                          $  340,638      $  240,432     $  280,428
                                                                                    ----------       ---------      ---------
                                                                                    ----------       ---------      ---------
Net income applicable to common stock                                               $  340,596      $  236,819     $  276,814
                                                                                    ----------       ---------      ---------
                                                                                    ----------       ---------      ---------
   Net Income Per Common Share
     Primary                                                                        $     2.85      $     1.99     $     2.41
     Fully diluted                                                                  $     2.85      $     1.98     $     2.38
   Primary average shares                                                              119,569         119,113        114,713
   Cash dividends declared on common stock                                          $  125,411      $  107,788     $   93,376
   Dividends per common share                                                       $     1.07      $     0.96     $     0.92

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity -
Comerica Incorporated and Subsidiaries

                                     Redeemable                                Unrealized                                    Total
                                      Preferred       Common      Capital          Gains      Retained     Treasury  Shareholders'
(in thousands, except share data)         Stock        Stock      Surplus    and (Losses)     Earnings        Stock        Equity
- --------------------------------     ----------    ---------    ---------    -----------    ----------    --------    ----------
Balances at January 1, 1991           $37,605       $155,937     $335,696     $ --          $1,055,644      $(7,536)   $1,577,346
Balances of Sugar Creek at
  January 1, 1991                          --            586          920       --              10,682           --        12,188
Balances of NorthPark at
  January 1, 1991                          --          3,192       12,140       --              17,205         (675)       31,862
Pooling-of-interests adjustment            --         17,605        5,665       --                  --      (23,270)           --
                                       ------        -------       ------    -------         ----------     --------     --------
Balances at January 1, 1991,
  as restated                          37,605        177,320      354,421       --           1,083,531      (31,481)    1,621,396

Net income for 1991                        --             --           --       --             280,428           --       280,428
Cash dividends declared
  Preferred stock                          --             --           --       --              (3,614)          --        (3,614)
  Common stock                             --             --           --       --             (93,376)          --       (93,376)
Issuance of 2,760,000 shares
  of common stock                          --         13,800       93,763       --                  --           --       107,563
Issuance of common stock under
  employee stock plans and for
  conversion of debentures                 --          2,573       13,320       --                (217)       6,157        21,833
Stock splits                               --        110,471       45,877       --            (156,348)          --            --
Amortization of
  deferred compensation                    --             --        1,460       --                  --           --         1,460
                                       ------        -------       ------    -------         ----------     --------     --------
Balances at December 31, 1991          37,605        304,164      508,841       --           1,110,404      (25,324)    1,935,690

Net income for 1992                        --             --           --       --             240,432           --       240,432
Cash dividends declared
  Preferred stock                          --             --           --       --              (3,613)          --        (3,613)
  Common stock                             --             --           --       --            (107,788)          --      (107,788)
Purchase of 89,383 shares
  of common stock                          --             --           --       --                  --       (5,635)       (5,635)
Issuance of common stock under
  employee stock plans and for
  conversion of debentures                 --          5,055       28,077       --                (357)       2,097        34,872
Amortization of
  deferred compensation                    --             --        1,179       --                  --           --         1,179
                                       ------        -------       ------    -------         ----------    --------      --------
Balances at December 31, 1992          37,605        309,219      538,097       --           1,239,078      (28,862)    2,095,137

Net income for 1993                        --             --           --       --             340,638           --       340,638
Cash dividends declared
  Preferred stock                          --             --           --       --                 (42)          --           (42)
  Common stock                             --             --           --       --            (125,411)          --      (125,411)
Purchase of 4,720,117 shares
  of common stock                          --             --           --       --                  --     (128,848)     (128,848)
Retirement of treasury stock               --         (4,105)     (17,730)      --                (505)      22,340            --
Issuance of common stock under
  employee stock plans and for
  conversion of debentures                 --          3,780        3,118       --              (6,725)      13,616        13,789
Stock split                                --        287,579           --       --            (287,579)          --            --
Amortization of
  deferred compensation                    --             --          701       --                  --           --           701
Redemption of preferred stock         (37,605)            --           --       --              (4,174)          --       (41,779)
Adjustment for change in accounting
  method, net of income taxes              --             --           --     27,473                --           --        27,473
                                       ------        -------       ------    -------         ----------     --------     --------
Balances at December 31, 1993         $    --       $596,473     $524,186    $27,473        $1,155,280    $(121,754)   $2,181,658
                                       ------       --------     --------    -------        ----------    ---------    ----------
                                       ------       --------     --------    -------        ----------    ---------    ----------

( ) Indicates deduction.

  See notes to consolidated financial statements.

Consolidated Statements of Cash Flows -
Comerica Incorporated and Subsidiaries

Year Ended December 31
(in thousands)                                                                         1993           1992            1991
- -------------------------------------------                                         ----------      --------       ---------
Operating Activities
   Net income                                                                       $  340,638     $  240,432      $  280,428
   Adjustments to reconcile net income to
     net cash provided by operating activities
       Provision for loan losses                                                        69,000        111,562         105,229
       Depreciation                                                                     54,473         52,788          52,286
       Merger, integration and restructuring charge                                         --         37,618            --
       Net (increase) decrease in trading account securities                           105,779        (95,095)         58,730
       Net increase in mortgages held for sale                                         (95,955)       (75,115)        (98,628)
       Net (increase) decrease in accrued income receivable                             (2,888)        59,615          60,156
       Net increase (decrease) in accrued expenses                                      15,967       (104,096)       (139,294)
       Net amortization of intangibles                                                  42,967         32,741          24,865
       Other, net                                                                     (132,108)        94,079          32,517
                                                                                     ---------       --------         -------
          Total adjustments                                                             57,235        114,097          95,861
                                                                                     ---------       --------         -------
            Net cash provided by operating activities                                  397,873        354,529         376,289

Investing Activities
   Net decrease in interest-bearing deposits with banks                                295,042        120,643         171,318
   Net (increase) decrease in federal funds sold and securities
     purchased under agreements to resell                                           (1,005,157)     2,324,632      (1,834,824)
   Proceeds from sale of investment securities held to maturity                             --        214,110         514,368
   Proceeds from maturity of investment securities held to maturity                  3,316,794      3,437,288       1,381,303
   Purchases of investment securities held to maturity                              (4,320,627)    (3,304,872)     (1,542,031)
   Net increase in loans (other than loans purchased)                                 (927,971)      (601,532)       (504,556)
   Purchase of loans                                                                   (23,868)       (59,175)       (279,768)
   Fixed assets, net                                                                   (79,305)       (39,474)        (72,181)
   Net (increase) decrease in customers' liability
     on acceptances outstanding                                                        (12,548)         4,444           6,590
   Net cash used for acquisitions                                                           --        (56,220)        (19,591)
                                                                                     ---------       --------         -------
            Net cash provided by (used in) investing activities                     (2,757,640)     2,039,844      (2,179,372)

Financing Activities
   Net increase (decrease) in deposits                                                (249,639)      (717,097)        300,164
   Net increase (decrease) in short-term borrowings                                  2,178,890     (2,013,389)      1,526,345
   Net increase (decrease) in acceptances outstanding                                   12,548         (4,444)         (6,590)
   Proceeds from issuance of long-term debt                                          1,005,000        450,000           4,391
   Repayments and purchases of long-term debt                                         (280,541)       (13,931)        (24,964)
   Proceeds from issuance of common stock
       and other capital transactions                                                    9,395         33,057         126,469
   Purchase of common stock for treasury                                              (128,848)        (5,635)           --
   Redemption of preferred stock                                                       (41,779)          --              --
   Dividends paid                                                                     (124,306)       (80,472)        (96,681)
                                                                                     ---------       --------         -------
            Net cash provided by (used in) financing activities                      2,380,720     (2,351,911)      1,829,134
                                                                                     ---------       --------         -------
Net increase in cash and due from banks                                                 20,953         42,462          26,051
Cash and due from banks at beginning of year                                         1,579,742      1,537,280       1,511,229
                                                                                     ---------       --------         -------
Cash and due from banks at end of year                                              $1,600,695     $1,579,742      $1,537,280
                                                                                     ---------       --------         -------
                                                                                     ---------       --------         -------
Interest paid                                                                       $  665,297     $  887,232      $1,317,677
                                                                                     ---------       --------         -------
                                                                                     ---------       --------         -------
Income taxes paid                                                                   $  109,557     $  115,835      $   95,397
                                                                                     ---------       --------         -------
                                                                                     ---------       --------         -------
Noncash investing and financing activities
   Loan transfers to other real estate                                              $   38,955     $   20,784      $   31,761
                                                                                     ---------       --------         -------
                                                                                     ---------       --------         -------
   Conversion of debentures to equity                                               $    5,095     $    1,348      $    3,277
                                                                                     ---------       --------         -------
                                                                                     ---------       --------         -------

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements -
Comerica Incorporated and Subsidiaries

NOTE 1           ACCOUNTING POLICIES

The accounting and reporting policies of Comerica Incorporated and its subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry.

The following is a summary of the more significant accounting and reporting policies.

Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all significant intercompany accounts and transactions.

The historical consolidated financial statements have been restated to include the accounts and results of operations for acquisitions accounted for as pooling-of-interests combinations. For acquisitions of subsidiary banks using the purchase method of accounting, the assets acquired and liabilities assumed have been adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is being accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Goodwill representing the excess of cost over the net book value of identifiable assets acquired is amortized on a straight-line basis over periods ranging from 10 to 30 years. Core deposit intangible assets are amortized on an accelerated method over 10 years.

Mortgages Held for Sale

Mortgages held for sale are carried at the lower of cost or market. Market value is determined in the aggregate.

Securities

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As permitted under the Statement, the Corporation has elected to adopt the provisions of the new standard as of the end of its current fiscal year. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The Statement requires the classification of applicable securities into the three categories of held to maturity, available for sale and trading.

Investment securities held to maturity are those securities which management has the ability and positive intent to hold to maturity. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. In the event that a held-to-maturity security is sold, the adjusted cost of the specific security is used to compute the applicable gain or loss.

Investment securities that fail to meet the ability and positive intent criteria are accounted for as securities available for sale, and stated at fair value with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity.

Trading account securities are carried at market value. Gains or losses on the disposition of trading securities are included in noninterest income.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the properties. Leasehold improvements are amortized over the terms of their respective leases or the estimated useful lives of the improvements, whichever is shorter.

Allowance for Loan Losses

The allowance is maintained at a level adequate to absorb losses inherent in the loan portfolio. Management determines the adequacy of the allowance by applying projected loss ratios to the risk ratings of loans both individually and by category. The projected loss ratios incorporate such factors as recent loss experience, current economic conditions, the risk characteristics of the various categories and concentrations of loans, transfer risk problems and other pertinent factors. Loans which are deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

Nonperforming Assets

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition, and other real estate which has been acquired primarily through foreclosure and is awaiting disposition.

Loans are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.

Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs, operating expenses, and losses upon sale, if any, are charged to noninterest expenses.

Pension Costs

Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations.

Postretirement Benefits

Effective January 1, 1993, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement requires that the expected cost of providing postretirement benefits be recognized in the financial statements during the employee's active service period. Prior to 1993, the Corporation's practice was to expense these benefits when paid.

Interest Rate Futures, Caps and Floors, and Forward Contracts

The Corporation is party to a variety of interest rate futures, caps and floors, and forward contracts in the management of the Corporation's overall interest rate risk and in its trading activities. Gains and losses on contracts which are designated as hedges are deferred and amortized over the lives of the hedged items as an adjustment to interest income or expense. Fees received on instruments sold to customers are deferred and amortized over the life of the instrument. Futures and foreign exchange forward contracts used in trading activities are carried at market value and realized and unrealized gains and losses are included in other noninterest income.

Interest Rate Swaps

The Corporation enters into interest rate swap agreements to manage interest rate exposure and for arbitrage purposes. Associated yield-related income or expense is accrued over the life of the agreements. Related fees are deferred and amortized over the life of the agreements. Income or expenses on interest rate swaps that are entered into for arbitrage purposes are recorded in other noninterest income.

Income Taxes

Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred income taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes.

Statements of Cash Flows

For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption, "Cash and due from banks."

Loan Origination Fees and Costs

Loan origination and commitment fees are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as other noninterest income.
- --------------------------------------------------------------------------------
NOTE 2           MERGER AND ACQUISITIONS

On June 18, 1992, the Corporation merged with Manufacturers National
Corporation in a transaction accounted for as a pooling-of-interests. The merger was accomplished by issuing .81 share of common stock (25.3 million shares) for each share of Manufacturers stock. The historical financial statements have been restated to include financial information of Manufacturers.

In connection with the merger with Manufacturers, the Corporation incurred a pre-tax restructuring charge of $128 million ($92 million after-tax) in the second quarter of 1992 principally as a result of the planned reduction of 1,800 positions in the combined entities; properties and equipment costs associated with writing off duplicate facilities and computer systems; and advisory fees. An additional pre-tax charge of $22 million ($14 million after-tax) was incurred in the fourth quarter of 1993 for ongoing merger and integration costs.

During the years ended December 31, 1993, 1992 and 1991 Comerica made the following acquisitions:

Transactions accounted for as purchases:










                                      FMV of       FMV of      (Purchase
                                      Assets  Liabilities        Price)/     Intangibles
(in millions)                       Acquired      Assumed     Assistance        Recorded
- ---------------                    ---------    ---------     -----------    -----------
During 1992
Hibernia National Bank in Texas       $ 841         $ 785         $ (56)            $11

During 1991
InBancshares                            240           206           (34)             17
Other                                    35           249            19               8

       Transactions accounted for using the pooling-of-interests method:

                                                      Common
                                               Shares Issued
       ------------------------------          -------------
       During 1993
       NorthPark National Corporation              2,677,706
       Sugar Creek National Bank                     892,976

       During 1991
       Plaza Commerce Bancorp                      3,054,200

       The Corporation has announced the following acquisition which is expected to be completed in 1994, pending all regulatory and shareholder approvals:

       (in millions)                  Asset Size    Purchase Price        Method
       --------------------------      --------      -------------        -------
       Pacific Western Bancshares       $1,000        $133                Purchase

- --------------------------------------------------------------------------------
NOTE 3 INVESTMENT SECURITIES

       Information concerning investment securities as shown in the consolidated balance sheets of the Corporation at December 31 was as follows:

                                                                             Gross           Gross
                                                                        Unrealized      Unrealized          Estimated
(in thousands)                                          Cost                 Gains          Losses         Fair Value
- --------------------------                        ----------            ----------      ----------         -----------
December 31, 1993
  U.S. Government and agency securities           $3,232,127              $ 27,413         $12,452          $3,247,088
  State and municipal securities                     513,020                39,470           1,376             551,114
  Other securities                                   232,303                 2,536           2,549             232,290
                                                   ---------                ------          ------          ----------
       Total securities held to maturity          $3,977,450              $ 69,419         $16,377          $4,030,492
                                                   ---------                ------          ------          ----------
                                                   ---------                ------          ------          ----------
December 31, 1992
  U.S. Government and agency securities           $3,823,979              $102,916         $13,495          $3,913,400
  State and municipal securities                     693,658                40,586           1,440             732,804
  Other securities                                   645,714                 7,095           1,363             651,446
                                                   ---------                ------          ------          ----------
       Total securities held to maturity          $5,163,351              $150,597         $16,298          $5,297,650
                                                   ---------                ------          ------          ----------
                                                   ---------                ------          ------          ----------

       At December 31, 1993, gross unrealized gains and losses were $46 million and $4 million respectively, for securities available for sale. The available for sale portfolio is primarily U.S. Government and agency securities.

       The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Held to Maturity               Available for Sale
                                                 ----------------------------     ----------------------------
December 31, 1993                                                  Estimated                         Estimated
(in thousands)                                          Cost      Fair Value         Cost           Fair Value
- -----------------------                           -----------     ----------     ----------         -----------
Contractual maturity
  Within one year                                 $  151,924      $  153,383     $       --           $       --
  Over one year to five years                        357,970         381,266             --                   --
  Over five years to ten years                       119,213         132,535             --                   --
  Over ten years                                      44,622          48,494             --                   --
                                                   ---------       ---------      ---------            ---------
    Sub-total securities                             673,729         715,678             --                   --

  Mortgage-backed securities                       3,257,899       3,268,888      2,279,835            2,322,101
  Equity and other non-debt securities                45,822          45,926             --                   --
                                                   ---------       ---------      ---------            ---------
    Total securities                              $3,977,450      $4,030,492     $2,279,835           $2,322,101
                                                   ---------       ---------      ---------            ---------
                                                   ---------       ---------      ---------            ---------

Sales of investment securities resulted in realized gains and losses as follows:


                                                                       Available
Year Ended December 31                          Held to Maturity        for Sale
(in thousands)                                -------------------       --------
                                                1993         1992           1993
- -------------------------                     ------       ------         ------
Securities gains                              $2,128      $ 7,501            $ --
Securities losses                               (150)      (1,181)             --
                                               -----        -----            ----
       Total                                  $1,978      $ 6,320            $ --
                                               -----        -----            ----
                                               -----        -----            ----

Assets, principally securities, carried at approximately $4.7 billion at December 31, 1993 were pledged to secure public deposits (including State of Michigan deposits of $25 million at December 31, 1993), and for other purposes as required by law.

- -----------------------------------------------------------------------------
NOTE 4          NONPERFORMING ASSETS

The table below summarizes nonperforming assets, and loans which are contractually past due 90 days or more as to interest or principal payments. Nonperforming assets consist of nonaccrual loans, reduced-rate loans, and other real estate. Nonaccrual loans are those on which interest is not being recognized. Reduced-rate loans are those on which interest has been renegotiated to lower than market rates because of the weakened financial condition of the borrower. Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.

                                                             December 31       December 31
(in thousands)                                                      1993              1992
- ---------------------------                                  -----------       -----------
Nonaccrual loans
  Commercial loans                                             $  71,268         $  75,337
  International loans                                                215               262
  Real estate construction loans                                  18,748            27,608
  Real estate mortgage loans
    (principally commercial)                                      63,688           119,851
                                                                 -------           -------
       Total                                                     153,919           223,058
Reduced-rate loans                                                 5,057               850
                                                                 -------           -------
       Total nonperforming loans                                 158,976           223,908
Other real estate                                                 50,174            49,188
                                                                 -------           -------
       Total nonperforming assets                              $ 209,150         $ 273,096
                                                                 -------           -------
                                                                 -------           -------
Loans past due 90 days                                         $  45,880         $ 100,480
                                                                 -------           -------
                                                                 -------           -------

Gross interest income that would
  have been recorded had the
  nonaccrual and reduced-rate
  loans performed in accordance
  with original terms                                          $  20,247         $  19,639
                                                                 -------           -------
                                                                 -------           -------
Interest income recognized                                     $   1,394         $   1,594
                                                                 -------           -------
                                                                 -------           -------

In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses the accounting by creditors for impairment of certain loans, and requires that impaired loans be measured based on the present value of the expected future cash flows arising from the loan. The statement will become effective on January 1, 1995. The Corporation does not expect the standard to have a material impact on its financial statements.

- -------------------------------------------------------------------------
NOTE 5          ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

(in thousands)                                                         1993            1992                   1991
- ---------------------------------------                           ---------       --------              ----------
Balance at January 1                                              $ 308,007       $ 279,342              $ 264,862
Allowance of institutions and loans purchased/sold                       --          16,335                  6,053
Loans charged off                                                  (110,504)       (120,778)              (125,750)
Recoveries on loans previously charged off                           32,182          21,546                 28,948
                                                                     ------          ------                -------
       Net loans charged off                                        (78,322)        (99,232)               (96,802)
Provision for loan losses                                            69,000         111,562                105,229
                                                                     ------          ------                -------
Balance at December 31                                            $ 298,685       $ 308,007              $ 279,342
                                                                     ------          ------                -------
                                                                     ------          ------                -------
As a percent of total loans                                            1.56%           1.69%                  1.62%
                                                                     ------          ------                -------
                                                                     ------          ------                -------

NOTE 6         INTERNATIONAL OPERATIONS

The Corporation's international operations are conducted through the main office of Comerica Bank and a branch in the Cayman Islands.

The following are the identifiable international assets based upon the domicile of the customer at December 31, 1993 and 1992.

(in thousands)                                                                         1993               1992
- ----------------------                                                          -----------        -----------
International
  Cash and due from banks                                                      $      6,291       $      1,499
  Interest-bearing deposits with banks                                              976,357          1,310,094
  Investment securities                                                              24,101             22 653
  Loans, net                                                                      1,085,372            697,398
  Other assets                                                                       23,008             33,793
                                                                                 ----------        -----------
     Total                                                                        2,115,129          2,065,437

Domestic                                                                         28,179,744         25,490,377
                                                                                 ----------        -----------
     Total assets                                                               $30,294,873        $27,555,814
                                                                                 ----------        -----------
                                                                                 ----------        -----------

Certain estimates and assumptions relating to the Corporation's international activities have been used in calculating the operating results shown below. Interest income has been determined based on the distribution of the identifiable international assets on which the income is earned. Noninterest income items attributable to international operations are not significant. Interest expense related to international sources of funding are based on actual rates. The cost of domestic funding of international assets included in interest expense is based on the average cost of interest-bearing sources of funds considered to have funded such assets. Operating expenses included an allocation for administrative and other overhead expenses. Income taxes were computed using the United States statutory federal tax rates.

                                                                   Total      Income Before
(in thousands)                                                   Revenue       Income Taxes         Net Income
- ----------------------                                      ------------      -------------         ----------

Year ended December 31, 1993
   International                                            $     98,904        $    25,564         $   15,924
   Domestic                                                    2,146,451            463,011            324,714
                                                              ----------        -----------         ----------
      Total                                                 $  2,245,355        $   488,575         $  340,638
                                                              ----------        -----------         ----------
                                                              ----------        -----------         ----------
Year ended December 31, 1992
   International                                            $    104,761        $    29,512         $   19,817
   Domestic                                                    2,239,602            299,523            220,615
                                                              ----------        -----------         ----------
      Total                                                 $  2,344,363        $   329,035         $  240,432
                                                              ----------        -----------         ----------
                                                              ----------        -----------         ----------

Year ended December 31, 1991
   International                                            $    153,163            $19,953            $14,250
   Domestic                                                    2,500,386            365,082            266,178
                                                              ----------        -----------         ----------
     Total                                                  $  2,653,549        $   385,035         $  280,428
                                                              ----------        -----------         ----------
                                                              ----------        -----------         ----------

- --------------------------------------------------------------------------------
NOTE 7 SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

       Concentrations of both on-balance-sheet and off-balance-sheet credit risk are controlled and monitored as part of the Corporation's credit policies. The Corporation is a regional bank holding company with a geographic concentration of its on-balance-sheet and off-balance-sheet activities centered in Michigan. In addition, the Corporation has an industry concentration with the automotive industry, which includes manufacturers and their finance subsidiaries, suppliers, dealers and company executives.

       At December 31, 1993 and 1992, the Corporation's exposure from loan commitments and guarantees to companies related to the automobile industry totaled $5.5 billion and $4.6 billion, respectively. Additionally, the Corporation's commercial real estate loans, including commercial mortgages and construction loans, totaled $3.1 billion in 1993 and 1992. Approximately $1.4 billion of the Corporation's commercial real estate exposure involves mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

Note 8       PREMISES AND EQUIPMENT

       A summary of premises and equipment at December 31 by major category follows:

       (in thousands)                                                                       1993                1992
       -----------------------------------------------                                    -------            -------
       Land                                                                              $ 52,932            $ 64,487
       Buildings and improvements                                                         335,365             329,270
       Furniture and equipment                                                            409,728             392,349
                                                                                          -------            --------
            Total cost                                                                    798,025             786,106
       Less accumulated depreciation and amortization                                    (398,902)           (411,815)
                                                                                          -------            --------
            Net book value                                                               $399,123            $374,291
                                                                                          -------            --------
                                                                                          -------            --------

       Other noninterest income for 1993 includes a $24 million gain on the sale of land adjacent to an operations center.

       Rental expense for leased properties and equipment amounted to $42 million in 1993, $41 million in 1992, and $37 million in 1991. Future minimum lease rentals under noncancelable operating lease obligations are as follows:

                                                                                               1999
       (in thousands)               1994        1995       1996        1997       1998     and Later     Total
       ----------------          -------    --------    -------     -------    -------   -----------   -------
       Lease rentals             $39,988     $36,699    $33,807     $29,186    $27,455     $256,490    $423,625

- --------------------------------------------------------------------------------
NOTE 9          SHORT-TERM BORROWINGS

       Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following is a summary of short-term borrowings for the three years ended December 31, 1993:

                                                                 Federal Funds
                                                                Purchased and
                                                               Securities Sold                Other                      Total
                                                              Under Agreements             Borrowed                 Short-term
(in thousands)                                                   to Repurchase                Funds                 Borrowings
- -----------------------------------------                      ---------------          ------------                -----------
December 31, 1993
  Amount outstanding at year-end                                    $  450,092           $4,950,507                 $5,400,599
  Weighted average interest rate at year-end                              2.89%                2.66%                      2.68%
  Daily average amount outstanding                                  $1,586,662           $1,431,692                 $3,018,354
  Weighted average interest rate for the year                             3.01%                2.88%                      2.95%
  Maximum amount outstanding at any month-end                       $3,340,562           $4,950,507                 $8,291,069

December 31, 1992
  Amount outstanding at year-end                                    $1,646,291           $1,575,418                 $3,221,709
  Weighted average interest rate at year-end                              2.75%                2.52%                      2.65%
  Daily average amount outstanding                                  $1,552,616           $1,307,908                 $2,860,524
  Weighted average interest rate for the year                             3.44%                3.52%                      3.48%
  Maximum amount outstanding at any month-end                       $2,214,077           $3,302,345                 $5,516,422

December 31, 1991
  Amount outstanding at year-end                                    $1,882,029           $3,333,359                 $5,215,388
  Weighted average interest rate at year-end                              4.32%                4.12%                      4.19%
  Daily average amount outstanding                                  $1,530,126           $1,526,909                 $3,057,035
  Weighted average interest rate for the year                             5.60%                5.68%                      5.64%
  Maximum amount outstanding at any month-end                       $1,981,368           $3,333,359                 $5,314,727


NOTE 10      LONG-TERM DEBT

       Long-term debt consisted of the following at December 31:

(in thousands)                                                                         1993               1992
- --------------------------------------------                                      ---------           --------
Parent Company
Floating rate subordinated notes due 1997                                         $       --         $   62,500
9.75% subordinated notes due 1999                                                     74,511             75,000
10.125% subordinated debentures due 1998                                              74,641             75,000
Floating rate subordinated notes due 1996                                                 --             45,500
9% convertible subordinated notes due 2004                                                --              3,055
10% subordinated convertible debentures
   due 1994 to 2000                                                                       --              2,187
12.5% notes payable due 1993                                                              --              2,860
                                                                                  ----------         ----------
      Total parent company                                                           149,152            266,102

Subsidiaries
7.25% subordinated notes due 2002                                                    148,619            149,412
Medium-term fixed rate notes bearing
   interest at rates ranging from 3.28% to 5.95%
   and maturing on dates ranging from 1994 to 1997                                   904,285            300,000
6.875% subordinated notes due 2008                                                    98,913                 --
7.125% subordinated notes due 2013                                                   147,779                 --
FDIC subordinated note due 1994 to 1995                                                8,941             13,293
Notes payable bearing interest at rates
   ranging from 6.29% to 13% and maturing
   on dates ranging from 1994 through 1996                                             2,867             12,385
                                                                                  ----------         ----------
      Total subsidiaries                                                           1,311,404            475,090
                                                                                  ----------         ----------
      Total long-term debt                                                        $1,460,556         $  741,192
                                                                                  ----------         ----------
                                                                                  ----------         ----------


       The 9.75% notes are subordinated to deposits and qualify as tier 2 capital.

       The 10.125% subordinated debentures bear interest payable semiannually and qualify as tier 2 capital.

       The 7.25% subordinated notes due October 15, 2002 qualify as tier 2 capital.

       Under established medium-term senior bank note programs, certain of the Corporation's bank subsidiaries may offer an aggregate principal amount of up to $2 billion. The notes can be issued as fixed or floating rate notes and with terms from 9 months to 15 years. The notes do not qualify as tier 2 capital and are not insured by the FDIC.

       The 6.875% subordinated notes due March 1, 2008 qualify as tier 2 capital.

       The 7.125% subordinated notes due December 1, 2013 qualify as tier 2 capital.

       The FDIC subordinated note, which was assumed as part of an acquisition in 1983, has a principal balance of $9 million, and has been discounted to effect a market rate of interest as of the date of acquisition. Annual principal payments of $4.5 million are due December 31, 1994 and December 31, 1995. The interest rate is determined quarterly and is set at 50 basis points over the 52-week U.S. Treasury Bill discount rate (3.77% at December 31, 1993). The note qualifies as tier 2 capital.

       The following table indicates the principal maturities of the long-term debt:

                                                                                                        1999
(in thousands)          1994        1995           1996               1997            1998         and Later
- ----------------     -------     -------         ------           --------         --------         --------
Long-term debt      $735,455     $31,263          $149            $150,000         $75,000          $475,000

NOTE 11        SHAREHOLDERS' EQUITY

       In November 1993, the board of directors authorized the repurchase of up to 5 million shares of Comerica Incorporated common stock. The Corporation intends to re-issue up to 4.6 million of the repurchased shares to shareholders of Pacific Western Bancshares, in exchange for their Pacific Western stock. Shares not used for this purpose will be held in treasury for future corporate use at the discretion of the board. At December 31, 1993, 4.1 million shares had been repurchased under this program. Additionally, 0.8 million shares have been repurchased as part of a September 1992 board authorization to purchase up to one million shares of treasury stock for reissuance under employee stock plans.

       The redeemable preferred stock was redeemed on January 4, 1993 for $42 million. Dividends on the redeemable preferred stock were cumulative at a fixed rate of 8.65 percent and were paid semiannually.

       In November 1992, the Corporation declared a two-for-one stock split, effected by means of a stock dividend paid January 4, 1993. In May 1991, the Corporation declared a three-for-two stock split and, in July 1991, Manufacturers declared a two-for-one stock split both effected by means of a stock dividend. All per share data included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect all of the splits.

       At December 31, 1993, the Corporation had reserved 3.7 million shares of common stock for issuance to employees under the Corporation's profit sharing and long-term incentive plans.

- --------------------------------------------------------------------------------
NOTE 12         NET INCOME PER COMMON SHARE

       Primary net income per common share is computed by dividing adjusted net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock plans, using the treasury stock method. Fully diluted net income per share of common stock is computed by assuming conversion of common stock equivalents and convertible subordinated notes after eliminating the related after-tax interest expense. A computation of earnings per share follows:

Year Ended December 31
(in thousands, except per share data)                                                 1993               1992               1991
- ------------------------------------------                                         --------           --------          ---------
Primary
    Average shares outstanding                                                       118,461            117,185            113,261
    Common stock equivalent
       Net effect of the assumed
         exercise of stock options                                                     1,108              1,928              1,452
                                                                                     -------           --------           --------
    Primary average shares                                                           119,569            119,113            114,713
                                                                                     -------           --------           --------
                                                                                     -------           --------           --------
Net income                                                                          $340,638           $240,432           $280,428
Less preferred stock dividends                                                            42              3,613              3,614
                                                                                     -------           --------           --------
Income applicable to common stock                                                   $340,596           $236,819           $276,814
                                                                                     -------           --------           --------
                                                                                     -------           --------           --------
Primary net income per share                                                           $2.85              $1.99              $2.41

Fully diluted
    Average shares outstanding                                                       118,461            117,185            113,261
    Common stock equivalents
       Net effect of the assumed
         exercise of stock options                                                     1,109              2,054              2,157
       Average shares reserved for
         conversion of convertible debt                                                  166                800                913
                                                                                     -------           --------           --------
    Fully diluted average shares                                                     119,736            120,039            116,331
                                                                                     -------           --------           --------
                                                                                     -------           --------           --------
Net income                                                                          $340,638           $240,432           $280,428
Less preferred stock dividends                                                            42              3,613              3,614
                                                                                     -------           --------           --------
Income applicable to common stock                                                    340,596            236,819            276,814
Interest on convertible debt less
    related income tax effect                                                             86                390                502
                                                                                     -------           --------           --------
Net income applicable to common stock
    excluding above interest (net of income tax effect)                             $340,682           $237,209           $277,316
                                                                                     -------           --------           --------
                                                                                     -------           --------           --------
Fully diluted net income per share                                                     $2.85              $1.98              $2.38

NOTE 13   LONG-TERM INCENTIVE PLAN

            The Corporation has long-term incentive plans under which it has awarded both shares of restricted stock to key executive officers and stock options to key executive and senior officers of the Corporation and its subsidiaries. The exercise price of the stock options is equal to the fair market value at the time the options are granted and the options may have restrictions regarding exercisability. The duration of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant.

                                                             Number              Exercise Price Range
            --------------------------------------------------------------------------------------------
            Outstanding--January 1, 1991                     5,546,688      $  4.58      --     $  17.06
              Granted                                          520,650        14.75      --        23.57
              Cancelled                                        (20,622)       12.89      --        17.06
              Exercised                                     (1,634,986)        4.58      --        17.06
              Expired                                           (4,536)       17.06
                                                            ----------      ----------------------------
            Outstanding--December 31, 1991                   4,407,194         7.00      --        23.57
              Granted                                          890,000        29.75      --        31.06
              Cancelled                                        (44,848)       12.89      --        29.75
              Exercised                                     (1,980,776)        7.00      --        19.32
              Expired                                               --
                                                            ----------      ----------------------------
            Outstanding--December 31, 1992                   3,271,570         8.71      --        31.06
              Granted                                          754,740        32.38
              Cancelled                                       (139,943)       11.40      --        32.38
              Exercised                                       (445,094)        8.71      --        29.75
              Expired                                               --
                                                            ----------      ----------------------------
            Outstanding--December 31, 1993                   3,441,273      $  8.71      --     $  32.38
                                                            ----------      ----------------------------
                                                            ----------      ----------------------------
            Exercisable--December 31, 1993                   2,101,192

            Available for grant--December 31, 1993             145,135

- -------------------------------------------------------------------------------
NOTE 14     EMPLOYEE BENEFIT PLANS

            The Corporation has either defined benefit or defined contribution pension plans in effect for substantially all full-time employees. Staff expense includes expense of $2.4 million in 1993, $190 thousand in 1992 and income of $718 thousand in 1991 for defined benefit plans and expense of $866 thousand in 1993, $748 thousand in 1992 and $567 thousand in 1991 for defined contribution plans. Benefits under the defined benefit pension plan are primarily based on years of service and the levels of compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of U.S. Government and agency securities, corporate bonds and notes, equity securities and units of certain collective investment funds administered by Comerica Bank.

            Contributions under the defined contribution plans are made at the discretion of the governing board and are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

            The following table sets forth the funded status of the defined benefit pension plans and amounts recognized on the Corporation's balance sheet:

            December 31
           (in thousands)                                                       1993                1992
            --------------------------------------------------------------------------------------------
            Accumulated benefit obligation
              Vested                                                       $ 305,461           $ 271,283
              Nonvested                                                       16,860               4,757
                                                                           ---------           ---------
            Accumulated benefit obligation                                   322,321             276,040
            Effect of projected future compensation levels                    68,197              74,238
                                                                           ---------           ---------
            Projected benefit obligation                                     390,518             350,278
            Plan assets at fair value                                        424,024             389,339
                                                                           ---------           ---------

            Plan assets in excess of projected benefit obligation             33,506              39,061
            Unrecognized net loss due to past experience
              different from that assumed and effects of
              changes in assumptions                                          (8,350)            (10,134)
            Unrecognized net assets being amortized over 15 years            (34,693)            (39,248)
                                                                           ---------           ---------
            Accrued pension liability                                      $  (9,537)          $ (10,321)
                                                                           ---------           ---------
                                                                           ---------           ---------


       Net periodic pension cost consisted of the following:

       (in thousands)                                                  1993                1992              1991
- -----------------------------------------------------------------------------------------------------------------
       Service cost--benefits earned during the period             $ 11,101            $ 11,923         $   9,724
       Interest cost on projected benefit obligation                 28,541              24,896            21,480
       Actual return on plan assets                                 (44,094)             (4,844)          (54,326)
       Net amortization and (deferral)                                6,811             (31,785)           22,404
                                                                   --------             -------         ---------
       Net pension (income) expense                                $  2,359            $    190         $    (718)
                                                                   --------             -------         ---------
                                                                   --------             -------         ---------

       Actuarial assumptions were as follows:

                                                                       1993                1992              1991
- -----------------------------------------------------------------------------------------------------------------
       Discount rate used in determining projected
        benefit obligation                                              7.5%               8.25%          8.25%-9%
       Rate of increase in compensation levels                            5%                  6%                6%
       Long-term rate of return on assets                           8%-8.75%            8%-8.75%          8%-8.75%

       As a result of the merger with Manufacturers, the Corporation offered its employees an early retirement program. Approximately 700 employees who met certain eligibility requirements elected to participate in the program. The termination cost of the enhanced benefits ($42 million) was included in the restructuring charge.

       The Corporation adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" in the first quarter of 1993. This statement mandates the accrual of the cost of providing postretirement benefits during the active service period of the employee. The Corporation's previous practice was to expense these benefits when paid. The Corporation's plan continues postretirement health care and life insurance benefits for current retirees, provides a phase-out for employees over 50, and substantially reduces all benefits for active employees. The postretirement plan is currently unfunded.

       Net periodic postretirement benefit cost for the year ended December 31, 1993 included the following components:

       (in thousands)                                                  1993
- ----------------------------------------------------------------------------------------------------------------------
       Service cost                                                $    335
       Interest cost on accumulated postretirement
        benefit obligation                                            7,234
       Amortization of transition obligation                          4,534
                                                                   --------
       Net periodic postretirement benefit cost                    $ 12,103
                                                                   --------
                                                                   --------


       For the years ended December 31, 1992 and 1991, postretirement benefit costs were recognized on a cash basis and approximated $5 million and $4 million, respectively.

       The following table sets forth the status of the postretirement plan at December 31, 1993.

       (in thousands)                                                  1993
- ---------------------------------------------------------------------------------------------------------------------
       Retirees                                                    $ 88,915
       Other fully eligible plan participants                         1,732
       Other active plan participants                                 6,358
                                                                   --------
       Total accumulated postretirement benefit obligation           97,005
       Unrecognized net loss                                         (5,453)
       Unrecognized transition obligation                           (86,129)
                                                                   --------
       Accrued postretirement benefit liability                    $  5,423
                                                                   --------
                                                                   --------


       A 13 percent health care cost trend rate was projected for 1993, and is assumed to decrease gradually to 6 percent by 2002, remaining constant thereafter. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $8 million at December 31, 1993 and the aggregate of the service and interest cost components by $668 thousand for the year ended December 31, 1993. A weighted average discount rate of 7.5 percent was used in determining the accumulated postretirement benefit obligation.

       The Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" as of December 31, 1993. This accounting standard provides guidance on the accounting for benefits provided by an employer to former or inactive employees after active employment but before retirement. The adoption of SFAS No. 112 resulted in an additional charge to benefits expense of nearly $3 million.

- -------------------------------------------------------------------------------
NOTE 15  INCOME TAXES

         The Corporation prospectively adopted SFAS No. 109, "Accounting for Income Taxes," in 1992, which had no material effect on the financial statements.

         The domestic and foreign components of income before related income taxes included in the consolidated statements of income were as follows:

         (in thousands)                                     1993              1992                1991
- ------------------------------------------------------------------------------------------------------
         Income before income taxes
          Domestic                                     $ 469,681         $ 310,234           $ 367,507
          Foreign                                         18,894            18,801              17,528
                                                       ---------         ---------           ---------
           Total                                       $ 488,575         $ 329,035           $ 385,035
                                                       ---------         ---------           ---------
                                                       ---------         ---------           ---------


         The current and deferred components of income taxes were as follows:

         (in thousands)                                     1993              1992                1991
- ------------------------------------------------------------------------------------------------------
         Currently payable
          Federal                                      $ 129,220         $ 106,205           $  98,562
          Foreign                                          1,603             1,001               1,002
          State and local                                  2,540             1,347                 504
                                                       ---------         ---------           ---------
                                                         133,363           108,553             100,068
         Deferred federal and state
          and local (credit)                              14,574           (19,950)              4,539
                                                       ---------         ---------           ---------
           Total                                       $ 147,937         $  88,603           $ 104,607
                                                       ---------         ---------           ---------
                                                       ---------         ---------           ---------

         There were $.7 million, $2.1 million and $1.6 million of income taxes provided on securities transactions in 1993, 1992 and 1991, respectively.

         The principal components of deferred tax (assets) liabilities were as follows:

         (in thousands)                                     1993              1992
- ----------------------------------------------------------------------------------
         Allowance for loan losses                     $ (74,166)        $ (71,809)
         Lease financing transactions                     70,303            54,346
         Allowance for depreciation                        5,640             3,373
         Deferred loan origination fees and costs        (13,170)          (10,938)
         Investment securities available for sale         14,793                --
         Employee benefits                                 1,150            (5,707)
         Other temporary differences, net                (36,923)          (42,782)
                                                       ---------         ---------
           Total                                       $ (32,373)        $ (73,517)
                                                       ---------         ---------
                                                       ---------         ---------

         The provision for federal income taxes is less than that computed by applying the federal statutory rate of 35 percent in 1993 and 34 percent in 1992 and 1991 for the reasons in the following analysis:

         (in thousands)                                     1993              1992                1991
- ------------------------------------------------------------------------------------------------------
         Tax based on statutory rate                   $ 171,001         $ 111,872           $ 130,912
         Effect of tax-exempt interest income            (18,145)          (24,761)            (28,164)
         Effect of certain merger related expenses            --             6,800                  --
         Other                                            (4,919)           (5,308)              1,859
                                                       ---------         ---------           ---------
          Provision for income taxes                   $ 147,937         $  88,603           $ 104,607
                                                       ---------         ---------           ---------
                                                       ---------         ---------           ---------


NOTE 16  TRANSACTIONS WITH RELATED PARTIES

         The Corporation's bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 1993, approximated $179 million at the beginning and $139 million at the end of 1993. During 1993, new loans to related parties aggregated $123 million and repayments totaled $163 million.

- ------------------------------------------------------------------------------
Note 17         DIVIDENDS DECLARED BY BANKING SUBSIDIARIES

                Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $273 million at January 1, 1994. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

                Dividends paid to the Corporation by its banking subsidiaries amounted to $311 million in 1993, $60 million in 1992, and $148 million in 1991.

- ------------------------------------------------------------------------------
Note 18         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                The consolidated balance sheets do not reflect various commitments and contingent liabilities which arise in the normal course of business and which, to varying degrees, involve elements of credit, interest or liquidity risk. These include commitments to extend credit; financial guarantees, including primarily standby and commercial letters of credit; interest rate floors and caps; options; when-issued securities; forward and futures interest rate and foreign exchange contracts; and interest rate swaps. The contract or notional amounts of those instruments express the extent of involvement the Corporation has in each particular financial instrument.

                For commitments to extend credit and financial guarantees written, exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Corporation uses similar credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments. Since these instruments generally have fixed expiration dates or other termination clauses, many of them expire without being drawn upon and do not necessarily represent future liquidity requirements. Long-term guarantees account for $581 million of total financial guarantees and generally extend for five years or more. The remaining $894 million generally matures within one year or less. Collateral is obtained if deemed necessary based on managements credit evaluation of the counterparty. Collateral held by the Corporation varies, but may include cash; marketable securities; accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

                The contractual amounts of commitments to extend credit, and standby and commercial letters of credit written by the Corporation at December 31, 1993 and 1992 were as follows:

                (in millions)                                                            1993               1992
                ------------------------------------------------------------------------------------------------
                Commitments to extend credit (unused)                                 $11,042             $9,763
                Standby letters of credit and financial guarantees                      1,475              1,359
                Commercial letters of credit                                              518                542

                Interest rate floors and caps, options, when-issued securities, forward and futures interest rate and foreign exchange contracts, and interest rate swaps are instruments which assist the Corporation and its customers in managing their interest rate and foreign currency risks. Management limits the instruments which the Corporation uses to manage its interest rate exposure to those which either act as a hedge or those which reduce a specific interest rate or foreign currency gap. Thus, market risk resulting from a particular off-balance-sheet financial instrument is normally offset by other on- or off-balance-sheet transactions. Risks which arise from the inability of counterparties to meet the terms of their contracts are minimized through normal credit reviews on those counterparties. The Corporation generally does not require collateral for these types of instruments.

                Interest rate floors and caps are agreements to make payments for interest rate differentials between an index rate and a specified minimum or maximum rate, computed on notional amounts. The Corporation sells interest rate floors and caps to enable its customers to manage their interest rate risk. In these transactions, the Corporation is subject to the interest rate risk that interest rate movements will create a further obligation beyond that which is recognized on the balance sheet.

                Option contracts allow the holder to purchase (sell) a financial instrument at a specified price within a specified period of time from (to) the writer of the option. As a writer of options, the Corporation receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option. There is also the inherent credit risk involved in financial instruments purchased as a result of holders exercising their options. The Corporation enters into option contracts only if the option creates an economic hedge on the underlying instrument.

                When-issued securities represent commitments to purchase or sell securities which have been authorized but not yet issued. Upon entering such commitments, the Corporation is subject to the risks of unfavorable price changes in the security before its actual issuance. The Corporation enters into these commitments mainly to secure certain rates on U.S. Government and agency securities.

                Forward and futures interest rate and foreign exchange contracts represent commitments to purchase or sell securities, other money market instruments, or foreign currency at a future date and at a specified price. The Corporation enters into such contracts to assist in managing its interest rate and foreign currency exposures. Risks arise from the changes in value of the underlying financial instrument and from the possible inability of the counterparty to meet the terms of the contract. These contracts are normally closed out prior to settlement, thus the notional amount of forward and futures contracts significantly exceeds the future cash requirements of the Corporation. The gross amount of contracts to purchase securities represents the Corporation's maximum exposure to credit risk.

                Interest rate swaps are agreements to exchange interest rate payments, generally fixed-rate for variable-rate, computed on notional amounts. The Corporation enters into interest rate swaps mainly to assist in managing its interest rate exposure and is subject to both the market risk inherent in such agreements and the risk that a counterparty will fail to meet the terms of the agreement. The replacement costs of outstanding interest rate swap agreements were $55 million and $59 million at December 31, 1993 and 1992, respectively.

                Interest settlements, rather than the notional principal or contract amounts often used to express the volume of the following transactions, represent the amount potentially subject to risk. The notional or contract amounts at December 31, 1993 and 1992 were as follows:


                (in millions)                               1993          1992
- ------------------------------------------------------------------------------
                Interest rate floors and caps and
                  options written                         $  283        $  307

                When-issued securities
                  Commitments to purchase                    657            50
                  Commitments to sell                        250           211

                Forward and futures contracts
                  To purchase foreign currencies and
                  U.S. dollar exchange                       356           294
                  Forward rate agreements                     65            15

                Interest rate swaps                        3,634         2,632


- ------------------------------------------------------------------------------
Note 19         CONTINGENT LIABILITIES

                The State of Michigan filed a lawsuit in District Court on July 24, 1990, against a subsidiary bank and certain former officers, directors and shareholders of a lending customer seeking recovery of amounts expended by the State (past and future) to clean up hazardous waste at two former plant sites, compensation for damages to natural resources, civil penalties for claimed violation of State Acts and attorneys fees. Plaintiff seeks cleanup costs and damages and has expressed the opinion that the claim will be well in excess of $30 million. In January 1993, the court granted the banks motion for summary judgment and denied the Attorney General's motion for summary judgment. The period during which the Attorney General may appeal the courts order has not yet lapsed.

                The Corporation and its subsidiaries are parties to other litigation and claims arising in the normal course of their activities. Although the amount of ultimate liability, if any, with respect to such matters cannot be determined, management, after consultation with legal counsel, believes that the litigation and claims, including the matter described above, will not have a materially adverse effect on the Corporation's consolidated financial position.

- -----------------------------------------------------------------------------
Note 20         USAGE RESTRICTIONS

                Included in cash and due from banks are amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. At December 31, 1993 and 1992, the Federal Reserve balances were $532 million and $485 million, respectively.

- -----------------------------------------------------------------------------
Note 21         ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

                Generally accepted accounting principals currently require disclosure of the estimated fair values of financial instruments. In cases where quoted market values are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Further, as the Corporation normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles and loan servicing rights, the future earnings potential of significant customer relationships, and the value of trust operations and other fee generating businesses. The Corporation does not believe that it would be practicable to estimate a representational fair value for these types of items.

                The Corporation used the following methods and assumptions:

                Cash and short-term investments: The carrying amount approximates the estimated fair value of these instruments, which consist of cash and due from banks, interest-bearing deposits with banks, and federal funds sold.

                Trading account securities: These securities are carried at quoted market value or the market value for comparable securities, which represents estimated fair value.

                Mortgages held for sale: The market value of these loans represents estimated fair value. The market value is determined on the basis of existing forward commitments or the market values of similar loans.

                Investment securities: The market value of investment securities, which is based on quoted market values or the market values for comparable securities, represents estimated fair value.

                Domestic commercial loans: These consist of commercial, real estate construction, commercial mortgage, and equipment lease financing loans. The estimated fair value of the Corporation's variable-rate commercial loans is represented by their carrying value, adjusted by an amount which estimates the change in fair value caused by changes in the credit quality of borrowers since the loans were originated. The estimated fair value of fixed-rate commercial loans is calculated by discounting the contractual cash flows of the loans using year-end origination rates derived from the Treasury yield curve or other representative bases. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

                International loans: The estimated fair value of the Corporation's short-term international loans which consist of trade-related loans, or loans which have no cross-border risk due to the existence of domestic guarantors or liquid collateral, is represented by their carrying value, adjusted by an amount which estimates the effect on fair value of changes in the credit quality of borrowers or guarantors. The estimated fair value of long-term international loans is based on the quoted market values of these loans or on the market values of international loans with similar characteristics.

                Retail loans: This category consists of residential mortgage, consumer, and auto lease financing loans. The estimated fair value of residential mortgage loans is based on discounted contractual cash flows or market values of similar loans sold in conjunction with securitized transactions. For consumer loans, the estimated fair values are calculated by discounting the contractual cash flows of the loans using rates representative of year-end origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

                Customers' liability on acceptances outstanding: The carrying amount approximates the estimated fair value.

                Deposit liabilities: The estimated fair value of demand deposits, consisting of checking, savings and certain money market deposit accounts, is represented by the amounts payable on demand. The carrying amount of deposits in foreign offices approximates their estimated fair value, while the estimated fair value of term deposits is calculated by discounting the scheduled cash flows using the year-end rates offered on these instruments.

       Short-term borrowings: The carrying amount of federal funds purchased, securities sold under agreements to repurchase, and other borrowings approximates estimated fair value.

       Acceptances outstanding: The carrying amount approximates the estimated fair value.

       Long-term debt: The estimated fair value of the majority of long-term debt is based on quoted market values. If quoted market values are not available, the estimated fair value is based on the market values of debt with similar characteristics.

       Commitments to extend credit: The estimated fair value of unused commitments to extend credit and stand-by and commercial letters of credit is represented by the estimated cost to terminate or otherwise settle the obligations with the counterparties. This amount is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any changes in the credit quality of counterparties since the agreements were entered into. This estimate of fair value does not take into account the significant value of the customer relationships and the future earnings potential involved in such arrangements, as the Corporation does not believe that it would be practicable to estimate a representational fair value for these items.

       Interest rate and foreign currency exchange agreements: The estimated fair value of interest rate caps, when-issued securities, foreign currency exchange contracts, and forward rate agreements is based on quoted market values or the market values of similar instruments. The estimated fair value of interest rate swaps is represented by the estimated replacement cost or value of the agreements.

       The estimated fair values of the Corporation's financial instruments at December 31, 1993 and 1992 are as follows:

                                                             1993                                  1992
                                                  ---------------------------           --------------------------
                                                  Carrying          Estimated           Carrying         Estimated
(in millions)                                       Amount         Fair Value             Amount        Fair Value
- ------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments                    $ 3,719            $ 3,719            $ 2,988           $ 2,988
Trading account securities                               4                  4                109               109
Mortgages held for sale                                331                332                235               235
Investment securities available for sale             2,322              2,322                 --                --
Investment securities held to maturity               3,978              4,030              5,163             5,298
Commercial loans                                     9,087              9,002              8,213             8,140
International loans                                  1,136              1,155                736               727
Real estate construction loans                         437                435                471               462
Commercial mortgage loans                            2,700              2,717              2,666             2,681
Residential mortgage loans                           1,857              1,880              2,126             2,176
Consumer loans                                       3,674              3,677              3,836             3,848
Lease financing                                        209                210                167               167
                                                   --------------------------            -------------------------
      Total loans                                   19,100             19,076             18,215            18,201
Less allowance for loan losses                        (299)                --               (308)               --
                                                   --------------------------            -------------------------
      Net loans                                     18,801             19,076             17,907            18,201

Customers' liability on
   acceptances outstanding                              38                 38                 26                26

LIABILITIES
Demand deposits (noninterest-bearing)                4,939              4,939              4,568             4,568
Interest-bearing deposits                           14,643             14,731             15,734            15,858
Deposits in foreign offices                          1,368              1,368                898               898
                                                   --------------------------            -------------------------
      Total deposits                                20,950             21,038             21,200            21,324

Short-term borrowings                                5,400              5,400              3,222             3,222
Acceptances outstanding                                 38                 38                 26                26
Long-term debt                                       1,461              1,502                741               743
Off-Balance-Sheet Financial Instruments
Commitments to extend credit                            --                (11)                --               (12)
Interest rate and foreign currency
   exchange agreements                                  --                117                 --                56

NOTE 22        PARENT COMPANY FINANCIAL STATEMENTS

BALANCE SHEETS  --  Comerica Incorporated
December 31 (in thousands, except share data)                                           1993             1992
- -----------------------------------------------                                   ----------      -----------
ASSETS
Cash and due from banks                                                           $    1,111       $    2,263
Securities purchased from bank
  subsidiaries under agreements to resell                                                 --           16,538
Time deposits with banks                                                              97,200          123,600
Investment securities held to maturity                                                 7,507           24,320
Receivables from subsidiaries                                                             --          100,000
Investment in subsidiaries, principally banks                                      2,208,710        2,132,226
Premises and equipment                                                                49,670           31,633
Other assets                                                                          43,462           26,645
                                                                                   ---------       ----------
     Total assets                                                                 $2,407,660       $2,457,225
                                                                                   ---------       ----------
                                                                                   ---------       ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                                  $       --       $    8,502
Long-term debt                                                                       149,152          266,102
Advances from nonbanking subsidiaries                                                  4,277           11,741
Other liabilities                                                                     72,573           75,743
                                                                                   ---------       ----------
     Total liabilities                                                               226,002          362,088
Redeemable preferred stock--$50 stated value
   Authorized--10,000,000 shares
   Issued--835,688 shares in 1992                                                         --           37,605
Common stock--$5 par value
   Authorized--250,000,000 shares
   Issued--119,294,531 in 1993 and 61,843,866 in 1992                                596,473          309,219
Capital surplus                                                                      524,186          538,097
Unrealized gains and losses                                                           27,473               --
Retained earnings                                                                  1,155,280        1,239,078
Less cost of common stock in treasury--4,423,603 shares
   in 1993 and 898,988 shares in 1992                                               (121,754)         (28,862)
                                                                                   ---------       ----------
      Total shareholders' equity                                                   2,181,658        2,095,137
                                                                                   ---------       ----------
      Total liabilities and shareholders' equity                                  $2,407,660       $2,457,225
                                                                                   ---------       ----------
                                                                                   ---------       ----------


STATEMENTS OF INCOME -- Comerica Incorporated
Year Ended December 31 (in thousands)                                                  1993               1992               1991
- ------------------------------------------------                                -----------          ---------         ----------
INCOME
Income from subsidiaries
   Dividends from subsidiaries                                                   $  312,148          $  60,975         $  148,669
   Interest on receivables from subsidiaries                                          3,303              8,839              9,151
   Other interest income                                                              1,630              5,777              9,279
   Intercompany management fees                                                     211,351            136,806            110,053
Interest on bank time deposits                                                           51              3,326              3,094
Other noninterest income                                                             24,818              3,038              5,409
                                                                                  ---------            -------            -------
      Total income                                                                  553,301            218,761            285,655

EXPENSES
Interest on commercial paper                                                             13                473              1,448
Interest on long-term debt                                                           18,529             21,623             24,829
Interest on advances from subsidiaries                                                  193                548              1,266
Salaries and employee benefits                                                      128,509             90,643             67,667
Occupancy expense                                                                     8,515              6,438              6,924
Equipment expense                                                                    23,608              9,330             11,945
Merger, integration and restructuring charge                                         22,000             45,962                 --
Other noninterest expenses                                                           60,305             34,549             22,619
                                                                                  ---------            -------            -------
      Total expenses                                                                261,672            209,566            136,698
                                                                                  ---------            -------            -------
Income before income taxes and equity
  in undistributed net income of subsidiaries                                       291,629              9,195            148,957
Income tax credit                                                                    (6,550)           (10,720)              (120)
                                                                                  ---------            -------            -------
                                                                                    298,179             19,915            149,077
Equity in undistributed net income of
  subsidiaries, principally banks                                                    42,459            220,517            131,351
                                                                                  ---------            -------            -------
NET INCOME                                                                         $340,638           $240,432           $280,428
                                                                                  ---------            -------            -------
                                                                                  ---------            -------            -------


STATEMENTS OF CASH FLOWS--Comerica Incorporated
Year Ended December 31 (in thousands)                                               1993              1992                 1991
- ----------------------------------------------------                          ----------           -------            ---------
OPERATING ACTIVITIES
  Net income                                                                  $  340,638        $  240,432           $  280,428
  Adjustments to reconcile net income to
  net cash provided by operating activities
    Undistributed earnings of
      subsidiaries, principally banks                                            (42,459)         (220,517)            (131,351)
    Depreciation                                                                  17,658             7,344                7,305
    Merger, integration and restructuring charge                                   5,414            15,701                 --
    Net amortization of intangibles                                                1,207               773                  407
    Interest on note with subsidiary                                                  --            (1,924)              (2,565)
    Other, net                                                                   (21,962)            6,142              (12,727)
                                                                                 --------         --------              -------
      Total adjustments                                                          (40,142)         (192,481)            (138,931)
                                                                                 --------         --------              -------
      Net cash provided by operating activities                                  300,496            47,951              141,497

INVESTING ACTIVITIES
  Net (increase) decrease in receivables from subsidiaries                       100,000             2,297               (2,297)
  Net (increase) decrease in securities purchased from
    bank subsidiary under agreements to resell                                    16,538             9,046              (18,652)
  Proceeds from maturities of investment securities
    held to maturity                                                              33,548             1,024               13,985
  Purchase of investment securities held to maturity                             (16,549)          (14,194)             (18,826)
  Proceeds from sales of fixed assets and other real estate                       13,633             2,516                6,492
  Purchases of fixed assets                                                      (58,086)          (15,374)              (7,867)
  Net (increase) decrease in bank time deposits                                   26,400           101,782              (88,400)
  Capital transactions with subsidiaries                                          (4,620)           (2,350)                (750)
  Purchase of subsidiaries                                                            --           (56,220)             (33,580)
                                                                                 --------         --------              -------
      Net cash provided by (used in) investing activities                        110,864            28,527             (149,895)

FINANCING ACTIVITIES
  Net increase (decrease) in advances from subsidiaries                           (7,464)           (7,864)               5,333
  Proceeds from issuance of long-term debt                                            --                --                 --
  Repayments and purchases of long-term debt                                    (111,008)           (6,946)             (14,679)
  Net decrease in short-term borrowings                                           (8,502)           (7,696)             (12,727)
  Proceeds from issuance of common stock
    and other capital transactions                                                 9,395            33,057              126,469
  Purchases of treasury stock                                                   (128,848)           (5,635)                  --
  Redemption of preferred stock                                                  (41,779)               --                   --
  Cash dividends paid                                                           (124,306)          (80,472)             (96,681)
                                                                                 --------         --------              -------
Net cash provided by (used in) financing activities                             (412,512)          (75,556)               7,715
Net increase (decrease) in cash on deposit at bank subsidiary                     (1,152)              922                 (683)
Cash on deposit at bank subsidiary at beginning of year                            2,263             1,341                2,024
                                                                                 --------         --------              -------
Cash on deposit at bank subsidiary at end of year                                 $1,111            $2,263               $1,341
                                                                                 --------         --------              -------
                                                                                 --------         --------              -------
Interest paid                                                                    $18,652           $22,190              $27,654
                                                                                 --------         --------              -------
                                                                                 --------         --------              -------
Income taxes recovered                                                           $12,191           $12,936               $7,125
                                                                                 --------         --------              -------
                                                                                 --------         --------              -------
Noncash investing and financing activities
  Conversion of debentures to equity                                              $5,095            $1,348               $3,277
                                                                                 --------         --------              -------
                                                                                 --------         --------              -------


NOTE 23    SUMMARY OF QUARTERLY FINANCIAL INFORMATION

           The following quarterly information is unaudited. However, in the opinion of management, the information furnished reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

                                                                                           1993
                                                                -----------------------------------------------------------------
                                                                  Fourth               Third             Second         First
(in thousands, except per share data)                            Quarter             Quarter            Quarter         Quarter
- --------------------------------------------                    --------            --------           --------         --------
Interest income                                                $ 451,594           $ 438,088          $ 446,024          $ 447,147
Interest expense                                                 163,457             158,173            162,440            165,245
Net interest income                                              288,137             279,915            283,584            281,902
Provision for loan losses                                         14,000              15,000             18,000             22,000
Securities gains                                                     411                 526                407                634
Noninterest income (excluding
   securities gains)                                             130,891             109,488            111,101            109,044
Noninterest expenses                                             276,917             253,821            255,292            252,435
Net income                                                        90,090              83,696             83,727             83,125
Per common share
   Primary net income                                              $0.76               $0.70              $0.70              $0.69
   Fully diluted net income                                        $0.76               $0.70              $0.70              $0.69

                                                                                           1992
                                                              ------------------------------------------------------------------
                                                                  Fourth               Third             Second            First
(in thousands, except per share data)                            Quarter             Quarter            Quarter           Quarter
- --------------------------------------------                    --------            --------           --------         --------
Interest income                                                $ 457,965           $ 470,623          $ 492,409          $ 512,192
Interest expense                                                 174,660             190,034            212,632            234,417
Net interest income                                              283,305             280,589            279,777            277,775
Provision for loan losses                                         24,060              27,045             30,778             29,679
Securities gains                                                   3,116                 717                134              2,353
Noninterest income (excluding
   securities gains)                                             100,139             103,663            100,454            100,598
Noninterest expenses                                             246,064             236,971            367,860*           241,128
Net income (loss)                                                 87,684              86,683            (12,456)            78,521
Per common share
   Primary net income (loss)                                       $0.73               $0.72             $(0.11)             $0.65
   Fully diluted net income (loss)                                 $0.72               $0.72             $(0.11)             $0.65

*  Included $128 million restructuring charge (Note 2).

Report of Management and Independent Auditors

Management is responsible for the accompanying financial statements and all other financial information in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles and include amounts which of necessity are based on management's best estimates and judgments and give due consideration to materiality. The other financial information herein is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial statements, management develops and maintains systems of internal accounting controls. These controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed and recorded in accordance with management's authorization. The concept of reasonable assurance is based on the recognition that the cost of internal accounting control systems should not exceed the related benefits. The systems of control are continually monitored by the internal auditors whose work is closely coordinated with and supplements in many instances the work of independent auditors.

The financial statements have been audited by independent auditors Ernst & Young. Their role is to render an independent professional opinion on management's financial statements based upon performance of procedures they deem appropriate under generally accepted auditing standards.

The Corporation's Board of Directors oversees management's internal control and financial reporting responsibilities through its Audit Committee as well as various other committees. The Audit Committee, which consists of directors who are not officers or employees of the Corporation, meets periodically with management and internal and independent auditors to assure that they and the Committee are carrying out their responsibilities and to review auditing, internal control and financial reporting matters.

/s/ EUGENE A. MILLER
Eugene A. Miller
Chairman of the Board and
Chief Executive Officer


/s/ PAUL H. MARTZOWKA
Paul H. Martzowka
Chief Financial Officer


/s/ ARTHUR W. HERMANN
Arthur W. Hermann
Senior Vice President and
Controller



BOARD OF DIRECTORS, COMERICA INCORPORATED

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. The 1991 consolidated financial statements give retroactive effect to the merger on June 18, 1992 of Comerica Incorporated and Manufacturers National Corporation (the combining companies), which has been accounted for using the pooling-of-interests method. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1991 financial statements of Comerica Incorporated (the combining company) which statements reflect total revenues constituting 55 percent in 1991 of the related consolidated total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Comerica Incorporated (the combining company) is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

ERNST & YOUNG

Detroit, Michigan
January 18, 1994

Historical Review-Average Balance Sheets - Comerica Incorporated and Subsidiaries

Consolidated Financial Information
(in millions)                                    1993           1992        1991           1990         1989
- --------------------------------------          -----         ------      -------       --------      ------
Assets

Cash and due from banks                       $ 1,490        $ 1,322     $ 1,201        $ 1,231      $ 1,212
Interest-bearing deposits with banks              814          1,017       1,413          1,376        1,861
Federal funds sold and securities
  purchased under agreements to resell            135            399         454            307          612
Trading account securities                         12             78          53             47           17

Mortgages held for sale                           232            196          92             63           15

Investment securities                           5,512          5,373       5,740          5,081        4,037

Commercial loans                                8,473          7,753       7,359          7,034        6,507
International loans                               897            710         501            412          602
Real estate construction loans                    441            503         530            478          496
Commercial mortgage loans                       2,629          2,368       2,190          1,938        1,694
Residential mortgage loans                      1,979          2,297       2,438          2,317        1,850
Consumer loans                                  3,697          3,625       3,427          3,130        2,798
Lease financing                                   191            191         177            168          166
                                              -------         ------      -------        ------       ------
          Total loans                          18,307         17,447      16,622         15,477       14,113
Less allowance for loan losses                   (311)          (291)       (275)          (276)        (292)
                                              -------         ------      -------        ------       ------
          Net loans                            17,996         17,156      16,347         15,201       13,821
Accrued income and other assets                 1,045            969       1,065          1,026          891
                                              -------         ------      -------        ------       ------
          Total assets                        $27,236        $26,510     $26,365        $24,332      $22,466
                                              -------         ------      -------        ------       ------
                                              -------         ------      -------        ------       ------
Liabilities and Shareholders' Equity
Demand deposits (noninterest-bearing)         $ 4,380        $ 3,796     $ 3,417        $ 3,336      $ 3,282
Interest-bearing deposits                      15,035         15,449      15,933         15,202       14,068
Deposits in foreign offices                     1,306          1,668       1,435            843        1,047
                                              -------         ------      -------        ------       ------
          Total deposits                       20,721         20,913      20,785         19,381       18,397

Federal funds purchased and securities sold
   under agreements to repurchase               1,586          1,553       1,530          1,767        1,411
Other borrowed funds                            1,432          1,308       1,527            809          489
Accrued expenses and other liabilities            274            327         421            504          455
Long-term debt                                  1,087            414         323            348          354
                                              -------         ------      -------        ------       ------
          Total liabilities                    25,100         24,515      24,586         22,809       21,106
Shareholders' equity                            2,136          1,995       1,779          1,523        1,360
                                              -------         ------      -------        ------       ------
          Total liabilities and
            shareholders' equity              $27,236        $26,510     $26,365        $24,332      $22,466
                                              -------         ------      -------        ------       ------
                                              -------         ------      -------        ------       ------

Historical Review-Statements of Income - Comerica Incorporated and Subsidiaries

Consolidated Financial Information
(in millions, except per share data)                          1993              1992           1991           1990         1989
- --------------------------------------                   ---------           -------        -------        -------     --------
Interest Income
Interest and fees on loans                                 $ 1,388           $ 1,445        $ 1,634        $ 1,668      $ 1,593
Interest on investment securities
   Taxable                                                     307               356            437            392          290
   Exempt from federal income tax                               40                55             62             67           71
                                                           -------            ------        -------         ------       ------
          Total interest on investment securities              347               411            499            459          361

Trading account interest                                         1                 3              3              4            1
Interest on federal funds sold and securities
   purchased under agreements to resell                          4                15             25             25           57
Interest on time deposits with banks                            28                45             99            120          178
Interest on mortgages held for sale                             15                14              8              6            2
                                                           -------            ------        -------         ------       ------
          Total interest income                              1,783             1,933          2,268          2,282        2,192

Interest Expense
Interest on deposits                                           530               707          1,033          1,119        1,133
Interest on short-term borrowings
   Federal funds purchased and Securities
      sold under agreements to repurchase                       47                53             86            142          129
   Other borrowed funds                                         41                46             86             65           45
Interest on long-term debt                                      63                30             28             33           35
Net interest rate swap (income) expense                        (32)              (24)           (15)            (4)           3
                                                           -------            ------        -------         ------       ------
          Total interest expense                               649               812          1,218          1,355        1,345
                                                           -------            ------        -------         ------       ------
          Net interest income                                1,134             1,121          1,050            927          847
Provision for loan losses                                       69               111            105            100          147
                                                           -------            ------        -------         ------       ------
          Net interest income after provision
             for loan losses                                 1,065             1,010            945            827          700

Noninterest Income
Income from fiduciary activities                               122               114            105            100           92
Service charges on deposit accounts                            120               113            103             89           78
Customhouse broker fees                                         40                38             36             35           30
Revolving credit fees                                           36                34             32             30           27
Securities gains                                                 2                 6              5              2            2
Other noninterest income                                       142               106            104             92           64
                                                           -------            ------        -------         ------       ------
          Total noninterest income                             462               411            385            348          293

Noninterest Expenses
Salaries and employee benefits                                 529               516            500            454          406
Net occupancy expense                                           96                86             83             76           70
Equipment expense                                               62                57             54             50           46
FDIC insurance expense                                          44                45             41             22           14
Merger, integration and restructuring charge                    22               128             --             --           --
Other noninterest expenses                                     285               260            267            246          218
                                                           -------            ------        -------         ------       ------
          Total noninterest expenses                         1,038             1,092            945            848          754

Income before income taxes                                     489               329            385            327          239
Provision for income taxes                                     148                89            105             79           51
                                                           -------            ------        -------         ------       ------
Net Income                                                    $341              $240           $280           $248         $188
                                                           -------            ------        -------         ------       ------
                                                           -------            ------        -------         ------       ------
Net income applicable to common stock                         $341              $237           $277           $245         $184
                                                           -------            ------        -------         ------       ------
                                                           -------            ------        -------         ------       ------

Net Income Per Common Share
     Primary                                                 $2.85             $1.99          $2.41          $2.25        $1.73
     Fully diluted                                           $2.85             $1.98          $2.38          $2.23        $1.71
Primary average shares (in thousands)                      119,569           119,113        114,713        108,742      106,640
Cash dividends declared on common stock                       $125              $108            $93            $78          $67
Dividends per common share                                   $1.07             $0.96          $0.92          $0.87        $0.77

Historical Review-Statistical Data - Comerica Incorporated and Subsidiaries

Consolidated Financial Information                                1993        1992            1991           1990           1989
- -----------------------------------------------                  -----       -----           -----          -----          -----
Average Rates (Fully Taxable Equivalent Basis)
Interest-bearing deposits with banks                              3.41%       4.43%           7.01%          8.73%          9.57%
Federal funds sold and securities purchased
  under agreements to resell                                      2.99        3.67            5.58           8.18           9.39
Trading account securities                                        6.76        3.99            6.75           7.95           8.32
Mortgages held for sale                                           6.38        7.34            8.66           9.78          10.18

U.S. Government and agency securities                             6.35        8.14            9.34           9.61           9.60
State and municipal securities                                   10.25       10.35           10.70          10.81          10.90
Other securities                                                  5.48        6.54            7.95           8.99           9.43
                                                                 -----       -----           -----          -----         ------
          Total investment securities                             6.70        8.16            9.25           9.73           9.88

Commercial loans                                                  6.56        6.98            9.01          10.48          11.40
International loans                                               5.04        5.70            8.14           9.94          10.18
Real estate construction loans                                    6.63        7.00            8.69          10.17          10.08
Commercial mortgage loans                                         8.10        8.54            9.99          11.04          11.59
Residential mortgage loans                                        8.57        9.53           10.01           9.96           9.98
Consumer loans                                                    9.98       11.03           12.10          12.53          12.58
Lease financing                                                   7.34        8.89            9.66          10.06           9.69
                                                                 -----       -----           -----          -----         ------
          Total loans                                             7.62        8.34            9.89          10.86          11.35
                                                                 -----       -----           -----          -----         ------
          Interest income as a percent of earning assets          7.25        8.04            9.48          10.42          10.84

Domestic deposits                                                 3.24        4.13            5.93           6.90           7.35
Deposits in foreign offices                                       3.29        4.11            6.14           8.31           9.41
                                                                 -----       -----           -----          -----         ------
          Total interest-bearing deposits                         3.24        4.13            5.95           6.97           7.50
Federal funds purchased and securities sold
   under agreements to repurchase                                 3.01        3.44            5.60           8.04           9.15
Other borrowed funds                                              2.88        3.52            5.68           9.36           9.92
Long-term debt                                                    5.77        7.18            8.56           8.05           9.11
                                                                 -----       -----           -----          -----         ------
          Interest expense as a percent of
             interest bearing sources                             3.18        3.98            5.87           7.14           7.74
                                                                 -----       -----           -----          -----         ------
          Interest rate spread                                    4.07        4.06            3.61           3.28           3.10
Impact of net noninterest-bearing sources of funds                0.58        0.67            0.88           1.08           1.23
                                                                 -----       -----           -----          -----         ------
          Net interest margin as percent of earning assets        4.65        4.73            4.49           4.36           4.33

Return on Average Common Shareholders' Equity                    15.94       12.10           15.90          16.47          13.94
Return on Average Assets                                          1.25        0.91            1.06           1.02           0.84

Per Share Data
Book value at year-end                                          $18.99      $17.38          $16.30         $14.52         $13.05
Market value--high and low for year                              35-25       33-26           27-14          17-11          20-15

Other Data
Number of offices                                                  385         427             412            401            362
Number of employees (full-time equivalent)                      12,670      13,322          13,836         13,423         12,846

Directors and Officers      Comerica Incorporated

BOARD OF DIRECTORS

E. Paul Casey
Managing General Partner
Metapoint Partners

James F. Cordes*
Executive Vice President
The Coastal Corporation

J. Philip DiNapoli*
Attorney
J. Philip DiNapoli Offices

Max M. Fisher
Investor

John D. Lewis+
Vice Chairman
Comerica Incorporated

Patricia Shontz Longe, Ph.D.*
Economist; Senior Partner
The Longe Company

Wayne B. Lyon
President and Chief Operating Officer
Masco Corporation

Gerald V. MacDonald
Retired Chairman and Chief Executive Officer
Comerica Incorporated

Donald R. Mandich*
Retired Chairman and Chief Executive Officer
Comerica Incorporated

Eugene A. Miller
Chairman and Chief Executive Officer
Comerica Incorporated and Comerica Bank

Michael T. Monahan
President
Comerica Incorporated and Comerica Bank

Alfred A. Piergallini
Chairman, President and Chief Executive Officer
Gerber Products Company

Dean E. Richardson*
Retired Chairman
Manufacturers National Corporation

Thomas F. Russell
Retired Chairman and Chief Executive Officer
Federal-Mogul Corporation

Alan E. Schwartz
Partner
Honigman Miller Schwartz and Cohn

Howard F. Sims*
Chairman
Sims-Varner & Associates

*Audit Committee Members
+Appointed to board January 21, 1994

EXECUTIVE OFFICERS

Joseph J. Buttigieg III
Executive Vice President
Comerica Bank

Richard A. Collister
Executive Vice President
Comerica Incorporated and
Comerica Bank

Robert L. Condon
Executive Vice President
Comerica Incorporated

Judith C. Lalka Dart
Executive Vice President
General Counsel and Corporate Secretary
Comerica Incorporated and Comerica Bank

George C. Eshelman
Executive Vice President
Comerica Incorporated and Comerica Bank

Douglas W. Fiedler
President and Chief Executive Officer
Comerica Bank & Trust, FSB

J. Michael Fulton
President and Chief Executive Officer
Comerica Bank-California

Charles L. Gummer
President and Chief Executive Officer
Comerica Bank-Texas

Robert A. Herdoiza
Executive Vice President
Comerica Bank

Arthur W. Hermann
Senior Vice President and Controller
Comerica Incorporated and Comerica Bank


Thomas R. Johnson
Executive Vice President
Comerica Incorporated

John D. Lewis
Vice Chairman
Comerica Incorporated

Paul H. Martzowka
Executive Vice President and Chief Financial Officer
Comerica Incorporated and Comerica Bank

Eugene A. Miller
Chairman and Chief Executive Officer
Comerica Incorporated and Comerica Bank

Thomas E. Mines
Senior Vice President and General Auditor
Comerica Incorporated

Michael T. Monahan
President
Comerica Incorporated and Comerica Bank

David B. Stephens
Executive Vice President
Comerica Bank

Paul D. Tobias
Executive Vice President
Comerica Incorporated

David C. White
President and Chief Executive Officer
Comerica Bank-Illinois

COMERICA BANK (MICHIGAN)

Eugene A. Miller
Chairman and Chief Executive Officer

Michael T. Monahan
President

DIRECTORS

Wendell W. Anderson Jr.
Retired Chairman
Bundy Corporation

Lillian Bauder
President and Chief Executive Officer
Cranbrook Educational Community

E.L. Cox
President and Chief Executive Officer
Accident Fund of Michigan

Roger Fridholm
Chief Executive Officer
Of Counsel Enterprises, Inc.

Todd W. Herrick
President and Chief Executive Officer
Tecumseh Products Company

Edward C. Levy Jr.
President and Chief Executive Officer
Edward C. Levy Company

John D. Lewis
Vice Chairman
Comerica Incorporated

Paul H. Martzowka
Executive Vice President and Chief Financial Officer
Comerica Incorporated and Comerica Bank

Walter J. McCarthy Jr.
Retired Chairman and Chief Executive Officer
The Detroit Edison Company

Eugene A. Miller
Chairman and Chief Executive Officer
Comerica Incorporated and Comerica Bank

Michael T. Monahan
President
Comerica Incorporated and Comerica Bank

John W. Porter
Chief Executive Officer
Urban Education Alliance, Inc.

Heinz C. Prechter
Chairman and Chief Executive
ASC Incorporated

Richard D. Rohr
Partner
Bodman, Longley & Dahling

Robert S. Taubman
President and Chief Executive Officer
The Taubman Company, Inc.

Alfred H. Taylor Jr.
Retired Chairman and Chief Executive Officer
Kresge Foundation

William P. Vititoe
Chairman and Chief Executive Officer
Washington Energy Company

Martin D. Walker
Chairman and Chief Executive Officer
M.A. Hanna Company

Gail L. Warden
President and Chief Executive Officer
Henry Ford Health System

COMERICA BANK-TEXAS

Charles L. Gummer
President and Chief Executive Officer




DIRECTORS

Carroll Baird
President
Mrs. Baird's Bakeries, Inc.

C. Dewitt Brown Jr.
President and Chief Executive Officer
Dee Brown Masonry

James F. Cordes
Executive Vice President
The Coastal Corporation

Charles R. Cravens Jr.
Attorney
Hopkins & Sutter

Thomas M. Dunning
Chairman
Dunning Benefit Corporation

Joe R. Goyne
Vice Chairman
Comerica Bank-Texas

Charles L. Gummer
President and Chief Executive Officer
Comerica Bank-Texas

Rev. Zan W. Holmes Jr.
Senior Pastor
St. Luke Community United
Methodist Church

Jake Kamin
Investor and Developer

John D. Lewis
Vice Chairman
Comerica Incorporated

W. Thomas McQuaid
President
Performance Properties Corporation

Raymond D. Nasher
Chairman of the Board of Directors
Comerica Bank-Texas
Chairman
The Nasher Company

Calvin E. Person
Owner
Calvin Person & Associates

Boone Powell Jr.
President and Chief Executive Officer
Baylor University Medical Center

Bill J. Priest, Ph.D.
Chancellor Emeritus
Dallas County Community College District

Thomas J. Tierney
Chairman of the Board
Corporate Communications Center, Inc.

COMERICA BANK-ILLINOIS

David C. White
President and Chief Executive Officer

DIRECTORS

Gregory R. Beard
Executive Vice President
Comerica Bank-Illinois

Thomas F. Carey
Attorney at Law
Carey, Filter, White & Boland

Robert E. Hughes
Retired Chairman of the Board
Affiliated Banc Group, Inc.

John D. Lewis
Vice Chairman
Comerica Incorporated

David C. White
President and Chief Executive Officer
Comerica Bank-Illinois

Robert J. Zahorik
President
Midwest Steel Erection Company, Inc.

Directors and Officers - Comerica Incorporated and Subsidiaries

COMERICA BANK-CALIFORNIA

J. Michael Fulton
President and Chief Executive Officer

DIRECTORS

Theodore J. Biagini
Of Counsel
Pillsbury Madison & Sutro

Maxwell H. Bloom
First Vice President
Kemper Securities

Jack C. Carsten
Venture Capitalist

Jack W. Conner
Chairman
Comerica Bank-California

J. Philip DiNapoli
Attorney
J. Philip DiNapoli Offices

Bruce C. Edwards
President
March Development Company

J. Michael Fulton
President and Chief Executive Officer
Comerica Bank-California

Drew Gibson
Principal
Gibson Speno Company

Walter T. Kaczmarek
Executive Vice President and Chief Operating Officer
Comerica Bank-California

John D. Lewis
Vice Chairman
Comerica Incorporated

Patricia N. Lowell
Retired President
Comerica Bank-California

Walter J. McCarthy Jr.
Retired Chairman and Chief Executive Officer
The Detroit Edison Company

Lowell W. Morse
President
Cypress Ventures, Inc.

Edward P. Roski Jr.
Executive Vice President
Majestic Realty Company

Lewis N. Wolff
Chairman and Chief Executive Officer
Wolff Sesnon Buttery

COMERICA BANK & TRUST, FSB
(FLORIDA)

Douglas W. Fiedler
President and Chief Executive Officer

DIRECTORS

Arthur R. Bradley
Chairman
Comerica Bank & Trust, FSB

Nancy H. Canary
Partner
Thompson, Hine and Flory

E. Paul Casey
Managing General Partner
Metapoint Partners

John F. Daly
Retired Vice Chairman
Johnson Controls

Douglas W. Fiedler
President and Chief Executive Officer
Comerica Bank & Trust, FSB

Don B. Dean
Retired President and
Chief Executive Officer
Manufacturers Bank & Trust of Florida

J. Russell Fowler
Retired Chairman
Jacobson Stores, Inc.

Ronald S. Holliday, Esq.
Managing Partner
Rudnick & Wolf

John D. Lewis
Vice Chairman
Comerica Incorporated

Patricia Shontz Longe, Ph.D.
Economist; Senior Partner
The Longe Company

Donald R. Mandich
Retired Chairman and
Chief Executive Officer
Comerica Incorporated

William A. Prew
Retired President
Prew Insurance

Bill T. Smith Jr., Esq.
Attorney
Bill T. Smith Jr., P.A.

A.V. Witbeck
Retired President
Witbeck Appliance, Inc.

COMERICA INCORPORATED SUBSIDIARIES

COMERICA BANK-CALIFORNIA

COMERICA BANK & TRUST, FSB (FLORIDA)

COMERICA BANK-ILLINOIS

COMERICA BANK (MICHIGAN)

COMERICA BANK-TEXAS

COMERICA ACCEPTANCE CORPORATION
Generates consumer loans through dealers in several states.

COMERICA BANK-MIDWEST, N.A.
Specializes in revolving credit loans; based in Toledo, Ohio.

COMERICA COMMUNITY DEVELOPMENT CORPORATION
Provides a non-conventional financial resource for housing rehabilitation and small business enterprise in Comerica's Michigan markets.

COMERICOMP INCORPORATED
Offers employee benefit consulting services for companies outsourcing employee benefit functions.

COMERICA BANK (MICHIGAN) SUBSIDIARIES

COMERICA LEASING CORPORATION
Provides equipment leasing and financing services for businesses throughout the United States.

COMERICA MORTGAGE CORPORATION
Offers residential real estate financing for new mortgages and servicing of existing mortgages owned by Comerica Bank and other investors.

JOHN V. CARR & SON, INC.
Provides customhouse brokerage and freight forwarding services from offices in 14 states and Ontario, Canada.

COMERICA INVESTMENT SERVICES

       COMERICA INSURANCE SERVICES CORPORATION
       Offers retail and commercial
       insurance consulting, sales and
       product management services.

       COMERICA SECURITIES, INC.
       Provides investment counseling and
       a full range of investment products,
       including mutual funds and annuities.

       WILSON, KEMP & ASSOCIATES, INC.
       Offers individualized investment
       portfolio management services to
       customers in the Midwest and Florida.

       WOODBRIDGE CAPITAL MANAGEMENT, INC.
       Provides advisory services as an
       investment management firm for
       Comerica Bank's trust investment
       activities in Michigan, Florida,
       Texas, California and Illinois.

       WORLD ASSET MANAGEMENT, INC.
       Offers a full range of quantitative
       investment management services.

SHAREHOLDER INFORMATION

STOCK

Comerica's stock trades on the New York Stock Exchange (NYSE) under the symbol CMA.

SHAREHOLDER ASSISTANCE

Inquiries related to shareholder records, change of name, address or ownership of stock, and lost or stolen stock certificates should be directed to the transfer agent and registrar:
Norwest Bank Minnesota, N.A.
P.O. Box 738
South St. Paul, Minnesota  55075-0738
800-468-9716

ELIMINATION OF DUPLICATE MATERIALS

If you receive duplicate mailings of quarterly and annual reports at one address, you may have multiple shareholder accounts. You can consolidate your multiple accounts into a single, more convenient account by contacting the transfer agent shown above. In addition, if more than one member of your household is receiving shareholder materials, you can eliminate the duplicate mailings by contacting the transfer agent.

DIVIDEND REINVESTMENT PLAN

Comerica offers a dividend reinvestment plan which permits participating shareholders of record to reinvest dividends in Comerica common stock without paying brokerage commissions or service charges. Participating shareholders may also invest up to $3,000 in additional funds each quarter for the purchase of additional shares. A brochure describing the plan in detail and an authorization form can be requested from the transfer agent shown above.

DIVIDEND DIRECT DEPOSIT

Common shareholders of Comerica may have their dividends deposited into their savings or checking account at any bank that is a member of the National Automated Clearing House (ACH) system. Information describing this service and an authorization form can be requested from the transfer agent shown above.

DIVIDEND PAYMENTS

Subject to approval of the board of directors, dividends are customarily paid on Comerica's common stock on or about April 1, July 1, September 1 and January 1.

ANNUAL MEETING

May 20, 1994

CORPORATE INFORMATION

Comerica Incorporated
Comerica Tower at Detroit Center
Detroit, Michigan  48226
313-222-3300

EQUAL EMPLOYMENT OPPORTUNITY

Comerica is committed to its affirmative action program and practices which ensure uniform treatment of employees without regard to race, creed, color, age, national origin, religion, handicap, marital status, veteran status, weight, height or sex.

INVESTOR CONTACT

Judith V. Hicks
313-222-6317

MEDIA CONTACT

Sharon R. McMurray
313-222-4881

                                   APPENDIX

                       DESCRIPTION OF GRAPHIC MATERIAL

 PAGE
NUMBER          GRAPHIC MATERIAL
- ------          ----------------

  20            Bar graph depicting the Corporation's Net Income (in millions) from 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Net Income                      188             248             280             240             341
                Excluding Restructuring Charge                                                  332

  20            Bar graph depicting the Corporation's Return on Assets (in percentages) from 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Return on Assets                0.84            1.02            1.06            0.91            1.25
                Excluding Restructuring Charge                                                  1.25

  22            Bar graph depicting the Corporation's Net Income--Fully Taxable Equivalent (in millions) from 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Net Interest Income (FTE)       894             975             1,093           1,158           1,163


                Bar graph depicting the Corporation's Net Interest Margin--Fully Taxable Equivalent (percent of earning assets)
  22            From 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                                               4.33            4.36            4.49            4.73            4.65


  24            Bar graph depicting the Corporation's Allowance for Loan Losses (in percentages) from 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Allowance for Loan Losses to
                  Total Loans (period-end)      2.30            1.60            1.62            1.69            1.56
                Net Loans Charged off to
                  Average Loans                 0.51            1.18            0.58            0.57            0.43


                                                             APPENDIX


                                                  DESCRIPTION OF GRAPHIC MATERIAL



 PAGE
NUMBER          GRAPHIC MATERIAL
- ------          ----------------
  24            Bar graph depicting the Corporation's Noninterest Income (in millions) from 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Income from Fiduciary
                  Activities                    91.500          99.852          104.990         113.895         122.280
                Service Charges                 78.240          88.543          102.890         113.099         120.125
                Other                          123.466         159.674          177.246         184.180         220.097
                                               -------         -------          -------         -------         -------
                Total                          293.206         348.069          385.126         411.174         462.502

  26            Bar graph depicting the Corporation's Noninterest Expense (in millions) from 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Salaries and Benefits           406.201         454.272         499.897         516.341         528.658
                Net Occupancy                    69.619          75.713          82.547          86.041          95.736
                Equipment                        46.245          49.532          54.361          57.398          62.401
                Other                           232.033         268.207         308.670         304.243         329.670
                Restructuring Charge                                                            128.000          22.000
                                                -------         -------         -------         -------         -------
                Total                           754.098         847.724         945.475       1,092.023       1,038.465

  28            Bar graph depicting the Corporation's Average Earning Assets (in billions) from 1989 to 1993.


                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
               Loans                            14.113          15.477          16.622          17.447          18.307
               Securities                        4.037           5.081           5.740           5.373           5.512
               Short-term investments            2.505           1.793           2.012           1.690           1.193
                                                ------          ------          ------          ------          ------
               Total                            20.655          22.351          24.374          24.510          25.012

  28            Bar graph depicting the Corporation's Average Loans (in billions) from 1989 to 1993.


                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Commercial                      6.673           7.202           7.536           7.944           8.664
                Consumer                        2.798           3.130           3.427           3.625           3.697
                Real Estate                     4.040           4.733           5.158           5.168           5.049
                International                   0.602           0.412           0.501           0.710           0.897
                                                -----           -----           -----           -----           -----
                Total                          14.113          15.477          16.622          17.447          18.307

  30            Bar graph depicting the Corporation's Average Liquid Assets (in millions) from 1989 to 1993.

                                                1989            1990            1991            1992            1993
                                                ----            ----            ----            ----            ----
                Cash and Due from Banks         1,212           1,231           1,201           1,322           1,490
                Interest-bearing deposits
                  with banks                    1,861           1,376           1,413           1,017             814
                U.S. Government and
                  Agency Securities             2,111           3,279           3,612           3,541           4,340
                Federal Funds Sold                612             307             454             399             135
                                                -----           -----           -----           -----           -----
                Total                           5,796           6,193           6,680           6,279           6,779


                                   APPENDIX

                       DESCRIPTION OF GRAPHIC MATERIAL


 PAGE
NUMBER          GRAPHIC MATERIAL
- ------          ----------------

  30            Bar graph depicting the Corporation's Average Deposits and Borrowed Funds (in millions) for 1989 to 1993.

                                        1989            1990            1991            1992            1993
                                        ----            ----            ----            ----            ----
                Noninterest-bearing
                  Deposits               3,282           3,336           3,417           3,796           4,380
                Interest-bearing
                  Deposits              15,115          16,045          17,368          17,117          16,341
                Federal Funds Purchased  1,411           1,778           1,546           1,553           1,586
                Other Borrowed Funds       489             802           1,515           1,308           1,432
                Long-term Debt             354             344             319             414           1,087
                                        ------          ------          ------          ------          ------
                Total                   20,651          22,305          24,165          24,188          24,826

  32            Bar graph depicting the Corporation's Components of Capital (in millions) for 1989 to 1993.

                                        1989            1990            1991            1992            1993
                                        ----            ----            ----            ----            ----
                Tier 1                  1,318           1,453           1,764           1,958           2,023
                Tier 2                    450             544             547             662             829
                                        -----           -----           -----           -----           -----
                Total                   1,768           1,997           2,311           2,620           2,852

  32            Bar graph depicting the Corporation's Risk-Based Capital (in percentages) from 1989 to 1993.

                                        1989            1990            1991            1992            1993
                                        ----            ----            ----            ----            ----
                Leverage                5.84             5.72            6.55            7.52            7.04
                Tier 1                   7.3             7.28            8.17            8.83            8.21
                Total                    9.8            10.01           10.71           11.82           11.58

  34            Bar graph depicting the Corporation's Internal Capital Generation Rate (in percentages) for 1989 to 1993.

                                        1989            1990            1991            1992            1993
                                        ----            ----            ----            ----            ----
                Generation Rate         8.93            11.18           10.51            6.65           10.08
                Excluding Restructuring
                  Charge                                                                11.01

  34            Bar graph depicting the Corporation's Nonperforming Assets (in millions) for 1989 to 1993.

                                        1989            1990            1991            1992            1993
                                        ----            ----            ----            ----            ----
                Nonaccrual loans        181.912         183.621         210.087         223.058         153.919
                Reduced-rate loans       15.127          13.575           0.346           0.850           5.057
                Other real estate        53.505          57.327          45.753          49.188          50.174
                                        -------         -------         -------         -------         -------
                Total                   250.544         254.523         256.186         273.096         209.150

