Form 10-K, Exhibit 13
COMERICA INC /NEW/
filed 1995-03-29
CIK 28412

                                                                    EXHIBIT 13

SUBSIDIARY DATA: COMERICA INCORPORATED AND SUBSIDIARIES


Year Ended December 31               California*             Florida            Illinois*             Michigan            Texas
(dollar amounts in millions)       1994       1993       1994      1993       1994      1993       1994      1993     1994     1993
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY

Total interest income           $  121     $    65     $   10    $    7     $  113    $  103   $  1,658   $ 1,430   $  222  $   195
Total interest expense              32          13          4         2         39        35        742       547       65       54
Net interest income                 89          52          6         5         74        68        916       883      157      141
Provision for loan losses            7           7         --         1          4         5         35        53        8        4
Securities gains                    --          --         --        --         --        --          3         2       --       --
Noninterest income
 (excluding securities gains)       17           6          8         8         11        11        460       383       42       43
Noninterest expenses                68          36         16        12         63        59        822       785      129      127
Provision for income
  taxes (credit)                    14           6         (1)       --          3         3        149       131       20       16
Net income (loss)                   17           9         (1)       --         15        12        373       299       42       37

YEAR-END BALANCES

Total assets                    $1,975    $ 1,151      $  159    $  109     $ 1,502   $ 1,410  $27,005    $24,913   $ 3,454 $ 3,108
Total earning assets             1,705      1,031         143        97       1,373     1,307   25,129     23,093     3,004   2,813
Total loans                      1,291        823         125        84       1,135     1,057   17,685     15,659     1,977   1,659
Allowance for loan losses           30         13           2         2          15        15      241        236        37      35
Total deposits                   1,409        693          79        65       1,015     1,011   17,418     16,690     2,621   2,557
Total borrowings                   308        348          64        29         319       244    7,738      6,397       492     238
Medium- and long-term debt          --         --          --        --         250        --    3,697      1,309         2       2
Common shareholder's equity        234        104          15        13         159       151    1,652      1,626       324     298

DAILY AVERAGE BALANCES

Total assets                    $1,796    $   988      $  137    $   89     $ 1,459   $ 1,408  $25,455    $22,124   $ 3,227 $ 2,991
Total earning assets             1,555        900         126        79       1,345     1,297   23,825     20,501     2,870   2,677
Total loans                      1,152        733         107        61       1,088       985   16,183     15,123     1,780   1,601
Total deposits                   1,303        626          68        63       1,011     1,080   16,526     16,431     2,487   2,568
Total borrowings                   269        258          53        11         287       175    7,070      3,844       416     127
Medium- and long-term debt          --         --          --        --         154        --    2,403        917         2       7
Common shareholder's equity        199        100          14        13         156       145    1,673      1,665       307     275

STATISTICAL DATA

Return on average assets          0.95%      0.93%      (0.90)%    0.25%       1.00%     0.88%    1.47%      1.35%     1.30%   1.24%
Return on average assets
 (excluding purchase accounting)  1.22       1.09       (0.04)     0.91        1.17      1.06     1.49       1.38      1.50    1.36
Return on average equity          8.59       9.20       (8.60)     1.72        9.35      8.55    22.35      17.94     13.68   13.44
Return on average equity
 (excluding purchase accounting) 16.06      12.84       (0.69)    12.28       12.73     12.44    23.67      19.31     18.58   17.20
Average equity to average assets 11.09      10.11       10.42     14.65       10.69     10.33     6.57       7.53      9.52    9.19
Tier 1 capital                    9.91      10.54       12.31     10.37       10.76     10.85     7.45       7.64     10.41   11.63
Total capital                    11.17      11.79       13.57     11.64       11.94     12.11    10.98      10.75     11.66   12.89
Tier 1 leverage                   7.80       8.62        7.51      7.56        9.32      9.22     6.34       6.52      7.88    8.83

Number of employees
 (full-time equivalent)+           775        314         109       105         687       708    9,936     10,209     1,570   1,334


* Amounts include loans participated to the Michigan bank.
+ Michigan number includes employees working in states other than California, Florida, Illinois and Texas.



TABLE 1:  SELECTED FINANCIAL DATA


Year Ended December 31
(dollar amounts in millions, except per share data)               1994            1993            1992           1991          1990
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY
Total interest income                                          $ 2,092         $ 1,783         $ 1,933        $ 2,268       $ 2,282
Net interest income                                              1,230           1,134           1,121          1,050           927
Provision for loan losses                                           56              69             111            105           100
Securities gains                                                     3               2               6              5             2
Noninterest income (excluding securities gains)                    464             460             405            380           346
Noninterest expenses                                             1,059           1,038           1,092            945           848
Net income                                                         387             341             240            280           248

PER SHARE OF COMMON STOCK

Primary net income                                             $  3.28         $  2.85         $  1.99         $  2.41      $  2.25
Fully diluted net income                                          3.28            2.85            1.98            2.38         2.23
Cash dividends declared                                           1.24            1.07            0.96            0.92         0.87
Common shareholders' equity                                      20.46           18.99           17.38           16.30        14.52

YEAR-END BALANCES

Total assets                                                   $33,430         $30,295         $27,556         $28,989      $26,815
Total earning assets                                            30,606          27,852          25,131          26,594       24,414
Total loans                                                     22,209          19,100          18,215          17,269       16,503
Total deposits                                                  22,432          20,950          21,200          21,142       20,699
Total borrowings                                                 8,303           6,861           3,963           5,522        4,016
Medium- and long-term debt                                       4,098           1,461             741             306          331
Common shareholders' equity                                      2,392           2,182           2,058           1,898        1,583

DAILY AVERAGE BALANCES

Total assets                                                   $31,451         $27,236         $26,510         $26,365      $24,332
Total earning assets                                            29,038          25,012          24,510          24,374       22,351
Total loans                                                     20,211          18,307          17,447          16,622       15,477
Total deposits                                                  21,325          20,721          20,913          20,785       19,381
Total borrowings                                                 7,527           4,105           3,275           3,380        2,924
Medium- and long-term debt                                       2,708           1,087             414             323          348
Common shareholders' equity                                      2,313           2,136           1,957           1,741        1,485

RATIOS

Return on average assets                                          1.23%           1.25%           0.91%           1.06%        1.02%
Return on average common shareholders' equity                    16.74           15.94           12.10           15.90        16.47
Dividend payout ratio                                            37.47           36.82           45.51           33.73        31.95
Common shareholders' equity as a percent of average assets        7.35            7.84            7.38            6.60         6.11


HIGHLIGHTS

Net income was $387 million, or $3.28 per share, for 1994, compared to $341 million, or $2.85 per share, for 1993. In 1992, net income was $240 million, or $1.99 per share, including a $92 million ($0.77 per share) after-tax restructuring charge related to the merger with Manufacturers National Corporation (Manufacturers) in June 1992.


                           (Return on Assets Graph)


        Return on average common shareholders' equity (ROE) was 16.74 percent in 1994, compared to 15.94 percent in 1993 and 12.10 percent in 1992. Return on average assets was 1.23 percent in 1994, 1.25 percent in 1993 and 0.91 percent in 1992.

        In the second quarter, the board of directors increased the quarterly dividend 14 percent to $0.32 per share. Total cash dividends declared per common share were $1.24 in 1994, compared to $1.07 in 1993 and $0.96 in 1992.

        Total average assets increased 16 percent in 1994 to $31.5 billion. This increase was due primarily to acquisitions and growth in the commercial loan and investment securities portfolios. Average common shareholders' equity was $2.3 billion in 1994, an increase of 8 percent from 1993.

        In March 1994, the Corporation acquired the $1 billion Pacific Western Bancshares (Pacific Western) in San Jose, California, for $121 million of common stock. Additionally, in August 1994, the Corporation acquired the $332 million Lockwood Banc Group (Lockwood) in Houston, Texas, for $44 million in cash. Both transactions were treated as purchase combinations for accounting purposes.

        In December 1994, the Corporation and Munder Capital Management (Munder) in Troy, Michigan, entered into a joint venture combining the Corporation's investment management subsidiaries with Munder to form a money management firm with $30 billion in assets under management, operating under the Munder name. The Corporation holds a minority interest in the partnership.

        The Corporation entered into an Agreement and Plan of Merger in October 1994 to acquire the $460 million University Bank & Trust in Palo Alto, California, for approximately $70 million of common stock. The acquisition is expected to be completed in the first half of 1995, subject to regulatory approvals, and is anticipated to be accounted for as a purchase.

EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income on a fully taxable equivalent basis (FTE) is the difference between interest earned on assets, including certain yield-related fees, and interest paid on liabilities, with adjustments made to present yields on tax-exempt assets as if such income was fully taxable. In 1994, FTE net interest income provided 72.9 percent of the Corporation's net revenues, compared to 71.6 percent in 1993 and 73.8 percent in 1992.


                         (Net Interest Income Graph)


        Total FTE net interest income increased 8 percent during the year, while the net interest margin decreased 33 basis points to 4.32 percent. The decline in the margin was due principally to the addition of fixed rate securities late in 1993 and early in 1994. These purchases were funded by higher costing non-core deposit liabilities. This has resulted in a slightly liability sensitive position, reducing the margin during the recent rising rate environment. In 1994, average purchased funds increased by $3.4 billion to $7.5 billion.

TABLE 2: ANALYSIS OF NET INTEREST INCOME-FTE

                                                       1994                          1993                           1992
                                             -------------------------     -------------------------      --------------------------
                                             Average           Average     Average           Average        Average          Average
(dollar amounts in millions)                 Balance  Interest    Rate     Balance  Interest    Rate        Balance  Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
Commercial loans                             $  9,598  $  709   7.38%      $ 8,473  $  556    6.56%        $ 7,753  $  542   6.98%
International loans                             1,107      62   5.58           897      45    5.04             710      41   5.70
Real estate construction loans                    403      32   7.85           441      29    6.63             503      35   7.00
Commercial mortgage loans                       2,916     248   8.52         2,629     213    8.10           2,368     202   8.54
Residential mortgage loans                      2,175     162   7.46         1,979     169    8.57           2,297     219   9.53
Consumer loans                                  3,795     358   9.44         3,697     369    9.98           3,625     400  11.03
Lease financing                                   217      14   6.48           191      14    7.34             191      17   8.89
                                             -----------------------       -----------------------         ----------------------
        Total loans (1)                        20,211   1,585   7.84        18,307   1,395    7.62          17,447   1,456   8.34

Investment securities available for sale (2)    3,044     168   5.50           n/a     n/a     n/a             n/a     n/a    n/a

Taxable securities                              4,498     276   6.15         4,893     305    6.23           4,579     356   7.77
Securities exempt from federal income taxes       462      49  10.51           619      64   10.25             794      82  10.35
                                             -----------------------       -----------------------         ----------------------
        Total investment securities held
           to maturity                          4,960     325   6.55         5,512     369    6.70           5,373     438   8.16

Interest-bearing deposits with banks              552      22   3.96           814      28    3.41           1,017      45   4.43
Federal funds sold and securities purchased
  under agreements to resell                      116       5   4.06           135       4    2.99             399      15   3.67
Trading account securities                          5      --   1.67            12       1    6.76              78       3   3.99
Mortgages held for sale                           150      11   7.31           232      15    6.38             196      14   7.34
                                             -----------------------       -----------------------         ----------------------
Total earning assets                           29,038   2,116   7.28        25,012   1,812    7.25          24,510   1,971   8.04

Cash and due from banks                         1,532                        1,490                           1,322
Allowance for loan losses                        (322)                        (311)                           (291)
Accrued income and other assets                 1,203                        1,045                             969
                                             -----------------------       -----------------------         ----------------------
       Total assets                          $ 31,451                      $27,236                         $26,510
                                             =======================       =======================         ======================
NOW accounts                                 $  1,805      30   1.66       $ 1,657      37    2.23         $ 1,470      42   2.83
Money market deposit accounts                   4,787     143   2.99         4,723     129    2.73           4,553     152   3.34
Savings deposits                                2,536      53   2.08         2,494      67    2.67           2,181      72   3.31
Certificates of deposit                         5,681     239   4.21         6,161     254    4.13           7,245     372   5.14
Foreign office deposits (3)                     1,816      78   4.28         1,306      43    3.29           1,668      69   4.11
                                             -----------------------       -----------------------         ----------------------
       Total interest-bearing deposits         16,625     543   3.26        16,341     530    3.24          17,117     707   4.13

Federal funds purchased and securities
    sold under agreements to repurchase         2,817     121   4.31         1,586      47    3.01           1,553      53   3.44
Other borrowed funds                            2,002      79   3.92         1,432      41    2.88           1,308      46   3.52
Medium- and long-term debt                      2,708     148   5.46         1,087      63    5.77             414      30   7.18
Other (4)                                          --     (29)    --            --     (32)     --              --     (24)    --
                                             -----------------------       -----------------------         ----------------------
       Total interest-bearing sources          24,152     862   3.57        20,446     649    3.18          20,392     812   3.98

Noninterest-bearing deposits                    4,700                        4,380                           3,796
Accrued expenses and other liabilities            286                          274                             327
Preferred stock                                    --                           --                              38
Common shareholders' equity                     2,313                        2,136                           1,957
                                             -----------------------       -----------------------         ----------------------
       Total liabilities and
            shareholders' equity             $ 31,451                      $27,236                         $26,510
                                             =======================       =======================         ======================
Net interest income/Rate spread (FTE)                 $ 1,254   3.71                $1,163    4.07                  $1,159   4.06
                                                      =======                       ======                          ======
FTE adjustment (5)                                    $    24                       $   29                          $   38

Impact of net noninterest-bearing                     =======                       ======                          ======
    sources of funds                                            0.61                          0.58                           0.67
                                             -----------------------       -----------------------         ----------------------
Net interest margin (as a percent of
    average earning assets) (FTE)                               4.32%                         4.65%                          4.73%
                                             =======================       =======================         ======================

(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(2)   All investment securities available for sale are taxable.
(3) Includes substantially all deposits by foreign depositors; deposits are in excess of $100,000.
(4) Net interest rate swap income. If swap income/expense were allocated, average rates on total loans would have been 7.75% in 1994 and 7.42% in 1993; average rates on medium- and long-term debt would have been 5.10% in 1994 and 5.94% in 1993. The impact of swap income/expense on 1992 average rates is not meaningful due to the merger with Manufacturers in June 1992.
(5) The FTE adjustment is computed using a federal income tax rate of 35% in 1994 and 1993 and 34% in 1992.
      n/a-Not applicable

        Total FTE net interest income increased to $1,254 million in 1994, compared to $1,163 million and $1,159 million in 1993 and 1992, respectively. Average earning assets rose 16 percent in 1994, positively impacting net interest income, although only partially offsetting the impact of margin compression caused by the rising cost of funds. The higher earning assets were concentrated primarily in loans. Earning asset yields were relatively flat compared to last year, although commercial loans, whose yields typically move more quickly with interest rate changes than consumer and residential loans, experienced higher yield growth.

        Total FTE net interest income in 1993 was flat compared to 1992 due to the offsetting effects of nominal growth in average earning assets and declining yields on some asset categories where high levels of prepayments were experienced. Average loans as a percent of average earning assets increased to 73 percent in 1993 from 71 percent in 1992. The net interest margin in 1993 was impacted positively by lower costing purchased funds which provided funding to replace investment deposit run-off.

        Net interest margin risk typically is related to several events, including loan and deposit spread compression. For

Table 3: RATE-VOLUME ANALYSIS-FTE

                                                             1994 / 1993                                     1993 / 1992
                                              -----------------------------------------       --------------------------------------
                                             Increase         Increase              Net         Increase        Increase        Net
                                           (Decrease)       (Decrease)         Increase       (Decrease)      (Decrease)   Increase
(in millions)                             Due to Rate   Due to Volume*       (Decrease)      Due to Rate  Due to Volume* (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
Interest income (FTE)
     Commercial loans                           $  70            $  83           $  153          $  (33)           $  47      $  14
     International loans                            5               12               17              (5)               9          4
     Real estate construction loans                 6               (3)               3              (2)              (4)        (6)
     Commercial mortgage loans                     11               24               35             (10)              21         11
     Residential mortgage loans                   (22)              15               (7)            (23)             (27)       (50)
     Consumer loans                               (20)               9              (11)            (38)               7        (31)
     Lease financing                               (2)               2               --              (3)              --         (3)
                                                ----------------------------------------          --------------------------------
          Total loans                              48              142              190            (114)              53        (61)

     Investment securities available for sale     (27)             195              168             n/a              n/a        n/a

     Taxable securities                            (5)             (24)             (29)            (75)              24        (51)
     Securities exempt from federal income taxes    2              (17)             (15)             --              (18)       (18)
                                                ----------------------------------------          --------------------------------
          Total investment securities held
                to maturity                        (3)             (41)             (44)            (75)               6        (69)

     Interest-bearing deposits with banks           4              (10)              (6)            (10)              (7)       (17)
     Federal funds sold and securities
          purchased under agreements to resell      2               (1)               1              (3)              (8)       (11)
     Trading account securities                    (1)              --               (1)              2               (4)        (2)
     Mortgages held for sale                        2               (6)              (4)             (1)               2          1
                                                ----------------------------------------          --------------------------------
          Total interest income (FTE)              25              279              304            (201)              42       (159)

Interest expense
     NOW accounts                                 (10)               3               (7)             (9)               4         (5)
     Money market deposit accounts                 12                2               14             (28)               5        (23)
     Savings deposits                             (15)               1              (14)            (14)               9         (5)
     Certificates of deposit                        5              (20)             (15)            (73)             (45)      (118)
     Foreign office deposits                       13               22               35             (14)             (12)       (26)
                                                ----------------------------------------          --------------------------------
          Total interest-bearing deposits           5                8               13            (138)             (39)      (177)

     Federal funds purchased and securities
          sold under agreements to repurchase      21               53               74              (7)               1         (6)
     Other borrowed funds                          15               23               38              (8)               3         (5)
     Medium- and long-term debt                    (3)              88               85              (6)              39         33
     Other (1)                                      3               --                3              (8)              --         (8)
                                                ----------------------------------------          --------------------------------
          Total interest expense                   41              172              213            (167)               4       (163)
                                                ----------------------------------------          --------------------------------
          Net interest income (FTE)             $ (16)           $ 107           $   91          $  (34)           $  38      $   4
                                                ========================================         ==================================

*Rate/volume variances are allocated to variances due to volume.
(1) Net interest rate swap income.
n/a--Not applicable
instance, the spread between prime and market rates, and core deposits and market rates, tends to compress during rising rate periods, as was the case during the second half of 1994. Actions taken during the year minimized this risk of compression in interest rates. The Corporation practices a conservative asset and liability management policy which is more fully explained on page 31 of this financial review.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is the amount necessary to adjust the allowance for loan losses to an amount which represents management's assessment of the losses inherent in the Corporation's loan portfolio. The allowance for loan losses is based on the application of projected loss ratios to the risk-ratings of loans, both individually and by category. Projected loss ratios incorporate such factors as recent loss experience, current economic conditions and trends, trends in past due and nonaccrual amounts, risk characteristics of various categories and concentrations of loans, geographic dispersion of borrowers, and transfer risks. The provision for loan losses was $56 million in 1994, compared to $69 million and $111 million in 1993 and 1992, respectively. The reduction in the provision from the prior years is due to lower levels of charge-offs as well as continued improvement in the quality of the loan portfolio.

                          (NET LOANS CHARGED GRAPH)

        The adequacy of the allowance for loan losses is reviewed on a quarterly basis. At December 31, 1994, the allowance for loan losses was $326 million, an increase of $27 million since year-end 1993. As a percent of total loans, the allowance was 1.47 percent at year-end 1994, compared to 1.56 percent at December 31, 1993. The allowance for loan losses as a percent of nonperforming assets increased to 160 percent at December 31, 1994, from 143 percent at year-end 1993.

        The Corporation's estimated allocation of the allowance for loan losses is shown on page 28. The $36 million increase in the unallocated allowance reflects the continued trend of improved credit quality in the loan portfolio. The allowance allocated to international loans declined $15 million from year-end 1993 as a result of the reclassification of Brady bonds (Latin American debt secured by U.S. Government securities) to debt securities.

        Net charge-offs decreased to $48 million in 1994, compared to $78 million in 1993 and $99 million in 1992. The ratio of net loans charged off to average total loans decreased to 0.24 percent in 1994 from 0.43 percent in 1993. The commercial loan, commercial mortgage and consumer loan portfolios all contributed to these declines due to a continued emphasis on maintaining high credit standards for each loan customer as well as favorable economic conditions in our markets.

        The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) Nos. 114 and 118 which address the accounting and disclosure requirements for impaired loans. These standards will be adopted January 1, 1995, and will not impact the Corporation's financial statements.

NONINTEREST INCOME

Noninterest income remained relatively flat, totaling $467 million in 1994, compared to $462 million and $411 million in 1993 and 1992, respectively. Excluding the effects of acquisitions in 1994 and a $24 million gain on the sale of land in 1993, noninterest income increased $15 million.

        Income from fiduciary activities was $122 million in both 1994 and 1993, primarily as a result of low growth in market values of assets under management throughout the year in both institutional and personal trust as well as a decline in the customer base.

        Trust assets totaled $77 billion at December 31, 1994, compared to $78 billion at year-end 1993. Discretionary funds declined slightly to $27 billion at year-end 1994 from $29 billion at December 31, 1993. Discretionary funds are trust assets over which the Corporation has investment management authority.

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

Year Ended December 31
(dollar amounts in millions)                                     1994            1993            1992            1991          1990
-----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                  $ 299           $ 308           $ 279           $ 265         $ 342
Allowance of institutions and loans purchased/sold                 19              --              17               6             5
Loans charged off
      Domestic
            Commercial                                             25              36              47              47            50
            Real estate construction                                1               1               4               8             8
            Commercial mortgage                                    17              20               8               9            16
            Residential mortgage                                   --               1               1               2             1
            Consumer                                               40              52              60              59            44
            Lease financing                                        --              --               1               1             1
      International                                                --              --              --              --            99
                                                                -----           -----           -----           -----         -----
            Total loans charged off                                83             110             121             126           219
Recoveries
      Domestic
            Commercial                                             15              18               9              15            15
            Real estate construction                               --              --               1              --            --
            Commercial mortgage                                     5               2               1               2             3
            Residential mortgage                                   --              --               1               1            --
            Consumer                                               14              12              10               9             9
      International                                                 1              --              --               2            10
                                                                -----           -----           -----           -----         -----
            Total recoveries                                       35              32              22              29            37
                                                                -----           -----           -----           -----         -----
            Net loans charged off                                  48              78              99              97           182

Provision for loan losses                                          56              69             111             105           100
                                                                -----           -----           -----           -----         -----
Balance at end of period                                        $ 326           $ 299           $ 308           $ 279         $ 265
                                                                =====           =====           =====           =====         =====
Ratio of allowance for loan losses to total loans
      at end of period                                           1.47%           1.56%           1.69%           1.62%         1.60%
Ratio of net loans charged off during the period
      to average loans outstanding during the period             0.24%           0.43%           0.57%           0.58%         1.18%



TABLE 5: NONINTEREST INCOME


                                                                                        Increase (Decrease)     Increase (Decrease)
                                                                                        -------------------     -------------------
                                                        Year Ended December 31              1994/1993                 1993/1992
                                                        ----------------------          -------------------     -------------------
(dollar amounts in millions)                            1994     1993     1992          Amount       Change     Amount       Change
-----------------------------------------------------------------------------------------------------------------------------------
Income from fiduciary activities                        $122     $122     $114           $ --         --%        $  8           7%
Service charges on deposit accounts                      124      120      113              4          3            7           6
Customhouse broker fees                                   41       40       38              1          2            2           5
Revolving credit fees                                     41       36       34              5         15            2           5
Securities gains                                           3        2        6              1         75           (4)        (69)
Other                                                    136      142      106             (6)        (5)          36          35
                                                        ----------------------           ---------------         ----------------
            Total noninterest income                    $467     $462     $411           $  5          1%        $ 51          12%
                                                        ======================           ===============         ================


TABLE 6:  NONINTEREST EXPENSES

                                                                               Increase (Decrease)     Increase (Decrease)
                                                                               -------------------    --------------------
                                                Year Ended December 31              1994/1993              1993/1992
                                                ----------------------          ----------------         --------------
(dollar amounts in millions)                      1994    1993    1992          Amount   Change          Amount  Change
------------------------------------------------------------------------------------------------------------------------
Salaries                                        $  455  $  434  $  427          $ 21        5%           $   7       2%
Employee benefits                                   94      95      89            (1)      (1)               6       6
                                                -----------------------          ------------            -------------
        Total salaries and employee benefits       549     529     516            20        4               13       2
Net occupancy expense                               99      96      86             3        3               10      11
Equipement expense                                  68      62      57             6        8                5       9
FDIC insurance expense                              44      44      45            --       (1)              (1)     --
Telecommunications expense                          27      21      17             6       31                4      20
Merger, integration and restructuring charge         7      22     128           (15)     (68)            (106)    (83)
Other                                              265     264     243             1       --               21       9
                                                -----------------------          ------------            -------------
        Total noninterest expenses              $1,059  $1,038  $1,092          $ 21        2%           $(54)     (5)%
                                                ========================        =============            =============


        Future investment management activity will be conducted through the new partnership formed by the combination of the Corporation's investment management subsidiaries and Munder Capital Management. Munder was a strong and proven firm which achieved superior and consistent long-term investment performance throughout a variety of market environments. The new Munder Capital possesses considerable investment capability emphasizing a wide variety of products, competitive investment returns and a high level of customer service.

                          (Noninterest Income Graph)


        Service charges on deposit accounts increased to $124 million in 1994, compared to $120 million in 1993 and $113 million in 1992. Excluding the impact of acquisitions, service charge income declined slightly. The lower fees were the result of higher earnings credit allowances, partially offset by new service charge fee schedules implemented in the last half of the year.

        Revolving credit fees increased to $41 million in 1994, compared to $36 million and $34 million in 1993 and 1992, respectively. Acquisitions accounted for nearly 60 percent of the $5 million increase in 1994. An increase of $255 million in bankcard loans outstanding also contributed to the rise in fee income, reflecting consumer confidence in the current favorable economic environment and consumer bankcard promotions introduced in the last half of the year. These increases were partially offset by lower interchange fee income due to a reduction in interchange rates.

        Other noninterest income decreased $6 million from 1993, due mainly to large nonrecurring components within noninterest income in the prior year. In 1994, the Corporation recognized $7 million in gains on sales of international loans and a $7 million gain on the sale of originated mortgage servicing rights (OMSRs). In addition, amortization of purchased mortgage servicing rights (PMSRs) dropped to $4 million in 1994 from $22 million in 1993, reflecting lower levels of mortgage prepayments as interest rates began to rise during the year.

        In 1994, the Corporation intensified efforts in the sales of mutual funds and insurance annuities. Fees related to these activities increased to $8 million in 1994 from $2 million a year ago.

        Significant nonrecurring components of other noninterest income in 1993 included a $24 million gain on the sale of land adjacent to an operations center, a $5 million gain on the sale of Brazilian debt, and a $3 million gain on the sale of stock warrants. These gains were partially offset by lower mortgage servicing income due to a change in the accounting method for PMSRs. There were no significant nonrecurring components in other noninterest income in 1992.

NONINTEREST EXPENSES

Noninterest expenses were $1,059 million in 1994, compared to $1,038 million in 1993 and $1,092 million in 1992. Excluding acquisitions, noninterest expenses would have decreased by approximately $21 million, or 2 percent. Contributing to this decline was more than $60 million in merger, integration and restructuring expenses incurred in 1993. Over half of these costs were recorded in various expense categories. By the end of 1994, expenses reflected the full $145 million of cost savings anticipated from the merger with Manufacturers in June 1992.
        Total salaries expense increased 5 percent in 1994, compared to a 2 percent increase in both 1993 and 1992. Excluding the impact of acquisitions, salaries increased only 2 percent to $441 million during the year. This nominal increase was primarily due to merit increases offset by a significant decline in overtime and temporary-help as systems conversions related to the merger with Manufacturers were completed. The addition of approximately 700 employees from acquisitions contributed to an overall increase in the number of full-time equivalent employees of 407 from 1993.
        Employee benefits declined slightly to $94 million in 1994, compared to $95 million and $89 million in 1993 and 1992, respectively, due primarily to lower pension expense which was partially offset by acquisitions. Pension costs decreased by $4 million while acquisitions added $4 million to total employee benefits. Declining pension expense in 1994 resulted from slower salary growth assumptions and the establishment of a single pension plan that revised benefits to prospective retirees.
        The increase in employee benefits expense in 1993 was primarily due to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement
Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postretirement Benefits."

        The discount rate used in determining the projected pension benefits obligation will increase in 1995 from the current 7.5 percent to 8.5 percent, while salary growth assumptions will remain constant. However, the Corporation estimates that 1995 pension expense will not significantly change from 1994 as a result of these factors.
        Net occupancy and equipment expense on a combined basis totaled $167 million in 1994, compared to $158 million and $143 million in 1993 and 1992, respectively. Without the impact of acquisitions, net occupancy and equipment expense would have increased by only $2 million, or 1 percent, from last year as a result of higher depreciation expense related to 1994 facility improvements in two operation centers and 1993 computer and systems upgrades.
        Federal Deposit Insurance Corporation (FDIC) insurance expense has remained constant since 1992. The FDIC risk-related premium system correlates the assessment rate to a bank's risk-based capital levels. Each subsidiary bank's capital level qualified for the lowest assessment rate of 23.0 cents per $100 of deposits. The FDIC has proposed a significant decrease in the assessment rate for late 1995.

                         (Noninterest Expenses Graph)

        A charge of $7 million in 1994 for merger, integration and restructuring reflects costs related primarily to severance and the Munder transaction. The additional staff reductions are incremental to those identified in the Manufacturers merger and will translate into savings exceeding the original target of $145 million. Charges in 1993 and 1992 relate to the Manufacturers merger. At the end of 1994, there was no remaining liability related to the prior years' Manufacturers merger charges.
        Consultant fees were $9 million in 1994, a decrease of 45 percent from 1993. This decline is the result of the completion of remaining merger-related investments in systems conversions and technology upgrades during the year.
        Net amortization of intangible assets, excluding purchased mortgage servicing rights, was $23 million in 1994, compared to $20 million in 1993 and 1992. Included in the 1994 expense was an additional $3 million of goodwill amortization related to 1994 acquisitions.

INCOME TAXES

The provision for income taxes was $195 million in 1994, compared with $148 million in 1993 and $89 million in 1992. The effective tax rate, derived by dividing the provision for income taxes by income before income taxes, was 33.5 percent in 1994, 30.3 percent in 1993 and 26.9 percent in 1992. The increase in the effective rate over the prior year is the result of lower relative levels of tax-exempt interest income.

BALANCE SHEET AND CAPITAL
FUNDS ANALYSIS

Total assets were $33.4 billion at year-end 1994, which represented a $3.1 billion increase from December 31, 1993. On an average basis, total assets increased to $31.5 billion in 1994 from $27.2 billion in 1993. This increase was funded primarily by purchased funds and deposits which rose on average $3.4 billion and $604 million, respectively.

EARNING ASSETS

The average balance of domestic commercial loans, led by the commercial and commercial mortgage loan categories, increased by $1.4 billion from 1993, or 12 percent. This growth, along with an increase of approximately 64 percent in commercial loan commitments to extend credit, can be attributed to effective marketing efforts, continued strong demand for commercial loans and acquisitions.
        Average international loans increased $210 million due to expanded customer relationships and a focus on Latin American countries making economic recoveries. This growth consisted largely of loans originated to facilitate trade with limited cross-border risk. The Corporation's cross-border exposure to any one country has not exceeded 0.75 percent of assets from 1992 to 1994. In 1994, Mexican cross-border exposure totaled $211 million, down 6 percent from a year ago. This exposure is evenly divided between major banks and corporate customers with significant exports who will benefit from the peso devaluation through increased volume and expanded margins. The Mexican loan portfolio is structured to limit cross-border risk and to perform under the recent volatility in financial markets.
        Average residential mortgage loans increased $196 million as a result of the purchase of two mortgage loan portfolios during 1994. The $98 million growth in average consumer loans was the net effect of increases in average installment loans and bankcard loans of $107 million and $21 million, respectively, offset by a $30 million decrease in revolving credit loans. Average installment loans were higher, primarily due to expanded market share in Texas, California and Florida related to marine and recreational vehicle loan products, as well as continued growth in fixed rate home equity loans. Increased bankcard loans reflect a new promotional campaign for bankcard products introduced in the last half of 1994. Average revolving credit loans declined as customers shifted away from home equity open-end lines of credit toward fixed rate home equity closed-end loans in response to the rising interest rate environment.
        Average investment securities totaled $8.0 billion in 1994, compared to $5.5 billion in 1993, due to a $2.8 billion increase in average U.S. Government and agency securities offset by decreases of $157 million in average state and municipal securities and $152 million in average other securities. U.S. Government and agency securities are comprised of FNMA, GNMA and FHLMC mortgage participation securities, while other securities consist primarily of collateralized mortgage obligations. The Corporation invested significantly in these securities in early 1994 to balance interest rate sensitivity and preserve net interest margin. The tax-exempt portfolio of state and municipal securities continues to decrease as the securities are called or mature. The reduced tax advantages of these types of securities deter additional investment. The decline in other securities during the year was mainly a result of calls, maturities and payments received on collateralized mortgage obligations.
        Total investment securities available for sale increased to $2.9 billion, compared to $2.3 billion at December 31, 1993. Securities classified as available for sale include floating rate bonds, certain types of collateralized mortgage obligations and 30-year fixed rate pools of government-backed mortgages with remaining lives exceeding 15 years. This category of securities represents investments which may be liquidated if certain economic conditions or interest rate environments were to materialize in the foreseeable future. The net increase in available for sale securities in 1994 was primarily the result of the addition of approximately $700 million in U.S. Government and agency mortgage-backed securities in the first half of the year, and $400 million of U.S. Treasury notes scheduled for maturity in 1995, as well as the reclassification of $92 million of Brady bonds from loans to investment securities. The after-tax net unrealized holding gain or loss on available for sale securities is reported as a separate component of shareholders' equity and totaled a $55 million loss in 1994 and a $27 million gain in 1993.

TABLE 7: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

December 31
(in millions)                                                      1994        1993        1992        1991        1990
-----------------------------------------------------------------------------------------------------------------------
Investment securities available for sale
        U.S. Government and agency securities                   $ 2,674     $ 2,164     $   n/a     $   n/a     $   n/a
        State and municipal securities                               --          --         n/a         n/a         n/a
        Other securities                                            232         158         n/a         n/a         n/a
                                                                -------     -------     -------     -------     -------
                Total investment securities available for sale    2,906       2,322         n/a         n/a         n/a

Investment securities held to maturity
        U.S. Government and agency securities                     4,462       3,232       3,824       3,542       3,680
        State and municipal securities                              422         513         693         889         937
        Other securities                                             86         233         646       1,275       1,179
                                                                -------     -------     -------     -------     -------
                Total investment securities held to maturity      4,970       3,978       5,163       5,706       5,796
                                                                -------     -------     -------     -------     -------
                Total investment securities                     $ 7,876     $ 6,300     $ 5,163     $ 5,706     $ 5,796
                                                                =======     =======     =======     =======     =======
Commercial loans                                                $10,634     $ 9,087     $ 8,213     $ 7,568     $ 7,608
International loans
        Government and official institutions                         18         143         156         156         159
        Banks and other financial institutions                      660         671         323         148         195
        Other                                                       517         322         257         245          83
                                                                -------     -------     -------     -------     -------
                Total international loans                         1,195       1,136         736         549         437

Real estate construction loans                                      414         437         471         521         499
Commercial mortgage loans                                         3,056       2,700       2,666       2,315       2,088
Residential mortgage loans                                        2,436       1,857       2,126       2,462       2,379
Consumer loans                                                    4,215       3,674       3,836       3,654       3,316
Lease financing                                                     259         209         167         200         176
                                                                -------     -------     -------     -------     -------
                Total loans                                     $22,209     $19,100     $18,215     $17,269     $16,503
                                                                =======     =======     =======     =======     =======

n/a - Not applicable


TABLE 8:  LOAN MATURITIES AND INTEREST RATE SENSITIVITY

                                                                                      After One
December 31, 1994                                                            Within   But Within        After
(in millions)                                                              One Year*  Five Years   Five Years       Total
-------------------------------------------------------------------------------------------------------------------------
Commercial loans                                                            $ 7,565      $ 2,450      $   619     $10,634
Commercial mortgage loans                                                       721        1,853          482       3,056
International loans                                                             940          231           24       1,195
Real estate construction loans                                                  231          156           27         414
                                                                            -------      -------      -------     -------
        Total                                                               $ 9,457      $ 4,690      $ 1,152     $15,299
                                                                            =======      =======      =======     =======
Loans maturing after one year
        Predetermined interest rates                                                     $ 2,035      $   744
        Floating interest rates                                                            2,655          408
                                                                                         -------      -------
                Total                                                                    $ 4,690      $ 1,152
                                                                                         =======      =======

* Includes demand loans, loans having no stated repayment schedule or maturity, and overdrafts.

TABLE 9: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                          1994                    1993                   1992                  1991                    1990
                   --------------------   -------------------    -------------------    -------------------    --------------------
December 31                    Percent                Percent                Percent                Percent                 Percent
(dollar amounts    Allocated  of Total    Allocated  of Total    Allocated  of Total    Allocated  of Total    Allocated   of Total
  in millons)      Allowance     Loans    Allowance     Loans    Allowance     Loans    Allowance     Loans    Allowance      Loans
-----------------------------------------------------------------------------------------------------------------------------------
Domestic
  Commercial       $119         48%       $123          48%      $120         45%        $ 81        44%        $ 53         46%
  Real estate
    construction      6          2           4           2          9          2           12         3           10          3
  Commercial
    mortgage         35         14          26          14         37         15           20        14           20         13
  Residential
    mortgage          2         11           3          10          6         12            1        14            2         14
  Consumer           60         19          60          19         59         21           55        21           42         20
  Lease
    financing         1          1           1           1          2          1            2         1            2          1
International         3          5          18           6         39          4           54         3           74          3
Unallocated         100         --          64          --         36         --           54        --           62         --
                   ---------------        ----------------       ---------------         --------------         ---------------
        Total      $326        100%       $299         100%      $308        100%        $279       100%        $265        100%
                   ===============        ================       ===============         ==============         ===============

TALBE 10: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO--FTE

                                                     Maturity+                                                              Weighted
                     --------------------------------------------------------------------------                              Average
December 31, 1994       Within 1 Year       1-5 Years          5-10 Years       After 10 Years       Total                 Maturity
(dollar amounts      ------------------  ---------------    ---------------    ----------------  --------------    Market     (Yrs./
  in millions)        Amount    Yield    Amount    Yield    Amount    Yield    Amount   Yield    Amount   Yeild     Value      Mos.)
------------------------------------------------------------------------------------------------------------------------------------
Available for sale
  U.S. Treasury       $ 415     4.20%   $  39      5.67%     $  1     6.85%    $   --      --%   $  455    4.33%   $  455     1/1
  U.S. Government
    and agency           --       --        2      6.47       132     6.60      2,085    6.19     2,219    6.21     2,219    21/0
  Other bonds, notes
    and debentures        3     6.10        2        --         1     7.91        168    7.40       174    7.39       174    26/2
  Federal Reserve
    Bank stock and
    other invest-
    ments*               --       --       --        --        --       --         --      --        58      --        58      --
                      --------------    ---------------     --------------     --------------    --------------    ------
  Total investment
    securities
    available for
    sale                418     4.22       43      5.71       134     6.62      2,253    6.28     2,906    5.99     2,906

Held to maturity
  U.S. Treasury          15     5.55       24      6.97        --       --         --      --        39    6.42        39     1/3
  U.S. Government
    and agency            1     8.76      166      6.24       317     6.83      3,938    6.39     4,422    6.42     4,099    13/3
  State and municipal
    securities           75    10.51      235     10.63        79    10.94         33   11.50       422   10.74       436     4/1
  Other bonds, notes
    and debentures        7    11.41       23      6.44         4     7.99         53    6.56        87    6.97        85    17/0
                      --------------    ---------------     --------------     --------------    --------------    ------
  Total investment
    securities held
    to maturity          98     9.78      448      8.59       400     7.66      4,024    6.44     4,970    6.79     4,659
                      --------------    ---------------     --------------     --------------    --------------    ------
  Total investment
    securities        $ 516     5.25%   $ 491      8.34%    $ 534     7.39%    $6,277    6.38%   $7,876    6.49%   $7,565
                      ==============    ===============     ==============     ==============    ==============    ======

*Balances are excluded in the calculation of total yield.
+Based on final contractual maturity.

TABLE 11. MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

December 31
(in millions)                                                    1994
------------------------------------------------------------------------
Three months or less                                             $ 1,126
Over three months to six months                                       36
Over six months to twelve months                                      19
Over twelve months                                                   142
                                                                 -------
      Total                                                      $ 1,323
                                                                 =======


OTHER EARNING ASSETS

Short-term investments in interest-bearing deposits with banks, federal funds sold, and securities purchased under agreements to resell provide a range of maturities under one year to supplement corporate liquidity. The Corporation's deposits were either with foreign banks' international banking facilities located in the U.S. or with banks in developed countries. Federal funds sold offer earnings opportunities and provide a vehicle to control the reserve position and serve correspondent banks. On an average basis, these short-term investments declined $281 million during 1994 due to decreases in bank time deposits of $262 million and other temporary investments of $19 million. The Corporation's liquidity level was reduced as a result but remains within corporate guidelines.
        Mortgages held for sale decreased by $239 million in 1994 after increasing $96 million in 1993. This decrease reflects the decline in refinancing activity throughout 1994 as residential mortgage interest rates rose.

DEPOSITS AND BORROWED FUNDS

At December 31, 1994, total deposits increased $1.5 billion, or 7 percent, to $22.4 billion. This increase was the result of acquisitions made during the year. Without these acquisitions, deposits would have increased less than 2 percent, reflecting the continued trend of interest-sensitive customers shifting away from deposits toward alternative investments, including mutual funds. Total deposits decreased $250 million, or 1 percent, during 1993.
        Changes in the average mix of deposits also reflect a rising interest rate environment in 1994. Average certificates of deposit decreased $480 million as depositors shifted maturing certificate of deposit balances into more liquid savings and demand deposit accounts in anticipation of further increases in interest rates. These shifts, in addition to acquisitions made in 1994, resulted in increases of $320 million in average noninterest-bearing deposits. Foreign office deposits also increased $1.1 billion to $2.4 billion at December 31, 1994.
        Average earning asset growth also was funded by short-term borrowings. On an average basis, federal funds purchased increased $1 billion, while treasury tax and loan notes rose $327 million and securities sold under agreements to repurchase increased $196 million.
        To satisfy additional funding requirements, the Corporation issued $3.4 billion of medium-term notes during the year. The interest rate associated with the notes creates a funding source with maturities ranging from nine months to 15 years and durations that are similar to deposit liabilities.
        Subordinated notes support acquisition activity and help maintain the bank's total capital ratio at the level that qualifies for the lowest FDIC risk-based insurance premium. Further information on the Corporation's medium- and long-term debt is included in Note 9 to the consolidated financial statements on page 45.

CAPITAL

Common shareholders' equity totaled $2.4 billion at December 31, 1994. This represents an increase of $210 million, or 10 percent, from $2.2 billion at year-end 1993. The increased equity represents the net result of several factors: earnings retention of $242 million, treasury shares of $121 million issued for acquisitions and $5 million of common stock issued for employee stock plans. These items were partially offset by the repurchase of 2.8 million shares into treasury for acquisitions and a change of $83 million in unrealized losses on available-for-sale securities.
        The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board, as shown in the following table.



CAPITAL RATIOS

December 31
(dollar amounts in millions)                           1994           1993
-------------------------------------------------------------------------------
Tier 1 (core) capital
Shareholder's equity                                   $   2,392      $  2,182
  Less: Goodwill and other disallowed
   intangibles                                               214           132
  Less: Unrealized gains and (losses)                        (55)           27
                                                       ---------      --------
Total tier 1 capital                                   $   2,233      $  2,023
                                                       =========      ========
Tier 2 (supplemental) capital
  Qualifying subordinated debt                         $     648      $    530
  Eligible allowance for loan losses                         326           299
                                                       ---------      --------
Total tier 2 capital                                   $     974      $    829
                                                       =========      ========
Total capital                                          $   3,207      $  2,852
                                                       =========      ========
Assets
  Risk-weighted assets (net)                           $  27,466      $ 24,623
  Average quarterly assets (net)                       $  32,197      $ 28,743
Risk-based ratios
  Tier 1 (minimum-4.0%)                                     8.13%         8.21%
  Total (minimum-8.0%)                                     11.68%        11.58%
  Tier 1 leverage (minimum-3.0%)                            6.93%         7.04%

                                      29

        At December 31, 1994, all of the Corporation's banking subsidiaries exceeded the minimum ratios required of a "well capitalized" institution as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.
        The common dividend payout ratio was 37.5 percent in 1994, compared to
36.8 percent in 1993. The board of directors currently targets a payout ratio of 30 to 40 percent but will continue to reassess this target in light of changing market and industry conditions.

ASSET QUALITY

NONPERFORMING ASSETS

The Corporation's accounting and classification policies regarding nonaccrual loans reflect the importance of recognizing troubled loans early. Depending on the loan type, consumer loans are directly charged off when deemed uncollectible, which is typically no later than 180 days past due. Loans other than consumer are placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than when the loan is 90 days past due on principal or interest unless it is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off at the time the loan is placed on nonaccrual status to an amount that represents management's assessment of the ultimate collectibility of the loan. Interest previously accrued but not collected on nonaccrual loans is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

          (Nonperforming Assets to Loans and Other Real Estate Graph)

        Nonaccrual loans at December 31, 1994 totaled $162 million, a 5 percent increase from year-end 1993. Excluding acquisitions, nonaccrual loans would have decreased, reflecting continued improvement in the quality of the loan portfolio and favorable economic conditions in our markets. The following nonaccrual loan table indicates the percentage of nonaccrual loan value to original contractual value and demonstrates the conservative and prompt nature of the corporate charge-off policy.

NONACCRUAL LOANS

December 31
(dollar amounts in millions)                                               1994
-------------------------------------------------------------------------------
Carrying value                                                           $  162
Contractual value                                                        $  221
Carrying value as a percentage of contractual value                          73%

        The decrease of $10 million in other real estate owned (ORE) during 1994 primarily represents the net result of sales along with write-downs of properties which was partially offset by the addition of $11 million relating to three separate loans and $15 million from acquisitions.
        Loans past due 90 days decreased $7 million during 1994 primarily due to increased payments made by customers on delinquent credit card, installment and student loan account balances.
        In addition to the nonaccrual loans and the loans past due 90 days or more at December 31, 1994, there were loans totaling $319 million where possible financial problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with the present contractual repayment terms. These loans are specifically considered in management's evaluation of the adequacy of the allowance for loan losses.

CONCENTRATION OF CREDIT

The only significant industry concentration at December 31, 1994 is loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers. These loans totaled $3.6 billion, or 16 percent of total loans at December 31, 1994, compared to approximately $3.0 billion, or 16 percent of total loans at year-end 1993. Of these amounts, floor plan loans to automobile dealers were $986 million at December 31, 1994 and $789 million at December 31, 1993. All other industry concentrations individually represent less than 5 percent of total loans at year-end 1994.

TABLE 12:  SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31
(dollar amounts in millions)

                                                                     1994      1993       1992      1991      1990
-------------------------------------------------------------------------------------------------------------------
Nonperforming assets
        Nonaccrual loans
                Commercial loans                                     $  89      $  71     $  75     $  62     $  74
                International loans                                     --         --        --        --        13
                Real estate construction loans                          17         19        28        47        44
                Real estate mortgage loans (principally commercial)     56         64       120       101        53
                                                                     -----      -----     -----     -----     -----
                Total nonaccrual loans                                 162        154       223       210       184

        Reduced-rate loans                                               2          5         1        --        14
                                                                     -----      -----     -----     -----     -----
                Total nonperforming loans                              164        159       224       210       198

        Other real estate                                               40         50        49        46        57
                                                                     -----      -----     -----     -----     -----
                Total nonperforming assets                           $ 204      $ 209     $ 273     $ 256     $ 255
                                                                     =====      =====     =====     =====     =====
Nonperforming loans as a percentage of total loans                    0.74%      0.83%     1.23%     1.22%     1.19%
Nonperforming assets as a percentage of total loans
        and other real estate                                         0.92%      1.09%     1.50%     1.48%     1.54%
Allowance for loan losses as a percentage of total
        nonperforming assets                                           160%       143%      113%      109%      104%
Loans past due 90 days-domestic                                      $  39      $  46     $ 100     $  54     $  66



        Although there is a loan concentration to the automotive industry, the Corporation has successfully operated in the Michigan economy during several downturns in the auto industry. There were no automotive industry-related loans larger than $500 thousand on nonaccrual status as of year-end 1994. In addition, there were no significant automotive industry-related charge-offs during the year. Loans to highly leveraged companies are not a significant element of the loan portfolio representing less than 4 percent of total loans.

COMMERCIAL REAL ESTATE LENDING

Approximately 72 percent of the Corporation's real estate construction loans have balances of less than $1 million. These relatively small loans are made to longtime customers in local markets with satisfactory project completion experience. The real estate construction loan portfolio contains approximately 387 loans, the largest of which has a balance of approximately $9 million.

        The commercial mortgage loan portfolio also consists of relatively small loans to longtime customers. Approximately 45 percent of the commercial mortgage portfolio relates to owner-occupied properties. Of the 7,831 loans in the portfolio, 91 percent have balances under $1 million, and the largest loan is less than $28 million. Additionally, the Corporation's policy requires the loan-to-value (LTV) ratio to be 75 percent or less for all commercial mortgage and real estate construction loans. This policy is well within the regulatory limits.

        The geographic distribution of real estate construction and commercial mortgage loans is also an important determinant in evaluating credit risk. The following geographic distribution table indicates the diversification of the Corporation's real estate construction and commercial mortgage loans throughout the markets served by the Corporation.

GEOGRAPHIC DISTRIBUTION

December 31, 1994                                           Real Estate        Commercial
(in millions)                                              Construction          Mortgage
--------------------------------------------------------------------------------------------
Michigan                                                       $    201           $ 1,937
California                                                          105               329
Texas                                                                70               273
Illinois                                                              6               255
Florida                                                              17                54
Other                                                                15               208
                                                                  -----           -------
Total                                                          $    414           $ 3,056
                                                                  =====           =======


ASSET AND LIABILITY MANAGEMENT

The asset and liability portfolios are managed to ensure adequate liquidity and to control interest rate risk exposure. Management seeks to minimize the risk of a reduction in net interest income that could result from fluctuations in market interest rates. This process is carried out through regular meetings of executive and senior management representing various areas of the Corporation including finance, lending, investment and deposit gathering areas.

INTEREST RATE SENSITIVITY

No single interest rate risk measurement system satisfies all objectives. As a result, a combination of techniques are used to manage interest rate risk, including simulation analysis, asset and liability repricing schedules and duration of equity. These interest rate risk measurement reports are reviewed regularly by the Corporation's Asset Liability Policy Committee. While most assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect their repricing behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposit categories to reflect the elasticity of the changes in their interest rates relative to the changes in market interest rates. In addition, estimates are made concerning early loan and security repayments. Prepayment assumptions are based on the expertise of portfolio managers along with input from financial markets. Consideration is given to current and future interest rate levels. These adjustments provide a more accurate picture of the Corporation's interest rate risk profile.
        Net interest income is frequently evaluated under various balance sheet and interest rate scenarios. The results of this analysis provide the information needed to assess the proper balance sheet structure. As market interest rates approach expected turning points, management adjusts the interest rate sensitivity of the Corporation. This sensitivity is measured as a percentage of earning assets. The Corporation's operating range for interest rate sensitivity, before elasticity adjustments, is between an asset sensitive position of 5 percent and a liability sensitive position of 10 percent. However, the elasticity adjustment made to the bank's core deposits adds asset sensitivity to the balance sheet. Accordingly, on an elasticity-adjusted basis, the operating range allows for an asset sensitive position of 10 percent and a liability sensitive position of 5 percent.
        The schedule on page 33 shows the interest sensitivity gap as of year-end 1994 and 1993. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $1.3 billion of rate sensitivity to the 1994 year-end gap. In addition, the schedule identifies the adjustment for the price elasticity on certain core deposits.
        The Corporation had a one-year liability sensitive gap of $1.6 billion, or 5 percent of earning assets, as of December 31, 1994. Restated for core deposit elasticities, the gap is $391 million liability sensitive, or 1 percent of earning assets. This compares to a $1.1 billion liability sensitive gap or $332 million asset sensitive elasticity-adjusted gap on December 31, 1993.
        The Corporation's gap remained in a somewhat neutral position throughout the year, reflecting little change from year-end 1993 levels. Management views this position as reasonable and, looking forward, does not anticipate any material change by year-end 1995. However, a reasonable amount of flexibility exists that will permit, if warranted, an increase in the amount of asset sensitivity by year-end 1995.
        An unexpected change in the pace of the economy's recovery, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. A system is maintained where management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that are gradually taken up and down 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with the particular interest rate environment. The measurement of risk exposure at year-end 1994 for a 200 basis point rise in short-term interest rates identified approximately $37 million of net interest income at risk during 1995. If, on the other hand, short-term interest rates decline 200 basis points, the Corporation would stand to add $54 million of net interest income. Corporate policy limits adverse change to no more than 5 percent of our most likely net interest income forecast. In either case, the Corporation is within the policy guideline.

LIQUIDITY

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. In order to satisfy funding and liquidity requirements, the Corporation has a $4.5 billion medium-term note program. Under this program our banks in Michigan and Illinois can issue senior debt with maturities ranging between nine months and 15 years. The Michigan bank can issue up to an additional $1 billion of short-term senior notes. At year-end 1994, unissued debt related to the two programs totaled $2.1 billion. Liquid assets totaled $5.2 billion at December 31, 1994. In addition, $1.6 billion was available from a collateralized borrowing account with the Federal Reserve Bank at year-end 1994. Purchased funds at December 31, 1994, excluding certificates of deposit with maturities beyond one year, approximated $7.8 billion.

TABLE 13:  SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES

                                                         December 31, 1994                                December 31, 1993
                                                    Interest Sensitivity Period                      Interest Sensitivity Period
                                                    ---------------------------                      ---------------------------
                                                Within            Over                              Within          Over
(dollar amounts in millions)                  One Year        One Year          Total             One Year      One Year      Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                        $   --         $  1,823      $   1,823              $   --       $  1,601    $ 1,601
Short-term investments                             487              34            521                2,344           108      2,452
Investment securities                            3,173           4,703          7,876                2,881         3,419      6,300

Commercial loans (including lease financing)     9,225           1,667         10,892                7,820         1,476      9,296
International loans                              1,182              13          1,195                1,096            40      1,136
Real estate related loans                        3,748           2,159          5,907                2,906         2,088      4,994
Consumer loans                                   2,206           2,009          4,215                1,732         1,942      3,674
                                               -------        --------      ---------              -------      --------    -------
      Total loans                               16,361           5,848         22,209               13,554         5,546     19,100
Other assets                                       313             688          1,001                  241           601        842
                                               -------        --------      ---------              -------      --------    -------
      Total assets                             $20,334        $ 13,096      $  33,430              $19,020     $  11,275   $ 30,295
                                               =======        ========      =========              =======     =========   ========
LIABILITIES

Deposits
   Noninterest-bearing                         $   470        $  4,787      $   5,257              $ 1,090     $   3,849   $  4,939
   NOW                                              57           1,777          1,834                  296         1,487      1,783
   Savings                                          --           2,432          2,432                   --         2,453      2,453
   Money market                                  4,565              --          4,565                4,644            27      4,671
   Certificates of deposit                       4,494           1,417          5,911                4,375         1,361      5,736
   Foreign office                                2,433              --          2,433                1,367             1      1,368
                                               -------        --------      ---------              -------      --------    -------
      Total deposits                            12,019          10,413         22,432               11,772         9,178     20,950
Short-term borrowings                            4,206              --          4,206                5,376            24      5,400
Medium- and long-term debt                       3,248             850          4,098                  736           725      1,461
Other liabilities                                  (13)            315            302                    1           301        302
                                               -------        --------      ---------              -------      --------    -------
        Total liabilities                       19,460          11,578         31,038               17,885        10,228     28,113
Shareholders' equity                               (55)          2,447          2,392                   28         2,154      2,182
                                               -------        --------      ---------              -------      --------   --------
        Total liabilities and
            shareholders' equity               $19,405        $ 14,025      $  33,430              $17,913     $  12,382   $ 30,295
                                               =======        ========      =========              =======     ==========  =========

Sensitivity impact of interest rate swaps      $(2,578)       $  2,578             --              $(1,363)    $   1,363   $     --
Sensitivity impact of unsettled swap
   and security purchases                           --              --             --                 (886)          886         --
                                               -------        --------      ---------              -------      --------     -------
Interest sensitivity gap                        (1,649)          1,649             --               (1,142)        1,142         --
Gap as a percentage of earning assets               (5)%             5%            --                   (4)%           4%        --
Sensitivity impact from elasticity
 adjustments (1)                                 1,258          (1,258)            --                1,474        (1,474)        --
                                               -------        --------      ---------              -------      --------     -------
Interest sensitivity gap with elasticity
 adjustments                                   $  (391)       $    391             --              $   332     $    (332)        --
Gap as a percentage of earnings assets              (1)%             1%            --                    1%           (1)%       --
                                               =======        ========      =========              =======      ========     =======


(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985 as well as expected future pricing relationships.


OFF-BALANCE-SHEET
FINANCIAL INSTRUMENTS

The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers and to manage its own exposure to fluctuations in interest and foreign exchange rates. Off-balance-sheet instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the consolidated balance sheets.

        The FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," in October 1994. This Statement requires additional disclosures about derivative financial instruments--futures, forwards, swaps, option contracts and other financial instruments with similar characteristics. Disclosures pursuant to SFAS No. 119 are provided in Notes 17 and 20 of the consolidated financial statements, along with information on other off-balance-sheet financial instruments.

TABLE 14:  OFF-BALANCE-SHEET DERIVATIVES PORTFOLIO


                                                            December 31, 1994          December 31, 1993
                                                           ------------------         ------------------
                                                           Notional      Fair         Notional      Fair
(in millions)                                                Amount     Value           Amount     Value
--------------------------------------------------------------------------------------------------------
RISK MANAGEMENT

Interest Rate Swaps
        Variable rate asset designation:
                Generic receive fixed                        $   50     $  --           $  550     $  18
                Amortized receive fixed                         297       (17)              --        --
                Index amortized receive fixed                 1,936      (133)           1,883        24

        Fixed rate asset designation:
                Generic pay fixed                               185        (1)             600       (13)

        Medium- and long-term debt designation:
                Generic receive fixed                           675       (83)             496        14
                Generic pay fixed                                25        --               25        (2)
                Basis                                           475        --               50        --

        Other (1)                                               400        (2)           1,229        17
                                                             -----------------          ----------------
                Total risk management derivatives            $4,043     $(236)          $4,833     $  58

CUSTOMER INITIATED

Foreign exchange contracts                                      501         1              224         1
Other (2)                                                       376        (1)             162         1
                                                             ----------------           ----------------
        Total customer initiated derivatives                 $  877     $  --           $  386     $   2
                                                             ----------------           ----------------
        Total derivative financial instruments               $4,920     $(236)          $5,219     $  60
                                                             ================           ================

(1) Includes interest rate forward and futures contracts, interest rate caps written and purchased, foreign exchange contracts, commitments to purchase securities, commitments to sell loans, and international swap agreements.
(2) Includes interest rate caps written and purchased and interest rate swaps.


        The preceding table shows the Corporation's off-balance-sheet derivatives portfolio. The notional or contract amounts of derivative financial instruments, which represent the extent of involvement in such transactions, are not reflected in the consolidated balance sheets. Notional amounts are used to determine the contractual cash flows to be exchanged and generally are not actually paid or received, except for certain contracts such as forward and futures. Notional amounts also are not indicative of the potential for gain or loss associated with the credit or market risks inherent in such transactions. Consequently, the actual market or credit exposure for all derivative instruments is significantly less than the notional amount.

DERIVATIVE FINANCIAL INSTRUMENTS HELD OR ISSUED FOR RISK MANAGEMENT PURPOSES

The Corporation uses both balance sheet instruments, such as U.S. Treasury securities, and off-balance-sheet derivative financial instruments primarily as an end-user to manage interest and foreign exchange rate risk. Interest rate risk arises in the normal course of business due to an imbalance in the rate sensitivity and repricing or maturity characteristics of on-balance-sheet assets and liabilities. The Corporation seeks to manage these risk exposures without significant impact on balance sheet leverage and liquidity. The Corporation's use of derivatives takes place predominately in the interest rate markets and mainly involves interest rate swaps, both amortizing and non-amortizing. Other derivative financial instruments which may be used in connection with risk management activities include interest rate caps and forward and futures interest and foreign exchange rate contracts.

        Income and expense on interest rate swaps and other derivatives used to manage the interest rate sensitivity of on-balance-sheet assets and liabilities are recognized in net interest income. Index amortizing swaps are interest rate swaps whose notional principal decreases at a rate that varies with the level of a specified index in accordance with a predetermined schedule. The majority of these swaps are indexed to short-term interest rates. Notional amounts of index amortizing swaps generally decline more rapidly as interest rates fall; conversely, notional amounts decrease more slowly as rates increase. As of December 31, 1994, index amortizing swaps had an average expected life of approximately 2.2 years with a stated maturity that averaged 2.6 years. The notional amounts of generic interest rate swaps do not change for the life of the contract, and amortizing swaps which are not tied to an index generally decline

TABLE 15: ANALYSIS OF DERIVATIVES NOTIONAL AMOUNTS

                                                           Risk Management                              Customer Initiated
                                                ---------------------------------------         -----------------------------------
                                                                                                 Foreign
                                               Interest                                         Exchange
(in millions)                                Rate Swaps        Other(1)           Total        Contracts    Other(2)          Total
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992                   $ 2,346         $   531         $ 2,877         $    163        $188       $    351

Additions                                         2,320           3,312           5,632           49,001          18         49,019
Maturities/amortizations                         (1,062)         (2,369)         (3,431)         (48,940)        (44)       (48,984)
Terminations                                         --            (245)           (245)              --          --             --
                                                -------         -------         -------         --------        ----       --------
Balances at December 31, 1993                   $ 3,604         $ 1,229         $ 4,833         $    224        $162       $    386

Additions                                         2,075           2,607           4,682           43,833         262         44,095
Maturities/amortizations                         (2,036)         (3,234)         (5,270)         (43,556)        (32)       (43,588)
Terminations                                         --            (202)           (202)              --         (16)           (16)
                                                -------         -------         -------         --------        ----       --------
Balances at December 31, 1994                   $ 3,643         $   400         $ 4,043         $    501        $376       $    877
                                                ---------------------------------------         -----------------------------------

(1) Includes Interest rate forward and futures contracts, interest rate caps written and purchased, foreign exchange contracts, commitments to purchase securities, commitments to sell loans, and international swap agreements.
(2) Includes interest rate caps written and purchased and interest rate swaps.


TABLE 16:  UNREALIZED GAINS AND LOSSES ON DERIVATIVES

                                                                                     Unrealized    Unrealized  Net Unrealized
(in millions)                                                                           Gains        Losses     Gain (Loss)
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1994
Risk management
        Interest rate swaps                                                           $      4        $(238)     $(234)
        Other (1)                                                                           --           (2)        (2)

Customer initiated
        Foreign exchange contracts                                                           5           (4)         1
        Other (2)                                                                           --           (1)        (1)
                                                                                      --------        -----      -----
                Total                                                                 $      9        $(245)     $(236)
                                                                                      ========        =====      =====
December 31, 1993
Risk management
        Interest rate swaps                                                           $     61        $ (20)     $  41
        Other (1)                                                                           18           (1)        17

Customer initiated
        Foreign exchange contracts                                                           3           (2)         1
        Other (2)                                                                            1           --          1
                                                                                      --------        -----      -----
                Total                                                                 $     83        $ (23)     $  60
                                                                                      ========        =====      =====

(1) Includes interest rate forward and futures contracts, interest rate caps written and purchased, foreign exchange contracts, commitments to purchase securities, commitments to sell loans, and international swap agreements.
(2) Includes interest rate caps written and purchased and interest rate swaps.

TABLE 17: EXPECTED MATURITY OF DERIVATIVES

(dollar amounts in millions)             1995          1996         1997         1998      1999       2000-2014        Total
------------------------------------------------------------------------------------------------------------------------------

INTEREST RATE SWAPS

   Generic Receive Fixed
   Notional amount                      $   75        $   50        $   50         $ --      $  --        $  550          $  725
   Weighthted average:
      Receive rate                        3.71%         8.00%         9.35%          -- %       --%         7.69%           7.41%
      Pay rate                            5.69%         5.13%         5.69%          -- %       --%         6.01%           5.89%
                                        ------        ------        ------         -----     -----        ------          ------

   GENERIC PAY FIXED

   Notional amount                      $  148        $   60        $   --         $ --      $   2        $   --          $  210
   Weighted average:
      Receive rate                        5.67%         6.46%           --%           --%     6.83%           --%           5.91%
      Pay rate                            7.49%         7.56%           --%           --%     8.73%           --%           7.52%
                                        ------        ------        ------         -----     -----        ------          ------
   AMORTIZING RECEIVE
   FIXED-GENERIC

   Notional amount                      $   97        $   23        $   84         $ 100     $  --        $   --          $  304
   Weighted average:
      Receive rate                        4.75%         4.60%         4.75%         4.75%       --%           --%           4.74%
      Pay rate                            5.66%         5.59%         5.66%         5.66%       --%           --%           5.65%
                                        ------        ------        ------         -----     -----        ------          ------
   AMORTIZING RECEIVE
   FIXED-INDEX

   Notional amount                      $  205        $  170        $1,029         $  96     $ 110        $  326          $1,936
   Weighted average:
      Receive rate                        5.54%         5.57%         5.16%         5.88%     6.10%         5.63%           5.40%
      Pay rate                            5.91%         5.89%         5.71%         5.91%     6.23%         5.92%           5.82%
                                        ------        ------        ------         -----     -----        ------          ------
   BASIS

   Notional amount                      $  475        $   --        $   --         $  --     $  --        $   --          $  475
   Weighted average:
      Receive rate                        6.01%           --%           --%           --%       --%           --%           6.01%
      Pay rate                            5.80%           --%           --%           --%       --%           --%           5.80%
                                        ------        ------        ------         -----     -----        ------          ------

OTHER DERIVATIVE
   INSTRUMENTS (1)

   Notional amount                      $  900        $  128        $  226         $   7     $  --        $    9          $1,270
                                        ------        ------        ------         -----     -----        ------          ------
      Total notional amount             $1,900        $  431        $1,389         $ 203     $ 112        $  885          $4,920
                                        ======        ======        ======         =====     =====        ======          ======


(1) Other derivative instruments include interest rate forward and futures contracts, interest rate caps written and purchased, foreign exchange contracts, commitments to purchase securities, commitments to sell loans, and international swap agreements. Average rates are not meaningful for these instruments.

on a straight-line basis until the stated maturity. Basis swaps are contracts that allow the Corporation both to receive or pay amounts based on LIBOR, prime or Treasury bill rates.
        The table on page 36 summarizes the remaining expected maturities and weighted average interest rates to be received and paid on all interest rate swaps as of December 31, 1994. A key assumption in the calculation of this information is that rates remain constant at December 31, 1994 levels.

Customer Initiated Derivative
Financial Instruments

The Corporation also provides various derivative products to accommodate customers' business needs. Customer initiated derivatives activities mainly involve the following: (1) entering into foreign exchange contracts with customers seeking to minimize exposure to foreign exchange rate risk and (2) offering interest rate caps and interest rate swaps to customers seeking to manage exposure to interest rate risk.
        Notional amounts of customer initiated foreign exchange contracts entered into as of year-end 1994 and 1993 were $501 million and $224 million, respectively. Foreign exchange contracts entered into with customers are typically offset immediately by establishing other foreign exchange positions. Therefore, market risk exposure for these positions is minimal. As of December 31, 1994 and 1993, the notional amounts of interest rate caps sold to customers were $369 million and $132 million, respectively. The notional amounts of interest rate swaps entered into with customers totaled $7 million and $30 million at year-end 1994 and 1993, respectively. Although management may enter into offsetting interest rate swap agreements to minimize exposure to risk on customer-related swaps, interest rate caps sold to customers are not necessarily offset with other derivative transactions. However, corporate policy limits the activity involving such derivatives.

PARENT COMPANY

Bank regulatory agencies limit the amount of dividends subsidiary banks can pay to the Corporation's parent company. This, in turn, could limit the Corporation's ability to pay dividends to shareholders. During 1995, the subsidiary banks can pay dividends of up to $153 million plus current net profits without prior regulatory approval. At December 31, 1994, total assets of the Corporation's parent company, excluding the investment in subsidiaries, were 86 percent of total liabilities.

OTHER MATTERS

As disclosed in Note 18 of the consolidated financial statements on page 52, a lawsuit was filed on July 24, 1990, by the State of Michigan against a subsidiary bank involving hazardous waste issues.

        The Corporation's motion for summary judgment was granted, and the State of Michigan has filed an appeal which is still pending. Management believes that even if the summary judgment is not upheld on appeal, the results of this action will not have a materially adverse effect on the Corporation's consolidated financial position. However, depending upon the amount of ultimate liability, if any, and the consolidated results of operations in the year of final resolution, the legal action may have a materially adverse effect on the consolidated results of operations in that year.

CONSOLIDATED BALANCE SHEETS: COMERICA INCORPORATED AND SUBSIDIARIES

December 31
(in thousands, except share data)                                                              1994                      1993
-----------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                                $  1,822,313             $   1,600,695
Interest-bearing deposits with banks                                                        378,873                 1,026,473
Federal funds sold and securities purchased under agreements to resell                       46,000                 1,091,789
Trading account securities                                                                    4,332                     3,600
Mortgages held for sale                                                                      91,547                   330,667
Investment securities available for sale                                                  2,906,296                 2,322,101
Investment securities held to maturity (estimated fair value of
         $4,659,317 in 1994 and $4,030,492 in 1993)                                       4,970,165                 3,977,450
                                                                                       ------------             -------------
                 Total investment securities                                              7,876,461                 6,299,551
Commercial loans                                                                         10,633,808                 9,086,757
International loans                                                                       1,195,328                 1,135,585
Real estate construction loans                                                              413,987                   437,481
Commercial mortgage loans                                                                 3,056,337                 2,699,861
Residential mortgage loans                                                                2,436,445                 1,856,822
Consumer loans                                                                            4,214,716                 3,674,256
Lease financing                                                                             258,625                   209,185
                                                                                       ------------             -------------
                 Total loans                                                             22,209,246                19,099,947
Less allowance for loan losses                                                             (326,195)                 (298,685)
                                                                                       ------------             -------------
                 Net loans                                                               21,883,051                18,801,262
Premises and equipment                                                                      437,757                   399,123
Customers' liability on acceptances outstanding                                              33,632                    38,212
Accrued income and other assets                                                             855,936                   703,501
                                                                                       ------------             -------------
                 Total assets                                                          $ 33,429,902             $  30,294,873
                                                                                       ============             =============
LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits (noninterest-bearing)                                                  $  5,257,396             $   4,939,234
Interest-bearing deposits                                                                14,741,438                14,642,834
Deposits in foreign offices                                                               2,433,482                 1,367,811
                                                                                       ------------             -------------
                 Total deposits                                                          22,432,316                20,949,879
Federal funds purchased and securities sold
         under agreements to repurchase                                                   2,594,189                   450,092
Other borrowed funds                                                                      1,611,219                 4,950,507
Acceptances outstanding                                                                      33,632                    38,212
Accrued expenses and other liabilities                                                      268,823                   263,969
Medium- and long-term debt                                                                4,097,943                 1,460,556
                                                                                       ------------             -------------
                 Total liabilities                                                       31,038,122                28,113,215
Common stock--$5 par value
         Authorized--250,000,000 shares
         Issued--119,294,531 shares in 1994 and 1993                                        596,473                   596,473
Capital surplus                                                                             525,052                   524,186
Unrealized gains and losses on investment securities available for sale                     (55,039)                   27,473
Retained earnings                                                                         1,390,405                 1,155,280
Less cost of common stock in treasury--2,382,333 shares
         in 1994 and 4,423,603 shares in 1993                                               (65,111)                 (121,754)
                                                                                       ------------             -------------
                 Total shareholders' equity                                               2,391,780                 2,181,658
                                                                                       ------------             -------------
                 Total liabilities and shareholders' equity                            $ 33,429,902             $  30,294,873
                                                                                       ============             =============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME: COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands, except per share data)                                                   1994               1993                1992
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME

Interest and fees on loans                                                        $1,577,329         $1,388,169          $1,445,350
Interest on investment securities
   Taxable                                                                           446,307            307,354             356,299
   Exempt from federal income tax                                                     30,645             40,124              54,457
                                                                                  ----------         ----------          ----------
     Total interest on investment securities                                         476,952            347,478             410,756

Trading account interest                                                                  70                640               3,012
Interest on federal funds sold and securities
     purchased under agreements to resell                                              4,717              4,050              14,619
Interest on time deposits with banks                                                  21,858             27,744              45,065
Interest on mortgages held for sale                                                   10,998             14,772              14,387
                                                                                  ----------         ----------          ----------
     Total interest income                                                         2,091,924          1,782,853           1,933,189

INTEREST EXPENSE

Interest on deposits                                                                 542,727            529,802             706,873
Interest on short-term borrowings
   Federal funds purchased and securities
     sold under agreements to repurchase                                             121,390             47,817              53,422
   Other borrowed funds                                                               78,546             41,216              45,998
Interest on medium- and long-term debt                                               147,942             62,719              29,742
Net interest rate swap income                                                        (28,808)           (32,239)            (24,292)
                                                                                  ----------         ----------          ----------
    Total interest expense                                                           861,797            649,315             811,743
                                                                                  ----------         ----------          ----------
    Net interest income                                                            1,230,127          1,133,538           1,121,446
Provision for loan losses                                                             56,000             69,000             111,562
                                                                                  ----------         ----------          ----------
    Net interest income after provision for loan losses                            1,174,127          1,064,538           1,009,884

NONINTEREST INCOME

Income from fiduciary activities                                                     121,755            122,280             113,895
Service charges on deposit accounts                                                  123,626            120,125             113,099
Customhouse broker fees                                                               40,662             39,926              38,010
Revolving credit fees                                                                 41,190             35,707              34,059
Securities gains                                                                       3,461              1,978               6,320
Other noninterest income                                                             135,943            142,486             105,791
                                                                                  ----------         ----------          ----------
    Total noninterest income                                                         466,637            462,502             411,174

NONINTEREST EXPENSES

Salaries and employee benefits                                                       548,607            528,658             516,341
Net occupancy expense                                                                 98,885             95,736              86,041
Equipment expense                                                                     67,319             62,401              57,398
FDIC insurance expense                                                                44,276             44,593              44,629
Telecommunications expense                                                            27,304             20,788              17,270
Merger, integration and restructuring charge                                           7,000             22,000             128,000
Other noninterest expenses                                                           265,278            264,289             242,344
                                                                                  ----------         ----------          ----------
    Total noninterest expenses                                                     1,058,669          1,038,465           1,092,023
                                                                                  ----------         ----------          ----------
Income before income taxes                                                           582,095            488,575             329,035
Provision for income taxes                                                           194,853            147,937              88,603
                                                                                  ----------         ----------          ----------
Net Income                                                                        $  387,242         $  340,638          $  240,432
                                                                                  ==========         ==========          ==========
Net income applicable to common stock                                             $  387,242         $  340,596          $  236,819
                                                                                  ==========         ==========          ==========

NET INCOME PER COMMON SHARE

  Primary                                                                              $3.28              $2.85               $1.99
  Fully diluted                                                                        $3.28              $2.85               $1.98

Primary average shares                                                               118,160            119,569             119,113

Cash dividends declared on common stock                                             $145,098           $125,411            $107,788
Dividends per common share                                                             $1.24              $1.07               $0.96

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY:
COMERICA INCORPORATED AND SUBSIDIARIES

                                   Redeemable                                 Unrealized                                      Total
                                    Preferred          Common      Capital         Gains          Retained   Treasury  Shareholders'
(in thousands, except share data)       Stock           Stock      Surplus   and (Losses)         Earnings      Stock        Equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1992          $ 37,605        $304,164     $508,841     $      --       $1,110,404   $ (25,324)   $1,935,690

Net income for 1992                        --              --           --            --          240,432          --       240,432
Cash dividends declared
   Preferred stock                         --              --           --            --           (3,613)         --        (3,613)
   Common stock                            --              --           --            --         (107,788)         --      (107,788)
Purchase of 89,383 shares
   of common stock                         --              --           --            --               --      (5,635)       (5,635)
Issuance of common stock under
   employee stock plans and for
   conversion of debentures                --           5,055       28,077            --             (357)      2,097        34,872
Amortization of deferred
   compensation                            --              --        1,179            --               --          --         1,179
                                     --------        --------     --------      --------       ----------   ---------    ----------
BALANCES AT DECEMBER 31, 1992          37,605         309,219      538,097            --        1,239,078     (28,862)    2,095,137

Net income for 1993                        --              --           --            --          340,638          --       340,638
Cash dividends declared
   Preferred stock                         --              --           --            --              (42)         --           (42)
   Common stock                            --              --           --            --         (125,411)         --      (125,411)
Purchase of 4,720,117 shares
   of common stock                         --              --           --            --               --    (128,848)     (128,848)
Retirement of treasury stock               --          (4,105)     (17,730)           --             (505)     22,340            --
Issuance of common stock under
   employee stock plans and for
   conversion of debentures                --           3,780        3,118            --           (6,725)     13,616        13,789
Stock split                                --         287,579           --            --         (287,579)         --            --
Amortization of deferred
   compensation                            --              --          701            --               --          --           701
Redemption of preferred stock         (37,605)             --           --            --           (4,174)         --       (41,779)
Adjustment for change
   in accounting method,
   net of income taxes                     --              --           --        27,473               --          --        27,473
                                     --------        --------     --------      --------       ----------   ---------    ----------
BALANCES AT DECEMBER 31, 1993              --         596,473      524,186        27,473        1,155,280    (121,754)    2,181,658

Net income for 1994                        --              --           --            --          387,242          --       387,242
Cash dividends declared
   on common stock                         --              --           --            --         (145,098)         --      (145,098)
Purchase of 2,810,564 shares
   of common stock                         --              --           --            --               --     (76,280)      (76,280)
Issuance of common stock:
   Employee stock plans                    --              --          373            --           (3,161)      7,702         4,914
   Acquisition of Pacific Western          --              --           --            --           (3,858)    125,221       121,363
Amortization of deferred
   compensation                            --              --          493            --               --          --           493
Change in unrealized gains/(losses)
   on investment securities available
   for sale                                --              --           --       (82,512)              --          --       (82,512)
                                     --------        --------     --------      --------       ----------   ---------    ----------
BALANCES AT DECEMBER 31, 1994        $     --        $596,473     $525,052      $(55,039)      $1,390,405   $ (65,111)   $2,391,780
                                     ========        ========     ========      ========       ==========   =========    ==========

( ) Indicates deduction.
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS: COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands)                                                                            1994             1993            1992
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                                         $   387,242      $   340,638     $   240,432
Adjustments to reconcile net income to
      net cash provided by operating activities
            Provision for loan losses                                                   56,000           69,000         111,562
            Depreciation                                                                59,819           54,473          52,788
            Merger, integration and restructuring charge                               (19,733)         (10,258)         37,618
            Net (increase) decrease in trading account securities                         (732)         105,779         (95,095)
            Net (increase) decrease in mortgages held for sale                         239,120          (95,955)        (75,115)
            Net (increase) decrease in accrued income receivable                       (43,495)          (2,888)         59,615
            Net increase (decrease) in accrued expenses                                (31,845)          15,967        (104,096)
            Net amortization of intangibles                                             29,667           42,967          32,741
            Other, net                                                                  27,948         (121,850)         94,079
                                                                                   -----------      -----------     -----------
                 Total adjustments                                                     316,749           57,235         114,097
                                                                                   -----------      -----------     -----------
                 Net cash provided by operating activities                             703,991          397,873         354,529

INVESTING ACTIVITIES

Net decrease in interest-bearing deposits with banks                                   647,600          295,042         120,643
Net (increase) decrease in federal funds sold and securities
      purchased under agreements to resell                                           1,045,789       (1,005,157)      2,324,632
Proceeds from sale of investment securities available for sale                           3,001               --              --
Proceeds from maturity of investment securities available for sale                     565,445               --              --
Purchases of investment securities available for sale                               (1,150,178)              --              --
Proceeds from sale of investment securities held to maturity                                --               --         214,110
Proceeds from maturity of investment securities held to maturity                     1,429,966        3,316,794       3,437,288
Purchases of investment securities held to maturity                                 (2,197,840)      (4,320,627)     (3,304,872)
Net increase in loans (other than loans purchased)                                  (2,224,057)        (927,971)       (601,532)
Purchase of loans                                                                     (257,043)         (23,868)        (59,175)
Fixed assets, net                                                                      (78,454)         (79,305)        (39,474)
Net (increase) decrease in customers' liability on acceptances outstanding               4,580          (12,548)          4,444
Net cash provided by (used for) acquisitions                                            58,626               --         (56,220)
                                                                                   -----------      -----------     -----------
                 Net cash provided by (used in) investing activities                (2,152,565)      (2,757,640)      2,039,844

FINANCING ACTIVITIES

Net increase (decrease) in deposits                                                    304,768         (249,639)       (717,097)
Net increase (decrease) in short-term borrowings                                    (1,056,522)       2,178,890      (2,013,389)
Net increase (decrease) in acceptances outstanding                                      (4,580)          12,548          (4,444)
Proceeds from issuance of medium- and long-term debt                                 3,550,000        1,005,000         450,000
Repayments and purchases of medium- and long-term debt                                (912,613)        (280,541)        (13,931)
Proceeds from issuance of common stock and other capital transactions                    5,407            9,395          33,057
Purchase of common stock for treasury                                                  (76,280)        (128,848)         (5,635)
Redemption of preferred stock                                                               --          (41,779)             --
Dividends paid                                                                        (139,988)        (124,306)        (80,472)
                                                                                   -----------      -----------     -----------
                 Net cash provided by (used in) financing activities                 1,670,192        2,380,720      (2,351,911)
                                                                                   -----------      -----------     -----------
Net increase in cash and due from banks                                                221,618           20,953          42,462
Cash and due from banks at beginning of year                                         1,600,695        1,579,742       1,537,280
                                                                                   -----------      -----------     -----------
Cash and due from banks at end of year                                             $ 1,822,313      $ 1,600,695     $ 1,579,742
                                                                                   ===========      ===========     ===========
Interest paid                                                                      $   862,563      $   665,297     $   887,232
                                                                                   ===========      ===========     ===========
Income taxes paid                                                                  $   171,851      $   109,557     $   115,835
                                                                                   ===========      ===========     ===========
Noncash investing and financing activities
      Loan transfers to other real estate                                          $    26,598      $    38,955     $    20,784
                                                                                   ===========      ===========     ===========
      Conversion of debentures to equity                                           $        --      $     5,095     $     1,348
                                                                                   ===========      ===========     ===========
      Treasury stock issued for acquisition                                        $   121,363      $        --     $        --
                                                                                   ===========      ===========     ===========
      Loan transfers to investment securities                                      $    91,538      $        --     $        --
                                                                                   ===========      ===========     ===========

See notes to consolidated financial statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS: COMERICA INCORPORATED AND
                                 SUBSIDIARIES

NOTE 1--ACCOUNTING POLICIES

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

SECURITIES

Investment securities held to maturity are those securities which management has the ability and positive intent to hold to maturity. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount.
     Investment securities that fail to meet the ability and positive intent criteria are accounted for as securities available for sale, and stated at fair value with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity.
     Trading account securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in noninterest income.
     Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security.

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

     Loans generally are placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.
     Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs, operating expenses, and losses upon sale, if any, are charged to noninterest expenses.

PENSION COSTS

Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations.

POSTRETIREMENT BENEFITS

Postretirement benefits are recognized in the financial statements during the employee's active service period. Prior to 1993, the Corporation's practice was to expense these benefits when paid.

DERIVATIVE FINANCIAL INSTRUMENTS

Interest rate swaps, interest rate caps, and forward and futures contracts used to manage the Corporation's exposure to interest rate risk are accounted for on an accrual basis. Therefore, the net income or expense arising from these instruments, including premiums paid or received, is recognized over the life of the contract as an adjustment to interest expense. Gains and losses on early terminations of risk management derivatives are included in the carrying amount of the related assets or liabilities and amortized as yield adjustments over the remaining terms of the assets or liabilities.
     Foreign exchange contracts, interest rate caps and interest rate swaps initiated by customers are accounted for on a mark-to-market basis. Therefore, the market values of these instruments are reflected in the consolidated balance sheets and both realized and unrealized gains and losses are recognized currently in noninterest income.

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

NOTE 2--MERGER AND ACQUISITIONS

In connection with the merger with Manufacturers in 1992, the Corporation incurred a charge of $128 million ($92 million after-tax) principally as a result of the planned reduction of 1,800 positions in the combined entities; properties and equipment costs associated with writing off duplicate facilities and computer systems; and advisory fees. An additional pre-tax charge of $22 million ($14 million after-tax) was incurred in the fourth quarter of 1993 for ongoing merger and integration costs.
     During the years ended December 31, 1994, 1993 and 1992 Comerica made the following acquisitions:

Transactions accounted for as purchases:

                                 FMV of            FMV of
                                 Assets       Liabilities       Purchase       Intangibles
(in millions)                  Acquired           Assumed          Price          Recorded
----------------------------------------------------------------------------------------------
During 1994
Pacific Western Bancshares    $ 1,029         $ 908             $ 121            $ 70
Lockwood Banc Group               332           288                44              27

During 1992
Hibernia National Bank
in Texas                          841           785                56              11
----------------------------------------------------------------------------------------------

Transactions accounted for using the pooling-of-interests method:

                                                                              Common
                                                                       Shares Issued
------------------------------------------------------------------------------------
During 1993
NorthPark National Corporation                                            2,677,706
Sugar Creek National Corporation                                            892,976
------------------------------------------------------------------------------------

The Corporation announced the following acquisition which is expected to be completed in 1995, pending all regulatory approvals:

                                              Asset        Purchase
(in millions)                                 Size           Price        Method
-----------------------------------------------------------------------------------
University Bank and Trust                     $460          $70           Purchase
-----------------------------------------------------------------------------------

NOTE 3--INVESTMENT SECURITIES

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:

                                              Gross         Gross
                                          Unrealized   Unrealized     Estimated
(in thousands)                  Cost           Gains       Losses    Fair Value
---------------------------------------------------------------------------------
December 31, 1994
  U.S. Government and
    agency securities       $4,461,592       $ 5,538      $328,757     $4,138,373
  State and municipal
    securities                 421,975        15,820         2,192        435,603
  Other securities              86,598           308         1,565         85,341
                          -------------------------------------------------------
    Total securities
      held to maturity      $4,970,165       $21,666      $332,514     $4,659,317
=================================================================================

December 31, 1993
  U.S. Government and
    agency securities       $3,232,127       $27,413      $ 12,452     $3,247,088
  State and municipal
    securities                 513,020        39,470         1,376        551,114
  Other securities             232,303         2,536         2,549        232,290
                          -------------------------------------------------------
      Total securities
        held to maturity    $3,977,450       $69,419      $ 16,377     $4,030,492
=================================================================================


     Gross unrealized gains and losses were $13 million and $98 million, respectively, at December 31, 1994 and $46 million and $4 million at December 31, 1993 for securities available for sale. The available for sale portfolio is primarily U.S. Government and agency securities.

     The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                    Available for Sale             Held to Maturity
                            --------------------------   --------------------------
December 31, 1994                            Estimated                    Estimated
(in thousands)                     Cost     Fair Value         Cost      Fair Value
-----------------------------------------------------------------------------------
Contractual maturity
  Within one year            $  429,934    $  417,642    $   98,345      $   99,418
  Over one year to
   five years                    40,351        41,210       297,952         305,871
  Over five years to
   ten years                      2,163         1,779        92,027          94,913
  Over ten years                 88,018        74,472        33,439          34,301
                             ------------------------    --------------------------
     Sub-total securities       560,466       535,103       521,763         534,503

  Mortgage-backed
   securities                 2,374,054     2,312,642     4,448,402       4,124,814
  Equity and other
   non-debt securities           56,361        58,551            --              --
                             ------------------------    --------------------------
    Total securities         $2,990,881    $2,906,296    $4,970,165      $4,659,317
===================================================================================

     Sales and calls of investment securities available for sale and calls of investment securities held to maturity resulted in realized gains and losses as follows:


Year Ended December 31          Available for Sale             Held to Maturity
                            --------------------------   --------------------------
(in thousands)                1994                1993      1994               1993
------------------------------------------------------   --------------------------
Securities gains           $ 2,557               $ n/a   $   926            $ 2,128
Securities losses               --                 n/a       (22)              (150)
                            --------------------------   --------------------------

     Total                 $ 2,557               $ n/a   $   904            $ 1,978


     Assets, principally securities, carried at approximately $6.3 billion at December 31, 1994, were pledged to secure public deposits (including State of Michigan deposits of $33 million at December 31, 1994), and for other purposes as required by law.

Note 4--NONPERFORMING ASSETS

The following table summarizes nonperforming assets and loans which are contractually past due 90 days or more as to interest or principal payments. Nonperforming assets consist of nonaccrual loans, reduced-rate loans and other real estate. Nonaccrual loans are those on which interest is not being recognized. Reduced-rate loans are those on which interest has been renegotiated to lower than market rates because of the weakened financial condition of the borrower.

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.


December 31
(in thousands)                                                 1994            1993
-----------------------------------------------------------------------------------
Nonaccrual loans
 Commercial loans                                         $  88,514       $  71,268
 International loans                                             --             215
 Real estate construction loans                              16,941          18,748
 Real estate mortgage loans
  (principally commercial)                                   56,268          63,688
                                                          ---------        --------
    Total                                                   161,723         153,919

Reduced-rate loans                                            2,299           5,057
                                                          ---------       ---------
    Total nonperforming loans                               164,022         158,976
Other real estate                                            40,462          50,174
                                                          ---------        --------
    Total nonperforming assets                             $204,484        $209,150
                                                           ========        ========
Loans past due 90 days                                     $ 39,161        $ 45,880
                                                           ========        ========
Gross interest income that would
 have been recorded had the
 nonaccrual and reduced-rate
 loans performed in accordance
 with original terms                                       $ 17,406        $ 20,247
                                                           ========        ========
Interest income recognized                                 $  3,325        $  1,394
                                                           ========        ========


     SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" are effective beginning January 1, 1995. These standards will not have a material impact on the Corporation's financial statements.

Note 5--ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:


(in thousands)                           1994                1993              1992
-----------------------------------------------------------------------------------
Balance at January 1                $ 298,685           $ 308,007         $ 279,342
Allowance of institutions and
  loans purchased/sold                 19,467                  --            16,335
Loans charged off                     (83,086)           (110,504)         (120,778)
Recoveries on loans previously
  charged off                          35,129              32,182            21,546
                                    ---------            ---------        ---------
    Net loans charged off             (47,957)            (78,322)          (99,232)
Provision for loan losses              56,000              69,000           111,562
                                    ---------            --------         ---------
Balance at December 31              $ 326,195           $ 298,685         $ 308,007
                                    =========           =========         =========
As a percent of total loans              1.47%               1.56%             1.69%
                                    =========           ==========        ==========

NOTE 6--SIGNIFICANT GROUP
CONCENTRATIONS OF CREDIT RISK

Concentrations of both on-balance-sheet and off-balance-sheet credit risk are controlled and monitored as part of the Corporation's credit policies. The Corporation is a regional bank holding company with a geographic concentration of its on-balance-sheet and off-balance-sheet activities cen-tered in Michigan. In addition, the Corporation has an industry concentration with the automotive industry, which includes manufacturers and their finance subsidiaries, suppliers, dealers and company executives.

     At December 31, 1994 and 1993, the Corporation's exposure from loan commitments and guarantees to companies related to the automotive industry totaled $6.4 billion and $5.5 billion, respectively. Additionally, the Corporation's commercial real estate loans, including commercial mortgages and construction loans, totaled $3.5 billion in 1994 and $3.1 billion in 1993. Approximately $1.6 billion of the Corporation's commercial real estate loans at December 31, 1994 involves mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

NOTE 7--PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 by major category follows:



(in thousands)                                1994                      1993
-------------------------------------------------------------------------------
Land                                     $  59,142                  $  52,932
Buildings and improvements                 372,988                    335,365
Furniture and equipment                    453,131                    409,728
                                         ---------                  ---------
    Total cost                             885,261                    798,025
Less accumulated depreciation and
  amortization                            (447,504)                  (398,902)
                                         ---------                  ---------
    Net book value                       $ 437,757                  $ 399,123
                                         =========                  =========

     Other noninterest income for 1993 includes a $24 million gain on the sale of land adjacent to an operations center.

     Rental expense for leased properties and equipment amounted to $44 million in 1994, $42 million in 1993, and $41 million in 1992. Future minimum lease rentals under noncancelable operating lease obligations for 1995, 1996, 1997, 1998, 1999 and 2000 and later are $31 million, $30 million, $24 million, $22 million, $20 million, and $100 million, respectively.

NOTE 8--SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following is a summary of short-term borrowings for the three years ended December 31, 1994:


                                      Federal Funds Purchased           Other
                                    and Securities Sold Under        Borrowed
(in thousands)                       Agreements to Repurchase           Funds
------------------------------------------------------------------------------
December 31, 1994
  Amount outstanding at year-end                    $2,594,189      $1,611,219
  Weighted average interest rate at year-end              5.64%           4.96%
  Daily average amount outstanding                  $2,817,585      $2,002,249
  Weighted average interest rate for the year             4.31%           3.92%
  Maximum amount outstanding
    at any month-end                                $3,313,085      $5,250,830
December 31, 1993
  Amount outstanding at year-end                    $  450,092      $4,950,507
  Weighted average interest rate at year-end              2.89%           2.66%
  Daily average amount outstanding                  $1,586,662      $1,431,692
  Weighted average interest rate for the year             3.01%           2.88%
  Maximum amount outstanding
    at any month-end                                $3,340,562      $4,950,507
December 31, 1992
  Amount outstanding at year-end                    $1,646,291      $1,575,418
  Weighted average interest rate at year-end              2.75%           2.52%
  Daily average amount outstanding                  $1,552,616      $1,307,908
  Weighted average interest rate for the year             3.44%           3.52%
  Maximum amount outstanding
    at any month-end                                $2,214,077      $3,302,345

     At December 31, 1994, the parent company had available additional credit totaling $60 million under a line of credit agreement, all of which was unused. The line is subject to annual review.

NOTE 9--MEDIUM- AND LONG-TERM DEBT

Medium- and long-term debt consisted of the following at December 31:


(in thousands)                                           1994            1993
-------------------------------------------------------------------------------
Parent Company
9.75% subordinated notes due 1999                   $   74,601       $   74,511
10.125% subordinated debentures due 1998                74,721           74,641
                                                    ----------       ----------
      Total parent company                             149,322          149,152

Subsidiaries
Subordinated notes:
  8.375% subordinated notes due 2024                   147,709               --
  7.25% subordinated notes due 2002                    148,777          148,619
  6.875% subordinated notes due 2008                    98,990           98,913
  7.125% subordinated notes due 2013                   147,890          147,779
  FDIC subordinated note due 1995                        4,500            8,941
                                                    ----------       ----------
      Total subordinated notes                         547,866          404,252

Medium-term notes:
  Floating rate based on Treasury bill indices       2,849,205               --
  Floating rate based on Prime indices                 299,988          100,000
  Floating rate based on LIBOR indices                  25,000           50,000
  Fixed rate notes with interest rates ranging
    from 3.55% to 5.95%                                224,610          754,285
                                                    ----------        ---------
      Total medium-term notes                        3,398,803          904,285

Notes payable bearing interest at rates
  ranging from 6.29% to 11.15% and maturing
  on dates ranging from 1995 through 1996                1,952            2,867
                                                    ----------        ---------
      Total subsidiaries                             3,948,621        1,311,404
                                                    ----------        ---------
      Total medium- and long-term debt              $4,097,943       $1,460,556
                                                    ==========       ==========

     All subordinated notes and debentures, with maturities greater than one year, qualify as tier 2 capital.

     The interest rate on the FDIC note is determined quarterly and is set at 50 basis points over the 52-week U.S. Treasury Bill discount rate (5.88% at December 31, 1994).

     Under established medium-term senior bank note programs, certain of the Corporation's bank subsidiaries may offer an aggregate principal amount of up to $4.5 billion. The notes can be issued as fixed or floating rate notes and with terms from nine months to 15 years. The interest rate on the floating rate medium-term note based on the London Interbank Offered Rate (LIBOR) was 4.375% at December 31, 1994. The note is due June 1, 1995. The interest rates on the floating rate medium-term notes based on the bank prime rate (8.50% at December 31, 1994) ranged from prime minus 2.48% to prime minus 2.25% for notes maturing in 1995. The interest rates on the floating medium-term notes based on the three-month U.S. Treasury Bill bond equivalent rate (5.72% at December 31,
1994) ranged from the rate plus 0.10% to the rate plus 0.30% for notes maturing from 1995 to 1997. The maturities of the fixed rate notes range from 1995 to 1997. The medium-term notes do not qualify as tier 2 capital and are not insured by the FDIC.

     The principal maturities of medium- and long-term debt for 1995, 1996, 1997, 1998, 1999 and 2000 and later are $2,356 million, $500 million, $550 million, $75 million, $75 million and $550 million, respectively.

NOTE 10--SHAREHOLDERS' EQUITY

The board of directors has authorized the repurchase of up to 6.7 million shares of Comerica Incorporated common stock for general corporate purposes, acquisitions and employee benefit plans. At December 31, 1994, 1.7 million shares had been repurchased. The Corporation intends to reissue up to 1.6 million shares to shareholders of University Bank and Trust, in exchange for a portion of University stock.

     The redeemable preferred stock was redeemed on January 4, 1993 for $42 million.

     At December 31, 1994, the Corporation had reserved 4.2 million shares of common stock for issuance to employees under the Corporation's profit sharing and long-term incentive plans.

NOTE 11--NET INCOME PER COMMON SHARE

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

Year Ended December 31
(in thousands, except per share data)                   1994                    1993                    1992
----------------------------------------------------------------------------------------------------------------
Primary
  Average shares outstanding                         117,264                 118,461                 117,185
  Common stock equivalent
    Net effect of the assumed
      exercise of stock options                          896                   1,108                   1,928
                                                   ---------               ---------               ---------
  Primary average shares                             118,160                 119,569                 119,113
                                                   =========               =========               =========
Net income                                         $ 387,242               $ 340,638               $ 240,432
Less preferred stock dividends                            --                      42                   3,613
                                                   ---------               ---------               ---------
Income applicable to common stock                  $ 387,242               $ 340,596               $ 236,819
                                                   =========               =========               =========
Primary net income per share                           $3.28                   $2.85                   $1.99

Fully diluted
  Average shares outstanding                         117,264                 118,461                 117,185
  Common stock equivalents
    Net effect of the assumed
      exercise of stock options                          899                   1,109                   2,054
    Average shares reserved for
      conversion of convertible debt                      --                     166                     800
                                                   ---------               ---------               ---------
Fully diluted average shares                         118,163                 119,736                 120,039
                                                   =========               =========               =========
Net income                                         $ 387,242               $ 340,638               $ 240,432
Less preferred stock dividends                            --                      42                   3,613
                                                   ---------               ---------               ---------
Income applicable to common stock                    387,242                 340,596                 236,819
Interest on convertible debt less
  related income tax effect                               --                      86                     390
                                                   ---------               ---------               ---------
Net income applicable to
  common stock excluding above
  interest (net of income tax effect)              $ 387,242               $ 340,682               $ 237,209
                                                   =========               =========               =========
Fully diluted net income per share                     $3.28                   $2.85                   $1.98


NOTE 12--LONG-TERM INCENTIVE PLAN

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

                                       Number        Exercise Price Range
-------------------------------------------------------------------------
Outstanding--January 1, 1992           4,407,194     $ 7.00  --  $23.57
  Granted                                890,000      29.75  --   31.06
  Cancelled                              (44,848)     12.89  --   29.75
  Exercised                           (1,980,776)      7.00  --   19.32
  Expired                                     --
                                      ----------     ------------------
Outstanding--December 31, 1992         3,271,570       8.71  --   31.06
  Granted                                754,740      32.38
  Cancelled                             (139,943)     11.40  --   32.38
  Exercised                             (445,094)      8.71  --   29.75
  Expired                                     --
                                      ----------     ------------------
Outstanding--December 31, 1993         3,441,273       8.71  --   32.38
  Granted                                887,350      27.00  --   28.50
  Cancelled                              (92,877)     14.75  --   32.38
  Exercised                             (247,726)      8.71  --   29.75
  Expired                                     --
                                      ----------     ------------------
Outstanding--December 31, 1994         3,988,020     $ 8.71  --  $32.38
                                      ==========     ==================
Exercisable--December 31, 1994         1,882,815

Available for grant--December 31, 1994   112,650

NOTE 13--EMPLOYEE BENEFIT PLANS

The Corporation has either defined benefit or defined contribution pension plans in effect for substantially all full-time employees. Staff expense includes income of $2.3 million in 1994, expense of $2.4 million in 1993 and $190 thousand in 1992 for defined benefit plans and expense of $387 thousand in 1994, $866 thousand in 1993 and $748 thousand in 1992 for defined contribution plans. Benefits under the defined benefit pension plan are based primarily on years of service and the levels of compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of U.S. Government and agency securities, corporate bonds and notes, equity securities and units of certain collective investment funds administered by Comerica Bank.

     Contributions under the defined contribution plans are made at the discretion of the governing board and are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following table sets forth the funded status of the defined benefit pension plans and amounts recognized on the Corporation's balance sheet:


December 31
(in thousands)                                             1994         1993
----------------------------------------------------------------------------
Accumulated benefit obligation
  Vested                                               $269,889     $305,461
  Nonvested                                              13,753       16,860
                                                       --------     --------
Accumulated benefit obligation                          283,642      322,321
Effect of projected future compensation levels           51,974       68,197
                                                       --------     --------
Projected benefit obligation                            335,616      390,518
Plan assets at fair value                               395,365      424,024
                                                       --------     --------
Plan assets in excess of projected benefit obligation    59,749       33,506
Unrecognized net loss due to past experience
  different from that assumed and effects of
  changes in assumptions                                (27,422)      (8,350)
Unrecognized net assets being amortized
  over 15 years                                         (29,859)     (34,693)
                                                       --------     --------
Prepaid pension (liability)                            $  2,468     $ (9,537)
                                                       ========     ========

     Net periodic pension cost consisted of the following:

(in thousands)                                    1994       1993       1992
----------------------------------------------------------------------------
Service cost--benefits earned
  during the period                           $  9,273   $ 11,101   $ 11,923
Interest cost on projected
  benefit obligation                            27,043     28,541     24,896
Actual return on plan assets                    15,323    (44,094)    (4,844)
Net amortization and (deferral)                (53,926)     6,811    (31,785)
                                              --------   --------   --------
Net pension (income) expense                  $ (2,287)  $  2,359   $    190
                                              ========   ========   ========


     Actuarial assumptions were as follows:

                                                  1994       1993       1992
----------------------------------------------------------------------------
Discount rate used in determining
  projected benefit obligation                    8.5%       7.5%      8.25%
Rate of increase in compensation levels             5%         5%         6%
Long-term rate of return on assets                  8%   8%-8.75%   8%-8.75%

     The Corporation adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" in 1993. This statement mandates the accrual of the cost of providing postretirement benefits during the active service period of the employee. The Corporation's previous practice was to expense these benefits when paid. The Corporation's plan continues postretirement health care and life insurance benefits for current retirees, provides a phase-out for employees over 50 as of December 31, 1992, and substantially reduces all benefits for active employees. The postretirement plan is currently unfunded.

    Net periodic postretirement benefit cost included the following components:


(in thousands)                                       1994                 1993
-------------------------------------------------------------------------------
Service cost                                      $   467               $   335
Interest cost on accumulated postretirement
  benefit obligation                                6,698                 7,234
Amortization of transition obligation               4,628                 4,534
                                                  -------               -------
Net periodic postretirement benefit cost          $11,793               $12,103
                                                  =======               =======


        For the year ended December 31, 1992, postretirement benefit costs were recognized on a cash basis and approximated $5 million.
        The following table sets forth the status of the postretirement plan at December 31:


(in thousands)                                        1994                1993
-------------------------------------------------------------------------------
Retirees                                          $ 74,338            $ 88,915
Other fully eligible plan participants               3,897               1,732
Other active plan participants                       5,598               6,358
                                                  --------            --------
Total accumulated postretirement benefit
  obligation                                        83,833              97,005

Unrecognized net gain (loss)                         8,394              (5,453)
Unrecognized transition obligation                 (82,988)            (86,129)
                                                  --------            --------
Accrued postretirement benefit liability          $  9,239            $  5,423
                                                  ========            ========

     A 12 percent health care cost trend rate was projected for 1994, and is assumed to decrease gradually to 6 percent by 2002, remaining constant thereafter. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $7 million at December 31, 1994 and the aggregate of the service and interest cost components by $570 thousand for the year ended December 31, 1994. A weighted average discount rate of 8.5 percent was used in determining the accumulated postretirement benefit obligation.

     The Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" as of December 31, 1993. This accounting standard provides guidance on the accounting for benefits provided by an employer to former or inactive employees after active employment but before retirement. The adoption of SFAS No. 112 resulted in a one-time charge to benefits expense of nearly $3 million in 1993.

NOTE 14--INCOME TAXES

The current and deferred components of income taxes were as follows:



(in thousands)                            1994            1993            1992
-------------------------------------------------------------------------------
Currently payable
  Federal                              $176,322        $129,220       $106,205
  State, local and foreign                6,676           4,143          2,348
                                       --------        --------       --------
                                        182,998         133,363        108,553
Deferred federal, state
  and local (credit)                     11,855          14,574        (19,950)
                                       --------        --------       --------
    Total                              $194,853        $147,937       $ 88,603
                                       ========        ========       ========

     There were $1.2 million, $0.7 million and $2.1 million of income taxes provided on securities transactions in 1994, 1993 and 1992, respectively.

     The principal components of deferred tax (assets) liabilities at December 31 were as follows:


(in thousands)                                       1994                 1993
-------------------------------------------------------------------------------
Allowance for loan losses                         $(99,305)           $(74,166)
Lease financing transactions                        83,268              70,303
Allowance for depreciation                           8,221               5,640
Deferred loan origination fees and costs           (14,268)            (13,170)
Investment securities available for sale           (29,605)             14,793
Employee benefits                                   (3,405)              1,150
Other temporary differences, net                   (23,512)            (36,923)
                                                  --------            --------
  Total                                           $(78,606)           $(32,373)
                                                  ========            ========

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 35 percent in 1994 and 1993 and 34 percent in 1992 for the reasons in the following analysis:


(in thousands)                             1994            1993           1992
-------------------------------------------------------------------------------
Tax based on statutory rate            $203,733        $171,001       $111,872
Effect of tax-exempt interest income    (16,153)        (18,145)       (24,761)
Effect of certain merger
  related expenses                           --              --          6,800
Other                                     7,273          (4,919)        (5,308)
                                       --------        --------       --------
  Provision for income taxes           $194,853        $147,937        $ 88,603
                                       ========        ========        ========

NOTE 15--TRANSACTIONS WITH RELATED PARTIES

The Corporation's bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 1994, approximated $136 million at the beginning and $142 million at the end of 1994. During 1994, new loans to related parties aggregated $96 million and repayments totaled $90 million.

NOTE 16--DIVIDENDS DECLARED BY BANKING SUBSIDIARIES

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $153 million at January 1, 1995 plus current years earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.
     Dividends paid to the Corporation by its banking subsidiaries amounted to $293 million in 1994, $311 million in 1993, and $60 million in 1992.

NOTE 17--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Corporation enters into various transactions involving derivative and credit-related financial instruments to manage exposure to fluctuations in interest rate, foreign currency and other market risks and to meet the financing needs of customers. Derivative financial instruments include interest rate swaps; options, including interest rate caps; forward and futures interest and foreign exchange rate contracts; and other financial instruments with similar characteristics. Credit-related financial instruments include commitments to extend credit, standby letters of credit, financial guarantees, and commercial letters of credit. These transactions are not reflected in the Corporation's consolidated balance sheets.

     The contract or notional amounts of off-balance-sheet financial instruments express the extent of involvement the Corporation has in each particular class of instrument and generally do not represent future cash requirements. Off-balance-sheet financial instruments involve, to varying degrees, elements of credit and market risk. Credit risk represents the possible loss that may occur in the event of nonperformance by the counterparty to the financial instrument. Market risk represents the potential loss resulting from movements in interest or foreign exchange rates which cause an unfavorable change in the value of an off-balance-sheet financial instrument.

DERIVATIVE FINANCIAL INSTRUMENTS

The nature of the Corporation's operations subject it to interest rate risk to the extent that there is a difference between the interest-earning assets and the interest-bearing liabilities that mature or reprice in specified periods. Asset and liability management activities are focused on providing maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating funding needs. Various types of derivative financial instruments are utilized to achieve these objectives. The use of these derivatives takes place predominately in the interest rate markets and mainly involves interest rate swaps. Other less commonly used derivative instruments include interest rate caps and forward and futures interest and foreign exchange rate contracts. The Corporation also makes forward commitments to purchase securities and to sell loans.

     The Corporation's derivatives activities also include selling interest rate caps and interest rate swaps to customers and entering into foreign exchange contracts with customers. These transactions are entered into upon the customer's request. The Corporation does not take market positions in derivative financial instruments with the expectation of profiting in the short-term from favorable movements in prices or market rates.
     Credit risk related to derivatives is measured as the cost to replace, at current market rates, those contracts in a profitable position. To minimize credit risk exposure, the Corporation evaluates the creditworthiness of its off-balance-sheet counterparties adhering to the same standards used in other transactions. In addition, bilateral collateral agreements have been entered into with a substantial number of counterparties to reduce credit risk and secure amounts due. At December 31, 1994 and 1993, the replacement cost of off-balance-sheet derivative financial instruments in an unrealized gain position approximated $9 million and $82 million, respectively. Replacement cost associated with interest rate swap agreements comprised $4 million of the year-end 1994 total and $61 million of the year-end 1993 total. These amounts do not reflect $159 million and $8 million of collateral at December 31, 1994 and 1993, respectively.

     By conducting all derivative transactions with domestic and foreign investment banks or commercial banks, with the exception of interest and foreign exchange rate futures contracts which are traded on organized exchanges, exposure to liquidity risk is reduced. Termination of derivative contracts, other than by a counterparty, is unlikely as a particular derivative instrument can be offset with an opposite-effect derivative product to facilitate the management of risk.

     Management limits the types of derivative instruments which are used to manage exposure to risk to those which alter the rate characteristics of assets and liabilities or those which reduce a specific interest rate or foreign currency gap. Market risk resulting from a particular off-balance-sheet derivative financial instrument is normally offset by other on- or off-balance-sheet transactions. Therefore, unrealized gains or losses on derivatives are generally offset by increases or decreases in the value of rate sensitive on-balance-sheet instruments.

     Detailed discussions of each class of derivative financial instrument held or issued by the Corporation along with the associated risks are as follows:


Notional Amount (in millions)                    1994                  1993
---------------------------------------------------------------------------
Risk management:
  Interest rate swaps                            $3,643              $3,604
  Interest rate caps                                200                 206
  Interest rate forward and futures contracts        --                  65
  Commitments to purchase securities                 --                 622
  Commitments to sell loans                          77                 250
  Foreign exchange contracts                         98                  66
  International swap agreements                      25                  20
                                                  -----               -----
    Risk management derivatives                   4,043               4,833

Customer initiated:
  Foreign exchange contracts                        501                 224
  Interest rate caps                                369                 132
  Interest rate swaps                                 7                  30
                                                  -----               -----
    Customer initiated derivatives                  877                 386
                                                 ------              ------
Total derivative financial instruments           $4,920              $5,219
                                                 ======              ======

INTEREST RATE SWAPS

The Corporation enters into interest rate swap agreements as an end-user mainly to reduce exposure to interest rate risk associated with asset and liability positions. These agreements involve the exchange of fixed and floating rate interest payments over a specified period of time. The interest payments are calculated based on an underlying notional amount. The floating rate portion of interest rate swaps is based on LIBOR. The Corporation is subject to both the market risk inherent in such agreements and the risk that counterparties will fail to meet the terms of the agreements. For the years ended December 31, 1994 and 1993, interest rate swaps used for risk management purposes generated $29 million and $32 million of net interest income, respectively. On a limited basis, interest rate swap agreements are entered into with customers seeking to manage risk exposure arising from asset and liability positions. The risk of counterparty default is evident in such agreements. Market risk, however, is virtually eliminated since these positions are generally offset with other swap agreements having opposite payment terms. The fair value and net income related to swaps initiated by customers were not significant at and for the years ended December 31, 1994 and 1993.

INTEREST RATE CAPS

Interest rate caps are option-like contracts that obligate the seller to pay the purchaser at specified future dates the amount by which a designated market rate index exceeds a contractually fixed ceiling rate, applied to an underlying notional amount. The buyer of an interest rate cap is protected against rising rates, while the seller is exposed to the potential for unlimited losses in a rising interest rate environment. Purchased interest rate caps contain credit risk due to possible counterparty nonperformance. The seller of interest rate caps, on the other hand, has no credit risk exposure. For interest rate risk management purposes, the Corporation buys and sells interest rate caps to reduce the impact of interest rate changes on certain assets and liabilities. Interest rate caps are also sold to accommodate the financial needs of customers. Interest rate caps initiated by customers, are not necessarily offset by other on- or off-balance-sheet financial instruments; however the Corporation has established diminutive authority limits for these transactions in order to minimize risk exposure. Resulting fair value and net income for interest rate caps sold to customers were, therefore, immaterial at and for the years ended December 31, 1994 and 1993.

FORWARD AND FUTURES CONTRACTS

Forward contracts are agreements negotiated between two parties through a broker to purchase and sell a specific quantity of a financial instrument at a price specified at origination of the contract, with delivery and settlement at a specified future date. Forward contracts are not traded on organized exchanges, resulting in exposure to liquidity and credit risk. Futures contracts are exchange-traded agreements, resulting in the elimination of credit risk, and involve the delivery of investment-grade financial instruments such as securities or other money market instruments. However, both forward and futures contracts are subject to market risk arising from changes in the value of the underlying financial instrument. The Corporation enters into forward and futures contracts to assist in managing exposure to interest rate risk.

FOREIGN EXCHANGE CONTRACTS

The Corporation enters into foreign currency spot, forward, and futures contracts on behalf of customers and to offset the risk associated with certain on-balance-sheet receivables and payables denominated in foreign currencies. Customer initiated contracts are complimented by foreign exchange options which act to offset some of the risk associated with foreign exchange price movements. Foreign exchange activity is conducted in accordance with established policy guidelines which monitor credit and market risk. Credit risk exposure arises from the possible inability of the counterparty to deliver under the terms of the contract. Market risk is minimal because such contracts are generally offset with other foreign exchange positions. At December 31, 1994 and 1993, the fair value of customer initiated foreign exchange contracts was an estimated $1 million. The estimated fair value of these instruments also averaged $1 million during both 1994 and 1993. Foreign exchange contracts generated approximately $5 million of net income for each of the years ended December 31, 1994 and 1993.

COMMITMENTS TO PURCHASE SECURITIES

The Corporation enters into commitments to purchase securities with settlement terms of up to 60 days primarily to secure certain rates on U.S. Government and agency securities. These commitments may subject the Corporation to risk from changes in the price of the specified security before its actual issuance. Credit risk related to commitments to purchase securities results from the possibility that the counterparty to the financial instrument may fail to perform and is represented by the difference between the contractual amount and prevailing market price of these financial instruments at the settlement date.

COMMITMENTS TO SELL LOANS

Commitments with terms of up to 120 days are made to secure certain market rates on the sale of mortgage loans, particularly those held for sale and those expected to close, to the secondary market. These commitments expose the Corporation to credit risk in that the counterparty to the commitment may fail to provide funding for the mortgages at the settlement date. Market risk exposure is evident as well since a decline in secondary market interest rates may prevent the expected loan closing from occurring and, as a result, cause the Corporation to incur a loss from having to fulfill its obligation under the commitment.

FIXED RATE LOAN COMMITMENTS

The unused lines of credit on fixed rate credit cards are categorized as derivatives in that they have similar characteristics as option contracts. Credit card customers have the option to draw upon available credit lines without risk from rising interest rates. However, the Corporation is exposed to the risk of income reduction as interest rates increase. Refer to the "Credit-related Financial Instruments" section below for further information about fixed rate loan commitments.

CREDIT-RELATED FINANCIAL INSTRUMENTS

Exposure to credit loss from credit-related financial instruments is represented by the contractual amounts of those instruments and is summarized as follows:


Contract Amount (in millions)                           1994              1993
----------------------------------------------------------------------------------------
Unused commitments to extend credit                   $16,955           $11,042
Stanby letters of credit and financial guarantees       1,487             1,475
Commercial letters of credit                              509               518

The Corporation applies similar credit policies in issuing off-balance-sheet credit-related financial instruments as it does for on-balance-sheet credit transactions. Collateral is obtained if deemed necessary based on management's credit evaluation of the counterparty. Collateral held by the Corporation varies but may include cash; marketable securities; accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity risk. As of December 31, 1994 and 1993, total unused commitments to extend credit included $5 billion and $4 billion, respectively, of variable and fixed rate revolving credit commitments. Other unused loan commitments, primarily variable rate, totaled $12 billion at December 31, 1994 and $7 billion at December 31, 1993.

Revolving credit commitments included available credit lines on fixed rate credit cards of $1.4 billion and $1.3 billion at December 31, 1994 and 1993, respectively. These fixed rate credit card commitments subject the Corporation to market risk resulting from fluctuations in interest rates. However, exposure to market risk from these types of commitments is very limited since it is unlikely that a significant portion of credit card customers will simultaneously borrow up to the maximum credit lines.

STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES

Standby letters of credit and financial guarantees represent conditional obligations of the Corporation primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees were $683 million and $581 million at December 31, 1994 and 1993, respectively, and generally extend for five years or more and expire in decreasing amounts through 2009. The remaining standby letters of credit and financial guarantees totaling $804 million and $894 million at December 31, 1994 and 1993, respectively, mature within one year.

COMMERCIAL LETTERS OF CREDIT

Commercial letters of credit, generally short-term in nature, represent conditional obligations of the Corporation issued to finance a customer's foreign or domestic trade transactions with a third party.

NOTE 18--CONTINGENT LIABILITIES

The State of Michigan filed a lawsuit in District Court on July 24, 1990, against a subsidiary bank and certain former officers, directors and shareholders of a lending customer seeking recovery of amounts expended by the State (past and future) to clean up hazardous waste at two former plant sites, compensation for damages to natural resources, civil penalties for claimed violation of State Acts and attorney's fees. Plaintiff seeks cleanup costs and damages and has expressed the opinion that the claim will be well in excess of $30 million. In January 1993, the court granted the bank's motion for summary judgment and denied the Attorney General's motion for summary judgment. The Attorney General has filed an appeal to the Sixth Circuit Court of Appeals, which is still pending.

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

NOTE 19--USAGE RESTRICTIONS

Included in cash and due from banks are amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. At December 31, 1994 and 1993, the Federal Reserve balances were $562 million and $532 million, respectively.

NOTE 20--ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

Disclosure of the estimated fair values of financial instruments, which differ from carrying values, often requires the use of estimates. In cases where quoted market values are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Furthermore, as the Corporation normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles and loan servicing rights, the future earnings potential of significant customer relationships, and the value of trust operations and other fee generating businesses. The Corporation does not believe that it would be practicable to estimate a representational fair value for these types of items.

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

     Domestic commercial loans: These consist of commercial, real estate construction, commercial mortgage, and equipment lease financing loans. The estimated fair value of the Corporation's variable rate commercial loans is represented by their carrying value, adjusted by an amount which estimates the change in fair value caused by changes in the credit quality of borrowers since the loans were originated. The estimated fair value of fixed rate commercial loans is calculated by discounting the contractual cash flows of the loans using year-end origination rates derived from the Treasury yield curve or other representative bases. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

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

     Medium- and long-term debt: The estimated fair value of the Corporation's variable rate medium- and long-term debt is represented by their carrying value. The estimated fair value of the fixed rate medium- and long-term debt is based on quoted market values. If quoted market values are not available, the estimated fair value is based on the market values of debt with similar characteristics.

     Derivative financial instruments: The estimated fair value of interest rate swaps is estimated as the amounts the Corporation would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts. The estimated fair value of forward and futures contracts, foreign exchange contracts, interest rate caps, commitments to purchase securities and commitments to sell loans is based on quoted market prices or the market values of similar instruments.

     Credit-related financial instruments: The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is represented by the estimated cost to terminate or otherwise settle the obligations with the counterparties. This amount is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any changes in the credit quality of counterparties since the agreements were entered into. This estimate of fair value does not take into account the significant value of the customer relationships and the future earnings potential involved in such arrangements, as the Corporation does not believe that it would be practicable to estimate a representational fair value for these items.

     The estimated fair values of the Corporation's financial instruments at December 31, 1994 and 1993 are as follows:

                                                 1994                                          1993
                                     ------------------------------               -----------------------------
                                     Carrying             Estimated               Carrying            Estimated
(in millions)                         Amount             Fair Value                Amount            Fair Value
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term
  investments                       $  2,247             $  2,247                  $  3,719            $  3,719
Trading account securities                 4                    4                         4                   4
Mortgages held for sale                   92                   92                       331                 332
Investment securities
  available for sale                   2,906                2,906                     2,322               2,322
Investment securities held
  to maturity                          4,970                4,659                     3,978               4,030
Commercial loans                      10,634               10,448                     9,087               9,002
International loans                    1,195                1,183                     1,136               1,155
Real estate construction
  loans                                  414                  406                       437                 435
Commercial mortgage loans              3,056                2,983                     2,700               2,717
Residential mortgage loans             2,436                2,346                     1,857               1,880
Consumer loans                         4,215                4,025                     3,674               3,677
Lease financing                          259                  251                       209                 210
                                    -----------------------------                  ----------------------------
    Total loans                       22,209               21,642                    19,100              19,076
Less allowance for
  loan losses                           (326)                  --                      (299)                 --
                                    -----------------------------                  ----------------------------
    Net loans                         21,883               21,642                    18,801              19,076

Customers' liability on
  acceptances outstanding                 34                   34                        38                  38

LIABILITIES
Demand deposits
  (noninterest-bearing)                5,257                5,257                     4,939               4,939
Interest-bearing deposits             14,742               14,731                    14,643              14,731
Deposits in foreign offices            2,433                2,433                     1,368               1,368
                                    -----------------------------                  ----------------------------
    Total deposits                    22,432               22,421                    20,950              21,038

Short-term borrowings                  4,206                4,206                     5,400               5,400
Acceptances outstanding                   34                   34                        38                  38
Medium- and long-term debt             4,098                4,046                     1,461               1,502

OFF-BALANCE-SHEET
FINANCIAL INSTRUMENTS
Risk management
  derivatives:
  Unrealized gains                        --                    4                        --                  79
  Unrealized losses                       --                 (240)                       --                 (21)

Customer initiated
  derivatives:
  Unrealized gains                         5                    5                         4                   4
  Unrealized losses                       (5)                  (5)                       (2)                 (2)

Credit-related financial
  instruments                             --                  (13)                       --                 (13)


NOTE 21--PARENT COMPANY FINANCIAL STATEMENTS


BALANCE SHEETS--Comerica Incorporated
December 31 (in thousands, except share data)                                             1994           1993
-------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                             $    2,041     $    1,111
Time deposits with banks                                                                89,600         97,200
Investment securities available for sale                                                 6,946             --
Investment securities held to maturity                                                      --          7,507
Investment in subsidiaries, principally banks                                        2,423,918      2,208,710
Premises and equipment                                                                  58,967         49,670
Other assets                                                                            41,931         43,462
                                                                                    ----------     ----------
    Total assets                                                                    $2,623,403     $2,407,660
                                                                                    ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                      $  149,322     $  149,152
Advances from nonbanking subsidiaries                                                    7,823          4,277
Other liabilities                                                                       74,478         72,573
                                                                                    ----------     ----------
    Total liabilities                                                                  231,623        226,002

Common stock--$5 par value
  Authorized--250,000,000 shares
  Issued--119,294,531 shares in 1994 and 1993                                          596,473        596,473
Capital surplus                                                                        525,052        524,186
Unrealized gains and losses on investment securities available for sale                (55,039)        27,473
Retained earnings                                                                    1,390,405      1,155,280
Less cost of common stock in treasury--2,382,333 shares
  in 1994 and 4,423,603 shares in 1993                                                 (65,111)      (121,754)
                                                                                    ----------     ----------
    Total shareholders' equity                                                       2,391,780      2,181,658
                                                                                    ----------     ----------
    Total liabilities and shareholders' equity                                      $2,623,403     $2,407,660
                                                                                    ==========     ==========


STATEMENTS OF INCOME--Comerica Incorporated
Year Ended December 31 (in thousands)                                 1994               1993            1992
-------------------------------------------------------------------------------------------------------------
INCOME
Income from subsidiaries
  Dividends from subsidiaries                                      $293,390          $312,148        $ 60,975
  Interest on receivables from subsidiaries                              --             3,303           8,839
  Other interest income                                               8,127             1,630           5,777
  Intercompany management fees                                      267,123           211,351         136,806
Interest on bank time deposits                                          171                51           3,326
Other noninterest income                                                779            24,818           3,038
                                                                   --------          --------        --------
    Total income                                                    569,590           553,301         218,761

EXPENSES
Interest on commercial paper                                             --                13             473
Interest on long-term debt                                           15,076            18,529          21,623
Interest on advances from subsidiaries                                  198               193             548
Salaries and employee benefits                                      123,924           128,509          90,643
Occupancy expense                                                    18,570             8,515           6,438
Equipment expense                                                    25,649            23,608           9,330
Merger, integration and restructuring charge                          2,363            22,000          45,962
Other noninterest expenses                                           68,185            60,305          34,549
                                                                   --------          --------        --------
    Total expenses                                                  253,965           261,672         209,566
                                                                   --------          --------        --------
Income before income taxes and equity
  in undistributed net income of subsidiaries                       315,625           291,629           9,195
Income tax expense (credit)                                           7,058            (6,550)        (10,720)
                                                                   --------          --------        --------
                                                                    308,567           298,179          19,915
Equity in undistributed net income of
  subsidiaries, principally banks                                    78,675            42,459         220,517
                                                                   --------          --------        --------
NET INCOME                                                         $387,242          $340,638        $240,432
                                                                   ========          ========        ========


STATEMENTS OF CASH FLOWS--Comerica Incorporated
Year Ended December 31 (in thousands)                                                   1994                1993              1992
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                        $ 387,242          $ 340,638         $ 240,432
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Undistributed earnings of
        subsidiaries, principally banks                                               (78,675)           (42,459)         (220,517)
      Depreciation                                                                     19,784             17,658             7,344
      Merger, integration and restructuring charge                                    (12,380)             5,414            15,701
      Net amortization of intangibles                                                     583              1,207               773
      Interest on note with subsidiary                                                     --                 --            (1,924)
      Other, net                                                                       10,480            (21,962)            6,142
                                                                                    ---------          ---------         ---------
        Total adjustments                                                             (60,208)           (40,142)         (192,481)
                                                                                    ---------          ---------         ---------
        Net cash provided by operating activities                                     327,034            300,496            47,951

INVESTING ACTIVITIES
  Net decrease in receivables from subsidiaries                                            --            100,000             2,297
  Net decrease in securities purchased from
    bank subsidiary under agreements to resell                                             --             16,538             9,046
  Proceeds from maturities of investment securities available for sale                 15,157                 --                --
  Purchase of investment securities available for sale                                (22,818)                --                --
  Proceeds from maturity of investment securities
    held to maturity                                                                    7,507             33,548             1,024
  Purchase of investment securities held to maturity                                       --            (16,549)          (14,194)
  Proceeds from sales of fixed assets and other real estate                             1,638             13,633             2,516
  Purchases of fixed assets                                                           (30,226)           (58,086)          (15,374)
  Net decrease in bank time deposits                                                    7,600             26,400           101,782
  Capital transactions with subsidiaries                                              (97,647)            (4,620)           (2,350)
  Purchase of subsidiaries                                                                 --                 --           (56,220)
                                                                                    ---------          ---------         ---------
      Net cash provided by (used in) investing activities                            (118,789)           110,864            28,527

FINANCING ACTIVITIES
  Net increase (decrease) in advances from subsidiaries                                 3,546             (7,464)           (7,864)
  Repayments and purchases of long-term debt                                               --           (111,008)           (6,946)
  Net decrease in short-term borrowings                                                    --             (8,502)           (7,696)
  Proceeds from issuance of common stock
    and other capital transactions                                                      5,407              9,395            33,057
  Purchase of common stock for treasury                                               (76,280)          (128,848)           (5,635)
  Redemption of preferred stock                                                            --            (41,779)               --
  Dividends paid                                                                     (139,988)          (124,306)          (80,472)
                                                                                    ---------          ---------         ---------
      Net cash used in financing activities                                          (207,315)          (412,512)          (75,556)
                                                                                    ---------          ---------         ---------
Net increase (decrease) in cash on deposit at bank subsidiary                             930             (1,152)              922
Cash on deposit at bank subsidiary at beginning of year                                 1,111              2,263             1,341
                                                                                    ---------          ---------         ---------
Cash on deposit at bank subsidiary at end of year                                   $   2,041          $   1,111         $   2,263
                                                                                    =========          =========         =========
Interest paid                                                                       $  15,104          $  18,652         $  22,190
                                                                                    =========          =========         =========
Income taxes recovered                                                              $   4,743          $  12,191         $  12,936
                                                                                    =========          =========         =========
Noncash investing and financing activities
  Conversion of debentures to equity                                                $      --          $   5,095         $   1,348
                                                                                    =========          =========         =========
  Treasury stock issued for acquisition                                             $ 121,363          $      --         $      --
                                                                                    =========          =========         =========


NOTE 22--SUMMARY OF QUARTERLY FINANCIAL INFORMATION

The following quarterly information is unaudited. However, in the opinion of management, the information furnished reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

                                                                                                 1994
                                                                   -----------------------------------------------------------------
(in thousands,                                                         Fourth            Third             Second             First
except per share data)                                                Quarter          Quarter            Quarter           Quarter
------------------------------------------------------------------------------------------------------------------------------------
Intrest income                                                       $581,538          $540,934          $514,057          $455,395
Interest expense                                                      269,255           227,935           199,503           165,104
Net interest income                                                   312,283           312,999           314,554           290,291
Provision for loan losses                                              12,000            14,000            15,000            15,000
Securities gains                                                        1,098             1,581               358               424
Noninterest income
  (excluding securities gains)                                        121,529           115,057           115,069           111,521
Noninterest expenses                                                  278,971           263,115           264,877           251,706
Net income                                                             96,597           100,604            99,178            90,863
Per common share
  Primary net income                                                    $0.82             $0.84             $0.83             $0.79
  Fully diluted net income                                              $0.82             $0.84             $0.83             $0.79

                                                                                                 1993
                                                                   -----------------------------------------------------------------
(in thousands,                                                         Fourth            Third             Second             First
except per share data)                                                Quarter          Quarter            Quarter           Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                      $451,594          $438,088          $446,024          $447,147
Interest expense                                                      163,457           158,173           162,440           165,245
Net interest income                                                   288,137           279,915           283,584           281,902
Provision for loan losses                                              14,000            15,000            18,000            22,000
Securities gains                                                          411               526               407               634
Noninterest income
  (excluding securities gains)                                        130,891           109,488           111,101           109,044
Noninterest expenses                                                  276,917           253,821           255,292           252,435
Net income                                                             90,090            83,696            83,727            83,125
Per common share
  Primary net income                                                    $0.76             $0.70             $0.70             $0.69
  Fully diluted net income                                              $0.76             $0.70             $0.70             $0.69


REPORT OF MANAGEMENT

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

     The financial statements have been audited by independent auditors Ernst & Young LLP. Their role is to render an independent professional opinion on management's financial statements based upon performance of procedures they deem appropriate under generally accepted auditing standards.

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


Eugene A. Miller
Eugene A. Miller
Chairman and Chief Executive Officer


Paul H. Martzowka
Paul H. Martzowka
Executive Vice President and Chief Financial Officer


Arthur W. Hermann
Arthur W. Hermann
Senior Vice President and Controller

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS,
COMERICA INCORPORATED

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

Ernst & Young LLP
Detroit, Michigan
January 17, 1995

HISTORICAL REVIEW-AVERAGE BALANCE SHEETS: COMERICA INCORPORATED AND SUBSIDIARIES


Consolidated Financial Information
(in millions)                                           1994             1993            1992           1991            1990
--------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                             $ 1,532           $ 1,490         $ 1,322        $ 1,201         $ 1,231

Interest-bearing deposits with banks                    552               814           1,017          1,413           1,376
Federal funds sold and securities
    purchased under agreements to resell                116               135             399            454             307
Trading account securities                                5                12              78             53              47
Mortgages held for sale                                 150               232             196             92              63
Investment securities                                 8,004             5,512           5,373          5,740           5,081
Commercial loans                                      9,598             8,473           7,753          7,359           7,034
International loans                                   1,107               897             710            501             412
Real estate construction loans                          403               441             503            530             478
Commercial mortgage loans                             2,916             2,629           2,368          2,190           1,938
Residential mortgage loans                            2,175             1,979           2,297          2,438           2,317
Consumer loans                                        3,795             3,697           3,625          3,427           3,130
Lease financing                                         217               191             191            177             168
                                                    -------           -------         -------        -------         -------
              Total loans                            20,211            18,307          17,447         16,622          15,477
Less allowance for loan losses                         (322)             (311)           (291)          (275)           (276)
                                                    -------           -------         -------        -------         -------
              Net loans                              19,889            17,996          17,156         16,347          15,201
Accrued income and other assets                       1,203             1,045             969          1,065           1,026
                                                    -------           -------         -------        -------         -------
              Total assets                          $31,451           $27,236         $26,510        $26,365         $24,332
                                                    =======           =======         =======        =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits (noninterest-bearing)               $ 4,700           $ 4,380         $ 3,796        $ 3,417         $ 3,336
Interest-bearing deposits                            14,809            15,035          15,449         15,933          15,202
Deposits in foreign offices                           1,816             1,306           1,668          1,435             843
                                                    -------           -------         -------        -------         -------
              Total deposits                         21,325            20,721          20,913         20,785          19,381
Federal funds purchased and securities sold
    under agreements to repurchase                    2,817             1,586           1,553          1,530           1,767
Other borrowed funds                                  2,002             1,432           1,308          1,527             809
Accrued expenses and other liabilities                  286               274             327            421             504
Medium- and long-term debt                            2,708             1,087             414            323             348
                                                    -------           -------         -------        -------         -------
              Total liabilities                      29,138            25,100          24,515         24,586          22,809
Shareholders' equity                                  2,313             2,136           1,995          1,779           1,523
                                                    -------           -------         -------        -------         -------
              Total liabilities and
              shareholders' equity                  $31,451           $27,236         $26,510        $26,365         $24,332
                                                    =======           =======         =======        =======         =======

HISTORICAL REVIEW-STATEMENTS OF INCOME: COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions, except per share data)                            1994            1993            1992            1991           1990
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                    $1,577          $1,388          $1,445          $1,634         $1,668
Interest on investment securities
       Taxable                                                   446             307             356             437            392
       Exempt from federal income tax                             31              40              55              62             67
                                                              ------          ------          ------          ------         ------
              Total interest on investment securities            477             347             411             499            459
Trading account interest                                          --               1               3               3              4
Interest on federal funds sold and securities
       purchased under agreements to resell                        5               4              15              25             25
Interest on time deposits with banks                              22              28              45              99            120
Interest on mortgages held for sale                               11              15              14               8              6
                                                              ------          ------          ------          ------         ------
              Total interest income                            2,092           1,783           1,933           2,268          2,282

INTEREST EXPENSE
Interest on deposits                                             543             530             707           1,033          1,119
Interest on short-term borrowings
       Federal funds purchased and securities
              sold under agreements to repurchase                121              47              53              86            142
       Other borrowed funds                                       79              41              46              86             65
Interest on medium- and long-term debt                           148              63              30              28             33
Net interest rate swap income                                    (29)            (32)            (24)            (15)            (4)
                                                              ------          ------          ------          ------         ------
              Total interest expense                             862             649             812           1,218          1,355
                                                              ------          ------          ------          ------         ------
              Net interest income                              1,230           1,134           1,121           1,050            927
Provision for loan losses                                         56              69             111             105            100
                                                              ------          ------          ------          ------         ------
              Net interest income after provision
                     for loan losses                           1,174           1,065           1,010             945            827

NONINTEREST INCOME
Income from fiduciary activities                                 122             122             114             105            100
Service charges on deposit accounts                              124             120             113             103             89
Customhouse broker fees                                           41              40              38              36             35
Revolving credit fees                                             41              36              34              32             30
Securities gains                                                   3               2               6               5              2
Other noninterest income                                         136             142             106             104             92
                                                              ------          ------          ------          ------         ------
              Total noninterest income                           467             462             411             385            348

NONINTEREST EXPENSES
Salaries and employee benefits                                   549             529             516             500            454
Net occupancy expense                                             99              96              86              83             76
Equipment expense                                                 68              62              57              54             50
FDIC insurance expense                                            44              44              45              41             22
Telecommunications expense                                        27              21              17              16             15
Merger, integration and restructuring charge                       7              22             128              --             --
Other noninterest expenses                                       265             264             243             251            231
                                                              ------          ------          ------          ------         ------
              Total noninterest expenses                       1,059           1,038           1,092             945            848
                                                              ------          ------          ------          ------         ------
Income before income taxes                                       582             489             329             385            327
Provision for income taxes                                       195             148              89             105             79
                                                              ------          ------          ------          ------         ------
NET INCOME                                                    $  387          $  341          $  240          $  280         $  248
                                                              ======          ======          ======          ======         ======
Net income applicable to common stock                         $  387          $  341          $  237          $  277         $  245
                                                              ======          ======          ======          ======         ======
NET INCOME PER COMMON SHARE
       Primary                                                 $3.28           $2.85           $1.99           $2.41          $2.25
       Fully diluted                                           $3.28           $2.85           $1.98           $2.38          $2.23
Primary average shares (in thousands)                        118,160         119,569         119,113         114,713        108,742

Cash dividends declared on common stock                         $145            $125            $108             $93            $78
Dividends per common share                                     $1.24           $1.07           $0.96           $0.92          $0.87


Historical Review-Statistical Data: Comerica Incorporated and Subsidiaries


Consolidated Financial Information                         1994            1993           1992        1991         1990
-------------------------------------------------------------------------------------------------------------------------
AVERAGE RATES (Fully Taxable Equivalent Basis)

Interest-bearing deposits with banks                       3.96%            3.41%           4.43%      7.01%        8.73%
Federal funds sold and securities purchased
       under agreements to resell                          4.06             2.99            3.67       5.58         8.18
Trading account securities                                 1.67             6.76            3.99       6.75         7.95
Mortgages held for sale                                    7.31             6.38            7.34       8.66         9.78

Investment securities available for sale                   5.50              n/a             n/a        n/a          n/a
Investment securities held to maturity                     6.55             6.70            8.16       9.25         9.73
                                                         ---------------------------------------------------------------
              Total investment securities                  6.15             6.70            8.16       9.25         9.73

Commercial loans                                           7.38             6.56            6.98       9.01        10.48
International loans                                        5.58             5.04            5.70       8.14         9.94
Real estate construction loans                             7.85             6.63            7.00       8.69        10.17
Commercial mortgage loans                                  8.52             8.10            8.54       9.99        11.04
Residential mortgage loans                                 7.46             8.57            9.53      10.01         9.96
Consumer loans                                             9.44             9.98           11.03      12.10        12.53
Lease financing                                            6.48             7.34            8.89       9.66        10.06
                                                         ---------------------------------------------------------------
              Total loans                                  7.84             7.62            8.34       9.89        10.86
                                                         ---------------------------------------------------------------
              Interest income as a percent of
                     earning assets                        7.28             7.25            8.04       9.48        10.42

Domestic deposits                                          3.14             3.24            4.13       5.93         6.90
Deposits in foreign offices                                4.28             3.29            4.11       6.14         8.31
                                                          --------------------------------------------------------------
              Total interest-bearing deposits              3.26             3.24            4.13       5.95         6.97

Federal funds purchased and securities sold
       under agreements to repurchase                      4.31             3.01            3.44       5.60         8.04
Other borrowed funds                                       3.92             2.88            3.52       5.68         9.36
Medium- and long-term debt                                 5.46             5.77            7.18       8.56         8.05
                                                          --------------------------------------------------------------
              Interest expense as a percent of
                     interest-bearing sources              3.57             3.18            3.98       5.87         7.14
                                                          --------------------------------------------------------------
              Interest rate spread                         3.71             4.07            4.06       3.61         3.28
Impact of net noninterest-bearing
       sources of funds                                    0.61             0.58            0.67       0.88         1.08
                                                          --------------------------------------------------------------
              Net interest margin as percent of
                     earning assets                        4.32             4.65            4.73       4.49         4.36

RETURN ON AVERAGE COMMON
       SHAREHOLDERS' EQUITY                               16.74            15.94           12.10      15.90        16.47

RETURN ON AVERAGE ASSETS                                   1.23             1.25            0.91       1.06         1.02

PER SHARE DATA

Book value at year-end                                  $ 20.46           $18.99          $17.38     $16.30       $14.52
Market value--high and low for year                       31-24            35-25           33-26      27-14        17-11

OTHER DATA

Number of banking offices                                   398              385             427        412          401
Number of employees (full-time equivalent)               13,077           12,670          13,322     13,836       13,423

ECONOMIC REPORT: FIFTH YEAR OF EXPANSION AHEAD FOR ECONOMY

It was expected that the Federal Reserve would begin tightening the monetary screws back in 1993, but the monetary authorities didn't apply the brakes until early 1994. By infusing financial markets with an additional year of double digit reserve growth, the U.S. economy will undoubtedly experience an extra year of solid gross domestic product expansion before succumbing to below-average growth in 1996. Correspondingly, the degree of weakness in 1996's real GDP will depend very heavily upon how many months into 1995 the Fed remains as restrictive as it was throughout 1994.

WHAT WENT RIGHT AND WRONG

In terms of real GDP growth and low inflation, 1994 was a much better performance year than most forecasters had anticipated. It was a disappointing year for most stock and bond investors. The dichotomy is reconciled by what Federal Reserve policy makers were doing before and during 1994. Last year was stronger than expected because the monetary authorities had pursued very stimulative policies in 1991, 1992 and 1993. By year-end 1993, they had succeeded in pushing most interest rates down to 20-to-30 year lows.
         Such stimulation accumulated like gasoline in the fuel tank of a vehicle that was operating too slowly to draw down the needle on its fuel gauge. More to the point, during the first 2.5 years of the current expansion, real GDP growth averaged only 2.4 percent--the most anemic growth for any similar recovery period in the post-World War II era and well below the long-term growth potential for the U.S. economy. Yet, the Fed had been adding reserves at a furious 11.3 percent annual rate over that same time period. Thus, even at the more accelerated 4 percent annual pace of 1994's economic expansion, there remains plenty of fuel to carry real GDP to new highs in 1995.
         Likewise, inflation rates drifted lower between 1991 and 1994: The Consumer Price Index averaged 4.2, 3.0, 3.0 and 2.6, respectively, over those years. Excellent productivity gains in the private sector of the United States and prolonged recession in Europe and Japan helped moderate domestic price pressures, despite revved up monetary policies over a rather extended period of time.
         Last year also was good from the standpoint of what was avoided: a federal government takeover of at least another 8 percent of the U.S. GDP associated with proposed health care reform. In retrospect, it is more clear than ever that programs featuring socialized medicine are inferior to market-based, competitive systems for the delivery of health care.
         Despite a respectable economic performance in 1994, the overall tax and regulatory burdens on American workers and businesses grew. Along with this proliferation of disincentives for work effort, saving, and investment came economic frustration. Household income, after taxes and inflation, was not advancing any longer, and higher payroll and capital gains taxes were shrinking the pool of current and future wealth in America. The administration and new Congress are unlikely to lower tax burdens or the costs of regulation as early as 1995, but changes in attitude and the application of rational cost-benefit analysis to government spending programs should pave the way for more tangible fiscal policy reforms in 1996 and beyond.

1995: A FIFTH YEAR OF GROWTH

At year-end 1994 there was ample economic momentum to sustain an average 3.3 percent real GDP growth in 1995, compared with 4.0 percent growth in 1994. Between fourth quarter 1994 and fourth quarter 1995, however, the real GDP expansion is likely to be a more modest 2.6 percent, reflecting the dampening effects of 1994's Fed tightening and higher real borrowing costs. Deceleration in the final quarters of 1995 definitely contrast with the acceleration that occurred during the second half of 1994. In historical perspective, however, such deceleration would be customary in the fifth year of a cyclical expansion, especially when it comes in the wake of a central bank policy focused on preempting higher inflation.
         Inflation tends to accelerate whenever the utilization rate of industrial capacity moves toward 85 percent. Indeed, during the last half of 1994, capacity utilization rates averaged a robust 84.4 percent. Moreover, as of early 1995, there still was scant relief in commodity price pressures, and various labor shortages emerged. Most significantly for the future direction of short-term interest rates, the Michigan and U.S. purchasing management surveys were recording intensifying price pressures on purchased materials, and shortages of many basic resources appeared as 1994 progressed.

UNDERPINNINGS OF OPTIMISM

Comerica has two summary forecasting measures for the U.S. economy: the Recession Watch Index and the Advance Economic Barometer. The Recession Watch Index measures the chances of a recession occurring within approximately one year. In December 1994, the index assigned a mere 16 percent probability for a recession in 1995 (Figure 1). This year-end number was higher than the 2-to-10 percent range that the Recession Watch Index had roamed through most of 1994. The 16 percent probability reading for recession in 1995 is precisely the average we experienced in most of 1985 and 1986, when there were years of expansion yet to come.
         The counterpart to the Recession Watch Index is the Advance Economic Barometer, developed by Comerica to predict approximate real GDP strength 6 to 12 months into the future (Figure 2). In this case, the GDP outlook for 1995, while certainly not recessionary, is forecasted to undergo at least two quarters of slowing from recent 4.0 to 4.5 percent growth rates. For nine months during 1994, roughly from March to December, the Advance Economic Barometer exhibited a consistent pattern of slowing--from a level of 4.6 to
2.6. If historical relations are any guide to the future, this development should augur somewhat more modest real GDP advances by the middle quarters of 1995.

         Of the three primary economic measures comprising the Advance Economic Barometer, at least two are likely to show weakness in the opening quarters of 1995. Continued Federal Reserve restraint will further slow the monetary factors in the index, and rising short-term interest rates will create a flatter yield curve, depressing the financial series component of the index as well (Figure 3). Also, to the extent rising interest rates slow the housing and construction industry and generate an adverse wealth effect on stock and bond holders, the overall leading economic indicators published by the U.S. Commerce Department will suffer. If these events materialize, then the continuity of real economic growth for 1996 could be broken.

REGIONAL OUTLOOKS FOR COMERICA AFFILIATES

For the first time in four years, all regional economies in the U.S. should be moving higher together in 1995. Considering the interest rate increases from 1994 and early this year, it will be more difficult for the credit-sensitive sectors and regions to match the strong performance relative to the U.S. again in 1995. The upper Midwest is especially vulnerable to these developments because of its greater reliance on the sale of large-ticket durable goods. Midwest growth rates will converge to the national average. Michigan and Illinois are expected to match the U.S. performance because aggregate U.S. income and spending should do well in 1995.
         On the other hand, California still struggles to catch up. The state's economy finally appears to be emerging from recession and stagnation. Its readjustment period was quite prolonged, but employment is once again rebounding. California's growth will be augmented by improving exports to high-growth developing nations in the Orient and Latin America. Growth could match the U.S. average based on California's relatively depressed base of 1994. We are unlikely to see a significant defense industry rebuilding before the end of President Clinton's term.
         Growth in Texas and the Southwest converged to and then slipped below the national pace over the past two years after exhibiting three years of faster than average expansion. In 1995, slower growth in the interest-rate sensitive construction and housing sectors and poorer GDP prospects for Mexico strongly suggest that this region will again experience slightly below normal growth.
         Florida and the Southeast could see economic acceleration as population growth and foreign investment bolster employment, income and output.

INTEREST RATES AND HOPE

Absent some unforeseen, non-economic shock, it is inevitable that short-term interest rates will rise 1 to 2 percentage points in the first half of 1995. Continued GDP upswing and increasingly tight labor and materials markets will keep the Federal Reserve tightfisted in its conduct of monetary policy. Only when the U.S. economy emits unmistakable signs of significantly slower real GDP growth with inflation rates at or below 3 percent will there be a policy shift toward monetary ease. This could occur in the second half of 1995.

                   (Recession Watch Index Figure 1. - Graph)

                 (Advance Economic Barometer Figure 2. - Graph)

 (Yield Curve Spread (30 Year Treasury Minus Federal Funds) Figure 3. -  Graph)

         Otherwise, to make the Fed's job easier, it is incumbent on the new legislators and the administration in Washington to reinvigorate the long-term real growth potential of the U.S. economy by downsizing and rationalizing government spending, taxes and regulations.

David L. Littmann
First Vice President and Senior Economist

DIRECTORS AND OFFICERS: COMERICA INCORPORATED

BOARD OF DIRECTORS                                 DIRECTOR RETIREMENTS                               JOHN R. HAGGERTY
                                                                                                      President and Chief Executive
                                                                                                      Officer
E. PAUL CASEY                                      COMERICA EXPRESSES ITS SINCERE                     Comerica Mortgage Corporation
Chairman and Managing General Partner              APPRECIATION TO THE FOLLOWING
Metapoint Partners                                 DIRECTORS UPON THEIR RETIREMENT FROM               ROBERT A. HERDOIZA
                                                   THE CORPORATION'S BOARD IN 1994:                   Executive Vice President
JAMES F. CORDES                                                                                       Comerica Bank
Executive Vice President                           DONALD R. MANDICH
The Coastal Corporation                            Retired Chairman and                               ARTHUR W. HERMANN
                                                   Chief Executive Officer                            Senior Vice President and
J. PHILIP DINAPOLI                                 Comerica Incorporated                              Controller
Attorney                                           (Director since 1974)                              Comerica  Incorporated and
J. Philip DiNapoli Offices                                                                            Comerica Bank
                                                   DEAN E. RICHARDSON
MAX M. FISHER                                      Retired Chairman                                   THOMAS R. JOHNSON
Investor                                           Manufacturers National Corporation                 Executive Vice President
                                                   (Director since 1973)                              Comerica Incorporated
JOHN D. LEWIS
Vice Chairman                                      THOMAS F. RUSSELL                                  JOHN D. LEWIS
Comerica Incorporated                              Retired Chairman and                               Vice Chairman
                                                   Chief Executive Officer                            Comerica Incorporated
PATRICIA SHONTZ LONGE, PH.D.                       Federal Mogul Corporation
Economist; Senior Partner                          (Director since 1977)                              PAUL H. MARTZOWKA
The Longe Company                                                                                     Executive Vice President and
                                                   EXECUTIVE OFFICERS                                 Chief Financial Officer
WAYNE B. LYON                                                                                         Comerica Incorporated and
President and Chief Operating Officer              JOSEPH J. BUTTIGIEG III                            Comerica Bank
Masco Corporation                                  Executive Vice President
                                                   Comerica Bank                                      EUGENE A. MILLER
GERALD V. MACDONALD                                                                                   Chairman and Chief Executive
Retired Chairman and                               RICHARD A. COLLISTER                               Officer
Chief Executive Officer                            Executive Vice President                           Comerica Incorporated and
Comerica Incorporated                              Comerica Incorporated and                          Comerica Bank
                                                   Comerica Bank
                                                                                                      MICHAEL T. MONAHAN
EUGENE A. MILLER                                                                                      President
Chairman and Chief Executive Officer               JUDITH C. LALKA DART                               Comerica Incorporated and
Comerica Incorporated and                          Executive Vice President                           Comerica Bank
Comerica Bank                                      General Counsel and Corporate Secretary
                                                   Comerica Incorporated and                          DAVID B. STEPHENS
MICHAEL T. MONAHAN                                 Comerica Bank                                      Executive Vice President
President                                                                                             Comerica Bank
Comerica Incorporated and                          GEORGE C. ESHELMAN
Comerica Bank                                      Executive Vice President                           JAMES R. TIETJEN
                                                   Comerica Incorporated and                          Senior Vice President and
ALFRED A. PIERGALLINI                              Comerica Bank                                      General Auditor
President and Chief Executive Officer                                                                 Comerica Incorporated
Gerber Products Company                            DOUGLAS W. FIEDLER
                                                   President and Chief Executive Officer              PAUL D. TOBIAS
ALAN E. SCHWARTZ                                   Comerica Bank & Trust, FSB                         Executive Vice President
Partner                                                                                               Comerica Incorporated
Honigman Miller Schwartz and Cohn                  J. MICHAEL FULTON
                                                   President and Chief Executive Officer              DAVID C. WHITE
HOWARD F. SIMS                                     Comerica Bank-California                           President and Chief
Chairman                                                                                              Executive Officer
Sims-Varner & Associates                           CHARLES L. GUMMER                                  Comerica Bank-Illinois
                                                   President and Chief Executive Officer
                                                   Comerica Bank-Texas

DIRECTORS AND OFFICERS:  COMERICA INCORPORATED AND SUBSIDIARIES

COMERICA BANK (MICHIGAN)                           HEINZ C. PRECHTER                                  REV. ZAN W. HOLMES JR.
                                                   Chairman and Founder                               Senior Pastor
EUGENE A. MILLER                                   ASC Incorporated                                   St. Luke Community United
Chairman and Chief Executive Officer                                                                  Methodist Church
                                                   RICHARD D. ROHR
MICHAEL T. MONAHAN                                 Managing Partner                                   JAKE KAMIN
President                                          Bodman, Longley & Dahling                          Investor and Developer

DIRECTORS                                          ROBERT S. TAUBMAN                                  AGGIE JORDAN-DELAURENTI, PH.D.
                                                   President and Chief Executive Officer              President
WENDELL W. ANDERSON JR.                            The Taubman Company, Inc.                          Jordan-DeLaurenti, Inc.
Retired Chairman
Bundy Corporation                                  ALFRED H. TAYLOR JR.
                                                   Trustee, Former Chairman and
LILLIAN BAUDER, PH.D.                              Chief Executive Officer                            W. THOMAS MCQUAID
President and Chief Executive Officer              Kresge Foundation                                  President
Cranbrook Educational Community                                                                       Performance Properties
                                                   WILLIAM P. VITITOE                                 Corporation
E.L. COX                                           Chairman and Chief Executive Officer
Executive Director                                 Washington Energy Company                          RAYMOND D. NASHER
State Accident Fund of Michigan                                                                       Chairman of the Board of
                                                   MARTIN D. WALKER                                   Directors
ROGER FRIDHOLM                                     Chairman and Chief Executive Officer               Comerica Bank-Texas;
President                                          M.A. Hanna Company                                 Chairman, The Nasher Company
St. Clair Group
                                                   GAIL L. WARDEN                                     CALVIN E. PERSON
TODD W. HERRICK                                    President and Chief Executive Officer              Owner
President and Chief Executive Officer              Henry Ford Health System                           Calvin Person & Associates
Tecumseh Products Company
                                                   COMERICA BANK-TEXAS                                BOONE POWELL JR.
EDWARD C. LEVY JR.                                                                                    President and Chief Executive
President and Chief Executive Officer              CHARLES L. GUMMER                                  Officer
Edw. C. Levy Co.                                   President and Chief Executive Officer              Baylor University Medical
                                                                                                      Center
JOHN D. LEWIS                                      DIRECTORS
Vice Chairman                                                                                         BILL J. PRIEST, PH.D.
Comerica Incorporated                              CARROLL BAIRD                                      Chancellor Emeritus
                                                   President                                          Dallas County Community
PAUL H. MARTZOWKA                                  Mrs Baird's Bakeries, Inc.                         College District
Executive Vice President and
Chief Financial Officer                            C. DEWITT BROWN JR.                                THOMAS J. TIERNEY
Comerica Incorporated and                          President and Chief Executive Officer              Chairman of the Board
Comerica Bank                                      Dee Brown Masonry                                  Corporate Communications
                                                                                                      Center, Inc.
WALTER J. MCCARTHY JR.                             JAMES F. CORDES
Retired Chairman and                               Executive Vice President                           COMERICA BANK-ILLINOIS
Chief Executive Officer                            The Coastal Corporation
The Detroit Edison Company                                                                            DAVID C. WHITE
                                                   THOMAS M. DUNNING                                  President and Chief
EUGENE A. MILLER                                   Chairman                                           Executive Officer
Chairman and Chief Executive Officer               Dunning Benefit Corporation
Comerica Incorporated and                                                                             DIRECTORS
Comerica Bank                                      RUBEN E. ESQUIVEL
                                                   Vice Chairman                                      GREGORY R. BEARD
MICHAEL T. MONAHAN                                 AVO International, Inc.                            Executive Vice President
President                                                                                             Comerica Bank-Illinois
Comerica Incorporated and                          JOE R. GOYNE
Comerica Bank                                      Vice Chairman                                      THOMAS F. CAREY
                                                   Comerica Bank-Texas                                Attorney at Law
JOHN W. PORTER                                                                                        Carey, Filter, White & Boland
Chief Executive Officer                            CHARLES L. GUMMER
Urban Education Alliance, Inc.                     President and Chief Executive Officer              ROBERT E. HUGHES
                                                   Comerica Bank-Texas                                Retired Chairman
                                                                                                      Affiliated Banc Group, Inc.

                                                                                                      DAVID C. WHITE
                                                                                                      President and Chief
                                                                                                      Executive Officer
                                                                                                      Comerica Bank-Illinois

                                                                                                      ROBERT J. ZAHORIK
                                                                                                      President
                                                                                                      MidCon Products




DIRECTORS AND OFFICERS:  COMERICA INCORPORATED AND SUBSIDIARIES

COMERICA BANK-CALIFORNIA                           LOWELL W. MORSE                                    DONALD R. MANDICH
                                                   Chairman of the Board                              Retired Chairman and
J. MICHAEL FULTON                                  Cypress Ventures, Inc.                             Chief Executive Officer
President and Chief Executive Officer                                                                 Comerica Incorporated
                                                   JOSEPH P. PARISI
DIRECTORS                                          President                                          WILLIAM A. PREW
                                                   Therma, Inc.                                       Retired President
THEODORE J. BIAGINI                                                                                   Prew Insurance
Of Counsel                                         EDWARD P. ROSKI JR.
Pillsbury Madison & Sutro                          President                                          BILL T. SMITH JR., ESQ.
                                                   Majestic Realty Company                            Attorney
PHILLIP R. BOYCE                                                                                      Bill T. Smith Jr., P.A.
Investor                                           LEWIS N. WOLFF
                                                   Chairman and Chief Executive Officer
MAXWELL H. BLOOM                                   Wolff Sesnon Buttery
President
L. Bloom Sons, Co.                                 COMERICA BANK & TRUST, FSB
                                                   (Florida)
JACK C. CARSTEN
Venture Capitalist                                 DOUGLAS W. FIEDLER
                                                   President and Chief Executive Officer
JACK W. CONNER
Chairman                                           DIRECTORS
Comerica Bank-California
                                                   ARTHUR R. BRADLEY
J. PHILIP DINAPOLI                                 Chairman
Attorney                                           Comerica Bank & Trust, FSB
J. Philip DiNapoli Offices
                                                   NANCY H. CANARY
BRUCE C. EDWARDS                                   Partner
President                                          Thompson, Hine and Flory
March Development Company
                                                   E. PAUL CASEY
J. MICHAEL FULTON                                  Chairman and Managing General Partner
President and Chief Executive Officer              Metapoint Partners
Comerica Bank-California
                                                   JOHN F. DALY
DREW GIBSON                                        Retired Vice Chairman
Chairman and Chief Executive Officer               Johnson Controls
Gibson Speno Companies
                                                   DOUGLAS W. FIEDLER
WALTER T. KACZMAREK                                President and Chief Executive Officer
Executive Vice President and                       Comerica Bank & Trust, FSB
Chief Operating Officer
Comerica Bank-California                           DON B. DEAN
                                                   Retired President and
PATRICIA N. LOWELL                                 Chief Executive Officer
Retired President                                  Manufacturers Bank & Trust of Florida
Comerica Bank-California
                                                   RONALD S. HOLLIDAY, ESQ.
ELINOR WEISS MANSFIELD                             Managing Partner
Attorney                                           Rudnick & Wolf

WALTER J. MCCARTHY JR.                             JOHN D. LEWIS
Retired Chairman and                               Vice Chairman
Chief Executive Officer                            Comerica Incorporated
The Detroit Edison Company
                                                   PATRICIA SHONTZ LONGE, PH.D.
                                                   Economist; Senior Partner
                                                   The Longe Company

COMERICA INCORPORATED AND SUBSIDIARIES

COMERICA-BANK-CALIFORNIA                           COMERICA BANK (MICHIGAN)

COMERICA BANK & TRUST, FSB                         SUBSIDIARIES
(FLORIDA)
                                                   COMERICA LEASING CORPORATION
COMERICA BANK-ILLINOIS                             Provides equipment leasing and financing
                                                   services for businesses throughout the
COMERICA BANK (MICHIGAN)                           United States.

COMERICA BANK-TEXAS                                COMERICA MORTGAGE CORPORATION
                                                   Offers residential real estate financing
COMERICA ACCEPTANCE CORPORATION                    for new mortgages and servicing of
Generates consumer loans through dealers           existing mortgages owned by Comerica Bank
in several states.                                 and other investors.

COMERICA BANK-ANN ARBOR, N.A.                      JOHN V. CARR & SON, INC.
A cash management and holding company for          Provides customhouse brokerage and
certain investment subsidiaries.                   freight forwarding services from offices
                                                   in 12 states and the Canadian provinces
COMERICA BANK-MIDWEST, N.A.                        of Ontario and Quebec.
Specializes in revolving credit loans;
based in Toledo, Ohio.
                                                   COMERICA INVESTMENT SERVICES
COMERICA COMMUNITY
DEVELOPMENT CORPORATION                            SUBSIDIARIES
A non-conventional financial resource
for housing rehabilitation and small               COMERICA INSURANCE SERVICES
business enterprise in Comerica's Michigan         CORPORATION
markets.                                           Offers retail and commercial
                                                   insurance consulting, sales and
                                                   product management services.

                                                   COMERICA SECURITIES, INC.
                                                   A full service broker-dealer that
                                                   offers stocks, bonds, mutual funds
                                                   and annuities to individual
                                                   investors, along with investment
                                                   banking services.

                                                   WILSON, KEMP & ASSOCIATES, INC.
                                                   Offers individualized investment
                                                   portfolio management services to
                                                   customers in the Midwest and Florida.

                                                   PARTNERSHIP INTEREST

                                                   MUNDER CAPITAL MANAGEMENT
                                                   An independent investment advisory firm.

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

DIVIDEND REINVESTMENT PLAN

Comerica offers a dividend reinvestment plan which permits participating shareholders of record to reinvest dividends in Comerica common stock without paying brokerage commissions or service charges. Participating shareholders also may invest up to $3,000 in additional funds each quarter for the purchase of additional shares. A brochure describing the plan in detail and an authorization form can be requested from the transfer agent shown above.

DIVIDEND DIRECT DEPOSIT

Common shareholders of Comerica may have their dividends deposited into their savings or checking account at any bank that is a member of the National Automated Clearing House (ACH) system. Information describing this service and an authorization form can be requested from the transfer agent shown above.

DIVIDEND PAYMENTS

Subject to approval of the board of directors, dividends customarily are paid on Comerica's common stock on or about April 1, July 1, September 1 and January 1.

ANNUAL MEETING

The Annual Meeting of Shareholders of Comerica Incorporated will be held on Friday, May 19, 1995, at 9:30 a.m. in the Renaissance Conference Center, Level 2, Tower 300 of the Renaissance Center, Detroit, Michigan.

CORPORATE INFORMATION

Comerica Incorporated

Comerica Tower at Detroit Center
Detroit, Michigan 48226
313-222-3300

EQUAL EMPLOYMENT OPPORTUNITY

Comerica is committed to its affirmative action program and practices which ensure uniform treatment of employees without regard to race, creed, color, age, national origin, religion, handicap, marital status, veteran status, weight, height or sex.

INVESTOR CONTACT

Allison McFerren Cione
313-222-6317

MEDIA CONTACT

Sharon R. McMurray
313-222-4881

COMERICA'S GUIDING PRINCIPLES


OUR MISSION

To forge a cohesive team dedicated to being the standard for exceptional customer service.

OUR PURPOSE

We are in business to enrich people's lives.

OUR BUSINESS VISION

We define ourselves as a relationship-driven organization. Our customers are our first priority.
Our board of directors are the shareholders' representatives;
         we are accountable to them.
We shall strive to consistently produce outstanding earnings. We shall strive to be leaders in the communities we serve. Our employees are our most valuable resource; we will invest in them.
Our employees will be known for their teamwork and will be
         faithful to our core values and beliefs.
We will be known for our outstanding management processes.

                                   APPENDIX

                 DESCRIPTION OF GRAPHIC MATERIAL--EXHIBIT 13

 PAGE
NUMBER  GRAPHIC MATERIAL
------  ----------------
  19 Bar graph depicting the Corporation's return on assets (in percentages) from 1990 to 1994 compared to an industry average. Text next to the graph: "In 1994, our return on assets again outperformed the industry."

                                         1990    1991    1992    1993    1994
                                         ------------------------------------
        Comerica                         1.02    1.06    0.91    1.25    1.23
        Excluding Restructuring Charge                   1.25
        Industry Average                 0.49    0.47    0.83    1.15    1.11

  19 Bar graph depicting the Corporation's net interest income--FTE (in millions), with a line showing net interest margin--FTE (percent of earning assets), from 1990 to 1994. Text next to the graph: "Net interest income was up in 1994 as a result of strong loan growth. Margin compression should end in the second half of 1995 when interest rates are projected to stabilize."

                                         1990    1991    1992    1993    1994
                                         ------------------------------------
        Net Interest Income (FTE)        975     1,093   1,159   1,163   1,254
        Net Interest Margin (FTE)        4.36     4.49    4.73    4.65    4.32

  22 Bar graph depicting the Corporation's net loans charged off to average loans (in percentages) from 1990 to 1994 compared to an industry average. Text next to the graph: "We have an excellent record of credit underwriting."

                                         1990    1991    1992    1993    1994
                                         ------------------------------------
        Comerica                         1.18    0.58    0.57    0.43    0.24
        Industry Average                 1.56    1.85    1.42    0.96    0.51

  24 Bar graph depicting the Corporation's noninterest income (in millions) from 1990 to 1994. Text next to the graph: "Prospects for future growth in noninterest income are enhanced by the partnership with Munder Capital Management and a focus on sales of nontraditional products such as mutual funds, annuities and life insurance."

                                         1990    1991    1992    1993    1994
                                         ------------------------------------
                                         348     385     411     462     467

  25 Bar graph depicting the Corporation's noninterest expenses (in millions) from 1990 to 1994. Text next to the graph: "Noninterest expenses for 1994 were flat compared to 1993, excluding the effects of companies acquired and significant nonrecurring items."

                                         1990    1991    1992    1993    1994
                                         ------------------------------------
                                         848     945     1,092   1,038   1,059

  30 Bar graph depicting the Corporation's nonperforming assets to loans and other real estate (in percentages) from 1990 to 1994 compared to an industry average. Text next to the graph: "Industry-leading credit quality standards have been maintained as the portfolio has expanded."

                                         1990    1991    1992    1993    1994
                                         ------------------------------------
        Comerica                         1.54    1.48    1.50    1.09    0.92
        Industry Average                 4.93    5.30    4.62    2.81    1.67