Form 10-K, Exhibit 13
period 1995-12-31
COMERICA INC /NEW/
filed 1996-03-29
CIK 28412

                                                                   EXHIBIT 13
TABLE 1: SELECTED FINANCIAL DATA

Year Ended December 31
(dollar amounts in millions, except per share data)     1995     1994     1993     1992     1991
                                                      ------   ------   ------    -----   ------
EARNINGS SUMMARY

Total interest income                                 $2,614   $2,092   $1,783   $1,933   $2,268
Net interest income                                    1,300    1,230    1,134    1,121    1,050
Provision for loan losses                                 87       56       69      111      105
Securities gains                                          12        3        2        6        5
Noninterest income
  (excluding securities gains)                           487      447      447      393      370
Merger, integration and restructuring charge              --        7       22      128       --
Noninterest expenses (excluding merger,
  integration and restructuring charge)                1,086    1,035    1,003      952      935
Net income                                               413      387      341      240      280

PER SHARE OF COMMON STOCK

Net income                                             $3.54    $3.28    $2.85    $1.99    $2.41
Cash dividends declared                                 1.37     1.24     1.07     0.96     0.92
Common shareholders' equity                            22.75    20.46    18.99    17.38    16.30
Market value                                           40.00    24.38    26.63    32.00    26.88

YEAR-END BALANCES

Total assets                                         $35,470  $33,430  $30,295  $27,556  $28,989
Total earning assets                                  32,051   30,606   27,852   25,131   26,594
Total loans                                           24,442   22,209   19,100   18,215   17,269
Total deposits                                        23,167   22,432   20,950   21,200   21,142
Total borrowings                                       9,319    8,303    6,861    3,963    5,522
Medium- and long-term debt                             4,644    4,098    1,461      741      306

Common shareholders' equity                            2,608    2,392    2,182    2,058    1,898

DAILY AVERAGE BALANCES

Total assets                                         $34,129  $31,451  $27,236  $26,510  $26,365
Total earning assets                                  31,537   29,038   25,012   24,510   24,374
Total loans                                           23,561   20,211   18,307   17,447   16,622
Total deposits                                        21,655   21,325   20,721   20,913   20,785
Total borrowings                                       9,639    7,527    4,105    3,275    3,380
Medium- and long-term debt                             4,510    2,708    1,087      414      323

Common shareholders' equity                            2,511    2,313    2,136    1,957    1,741

RATIOS

Return on average assets                                1.21%    1.23%    1.25%    0.91%    1.06%
Return on average common shareholders' equity          16.46    16.74    15.94    12.10    15.90
Efficiency ratio                                       60.09    61.28    63.68    69.61    63.88
Dividend payout ratio                                  38.30    37.47    36.82    45.51    33.73
Common shareholders' equity as
  a percent of average assets                           7.36     7.35     7.84     7.38     6.60

1995 HIGHLIGHTS

REPORTED RECORD EARNINGS
-        Increased net income $26 million to $413 million, or $3.54 per share.

FOCUSED ON PERFORMANCE
-        Earned 16.46 percent on average common shareholders' equity.
-        Returned 1.21 percent on average assets.

SUSTAINED GROWTH
-        Grew average total assets 9 percent to $34.1 billion.
-        Reached $23.6 billion in average total loans, a 17 percent increase.
-        Increased average shareholders' equity $198 million to $2.5 billion.

ENHANCED SHAREHOLDERS' RETURN
-        Raised the quarterly cash dividend 9 percent to $0.35 per share.
-        Declared annual cash dividends of $1.37 per share.

COMPLETED STRATEGIC ACQUISITIONS
- Acquired University Bank & Trust (University), a $490 million California bank, for $69 million of common stock.
- Acquired the $200 million QuestStar Bank, N.A., located in Texas, for $25 million in cash.
- Acquired the $1.2 billion Metrobank in California for $125 million of common stock.


[RETURN ON ASSETS GRAPH]


EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest earned on assets, including certain yield-related fees, and interest paid on liabilities and reflects adjustments made to the yields on tax-exempt assets in order to analyze tax-exempt income and fully taxable income on a comparable basis. Net interest income (FTE) comprised 72.6 percent of net revenues, compared to 73.6 percent in 1994 and 72.1 percent in 1993.

     Net interest income (FTE) rose 5 percent to $1,321 million in 1995, primarily due to a 9 percent increase in average earning assets, which was concentrated in commercial loans. Average total loans represented 75 percent of average earning assets in 1995, compared to 70 percent in 1994. Growth in interest income was partially offset by the utilization of higher costing wholesale funds to support loan growth, as well as a shift by customers toward higher-priced time deposits. Average purchased funds increased 28 percent in 1995 to $9.6 billion.

[NET INTEREST INCOME GRAPH]


     The net interest margin for 1995 declined 13 basis points to 4.19 percent from 4.32 percent last year, principally due to competition in asset pricing and continued compression in rate spreads caused by higher funding costs. In addition, significant loan growth coupled with runoff in investment securities and temporary investments shifted the balance sheet structure to an asset sensitive position for most of 1995. As a result, a reduction in the prime rate in the second half of the year caused further compression in loan and deposit spreads as rates on deposit products remained relatively unchanged due to market competition.

TABLE 2: ANALYSIS OF NET INTEREST INCOME--FTE

                                                                              1995
                                                               --------------------------------
                                                               Average                 Average
(dollar amounts in millions)                                   Balance      Interest      Rate
                                                               -------      --------      ----
Commercial loans                                               $11,302        $989        8.75%
International loans                                              1,257          89        7.06
Real estate construction loans                                     541          52        9.52
Commercial mortgage loans                                        3,157         297        9.40
Residential mortgage loans                                       2,450         191        7.80
Consumer loans                                                   4,569         461       10.10
Lease financing                                                    285          19        6.65
                                                               -------      ------      ------
                Total loans (1)                                 23,561       2,098        8.90
Investment securities available for sale (2)                     2,833         186        6.50
Taxable securities                                               4,393         287        6.52
Securities exempt from federal income taxes                        399          41       10.43
                                                               -------      ------      ------
                Total investment securities held
                        to maturity                              4,792         328        6.85
Interest-bearing deposits with banks                               126           8        6.39
Federal funds sold and securities purchased
        under agreements to resell                                 124           7        5.97
Trading account securities                                           5          --        6.51
Loans held for sale                                                 96           8        7.75
                                                               -------      ------      ------
                Total earning assets                            31,537       2,635        8.35
Cash and due from banks                                          1,500
Allowance for loan losses                                         (340)
Accrued income and other assets                                  1,432
                                                               -------
                Total assets                                   $34,129
                                                               =======

NOW accounts                                                    $1,744          29        1.67
Money market deposit accounts                                    4,667         188        4.03
Savings deposits                                                 2,277          48        2.14
Certificates of deposit                                          6,358         344        5.41
Foreign office deposits (3)                                      1,842         112        6.07
                                                               -------      ------      ------
                Total interest-bearing deposits                 16,888         721        4.27
Federal funds purchased and securities
        sold under agreements to repurchase                      2,816         166        5.88
Other borrowed funds                                             2,313         136        5.87
Medium- and long-term debt                                       4,510         289        6.41
Other (4)                                                           --           2          --
                                                               -------      ------      ------
                Total interest-bearing sources                  26,527       1,314        4.95
Noninterest-bearing deposits                                     4,767
Accrued expenses and other liabilities                             324
Common shareholders' equity                                      2,511
                                                               -------      ------      ------
                Total liabilities and shareholders' equity     $34,129
                                                               =======
Net interest income/Rate spread (FTE)                                       $1,321        3.40
                                                                            ======
FTE adjustment (5)                                                          $   21
                                                                            ======
Impact of net noninterest-bearing
        sources of funds                                                                  0.79
                                                                                          ----
Net interest margin (as a percent of
        average earning assets) (FTE)                                                     4.19%
                                                                                          ====


                                                                             1994
                                                              --------------------------------
                                                              Average                  Average
(dollar amounts in millions)                                  Balance       Interest      Rate
                                                              -------       --------      ----
Commercial loans                                              $ 9,598        $ 709        7.38%
International loans                                             1,107           62        5.58
Real estate construction loans                                    403           32        7.85
Commercial mortgage loans                                       2,916          248        8.52
Residential mortgage loans                                      2,175          162        7.46
Consumer loans                                                  3,795          358        9.44
Lease financing                                                   217           14        6.48
                                                              -------       ------       -----
                Total loans (1)                                20,211        1,585        7.84
Investment securities available for sale (2)                    3,044          168        5.50
Taxable securities                                              4,498          276        6.15
Securities exempt from federal income taxes                       462           49       10.51
                                                              -------       ------       -----
                Total investment securities held
                        to maturity                             4,960          325        6.55
Interest-bearing deposits with banks                              552           22        3.96
Federal funds sold and securities purchased
        under agreements to resell                                116            5        4.06
Trading account securities                                          5           --        1.67
Loans held for sale                                               150           11        7.31
                                                              -------       ------       -----
                Total earning assets                           29,038        2,116        7.28
Cash and due from banks                                         1,532
Allowance for loan losses                                        (322)
Accrued income and other assets                                 1,203
                                                              -------       ------       -----
                Total assets                                  $31,451
                                                              =======

NOW accounts                                                  $ 1,805           30        1.66
Money market deposit accounts                                   4,787          143        2.99
Savings deposits                                                2,536           53        2.08
Certificates of deposit                                         5,681          239        4.21
Foreign office deposits (3)                                     1,816           78        4.28
                                                              -------       ------       -----
                Total interest-bearing deposits                16,625          543        3.26
Federal funds purchased and securities
        sold under agreements to repurchase                     2,817          121        4.31
Other borrowed funds                                            2,002           79        3.92
Medium- and long-term debt                                      2,708          148        5.46
Other (4)                                                          --          (29)         --
                                                              -------       ------       -----
                Total interest-bearing sources                 24,152          862        3.57
Noninterest-bearing deposits                                    4,700
Accrued expenses and other liabilities                            286
Common shareholders' equity                                     2,313
                                                              -------       ------       -----
                Total liabilities and shareholders' equity    $31,451
                                                              =======
Net interest income/Rate spread (FTE)                                       $1,254        3.71
                                                                            ======
FTE adjustment (5)                                                          $   24
                                                                            ======
Impact of net noninterest-bearing
        sources of funds                                                                  0.61
                                                                                         -----
Net interest margin (as a percent of
        average earning assets) (FTE)                                                     4.32%
                                                                                         =====


                                                                              1993
                                                               --------------------------------
                                                               Average                  Average
(dollar amounts in millions)                                   Balance       Interest      Rate
                                                               -------       --------      ----
Commercial loans                                               $ 8,473        $ 556        6.56%
International loans                                                897           45        5.04
Real estate construction loans                                     441           29        6.63
Commercial mortgage loans                                        2,629          213        8.10
Residential mortgage loans                                       1,979          169        8.57
Consumer loans                                                   3,697          369        9.98
Lease financing                                                    191           14        7.34
                                                               -------       ------       -----
                Total loans (1)                                 18,307        1,395        7.62
Investment securities available for sale (2)                       n/a          n/a         n/a
Taxable securities                                               4,893          305        6.23
Securities exempt from federal income taxes                        619           64       10.25
                                                               -------       ------       -----
                Total investment securities held
                        to maturity                              5,512          369        6.70
Interest-bearing deposits with banks                               814           28        3.41
Federal funds sold and securities purchased
        under agreements to resell                                 135            4        2.99
Trading account securities                                          12            1        6.76
Loans held for sale                                                232           15        6.38
                                                               -------       ------       -----
                Total earning assets                            25,012        1,812        7.25
Cash and due from banks                                          1,490
Allowance for loan losses                                         (311)
Accrued income and other assets                                  1,045
                                                               -------
                Total assets                                   $27,236
                                                               =======

NOW accounts                                                    $1,657           37        2.23
Money market deposit accounts                                    4,723          129        2.73
Savings deposits                                                 2,494           67        2.67
Certificates of deposit                                          6,161          254        4.13
Foreign office deposits (3)                                      1,306           43        3.29
                                                               -------       ------       -----
                Total interest-bearing deposits                 16,341          530        3.24
Federal funds purchased and securities
        sold under agreements to repurchase                      1,586           47        3.01
Other borrowed funds                                             1,432           41        2.88
Medium- and long-term debt                                       1,087           63        5.77
Other (4)                                                           --          (32)         --
                                                               -------       ------       -----
                Total interest-bearing sources                  20,446          649        3.18
Noninterest-bearing deposits                                     4,380
Accrued expenses and other liabilities                             274
Common shareholders' equity                                      2,136
                                                               -------       ------       -----
                Total liabilities and shareholders' equity     $27,236
                                                               =======
Net interest income/Rate spread (FTE)                                        $1,163        4.07
                                                                             ======
FTE adjustment (5)                                                           $   29
                                                                             ======
Impact of net noninterest-bearing
        sources of funds                                                                   0.58
                                                                                          -----
Net interest margin (as a percent of
        average earning assets) (FTE)                                                      4.65%
                                                                                          =====



(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.

(2) Average investment securities available for sale were primarily taxable.

(3) Includes substantially all deposits by foreign depositors; deposits are in excess of $100,000.

(4) Net interest rate swap (income)/expense. If swap (income)/expense were allocated, average rates on total loans would have been 8.84% in 1995, 7.75% in 1994 and 7.42% in 1993; average rates on medium- and long-term debt would have been 6.14% in 1995, 5.10% in 1994 and 5.94% in 1993.

(5) The FTE adjustment is computed using a federal income tax rate of 35%.

    n/a Not applicable

     The Corporation implemented various asset and liability management strategies in 1995 to minimize exposure to net interest margin risk, which represents the potential reduction in net interest income that may result from rate spread compression between, for example, prime and market rates or core deposit and money market rates. Such strategies included permitting investment securities and temporary investments to run off in order to facilitate growth in higher-yielding loans and shifting from federal funds purchased to short- and medium-term debt issuances to lengthen the maturity of funding sources. Off-balance sheet interest rate swaps were also entered into during the second half of the year to effectively fix high yields on certain variable rate loans and reduce interest expense associated with certain fixed rate liabilities. Refer to page 28 of this financial review for additional information regarding the Corporation's asset and liability management policies.

TABLE 3: RATE-VOLUME ANALYSIS--FTE

                                                                       1995 / 1994                     1994 / 1993
                                                            ---------------------------------- ---------------------------------
                                                                          Increase                           Increase
                                                               Increase  (Decrease)       Net     Increase  (Decrease)       Net
                                                              (Decrease)    Due to   Increase    (Decrease)    Due to   Increase
(in millions)                                               Due to Rate    Volume*  (Decrease) Due to Rate    Volume* (Decrease)
                                                            -----------  ---------  ---------- ----------- ---------- ----------
Interest income (FTE)
        Commercial loans                                           $131       $149       $280      $ 70       $ 83      $153
        International loans                                          16         11         27         5         12        17
        Real estate construction loans                                7         13         20         6         (3)        3
        Commercial mortgage loans                                    26         23         49        11         24        35
        Residential mortgage loans                                    7         22         29       (22)        15        (7)
        Consumer loans                                               25         78        103       (20)         9       (11)
        Lease financing                                              --          5          5        (2)         2        --
                                                                   ----       ----       ----      ----       ----      ----
                Total loans                                         212        301        513        48        142       190
        Investment securities available for sale                     31        (13)        18       (27)       195       168
        Taxable securities                                           17         (6)        11        (5)       (24)      (29)
        Securities exempt from federal income taxes                  (1)        (7)        (8)        2        (17)      (15)
                                                                   ----       ----       ----      ----       ----      ----
                Total investment securities held to maturity         16        (13)         3        (3)       (41)      (44)
        Interest-bearing deposits with banks                         13        (27)       (14)        4        (10)       (6)
        Federal funds sold and securities
                purchased under agreements to resell                  2         --          2         2         (1)        1
        Trading account securities                                   --         --         --        (1)        --        (1)
        Loans held for sale                                           1         (4)        (3)        2         (6)       (4)
                                                                   ----       ----       ----      ----       ----      ----
                Total interest income (FTE)                         275        244        519        25        279       304
Interest expense
        NOW accounts                                                 --         (1)        (1)      (10)         3        (7)
        Money market deposit accounts                                50         (5)        45        12          2        14
        Savings deposits                                              1         (6)        (5)      (15)         1       (14)
        Certificates of deposit                                      68         37        105         5        (20)      (15)
        Foreign office deposits                                      32          2         34        13         22        35
                                                                   ----       ----       ----      ----       ----      ----
                Total interest-bearing deposits                     151         27        178         5          8        13
        Federal funds purchased and securities
                sold under agreements to repurchase                  45         --         45        21         53        74
        Other borrowed funds                                         39         18         57        15         23        38
        Medium- and long-term debt                                   26        115        141        (3)        88        85
        Other (1)                                                    31         --         31         3         --         3
                                                                   ----       ----       ----      ----       ----      ----
                Total interest expense                              292        160        452        41        172       213
                                                                   ----       ----       ----      ----       ----      ----
                Net interest income (FTE)                          $(17)      $ 84       $ 67      $(16)      $107      $ 91
                                                                   ====       ====       ====      ====       ====      ====


* Rate/volume variances are allocated to variances due to volume.
(1) Net interest rate swap income.

        In 1994, net interest income (FTE) increased 8 percent over 1993, benefiting from strong growth in average earning assets, primarily commercial and consumer loans. However, the net interest margin for 1994 declined 33 basis points from 1993. Compression in the margin reflected narrower rate spreads between average earning assets and average interest-bearing liabilities. The Corporation's balance sheet structure was also in a slightly liability sensitive position during this period.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's assessment of possible losses inherent in the Corporation's loan portfolio and is determined based on the application of projected loss ratios to risk-rated loans, both individually and by category. Projected loss ratios incorporate factors such as recent loan loss experience, current economic conditions and trends, geographic dispersion of borrowers, trends with respect to past due and nonaccrual amounts, risk characteristics of various categories and concentrations of loans, and transfer risks. The provision for loan losses reflects management's evaluation of the adequacy of the allowance for loan losses. This evaluation is performed on a quarterly basis.

        The provision for loan losses was $87 million in 1995, compared to $56 million in 1994 and $69 million in 1993. The increase in the provision in 1995 primarily reflects higher net charge-offs related to consumer loans. The rise in consumer loan net charge-offs largely resulted from significant portfolio growth as customers responded to bankcard promotions begun in the third quarter of 1994. Management took steps early in 1995 to reduce potential losses in the consumer loan portfolio by tightening the credit criteria used for bankcard marketing purposes. In late 1995, the Corporation sold $333 million of the bankcard portfolio. Net charge-offs related to the sold portfolio accounted for $27 million of the $28 million increase in total net charge-offs during the year.

        Total net charge-offs increased to $76 million in 1995, compared to $48 million and $78 million in 1994 and 1993, respectively. The ratio of net loans charged-off to average total loans, while still historically low, increased to
0.32 percent in 1995 from 0.24 percent in 1994. Commercial loan net charge-offs as a percentage of average commercial loans was 0.12 percent for 1995, compared to 0.10 percent in 1994. Consumer loan net charge-offs as a percentage of average consumer loans was 1.31 percent and 0.69 percent for 1995 and 1994, respectively.

[NET LOANS CHARGED OFF TO AVERAGE LOANS GRAPH]

        At December 31, 1995, the allowance for loan losses was $341 million, an increase of $15 million since year-end 1994. Due to the magnitude of loan growth during 1995, the allowance as a percentage of total loans declined slightly to 1.40 percent from 1.47 percent at December 31, 1994. However, the allowance as a percentage of total nonperforming assets increased to 209 percent at December 31, 1995 from 160 percent at year-end 1994. The Corporation adopted Statement of Financial Accounting Standard (SFAS) Nos. 114 and 118 regarding the accounting for impaired loans in the first quarter of 1995 without impact to the consolidated financial statements.

        An estimated allocation of the allowance for loan losses is provided in Table 8 on page 24. The increase in the allowance allocated to consumer loans primarily reflects a higher level of past due bankcard accounts similar to that experienced by the industry as a whole.

NONINTEREST INCOME


Year Ended December 31
(in millions)                                   1995            1994            1993
---------------------------                     ----            ----            ----
Income from fiduciary activities                $125            $122            $122
Service charges on deposit accounts              130             124             120
Customhouse broker fees                           36              41              40
Revolving credit fees                             36              24              23
Securities gains                                  12               3               2
Other                                            160             136             142
                                                ----            ----            ----
  Total noninterest income                      $499            $450            $449
                                                ====            ====            ====


        Noninterest income grew $49 million, or 11 percent, to $499 million in 1995, compared to $450 million and $449 million in 1994 and 1993, respectively. After adjusting for acquisitions, noninterest income rose $37 million, or 8 percent, in 1995.

Table 4: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


Year Ended December 31
(dollar amounts in millions)                            1995     1994      1993     1992     1991
--------------------------------                        ----     ----      ----     ----     ----
Balance at beginning of period                         $ 326    $ 299    $ 308     $ 279    $ 265
Allowance of institutions and loans purchased/sold         4       19       --        17        6
Loans charged off
        Domestic
                Commercial                                33       25       36        47       47
                Real estate construction                   3        1        1         4        8
                Commercial mortgage                        8       17       20         8        9
                Residential mortgage                       2       --        1         1        2
                Consumer                                  73       40       52        60       59
                Lease financing                           --       --       --         1        1
                                                       -----    -----    -----     -----    -----
                Total loans charged off                  119       83      110       121      126

Recoveries
        Domestic
                Commercial                                19       15       18         9       15
                Real estate construction                   3       --       --         1       --
                Commercial mortgage                        8        5        2         1        2
                Residential mortgage                      --       --       --         1        1
                Consumer                                  13       14       12        10        9
        International                                     --        1       --        --        2
                                                       -----    -----    -----     -----    -----
                Total recoveries                          43       35       32        22       29
                                                       -----    -----    -----     -----    -----
                Net loans Charged Off                     76       48       78        99       97

Provision for loan losses                                 87       56       69       111      105
                                                       -----    -----    -----     -----    -----
Balance at end of period                               $ 341    $ 326    $ 299     $ 308    $ 279
                                                       =====    =====    =====     =====    =====
Ratio of allowance for loan losses to total loans
        at end of period                                1.40%    1.47%    1.56%     1.69%    1.62%
Ratio of net loans charged off during the period
        to average loans outstanding during the period  0.32%    0.24%    0.43%     0.57%    0.58%



     Income from fiduciary activities increased $3 million, or 3 percent, in 1995, while remaining flat in 1994. Fiduciary income was positively impacted in 1995 by a $7 million, or 11 percent, increase in personal trust fees due to an expanded customer base and improved market values of assets under management resulting from strong market performance. Total trust assets under management increased to $91 billion at December 31, 1995 from $77 billion at year-end 1994. Discretionary funds, which represent trust assets over which the Corporation has investment management authority, decreased $5 billion to $22 billion from $27 billion in 1994. This decline resulted primarily from the transfer of investment management authority over a number of institutional trust assets to Munder Capital Management (Munder), the investment advisory firm in which the Corporation acquired a minority interest in December 1994.

     Service charges on deposit accounts rose $6 million, or 5 percent, in 1995, compared to an increase of $4 million, or 3 percent, in 1994. Excluding the impact of acquisitions, service charges were up 2 percent in 1995. This growth represents the net result of fee increases on retail accounts and a decrease in commercial account fees as the Corporation passed on to corporate customers the savings realized from a reduction in FDIC insurance expense in the third quarter.

     Customhouse broker fees were down $5 million in 1995 after increasing moderately last year, principally reflecting a decline in transaction volumes resulting from mid-year 1994 branch sales.

     Revolving credit fee income rose $12 million, or 47 percent, in 1995, compared to an increase of $1 million, or 8 percent, in 1994. Excluding the effects of acquisitions, revolving credit fees increased 41 percent. The higher fees were primarily due to significant growth in the bankcard portfolio. Also contributing to the increase was the development of new merchant relationships which resulted in the generation of additional merchant and bankcard interchange fee income.

     Securities gains increased $9 million in 1995, representing primarily gains of $11 million on the sale of Brady bonds (Latin American debt secured by U.S. Government securities) and U.S. Government agency securities.

     Other noninterest income grew $24 million, or 17 percent, in 1995 after declining $6 million in 1994. Excluding the impact of acquisitions, other noninterest income rose 15 percent. This increase was primarily due to income received from Munder totaling $8 million in 1995 and management's continued emphasis on revenue growth through sales of nontraditional bank products such as life insurance, annuities, and mutual funds. Commissions and fees related to these products increased $4 million, or 43 percent, in 1995 from $9 million last year. The Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," in 1995 without significant impact to the consolidated financial statements.

[NONINTEREST INCOME GRAPH]

     No significant nonrecurring items were included in other noninterest income in 1995. In 1994, other noninterest income included a $7 million gain on bulk sales of originated mortgage servicing rights and $7 million in gains on international loan sales. Significant nonrecurring items reflected in other noninterest income in 1993 included a $24 million gain on the sale of land.

NONINTEREST EXPENSES


Year Ended December 31
(in millions)                             1995            1994            1993
----------------------                    ----            ----            ----
Salaries                                $  466          $  455          $  434
Employee Benefits                           96              94              95
                                         -----           -----           -----
   Total salaries and
   employee benefits                       562             549             529

Net occupancy expense                       99              99              96
Equipment expense                           68              68              62
FDIC insurance expense                      24              44              44
Telecommunications expense                  29              27              21
Merger, integration and
   restructuring expense                    --               7              22
Other                                      304             248             251
                                         -----           -----           -----
   Total noninterest expenses           $1,086          $1,042          $1,025
                                         =====           =====           =====


     Noninterest expenses increased 4 percent to $1,086 million in 1995, compared to $1,042 million in 1994 and $1,025 million in 1993. Excluding the effect of acquisitions, noninterest expenses increased $10 million, or 1 percent, in 1995.

     Total salaries expense increased $11 million, or 3 percent, in 1995 versus $21 million, or 5 percent, in 1994. Excluding the effect of acquisitions, salaries declined slightly during the year reflecting a modest decline in staff levels and further reductions in overtime hours and temporary help. The number of full-time equivalent employees decreased 201 from year-end 1994, even with the addition of 273 employees from 1995 acquisitions. SFAS No. 123, "Accounting for Stock-Based Compensation," was issued by the Financial Accounting Standards Board (FASB) and is effective for 1996 financial statements. The Corporation will not adopt the recognition provisions of SFAS No. 123, but will continue accounting for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by the new standard.

     Employee benefits expense rose $2 million, or 2 percent, in 1995 after declining slightly in 1994. After adjusting for acquisitions, employee benefits remained relatively flat from year to year.

     Net occupancy and equipment expenses, on a combined basis, were unchanged after increasing $9 million last year, as costs acquired from acquisitions were offset by declines in repair and maintenance expense and property taxes from branch consolidations.

     The Federal Deposit Insurance Corporation (FDIC) adopted a new assessment rate schedule for Bank Insurance Fund (BIF) members in the third quarter of 1995. The new rate schedule, which continues to determine assessments based on a bank's risk-based capital levels, reduced each subsidiary bank's annual BIF deposit insurance premium for 1995 from 23.0 cents to 4.0 cents per $100 of insured domestic deposits. The lower rate translated into a $20 million savings in FDIC insurance expense for the Corporation in 1995. In the fourth quarter of 1995, the FDIC voted to lower 1996 deposit insurance premiums to the legal annual minimum of $2,000 for well-capitalized banks. Consolidated FDIC insurance expense for 1996 is expected to be significantly lower since each subsidiary bank qualifies for this premium reduction. In addition, Congress is considering passing legislation that will require the FDIC to refund to banks any amount in the BIF that exceeds the required reserve ratio of 1.25 percent of insured deposits.

[NONINTEREST EXPENSES GRAPH]

     In 1996, the Corporation may be subject to a one-time assessment levied on banks with thrift deposits in order to recapitalize the Savings Association Insurance Fund (SAIF). Based on current proposals, the Corporation's assessment would range from $5 million to $8 million. Congress may also require banks to contribute 2.5 cents per $100 of insured deposits to help pay a large portion of the annual interest due on the Financing Corporation bonds issued during the savings and loan crises. This proposal, if passed, would cost the Corporation approximately $5 million annually on a pretax basis over the next 20 years.

     Other noninterest expenses rose $56 million in 1995, compared to a slight decrease in 1994. Included in other noninterest expenses is a $16 million loss on the sale of a portion of the bankcard loan portfolio. Excluding acquisitions and the loss on the sale of bankcard loans, other noninterest expenses rose $20 million, or 8 percent. Contributing to the rise in other noninterest expenses was a $7 million increase in bankcard fee expense from the issuance of additional bankcards during special promotions begun in 1994. Net amortization of intangible assets, excluding purchased mortgage servicing rights, increased $4 million, of which $2 million represents goodwill amortization related to 1995 acquisitions.

     The Corporation's efficiency ratio, defined as total noninterest expenses divided by the sum of net interest income (FTE) and noninterest income, excluding net securities gains, improved to 60.09 percent in 1995, compared to
61.28 percent in 1994 and 63.68 percent in 1993.

INCOME TAXES

The provision for income taxes was $212 million in 1995, compared to $195 million in 1994 and $148 million in 1993. The effective tax rate, computed by dividing the provision for income taxes by income before income taxes, increased to 33.9 percent for 1995 from 33.5 percent in 1994 and 30.3 percent in 1993. The increase in the effective tax rate over prior years reflects relatively lower levels of tax-exempt interest income.

STRATEGIC LINES OF BUSINESS

     The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank, and the Investment Bank. Table 5 on page 22 presents the financial results of these business lines for the years ended December 31, 1995 and 1994.

     Lines of business results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal organizational structure of the Corporation; therefore, the information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, both 1995 and 1994 amounts are based on methodologies in effect at December 31, 1995. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines.

     The Corporation's internal funds transfer pricing system records cost of funds or credit for funds using a combination of a matched maturity funding concept for certain assets and liabilities and a pooled funding concept for others. The loan loss provision is assigned based on actual loan loss experience adjusted for loan growth. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business lines as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a line of business's noninterest expenses to total noninterest expenses incurred by all business lines. Common equity is allocated based on credit, operational, and business risks.

Table 5: STRATEGIC LINES OF BUSINESS FINANCIAL RESULTS


                                      Business Bank         Individual Bank       Investment Bank*
                                     ----------------     -------------------    ------------------
(dollar amounts in millions)         1995        1994        1995        1994       1995       1994
                                     ----------------     -------------------    ------------------
EARNINGS SUMMARY
Net interest income (FTE)         $   518     $   428     $   759     $   671     $   (2)    $    1
Provision for loan losses              34          32          72          43        n/a        n/a
Noninterest income                    204         198         255         223         30         26
Noninterest expenses                  341         325         658         642         27         26
Provision for income taxes            125          97          99          75         --         --
Net income                            222         172         185         134          1          1
SELECTED AVERAGE BALANCES
Assets                            $15,357     $12,762     $ 9,481     $ 8,849     $   10     $   22
Loans                              14,594      12,061       8,746       7,939        n/a        n/a
Deposits                            2,867       2,713      16,551      16,478        n/a        n/a
Common equity                         847         701         848         763          3          3
STATISTICAL DATA
Return on average assets             1.45%       1.35%       0.78%       0.59%      5.70%      4.40%
Return on average equity            26.27       24.54       21.83       17.51      19.00      32.30
Efficiency ratio                    47.89       52.50       64.83       71.30      96.91      94.40


                                            Other                  Total
                                      ----------------     -------------------
(dollar amounts in millions)           1995       1994        1995       1994
                                      ----------------     -------------------
EARNINGS SUMMARY
Net interest income (FTE)            $   46     $  154     $ 1,321    $ 1,254
Provision for loan losses               (19)       (19)         87         56
Noninterest income                       10          3         499        450
Noninterest expenses                     60         49       1,086      1,042
Provision for income taxes               10         47         234        219
Net income                                5         80         413        387
SELECTED AVERAGE BALANCES
Assets                               $9,281     $9,818     $34,129    $31,451
Loans                                   221        211      23,561     20,211
Deposits                              2,237      2,134      21,655     21,325
Common equity                           813        846       2,511      2,313
STATISTICAL DATA
Return on average assets               0.03%      0.82%       1.21%      1.23%
Return on average equity               0.63       9.49       16.46      16.74
Efficiency ratio                     116.69      32.75       60.09      61.28


* Revenues and associated expenses resulting from Investment Bank activities are distributed to the business line which manages the customer relationship.

n/a Not applicable


     The following discussion provides information about each line of business, along with an explanation of factors impacting 1995 performance.

     The BUSINESS BANK is comprised of middle market lending, large corporate banking, international financial services, customhouse brokerage services, and institutional trust. This line of business meets the needs of medium-size businesses, multinational corporations, and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, corporate and institutional trust, international trade finance, letters of credit and foreign exchange management services.

     Net income increased $50 million, or 29 percent, in 1995, principally due to additional net interest income resulting from 21 percent average loan growth, which was concentrated in middle market commercial loans.

     The INDIVIDUAL BANK includes consumer lending, consumer deposit gathering, mortgage loan origination and servicing, small business banking, and private banking. This line of business offers a variety of consumer products, including deposit accounts, direct and indirect installment loans, credit cards, home equity lines of credit, and residential mortgage loans. In addition, a full range of financial services are provided to local companies with annual sales under $5 million, area merchants and municipalities. Private lending and personal trust services are also provided to meet the personal financial needs of affluent individuals (as defined by individual net income or wealth).

     Net income increased $51 million, or 38 percent, in 1995, due to higher levels of net interest income in consumer lending and increased rate spreads for small business banking. A wider interest margin also benefited net interest income as the consumer portfolio became more weighted toward higher-yielding bankcard loans and the spread between consumer deposit rates and market rates expanded. The rise in net interest income was partially offset by an increase in the provision for loan losses related to credit card loans.

     The INVESTMENT BANK is responsible for the sales of mutual fund and annuity products, as well as life, disability, and long-term care insurance products. This line of business also offers capital market products, manages loan syndications and provides investment management and advisory services, investment banking, and discount securities brokerage services.

     Net income remained flat from 1994 to 1995 as costs were incurred to develop the products and services offered by these emerging businesses. For example, the Corporation established a partnership with an investment management and advisory firm in December 1994 and made recent acquisitions within the insurance and investment banking industries. Future revenue growth and improved profitability are expected as management continues to focus on providing high quality investment services in an efficient manner.

     The OTHER category includes the income and expense impact of cash and loan loss reserves not assigned to specific business lines, miscellaneous other items of a corporate nature, and certain direct expenses not allocated to business lines. The Corporation's securities portfolio and asset and liability management activities are also reflected in these amounts.

     Net income declined $75 million, or 94 percent, in 1995 due to interest margin compression. Loan growth in the Business Bank and Individual Bank, which exceeded core deposit growth, was partially funded by short-term, rate-sensitive liabilities. Margin compression resulted as interest rates rose during the first half of the year. Such volatility in the interest rate environment is absorbed in the Other category.

Table 6: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

December 31
(in millions)                                                  1995         1994         1993          1992           1991
----------------------                                         ----         ----         ----          ----           ----
Investment securities available for sale
   U.S. Government and agency securities                    $ 6,038      $ 2,674      $ 2,164       $   n/a        $   n/a
   State and municipal securities                               371           --           --           n/a            n/a
   Other securities                                             450          232          158           n/a            n/a
                                                            -------      -------      -------       -------        -------
      Total investment securities available for sale          6,859        2,906        2,322           n/a            n/a

Investment securities held to maturity
   U.S. Government and agency securities                         --        4,462        3,232         3,824          3,542
   State and municipal securities                                --          422          513           693            889
   Other securities                                              --           86          233           646          1,275
                                                            -------      -------      -------       -------        -------
      Total investment securities held to maturity               --        4,970        3,978         5,163          5,706
                                                            -------      -------      -------       -------        -------
      Total investment securities                           $ 6,859      $ 7,876      $ 6,300       $ 5,163        $ 5,706
                                                            =======      =======      =======       =======        =======

Commercial loans                                            $12,041      $10,634      $ 9,087       $ 8,213        $ 7,568
International loans
   Government and official institutions                           6           18          143           156            156
   Banks and other financial institutions                       583          660          671           323            148
   Other                                                        796          517          322           257            245
                                                            -------      -------      -------       -------        -------
      Total international loans                               1,385        1,195        1,136           736            549
Real estate construction loans                                  641          414          437           471            521
Commercial mortgage loans                                     3,254        3,056        2,700         2,666          2,315
Residential mortgage loans                                    2,221        2,436        1,857         2,126          2,462
Consumer loans                                                4,570        4,215        3,674         3,836          3,654
Lease financing                                                 330          259          209           167            200
                                                            -------      -------      -------       -------        -------
      Total loans                                           $24,442      $22,209      $19,100       $18,215        $17,269
                                                            =======      =======      =======       =======        =======


n/a Not applicable


BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $35.5 billion at year-end 1995, representing a $2.0 billion increase from December 31, 1994. On an average basis, total assets increased to $34.1 billion in 1995 from $31.5 billion in 1994. This increase was funded primarily by purchased funds, which rose on average $2.1 billion.

EARNING ASSETS

The average balance of domestic commercial loans, which is comprised of commercial and commercial mortgage loans, increased $1.9 billion, or 16 percent, from 1994. Real estate construction loans also rose on average $138 million, or 34 percent, in 1995. This growth, along with an increase of approximately 11 percent in commercial loan commitments to extend credit, is attributable to effective marketing efforts, strong customer relationships and continued economic strength in the commercial loan markets.

        Average international loans increased $150 million, consisting largely of loans originated to facilitate trade with limited cross-border risk. The Corporation's cross-border exposure to any one country has not exceeded 0.75 percent of assets from 1993 to 1995.

        Average residential mortgage loans increased $275 million, primarily due to the acquisition of University and the origination of over $200 million of residential mortgages late in 1994 which were retained in the loan portfolio. Average consumer loans rose $774 million representing increases in all consumer loan categories. Average bankcard loans rose $440 million, while average installment and revolving credit loans increased $274 million and $60 million, respectively. The bankcard portfolio continued to grow as a result of promotional campaigns for bankcard products begun last year. In late 1995, the Corporation sold $333 million of the bankcard portfolio. Increases in average installment loans reflect continued expansion in California and Texas markets related to marine and recreational vehicle loan products, as well as growth in fixed rate home equity loans. Average revolving credit loan growth resulted from efforts to encourage customers to activate current unsecured check credit products.

        Average investment securities declined to $7.6 billion in 1995, compared to $8.0 billion in 1994, reflecting sales and runoff of securities primarily to fund growth in higher-yielding loans. Average U.S. Government and agency securities decreased $248 million, while average state and municipal securities and average other securities declined $63 million and

TABLE 7: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

                                                                  After One
December 31, 1995                                   Within       But Within           After
(in millions)                                     One Year*      Five Years      Five Years          Total
---------------------                             ---------      ----------      ----------          -----
Commercial loans                                    $8,937           $2,523            $581        $12,041
Commercial mortgage loans                              920            1,851             483          3,254
International loans                                  1,270              114               1          1,385
Real estate construction loans                         386              210              45            641
                                                   -------           ------          ------        -------
                Total                              $11,513           $4,698          $1,110        $17,321
                                                   =======           ======          ======        =======
Loans maturing after one year
        Predetermined interest rates                                 $2,149            $654
        Floating interest rates                                       2,549             456
                                                                     ------          ------
                Total                                                $4,698          $1,110
                                                                     ======          ======



* Includes demand loans, loans having no stated repayment schedule or maturity, and overdrafts.

TABLE 8: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                         1995                      1994                       1993
                                ---------------------     ---------------------       ---------------------
                                              Percent                   Percent                    Percent
December 31                     Allocated    of Total     Allocated    of Total      Allocated    of Total
(dollar amounts in millions)    Allowance       Loans     Allowance       Loans      Allowance       Loans
----------------------------    ---------------------     ---------------------      ---------------------
Domestic
   Commercial                        $118          49%         $119          48%          $123          48%
   Real estate construction             5           3             6           2              4           2
   Commercial mortgage                 33          13            35          14             26          14
   Residential mortgage                 2           9             2          11              3          10
   Consumer                            84          19            60          19             60          19
   Lease Financing                      1           1             1           1              1           1
International                           2           6             3           5             18           6
Unallocated                            96          --           100          --             64           --
                                     ----         ---          ----         ---           ----         ---
                Total                $341         100%         $326         100%          $299         100%
                                     ====         ===          ====         ===           ====         ===
                                       1992                     1991
                               ---------------------    --------------------
                                            Percent                  Percent
December 31                    Allocated   of Total     Allocated   of Total
(dollar amounts in millions)   Allowance      Loans     Allowance      Loans
----------------------------   ---------------------    ---------------------
Domestic
   Commercial                       $120         45%          $81         44%
   Real estate construction            9          2            12          3
   Commercial mortgage                37         15            20         14
   Residential mortgage                6         12             1         14
   Consumer                           59         21            55         21
   Lease Financing                     2          1             2          1
International                         39          4            54          3
Unallocated                           36         --            54         --
                                    ----        ---          ----        ---
                Total               $308        100%         $279        100%
                                    ====        ===          ====        ===


$46 million, respectively. The Corporation has shifted away from purchasing on-balance sheet securities to balance interest rate sensitivity and preserve net interest margin to purchasing off-balance sheet interest rate swaps that accomplish the same objective. The decline in U.S. Government and agency securities principally resulted from paydowns, while the tax-exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these types of securities deterred additional investment. Other securities consist primarily of collateralized mortgage obligations (CMOs) and Brady bonds. The decline in other securities during the year was mainly a result of calls, maturities and payments received on CMOs.

        All held to maturity securities were redesignated to the available for sale category in December 1995 in accordance with the one-time provisions issued in conjunction with the FASB's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This reclassification will increase the Corporation's flexibility in managing interest rate risk and liquidity needs. At the date of transfer the amortized cost of the held to maturity securities was $4.6 billion. The after-tax net unrealized holding gain or loss on available for sale securities is reported as a separate component of shareholders' equity and totaled a $4 million loss in 1995 and a $55 million loss in 1994. $6 million of the 1995 net unrealized loss resulted from the redesignation of held to maturity securities.

OTHER EARNING ASSETS

Short-term investments in interest-bearing deposits with banks, federal funds sold, and securities purchased under agreements to resell provide a range of maturities under one year to supplement corporate liquidity. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold provide a vehicle to control the reserve position and serve correspondent banks, as well as offer earnings opportunities. As a result of the emphasis on higher-yielding loans, short-term investments declined on average $418 million during 1995.

        Loans held for sale totaled $512 million in 1995 compared to $92 million in 1994. The year-end 1995 balance includes the receivable established as a result of the 1995 sale of a portion of the bankcard portfolio having a fair value of $320 million. This transaction was subsequently settled in early 1996.

TABLE 9: MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000
         AND OVER

December 31
(in millions)                                      1995
-----------------                                  ----
Three months or less                             $1,143
Over three months to six months                     307
Over six months to twelve months                    291
Over twelve months                                  229
                                                 ------
  Total                                          $1,970
                                                 ======

DEPOSITS AND BORROWED FUNDS

Total deposits rose to $23.2 billion at December 31, 1995, a 3 percent increase from the prior year. Excluding the impact of acquisitions, deposits would have increased less than 1 percent, reflecting the continued trend of interest-sensitive customers investing in higher-yielding deposit alternatives, including mutual funds. Total deposits increased less than 2 percent during 1994, excluding acquisitions.

        The average mix of deposits also reflected the consumer's desire for higher deposit interest rates. As interest rates rose during the year, average certificates of deposits increased $677 million while more liquid savings and money market deposit accounts declined on average $379 million. Foreign office deposits also decreased slightly to $2.1 billion from $2.4 billion at December 31, 1994.

        As the deposit base remained relatively flat, greater reliance on medium- and long-term debt provided the necessary funding to support expanding loan volumes. The interest rates associated with medium-term notes create a funding source with maturities ranging from nine months to 15 years and durations that are similar to deposit liabilities. Long-term subordinated notes help maintain the bank's total capital ratio at the level that qualifies for the lowest FDIC risk-based insurance premium and supports acquisition activity. The Corporation issued $150 million of long-term notes during the year. Medium-term borrowings increased $400 million, representing the net result of the issuance of $2.7 billion and the maturity of $2.3 billion of notes during 1995. Further information on the Corporation's medium- and long-term debt is included in Note 9 to the consolidated financial statements on page 41.

CAPITAL

Shareholders' equity totaled $2.6 billion at December 31, 1995, a 9 percent increase from $2.4 billion at year-end 1994. The increased equity represents primarily earnings retention of $255 million, treasury shares totaling $77 million issued for acquisitions, $11 million of common stock issued for employee stock plans, and a change of $51 million in unrealized losses on available for sale securities. These items were partially offset by the repurchase of 1.4 million shares into treasury and the purchase and retirement of 4.2 million shares relating to the Metrobank acquisition.

        The Corporation's capital ratios exceeded the minimum levels prescribed by the Federal Reserve Board, as shown in the following table.

CAPITAL RATIOS


December 31
(dollar amounts in millions)                       1995         1994
----------------------------                       ----         ----
Tier 1 (core) capital
Shareholders' equity                            $ 2,608      $ 2,392
     Less: Goodwill and other
          disallowed intangibles                    250          214
     Less: Unrealized gains and (losses)             (4)         (55)
                                                -------      -------
Total tier 1 capital                            $ 2,362      $ 2,233
                                                -------      -------
Tier 2 (supplemental) capital
     Qualifying subordinated debt               $   767      $   648
     Eligible allowance for loan losses             341          326
                                                -------      -------
Total tier 2 capital                            $ 1,108      $   974
                                                -------      -------
Total capital                                   $ 3,470      $ 3,207
                                                =======      =======
Assets
     Risk-weighted assets (net)                 $30,969      $27,466
     Average quarterly assets (net)             $34,381      $32,197
Risk-based ratios
     Tier 1 (minimum-4.0%)                         7.63%        8.13%
     Total (minimum-8.0%)                         11.21%       11.68%
     Tier 1 leverage (minimum-3.0%)                6.87%        6.93%


        At December 31, 1995, all of the Corporation's banking subsidiaries exceeded the minimum ratios required of a "well capitalized" institution as defined in the final rule under the Federal Deposit Insurance Corporation Improvement Act of 1991.

        The common dividend payout ratio was 38.3 percent in 1995, compared to
37.5 percent in 1994. The board of directors currently targets a payout ratio of 30 to 40 percent, but will continue to reassess this target in light of changing market and industry conditions.

TABLE 10: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO--FTE


                                                                    Maturity+
                                ---------------------------------------------------------------------------------
December 31, 1995                 Within 1 Year           1-5 Years           5-10 Years          After 10 Years
                                ----------------     -----------------     ----------------      ----------------
(dollar amounts in millions)    Amount     Yield     Amount      Yield     Amount     Yield      Amount     Yield
----------------------------    ------     -----     ------      -----     ------     -----      ------     -----
Available for sale
     U.S. Treasury                $ 68      5.94%      $ 45       6.73%      $ --        --%     $   --        --%
     U.S. Government
          and agency                21      6.58        439       6.68        236      7.29       5,229      6.54
     State and municipal
          securities                64     11.05        208      10.31         74     10.03          25     10.55
     Other bonds, notes
          and debentures            60     14.33        119       7.47         50      8.37         156      7.08
     Federal Reserve
          Bank stock and
          other investments*        --        --         --         --         --        --          --        --
                                  ----     -----       ----       ----       ----      ----      ------      ----
     Total investment
          securities available
               for sale           $213      9.91%      $811       7.73%      $360      8.01%     $5,410      6.58%
                                  ====     =====       ====       ====       ====      ====      ======      ====

                                        Total
December 31, 1995                 -----------------      Weighted Average
(dollar amounts in millions)      Amount      Yield     Maturity Yrs./Mos.
----------------------------      ------      -----     ------------------
Available for sale
     U.S. Treasury                $  113       6.26%                 1 / 1
     U.S. Government
          and agency               5,925       6.58                 14 / 3
     State and municipal
          securities                 371      10.40                 3 / 11
     Other bonds, notes
          and debentures             385       8.50                 11 / 2
     Federal Reserve
          Bank stock and
          other investments*          65         --                     --
                                  ------       ----               --------
     Total investment
          securities available
               for sale           $6,859       6.90%               12 / 10
                                  ======       ====               ========


* Balances are excluded in the calculation of total yield.
+ Based on final contractual maturity.

TABLE 11: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS


December 31
(dollar amounts in millions)                                     1995          1994           1993           1992           1991
-----------------------------------                              ----          ----           ----           ----           ----
Nonperforming assets
   Nonaccrual loans
     Commercial loans                                        $     87      $     89       $     71       $     75       $     62
     International loans                                           --            --             --             --             --
     Real estate construction loans                                 7            17             19             28             47
     Real estate mortgage loans (principally commercial)           37            56             64            120            101
                                                             --------      --------       --------       --------       --------
     Total nonaccrual loans                                       131           162            154            223            210
   Reduced-rate loans                                               3             2              5              1             --
                                                             --------      --------       --------       --------       --------
     Total nonperforming loans                                    134           164            159            224            210
   Other real estate                                               29            40             50             49             46
                                                             --------      --------       --------       --------       --------
     Total nonperforming assets                              $    163      $    204       $    209       $    273       $    256
                                                             ========      ========       ========       ========       ========
Nonperforming loans as a percentage of total loans               0.55%         0.74%          0.83%          1.23%          1.22%
Nonperforming assets as a percentage of total loans
   and other real estate                                         0.67%         0.92%          1.09%          1.50%          1.48%
Allowance for loan losses as a percentage of total
   nonperforming assets                                           209%          160%           143%           113%           109%
Loans past due 90 days-domestic                              $     57      $     39       $     46       $    100       $     54


ASSET QUALITY

NONPERFORMING ASSETS

The Corporation's accounting and classification policies regarding nonaccrual loans reflect the importance of recognizing troubled loans early. Consumer loans are directly charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than when the loan is 90 days past due on principal or interest unless it is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off at the time the loan is placed on nonaccrual status to an amount that represents management's assessment of the ultimate collectibility of the loan. Interest previously accrued but not collected on nonaccrual loans is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.



[NONPERFORMING ASSETS TO LOANS AND OTHER REAL ESTATE GRAPH]

        Nonperforming assets as a percent of total loans and other real estate was 0.67 percent and 0.92 percent at year-end 1995 and 1994, respectively. This decline reflects the continued improvement in the quality of the loan portfolio and favorable economic conditions in the Corporation's markets. Nonaccrual loans at December 31, 1995 decreased 19 percent to $131 million from year-end 1994. The following table indicates the percentage of nonaccrual loan value to original contractual value and demonstrates the conservative and prompt nature of the corporate charge-off policy.

NONACCRUAL LOANS


December 31
(dollar amounts in millions)     1995     1994
------------------------------   ----     ----
Carrying value                   $131     $162
Contractual value                $181     $221
Carrying value as a percentage
     of contractual value         72%      73%


        Other real estate owned (ORE) declined to $29 million as sales and write-downs of properties exceeded ORE additions. Only one property over $2 million was added during 1995.

        In addition to the nonaccrual loans and the loans past due 90 days or more at December 31, 1995, there were loans totaling $254 million where possible financial problems of borrowers caused management to have serious doubts as to the ability of such borrowers to comply with the present contractual repayment terms. These loans are specifically considered in management's evaluation of the adequacy of the allowance for loan losses.

CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers, represented the largest significant industry concentration at December 31, 1995. These loans totaled $4.5 billion, or 18 percent of total loans at December 31, 1995, and included floor plan loans to automobile dealers of $1,083 million and $986 million at December 31, 1995 and 1994, respectively. All other industry concentrations individually represented less than 5 percent of total loans at year-end 1995. Automotive industry loans at year-end 1994 totaled approximately $3.6 billion, or 16 percent of total loans.

        The Corporation has successfully operated in the Michigan economy in spite of a loan concentration and several downturns in the auto industry. There were no automotive industry-related loans larger than $7 million on nonaccrual status as of year-end 1995. In addition, there were no significant automotive industry-related charge-offs during the year.

COMMERCIAL REAL ESTATE LENDING

The real estate construction loan portfolio contains loans made to longtime customers in local markets with satisfactory project completion experience. The portfolio has approximately 856 loans, of which 80 percent have balances of less than $1 million. The largest real estate construction loan has a balance of approximately $10 million.

        The commercial mortgage loan portfolio, 46 percent of which relates to owner-occupied properties, also consists of loans to longtime customers. Of the approximately 7,705 loans in the portfolio, 91 percent have balances under $1 million, and the largest loan is less than $28 million. Additionally, the Corporation's policy requires a 75 percent or less loan-to-value (LTV) ratio for all commercial mortgage and real estate construction loans. This policy is well within the regulatory limits.

        The geographic distribution of the real estate construction and commercial mortgage loan portfolios is also an important determinant in evaluating credit risk. The following table indicates the diversification of the portfolios throughout the markets served by the Corporation.

GEOGRAPHIC DISTRIBUTION

December 31, 1995   Real Estate    Commercial
(in millions)      Construction      Mortgage
-----------------  ------------    ----------
Michigan               $    221    $    2,089
California                  154           369
Texas                       194           325
Illinois                      4           156
Florida                      32            82
Other                        36           233
                       --------    ----------
Total                  $    641    $    3,254
                       ========    ==========


ASSET AND LIABILITY MANAGEMENT

The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various on- and off-balance sheet financial instruments to minimize the extent to which net interest income may be affected by fluctuations in interest rates. Corporate policies and risk limits pertaining to asset and liability management activities are established by the Asset Liability Policy Committee (ALPC) and approved by the board of directors. Adherence to these policies is governed by the ALPC, which is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments, and deposit gathering, who meet regularly to execute asset and liability management strategies.

INTEREST RATE SENSITIVITY

Interest rate risk arises in the normal course of business due to differences in the repricing and maturity characteristics of rate sensitive assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques are used to manage interest rate risk, including simulation analysis, asset and liability repricing schedules and duration of equity. The results of these interest rate risk measurement systems are reviewed regularly by the ALPC.

        Net interest income is frequently evaluated under various balance sheet and interest rate scenarios. The results of this analysis provide the information needed to assess the proper balance sheet structure. An unexpected change in the pace of economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. A process is maintained where management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that are gradually taken up and down 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves, and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. The measurement of risk exposure at year-end 1995 for a 200 basis point decline in short-term interest rates identified approximately $20 million of net interest income at risk during 1996. If short-term interest rates rise 200 basis points, net interest income could potentially decrease $36 million. The negative impact on net interest income in both interest rate scenarios results from considering the effect of changes in volume and core deposit elasticities, as well as rate changes. Corporate policy limits adverse change to no more than 5 percent of management's most likely net interest income forecast. In either case, the Corporation is within the policy guideline.

        While most assets and liabilities reprice either at maturity or in accordance with contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect repricing and cash flow behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposit categories to reflect the elasticity of the changes in the related interest rates relative to the changes in market interest rates. In addition, estimates are made concerning early loan and security repayments. Prepayment assumptions are based on the expertise of portfolio managers along with input from financial markets. Consideration is given to current and future interest rate levels. While management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk, adjustments are made to provide a more accurate picture of the Corporation's interest rate risk profile. This additional interest rate risk measurement tool provides a directional outlook on the impact of changes in interest rates.

        As market rates approach expected turning points, management adjusts the interest rate sensitivity of the Corporation. This sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, before elasticity adjustments, is between an asset sensitive position of 5 percent of earning assets and a liability sensitive position of 10 percent of earning assets. However, the elasticity adjustment made to core deposits adds asset sensitivity to the balance sheet. Accordingly, on an elasticity adjusted basis, the operating range allows for an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 5 percent of earning assets.

        The table on page 29 shows the interest sensitivity gap as of year-end 1995 and 1994. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments

TABLE 12: SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES


                                                                  December 31, 1995                    December 31, 1994
                                                              Interest Sensitivity Period          Interest Sensitivity Period
                                                           -------------------------------      -------------------------------
                                                            Within        Over                    Within        Over
(dollar amounts in millions)                              One Year    One Year        Total     One Year    One Year      Total
---------------------------                               --------     -------        -----     --------    --------      -----
ASSETS
Cash and due from banks                                   $     --    $  2,028     $  2,028       $   --     $ 1,823    $ 1,823
Short-term investments                                         736          14          750          487          34        521
Investment securities                                        2,678       4,181        6,859        3,173       4,703      7,876
Commercial loans
        (including lease financing)                         11,050       1,321       12,371        9,225       1,667     10,892
International loans                                          1,385          --        1,385        1,182          13      1,195
Real estate related loans                                    3,611       2,505        6,116        3,748       2,159      5,907
Consumer loans                                               2,591       1,979        4,570        2,206       2,009      4,215
                                                          --------    --------     --------      -------     -------   --------
              Total loans                                   18,637       5,805       24,442       16,361       5,848     22,209
Other assets                                                   711         680        1,391          313         688      1,001
                                                          --------    --------     --------      -------     -------   --------
              Total assets                                $ 22,762    $ 12,708     $ 35,470      $20,334     $13,096    $33,430
                                                          ========    ========     ========      =======     =======   ========
LIABILITIES
Deposits
        Noninterest-bearing                               $    521    $  5,059     $  5,580      $   470     $ 4,787    $ 5,257
        NOW                                                     --       1,770        1,770           57       1,777      1,834
        Savings                                                 --       2,204        2,204           --       2,432      2,432
        Money market                                         4,798          --        4,798        4,565          --      4,565
        Certificates of deposit                              5,289       1,400        6,689        4,494       1,417      5,911
        Foreign office                                       2,125           1        2,126        2,433          --      2,433
                                                          --------    --------     --------      -------     -------   --------
              Total deposits                                12,733      10,434       23,167       12,019      10,413     22,432
Short-term borrowings                                        4,674          --        4,674        4,206          --      4,206
Medium- and long-term debt                                   3,044       1,600        4,644        3,248         850      4,098
Other liabilities                                               62         315          377          (13)        315        302
                                                          --------    --------     --------      -------     -------   --------
              Total liabilities                             20,513      12,349       32,862       19,460      11,578     31,038
Shareholders' equity                                            (4)      2,612        2,608          (55)      2,447      2,392
                                                          --------    --------     --------      -------     -------   --------
              Total liabilities and shareholders' equity   $20,509    $ 14,961     $ 35,470      $19,405     $14,025    $33,430
                                                          ========    ========     ========      =======     =======   ========
Sensitivity impact of interest rate swaps                  $(3,875)   $  3,875           --      $(2,578)    $ 2,578         --
                                                          --------    --------     --------      -------     -------   --------
Interest sensitivity gap                                    (1,622)      1,622           --       (1,649)      1,649         --
Gap as a percentage of earning assets                           (5)%         5%          --           (5)%         5%        --
Sensitivity impact from elasticity adjustments (1)           1,407      (1,407)          --        1,258      (1,258)        --
                                                          --------    --------     --------      -------     -------   --------
Interest sensitivity gap with elasticity adjustments       $  (215)   $    215           --      $  (391)     $  391         --
Gap as a percentage of earning assets                           (1)%         1%          --           (1)%         1%        --
                                                          ========    ========     ========      =======     =======   ========


(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985 as well as expected future pricing relationships.

which adds $1.4 billion of rate sensitivity to the 1995 year-end gap. In addition, the schedule identifies the adjustment for the price elasticity on certain core deposits.

The Corporation was asset sensitive for much of the first three quarters of 1995, and management anticipates material growth in asset sensitivity throughout 1996. Initiatives to reduce this gap position, which began in the third quarter, resulted in a one-year liability sensitive gap of $215 million, or 1 percent of earning assets, as of December 31, 1995. This compares to a $391 million liability sensitive gap, or 1 percent of earning assets, on December 31, 1994. Management will continue to look at both on- and off-balance sheet alternatives in the near term to manage the expected increase in asset sensitivity and achieve the desired interest rate risk profile for the Corporation.

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY


                                        Interest    Foreign
                                            Rate   Exchange
(in millions)                          Contracts  Contracts     Totals
------------------                     ---------  ---------     ------
Balances at December 31, 1993           $ 3,923    $    86     $ 4,009
Additions                                 2,075      1,642       3,717
Maturities/amortizations                 (2,107)    (1,605)     (3,712)
                                        -------    -------     -------
Balances at December 31, 1994           $ 3,891    $   123     $ 4,014
Additions                                 3,673      3,160       6,833
Maturities/amortizations                 (1,445)    (3,004)     (4,449)
                                        -------    -------     -------
Balances at December 31, 1995           $ 6,119    $   279     $ 6,398
                                        =======    =======     =======


Note: The Corporation did not terminate any of the above risk management derivative or foreign exchange contracts prior to maturity in 1995 and 1994. Therefore, no deferred gains or losses associated with such events were recorded in the consolidated balance sheets at December 31, 1995 and 1994.

     At December 31, 1995 and 1994, the notional amount of risk management interest rate swaps totaled $5,925 million and $3,643 million, respectively. The fair value of risk management interest rate swaps at December 31, 1995 was a positive $68 million, compared to a negative $234 million at December 31, 1994. These off-balance sheet instruments represented 83 percent and 74 percent of total derivative financial instruments and foreign exchange contracts, including commitments, at year-end 1995 and 1994, respectively.

     Interest rate swaps are utilized predominantly as asset and liability management tools with the overall objective of managing the sensitivity of net interest income to fluctuations in interest rates. To accomplish this objective, interest rate swaps are used primarily to modify the interest rate characteristics of certain assets and liabilities (for example, from a floating rate to a fixed rate, a fixed rate to a floating rate, or from one floating rate index to another). This strategy permits the achievement of an optimal match between the rate maturities of assets and their funding sources and, in the process, reduces the exposure of net interest income to interest rate risk. For the year ended December 31, 1995, risk management interest rate swaps generated $2 million of net interest expense, compared to contributions of $29 million and $32 million of net interest income for the years ended December 31, 1994 and 1993, respectively. Net interest expense resulted in 1995 due to rising interest rates in 1994 and early 1995.

     Table 13 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 1995. The swaps have been grouped by the assets and liabilities to which they have been designated.

     The notional amounts of generic interest rate swaps do not change over the life of the contract, while the notional amounts of non-indexed amortizing swaps generally decline on a straight-line basis until the stated maturity. Basis swaps are interest rate swaps in which both payment streams are based on variable rates (e.g., prime or Treasury bill rates and LIBOR). Index amortizing swaps are interest rate swaps whose notional amount decreases at a rate that varies with the level of a specified index in accordance with a predetermined schedule. The notional amounts of these swaps are indexed to short-term interest rates and generally decline more rapidly as interest rates fall and more slowly as interest rates rise. As of December 31, 1995, index amortizing swaps had an average expected life of approximately 2.4 years with a stated maturity that averaged 4.5 years.

     In addition to interest rate swaps, the Corporation employs various other types of off-balance sheet derivative and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies, mortgages held for sale, and originated mortgage servicing rights). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts, foreign exchange generic swap agreements, and cross-currency swaps. The aggregate notional amounts of these risk management derivative and foreign exchange contracts at December 31, 1995 and 1994, were $473 million and $371 million, respectively. Further information regarding risk management derivative financial instruments and foreign exchange contracts is provided in Notes 8, 9 and 17 to the consolidated financial statements.

LIQUIDITY

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. Liquidity requirements are satisfied with various funding sources, including a $4.5 billion medium-term note program which allows the Michigan and Illinois banks to issue senior debt with maturities ranging between nine months and 15 years. The Michigan bank can issue up to an additional

TABLE 13: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

                                                                                            2001-                Dec. 31
(amounts in millions)                      1996      1997       1998      1999     2000     2014      Total         1994
---------------------                      ----      ----       ----      ----     ----     -----     -----      -------
VARIABLE RATE ASSET DESIGNATION:
        Receive fixed swaps
                Generic                 $    50   $    --      $  --     $  --     $  --   $   --    $   50       $   50
                Amortizing                   16        84        100        --        --       --       200          297
                Index amortizing            868     1,373        484       343       288      332     3,688        1,936
        Weighted average: (1)
                Receive rate               6.20%     5.64%      6.14%     6.43%     5.91%    6.63%     6.02%        5.38%
                Pay rate                   5.82%     5.88%      5.84%     5.81%     5.76%    5.76%     5.84%        5.78%
                                        -------   -------      -----     -----     -----   ------    ------       ------
FIXED RATE ASSET DESIGNATION:
        Generic pay fixed swaps         $    35   $    --      $  --     $   2     $  --   $   --    $   37       $  185
        Weighted average: (1)
                Receive rate               5.77%       --%        --%     5.62%       --%      --%     5.76%        5.91%
                Pay rate                   7.05%       --%        --%     8.73%       --%      --%     7.14%        7.43%
                                        -------   -------      -----     -----     -----   ------    ------       ------
MEDIUM- AND LONG-TERM
DEBT DESIGNATION:
        Generic receive fixed swaps     $   625   $    50      $  --     $  --     $  --   $  700    $1,375       $  675
        Weighted average: (1)
                Receive rate               6.12%     9.35%        --%       --%       --%    7.65%     7.01%        7.37%
                Pay rate                   5.75%     6.01%        --%       --%       --%    5.82%     5.80%        5.73%
        Generic pay fixed swaps         $    25   $    --      $  --     $  --     $  --   $   --    $   25       $   25
        Weighted average: (1)
                Receive rate               5.70%       --%        --%       --%       --%      --%     5.70%        6.89%
                Pay rate                   8.28%       --%        --%       --%       --%      --%     8.28%        8.28%
        Basis swaps                     $   550   $    --      $  --     $  --     $  --   $   --    $  550       $  475
        Weighted average: (2)
                Receive rate               5.76%       --%        --%       --%       --%      --%     5.76%        6.01%
                Pay rate                   5.75%       --%        --%       --%       --%      --%     5.75%        5.80%
                                        -------   -------      -----     -----     -----   ------    ------       ------
Total notional amount                   $ 2,169   $ 1,507      $ 584     $ 345     $ 288   $1,032    $5,925       $3,643
                                        =======   =======      =====     =====     =====   ======    ======       ======

(1) Variable rates paid or received are based primarily on one-month and three-month LIBOR rates paid or received at December 31, 1995.
(2) Variable rates paid are based on LIBOR at December 31, 1995 while variable rates received are based on prime.

$1 billion of short-term senior notes. At year-end 1995, unissued debt related to the two programs totaled $1.4 billion. The board of directors has approved two new funding sources, not yet implemented, which will allow the subsidiary banks to issue as much as $9.5 billion of senior notes. These new programs will replace the $4.5 billion medium-term note program. Liquid assets totaled $9.6 billion at December 31, 1995. An additional $1.4 billion was available from a collateralized borrowing account with the Federal Reserve Bank and purchased funds, excluding certificates of deposit with maturities beyond one year, approximated $8.5 billion at year-end 1995.

        Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 16 to the consolidated financial statements on page 44, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 1996, the subsidiary banks can pay dividends of up to $279 million plus current net profits without prior regulatory approval. At December 31, 1995, total parent company assets, excluding the investment in subsidiaries, were 63 percent of total liabilities.

CUSTOMER INITIATED AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

CUSTOMER INITIATED AND OTHER NOTIONAL ACTIVITY

                                      Interest     Foreign
                                          Rate    Exchange
(in millions)                        Contracts   Contracts       Totals
----------------                     ---------   ---------       ------
Balances at December 31, 1993          $ 114      $    224      $    338
Additions                                262        44,679        44,941
Maturities/amortizations                 (32)      (44,400)      (44,432)
Terminations                             (16)           --           (16)
                                       -----      --------      --------
Balances at December 31, 1994          $ 328      $    503      $    831
Additions                                375        32,642        33,017
Maturities/amortizations                (290)      (32,825)      (33,115)
Terminations                             (50)           --           (50)
                                       -----      --------      --------
Balances at December 31, 1995          $ 363      $    320      $    683
                                       =====      ========      ========


On a limited basis, the Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. At December 31, 1995 and 1994, customer initiated activity represented 10 percent and 17 percent, respectively, of total derivative and foreign exchange contracts, including commitments. Refer to Note 17 to the consolidated financial statements on page 44 for further information regarding customer initiated and other derivative financial instruments and foreign exchange contracts.

OTHER MATTERS

As disclosed in Note 18 to the consolidated financial statements on page 47, a lawsuit was filed on July 24, 1990, by the State of Michigan against a subsidiary bank involving hazardous waste issues. The Corporation's motion for summary judgment was granted, and the State of Michigan has filed an appeal which is still pending. Management believes that even if the summary judgment is not upheld on appeal, the results of this action will not have a materially adverse effect on the Corporation's consolidated financial position. However, depending upon the amount of ultimate liability, if any, and the consolidated results of operations in the year of final resolution, the legal action may have a materially adverse effect on the consolidated results of operations in that year.

CONSOLIDATED BALANCE SHEETS: COMERICA INCORPORATED AND SUBSIDIARIES



December 31
(in thousands, except share data)                                                     1995             1994
---------------------------------                                              -----------     ------------
ASSETS

Cash and due from banks                                                        $ 2,028,375      $ 1,822,313
Interest-bearing deposits with banks                                                23,568          378,873
Federal funds sold and securities purchased under agreements to resell             203,798           46,000
Trading account securities                                                          10,668            4,332
Loans held for sale                                                                511,562           91,547
Investment securities available for sale                                         6,859,310        2,906,296
Investment securities held to maturity
        (estimated fair value of $4,659,317 in 1994)                                    --        4,970,165
                                                                                ----------       ----------
                Total investment securities                                      6,859,310        7,876,461
Commercial loans                                                                12,041,009       10,633,808
International loans                                                              1,384,814        1,195,328
Real estate construction loans                                                     641,432          413,987
Commercial mortgage loans                                                        3,254,041        3,056,337
Residential mortgage loans                                                       2,221,359        2,436,445
Consumer loans                                                                   4,570,015        4,214,716
Lease financing                                                                    329,608          258,625
                                                                                ----------       ----------
                Total loans                                                     24,442,278       22,209,246
Less allowance for loan losses                                                    (341,344)        (326,195)
                                                                                ----------       ----------
                Net loans                                                       24,100,934       21,883,051
Premises and equipment                                                             455,002          437,757
Customers' liability on acceptances outstanding                                     21,135           33,632
Accrued income and other assets                                                  1,255,522          855,936
                                                                               -----------      -----------
                Total assets                                                   $35,469,874      $33,429,902
                                                                               ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits (noninterest-bearing)                                          $ 5,579,536      $ 5,257,396
Interest-bearing deposits                                                       15,461,213       14,741,438
Deposits in foreign offices                                                      2,126,466        2,433,482
                                                                                ----------       ----------
                Total deposits                                                  23,167,215       22,432,316
Federal funds purchased and securities sold
        under agreements to repurchase                                           3,206,612        2,594,189
Other borrowed funds                                                             1,467,550        1,611,219
Acceptances outstanding                                                             21,135           33,632
Accrued expenses and other liabilities                                             355,219          268,823
Medium- and long-term debt                                                       4,644,416        4,097,943
                                                                                ----------       ----------
                Total liabilities                                               32,862,147       31,038,122
Common stock--$5 par value
        Authorized--250,000,000 shares
        Issued--115,094,531 shares in 1995 and 119,294,531 shares in 1994          575,473          596,473
Capital surplus                                                                    408,644          525,052
Unrealized gains and losses on investment securities available for sale             (4,141)         (55,039)
Retained earnings                                                                1,640,980        1,390,405
Less cost of common stock in treasury--490,704 shares
        in 1995 and 2,382,333 shares in 1994                                       (13,229)         (65,111)
                                                                               -----------       ----------
                Total shareholders' equity                                       2,607,727        2,391,780
                                                                               -----------      -----------
                Total liabilities and shareholders' equity                     $35,469,874      $33,429,902
                                                                               ===========      ===========



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME: COMERICA INCORPORATED AND SUBSIDIARIES


Year Ended December 31
(in thousands, except per share data)                            1995           1994          1993
-------------------------------------                      ----------     ----------    ----------
INTEREST INCOME

Interest and fees on loans                                 $2,090,854     $1,577,329    $1,388,169
Interest on investment securities
        Taxable                                               473,759        446,307       307,354
        Exempt from federal income tax                         26,189         30,645        40,124
                                                           ----------     ----------    ----------
                Total interest on investment securities       499,948        476,952       347,478

Trading account interest                                          227             70           640
Interest on federal funds sold and securities
        purchased under agreements to resell                    7,402          4,717         4,050
Interest on time deposits with banks                            8,032         21,858        27,744
Interest on loans held for sale                                 7,461         10,998        14,772
                                                           ----------     ----------    ----------
                Total interest income                       2,613,924      2,091,924     1,782,853

INTEREST EXPENSE

Interest on deposits                                          721,475        542,727       529,802
Interest on short-term borrowings
        Federal funds purchased and securities
                sold under agreements to repurchase           165,544        121,390        47,817
        Other borrowed funds                                  135,667         78,546        41,216
Interest on medium- and long-term debt                        288,990        147,942        62,719
Net interest rate swap (income) / expense                       2,365        (28,808)      (32,239)
                                                           ----------     ----------    ----------
                Total interest expense                      1,314,041        861,797       649,315
                                                           ----------     ----------    ----------
                Net interest income                         1,299,883      1,230,127     1,133,538
Provision for loan losses                                      86,500         56,000        69,000
                                                           ----------     ----------    ----------
                Net interest income after provision for
                  loan losses                               1,213,383      1,174,127     1,064,538

NONINTEREST INCOME

Income from fiduciary activities                              125,038        121,755       122,280
Service charges on deposit accounts                           130,249        123,626       120,125
Customhouse broker fees                                        36,086         40,662        39,926
Revolving credit fees                                          36,248         24,743        22,880
Securities gains                                               11,748          3,461         1,978
Other noninterest income                                      159,356        135,943       142,486
                                                           ----------     ----------    ----------
                Total noninterest income                      498,725        450,190       449,675

NONINTEREST EXPENSES

Salaries and employee benefits                                562,159        548,607       528,658
Net occupancy expense                                          98,945         98,885        95,736
Equipment expense                                              67,872         67,319        62,401
FDIC insurance expense                                         23,817         44,276        44,593
Telecommunications expense                                     29,644         27,304        20,788
Merger, integration and restructuring charge                       --          7,000        22,000
Other noninterest expenses                                    303,977        248,831       251,462
                                                           ----------     ----------    ----------
                Total noninterest expenses                  1,086,414      1,042,222     1,025,638
                                                           ----------     ----------    ----------
Income before income taxes                                    625,694        582,095       488,575
Provision for income taxes                                    212,328        194,853       147,937
                                                           ----------     ----------    ----------
Net Income                                                 $  413,366     $  387,242    $  340,638
                                                           ==========     ==========    ==========
Net income applicable to common stock                      $  413,366     $  387,242    $  340,596
                                                           ==========     ==========    ==========

Net income per common share                                     $3.54          $3.28         $2.85
Average common and common equivalent shares                   116,894        118,160       119,569

Cash dividends declared on common stock                      $158,309       $145,098      $125,411
Dividends per common share                                      $1.37          $1.24         $1.07



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY: COMERICA INCORPORATED AND SUBSIDIARIES

                                      Redeemable                             Unrealized                                     Total
                                       Preferred     Common      Capital          Gains    Retained    Treasury     Shareholders'
(in thousands, except share data)          Stock      Stock      Surplus   and (Losses)    Earnings       Stock            Equity
---------------------------------     ----------   --------    ---------   ------------  ----------   ---------     -------------

BALANCES AT JANUARY 1, 1993             $ 37,605   $309,219     $538,097   $     --      $1,239,078   $ (28,862)     $2,095,137
Net income for 1993                           --         --           --         --         340,638          --         340,638
Cash dividends declared
        Preferred stock                       --         --           --         --             (42)         --             (42)
        Common stock                          --         --           --         --        (125,411)         --        (125,411)
Purchase of 4,720,117 shares
        of common stock                       --         --           --         --              --    (128,848)       (128,848)
Retirement of treasury stock                  --     (4,105)     (17,730)        --            (505)     22,340              --
Issuance of common stock under
        employee stock plans and
        for conversion of
        debentures                            --      3,780        3,118         --          (6,725)     13,616          13,789
Stock split                                   --    287,579           --         --        (287,579)         --              --
Amortization of deferred
        compensation                          --         --          701         --              --          --             701
Redemption of preferred stock            (37,605)        --           --         --          (4,174)         --         (41,779)
Adjustment for change
        in accounting method,
        net of income taxes                   --         --           --     27,473              --          --          27,473
                                      ----------   --------     --------   --------      ----------   ----------     ----------
BALANCES AT DECEMBER 31, 1993           $     --   $596,473     $524,186   $ 27,473      $1,155,280   $(121,754)     $2,181,658
Net income for 1994                           --         --           --         --         387,242          --         387,242
Cash dividends declared
        on common stock                       --         --           --         --        (145,098)         --        (145,098)
Purchase of 2,810,564 shares
        of common stock                       --         --           --         --              --     (76,280)        (76,280)
Issuance of common stock:
        Employee stock plans                  --         --          373         --          (3,161)      7,702           4,914
        Acquisition of
        Pacific Western                       --         --           --         --          (3,858)    125,221         121,363
Amortization of deferred
        compensation                          --         --          493         --              --          --             493
Change in unrealized
          gains/(losses) on investment
          securities available
          for sale                            --         --           --    (82,512)             --          --         (82,512)
                                      ----------   --------     --------   --------      ----------   ----------     ----------
BALANCES AT DECEMBER 31, 1994           $     --   $596,473     $525,052   $(55,039)     $1,390,405   $ (65,111)     $2,391,780
Net income for 1995                           --         --           --         --         413,366          --         413,366
Cash dividends declared
        on common stock                       --         --           --         --        (158,309)         --        (158,309)
Purchase of 1,405,500
        shares of common stock                --         --           --         --              --     (38,725)        (38,725)
Purchase and retirement
        of 4,200,000 shares
        of common stock                       --    (21,000)    (118,931)        --              --          --        (139,931)
Issuance of common stock:
        Employee stock plans                  --         --          227         --          (4,482)     14,957          10,702
        Acquisitions                          --         --        1,450         --              --      75,650          77,100
Amortization of deferred
        compensation                          --         --          846         --              --           --            846
Change in unrealized
        gains/(losses) on
        investment
        securities available
        for sale                              --         --           --     50,898              --           --         50,898
                                      ----------   --------     --------   --------      ----------   ----------     ----------
BALANCES AT DECEMBER 31, 1995           $     --   $575,473     $408,644   $ (4,141)     $1,640,980   $  (13,229)    $2,607,727
                                      ==========   ========     ========   ========      ==========   ==========     ==========


( ) Indicates deduction.
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS: COMERICA INCORPORATED AND SUBSIDIARIES


Year Ended December 31
(in thousands)                                                                        1995            1994           1993
----------------------                                                               -------         -------        ------
OPERATING ACTIVITIES
Net income                                                                     $   413,366      $  387,242     $  340,638
Adjustments to reconcile net income to
        net cash provided by operating activities
                Provision for loan losses                                           86,500          56,000         69,000
                Depreciation                                                        64,014          59,819         54,473
                Net (increase) decrease in trading account securities               (6,336)           (732)       105,779
                Net (increase) decrease in loans held for sale                    (420,015)        239,120        (95,955)
                Net increase in accrued income receivable                          (26,749)        (43,495)        (2,888)
                Net increase (decrease) in accrued expenses                         96,645         (31,845)        15,967
                Net amortization of intangibles                                     29,016          25,597         21,205
                Funding for employee benefit plans                                (200,000)        (59,719)      (100,000)
                Other, net                                                        (184,813)         72,004        (10,346)
                                                                               -----------      ----------     ----------
                        Total adjustments                                         (561,738)        316,749         57,235
                                                                               -----------      ----------     ----------
                        Net cash provided by (used in) operating activities       (148,372)        703,991        397,873

INVESTING ACTIVITIES
Net decrease in interest-bearing deposits with banks                               363,870         647,600        295,042
Net (increase) decrease in federal funds sold and securities
        purchased under agreements to resell                                      (122,498)      1,045,789     (1,005,157)
Proceeds from sale of investment securities available for sale                     103,531           3,001             --
Proceeds from maturity of investment securities available for sale                 837,412         565,445             --
Purchases of investment securities available for sale                             (211,222)     (1,150,178)            --
Proceeds from maturity of investment securities held to maturity                   788,620       1,429,966      3,316,794
Purchases of investment securities held to maturity                               (223,579)     (2,197,840)    (4,320,627)
Net increase in loans (other than loans purchased)                              (1,908,266)     (2,224,057)      (927,971)
Purchase of loans                                                                  (48,349)       (257,043)       (23,868)
Fixed assets, net                                                                  (62,334)        (78,454)       (79,305)
Net (increase) decrease in customers' liability on acceptances outstanding          13,097           4,580        (12,548)
Net cash provided by acquisitions                                                   19,224          58,626             --
                                                                               -----------      ----------     ----------
                        Net cash used in investing activities                     (450,494)     (2,152,565)    (2,757,640)

FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                130,276         304,768       (249,639)
Net increase (decrease) in short-term borrowings                                   468,754      (1,056,522)     2,178,890
Net increase (decrease) in acceptances outstanding                                 (13,097)         (4,580)        12,548
Proceeds from issuance of medium- and long-term debt                             2,960,000       3,550,000      1,005,000
Repayments and purchases of medium- and long-term debt                          (2,418,171)       (912,613)      (280,541)
Proceeds from issuance of common stock and other capital transactions               11,548           5,407          9,395
Purchase of common stock for treasury and retirement                              (178,656)        (76,280)      (128,848)
Redemption of preferred stock                                                           --              --        (41,779)
Dividends paid                                                                    (155,726)       (139,988)      (124,306)
                                                                               -----------      ----------     ----------
                        Net cash provided by financing activities                  804,928       1,670,192      2,380,720
                                                                               -----------      ----------     ----------
Net increase in cash and due from banks                                            206,062         221,618         20,953
Cash and due from banks at beginning of year                                     1,822,313       1,600,695      1,579,742
                                                                               -----------      ----------     ----------
Cash and due from banks at end of year                                         $ 2,028,375      $1,822,313     $1,600,695
                                                                               ===========      ==========     ==========
Interest paid                                                                  $ 1,274,101      $  862,563     $  665,297
                                                                               ===========      ==========     ==========
Income taxes paid                                                              $   180,134      $  171,851     $  109,557
                                                                               ===========      ==========     ==========
Noncash investing and financing activities
        Loan transfers to other real estate                                    $    23,908      $   26,598     $   38,955
                                                                               ===========      ==========     ==========
        Conversion of debentures to equity                                     $        --      $       --     $    5,095
                                                                               ===========      ==========     ==========
        Treasury stock issued for acquisitions                                 $    77,100      $  121,363     $       --
                                                                               ===========      ==========     ==========
        Loan transfers to investment securities                                $        --      $   91,538     $       --
                                                                               ===========      ==========     ==========



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS: COMERICA INCORPORATED AND
SUBSIDIARIES

1. ACCOUNTING POLICIES

ORGANIZATION

Comerica Incorporated is a registered bank holding company headquartered in Detroit, Michigan. The Corporation's principal lines of business are the Business Bank, the Individual Bank and the Investment Bank. The core businesses are tailored to each of the Corporation's four primary geographic markets: the Midwest (currently Michigan and Illinois), Texas, California and Florida.

        The accounting and reporting policies of Comerica Incorporated and its subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates.

        The following is a summary of the more significant accounting and reporting policies.

CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all significant intercompany accounts and transactions. Prior years' financial statements are reclassified to conform with current financial statement presentation.

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

LOANS HELD FOR SALE

Loans, normally mortgages, held for sale are carried at the lower of cost or market. Market value is determined in the aggregate.

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

ALLOWANCE FOR LOAN LOSSES

The allowance is maintained at a level adequate to absorb losses inherent in the loan portfolio. Management determines the adequacy of the allowance by applying projected loss ratios to the risk ratings of loans both individually and by category. The projected loss ratios incorporate such factors as recent loss experience, current economic conditions, the risk characteristics of the various categories and concentrations of loans, transfer risk and other pertinent factors. Loans which are deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

NONPERFORMING ASSETS

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition, and other real estate which has been acquired primarily through foreclosure and is awaiting disposition.

        Consumer loans are generally not placed on nonaccrual status and are directly charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.

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

DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

Interest rate and foreign exchange swaps, interest rate caps and floors, and futures and forward contracts may be used to manage the Corporation's exposure to interest rate and foreign currency risks. These instruments, with the exception of futures and forwards, are accounted for on an accrual basis. Net interest income or expense, including premiums paid or received, is recognized over the life of the contract and reported as an adjustment to interest expense. Realized gains and losses on futures and forwards are generally deferred and amortized over the life of the contract as an adjustment to net interest income. Gains or losses on early termination of risk management derivative financial instruments are deferred and amortized as an adjustment to the yields of the related assets or liabilities over their remaining contractual life. If the designated asset or liability matures, or is disposed of or extinguished, any unrealized gains or losses on the related derivative instrument are recognized currently and reported as an adjustment to interest expense.

        Foreign exchange futures and forward contracts, foreign currency options, interest rate caps, and interest rate swap agreements executed as a service to customers are accounted for on a mark-to-market basis. As a result, the fair values of these instruments are recorded in the consolidated balance sheet with both realized and unrealized gains and losses recognized currently in noninterest income.

INCOME TAXES

Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities.

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

2. ACQUISITIONS

During the years ended December 31, 1995, 1994 and 1993 Comerica made the following acquisitions:

        Transactions accounted for as purchases:


                                FMV of       FMV of
                                Assets  Liabilities  Purchase  Intangibles
(in millions)                 Acquired      Assumed     Price     Recorded
-------------                 --------  -----------  --------  ------------
During 1995
University Bank & Trust         $  491         $422     $ 69         $36
QuestStar Bank, N.A.               218          193       25          13
During 1994
Pacific Western Bancshares       1,029          908      121          70
Lockwood Banc Group                332          288       44          27

        Transactions accounted for using the pooling-of-interests method:






                                                                     Common
                                                              Shares Issued
                                                              -------------
During 1993
NorthPark National Corporation                                    2,677,706
Sugar Creek National Bank                                           892,976



        The Corporation completed the following acquisition in January of 1996:


                                                      Purchase
(in millions)                           Asset Size       Price        Method
-------------                           ----------    ---------     --------
Metrobank                                  $1,200        $125       Purchase


3. INVESTMENT SECURITIES

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:

                                                   Gross       Gross
                                              Unrealized  Unrealized    Estimated
(in thousands)                          Cost       Gains      Losses   Fair Value
--------------                   -----------  ----------  ----------   ----------
December 31, 1995
  U.S. Government and
    agency securities             $6,052,184     $41,585     $55,429   $6,038,340
  State and municipal
    securities                       353,612      17,618         389      370,841
  Other securities                   459,887      12,682      22,440      450,129
                                  ----------     -------     -------   ----------
    Total securities
      available for sale          $6,865,683     $71,885     $78,258   $6,859,310
                                  ==========     =======     =======   ==========



        Gross unrealized gains and losses were $13 million and $98 million, respectively, at December 31, 1994 for securities available for sale. The available for sale portfolio at December 31, 1994 was primarily U.S. Government and agency securities.



                                                         Gross       Gross
                                                    Unrealized  Unrealized   Estimated
(in thousands)                                Cost       Gains      Losses  Fair Value
--------------                          ----------  ----------  ----------  ----------
December 31, 1994
  U.S. Government and
    agency securities                    $4,461,592    $ 5,538    $328,757  $4,138,373
  State and municipal
    securities                              421,975     15,820       2,192     435,603
  Other securities                           86,598        308       1,565      85,341
                                         ----------    -------    --------  ----------
        Total securities
          held to maturity               $4,970,165    $21,666    $332,514  $4,659,317
                                         ==========    =======    ========  ==========


        The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


December 31, 1995                                                    Estimated
(in thousands)                                            Cost      Fair Value
-----------------                                   ----------    ------------
Contractual maturity
  Within one year                                   $  194,253      $  194,744
  Over one year to five years                          365,760         378,079
  Over five years to ten years                         129,750         133,383
  Over ten years                                        95,548          87,895
                                                    ----------      ----------
    Sub-total securities                               785,311         794,101

  Mortgage-backed securities                         6,015,119       5,999,952
  Equity and other non-debt securities                  65,253          65,257
                                                    ----------      ----------
      Total securities
        available for sale                          $6,865,683      $6,859,310
                                                    ==========      ==========



        Sales and calls of investment securities available for sale and calls of investment securities held to maturity resulted in realized gains and losses as follows:


Year Ended December 31                Available for Sale   Held to Maturity
----------------------                ------------------   ----------------
(in thousands)                            1995      1994      1995     1994
---------------                      ---------   -------     -----    -----

Securities gains                       $11,729    $2,557      $456     $926
Securities losses                         (350)       --       (87)     (22)
                                       -------    ------      ----     ----
        Total                          $11,379    $2,557      $369     $904
                                       =======    ======      ====     ====



        Assets, principally securities, carried at approximately $5.2 billion at December 31, 1995, were pledged to secure public deposits (including State of Michigan deposits of $33 million at December 31, 1995), and for other purposes as required by law.

        All held to maturity securities were redesignated to the available for sale category in December 1995 in accordance with the one-time provisions issued in conjunction with the FASB's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." At the date of transfer the amortized cost of the held to maturity securities was $4.6 billion. The net unrealized loss related to the redesignated securities totaled $9 million.


4. NONPERFORMING ASSETS

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

     Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.


December 31
(in thousands)                                            1995           1994
--------------                                          ------       --------
Nonaccrual loans
  Commercial loans                                    $  87,195      $  88,514
  International loans                                        --             --
  Real estate construction loans                          6,578         16,941
  Real estate mortgage loans
    (principally commercial)                             36,630         56,268
                                                      ---------      ---------
        Total                                           130,403        161,723

Reduced-rate loans                                        3,244          2,299
                                                      ---------      ---------
        Total nonperforming loans                       133,647        164,022
Other real estate                                        29,384         40,462
                                                      ---------      ---------
        Total nonperforming assets                    $ 163,031      $ 204,484
                                                      =========      =========
Loans past due 90 days                                $  57,134      $  39,161
                                                      =========      =========
Gross interest income that would
  have been recorded had the
  nonaccrual and reduced-rate
  loans performed in accordance
  with original terms                                 $  18,925      $  17,406
                                                      =========      =========
Interest income recognized                            $   3,427      $   3,325
                                                      =========      =========


     SFAS NO. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, was adopted January 1, 1995. The statements consider a loan impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired. The adoption of these accounting standards had no effect on the financial position or results of operations of the Corporation.

     Impaired loans averaged $148 million for the year ended December 31, 1995. Of the $135 million period-end impaired loans, approximately $89 million required an impairment allowance of $27 million in accordance with SFAS No. 114. The remaining impaired loan balance represents loans for which the fair value exceeded the recorded investment in the loan. Fifty-nine percent of the total impaired loans are evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate.

5. ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:


(in thousands)                          1995           1994           1993
--------------                     ---------       --------       --------
Balance at January 1                $326,195       $298,685       $308,007
Allowance of institutions and
  loans purchased/sold                 4,668         19,467             --
Loans charged off                   (119,028)       (83,086)      (110,504)
Recoveries on loans previously
  charged off                         43,009         35,129         32,182
                                    --------        -------        -------
    Net loans charged off            (76,019)       (47,957)       (78,322)
Provision for loan losses             86,500         56,000         69,000
                                    --------        -------        -------
Balance at December 31              $341,344       $326,195       $298,685
                                    ========        =======        =======
As a percent of total loans             1.40%          1.47%          1.56%
                                    ========        =======        =======



6. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of the Corporation's credit policies. The Corporation is a regional bank holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities centered in Michigan. In addition, the Corporation has an industry concentration with the automotive industry, which includes manufacturers and their finance subsidiaries, suppliers, dealers and company executives.

        At December 31, 1995 and 1994, the Corporation's exposure from loan commitments and guarantees to companies related to the automotive industry totaled $8.0 billion and $6.4 billion, respectively. Additionally, the Corporation's commercial real estate loans, including commercial mortgages and construction loans, totaled $3.9 billion in 1995 and $3.5 billion in 1994. Approximately $1.8 billion of the Corporation's commercial real estate loans at December 31, 1995 involved mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

7. PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 by major category follows:


(in thousands)                                            1995         1994
--------------                                      ----------   ----------
Land                                                $   61,144    $  59,142
Buildings and improvements                             402,569      372,988
Furniture and equipment                                479,099      453,131
                                                     ---------     --------
    Total cost                                         942,812      885,261

Less accumulated depreciation and amortization        (487,810)    (447,504)
                                                     ---------     --------
    Net book value                                  $  455,002    $ 437,757
                                                    ==========    =========

        Other noninterest income for 1993 includes a $24 million gain on the sale of land adjacent to an operations center.

        Rental expense for leased properties and equipment amounted to $44 million in 1995 and 1994, and $42 million in 1993. Future minimum lease rentals under noncancelable operating lease obligations are as follows:

(in thousands)
--------------
1996                       $ 39,632
1997                         34,293
1998                         31,369
1999                         29,057
2000                         25,122
2001 and later              157,829

        SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", was adopted in 1995. The statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used. The adoption of this standard had no significant effect on the financial position or results of operations of the Corporation.

8. SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The Corporation entered into an interest rate swap contract that converts $100 million of short-term notes from 5.65% to the three-month London Interbank Offered Rate (LIBOR) (5.69% at December 31, 1995). The following is a summary of short-term borrowings for the two years ended December 31, 1995:

                                        Federal Funds Purchased
                                            and Securities Sold          Other
                                               Under Agreements       Borrowed
(in thousands)                                    to Repurchase          Funds
--------------                          -----------------------       --------
December 31, 1995
  Amount outstanding at year-end                     $3,206,612     $1,467,550
  Weighted average interest rate at year-end               5.39%          5.18%
December 31, 1994
  Amount outstanding at year-end                     $2,594,189     $1,611,219
  Weighted average interest rate at year-end               5.64%          4.96%

        At December 31, 1995, the parent company had available additional credit totaling $100 million under a line of credit agreement, all of which was unused. Under the current agreement, the line will expire in April of 1999.

9. MEDIUM- AND LONG-TERM DEBT

Medium- and long-term debt consisted of the following at December 31:


(in thousands)                                                   1995           1994
--------------                                                   ----           ----
Parent Company
7.25% subordinated notes due 2007                          $  148,584     $       --
9.75% subordinated notes due 1999                              74,692         74,601
10.125% subordinated debentures due 1998                       74,800         74,721
                                                           ----------     ----------
      Total parent company                                    298,076        149,322
Subsidiaries
Subordinated notes:
  8.375% subordinated notes due 2024                          147,782        147,709
  7.25% subordinated notes due 2002                           148,931        148,777
  6.875% subordinated notes due 2008                           99,066         98,990
  7.125% subordinated notes due 2013                          148,000        147,890
  FDIC subordinated note                                           --          4,500
                                                           ----------     ----------
      Total subordinated notes                                543,779        547,866
Medium-term notes:
  Floating rate based on Treasury bill indices              1,099,701      2,849,205
  Floating rate based on Prime indices                        550,000        299,988
  Floating rate based on LIBOR indices                        624,937         25,000
  Fixed rate notes with interest rates ranging
    from 5.65% to 7.50%                                     1,523,433        224,610
                                                           ----------     ----------
      Total medium-term notes                               3,798,071      3,398,803
Notes payable  maturing on dates ranging
  from 1996 through 2015                                        4,490          1,952
                                                           ----------     ----------
      Total subsidiaries                                    4,346,340      3,948,621
                                                           ----------     ----------
      Total medium- and long-term debt                     $4,644,416     $4,097,943
                                                           ==========     ==========


        Concurrent with the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to the effective rate identified in the following table.


                                  Principal
                                     Amount                      Rate in
                                    of Debt                    Effect at
(in thousands)                    Converted     Effective Rate  12/31/95
---------------                   ---------     -------------- ---------
Parent Company
7.25% subordinated notes           $150,000      6-month LIBOR      5.56%
9.75% subordinated notes             50,000      3-month LIBOR      5.69

Subsidiaries
Subordinated notes:
  8.375% subordinated notes         150,000      6-month LIBOR      5.56
  7.25% subordinated notes          150,000      6-month LIBOR      5.56
  6.875% subordinated notes         100,000      6-month LIBOR      5.56
  7.125% subordinated notes         150,000      6-month LIBOR      5.56
Medium-term notes:
  Floating rate based on Prime
    indices                         550,000      3-month LIBOR      5.69
  5.65%, 5.70%, 5.85%, 6.45%
    and 7.50% fixed rate notes      525,000      3-month LIBOR      5.69
  5.95% fixed rate note             150,000              5.63%      5.63



        All subordinated notes and debentures, with maturities greater than one year, qualify as tier 2 capital.

        Under established medium-term senior bank note programs, certain of the Corporation's bank subsidiaries may offer an aggregate principal amount of up to $4.5 billion. The notes can be issued as fixed or floating rate notes and with terms from nine months to 15 years. The interest rate on the floating rate medium-term notes based on LIBOR ranged from three-month LIBOR minus 0.13% to three-month LIBOR minus 0.10%. The notes are due in 1996. The interest rates on the floating rate medium-term notes based on the bank prime rate (8.50% at December 31, 1995) ranged from prime minus 2.90% to prime minus 2.85% for notes maturing in 1996. The interest rates on the floating medium-term notes based on the three-month U.S. Treasury Bill bond equivalent rate (5.05% at December 31, 1995) ranged from the rate plus 0.17% to the rate plus 0.30% for notes maturing from 1996 to 1997. The maturities of the fixed rate notes range from 1996 to 2000. The medium-term notes do not qualify as tier 2 capital and are not insured by the FDIC. The board of directors approved two funding programs, not yet implemented, which will allow the bank subsidiaries to issue up to $9.5 billion of senior notes. These new programs will replace the $4.5 billion medium-term senior bank note program currently in place. The principal maturities of medium- and long-term debt are as follows:


(in thousands)
--------------
1996                   $2,648,691
1997                      749,041
1998                      274,437
1999                       74,635
2000                      199,770
2001 and later            697,842


10. SHAREHOLDERS' EQUITY

The board of directors has authorized the repurchase of up to 8.9 million shares of Comerica Incorporated common stock for general corporate purposes, acquisitions and employee benefit plans. At December 31, 1995, 4.5 million shares had been repurchased. In January of 1996, the Corporation issued 4.4 million shares to shareholders of Metrobank, in exchange for their outstanding stock.

        The redeemable preferred stock was redeemed on January 4, 1993 for $42 million.

        At December 31, 1995, the Corporation had reserved 5.4 million shares of common stock for issuance to employees under the Corporation's profit sharing and long-term incentive plans.

11. NET INCOME PER COMMON SHARE

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


Year Ended December 31
(in thousands, except per share data)              1995          1994         1993
-------------------------------------              ----          ----         ----
Primary
  Average shares outstanding                    115,797       117,264      118,461
  Common stock equivalent
    Net effect of the assumed
      exercise of stock options                   1,097           896        1,108
                                               --------      --------     --------
  Primary average shares                        116,894       118,160      119,569
                                               ========      ========     ========
Net income                                     $413,366      $387,242     $340,638
Less preferred stock dividends                      --             --           42
                                               --------      --------     --------
Income applicable to common stock              $413,366      $387,242     $340,596
                                               ========      ========     ========
Primary net income per share                      $3.54         $3.28        $2.85
Fully diluted
  Average shares outstanding                    115,797       117,264      118,461
  Common stock equivalents
    Net effect of the assumed
      exercise of stock options                   1,783           899        1,109
    Average shares reserved for
      conversion of convertible debt                --             --          166
                                               --------      --------     --------
  Fully diluted average shares                  117,580       118,163      119,736
                                               ========      ========     ========
Net income                                     $413,366      $387,242     $340,638
Less preferred stock dividends                      --             --           42
                                               --------      --------     --------
Income applicable to common stock               413,366       387,242      340,596
Interest on convertible debt less
  related income tax effect                         --             --           86
                                               --------      --------     --------
Net income applicable to
  common stock excluding above
  interest (net of income tax effect)          $413,366      $387,242     $340,682
                                               ========      ========     ========
Fully diluted net income per share                $3.52         $3.28        $2.85
                                               ========      ========     ========


12. LONG-TERM INCENTIVE PLAN

The Corporation has long-term incentive plans under which it has awarded both shares of restricted stock to key executive officers and stock options to key executive and senior officers of the Corporation and its subsidiaries. The exercise price of the stock options is equal to the fair market value at the time the options are granted and the options may have restrictions regarding exercisability. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The Corporation accounts for employee stock-based compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                                       Number      Exercise Price Range
                                       ------     -----------------------
Outstanding--December 31, 1992       3,271,570    $ 8.71     --    $ 31.06
  Granted                              754,740     32.38
  Cancelled                           (139,943)    11.40     --      32.38
  Exercised                           (445,094)     8.71     --      29.75
  Expired                                   --
                                     ---------    ------    ---    -------
Outstanding--December 31, 1993       3,441,273      8.71     --      32.38
  Granted                              887,350     27.00     --      28.50
  Cancelled                            (92,877)    14.75     --      32.38
  Exercised                           (247,726)     8.71     --      29.75
  Expired                                   --
                                     ---------    ------    ---    -------
Outstanding--December 31, 1994       3,988,020      8.71     --      32.38
  Granted                            1,106,180     27.88     --      31.50
  Cancelled                           (220,741)    27.00     --      32.38
  Exercised                           (514,247)     8.71     --      32.38
  Expired                                   --
  Acquisition of
    University Bank & Trust            153,119     13.23     --      21.02
                                     ---------    ------    ---    -------
Outstanding--December 31, 1995       4,512,331    $ 9.37     --     $32.38
                                     =========    ======    ===    =======
Exercisable--December 31, 1995       2,333,723
Available for grant--
  December 31, 1995                     30,820


13. EMPLOYEE BENEFIT PLANS

The Corporation has either defined benefit or defined contribution pension plans in effect for substantially all full-time employees. Staff expense includes income of $1.0 million in 1995, income of $2.3 million in 1994 and expense of $2.4 million in 1993 for defined benefit plans and expense of $243 thousand in 1995, $387 thousand in 1994 and $866 thousand in 1993 for defined contribution plans. Benefits under the defined benefit pension plan are based primarily on years of service and the levels of compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of U.S. Government and agency securities, corporate bonds and notes, equity securities and units of certain collective investment funds administered by Comerica Bank.

        Contributions under the defined contribution plans are made at the discretion of the governing board and are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        Net periodic pension cost consisted of the following:

(in thousands)                            1995        1994       1993
--------------                            ----        ----       ----
Service cost--benefits earned
  during the period                    $  8,857    $  9,273    $11,101
Interest cost on projected
  benefit obligation                     29,231      27,043     28,541
Actual return on plan assets            (93,650)     15,323    (44,094)
Net amortization and (deferral)          54,585     (53,926)     6,811
                                        -------     -------    -------
Net pension (income) expense           $   (977)   $ (2,287)   $ 2,359
                                        =======     =======    =======


     The following table sets forth the funded status of the defined benefit pension plans and amounts recognized on the Corporation's balance sheet:


December 31
(in thousands)                                               1995         1994
                                                         --------     --------
Accumulated benefit obligation
  Vested                                                 $336,411     $269,889
  Nonvested                                                16,970       13,753
                                                         --------     --------
Accumulated benefit obligation                            353,381      283,642
Effect of projected future compensation levels             71,597       51,974
                                                         --------     --------
Projected benefit obligation                              424,978      335,616
Plan assets at fair value                                 466,845      395,365
                                                         --------     --------
Plan assets in excess of projected benefit obligation      41,867       59,749
Unrecognized net gain due to past experience
  different from that assumed and effects of
  changes in assumptions                                  (13,397)     (27,422)
Unrecognized net assets being amortized
  over 15 years                                           (25,026)     (29,859)
                                                         --------     --------
Prepaid pension                                          $  3,444     $  2,468
                                                         ========     ========



     Actuarial assumptions were as follows:

                                               1995      1994       1993
                                              -----      ----      ------
Discount rate used in determining
  projected benefit obligation                 7.5%      8.5%       7.5%
Rate of increase in compensation levels          5%        5%         5%
Long-term rate of return on assets               8%        8%   8%-8.75%


     The Corporation adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" in 1993. This statement mandates the accrual of the cost of providing postretirement benefits during the active service period of the employee. The Corporation's previous practice was to expense these benefits when paid. The Corporation's plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, provides a phase-out for employees over 50 as of that date, and substantially reduces all benefits for remaining employees. The Corporation has funded the plan with a company-owned life insurance contract purchased in 1995.
     Net periodic postretirement benefit cost included the following components:


(in thousands)                              1995         1994          1993
                                         -------      --------      -------
Service cost                             $   383      $   467       $   335
Interest cost on accumulated
  postretirement benefit obligation        6,652        6,698         7,234
Return on plan assets                     (2,453)          --            --
Amortization of transition obligation      4,628        4,628         4,534
Net amortization and (deferral)           (1,511)          --            --
                                          -------     -------       -------
Net periodic postretirement
  benefit cost                           $ 7,699      $11,793       $12,103
                                         =======      =======       =======


     The following table sets forth the status of the postretirement plan at December 31:

(in thousands)                                     1995       1994
                                               --------    --------
Retirees                                       $ 68,477    $ 74,338
Other fully eligible plan participants            4,568       3,897
Other active plan participants                    4,993       5,598
                                               --------    ---------
Total accumulated postretirement
  benefit obligation                             78,038      83,833
Plan assets at fair value                        77,453          --
                                               --------    ---------
Funded status                                      (585)    (83,833)
Unrecognized net gain                           (12,110)     (8,394)
Unrecognized transition obligation               78,360      82,988
                                               --------    ---------
Postretirement benefit prepaid (liability)     $ 65,665    $ (9,239)
                                               ========    =========

     Actuarial assumptions were as follows:


                                               1995        1994       1993
                                              -----       ------     ------
Discount rate used in determining
  accumulated postretirement
  benefit obligation                           7.5%        8.5%       7.5%
Long-term rate of return on assets             6.7%        --         --



     A 12 percent health care cost trend rate was projected for 1995, and is assumed to decrease gradually to 6 percent by 2002, remaining constant thereafter. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $6 million at December 31, 1995 and the aggregate of the service and interest cost components by $490 thousand for the year ended December 31, 1995.

14. INCOME TAXES

The current and deferred components of income taxes were as follows:


(in thousands)                           1995           1994          1993
                                     --------       --------      ---------
Currently payable
  Federal                            $192,899       $176,322      $129,220
  State, local and foreign              8,610          6,676         4,143
                                     --------       --------      --------
                                      201,509        182,998       133,363
Deferred federal, state and local      10,819         11,855        14,574
                                     --------       --------      --------
    Total                            $212,328       $194,853      $147,937
                                     ========       ========      ========


     There were $4.1 million, $1.2 million and $0.7 million of income taxes provided on securities transactions in 1995, 1994 and 1993, respectively.
     The principal components of deferred tax (assets) liabilities at December 31 were as follows:


(in thousands)                                    1995          1994
                                              --------       --------
Allowance for loan losses                     $(99,660)     $(99,305)
Lease financing transactions                    96,735        83,268
Allowance for depreciation                      11,017         8,221
Deferred loan origination fees and costs       (13,604)      (14,268)
Investment securities available for sale        (2,242)      (29,605)
Employee benefits                               (8,514)       (3,405)
Other temporary differences, net               (23,728)      (23,512)
                                              ---------     ---------
  Total                                       $(39,996)     $(78,606)
                                              =========     =========

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 35 percent for the reasons in the following analysis:


(in thousands)                                1995           1994          1993
                                          --------       --------     ---------
Tax based on statutory rate               $218,993       $203,733      $171,001
Effect of tax-exempt interest income       (12,538)       (16,153)      (18,145)
Other                                        5,873          7,273        (4,919)
                                          --------       --------      ---------
  Provision for income taxes              $212,328       $194,853      $147,937
                                          ========       ========      =========

15. TRANSACTIONS WITH RELATED PARTIES

The Corporation's bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 1995, approximated $114 million at the beginning and $105 million at the end of 1995. During 1995, new loans to related parties aggregated $63 million and repayments totaled $72 million.

16. DIVIDENDS DECLARED BY BANKING SUBSIDIARIES

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $279 million at January 1, 1996 plus current years earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.
     Dividends paid to the Corporation by its banking subsidiaries amounted to $184 million in 1995, $293 million in 1994, and $311 million in 1993.

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Corporation enters into various off-balance sheet transactions involving derivative financial instruments, foreign exchange contracts, and credit-related financial instruments to manage exposure to fluctuations in interest rate, foreign currency and other market risks and to meet the financing needs of customers. These financial instruments involve, to varying degrees, elements of credit and market risk in excess of the amount reflected in the consolidated balance sheets.
     Credit risk is the possible loss that may occur in the event of nonperformance by the counterparty to a financial instrument. The Corporation attempts to minimize credit risk arising from off-balance sheet financial instruments by evaluating the creditworthiness of each counterparty adhering to the same credit approval process used for traditional lending activities. Counterparty risk limits and monitoring procedures have also been established to facilitate the management of credit risk. Collateral is obtained, if deemed necessary, based on the results of management's credit evaluation. Collateral varies but may include cash, investment securities, accounts receivable, inventory, property, plant and equipment, or real estate.
     Derivative financial instruments and foreign exchange contracts are traded over an organized exchange or negotiated over-the-counter. Credit risk associated with exchange-traded contracts is typically assumed by the organized exchange. Over-the-counter contracts are tailored to meet the needs of the counterparties involved and, therefore, contain a greater degree of credit risk and liquidity risk than exchange-traded contracts which have standardized terms and readily available price information. The Corporation reduces exposure to credit and liquidity risks from over-the-counter derivative and foreign exchange contracts by conducting such transactions with investment-grade domestic and foreign investment banks or commercial banks.
     Market risk is the potential loss that may result from movements in interest or foreign currency rates which cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing counterparty and monetary exposure limits and monitoring compliance with those limits. Market risk arising from derivative and foreign exchange positions entered into on behalf of customers is reflected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in off-balance sheet derivative and foreign exchange contracts held or issued for risk management purposes is generally offset by changes in the value of rate sensitive on-balance sheet assets or liabilities. Termination of derivative contracts, other than by a counterparty, is unlikely as a particular instrument can be offset by entering into an opposite-effect derivative product to facilitate risk management strategies.

DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

The Corporation, as an end-user, employs a variety of off-balance sheet financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments are also used to manage exposures to market risks, including interest rate caps and floors, foreign exchange forward contracts, and foreign exchange swap agreements. Refer to the section entitled "Risk Management Derivative Financial Instruments and Foreign Exchange Contracts" in Management's Discussion and Analysis on page 30 for further information about the Corporation's objectives for using such instruments.
      The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 1995 and 1994.

                                  Notional/
                                   Contract   Unrealized    Unrealized      Fair
(in millions)                        Amount        Gains        Losses     Value
                                  ---------   ----------    ----------     -----
December 31, 1995
Risk management
   Interest rate contracts:
      Swaps                          $5,925         $ 88        $ (20)     $  68
      Options, caps and
         floors purchased                40           19          (21)        (2)
      Caps written                      154           --            --        --
                                     ------         ----        -----      -----
         Total interest rate
            contracts                 6,119          107          (41)        66
   Foreign exchange
      contracts:
      Spot and forwards                 229            2           (1)         1
      Swaps                              50            8            --         8
                                     ------         ----        -----      -----
         Total foreign
            exchange contracts          279           10           (1)         9
                                     ------         ----        -----      -----
      Total risk management          $6,398         $117        $ (42)     $  75
                                     ======         ====        =====      =====

December 31, 1994
Risk management
   Interest rate contracts:
      Swaps                          $3,643         $  4        $(238)     $(234)
      Caps purchased                     50           --            --        --
      Caps written                      198           --           (1)        (1)
                                     ------         ----        -----      -----
         Total interest rate
            contracts                 3,891            4         (239)      (235)
   Foreign exchange
      contracts:
      Spot and forwards                  98           --           (1)        (1)
      Swaps                              25           --            --        --
                                     ------         ----        -----      -----
         Total foreign
            exchange contracts          123           --           (1)        (1)
                                     ------         ----        -----      -----
      Total risk management          $4,014         $  4        $(240)     $(236)
                                     ======         ====        =====      =====

     Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk, and are not reflected in the consolidated balance sheets.
     Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative and foreign exchange contracts. At December 31, 1995 and 1994, bilateral collateral agreements with counterparties covered 82 percent and 77 percent, respectively, of the notional amount of interest rate derivative contracts. These agreements are instrumental in reducing credit risk because they provide for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, as of December 31, 1995, master netting arrangements were established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any credit losses associated with derivative or foreign exchange contracts.
     On a limited scale, fee income is earned from entering into various transactions, principally foreign exchange contracts and interest rate caps, at the request of customers. The Corporation does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.
     Fair values for customer initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For both years ended December 31, 1995 and 1994, unrealized gains and unrealized losses on customer initiated and other foreign exchange contracts averaged $6 million and $5 million, respectively. These contracts also generated $7 million and $5 million of noninterest income for the years ended December 31, 1995 and 1994, respectively. Average positive and negative fair values and income related to customer initiated and other interest rate contracts were not material for both 1995 and 1994.
     The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts held or issued in connection with customer initiated and other activities at December 31, 1995 and 1994.

                                    Notional/
                                     Contract    Unrealized    Unrealized     Fair
(in millions)                          Amount         Gains        Losses    Value
                                    ----------   ----------    ----------    -----
December 31, 1995
Customer initiated and other
   interest rate contracts:
      Caps written                       $360          $ --          $--       $--
      Swaps                                 3            --           --        --
                                         ----          ----          ---       ---
         Total interest rate
            contracts                     363            --           --        --
   Foreign exchange
      contracts:
      Spot, forward, futures
         and options                      320             5           (5)       --
                                         ----          ----          ---       ---
            Total customer
               initiated and other       $683          $  5          $(5)      $--
                                         ====          ====          ===       ===

December 31, 1994
Customer initiated and other
   interest rate contracts:
      Caps written                       $321          $ --          $(1)      $(1)
      Swaps                                 7            --           --        --
                                         ----          ----          ---       ---
         Total interest rate
            contracts                     328            --           (1)       (1)

   Foreign exchange
      contracts:
      Spot, forward, futures
         and options                      503             5           (4)        1
                                         ----          ----          ---       ---
            Total customer
               initiated and other       $831          $  5          $(5)      $--
                                         ====          ====          ===       ===


     Detailed discussions of each class of derivative financial instrument and foreign exchange contract held or issued by the Corporation for both risk management and customer initiated and other activities are provided below.

Interest Rate Swaps

Interest rate swaps are agreements in which two parties periodically exchange fixed cash payments for variable payments based on a designated market rate or index (or variable payments based on two different rates or indices for basis swaps), applied to a specified notional amount until a stated maturity. The Corporation's swap agreements are structured such that all variable payments are based primarily on one-month and three-month LIBOR. These instruments are negotiated over-the-counter and are subject to credit risk, market risk and liquidity risk.

Interest Rate Options, Including Caps and Floors

Option contracts grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate caps and floors are option-based contracts which entitle the buyer to receive cash payments based on the difference between a designated reference rate and the strike price, applied to a notional amount. Written options, primarily caps, expose the Corporation to market risk but not credit risk. A fee is received at inception for assuming the risk of unfavorable changes in interest rates. Purchased options contain both credit and market risk; however, market risk is limited to the fee paid. Options are either exchange-traded or negotiated over-the-counter. All interest rate caps and floors are over-the-counter agreements.

Foreign Exchange Contracts

The Corporation uses foreign exchange rate swaps, including generic receive variable swaps and cross-currency swaps, for risk management purposes. Generic receive variable swaps involve payment, in a foreign currency, of the difference between a contractually fixed exchange rate and an average exchange rate determined at settlement, applied to a notional amount. Cross-currency swaps involve the exchange of both interest and principal amounts in two different currencies. Other foreign exchange contracts such as futures, forwards, and options are primarily entered into as a service to customers and to offset market risk arising from such positions. Futures and forward contracts require the delivery or receipt of foreign currency at a specified date and exchange rate. Foreign currency options allow the holder to purchase or sell a foreign currency at a specified date and price. Foreign exchange futures are exchange-traded, while forwards, swaps, and most options are negotiated over-the-counter. Foreign exchange contracts expose the Corporation to both market risk and credit risk.

Commitments

The Corporation also enters into commitments to purchase or sell earning assets for risk management purposes. These transactions, which are similar in nature to forward contracts, did not have a material impact on the consolidated financial statements for the years ended December 31, 1995 and 1994. Commitments to purchase investment securities with settlement terms of up to 60 days are executed to secure certain rates on primarily U.S. Government and agency securities. No such commitments were outstanding at year-end 1995 and 1994. Commitments to purchase and sell municipal bond securities totaled $30 million and $1 million at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, $147 million and $77 million, respectively, of commitments with settlement terms of up to 120 days had been initiated to reduce interest rate risk on fixed rate residential mortgage loans originated or held for sale. Outstanding commitments expose the Corporation to both credit risk and market risk.
     Available credit lines on fixed rate credit card and check product accounts, which have characteristics similar to option contracts, totaled $2.0 billion and $1.9 billion at December 31, 1995 and 1994, respectively. These commitments expose the Corporation to the risk of a reduction in net interest income as interest rates increase. Market risk exposure arising from fixed rate revolving credit commitments is very limited, however, since it is unlikely that a significant number of customers with these accounts will simultaneously borrow up to their maximum available credit lines. Additional information concerning unused commitments to extend credit is provided in the "Credit-Related Financial Instruments" section below.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

(in millions)                                              1995      1994
                                                        -------  --------
Unused commitments to extend credit                     $18,622   $16,955
Standby letters of credit and financial guarantees        1,925     1,487
Commercial letters of credit                                167       509

Unused Commitments to Extend Credit

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit at December 31, 1995 and 1994, included $4 billion and $5 billion, respectively, of variable and fixed rate revolving credit commitments. Other unused loan commitments, primarily variable rate, totaled $15 billion at December 31, 1995 and $12 billion at December 31, 1994.

Standby and Commercial Letters of Credit and
Financial Guarantees

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, which generally extend for five or more years and expire in decreasing amounts through the year 2010, were $758 million and $683 million at December 31, 1995 and 1994, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $1,167 million and $804 million at December 31, 1995 and 1994, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions.

18. CONTINGENT LIABILITIES

The State of Michigan filed a lawsuit in District Court on July 24, 1990, against a subsidiary bank and certain former officers, directors and shareholders of a lending customer seeking recovery of amounts expended by the State (past and future) to clean up hazardous waste at two former plant sites, compensation for damages to natural resources, civil penalties for claimed violation of State Acts and attorney's fees. Plaintiff seeks cleanup costs and damages and has expressed the opinion that the claim will be well in excess of $30 million. In January 1993, the court granted the bank's motion for summary judgment and denied the Attorney General's motion for summary judgment. The Attorney General has filed an appeal to the Sixth Circuit Court of Appeals, which is still pending.
     The Corporation and its subsidiaries are parties to other litigation and claims arising in the normal course of their activities. Although the amount of ultimate liability, if any, with respect to such matters cannot be determined, management, after consultation with legal counsel, believes that the litigation and claims, some of which are substantial, including the matter described above, will not have a materially adverse effect on the Corporation's consolidated financial position.

19. USAGE RESTRICTIONS

Included in cash and due from banks are amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. At December 31, 1995 and 1994, the Federal Reserve balances were $575 million and $562 million, respectively.

20. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

Disclosure of the estimated fair values of financial instruments, which differ from carrying values, often requires the use of estimates. In cases where quoted market values are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Furthermore, as the Corporation normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles and loan servicing rights, the future earnings potential of significant customer relationships, and the value of trust operations and other fee generating businesses. The Corporation does not believe that it would be practicable to estimate a representational fair value for these types of items.
     The Corporation used the following methods and assumptions:
     Cash and short-term investments: The carrying amount approximates the estimated fair value of these instruments, which consist of cash and due from banks, interest-bearing deposits with banks, and federal funds sold.
     Trading account securities: These securities are carried at quoted market value or the market value for comparable securities, which represents estimated fair value.
     Loans held for sale: The market value of these loans represents estimated fair value. The market value is determined on the basis of existing forward commitments or the market values of similar loans.
     Investment securities: The market value of investment securities, which is based on quoted market values or the market values for comparable securities, represents estimated fair value.
     Domestic commercial loans: These consist of commercial, real estate construction, commercial mortgage and equipment lease financing loans. The estimated fair value of the Corporation's variable rate commercial loans is represented by their carrying value, adjusted by an amount which estimates the change in fair value caused by changes in the credit quality of borrowers since the loans were originated. The estimated fair value of fixed rate commercial loans is calculated by discounting the contractual cash flows of the loans using year-end origination rates derived from the Treasury yield curve or other representative bases. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.
     International loans: The estimated fair value of the Corporation's short-term international loans which consist of trade-related loans, or loans which have no cross-border risk due to the existence of domestic guarantors or liquid collateral, is represented by their carrying value, adjusted by an amount which estimates the effect on fair value of changes in the credit quality of borrowers or guarantors. The estimated fair value of long-term international loans is based on the quoted market values of these loans or on the market values of international loans with similar characteristics.

     Retail loans: This category consists of residential mortgage, consumer and auto lease financing loans. The estimated fair value of residential mortgage loans is based on discounted contractual cash flows or market values of similar loans sold in conjunction with securitized transactions. For consumer loans, the estimated fair values are calculated by discounting the contractual cash flows of the loans using rates representative of year-end origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.
     Customers' liability on acceptances outstanding: The carrying amount approximates the estimated fair value.
     Deposit liabilities: The estimated fair value of demand deposits, consisting of checking, savings and certain money market deposit accounts, is represented by the amounts payable on demand. The carrying amount of deposits in foreign offices approximates their estimated fair value, while the estimated fair value of term deposits is calculated by discounting the scheduled cash flows using the year-end rates offered on these instruments.
     Short-term borrowings: The carrying amount of federal funds purchased, securities sold under agreements to repurchase, and other borrowings approximates estimated fair value.
     Acceptances outstanding: The carrying amount approximates the estimated fair value.
     Medium- and long-term debt: The estimated fair value of the Corporation's variable rate medium- and long-term debt is represented by their carrying value. The estimated fair value of the fixed rate medium- and long-term debt is based on quoted market values. If quoted market values are not available, the estimated fair value is based on the market values of debt with similar characteristics.
     Derivative financial instruments and foreign exchange contracts: The estimated fair value of interest rate swaps represents the amount the Corporation would receive or pay to terminate or otherwise settle the contracts at the balance sheet date, taking into consideration current unrealized gains and losses on open contracts. The estimated fair value of foreign exchange futures and forward contracts and commitments to purchase or sell financial instruments are based on quoted market prices. The estimated fair value of interest rate and foreign currency options (including interest rate caps and floors) are determined using option pricing models.
     Credit-related financial instruments: The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is represented by the estimated cost to terminate or otherwise settle the obligations with the counterparties. This amount is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any changes in the credit quality of counterparties since the agreements were entered into. This estimate of fair value does not take into account the significant value of the customer relationships and the future earnings potential involved in such arrangements, as the Corporation does not believe that it would be practicable to estimate a representational fair value for these items.
     The estimated fair values of the Corporation's financial instruments at December 31, 1995 and 1994 are as follows:

                                           1995                        1994
                                   -----------------------    -----------------------
                                   Carrying      Estimated     Carrying     Estimated
(in millions)                        Amount     Fair Value       Amount    Fair Value
-------------                      --------    -----------    ----------  -----------
ASSETS
Cash and short-term
   investments                     $ 2,255       $ 2,255      $ 2,247        $ 2,247
Trading account securities              11            11            4              4
Loans held for sale                    512           513           92             92
Investment securities
   available for sale                6,859         6,859        2,906          2,906
Investment securities held
   to maturity                          --            --        4,970          4,659
Commercial loans                    12,041        11,957       10,634         10,448
International loans                  1,385         1,383        1,195          1,183
Real estate construction
   loans                               641           637          414            406
Commercial mortgage
   loans                             3,254         3,233        3,056          2,983
Residential mortgage
   loans                             2,221         2,261        2,436          2,346
Consumer loans                       4,570         4,468        4,215          4,025
Lease financing                        330           333          259            251
                                   -------        ------       ------         ------
      Total loans                   24,442        24,272       22,209         21,642
Less allowance for
   loan losses                        (341)           --         (326)            --
                                   -------        ------       ------         ------
      Net loans                     24,101        24,272       21,883         21,642
Customers' liability on
   acceptances outstanding              21            21           34             34

LIABILITIES
Demand deposits
   (noninterest-bearing)             5,580         5,580        5,257          5,257
Interest-bearing deposits           15,461        15,487       14,742         14,731
Deposits in foreign offices          2,126         2,126        2,433          2,433
                                   -------        ------       ------         ------
      Total deposits                23,167        23,193       22,432         22,421
Short-term borrowings                4,674         4,674        4,206          4,206
Acceptances outstanding                 21            21           34             34
Medium- and
   long-term debt                    4,644         4,724        4,098          4,046
OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS
Derivative financial
   instruments and foreign
      exchange contracts
   Risk management:
      Unrealized gains                  --           117           --              4
      Unrealized losses                 --           (43)          --           (240)
   Customer initiated
      and other:
      Unrealized gains                   5             5            5              5
      Unrealized losses                 (5)           (5)          (5)            (5)
Credit-related financial
   instruments                          --            (9)          --            (13)

21. Parent Company Financial Statements

BALANCE SHEETS--Comerica Incorporated
December 31 (in thousands, except share data)                                     1995             1994
                                                                            ----------       -----------
ASSETS
Cash and due from banks                                                     $      292       $    2,041
Time deposits with subsidiary bank                                             130,800           89,600
Investment securities available for sale                                        13,231            6,946
Investment in subsidiaries, principally banks                                2,754,395        2,423,918
Premises and equipment                                                          54,566           58,967
Other assets                                                                    49,873           41,931
                                                                            ----------       ----------

      Total assets                                                          $3,003,157       $2,623,403
                                                                            ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                              $  298,076       $  149,322
Other borrowed funds                                                            1,101               --
Advances from nonbanking subsidiaries                                            3,759            7,823
Other liabilities                                                               92,494           74,478
                                                                            ----------       ----------
      Total liabilities                                                        395,430          231,623

Common stock--$5 par value
   Authorized--250,000,000 shares
   Issued--115,094,531 shares in 1995 and 119,294,531 shares in 1994           575,473          596,473
Capital surplus                                                                408,644          525,052
Unrealized gains and losses on investment securities available for sale         (4,141)         (55,039)
Retained earnings                                                            1,640,980        1,390,405
Less cost of common stock in treasury--490,704 shares
   in 1995 and 2,382,333 shares in 1994                                        (13,229)         (65,111)
                                                                            ----------       ----------
      Total shareholders' equity                                             2,607,727        2,391,780
                                                                            ----------       ----------
      Total liabilities and shareholders' equity                            $3,003,157       $2,623,403
                                                                            ==========       ==========


STATEMENTS OF INCOME--Comerica Incorporated
Year Ended December 31 (in thousands)                        1995           1994          1993
                                                         --------       ---------     ---------
INCOME
Income from subsidiaries
   Dividends from subsidiaries                           $183,700       $293,390      $312,148
   Interest on receivables from subsidiaries                   --             --         3,303
   Other interest income                                    7,113          8,127         1,630
   Intercompany management fees                           293,292        267,123       211,351
Other interest income                                          --            171            51
Other noninterest income                                    2,680            779        24,818
                                                         --------       --------      --------
      Total income                                        486,785        569,590       553,301

EXPENSES
Interest on commercial paper                                   --             --            13
Interest on long-term debt                                 19,948         15,076        18,529
Net interest rate swap income                                (785)            --            --
Interest on advances from subsidiaries                        243           198           193
Salaries and employee benefits                            127,261        123,924       128,509
Occupancy expense                                          22,778         18,570         8,515
Equipment expense                                          25,600         25,649        23,608
Merger, integration and restructuring charge                   --          2,363        22,000
Other noninterest expenses                                 76,319         68,185        60,305
                                                         --------       --------      --------
      Total expenses                                      271,364        253,965       261,672
                                                         --------       --------      --------
Income before income taxes and equity
   in undistributed net income of subsidiaries            215,421        315,625       291,629
Income tax expense (credit)                                10,705          7,058        (6,550)
                                                         --------       --------      --------
                                                          204,716        308,567       298,179
Equity in undistributed net income of
   subsidiaries, principally banks                        208,650         78,675        42,459
                                                         --------       --------      --------
NET INCOME                                               $413,366       $387,242      $340,638
                                                         ========       ========      ========


STATEMENTS OF CASH FLOWS--Comerica Incorporated
Year Ended December 31 (in thousands)                                             1995             1994             1993
                                                                             ---------        ---------        ----------
OPERATING ACTIVITIES
   Net income                                                                $ 413,366        $ 387,242        $ 340,638
   Adjustments to reconcile net income to
      net cash provided by operating activities
         Undistributed earnings of
            subsidiaries, principally banks                                   (208,650)         (78,675)         (42,459)
         Depreciation                                                           20,447           19,784           17,658
         Merger, integration and restructuring charge                           (6,078)         (12,380)           5,414
         Net amortization of intangibles                                           443              583            1,207
         Other, net                                                             15,940           10,480          (21,962)
                                                                             ---------        ---------        ----------
            Total adjustments                                                 (177,898)         (60,208)         (40,142)
                                                                             ---------        ---------        ----------
            Net cash provided by operating activities                          235,468          327,034          300,496

INVESTING ACTIVITIES
   Net decrease in receivables from subsidiaries                                   --               --          100,000
   Net decrease in securities purchased from
      bank subsidiary under agreements to resell                                    --               --           16,538
   Proceeds from maturities of investment securities available for sale            499           15,157               --
   Purchase of investment securities available for sale                         (6,097)         (22,818)              --
   Proceeds from maturity of investment securities
      held to maturity                                                              --            7,507           33,548
   Purchase of investment securities held to maturity                               --               --          (16,549)
   Proceeds from sales of fixed assets and other real estate                     3,439            1,638           13,633
   Purchases of fixed assets                                                   (16,413)         (30,226)         (58,086)
   Net (increase) decrease in bank time deposits                               (41,200)           7,600           26,400
   Capital transactions with subsidiaries                                       (1,400)         (97,647)          (4,620)
                                                                             ---------        ---------        ----------
            Net cash provided by (used in) investing activities                (61,172)        (118,789)         110,864

FINANCING ACTIVITIES
   Net increase (decrease) in advances from subsidiaries                        (4,064)           3,546           (7,464)
   Proceeds from issuance of long-term debt                                    210,000               --               --
   Repayments and purchases of long-term debt                                  (59,147)              --         (111,008)
   Net decrease in short-term borrowings                                            --               --           (8,502)
   Proceeds from issuance of common stock
      and other capital transactions                                            11,548            5,407            9,395
   Purchase of common stock for treasury and retirement                       (178,656)         (76,280)        (128,848)
   Redemption of preferred stock                                                    --               --          (41,779)
   Dividends paid                                                             (155,726)        (139,988)        (124,306)
                                                                             ---------        ---------        ----------
            Net cash used in financing activities                             (176,045)        (207,315)        (412,512)
                                                                             ---------        ---------        ----------
Net increase (decrease) in cash on deposit at bank subsidiary                   (1,749)             930           (1,152)
Cash on deposit at bank subsidiary at beginning of year                          2,041            1,111            2,263
                                                                             ---------        ---------        ----------
Cash on deposit at bank subsidiary at end of year                            $     292        $   2,041        $   1,111
                                                                             =========        =========        ==========
Interest paid                                                                $  15,623        $  15,104        $  18,652
                                                                             =========        =========        ==========
Income taxes recovered                                                       $   3,275        $   4,743        $  12,191
                                                                             =========        =========        ==========
Noncash investing and financing activities
   Conversion of debentures to equity                                        $      --        $      --        $   5,095
                                                                             =========        =========        ==========
   Treasury stock issued for acquisition                                     $  77,100        $ 121,363        $      --
                                                                             =========        =========        ==========

22. Summary of Quarterly Financial Information

The following quarterly information is unaudited. However, in the opinion of management, the information furnished reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.


                                                             1995
                                      -------------------------------------------------
(in thousands,                          Fourth         Third        Second        First
except per share data)                 Quarter       Quarter       Quarter      Quarter
                                      --------      --------      --------     --------
Interest income                       $670,632      $661,678      $659,992     $621,622
Interest expense                       329,610       338,354       336,941      309,136
Net interest income                    341,022       323,324       323,051      312,486
Provision for loan losses               33,000        26,000        15,500       12,000
Securities gains                        10,960           516            71          201
Noninterest income
   (excluding securities gains)        129,605       123,873       118,361      115,138
Noninterest expenses                   288,445       261,171       272,582      264,216
Net income                             106,510       105,302       101,532      100,022
Net income per share                     $0.92         $0.91         $0.86        $0.85

                                                             1994
                                      -------------------------------------------------
(in thousands,                          Fourth         Third        Second        First
except per share data)                 Quarter       Quarter       Quarter      Quarter
                                      --------      --------      --------     --------
Interest income                       $581,538      $540,934      $514,057     $455,395
Interest expense                       269,255       227,935       199,503      165,104
Net interest income                    312,283       312,999      314,554      290,291
Provision for loan losses               12,000        14,000        15,000       15,000
Securities gains                         1,098         1,581           358          424
Noninterest income
   (excluding securities gains)        116,803       110,578       110,754      108,594
Noninterest expenses                   274,245       258,636       260,562      248,779
Net income                              96,597       100,604        99,178       90,863
Net income per share                     $0.82         $0.84         $0.83        $0.79


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

/s/ EUGENE A. MILLER

Eugene A. Miller
Chairman and Chief Executive Officer

/s/ RALPH W. BABB JR.

Ralph W. Babb Jr.
Executive Vice President and Chief Financial Officer

/s/ ARTHUR W. HERMANN

Arthur W. Hermann
Senior Vice President and Controller


Report of Independent Auditors

Board of Directors,
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Detroit, Michigan
January 16, 1996

Historical Review-Average Balance Sheets: Comerica Incorporated and
Subsidiaries



Consolidated Financial Information
(in millions)                                          1995         1994          1993         1992          1991
----------------------------------                  -------      -------       -------      -------       -------
Assets
Cash and due from banks                             $ 1,500      $ 1,532       $ 1,490      $ 1,322       $ 1,201
Interest-bearing deposits with banks                    126          552           814        1,017         1,413
Federal funds sold and securities
   purchased under agreements to resell                 124          116           135          399           454
Trading account securities                                5            5            12           78            53
Loans held for sale                                      96          150           232          196            92
Investment securities                                 7,625        8,004         5,512        5,373         5,740
Commercial loans                                     11,302        9,598         8,473        7,753         7,359
International loans                                   1,257        1,107           897          710           501
Real estate construction loans                          541          403           441          503           530
Commercial mortgage loans                             3,157        2,916         2,629        2,368         2,190
Residential mortgage loans                            2,450        2,175         1,979        2,297         2,438
Consumer loans                                        4,569        3,795         3,697        3,625         3,427
Lease financing                                         285          217           191          191           177
                                                    -------      -------       -------      -------       -------
      Total loans                                    23,561       20,211        18,307       17,447        16,622
Less allowance for loan losses                         (340)        (322)         (311)        (291)         (275)
                                                    -------      -------       -------      -------       -------
      Net loans                                      23,221       19,889        17,996       17,156        16,347
Accrued income and other assets                       1,432        1,203         1,045          969         1,065
                                                    -------      -------       -------      -------       -------
      Total assets                                  $34,129      $31,451       $27,236      $26,510       $26,365
                                                    =======      =======       =======      =======       =======
Liabilities and Shareholders' Equity
Demand deposits (noninterest-bearing)               $ 4,767      $ 4,700       $ 4,380      $ 3,796       $ 3,417
Interest-bearing deposits                            15,046       14,809        15,035       15,449        15,933
Deposits in foreign offices                           1,842        1,816         1,306        1,668         1,435
                                                    -------      -------       -------      -------       -------
      Total deposits                                 21,655       21,325        20,721       20,913        20,785
Federal funds purchased and securities sold
   under agreements to repurchase                     2,816        2,817         1,586        1,553         1,530
Other borrowed funds                                  2,313        2,002         1,432        1,308         1,527
Accrued expenses and other liabilities                  324          286           274          327           421
Medium- and long-term debt                            4,510        2,708         1,087          414           323
                                                    -------      -------       -------      -------       -------
      Total liabilities                              31,618       29,138        25,100       24,515        24,586
Shareholders' equity                                  2,511        2,313         2,136        1,995         1,779
                                                    -------      -------       -------      -------       -------
      Total liabilities and shareholders' equity    $34,129      $31,451       $27,236      $26,510       $26,365
                                                    =======      =======       =======      =======       =======


Historical Review-Statements of Income: Comerica Incorporated and Subsidiaries

Consolidated Financial Information
(in millions, except per share data)                             1995           1994           1993           1992            1991
------------------------------------                         --------       --------       --------       --------        --------
Interest Income
Interest and fees on loans                                   $  2,091       $  1,577       $  1,388       $  1,445        $  1,634
Interest on investment securities
   Taxable                                                        474            446            307            356             437
   Exempt from federal income tax                                  26             31             40             55              62
                                                             --------       --------       --------       --------        --------
      Total interest on investment securities                     500            477            347            411             499
Trading account interest                                           --             --              1              3               3
Interest on federal funds sold and securities
   purchased under agreements to resell                             7              5              4             15              25
Interest on time deposits with banks                                8             22             28             45              99
Interest on loans held for sale                                     8             11             15             14               8
                                                             --------       --------       --------       --------        --------
      Total interest income                                     2,614          2,092          1,783          1,933           2,268
Interest Expense
Interest on deposits                                              721            543            530            707           1,033
Interest on short-term borrowings
   Federal funds purchased and securities
      sold under agreements to repurchase                         166            121             47             53              86
   Other borrowed funds                                           136             79             41             46              86
Interest on medium- and long-term debt                            289            148             63             30              28
Net interest rate swap (income) / expense                           2            (29)           (32)           (24)            (15)
                                                             --------       --------       --------       --------        --------
      Total interest expense                                    1,314            862            649            812           1,218
                                                             --------       --------       --------       --------        --------
      Net interest income                                       1,300          1,230          1,134          1,121           1,050
Provision for loan losses                                          87             56             69            111             105
                                                             --------       --------       --------       --------        --------
      Net interest income after provision for loan losses       1,213          1,174          1,065          1,010             945
Noninterest Income
Income from fiduciary activities                                  125            122            122            114             105
Service charges on deposit accounts                               130            124            120            113             103
Customhouse broker fees                                            36             41             40             38              36
Revolving credit fees                                              36             24             23             22              22
Securities gains                                                   12              3              2              6               5
Other noninterest income                                          160            136            142            106             104
                                                             --------       --------       --------       --------        --------
      Total noninterest income                                    499            450            449            399             375
Noninterest Expenses
Salaries and employee benefits                                    562            549            529            516             500
Net occupancy expense                                              99             99             96             86              83
Equipment expense                                                  68             68             62             57              54
FDIC insurance expense                                             24             44             44             45              41
Telecommunications expense                                         29             27             21             17              16
Merger, integration and restructuring charge                       --              7             22            128              --
Other noninterest expenses                                        304            248            251            231             241
                                                             --------       --------       --------       --------        --------
      Total noninterest expenses                                1,086          1,042          1,025          1,080             935
                                                             --------       --------       --------       --------        --------
Income before income taxes                                        626            582            489            329             385
Provision for income taxes                                        213            195            148             89             105
                                                             --------       --------       --------       --------        --------
Net Income                                                   $    413       $    387       $    341       $    240        $    280
                                                             ========       ========       ========       ========        ========
Net income applicable to common stock                        $    413       $    387       $    341       $    237        $    277
                                                             ========       ========       ========       ========        ========
Net income per common share                                     $3.54          $3.28          $2.85          $1.99           $2.41
Average common and common equivalent
   shares (in thousands)                                      116,894        118,160        119,569        119,113         114,713
Cash dividends declared on common stock                          $158           $145           $125           $108             $93
Dividends per common share                                      $1.37          $1.24          $1.07          $0.96           $0.92


Historical Review-Statistical Data: Comerica Incorporated and Subsidiaries



Consolidated Financial Information                           1995         1994        1993        1992        1991
----------------------------------                         -------      -------     -------     -------     -------
Average Rates (Fully Taxable Equivalent Basis)
Interest-bearing deposits with banks                         6.39%        3.96%       3.41%       4.43%       7.01%
Federal funds sold and securities purchased
   under agreements to resell                                5.97         4.06        2.99        3.67        5.58
Trading account securities                                   6.51         1.67        6.76        3.99        6.75
Loans held for sale                                          7.75         7.31        6.38        7.34        8.66
Investment securities available for sale                     6.50         5.50         n/a         n/a         n/a
Investment securities held to maturity                       6.85         6.55        6.70        8.16        9.25
                                                           -------      -------     -------     -------     -------
      Total investment securities                            6.67         6.15        6.70        8.16        9.25
Commercial loans                                             8.75         7.38        6.56        6.98        9.01
International loans                                          7.06         5.58        5.04        5.70        8.14
Real estate construction loans                               9.52         7.85        6.63        7.00        8.69
Commercial mortgage loans                                    9.40         8.52        8.10        8.54        9.99
Residential mortgage loans                                   7.80         7.46        8.57        9.53       10.01
Consumer loans                                              10.10         9.44        9.98       11.03       12.10
Lease financing                                              6.65         6.48        7.34        8.89        9.66
                                                           -------      -------     -------     -------     -------
      Total loans                                            8.90         7.84        7.62        8.34        9.89
                                                           -------      -------     -------     -------     -------
      Interest income as a percent of earning assets         8.35         7.28        7.25        8.04        9.48
Domestic deposits                                            4.05         3.14        3.24        4.13        5.93
Deposits in foreign offices                                  6.07         4.28        3.29        4.11        6.14
                                                           -------      -------     -------     -------     -------
      Total interest-bearing deposits                        4.27         3.26        3.24        4.13        5.95
Federal funds purchased and securities sold
   under agreements to repurchase                            5.88         4.31        3.01        3.44        5.60
Other borrowed funds                                         5.87         3.92        2.88        3.52        5.68
Medium- and long-term debt                                   6.41         5.46        5.77        7.18        8.56
                                                           -------      -------     -------     -------     -------
      Interest expense as a percent of
         interest-bearing sources                            4.95         3.57        3.18        3.98        5.87
                                                           -------      -------     -------     -------     -------
      Interest rate spread                                   3.40         3.71        4.07        4.06        3.61
Impact of net noninterest-bearing
   sources of funds                                          0.79         0.61        0.58        0.67        0.88
                                                           -------      -------     -------     -------     -------
      Net interest margin as percent of
         earning assets                                      4.19         4.32        4.65        4.73        4.49
Return on Average Common
   Shareholders' Equity                                     16.46        16.74       15.94       12.10       15.90
Return on Average Assets                                     1.21         1.23        1.25        0.91        1.06
Efficiency Ratio                                            60.09        61.28       63.68       69.61       63.88
Per Share Data
Book value at year-end                                     $22.75       $20.46      $18.99      $17.38      $16.30
Market value at year-end                                    40.00        24.38       26.63       32.00       26.88
Market value--high and low for year                         43-24        31-24       35-25       33-26       27-14
Other Data
Number of banking offices                                     395          398         385         427         412
Number of employees (full-time equivalent)                 12,876       13,077      12,670      13,322      13,836


OFFICERS AND DIRECTORS: COMERICA INCORPORATED

Management Policy
Committee

EUGENE A. MILLER
Chairman and Chief Executive Officer,
Comerica Incorporated and Comerica Bank

Mr. Miller joined Comerica in 1955 when it was known as The Detroit Bank. He rose to chairman, president and chief executive officer of Comerica Incorporated and Comerica Bank prior to the 1992 merger of Comerica Incorporated and Manufacturers National Corporation. Mr. Miller served as president and chief operating officer of Comerica Incorporated and chairman and chief executive officer of Comerica Bank following the merger. He became chairman and chief executive officer of Comerica Incorporated in July 1993.

MICHAEL T. MONAHAN
President,
Comerica Incorporated and Comerica Bank

Mr. Monahan began his banking career in 1960 with Manufacturers Bank. He rose to president and chief operating officer of Manufacturers National Corporation and Manufacturers Bank, N.A. prior to the merger with Comerica. He served as president and chief operating officer of Comerica Bank following the merger and in 1993 became president of Comerica Incorporated.

JOHN D. LEWIS
Vice Chairman,
Comerica Incorporated and Comerica Bank

Mr. Lewis joined Comerica in 1970. He has held a variety of leadership positions in the Corporation. Mr. Lewis served as executive vice president of Comerica Incorporated following the 1992 merger. In 1994 he was named vice chairman of the Corporation and in 1995 also was named vice chairman of Comerica Bank.

RALPH W. BABB JR.
Executive Vice President
and Chief Financial Officer,
Comerica Incorporated

Mr. Babb joined Comerica as chief financial officer in 1995. He previously was vice chairman of Mercantile Bancorporation, Inc.

JOHN R. BERAN
Executive Vice President
and Chief Information Officer,
Comerica Incorporated

Mr. Beran joined Comerica as chief information officer in 1995. He previously was president and chief executive officer of Money Access Service.

JOSEPH J. BUTTIGIEG III
Executive Vice President,
Comerica Bank

Mr. Buttigieg began his banking career with Manufacturers Bank in 1971. He was named officer-in-charge of Comerica Bank's Global Banking Division in 1995.

RICHARD A. COLLISTER
Executive Vice President,
Comerica Incorporated and Comerica Bank

Mr. Collister joined Comerica as executive vice president in charge of Human Resources in 1992. In 1995 he also was named officer-in-charge of Corporate Staff. Previously, he held executive positions in human resources for Merrill Lynch and Chase Manhattan Bank.

GEORGE C. ESHELMAN
Executive Vice President,
Comerica Incorporated

Mr. Eshelman has served as executive vice president in charge of Comerica Investment Services since 1994. He joined Comerica in 1978.

CHARLES L. GUMMER
President and Chief Executive Officer,
Comerica Bank-Texas

Mr. Gummer began his banking career with Comerica in 1970. He has been president and chief executive officer of Comerica's Texas subsidiary since 1989.

FENTON R. TALBOTT
Executive Vice President, Community Banking,
Comerica Bank

Mr. Talbott joined Comerica in 1996 and is responsible for branch and small business activities in Michigan. Previously, he held executive positions with American Express, The First Boston Corporation, Bank of America and Citicorp.

EXECUTIVE OFFICERS

JUDITH C. LALKA DART
Executive Vice President,
General Counsel and Corporate Secretary

Ms. Dart has served as executive vice president, general counsel and corporate secretary since 1992. She joined Comerica in 1985.

DOUGLAS W. FIEDLER
President and Chief Executive Officer,
Comerica Bank & Trust, FSB

Mr. Fiedler has been president and chief executive officer of Comerica's Florida subsidiary, Comerica Bank & Trust, FSB, since 1993. He joined Comerica in 1973.

J. MICHAEL FULTON
President and Chief Executive Officer,
Comerica Bank-California

Mr. Fulton has served as president and chief executive officer of Comerica's California subsidiary since 1993. He joined Comerica in 1971.

JOHN R. HAGGERTY
President and Chief Executive Officer,
Comerica Mortgage Corporation

Mr. Haggerty joined Comerica in 1994 as president and chief executive officer of Comerica Mortgage Corporation. He directs the mortgage operations of Comerica's subsidiaries in Michigan, Texas, California, Illinois and Florida.

ARTHUR W. HERMANN
Senior Vice President and Controller,
Comerica Incorporated

Mr. Hermann has been senior vice president and controller since 1992. He joined Comerica in 1976.

THOMAS R. JOHNSON
Executive Vice President
and Chief Credit Officer,
Comerica Incorporated

Mr. Johnson became executive vice president and chief credit officer in 1992. He began his banking career with Comerica in 1968.

OFFICERS AND DIRECTORS: COMERICA INCORPORATED

RONALD P. MARCINELLI
Executive Vice President,
Comerica Bank

Mr. Marcinelli was named executive vice president and officer-in-charge of Corporate Banking and Institutional Trust in 1995. He joined Comerica in 1972.

DAVID B. STEPHENS
Executive Vice President,
Comerica Bank

Mr. Stephens has served as executive vice president in charge of the Private Banking Division since 1994. He joined Comerica in 1991.

JAMES R. TIETJEN
Senior Vice President and General Auditor,
Comerica Incorporated

Mr. Tietjen was named senior vice president and general auditor in 1995. He joined Comerica in 1989.

DAVID C. WHITE
President and Chief Executive Officer,
Comerica Bank-Illinois

Mr. White has been president and chief executive officer of Comerica's Illinois subsidiary since 1992. He began his banking career in 1970 with Manufacturers Bank.


COMERICA INCORPORATED
BOARD OF DIRECTORS

E. PAUL CASEY
Chairman and Managing General Partner
Metapoint Partners

JAMES F. CORDES
Executive Vice President
The Coastal Corporation

J. PHILIP DINAPOLI
Attorney
J. Philip DiNapoli Offices

MAX M. FISHER
Investor

JOHN D. LEWIS
Vice Chairman
Comerica Incorporated
and Comerica Bank

PATRICIA SHONTZ LONGE, Ph.D.
Economist; Senior Partner
The Longe Company

WAYNE B. LYON
President and Chief Operating Officer
Masco Corporation

GERALD V. MACDONALD
Retired Chairman
and Chief Executive Officer
Comerica Incorporated

EUGENE A. MILLER
Chairman and Chief Executive Officer
Comerica Incorporated
and Comerica Bank

MICHAEL T. MONAHAN
President
Comerica Incorporated
and Comerica Bank

ALFRED A. PIERGALLINI
President and Chief Executive Officer
Gerber Products Company

ALAN E. SCHWARTZ
Partner
Honigman Miller Schwartz and Cohn

HOWARD F. SIMS
Chairman
Sims-Varner & Associates

OFFICERS AND DIRECTORS: COMERICA INCORPORATED AND SUBSIDIARIES

COMERICA BANK (MICHIGAN)

DIRECTORS

LILLIAN BAUDER, PH.D.
President and Chief Executive Officer
Cranbrook Educational Community

E.L. COX
Retired Chief Executive Officer
Michigan Mutual/Amerisure Companies
Accident Fund of Michigan

ROGER FRIDHOLM
President
St. Clair Group

TODD W. HERRICK
President and Chief Executive Officer
Tecumseh Products Company

DAVID BAKER LEWIS
Chairman
Lewis, White & Clay, P.C.

JOHN D. LEWIS
Vice Chairman
Comerica Incorporated
and Comerica Bank

EUGENE A. MILLER
Chairman and Chief Executive Officer
Comerica Incorporated
and Comerica Bank

MICHAEL T. MONAHAN
President
Comerica Incorporated
and Comerica Bank

JOHN W. PORTER
Chief Executive Officer
Urban Education Alliance, Inc.

HEINZ C. PRECHTER
Chairman and Founder
ASC Incorporated

RICHARD D. ROHR
Managing Partner
Bodman, Longley & Dahling

ROBERT S. TAUBMAN
President and Chief Executive Officer
The Taubman Company, Inc.

ALFRED H. TAYLOR JR.
Retired Chairman
and Chief Executive Officer
Kresge Foundation

WILLIAM P. VITITOE
Chairman, President
and Chief Executive Officer
Washington Energy Company

MARTIN D. WALKER
Chairman and Chief Executive Officer
M.A. Hanna Company

GAIL L. WARDEN
President and Chief Executive Officer
Henry Ford Health System


COMERICA BANK-TEXAS

CHARLES L. GUMMER
President and Chief Executive Officer

DIRECTORS

CARROLL BAIRD
Executive Consultant
Mrs Baird's Bakeries, Inc.

C. DEWITT BROWN JR.
President and Chief Executive Officer
Dee Brown Masonry

JAMES F. CORDES
Executive Vice President
The Coastal Corporation

THOMAS M. DUNNING
Chairman
Dunning Benefit Corporation

RUBEN E. ESQUIVEL
Vice President,
Community and Corporate Relations
The University of Texas
Southwestern Medical Center

JOSEPH R. GOYNE
Vice Chairman
Comerica Bank-Texas

CHARLES L. GUMMER
President and Chief Executive Officer
Comerica Bank-Texas

REV. ZAN W. HOLMES JR.
Senior Pastor
St. Luke Community
United Methodist Church

MARY A. JORDAN, PH.D.
President
Jordan-DeLaurenti, Inc.

JAKE KAMIN
Chairman, South Texas Advisory Board
Comerica Bank-Texas

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

BILL J. PRIEST, PH.D.
Chancellor Emeritus
Dallas County Community
College District

THOMAS J. TIERNEY
Chairman of the Board
Corporate Communications Center, Inc.



COMERICA BANK-CALIFORNIA

J. MICHAEL FULTON
President and Chief Executive Officer

DIRECTORS

THEODORE J. BIAGINI
Attorney
Hopkins & Carley

PHILLIP R. BOYCE
Investor

JACK C. CARSTEN
Principal
Technology Investments

LEO E. CHAVEZ
Chancellor
Foothill-DeAnza
Community College District

JACK W. CONNER
Chairman
Comerica Bank-California

J. PHILIP DINAPOLI
Attorney
J. Philip DiNapoli Offices

OFFICERS AND DIRECTORS: COMERICA INCORPORATED AND SUBSIDIARIES

BRUCE C. EDWARDS
President
March Development Company

J. MICHAEL FULTON
President and Chief Executive Officer
Comerica Bank-California

DREW GIBSON
Chairman and Chief Executive Officer
Gibson Speno Companies

WALTER T. KACZMAREK
Northern California Regional President
and Chief Operating Officer
Comerica Bank-California

ELINOR WEISS MANSFIELD
Attorney

WALTER J. MCCARTHY JR.
Retired Chairman
and Chief Executive Officer
The Detroit Edison Company

LINDA R. MEIER
Chairman of the Board
Stanford University Hospital

LOWELL W. MORSE
Chairman of the Board
Cypress Ventures, Inc.

JOSEPH P. PARISI
President
Therma Corporation

EDWARD P. ROSKI JR.
President
Majestic Realty Company

CARL J. SCHMITT
Retired Chairman
and Chief Executive Officer
University Bank & Trust

LEWIS N. WOLFF
Chairman and Chief Executive Officer
Wolff Sesnon Buttery



COMERICA BANK-ILLINOIS

DAVID C. WHITE
President and Chief Executive Officer

DIRECTORS

THOMAS F. CAREY
Attorney at Law
Carey, Filter, White & Boland

ROBERT E. HUGHES
Retired Chairman
Affiliated Banc Group, Inc.

WILLIAM C. MITCHELL
Retired Chairman
Lake Shore Bancorp

FRANK H. RESNIK
Vice Chairman
Medline Industries, Inc.

DAVID C. WHITE
President and Chief Executive Officer
Comerica Bank-Illinois

ROBERT J. ZAHORIK
Private Investor



COMERICA BANK & TRUST, FSB
(FLORIDA)

DOUGLAS W. FIEDLER
President and Chief Executive Officer

DIRECTORS

ARTHUR R. BRADLEY
Retired Chairman
and Chief Executive Officer
Comerica Bank & Trust, FSB

NANCY H. CANARY
Partner
Thompson, Hine and Flory

E. PAUL CASEY
Chairman and Managing General Partner
Metapoint Partners

JOHN F. DALY
Retired Vice Chairman
Johnson Controls

DOUGLAS W. FIEDLER
President and Chief Executive Officer
Comerica Bank & Trust, FSB

DON B. DEAN
Retired President and Chief Executive Officer
Manufacturers Bank & Trust of Florida

PATRICIA SHONTZ LONGE, PH.D.
Economist; Senior Partner
The Longe Company

DONALD R. MANDICH
Retired Chairman
and Chief Executive Officer
Comerica Incorporated

BILL T. SMITH JR., ESQ.
Attorney
Bill T. Smith Jr., P.A.

DAVID B. STEPHENS
Executive Vice President
Comerica Bank

COMERICA INCORPORATED AND SUBSIDIARIES



COMERICA BANK (MICHIGAN)

COMERICA BANK-CALIFORNIA

COMERICA BANK-TEXAS

COMERICA BANK-ILLINOIS

COMERICA BANK & TRUST, FSB (FLORIDA)


COMERICA ACCEPTANCE CORPORATION
Generates consumer loans through dealers in several states.

COMERICA BANK-ANN ARBOR, N.A.
A cash management and holding company for certain investment subsidiaries.

COMERICA BANK-MIDWEST, N.A.
Specializes in revolving credit loans; based in Toledo, Ohio.

COMERICA COMMUNITY
DEVELOPMENT CORPORATION
A non-conventional financial resource for housing rehabilitation and small business enterprise in Comerica's Michigan markets.

COMERICA LEASING CORPORATION
Provides equipment leasing and financing services for businesses throughout the United States.

COMERICA MORTGAGE CORPORATION
Offers residential real estate financing for new mortgages and servicing of existing mortgages owned by Comerica Bank and other investors.

COMERICA TRUST COMPANY OF
BERMUDA, LTD.
Offers trust services for captive insurance companies and offshore mutual funds.

JOHN V. CARR & SON, INC.
Provides customhouse brokerage and freight forwarding services from offices in 12 states and the Canadian provinces of Ontario and Quebec.

COMERICA INVESTMENT SERVICES, INC.
Parent company for Comerica's investment-related businesses.

COMERICA INSURANCE SERVICES
Provides retail and commercial insurance consulting, sales and product management services.

  COMERICA INSURANCE SERVICES
  CORPORATION
  Offers life, disability, and long-term care insurance and annuities through retail distribution.

  PROFESSIONAL LIFE UNDERWRITERS
  SERVICES, INC. (PLUS)
  Provides life insurance, annuities and disability insurance products to independent insurance agents.

COMERICA CAPITAL MARKETS CORPORATION
Provides investment banking services to Fortune 500 companies and middle-market firms.

  W.Y. CAMPBELL & COMPANY
  Provides a wide array of investment banking services.

COMERICA SECURITIES, INC.
A full service broker-dealer that offers stocks, bonds, mutual funds and annuities to individual investors, along with public finance services.

WILSON, KEMP & ASSOCIATES, INC.
Offers individualized investment portfolio management services to customers in the Midwest and Florida.

PARTNERSHIP INTEREST:

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

ELIMINATION OF DUPLICATE MATERIALS

If you receive duplicate mailings at one address, you may have multiple shareholder accounts. You can consolidate your multiple accounts into a single, more convenient account by contacting the transfer agent shown above. In addition, if more than one member of your household is receiving shareholder materials, you can eliminate the duplicate mailings by contacting the transfer agent.

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

DIVIDEND PAYMENTS

Subject to approval of the board of directors, dividends customarily are paid on Comerica's common stock on or about April 1, July 1, October 1 and January 1.

ANNUAL MEETING

The Annual Meeting of Shareholders of Comerica Incorporated will be held on Friday, May 17, 1996, at 9:30 a.m. in the Renaissance Conference Center, Level 2, Tower 300 of the Renaissance Center, Detroit, Michigan.

FORM 10-K

A copy of the Corporation's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Secretary of the Corporation.

STOCK PRICES, DIVIDENDS AND YIELDS


                                           Dividend     Dividend*
Quarter          High        Low          Per Share       Yield
-------         -------    -------        ---------     ---------
1995
Fourth          $42.750    $33.625           $.35           3.7%
Third            36.750     31.875            .35           4.1
Second           33.125     27.250            .35           4.6
First            28.375     24.125            .32           4.9

1994
Fourth          $28.250    $24.125           $.32           4.9%
Third            31.250     27.750            .32           4.3
Second           30.875     25.125            .32           4.6
First            28.250     25.250            .28           4.2

* Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price in the quarter.

At January 31, 1996, there were approximately 17,457 holders of record of the Corporation's common stock.

CORPORATE INFORMATION

Comerica Incorporated
Comerica Tower at Detroit Center
Detroit, Michigan 48226
313-222-3300
Internet: http://www.comerica.com

Community Reinvestment Act (CRA) Performance

Comerica is committed to meeting the credit needs of the communities it serves. Following are the most recent CRA ratings for Comerica subsidiaries:

Comerica Bank (Michigan)                Outstanding
Comerica Bank-Texas                     Outstanding
Comerica Bank-Illinois                  Outstanding
Comerica Bank & Trust, FSB (Florida)    Outstanding
Comerica Bank-California                Satisfactory
Comerica Bank-Midwest                   Satisfactory

EQUAL EMPLOYMENT OPPORTUNITY

Comerica is committed to its affirmative action program and practices which ensure uniform treatment of employees without regard to race, creed, color, age, national origin, religion, handicap, marital status, veteran status, weight, height or sex.

INVESTOR CONTACT

Allison T. McFerren
313-222-6317

MEDIA CONTACT

Sharon R. McMurray
313-222-4881

                                    APPENDIX

                        DESCRIPTION OF GRAPHIC MATERIAL

 PAGE
NUMBER   GRAPHIC MATERIAL
  15     Bar graph depicting the Corporation's return on assets (in percentages)
         from 1991 to 1995 compared to an industry average.

                                                                1991           1992           1993           1994           1995
                                                                -----------------------------------------------------------------
         Comerica                                               1.06           0.91           1.25           1.23           1.21
         Excluding Restructuring Charge                                        1.25
         Industry Average                                       0.47           0.83           1.15           1.11           1.12

  15     Bar graph depicting the Corporation's net interest income  - FTE (in millions), with a line showing net interest margin - FTE (percent of earning assets), from 1991 to
         1995.

                                                                1991           1992           1993           1994           1995
                                                               ------------------------------------------------------------------
         Net Interest Income (FTE)                             1,093          1,159          1,163          1,254          1,321
         Net Interest Margin (FTE)                              4.49           4.73           4.65           4.32           4.19

  18     Bar graph depicting the Corporation's net loans charged off to average loans (in percentages) from 1991 to 1995 compared to an industry average.

                                                                1991           1992           1993           1994           1995
                                                                -------------------------------------------------------------------
         Comerica                                               0.58           0.57           0.43           0.24           0.32
         Industry Average                                       1.85           1.42           0.96           0.51           0.53

  20     Bar graph depicting the Corporation's noninterest income (in millions) from
         1991 to 1995.

                                                                1991           1992           1993           1994           1995
                                                                -------------------------------------------------------------------
                                                                 375            399            449            450            499

  21     Bar graph depicting the Corporation's noninterest expenses (in millions) from
         1991 to 1995.

                                                                1991           1992           1993           1994           1995
                                                                -------------------------------------------------------------------
                                                                 935          1,080          1,025          1,042          1,086

  27     Bar graph depicting the Corporation's nonperforming assets to loans and other real estate (in percentages) from 1991 to 1995 compared to an industry average.


                                                                1991           1992           1993           1994           1995
                                                                -------------------------------------------------------------------
         Comerica                                               1.48           1.50           1.09           0.92           0.67
         Industry Average                                       5.30           4.62           2.81           1.67           1.23