Form 10-K, Exhibit 13
period 1996-12-31
COMERICA INC /NEW/
filed 1997-03-31
CIK 28412

1996  HIGHLIGHTS

FOCUSED ON PERFORMANCE

- Initiated a major corporate program to improve efficiency, revenue and customer service. Comerica expects to ultimately realize annual pre-tax benefits of approximately $110 million. As a result of the program, Comerica recorded a pre-tax restructuring charge in 1996 of $90 million ($60 million after tax, or $0.53 per share).

- Earned 15.98 percent on average common shareholders' equity (18.33 percent excluding the restructuring charge), compared to 16.46 percent in 1995.

- Returned 1.22 percent on average assets (1.40 percent excluding the restructuring charge), compared to 1.21 percent in 1995.

REPORTED RECORD EARNINGS

- Recorded net income of $417 million, or $3.55 per share (excluding the restructuring charge, net income for 1996 increased $60 million to $477 million, or $4.08 per share), compared with $413 million, or $3.54 per share for 1995.

SUSTAINED GROWTH

- Maintained average total assets at $34 billion (increased 2 percent excluding the sale of Comerica Bank-Illinois).

- Reached $25 billion in average total loans, an 8 percent increase (10 percent increase excluding the sale of Comerica Bank-Illinois).

- Reached $22 billion in average total deposits, a 3 percent increase (5 percent increase excluding the sale of Comerica Bank-Illinois).

-    Increased average shareholders' equity $176 million to $2.7 billion.

ENHANCED SHAREHOLDERS' RETURN

- Announced a share buyback program for 15 million shares and repurchased 13 million shares in 1996.

-    Raised the quarterly cash dividend 11 percent to $0.39 per share.

-    Declared annual cash dividends of $1.52 per share.

IMPLEMENTED KEY STRATEGIES

- Completed the acquisition of the $1.1 billion Metrobank in California for $125 million of common stock.

- Divested the following businesses after determining that the investment in these companies did not provide a superior return to shareholders.

     - Sold the $1.4 billion Illinois bank subsidiary for approximately $160 million in cash and recorded a $6 million pre-tax gain.

     - Sold the business and certain assets of John V. Carr & Son, Inc., the wholly owned customs brokerage and freight forwarding subsidiary, which resulted in a $9 million pre-tax charge.

     - Announced the sale of the bond indenture services business, which closed in the first quarter of 1997.

     - Completed a merchant services strategic alliance with National Data Corporation (NDC) to enhance services to customers and gain operational efficiencies using NDC's technical expertise and recorded a gain of $13 million.

- Issued 5 million shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series E, with a stated value of $50 per share, to economically support capital ratios during the share repurchase program.

RETURN ON AVERAGE ASSETS
(IN PERCENTAGES)

[EDGAR REPRESENTATION OF GRAPHIC]

Bar graph depicting the Corporation's return on average assets (in percentages) from 1992 to 1996 compared to an industry average.

                                     1992    1993    1994    1995    1996
                                   --------------------------------------
Comerica                             0.91    1.25    1.23    1.21    1.22
Excluding Restructuring Charge       1.25                            1.40
Industry Average                     0.83    1.15    1.11    1.12    1.26


EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest earned on assets, including certain yield related fees, and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Net interest income (FTE) comprised 74 percent of net revenues, compared to 73 percent in 1995 and 74 percent in 1994.

NET INTEREST INCOME

[EDGAR REPRESENTATION OF GRAPHIC]

Bar graph depicting the Corporation's net interest income -- FTE (in millions), with a line showing net interest margin -- FTE (percent of earning assets), from 1992 to 1996.

                                     1992    1993    1994    1995    1996
                                   --------------------------------------
Net Interest Income (FTE)           1,159   1,163   1,254   1,321   1,427
Net Interest Margin (FTE)            4.73    4.65    4.32    4.19    4.54

TABLE 2: ANALYSIS OF NET INTEREST INCOME-FTE


                                                        1996                          1995                          1994
----------------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE             AVERAGE   AVERAGE             AVERAGE   AVERAGE             AVERAGE
(dollar amounts in millions)               BALANCE  INTEREST      RATE   BALANCE  INTEREST      RATE   BALANCE  INTEREST      RATE
----------------------------------------------------------------------------------------------------------------------------------

Commercial loans                           $12,686    $1,041      8.21%  $11,302    $  989      8.75%  $ 9,598    $  709      7.38%
International loans                          1,541       102      6.64     1,257        89      7.06     1,107        62      5.58
Real estate construction loans                 707        65      9.22       541        52      9.52       403        32      7.85
Commercial mortgage loans                    3,483       324      9.29     3,157       297      9.40     2,916       248      8.52
Residential mortgage loans                   1,960       153      7.83     2,450       191      7.80     2,175       162      7.46
Consumer loans                               4,624       457      9.88     4,569       461     10.10     3,795       358      9.44
Lease financing                                351        24      6.82       285        19      6.65       217        14      6.48
----------------------------------------------------------------------------------------------------------------------------------
     Total loans (1)                        25,352     2,166      8.54    23,561     2,098      8.90    20,211     1,585      7.84
Taxable securities                           5,528       371      6.63     7,226       473      6.52     7,542       444      5.89
Securities exempt from federal
 income taxes                                  295        28      9.96       399        41     10.43       462        49     10.51
----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities             5,823       399      6.79     7,625       514      6.72     8,004       493      6.15
Interest-bearing deposits with banks            32         2      5.71       126         8      6.39       552        22      3.96
Federal funds sold and securities
 purchased under agreements to resell           95         5      5.35       124         7      5.97       116         5      4.06
Trading account securities                       4         1      7.94         5        --      6.51         5        --      1.67
Loans held for sale                             64         5      7.68        96         8      7.75       150        11      7.31
----------------------------------------------------------------------------------------------------------------------------------
     Total earning assets                   31,370     2,578      8.20    31,537     2,635      8.35    29,038     2,116      7.28
Cash and due from banks                      1,576                         1,500                         1,532
Allowance for loan losses                     (361)                         (340)                         (322)
Accrued income and other assets              1,610                         1,432                         1,203
----------------------------------------------------------------------------------------------------------------------------------
     Total assets                          $34,195                       $34,129                       $31,451
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Money market and NOW accounts              $ 6,913       231      3.33   $ 6,411       217      3.39   $ 6,592       173      2.62
Savings deposits                             2,026        44      2.18     2,277        48      2.14     2,536        53      2.08
Certificates of deposit                      6,887       365      5.30     6,358       344      5.41     5,681       239      4.21
Foreign office deposits (2)                    843        46      5.46     1,842       112      6.07     1,816        78      4.28
----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits        16,669       686      4.11    16,888       721      4.27    16,625       543      3.26
Federal funds purchased and securities
     sold under agreements to repurchase     2,106       112      5.31     2,816       166      5.88     2,817       121      4.31
Other borrowed funds                         1,999       107      5.36     2,313       136      5.87     2,002        79      3.92
Medium- and long-term debt                   4,745       295      6.22     4,510       289      6.41     2,708       148      5.46
Other (3)                                       --       (49)       --        --         2        --        --       (29)       --
----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing sources         25,519     1,151      4.51    26,527     1,314      4.95    24,152       862      3.57
Noninterest-bearing deposits                 5,589                         4,767                         4,700
Accrued expenses and other liabilities         400                           324                           286
Preferred stock                                133                            --                            --
Common shareholders' equity                  2,554                         2,511                         2,313
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
      shareholders' equity                 $34,195                       $34,129                       $31,451
                                           -------                       -------                       -------
                                           -------                       -------                       -------
Net interest income/rate spread (FTE)                 $1,427      3.69              $1,321      3.40              $1,254      3.71
                                                      ------                        ------                        ------
                                                      ------                        ------                        ------
FTE adjustment (4)                                    $   15                        $   21                        $   24
                                                      ------                        ------                        ------
                                                      ------                        ------                        ------
Impact of net noninterest-bearing
     sources of funds                                             0.85                          0.79                          0.61
----------------------------------------------------------------------------------------------------------------------------------
Net interest margin (as a percent of
     average earning assets) (FTE)                                4.54%                         4.19%                         4.32%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(2) Includes substantially all deposits by foreign depositors; deposits are in excess of $100,000.
(3) Net interest rate swap (income)/expense. If swap (income)/expense were allocated, average rates on total loans would have been 8.66% in 1996, 8.84% in 1995 and 7.75% in 1994; average rates on medium- and long-term debt would have been 5.80% in 1996, 6.14% in 1995 and 5.10% in 1994.
(4)  The FTE adjustment is computed using a federal income tax rate of 35%.

Net interest income (FTE) rose 8 percent to $1,427 million in 1996. The primary cause was an improvement in net interest margin due to a favorable change in the mix of earning assets, the basis for which was a 12 percent increase in average commercial loans.

The net interest margin for 1996 increased 35 basis points to 4.54 percent from 4.19 percent last year, principally due to a favorable shift in the mix of earning assets. The Corporation primarily funded the growth in higher yielding loans with sales of thin margin, floating rate investment securities and runoff of fixed rate investment securities. This shifted the structure of the balance sheet, placing a heavier emphasis on higher spread loans and reducing the reliance on investment securities.

TABLE 3: RATE-VOLUME ANALYSIS-FTE


                                                            1996 / 1995                                  1995 / 1994
----------------------------------------------------------------------------------------------------------------------------------
                                               INCREASE         INCREASE          NET       INCREASE         INCREASE          NET
                                             (DECREASE)       (DECREASE)     INCREASE     (DECREASE)       (DECREASE)     INCREASE
(in millions)                               DUE TO RATE   DUE TO VOLUME*   (DECREASE)    DUE TO RATE   DUE TO VOLUME*   (DECREASE)
----------------------------------------------------------------------------------------------------------------------------------

Interest income (FTE)
  Commercial loans                                $ (62)            $114         $ 52           $131             $149         $280
  International loans                                (6)              19           13             16               11           27
  Real estate construction loans                     (2)              15           13              7               13           20
  Commercial mortgage loans                          (3)              30           27             26               23           49
  Residential mortgage loans                          1              (39)         (38)             7               22           29
  Consumer loans                                    (10)               6           (4)            25               78          103
  Lease financing                                    --                5            5             --                5            5
----------------------------------------------------------------------------------------------------------------------------------
     Total loans                                    (82)             150           68            212              301          513

  Taxable securities                                 12             (114)        (102)            48              (19)          29
  Securities exempt from federal income
   taxes                                             (3)             (10)         (13)            (1)              (7)          (8)
----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities                      9             (124)        (115)            47              (26)          21
  Interest-bearing deposits with banks               (1)              (5)          (6)            13              (27)         (14)
  Federal funds sold and securities
     purchased under agreements to resell            (1)              (1)          (2)             2               --            2
  Trading account securities                          1               --            1             --               --           --
  Loans held for sale                                --               (3)          (3)             1               (4)          (3)
----------------------------------------------------------------------------------------------------------------------------------
     Total interest income (FTE)                    (74)              17          (57)           275              244          519

Interest expense
  Money market and NOW accounts                      (3)              17           14             50               (6)          44
  Savings deposits                                    1               (5)          (4)             1               (6)          (5)
  Certificates of deposit                            (7)              28           21             68               37          105
  Foreign office deposits                           (11)             (55)         (66)            32                2           34
----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                (20)             (15)         (35)           151               27          178

  Federal funds purchased and securities
     sold under agreements to repurchase            (16)             (38)         (54)            45               --           45
  Other borrowed funds                              (12)             (17)         (29)            39               18           57
  Medium- and long-term debt                         (9)              15            6             26              115          141
  Other (1)                                         (51)              --          (51)            31               --           31
----------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                        (108)             (55)        (163)           292              160          452
----------------------------------------------------------------------------------------------------------------------------------
     Net interest income (FTE)                    $  34             $ 72         $106           $(17)            $ 84         $ 67
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



* Rate/volume variances are allocated to variances due to volume.
  (1) Net interest rate swap income.

The Corporation implemented various asset and liability management strategies in 1996 to minimize exposure to net interest margin risk, which represents the potential reduction in net interest income that may result from rate spread compression between, for example, prime and market rates or core deposit and money market rates. Such strategies included permitting investment securities to run off in order to facilitate growth in higher-yielding loans. Off-balance sheet interest rate swaps were also entered into during the first half of the year to effectively fix the high yields on certain variable rate loans and alter the interest rate characteristics of debt issued throughout the year. Refer to page 26 of this financial review for additional information regarding the Corporation's asset and liability management policies.

In 1995, net interest income (FTE) increased 5 percent over 1994, benefiting from strong growth in average earning assets, primarily commercial and consumer loans. However, the net interest margin for 1995 declined 13 basis points from 1994, principally from competition in asset pricing and continued compression in rate spreads caused by higher funding costs. In addition, significant loan growth coupled with runoff in investment securities and temporary investments shifted the balance sheet structure to an asset sensitive position for most of 1995.

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

The provision for loan losses was $114 million in 1996, compared to $87 million in 1995 and $56 million in 1994. The provision increase in 1996 primarily reflects higher net charge-offs related to bankcard portfolios, mostly generated with early 1995 promotions. Management took steps in 1995 to reduce potential losses in the consumer loan portfolio by tightening the credit criteria used for bank-card marketing purposes. In late 1995, the Corporation sold $333 million of the bankcard portfolio. Net charge-offs related to the sold portfolio accounted for $27 million of the $28 million increase in total net charge-offs between 1994 and 1995.

Total net charge-offs increased to $85 million in 1996, compared to $76 million and $48 million in 1995 and 1994, respectively. The ratio of net loans charged off to average total loans increased to 0.33 percent in 1996 from 0.32 percent in 1995. Commercial loan net charge-offs as a percentage of average commercial loans were 0.12 percent for 1996, the same as in 1995. Consumer loan net charge-offs as a percentage of average consumer loans were 1.57 percent and 1.31 percent for 1996 and 1995, respectively. The rise in net consumer loan charge-offs was primarily the result of bankcard charge-offs.

NET LOANS CHARGED OFF TO AVERAGE LOANS
(IN PERCENTAGES)

[EDGAR REPRESENTATION OF GRAPHIC]

Bar graph depicting the Corporation's net loans charged off to average loans (in percentages) from 1992 to 1996 compared to an industry average.

                                     1992    1993    1994    1995    1996
                                   --------------------------------------
Comerica                             0.57    0.43    0.24    0.32    0.33
Industry Average                     1.42    0.96    0.51    0.53    0.51

At December 31, 1996, the allowance for loan losses was $367 million, an increase of $26 million since year-end 1995. Due to the magnitude of loan growth during 1996, the allowance as a percentage of total loans remained at
1.40 percent, the same as December 31, 1995. However, the allowance as a percentage of total nonperforming assets increased significantly to 263 percent at December 31, 1996 from 209 percent at year-end 1995.

An estimated allocation of the allowance for loan losses is provided in Table 8 on page 23. The increase in the allowance allocated to consumer loans primarily reflects a higher level of past due bankcard accounts similar to that experienced by the industry as a whole.

NONINTEREST INCOME

Year Ended December 31
(in millions)                                         1996      1995      1994
------------------------------------------------------------------------------
Income from fiduciary activities                      $133      $125      $122
Service charges on deposit accounts                    140       130       124
Revolving credit fees                                   23        36        24
Securities gains                                        14        12         3
Other                                                  186       160       136
------------------------------------------------------------------------------
Subtotal                                               496       463       409
Customhouse broker fees                                 11        36        41
------------------------------------------------------------------------------
Total noninterest income                              $507      $499      $450
------------------------------------------------------------------------------
------------------------------------------------------------------------------

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


Year Ended December 31
(dollar amounts in millions)                                      1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------------

Balance at beginning of period                                    $341           $326           $299           $308           $279

Allowance of institutions and loans purchased/sold                  (3)             4             19             --             17

Loans charged off
  Domestic
     Commercial                                                     33             33             25             36             47
     Real estate construction                                        1              3              1              1              4
     Commercial mortgage                                             5              8             17             20              8
     Residential mortgage                                            1              2             --              1              1
     Consumer                                                       86             73             40             52             60
     Lease financing                                                --             --             --             --              1
----------------------------------------------------------------------------------------------------------------------------------
     Total loans charged off                                       126            119             83            110            121

Recoveries
  Domestic
     Commercial                                                     18             19             15             18              9
     Real estate construction                                        1              3             --             --              1
     Commercial mortgage                                             9              8              5              2              1
     Residential mortgage                                           --             --             --             --              1
     Consumer                                                       13             13             14             12             10
  International                                                     --             --              1             --             --
----------------------------------------------------------------------------------------------------------------------------------
     Total recoveries                                               41             43             35             32             22
----------------------------------------------------------------------------------------------------------------------------------
     Net loans charged off                                          85             76             48             78             99

Provision for loan losses                                          114             87             56             69            111
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                          $367           $341           $326           $299           $308
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses to total loans
  at end of period                                                1.40%          1.40%          1.47%          1.56%          1.69%
Ratio of net loans charged off during the period
  to average loans outstanding during the period                  0.33%          0.32%          0.24%          0.43%          0.57%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


Noninterest income increased $8 million, or 2 percent, to $507 million in 1996, compared to $499 million and $450 million in 1995 and 1994, respectively. After adjusting for acquisitions, divestitures and the large nonrecurring items discussed below, noninterest income rose $13 million, or 3 percent, in 1996.

Income from fiduciary activities increased $8 million, or 7 percent, in 1996, compared to an increase of $3 million, or 3 percent, in 1995. The increase in 1996 reflects comparable rates of increase for both Personal Trust and Institutional Trust income. The increase in both Personal Trust and Institutional Trust income, from the prior year, was primarily due to an expanded customer base and improved market values of assets under management resulting from market performance. Total trust assets under management increased to $107 billion at December 31, 1996 from $91 billion at year-end 1995. Discretionary funds, which represent trust assets over which the Corporation has investment management authority, increased $4 billion to $26 billion from $22 billion in 1995. This increase resulted primarily from increases in the Institutional Trust category.

Service charges on deposit accounts rose $10 million, or 8 percent, in 1996 compared to an increase of $6 million, or 5 percent, in 1995. The increase was comparable for both retail and commercial accounts. The increases were primarily the result of revised fees, growth in demand deposit activity, and lower earning credit allowances.

Customhouse broker fees were down $25 million in 1996 reflecting the sale of John V. Carr & Son, Inc. in the second quarter of 1996.

Revolving credit fee income decreased $13 million, or 37 percent, in 1996 compared to a $12 million, or 47 percent, increase in 1995. The lower fees were primarily due to transfer of fees and associated costs to a merchant services joint venture with National Data Corporation and decline in the bankcard portfolio from the sale of $333 million of receivables at the end of 1995.

Securities gains increased slightly between 1996 and 1995 as both years included gains on the sale of Latin American debt (principally Brady bonds) and U.S. government agency securities.

Other noninterest income grew $26 million, or 17 percent, in 1996. Excluding the impact of acquisitions and divestitures, other noninterest income rose 13 percent. This increase was primarily due to significant nonrecurring items in 1996 which included a $13 million gain on the merchant services joint venture, $9 million of interest on a State of Michigan tax refund and a $6 million gain on the sale of Comerica Bank- Illinois; offset by a $9 million write-off related to the sale of John V. Carr & Son, Inc. Other noninterest income also increased due to management's continued emphasis on revenue growth through sales of nontraditional bank products such as life insurance, annuities and mutual funds. Commissions and fees related to these products increased $7 million, or 53 percent, in 1996 from $13 million in 1995.

NONINTEREST INCOME
(in millions)

[EDGAR REPRESENTATION OF GRAPHIC]

Bar graph depicting the Corporation's noninterest income (in millions) from 1992 to 1996.

                                     1992    1993    1994    1995    1996
                                   --------------------------------------
                                      399     449     450     499     507


There were no significant nonrecurring items included in other noninterest income in 1995. In 1994, other noninterest income included a $7 million gain on bulk sales of originated mortgage servicing rights and $7 million in gains on international loan sales.

NONINTEREST EXPENSES

Year Ended December 31
(in millions)                                         1996      1995      1994
------------------------------------------------------------------------------
Salaries                                              $475      $466      $455
Employee benefits                                       86        96        94
------------------------------------------------------------------------------
  Total salaries and employee benefits                 561       562       549
Net occupancy expense                                   99        99        99
Equipment expense                                       69        68        68
FDIC insurance expense                                   8        24        44
Telecommunications expense                              29        29        27
Other                                                  303       304       248
------------------------------------------------------------------------------
  Subtotal                                           1,069     1,086     1,035
Restructuring charge                                    90        --         7
------------------------------------------------------------------------------
  Total noninterest expenses                        $1,159    $1,086    $1,042
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Noninterest expenses increased 7 percent to $1,159 million in 1996 (decreased 2 percent to $1,069 million, excluding the restructuring charge), compared to $1,086 million in 1995 and $1,042 million in 1994. Excluding the effect of acquisitions, divestitures, the restructuring charge and the large nonrecurring items discussed later, noninterest expenses declined 1 percent in 1996.

A pre-tax restructuring charge of $90 million was recorded in 1996 in connection with a major program to improve efficiency, revenue and customer service. The charge included $48 million for termination benefits, $21 million for occupancy and equipment write-offs and $21 million for other costs. Estimated annual benefits of $110 million (cost savings of $85 million and revenue enhancements of $25 million) are anticipated from the program. Projected completion of the implementation plan is the middle of 1998, so a substantial portion of the estimated benefits will not impact annual results until 1998 and full, annual realization is not expected until 1999. As a result of the program, nearly 1,900 employee positions, about 15 percent of total positions, are being eliminated.

Total salaries expense increased $9 million, or 2 percent, in 1996 versus $11 million, or 3 percent, in 1995. Excluding the effect of acquisitions and divestitures, salaries declined slightly during the year reflecting a decline in staff levels offset by increased incentives tied to performance and annual merit increases. The number of full-time equivalent employees decreased 896, or 7 percent, from year-end 1995, excluding acquisitions and divestitures. SFAS No. 123, "Accounting for Stock-Based Compensation," was issued by the Financial Accounting Standards Board (FASB) and is effective for 1996 financial statements. The Corporation adopted the disclosure-only provisions of SFAS No. 123 and so will continue determining compensation expense for stock options in accordance with APB Opinion No. 25,"Accounting for Stock Issued to Employees" as permitted by the new standard. If the recognition provisions of SFAS No. 123 had been adopted as of the beginning of 1996, the effect on 1996 net income would have been immaterial.

Employee benefits expense decreased $10 million, or 10 percent, in 1996 versus an increase of $2 million, or 2 percent, in 1995. After adjusting for acquisitions and divestitures, employee benefits decreased 9 percent largely due to expense reductions derived from company-owned life insurance contracts.

Net occupancy and equipment expenses, on a combined basis, remained relatively flat in 1996 compared to 1995, as costs from acquisitions were offset by cost reductions relative to divestitures.

The Federal Deposit Insurance Corporation (FDIC) expenses decreased significantly by $16 million, or 66 percent, in 1996, primarily due to the FDIC adopting a new assessment rate schedule for Bank Insurance Fund (BIF) members in the third quarter of 1995. The new rate schedule, which continues to determine assessments based on a bank's risk-based capital levels, virtually eliminated each subsidiary bank's BIF annual deposit insurance premium as of January 1, 1996. The Corporation's Savings Association Insurance Fund (SAIF) insured deposits continued to be assessed at a rate of 23 cents per $100 of insured deposits through September 30, 1996. This BIF rate reduction translated into a $21 million savings in FDIC insurance expense for the Corporation in 1996. Offsetting this savings was a one-time charge of $5 million representing the Corporation's portion of an assessment, levied on banks with SAIF-insured deposits in order to recapitalize the SAIF. Beginning in 1997, deposit insurance expense will approximate $3 million based on current deposit levels and current deposit assessment rates.

NONINTEREST EXPENSES
(in millions)

[EDGAR REPRESENTATION OF GRAPHIC]

Bar graph depicting the Corporation's noninterest expenses (in millions) from 1992 to 1996.

                                     1992    1993    1994    1995    1996
                                   --------------------------------------
Excluding Restructuring Charge        952   1,025   1,042   1,086   1,069
Restructuring Charge                  128                              90


Other noninterest expenses decreased $1 million in 1996, compared to a $56 million increase in 1995. Other noninterest expenses in 1996 and 1995 included losses of $18 million and $15 million (excluding $1 million of costs to sell), respectively, on the sale of a portion of the bankcard portfolio. Loss-sharing provisions in the sales agreement expose the Corporation to maximum losses of $50 million over the first 42 months following the sale (December 1995). Loss rates in 1996 exceeded initial estimates, resulting in the additional charge for projected losses over the remaining 30 months. Excluding acquisitions, divestitures, and the above large nonrecurring item, other noninterest expenses decreased $13 million, or 4 percent. The decrease reflects management's continued efforts to control expenses.

The Corporation's efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains/losses. The ratio was 60.36 percent in 1996 (55.67 percent excluding the restructuring charge), compared to 60.09 percent in 1995 and 61.28 percent in 1994.

INCOME TAXES

The provision for income taxes was $229 million in 1996, compared to $212 million in 1995 and $195 million in 1994. The effective tax rate, computed by dividing the provision for income taxes by income before income taxes, was 35.4 percent for 1996, compared to 33.9 percent in 1995 and 33.5 percent in 1994. The increase in the effective tax rate over prior years reflects relatively lower levels of tax-exempt interest income.

STRATEGIC LINES OF BUSINESS

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. Table 5 on page 21 presents the financial results of these business lines for the years ended December 31, 1996 and 1995.

Lines of business results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal organizational structure of the Corporation; therefore, the information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, both 1996 and 1995 amounts are based on methodologies in effect at December 31, 1996. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines.

The Corporation's internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for that line of business. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business lines as follows: Product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a line of business' noninterest expenses to total noninterest expenses incurred by all business lines. Common equity is allocated based on credit, operational and business risks.

The following discussion provides information about each line of business, along with an explanation of factors impacting 1996 performance.

The Business Bank is comprised of middle market lending, asset-based lending, large corporate banking, international financial services and institutional trust. This line of business meets the needs of medium-size businesses, multinational corporations, and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, institutional trust, international trade finance, letters of credit and foreign exchange management services.

Net income increased $57 million, or 26 percent, in 1996, principally due to additional net interest income resulting from 13 percent average loan growth, excluding the sale of the Corporation's Illinois subsidiary, and a lower provision for loan losses. The sale of the Illinois subsidiary and the Corporation's customhouse brokerage subsidiary during 1996 did not have a material impact on net income.

TABLE 5: STRATEGIC LINES OF BUSINESS FINANCIAL RESULTS


                                     Business Bank     Individual Bank    Investment Bank*           Other              Total
----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)        1996      1995      1996      1995      1996      1995      1996      1995      1996      1995
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS SUMMARY

Net interest income (FTE)        $   632   $   518   $   777   $   759      $ (1)    $  (2)   $   19    $   46   $ 1,427   $ 1,321
Provision for loan losses              1        34       111        92       n/a       n/a         2       (39)      114        87
Noninterest income                   178       204       277       255        42        30        10        10       507       499
Noninterest expenses                 370       341       658       658        44        27        87        60     1,159     1,086
Provision for income taxes           160       125       101        92        (1)       --       (16)       17       244       234
Net income (loss)                    279       222       184       172        (2)        1       (44)       18       417       413

SELECTED AVERAGE BALANCES

Assets                           $17,460   $15,357   $ 9,821   $ 9,481      $  9      $ 10    $6,905    $9,281   $34,195   $34,129
Loans                             16,211    14,594     9,147     8,746       n/a       n/a        (6)      221    25,352    23,561
Deposits                           4,061     2,867    17,229    16,551       n/a       n/a       968     2,237    22,258    21,655
Common equity                        972       847       703       848         3         3       876       813     2,554     2,511

STATISTICAL DATA

Return on average assets            1.60%     1.45%     1.03%     0.99%   (22.81)%    5.70%    (0.27)%    0.09%     1.22%     1.21%
Return on average common
 equity                            28.74     26.27     26.13     20.30    (68.43)    19.00     (5.02)     2.23     15.98     16.46
Efficiency ratio                   46.05     47.89     62.46     64.83    107.78     96.91    384.04    116.69     60.36     60.09
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


* Revenues and associated expenses resulting from Investment Bank activities are distributed to the business line which manages the customer relationship.
     n/a Not applicable

The Individual Bank includes consumer lending, consumer deposit gathering, mortgage loan origination and servicing, small business banking (annual sales under $5 million) and private banking. This line of business offers a variety of consumer products, including deposit accounts, direct and indirect installment loans, credit cards, home equity lines of credit and residential mortgage loans. In addition, a full range of financial services is provided to small businesses, area merchants and municipalities. Private lending and personal trust services also are provided to meet the personal financial needs of affluent individuals (as defined by individual net income or wealth).

Net income increased $12 million, or 7 percent, in 1996, as higher revenues were partially offset by an increase in the provision for loan losses.

The Investment Bank is responsible for the sale of mutual fund and annuity products, as well as life, disability and long-term care insurance products. This line of business also offers capital market products, manages loan syndications and provides investment management and advisory services, investment banking and discount securities brokerage services.

Operating results remained relatively flat from 1995 to 1996 as revenues were reinvested in training and the development of products and services.

The Other category includes the income and expense impact of cash and loan loss reserves not assigned to specific business lines, miscellaneous other items of a corporate nature, and certain direct expenses not allocated to business lines. The Corporation's securities portfolio and asset and liability management activities are also reflected in these amounts.

Net income decreased $62 million in 1996 as a result of the restructuring charge.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $34.2 billion at year-end 1996, representing a $1.3 billion decrease from $35.5 billion on December 31, 1995. On an average basis, total assets remained relatively flat with $34.2 billion in 1996 compared to $34.1 billion in 1995.

EARNING ASSETS

Total earning assets were $31.1 billion at year-end 1996, representing a $1.0 billion decrease from $32.1 billion on December 31, 1995. On an average basis, total earning assets were $31.4 billion in 1996 compared to $31.5 billion in 1995. Earning assets were relatively flat as $2.1 billion of investment securities were either sold or allowed to mature to fund the $1.8 billion or 7 percent increase in loans; and $1.2 billion of earning assets were divested with the sale of the Illinois subsidiary.

The average balance of domestic commercial loans, which is comprised of commercial and commercial mortgage loans, increased $1.7 billion, or 12 percent, from 1995. Real estate construction loans also rose an average $166 million, or 31 percent, in 1996. The commercial portfolio, especially small business and middle market loans, continues to grow in all the Corporation's markets. This growth, along with an increase of approximately 30 percent in commercial loan commitments to extend credit, is attributable to effective marketing efforts, strong customer relationships and continued economic strength in the commercial loan markets.

TABLE 6: ANALYSIS OF INVESTMENT SECURITIES AND LOANS


December 31
(in millions)                                                     1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------------

Investment securities available for sale
  U.S. government and agency securities                        $ 3,968        $ 6,038        $ 2,674        $ 2,164        $   n/a
  State and municipal securities                                   228            371             --             --            n/a
  Other securities                                                 604            450            232            158            n/a
----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities available for sale              4,800          6,859          2,906          2,322            n/a

Investment securities held to maturity
  U.S. government and agency securities                             --             --          4,462          3,232          3,824
  State and municipal securities                                    --             --            422            513            693
  Other securities                                                  --             --             86            233            646
----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities held to maturity                   --             --          4,970          3,978          5,163
----------------------------------------------------------------------------------------------------------------------------------
     Total investment securities                               $ 4,800        $ 6,859        $ 7,876        $ 6,300        $ 5,163
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Commercial loans                                               $13,520        $12,041        $10,634        $ 9,087        $ 8,213
International loans
  Government and official institutions                              11              6             18            143            156
  Banks and other financial institutions                           323            583            660            671            323
  Other                                                          1,372            796            517            322            257
----------------------------------------------------------------------------------------------------------------------------------
     Total international loans                                   1,706          1,385          1,195          1,136            736

Real estate construction loans                                     751            641            414            437            471
Commercial mortgage loans                                        3,446          3,254          3,056          2,700          2,666
Residential mortgage loans                                       1,744          2,221          2,436          1,857          2,126
Consumer loans                                                   4,634          4,570          4,215          3,674          3,836
Lease financing                                                    406            330            259            209            167
----------------------------------------------------------------------------------------------------------------------------------
     Total loans                                               $26,207        $24,442        $22,209        $19,100        $18,215
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


n/a Not applicable

Average international loans increased $284 million, consisting largely of loans originated to facilitate trade with limited cross-border risk. The growth also reflects the increasing global activity of the Corporation's traditional customer base. Risk management practices in international lending include structuring bilateral arrangements or participating in bank facilities which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross-border risk of $268 million, 0.78 percent of assets, was the only country exposure exceeding 0.75 percent of assets at December 31, 1996. No country exceeded 0.75 percent of assets at December 31, 1995 or 1994.

Average residential mortgage loans decreased $490 million primarily due to management's decision to sell the majority of mortgage originations. Average consumer loans rose $55 million representing increases in average installment loans offset by decreases in revolving credit and bankcard loans. Average installment loan balances increased $356 million, while average bankcard loans and revolving credit loans decreased $241 million and $60 million, respectively. The bankcard portfolio declined largely as a result of selling $333 million of the bankcard portfolio in late 1995 along with a temporary curtailment of credit card promotions through much of 1996. Increases in average installment loans reflect continued expansion in California and Texas markets related to marine and recreational vehicle loan products, as well as growth in fixed rate home equity loans.

Average investment securities declined to $5.8 billion in 1996, compared to $7.6 billion in 1995, reflecting sales and runoff of securities primarily to fund growth in higher-yielding loans and to divest lower earning variable rate assets. Average U.S. government and agency securities decreased $1,988 million and average state and municipal securities decreased $105 million, while average other securities increased $291 million. The Corporation shifted away from purchasing on-balance-sheet securities to balance interest rate sensitivity and preserve net interest margin to purchasing off-balance sheet interest rate swaps that accomplish the same interest risk reduction objective. The decline in U.S. government and agency securities principally resulted from sales and pay downs, while the tax-exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these types of securities deterred additional investment. Other securities consist primarily of collateralized mortgage obligations (CMOs), Brady bonds and Eurobonds. The increase in other securities during the year was largely a result of Eurobond purchases.

TABLE 7: LOAN MATURITIES AND INTEREST RATE SENSITIVITY



                                                                                      After One
December 31, 1996                                                    Within          But Within               After
(in millions)                                                      One Year*         Five Years          Five Years          Total
----------------------------------------------------------------------------------------------------------------------------------

Commercial loans                                                    $ 9,990              $2,840              $  690        $13,520
Commercial mortgage loans                                             1,123               1,790                 533          3,446
International loans                                                   1,598                 105                   3          1,706
Real estate construction loans                                          494                 200                  57            751
----------------------------------------------------------------------------------------------------------------------------------
     Total                                                          $13,205              $4,935              $1,283        $19,423
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Loans maturing after one year
  Predetermined interest rates                                                           $2,199              $  728
  Floating interest rates                                                                 2,736                 555
----------------------------------------------------------------------------------------------------------------------------------
     Total                                                                               $4,935              $1,283
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



* Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

TABLE 8: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                   1996                1995                 1994                1993                  1992
----------------------------------------------------------------------------------------------------------------------------------
December 31                            Percent              Percent              Percent              Percent              Percent
(dollar amounts in         Allocated  of Total  Allocated  of Total  Allocated  of Total  Allocated  of Total  Allocated  of Total
millions)                  Allowance     Loans  Allowance     Loans  Allowance     Loans  Allowance     Loans  Allowance     Loans
----------------------------------------------------------------------------------------------------------------------------------

Domestic
  Commercial                    $ 98        52%      $118        49%      $119        48%      $123        48%      $120        45%
  Real estate
   construction                    6         3          5         3          6         2          4         2          9         2
  Commercial mortgage             27        13         33        13         35        14         26        14         37        15
  Residential mortgage             2         7          2         9          2        11          3        10          6        12
  Consumer                       120        18         84        19         60        19         60        19         59        21
  Lease financing                  1         1          1         1          1         1          1         1          2         1
International                      3         6          2         6          3         5         18         6         39         4
Unallocated                      110        --         96        --        100        --         64        --         36        --
----------------------------------------------------------------------------------------------------------------------------------
     Total                      $367       100%      $341       100%      $326       100%      $299       100%      $308       100%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


OTHER EARNING ASSETS

Short-term investments in interest-bearing deposits with banks, federal funds sold, and securities purchased under agreements to resell provide a range of maturities under one year to supplement corporate liquidity. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold provide a vehicle to control the reserve position and serve correspondent banks, as well as offer supplemental earnings opportunities. As a result of the emphasis on higher yielding loans, short-term investments declined on average $124 million during 1996.

Loans held for sale totaled $38 million at the end of 1996, down from $512 million in 1995. This decrease represents the bankcard portfolio sold in late 1995, which settled in early 1996.

TABLE 9: MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

December 31
(in millions)                                                             1996
------------------------------------------------------------------------------
Three months or less                                                    $1,391
Over three months to six months                                            279
Over six months to twelve months                                           255
Over twelve months                                                         279
------------------------------------------------------------------------------
     Total                                                              $2,204
------------------------------------------------------------------------------
------------------------------------------------------------------------------

DEPOSITS AND BORROWED FUNDS

Average deposits rose $603 million, or 3 percent, from 1995. Excluding the impact of acquisitions and divestitures, deposits would have decreased 2 percent, reflecting a managed decline in foreign deposits due to more attractive funding alternatives such as medium-term notes, along with the continued trend of interest-sensitive customers investing in higher yielding deposit alternatives, including mutual funds. Total deposits increased less than 1 percent during 1995, excluding acquisitions and divestitures.

Average demand deposits grew $822 million, or 17 percent, from 1995 largely due to the growth in related commercial loan business and the acquisition of Metrobank. Average certificates of deposit increased $529 million or 8 percent, from 1995 largely due to various deposit promotions and the acquisition of Metrobank. Growth in these categories was offset by a decrease in average foreign office deposits of $999 million, or 54 percent, reflecting a managed decline due to more attractive funding alternatives such as medium-term notes.

While deposit balances increased slightly, there was continued reliance on medium-term debt (both domestic and European), and long-term debt to provide the necessary funding to support expanding loan volumes. The interest rates associated with medium-term debt create a funding source with maturities ranging from one month to 15 years and durations that are similar to deposit liabilities. Long-term subordinated notes help maintain the bank's total capital ratio at the level that qualifies for the lowest FDIC risk-based insurance premium and supports acquisition activity. The Corporation issued $150 million of long-term notes during the year. Medium-term debt decreased $550 million, representing the net result of the issuance of $2.1 billion and the maturity of $2.6 billion of notes during 1996. Further information on the Corporation's medium- and long-term debt is included in Note 9 to the consolidated financial statements on page 40.

CAPITAL

Shareholders' equity was $2.6 billion at December 31, 1996, the same as December 31, 1995. During the year, the Corporation authorized the repurchase of up to 15 million shares of Comerica common stock. Coupled with other authorizations to acquire shares, Comerica repurchased 13 million shares equaling more than $600 million of capital during 1996. The combination of a nonredeemable preferred stock issue, the sale of Comerica Bank-Illinois and retained earnings were the principal sources of capital and liquidity that enabled the Corporation to accomplish this initiative. Comerica continues to maintain its capital ratios beyond the limits established by the Federal Reserve Board for a "well capitalized" bank.

The remaining change in capital is the net effect of increases in capital from retained earnings of $238 million, $129 million of common stock issued for acquisitions, $35 million of common stock for employee stock plans, the issuance of $250 million in nonredeemable preferred stock, and a change of $19 million in the value of the Corporation's available for sale securities.

At December 31, 1996, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 17 of the consolidated financial statements on page 45 for the capital ratios.

The Corporation declared common dividends totaling $170 million on net income applicable to common stock of $408 million, representing a dividend payout ratio of 43 percent (37 percent excluding the after-tax impact of the restructuring charge). The payout ratio in 1995 was 39 percent. The board of directors has targeted a payout ratio of between 30 to 40 percent, although this target is constantly reassessed by the board in light of changing market and industry conditions.

ASSET QUALITY

NONPERFORMING ASSETS

The Corporation's policies regarding nonaccrual loans reflect the importance of identifying troubled loans early. Consumer loans are directly charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than when the loan is 90 days past due on principal or interest unless it is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off at the time the loan is placed on nonaccrual status to an amount that represents management's assessment of the ultimate collectibility of the loan. Interest previously accrued but not collected on nonaccrual loans is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

NONPERFORMING ASSETS TO LOANS AND OTHER REAL ESTATE
(IN PERCENTAGES)

[EDGAR REPRESENTATION OF GRAPHIC]

Bar graph depicting the Corporation's nonperforming assets to loans and other real estate (in percentages) from 1992 to 1996 compared to an industry average.

                                     1992    1993    1994    1995    1996
                                   --------------------------------------
Comerica                             1.50    1.09    0.92    0.67    0.53
Industry Average                     4.62    2.81    1.67    1.23    0.79

Nonperforming assets as a percent of total loans and other real estate were 0.53 percent and 0.67 percent at year-end 1996 and 1995, respectively. This decline reflects the continued improvement in the quality of the loan portfolio and favorable economic conditions in the Corporation's markets. Nonaccrual loans at December 31, 1996 decreased 21 percent to $103 million from year-end 1995. The nonaccrual loan table on page 26 indicates the percentage of nonaccrual loan value to original contractual value and demonstrates the conservative and prompt nature of the corporate charge-off and payment application policy.

TABLE 10: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO-FTE


                                                                    Maturity+
                        ------------------------------------------------------------------------------------------------  Weighted
December 31, 1996         Within 1 Year         1-5 Years           5-10 Years       After 10 Years           Total        Average
(dollar amounts         ------------------------------------------------------------------------------------------------  Maturity
in millions)            Amount     Yield    Amount     Yield    Amount     Yield    Amount     Yield    Amount     Yield Yrs./Mos.
----------------------------------------------------------------------------------------------------------------------------------

Available for sale
  U.S. Treasury           $119      5.59%     $123      5.50%     $ --        --%   $   --        --%   $  242      5.54%      1/6
  U.S. government
    and agency             140      5.51       323      6.47       153      7.14     3,110      6.57     3,726      6.55      11/4
  State and municipal
    securities              41      9.51       127      9.20        45      9.70        15      9.89       228      9.40       3/9
  Other bonds, notes
    and debentures         240      7.66       111      7.57        61      8.27       110      7.33       522      7.64       6/5
  Federal Reserve
    Bank stock and
    other                   --        --        --        --        --        --        --        --        82        --        --
    investments*
----------------------------------------------------------------------------------------------------------------------------------
  Total investment
    securities
    available
     for sale             $540      6.79%     $684      6.98%     $259      7.85%   $3,235      6.61%   $4,800      6.75%     9/11
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


* Balances are excluded in the calculation of total yield.
+ Based on final contractual maturity.

TABLE 11: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS


December 31
(dollar amounts in millions)                                      1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------------

Nonperforming assets
  Nonaccrual loans
     Commercial loans                                            $  72          $  87          $  89          $  71          $  75
     Real estate construction loans                                  3              7             17             19             28
     Real estate mortgage loans (principally commercial)            28             37             56             64            120
----------------------------------------------------------------------------------------------------------------------------------
     Total nonaccrual loans                                        103            131            162            154            223

  Reduced-rate loans                                                 8              3              2              5              1
----------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                                     111            134            164            159            224

  Other real estate                                                 29             29             40             50             49
----------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                                  $ 140          $ 163           $204          $ 209          $ 273
----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of total loans                0.42%          0.55%          0.74%          0.83%          1.23%
Nonperforming assets as a percentage of total loans
  and other real estate                                           0.53%          0.67%          0.92%          1.09%          1.50%
Allowance for loan losses as a percentage of total
  nonperforming assets                                             263%           209%           160%           143%           113%
Loans past due 90 days--domestic                                 $  52          $  57          $  39          $  46          $ 100
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


NONACCRUAL LOANS

December 31
(dollar amounts in millions)                                    1996      1995
--------------------------------------------------------------------------------
Carrying value                                                  $103      $131
Contractual value                                                147       181
Carrying value as a percentage
  of contractual value                                            70%       72%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Other real estate owned (ORE) remained at $29 million as sales and write-downs of properties offset ORE additions. The largest addition in 1996 was a $10 million property from an acquisition.

CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers, represented the largest significant industry concentration at December 31, 1996. These loans totaled $4.3 billion, or 16 percent of total loans at December 31, 1996, and included floor plan loans to automobile dealers of $1,209 million and $1,083 million at December 31, 1996 and 1995, respectively. All other industry concentrations individually represented less than 5 percent of total loans at year-end 1996. Automotive industry loans at year-end 1995 totaled approximately $4.5 billion, or 18 percent of total loans.

The Corporation has successfully operated in the Michigan economy in spite of a loan concentration and several downturns in the auto industry. There were no automotive industry-related loans larger than $3 million on nonaccrual status as of year-end 1996. In addition, there were no significant automotive industry-related charge-offs during the year.

COMMERCIAL REAL ESTATE LENDING

The real estate construction loan portfolio contains loans made to long-time customers in local markets with satisfactory project completion experience. The portfolio has approximately 1,025 loans, of which 80 percent have balances of less than $1 million. The largest real estate construction loan has a balance of approximately $20 million.

The commercial mortgage loan portfolio, 52 percent of which relates to owner-occupied properties, also consists of loans to long-time customers. Of the approximately 7,309 loans in the portfolio, 89 percent have balances under $1 million, and the largest loan is less than $20 million. Additionally, the Corporation's policy requires a 75 percent or less loan-to-value (LTV) ratio for all commercial mortgage and real estate construction loans. This policy is well within bank regulatory limits.

The geographic distribution of the real estate construction and commercial mortgage loan portfolios is also an important determinant in evaluating credit risk. The following table indicates the diversification of the portfolios throughout the markets served by the Corporation.

GEOGRAPHIC DISTRIBUTION

December 31, 1996                                   Real Estate     Commercial
(in millions)                                      Construction       Mortgage
--------------------------------------------------------------------------------
Michigan                                                   $288         $2,043
California                                                  110            523
Texas                                                       258            358
Florida                                                      39            124
Other                                                        56            398
--------------------------------------------------------------------------------
Total                                                      $751         $3,446
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ASSET AND LIABILITY MANAGEMENT

The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various on- and off-balance sheet financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. Corporate policies and risk limits pertaining to asset and liability management activities are established by the Asset Liability Policy Committee (ALPC) and approved by the board of directors. Adherence to these policies is governed by the ALPC, which is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments, and deposit gathering, who meet regularly to execute asset and liability management strategies.

INTEREST RATE SENSITIVITY

Interest rate risk arises in the normal course of business due to differences in the repricing and maturity characteristics of assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques are used to manage interest rate risk, including simulation analysis, asset and liability repricing schedules and duration of equity. The results of these interest rate risk measurement systems are reviewed regularly by the ALPC.

Net interest income is frequently evaluated under various balance sheet and interest rate scenarios. The results of this analysis provide the information needed to assess the proper balance sheet structure. An unexpected change in the pace of economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. A process is maintained where management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that are taken up and down 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves, and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. The measurement of risk exposure at year-end 1996 for a 200 basis point decline in short-term interest rates identified approximately $9 million of net interest income at risk during 1997. If short-term interest rates rise 200 basis points, the Corporation would have approximately $15 million of net interest income at risk. Corporate policy limits adverse change to no more than 5 percent of management's most likely net interest income forecast. In either case, the Corporation is within the policy guideline.

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

As market rates approach expected turning points, management adjusts the interest rate sensitivity of the Corporation. This sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, on an elasticity-adjusted basis, is between an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 10 percent of earning assets.

The table on page 28 shows the interest sensitivity gap as of year-end 1996 and 1995. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $1.2 billion of rate sensitivity to the 1996 year-end gap. In addition, the schedule identifies the adjustment for the price elasticity on certain core deposits.

The Corporation was liability sensitive for the first half of 1996, due to gap reduction initiatives put in place in the fourth quarter of 1995 and the first quarter of 1996. Deposit growth and investment security runoff moved the Corporation to an asset sensitive position in the latter half of 1996. The Corporation had a one-year asset sensitive gap of $547 million, or 2 percent of earning assets, as of December 31, 1996. This compares to a $215 million liability sensitive gap, or 1 percent of earning assets, on December 31, 1995. Management anticipates material growth in asset sensitivity throughout 1997, and will continue to look at both on- and off-balance sheet alternatives to hedge this increased asset sensitivity and achieve the desired interest rate risk profile for the Corporation.

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY

                                        Interest        Foreign
                                            Rate       Exchange
(in millions)                          Contracts      Contracts         Totals
--------------------------------------------------------------------------------
Balances at December 31, 1994             $3,891        $   123         $4,014
Additions                                  3,673          3,160          6,833
Maturities/amortizations                  (1,445)        (3,004)        (4,449)
--------------------------------------------------------------------------------
Balances at December 31, 1995             $6,119        $   279         $6,398
Additions                                  4,026          4,762          8,788
Maturities/amortizations                  (1,925)        (4,559)        (6,484)
--------------------------------------------------------------------------------
Balances at December 31, 1996             $8,220        $   482         $8,702
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Corporation utilizes interest rate swaps predominantly as asset and liability management tools with the overall objectives of managing the sensitivity of net interest income to changes in interest rates. To accomplish this objective, interest rate swaps are used primarily to modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, a fixed rate to a floating rate, or from one floating rate index to another). This strategy assists management in achieving interest rate risk objectives.

At December 31, 1996 and 1995, the notional amount of risk management interest rate swaps totaled $8,015 million and $5,925 million, respectively. The fair value of risk management interest rate swaps at December 31, 1996 was a negative $55 million, compared to a positive $68 million at December 31, 1995. For the year ended December 31, 1996, risk management interest rate swaps generated $49 million of net interest income, compared to $2 million in net interest expense for the year ended December 31, 1995. These off-balance sheet instruments represented 82 percent and 83 percent of total derivative financial instruments and foreign exchange contracts, including commitments, at year-end 1996 and 1995, respectively.

Table 13 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 1996. The swaps have been grouped by the assets and liabilities to which they have been designated.

In addition to interest rate swaps, the Corporation employs various other types of off-balance sheet derivative and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies, mortgages held for sale, and originated mortgage servicing rights). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts, foreign exchange generic swap agreements, and cross-currency swaps. The aggregate notional amounts of these risk management derivative and foreign exchange contracts at December 31, 1996 and 1995, were $687 million and $473 million, respectively.

TABLE 12: SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES


                                                           December 31, 1996                            December 31, 1995
                                                     Interest Sensitivity Period                  Interest Sensitivity Period
----------------------------------------------------------------------------------------------------------------------------------
                                                 Within           Over                        Within           Over
(dollar amounts in millions)                   One Year       One Year          Total       One Year       One Year          Total
----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                         $    --        $ 1,902        $ 1,902        $    --        $ 2,028        $ 2,028
Short-term investments                               98              5            103            736             14            750
Investment securities                             1,428          3,372          4,800          2,678          4,181          6,859

Commercial loans
  (including lease financing)                    12,489          1,437         13,926         11,050          1,321         12,371
International loans                               1,706             --          1,706          1,385             --          1,385
Real estate related loans                         3,662          2,279          5,941          3,611          2,505          6,116
Consumer loans                                    2,201          2,433          4,634          2,591          1,979          4,570
----------------------------------------------------------------------------------------------------------------------------------
     Total loans                                 20,058          6,149         26,207         18,637          5,805         24,442

Other assets                                        615            579          1,194            711            680          1,391
----------------------------------------------------------------------------------------------------------------------------------
     Total assets                               $22,199        $12,007        $34,206        $22,762        $12,708        $35,470
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits
  Noninterest-bearing                           $   570        $ 6,143        $ 6,713        $   521        $ 5,059        $ 5,580
  Savings                                            --          1,770          1,770             --          2,204          2,204
  Money market and NOW                            5,351          1,631          6,982          4,798          1,770          6,568
  Certificates of deposit                         5,056          1,550          6,606          5,289          1,400          6,689
  Foreign office                                    295              1            296          2,125              1          2,126
----------------------------------------------------------------------------------------------------------------------------------
     Total deposits                              11,272         11,095         22,367         12,733         10,434         23,167

Short-term borrowings                             4,489             --          4,489          4,674             --          4,674
Medium- and long-term debt                        2,842          1,400          4,242          3,044          1,600          4,644
Other liabilities                                   177            315            492             62            315            377
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                           18,780         12,810         31,590         20,513         12,349         32,862

Shareholders' equity                                (23)         2,639          2,616             (4)         2,612          2,608
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders'
      equity                                    $18,757        $15,449        $34,206        $20,509        $14,961        $35,470
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Sensitivity impact of interest rate swaps       $(4,676)       $ 4,676             --        $(3,875)       $ 3,875             --
Sensitivity impact of unsettled swap
  and security purchases                            (43)            43             --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                         (1,277)         1,277             --         (1,622)         1,622             --
Gap as a percentage of earning assets                (4)%            4%            --             (5)%            5%            --
Sensitivity impact from elasticity
 adjustments (1)                                  1,824         (1,824)            --          1,407         (1,407)            --
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap with elasticity
 adjustments                                    $   547        $  (547)            --        $  (215)       $   215             --
Gap as a percentage of earning assets                 2%            (2)%           --             (1)%            1%            --
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985 as well as expected future pricing relationships.

TABLE 13: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS


                                                                                                         2002-             Dec. 31
(amounts in millions)                                   1997      1998      1999      2000      2001      2023     Total      1995
----------------------------------------------------------------------------------------------------------------------------------

VARIABLE RATE ASSET DESIGNATION:

  Receive fixed swaps
    Generic                                           $   --     $  --    $   --     $  --     $  --    $   --    $   --    $   50
    Amortizing                                            84       100        --        --        --        --       184       200
    Index amortizing                                   1,465       861     1,083       690       328       587     5,014     3,688

  Weighted average: (1)
    Receive rate                                        5.65%     6.25%     6.40%     6.14%     6.45%     6.33%     6.11%     6.02%
    Pay rate                                            5.56%     5.55%     5.53%     5.59%     5.55%     5.60%     5.56%     5.84%

  Floating/floating swaps (3)                         $   --     $  --    $   25     $  --     $  --    $   --    $   25    $   --
----------------------------------------------------------------------------------------------------------------------------------
FIXED RATE ASSET DESIGNATION:

  Pay fixed swaps
    Generic                                           $   --     $  --    $    2     $  --     $  --    $   --    $    2    $   37
    Index amortizing                                      23         3         3        11        --        --        40        --

  Weighted average: (1)
    Receive rate                                        5.56%     5.67%     5.65%     5.67%       --%       --%     5.60%     5.76%
    Pay rate                                            5.07%     5.34%     6.70%     5.34%       --%       --%     5.35%     7.14%
----------------------------------------------------------------------------------------------------------------------------------
MEDIUM- AND LONG-TERM
DEBT DESIGNATION:

  Generic receive fixed swaps                         $1,300     $  --    $   --     $ 200    $   --    $  850    $2,350    $1,375

  Weighted average: (1)
    Receive rate                                        5.82%       --%       --%     6.91%       --%     7.78%     6.62%     7.01%
    Pay rate                                            5.40%       --%       --%     5.50%       --%     5.74%     5.53%     5.80%

  Generic pay fixed swaps                             $   --     $  --    $   --     $  --     $  --    $   --    $   --    $   25

  Weighted average: (1)
    Receive rate                                          --%       --%       --%       --%       --%       --%       --%     5.70%
    Pay rate                                              --%       --%       --%       --%       --%       --%       --%     8.28%

  Floating/floating swaps                             $  400     $  --    $   --     $  --     $  --    $   --    $  400    $  550

  Weighted average: (2)
    Receive rate                                        5.32%       --%       --%       --%       --%       --%     5.32%     5.76%
    Pay rate                                            5.39%       --%       --%       --%       --%       --%     5.39%     5.75%
----------------------------------------------------------------------------------------------------------------------------------
Total notional amount                                 $3,272     $ 964    $1,113     $ 901     $ 328    $1,437    $8,015    $5,925
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


(1) Variable rates paid or received are based primarily on one-month and three-month LIBOR rates paid or received at December 31, 1996.
(2) Variable rates paid are based on LIBOR at December 31, 1996, while variable rates received are based on prime.
(3) Variable rate paid was 5.68%, based on LIBOR at December 31, 1996, while variable rate received represents the return on a principal only total return swap. This return is based on principal paydowns of the referenced security as well as changes in market value.

In 1996, the FASB issued an Exposure Draft on accounting for derivative and similar financial instruments and for hedging activities. This Exposure Draft would introduce significant volatility in earnings and could affect how the Corporation balances interest rate sensitivity in the future. Management does not believe the proposed accounting model will accurately account for and report Comerica's use of derivatives and has expressed this opinion to the FASB. Further information regarding risk management derivative financial instruments and foreign exchange contracts is provided in Notes 8, 9 and 18 to the consolidated financial statements.

LIQUIDITY

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. Liquidity requirements are satisfied with various funding sources, including a $7.5 billion medium-term note program which allows the Michigan, California and Texas banks to issue debt with maturities ranging between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end 1996, unissued debt related to the two programs totaled $5.6 billion.
In addition, liquid assets totaled $6.8 billion, at December 31, 1996. The Corporation also had available $1.2 billion from a collateralized borrowing account with the Federal Reserve Bank at year-end 1996. Purchased funds at December 31, 1996, excluding certificates of deposit with maturities beyond one year, approximated $6.7 billion.

Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 17 to the consolidated financial statements on page 45, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 1997, the subsidiary banks can pay dividends of up to $371 million plus current net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries, as a percent of shareholders' equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 1996, the ratio was 108 percent.


CUSTOMER INITIATED AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

CUSTOMER INITIATED AND OTHER NOTIONAL ACTIVITY

                                        Interest        Foreign
                                            Rate       Exchange
(in millions)                          Contracts      Contracts         Totals
--------------------------------------------------------------------------------

Balances at December 31, 1994              $ 328       $    503       $    831
Additions                                    375         32,642         33,017
Maturities/amortizations                    (290)       (32,825)       (33,115)
Terminations                                 (50)            --            (50)
--------------------------------------------------------------------------------
Balances at December 31, 1995              $ 363       $    320       $    683
Additions                                    237         37,571         37,808
Maturities/amortizations                    (210)       (37,247)       (37,457)
--------------------------------------------------------------------------------
Balances at December 31, 1996              $ 390       $    644       $  1,034
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

On a limited basis, the Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. At December 31, 1996 and 1995, customer initiated activity represented 11 percent and 10 percent, respectively of total derivative and foreign exchange contracts, including commitments. Refer to Note 18 to the consolidated financial statements on page 45 for further information regarding customer initiated and other derivative financial instruments and foreign exchange contracts.

OTHER MATTERS

In June 1996, the FASB issued Statement on Financial Accounting Standards No. 125 on "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement changes the accounting for transfers and extinguishments occurring after December 31, 1996. SFAS No. 125 is not expected to materially impact the Corporation.

As disclosed in Note 19 to the consolidated financial statements on page 48, a lawsuit was filed on July 24, 1990, by the State of Michigan against a subsidiary bank involving hazardous waste issues. The Corporation's motion for summary judgment was granted, and the Circuit Court of Appeals, on December 19, 1996, upheld that judgment.

Many of the Corporation's computer systems contain programming code that will not function properly on January 1, 2000. The Corporation is working to ensure all systems will function properly at that date. Current estimates of costs to remedy potential problems are not expected to be material to the years 1997-9.

Forward-looking statements in the preceding financial review are based on current expectations, but there are numerous factors that could cause variances in these factors as economic, industry and competitive positions change.

CONSOLIDATED BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES



December 31
(in thousands, except share data)                                                                         1996                1995
----------------------------------------------------------------------------------------------------------------------------------

ASSETS

Cash and due from banks                                                                            $ 1,901,760         $ 2,028,375
Interest-bearing deposits with banks                                                                    27,329              23,568
Federal funds sold and securities purchased under agreements to resell                                  32,200             203,798
Trading account securities                                                                               6,009              10,668
Loans held for sale                                                                                     38,069             511,562

Investment securities available for sale                                                             4,800,034           6,859,310

Commercial loans                                                                                    13,520,246          12,041,009
International loans                                                                                  1,706,388           1,384,814
Real estate construction loans                                                                         750,760             641,432
Commercial mortgage loans                                                                            3,445,562           3,254,041
Residential mortgage loans                                                                           1,743,876           2,221,359
Consumer loans                                                                                       4,634,258           4,570,015
Lease financing                                                                                        405,618             329,608
----------------------------------------------------------------------------------------------------------------------------------
     Total loans                                                                                    26,206,708          24,442,278

Less allowance for loan losses                                                                        (367,165)           (341,344)
----------------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                                      25,839,543          24,100,934

Premises and equipment                                                                                 407,663             455,002
Customers' liability on acceptances outstanding                                                         33,102              21,135
Accrued income and other assets                                                                      1,120,362           1,255,522
----------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                  $34,206,071         $35,469,874
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits (noninterest-bearing)                                                              $ 6,712,985         $ 5,579,536
Interest-bearing deposits                                                                           15,357,840          15,461,213
Deposits in foreign offices                                                                            296,348           2,126,466
----------------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                                 22,367,173          23,167,215

Federal funds purchased and securities sold
  under agreements to repurchase                                                                     1,395,540           3,206,612
Other borrowed funds                                                                                 3,093,651           1,467,550
Acceptances outstanding                                                                                 33,102              21,135
Accrued expenses and other liabilities                                                                 459,267             355,219
Medium- and long-term debt                                                                           4,241,769           4,644,416
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                              31,590,502          32,862,147

Nonredeemable preferred stock--$50 stated value
  Authorized--5,000,000 shares
  Issued--5,000,000 shares in 1996                                                                     250,000                  --
Common stock--$5 par value
  Authorized--250,000,000 shares
  Issued--107,297,345 shares in 1996 and 115,094,531 shares in 1995                                    536,487             575,473
Capital surplus                                                                                             --             410,618
Unrealized gains and losses on investment securities available for sale                                (22,789)             (4,141)
Retained earnings                                                                                    1,854,116           1,640,980
Deferred compensation                                                                                   (2,245)             (1,974)
Less cost of common stock in treasury--490,704 shares in 1995                                               --             (13,229)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                                      2,615,569           2,607,727
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                                    $34,206,071         $35,469,874
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands, except per share data)                                    1996         1995         1994
-------------------------------------------------------------------------------------------------------
INTEREST INCOME

Interest and fees on loans                                         $2,160,981   $2,090,854   $1,577,329
Interest on investment securities
   Taxable                                                            372,331      473,759      446,307
   Exempt from federal income tax                                      17,443       26,189       30,645
-------------------------------------------------------------------------------------------------------
      Total interest on investment securities                         389,774      499,948      476,952

Trading account interest                                                  210          227           70
Interest on federal funds sold and securities
   purchased under agreements to resell                                 5,068        7,402        4,717
Interest on time deposits with banks                                    1,827        8,032       21,858
Interest on loans held for sale                                         4,920        7,461       10,998
-------------------------------------------------------------------------------------------------------
      Total interest income                                         2,562,780    2,613,924    2,091,924

INTEREST EXPENSE

Interest on deposits                                                  685,539      721,475      542,727
Interest on short-term borrowings
   Federal funds purchased and securities
      sold under agreements to repurchase                             111,729      165,544      121,390
   Other borrowed funds                                               107,155      135,667       78,546
Interest on medium- and long-term debt                                294,990      288,990      147,942
Net interest rate swap (income)/expense                               (48,911)       2,365      (28,808)
-------------------------------------------------------------------------------------------------------
      Total interest expense                                        1,150,502    1,314,041      861,797
-------------------------------------------------------------------------------------------------------
      Net interest income                                           1,412,278    1,299,883    1,230,127
Provision for loan losses                                             114,000       86,500       56,000
-------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses           1,298,278    1,213,383    1,174,127

NONINTEREST INCOME

Income from fiduciary activities                                      133,482      125,038      121,755
Service charges on deposit accounts                                   140,436      130,249      123,626
Customhouse broker fees                                                10,764       36,086       40,662
Revolving credit fees                                                  22,670       36,248       24,743
Securities gains                                                       13,588       11,748        3,461
Other noninterest income                                              186,014      159,356      135,943
-------------------------------------------------------------------------------------------------------
      Total noninterest income                                        506,954      498,725      450,190

NONINTEREST EXPENSES

Salaries and employee benefits                                        560,784      562,159      548,607
Net occupancy expense                                                  99,211       98,945       98,885
Equipment expense                                                      68,827       67,872       67,319
FDIC insurance expense                                                  8,139       23,817       44,276
Telecommunications expense                                             29,092       29,644       27,304
Restructuring charge (including merger and integration in 1994)        90,000            -        7,000
Other noninterest expenses                                            302,973      303,977      248,831
-------------------------------------------------------------------------------------------------------
      Total noninterest expenses                                    1,159,026    1,086,414    1,042,222
-------------------------------------------------------------------------------------------------------
Income before income taxes                                            646,206      625,694      582,095
Provision for income taxes                                            229,045      212,328      194,853
-------------------------------------------------------------------------------------------------------
NET INCOME                                                         $  417,161   $  413,366   $  387,242
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Net income applicable to common stock                              $  408,136   $  413,366   $  387,242
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Net income per common share                                        $     3.55   $     3.54   $     3.28
Average common and common equivalent shares                           114,854      116,894      118,160

Cash dividends declared on common stock                            $  170,067   $  158,309   $  145,098
Dividends per common share                                         $     1.52   $     1.37   $     1.24
-------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements


32                                                         Comerica Incorporated

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
COMERICA INCORPORATED AND SUBSIDIARIES

                                        Non-
                                  redeemable                         Unrealized                                               Total
                                   Preferred    Common    Capital         Gains    Retained      Deferred    Treasury  Shareholders'
(in thousands, except share data)      Stock     Stock    Surplus  and (Losses)    Earnings  Compensation       Stock        Equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1994       $       --  $596,473   $525,668      $ 27,473  $1,155,280     $  (1,482)  $(121,754)   $2,181,658

Net income for 1994                       --        --         --            --     387,242            --          --       387,242
Cash dividends declared
   on common stock                        --        --         --            --    (145,098)           --          --      (145,098)
Purchase of 2,810,564 shares
   of common stock                        --        --         --            --          --            --     (76,280)      (76,280)
Issuance of common stock:
   Employee stock plans                   --        --      1,170            --      (3,161)         (797)      7,702         4,914
   Acquisition of Pacific Western         --        --         --            --      (3,858)           --     125,221       121,363
Amortization of deferred
   compensation                           --        --         --            --          --           493          --           493
Change in unrealized
   gains/(losses) on investment
   securities available for sale          --        --         --       (82,512)         --            --          --       (82,512)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1994     $       --  $596,473   $526,838      $(55,039) $1,390,405     $  (1,786)  $ (65,111)   $2,391,780

Net income for 1995                       --        --         --            --     413,366            --          --       413,366
Cash dividends declared
   on common stock                        --        --         --            --    (158,309)           --          --      (158,309)
Purchase of 1,405,500
   shares of common stock                 --        --         --            --          --            --     (38,725)      (38,725)
Purchase and retirement
   of 4,200,000 shares
      of common stock                     --   (21,000)  (118,931)           --          --            --          --      (139,931)
Issuance of common stock:
   Employee stock plans                   --        --      1,261            --      (4,482)       (1,034)     14,957        10,702
   Acquisitions                           --        --      1,450            --          --            --      75,650        77,100
Amortization of deferred
   compensation                           --        --         --            --          --           846          --           846
Change in unrealized
   gains/(losses) on investment
   securities available for sale          --        --         --        50,898          --            --          --        50,898
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995     $       --  $575,473   $410,618      $ (4,141) $1,640,980     $  (1,974)  $ (13,229)   $2,607,727

Net income for 1996                       --        --         --            --     417,161            --          --       417,161
Issuance of preferred stock          250,000        --     (3,256)           --          --            --          --       246,744
Cash dividends declared:
   Preferred stock                        --        --         --            --      (9,025)           --          --        (9,025)
   Common stock                           --        --         --            --    (170,067)           --          --      (170,067)
Purchase and retirement
   of 12,176,496 shares
      of common stock                     --   (60,883)  (519,924)           --      (5,065)           --     (36,324)     (622,196)
Issuance of common stock:
   Employee stock plans                   --       897     14,090            --     (20,076)       (1,197)     40,295        34,009
   Acquisitions                           --    21,000     98,472            --         208            --       9,258       128,938
Amortization of deferred
   compensation                           --        --         --            --          --           926          --           926
Change in unrealized
   gains/(losses) on investment
   securities available for sale          --        --         --       (18,648)         --            --          --       (18,648)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996       $250,000  $536,487   $     --      $(22,789) $1,854,116     $  (2,245)  $      --    $2,615,569
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

( ) Indicates deduction.
See notes to consolidated financial statements.


Comerica Incorporated                                                         33

CONSOLIDATED STATEMENTS OF CASH FLOWS
COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands)
                                                                                      1996         1995         1994
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                                      $  417,161   $  413,366   $  387,242
Adjustments to reconcile net income to
   net cash provided by operating activities
      Provision for loan losses                                                    114,000       86,500       56,000
      Depreciation                                                                  66,776       64,014       59,819
      Restructuring charge                                                          90,000       (6,127)     (19,733)
      Net (increase) decrease in trading account securities                          4,659       (6,336)        (732)
      Net (increase) decrease in loans held for sale                               473,493     (420,015)     239,120
      Net (increase) decrease in accrued income receivable                             924      (26,749)     (43,495)
      Net increase (decrease) in accrued expenses                                  (39,720)      96,645      (31,845)
      Net amortization of intangibles                                               30,803       29,016       25,597
      Funding for employee benefit plans                                           (25,000)    (200,000)     (59,719)
      Other, net                                                                   187,438     (178,874)      91,433
--------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                         903,373     (561,926)     316,445
--------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) operating activities                     1,320,534     (148,560)     703,687

INVESTING ACTIVITIES

Net (increase) decrease in interest-bearing deposits with banks                     (3,705)     363,870      647,600
Net (increase) decrease in federal funds sold and securities
   purchased under agreements to resell                                              4,898     (122,498)   1,045,789
Proceeds from sale of investment securities available for sale                   1,211,250      103,531        3,001
Proceeds from maturity of investment securities available for sale               1,531,012      837,412      565,445
Purchases of investment securities available for sale                             (643,796)    (211,222)  (1,150,178)
Proceeds from maturity of investment securities held to maturity                        --      788,620    1,429,966
Purchases of investment securities held to maturity                                     --     (223,579)  (2,197,840)
Net increase in loans (other than loans purchased)                              (1,852,199)  (1,908,266)  (2,224,057)
Purchase of loans                                                                  (77,805)     (48,349)    (257,043)
Fixed assets, net                                                                  (46,038)     (62,334)     (78,454)
Net (increase) decrease in customers' liability on acceptances outstanding         (12,341)      13,097        4,580
Net cash provided by acquisitions/sales                                            200,459       19,224       58,626
--------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) investing activities                       311,735     (450,494)  (2,152,565)

FINANCING ACTIVITIES

Net increase (decrease) in deposits                                               (825,859)     130,276      304,768
Net increase (decrease) in short-term borrowings                                  (129,056)     468,754   (1,056,522)
Net increase (decrease) in acceptances outstanding                                  12,341      (13,097)      (4,580)
Proceeds from issuance of medium- and long-term debt                             2,251,000    2,960,000    3,550,000
Repayments and purchases of medium- and long-term debt                          (2,553,650)  (2,418,171)    (912,613)
Proceeds from issuance of preferred stock                                          246,744           --           --
Proceeds from issuance of common stock                                              35,206       11,736        5,711
Purchase of common stock for treasury and retirement                              (622,196)    (178,656)     (76,280)
Dividends paid                                                                    (173,414)    (155,726)    (139,988)
--------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities                    (1,758,884)     805,116    1,670,496
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                (126,615)     206,062      221,618
Cash and due from banks at beginning of year                                     2,028,375    1,822,313    1,600,695
--------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                          $1,901,760   $2,028,375   $1,822,313
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Interest paid                                                                   $1,201,146   $1,274,101   $  862,563
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Income taxes paid                                                               $  212,530   $  180,134   $  171,851
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Noncash investing and financing activities
   Loan transfers to other real estate                                          $   10,534   $   23,908   $   26,598
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
   Stock issued for acquisitions                                                $  128,938   $   77,100   $  121,363
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
   Loan transfers to investment securities                                      $       --   $       --   $   91,538
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


34                                                         Comerica Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMERICA INCORPORATED AND SUBSIDIARIES



NOTE 1
--------------------------------------------------------------------------------
ACCOUNTING POLICIES

ORGANIZATION

Comerica Incorporated is a registered bank holding company headquartered in Detroit, Michigan. The Corporation's principal lines of business are the Business Bank, the Individual Bank and the Investment Bank. The core businesses are tailored to each of the Corporation's four primary geographic markets:
Michigan, Texas, California and Florida.

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

For acquisitions accounted for as pooling-of-interests combinations, the historical consolidated financial statements are restated to include the accounts and results of operations. For acquisitions using the purchase method of accounting, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Goodwill representing the excess of cost over the net book value of identifiable assets acquired is amortized on a straight-line basis over periods ranging from 10 to 30 years (weighted average of 17 years). Core deposit intangible assets are amortized on an accelerated method over 10 years.

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


Comerica Incorporated                                                         35

--------------------------------------------------------------------------------
ACCOUNTING POLICIES

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


NOTE 2
--------------------------------------------------------------------------------
ACQUISITIONS

During the years ended December 31, 1996, 1995 and 1994, Comerica made the following acquisitions, which were accounted for as purchases:

                             FMV of        FMV of
                             Assets   Liabilities   Purchase   Intangibles
(in millions)              Acquired       Assumed      Price      Recorded
--------------------------------------------------------------------------
During 1996
Metrobank                    $1,083        $1,020       $125           $62

During 1995
University Bank & Trust         456           422         69            35
QuestStar Bank, N.A.            205           193         25            13

During 1994
Pacific Western Bancshares      959           908        121            70
Lockwood Banc Group             305           288         44            27
--------------------------------------------------------------------------
--------------------------------------------------------------------------


36                                                         Comerica Incorporated

NOTE 3
--------------------------------------------------------------------------------
INVESTMENT SECURITIES

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:

                                                      Gross        Gross
                                                 Unrealized   Unrealized    Estimated
(in thousands)                            Cost        Gains       Losses   Fair Value
-------------------------------------------------------------------------------------
December 31, 1996
   U.S. government and
      agency securities             $4,011,022   $   22,702   $   65,375   $3,968,349
   State and municipal
      securities                       220,173        7,866          196      227,843
   Other securities                    603,873          654          685      603,842
-------------------------------------------------------------------------------------
         Total securities
            available for sale      $4,835,068   $   31,222   $   66,256   $4,800,034
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
December 31, 1995
   U.S. government and
      agency securities             $6,052,184   $   41,585   $   55,429   $6,038,340
   State and municipal
      securities                       353,612       17,618          389      370,841
   Other securities                    459,887       12,682       22,440      450,129
-------------------------------------------------------------------------------------
         Total securities
            available for sale      $6,865,683   $   71,885   $   78,258   $6,859,310
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 1996                                       Estimated
(in thousands)                                Cost     Fair Value
-----------------------------------------------------------------
Contractual maturity
   Within one year                      $  423,356     $  424,047
   Over one year to
      five years                           356,382        359,436
   Over five years to
      ten years                            105,318        107,610
   Over ten years                           75,113         75,777
-----------------------------------------------------------------
         Subtotal securities               960,169        966,870

   Mortgage-backed
      securities                         3,792,782      3,751,125
   Equity and other
      nondebt securities                    82,117         82,039
-----------------------------------------------------------------
         Total securities
            available for sale          $4,835,068     $4,800,034
-----------------------------------------------------------------
-----------------------------------------------------------------

Sales and calls of investment securities available for sale and calls of investment securities held to maturity resulted in realized gains and losses as follows:

Year Ended December 31       Available for Sale           Held to Maturity
----------------------------------------------------------------------------
(in thousands)                1996          1995          1996          1995
----------------------------------------------------------------------------
Securities gains           $14,945       $11,729       $    --       $   456
Securities losses           (1,357)         (350)           --           (87)
----------------------------------------------------------------------------
      Total                $13,588       $11,379       $    --       $   369
----------------------------------------------------------------------------
----------------------------------------------------------------------------

Assets, principally securities, carried at approximately $3.5 billion at December 31, 1996, were pledged to secure public deposits (including State of Michigan deposits of $62 million at December 31, 1996), and for other purposes as required by law.

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


Comerica Incorporated                                                         37

NOTE 4
--------------------------------------------------------------------------------
NONPERFORMING ASSETS

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

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.

December 31
(in thousands)                              1996         1995
-------------------------------------------------------------
Nonaccrual loans
   Commercial loans                     $ 71,991     $ 87,195
   Real estate construction loans          3,576        6,578
   Commercial mortgage loans              22,567       31,123
   Residential mortgage loans              5,160        5,507
-------------------------------------------------------------
         Total                           103,294      130,403

Reduced-rate loans                         8,009        3,244
-------------------------------------------------------------
         Total nonperforming loans       111,303      133,647

Other real estate                         28,398       29,384
-------------------------------------------------------------
         Total nonperforming assets     $139,701     $163,031
-------------------------------------------------------------
-------------------------------------------------------------
Loans past due 90 days                  $ 51,748     $ 57,134
-------------------------------------------------------------
-------------------------------------------------------------
Gross interest income that would
   have been recorded had the
   nonaccrual and reduced-rate
   loans performed in accordance
   with original terms                  $ 11,119     $ 18,925
-------------------------------------------------------------
-------------------------------------------------------------
Interest income recognized              $  2,681     $  3,427
-------------------------------------------------------------
-------------------------------------------------------------

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

December 31
(in thousands)                              1996         1995
-------------------------------------------------------------
Average impaired loans for the year     $114,253     $148,087
Total period-end impaired loans           98,050      135,034
Period-end impaired loans
   requiring an allowance                 59,960       89,209
Impairment allowance                      19,528       26,578
-------------------------------------------------------------
-------------------------------------------------------------

Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in the loan. Fifty percent of the total impaired loans at December 31, 1996 are evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate.


NOTE 5
--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

(in thousands)                              1996         1995         1994
--------------------------------------------------------------------------
Balance at January 1                    $341,344     $326,195     $298,685
Allowance of institutions and
   loans purchased/sold                   (3,630)       4,668       19,467
Loans charged off                       (125,912)    (119,028)     (83,086)
Recoveries on loans previously
   charged off                            41,363       43,009       35,129
--------------------------------------------------------------------------
      Net loans charged off              (84,549)     (76,019)     (47,957)
Provision for loan losses                114,000       86,500       56,000
--------------------------------------------------------------------------
Balance at December 31                  $367,165     $341,344     $326,195
--------------------------------------------------------------------------
--------------------------------------------------------------------------
As a percent of total loans                 1.40%        1.40%        1.47%
--------------------------------------------------------------------------
--------------------------------------------------------------------------


38                                                         Comerica Incorporated

NOTE 6
--------------------------------------------------------------------------------
SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional bank holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities centered in Michigan. In addition, the Corporation has an industry concentration with the automotive industry, which includes manufacturers and their finance subsidiaries, suppliers, dealers and company executives.

At December 31, 1996 and 1995, exposure from loan commitments and guarantees to companies related to the automotive industry totaled $8.2 billion and $8.0 billion, respectively. Additionally, commercial real estate loans, including commercial mortgages and construction loans, totaled $4.2 billion in 1996 and $3.9 billion in 1995. Approximately $1.9 billion of commercial real estate loans at December 31, 1996 involved mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.


NOTE 7
--------------------------------------------------------------------------------
PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 by major category follows:

(in thousands)                                           1996         1995
--------------------------------------------------------------------------
Land                                               $   54,635   $   61,144
Buildings and improvements                            366,618      402,569
Furniture and equipment                               436,133      479,099
--------------------------------------------------------------------------
      Total cost                                      857,386      942,812

Less accumulated depreciation and amortization      (449,723)    (487,810)
--------------------------------------------------------------------------
      Net book value                               $  407,663   $  455,002
--------------------------------------------------------------------------
--------------------------------------------------------------------------

Rental expense for leased properties and equipment amounted to $44 million in 1996, 1995 and 1994. Future minimum lease rentals under noncancelable operating lease obligations are as follows:

(in thousands)
-------------------------------------------------------------
1997                                               $   40,211
1998                                                   38,575
1999                                                   35,518
2000                                                   32,256
2001                                                   28,735
2002 and later                                        138,414
-------------------------------------------------------------
-------------------------------------------------------------

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was adopted in 1995. The statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used. The adoption of this standard had no significant effect on the financial position or results of operations of the Corporation.


NOTE 8
--------------------------------------------------------------------------------
SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following is a summary of short-term borrowings for the two years ended December 31, 1996:

                                          Federal Funds Purchased
                                              and Securities Sold         Other
                                                 Under Agreements      Borrowed
(in thousands)                                      to Repurchase         Funds
-------------------------------------------------------------------------------
December 31, 1996
   Amount outstanding at year-end                      $1,395,540    $3,093,651
   Weighted average interest rate at year-end                5.80%         5.14%
December 31, 1995
   Amount outstanding at year-end                      $3,206,612    $1,467,550
   Weighted average interest rate at year-end                5.39%         5.18%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The Corporation entered into interest rate swap contracts that convert $700 million of short-term notes based on the bank prime rate minus 2.96% and the one-month London Interbank Offered Rate (LIBOR) (5.29% and 5.53% at December 31, 1996, respectively) to a three-month LIBOR (5.56% at December 31, 1996) based rate.

At December 31, 1996, the parent company had available additional credit totaling $100 million under a line of credit agreement, all of which was unused. Under the current agreement, the line will expire in April of 2000.


Comerica Incorporated                                                         39

NOTE 9
--------------------------------------------------------------------------------
MEDIUM- AND LONG-TERM DEBT

Medium- and long-term debt consisted of the following at December 31:

(in thousands)                                               1996          1995
-------------------------------------------------------------------------------
Parent Company
7.25% subordinated notes due 2007                      $  148,548    $  148,584
9.75% subordinated notes due 1999                          74,782        74,692
10.125% subordinated debentures due 1998                   74,880        74,800
-------------------------------------------------------------------------------
       Total parent company                               298,210       298,076

Subsidiaries
Subordinated notes:
   8.375% subordinated notes due 2024                     147,860       147,782
   7.25% subordinated notes due 2002                      149,089       148,931
   6.875% subordinated notes due 2008                      99,143        99,066
   7.125% subordinated notes due 2013                     148,112       148,000
   7.875% subordinated notes due 2026                     146,814            --
-------------------------------------------------------------------------------
       Total subordinated notes                           691,018       543,779

Medium-term notes:
   Floating rate based on Treasury bill indices           399,955     1,099,701
   Floating rate based on Prime indices                        --       550,000
   Floating rate based on LIBOR indices                 1,448,947       624,937
   Fixed rate notes with interest rates ranging
     from 5.75% to 6.875%                               1,399,040     1,523,433
-------------------------------------------------------------------------------
       Total medium-term notes                          3,247,942     3,798,071

Notes payable maturing on dates ranging
   from 1997 through 2015                                   4,599         4,490
-------------------------------------------------------------------------------
       Total subsidiaries                               3,943,559     4,346,340
-------------------------------------------------------------------------------
       Total medium- and long-term debt                $4,241,769    $4,644,416
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Concurrent with the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table:

                                      Principal
                                         Amount                         Base
                                        of Debt                      Rate at
(in thousands)                        Converted         Base Rate   12/31/96
----------------------------------------------------------------------------
Parent Company
7.25% subordinated notes               $150,000     6-month LIBOR       5.63%
9.75% subordinated notes                 50,000     3-month LIBOR       5.56
----------------------------------------------------------------------------
Subsidiaries
Subordinated notes:
   8.375% subordinated notes            150,000     6-month LIBOR       5.63
   7.25% subordinated notes             150,000     6-month LIBOR       5.63
   6.875% subordinated notes            100,000     6-month LIBOR       5.63
   7.125% subordinated notes            150,000     6-month LIBOR       5.63
   7.875% subordinated notes            150,000     6-month LIBOR       5.63

Medium-term notes:
   Floating based on LIBOR
     indices                            200,000     3-month LIBOR       5.56
   Fixed rate notes with interest
     rates ranging from 5.75%
     to 6.65%                           850,000     3-month LIBOR       5.56
   5.95% fixed rate note                150,000     5.63%               5.63
----------------------------------------------------------------------------
----------------------------------------------------------------------------

All subordinated notes and debentures with maturities greater than one year qualify as Tier 2 capital.

The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, certain of the bank subsidiaries may offer an aggregate principal amount of up to $9.5 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rate on the floating rate medium-term notes based on LIBOR ranged from three-month LIBOR minus 0.13% to three-month LIBOR plus 0.10%. The notes are due from 1997 to 2001. The interest rates on the floating medium-term notes based on the three-month U.S. Treasury bill bond equivalent rate (5.22% at December 31, 1996) were the rate plus 0.30% for notes maturing in 1997. The maturities of the fixed rate notes range from 1997 to 2000. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC. The principal maturities of medium- and long-term debt are as follows:

(in thousands)
-------------------------------------------------------------
1997                                               $2,549,030
1998                                                  274,095
1999                                                   74,290
2000                                                  199,431
2001                                                  299,315
2002 and later                                        845,608
-------------------------------------------------------------
-------------------------------------------------------------


40                                                         Comerica Incorporated

NOTE 10
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY

During 1996, the board of directors authorized the repurchase of up to 15 million shares of Comerica Incorporated common stock for general corporate purposes, acquisitions and employee benefit plans. At December 31, 1996, 8.6 million shares had been repurchased under this program.

At December 31, 1996, the Corporation had reserved 4.8 million shares of common stock for issuance to employees under the long-term incentive plans.

During 1996, the Corporation issued 5 million shares of Fixed/ Adjustable Rate Noncumulative Preferred Stock, Series E, with a stated value of $50 per share. Dividends are payable quarterly, at a rate of 6.84% per annum through July 1, 2001. Thereafter, the rate will be equal to 0.625% plus an effective rate, but not less than 7.34% nor greater than 13.34%. The effective rate will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (as defined in the prospectus). The Corporation, at its option, may redeem all or part of the outstanding shares on or after July 1, 2001.


NOTE 11
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE

Primary net income per common share is computed by dividing adjusted net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock plans, using the treasury stock method. Fully diluted net income per share of common stock differs from primary to the extent the treasury stock method affects the assumed conversion of common stock equivalents. A computation of earnings per share follows:

Year Ended December 31
(in thousands, except per share data)            1996         1995         1994
-------------------------------------------------------------------------------
Primary
   Average shares outstanding                 112,847      115,797      117,264
   Common stock equivalent
      Net effect of the assumed
         exercise of stock options              2,007        1,097          896
-------------------------------------------------------------------------------
   Primary average shares                     114,854      116,894      118,160
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Net income                                   $417,161     $413,366     $387,242
Less preferred stock dividends                  9,025           --           --
-------------------------------------------------------------------------------
Net income applicable to
   common stock                              $408,136     $413,366     $387,242
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Primary net income per share                 $   3.55     $   3.54     $   3.28

Fully diluted
   Average shares outstanding                 112,847      115,797      117,264
   Common stock equivalents
      Net effect of the assumed
         exercise of stock options              2,411        1,783          899
-------------------------------------------------------------------------------
   Fully diluted average shares               115,258      117,580      118,163
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Net income                                   $417,161     $413,366     $387,242
Less preferred stock dividends                  9,025           --           --
-------------------------------------------------------------------------------
Net income applicable to
   common stock                              $408,136     $413,366     $387,242
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Fully diluted net income per share           $   3.54     $   3.52        $3.28
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


Comerica Incorporated                                                         41

NOTE 12
--------------------------------------------------------------------------------
LONG-TERM INCENTIVE PLANS

The Corporation has long-term incentive plans under which it has awarded both shares of restricted stock to key executive officers and stock options to executive officers and key personnel of the Corporation and its subsidiaries. The exercise price of the stock options is equal to the fair market value at the time the options are granted and the options may have restrictions regarding exercisability. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The Corporation adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-Based Compensation," as of December 31, 1996. If the recognition provisions of the new statement had been adopted as of the beginning of 1996, the effect on 1996 net income would have been immaterial.

                                                            Average per Share
-------------------------------------------------------------------------------
                                                          Exercise       Market
                                               Number        Price        Price
-------------------------------------------------------------------------------
Outstanding--December 31, 1993              3,441,273       $21.68       $26.63
   Granted                                    887,350        27.03        27.03
   Cancelled                                  (92,877)       29.30        27.78
   Exercised                                 (247,726)       14.67        28.94
   Expired                                         --
-------------------------------------------------------------------------------
Outstanding--December 31, 1994              3,988,020        23.13        24.38
   Granted                                  1,106,180        27.96        27.96
   Cancelled                                 (220,741)       29.15        31.88
   Exercised                                 (514,247)       16.11        31.56
   Expired                                         --
   Acquisition of
      University Bank & Trust                 153,119        16.05        27.50
-------------------------------------------------------------------------------
Outstanding--December 31, 1995              4,512,331        24.58        40.00
   Granted                                  1,262,762        38.42        38.42
   Cancelled                                 (214,079)       28.43        43.42
   Exercised                               (1,183,742)       19.17        44.01
   Expired                                         --
   Acquisition of Metrobank                   397,145        12.74        39.63
-------------------------------------------------------------------------------
Outstanding--December 31, 1996              4,774,417       $28.43       $52.38
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Exercisable--December 31, 1996              2,389,945
Available for grant--
   December 31, 1996                           58,238
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31,1996:

                              Outstanding                  Exercisable
-------------------------------------------------------------------------
                                           Average                Average
        Exercise                Average   Exercise               Exercise
     Price Range      Shares   Life (a)      Price      Shares      Price
-------------------------------------------------------------------------
$  9.48 - $15.44     793,185        3.2     $14.17     793,185     $14.17
  15.55 -  27.00     817,617        6.2      24.56     504,918      23.05
  27.88 -  29.25     927,230        8.2      27.90     236,058      27.91
  29.75 -  37.75   1,024,398        5.9      31.20     855,784      30.96
  38.13 -  52.38   1,211,987        9.2      38.43          --         --
-------------------------------------------------------------------------
Total              4,774,417        6.8     $28.43   2,389,945     $23.41
-------------------------------------------------------------------------
-------------------------------------------------------------------------
(a) Average contractual life remaining in years.


42                                                         Comerica Incorporated

NOTE 13
--------------------------------------------------------------------------------
EMPLOYEE BENEFIT PLANS

The Corporation has a defined benefit pension plan in effect for substantially all full-time employees. Staff expense includes income of $1.4 million in 1996, $1.0 million in 1995 and $2.3 million in 1994 for the plan. Benefits under the plan are based primarily on years of service and the levels of compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of U.S. government and agency securities, corporate bonds and notes, equity securities and units of certain collective investment funds administered by Comerica Bank.

Net periodic pension cost/(income) consisted of the following:

(in thousands)                             1996        1995        1994
-----------------------------------------------------------------------
Service cost--benefits earned
   during the period                    $11,675     $ 8,857     $ 9,273
Interest cost on projected
   benefit obligation                    31,572      29,231      27,043
Actual return on plan assets            (62,710)    (93,650)     15,323
Net amortization and (deferral)          18,072      54,585     (53,926)
-----------------------------------------------------------------------
Net pension income                      $(1,391)    $  (977)    $(2,287)
-----------------------------------------------------------------------
-----------------------------------------------------------------------

The following table sets forth the funded status of the defined benefit pension plans and amounts recognized on the Corporation's balance sheet:

December 31
(in thousands)                                                1996         1995
-------------------------------------------------------------------------------
Accumulated benefit obligation
   Vested                                                 $367,376     $336,411
   Nonvested                                                16,483       16,970
-------------------------------------------------------------------------------
Accumulated benefit obligation                             383,859      353,381
Effect of projected future compensation levels              78,917       71,597
-------------------------------------------------------------------------------
Projected benefit obligation                               462,776      424,978
Plan assets at fair value                                  515,164      466,845
-------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation       52,388       41,867
Unrecognized net gain due to past experience
   different from that assumed and effects of
   changes in assumptions                                  (17,672)     (13,397)
Unrecognized net assets being amortized
   over 15 years                                           (20,191)     (25,026)
-------------------------------------------------------------------------------
Prepaid pension                                           $ 14,525     $  3,444
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Actuarial assumptions were as follows:

                                                      1996    1995    1994
--------------------------------------------------------------------------
Discount rate used in determining
   projected benefit obligation                       7.5%    7.5%    8.5%
Rate of increase in compensation levels                 5%      5%      5%
Long-term rate of return on assets                      9%      8%      8%
--------------------------------------------------------------------------
--------------------------------------------------------------------------

The Corporation has a savings ("401(k)") plan which is a defined contribution plan. All of the Corporation's salaried and regular part-time employees are eligible to participate in the plan. The Corporation makes matching contributions based on a declining percentage of employee contributions (currently, maximum per employee is $800) as well as a performance-based matching contribution based on the Corporation's financial performance. Staff expense includes expense of $10.4 million in 1996, $7.1 million in 1995 and $7.6 million in 1994 for the plan.

The Corporation's postretirement benefits plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, provides a phase-out for employees over 50 as of that date, and substantially reduces all benefits for remaining employees. The Corporation has funded the plan with a company-owned life insurance contract purchased in 1995.

Net periodic postretirement benefit cost included the following components:

(in thousands)                                      1996      1995      1994
----------------------------------------------------------------------------
Service cost                                     $   402   $   383   $   467
Interest cost on accumulated
   postretirement benefit obligation               5,597     6,652     6,698
Return on plan assets                             (3,094)   (2,453)       --
Amortization of transition obligation              4,628     4,628     4,628
Net amortization and (deferral)                   (2,488)   (1,511)       --
----------------------------------------------------------------------------
Net periodic postretirement
   benefit cost                                  $ 5,045   $ 7,699   $11,793
----------------------------------------------------------------------------
----------------------------------------------------------------------------

The following table sets forth the status of the postretirement plan at December 31:

(in thousands)                                                1996      1995
----------------------------------------------------------------------------
Retirees                                                   $65,711   $68,477
Other fully eligible plan participants                       4,910     4,568
Other active plan participants                               5,799     4,993
----------------------------------------------------------------------------
Total accumulated postretirement
   benefit obligation                                       76,420    78,038

Plan assets at fair value                                   80,547    77,453
----------------------------------------------------------------------------
Funded status                                                4,127      (585)

Unrecognized net gain                                      (11,800)  (13,039)
Unrecognized transition obligation                          73,733    78,360
----------------------------------------------------------------------------
Prepaid postretirement benefit                             $66,060   $64,736
----------------------------------------------------------------------------
----------------------------------------------------------------------------

Actuarial assumptions were as follows:

                                                    1996      1995      1994
----------------------------------------------------------------------------
Discount rate used in determining
   accumulated postretirement
   benefit obligation                               7.5%      7.5%       8.5%
Long-term rate of return on assets                  6.7%      6.7%        --
----------------------------------------------------------------------------
----------------------------------------------------------------------------

An 11 percent health care cost trend rate was projected for 1996 and is assumed to decrease gradually to 6 percent by 2002, remaining constant thereafter. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $5 million at December 31, 1996 and the aggregate of the service and interest cost components by $420 thousand for the year ended December 31, 1996.


Comerica Incorporated                                                         43

NOTE 14
-------------------------------------------------------------------------------
INCOME TAXES

The current and deferred components of income taxes were as follows:


(in thousands)                              1996         1995         1994
--------------------------------------------------------------------------
Currently payable
   Federal                              $225,863     $192,899     $176,322
   State, local and foreign               16,951        8,610        6,676
--------------------------------------------------------------------------
                                         242,814      201,509      182,998
Deferred federal, state and local        (13,769)      10,819       11,855
--------------------------------------------------------------------------
      Total                             $229,045     $212,328     $194,853
--------------------------------------------------------------------------
--------------------------------------------------------------------------

There were $4.8 million, $4.1 million and $1.2 million of income taxes provided on securities transactions in 1996, 1995 and 1994, respectively.

The principal components of deferred tax (assets) liabilities at December 31 were as follows:

(in thousands)                                          1996           1995
---------------------------------------------------------------------------
Allowance for loan losses                          $(116,816)      $(99,660)
Lease financing transactions                         105,805         96,735
Allowance for depreciation                            18,972         11,017
Deferred loan origination fees and costs             (11,408)       (13,604)
Investment securities available for sale             (11,562)        (2,242)
Employee benefits                                     (3,132)        (8,514)
Restructuring charge                                 (15,178)            --
Other temporary differences, net                     (35,825)       (23,728)
---------------------------------------------------------------------------
   Total                                          $  (69,144)      $(39,996)
---------------------------------------------------------------------------
---------------------------------------------------------------------------

The provision for income taxes differs from that computed by applying the federal statutory rate of 35 percent for the reasons in the following analysis:


(in thousands)                                   1996         1995         1994
-------------------------------------------------------------------------------
Tax based on federal statutory rate          $226,172     $218,993     $203,733
Effect of tax-exempt interest income           (8,842)     (12,538)     (16,153)
Other                                          11,715        5,873        7,273
-------------------------------------------------------------------------------
   Provision for income taxes                $229,045     $212,328     $194,853
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


NOTE 15
--------------------------------------------------------------------------------
RESTRUCTURING

The Corporation recorded a restructuring charge of $90 million in 1996 in connection with a program to improve efficiency, revenue and customer service. The charge includes only identified direct and incremental costs associated with the program. The components of the restructuring charge are as follows:


(in thousands)
-----------------------------------------------------
Termination benefits                          $48,000
Occupancy and equipment                        21,000
Other                                          21,000
-----------------------------------------------------
   Total restructuring charge                 $90,000
-----------------------------------------------------
-----------------------------------------------------

Termination benefits primarily include severance payments. The occupancy and equipment portion consists of lease termination costs, space consolidation and estimated losses on the disposal of vacated properties. Other charges consist primarily of the project costs incurred during the assessment phase of the program.


NOTE 16
--------------------------------------------------------------------------------
TRANSACTIONS WITH RELATED PARTIES

The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 1996, approximated $145 million at the beginning and $193 million at the end of 1996. During 1996, new loans to related parties aggregated $92 million and repayments totaled $44 million.


44                                                         Comerica Incorporated

NOTE 17
--------------------------------------------------------------------------------
REGULATORY CAPITAL AND BANKING SUBSIDIARIES

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $371 million at January 1, 1997, plus current year's earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

Dividends paid to the Corporation by its banking subsidiaries amounted to $322 million in 1996, $184 million in 1995, and $293 million in 1994.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. At December 31, 1996, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" (total capital ratio greater than 10 percent). The following is a summary of the capital position of the Corporation and its significant banking subsidiaries:

                                              Comerica, Inc.     Comerica    Comerica Bank-    Comerica Bank-
(in thousands)                                (Consolidated)         Bank             Texas        California
-------------------------------------------------------------------------------------------------------------
December 31,1996

Tier 1 capital                                    $2,366,342   $1,930,830          $275,895          $282,108
Total capital                                      3,617,961    2,914,832           309,627           319,109
Tier 1 capital to average assets
      (minimum-3.0%)                                   7.07%        7.23%             8.42%             7.40%
Tier 1 capital to risk-weighted assets
      (minimum-4.0%)                                    7.18         7.12              9.49              8.95
Total capital to risk-weighted assets
      (minimum-8.0%)                                   10.99        10.75             10.65             10.12

December 31,1995

Tier 1 capital                                    $2,361,785   $1,799,266          $267,306          $170,038
Total capital                                      3,470,229    2,601,900           301,753           192,326
Tier 1 capital to average assets
      (minimum-3.0%)                                   6.87%        6.52%             7.73%             7.86%
Tier 1 capital to risk-weighted assets
      (minimum-4.0%)                                    7.63         7.25              9.23              9.56
Total capital to risk-weighted assets
      (minimum-8.0%)                                   11.21        10.48             10.42             10.81
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------



NOTE 18
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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


Comerica Incorporated                                                         45

--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

and readily available price information. The Corporation reduces exposure to credit and liquidity risks from over-the-counter derivative and foreign exchange contracts by conducting such transactions with investment-grade domestic and foreign investment banks or commercial banks.

Market risk is the potential loss that may result from movements in interest or foreign currency rates which cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing counterparty and monetary exposure limits and monitoring compliance with those limits. Market risk arising from derivative and foreign exchange positions entered into on behalf of customers is relected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in off-balance sheet derivative and foreign exchange contracts held or issued for risk management purposes is generally offset by changes in the value of rate sensitive on-balance sheet assets or liabilities. Termination of derivative contracts, other than by a counterparty, is unlikely as a particular instrument can be offset by entering into an opposite-effect derivative product to facilitate risk management strategies.

DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

The Corporation, as an end-user, employs a variety of off-balance sheet financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments are also used to manage exposures to market risks, including interest rate caps and floors, foreign exchange forward contracts, and foreign exchange swap agreements. Refer to the section entitled "Risk Management Derivative Financial Instruments and Foreign Exchange Contracts" in Management's Discussion and Analysis on page 27 for further information about the Corporation's objectives for using such instruments.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 1996 and 1995.

Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk, and are not reflected in the consolidated balance sheets.

                                    Notional/
                                     Contract   Unrealized   Unrealized    Fair
(in millions)                          Amount        Gains       Losses   Value
-------------------------------------------------------------------------------
December 31, 1996
Risk management
   Interest rate contracts:
      Swaps                            $8,015        $ 42       $(97)      $(55)
      Options, caps and
         floors purchased                  53          --         --         --
      Caps written                        152          --         --         --
-------------------------------------------------------------------------------
         Total interest rate
            contracts                   8,220          42        (97)       (55)

   Foreign exchange
      contracts:
      Spot and forwards                   444          26         (4)        22
      Swaps                                38          --         (1)        (1)
-------------------------------------------------------------------------------
         Total foreign
            exchange contracts            482          26         (5)        21
-------------------------------------------------------------------------------
      Total risk management            $8,702        $ 68       $(102)     $(34)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
December 31, 1995
Risk management
   Interest rate contracts:
      Swaps                            $5,925        $ 88       $(20)      $ 68
      Options, caps and
         floors purchased                  40          19        (21)        (2)
      Caps written                        154          --         --         --
-------------------------------------------------------------------------------
         Total interest rate
            contracts                   6,119         107        (41)        66
   Foreign exchange
      contracts:
      Spot and forwards                   229           2         (1)         1
      Swaps                                50           8         --          8
-------------------------------------------------------------------------------
         Total foreign
            exchange contracts            279          10         (1)         9
-------------------------------------------------------------------------------
      Total risk management            $6,398        $117       $(42)      $ 75
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative and foreign exchange contracts. At December 31, 1996 and 1995, bilateral collateral agreements with counterparties covered 93 percent and 82 percent, respectively, of the notional amount of interest rate derivative contracts. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 1996 master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any credit losses associated with derivative or foreign exchange contracts.


46                                                         Comerica Incorporated

--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

On a limited scale, fee income is earned from entering into various transactions, principally foreign exchange contracts and interest rate caps, at the request of customers. The Corporation does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.

Fair values for customer initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended
December 31, 1996, unrealized gains and unrealized losses on customer initiated and other foreign exchange contracts averaged $10 million and $9 million, respectively. For the year ended December 31, 1995, unrealized gains and unrealized losses averaged $6 million and $5 million, respectively. These contracts also generated $7 million of noninterest income for both years ended December 31, 1996 and 1995. Average positive and negative fair values and income related to customer initiated and other interest rate contracts were not material for 1996 and 1995.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts held or issued in connection with customer initiated and other activities at December 31, 1996 and 1995.

                                   Notional/
                                    Contract   Unrealized   Unrealized     Fair
(in millions)                         Amount        Gains       Losses    Value
-------------------------------------------------------------------------------
December 31, 1996
Customer initiated and other
   interest rate contracts:
      Caps written                    $  358         $ --       $ --       $ --
      Floors purchased                     2           --         --         --
      Swaps                               30            5         (5)        --
-------------------------------------------------------------------------------
         Total interest rate
            contracts                    390            5         (5)        --
   Foreign exchange
      contracts:
      Spot, forwards, futures
         and options                     644           19        (18)         1
-------------------------------------------------------------------------------
            Total customer
               initiated and other    $1,034         $ 24       $(23)      $  1
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
December 31, 1995
Customer initiated and other
   interest rate contracts:
      Caps written                    $  360         $ --       $ --       $ --
      Swaps                                3           --         --         --
-------------------------------------------------------------------------------
         Total interest rate
            contracts                    363           --         --         --

   Foreign exchange
      contracts:
      Spot, forwards, futures
         and options                     320            5         (5)        --
-------------------------------------------------------------------------------
            Total customer
               initiated and other    $  683         $  5       $ (5)      $ --
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Detailed discussions of each class of derivative financial instrument and foreign exchange contract held or issued by the Corporation for both risk management and customer initiated and other activities are provided below.

INTEREST RATE SWAPS

Interest rate swaps are agreements in which two parties periodically exchange fixed cash payments for variable payments based on a designated market rate or index (or variable payments based on two different rates or indices for basis swaps), applied to a specified notional amount until a stated maturity. In some cases, the payments may be based on the change in the value of an underlying security. The Corporation's swap agreements are structured such that variable payments are primarily based on one-month and three-month LIBOR. These instruments are principally negotiated over-the-counter and are subject to credit risk, market risk and liquidity risk.

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

FOREIGN EXCHANGE CONTRACTS

The Corporation uses foreign exchange rate swaps, including generic receive variable swaps and cross-currency swaps, for risk management purposes. Generic receive variable swaps involve payment, in a foreign currency, of the difference between a contractually fixed exchange rate and an average exchange rate determined at settlement, applied to a notional amount. Cross-currency swaps involve the exchange of both interest and principal amounts in two different currencies. Other foreign exchange contracts such as futures, forwards and options are primarily entered into as a service to customers and to offset market risk arising from such positions. Futures and forward contracts require the delivery or receipt of foreign currency at a specified date and exchange rate. Foreign currency options allow the holder to purchase or sell a foreign currency at a specified date and price. Foreign exchange futures are exchange-traded, while forwards, swaps and most options are negotiated over-the-counter. Foreign exchange contracts expose the Corporation to both market risk and credit risk.


Comerica Incorporated                                                         47

--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

COMMITMENTS

The Corporation also enters into commitments to purchase or sell earning assets for risk management purposes. These transactions, which are similar in nature to forward contracts, did not have a material impact on the consolidated financial statements for the years ended December 31, 1996 and 1995. Commitments to purchase investment securities are executed to secure certain rates on primarily U.S. government and agency securities, and totaled $50 million at year-end 1996. No such commitments were outstanding at year-end 1995. Commitments to purchase and sell municipal bond securities totaled $18 million and $30 million at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, $23 million and $147 million, respectively, of commitments with settlement terms of up to 120 days had been initiated to reduce interest rate risk on fixed rate residential mortgage loans originated or held for sale. Outstanding commitments expose the Corporation to both credit risk and market risk.

Available credit lines on fixed rate credit card and check product accounts, which have characteristics similar to option contracts, totaled $2.0 billion at December 31, 1996, the same as 1995. These commitments expose the Corporation to the risk of a reduction in net interest income as interest rates increase. Market risk exposure arising from fixed rate revolving credit commitments is very limited, however, since it is unlikely that a significant number of customers with these accounts will simultaneously borrow up to their maximum available credit lines. Additional information concerning unused commitments to extend credit is provided in the "Credit-Related Financial Instruments" section below.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

(in millions)                                                1996          1995
-------------------------------------------------------------------------------
Unused commitments to extend credit                       $22,118       $18,622
Standby letters of credit and financial guarantees          2,684         1,925
Commercial letters of credit                                  335           167
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit at December 31, 1996 and 1995, included $4 billion of variable and fixed rate revolving credit commitments. Other unused loan commitments, primarily variable rate, totaled $18 billion at December 31, 1996 and $15 billion at December 31, 1995.

STANDBY AND COMMERCIAL LETTERS OF CREDIT AND FINANCIAL GUARANTEES

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, which generally extend for five or more years and expire in decreasing amounts through the year 2010, were $1,192 million and $758 million at December 31, 1996 and 1995, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $1,492 million and $1,167 million at December 31, 1996 and 1995, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions.








NOTE 19
--------------------------------------------------------------------------------
CONTINGENT LIABILITIES

The State of Michigan filed a lawsuit in District Court on July 24, 1990, against a subsidiary bank and certain former officers, directors and shareholders of a lending customer seeking recovery of amounts expended by the State (past and future) to clean up hazardous waste at two former plant sites, compensation for damages to natural resources, civil penalties for claimed violation of State Acts and attorney's fees. Plaintiff seeks cleanup costs and damages and has expressed the opinion that the claim will be well in excess of $30 million. In January 1993, the court granted the bank's motion for summary judgment and the Circuit Court of Appeals upheld the judgment on December 19, 1996.

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


48                                                         Comerica Incorporated

NOTE 20
--------------------------------------------------------------------------------
USAGE RESTRICTIONS

Included in cash and due from banks are amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. At December 31, 1996 and 1995, the Federal Reserve balances were $534 million and $575 million, respectively.


NOTE 21
--------------------------------------------------------------------------------
ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

Disclosure of the estimated fair values of financial instruments, which differ from carrying values, often requires the use of estimates. In cases where quoted market values are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Furthermore, as the Corporation normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships, and the value of trust operations and other fee generating businesses. The Corporation does not believe that it would be practicable to estimate a representational fair value for these types of items.

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

Comerica Incorporated                                                         49

--------------------------------------------------------------------------------
ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

Customers' liability on acceptances outstanding: The carrying amount approximates the estimated fair value.

Loan servicing rights: The estimated fair value is computed using discounted cash flow analyses, using interest rates and prepayment speed assumptions currently quoted for comparable instruments.

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

Credit-related financial instruments: The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is represented by the estimated cost to terminate or otherwise settle the obligations with the counterparties. This amount is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any changes in the credit quality of counterparties since the agreements were entered into. This estimate of fair value does not take into account the significant value of the customer relationships and the future earnings potential involved in such arrangements as the Corporation does not believe that it would be practicable to estimate a representational fair value for these items.

The estimated fair values of the Corporation's financial instruments at December 31, 1996 and 1995 are as follows:

                                         1996                     1995
-------------------------------------------------------------------------------
                                Carrying     Estimated    Carrying    Estimated
(in millions)                     Amount    Fair Value      Amount   Fair Value
-------------------------------------------------------------------------------
ASSETS
Cash and short-term
   investments                   $ 1,961       $1,961        $2,255      $2,255
Trading account securities             6            6            11          11
Loans held for sale                   38           38           512         513
Investment securities
   available for sale              4,800        4,800         6,859       6,859
Commercial loans                  13,520       13,445        12,041      11,957
International loans                1,706        1,704         1,385       1,383
Real estate construction
   loans                             751          744           641         637
Commercial mortgage
   loans                           3,446        3,413         3,254       3,233
Residential mortgage
   loans                           1,744        1,771         2,221       2,261
Consumer loans                     4,634        4,498         4,570       4,468
Lease financing                      406          406           330         333
-------------------------------------------------------------------------------
      Total loans                 26,207       25,981        24,442      24,272
Less allowance for
   loan losses                      (367)          --          (341)         --
-------------------------------------------------------------------------------
      Net loans                   25,840       25,981        24,101      24,272

Customers' liability on
   acceptances outstanding            33           33            21          21

Loan servicing rights                 23           25            16          17

Liabilities
Demand deposits
   (noninterest-bearing)           6,713        6,713         5,580       5,580
Interest-bearing deposits         15,358       15,368        15,461      15,487
Deposits in foreign offices          296          296         2,126       2,126
-------------------------------------------------------------------------------
      Total deposits              22,367       22,377        23,167      23,193

Short-term borrowings              4,489        4,489         4,674       4,674
Acceptances outstanding               33           33            21          21
Medium- and
   long-term debt                  4,242        4,268         4,644       4,724

Off-balance Sheet
Financial Instruments
Derivative financial
   instruments and foreign
   exchange contracts
      Risk management:
      Unrealized gains                --           68            --         117
      Unrealized losses               --         (102)           --         (42)

      Customer initiated
      and other:
      Unrealized gains                24           24             5           5
      Unrealized losses              (23)         (23)           (5)         (5)

Credit-related financial
   instruments                        --          (10)           --          (9)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


50                                                         Comerica Incorporated

NOTE 22
-------------------------------------------------------------------------------
PARENT COMPANY FINANCIAL STATEMENTS

BALANCE SHEETS--Comerica Incorporated
December 31 (in thousands, except share data)                                         1996           1995
---------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $      263     $      292
Time deposits with subsidiary bank                                                 105,700        130,800
Investment securities available for sale                                            17,074         13,231
Investment in subsidiaries, principally banks                                    2,829,906      2,754,395
Premises and equipment                                                              53,347         54,566
Other assets                                                                        31,345         49,873
---------------------------------------------------------------------------------------------------------
      Total assets                                                              $3,037,635     $3,003,157
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Long-term debt                                                                  $  298,210     $  298,076
Other borrowed funds                                                                   842          1,101
Advances from nonbanking subsidiaries                                                  236          3,759
Other liabilities                                                                  122,778         92,494
---------------------------------------------------------------------------------------------------------
      Total liabilities                                                            422,066        395,430

Nonredeemable preferred stock--$50 stated value
   Authorized--5,000,000 shares
   Issued--5,000,000 shares in 1996                                                250,000             --
Common stock--$5 par value
   Authorized--250,000,000 shares
   Issued--107,297,345 shares in 1996 and 115,094,531 shares in 1995               536,487        575,473
Capital surplus                                                                         --        410,618
Unrealized gains and losses on investment securities available for sale            (22,789)        (4,141)
Retained earnings                                                                1,854,116      1,640,980
Deferred compensation                                                               (2,245)        (1,974)
Less cost of common stock in treasury--490,704 shares in 1995                           --        (13,229)
---------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                 2,615,569      2,607,727
---------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                $3,037,635     $3,003,157
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME--Comerica Incorporated
Year Ended December 31 (in thousands)                                  1996           1995           1994
---------------------------------------------------------------------------------------------------------
INCOME
Income from subsidiaries
   Dividends from subsidiaries                                     $322,000       $183,700       $293,390
   Other interest income                                              3,372          7,113          8,127
   Intercompany management fees                                     264,368        293,292        267,123
Other interest income                                                 1,773             --            171
Other noninterest income                                              5,278          2,680            779
---------------------------------------------------------------------------------------------------------
      Total income                                                  596,791        486,785        569,590

EXPENSES
Interest on long-term debt and other borrowed funds                  26,328         19,948         15,076
Net interest rate swap income                                        (2,794)          (785)            --
Interest on advances from subsidiaries                                   86            243            198
Salaries and employee benefits                                      123,271        127,261        123,924
Occupancy expense                                                    22,483         22,778         18,570
Equipment expense                                                    24,806         25,600         25,649
Restructuring charge                                                 27,000             --          2,363
Other noninterest expenses                                           63,224         76,319         68,185
---------------------------------------------------------------------------------------------------------
      Total expenses                                                284,404        271,364        253,965
---------------------------------------------------------------------------------------------------------
Income before income taxes and equity
   in undistributed net income of subsidiaries                      312,387        215,421        315,625
Income tax expense (credit)                                          (1,931)        10,705          7,058
---------------------------------------------------------------------------------------------------------
                                                                    314,318        204,716        308,567
Equity in undistributed net income of
   subsidiaries, principally banks                                  102,843        208,650         78,675
---------------------------------------------------------------------------------------------------------
Net Income                                                         $417,161       $413,366       $387,242
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


Comerica Incorporated                                                         51

--------------------------------------------------------------------------------
PARENT COMPANY FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS--Comerica Incorporated
Year Ended December 31 (in thousands)                                                      1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                                        $  417,161     $  413,366     $  387,242
   Adjustments to reconcile net income to
      net cash provided by operating activities
         Undistributed earnings of
            subsidiaries, principally banks                                            (102,843)      (208,650)       (78,675)
         Depreciation                                                                    20,595         20,447         19,784
         Restructuring charge                                                            27,000         (6,078)       (12,380)
         Other, net                                                                      23,091         16,694         10,759
-----------------------------------------------------------------------------------------------------------------------------
            Total adjustments                                                           (32,157)      (177,587)       (60,512)
-----------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                                   385,004        235,779        326,730
Investing Activities
   Proceeds from maturities of investment securities available for sale                      --             --         15,157
   Purchase of investment securities available for sale                                  (4,820)        (6,097)       (22,818)
   Proceeds from maturity of investment securities
      held to maturity                                                                       --             --          7,507
   Proceeds from sales of fixed assets and other real estate                                603          3,439          1,638
   Purchases of fixed assets                                                            (20,345)       (16,413)       (30,226)
   Net (increase) decrease in bank time deposits                                         25,100        (41,200)         7,600
   Capital transactions with subsidiaries                                               131,871         (1,400)       (97,647)
-----------------------------------------------------------------------------------------------------------------------------
            Net cash provided by (used in) investing activities                         132,409        (61,671)      (118,789)

Financing Activities
   Net increase (decrease) in advances from subsidiaries                                 (3,523)        (4,064)         3,546
   Proceeds from issuance of long-term debt                                                  --        210,000             --
   Repayments and purchases of long-term debt                                              (259)       (59,147)            --
   Proceeds from issuance of preferred stock                                            246,744             --             --
   Proceeds from issuance of common stock                                                35,206         11,736          5,711
   Purchase of common stock for treasury and retirement                                (622,196)      (178,656)       (76,280)
   Dividends paid                                                                      (173,414)      (155,726)      (139,988)
-----------------------------------------------------------------------------------------------------------------------------
            Net cash used in financing activities                                      (517,442)      (175,857)      (207,011)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash on deposit at bank subsidiary                               (29)        (1,749)           930
Cash on deposit at bank subsidiary at beginning of year                                     292          2,041          1,111
-----------------------------------------------------------------------------------------------------------------------------
Cash on deposit at bank subsidiary at end of year                                    $      263     $      292     $    2,041
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                        $   25,942     $   15,623     $   15,104
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Income taxes recovered                                                               $   11,150     $    3,275     $    4,743
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Noncash investing and financing activities
   Stock issued for acquisitions                                                     $  128,938     $   77,100     $  121,363
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


52                                                         Comerica Incorporated

NOTE 23
--------------------------------------------------------------------------------
SUMMARY OF QUARTERLY FINANCIAL INFORMATION

The following quarterly information is unaudited. However, in the opinion of management, the information furnished reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

                                                           1996
--------------------------------------------------------------------------------
(in thousands,                           Fourth      Third     Second      First
except per share data)                  Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------
Interest income                        $632,737   $633,421   $642,192   $654,430
Interest expense                        279,476    280,154    285,703    305,169
Net interest income                     353,261    353,267    356,489    349,261
Provision for loan losses                32,000     28,500     25,000     28,500
Securities gains/(losses)                10,194       (276)     3,310        360
Noninterest income
   (excluding securities gains)         122,214    116,604    117,480    137,068
Restructuring charge                     90,000         --         --         --
Noninterest expenses
   (excluding restructuring charge)     266,220    253,635    270,196    278,975
Net income                               60,816    121,518    118,221    116,606
Net income per share                      $0.52      $1.04      $1.00      $0.98

                                                           1995
--------------------------------------------------------------------------------
(in thousands,                           Fourth      Third     Second      First
except per share data)                  Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------
Interest income                        $670,632   $661,678   $659,992   $621,622
Interest expense                        329,610    338,354    336,941    309,136
Net interest income                     341,022    323,324    323,051    312,486
Provision for loan losses                33,000     26,000     15,500     12,000
Securities gains                         10,960        516         71        201
Noninterest income
   (excluding securities gains)         129,605    123,873    118,361    115,138
Noninterest expenses                    288,445    261,171    272,582    264,216
Net income                              106,510    105,302    101,532    100,022
Net income per share                      $0.92      $0.91      $0.86      $0.85
--------------------------------------------------------------------------------


Comerica Incorporated                                                         53

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


Eugene A. Miller
Chairman and Chief Executive Officer


Ralph W. Babb Jr.
Executive Vice President and Chief Financial Officer


Arthur W. Hermann
Senior Vice President and Controller


REPORT OF INDEPENDENT AUDITORS

Board of Directors,
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Detroit, Michigan
January 22, 1997


54                                                         Comerica Incorporated

HISTORICAL REVIEW-AVERAGE BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions)                                             1996      1995      1994      1993      1992
------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                $ 1,576   $ 1,500   $ 1,532   $ 1,490   $ 1,322

Interest-bearing deposits with banks                        32       126       552       814     1,017
Federal funds sold and securities
   purchased under agreements to resell                     95       124       116       135       399
Trading account securities                                   4         5         5        12        78
Loans held for sale                                         64        96       150       232       196

Investment securities                                    5,823     7,625     8,004     5,512     5,373

Commercial loans                                        12,686    11,302     9,598     8,473     7,753
International loans                                      1,541     1,257     1,107       897       710
Real estate construction loans                             707       541       403       441       503
Commercial mortgage loans                                3,483     3,157     2,916     2,629     2,368
Residential mortgage loans                               1,960     2,450     2,175     1,979     2,297
Consumer loans                                           4,624     4,569     3,795     3,697     3,625
Lease financing                                            351       285       217       191       191
------------------------------------------------------------------------------------------------------
      Total loans                                       25,352    23,561    20,211    18,307    17,447

Less allowance for loan losses                            (361)     (340)     (322)     (311)     (291)
------------------------------------------------------------------------------------------------------
      Net loans                                         24,991    23,221    19,889    17,996    17,156

Accrued income and other assets                          1,610     1,432     1,203     1,045       969
------------------------------------------------------------------------------------------------------
      Total assets                                     $34,195   $34,129   $31,451   $27,236   $26,510
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Demand deposits (noninterest-bearing)                  $ 5,589   $ 4,767   $ 4,700   $ 4,380   $ 3,796
Interest-bearing deposits                               15,826    15,046    14,809    15,035    15,449
Deposits in foreign offices                                843     1,842     1,816     1,306     1,668
------------------------------------------------------------------------------------------------------
      Total deposits                                    22,258    21,655    21,325    20,721    20,913

Federal funds purchased and securities sold
   under agreements to repurchase                        2,106     2,816     2,817     1,586     1,553
Other borrowed funds                                     1,999     2,313     2,002     1,432     1,308
Accrued expenses and other liabilities                     400       324       286       274       327
Medium- and long-term debt                               4,745     4,510     2,708     1,087       414
------------------------------------------------------------------------------------------------------
      Total liabilities                                 31,508    31,618    29,138    25,100    24,515

Shareholders' equity                                     2,687     2,511     2,313     2,136     1,995
------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity       $34,195   $34,129   $31,451   $27,236   $26,510
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------


Comerica Incorporated                                                         55

HISTORICAL REVIEW-STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions, except per share data)                         1996        1995        1994        1993        1992
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                              $   2,161   $   2,091   $   1,577   $   1,388   $   1,445
Interest on investment securities
   Taxable                                                    372         474         446         307         356
   Exempt from federal income tax                              18          26          31          40          55
-----------------------------------------------------------------------------------------------------------------
      Total interest on investment securities                 390         500         477         347         411
Trading account interest                                       --          --          --           1           3
Interest on federal funds sold and securities
   purchased under agreements to resell                         5           7           5           4          15
Interest on time deposits with banks                            2           8          22          28          45
Interest on loans held for sale                                 5           8          11          15          14
-----------------------------------------------------------------------------------------------------------------
      Total interest income                                 2,563       2,614       2,092       1,783       1,933

INTEREST EXPENSE
Interest on deposits                                          686         721         543         530         707
Interest on short-term borrowings
   Federal funds purchased and securities
      sold under agreements to repurchase                     112         166         121          47          53
   Other borrowed funds                                       107         136          79          41          46
Interest on medium- and long-term debt                        295         289         148          63          30
Net interest rate swap (income)/expense                       (49)          2         (29)        (32)        (24)
-----------------------------------------------------------------------------------------------------------------
      Total interest expense                                1,151       1,314         862         649         812
-----------------------------------------------------------------------------------------------------------------
      Net interest income                                   1,412       1,300       1,230       1,134       1,121
Provision for loan losses                                     114          87          56          69         111
-----------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses   1,298       1,213       1,174       1,065       1,010

NONINTEREST INCOME
Income from fiduciary activities                              133         125         122         122         114
Service charges on deposit accounts                           140         130         124         120         113
Customhouse broker fees                                        11          36          41          40          38
Revolving credit fees                                          23          36          24          23          22
Securities gains                                               14          12           3           2           6
Other noninterest income                                      186         160         136         142         106
-----------------------------------------------------------------------------------------------------------------
      Total noninterest income                                507         499         450         449         399

NONINTEREST EXPENSES
Salaries and employee benefits                                561         562         549         529         516
Net occupancy expense                                          99          99          99          96          86
Equipment expense                                              69          68          68          62          57
FDIC insurance expense                                          8          24          44          44          45
Telecommunications expense                                     29          29          27          21          17
Restructuring charge                                           90          --           7          22         128
Other noninterest expenses                                    303         304         248         251         231
-----------------------------------------------------------------------------------------------------------------
      Total noninterest expenses                            1,159       1,086       1,042       1,025       1,080
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                                    646         626         582         489         329
Provision for income taxes                                    229         213         195         148          89
-----------------------------------------------------------------------------------------------------------------
Net Income                                              $     417   $     413   $     387   $     341   $     240
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                   $     408   $     413   $     387   $     341   $     237
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Net income per common share                             $    3.55   $    3.54   $    3.28   $    2.85   $    1.99
Average common and common equivalent
   shares (in thousands)                                  114,854     116,894     118,160     119,569     119,113
Cash dividends declared on common stock                 $     170   $     158   $     145   $     125   $     108
Dividends per common share                              $    1.52   $    1.37   $    1.24   $    1.07   $    0.96
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


56                                                         Comerica Incorporated

HISTORICAL REVIEW-STATISTICAL DATA
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information                           1996      1995      1994      1993      1992
---------------------------------------------------------------------------------------------------------
AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)

Interest-bearing deposits with banks                         5.71%     6.39%     3.96%     3.41%     4.43%
Federal funds sold and securities purchased
   under agreements to resell                                5.35      5.97      4.06      2.99      3.67
Trading account securities                                   7.94      6.51      1.67      6.76      3.99
Loans held for sale                                          7.68      7.75      7.31      6.38      7.34

Investment securities                                        6.79      6.72      6.15      6.70      8.16

Commercial loans                                             8.21      8.75      7.38      6.56      6.98
International loans                                          6.64      7.06      5.58      5.04      5.70
Real estate construction loans                               9.22      9.52      7.85      6.63      7.00
Commercial mortgage loans                                    9.29      9.40      8.52      8.10      8.54
Residential mortgage loans                                   7.83      7.80      7.46      8.57      9.53
Consumer loans                                               9.88     10.10      9.44      9.98     11.03
Lease financing                                              6.82      6.65      6.48      7.34      8.89
---------------------------------------------------------------------------------------------------------
      Total loans                                            8.54      8.90      7.84      7.62      8.34
---------------------------------------------------------------------------------------------------------
      Interest income as a percent of earning assets         8.20      8.35      7.28      7.25      8.04

Domestic deposits                                            4.04      4.05      3.14      3.24      4.13
Deposits in foreign offices                                  5.46      6.07      4.28      3.29      4.11
---------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                        4.11      4.27      3.26      3.24      4.13

Federal funds purchased and securities sold
   under agreements to repurchase                            5.31      5.88      4.31      3.01      3.44
Other borrowed funds                                         5.36      5.87      3.92      2.88      3.52
Medium- and long-term debt                                   6.22      6.41      5.46      5.77      7.18
---------------------------------------------------------------------------------------------------------
      Interest expense as a percent of
         interest-bearing sources                            4.51      4.95      3.57      3.18      3.98
---------------------------------------------------------------------------------------------------------
      Interest rate spread                                   3.69      3.40      3.71      4.07      4.06
Impact of net noninterest-bearing
   sources of funds                                          0.85      0.79      0.61      0.58      0.67
---------------------------------------------------------------------------------------------------------
      Net interest margin as a percent of
         earning assets                                      4.54      4.19      4.32      4.65      4.73

Return on Average Common
   Shareholders' Equity                                     15.98     16.46     16.74     15.94     12.10

Return on Average Assets                                     1.22      1.21      1.23      1.25      0.91

Efficiency Ratio                                            60.36     60.09     61.28     63.68     69.61

PER SHARE DATA

Book value at year-end                                     $22.05    $22.75    $20.46    $18.99    $17.38
Market value at year-end                                    52.38     40.00     24.38     26.63     32.00
Market value--high and low for year                         59-36     43-24     31-24     35-25     33-26

OTHER DATA

Number of banking offices                                     358       395       398       385       427
Number of employees (full-time equivalent)                 11,079    12,876    13,077    12,670    13,322
---------------------------------------------------------------------------------------------------------



Comerica Incorporated                                                         57