Form 10-K, Exhibit 13
period 1997-12-31
COMERICA INC /NEW/
filed 1998-03-31
CIK 28412

                                                                      EXHIBIT 13

Financial Review
and Reports


1997 Financial
Highlights                      20

Earnings
Performance                     20

Strategic Lines
of Business                     26

Balance Sheet
and Capital Funds
Analysis                        28

Asset Quality                   30

Asset and
Liability Management            32

Consolidated
Financial Statements            37

Notes to Consolidated
Financial Statements            41

Report of Management            60

Report of
Independent Auditors            60

Historical Review               61




18                                                        Comerica Incorporated

TABLE 1: SELECTED FINANCIAL DATA


Year Ended December 31
(dollar amounts in millions, except per share data)           1997           1996         1995        1994        1993
------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY

Total interest income                                      $  2,648        $  2,563     $  2,614    $  2,092     $ 1,783
Net interest income                                           1,443           1,412        1,300       1,230       1,134
Provision for loan losses                                       146             114           87          56          69
Securities gains                                                  6              14           12           3           2
Noninterest income
   (excluding securities gains)                                 522             493          487         447         447
Restructuring charge                                             --              90           --           7          22
Noninterest expenses
   (excluding restructuring charge)                           1,008           1,069        1,086       1,035       1,003
Net income                                                      530             417          413         387         341

PER SHARE OF COMMON STOCK

Basic net income*                                          $   3.24        $   2.41     $   2.38    $   2.20     $  1.92
Diluted net income*                                            3.19            2.38         2.37        2.19        1.90
Cash dividends declared                                        1.15            1.01         0.91        0.83        0.71
Common shareholders' equity                                   16.02           14.70        15.17       13.64       12.66
Market value                                                  60.17           34.92        26.67       16.25       17.75

YEAR-END BALANCES

Total assets                                               $ 36,292        $ 34,206     $ 35,470    $ 33,430     $30,295
Total earning assets                                         33,104          31,110       32,051      30,606      27,852
Total loans                                                  28,895          26,207       24,442      22,209      19,100
Total deposits                                               22,586          22,367       23,167      22,432      20,950
Total borrowings                                             10,479           8,731        9,319       8,303       6,861
Medium- and long-term debt                                    7,286           4,242        4,644       4,098       1,461
Common shareholders' equity                                   2,512           2,366        2,608       2,392       2,182

DAILY AVERAGE BALANCES

Total assets                                               $ 34,869        $ 34,195     $ 34,129    $ 31,451     $27,236
Total earning assets                                         32,025          31,370       31,537      29,038      25,012
Total loans                                                  27,209          25,352       23,561      20,211      18,307
Total deposits                                               21,946          22,258       21,655      21,325      20,721
Total borrowings                                              9,798           8,850        9,639       7,527       4,105
Medium- and long-term debt                                    5,980           4,745        4,510       2,708       1,087
Common shareholders' equity                                   2,408           2,554        2,511       2,313       2,136

RATIOS

Return on average assets                                       1.52%           1.22%        1.21%       1.23%       1.25%
Return on average common shareholders' equity                 21.32           15.98        16.46       16.74       15.94
Efficiency ratio                                              51.05           60.36        60.09       61.28       63.68
Dividend payout ratio                                            36              42           38          38          37
Common shareholders' equity as
   a percent of average assets                                 6.91            7.47         7.36        7.35        7.84

EXCLUDING 1996 RESTRUCTURING CHARGE

Net income                                                                 $    477
Basic net income per share of common stock                                     2.77
Diluted net income per share of common stock                                   2.73
Return on average assets                                                       1.40%
Return on average common shareholders' equity                                 18.33
Efficiency ratio                                                              55.67
Dividend payout ratio                                                            37

================================================================================

*Net income per share in this annual report is calculated in accordance with FASB Statement 128, "Earnings Per Share." All prior period amounts have been restated.



Comerica Incorporated                                                        19

1997 FINANCIAL HIGHLIGHTS

FOCUSED ON PERFORMANCE

-    Earned 21.32 percent on average common shareholders' equity, compared to
     15.98 percent (18.33 percent excluding the restructuring charge) in 1996.

- Returned 1.52 percent on average assets, compared to 1.22 percent (1.40 percent excluding the restructuring charge) in 1996.

REPORTED RECORD EARNINGS

- Reported net income of $530 million, or $3.19 per share, compared with $417 million, or $2.38 per share (excluding the restructuring charge, net income increased $53 million from $477 million, or $2.73 per share) in 1996.

- On January 15, 1998, the Corporation declared a three-for-two stock split to be effected in the form of a stock dividend on April 1, 1998. All per share amounts have been adjusted to reflect the split.

SUSTAINED GROWTH

- Grew average total assets slightly to $35 billion (increased 4 percent excluding the sale of Comerica Bank-Illinois).

- Reached $21 billion in average non-consumer loans, a 12 percent increase (15 percent increase excluding the sale of Comerica Bank-Illinois).

- Averaged $22 billion in total deposits, in both 1997 and 1996 (1 percent increase excluding the sale of Comerica Bank-Illinois).

-     Maintained average shareholders' equity of $2.7 billion.

ENHANCED SHAREHOLDERS' RETURN

- Repurchased 3.6 million shares (or 5.4 million shares on a post-split basis) in 1997.

-     Raised the quarterly cash dividend 12 percent to $0.29 per share.

-     Declared annual cash dividends of $1.15 per share.

IMPLEMENTED KEY STRATEGIES

- Sold the bond indenture services business and recorded a $23 million pre-tax gain.

-     Maintained revenue momentum while implementing
      Phase III of Direction 2000.


RETURN ON AVERAGE ASSETS
(in percentages)

                                 [BAR GRAPH]

                                    93     94     95     96     97
Comerica
Excluding restructuring charge
Industry average
  (based on 50 largest U.S.
  bank holding companies)

EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest earned on assets, including certain yield related fees, and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Net interest income (FTE) comprised 73 percent of net revenues, compared to 74 percent in 1996 and 73 percent in 1995.


NET INTEREST INCOME

                                 [BAR GRAPH]

                                    93      94     95     96    97
Net Interest Income (FTE)
(in millions)
Net Interest Margin (FTE)
(percent of earning assets)



20                                                        Comerica Incorporated

TABLE 2: ANALYSIS OF NET INTEREST INCOME-FULLY TAXABLE EQUIVALENT


                                                           1997                               1996
---------------------------------------------------------------------------------------------------------------
                                                   Average                Average   Average            Average
(dollar amounts in millions)                       Balance    Interest      Rate     Balance  Interest   Rate
---------------------------------------------------------------------------------------------------------------
Commercial loans                                   $14,234    $  1,174       8.25%  $12,686    $1,041    8.21%
International loans                                  1,953         138       7.07     1,541       102    6.64
Real estate construction loans                         866          81       9.38       707        65    9.22
Commercial mortgage loans                            3,547         322       9.08     3,483       324    9.29
Residential mortgage loans                           1,676         133       7.90     1,960       153    7.83
Consumer loans                                       4,486         440       9.81     4,624       457    9.88
Lease financing                                        447          33       7.48       351        24    6.82
---------------------------------------------------------------------------------------------------------------
      Total loans (1)                               27,209       2,321       8.53    25,352     2,166    8.54
Taxable securities                                   4,490         309       6.84     5,528       371    6.63
Securities exempt from federal income taxes            197          18       9.32       295        28    9.96
---------------------------------------------------------------------------------------------------------------
      Total investment securities                    4,687         327       6.94     5,823       399    6.79
Short-term investments                                 129           9       6.59       195        13    6.23
---------------------------------------------------------------------------------------------------------------
      Total earning assets                          32,025       2,657       8.29    31,370     2,578    8.20
Cash and due from banks                              1,686                            1,576
Allowance for loan losses                             (402)                            (361)
Accrued income and other assets                      1,560                            1,610
---------------------------------------------------------------------------------------------------------------
              Total assets                         $34,869                          $34,195
================================================================================================================
Money market and NOW accounts                      $ 6,926         232       3.35   $ 6,913       231    3.33
Savings deposits                                     1,701          34       2.02     2,026        44    2.18
Certificates of deposit                              6,699         361       5.39     6,887       365    5.30
Foreign office deposits (2)                            805          46       5.68       843        46    5.46
---------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                16,131         673       4.17    16,669       686    4.11
Federal funds purchased and securities
     sold under agreements to repurchase             2,017         111       5.49     2,106       112    5.31
Other borrowed funds                                 1,801          98       5.45     1,999       107    5.36
Medium- and long-term debt                           5,980         374       6.26     4,745       295    6.22
Other (3)                                               --         (51)        --        --       (49)     --
---------------------------------------------------------------------------------------------------------------
     Total interest-bearing sources                 25,929       1,205       4.65    25,519     1,151    4.51
Noninterest-bearing deposits                         5,815                            5,589
Accrued expenses and other liabilities                 467                              400
Preferred stock                                        250                              133
Common shareholders' equity                          2,408                            2,554
---------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity   $34,869                          $34,195
                                                   =======                          =======
Net interest income/rate spread (FTE)                         $  1,452       3.64             $ 1,427    3.69
                                                              ========                        =======
FTE adjustment (4)                                            $      9                        $    15
Impact of net noninterest-bearing                             ========                        =======
  sources of funds                                                           0.89                        0.85
---------------------------------------------------------------------------------------------------------------
Net interest margin (as a percent of
     average earning assets) (FTE)                                           4.53%                       4.54%
===============================================================================================================




                                                                 1995
--------------------------------------------------------------------------------------
                                                    Average                  Average
(dollar amounts in millions)                        Balance     Interest      Rate
--------------------------------------------------------------------------------------
Commercial loans                                   $11,302      $  989          8.75%
International loans                                  1,257          89          7.06
Real estate construction loans                         541          52          9.52
Commercial mortgage loans                            3,157         297          9.40
Residential mortgage loans                           2,450         191          7.80
Consumer loans                                       4,569         461         10.10
Lease financing                                        285          19          6.65
--------------------------------------------------------------------------------------
      Total loans (1)                               23,561       2,098          8.90
Taxable securities                                   7,226         473          6.52
Securities exempt from federal income taxes            399          41         10.43
--------------------------------------------------------------------------------------
      Total investment securities                    7,625         514          6.72
Short-term investments                                 351          23          6.61
--------------------------------------------------------------------------------------
      Total earning assets                          31,537       2,635          8.35
Cash and due from banks                              1,500
Allowance for loan losses                             (340)
Accrued income and other assets                      1,432
--------------------------------------------------------------------------------------
              Total assets                         $34,129
======================================================================================
Money market and NOW accounts                      $ 6,411         217          3.39
Savings deposits                                     2,277          48          2.14
Certificates of deposit                              6,358         344          5.41
Foreign office deposits (2)                          1,842         112          6.07
--------------------------------------------------------------------------------------
     Total interest-bearing deposits                16,888         721          4.27
Federal funds purchased and securities
     sold under agreements to repurchase             2,816         166          5.88
Other borrowed funds                                 2,313         136          5.87
Medium- and long-term debt                           4,510         289          6.41
Other (3)                                               --           2            --
--------------------------------------------------------------------------------------
     Total interest-bearing sources                 26,527       1,314          4.95
Noninterest-bearing deposits                         4,767
Accrued expenses and other liabilities                 324
Preferred stock                                         --
Common shareholders' equity                          2,511
--------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity   $34,129
                                                   =======
Net interest income/rate spread (FTE)                           $1,321          3.40
                                                                ======
FTE adjustment (4)                                              $   21
Impact of net noninterest-bearing                               ======
  sources of funds                                                              0.79
--------------------------------------------------------------------------------------
Net interest margin (as a percent of
     average earning assets) (FTE)                                              4.19%
======================================================================================


(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(2) Includes substantially all deposits by foreign depositors; deposits are in excess of $100,000.
(3) Net interest rate swap (income)/expense. If swap (income)/expense were allocated, average rates on total loans would have been 8.63% in 1997, 8.66% in 1996 and 8.84% in 1995; average rates on medium- and long-term debt would have been 5.85% in 1997, 5.80% in 1996 and 6.14% in 1995.
(4) The FTE adjustment is computed using a federal income tax rate of 35%.




Comerica Incorporated                                                       21

Net interest income (FTE) rose 2 percent to $1,452 million in 1997. This increase was due primarily to a 2 percent increase in average earning assets, which was concentrated in commercial loans. The significant increase in commercial loans was offset by consumer loan runoff and sales and runoff of investment securities.

Net interest margin for 1997 declined slightly to 4.53 percent from 4.54 percent last year. Comerica (the "Corporation") experienced higher funding costs in 1997 as a result of a greater reliance on purchased funds in the mix of interest-bearing liabilities. This was offset by a favorable shift in earning assets to higher spread loans funded by the sales and runoff of lower yielding investment securities.

TABLE 3: RATE-VOLUME ANALYSIS-FULLY TAXABLE EQUIVALENT



                                                     1997 / 1996                                1996 / 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                Increase        Increase        Net         Increase      Increase          Net
                                               (Decrease)     (Decrease)      Increase     (Decrease)    (Decrease)       Increase
(in millions)                                 Due to Rate    Due to Volume*  (Decrease)   Due to Rate  Due to Volume*   (Decrease)
-----------------------------------------------------------------------------------------------------------------------------------
Interest income (FTE)
     Commercial loans                              $  5            $128       $ 133           $ (62)       $ 114          $  52
     International loans                              7              29          36              (6)          19             13
     Real estate construction loans                   1              15          16              (2)          15             13
     Commercial mortgage loans                       (7)              5          (2)             (3)          30             27
     Residential mortgage loans                       2             (22)        (20)              1          (39)           (38)
     Consumer loans                                  (3)            (14)        (17)            (10)           6             (4)
     Lease financing                                  2               7           9              --            5              5
-----------------------------------------------------------------------------------------------------------------------------------
       Total loans                                    7             148         155             (82)         150             68
     Taxable securities                              10             (72)        (62)             12         (114)          (102)
     Securities exempt from federal income taxes     (1)             (9)        (10)             (3)         (10)           (13)
-----------------------------------------------------------------------------------------------------------------------------------
       Total investment securities                    9             (81)        (72)              9         (124)          (115)
     Short-term investments                           1              (5)         (4)             (1)          (9)           (10)
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest income (FTE)                   17              62          79             (74)          17            (57)

Interest expense
     Money market and NOW accounts                    1              --           1              (3)          17             14
     Savings deposits                                (3)             (7)        (10)              1           (5)            (4)
     Certificates of deposit                          6             (10)         (4)             (7)          28             21
     Foreign office deposits                          2              (2)         --             (11)         (55)           (66)
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                6             (19)        (13)            (20)         (15)           (35)

     Federal funds purchased and securities
       sold under agreements to repurchase            4              (5)         (1)            (16)         (38)           (54)
     Other borrowed funds                             2             (11)         (9)            (12)         (17)           (29)
     Medium- and long-term debt                       2              77          79              (9)          15              6
     Other (1)                                       (2)             --          (2)            (51)          --            (51)
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                        12              42          54            (108)         (55)          (163)
 ----------------------------------------------------------------------------------------------------------------------------------
       Net interest income (FTE)                   $  5            $ 20       $  25          $   34         $ 72          $ 106
===================================================================================================================================

*Rate/volume variances are allocated to variances due to volume.
 (1) Net interest rate swap income.




22                                                      Comerica Incorporated

The Corporation implemented various asset and liability management strategies in 1997 to minimize exposure to net interest margin risk, which represents the potential reduction in net interest income that may result from rate spread compression between, for example, prime and market rates or core deposit and money market rates. Such strategies included permitting investment securities to run off in order to facilitate growth in higher yielding loans. Off-balance sheet interest rate swaps were also entered into during the year to effectively fix the high yields on certain variable rate loans and alter the interest rate characteristics of debt issued throughout the year. Refer to page 32 of this financial review for additional information regarding the Corporation's asset and liability management policies.

In 1996, net interest income (FTE) increased 8 percent over 1995, benefiting from strong growth in average earning assets, primarily commercial loans. The net interest margin for 1996 increased 35 basis points from 1995, principally due to a favorable shift in the mix of earning assets. The Corporation primarily funded the growth in higher yielding loans with sales of thin margin, floating rate investment securities and runoff of fixed rate investment securities. This shifted the structure of the balance sheet, placing a greater emphasis on higher spread loans and reducing the reliance on investment securities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's assessment of possible losses inherent in the Corporation's loan portfolio and is determined based on the application of projected loss ratios to risk-rated loans, both individually and by category. Projected loss ratios incorporate factors such as recent loan loss experience, current economic conditions and trends, geographic dispersion of borrowers, trends with respect to past due and nonaccrual amounts, risk characteristics of various categories and concentrations of loans and transfer risks. However, there can be no assurance that the actual loss ratios will not vary from those projected. The provision for loan losses reflects management's evaluation of the adequacy of the allowance for loan losses. This evaluation is performed on a quarterly basis.

The provision for loan losses was $146 million in 1997, compared to $114 million in 1996 and $87 million in 1995. The provision increase in 1997 primarily reflected loan growth and management's intention to increase reserve ratios.

Total net charge-offs increased to $89 million in 1997, compared to $85 million and $76 million in 1996 and 1995, respectively. The ratio of net loans charged off to average total loans was 0.33 percent in both 1997 and 1996. Commercial loan net charge-offs as a percentage of average commercial loans were 0.10 percent and 0.12 percent for 1997 and 1996, respectively. Consumer loan net charge-offs as a percentage of average consumer loans were 1.79 percent and 1.57 percent for 1997 and 1996, respectively.

At December 31, 1997, the allowance for loan losses was $424 million, an increase of $57 million since year-end 1996. The allowance as a percentage of total loans increased to 1.47 percent from 1.40 percent at December 31, 1996. The allowance as a percentage of total nonperforming assets increased significantly to 413 percent at December 31, 1997, from 263 percent at year-end 1996.

An estimated allocation of the allowance for loan losses is provided in Table 9 on page 29. The allocations are made for analytical purposes. The total allowance is available to absorb losses from any segment of the portfolio.

NET LOANS CHARGED OFF
TO AVERAGE LOANS
(in percentages)

                                 [BAR GRAPH]

                                    93     94     95     96     97
Comerica
Industry average
  (based on 50 largest U.S.
  bank holding companies)

Comerica Incorporated                                                       23

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

Year Ended December 31
(dollar amounts in millions)                                                      1997    1996    1995    1994    1993
-------------------------------------------------------------------------------------------------------------------------

Balance at beginning of period                                                    $367    $341    $326    $299     $308

Allowance of institutions and loans purchased/sold                                  --      (3)      4      19       --

Loans charged off
  Domestic
      Commercial                                                                    33      33      33      25       36
      Real estate construction                                                       1       1       3       1        1
      Commercial mortgage                                                            4       5       8      17       20
      Residential mortgage                                                          --       1       2      --        1
      Consumer                                                                      92      86      73      40       52
  International                                                                      1      --      --      --       --
-------------------------------------------------------------------------------------------------------------------------
      Total loans charged off                                                      131     126     119      83      110

Recoveries
  Domestic
      Commercial                                                                    19      18      19      15       18
      Real estate construction                                                       1       1       3      --       --
      Commercial mortgage                                                           10       9       8       5        2
      Consumer                                                                      12      13      13      14       12
   International                                                                    --      --      --       1       --
-------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                                              42      41      43      35       32
-------------------------------------------------------------------------------------------------------------------------
   Net loans charged off                                                            89      85      76      48       78

Provision for loan losses                                                          146     114      87      56       69
-------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          $424    $367    $341    $326     $299
=========================================================================================================================
Ratio of allowance for loan losses to total loans
  at end of period                                                                1.47%   1.40%   1.40%   1.47%    1.56%
Ratio of net loans charged off during the period
  to average loans outstanding during the period                                  0.33%   0.33%   0.32%   0.24%    0.43%
=========================================================================================================================


NONINTEREST INCOME

Year Ended December 31
(in millions)                                   1997      1996      1995
---------------------------------------------------------------------------
Income from fiduciary activities                $147      $126      $119
Service charges on deposit accounts              141       140       130
Revolving credit fees                             20        23        36
Securities gains                                   6        14        12
Other                                            191       186       160
---------------------------------------------------------------------------
Subtotal                                         505       489       457
Bond indenture income                             23         7         6
Customhouse broker fees                           --        11        36
---------------------------------------------------------------------------
Total noninterest income                        $528      $507      $499
===========================================================================

Noninterest income increased $21 million, or 4 percent, to $528 million in 1997, compared to $507 million and $499 million in 1996 and 1995, respectively. After adjusting for divestitures, securities gains and the large nonrecurring items discussed below, noninterest income rose $53 million, or 12 percent, in 1997.

Income from fiduciary activities increased $14 million, or 10 percent, in 1997, compared to an increase of $8 million, or 7 percent, in 1996. The increase in 1997 reflects a significant increase in both personal trust and institutional trust income due to an expanded customer base and market performance of assets under management. Total trust assets under management increased to $117 billion at December 31, 1997, from $107 billion at year-end 1996. Discretionary funds, which represent trust assets over which the Corporation has investment management authority, increased $4 billion to $30 billion from $26 billion in 1996. This increase resulted primarily from increases in the institutional trust category.

Service charges on deposit accounts rose $1 million, or 1 percent, in 1997 compared to an increase of $10 million, or 8 percent, in 1996. This increase is net of a $3 million reduction in service charges resulting from the divestiture of the Illinois subsidiary in 1996. The majority of the 1997 increase related to revisions of the commercial account fee structure, growth in demand deposit activity and lower earnings credit allowances.



24                                                         Comerica Incorporated

NONINTEREST INCOME
(in millions)

                                 [BAR GRAPH]

                                    93     94     95     96     97

Customhouse brokerage fees decreased $11 million in 1997, due to the sale of John V. Carr & Son, Inc. in the second quarter of 1996.

Revolving credit fee income decreased $3 million, or 14 percent, in 1997 compared to a $13 million, or 37 percent decrease in 1996. The lower fees in 1997 were primarily due to the transfer of fees and associated costs to a merchant services joint venture in early 1996.

Income from securities gains/(losses) decreased $8 million between 1997 and 1996, primarily representing decreases in gains on the sale of Latin American debt (principally Brady bonds) and U.S. government agency securities.

Other noninterest income grew $28 million, or 15 percent, in 1997. Excluding the impact of divestitures and large nonrecurring items in both periods, other noninterest income rose 17 percent. Accounting for the majority of this increase were higher levels of security trading and commercial fee income, as well as the implementation of new retail fees. Other noninterest income also increased due to management's continued emphasis on revenue growth through sales of nontraditional bank products. Commissions and fees related to these products increased $3 million, or 19 percent, in 1997 from $20 million in 1996. Significant nonrecurring items in other noninterest income include a $23 million gain on the sale of the Corporation's bond indentures services business in 1997. Significant nonrecurring items in 1996 include a $13 million gain on the transfer of merchant services to a joint venture, $9 million of interest on a state tax refund and a $6 million gain on the sale of Comerica Bank-Illinois; offset by a $9 million write-off related to the sale of John V. Carr & Son, Inc. There were no significant nonrecurring items included in other noninterest income in 1995.

NONINTEREST EXPENSES

Year Ended December 31
(in millions)                                   1997      1996      1995
------------------------------------------------------------------------
Salaries                                        $464      $475      $466
Employee benefits                                 75        86        96
------------------------------------------------------------------------
Total salaries and
employee benefits                                539       561       562
Net occupancy expense                             89        99        99
Equipment expense                                 62        69        68
FDIC insurance expense                             3         8        24
Telecommunications expense                        28        29        29
Other                                            287       303       304
------------------------------------------------------------------------
  Subtotal                                     1,008     1,069     1,086
Restructuring charge                              --        90        --
------------------------------------------------------------------------
  Total noninterest expenses                  $1,008    $1,159    $1,086
========================================================================

Noninterest expenses decreased 13 percent to $1,008 million in 1997 (decreased 6 percent from $1,069 million, excluding the 1996 restructuring charge), compared to $1,159 million in 1996 and $1,086 million in 1995. Excluding the effect of divestitures and the large nonrecurring items discussed later, noninterest expenses remained essentially unchanged in 1997.

A pre-tax restructuring charge of $90 million was recorded in 1996 in connection with a major program to improve efficiency, revenue and customer service. The charge included $48 million for termination benefits, $21 million for occupancy and equipment write-offs and $21 million for other costs. Estimated annual benefits of $110 million (cost savings of $85 million and revenue enhancements of $25 million) are anticipated from the program. Projected completion of the implementation plan is the end of the first quarter of 1998, so a substantial portion of the estimated benefits will not impact annual results until 1998, and full annual realization is not expected until 1999. As a result of the program, 1,890 employee positions, about 15 percent of total positions at year-end 1996, were identified to be eliminated by the end of Direction 2000. As of December 31, 1997, all but approximately 300 of the positions have been eliminated. Reinvestment opportunities during the implementation phase have created 300 new positions. Implementation of the major components of the program are progressing as anticipated. During 1997, $61 million of termination benefits, occupancy and equipment write-offs and other costs were incurred and charged against the restructuring reserve. Additional information regarding the Corporation's restructuring reserve can be found in Note 15 on page 50.

Total salaries expense decreased $11 million, or 2 percent, in 1997 versus an increase of $9 million, or 2 percent, in 1996. Excluding the effect of divestitures, salaries increased slightly during the year reflecting increased incentives tied to performance and annual merit increases. The number of full-time equivalent employees decreased 1,078, or 10 percent, from year-end 1996, excluding divestitures.

Comerica Incorporated                                                       25

NONINTEREST EXPENSES
(in millions)

                                 [BAR GRAPH]

                                    93     94     95     96     97
Restructuring charge


Employee benefits expense decreased $11 million, or 12 percent, in 1997 versus an increase of $10 million, or 10 percent, in 1996. After adjusting for divestitures, employee benefits decreased 7 percent, largely due to the reduction in full-time equivalent staff levels.

Net occupancy and equipment expenses, on a combined basis, decreased $17 million, or 10 percent, in 1997 versus virtually no change in 1996. After adjusting for divestitures, net occupancy and equipment expenses declined 6 percent.

The Federal Deposit Insurance Corporation (FDIC) expenses decreased significantly, by $5 million, or 63 percent, in 1997, and $16 million, or 66 percent, in 1996, primarily due to the FDIC adopting a new assessment rate schedule for Bank Insurance Fund (BIF) members in the third quarter of 1995. The new rate schedule, which continues to determine assessments based on a bank's risk-based capital levels, virtually eliminated each bank's 1996 BIF annual deposit insurance premium. Beginning in 1997, each subsidiary bank's deposit insurance assessment rate is predicated upon the level of insurance premiums necessary to maintain the bank insurance fund ratio at a level of 1.25 percent of insured deposits, plus an amount representing interest due on the Financing Corporation bonds issued during the savings and loan crisis. The BIF rate reduction described above translated into a $21 million reduction in FDIC insurance expense for the Corporation in 1996. Offsetting this savings in 1996 was a one-time charge of $5 million, representing the Corporation's portion of an assessment levied on banks with Savings Association Insurance Fund (SAIF) insured deposits in order to recapitalize the SAIF. Deposit insurance expense will approximate $3 million in 1998 based on current deposit levels and current deposit assessment rates.

Other noninterest expenses decreased $16 million in 1997, compared to a $1 million decrease in 1996. Included in other noninterest expenses in 1997 were $5 million of incremental litigation accruals. Other noninterest expenses in 1997, 1996 and 1995, included losses of $2 million, $18 million and $15 million (excluding $1 million of costs to sell), respectively, on the sale of a portion of the bankcard portfolio. Loss-sharing provisions in the sales agreement expose the Corporation to maximum losses of $50 million over the first 42 months following the sale (December 1995). Loss rates in 1996 and 1997 exceeded estimates, resulting in the additional charge for projected losses. Excluding divestitures and the above large nonrecurring items, other noninterest expenses increased $3 million, or less than 1 percent. The minimal increase reflects management's continued efforts to control expenses.

The Corporation's efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains/(losses). The ratio was 51.05 percent in 1997, compared to 60.36 percent in 1996 (55.67 percent excluding the restructuring charge) and 60.09 percent in 1995.

INCOME TAXES

The provision for income taxes was $287 million in 1997, compared to $229 million in 1996 and $213 million in 1995. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was 35.0 percent for 1997, compared to 35.4 percent in 1996 and 33.9 percent in 1995. The decrease in the effective tax over the prior year reflects greater levels of low-income housing credits.

STRATEGIC LINES OF BUSINESS

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. Table 5 on page 27 presents the financial results of these business lines for the years ended December 31, 1997 and 1996.

Lines of business results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal organizational structure of the Corporation; therefore, the information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, both 1997 and 1996 amounts are based on methodologies in effect at December 31, 1997. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines.

The Corporation's internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for that line of business. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business lines as follows: Product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate over-head is assigned based on the ratio of a line of business' noninter-



26                                                         Comerica Incorporated

TABLE 5: STRATEGIC LINES OF BUSINESS FINANCIAL RESULTS

                                 Business Bank      Individual Bank    Investment Bank*       Other             Total
--------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)    1997       1996     1997     1996       1997    1996      1997   1996        1997    1996
--------------------------------------------------------------------------------------------------------------------------
Earnings Summary

Net interest income (FTE)    $   653    $   621   $  759    $  776    $ (2)    $ (1)   $   42  $   31   $ 1,452    $ 1,427
Provision for loan losses        (11)         2       82       109     n/a      n/a        75       3       146        114
Noninterest income               129        122      268       277     107       94        24      14       528        507
Noninterest expenses             298        293      602       655     101       95         7     116     1,008      1,159
Provision for income taxes       180        163      120       102       1       (1)       (5)    (20)      296        244
Net income (loss)                315        285      223       187       3       (1)      (11)    (54)      530        417

Selected Average Balances

Assets                       $19,781    $17,397   $9,644    $9,881    $ 27      $22    $5,417  $6,895   $34,869    $34,195
Loans                         18,172     16,156    9,042     9,201      --       --        (5)     (5)   27,209     25,352
Deposits                       3,911      3,914   17,084    17,262      40       48       911   1,034    21,946     22,258
Common equity                  1,057        941      774       707      23       17       554     889     2,408      2,554

Statistical Data

Return on average assets        1.59%      1.64%    1.24%     1.04%   4.21%   (1.78)%   (0.09)% (0.49)%    1.52%      1.22%
Return on
     average common equity     29.85      30.24    28.76     26.45   12.62    (7.34)    (1.90)  (5.98)    21.32      15.98
Efficiency ratio               38.27      39.58    58.55     62.12    n/m       n/m       n/m     n/m     51.05      60.36
==========================================================================================================================

*Included in noninterest expenses are fees internally transferred to other lines of business for referrals to the Investment Bank. If excluded, Investment Bank net income would have been $6 million and $2 million and return on average common equity would have been 27.89% and 11.01%, in 1997 and 1996, respectively.

n/m Not meaningful
n/a Not applicable

est expenses to total noninterest expenses incurred by all business lines. Common equity is allocated based on credit, operational and business risks.

The following discussion provides information about each line of business, along with an explanation of factors impacting 1997 performance. Overall comparability of results is impacted because of the inclusion of the results of Comerica Bank-Illinois for the first seven months of 1996.

The Business Bank is comprised of middle market lending, asset-based lending, large corporate banking and international financial services. This line of business meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

Net income increased $30 million, or 11 percent, in 1997, principally due to additional net interest income resulting from 12 percent average loan growth, and a lower provision for loan losses.

The Individual Bank includes consumer lending, consumer deposit gathering, mortgage loan origination and servicing, small business banking (annual sales under $5 million) and private banking. This line of business offers a variety of consumer products, including deposit accounts, direct and indirect installment loans, credit cards, home equity lines of credit and residential mortgage loans. In addition, a full range of financial services is provided to small businesses and municipalities. Private lending and personal trust services are also provided to meet the personal financial needs of affluent individuals (as defined by individual net income or wealth).

Net income increased $36 million, or 19 percent, in 1997, principally due to lower noninterest expenses resulting from the sale of the Corporation's Illinois subsidiary, a one-time loss on a bankcard portfolio sale and a one-time SAIF assessment charge for thrift bailout in 1996. Lower net interest income and noninterest income are offset by a lower provision for loan losses. Noninterest income in 1996 includes a $13 million gain on the sale of the merchant services business.

The Investment Bank is responsible for the sale of mutual fund and annuity products, as well as life, disability and long-term care insurance products. This line of business also offers institutional trust products, retirement services and provides investment management and advisory services, investment banking and discount securities brokerage services.

Net income increased $4 million in 1997, principally due to higher levels of institutional trust and discount brokerage fees.

The Other category includes divested business lines, the income and expense impact of cash and loan loss reserves not assigned to specific business lines, miscellaneous other items of a corporate nature and certain direct expenses not allocated to business lines. The Corporation's securities portfolio and asset and liability management activities are also reflected in these amounts. Noninterest income for 1997 includes a $23 million gain on the sale of the Corporation's bond indenture services business. Noninterest expenses in 1996 include a $90 million restructuring charge.


Comerica Incorporated                                                        27

TABLE 6: ANALYSIS OF INVESTMENT SECURITIES AND LOANS


December 31
(in millions)                                            1997           1996           1995           1994        1993
-----------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale
   U.S. government and agency securities               $ 3,239          $ 3,968       $ 6,038        $2,674     $ 2,164
   State and municipal securities                          170              228           371            --          --
   Other securities                                        597              604           450           232         158
-----------------------------------------------------------------------------------------------------------------------------
        Total investment securities available for sale   4,006            4,800         6,859         2,906       2,322

Investment securities held to maturity
   U.S. government and agency securities                    --               --            --         4,462       3,232
   State and municipal securities                           --               --            --           422         513
   Other securities                                         --               --            --            86         233
-----------------------------------------------------------------------------------------------------------------------------
        Total investment securities held to maturity        --               --            --         4,970       3,978
-----------------------------------------------------------------------------------------------------------------------------
        Total investment securities                    $ 4,006          $ 4,800       $ 6,859       $ 7,876     $ 6,300
=============================================================================================================================
Commercial loans                                       $15,805          $13,520       $12,041       $10,634     $ 9,087
International loans
    Government and official institutions                     6               11             6            18         143
    Banks and other financial institutions                 339              323           583           660         671
    Other                                                1,740            1,372           796           517         322
-----------------------------------------------------------------------------------------------------------------------------
        Total international loans                        2,085            1,706         1,385         1,195       1,136

Real estate construction loans                             941              751           641           414         437
Commercial mortgage loans                                3,634            3,446         3,254         3,056       2,700
Residential mortgage loans                               1,565            1,744         2,221         2,436       1,857
Consumer loans                                           4,348            4,634         4,570         4,215       3,674
Lease fnancing                                             517              406           330           259         209
-----------------------------------------------------------------------------------------------------------------------------
        Total loans                                    $28,895          $26,207       $24,442       $22,209     $19,100
=============================================================================================================================

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement on Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement is effective for fiscal years beginning after December 15, 1997, but need not be applied to interim financial statements in the initial year of application. Subsequent adoption of SFAS No. 131 will not have a material impact to the Corporation.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $36.3 billion at year-end 1997, representing a $2.1 billion increase from $34.2 billion on December 31, 1996. On an average basis, total assets remained relatively flat with $34.9 billion in 1997, compared to $34.2 billion in 1996.

EARNING ASSETS

Total earning assets were $33.1 billion at year-end 1997, representing a $2.0 billion increase from $31.1 billion at December 31, 1996. On an average basis, total earning assets were $32.0 billion in 1997, compared to $31.4 billion in 1996.

The average balance of domestic commercial loans, which is comprised of commercial and commercial mortgage loans, increased $1.6 billion, or 10 percent, from 1996. Real estate construction loans also rose an average $159 million, or 22 percent, in 1997. The commercial portfolio, especially small business and middle market loans, continues to grow in all the Corporation's markets. This growth, along with an increase of approximately 30 percent in commercial loan commitments to extend credit, is attributable to effective marketing efforts, strong customer relationships and continued economic strength in the commercial loan markets.

Average international loans increased $412 million, consisting largely of loans originated to facilitate trade with limited cross-border risk. The growth also reflects the increasing global activity of the Corporation's traditional customer base. Risk management practices in international lending include structuring bilateral arrangements or participating in bank facilities which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross-border risk of $414 million, or 1.14 percent of assets, was the only country exposure exceeding 1.00 percent of assets at December 31, 1997. There were no countries with exposure between 0.75 percent and 1.00 percent of total assets at year-end 1997. Table 7 on page 29 provides additional information on the Corporation's Mexican cross-border risk.




28                                                         Comerica Incorporated

TABLE 7: MEXICAN CROSS-BORDER RISK


December 31
(in millions)                                           1997     1996       1995
--------------------------------------------------------------------------------
Governments and official institutions                   $ 41      $192      $142
Banks and other financial institutions                    78        26        42
Commercial and industrial                                295        50        32
--------------------------------------------------------------------------------
    Total                                               $414      $268      $216
================================================================================



TABLE 8: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

                                                       After One
December 31, 1997                          Within      But Within      After
(in millions)                             One Year*    Five Years   Five Years     Total
-----------------------------------------------------------------------------------------
Commercial loans                           $12,059      $ 3,043      $   703      $15,805
Commercial mortgage loans                    1,281        1,701          652        3,634
International loans                          1,993           90            2        2,085
Real estate construction loans                 650          213           78          941
-----------------------------------------------------------------------------------------
    Total                                  $15,983      $ 5,047      $ 1,435      $22,465
=========================================================================================
Loans maturing after one year
  Predetermined interest rates                          $ 2,064      $   863
  Floating interest rates                                 2,983          572
-----------------------------------------------------------------------------------------
    Total                                               $ 5,047      $ 1,435
=========================================================================================

* Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

TABLE 9: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES



                                      1997                1996                  1995               1994                  1993
------------------------------------------------------------------------------------------------------------------------------------
                                         Percent              Percent              Percent             Percent              Percent
December 31                   Allocated  of Total  Allocated  of Total  Allocated  of Total  Allocated of Total  Allocated  of Total
(dollar amounts in millions)  Allowance   Loans    Allowance   Loans    Allowance   Loans    Allowance  Loans   Allowance    Loans
------------------------------------------------------------------------------------------------------------------------------------
Domestic
  Commercial                    $ 94        55%      $ 98        52%      $118        49%      $119        48%      $123        48%
  Real estate construction         7         3          6         3          5         3          6         2          4         2
  Commercial mortgage             18        13         27        13         33        13         35        14         26        14
  Residential mortgage             1         5          2         7          2         9          2        11          3        10
  Consumer                       116        15        120        18         84        19         60        19         60        19
  Lease financing                  1         2          1         1          1         1          1         1          1         1
International                      5         7          3         6          2         6          3         5         18         6
Unallocated                      182        --        110        --         96        --        100        --         64        --
------------------------------------------------------------------------------------------------------------------------------------
    Total                       $424       100%      $367       100%      $341       100%      $326       100%      $299       100%
====================================================================================================================================


Average residential mortgage loans decreased $284 million primarily due to management's decision to sell the majority of mortgage originations. Average consumer loans, comprised of installment, revolving credit and bankcard loans, declined $138 million. Average installment loan balances decreased $106 million, while average revolving credit loans decreased $39 million. Average bankcard loans were relatively unchanged during the period.

Average investment securities declined to $4.7 billion in 1997, compared to $5.8 billion in 1996, reflecting sales and runoff of securities primarily to fund growth in higher-yielding loans and to divest lower earning variable rate assets. Average U.S. government and agency securities decreased $1.2 billion and average state and municipal securities decreased $97 million, while average other securities increased $194 million. The Corporation shifted away from purchasing on-balance sheet securities to balance interest rate sensitivity and preserve net interest margin to purchasing off-balance sheet interest rate swaps that accomplish the same interest risk reduction objective. The decline in U.S. government and agency securities principally resulted from sales and paydowns, while the tax-

Comerica Incorporated                                                         29
exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these types of securities deterred additional investment. Other securities consist primarily of collateralized mortgage obligations (CMOs), Brady bonds and Eurobonds. The increase in other securities during the year was largely a result of Eurobonds.

OTHER EARNING ASSETS

Short-term investments in interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell provide a range of maturities under one year to supplement corporate liquidity. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold provide a vehicle to control the reserve position and serve correspondent banks, as well as offer supplemental earnings opportunities. As a result of the emphasis on higher-yielding loans, short-term investments declined on average $37 million during 1997.

Loans held for sale totaled $41 million at the end of 1997, up slightly from $38 million in 1996.

TABLE 10: MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

December 31
(in millions)                                         1997
----------------------------------------------------------
Three months or less                                $1,380
Over three months to six months                        395
Over six months to twelve months                       350
Over twelve months                                     171
----------------------------------------------------------
    Total                                           $2,296
==========================================================

DEPOSITS AND BORROWED FUNDS

Average deposits declined $312 million, or 1 percent, from 1996. Excluding the impact of divestitures, deposits increased 1 percent.

Average demand deposits grew $226 million, or 4 percent, from 1996, largely due to the growth in related commercial loan business. Average certificates of deposit decreased $188 million, or 3 percent, from 1996.

With deposit balances declining slightly, there was increased reliance on medium-term debt (both domestic and European), and long-term debt to provide the necessary funding to support expanding loan volumes. Medium-term debt provides the Corporation a funding source with maturities ranging from one month to 15 years and durations that are similar to deposit liabilities. Long-term subordinated notes help maintain the bank's total capital ratio at the level that qualifies for the lowest FDIC risk-based insurance premium and allow the Corporation to take advantage of acquisition activity. Medium-term debt increased $2.8 billion representing the net result of the issuance of $5.4 billion and the maturity of $2.6 billion of notes during 1997. Long-term debt increased $200 million from the issuance of subordinated notes during 1997. Further information on the Corporation's medium- and long-term debt is included in Note 9 of the consolidated financial statements on page 46.

CAPITAL

Shareholders' equity was $2.8 billion at December 31, 1997. During the year, the Corporation authorized the repurchase of up to 12 million shares (or 18 million shares on a post-split basis) of Comerica common stock. Coupled with other authorizations to acquire shares, Comerica repurchased 4 million shares equaling more than $242 million of capital during 1997. At December 31, 1997, the Corporation had remaining authorization to purchase 15 million shares (or 22 million shares on a post-split basis) of common stock.

The remaining change in capital is the net effect of increases in capital from retained earnings of $332 million, $36 million of common stock for employee stock plans and a change of $21 million in nonowner equity, principally a change in value of available for sale securities.

The Corporation declared common dividends totaling $181 million on net income applicable to common stock of $513 million, representing a dividend payout ratio of 36 percent. The payout ratio in 1996 was 42 percent (37 percent excluding the after-tax impact of the restructuring charge). The Corporation has targeted a payout ratio of between 30 to 40 percent, although this target is constantly reassessed by the board of directors in light of changing market and industry conditions.

On January 15, 1998, the Corporation's board of directors declared a three-for-two stock split, effected in the form of a 50 percent stock dividend to be paid April 1, 1998, as well as increased the quarterly cash dividend 10 percent to $0.32 per share.

At December 31, 1997, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 17 of the consolidated financial statements on page 51 for the capital ratios.

ASSET QUALITY

NONPERFORMING ASSETS

The Corporation's policies regarding nonaccrual loans reflect the importance of identifying troubled loans early. Consumer loans are directly charged off no later than 180 days past due,

NONPERFORMING ASSETS TO
LOANS AND OTHER REAL ESTATE
(in percentages)

                                 [BAR GRAPH]

                                    93     94     95     96     97
Comerica
Industry average
  (based on 50 largest U.S.
  bank holding companies)



30                                                         Comerica Incorporated

TABLE 11: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO-FULLY TAXABLE EQUIVALENT


                                                                       Maturity+
                                  ---------------------------------------------------------------------                    Weighted
                                  Within 1 Year      1 - 5 Years       5 - 10 Years      After 10 Years        Total       Average
December 31, 1997                 ---------------------------------------------------------------------------------------  Maturity
(dollar amounts in millions)      Amount  Yield    Amount   Yield     Amount   Yield     Amount   Yield    Amount   Yield  Yrs./Mos.
------------------------------------------------------------------------------------------------------------------------------------
Available for sale
  U.S. Treasury                   $ 46     6.09%    $ 27     5.54%   $   --      --%     $   --      --%    $   73   5.90%     1/1
  U.S. government
    and agency                     125     7.08      194     7.10        185    7.02      2,662    6.57      3,166   6.65     10/8
  State and municipal
    securities                      43     5.90       87     6.41         32    6.23          8    6.40        170   6.25      3/3
  Other bonds, notes
    and debentures                 108     9.36      177     7.71        127    7.43         84    8.85        496   8.19      6/3
  Federal Reserve
    Bank stock and
    other investments*              --       --       --       --          2      --         99      --        101     --       --
------------------------------------------------------------------------------------------------------------------------------------
  Total investment
    securities available
       for sale                   $322     7.55%    $485     7.08%   $   346    7.10%    $2,853    6.64%    $4,006   6.81%     9/8
====================================================================================================================================


* Balances are excluded in the calculation of total yield.
+ Based on final contractual maturity.

TABLE 12: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31
(dollar amounts in millions)                               1997    1996    1995    1994    1993
-----------------------------------------------------------------------------------------------
Nonperforming assets
  Nonaccrual loans
    Commercial loans                                      $ 59    $ 72    $ 87    $ 89    $ 71
    International loans                                      1      --      --      --      --
    Real estate construction loans                           3       3       7      17      19
    Real estate mortgage loans (principally commercial)     15      28      37      56      64
-----------------------------------------------------------------------------------------------
    Total nonaccrual loans                                  78     103     131     162     154
  Reduced-rate loans                                         8       8       3       2       5
-----------------------------------------------------------------------------------------------
    Total nonperforming loans                               86     111     134     164     159
  Other real estate                                         17      29      29      40      50
-----------------------------------------------------------------------------------------------
    Total nonperforming assets                            $103    $140    $163    $204    $209
===============================================================================================

Nonperforming loans as a percentage of total loans        0.30%   0.42%   0.55%   0.74%   0.83%
Nonperforming assets as a percentage of total loans
  and other real estate                                   0.36%   0.53%   0.67%   0.92%   1.09%
Allowance for loan losses as a percentage of total
  nonperforming assets                                     413%    263%    209%    160%    143%
Loans past due 90 days--domestic                          $ 53    $ 52    $ 57    $ 39    $ 46
===============================================================================================


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

Nonperforming assets as a percent of total loans and other real estate were 0.36 percent and 0.53 percent at year-end 1997 and 1996, respectively. This decline reflects the continued improvement in the quality of the loan portfolio, favorable economic conditions in the Corporation's markets, and other real estate sales.

Comerica Incorporated                                                         31

Nonaccrual loans at December 31, 1997, decreased 24 percent to $78 million from year-end 1996.

The nonaccrual loan table below indicates the percentage of nonaccrual loan value to original contractual value and demonstrates the conservative and prompt nature of the corporate charge-off and payment application policy.

Other real estate owned (ORE) declined significantly to $17 million, as two large sales more than offset ORE additions.

NONACCRUAL LOANS

December 31
(dollar amounts in millions)               1997    1996
--------------------------------------------------------
Carrying value                             $ 78    $103
Contractual value                           119     147
Carrying value as a percentage
  of contractual value                       66%     70%
=======================================================

CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers, represented the largest significant industry concentration at December 31, 1997. These loans totaled $4.3 billion, or 15 percent of total loans at December 31, 1997, and included floor plan loans to automobile dealers of $1,408 million and $1,209 million at December 31, 1997 and 1996, respectively. All other industry concentrations individually represented less than 5 percent of total loans at year-end 1997. Automotive industry loans at year-end 1996 totaled approximately $4.3 billion, or 16 percent, of total loans.

The Corporation has successfully operated in the Michigan economy in spite of a loan concentration and several downturns in the auto industry. There were no automotive industry-related loans larger than $6 million on nonaccrual status as of year-end 1997. In addition, there were no significant automotive industry-related charge-offs during the year.

COMMERCIAL REAL ESTATE LENDING

The real estate construction loan portfolio contains loans made to long-time customers in local markets with satisfactory project completion experience. The portfolio has approximately 922 loans, of which 72 percent have balances of less than $1 million. The largest real estate construction loan has a balance of approximately $28 million.

The commercial mortgage loan portfolio, 45 percent of which relates to owner-occupied properties, also consists of loans to long-time customers. Of the approximately 7,229 loans in the portfolio, 89 percent have balances under $1 million and the largest loan has a balance of approximately $28 million. Additionally, the Corporation's policy requires a 75 percent or less loan-to-value (LTV) ratio for all commercial mortgage and real estate construction loans. This policy is within bank regulatory limits.

The geographic distribution of the real estate construction and commercial mortgage loan portfolios is also an important determinant in evaluating credit risk. The following table indicates the diversification of the portfolios throughout the markets served by the Corporation.

GEOGRAPHIC DISTRIBUTION

December 31, 1997                             Real Estate           Commercial
(in millions)                                Construction             Mortgage
------------------------------------------------------------------------------
Michigan                                             $396               $2,189
California                                            160                  565
Texas                                                 303                  375
Florida                                                19                  150
Other                                                  63                  355
------------------------------------------------------------------------------
Total                                                $941               $3,634
==============================================================================

ASSET AND LIABILITY MANAGEMENT

The Corporation has a material exposure to interest rate risk, which it actively manages. The principle objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various on- and off-balance sheet financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. Corporate policies and risk limits pertaining to asset and liability management activities are established by the Asset Liability Policy Committee (ALPC) and approved by the board of directors. Adherence to these policies is governed by the ALPC, which is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering, who meet regularly to execute asset and liability management strategies.

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

Net interest income is frequently evaluated under various balance sheet and interest rate scenarios. The results of this analysis provide the information needed to assess the proper balance sheet structure. An unexpected change in the pace of economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. A process is maintained where management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that are taken up and down 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth

32                                                         Comerica Incorporated
assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this analysis. The measurement of risk exposure at year-end 1997 for a 200-basis-point decline in short-term interest rates identified approximately $35 million of net interest income at risk during 1998. If short-term interest rates rise 200 basis points, the Corporation would have approximately $22 million of net interest income at risk. Year-end 1996 net interest income at risk was measured at $9 million and $15 million, respectively, for a 200-basis-point decline and rise in interest rates. The change in exposure is the result of differences in the economic scenarios in the shocked environments, and therefore differences in the timing and magnitude of rate changes. Further, yield curve differences create faster amortization on certain loans, securities and interest rate swaps in the 1997 rate shock. Corporate policy limits adverse change to no more than 5 percent of management's most likely net interest income forecast. In either case, the Corporation is within the policy guideline.

While most assets and liabilities reprice either at maturity or in accordance with their contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect repricing and cash flow behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposit categories to reflect the elasticity of the changes in the related interest rates relative to changes in market interest rates. In addition, estimates are made concerning early loan and security repayments. Prepayment assumptions are based on the expertise of portfolio managers along with input from financial markets. Consideration is given to current and future interest rate levels. While management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk, adjustments are made to provide a more accurate picture of the Corporation's interest rate risk profile. This additional interest rate risk measurement tool provides a directional outlook on the impact of changes in interest rates.

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

The table on page 34 shows the interest sensitivity gap as of year-end 1997 and 1996. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $1.0 billion of rate sensitivity to the 1997 year-end gap. In addition, the schedule identifies the adjustment for the price elasticity on certain core deposits.

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY

                                                Interest    Foreign
                                                Rate        Exchange
(in millions)                                 Contracts     Contracts        Totals
------------------------------------------------------------------------------------
Balances at December 31, 1995                   $ 6,119      $   279         $ 6,398
Additions                                         4,026        4,762           8,788
Maturities/amortizations                         (1,925)      (4,559)         (6,484)
------------------------------------------------------------------------------------
Balances at December 31, 1996                   $ 8,220      $   482         $ 8,702
Additions                                         3,857        5,715           9,572
Maturities/amortizations                         (3,510)      (5,598)         (9,108)
------------------------------------------------------------------------------------
Balances at December 31, 1997                   $ 8,567      $   599         $ 9,166
====================================================================================



The Corporation remained modestly asset sensitive throughout 1997, as asset sensitivity generated by continued investment security amortization was offset by a shortening in the average maturity of the certificate of deposit portfolio. The Corporation had a one-year asset sensitive gap of $1,156 million, or 3 percent of earning assets, as of December 31, 1997. This compares to a $547 million asset sensitive gap, or 2 percent of earning assets, on December 31, 1996. Management anticipates material growth in asset sensitivity throughout 1998, and will continue to look at both on- and off-balance sheet alternatives to hedge this increased asset sensitivity and achieve the desired interest rate risk profile for the Corporation.

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

At December 31, 1997 and 1996, the notional amount of risk management interest rate swaps totaled $8,515 million and $8,015 million, respectively. The fair value of risk management interest rate swaps at December 31, 1997, was a positive $123 million, compared to a negative $55 million at December 31, 1996. For the year ended December 31, 1997, risk management interest rate swaps generated $52 million in net interest income, compared to $49 million in net interest income for the year ended December 31, 1996. These off-balance sheet instruments represented 74 percent and 82 percent of total derivative financial instruments and foreign exchange contracts, including commitments, at year-end 1997 and 1996, respectively.

Table 14 on page 35 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 1997. The swaps have been grouped by the assets and liabilities to which they have been designated.

Comerica Incorporated                                                         33

TABLE 13: SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES


                                                            December 31, 1997                          December 31, 1996
                                                        Interest Sensitivity Period                Interest Sensitivity Period
------------------------------------------------------------------------------------------------------------------------------------
                                                        Within           Over                         Within     Over
(dollar amounts in millions)                           One Year        One Year        Total        One Year    One Year     Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                $      --       $  1,927      $  1,927     $    --     $  1,902     $  1,902
Short-term investments                                       196              7           203          98            5          103
Investment securities                                      1,223          2,783         4,006       1,428        3,372        4,800

Commercial loans
  (including lease financing)                             14,742          1,580        16,322      12,489        1,437       13,926
International loans                                        2,085             --         2,085       1,706           --        1,706
Real estate related loans                                  3,907          2,233         6,140       3,662        2,279        5,941
Consumer loans                                             2,100          2,248         4,348       2,201        2,433        4,634
-----------------------------------------------------------------------------------------------------------------------------------
      Total loans                                         22,834          6,061        28,895      20,058        6,149       26,207

Other assets                                                 742            519         1,261         615          579        1,194
-----------------------------------------------------------------------------------------------------------------------------------
      Total assets                                     $  24,995       $ 11,297      $ 36,292     $22,199     $ 12,007     $ 34,206
===================================================================================================================================
LIABILITIES
Deposits
  Noninterest-bearing                                  $     459       $  6,302      $  6,761     $   570     $  6,143     $  6,713
  Savings                                                     --          1,601         1,601          --        1,770        1,770
  Money market and NOW                                     5,570          1,724         7,294       5,351        1,631        6,982
  Certificates of deposit                                  5,562          1,059         6,621       5,056        1,550        6,606
  Foreign office                                             309             --           309         295            1          296
-----------------------------------------------------------------------------------------------------------------------------------
      Total deposits                                      11,900         10,686        22,586      11,272       11,095       22,367

Short-term borrowings                                      3,193             --         3,193       4,489           --        4,489
Medium- and long-term debt                                 5,961          1,325         7,286       2,842        1,400        4,242
Other liabilities                                            149            316           465         177          315          492
-----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                   21,203         12,327        33,530      18,780       12,810       31,590

Shareholders' equity                                          (1)         2,763         2,762         (23)       2,639        2,616
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity        $  21,202       $ 15,090      $ 36,292     $18,757     $ 15,449     $ 34,206
===================================================================================================================================
Sesitivity impact of interest rate swaps               $  (4,377)      $  4,377            --     $(4,676)    $  4,676           --
Sensitivity impact of unsettled swap
  and security purchases                                      --             --            --         (43)          43           --
-----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                                    (584)           584            --      (1,277)       1,277           --
Gap as a percentage of earning assets                         (2)%            2%           --          (4)%          4%          --
Sensitivity impact from elasticity adjustments (1)         1,740         (1,740)           --       1,824       (1,824)          --
-----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap with elasticity adjustments   $   1,156       $ (1,156)           --     $   547     $   (547)          --
Gap as a percentage of earning assets                          3%            (3)%          --           2%          (2)%         --
===================================================================================================================================


(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985 as well as expected future pricing relationships.

34                                                         Comerica Incorporated

TABLE 14: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS



                                                                                                2003-                  Dec.31
(amounts in millions)                     1998       1999         2000      2001      2002      2026         Total       1996
-----------------------------------------------------------------------------------------------------------------------------
VARIABLE RATE ASSET DESIGNATION:
  Receive fixed swaps
     Generic                          $    --      $    --      $   700    $   --    $   --    $   --      $   700   $    --
     Amortizing                           100           --           --        --        --        --          100       184
     Index amortizing                   1,054        1,054          736       300       235       125        3,504     5,014

  Weighted average: (1)
     Receive rate                        6.27%        6.36%        6.33%     6.42%     6.49%     6.22%        6.33%     6.11%
     Pay rate                            5.88%        5.88%        5.91%     5.86%     5.93%     5.99%        5.90%     5.56%
  Floating/floating
     swaps(3)                         $    --      $    --      $    55    $   --    $   --    $   --      $    55   $    25
----------------------------------------------------------------------------------------------------------------------------
FIXED RATE ASSET DESIGNATION:
  Pay fixed swaps
     Generic                          $    --      $     2      $    --    $   --    $   --    $   --      $     2   $     2
     Index amortizing                       5            3            9        --        --        --           17        40

  Weighted average:(1)
     Receive rate                        5.97%        5.95%        5.97%       --%       --%       --%        5.97%     5.60%
     Pay rate                            5.34%        6.70%        5.34%       --%       --%       --%        5.85%     5.35%
----------------------------------------------------------------------------------------------------------------------------
MEDIUM-AND LONG-TERM
DEBT DESIGNATION:
  Generic receive
  fixed swaps                         $   950      $    --      $   200    $   --    $  150    $  900      $ 2,200   $ 2,350

  Weighted average:(1)
     Receive rate                        5.97%          --%        6.91%       --%     7.37%     7.66%        6.84%     6.62%
     Pay rate                            5.75%          --%        5.88%       --%     5.85%     5.89%        5.83%     5.53%

  Floating/floating
     swaps                            $ 1,900      $    --      $    37    $   --    $   --    $   --      $ 1,937   $   400

  Weighted average:(2)
     Receive rate                        5.73%          --%        5.92%       --%       --%       --%        5.73%     5.32%
     Pay rate                            5.77%          --%        5.77%       --%       --%       --%        5.77%     5.39%
----------------------------------------------------------------------------------------------------------------------------
Total notional amount                 $ 4,009      $ 1,059      $ 1,737    $  300    $  385    $1,025      $ 8,515   $ 8,015
============================================================================================================================


(1) Variable rates paid or received are based primarily on one-month and three-month LIBOR rates paid or received at December 31, 1997.
(2) Variable rates paid are based on LIBOR at December 31, 1997, while variable rates received are based on prime.
(3) Variable rate paid was 5.85%, based on LIBOR at December 31, 1997, while variable rate received represents the return on a principal only total return swap. This return is based on principal paydowns of the referenced security as well as changes in market value.

Comerica Incorporated                                                         35

In addition to interest rate swaps, the Corporation employs various other types of off-balance sheet derivative and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies, mortgages held for sale and originated mortgage servicing rights). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts, foreign exchange generic swap agreements and cross-currency swaps. The aggregate notional amounts of these risk management derivative and foreign exchange contracts at December 31, 1997 and 1996, were $651 million and $687 million, respectively.

In 1997, the FASB issued a revised Exposure Draft on accounting for derivative and similar financial instruments and for hedging activities. This Exposure Draft would introduce significant volatility in earnings and could affect how the Corporation balances interest rate sensitivity in the future. Management has expressed concern to the FASB of the potential adverse impact on managing interest rate risk and earnings from this Exposure Draft. Further information regarding risk management derivative financial instruments and foreign currency exchange contracts is provided in Notes 1, 8, 9 and 18 to the consolidated financial statements.

LIQUIDITY

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. Liquidity requirements are satisfied with various funding sources, including a $7.5 billion medium-term note program which allows the Michigan, California and Texas banks to issue debt between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end 1997, unissued debt related to the two programs totaled $3.1 billion. In addition, liquid assets totaled $6.1 billion, at December 31, 1997. The Corporation also had available $1.1 billion from a collateralized borrowing account with the Federal Reserve Bank at year-end 1997. Purchased funds at December 31, 1997, excluding certificates of deposit with maturities beyond one year and medium- and long-term debt, approximated $5.6 billion.

Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 17 to the consolidated financial statements on page 51, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 1998, the subsidiary banks can pay dividends up to $361 million plus current net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries, as a percent of shareholders' equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 1997, the ratio was 109 percent.

CUSTOMER INITIATED AND OTHER DERIVATIVE FINANCIAL
INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

On a limited basis, the Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting

CUSTOMER INITIATED AND OTHER NOTIONAL ACTIVITY


                                          Interest    Foreign
                                             Rate     Exchange
(in millions)                             Contracts   Contracts     Totals
-------------------------------------------------------------------------------
Balances at December 31, 1995              $ 363      $    320      $    683
Additions                                    237        37,571        37,808
Maturities/amortizations                    (210)      (37,247)      (37,457)
-------------------------------------------------------------------------------
Balances at December 31, 1996              $ 390      $    644      $  1,034
Additions                                    464        43,462        43,926
Maturities/amortizations                    (358)      (42,269)      (42,627)
-------------------------------------------------------------------------------
Balances at December 31, 1997              $ 496      $  1,837      $  2,333
===============================================================================

such services. At December 31, 1997 and 1996, customer-initiated activity represented 20 percent and 11 percent, respectively, of total derivative and foreign exchange contracts, including commitments. Refer to Note 18 to the consolidated financial statements on page 51 for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.

OTHER MATTERS

In February, 1997, the FASB issued Statement on Financial Accounting Standards
(SFAS) No. 128 on "Earnings Per Share." The statement changes the computation, presentation and disclosure requirements for earnings per share and is effective for the 1997 financial statements. The Corporation has adopted the statement and all prior period earnings per share presented have been restated in accordance with the new disclosure requirements.

The Corporation recognizes the need to manage its operations so that year 2000 software failures, miscalculations or errors will not adversely impact its business. The Corporation, with the assistance of outside consultants, is working to identify, evaluate, implement and test changes to computer systems and applications necessary to achieve a year 2000 date conversion with no impact on customers or disruption to business operations. The Corporation expects to conclude remediation of the majority of its systems by the end of 1998, with completion of the remaining systems in the first half of 1999. Testing, which is ongoing, will be completed on these last systems in the second half of 1999. The Corporation projects the amount of year 2000 expense to be in the range of $25-$30 million, of which approximately 25 percent was expensed in 1996 and 1997. The problem caused by the year 2000 creates risk for the Corporation from unforeseen problems in its own computer systems and from third parties such as customers or vendors. Such failures of the Corporation and/or third parties' computer systems could have a material impact on the Corporation's ability to conduct its business.

Forward looking statements in this annual report to shareholders are based on current expectations and/or the assumptions made in the earnings simulation analyses, but numerous factors could cause variances in these projections, and their underlying assumptions, such as changes in interest rates, year 2000 expenses and changes in industries where the Corporation has a concentration in loans.



36                                                         Comerica Incorporated

CONSOLIDATED BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES


December 31
(in thousands, except share data)                                                     1997             1996
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                            $  1,927,087    $  1,901,760
Short-term investments                                                                  202,957         103,607
Investment securities available for sale                                              4,005,962       4,800,034
Commercial loans                                                                     15,805,549      13,520,246
International loans                                                                   2,085,090       1,706,388
Real estate construction loans                                                          940,910         750,760
Commercial mortgage loans                                                             3,633,785       3,445,562
Residential mortgage loans                                                            1,565,445       1,743,876
Consumer loans                                                                        4,347,665       4,634,258
Lease financing                                                                         516,600         405,618
--------------------------------------------------------------------------------------------------------------------------------
              Total loans                                                            28,895,044      26,206,708
Less allowance for loan losses                                                         (424,147)       (367,165)
--------------------------------------------------------------------------------------------------------------------------------
              Net loans                                                              28,470,897      25,839,543
Premises and equipment                                                                  380,157         407,663
Customers' liability on acceptances outstanding                                          18,392          33,102
Accrued income and other assets                                                       1,286,946       1,120,362
--------------------------------------------------------------------------------------------------------------------------------
              Total assets                                                         $ 36,292,398    $ 34,206,071
================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits (noninterest-bearing)                                              $  6,761,202    $  6,712,985
Interest-bearing deposits                                                            15,825,115      15,654,188
--------------------------------------------------------------------------------------------------------------------------------
              Total deposits                                                         22,586,317      22,367,173
Federal funds purchased and securities sold
      under agreements to repurchase                                                    592,860       1,395,540
Other borrowed funds                                                                  2,600,041       3,093,651
Acceptances outstanding                                                                  18,392          33,102
Accrued expenses and other liabilities                                                  446,625         459,267
Medium- and long-term debt                                                            7,286,387       4,241,769
--------------------------------------------------------------------------------------------------------------------------------
              Total liabilities                                                      33,530,622      31,590,502
Nonredeemable preferred stock-$50 stated value
       Authorized-5,000,000 shares
       Issued-5,000,000 shares in 1997 and 1996                                         250,000         250,000
Common stock-$5 par value
       Authorized-250,000,000 shares
       Issued- 156,815,367 shares in 1997 and 107,297,345 shares in 1996                784,077         536,487
Capital surplus                                                                              --              --
Unrealized gains and losses on investment securities available for sale                  (1,937)        (22,789)
Retained earnings                                                                     1,731,419       1,854,116
Deferred compensation                                                                    (1,783)         (2,245)
--------------------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                     2,761,776       2,615,569
--------------------------------------------------------------------------------------------------------------------------------
              Total liabilities and shareholders' equity                           $ 36,292,398    $ 34,206,071
================================================================================================================================


See notes to consolidated financial statements.

Comerica Incorporated                                                         37

CONSOLIDATED STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands, except per share data)                                1997          1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                      $ 2,317,844    $ 2,160,981    $ 2,090,854
Interest on investment securities
    Taxable                                                         310,399        372,331        473,759
    Exempt from federal income tax                                   10,797         17,443         26,189
-----------------------------------------------------------------------------------------------------------------------------------
          Total interest on investment securities                   321,196        389,774        499,948
Interest on short-term investments                                    8,363         12,025         23,122
-----------------------------------------------------------------------------------------------------------------------------------
          Total interest income                                   2,647,403      2,562,780      2,613,924

INTEREST EXPENSE

Interest on deposits                                                673,265        685,539        721,475
Interest on short-term borrowings
    Federal funds purchased and securities
          sold under agreements to repurchase                       110,752        111,729        165,544
    Other borrowed funds                                             98,258        107,155        135,667
Interest on medium- and long-term debt                              374,022        294,990        288,990
Net interest rate swap (income)/expense                             (51,670)       (48,911)         2,365
-----------------------------------------------------------------------------------------------------------------------------------
          Total interest expense                                  1,204,627      1,150,502      1,314,041
-----------------------------------------------------------------------------------------------------------------------------------
          Net interest income                                     1,442,776      1,412,278      1,299,883
Provision for loan losses                                           146,000        114,000         86,500
-----------------------------------------------------------------------------------------------------------------------------------
          Net interest income after provision for loan losses     1,296,776      1,298,278      1,213,383

NONINTEREST INCOME

Income from fiduciary activities                                    147,336        133,482        125,038
Service charges on deposit accounts                                 141,078        140,436        130,249
Customhouse broker fees                                                  --         10,764         36,086
Revolving credit fees                                                19,439         22,670         36,248
Securities gains                                                      5,695         13,588         11,748
Other noninterest income                                            214,404        186,014        159,356
-----------------------------------------------------------------------------------------------------------------------------------
          Total noninterest income                                  527,952        506,954        498,725

NONINTEREST EXPENSES

Salaries and employee benefits                                      538,926        560,784        562,159
Net occupancy expense                                                89,380         99,211         98,945
Equipment expense                                                    61,759         68,827         67,872
FDIC insurance expense                                                3,029          8,139         23,817
Telecommunications expense                                           28,010         29,092         29,644
Restructuring charge                                                     --         90,000             --
Other noninterest expenses                                          286,882        302,973        303,977
-----------------------------------------------------------------------------------------------------------------------------------
          Total noninterest expenses                              1,007,986      1,159,026      1,086,414
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                          816,742        646,206        625,694
Provision for income taxes                                          286,266        229,045        212,328
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                      $   530,476    $   417,161    $   413,366
===================================================================================================================================
Net income applicable to common stock                           $   513,376    $   408,136    $   413,366
===================================================================================================================================
Basic net income per common share                                     $3.24          $2.41          $2.38
Diluted net income per common share                                    3.19           2.38           2.37
Cash dividends declared on common stock                         $   181,272    $   170,067    $   158,309
Dividends per common share                                            $1.15          $1.01          $0.91
-----------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

38                                                         Comerica Incorporated

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
COMERICA INCORPORATED AND SUBSIDIARIES


                                                    Non-                                Unrealized Gains
                                              redeemable                                 and (Losses) on
                                               Preferred      Common      Capital  Investment Securities    Retained  Deferred
(in thousands, except share data)                  Stock       Stock      Surplus     Available for Sale    Earnings  Compensation
----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1995                      $     --      $596,473    $526,838     $ (55,039)        $1,390,405    $(1,786)
Net income for 1995                                    --            --          --            --            413,366         --
Nonowner changes in equity:
  Unrealized holding gains/(losses) arising
   during the period                                   --            --          --        90,053                 --         --
  Less: Reclassification adjustment for
   gains/(losses) included in net income               --            --          --        11,748                 --         --
     Nonowner changes in equity before                                                  ---------
      income taxes                                     --            --          --        78,305                 --         --
Provision for income taxes related to
  nonowner changes in equity                           --            --          --        27,407                 --         --
                                                                                        ---------
Nonowner changes in equity, net of tax                 --            --          --        50,898                 --         --
Net income and nonowner changes in equity              --            --          --            --                 --         --

Cash dividends declared on common stock                --            --          --            --           (158,309)        --
Purchase of 1,405,500 shares of
  common stock                                         --            --          --            --                 --         --
Purchase and retirement of 4,200,000
  shares of common stock                               --       (21,000)   (118,931)           --                 --         --
Issuance of common stock for:
  Employee stock plans                                 --            --       1,261            --             (4,482)    (1,034)
  Acquisitions                                         --            --       1,450            --                 --         --
Amortization of deferred compensation                  --            --          --            --                 --        846
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                    $     --      $575,473    $410,618     $  (4,141)        $1,640,980    $(1,974)
Net income for 1996                                    --            --          --            --            417,161         --
Nonowner changes in equity:
  Unrealized holding gains/(losses) arising
   during the period                                   --            --          --       (15,101)                --         --
  Less: Reclassification adjustment for
   gains/(losses) included in net income               --            --          --        13,588                 --         --
     Nonowner changes in equity before                                                  ---------
       income taxes                                    --            --          --       (28,689)                --         --
Provision for income taxes related to
  nonowner changes in equity                           --            --          --       (10,041)                --         --
                                                                                        ---------
Nonowner changes in equity, net of tax                 --            --          --       (18,648)                --         --
Net income and nonowner changes in equity              --            --          --            --                 --         --

Issuance of preferred stock                       250,000            --      (3,256)           --                 --         --
Cash dividends declared:
  Preferred stock                                      --            --          --            --             (9,025)        --
  Common stock                                         --            --          --            --           (170,067)        --
Purchase and retirement of 12,176,496
  shares of common stock                               --       (60,883)   (519,924)           --             (5,065)        --
Issuance of common stock for:
  Employee stock plans                                 --           897      14,090            --            (20,076)    (1,197)
  Acquisitions                                         --        21,000      98,472            --                208         --
Amortization of deferred compensation                  --            --          --            --                 --        926
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                    $250,000      $536,487    $     --     $ (22,789)        $1,854,116    $(2,245)
Net income for 1997                                    --            --          --            --            530,476         --
Nonowner changes in equity:
  Unrealized holding gains/(losses) arising
   during the period                                   --            --          --        37,775                 --         --
  Less: Reclassification adjustment for
   gains/(losses) included in net income               --            --          --         5,695                 --         --
     Nonowner changes in equity before                                                  ---------
       income taxes                                    --            --          --        32,080                 --         --
Provision for income taxes related to
  nonowner changes in equity                           --            --          --        11,228                 --         --
                                                                                        ---------
Nonowner changes in equity, net of tax                 --            --          --        20,852                 --         --
Net income and nonowner changes in equity              --            --          --            --                 --         --

Cash dividends declared:
  Preferred stock                                      --            --          --            --            (17,100)        --
  Common stock                                         --            --          --            --           (181,273)        --
Purchase and retirement of 3,618,479
     shares of common stock                            --       (18,092)    (30,750)           --           (193,450)        --
Issuance of common stock under
  Employee stock plans                                 --         4,323      30,750            --                  9       (531)
Amortization of deferred compensation                  --            --          --            --                 --        993
Stock split (three-for-two)                            --       261,359          --            --           (261,359)        --
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997                    $250,000     $ 784,077    $     --     $  (1,937)        $1,731,419    $(1,783)
===============================================================================================================================


                                                                                     Total
                                                               Treasury       Shareholders'
(in thousands, except share data)                                 Stock             Equity
------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1995                                   $(65,111)         $2,391,780
Net income for 1995                                                 --             413,366
Nonowner changes in equity:
  Unrealized holding gains/(losses) arising
   during the period                                                --              90,053
  Less: Reclassification adjustment for
   gains/(losses) included in net income                            --              11,748
     Nonowner changes in equity before                                          ----------
       income taxes                                                 --              78,305
Provision for income taxes related to
  nonowner changes in equity                                        --              27,407
                                                                                ----------
Nonowner changes in equity, net of tax                              --              50,898
                                                                                ----------
Net income and nonowner changes in equity                           --             464,264

Cash dividends declared on common stock                             --            (158,309)
Purchase of 1,405,500 shares of
  common stock                                                 (38,725)            (38,725)
Purchase and retirement of 4,200,000
  shares of common stock                                            --            (139,931)
Issuance of common stock for:
  Employee stock plans                                          14,957              10,702
  Acquisitions                                                  75,650              77,100
Amortization of deferred compensation                               --                 846
------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1995                                 $(13,229)         $2,607,727
Net income for 1996                                                 --             417,161
Nonowner changes in equity:
  Unrealized holding gains/(losses) arising
   during the period                                                --             (15,101)
  Less: Reclassification adjustment for
   gains/(losses) included in net income                            --              13,588
     Nonowner changes in equity before                                          ----------
       income taxes                                                 --             (28,689)
Provision for income taxes related to
  nonowner changes in equity                                        --             (10,041)
                                                                                ----------
Nonowner changes in equity, net of tax                              --             (18,648)
                                                                                ----------
Net income and nonowner changes in equity                           --             398,513

Issuance of preferred stock                                         --             246,744
Cash dividends declared:
  Preferred stock                                                   --              (9,025)
  Common stock                                                      --            (170,067)
Purchase and retirement of 12,176,496
  shares of common stock                                       (36,324)           (622,196)
Issuance of common stock for:
  Employee stock plans                                          40,295              34,009
  Acquisitions                                                   9,258             128,938
Amortization of deferred compensation                               --                 926
------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                                 $     --          $2,615,569
Net income for 1997                                                 --             530,476
Nonowner changes in equity:
  Unrealized holding gains/(losses) arising
   during the period                                                --              37,775
  Less: Reclassification adjustment for
   gains/(losses) included in net income                            --               5,695
     Nonowner changes in equity before                                          ----------
       income taxes                                                 --              32,080
Provision for income taxes related to
  nonowner changes in equity                                        --              11,228
                                                                                ----------
Nonowner changes in equity, net of tax                              --              20,852
                                                                                ----------
Net income and nonowner changes in equity                           --             551,328

Cash dividends declared:
  Preferred stock                                                   --             (17,100)
  Common stock                                                      --            (181,273)
Purchase and retirement of 3,618,479
     shares of common stock                                         --            (242,292)
Issuance of common stock under
  Employee stock plans                                              --              34,551
Amortization of deferred compensation                               --                 993
Stock split (three-for-two)                                         --                  --
------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997                                  $    --          $2,761,776
==========================================================================================


( ) Indicates deduction.
See notes to consolidated financial statements.

Comerica Incorporated                                                         39

CONSOLIDATED STATEMENTS OF CASH FLOWS
COMERICA INCORPORATED AND SUBSIDIARIES


Year Ended December 31
(in thousands)                                                                             1997          1996           1995
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                            $   530,476    $   417,161    $   413,366
Adjustments to reconcile net income to
   net cash provided by operating activities
     Provision for loan losses                                                            146,000        114,000         86,500
     Depreciation                                                                          58,529         66,776         64,014
     Restructuring charge                                                                 (61,237)        90,000         (6,127)
     Net (increase) decrease in trading account securities                                 (3,093)         4,659         (6,336)
     Net (increase) decrease in loans held for sale                                        (2,666)       473,493       (420,015)
     Net (increase) decrease in accrued income receivable                                 (23,730)           924        (26,749)
     Net increase (decrease) in accrued expenses                                           54,330        (39,720)        96,645
     Net amortization of intangibles                                                       28,375         30,803         29,016
     Funding for employee benefit plans                                                        --        (25,000)      (200,000)
     Other, net                                                                          (121,519)       187,438       (178,874)
-------------------------------------------------------------------------------------------------------------------------------
       Total adjustments                                                                   74,989        903,373       (561,926)
-------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) operating activities                                605,465      1,320,534       (148,560)

INVESTING ACTIVITIES

Net (increase) decrease in interest-bearing deposits with banks                            24,010         (3,705)       363,870
Net (increase) decrease in federal funds sold and securities
   purchased under agreements to resell                                                  (117,601)         4,898       (122,498)
Proceeds from sale of investment securities available for sale                            238,506      1,211,250        103,531
Proceeds from maturity of investment securities available for sale                      1,456,447      1,531,012        837,412
Purchases of investment securities available for sale                                    (924,509)      (643,796)      (211,222)
Proceeds from maturity of investment securities held to maturity                               --             --        788,620
Purchases of investment securities held to maturity                                            --             --       (223,579)
Net increase in loans (other than loans purchased)                                     (2,615,226)    (1,852,199)    (1,908,266)
Purchase of loans                                                                        (162,128)       (77,805)       (48,349)
Fixed assets, net                                                                         (31,023)       (46,038)       (62,334)
Net (increase) decrease in customers' liability on acceptances outstanding                 14,710        (12,341)        13,097
Net cash provided by acquisitions/sales                                                        --        200,459         19,224
-------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investing activities                             (2,116,814)       311,735       (450,494)

FINANCING ACTIVITIES

Net increase (decrease) in deposits                                                       219,144       (825,859)       130,276
Net increase (decrease) in short-term borrowings                                       (1,296,290)      (129,056)       468,754
Net increase (decrease) in acceptances outstanding                                        (14,710)        12,341        (13,097)
Proceeds from issuance of medium- and long-term debt                                    5,600,000      2,251,000      2,960,000
Repayments and purchases of medium- and long-term debt                                 (2,555,382)    (2,553,650)    (2,418,171)
Proceeds from issuance of preferred stock                                                      --        246,744             --
Proceeds from issuance of common stock                                                     22,584         35,206         11,736
Purchase of common stock for treasury and retirement                                     (243,258)      (622,196)      (178,656)
Dividends paid                                                                           (195,412)      (173,414)      (155,726)
-------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities                              1,536,676     (1,758,884)       805,116
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                         25,327       (126,615)       206,062
Cash and due from banks at beginning of year                                            1,901,760      2,028,375      1,822,313
-------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                $ 1,927,087    $ 1,901,760    $ 2,028,375
===============================================================================================================================
Interest paid                                                                         $ 1,161,812    $ 1,201,146    $ 1,274,101
===============================================================================================================================
Income taxes paid                                                                     $   266,428    $   212,530    $   180,134
===============================================================================================================================
Noncash investing and financing activities
   Loan transfers to other real estate                                                $     7,076    $    10,534    $    23,908
===============================================================================================================================
   Stock issued for acquisitions                                                      $        --    $   128,938    $    77,100
===============================================================================================================================




See notes to consolidated financial statements.


40                                                         Comerica Incorporated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMERICA INCORPORATED AND SUBSIDIARIES


1

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

LOANS HELD FOR SALE

Loans held for sale, normally mortgages, are carried at the lower of cost or market. Market value is determined in the aggregate.

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

ALLOWANCE FOR LOAN LOSSES

The allowance is maintained at a level adequate to absorb losses inherent in the loan portfolio. Management determines the adequacy of the allowance by applying projected loss ratios to the risk ratings of loans both individually and by category. The projected loss ratios incorporate such factors as recent loss experience, current economic conditions, the risk characteristics of the various categories and concentrations of loans, transfer risk and other pertinent factors. However, there can be no assurance that the actual loss ratios will not vary from those projected. Loans which are deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

NONPERFORMING ASSETS

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition and other real estate which has been acquired primarily through foreclosure and is awaiting disposition.

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



Comerica Incorporated                                                         41

Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

STOCK-BASED COMPENSATION

In 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under the provisions of this statement, the Corporation elected to continue to apply Accounting Principles Board (APB) opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in measuring and recognizing compensation expense for its stock-based compensation plans, and to disclose the pro forma effect of applying the fair value method contained in SFAS No. 123. Information on the Corporation's stock-based compensation plans is included in Note 12.

PENSION COSTS

Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations.

POSTRETIREMENT BENEFITS

Postretirement benefits are recognized in the financial statements during the employee's active service period.

DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

Interest rate and foreign exchange swaps, interest rate caps and floors, and futures and forward contracts may be used to manage the Corporation's exposure to interest rate and foreign currency risks. These instruments, with the exception of futures and forwards, are accounted for on an accrual basis since there is a high correlation with the on-balance sheet instrument being hedged. If this correlation ceases to exist, the existing unrealized gain or loss is amortized over the remaining term of the instrument, and future changes in fair value are accounted for in other income or expense. Net interest income or expense, including premiums paid or received, is recognized over the life of the contract and reported as an adjustment to interest expense. Realized gains and losses on futures and forwards are generally deferred and amortized over the life of the contract as an adjustment to net interest income. Gains or losses on early termination of risk management derivative financial instruments are deferred and amortized as an adjustment to the yields of the related assets or liabilities over their remaining contractual life. If the designated asset or liability matures, or is disposed of or extinguished, any unrealized gains or losses on the related derivative instrument are recognized currently and reported as an adjustment to interest expense.

Foreign exchange futures and forward contracts, foreign currency options, interest rate caps and interest rate swap agreements executed as a service to customers are accounted for on a fair value basis. As a result, the fair values of these instruments are recorded in the consolidated balance sheet with both realized and unrealized gains and losses recognized currently in noninterest income.

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

NONOWNER CHANGES IN EQUITY

In 1997, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of net income and nonowner changes in equity and its components in a full set of general-purpose financial statements. The Corporation has elected to present information regarding this statement in the Consolidated Statements of Changes in Shareholders' Equity on page 39. The caption "Net income and nonowner changes in equity,"represents total comprehensive income as defined in the statement.


ACQUISITIONS

During the years ended December 31, 1996 and 1995, Comerica made the following acquisitions, which were accounted for as purchases:



                               FMV of     FMV of
                               Assets   Liabilities  Purchase  Intangibles
     (in millions)            Acquired    Assumed     Price     Recorded
     ---------------------------------------------------------------------
     During 1996
     Metrobank                  $1,083       $1,020      $125          $62
     During 1995
     University Bank & Trust       456          422        69           35
     QuestStar Bank, N.A.          205          193        25           13
     =====================================================================





42                                                     Comerica Incorporated

INVESTMENT SECURITIES

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:



                                              Gross       Gross
                                           Unrealized  Unrealized   Estimated
  (in thousands)               Cost           Gains      Losses    Fair Value
  ---------------------------------------------------------------------------
  December 31, 1997
    U.S. government and
      agency securities        $3,239,423     $24,223     $24,994  $3,238,652
    State and municipal
      securities                  164,394       5,902         244     170,052
    Other securities              603,176       7,584      13,502     597,258
  ---------------------------------------------------------------------------
         Total securities
           available for sale  $4,006,993     $37,709     $38,740  $4,005,962
  ===========================================================================
  December 31, 1996
    U.S. government and
      agency securities        $4,011,022     $22,702     $65,375  $3,968,349
    State and municipal
      securities                  220,173       7,866         196     227,843
    Other securities              603,873         654         685     603,842
  ---------------------------------------------------------------------------
         Total securities
           available for sale  $4,835,068     $31,222     $66,256  $4,800,034
  ===========================================================================


The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 1997                                             Estimated
(in thousands)                                  Cost         Fair Value
-----------------------------------------------------------------------
Contractual maturity
  Within one year                        $   205,857        $   206,165
  Over one year to
     five years                              284,387            283,331
  Over five years to
     ten years                               162,991            159,140
  Over ten years                              61,554             66,350
-----------------------------------------------------------------------
         Subtotal securities                 714,789            714,986
  Mortgage-backed
     securities                            3,190,530          3,189,879
  Equity and other
     nondebt securities                      101,674            101,097
-----------------------------------------------------------------------
         Total securities
           available for sale            $ 4,006,993        $ 4,005,962
=======================================================================


        Sales and calls of investment securities available for sale resulted in realized gains and losses as follows:

Year Ended December 31
(in thousands)                                  1997              1996
----------------------------------------------------------------------
Securities gains                             $ 8,890          $ 14,945
Securities losses                             (3,195)           (1,357)
----------------------------------------------------------------------
   Total                                     $ 5,695          $ 13,588
======================================================================


Assets, principally securities, carried at approximately $2.7 billion at December 31, 1997, were pledged to secure public deposits (including State of Michigan deposits of $40 million at December 31, 1997) and for other purposes as required by law.

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



Comerica Incorporated                                                         43

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

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.


December 31
(in thousands)                                        1997      1996
--------------------------------------------------------------------
Nonaccrual loans
   Commercial loans                               $ 58,914  $ 71,991
   International loans                               1,000        --
   Real estate construction loans                    3,438     3,576
   Commercial mortgage loans                        11,088    22,567
   Residential mortgage loans                        3,719     5,160
--------------------------------------------------------------------
          Total                                     78,159   103,294

Reduced-rate loans                                   7,583     8,009
--------------------------------------------------------------------
          Total nonperforming loans                 85,742   111,303

Other real estate                                   17,046    28,398
--------------------------------------------------------------------
          Total nonperforming assets              $102,788  $139,701
====================================================================
Loans past due 90 days                            $ 52,805  $ 51,748
====================================================================
Gross interest income that would
   have been recorded had the
   nonaccrual and reduced-rate
   loans performed in accordance
   with original terms                            $ 10,088  $ 11,119
====================================================================
Interest income recognized                        $  2,399  $  2,681
====================================================================

A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

December 31
(in thousands)                        1997     1996      1995
----------------------------------------------------------------
Average impaired loans for the year  $73,502  $114,253  $148,087
Total period-end impaired loans       70,470    98,050   135,034
Period-end impaired loans
   requiring an allowance             60,376    59,960    89,209
Impairment allowance                  20,358    19,528    26,578
================================================================

Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in the loan. Sixty-four percent of the total impaired loans at December 31, 1997, are evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate.

ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

       (in thousands)                       1997        1996        1995
       -----------------------------------------------------------------
       Balance at January 1            $ 367,165   $ 341,344   $ 326,195
       Allowance of institutions and
           loans purchased/sold               --      (3,630)      4,668
       Loans charged off                (131,140)   (125,912)   (119,028)
       Recoveries on loans previously
           charged off                    42,122      41,363      43,009
       -----------------------------------------------------------------
               Net loans charged off     (89,018)    (84,549)    (76,019)
       Provision for loan losses         146,000     114,000      86,500
       -----------------------------------------------------------------
       Balance at December 31          $ 424,147   $ 367,165   $ 341,344
       =================================================================
       As a percent of total loans          1.47%       1.40%       1.40%
       =================================================================


44                                                         Comerica Incorporated

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

At December 31, 1997 and 1996, exposure from loan commitments and guarantees to companies related to the automotive industry totaled $8.3 billion and $8.2 billion, respectively. Additionally, commercial real estate loans, including commercial mortgages and construction loans, totaled $4.6 billion in 1997 and $4.2 billion in 1996. Approximately $2.0 billion of commercial real estate loans at December 31, 1997, involved mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.


PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 by major category follows:


     (in thousands)                                       1997        1996
     ---------------------------------------------------------------------
     Land                                            $  52,934   $  54,635
     Buildings and improvements                        353,308     366,618
     Furniture and equipment                           344,681     436,133
     ---------------------------------------------------------------------
             Total cost                                750,923     857,386
     Less accumulated depreciation and amortization   (370,766)   (449,723)
     ---------------------------------------------------------------------
             Net book value                          $ 380,157   $ 407,663
     =====================================================================


Rental expense for leased properties and equipment amounted to $41 million in 1997 and $44 million in 1996 and 1995. Future minimum lease rentals under noncancelable operating lease obligations are as follows:


                            (in thousands)
                            ------------------------
                            1998            $ 41,189
                            1999              38,379
                            2000              35,429
                            2001              31,649
                            2002              26,333
                            2003 and later   117,813
                            ========================

SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following is a summary of short-term borrowings at December 31, 1997 and 1996:

                                           Federal Funds Purchased
                                               and Securities Sold        Other
                                                  Under Agreements     Borrowed
   (in thousands)                                   to  Repurchase        Funds
   -----------------------------------------------------------------------------
   December 31, 1997
      Amount outstanding at year-end                    $  592,860   $2,600,041
      Weighted average interest rate at year-end              5.26%        5.30%
   December 31, 1996
      Amount outstanding at year-end                    $1,395,540   $3,093,651
      Weighted average interest rate at year-end              5.80%        5.14%
   ============================================================================

The 1996 amounts outstanding include $700 million of short-term notes. The Corporation entered into interest rate swap contracts that converted the rates paid on notes from the bank prime rate minus 2.96% and the one-month London Interbank Offered Rate (LIBOR) (5.29% and 5.53% at December 31, 1996, respectively) to a three-month LIBOR (5.56% at December 31, 1996) based rate.

At December 31, 1997, the parent company had available additional credit totaling $100 million under a line of credit agreement, all of which was unused. Under the current agreement the line will expire in April of 2000.



Comerica Incorporated                                                         45

MEDIUM- AND LONG-TERM DEBT

Medium- and long-term debt consisted of the following at December 31:

(in thousands)                                                    1997                    1996
-------------------------------------------------------------------------------------------------
Parent Company
7.25% subordinated notes due 2007                             $  148,509               $  148,548
9.75% subordinated notes due 1999                                 74,877                   74,782
10.125% subordinated debentures due 1998                          74,965                   74,880
-------------------------------------------------------------------------------------------------
         Total parent company                                    298,351                  298,210

Subsidiaries
Subordinated notes:
   7.25% subordinated notes due 2007                             198,100                       --
   8.375% subordinated notes due 2024                            147,938                  147,860
   7.25% subordinated notes due 2002                             149,246                  149,089
   6.875% subordinated notes due 2008                             99,220                   99,143
   7.125% subordinated notes due 2013                            148,224                  148,112
   7.875% subordinated notes due 2026                            146,914                  146,814
-------------------------------------------------------------------------------------------------
         Total subordinated notes                                889,642                  691,018

Medium-term notes:
   Floating rate based on LIBOR indices                        2,811,793                1,448,947
   Floating rate based on Treasury bill indices                  487,000                  399,955
   Floating rate based on Prime indices                        1,100,007                       --
   Floating rate based on Federal Funds indices                  349,998                       --
   Fixed rate notes with interest rates ranging
      from 5.75% to 6.875%                                     1,349,596                1,399,040
-------------------------------------------------------------------------------------------------
         Total medium-term notes                               6,098,394                3,247,942

Notes payable                                                         --                    4,599
-------------------------------------------------------------------------------------------------
         Total subsidiaries                                    6,988,036                3,943,559
-------------------------------------------------------------------------------------------------
         Total medium- and long-term debt                     $7,286,387               $4,241,769
=================================================================================================

Concurrent with the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table:

                                   Principal
                                      Amount                       Base
                                     of Debt                    Rate at
(in thousands)                     Converted      Base Rate    12/31/97
-----------------------------------------------------------------------
Parent Company
7.25% subordinated notes           $ 150,000     6-month LIBOR     5.91%
9.75% subordinated notes              50,000     3-month LIBOR     5.91
-----------------------------------------------------------------------

Subsidiaries
Subordinated notes:
   7.25% subordinated notes          200,000     6-month LIBOR     5.91
   8.375% subordinated notes         150,000     6-month LIBOR     5.91
   7.25% subordinated notes          150,000     6-month LIBOR     5.91
   6.875% subordinated notes         100,000     6-month LIBOR     5.91
   7.125% subordinated notes         150,000     6-month LIBOR     5.91
   7.875% subordinated notes         150,000     6-month LIBOR     5.91
Medium-term notes:
   Floating rate based on
       LIBOR indices                 600,000     1-month LIBOR     5.94
                                   1,895,000     3-month LIBOR     5.91
   Fixed rate notes with interest
       rates ranging from 5.80%
       to 6.65%                      100,000     1-month LIBOR     5.94
                                   1,050,000     3-month LIBOR     5.91
=======================================================================

All subordinated notes and debentures with maturities greater than one year qualify as Tier 2 capital.

The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, certain of the bank subsidiaries may offer an aggregate principal amount of up to $9.5 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rates on the floating rate medium-term notes based on LIBOR ranged from three-month LIBOR minus 0.14% to three-month LIBOR plus 0.10%. The notes are due from 1998 to 2002. The interest rates on the floating rate medium-term notes based on U.S. Treasury indices ranged from the three-month U.S. Treasury bill bond equivalent rate plus 0.54% to the two-year Constant Treasury Maturity Rate plus 0.01%. The notes are due from 1998 to 2000. The interest rates on the floating rate medium-term notes based on prime ranged from prime minus 2.87% to prime minus 2.82% and are due in 1998.
The interest rates on the floating rate medium-term notes based on the federal funds rate ranged from the federal funds rate plus 0.055% to the federal funds rate plus 0.0625% and are also due in 1998. The maturities of the fixed rate notes range from 1998 to 2000. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC. The principal maturities of medium- and long-term debt are as follows:


(in thousands)
------------------------------------------
1998                            $5,273,441
1999                                73,636
2000                               265,744
2001                               298,958
2002                               482,135
2003 and later                     892,473
==========================================

46                                                        Comerica Incorporated

SHAREHOLDERS' EQUITY

The board of directors has authorized the repurchase of up to 27 million shares (or 40.5 million shares on a post-split basis) of Comerica Incorporated common stock for general corporate purposes, acquisitions and employee benefit plans. At December 31, 1997, 12.2 million shares (or 18.3 million shares on a post-split basis) had been repurchased under this program.

At December 31, 1997, the Corporation had reserved 7.7 million shares of common stock for issuance to employees and directors under the long-term incentive plans.

In January 1998, the Corporation declared a three-for-two stock split, effected in the form of a 50 percent stock dividend to be paid April 1, 1998. All per share data included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect the split.

During 1996, the Corporation issued 5 million shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series E, with a stated value of $50 per share. Dividends are payable quarterly, at a rate of 6.84% per annum through July 1, 2001. Thereafter, the rate will be equal to 0.625% plus an effective rate, but not less than 7.34% nor greater than 13.34%. The effective rate will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Treasury Maturity Rate and the Thirty Year Constant Treasury Maturity Rate
(as defined in the prospectus). The Corporation, at its option, may redeem all or part of the outstanding shares on or after July 1, 2001.

NET INCOME PER COMMON SHARE

SFAS No. 128, "Earnings per Share," was adopted in 1997. The statement simplifies the standards for computing earnings per share. Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock plans, using the treasury stock method. A computation of earnings per share follows:

<Capiton>

Year Ended December 31
(in thousands, except per share data)       1997      1996      1995
--------------------------------------------------------------------
Basic
   Average shares outstanding            158,333   169,076   173,532
====================================================================
Net income                              $530,476  $417,161  $413,366
Less preferred stock dividends            17,100     9,025        --
--------------------------------------------------------------------
Net income applicable to
   common stock                         $513,376  $408,136  $413,366
====================================================================
Basic net income per share                 $3.24     $2.41     $2.38
Diluted
   Average shares outstanding            158,333   169,076   173,532
   Nonvested stock                           204       195       163
   Common stock equivalents
        Net effect of the assumed
             exercise of stock options     2,503     1,956     1,070
--------------------------------------------------------------------
   Diluted average shares                161,040   171,227   174,765
====================================================================
Net income                              $530,476  $417,161  $413,366
Less preferred stock dividends            17,100     9,025        --
--------------------------------------------------------------------
Net income applicable to
   common stock                         $513,376  $408,136  $413,366
====================================================================
Diluted net income per share               $3.19     $2.38     $2.37
====================================================================


Comerica Incorporated                                                        47

LONG-TERM INCENTIVE PLANS

The Corporation has long-term incentive plans under which it has awarded both shares of restricted stock to key executive officers and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. The exercise price of the stock options is equal to the fair market value at the time the options are granted and the options may have restrictions regarding exercisability. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The Corporation adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-Based Compensation," as of December 31, 1996. If the recognition provisions of the new statement had been adopted as of the beginning of 1997, the effect on 1997 net income would have been immaterial.


-----------------------------------------------------------------------------------------
                                                           Average per Share
                                                               Exercise         Market
                                                  Number        Price            Price
-----------------------------------------------------------------------------------------
Outstanding--December 31, 1994                  5,982,030       $15.42          $16.25
  Granted                                       1,659,270        18.64           18.64
  Cancelled                                      (331,112)       19.43           21.25
  Exercised                                      (771,370)       10.74           21.04
  Expired                                              --
  Acquisition of
    University Bank & Trust                       229,679        10.70           18.33
-----------------------------------------------------------------------------------------
Outstanding--December 31, 1995                  6,768,497       $16.39          $26.67
  Granted                                       1,894,143        25.61           25.61
  Cancelled                                      (321,119)       18.95           28.95
  Exercised                                    (1,775,613)       12.78           29.34
  Expired                                              --
  Acquisition of Metrobank                        595,718         8.49           26.42
-----------------------------------------------------------------------------------------
Outstanding--December 31, 1996                  7,161,626       $18.95          $34.92
  Granted                                       1,994,182        40.28           40.28
  Cancelled                                      (266,295)       26.00           43.07
  Exercised                                    (1,252,170)       15.93           44.81
  Expired                                              --
-----------------------------------------------------------------------------------------
Outstanding--December 31, 1997                  7,637,343       $24.77          $60.17
=========================================================================================
Exercisable--December 31, 1997                  3,599,513
Available for grant--
  December 31, 1997                                98,393
=========================================================================================

The following table summarizes information about stock options outstanding at December 31, 1997:

                                                                    Exercisable
-------------------------------------------------------------------------------
                                        Outstanding
                                                    Average             Average
     Exercise                            Average   Exercise            Exercise
     Price Range                Shares   Life (a)     Price   Shares      Price
-------------------------------------------------------------------------------
$ 7.66     -     $10.29          772,229    2.4    $ 9.57      772,229   $ 9.57
 10.37     -      18.00          953,303    5.3     16.65      722,615    16.22
 18.59     -      18.75        1,161,279    7.2     18.59      521,637    18.59
 19.00     -      25.17        1,205,404    4.9     20.79    1,173,154    20.75
 25.42     -      40.09        1,688,751    8.2     26.29      409,278    26.05
 40.25     -      52.67        1,856,377    9.2     40.33          600    40.25
-------------------------------------------------------------------------------
Total                          7,637,343    6.8    $24.77    3,599,513   $17.73
===============================================================================


(a) Average contractual life remaining in years.

48                                                         Comerica Incorporated

EMPLOYEE BENEFIT PLANS

The Corporation has a defined benefit pension plan in effect for substantially all full-time employees. Staff expense includes income of $0.3 million in 1997, $1.4 million in 1996 and $1.0 million in 1995 for the plan. Benefits under the plan are based primarily on years of service and the levels of compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of units of certain collective investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities and corporate bonds and notes.

Net periodic pension cost/(income) consisted of the following:

(in thousands)                               1997          1996         1995
-----------------------------------------------------------------------------
Service cost--benefits earned
  during the period                       $ 12,400      $ 11,675     $  8,857
Interest cost on projected
  benefit obligation                        33,823        31,572       29,231
Actual return on plan assets               (89,528)      (62,710)     (93,650)
Net amortization and (deferral)             43,006        18,072       54,585
-----------------------------------------------------------------------------
Net pension income                        $   (299)     $ (1,391)    $   (977)
=============================================================================

The following table sets forth the funded status of the defined benefit pension plans and amounts recognized on the Corporation's balance sheet:



December 31
(in thousands)                                                1997               1996
----------------------------------------------------------------------------------------
Accumulated benefit obligation
   Vested                                                    $411,688           $367,376
   Nonvested                                                   17,797             16,483
----------------------------------------------------------------------------------------
Accumulated benefit obligation                                429,485            383,859
Effect of projected future compensation levels                 95,844             78,917
----------------------------------------------------------------------------------------
Projected benefit obligation                                  525,329            462,776
Plan assets at fair value                                     585,215            515,164
----------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation          59,886             52,388
Unrecognized net gain due to past experience
   different from that assumed and effects of
   changes in assumptions                                     (25,790)           (17,672)
Unrecognized net assets being amortized
   over 15 years                                              (15,358)           (20,191)
----------------------------------------------------------------------------------------
Prepaid pension                                              $ 18,738           $ 14,525
========================================================================================

Actuarial assumptions were as follows:


                                                1997            1996              1995
---------------------------------------------------------------------------------------
Discount rate used in determining
   projected benefit obligation                   7%              7.5%            7.5%
Rate of increase in compensation levels           5%                5%              5%
Long-term rate of return on assets                9%                9%              8%
======================================================================================

The Corporation has a savings ("401(k)") plan which is a defined contribution plan. All of the Corporation's salaried and regular part-time employees are eligible to participate in the plan. The Corporation makes matching contributions based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation's financial performance. Staff expense includes expense of $9.7 million in 1997, $10.4 million in 1996 and $7.1 million in 1995 for the plan.

The Corporation's postretirement benefits plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, provides a phase-out for employees over 50 as of that date and substantially reduces all benefits for remaining employees. The Corporation has funded the plan with a company-owned life insurance contract purchased in 1995.

Net periodic postretirement benefit cost included the following components:


(in thousands)                                  1997            1996              1995
---------------------------------------------------------------------------------------
Service cost                                    $   273        $   402          $   383
Interest cost on accumulated
     postretirement benefit obligation            5,710          5,597             6,652
Return on plan assets                            (7,941)        (3,094)           (2,453)
Amortization of transition obligation             4,628          4,628             4,628
Net amortization and (deferral)                   2,472         (2,488)           (1,511)
----------------------------------------------------------------------------------------
Net periodic postretirement
     benefit cost                               $ 5,142        $ 5,045           $ 7,699
========================================================================================

The following table sets forth the status of the postretirement plan at December 31:


(in thousands)                           1997                   1996
----------------------------------------------------------------------
Retirees                                 $72,175               $65,711
Other fully eligible plan participants     5,543                 4,910
Other active plan participants             3,866                 5,799
----------------------------------------------------------------------
Total accumulated postretirement
     benefit obligation                   81,584                76,420

Plan assets at fair value                 86,727                80,547
----------------------------------------------------------------------
Funded status                              5,143                 4,127

Unrecognized net gain                     (8,294)              (11,800)
Unrecognized transition obligation        69,105                73,733
----------------------------------------------------------------------
Prepaid postretirement benefit           $65,954               $66,060
======================================================================

Actuarial assumptions were as follows:

                                                1997                 1996                1995
---------------------------------------------------------------------------------------------
Discount rate used in determining
     accumulated postretirement
     benefit obligation                           7%                 7.5%                 7.5%
Long-term rate of return on assets              6.7%                 6.7%                 6.7%
=============================================================================================

A 7 percent health care cost trend rate was projected for 1997 and is assumed to decrease gradually to 5 percent by 1999, remaining constant thereafter. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $6 million at December 31, 1997, and the aggregate of the service and interest cost components by $384 thousand for the year ended December 31, 1997.

Comerica Incorporated                                                         49

INCOME TAXES

The current and deferred components of income taxes were as follows:

(in thousands)                              1997      1996      1995
-----------------------------------------------------------------------
        Currently payable
             Federal                       $239,680  $225,863  $192,899
             Foreign                         30,723     5,912     1,015
             State and local                 15,584    11,039     7,595
-----------------------------------------------------------------------
                                            285,987   242,814   201,509
        Deferred federal, state and local       279   (13,769)   10,819
-----------------------------------------------------------------------
                 Total                     $286,266  $229,045  $212,328
=======================================================================

There were $2.0 million, $4.8 million and $4.1 million of income taxes provided on securities transactions in 1997, 1996 and 1995, respectively.

The principal components of deferred tax (assets) liabilities at December 31 were as follows:

(in thousands)                                1997              1996
------------------------------------------------------------------------
Allowance for loan losses                    $(132,990)        $(116,816)
Lease financing transactions                   122,127           105,805
Allowance for depreciation                      15,567            18,972
Deferred loan origination fees and costs       (20,088)          (11,408)
Investment securities available for sale          (149)          (11,562)
Employee benefits                               (7,625)           (3,132)
Restructuring charge                           (10,150)          (15,178)
Other temporary differences, net               (34,440)          (35,825)
------------------------------------------------------------------------
    Total                                    $ (67,748)        $ (69,144)
========================================================================

The provision for income taxes differs from that computed by applying the federal statutory rate of 35 percent for the reasons in the following analysis:


(in thousands)                                  1997           1996            1995
-------------------------------------------------------------------------------------
Tax based on federal statutory rate           $285,860       $226,172        $218,993
Effect of tax-exempt interest income            (5,687)        (8,842)        (12,538)
Other                                            6,093         11,715           5,873
-------------------------------------------------------------------------------------
  Provision for income taxes                  $286,266       $229,045        $212,328
=====================================================================================

RESTRUCTURING

The Corporation recorded a restructuring charge of $90 million in 1996 in connection with a program to improve efficiency, revenue and customer service. The charge only includes direct and incremental costs associated with the program. The following table provides details on the restructuring-related reserve as of December 31:

                                           Occupancy
                                 Employee        and
        (in thousands)        Termination  Equipment  Other     Total
        ---------------------------------------------------------------
        Balances at 12/31/96  $48,000      $21,000    $21,000   $90,000
        Activity              (38,000)     (10,000)   (13,000)  (61,000)
        ---------------------------------------------------------------
        Balances at 12/31/97  $10,000      $11,000    $ 8,000   $29,000
        ===============================================================

Termination benefits primarily include severance payments. The occupancy and equipment portion consists of lease termination costs, space consolidation and estimated losses on the disposal of vacated properties. Other charges consist primarily of the project costs incurred during the assessment phase of the program.

TRANSACTIONS WITH RELATED PARTIES

The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 1997, approximated $138 million at the beginning and $226 million at the end of 1997. During 1997, new loans to related parties aggregated $124 million and repayments totaled $36 million.

50                                                         Comerica Incorporated

REGULATORY CAPITAL AND BANKING SUBSIDIARIES

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $361 million at January 1, 1998, plus current year's earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

Dividends paid to the Corporation by its banking subsidiaries amounted to $354 million in 1997, $322 million in 1996 and $184 million in 1995.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. At December 31, 1997, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" (total capital ratio greater than 10 percent). The following is a summary of the capital position of the Corporation and its significant banking subsidiaries:

                                         Comerica Inc.               Comerica       Comerica Bank-     Comerica Bank-
(in thousands)                          (Consolidated)                  Bank                 Texas         California
---------------------------------------------------------------------------------------------------------------------
December 31, 1997
Tier 1 capital                               $2,513,820              $2,037,217          $325,394            $329,963
Total capital                                 3,961,243               3,243,206           359,674             370,531
Tier 1 capital to average assets
   (minimum-3.0%)                                  7.09%                   7.15%             8.92%               9.07%
Tier 1 capital to risk-weighted assets
   (minimum-4.0%)                                  7.07                    6.85              9.59                9.20
Total capital to risk-weighted assets
   (minimum-8.0%)                                 11.14                   10.90             10.60               10.33
December 31, 1996
Tier 1 capital                               $2,366,342              $1,930,830          $275,895            $282,108
Total capital                                 3,617,961               2,914,832           309,627             319,109
Tier 1 capital to average assets
   (minimum-3.0%)                                  7.07%                   7.23%             8.42%               7.40%
Tier 1 capital to risk-weighted assets
   (minimum-4.0%)                                  7.18                    7.12              9.49                8.95
Total capital to risk-weighted assets
   (minimum-8.0%)                                 10.99                   10.75             10.65               10.12
=====================================================================================================================

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Corporation enters into various off-balance sheet transactions involving derivative financial instruments, foreign exchange contracts and credit-related financial instruments to manage exposure to fluctuations in interest rate, foreign currency and other market risks and to meet the financing needs of customers. These financial instruments involve, to varying degrees, elements of credit and market risk in excess of the amount reflected in the consolidated balance sheets.

Credit risk is the possible loss that may occur in the event of nonperformance by the counterparty to a financial instrument. The Corporation attempts to minimize credit risk arising from off-balance sheet financial instruments by evaluating the creditworthiness of each counterparty adhering to the same credit approval process used for traditional lending activities. Counterparty risk limits and monitoring procedures have also been established to facilitate the management of credit risk. Collateral is obtained, if deemed necessary, based on the results of management's credit evaluation. Collateral varies, but may include cash, investment securities, accounts receivable, inventory, property, plant and equipment or real estate.

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


Comerica Incorporated                                                         51

FINANCIAL INSTRUMENTS WITH OFF-BALANCE
SHEET RISK (CONTINUED)

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

DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

The Corporation, as an end-user, employs a variety of off-balance sheet financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments are also used to manage exposures to market risks, including interest rate caps and floors, total return swaps, foreign exchange forward contracts and foreign exchange swap agreements. Refer to the section entitled "Risk Management Derivative Financial Instruments and Foreign Exchange Contracts" in the financial review on page 33 for further information about the Corporation's objectives for using such instruments.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 1997 and 1996.

Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the consolidated balance sheets.

                                         Notional/
                                         Contract           Unrealized Unrealized           Fair
(in millions)                              Amount                Gains     Losses          Value
------------------------------------------------------------------------------------------------
December 31, 1997
Risk management
   Interest rate contracts:
       Swaps                               $8,515                 $137       $(14)          $123
       Options, caps and
          floors purchased                     52                   --         --             --
       Caps written                            --                   --         --             --
------------------------------------------------------------------------------------------------
          Total interest rate
             contracts                      8,567                  137        (14)           123
   Foreign exchange
       contracts:
       Spot and forwards                      445                   12         (9)             3
       Swaps                                  154                    5         --              5
------------------------------------------------------------------------------------------------
          Total foreign
              exchange contracts              599                   17         (9)             8
------------------------------------------------------------------------------------------------
       Total risk management               $9,166                 $154       $(23)          $131
================================================================================================
December 31, 1996
Risk management
   Interest rate contracts:
       Swaps                               $8,015                 $ 42       $(97)         $ (55)
       Options, caps and
          floors purchased                     53                   --         --             --
       Caps written                           152                   --         --             --
------------------------------------------------------------------------------------------------
          Total interest rate
              contracts                     8,220                   42        (97)           (55)
   Foreign exchange
       contracts:
       Spot and forwards                      444                   26         (4)            22
       Swaps                                   38                   --         (1)            (1)
------------------------------------------------------------------------------------------------
          Total foreign
             exchange contracts               482                   26         (5)            21
------------------------------------------------------------------------------------------------
       Total risk management               $8,702                  $68      $(102)         $ (34)
================================================================================================

Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative and foreign exchange contracts. Bilateral collateral agreements with counterparties covered 93 percent of the notional amount of interest rate derivative contracts at December 31, 1997 and 1996. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 1997, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any credit losses associated with derivative or foreign exchange contracts.

52                                                         Comerica Incorporated

18

FINANCIAL INSTRUMENTS WITH OFF-BALANCE
SHEET RISK (CONTINUED)

On a limited scale, fee income is earned from entering into various transactions, principally foreign exchange contracts and interest rate caps, at the request of customers. The Corporation does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.

Fair values for customer-initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended December 31, 1997, unrealized gains and unrealized losses on customer-initiated and other foreign exchange contracts averaged $23 million and $18 million, respectively. For the year ended December 31, 1996, unrealized gains and unrealized losses averaged $10 million and $9 million, respectively. These contracts also generated $7 million of noninterest income for both years ended December 31, 1997 and 1996. Average positive and negative fair values and income related to customer-initiated and other interest rate contracts were not material for 1997 and 1996.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts held or issued in connection with customer-initiated and other activities at December 31, 1997 and 1996.


                                     Notional/
                                      Contract  Unrealized  Unrealized   Fair
(in millions)                           Amount       Gains      Losses  Value
-----------------------------------------------------------------------------
December 31, 1997
Customer-initiated and other
    Interest rate contracts:
        Caps written                    $  314         $--       $  --    $--
        Floors purchased                    32          --          --     --
        Swaps                              150           6         (6)     --
-----------------------------------------------------------------------------
           Total interest rate
              contracts                    496           6         (6)     --

    Foreign exchange
        contracts:
        Spot, forwards, futures
           and options                   1,837          37        (33)      4
-----------------------------------------------------------------------------
           Total customer-
              initiated and other       $2,333         $43       $(39)    $ 4
=============================================================================
December 31, 1996
Customer-initiated and other
    Interest rate contracts:
        Caps written                    $  358         $--       $  --    $--
        Floors purchased                     2          --          --     --
        Swaps                               30           5         (5)     --
-----------------------------------------------------------------------------
           Total interest rate
              contracts                    390           5         (5)     --

    Foreign exchange
        contracts:
        Spot, forwards, futures
           and options                     644          19        (18)      1
-----------------------------------------------------------------------------
           Total customer-
              initiated and other       $1,034         $24       $(23)    $ 1
=============================================================================

Detailed discussions of each class of derivative financial instrument and foreign exchange contract held or issued by the Corporation for both risk management and customer-initiated and other activities are provided below.

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

Comerica Incorporated                                                        53

18

FINANCIAL INSTRUMENTS WITH OFF-BALANCE
SHEET RISK (CONTINUED)

COMMITMENTS

The Corporation also enters into commitments to purchase or sell earning assets for risk management purposes. These transactions, which are similar in nature to forward contracts, did not have a material impact on the consolidated financial statements for the years ended December 31, 1997 and 1996. Commitments to purchase investment securities are executed to secure certain rates on primarily U.S. government and agency securities. No such commitments were outstanding at year-end 1997, while $50 million were outstanding at year-end 1996. Commitments to purchase and sell U.S. Treasury and municipal bond securities related to the Corporation's trading account totaled $2 million and $18 million at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, $30 million and $23 million, respectively, of commitments with settlement terms of up to 120 days had been initiated to reduce interest rate risk on fixed rate residential mortgage loans originated or held for sale. Outstanding commitments expose the Corporation to both credit risk and market risk.

Available credit lines on fixed rate credit card and check product accounts, which have characteristics similar to option contracts, totaled $1.8 billion and $2.0 billion at December 31, 1997 and 1996, respectively. These commitments expose the Corporation to the risk of a reduction in net interest income as interest rates increase. Market risk exposure arising from fixed rate revolving credit commitments is very limited, however, since it is unlikely that a significant number of customers with these accounts will simultaneously borrow up to their maximum available credit lines. Additional information concerning unused commitments to extend credit is provided in the "Credit-Related Financial Instruments" section below.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities.

Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

(in millions)                                          1997     1996
--------------------------------------------------------------------
Unused commitments to extend credit                 $27,528  $22,118
Standby letters of credit and financial guarantees    3,088    2,684
Commercial letters of credit                            449      335
====================================================================

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit at December 31, 1997 and 1996, included $4 billion of variable and fixed rate revolving credit commitments. Other unused loan commitments, primarily variable rate, totaled $24 billion at December 31, 1997, and $18 billion at December 31, 1996.

STANDBY AND COMMERCIAL LETTERS OF CREDIT AND
FINANCIAL GUARANTEES

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, defined as those maturing beyond one year, expire in decreasing amounts through the year 2012, and were $1,309 million and $1,192 million at December 31, 1997 and 1996, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $1,779 million and $1,492 million at December 31, 1997 and 1996, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions.


19

CONTINGENT LIABILITIES

The Corporation and its subsidiaries are parties to litigation and claims arising in the normal course of their activities. Although the amount of ultimate liability, if any, with respect to such matters cannot be determined with reasonable certainty, management, after consultation with legal counsel, believes that the litigation and claims, some of which are substantial, will not have a materially adverse effect on the Corporation's consolidated financial position or results of operations.


54                                                        Comerica Incorporated

20

USAGE RESTRICTIONS

Included in cash and due from banks are amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. At December 31, 1997 and 1996, the Federal Reserve balances were $587 million and $534 million, respectively.


21

ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

Disclosure of the estimated fair values of financial instruments, which differ from carrying values, often requires the use of estimates. In cases where quoted market values are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Furthermore, as the Corporation normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships and the value of trust operations and other fee generating businesses. The Corporation does not believe that it would be practicable to estimate a representational fair value for these types of items.

The Corporation used the following methods and assumptions:

Cash and short-term investments: The carrying amount approximates the estimated fair value of these instruments, which consist of cash and due from banks, interest-bearing deposits with banks and federal funds sold.

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

Loan servicing rights: The estimated fair value represents those servicing rights recorded under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Fair value is computed using discounted cash flow analyses, using interest rates and prepayment speed assumptions currently quoted for comparable instruments.


Comerica Incorporated                                                        55

21

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

Short-term borrowings: The carrying amount of federal funds purchased, securities sold under agreements to repurchase and other borrowings approximates estimated fair value.

Acceptances outstanding: The carrying amount approximates the estimated fair value.

Medium- and long-term debt: The estimated fair value of the Corporation's variable rate medium- and long-term debt is represented by its carrying value. The estimated fair value of the fixed rate medium- and long-term debt is based on quoted market values. If quoted market values are not available, the estimated fair value is based on the market values of debt with similar characteristics.

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

The estimated fair values of the Corporation's financial instruments at December 31, 1997 and 1996 are as follows:

                                                   1997                                      1996
-----------------------------------------------------------------------------------------------------------
                                      Carrying            Estimated           Carrying            Estimated
(in millions)                           Amount           Fair Value             Amount           Fair Value
-----------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term
   investments                        $   2,080          $   2,080           $   1,961            $   1,961
Trading account securities                    9                  9                   6                    6
Loans held for sale                          41                 41                  38                   38
Investment securities
   available for sale                     4,006              4,006               4,800                4,800
Commercial loans                         15,805             15,743              13,520               13,445
International loans                       2,085              2,080               1,706                1,704
Real estate construction
   loans                                    941                933                 751                  744
Commercial mortgage
   loans                                  3,634              3,617               3,446                3,413
Residential mortgage
   loans                                  1,565              1,608               1,744                1,771
Consumer loans                            4,348              4,231               4,634                4,498
Lease financing                             517                518                 406                  406
-----------------------------------------------------------------------------------------------------------
       Total loans                       28,895             28,730              26,207               25,981
Less allowance for
   loan losses                             (424)                --                (367)                  --
-----------------------------------------------------------------------------------------------------------
       Net loans                         28,471             28,730              25,840               25,981

Customers' liability on
   acceptances outstanding                   18                 18                  33                   33

Loan servicing rights                        28                 31                  23                   25

LIABILITIES
Demand deposits
   (noninterest-bearing)                  6,761              6,761               6,713                6,713
Interest-bearing deposits                15,825             15,840              15,654               15,664
-----------------------------------------------------------------------------------------------------------
       Total deposits                    22,586             22,601              22,367               22,377
Short-term borrowings                     3,193              3,193               4,489                4,489
Acceptances outstanding                      18                 18                  33                   33
Medium- and
   long-term debt                         7,286              7,395               4,242                4,268

OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS
Derivative financial
   instruments and foreign
   exchange contracts
        Risk management:
        Unrealized gains                     --                154                  --                   68
        Unrealized losses                    --                (23)                 --                 (102)
        Customer-initiated
        and other:
        Unrealized gains                     43                 43                  24                   24
        Unrealized losses                   (39)               (39)                (23)                 (23)

Credit-related financial
   instruments                               --                (13)                 --                  (10)
===========================================================================================================


56                                                        Comerica Incorporated

22
PARENT COMPANY FINANCIAL STATEMENTS

BALANCE SHEETS--Comerica Incorporated
December 31 (in thousands, except share data)                                            1997             1996
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                        $          372   $          263
Time deposits with subsidiary bank                                                     80,400          105,700
Investment securities available for sale                                               20,822           17,074
Investment in subsidiaries, principally banks                                       3,017,058        2,829,906
Receivables from subsidiaries                                                             375               --
Premises and equipment                                                                  6,566           53,347
Other assets                                                                           39,634           31,345
--------------------------------------------------------------------------------------------------------------
          Total assets                                                         $    3,165,227   $    3,037,635
==============================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                 $      298,351   $      298,210
Other borrowed funds                                                                       --              842
Advances from nonbanking subsidiaries                                                   4,054              236
Other liabilities                                                                     101,046          122,778
--------------------------------------------------------------------------------------------------------------
          Total liabilities                                                           403,451          422,066

Nonredeemable preferred stock--$50 stated value
     Authorized--5,000,000 shares
     Issued--5,000,000 shares in 1997 and 1996                                        250,000          250,000
Common stock--$5 par value
     Authorized--250,000,000 shares
     Issued--156,815,367 shares in 1997 and 107,297,345 shares in 1996                784,077          536,487
Capital surplus                                                                            --               --
Unrealized gains and losses on investment securities available for sale                (1,937)         (22,789)
Retained earnings                                                                   1,731,419        1,854,116
Deferred compensation                                                                  (1,783)          (2,245)
--------------------------------------------------------------------------------------------------------------
          Total shareholders' equity                                                2,761,776        2,615,569
--------------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity                           $    3,165,227   $    3,037,635
==============================================================================================================
STATEMENTS OF INCOME--Comerica Incorporated
Year Ended December 31 (in thousands)                                   1997             1996             1995
--------------------------------------------------------------------------------------------------------------
INCOME
Income from subsidiaries
     Dividends from subsidiaries                              $      353,500   $      322,000   $      183,700
     Other interest income                                             3,626            3,372            7,113
     Intercompany management fees                                    166,952          264,368          293,292
Other interest income                                                    559            1,773               --
Other noninterest income                                               2,070            5,278            2,680
--------------------------------------------------------------------------------------------------------------
          Total income                                               526,707          596,791          486,785

EXPENSES
Interest on long-term debt and other borrowed funds                   26,129           26,328           19,948
Net interest rate swap income                                         (2,818)          (2,794)            (785)
Interest on advances from subsidiaries                                    18               86              243
Salaries and employee benefits                                        65,766          123,271          127,261
Occupancy expense                                                      9,373           22,483           22,778
Equipment expense                                                      2,053           24,806           25,600
Restructuring charge                                                      --           27,000               --
Other noninterest expenses                                            54,244           63,224           76,319
--------------------------------------------------------------------------------------------------------------
          Total expenses                                             154,765          284,404          271,364
--------------------------------------------------------------------------------------------------------------
Income before income taxes and equity
     in undistributed net income of subsidiaries                     371,942          312,387          215,421
Income tax expense (credit)                                            6,111           (1,931)          10,705
--------------------------------------------------------------------------------------------------------------
                                                                     365,831          314,318          204,716
Equity in undistributed net income of
     subsidiaries, principally banks                                 164,645          102,843          208,650
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                    $      530,476   $      417,161   $      413,366
==============================================================================================================

Comerica Incorporated                                                        57

22
PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)


STATEMENTS OF CASH FLOWS--Comerica Incorporated
Year Ended December 31 (in thousands)                                             1997           1996          1995
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                                 $ 530,476      $ 417,161      $ 413,366
    Adjustments to reconcile net income to
        net cash provided by operating activities
             Undistributed earnings of
                subsidiaries, principally banks                                 (164,645)      (102,843)      (208,650)
             Depreciation                                                          1,800         20,595         20,447
             Restructuring charge                                                (20,992)        27,000         (6,078)
             Other, net                                                           20,928         23,091         16,694
-------------------------------------------------------------------------------------------------------------------------
                Total adjustments                                               (162,909)       (32,157)      (177,587)
-------------------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities                        367,567        385,004        235,779

INVESTING ACTIVITIES
    Purchase of investment securities available for sale                          (4,092)        (4,820)        (6,097)
    Proceeds from sale of investment securities available for sale                   427             --             --
    Proceeds from sales of fixed assets and other real estate                     28,958            603          3,439
    Purchases of fixed assets                                                     (1,424)       (20,345)       (16,413)
    Net (increase) decrease in bank time deposits                                 25,300         25,100        (41,200)
    Net (increase) in receivables from subsidiaries                                 (375)            --             --
    Capital transactions with subsidiaries                                        (3,283)       131,871         (1,400)
-------------------------------------------------------------------------------------------------------------------------
              Net cash provided by (used in) investing activities                 45,511        132,409        (61,671)

FINANCING ACTIVITIES
    Net increase (decrease) in advances from subsidiaries                          3,818         (3,523)        (4,064)
    Proceeds from issuance of long-term debt                                          --             --        210,000
    Repayments and purchases of long-term debt                                       141           (259)       (59,147)
    Net decrease in short-term borrowings                                           (842)            --             --
    Proceeds from issuance of preferred stock                                         --        246,744             --
    Proceeds from issuance of common stock                                        22,584         35,206         11,736
    Purchase of common stock for treasury and retirement                        (243,258)      (622,196)      (178,656)
    Dividends paid                                                              (195,412)      (173,414)      (155,726)
-------------------------------------------------------------------------------------------------------------------------
                Net cash used in financing activities                           (412,969)      (517,442)      (175,857)
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash on deposit at bank subsidiary                        109            (29)        (1,749)
Cash on deposit at bank subsidiary at beginning of year                              263            292          2,041
-------------------------------------------------------------------------------------------------------------------------
Cash on deposit at bank subsidiary at end of year                              $     372      $     263      $     292
=========================================================================================================================
Interest paid                                                                  $  25,799      $  25,942      $  15,623
=========================================================================================================================
Income taxes recovered (paid)                                                  $  (1,145)     $  11,150      $   3,275
=========================================================================================================================
Noncash investing and financing activities
    Stock issued for acquisitions                                              $      --      $ 128,938      $  77,100
=========================================================================================================================


The preceding parent company financial statements reflect the sale of the Corporation's information services, transaction processing and operations services departments to a subsidiary, Comerica Bank, on January 1, 1997.


58                                                         Comerica Incorporated

23
SUMMARY OF QUARTERLY FINANCIAL INFORMATION

The following quarterly information is unaudited. However, in the opinion of management, the information relects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.



                                                                                               1997
------------------------------------------------------------------------------------------------------------------------------------
(in thousands,                                                    Fourth             Third               Second               First
except per share data)                                            Quarter            Quarter             Quarter             Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                 $ 682,163          $ 674,671           $ 663,326           $ 627,243
Interest expense                                                  316,281            313,090             299,798             275,458
Net interest income                                               365,882            361,581             363,528             351,785
Provision for loan losses                                          37,000             34,000              34,000              41,000
Securities gains/(losses)                                           5,836              1,096              (1,359)                122
Noninterest income
    (excluding securities gains)                                  134,928            135,251             122,806             129,272
Noninterest expenses                                              257,368            252,622             249,259             248,737
Net income                                                        139,927            137,067             129,710             123,772

Basic net income per share                                      $    0.86          $    0.84           $    0.79           $    0.75
Diluted net income per share                                         0.85               0.83                0.78                0.74



                                                                                               1996
------------------------------------------------------------------------------------------------------------------------------------
(in thousands,                                                     Fourth              Third              Second               First
except per share data)                                            Quarter            Quarter             Quarter             Quarter
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                 $ 632,737          $ 633,421           $ 642,192           $ 654,430
Interest expense                                                  279,476            280,154             285,703             305,169
Net interest income                                               353,261            353,267             356,489             349,261
Provision for loan losses                                          32,000             28,500              25,000              28,500
Securities gains/(losses)                                          10,194               (276)              3,310                 360
Noninterest income
    (excluding securities gains)                                  122,214            116,604             117,480             137,068
Restructuring charge                                               90,000                 --                  --                  --
Noninterest expenses
    (excluding restructuring charge)                              266,220            253,635             270,196             278,975
Net income                                                         60,816            121,518             118,221             116,606

Basic net income per share                                      $    0.35          $    0.71           $    0.68           $    0.66
Diluted net income per share                                         0.35               0.70                0.67                0.66
====================================================================================================================================




Comerica Incorporated                                                         59

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

The Corporation's Board of Directors oversees management's internal control and financial reporting responsibilities through its Audit Committee as well as various other committees. The Audit Committee, which consists of directors who are not officers or employees of the Corporation, meets periodically with management and internal and independent auditors to assure that they and the Committee are carrying out their responsibilities, and to review auditing, internal control and financial reporting matters.

Eugene A. Miller
Chairman and Chief Executive Officer




Ralph W. Babb Jr.
Executive Vice President and Chief Financial Officer




Marvin J. Elenbaas
First Vice President and Controller



REPORT OF INDEPENDENT AUDITORS

Board of Directors,
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




Detroit, Michigan
January 20, 1998


60                                                         Comerica Incorporated

HISTORICAL REVIEW-AVERAGE BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES


Consolidated Financial Information
(in millions)                                                 1997             1996           1995            1994          1993
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                        $  1,686       $  1,576        $ 1,500        $ 1,532       $  1,490
Short-term investments                                              129            195            351            823          1,193
Investment securities                                             4,687          5,823          7,625          8,004          5,512
Commercial loans                                                 14,234         12,686         11,302          9,598          8,473
International loans                                               1,953          1,541          1,257          1,107            897
Real estate construction loans                                      866            707            541            403            441
Commercial mortgage loans                                         3,547          3,483          3,157          2,916          2,629
Residential mortgage loans                                        1,676          1,960          2,450          2,175          1,979
Consumer loans                                                    4,486          4,624          4,569          3,795          3,697
Lease financing                                                     447            351            285            217            191
------------------------------------------------------------------------------------------------------------------------------------
      Total loans                                                27,209         25,352         23,561         20,211         18,307
Less allowance for loan losses                                     (402)          (361)          (340)          (322)          (311)
------------------------------------------------------------------------------------------------------------------------------------
      Net loans                                                  26,807         24,991         23,221         19,889         17,996
Accrued income and other assets                                   1,560          1,610          1,432          1,203          1,045
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                             $ 34,869       $ 34,195        $34,129        $31,451       $ 27,236
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits (noninterest-bearing)                          $  5,815       $  5,589        $ 4,767        $ 4,700       $  4,380
Interest-bearing deposits                                        15,326         15,826         15,046         14,809         15,035
Deposits in foreign offices                                         805            843          1,842          1,816          1,306
------------------------------------------------------------------------------------------------------------------------------------
      Total deposits                                             21,946         22,258         21,655         21,325         20,721
Federal funds purchased and securities sold
    under agreements to repurchase                                2,017          2,106          2,816          2,817          1,586
Other borrowed funds                                              1,801          1,999          2,313          2,002          1,432
Accrued expenses and other liabilities                              467            400            324            286            274
Medium- and long-term debt                                        5,980          4,745          4,510          2,708          1,087
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                          32,211         31,508         31,618         29,138         25,100
Shareholders' equity                                              2,658          2,687          2,511          2,313          2,136
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity               $ 34,869       $ 34,195        $34,129        $31,451       $ 27,236
====================================================================================================================================


Comerica Incorporated                                                         61

HISTORICAL REVIEW-STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES


Consolidated Financial Information
(in millions, except per share data)                                      1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                               $ 2,318      $ 2,161       $2,091      $1,577      $ 1,388
Interest on investment securities
     Taxable                                                                 310          372          474         446          307
     Exempt from federal income tax                                           11           18           26          31           40
------------------------------------------------------------------------------------------------------------------------------------
       Total interest on investment securities                               321          390          500         477          347
Interest on short-term investments                                             9           12           23          38           48
------------------------------------------------------------------------------------------------------------------------------------
       Total interest income                                               2,648        2,563        2,614       2,092        1,783

INTEREST EXPENSE
Interest on deposits                                                         673          686          721         543          530
Interest on short-term borrowings
     Federal funds purchased and securities
       sold under agreements to repurchase                                   111          112          166         121           47
     Other borrowed funds                                                     98          107          136          79           41
Interest on medium- and long-term debt                                       374          295          289         148           63
Net interest rate swap (income)/expense                                      (51)         (49)           2         (29)         (32)
------------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                              1,205        1,151        1,314         862          649
------------------------------------------------------------------------------------------------------------------------------------
       Net interest income                                                 1,443        1,412        1,300       1,230        1,134
Provision for loan losses                                                    146          114           87          56           69
------------------------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses                 1,297        1,298        1,213       1,174        1,065

NONINTEREST INCOME
Income from fiduciary activities                                             147          133          125         122          122
Service charges on deposit accounts                                          141          140          130         124          120
Customhouse broker fees                                                       --           11           36          41           40
Revolving credit fees                                                         20           23           36          24           23
Securities gains                                                               6           14           12           3            2
Other noninterest income                                                     214          186          160         136          142
------------------------------------------------------------------------------------------------------------------------------------
       Total noninterest income                                              528          507          499         450          449

NONINTEREST EXPENSES
Salaries and employee benefits                                               539          561          562         549          529
Net occupancy expense                                                         89           99           99          99           96
Equipment expense                                                             62           69           68          68           62
FDIC insurance expense                                                         3            8           24          44           44
Telecommunications expense                                                    28           29           29          27           21
Restructuring charge                                                          --           90           --           7           22
Other noninterest expenses                                                   287          303          304         248          251
------------------------------------------------------------------------------------------------------------------------------------
       Total noninterest expenses                                          1,008        1,159        1,086       1,042        1,025
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   817          646          626         582          489
Provision for income taxes                                                   287          229          213         195          148
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $   530      $   417       $  413      $  387      $   341
====================================================================================================================================
Net income applicable to common stock                                    $   513      $   408       $  413      $  387      $   341
====================================================================================================================================
Basic net income per common share                                        $  3.24      $  2.41      $  2.38     $  2.20      $  1.92
Diluted net income per common share                                         3.19         2.38         2.37        2.19         1.90

Cash dividends declared on common stock                                  $   181      $   170      $   158     $   145      $   125
Dividends per common share                                               $  1.15      $  1.01      $  0.91     $  0.83      $  0.71
------------------------------------------------------------------------------------------------------------------------------------

62                                                         Comerica Incorporated

HISTORICAL REVIEW-STATISTICAL DATA
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information                                  1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------------------
AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)
Short-term investments                                              6.59%       6.23%       6.61%       4.57%       3.97%
Investment securities                                               6.94        6.79        6.72        6.15        6.70
Commercial loans                                                    8.25        8.21        8.75        7.38        6.56
International loans                                                 7.07        6.64        7.06        5.58        5.04
Real estate construction loans                                      9.38        9.22        9.52        7.85        6.63
Commercial mortgage loans                                           9.08        9.29        9.40        8.52        8.10
Residential mortgage loans                                          7.90        7.83        7.80        7.46        8.57
Consumer loans                                                      9.81        9.88       10.10        9.44        9.98
Lease financing                                                     7.48        6.82        6.65        6.48        7.34
------------------------------------------------------------------------------------------------------------------------
    Total loans                                                     8.53        8.54        8.90        7.84        7.62
------------------------------------------------------------------------------------------------------------------------
    Interest income as a percent of earning assets                  8.29        8.20        8.35        7.28        7.25
Domestic deposits                                                   4.09        4.04        4.05        3.14        3.24
Deposits in foreign offices                                         5.68        5.46        6.07        4.28        3.29
------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits                                 4.17        4.11        4.27        3.26        3.24
Federal funds purchased and securities sold
   under agreements to repurchase                                   5.49        5.31        5.88        4.31        3.01
Other borrowed funds                                                5.45        5.36        5.87        3.92        2.88
Medium- and long-term debt                                          6.26        6.22        6.41        5.46        5.77
------------------------------------------------------------------------------------------------------------------------
    Interest expense as a percent of
        interest-bearing sources                                    4.65        4.51        4.95        3.57        3.18
------------------------------------------------------------------------------------------------------------------------
    Interest rate spread                                            3.64        3.69        3.40        3.71        4.07
Impact of net noninterest-bearing
   sources of funds                                                 0.89        0.85        0.79        0.61        0.58
------------------------------------------------------------------------------------------------------------------------
    Net interest margin as a percent of
        earning assets                                              4.53        4.54        4.19        4.32        4.65
RETURN ON AVERAGE COMMON
   SHAREHOLDERS' EQUITY                                            21.32       15.98       16.46       16.74       15.94

RETURN ON AVERAGE ASSETS                                            1.52        1.22        1.21        1.23        1.25

EFFICIENCY RATIO                                                   51.05       60.36       60.09       61.28       63.68

PER SHARE DATA

Book value at year-end                                            $16.02     $ 14.70     $ 15.17     $ 13.64     $ 12.66
Market value at year-end                                           60.17       34.92       26.67       16.25       17.75
Market value--high and low for year                                62-34       39-24       29-16       21-16       23-17

OTHER DATA

Number of banking offices                                            350         358         395         398         385
Number of employees (full-time equivalent)                         9,960      11,079      12,876      13,077      12,670
------------------------------------------------------------------------------------------------------------------------

Comerica Incorporated                                                         63

ECONOMIC OUTLOOK FOR 1998

Much will be said about the past seven years of American prosperity. But even more notable will be the date next year when this current period of wealth-building pierces the all- time record economic expansion of 106 consecutive months achieved between 1961 and 1969.

By the end of the first quarter of 1999, the current business expansion will have extended beyond all others known in U.S. economic history. Comerica's finest forecasting tool, the Recession Watch Index, assigns a 70 percent probability to achieving record longevity for this economic cycle.

This economic expansion has durability:

- Real Gross Domestic Product (GDP) growth rates continue to exceed broadly measured inflation rates.

- Productivity gains remain impressive, due to robust capital goods outlays by businesses.

- Federal spending growth rates have decelerated sharply, lowering the annual budget deficits.

- Embracing freer trade has strengthened the dollar and lowered costs and prices.

- Financial markets grow stronger with disinflation and engender more prudent behavior.

- Major regions of the U.S. economy, which have under-performed heretofore, are now accelerating.

Nevertheless, these factors are likely to detract from growth prospects through 1998:

- Households entered 1998 rather fully extended with regard to credit burdens.

- Decelerating economies of our trading partners, particularly in Asia, will clip U.S. exports.

- New waves of company downsizings will lead to slower employment and income gains.

COMPARABLE ECONOMIC HISTORY

Many observers have been startled by the coexistence of declining inflation rates and falling unemployment rates in the United States over the past two years. This blessed event is no coincidence. It is not accidental that strong business spending on computers and new productivity-augmenting plants and equipment are raising productivity throughout the private sector of the U.S. economy. It is no accident that the sharp reduction in the U.S. budget deficit coincides with the newfound spending restraint exercised by Washington over the past six years. Since fiscal year 1993, the average growth in federal spending has been 3 percent, and the incremental growth last year was only 2.7 percent. Together, higher productivity and reduced rates of issuance of new federal debt cause inflation and interest rates to move lower at the same time real GDP and employment move higher. Furthermore, lower inflation improves the quality of profits and the purchasing power of household income.

The past three years of economic prosperity in the U.S. are reminiscent of the very positive economic developments from the decades that preceded 1900. A century ago, the U.S. was the world's showcase for productivity gains and industrial innovation. Consequently, the U.S. ran huge trade deficits and attracted monumental amounts of capital from abroad--direct investments from Europe and elsewhere. A similar scenario has unfolded today.

ANOTHER GOOD YEAR

Average annual GDP growth for the past seven-year expansion has been 2.7 percent. For 1998, we are forecasting real economic growth at 3.0 percent, down from 3.8 percent in 1997. Although slower real GDP growth implies some 200,000 fewer auto and truck sales and a slightly less robust housing year, deceleration on the goods side of the economy will be matched by further deceleration in inflation and borrowing costs.

We predict 1998 through the first quarter 1999 to be recession-free, with inflation and unemployment rates reaching their lowest points for the current business cycle expansion. The Federal Reserve Board will have little reason to loosen or tighten monetary policy, so it is likely that short-term interest rates will remain largely unchanged during the year. The implosion of some Asian financial markets and deceleration of most economies in non-English-speaking nations across the globe suggest considerably tougher sledding for U.S. exports in the year ahead. Because export growth had been a mainstay of economic growth in the U.S. over the past three years, the loss of export strength will slow real GDP in 1998 and possibly give rise to protectionist sentiment.


                                      1998 forecast   1997 actual
             -----------------------------------------------------
             GDP growth                 3.0%           3.8%
             Inflation (CPI)            1.7%           2.3%
             Vehicle sales              14.7           14.9
             (cars/light trucks)        million units  million units
             Federal funds rate         5.5%           5.5%
             Unemployment rate          4.7%           4.9%
             Current account deficit    $170 billion   $151 billion
             -----------------------------------------------------


BEYOND 1998

The U.S. economy is doing well because fiscal and monetary policies have become more disciplined, especially since 1994. The greatest threats to domestic economic health over the next several years stem chiefly from the possible imposition of government regulations that have not been cost-justified. Specifically, there is no scientific consensus as to whether the earth is cooling, warming or staying within the normal temperature ranges of the past several centuries. Whatever environmental threats emerge, they are best handled by economic systems that are free, market-oriented, rich and growing wealthier. Wealth and innovation serve as the facilitators for a cleaner, safer environment. The key to continued prosperity beyond 1998 will be the avoidance of myopic policies that sacrifice economic growth on the political altar of income redistribution.


64                                                        Comerica Incorporated

INTEREST RATE FORECASTS

                                               1 Month
                      Fed     Prime   3 Month  Commercial     Treasury Bills
                     Funds     Rate     LIBOR    Paper     3 Month  6 Months  1 Year
---------------------------------------------------------------------------------------
2nd Quarter 1998     5.50%     8.50%    5.80%     5.75%      5.15%   5.25%     5.30%
3rd Quarter 1998     5.50      8.50     5.90      5.85       5.20    5.30      5.35
4th Quarter 1998     5.50      8.50     6.10      6.05       5.25    5.35      5.40
1st Quarter 1999     5.50      8.50     6.30      6.25       5.35    5.45      5.50
---------------------------------------------------------------------------------------
                         Treasury Notes            Treasury Bonds   Corp Aaa  A Utility
                    2 Year    3 Year  5 Year     10 Year   30 Year   Bonds      Bonds
---------------------------------------------------------------------------------------
2nd Quarter 1998     5.40%     5.45%    5.60%     5.85%      6.00%   7.30%     7.40%
3rd Quarter 1998     5.45      5.50     5.70      5.80       6.10    7.40      7.50
4th Quarter 1998     5.50      5.60     5.90      6.10       6.30    7.60      7.70
1st Quarter 1999     5.60      5.70     6.00      6.25       6.50    7.80      7.90
---------------------------------------------------------------------------------------

                                Home    Federal Reserve       Annualized Percent Changes
                       Mortgage Rates   Trade-Weighted           Real    GDP
                                FHLMC     Dollar Index            GDP  Deflator    CPI
---------------------------------------------------------------------------------------
2nd Quarter 1998                 7.20%         110.0%            2.8%    1.5%      1.8%
3rd Quarter 1998                 7.30          110.0             3.0     1.6       1.8
4th Quarter 1998                 7.50          108.0             3.0     1.8       2.2
1st Quarter 1999                 7.70          105.0             3.0     2.2       2.4
---------------------------------------------------------------------------------------

COMERICA MARKETS

An eighth consecutive year of general economic expansion in 1998 should generate ample growth within Comerica's principal markets of Michigan, California, Texas and Florida.

MICHIGAN

Housing prices and unemployment rates speak volumes to the growth trajectory of Michigan's economy over the past few years. For a second straight year, Michigan's average increase in home prices led the nation with an appreciation of 7.2 percent, versus 4.5 percent for the U.S. Michigan's unemployment rate averaged nearly one full percentage point below the U.S. average of 4.9 percent. Motor vehicle output expanded 2.5 percent in 1997, with Michigan truck production up nearly 6 percent. Perhaps the greatest challenge confronting the Michigan economy in 1998 will be its severe labor constraints. In 1997, shortages of skilled labor, particularly in the building trades, reduced the volume of new housing activity from 1996 levels. The likelihood of continued low inflation and financing rates in 1998 will augment affordability of automobiles and contribute to state growth.

CALIFORNIA

No state made greater economic progress in 1997 than California. An illustration of this is the decline of unemployment rates from 7.1 to 6.2 percent between the third quarters of 1996 and 1997. New housing permit activity rose 23 percent in California during 1997, versus 9 percent for the nation, and average housing prices appreciated by 4.7 percent, compared with
4.5 percent for the U.S. California total employment grew 2.7 percent, far outstripping the 1.8 percent average for all states. Continued economic expansion and business profitability during 1998 is strongly suggested by the 1997 performance of California-based stocks, which rose nearly 50 percent. California's greatest challenge will be reduced exports to Pacific Asia. This will be partially offset by the burgeoning volume of import business related to the stronger dollar and lower costs of outsourced labor and materials as inputs to businesses.

TEXAS

As long as the U.S. economy continues to expand in 1998, the economy of Texas should be able to run ahead by approximately 0.5 percent. This implies 3 to 3.5 percent growth in real gross state product in 1998. Employment growth in 1997, at 2.5 percent, exceeded the U.S. average of 1.8 percent, with strong performance in the business-service jobs sector. Improvement in the Mexican economy and resultant growth in trade flows were especially significant forces in the expansion of the state's economy last year. Texas-based stocks experienced one of the more dynamic gains of any state in 1997, up nearly 70 percent. This strong equity performance often foreshadows business expansion, profitability and employment gains in the subsequent year. The chief threat would be another period of weakness or readjustment in the Mexican economy, due to rising inflation and remedial monetary policies.

FLORIDA

Florida hit its stride in 1997, besting the national average unemployment rate (4.8 percent versus 4.9 percent) and far outperforming the U.S. average with respect to housing permit activity (up 22 percent versus 9 percent) and overall job growth (3.5 percent versus 1.8 percent). South Florida, which once acted as the senior partner in growth, is now sharing that role with the booming central, northern and panhandle regions. Florida is now the fourth most populous state, with the fastest population growth among the top four from 1990-96. The state's population growth between 1990-96 doubled the U.S. rate. Florida's chief economic challenges in 1998 include decelerating Latin American economies, the stronger dollar's impact on tourism and continued downsizing in military staffing and budgets. Otherwise, population and business gains will guarantee a diversified and balanced-growth economy.

David L. Littmann and William T. Wilson, Ph.D
Comerica Economics Department

Comerica Incorporated                                                         65

SHAREHOLDER INFORMATION

STOCK

Comerica's stock trades on the New York Stock Exchange (NYSE) under the symbol CMA.

SHAREHOLDER ASSISTANCE

Inquiries related to shareholder records, change of name, address or ownership of stock, and lost or stolen stock certificates should be directed to the transfer agent and registrar:

Norwest Shareowner Services
P.O. Box 64854
St. Paul, Minnesota 55164-0854
1-800-468-9716

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

ANNUAL MEETING

The Annual Meeting of Shareholders of Comerica Incorporated will be held on Friday, May 15, 1998, at 9:30 a.m. in the Renaissance Conference Center, Level 2, Tower 300 of the Renaissance Center, Detroit, Michigan.

FORM 10-K

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT THE ADDRESS LISTED UNDER CORPORATE INFORMATION.

STOCK PRICES, DIVIDENDS AND YIELDS
(adjusted for stock split)

                                              Dividend   Dividend*
             Quarter    High       Low        Per Share  Yield
             ------------------------------------------------------
             1997
             Fourth    $61.875    $50.167    $0.29       2.1%
             Third      53.250     45.042     0.29       2.4
             Second     46.750     35.917     0.29       2.8
             First      42.083     34.167     0.29       3.0
             ------------------------------------------------------
             1996
             Fourth    $39.583    $33.500    $0.26       2.8%
             Third      36.000     26.750     0.26       3.3
             Second     29.917     26.833     0.26       3.7
             First      27.917     24.166     0.23       3.5
             ------------------------------------------------------

* Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price in the quarter.

At January 31, 1998, there were approximately 16,306 holders of record of the Corporation's common stock.

CORPORATE INFORMATION

Comerica Incorporated
Comerica Tower at Detroit Center, MC 3391
500 Woodward Avenue
Detroit, Michigan 48226
1-800-521-1190
Internet: www.comerica.com

PRODUCT INFORMATION CENTER

If you have any questions about Comerica's products and services, please contact our Product Information Center at 1-800-292-1300.

COMMUNITY REINVESTMENT ACT (CRA) PERFORMANCE

Comerica is committed to meeting the credit needs of the communities it serves. Following are the most recent CRA ratings for Comerica subsidiaries:

Comerica Bank (Michigan)                Outstanding
Comerica Bank-Texas                     Outstanding
Comerica Bank & Trust, FSB (Florida)    Outstanding
Comerica Bank-California                Satisfactory
Comerica Bank-Midwest                   Satisfactory

EQUAL EMPLOYMENT OPPORTUNITY

Comerica is committed to its affirmative action program and practices which ensure uniform treatment of employees without regard to race, creed, color, age, national origin, religion, handicap, marital status, veteran status, weight, height or sex.

INVESTOR CONTACT

Allison T. McFerren
313-222-6317

MEDIA CONTACT

Sharon R. McMurray
313-222-4881


66                                                        Comerica Incorporated

                                  IN MEMORY

                        Stanley R. Pijanowski III

                        Assistant Vice President
                        and Branch Manager

                        James L. Isom

                        Retail Service Representative

                                    APPENDIX



                         DESCRIPTION OF GRAPHIC MATERIAL


   PAGE
  NUMBER        GRAPHIC MATERIAL
  ------        ----------------
    20          Bar graph depicting the Corporation's return on average assets (in percentages) from
                1993 to 1997 compared to an industry average comprised of the 50 largest U.S. bank holding companies.
                                                                        1993          1994         1995          1996         1997
                                                                   ---------------------------------------------------------------
                Comerica                                                1.25          1.23         1.21          1.22         1.52
                Excluding Restructuring Charge                                                                   1.40
                Industry Average                                        1.15          1.11         1.12          1.26         1.31

    20          Bar graph depicting the Corporation's net interest income-FTE
                (in millions), with a line showing net interest margin-FTE
                (percent of earning assets), from 1993 to 1997.

                                                                        1993         1994          1995          1996         1997
                                                                    ---------------------------------------------------------------
                Net Interest Income(FTE)                               1,163        1,254         1,321         1,427        1,452
                Net Interest Margin (FTE)                               4.65         4.32          4.19          4.54         4.53

    23          Bar graph depicting the Corporation's net loans charged off to average loans (in percentages) from 1993 to 1997 compared to an industry average comprised of the 50 largest U.S. bank holding companies.
                                                                        1993         1994          1995          1996         1997
                                                                   ---------------------------------------------------------------
                Comerica                                                0.43         0.24          0.32          0.33         0.33
                Industry Average                                        0.96         0.51          0.53          0.51         0.56

    25          Bar graph depicting the Corporation's noninterest income (in millions) from 1993 to 1997.
                                                                        1993         1994          1995          1996         1997
                                                                   ---------------------------------------------------------------
                                                                         449          450           499           507          528

    26          Bar graph depicting the Corporation's noninterest expenses (in millions) from 1993 to 1997.
                                                                        1993         1994          1995          1996         1997
                                                                   ---------------------------------------------------------------
                Excluding Restructuring Charge                         1,025        1,042         1,086         1,069        1,008
                Restructuring Charge                                                                               90

    30          Bar graph depicting the Corporation's nonperforming assets to loans and other real estate (in percentages) from 1993 to 1997 compared to an industry average comprised of the 50 largest U.S. bank holding companies.

                                                                        1993          1994         1995           1996        1997
                                                                   ---------------------------------------------------------------
                Comerica                                                1.09          0.92         0.67           0.53        0.36
                Industry Average                                        2.81          1.67         1.23           0.79        0.71
