Form 10-K, Exhibit 13
period 1998-12-31
COMERICA INC /NEW/
filed 1999-03-29
CIK 28412

                                  EXHIBIT 13


Financial Review and Reports                     22

1998 Financial Highlights                        24

Earnings Performance                             24

Strategic Lines of Business                      30

Balance Sheet and Capital Funds Analysis         31

Risk Management                                  34

Consolidated Financial Statements                43

Notes to Consolidated Financial Statements       47

Report of Management                             68

Report of Independent Auditors                   68

Historical Review                                69

FINANCIAL HIGHLIGHTS

Year Ended December 31                                                                                    Change
(dollar amounts in millions, except per share data)                                 1998      1997      Amount   Percent
--------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT

Net interest income                                                               $ 1,461   $ 1,443     $   18         1%
Net income                                                                            607       530         77        14
Basic net income per common share                                                    3.79      3.24        .55        17
Diluted net income per common share                                                  3.72      3.19        .53        17
Cash dividends per common share                                                      1.28      1.15        .13        11
Book value per common share                                                         17.94     16.02       1.92        12
Market value per share                                                              68.19     60.17       8.02        13

RATIOS

Return on average common shareholders' equity                                       22.54%    21.32%
Return on average assets                                                             1.74      1.52
Average common shareholders' equity as a percentage
  of average assets                                                                  7.48      6.91

BALANCE SHEET (AT DECEMBER 31)

Total assets                                                                      $36,601   $36,292     $  309         1%
Total earning assets                                                               33,427    33,104        323         1
Loans                                                                              30,605    28,895      1,710         6
Deposits                                                                           24,313    22,586      1,727         8
Common shareholders' equity                                                         2,797     2,512        285        11
==========================================================================================================================

                 Diluted Net Income
                  Per Common Share                          [Graph Appears Here]
                    (in dollars)
                 -------------------
1994             $2.19
1995              2.37
1996              2.38 ($2.72 Excluding restructuring charge)
1997              3.19
1998              3.72


                  Net Income
                 (in millions)                              [Graph Appears Here]
                 ---------------
1994             $387
1995              413
1996              417 ($477 Excluding restructuring charge)
1997              530
1998              607



Table 1: Selected Financial Data

Year Ended December 31
(dollar amounts in millions, except per share data)                   1998            1997          1996        1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY

Total interest income                                               $ 2,617        $  2,648       $ 2,563     $ 2,614    $  2,092
Net interest income                                                   1,461           1,443         1,412       1,300       1,230
Provision for credit losses                                             113             146           114          87          56
Securities gains                                                          6               5            14          12           3
Noninterest income
  (excluding securities gains)                                          597             523           493         487         447
Restructuring charge                                                     (7)             --            90          --           7
Noninterest expenses
  (excluding restructuring charge)                                    1,027           1,008         1,069       1,086       1,035
Net income                                                              607             530           417         413         387

PER SHARE OF COMMON STOCK

Basic net income                                                    $  3.79        $   3.24       $  2.41     $  2.38    $   2.20
Diluted net income                                                     3.72            3.19          2.38        2.37        2.19
Cash dividends declared                                                1.28            1.15          1.01        0.91        0.83
Common shareholders' equity                                           17.94           16.02         14.70       15.17       13.64
Market value                                                          68.19           60.17         34.92       26.67       16.25

YEAR-END BALANCES

Total assets                                                        $36,601        $ 36,292       $34,206     $35,470    $ 33,430
Total earning assets                                                 33,427          33,104        31,110      32,051      30,606
Total loans                                                          30,605          28,895        26,207      24,442      22,209
Total deposits                                                       24,313          22,586        22,367      23,167      22,432
Total borrowings                                                      8,862          10,479         8,731       9,319       8,303
Medium- and long-term debt                                            5,282           7,286         4,242       4,644       4,098
Common shareholders' equity                                           2,797           2,512         2,366       2,608       2,392

DAILY AVERAGE BALANCES

Total assets                                                        $34,987        $ 34,869       $34,195     $34,129    $ 31,451
Total earning assets                                                 32,113          32,025        31,370      31,537      29,038
Total loans                                                          28,599          27,209        25,352      23,561      20,211
Total deposits                                                       22,253          21,946        22,258      21,655      21,325
Total borrowings                                                      9,452           9,798         8,850       9,639       7,527
Medium- and long-term debt                                            6,032           5,980         4,745       4,510       2,708
Common shareholders' equity                                           2,617           2,408         2,554       2,511       2,313

RATIOS

Return on average assets                                               1.74%           1.52%         1.22%       1.21%       1.23%
Return on average common shareholders' equity                         22.54           21.32         15.98       16.46       16.74
Efficiency ratio                                                      49.39           51.04         60.36       60.09       61.28
Dividend payout ratio                                                    34              36            42          38          38
Common shareholders' equity as
  a percent of average assets                                          7.48            6.91          7.47        7.36        7.35
=================================================================================================================================

1998 Financial Highlights

Focused on Performance

 .  Earned 22.54 percent on average common shareholders' equity, compared to
   21.32 percent in 1997.

 .  Returned 1.74 percent on average assets, compared to 1.52 percent in 1997.

Reported Record Earnings

 . Reported net income of $607 million, or $3.72 per share, compared with $530 million, or $3.19 per share in 1997.

Sustained Growth

 . Averaged $35 billion in total assets in both 1998 and 1997 (increased 6 percent excluding the sale of $2.0 billion of consumer assets).

 .  Reached $25 billion in average business loans, a 17 percent increase.

 .  Averaged $22 billion in total deposits in both 1998 and 1997.

 .  Increased average shareholders' equity to $2.9 billion.

Enhanced Shareholders' Return

 .  Raised the quarterly cash dividend 12 percent to $0.32 per share.

 .  Declared annual cash dividends of $1.28 per share.

 .  Repurchased 2.3 million shares in 1998.

Implemented Key Strategies

 . Divested the mortgage servicing business and $2.0 billion of indirect consumer loans and non-relationship credit card receivables and recorded an $11 million pre-tax gain.

 .  Invested technology in targeted strategic businesses.

 . Upgraded and/or remediated most major systems as part of a plan to achieve year 2000 readiness.

 .  Opened a Canadian commercial banking subsidiary, Comerica Bank-Canada.


Return on Average Assets
(in percentages)

[Graph Appears Here]

                               Excluding                  Industry Avg.
                              Restructuring        (Based on 50 Largest U.S.
              Comerica           Charge              Bank Holding Companies)
              --------        -------------        -------------------------

1994            1.23                                         1.11
1995            1.21                                         1.12
1996            1.22             1.40                        1.26
1997            1.52                                         1.31
1998            1.74                                         1.22



Earnings Performance

Net Interest Income

Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest earned on assets, including certain yield related fees, and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Net interest income (FTE) comprised 71 percent of net revenues in 1998, compared to 73 percent in 1997 and 74 percent in 1996. The sale of $2.0 billion of indirect consumer loans and non-relationship credit card receivables in the second quarter affected net interest income and the net interest margin for 1998.


Net Interest Income

[Graph Appears Here]

                Net Interest Income         Net Interest Margin
                (FTE)(In Millions)          (FTE) (Percent of Earnings Assets)
                -------------------         ---------------------------------
1994                 1,254                                4.32
1995                 1,321                                4.19
1996                 1,427                                4.54
1997                 1,452                                4.53
1998                 1,468                                4.57


Table 2: Analysis of Net Interest Income-Fully Taxable Equivalent

                                               1998                             1997                           1996
------------------------------------------------------------------------------------------------------------------------------------
                                  Average                  Average   Average             Average    Average             Average
(dollar amounts in millions)      Balance     Interest      Rate     Balance   Interest    Rate     Balance   Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
Commercial loans                $ 16,973      $ 1,365        8.04%   $14,234   $ 1,174     8.25%    $12,686   $1,041      8.21%
International loans                2,342          187        7.97      1,953       138     7.07       1,541      102      6.64
Real estate construction loans       989           91        9.24        866        81     9.38         707       65      9.22
Commercial mortgage loans          3,819          334        8.74      3,547       322     9.08       3,483      324      9.29
Residential mortgage loans         1,325          102        7.69      1,676       133     7.90       1,960      153      7.83
Consumer loans                     2,575          263       10.20      4,486       440     9.81       4,624      457      9.88
Lease financing                      576           44        7.65        447        33     7.48         351       24      6.82
------------------------------------------------------------------------------------------------------------------------------------
 Total loans (1)                  28,599        2,386        8.34     27,209     2,321     8.53      25,352    2,166      8.54
Taxable securities                 3,232          217        6.72      4,490       309     6.84       5,528      371      6.63
Securities exempt from
   federal income taxes              139           12        9.16        197        18     9.32         295       28      9.96
------------------------------------------------------------------------------------------------------------------------------------
 Total investment securities       3,371          229        6.81      4,687       327     6.94       5,823      399      6.79
Short-term investments               143            9        6.25        129         9     6.59         195       13      6.23
------------------------------------------------------------------------------------------------------------------------------------
   Total earning assets           32,113        2,624        8.17     32,025     2,657     8.29      31,370    2,578      8.20
Cash and due from banks            1,622                               1,686                          1,576
Allowance for credit losses         (440)                               (402)                          (361)
Accrued income and other assets    1,692                               1,560                          1,610
----------------------------------------                              ------                        -------
 Total assets                   $ 34,987                            $ 34,869                       $ 34,195
========================================                              ======                        =======
Money market and NOW accounts   $  7,346          231        3.15   $  6,926       232     3.35    $  6,913      231      3.33
Savings deposits                   1,584           28        1.79      1,701        34     2.02       2,026       44      2.18
Certicates of deposit              6,521          345        5.29      6,699       361     5.39       6,887      365      5.30
Foreign office deposits (2)          651           44        6.71        805        46     5.68         843       46      5.46
------------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing deposits  16,102          648        4.02     16,131       673     4.17      16,669      686      4.11
Federal funds purchased and
   securities sold under
    agreements to repurchase       2,510          137        5.44      2,017       111     5.49       2,106      112      5.31
Other borrowed funds                 910           49        5.40      1,801        98     5.45       1,999      107      5.36
Medium- and long-term debt         6,032          368        6.10      5,980       374     6.26       4,745      295      6.22
Other (3)                             --          (46)         --         --       (51)      --          --      (49)       --
------------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing sources   25,554        1,156        4.52     25,929     1,205     4.65      25,519    1,151      4.51
Noninterest-bearing deposits       6,151                               5,815                          5,589
Accrued expenses and other
 liabilities                         415                                 467                            400
Preferred stock                      250                                 250                            133
Common shareholders' equity        2,617                               2,408                          2,554
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity          $ 34,987                            $ 34,869                       $ 34,195
========================================                              ======                        =======
Net interest income/rate spread (FTE)         $ 1,468        3.65              $ 1,452     3.64               $1,427      3.69
                                              =======                          =======                        ======
FTE adjustment (4)                            $     7                          $     9                        $   15
                                              =======                          =======                        ======
Impact of net noninterest-bearing
   sources of funds                                          0.92                          0.89                           0.85
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin (as a percent of
   average earning assets) (FTE)                             4.57%                         4.53%                          4.54%
====================================================================================================================================

(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.

(2) Includes substantially all deposits by foreign depositors; deposits are primarily in excess of $100,000.

(3) Net interest rate swap income. If swap income were allocated, average rates on total loans would have been 8.40% in 1998, 8.63% in 1997 and 8.66% in 1996; average rates on medium- and long-term debt would have been 5.77% in 1998, 5.85% in 1997 and 5.80% in 1996.

(4) The FTE adjustment is computed using a federal income tax rate of 35%.

Table 3: Rate-Volume Analysis-Fully Taxable Equivalent

                                                      1998 / 1997                                   1997 / 1996
------------------------------------------------------------------------------------------------------------------------------------
                                        Increase       Increase          Net          Increase        Increase           Net
                                       (Decrease)     (Decrease)       Increase       (Decrease)      (Decrease)       Increase
(in millions)                          Due to Rate   Due to Volume*   (Decrease)     Due to Rate     Due to Volume*   (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
Interest income (FTE)
  Commercial loans                       $   (29)       $   220         $   191         $    5         $   128            $   133
  International loans                         17             32              49              7              29                 36
  Real estate construction loans              (1)            11              10              1              15                 16
  Commercial mortgage loans                  (12)            24              12             (7)              5                 (2)
  Residential mortgage loans                  (4)           (27)            (31)             2             (22)               (20)
  Consumer loans                              18           (195)           (177)            (3)            (14)               (17)
  Lease Financing                              1             10              11              2               7                  9
------------------------------------------------------------------------------------------------------------------------------------
      Total loans                            (10)            75              65              7             148                155

  Taxable securities                          (7)           (85)            (92)            10             (72)               (62)
  Securities exempt from
    federal income taxes                      (1)            (5)             (6)            (1)             (9)               (10)
------------------------------------------------------------------------------------------------------------------------------------
      Total investment securities             (8)           (90)            (98)             9             (81)               (72)

  Short-term investments                      --             --              --              1              (5)                (4)
------------------------------------------------------------------------------------------------------------------------------------
      Total interest income (FTE)            (18)           (15)            (33)            17              62                 79

Interest expense
  Money market and
    NOW accounts                             (14)            13              (1)             1              --                  1
  Savings deposits                            (4)            (2)             (6)            (3)             (7)               (10)
  Certicates of deposit                       (6)           (10)            (16)             6             (10)                (4)
  Foreign office deposits                      8            (10)             (2)             2              (2)                --
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits        (16)            (9)            (25)             6             (19)               (13)

  Federal funds purchased and
    securities sold under
     agreements to repurchase                 (1)            27              26              4              (5)                (1)
  Other borrowed funds                        (1)           (48)            (49)             2             (11)                (9)
  Medium- and long-term debt                  (9)             3              (6)             2              77                 79
  Other (1)                                    5             --               5             (2)             --                 (2)
------------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                 (22)           (27)            (49)            12              42                 54
------------------------------------------------------------------------------------------------------------------------------------
      Net interest income (FTE)            $   4        $    12         $    16         $    5         $    20            $    25
====================================================================================================================================

*Rate/volume variances are allocated to variances due to volume.

(1) Net interest rate swap income.

Net interest income (FTE) rose 1 percent to $1,468 million in 1998. This increase was primarily due to a 5 percent increase in average total loans. A significant increase of 19 percent in average commercial loans was offset by the consumer loan divestitures cited previously and sales and runoff of investment securities.

The net interest margin for 1998 increased slightly to 4.57 percent from 4.53 percent last year. The increase in the net interest margin was primarily due to an increase in the level of noninterest-bearing sources of funds, the consumer loan divestitures and a reduced emphasis on investment securities in the mix of earning assets.

Comerica (the "Corporation") applied various asset and liability management strategies in 1998 to minimize exposure to net interest margin risk. Net interest margin risk represents the potential reduction in net interest income that may result from rate spread compression between, for example, prime and market rates or core deposit and money market rates. Such strategies included permitting investment securities to run off in order to facilitate growth in higher yielding loans. Off-balance sheet interest rate swap contracts entered into in 1998 effectively fixed the yields on certain variable rate loans and altered the interest rate characteristics of debt issued throughout the year. Refer to the Interest Rate Risk discussion on page 36 of this financial review for additional information regarding the Corporation's asset and liability management policies.

In 1997, net interest income (FTE) increased 2 percent over 1996, benefiting from strong growth in average earning assets, primarily commercial loans. The net interest margin for 1997 declined 1 basis point from 1996, principally due to higher funding costs from a greater reliance on purchased funds in the mix of interest-bearing liabilities. This was offset by a favorable shift in earning assets to higher spread loans funded by the sales and runoff of lower yielding investment securities.

Provision and Allowance for Credit Losses

The provision for credit losses reflects management's evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses represents management's assessment of possible losses inherent in the Corporation's on- and off-balance sheet credit portfolio. The amount attributable to the off-balance sheet credit portfolio is not material. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology, which has been in use, without material change, for several years. First, an internal risk rating is assigned to each commercial loan. Included in that risk rating is management's assessment of the potential failure of a customer to be adequately prepared for the year 2000, but only in those instances where management has significant information indicating a customer may not be adequately prepared (for more information on year 2000, see the section entitled "Other Matters"). Management then assigns a projected loss ratio to each risk rating based on numerous factors identified below. A detailed credit quality review is performed quarterly on certain commercial loans which have deteriorated below certain levels of credit risk, resulting in an additional allocation of a specific portion of the allowance to such loans. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent loan loss experience, current economic conditions and trends, geographic dispersion of borrowers, trends with respect to past due and nonaccrual amounts, risk characteristics of various categories and concentrations of loans and transfer risks. However, actual loss ratios experienced in the future could vary from those projected. This uncertainty occurs because a loan's performance depends not only on economic factors but also other factors unique to each customer. In addition, the significant diversity in size of corporate loans means that even if the projected number of loans deteriorate, the dollar exposure could significantly vary from estimated amounts. Furthermore, for many economic events which have occurred, the impact on individual customers may be, as yet, unknown. Such events include, for example, the impact of the Asian economic problems both on assets in that region as well as domestic companies exporting to that region or doing business through subsidiaries in that region; depressed oil prices in the energy sector; and high real estate vacancy rates in selected markets. To ensure adequacy to a higher degree of confidence, an unallocated allowance is maintained. Management also considers industry norms and the expectations and input from rating agencies and banking regulators in determining the adequacy of the allowance. The allocation of the allowance for credit losses provided in Table 8 on page 32 is done for analytical purposes. The total allowance, including the unallocated amount, is available to absorb losses from any segment of the portfolio.

The provision for credit losses was $113 million in 1998, compared to $146 million in 1997 and $114 million in 1996. The decrease in 1998 was primarily due to the consumer loan sale mentioned earlier.

Net Loans Charged Off to Average Loans
(in percentages)

[Graph Appears Here]
                                                Industry Avg.
                                           (Based on 50 Largest U.S.
                             Comerica        Bank Holding Companies)
                             ---------     -------------------------
1994                            0.24                0.51
1995                            0.32                0.53
1996                            0.33                0.51
1997                            0.33                0.56
1998                            0.30                0.48

Table 4: Analysis of the Allowance for Credit Losses

Year Ended December 31
(dollar amounts in millions)                    1998  1997   1996   1995   1994
-------------------------------------------------------------------------------
Balance at beginning of period                $ 424  $ 367  $ 341  $ 326  $ 299

Allowance of institutions purchased/sold         --     --     (3)     4     19

Loans charged off
    Domestic
        Commercial                               49     33     33     33     25
        Real estate construction                 --      1      1      3      1
        Commercial mortgage                       1      4      5      8     17
        Residential mortgage                     --     --      1      2     --
        Consumer                                 65     92     86     73     40
        Lease financing                           4     --     --     --     --
    International                                 7      1     --     --     --
-------------------------------------------------------------------------------
        Total loans charged off                 126    131    126    119     83
Recoveries
    Domestic
        Commercial                               19     19     18     19     15
        Real estate construction                 --      1      1      3     --
        Commercial mortgage                       9     10      9      8      5
        Consumer                                 13     12     13     13     14
    International                                --     --     --     --      1
-------------------------------------------------------------------------------
        Total recoveries                         41     42     41     43     35
-------------------------------------------------------------------------------
        Net loans charged off                    85     89     85     76     48

Provision for credit losses                     113    146    114     87     56
-------------------------------------------------------------------------------
Balance at end of period                      $ 452  $ 424  $ 367  $ 341  $ 326
===============================================================================
Ratio of allowance for credit losses to total
 loans at end of period                        1.48%  1.47%  1.40%  1.40%  1.47%

Ratio of net loans charged off during the
 period to average loans outstanding during
 the period                                    0.30%  0.33%  0.33%  0.32%  0.24%
===============================================================================

Total net charge-offs decreased to $85 million in 1998, compared to $89 million in 1997 and $85 million in 1996. The ratio of net loans charged off to average total loans was 0.30 percent in 1998 and 0.33 percent in 1997. Commercial loan net charge-offs as a percentage of average commercial loans were 0.18 percent for 1998 and 0.10 percent for 1997. Consumer loan net charge-offs as a percentage of average consumer loans were 2.03 percent for 1998 and 1.79 percent for 1997. Consumer loan net charge-offs declined $28 million, primarily as a result of the consumer loan divestitures discussed previously.

At December 31, 1998, the allowance for credit losses was $452 million, an increase of $28 million since year-end 1997. The allowance as a percentage of total loans increased to 1.48 percent from 1.47 percent at December 31, 1997. The allowance as a percentage of total nonperforming assets decreased to 375 percent at December 31, 1998, from 413 percent at year-end 1997.


Noninterest Income


Year Ended December 31
(in millions)                                                                      1998    1997   1996
----------------------------------------------------------------------------------------------------------
Fiduciary and investment management income                                         $ 184   $ 147   $ 126
Service charges on deposit accounts                                                  158     141     140
Commercial lending fees                                                               43      32      23
Securities gains                                                                       6       5      14
Other                                                                                198     176     163
----------------------------------------------------------------------------------------------------------
     Subtotal                                                                        589     501     466
Consumer businesses sold                                                              14       4       4
Bond indenture income                                                                 --      23       7
Customhouse broker fees                                                               --      --      11
Other significant nonrecurring items                                                  --      --      19
----------------------------------------------------------------------------------------------------------
     Total noninterest income                                                      $ 603   $ 528   $ 507
==========================================================================================================

Noninterest income increased $75 million, or 14 percent, to $603 million in 1998, compared to $528 million in 1997 and $507 million in 1996. Noninterest income and noninterest expenses in the second half of 1998 include the consolidated financial results of Munder Capital Management ("Munder"), an investment advisory subsidiary in which a majority interest was obtained by the Corporation in July 1998. The Corporation accounted for its minority interest in periods prior to the third quarter of 1998 under the equity method. After adjusting for acquisitions, divestitures, securities gains and the large nonrecurring items discussed below, noninterest income rose $71 million, or 14 percent, in 1998.

Fiduciary and investment management income increased $37 million, or 25 percent, in 1998 compared to an increase of $21 million, or 16 percent, in 1997 (after excluding bond indenture income). Excluding the net additional revenues from Munder of $18 million, the increase of 13 percent in 1998 reflects a significant increase in both personal trust and institutional trust income due to an expanded customer base and market performance of assets under management. Total trust assets under management increased to $137 billion at December 31, 1998, from $117 billion at year-end 1997. Discretionary funds, which represent trust assets over which the Corporation has investment management authority, increased to $50 billion from $30 billion in 1997. The consolidation of Munder contributed $14 billion of trust assets.

Service charges on deposit accounts increased $17 million, or 12 percent, in 1998 compared to an increase of $1 million, or 1 percent, in 1997. The majority of the 1998 increase related to revisions of the commercial account fee structure, growth in demand deposit activity and lower earnings credit allowances.

Commercial lending fees increased $11 million, or 38 percent, in 1998 compared to an increase of $9 million, or 35 percent, in 1997. Continued strong commercial loan growth contributed to increases in commercial loan service charges and fees on unfunded commitments in 1998. Commercial loan syndication fees increased $6 million in 1998.

Income from securities gains was essentially unchanged from the prior year, totaling $6 million in 1998 and $5 million in 1997.

[Graph Appears Here]

                                   Non-Interest Income
                                      (In Millions)
                         1994            $ 450
                         1995              499
                         1996              507
                         1997              528
                         1998              603

Other noninterest income increased $9 million, or 4 percent, in 1998. Higher levels of foreign exchange income, brokerage service fees and automated teller machine surcharges accounted for the majority of this increase. Excluding the impact of acquisitions, divestitures and large nonrecurring items in both periods, other noninterest income increased 13 percent. Significant nonrecurring items in other noninterest income include an $11 million net gain on the sale of the mortgage servicing business and consumer loans discussed previously in 1998, and a $23 million gain on the sale of the Corporation's bond indenture services business in 1997. Significant nonrecurring items in 1996 include a $13 million gain on the transfer of merchant services to a joint venture, $9 million of interest on a state tax refund and a $6 million gain on the sale of Comerica Bank-Illinois; offset by a $9 million write-off related to the sale of John V. Carr & Son, Incorporated.

Noninterest Expenses

Year Ended December 31
(in millions)                                         1998      1997     1996
------------------------------------------------------------------------------
Salaries                                            $  500    $  464   $  475
Employee benefits                                       65        75       86
------------------------------------------------------------------------------
    Total salaries and
       employee benefits                               565       539      561
Net occupancy expense                                   90        89       99
Equipment expense                                       60        62       69
Outside processing fee expense                          43        42       42
Other                                                  269       271      280
------------------------------------------------------------------------------
    Subtotal                                         1,027     1,003    1,051
Restructuring charge                                    (7)       --       90
Other significant nonrecurring items                    --         5       18
------------------------------------------------------------------------------
    Total noninterest expenses                      $1,020    $1,008   $1,159
==============================================================================

Noninterest expenses increased 1 percent to $1,020 million in 1998, compared to $1,008 million in 1997 and $1,159 million ($1,069 million, excluding the restructuring charge) in 1996. Excluding the effect of acquisitions, divestitures and the large nonrecurring items discussed below, noninterest expenses increased $25 million, or 3 percent, in 1998.

Total salaries expense increased $36 million, or 8 percent, in 1998 versus a decrease of $11 million, or 2 percent, in 1997. The increase in 1998 was primarily from the consolidation of Munder, annual merit increases and increased incentives tied to performance. The number of full-time equivalent employees increased 174, or 2 percent, from year-end 1997, primarily due to Munder.

Employee benefits expense decreased $10 million, or 13 percent, in 1998 versus a decrease of $11 million, or 12 percent, in 1997. The reduction in 1998 was primarily due to reduced pension expense as a result of benefits from reduced staff levels related to the Direction 2000 program and the consumer loan and mortgage servicing divestitures mentioned earlier, as well as higher levels of benefits from company-owned life insurance policies. Excluding the effect of acquisitions and divestitures, salaries and benefits increased 4 percent in 1998.

Net occupancy and equipment expenses, on a combined basis, decreased $1 million, or 1 percent, in 1998 versus a decrease of $17 million, or 10 percent, in 1997. After adjusting for acquisitions and divestitures, net occupancy and equipment expenses declined 2 percent in 1998.

Outside processing fees were essentially unchanged from the prior year, totaling $43 million in 1998 and $42 million in 1997.

Other noninterest expenses decreased $7 million in 1998, compared to a $22 million decrease in 1997. Other noninterest expenses included $5 million of litigation accruals in 1997 and a loss of $18 million in 1996 on the sale of a portion of the bankcard portfolio. Loss-sharing provisions in that bankcard sales agreement expose the Corporation to maximum additional losses of $14 million over the last six months of the agreement. Management does not expect to incur significant additional losses as a result of these provisions. Excluding acquisitions, divestitures and the large nonrecurring items described above, other noninterest expenses increased $4 million, or less than 2 percent. The minimal increase reflects management's continued efforts to control expenses.

The Corporation recorded a pre-tax restructuring charge of $90 million in 1996 in connection with a major program (Direction 2000) to improve efficiency, revenue and customer service. The charge included $48 million for termination benefits, $21 million for occupancy and equipment write-offs and $21 million for other costs. Estimated annual benefits of $110 million (cost savings of $85 million and revenue enhancements of $25 million) were anticipated from the program. The Corporation completed implementation during the first quarter of 1998. Full annual realization of the estimated benefits of the plan will not occur until 1999. As a result of the program, the Corporation eliminated 1,890 employee positions, about 15 percent of total positions at year-end 1996. Reinvestment opportunities during the implementation phase created 300 new positions. During 1998, the Corporation incurred $22 million of termination benefits, occupancy and equipment write-offs and other costs which it charged against the restructuring reserve, compared to $61 million in 1997. A reduction of $7 million, netted against other noninterest expenses, was made to eliminate the restructuring liability in 1998. Additional information regarding the Corporation's restructuring reserve can be found in Note 15 on page 56.

[Graph Appears Here]

                                             Excluding
                Non-Interest Expenses     Restructuring
                    (In Millions)             Charge
                    ------------              ------
1994                    1,042
1995                    1,086
1996                    1,159                   1,069
1997                    1,008
1998                    1,020


The Corporation's efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains. The ratio was 49.39 percent in 1998, compared to
51.04 percent in 1997 and 60.36 percent in 1996 (55.67 percent excluding the restructuring charge).

Income Taxes

The provision for income taxes was $324 million in 1998, compared to $287 million in 1997 and $229 million in 1996. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was 34.8 percent in 1998, 35.0 percent 1997 and 35.4 percent in 1996.

Strategic Lines of Business

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. In addition to the three major lines of business the Finance Division is also reported as a segment. The Corporation's investment securities portfolio is included in the total assets of the Finance Division. Note 22 on page 63 describes how these segments were identified and presents the financial results of these business lines for the years ended December 31, 1998, 1997 and 1996.

Business Bank net income increased $11 million, or 3 percent, in 1998, principally due to additional net interest income resulting from 18 percent average loan growth and a $26 million increase in noninterest income. This was partially offset by a higher provision for credit losses resulting from loan growth.

Individual Bank net income increased $42 million, or 19 percent, in 1998. Financial results for the Individual Bank for 1998 were affected by the sale of the mortgage servicing business and the sale of $2.0 billion of consumer assets. Net interest income declined $75 million, or 10 percent, from 1997, while the provision for credit losses decreased $96 million, reflecting the results of the sale. Noninterest income in 1998 includes an $11 million net gain related to the sale. Noninterest income in 1996 includes a $13 million gain on the sale of the merchant services business.

Net income for the Investment Bank increased $1 million in 1998, principally due to higher levels of institutional trust fees, discount brokerage fees and the consolidation of Munder.

Net income for Finance increased $7 million in 1998, primarily due to a $6 million increase in net interest income. This increase was due to the favorable impact of managing the Corporation's exposure to interest rate risk. This increase in swap income was partially offset by a reduction in interest income due to investment security runoff.

Net loss for Other decreased $16 million in 1998, primarily due to a decline in the allowance for credit losses not assigned to specific business lines. An adjustment of $7 million, netted against noninterest expenses, was made to eliminate the restructuring liability in 1998. Included in noninterest income for 1997 is a $23 million gain on the sale of the Corporation's bond indenture services business. Noninterest expenses in 1996 include a $90 million restructuring charge in connection with Direction 2000.

TABLE 5: ANALYSIS OF INVESTMENT SECURITIES AND LOANS


December 31
(in millions)                                                           1998        1997       1996     1995       1994
---------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale
   U.S. government and agency securities                               $ 2,206     $ 3,239    $ 3,968    $ 6,038   $ 2,674
   State and municipal securities                                          115         170        228        371        --
   Other securities                                                        391         597        604        450       232
---------------------------------------------------------------------------------------------------------------------------
        Total investment securities available for sale                   2,712       4,006      4,800      6,859     2,906

Investment securities held to maturity
   U.S. government and agency securities                                    --          --         --         --     4,462
   State and municipal securities                                           --          --         --         --       422
   Other securities                                                         --          --         --         --        86
---------------------------------------------------------------------------------------------------------------------------
        Total investment securities held to maturity                        --          --         --         --     4,970
---------------------------------------------------------------------------------------------------------------------------
        Total investment securities                                    $ 2,712     $ 4,006    $ 4,800    $ 6,859   $ 7,876
===========================================================================================================================
Commercial loans                                                       $19,086     $15,805    $13,520    $12,041   $10,634
International loans
   Government and official institutions                                     12           6         11          6        18
   Banks and other financial institutions                                  433         339        323        583       660
   Other                                                                 2,268       1,740      1,372        796       517
---------------------------------------------------------------------------------------------------------------------------
        Total international loans                                        2,713       2,085      1,706      1,385     1,195

Real estate construction loans                                           1,080         941        751        641       414
Commercial mortgage loans                                                4,179       3,634      3,446      3,254     3,056
Residential mortgage loans                                               1,038       1,565      1,744      2,221     2,436
Consumer loans                                                           1,862       4,348      4,634      4,570     4,215
Lease financing                                                            647         517        406        330       259
---------------------------------------------------------------------------------------------------------------------------
        Total loans                                                    $30,605     $28,895    $26,207    $24,442   $22,209
===========================================================================================================================

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $36.6 billion at year-end 1998, representing a $0.3 billion increase from $36.3 billion on December 31, 1997. On an average basis, total assets remained relatively flat, with $35.0 billion in 1998, compared to $34.9 billion in 1997.

Earning Assets

Total earning assets were $33.4 billion at year-end 1998, representing a $0.3 billion increase from $33.1 billion at December 31, 1997. On an average basis, total earning assets were $32.1 billion in 1998, compared to $32.0 billion in 1997. The average balance of commercial and commercial mortgage loans increased $3.0 billion, or 17 percent, from 1997. Real estate construction loans rose an average $123 million, or 14 percent in 1998. The commercial portfolio, especially small business and middle market loans, continues to grow in all the Corporation's markets. This growth, along with an increase of approximately 5 percent in commercial loan commitments to extend credit, is attributable to effective marketing efforts, strong customer relationships and continued economic strength in the commercial loan markets.

Average international loans increased $389 million, consisting largely of loans originated to facilitate trade with limited cross-border risk. This growth reflects the increasing global activity of the Corporation's traditional customer base and an increased international presence. The Corporation undertakes risk management practices to minimize risk inherent in international lending arrangements. These practices include structuring bilateral arrangements or participating in bank facilities which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross-border risk of $576 million, or 1.57 percent of assets and Canadian cross-border risk of $380 million, or 1.04 percent of assets, were the only countries with exposure exceeding 1.00 percent of assets at December 31, 1998. There were no countries with exposure between 0.75 percent and 1.00 percent of total assets at year-end 1998. Canadian cross-border risk at year-end 1998 includes a $14 million loan on nonaccrual status. Table 6 on page 32 provides additional information on the Corporation's Mexican and Canadian cross-border risk.

Table 6: Mexican and Canadian Cross-Border Risk

                    Governments         Banks and
December 31        and Official   Other Financial         Commercial
(in millions)      Institutions      Institutions     and Industrial     Total
--------------------------------------------------------------------------------
Mexico     1998            $ 15              $214               $347      $576
           1997              41                78                295       414
           1996             192                26                 50       268
--------------------------------------------------------------------------------
Canada     1998              --                --                380       380
           1997              --                --                256       256
           1996              --                --                128       128
--------------------------------------------------------------------------------

Table 7: Loan Maturities and Interest Rate Sensitivity

                                                After One
December 31, 1998                    Within    But Within       After
(in millions)                     One Year*    Five Years  Five Years      Total
--------------------------------------------------------------------------------
Commercial loans                    $14,647        $3,518      $  921    $19,086
Commercial mortgage loans             1,286         1,961         932      4,179
International loans                   2,516           172          25      2,713
Real estate construction loans          730           267          83      1,080
--------------------------------------------------------------------------------
    Total                           $19,179        $5,918      $1,961    $27,058
================================================================================
Loans maturing after one year
  Predetermined interest rates                     $2,735      $1,521
  Floating interest rates                           3,183         440
--------------------------------------------------------------------------------
    Total                                          $5,918      $1,961
================================================================================

*Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

Table 8: Allocation of the Allowance for Credit Losses


                            1998                  1997                   1996                    1995                   1994
------------------------------------------------------------------------------------------------------------------------------------
                                Percent                Percent                Percent                 Percent                Percent
December 31        Allocated   of Total   Allocated   of Total   Allocated   of Total    Allocated   of Total   Allocated   of Total
(in millions)      Allowance      Loans   Allowance      Loans   Allowance      Loans    Allowance      Loans   Allowance      Loans
------------------------------------------------------------------------------------------------------------------------------------
Domestic
  Commercial           $131       62%      $ 94          55%        $98          52%     $118            49%       $119         48%
  Real estate
   construction           4        4          7           3           6           3         5             3           6          2
  Commercial
   mortgage              21       14         18          13          27          13        33            13          35         14
  Residential
   mortgage              --        3          1           5           2           7         2             9           2         11
  Consumer               48        6        116          15         120          18        84            19          60         19
  Lease financing         6        2          1           2           1           1         1             1           1          1
International            17        9          5           7           3           6         2             6           3          5
Unallocated             225       --        182          --         110          --        96            --         100         --
------------------------------------------------------------------------------------------------------------------------------------
    Total              $452      100%      $424         100%       $367         100%     $341           100%       $326        100%
====================================================================================================================================

Average residential mortgage loans decreased $351 million, primarily due to management's decision to sell the majority of mortgage originations. Average consumer loans, comprised of installment, revolving credit and bankcard loans, declined $1.9 billion, primarily as a result of the sale of $2.0 billion of indirect consumer loans and non-relationship bankcard receivables. Average installment, revolving credit and bankcard loans decreased $1,611 million, $75 million and $225 million, respectively, during the period.

Average investment securities declined to $3.4 billion in 1998, compared to $4.7 billion in 1997. This decline reflects sales and runoff of securities primarily to fund growth in higher-yielding loans and to divest lower earning variable rate assets. Average U.S. government and agency securities decreased $955 million and average state and municipal securities decreased $58 million, while average other securities decreased $303 million. The Corporation shifted away from purchasing on-balance sheet securities to balance interest rate sensitivity and preserve net interest margin, to purchasing off-balance sheet interest rate swaps that accomplish the same interest risk reduction objective. The decline in U.S. government and agency securities principally resulted from sales and paydowns, while the tax exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these types of securities deterred additional investment. Other securities consist primarily of collateralized mortgage obligations
(CMOs), Brady bonds and Eurobonds.


OTHER EARNING ASSETS

Short-term investments in interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell provide a range of maturities under one year to supplement corporate liquidity. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold provide a vehicle to control the reserve position and serve correspondent banks, as well as offer supplemental earnings opportunities. Average short-term investments increased slightly to $143 million during 1998, from $129 million during 1997.


Table 9: Maturity Distribution of Domestic Certificates of Deposit of $100,000 and Over

December 31
(in millions)                                              1998
---------------------------------------------------------------
Three months or less                                     $1,619
Over three months to six months                             323
Over six months to twelve months                            324
Over twelve months                                          179
---------------------------------------------------------------
 Total                                                   $2,445
===============================================================


DEPOSITS AND BORROWED FUNDS

Average deposits increased $307 million, or 1 percent, from 1997. Average noninterest-bearing deposits grew $336 million, or 6 percent, from 1997, largely due to the growth in related commercial loan business. Average interest-bearing transaction, savings and money market deposits increased 4 percent during 1998, to $8.9 billion. Average certificates of deposit decreased $332 million, or 4 percent, from 1997.

Average federal funds purchased and securities sold under agreements to repurchase increased $493 million, or 24 percent, from 1997.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide the necessary funding to support expanding loan volumes. Medium-term debt provides a funding source with maturities ranging from one month to 15 years and durations that are similar to deposit liabilities. Long-term subordinated notes help maintain the bank's total capital ratio at the level that qualifies for the lowest FDIC risk-based insurance premium. Medium-term debt decreased $2.2 billion, representing the net result of the issuance of $3.0 billion and the maturity of $5.2 billion of notes, during 1998. Long-term debt increased $231 million during 1998, primarily from the issuance of $250 million of subordinated notes offset by the maturity of $75 million of subordinated debentures. Further information on medium- and long-term debt is included in Note 9 of the consolidated financial statements on page 52.

The increases in average deposits, federal funds purchased and securities sold under agreements to repurchase, and medium- and long-term debt balances were offset by a decline of $891 million, or 49 percent, in other borrowed funds. The decline in other borrowed funds was attributable to more attractive short-term funding alternatives, such as federal funds purchased, and the reduced availability of treasury tax and loan deposits.

CAPITAL

Shareholders' equity was $3.0 billion at December 31, 1998. Comerica repurchased 2.3 million shares equaling $149 million of capital during 1998. At December 31, 1998, the Corporation had remaining authorization to purchase 20 million shares of common stock.

Excluding share repurchases, the remaining change in capital is the net effect of increases in capital from retained earnings of $391 million and $47 million of common stock issued for employee stock plans and a decrease of $5 million in nonowner equity, principally a change in value of available-for-sale securities.

The Corporation declared common dividends totaling $199 million on net income applicable to common stock of $590 million, representing a dividend payout ratio of 34 percent. The payout ratio in 1997 was 36 percent. The Corporation targeted a payout ratio between 30 to 40 percent, although the board of directors constantly reassesses this target in light of changing market and industry conditions.

On January 15, 1998, the Corporation's board of directors declared a three-for-two stock split, effected in the form of a 50 percent stock dividend paid April 1, 1998, as well as increased the quarterly cash dividend 12 percent to $0.32 per common share.

At December 31, 1998, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 17 of the consolidated financial statements on page 57 for the capital ratios.


RISK MANAGEMENT

The Corporation assumes various types of risk in the normal course of business. The most significant risk exposures are credit, interest rate and liquidity risk. In addition, like other large corporations, the Corporation is exposed to operating risk. The Corporation employs risk management processes to identify, measure, monitor and control these risks.


Credit Risk

Credit risk represents the risk that a customer or counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance sheet financial derivative instruments. Policies and procedures for measuring and managing this risk are formulated, approved and communicated throughout the Corporation. Credit executives are involved in the origination and underwriting process to ensure adherence to risk policies and underwriting standards. The Corporation also manages credit risk through diversification, limiting exposure to any single industry or customer, selling participations to third parties and requiring collateral.


Nonperforming Assets

The Corporation's policies regarding nonaccrual loans reflect the importance of identifying troubled loans early. Consumer loans are directly charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than when the loan is 90 days past due on principal or interest, unless it is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off at the time the loan is placed on nonaccrual status, to an amount that represents management's assessment of the ultimate collectibility of the loan. Interest previously accrued but not collected on nonaccrual loans is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Nonperforming Assets to Loans and Other Real Estate
(in percentages)

[Graph Appears Here]
                                                Industry Average
                                                (Based on 50 Largest
                                Comerica        U.S. Bank Holding Companies)
                                --------        ---------------------------
        1994                       0.92                 1.67
        1995                       0.67                 1.23
        1996                       0.53                 0.79
        1997                       0.36                 0.71
        1998                       0.39                 0.73


Nonperforming assets as a percent of total loans and other real estate were
0.39 percent and 0.36 percent at year-end 1998 and 1997, respectively.

Nonaccrual loans at December 31, 1998, increased 38 percent to $108 million from an unusually low amount of $78 million at year-end 1997.

The nonaccrual loan table below indicates the percentage of nonaccrual loan value to original contractual value and demonstrates the conservative and prompt nature of the corporate charge-off and payment application policy. Other real estate owned (ORE) declined significantly to $5 million, primarily due to the sale of one large property.


Nonaccrual Loans

December 31
(dollar amounts in millions)                  1998        1997
--------------------------------------------------------------
Carrying value                                $108        $ 78
Contractual value                              159         119
Carrying value as a percentage
    of contractual value                        68%         66%
==============================================================

Concentration of Credit

Loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers, represented the largest significant industry concentration at December 31, 1998. These loans totaled $4.6 billion, or 15 percent of total loans at December 31, 1998, versus $4.3 billion, or 15 percent, at December 31, 1997.

Table 10: Analysis of Investment Securities Portfolio-Fully Taxable Equivalent

                                                                      Maturity+
                                 ------------------------------------------------------------------------------------  Weighted
                                 Within 1 Year       1 - 5 Years     5 - 10 Years    After 10 Years        Total        Average
December 31, 1998               -------------------------------------------------------------------------------------   Maturity
(dollar amounts in millions)    Amount    Yield    Amount   Yield   Amount   Yield    Amount  Yield    Amount   Yield   Yrs./Mos.
---------------------------------------------------------------------------------------------------------------------------------
Available for sale
   U.S. Treasury               $  41      5.66%   $  21     5.40%   $  --        --%   $   --      --%   $   62    5.57%     1/0
   U.S. government
     and agency                   31      6.58       74     7.63      809      6.21     1,230    6.53     2,144    6.45%    10/2
   State and municipal
     securities                   32      6.39       56     6.45       21      6.11         6    6.38       115    6.37      3/1
   Other bonds, notes
     and debentures               15     12.84      168     8.22       74      8.05        48    8.18       305    8.41      6/2
  Federal Reserve
     Bank stock and
     other investments*           --        --       --       --       --        --        --      --        86      --      --
---------------------------------------------------------------------------------------------------------------------------------
  Total investment
     securities available
      for sale                 $ 119      6.88%   $ 319     7.59%   $ 904      6.36%   $1,284    6.59%   $2,712    6.65%     9/2
=================================================================================================================================

*Balances are excluded in the calculation of total yield.
+Based on final contractual maturity.


Table 11: Summary of Nonperforming Assets and Past Due Loans


December 31
(dollar amounts in millions)                                                            1998    1997    1996    1995    1994
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming assets
   Nonaccrual loans
     Commercial loans                                                                 $  77     $  59   $  72   $  87   $  89
     International loans                                                                 20         1      --      --      --
     Real estate construction loans                                                       1         3       3       7      17
     Real estate mortgage loans (principally commercial)                                 10        15      28      37      56
---------------------------------------------------------------------------------------------------------------------------------
     Total nonaccrual loans                                                             108        78     103     131     162

   Reduced-rate loans                                                                     8         8       8       3       2
---------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                                                          116        86     111     134     164

   Other real estate                                                                      5        17      29      29      40
---------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                                                       $ 121     $ 103   $ 140   $ 163   $ 204
=================================================================================================================================
Nonperforming loans as a percentage of total loans                                     0.38%     0.30%   0.42%   0.55%   0.74%
Nonperforming assets as a percentage of total loans
   and other real estate                                                               0.39%     0.36%   0.53%   0.67%   0.92%
Allowance for credit losses as a percentage of total
   nonperforming assets                                                                 375%      413%    263%    209%    160%
Loans past due 90 days or more and still accruing                                     $  40     $  53   $  52   $  57   $  39
=================================================================================================================================

These totals include floor plan loans to automobile dealers of $1,454 million and $1,408 million at December 31, 1998 and 1997, respectively. All other industry concentrations individually represented less than 5 percent of total loans at year-end 1998.

The Corporation has successfully operated in the Michigan economy in spite of a loan concentration and several downturns in the auto industry. The largest automotive industry loan on nonaccrual status at December 31, 1998, was $13 million. There were no other automotive industry-related loans larger than $3 million on nonaccrual status as of year-end 1998. The Corporation incurred $6 million of automotive industry-related charge-offs during 1998.


Commercial Real Estate Lending

The real estate construction loan portfolio contains loans primarily made to customers with satisfactory project completion experience. The portfolio has approximately 1,069 loans, of which 74 percent have balances of less than $1 million. The largest real estate construction loan has a balance of approximately $20 million.

The commercial mortgage loan portfolio, 56 percent of which relates to owner-occupied properties, also consists primarily of loans to long-time customers. Of the approximately 7,071 loans in the portfolio, 87 percent have balances under $1 million and the largest loan has a balance of approximately $30 million. Additionally, the Corporation's policy requires a 75 percent or less loan-to-value ratio for all commercial mortgage and real estate construction loans. This policy is within bank regulatory limits.

The geographic distribution of the real estate construction and commercial mortgage loan portfolios is also an important factor in evaluating credit risk. The following table indicates the diversification of the portfolios throughout the markets served by the Corporation.


Geographic Distribution

December 31, 1998                        Real Estate    Commercial
(in millions)                            Construction    Mortgage
--------------------------------------------------------------------
Michigan                                    $  460       $2,540
California                                     170          706
Texas                                          328          440
Florida                                         66          150
Other                                           56          343
--------------------------------------------------------------------
     Total                                  $1,080       $4,179
====================================================================


Interest Rate Risk

Interest rate risk arises primarily through the Corporation's core business activities of extending loans and taking deposits. The Corporation actively manages its material exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various on- and off-balance sheet financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. The Asset Liability Policy Committee (ALPC) establishes and the board of directors approve corporate policies and risk limits pertaining to asset and liability management activities. The ALPC monitors compliance with these policies, and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering. The ALPC meets regularly to discuss asset and liability management strategies.


Interest Rate Sensitivity

Interest rate risk arises in the normal course of business due to differences in the repricing and maturity characteristics of assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques are used to manage interest rate risk, including simulation analysis, asset and liability repricing schedules and duration of equity. The ALPC regularly reviews the results of these interest rate risk measurements.

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios. The results of these analyses provide the information needed to assess the proper balance sheet structure. An unexpected change in the pace of economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. A process is maintained where management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that are taken up and down 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments and other financial instruments used for purposes other than trading are included in this analysis. The measurement of risk exposure at year-end 1998 for a 200-basis-point decline in short-term interest rates identified approximately $72 million of net interest income at risk during 1999. If short-term interest rates rise 200 basis points, the Corporation would have approximately $49 million of net interest income benefit. Year-end 1997 net interest income at risk was measured at $35 million for a 200-basis-point decline in interest rates and $22 million for a 200-basis-point rise in interest rates. The change in exposure is the result of differences in the economic scenarios in the shocked environments and therefore differences in the timing and magnitude of rate changes. Further, anticipated interest rate levels and yield curve differences create faster amortization on certain loans, securities and interest rate swaps in the 1998 rate shock. Corporate policy limits adverse change to no more than 5 percent of management's most likely net interest income forecast. In either case, the Corporation is within the policy guideline.

Most assets and liabilities reprice either at maturity or in accordance with their contractual terms. However, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect repricing and cash flow behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposit categories to reflect the elasticity of the changes in the related interest rates relative to changes in market interest rates. In addition, estimates are made concerning early loan and security repayments. Prepayment assumptions are based on the expertise of portfolio managers along with input from financial markets. Consideration is given to current and future interest rate levels. While management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk, adjustments are made to provide a more accurate picture of the Corporation's interest rate risk profile. This additional interest rate risk measurement tool provides a directional outlook on the impact of changes in interest rates.

As market rates approach expected turning points, management adjusts the interest rate sensitivity. This sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, on an elasticity-adjusted basis, is between an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 10 percent of earning assets.

The table on page 38 shows the interest sensitivity gap as of year-end 1998 and 1997. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $540 million of rate sensitivity to the 1998 year-end gap. In addition, the schedule identifies the adjustment for the price elasticity on certain core deposits.

The Corporation remained asset sensitive throughout 1998, as asset sensitivity generated by the consumer divestitures cited previously and continued investment security amortization was primarily hedged through the use of interest rate swaps. The Corporation had a one-year asset sensitive gap of $2,111 million, or 6 percent of earning assets, as of December 31, 1998. This compares to a $1,156 million asset sensitive gap, or 3 percent of earning assets, on December 31, 1997. Management anticipates continued material growth in asset sensitivity throughout 1999, and will analyze both on- and off-balance sheet alternatives to hedge this increased asset sensitivity and achieve the desired interest rate risk profile for the Corporation.

The Corporation utilizes interest rate swaps predominantly as asset and liability management tools with the overall objective of managing the sensitivity of net interest income to changes in interest rates. To accomplish this objective, the Corporation uses interest rate swaps primarily to modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, a fixed rate to a floating rate, or from one floating rate index to another). This strategy assists management in achieving interest rate risk objectives.


Risk Management Derivative Financial Instruments and
Foreign Exchange Contracts

Risk Management Notional Activity

                                   Interest     Foreign
                                       Rate    Exchange
(in millions)                     Contracts   Contracts   Totals
-----------------------------------------------------------------
Balances at December 31, 1996      $ 8,220    $   482    $  8,702
Additions                            3,857      5,715       9,572
Maturities/amortizations            (3,510)    (5,598)     (9,108)
-----------------------------------------------------------------
Balances at December 31, 1997      $ 8,567    $   599    $  9,166
Additions                            3,402      7,218      10,620
Maturities/amortizations            (4,330)    (6,904)    (11,234)
Terminations                          (755)        --        (755)
-----------------------------------------------------------------
Balances at December 31, 1998      $ 6,884    $   913    $  7,797
=================================================================

The notional amount of risk management interest rate swaps totaled $6,869 million at December 31, 1998, and $8,515 million at December 31, 1997. The fair value of risk management interest rate swaps at December 31, 1998, was a positive $146 million, compared to a positive $123 million at December 31, 1997. For the year ended December 31, 1998, risk management interest rate swaps generated $46 million in net interest income, compared to $51 million in net interest income for the year ended December 31, 1997. These off-balance sheet instruments represented 75 percent of total derivative financial instruments and foreign exchange contracts, including commitments, at year-end 1998 and 74 percent at year-end 1997.

The table on page 39 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 1998. The swaps have been grouped by the assets and liabilities to which they have been designated.

In addition to interest rate swaps, the Corporation employs various other types of off-balance sheet derivative and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies and mortgages held for sale). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts, foreign exchange generic swap agreements and cross-currency swaps. The aggregate notional amounts of these risk management derivative and foreign exchange contracts at December 31, 1998 and 1997, were $928 million and $651 million, respectively.

Further information regarding risk management financial instruments and foreign currency exchange contracts is provided in Notes 1, 9, 18 and 25.

Table 12: Schedule of Rate Sensitive Assets and Liabilities

                                         December 31, 1998              December 31, 1997
                                    Interest Sensitivity Period    Interest Sensitivity Period
--------------------------------------------------------------------------------------------------
                                   Within       Over                Within       Over
(dollar amounts in millions)     One Year   One Year      Total   One Year   One Year      Total
--------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks           $    --     $ 1,773   $ 1,773    $    --    $ 1,927    $ 1,927
Short-term investments                103           7       110        196          7        203
Investment securities                 881       1,831     2,712      1,223      2,783      4,006
Commercial loans
 (including lease financing)       17,555       2,178    19,733     14,742      1,580     16,322
International loans                 2,713          --     2,713      2,085         --      2,085
Real estate related loans           3,856       2,441     6,297      3,907      2,233      6,140
Consumer loans                      1,044         818     1,862      2,100      2,248      4,348
--------------------------------------------------------------------------------------------------
    Total loans                    25,168       5,437    30,605     22,834      6,061     28,895
Other assets                          618         783     1,401        742        519      1,261
--------------------------------------------------------------------------------------------------
    Total assets                  $26,770     $ 9,831   $36,601    $24,995    $11,297    $36,292
==================================================================================================
LIABILITIES
Deposits
  Noninterest-bearing             $ 1,451     $ 5,548   $ 6,999    $   459    $ 6,302    $ 6,761
  Savings                              --       1,533     1,533         --      1,601      1,601
  Money market and NOW              5,991       1,901     7,892      5,570      1,724      7,294
  Certificates of deposit           5,275       1,232     6,507      5,562      1,059      6,621
  Foreign office                    1,382          --     1,382        309         --        309
--------------------------------------------------------------------------------------------------
    Total deposits                 14,099      10,214    24,313     11,900     10,686     22,586
Short-term borrowings               3,580          --     3,580      3,193         --      3,193
Medium- and long-term debt          3,771       1,511     5,282      5,961      1,325      7,286
Other liabilities                      64         315       379        149        316        465
--------------------------------------------------------------------------------------------------
    Total liabilities              21,514      12,040    33,554     21,203     12,327     33,530
Shareholders' equity                   (8)      3,055     3,047         (1)     2,763      2,762
--------------------------------------------------------------------------------------------------
    Total liabilities and
         shareholders' equity     $21,506     $15,095   $36,601    $21,202    $15,090    $36,292
==================================================================================================
Sensitivity impact of interest
 rate swaps                        (5,549)      5,549        --     (4,377)     4,377         --
--------------------------------------------------------------------------------------------------
Interest sensitivity gap             (285)        285        --       (584)       584         --
Gap as a percentage of earning
 assets                                (1)%         1%       --         (2)%        2%        --
Sensitivity impact from
 elasticity adjustments (1)         2,396      (2,396)       --      1,740     (1,740)        --
--------------------------------------------------------------------------------------------------
Interest sensitivity gap with
 elasticity adjustments           $ 2,111     $(2,111)       --    $ 1,156    $(1,156)        --
Gap as a percentage of earning
 assets                                 6%         (6)%      --          3%        (3)%       --
==================================================================================================

(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985 as well as expected future pricing relationships.

Table 13:  Remaining Expected Maturity of Risk Management Interest Rate Swaps


                                                                                                         2004-            Dec. 31
(dollar amounts in millions)                           1999      2000      2001      2002     2003       2026     Total     1997
-----------------------------------------------------------------------------------------------------------------------------------
VARIABLE RATE ASSET DESIGNATION:
  Receive fixed swaps
    Generic                                          $   --    $   700    $ 3,250   $   --    $   --     $  --    $ 3,950   $  700
    Amortizing                                           --         --         --       --        --        --         --      100
    Index amortizing                                  1,221        573        133      182        60        --      2,169    3,504
  Weighted average: (1)
    Receive rate                                       6.35%      6.35%      5.72%    6.49%     6.14%       --%      6.01%    6.33%
    Pay rate                                           5.34%      5.33%      5.26%    5.52%     5.58%       --%      5.30%    5.90%
  Floating/floating swaps                            $   --    $    --     $   --   $   --    $   --     $  --    $    --   $   55
-----------------------------------------------------------------------------------------------------------------------------------
FIXED RATE ASSET DESIGNATION:

  Pay fixed swaps
    Generic                                          $    2    $    --     $   --   $   --    $   --     $  --    $     2   $    2
    Index amortizing                                      4          7         --       --        --        --         11       17
  Weighted average: (1)
    Receive rate                                       5.44%      5.62%        --%      --%       --%       --%      5.54%    5.97%
    Pay rate                                           6.55%      5.34%        --%      --%       --%       --%      5.88%    5.85%
-----------------------------------------------------------------------------------------------------------------------------------
MEDIUM- AND LONG-TERM
DEBT DESIGNATION:
  Generic receive fixed swaps                        $   --    $   200     $   --   $  150    $   --     $ 350    $   700   $2,200

  Weighted average: (1)
    Receive rate                                         --%      6.91%        --%    7.37%       --%     7.56%      7.33%    6.84%
    Pay rate                                             --%      5.26%        --%    5.16%       --%     5.34%      5.28%    5.83%
  Floating/floating swaps                            $   --    $    37     $   --   $   --    $   --     $  --    $    37   $1,937
  Weighted average: (2)
    Receive rate                                         --%      4.98%        --%      --%       --%       --%      4.98%    5.73%
    Pay rate                                             --%      5.19%        --%      --%       --%       --%      5.19%    5.77%
-----------------------------------------------------------------------------------------------------------------------------------
Total notional amount                                $1,227    $ 1,517     $3,383   $  332    $   60     $ 350    $ 6,869   $8,515
===================================================================================================================================

(1) Variable rates paid or received are based primarily on one-month and three-month LIBOR rates paid or received at December 31, 1998.

(2) Variable rates paid are based on LIBOR at December 31, 1998, while variable rates received are based on prime.

Customer-Initiated and Other Derivative Financial
Instruments and Foreign Exchange Contracts

Customer-Initiated and Other Notional Activity

                                   Interest        Foreign
                                       Rate       Exchange
(in millions)                     Contracts      Contracts         Totals
----------------------------------------------------------------------------
Balances at December 31, 1996         $ 390       $    644       $  1,034
Additions                               464         43,462         43,926)
Maturities/amortizations               (358)       (42,269)       (42,627)
----------------------------------------------------------------------------
Balances at December 31, 1997         $ 496       $  1,837       $  2,333
Additions                               417         36,171         36,588
Maturities/amortizations               (232)       (37,335)       (37,567)
----------------------------------------------------------------------------
Balances at December 31, 1998         $ 681       $    673       $  1,354
============================================================================

On a limited basis, the Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. At December 31, 1998 and 1997, customer-initiated activity represented 15 percent and 20 percent, respectively, of total derivative and foreign exchange contracts, including commitments. Refer to Note 18 on page 57 for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.


Liquidity Risk

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. Liquidity requirements are satisfied with various funding sources, including a $7.5 billion medium-term note program which allows the Michigan, California and Texas banks to issue debt with maturities between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end 1998, unissued debt related to the two programs totaled $5.7 billion. In addition, liquid assets totaled $4.6 billion, at December 31, 1998. The Corporation also had available $1.9 billion from a collateralized borrowing account with the Federal Reserve Bank at year-end 1998. Purchased funds at December 31, 1998, excluding certificates of deposit with maturities beyond one year and medium- and long-term debt, approximated $7.2 billion.

The parent company had available a $250 million commercial paper facility at December 31, 1998, all of which was unused. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 17 on page 57, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 1999, the subsidiary banks can pay dividends up to $543 million plus current net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percent of shareholders' equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 1998, the ratio was 108 percent.


Operational Risk

Operational risk is the risk of unexpected losses attributable to human error, system failures, fraud, unauthorized transactions and inadequate internal controls and procedures. The Corporation mitigates this risk through a system of internal controls that are designed to keep operating risks at appropriate levels. The Corporation's internal audit staff monitors and assesses the overall effectiveness of the system of internal controls on an ongoing basis and provides an opinion on the environment to management and the Audit Committee. Companies experience operational losses which are routinely incurred in business operations.

Comerica has established an Operational Risk Committee comprised of executives from several disciplines. This group is charged with surfacing significant operational risks which may impact customer service, reputation or result in financial loss if not adequately addressed.

The internal audit staff independently supports an active Audit Committee oversight process. The Audit Committee serves as an independent extension of the Board of Directors. Routine and special meetings are scheduled periodically to provide detail on relevant operational risks.


Other Matters

The Corporation initiated a company-wide project to prepare its computer systems, applications and infrastructure for year 2000 readiness. The following discussion of the implications of the year 2000 issue for the Corporation contains numerous forward-looking statements based on inherently uncertain information. The cost of the project and the planned date to complete the internal year 2000 modifications are based on management's best estimates, derived utilizing a number of assumptions of future events such as the continued availability of internal and external resources, including employees, third party modifications and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ.

In addition, the Corporation places a high degree of reliance on the computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although the Corporation is assessing the readiness of these third parties and has prepared contingency plans, there can be no guarantee that business-critical third party vendors or other significant third parties, such as public utilities, will adequately address their year 2000 issues.

Readiness Preparation

Comerica will be ready to conduct business in the year 2000. The Corporation established an extensive enterprise-wide and centrally managed year 2000 program in early 1996. The year 2000 team includes the active involvement of senior executives as well as seasoned project managers and business unit liaisons from throughout the company. The Corporation is evaluating and monitoring the year 2000 readiness of vendors, customers and third party processors. At Comerica, completing a successful year 2000 program is our top priority so that the arrival of the 21st century will be a celebration of quality customer service. Many factors can affect a company's ability to deliver quality services at any given time. While we will be "ready" to do business in the year 2000, we of course cannot guarantee that our services will be uninterrupted due to the century date change or otherwise. To minimize customer service disruptions, the Corporation has implemented a no-vacation policy for the entire organization from December 27, 1999, through January 31, 2000. Additional guidelines are being implemented within business units prior- and post-event as required.

The Corporation's year 2000 program is comprised of numerous individual projects which address the following broad areas: data processing systems, telecommunications and data networks, building facilities and security systems, vendor risk, customer risk, contingency planning and communications. All mission critical applications and services were significantly year 2000 ready as of December 31, 1998, with the remaining systems planned for completion prior to the end of 1999. As of December 31, 1998, the Corporation has completed 75 percent of remediation effort and 45 percent of testing.

The Corporation has a major focus on completing testing for all components, having in place what is believed to be an extensive testing methodology, validation and verification process. To alleviate disruptions due to errors, state of the art data aging and testing tools are being utilized to validate year 2000 readiness for applications. The year 2000 program utilizes Comerica's Year 2000 Testing and Clean Management Guidelines for all components. The Corporation plans to conduct a complete systems test in the second quarter of 1999 to validate its findings. Furthermore, the Corporation is documenting contingency plans for all business critical applications to minimize any disruptions to customer service caused by year 2000 issues.

The Corporation does not significantly rely on embedded technology in its critical processes. Embedded technology does control some building security and operations such as power management, ventilation and elevator control. Building facilities are presently being evaluated, and it is management's plan to confirm year 2000 readiness or replace the embedded technology by approximately June 30, 1999.

Customers and vendors who have significant relationships with the Corporation continue to be evaluated to determine their preparation and readiness for the year 2000. The potential failure of those customers to be adequately prepared for year 2000 is included in management's credit and review process used to establish loss reserves. A high level risk reduction strategy is being implemented to manage and mitigate risks to our asset/liability position. There can be no guarantee that the remediation of the systems of the Corporation's vendors or customers will be completed on a timely basis.

The Corporation relies on suppliers and customers for certain information processing services, and is addressing year 2000 issues with both groups. Management has identified critical vendors and inquired as to their year 2000 readiness plans and status. The Corporation has completed written risk assessments on each and has asked those found to pose a significant risk to demonstrate how risks will be addressed. Measures to minimize risk are being undertaken with those that appear to pose a significant risk. There may be certain business-critical third parties, such as utilities or telecommunication companies, where alternative arrangements or sources are limited or unavailable.

The Corporation is also reliant on its customers to make the necessary preparations for year 2000 so that their business operations will not be interrupted, as an interruption could threaten their ability to honor financial commitments. The Corporation identified borrowers, capital market counterparties, funding sources and large depositors having financial volumes sufficiently large to warrant inquiry as to year 2000 preparation. Written risk assessments have been completed on each. Customers found to have a significant risk of not being ready for year 2000 are encouraged to make the necessary effort. The Corporation is undertaking measures to minimize risk with those that appear to pose a significant risk.

Comerica's senior executives, the board of directors and a project steering committee regularly review the year 2000 program and its progress. In addition, the federal and state agencies that regulate the banking industry regularly monitor our year 2000 program.

Cost

Included in the Corporation's estimate of year 2000 project cost are internal and external development costs, asset impairment write-offs and the cost of software and hardware for systems that are not ready, or would not have been ready by the new century as a result of normal replacement. The Corporation's current estimate is that year 2000 project cost, both internal and external, will total approximately $50 million, of which the Corporation incurred approximately $21 million in 1996, 1997 and 1998. The increase in the total estimate from previously reported numbers relates primarily to costs, not yet incurred, associated with expansion of the scope for personal computers and recently approved enhancements to the year 2000 retention incentive plan. Of the $21 million incurred to date, $5 million was for capital assets which the Corporation is expensing over their useful lives. The Corporation will fund the remaining year 2000 costs yet to be incurred by normal operating cash flow. The project is staffed with external resources as well as internal staff redeployed from less time-sensitive assignments. The Corporation does not believe the redeployment of existing staff will have a material adverse effect on its business, results of operations or financial position. Approximately $8 million of the remaining cost is for capital assets which will be expensed over their useful lives. Estimated total project cost could change further as efforts continue.


Risks

The Corporation has grouped the principal risks associated with the year 2000 problem into three categories. The first is the risk that the Corporation does not successfully ready operations for the year 2000. The Corporation, like other financial institutions, is heavily dependent on computer systems. The complexity of these systems and dependence on one another makes it impossible to switch to other systems immediately as would be required if necessary corrections were not made in advance. Management believes it will be able to make the necessary corrections in advance.

Computer failure of third parties may jeopardize the Corporation's operations, but how seriously depends on the nature and duration of such failures. The most serious impact on the Corporation's operations from suppliers would result if basic services such as telecommunications, electric power suppliers, and services provided by other financial institutions and governmental agencies were disrupted. Significant public disclosure of the state of readiness among basic infrastructure and other suppliers has not generally been available. Although inquiries are underway, the Corporation does not yet have sufficient information to estimate the likelihood of significant disruptions among its suppliers.

Operational failures among the Corporation's sources of major funding, larger borrowers and capital market counterparties could affect their ability to continue to provide funding or meet obligations when due. Similar to the situation outlined above with suppliers, public information has not generally been available. At this time, it is not possible to accurately estimate the likelihood, or potential impact, of significant disruptions among the Corporation's funding sources and obligors.


Contingency Plans

The Corporation is developing remediation contingency plans and business resumption contingency plans specific to the year 2000. Remediation contingency plans address the actions to be taken if the current approach to remediating a system is falling behind schedule or otherwise appears in jeopardy of failing to deliver a year 2000 ready system when needed. Business resumption contingency plans address the actions that would be taken if critical business functions can not be carried out in the normal manner due to system or supplier failure.

The Corporation developed remediation contingency plans with trigger dates for review and implementation for critical data systems. The Corporation is also enhancing its existing business resumption plans to reflect year 2000 issues and is developing plans designed to coordinate the efforts of its personnel and resources in addressing any year 2000 problems that become known after December 31, 1999.

This annual report to shareholders includes forward-looking statements based on management's current expectations and/or the assumptions made in the earnings simulation analysis. Numerous factors could cause variances in these projections, and their underlying assumptions, such as changes in interest rates, the industries where the Corporation has a concentration of loans, changes in the level of fee income, year 2000 expenses, economic conditions and continuing consolidation in the banking industry.


Consolidated Balance Sheets
Comerica Incorporated and Subsidiaries


December 31
(in thousands, except share data)                                                           1998               1997
------------------------------------------------------------------------------------------------------------------------------------

ASSETS

Cash and due from banks                                                                 $  1,773,100       $  1,927,087

Short-term investments                                                                       109,640            202,957

Investment securities available for sale                                                   2,712,165          4,005,962

Commercial loans                                                                          19,086,541         15,805,549
International loans                                                                        2,713,259          2,085,090
Real estate construction loans                                                             1,079,614            940,910
Commercial mortgage loans                                                                  4,179,271          3,633,785
Residential mortgage loans                                                                 1,037,941          1,565,445
Consumer loans                                                                             1,861,630          4,347,665
Lease financing                                                                              646,607            516,600
------------------------------------------------------------------------------------------------------------------------------------
        Total loans                                                                       30,604,863         28,895,044
Less allowance for credit losses                                                            (452,409)          (424,147)
------------------------------------------------------------------------------------------------------------------------------------
        Net loans                                                                         30,152,454         28,470,897
Premises and equipment                                                                       352,650            380,157
Customers' liability on acceptances outstanding                                               12,335             18,392
Accrued income and other assets                                                            1,488,487          1,286,946
------------------------------------------------------------------------------------------------------------------------------------
        Total assets                                                                    $ 36,600,831       $ 36,292,398
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Noninterest-bearing deposits                                                            $  6,999,337       $  6,761,202
Interest-bearing deposits                                                                 17,313,796         15,825,115
------------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                                                    24,313,133         22,586,317

Federal funds purchased and securities sold
  under agreements to repurchase                                                           3,108,985            592,860
Other borrowed funds                                                                         471,168          2,600,041
Acceptances outstanding                                                                       12,335             18,392
Accrued expenses and other liabilities                                                       366,338            446,625
Medium- and long-term debt                                                                 5,282,259          7,286,387
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                 33,554,218         33,530,622

Nonredeemable preferred stock--$50 stated value
      Authorized--5,000,000 shares
      Issued--5,000,000 shares in 1998 and 1997                                              250,000            250,000
Common stock--$5 par value
      Authorized--325,000,000 shares
      Issued--157,233,088 shares in 1998 and 156,815,367 shares in 1997                      786,165            784,077
Capital surplus                                                                               24,649                 --
Unrealized net losses on investment securities available for sale                             (6,455)            (1,937)
Retained earnings                                                                          2,086,589          1,731,419
Deferred compensation                                                                         (5,202)            (1,783)
Less cost of common stock in treasury--1,351,997 shares in 1998                              (89,133)                --
------------------------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                         3,046,613          2,761,776
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                                      $ 36,600,831       $ 36,292,398
====================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands, except per share data)                                     1998             1997                    1996
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                              $2,382,329      $2,317,844           $ 2,160,981
Interest on investment securities
     Taxable                                                               218,378         310,399               372,331
     Exempt from federal income tax                                          7,252          10,797                17,443
-------------------------------------------------------------------------------------------------------------------------
        Total interest on investment securities                            225,630         321,196               389,774
Interest on short-term investments                                           8,815           8,363                12,025
-------------------------------------------------------------------------------------------------------------------------
        Total interest income                                            2,616,774       2,647,403             2,562,780
INTEREST EXPENSE
Interest on deposits                                                       647,825         673,265               685,539
Interest on short-term borrowings
     Federal funds purchased and securities
        sold under agreements to repurchase                                136,616         110,752               111,729
     Other borrowed funds                                                   49,095          98,258               107,155
Interest on medium- and long-term debt                                     367,777         374,022               294,990
Net interest rate swap income                                              (45,810)        (51,670)              (48,911)
-------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                           1,155,503       1,204,627             1,150,502
-------------------------------------------------------------------------------------------------------------------------
        Net interest income                                              1,461,271       1,442,776             1,412,278
Provision for credit losses                                                113,000         146,000               114,000
-------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision for credit
         losses                                                          1,348,271       1,296,776             1,298,278
NONINTEREST INCOME
Fiduciary and investment management income                                 184,354         147,336               133,482
Service charges on deposit accounts                                        157,416         141,078               140,436
Commercial lending fees                                                     43,326          31,342                23,249
Securities gains                                                             6,116           5,195                13,588
Other noninterest income                                                   211,936         203,001               196,199
-------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                           603,148         527,952               506,954
NONINTEREST EXPENSES
Salaries and employee benefits                                             565,303         538,926               560,784
Net occupancy expense                                                       89,911          89,380                99,211
Equipment expense                                                           60,147          61,759                68,827
Outside processing fee expense                                              42,785          41,683                42,481
Restructuring charge                                                        (6,840)             --                90,000
Other noninterest expenses                                                 268,738         276,238               297,723
-------------------------------------------------------------------------------------------------------------------------
        Total noninterest expenses                                       1,020,044       1,007,986             1,159,026
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 931,375         816,742               646,206
Provision for income taxes                                                 324,299         286,266               229,045
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $  607,076      $  530,476           $   417,161
=========================================================================================================================
Net income applicable to common stock                                   $  589,976      $  513,376           $   408,136
=========================================================================================================================
Basic net income per common share                                            $3.79           $3.24                 $2.41
Diluted net income per common share                                           3.72            3.19                  2.38
Cash dividends declared on common stock                                  $ 199,403      $  181,272           $   170,067
Dividends per common share                                                   $1.28           $1.15                 $1.01
-------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
COMERICA INCORPORATED AND SUBSIDIARIES

                                                                              Unrealized
                                                                               Gains and
                                                                              (Losses) on
                                         Non-                                 Investment
                                      redeemable                              Securities
                                       Preferred   Common        Capital       Available        Retained          Deferred
(in thousands, except share data)        Stock      Stock        Surplus       for Sale         Earnings        Compensation
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1996           $      --    $ 575,473     $ 410,618     $  (4,141)       $ 1,640,980      $   (1,974)
Net income for 1996                          --           --            --            --            417,161              --
Nonowner changes in equity:
  Unrealized holding
   gains/(losses) arising
   during the period                         --           --            --       (15,101)                --              --
  Less: Reclassification
   adjustment for
   gains/(losses) included
   in net income                             --           --            --        13,588                 --              --
     Nonowner changes in                                                         -------
      equity before
      income taxes                           --           --            --       (28,689)                --              --
Provision for income taxes
 related to nonowner changes in equity       --           --            --       (10,041)                --              --
Nonowner changes in equity,                                                      -------
 net of tax                                  --           --            --       (18,648)                --              --
Net income and nonowner
 changes in equity                           --           --            --            --                 --              --
Issuance of preferred stock             250,000           --        (3,256)           --                 --              --
Cash dividends declared:
  Preferred stock                            --           --            --            --             (9,025)             --
  Common stock                               --           --            --            --           (170,067)             --
Purchase and retirement of
 12,176,496 shares of
 common stock                                --      (60,883)     (519,924)           --             (5,065)             --
Issuance of common stock for:
  Employee stock plans                       --          897        14,090            --            (20,076)         (1,197)
  Acquisitions                               --       21,000        98,472            --                208              --
Amortization of deferred
 compensation                                --           --            --            --                 --             926
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996           250,000      536,487            --       (22,789)         1,854,116          (2,245)
Net income for 1997                          --           --            --            --            530,476              --
Nonowner changes in equity:
  Unrealized holding
   gains/(losses) arising
   during the period                         --           --            --        37,275                 --              --
  Less: Reclassification
   adjustment for
   gains/(losses) included
   in net income                             --           --            --         5,195                 --              --
     Nonowner changes in                                                         -------
      equity before
      income taxes                           --           --            --        32,080                 --              --
Provision for income taxes
 related to nonowner changes
 in equity                                   --           --            --        11,228                 --              --
Nonowner changes in equity,                                                      -------
 net of tax                                  --           --            --        20,852                 --              --
Net income and nonowner
 changes in equity                           --           --            --            --                 --              --
Cash dividends declared:
  Preferred stock                            --           --            --            --            (17,100)             --
  Common stock                               --           --            --            --           (181,272)             --
Purchase and retirement of
 3,618,479 shares of
 common stock                                --      (18,092)      (30,750)           --           (193,451)             --
Issuance of common stock
 under employee stock plans                  --        4,323        30,750            --                  9            (531)
Amortization of deferred
 compensation                                --           --            --            --                 --             993
Stock split (three-for-two)                  --      261,359            --            --           (261,359)             --
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997           250,000      784,077            --        (1,937)         1,731,419          (1,783)
Net income for 1998                          --           --            --            --            607,076              --
Nonowner changes in equity:
  Unrealized holding
   gains/(losses) arising
   during the period                         --           --            --          (835)                --              --
  Less: Reclassification
   adjustment for
   gains/(losses) included
   in net income                             --           --            --         6,116                 --              --
     Nonowner changes in equity                                                  -------
       before income taxes                   --           --            --        (6,951)                --              --
Provision for income taxes
 related to nonowner changes
 in equity                                   --           --            --        (2,433)                --              --
Nonowner changes in equity,                                                      -------
 net of tax                                  --           --            --        (4,518)                --              --
Net income and nonowner
 changes in equity                           --           --            --            --                 --              --

Cash dividends declared:
  Preferred stock                            --           --            --            --            (17,100)             --
  Common stock                               --           --            --            --           (199,403)             --
Purchase and retirement of
 60,000 shares of common stock               --         (300)       (3,182)           --                 --              --
Purchase of 2,199,650 shares
 of common stock                             --           --            --            --                 --              --
Issuance of common stock
 under employee stock plans                  --        2,388        27,831            --            (35,403)         (4,604)
Amortization of deferred
 compensation                                --           --            --            --                 --           1,185
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998         $ 250,000    $ 786,165     $  24,649      $ (6,455)       $ 2,086,589       $  (5,202)
============================================================================================================================

                                                      Total
                                      Treasury    Shareholders'
                                         Stock       Equity
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1996           $ (13,229)   $2,607,727
Net income for 1996                          --       417,161
Nonowner changes in equity:
  Unrealized holding
   gains/(losses) arising
   during the period                         --       (15,101)
  Less: Reclassification
   adjustment for
   gains/(losses) included
   in net income                             --        13,588
     Nonowner changes in                            ---------
      equity before income taxes             --       (28,689)
Provision for income taxes
 related to nonowner changes in equity       --       (10,041)
Nonowner changes in equity,                         ---------
 net of tax                                  --       (18,648)
Net income and nonowner                             ---------
 changes in equity                           --       398,513
Issuance of preferred stock                  --       246,744
Cash dividends declared:
  Preferred stock                            --        (9,025)
  Common stock                               --      (170,067)
Purchase and retirement of
 12,176,496 shares of common stock      (36,324)     (622,196)
Issuance of common stock for:
  Employee stock plans                   40,295        34,009
  Acquisitions                            9,258       128,938
Amortization of deferred
 compensation                                --           926
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996                --     2,615,569
Net income for 1997                          --       530,476
Nonowner changes in equity:
  Unrealized holding
   gains/(losses) arising
   during the period                         --        37,275
  Less: Reclassification
   adjustment for
   gains/(losses) included
   in net income                             --         5,195
     Nonowner changes in                            ---------
      equity before income taxes             --        32,080
Provision for income taxes
 related to nonowner changes in equity       --        11,228
Nonowner changes in equity,                         ---------
 net of tax                                  --        20,852
Net income and nonowner                             ---------
 changes in equity                           --       551,328
Cash dividends declared:
  Preferred stock                            --       (17,100)
  Common stock                               --      (181,272)
Purchase and retirement of 3,618,479
 shares of common stock                      --      (242,293)
Issuance of common stock under
  employee stock plans                       --        34,551
Amortization of deferred compensation        --           993
Stock split (three-for-two)                  --            --
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997                --     2,761,776
Net income for 1998                          --       607,076
Nonowner changes in equity:
  Unrealized holding
   gains/(losses) arising
   during the period                         --          (835)
  Less: Reclassification
   adjustment for
   gains/(losses) included
   in net income                             --         6,116
     Nonowner changes in
      equity before income taxes             --        (6,951)
Provision for income taxes
 related to nonowner changes in equity       --        (2,433)

Nonowner changes in equity,                         ---------
 net of tax                                  --        (4,518)
                                                    ---------
Net income and nonowner changes in equity    --       602,558

Cash dividends declared:
  Preferred stock                            --       (17,100)
  Common stock                               --      (199,403)
Purchase and retirement of 60,000
 shares of common stock                      --        (3,482)
Purchase of 2,199,650 shares           (145,202)     (145,202)
 of common stock
Issuance of common stock
 under employee stock plans              56,069        46,281
Amortization of deferred compensation        --         1,185
----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998       $   (89,133)   $3,046,613
============================================================================================================================

( ) Indicates deduction.
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands)                                                                   1998            1997            1996
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                                    $  607,076     $   530,476     $   417,161
Adjustments to reconcile net income to
  net cash provided by operating activities
    Provision for credit losses                                                  113,000         146,000         114,000
    Depreciation                                                                  57,633          58,529          66,776
    Restructuring charge                                                         (21,923)        (61,237)         90,000
    Net (increase) decrease in trading account securities                          2,796          (3,093)          4,659
    Net (increase) decrease in loans held for sale                                (5,236)         (2,666)        473,493
    Net (increase) decrease in accrued income receivable                          19,487         (23,730)            924
    Net increase (decrease) in accrued expenses                                    2,973          54,330         (39,720)
    Net amortization of intangibles                                               30,414          28,375          30,803
    Funding for employee benefit plans                                                --              --         (25,000)
    Other, net                                                                  (116,295)       (134,982)        187,438
------------------------------------------------------------------------------------------------------------------------
      Total adjustments                                                           82,849          61,526         903,373
------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                  689,925         592,002       1,320,534

INVESTING ACTIVITIES

Net (increase) decrease in interest-bearing deposits with banks                   (1,184)         24,010          (3,705)
Net (increase) decrease in federal funds sold and securities
  purchased under agreements to resell                                            96,941        (117,601)          4,898
Proceeds from sale of investment securities available for sale                   111,511         238,506       1,211,250
Proceeds from maturity of investment securities available for sale             1,209,291       1,456,447       1,531,012
Purchases of investment securities available for sale                           (126,239)       (924,509)       (643,796)
Net increase in loans (other than loans purchased)                            (3,768,220)     (2,615,226)     (1,852,199)
Purchase of loans                                                                 (1,115)       (162,128)        (77,805)
Fixed assets, net                                                                (35,609)        (31,023)        (46,038)
Net (increase) decrease in customers' liability on acceptances outstanding         6,057          14,710         (12,341)
Net cash provided by acquisitions/sales                                        1,878,907              --         200,459
------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities                       (629,660)     (2,116,814)        311,735

FINANCING ACTIVITIES

Net increase (decrease) in deposits                                            1,726,816         219,144        (825,859)
Net increase (decrease) in short-term borrowings                                 387,252      (1,296,290)       (129,056)
Net increase (decrease) in acceptances outstanding                                (6,057)        (14,710)         12,341
Proceeds from issuance of medium- and long-term debt                           3,200,000       5,600,000       2,251,000
Repayments and purchases of medium- and long-term debt                        (5,212,498)     (2,555,382)     (2,553,650)
Proceeds from issuance of preferred stock                                             --              --         246,744
Proceeds from issuance of common stock                                            50,885          35,082          35,206
Purchase of common stock for treasury and retirement                            (148,684)       (242,293)       (622,196)
Dividends paid                                                                  (211,966)       (195,412)       (173,414)
------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                       (214,252)      1,550,139      (1,758,884)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                              (153,987)         25,327        (126,615)
Cash and due from banks at beginning of year                                   1,927,087       1,901,760       2,028,375
------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                       $ 1,773,100     $ 1,927,087     $ 1,901,760
========================================================================================================================
Interest paid                                                                $ 1,188,599     $ 1,161,812     $ 1,201,146
========================================================================================================================
Income taxes paid                                                            $   256,880     $   266,428     $   212,530
========================================================================================================================
Noncash investing and financing activities
  Loan transfers to other real estate                                        $     5,084     $     7,076     $    10,534
========================================================================================================================
  Stock issued for acquisitions                                              $        --     $        --     $   128,938
========================================================================================================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMERICA INCORPORATED AND SUBSIDIARIES

--------------------------------------------------------------------------------
1 ACCOUNTING POLICIES
--------------------------------------------------------------------------------

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

For acquisitions accounted for as pooling-of-interests combinations, the historical consolidated financial statements are restated to include the accounts and results of operations. For acquisitions using the purchase method of accounting, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Goodwill representing the excess of cost over the net book value of identifiable assets acquired is amortized on a straight-line basis over periods ranging from 10 to 30 years (weighted average of 18 years). Core deposit intangible assets are amortized on an accelerated method over 10 years.

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

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses reflects management's assessment of possible losses inherent in the Corporation's on- and off-balance sheet credit portfolio. The allowance for credit losses attributable to the off-balance sheet credit portfolio is not material. The allowance for credit losses is allocated to each loan category based on a defined methodology, which has been in use, without material change, for several years. First, an internal risk rating is assigned to each commercial loan. Included in that risk rating is management's assessment of the potential failure of a customer to be adequately prepared for the year 2000, but only in those instances where management has significant information that a customer may not be adequately prepared. Management then assigns a projected loss ratio to each risk rating based on numerous factors identified below. A detailed credit quality review is performed quarterly on certain commercial loans which have deteriorated below certain levels of credit risk, resulting in an additional allocation of a specific portion of the allowance to such loans. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent loan loss experience, current economic conditions and trends, geographic dispersion of borrowers, trends with respect to past due and nonaccrual amounts, risk characteristics of various categories and concentrations of loans and transfer risks. However, actual loss ratios experienced in the future could vary from those projected. This uncertainty occurs because a loan's performance depends, not only on economic factors, but also other factors unique to each customer. In addition, the significant diversity in size of corporate loans means that even if the projected number of loans deteriorate, the dollar exposure could significantly vary from estimated amounts. Management also considers industry norms, and the expectations and input from rating agencies and banking regulators in determining the adequacy of the allowance. Loans which are deemed uncollectible are charged off and deducted from the allowance. The provision for credit losses and recoveries on loans previously charged off are added to the allowance.

--------------------------------------------------------------------------------
1 ACCOUNTING POLICIES (CONTINUED)
--------------------------------------------------------------------------------

NONPERFORMING ASSETS

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition and other real estate which has been acquired primarily through foreclosure and is awaiting disposition.

Consumer loans are generally not placed on nonaccrual status and are directly charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable. Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for credit losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

STOCK-BASED COMPENSATION

The Corporation elected to continue to apply Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in measuring and recognizing compensation expense for its stock-based compensation plans, and to disclose the pro forma effect of applying the fair value method contained in Statement on Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation." Information on the Corporation's stock-based compensation plans is included in Note 12.

PENSION COSTS

Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations.

POSTRETIREMENT BENEFITS

Postretirement benefits are recognized in the financial statements during the employee's active service period.

DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

Interest rate and foreign exchange swaps, interest rate caps and floors, and futures and forward contracts may be used to manage the Corporation's exposure to interest rate and foreign currency risks. These instruments, with the exception of futures and forwards, are accounted for on an accrual basis since there is a high correlation with the on-balance sheet instrument being hedged. If this correlation ceases to exist, the existing unrealized gain or loss is amortized over the remaining term of the instrument, and future changes in fair value are accounted for in noninterest income or expense. Net interest income or expense, including premiums paid or received, is recognized over the life of the contract and reported as an adjustment to interest expense. Realized gains and losses on futures and forwards are generally deferred and amortized over the life of the contract as an adjustment to net interest income. Gains or losses on early termination of risk management derivative financial instruments are deferred and amortized as an adjustment to the yields of the related assets or liabilities over their remaining contractual life. If the designated asset or liability matures, or is disposed of or extinguished, any unrealized gains or losses on the related derivative instrument are recognized currently and reported as an adjustment to interest expense.

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

LOAN ORIGINATION FEES AND COSTS

Loan origination and commitment fees are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

NONOWNER CHANGES IN EQUITY

In 1997, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of net income and nonowner changes in equity and its components in a full set of general-purpose financial statements. The Corporation has elected to present information regarding this statement in the Consolidated Statements of Changes in Shareholders' Equity on page 45. The caption "Net income and nonowner changes in equity," represents total comprehensive income as defined in the statement.

--------------------------------------------------------------------------------
2 ACQUISITIONS
--------------------------------------------------------------------------------

During 1998, Comerica obtained a majority interest in Munder Capital Management, an investment advisory firm. Net income for the third and fourth quarter of 1998 includes the consolidated financial results of Munder. The Corporation's minority interest in periods prior to the third quarter of 1998 was accounted for under the equity method. Intangible assets increased $133 million as a result of the consolidation. The fair market value of total assets acquired and total liabilities assumed was not material.

During 1996, Comerica acquired Metrobank, which was accounted for as a purchase. The fair market value of both total assets acquired and total liabilities assumed was $1 billion. The purchase price of the transaction totaled $125 million. Intangible assets recorded were $62 million.

--------------------------------------------------------------------------------
3 INVESTMENT SECURITIES
--------------------------------------------------------------------------------

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:


                                         Gross         Gross
                                      Unrealized    Unrealized      Estimated
(in thousands)            Cost           Gains         Losses       Fair Value
--------------------------------------------------------------------------------
December 31, 1998
 U.S. government
  and agency
   securities          $ 2,196,736      $ 13,463      $  3,993      $ 2,206,206
 State and municipal
  securities               110,711         4,587            48          115,250
 Other securities          415,901         2,129        27,321          390,709
--------------------------------------------------------------------------------
  Total securities
   available
    for sale           $ 2,723,348      $ 20,179      $ 31,362      $ 2,712,165
================================================================================
December 31, 1997
 U.S. government
  and agency
   securities          $ 3,239,423      $ 24,223      $ 24,994      $ 3,238,652
 State and municipal
  securities               164,394         5,902           244          170,052
 Other securities          603,176         7,584        13,502          597,258
--------------------------------------------------------------------------------
  Total securities
   available
    for sale           $ 4,006,993      $ 37,709      $ 38,740      $ 4,005,962
================================================================================

The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 1998                                            Estimated
(in thousands)                             Cost              Fair Value
--------------------------------------------------------------------------------
Contractual maturity
 Within one year                       $    86,471          $    86,698
 Over one year to
  five years                               229,832              232,735
 Over five years to
  ten years                                104,535               94,834
 Over ten years                             58,508               44,343
--------------------------------------------------------------------------------
   Subtotal securities                     479,346              458,610

 Mortgage-backed
  securities                             2,158,400            2,167,837
 Equity and other
  nondebt securities                        85,602               85,718
--------------------------------------------------------------------------------
   Total securities
    available for sale                 $ 2,723,348          $ 2,712,165
================================================================================

Sales and calls of investment securities available for sale resulted in realized gains and losses as follows:

Year Ended December 31
(in thousands)                             1998                 1997
--------------------------------------------------------------------------------
Securities gains                       $     7,629          $     6,890
Securities losses                           (1,513)              (1,695)
--------------------------------------------------------------------------------
   Total                               $     6,116          $     5,195
================================================================================

Assets, principally securities, carried at approximately $1.9 billion at December 31, 1998, were pledged to secure public deposits (including State of Michigan deposits of $39 million at December 31, 1998) and for other purposes as required by law.

--------------------------------------------------------------------------------
4 NONPERFORMING ASSETS
--------------------------------------------------------------------------------

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

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.

December 31
(in thousands)                                1998                1997
--------------------------------------------------------------------------------
Nonaccrual loans
  Commercial loans                         $  77,175            $  58,914
  International loans                         20,350                1,000
  Real estate construction loans                 452                3,438
  Commercial mortgage loans                    6,788               11,088
  Residential mortgage loans                   3,468                3,719
--------------------------------------------------------------------------------
    Total                                    108,233               78,159

Reduced-rate loans                             7,464                7,583
--------------------------------------------------------------------------------
    Total nonperforming loans                115,697               85,742

Other real estate                              4,956               17,046
--------------------------------------------------------------------------------
    Total nonperforming assets             $ 120,653            $ 102,788
================================================================================
Loans past due 90 days and still accruing  $  40,209            $  52,805
================================================================================
Gross interest income that would
  have been recorded had the
  nonaccrual and reduced-rate
  loans performed in accordance
  with original terms                      $  13,674            $  10,088
================================================================================
Interest income recognized                 $   3,899            $   2,399
================================================================================

A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

December 31
(in thousands)                             1998      1997       1996
--------------------------------------------------------------------------------
Average impaired loans for the year      $ 85,500   $73,502   $114,253
Total period-end impaired loans           101,417    70,470     98,050
Period-end impaired loans
  requiring an allowance                   87,494    60,376     59,960
Impairment allowance                       21,951    20,358     19,528

Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in the loan. Eighty-one percent of the total impaired loans at December 31, 1998, are evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate.

--------------------------------------------------------------------------------
5 ALLOWANCE FOR CREDIT LOSS
--------------------------------------------------------------------------------

An analysis of changes in the allowance for credit losses follows:

(in thousands)                         1998         1997         1996
--------------------------------------------------------------------------------
Balance at January 1                $ 424,147    $ 367,165    $ 341,344
Allowance of institutions
  purchased/sold                           --           --       (3,630)
Loans charged off                    (125,627)    (131,140)    (125,912)
Recoveries on loans previously
  charged off                          40,889       42,122       41,363
--------------------------------------------------------------------------------
   Net loans charged off              (84,738)     (89,018)     (84,549)
Provision for credit losses           113,000      146,000      114,000
--------------------------------------------------------------------------------
Balance at December 31              $ 452,409    $ 424,147    $ 367,165
================================================================================
As a percent of total loans              1.48%        1.47%        1.40%
================================================================================

--------------------------------------------------------------------------------
6 SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
--------------------------------------------------------------------------------

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

At December 31, 1998 and 1997, exposure from loan commitments and guarantees to companies related to the automotive industry totaled $9.0 billion and $8.3 billion, respectively. Additionally, commercial real estate loans, including commercial mortgages and construction loans, totaled $5.3 billion in 1998 and $4.6 billion in 1997. Approximately $2.4 billion of commercial real estate loans at December 31, 1998, involved mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

--------------------------------------------------------------------------------
7 PREMISES AND EQUIPMENT AND OTHER NONCANCELABLE OBLIGATIONS
--------------------------------------------------------------------------------

A summary of premises and equipment at December 31 by major category follows:

(in thousands)                                         1998         1997
--------------------------------------------------------------------------------
Land                                                $  49,356    $  52,934
Buildings and improvements                            341,260      353,308
Furniture and equipment                               327,498      344,681
--------------------------------------------------------------------------------
   Total cost                                         718,114      750,923

Less accumulated depreciation and amortization       (365,464)    (370,766)
--------------------------------------------------------------------------------
   Net book value                                   $ 352,650    $ 380,157
================================================================================

Rental expense for leased properties and equipment amounted to $41 million in 1998 and 1997, and $44 million in 1996. Future minimum payments under noncancelable obligations are as follows:

   (in thousands)
-------------------------------------------------------------------
1999                                                      $  44,466
2000                                                         44,113
2001                                                         40,723
2002                                                         36,497
2003                                                         32,764
2004 and later                                              283,234
===================================================================

--------------------------------------------------------------------------------
8 SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following is a summary of short-term borrowings at December 31, 1998 and 1997:

                                Federal Funds Purchased
                                  and Securities Sold         Other
                                   Under Agreements          Borrowed
(in thousands)                       to Repurchase            Funds
----------------------------------------------------------------------
December 31, 1998
  Amount outstanding at
   year-end                           $ 3,108,985          $   471,168
  Weighted average
   interest rate at year-end                 4.83%                3.91%
December 31, 1997
  Amount outstanding
   at year-end                        $   592,860          $ 2,600,041
  Weighted average
   interest rate at year-end                 5.26%                5.30%
======================================================================


At December 31, 1998, the parent company had available a $250 million commercial paper facility. This facility is supported by a $250 million line of credit agreement, all of which was unused. Under the current agreement the line will expire in May of 1999.

--------------------------------------------------------------------------------
9 MEDIUM AND LONG-TERM DEBT
--------------------------------------------------------------------------------

Medium- and long-term debt consisted of the following at December 31:
December 31:

(in thousands)                                             1998         1997
--------------------------------------------------------------------------------
Parent Company
7.25% subordinated notes due 2007                      $  159,669   $  148,509
9.75% subordinated notes due 1999                          74,970       74,877
10.125% subordinated debentures due 1998                       --       74,965
--------------------------------------------------------------------------------
    Total parent company                                  234,639      298,351

Subsidiaries
Subordinated notes:
  7.25% subordinated notes due 2007                       198,301      198,100
  8.375% subordinated notes due 2024                      155,502      147,938
  7.25% subordinated notes due 2002                       149,404      149,246
  6.875% subordinated notes due 2008                      104,186       99,220
  7.125% subordinated notes due 2013                      155,181      148,224
  7.875% subordinated notes due 2026                      174,086      146,914
  6.00% subordinated notes due 2008                       247,798           --
--------------------------------------------------------------------------------
    Total subordinated notes                            1,184,458      889,642

Medium-term notes:
  Floating rate based on LIBOR indices                  3,612,076    2,811,793
  Floating rate based on Treasury indices                  37,000      487,000
  Floating rate based on Prime indices                         --    1,100,007
  Floating rate based on Federal Funds indices                 --      349,998
  Fixed rate notes with interest rate of 6.65%            199,810    1,349,596
--------------------------------------------------------------------------------
    Total medium-term notes                             3,848,886    6,098,394

Notes payable                                              14,276           --
--------------------------------------------------------------------------------
    Total subsidiaries                                  5,047,620    6,988,036
--------------------------------------------------------------------------------
    Total medium- and long-term debt                   $5,282,259   $7,286,387
================================================================================

Concurrent with the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table:
                                               Principal
                                                Amount                   Base
                                                of Debt                 Rate at
(in thousands)                                 Converted    Base Rate   12/31/98
--------------------------------------------------------------------------------
Subsidiaries
Subordinated notes:
  7.25% subordinated notes                      $200,000   6-month LIBOR   5.16%
  7.25% subordinated notes                       150,000   6-month LIBOR   5.16
Medium-term notes:
  Floating rate based on LIBOR indices           108,000   3-month LIBOR   5.28
  Floating rate based on Treasury indices         37,000   3-month LIBOR   5.28
  Fixed rate notes with interest rate of 6.65%   200,000   3-month LIBOR   5.28
================================================================================

All subordinated notes and debentures with maturities greater than one year qualify as Tier 2 capital.

During 1998, the Corporation terminated certain swaps that hedged the fixed interest rate exposure of several debt instruments. In accordance with policy, the gain resulting from early termination was deferred and is being amortized over the remaining life of the debt. The unamortized balance is included in the carrying value of debt outstanding.

The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, certain bank subsidiaries may offer an aggregate principal amount of up to $9.5 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rates on the floating rate medium-term notes based on LIBOR ranged from three-month LIBOR minus 0.14% to three-month LIBOR plus 0.10%. The notes are due from 1999 to 2002. The interest rate on the floating rate medium-term notes based on U.S. Treasury indices is equal to the two-year Constant Treasury Maturity Rate plus 0.01%. The notes are due in 2000. The fixed rate notes mature in 2000. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC. The principal maturities of medium- and long-term debt are as follows:


(in thousands)
--------------------------------------------------------------------------------
1999                                                                $ 2,826,907
2000                                                                    469,043
2001                                                                    316,517
2002                                                                    485,422
2003                                                                      2,587
2004 and later                                                        1,181,783
================================================================================

--------------------------------------------------------------------------------
10 SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

The board of directors authorized the repurchase of up to 40.5 million shares of Comerica Incorporated common stock for general corporate purposes, acquisitions and employee benefit plans. At December 31, 1998, 20.5 million shares had been repurchased under this program.

At December 31, 1998, the Corporation had reserved 8.4 million shares of common stock for issuance to employees and directors under the long-term incentive plans.

In January 1998, the Corporation declared a three-for-two stock split, effected in the form of a 50 percent stock dividend paid April 1, 1998. All per share data included in the consolidated financial statements and in the related notes have been retroactively adjusted to reflect the split.

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

--------------------------------------------------------------------------------
11 NET INCOME PER COMMON SHARE
--------------------------------------------------------------------------------

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

Year Ended December 31
(in thousands, except per share data)              1998       1997       1996
--------------------------------------------------------------------------------
Basic
  Average shares outstanding                      155,859    158,333    169,076
================================================================================
Net income                                       $607,076   $530,476   $417,161
Less preferred stock dividends                     17,100     17,100      9,025
--------------------------------------------------------------------------------
Net income applicable to
  common stock                                   $589,976   $513,376   $408,136
================================================================================
Basic net income per
  common share                                      $3.79      $3.24      $2.41
================================================================================

Diluted
  Average shares outstanding                      155,859    158,333    169,076
  Nonvested stock                                     191        204        195
  Common stock equivalents
   Net effect of the assumed
    exercise of stock options                       2,707      2,503      1,956
--------------------------------------------------------------------------------
  Diluted average shares                          158,757    161,040    171,227
================================================================================
Net income                                       $607,076   $530,476   $417,161
Less preferred stock dividends                     17,100     17,100      9,025
--------------------------------------------------------------------------------
Net income applicable to
  common stock                                   $589,976   $513,376   $408,136
================================================================================
Diluted net income per
  common share                                      $3.72      $3.19      $2.38
================================================================================

--------------------------------------------------------------------------------
12 LONG-TERM INCENTIVE PLANS
--------------------------------------------------------------------------------

The Corporation has long-term incentive plans under which it has awarded both shares of restricted stock to key executive officers and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. The Corporation has elected to follow Accounting Principles Board opinion No. 25, "Accounting For Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee and director stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Corporation's employee and director stock options equals the market price of the underlying stock on the date of grant. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The options may have restrictions regarding exercisability.

Pro forma information regarding net income and earnings per share is required under SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Corporation had accounted for its employee and director stock options under the fair value method of that Statement. The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Black-Scholes model may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The Corporation's employee and director stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate.

The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 5.54%, 6.49% and 6.07%; expected dividend yields of 3.45%, 3.77% and 4.00%; expected volatility factors of the market price of Comerica Common Stock of 21%, 20% and 21%; and an expected life of the options of 4.3, 4.4 and 5.0 years. For purposes of pro forma disclosures, the estimated fair value of the options granted in 1995 and thereafter is amortized to expense over the options' vesting period. Since the Corporation's options generally vest over a four-year period, the pro forma disclosures are not indicative of future amounts until SFAS No. 123 is applied to all outstanding nonvested options.

Had compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair value provisions of SFAS No. 123, net income and earnings per share would have been as follows:


(in thousands,
except per share data)                 1998               1997           1996
--------------------------------------------------------------------------------
Pro forma net income                 $578,335          $  506,875      $404,121

Pro forma earnings per share:
  Basic                              $   3.71          $     3.20      $   2.39
  Diluted                                3.64                3.15          2.36
================================================================================

                                                             Average per Share
--------------------------------------------------------------------------------
                                                    Exercise     Market
                                        Number        Price       Price
--------------------------------------------------------------------------------
Outstanding--December 31, 1995         6,768,497      $16.39    $  26.67
  Granted                              1,894,143       25.61       25.61
  Cancelled                             (321,119)      18.95       28.95
  Exercised                           (1,775,613)      12.78       29.34
  Expired                                     --
  Acquisition of Metrobank               595,718        8.49       26.42
--------------------------------------------------------------------------------
Outstanding--December 31, 1996         7,161,626      $18.95    $  34.92
  Granted                              1,994,182       40.28       40.28
  Cancelled                             (266,295)      26.00       43.07
  Exercised                           (1,252,170)      15.93       44.81
  Expired                                     --
--------------------------------------------------------------------------------
Outstanding--December 31, 1997         7,637,343      $24.77    $  60.17
  Granted                              2,058,542       71.37       71.37
  Cancelled                             (232,617)      42.92       64.33
  Exercised                           (1,213,818)      21.33       64.07
  Expired                                     --
--------------------------------------------------------------------------------
Outstanding--December 31, 1998         8,249,450      $36.39    $  68.19
================================================================================
Exercisable--December 31, 1998         4,173,748
Available for grant--
  December 31, 1998                      104,458
================================================================================

The following table summarizes information about stock options outstanding at December 31, 1998:
                               Outstanding                          Exercisable
-------------------------------------------------------------------------------
                                            Average                    Average
   Exercise                     Average    Exercise                    Exercise
  Price Range        Shares     Life (a)    Price        Shares         Price
-------------------------------------------------------------------------------
$ 8.59 - $18.00     1,264,438     3.3      $  13.70     1,263,912      $  13.70
 18.59 -  21.00     1,453,242     5.4         19.01     1,147,004         19.11
 21.59 -  25.42     1,817,533     6.3         24.43     1,073,750         23.75
 28.33 -  52.67     1,719,856     8.1         39.86       689,082         39.30
 65.13 -  71.58     1,994,381     9.2         71.37            --            --
--------------------------------------------------------------------------------
Total               8,249,450     6.8      $  36.39     4,173,748      $  22.00
================================================================================
(a) Average contractual life remaining in years.

--------------------------------------------------------------------------------
13 EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

The Corporation has a defined benefit pension plan in effect for substantially all full-time employees. Staff expense includes income of $3.0 million in 1998, $0.3 million in 1997 and $1.4 million in 1996 for the plan. Benefits under the plan are based primarily on years of service and the levels of compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of units of certain collective investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities and corporate bonds and notes.

The Corporation's postretirement benefits plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, provides a phase-out for employees over 50 as of that date and substantially reduces all benefits for remaining employees. The Corporation has funded the plan with a company-owned life insurance contract.

The following tables set forth reconciliations of the Corporation's pension and postretirement plan obligations and plan assets:

                                        Defined Benefit        Postretirement
                                          Pension Plan          Benefit Plan
--------------------------------------------------------------------------------
(in thousands)                         1998        1997        1998       1997
--------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at January 1      $525,329    $462,776    $81,584    $76,420
Service cost                           13,924      12,400        262        273
Interest cost                          36,039      33,823      5,509      5,710
Curtailment                            (5,518)         --         --         --
Actuarial (gain)/loss                  (3,631)     39,720       (423)     5,979
Benefits paid                         (23,202)    (23,390)    (6,222)    (6,798)
--------------------------------------------------------------------------------
Benefit obligation
  at December 31                     $542,941    $525,329    $80,710    $81,584
===============================================================================

CHANGE IN PLAN ASSETS:
Fair value of plan assets at
  January 1                          $585,215    $515,164    $86,727    $80,547
Actual return on plan assets           66,181      89,527      4,226      7,941
Employer contributions                     --       3,914      3,581      5,037
Benefits paid                         (23,202)    (23,390)    (6,222)    (6,798)
--------------------------------------------------------------------------------
Fair value of plan assets at
  December 31                        $628,194    $585,215    $88,312    $86,727
================================================================================

The following table sets forth the funded status of the defined benefit pension and postretirement plan and amounts recognized on the Corporation's balance sheet:

                                        Defined Benefit        Postretirement
                                          Pension Plan          Benefit Plan
--------------------------------------------------------------------------------
(in thousands)                         1998        1997        1998       1997
--------------------------------------------------------------------------------
Funded status at December 31         $ 85,253    $ 59,886    $  7,602   $ 5,143
Unrecognized net gain                 (44,829)    (22,834)     (7,115)   (8,294)
Unrecognized net transition
  (asset)/obligation                  (10,524)    (15,358)     64,477    69,105
Unrecognized prior service cost        (2,394)     (2,956)         --        --
--------------------------------------------------------------------------------
Prepaid benefit cost                 $ 27,506    $ 18,738    $ 64,964   $65,954
================================================================================

Components of net periodic benefit cost/(income):

Defined Benefit Pension Plan
(in thousands)                                  1998         1997        1996
--------------------------------------------------------------------------------
Service cost                                 $  13,924    $  12,400    $ 11,675
Interest cost                                   36,039       33,823      31,572
Expected return on plan assets                 (48,887)     (42,313)    (39,654)
Amortization of unrecognized
  transition asset                              (4,834)      (4,834)     (4,834)
Amortization of unrecognized
  prior service cost                              (331)        (353)       (338)
Amortization of unrecognized net loss            1,071          978         188
--------------------------------------------------------------------------------
Net periodic benefit income                   $ (3,018)   $    (299)   $ (1,391)
================================================================================

Postretirement Benefit Plan
(in thousands)                                   1998        1997        1996
--------------------------------------------------------------------------------
Service cost                                  $    262    $     273    $    402
Interest cost                                    5,509        5,710       5,597
Expected return on plan assets                  (5,829)      (5,413)     (5,205)
Amortization of unrecognized
  transition obligation                          4,628        4,628       4,628
Amortization of unrecognized net gain               --          (56)       (377)
--------------------------------------------------------------------------------
Net periodic benefit cost                     $  4,570    $   5,142    $  5,045
================================================================================

Actuarial assumptions were as follows:

Defined Benefit Pension Plan                     1998        1997        1996
--------------------------------------------------------------------------------
Discount rate used in determining benefit
  obligation                                       7.0%        7.0%        7.5%
Long-term rate of return on assets                 9.0%        9.0%        9.0%
Rate of compensation increase                      5.0%        5.0%        5.0%
================================================================================

Postretirement Benefit Plan                      1998        1997        1996
--------------------------------------------------------------------------------
Discount rate used in determining benefit
  obligation                                       7.0%        7.0%        7.5%
Long-term rate of return on assets                 6.7%        6.7%        6.7%
================================================================================

A 6 percent health care cost trend rate was projected for 1998 and is assumed to decrease gradually to 5 percent during 1999, remaining constant thereafter. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $6 million at December 31, 1998, and the aggregate of the service and interest cost components by $392 thousand for the year ended December 31, 1998. Decreasing each health care rate by one percentage point would decrease the accumulated postretirement benefit obligation by $5 million at December 31, 1998, and the aggregate of the service and interest cost components by $341 thousand for the year ended December 31, 1998.

The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation's salaried and regular part-time employees are eligible to participate in one or more of the plans. The Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation's financial performance. Staff expense includes expense of $10.3 million in 1998, $9.7 million in 1997 and $10.4 million in 1996 for the plans.

--------------------------------------------------------------------------------
14 INCOME TAXES
--------------------------------------------------------------------------------

The current and deferred components of income taxes were as follows:

(in thousands)                                   1998       1997       1996
--------------------------------------------------------------------------------
Currently payable
  Federal                                      $245,486   $239,680   $225,863
  Foreign                                        27,263     30,723      5,912
  State and local                                13,847     15,584     11,039
--------------------------------------------------------------------------------
                                                286,596    285,987    242,814
Deferred federal, state and local                37,703        279    (13,769)
--------------------------------------------------------------------------------
   Total                                       $324,299   $286,266   $229,045
================================================================================

There were $2.1 million, $1.8 million and $4.8 million of income taxes provided on securities transactions in 1998, 1997 and 1996, respectively.

The principal components of deferred tax (assets) liabilities at December 31 were as follows:

(in thousands)                                           1998         1997
--------------------------------------------------------------------------------
Allowance for credit losses                           $(142,889)   $(132,990)
Lease financing transactions                            165,974      122,127
Allowance for depreciation                               10,899       15,567
Deferred loan origination fees and costs                (25,554)     (20,088)
Investment securities available for sale                 (3,507)        (149)
Employee benefits                                        (6,824)      (7,625)
Restructuring charge                                         --      (10,150)
Other temporary differences, net                        (35,563)     (34,440)
--------------------------------------------------------------------------------
  Total                                               $ (37,464)   $ (67,748)
================================================================================

The provision for income taxes differs from that computed by applying the federal statutory rate of 35 percent for the reasons in the following analysis:

(in thousands)                              1998        1997        1996
--------------------------------------------------------------------------------
Tax based on federal statutory rate       $325,981    $285,860    $226,172
Effect of tax-exempt interest income        (4,039)     (5,687)     (8,842)
Other                                        2,357       6,093      11,715
--------------------------------------------------------------------------------
  Provision for income taxes              $324,299    $286,266    $229,045
================================================================================

--------------------------------------------------------------------------------
15 RESTRUCTURING
--------------------------------------------------------------------------------

The Corporation recorded a restructuring charge of $90 million in 1996 in connection with a program to improve efficiency, revenue and customer service. The charge only includes direct and incremental costs associated with the program. The table at right provides details on the restructuring-related reserve which was eliminated in 1998.

Termination benefits primarily include severance payments. The occupancy and equipment portion consists of lease termination costs, space consolidation and estimated losses on the disposal of vacated properties. Other charges consist primarily of the project costs incurred during the assessment phase of the program.

An adjustment of $7 million, netted against noninterest expenses, was made to eliminate the restructuring liability in 1998.

                                        Occupancy
                        Employee           and
(in thousands)         Termination      Equipment         Other          Total
--------------------------------------------------------------------------------
Balances at 12/31/96   $ 48,000         $ 21,000        $ 21,000       $ 90,000
Activity                (38,000)         (10,000)        (13,000)       (61,000)
--------------------------------------------------------------------------------
Balances at 12/31/97   $ 10,000         $ 11,000        $  8,000       $ 29,000
Activity                (10,000)          (6,000)         (6,000)       (22,000)
Adjustment                   --           (5,000)         (2,000)        (7,000)
--------------------------------------------------------------------------------
Balances at 12/31/98   $     --         $     --        $     --       $     --
================================================================================


--------------------------------------------------------------------------------
16 TRANSACTIONS WITH RELATED PARTIES
--------------------------------------------------------------------------------

The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 1998, approximated $177 million at the beginning and $309 million at the end of 1998. During 1998, new loans to related parties aggregated $304 million and repayments totaled $172 million.

--------------------------------------------------------------------------------
17 REGULATORY CAPITAL AND BANKING SUBSIDIARIES
--------------------------------------------------------------------------------

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $543 million at January 1, 1999, plus current year's earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

Dividends paid to the Corporation by its banking subsidiaries amounted to $442 million in 1998, $354 million in 1997 and $322 million in 1996.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. At December 31, 1998, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" (total capital ratio greater than 10 percent). At December 31, 1997, the Corporation and its Comerica Bank subsidiary exceeded the ratios required to be considered "adequately capitalized" (total capital ratio greater than 8 percent). Comerica Bank-Texas and Comerica Bank-California exceeded the ratios required to be "well capitalized" at year-end 1997. The following is a summary of the capital position of the Corporation and its significant banking subsidiaries:

                                            Comerica Inc.     Comerica     Comerica Bank-    Comerica Bank-
(in thousands)                              (Consolidated)      Bank            Texas          California
-----------------------------------------------------------------------------------------------------------
December 31, 1998

Tier 1 capital                                 $2,699,143    $2,263,522          $310,743          $330,998
Total capital                                   4,435,977     3,740,843           407,268           453,387
Tier 1 capital to average assets
   (minimum-3.0%)                                    7.68%         8.02%             8.12%             8.04%
Tier 1 capital to risk-weighted assets
   (minimum-4.0%)                                    6.26          6.42              8.07              7.35
Total capital to risk-weighted assets
   (minimum-8.0%)                                   10.28         10.60             10.58             10.07

December 31, 1997

Tier 1 capital                                 $2,513,820    $2,037,217          $325,394          $329,963
Total capital                                   3,961,243     3,243,206           359,674           370,531
Tier 1 capital to average assets
   (minimum-3.0%)                                    7.09%         7.15%             8.92%             9.07%
Tier 1 capital to risk-weighted assets
   (minimum-4.0%)                                    6.28          6.20              9.43              9.03
Total capital to risk-weighted assets
   (minimum-8.0%)                                    9.90          9.87             10.42             10.14
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
18 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
--------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------
18 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
-------------------------------------------------------------------------------

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

DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

The Corporation, as an end-user, employs a variety of off-balance sheet financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments are also used to manage exposures to market risks, including interest rate caps and floors, total return swaps, foreign exchange forward contracts and foreign exchange swap agreements. Refer to the section entitled "Risk Management Derivative Financial Instruments and Foreign Exchange Contracts" in the financial review on page 37 for further information about the Corporation's objectives for using such instruments.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 1998 and 1997.

Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the consolidated balance sheets.

During 1998, the Corporation terminated its portfolio of zero-coupon interest rate swaps. The notional amount of these swaps totaled $700 million. A portion of these swaps were replaced with paying swaps. The Corporation also terminated its portfolio of principal only total return swaps in conjunction with divesting the mortgage servicing business. The notional amount of these swaps was $55 million.

Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative and foreign exchange contracts.

                                Notional/
                                Contract    Unrealized   Unrealized    Fair
(in millions)                    Amount       Gains        Losses      Value
--------------------------------------------------------------------------------
December 31, 1998
Risk management
  Interest rate contracts:
   Swaps                           $6,869         $152         $ (6)    $146
   Options, caps and
    floors purchased                   15           --           --       --
   Caps written                        --           --           --       --
--------------------------------------------------------------------------------
    Total interest
      rate contracts                6,884          152           (6)     146
  Foreign exchange
   contracts:
   Spot and forwards                  782           32          (29)       3
   Swaps                              131           12           --       12
--------------------------------------------------------------------------------
    Total foreign
      exchange contracts              913           44          (29)      15
--------------------------------------------------------------------------------
   Total risk
    management                     $7,797         $196         $(35)    $161
================================================================================
December 31, 1997
Risk management
  Interest rate contracts:
   Swaps                           $8,515         $137         $(14)    $123
   Options, caps and
    floors purchased                   52           --           --       --
   Caps written                        --           --           --       --
--------------------------------------------------------------------------------
    Total interest
      rate contracts                8,567          137          (14)     123

  Foreign exchange
   contracts:
   Spot and forwards                  445           12           (9)       3
   Swaps                              154            5           --        5
--------------------------------------------------------------------------------
    Total foreign
      exchange contracts              599           17           (9)       8
--------------------------------------------------------------------------------
   Total risk
    management                     $9,166         $154         $(23)    $131
================================================================================

Bilateral collateral agreements with counterparties covered 94 percent and 93 percent of the notional amount of interest rate derivative contracts at December 31, 1998 and 1997, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 1998, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative or foreign exchange contracts.

--------------------------------------------------------------------------------
18 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
--------------------------------------------------------------------------------

On a limited scale, fee income is earned from entering into various transactions, principally foreign exchange contracts and interest rate caps, at the request of customers. The Corporation does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.

Fair values for customer initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended December 31, 1998, unrealized gains and unrealized losses on customer-initiated and other foreign exchange contracts averaged $14 million and $9 million, respectively. For the year ended December 31, 1997, unrealized gains and unrealized losses averaged $23 million and $18 million, respectively. These contracts also generated noninterest income of $9 million in 1998 and $7 million in 1997. Average positive and negative fair values and income related to customer-initiated and other interest rate contracts were not material for 1998 and 1997.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts held or issued in connection with customer-initiated and other activities at December 31, 1998 and 1997.

                                  Notional/
                                  Contract    Unrealized   Unrealized     Fair
(in millions)                      Amount       Gains        Losses      Value
--------------------------------------------------------------------------------
December 31, 1998
Customer-initiated and other
  Interest rate contracts:
   Caps and floors written           $  241          $--         $ (1)    $ (1)
   Caps and floors purchased            176            1           --        1
   Swaps                                264            7           (6)       1
--------------------------------------------------------------------------------
    Total interest rate
      contracts                         681            8           (7)       1

  Foreign exchange
   contracts:
   Spot, forwards, futures
    and options                         673           20          (13)       7
--------------------------------------------------------------------------------
    Total customer-initiated
      and other                      $1,354          $28         $(20)    $  8
================================================================================
December 31, 1997
Customer-initiated and other
  Interest rate contracts:
   Caps written                      $  314          $--         $ --     $ --
   Floors purchased                      32           --           --       --
   Swaps                                150            6           (6)      --
--------------------------------------------------------------------------------
    Total interest rate
      contracts                         496            6           (6)      --
  Foreign exchange
   contracts:
   Spot, forwards, futures
    and options                       1,837           37          (33)       4
--------------------------------------------------------------------------------
    Total customer-initiated
      and other                      $2,333          $43         $(39)    $  4
================================================================================

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

--------------------------------------------------------------------------------
18 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
--------------------------------------------------------------------------------

COMMITMENTS

The Corporation also enters into commitments to purchase or sell earning assets for risk management purposes. These transactions, which are similar in nature to forward contracts, did not have a material impact on the consolidated financial statements for the years ended December 31, 1998 and 1997. Commitments to purchase and sell U.S. Treasury and municipal bond securities related to the Corporation's trading account totaled $17 million and $2 million at December 31, 1998 and 1997, respectively. At December 31, 1997, $30 million of commitments with settlement terms of up to 120 days had been initiated to reduce interest rate risk on fixed rate residential mortgage loans originated or held for sale. No such commitments were outstanding at year-end 1998. Outstanding commitments expose the Corporation to both credit and market risk.

Available credit lines on fixed rate credit card and check product accounts, which have characteristics similar to option contracts, totaled $1.6 billion and $1.8 billion at December 31, 1998 and 1997, respectively. These commitments expose the Corporation to the risk of a reduction in net interest income as interest rates increase. Market risk exposure arising from fixed rate revolving credit commitments is very limited, however, since it is unlikely that a significant number of customers with these accounts will simultaneously borrow up to their maximum available credit lines. Additional information concerning unused commitments to extend credit is provided in the "Credit-Related Financial Instruments" section below.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities.

Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

(in millions)                                          1998          1997
-----------------------------------------------------------------------------
Unused commitments to extend credit                  $28,393       $27,528
Standby letters of credit and financial guarantees     3,632         3,088
Commercial letters of credit                             328           449
Credit default swaps                                      44            26
=============================================================================

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit at December 31, 1998 and 1997, included $3 billion and $4 billion, respectively, of variable and fixed rate revolving credit commitments. Other unused loan commitments, primarily variable rate, totaled $25 billion at December 31, 1998, and $24 billion at December 31, 1997.

STANDBY AND COMMERCIAL LETTERS OF CREDIT AND
FINANCIAL GUARANTEES

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, defined as those maturing beyond one year, expire in decreasing amounts through the year 2012, and were $1,432 million and $1,309 million at December 31, 1998 and 1997, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $2,200 million and $1,779 million at December 31, 1998 and 1997, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions.

CREDIT DEFAULT SWAPS

Credit default swaps allow the Corporation to diversify its loan portfolio by assuming credit exposure from different borrowers or industries without actually extending credit in the form of a loan. Credit risk associated with credit default swaps was $44 million at December 31, 1998 and $26 million at December 31, 1997.

--------------------------------------------------------------------------------
19 CONTINGENT LIABILITIES
--------------------------------------------------------------------------------

The Corporation and its subsidiaries are parties to litigation and claims arising in the normal course of their activities. Although the amount of ultimate liability, if any, with respect to such matters cannot be determined with reasonable certainty, management, after consultation with legal counsel, believes that the litigation and claims, some of which are substantial, will not have a material adverse effect on the Corporation's consolidated financial position.

In addition, management cannot predict with reasonable certainty the likelihood, or the impact, of any future claims that may be brought against the Corporation. For example, although the Corporation is not currently a named defendant in any lawsuits involving year 2000 readiness, it is impossible to know whether any claims in connection with the year 2000 will be asserted in the future, and the potential liability, if any, that may arise from such claims.

--------------------------------------------------------------------------------
20 USAGE RESTRICTIONS
--------------------------------------------------------------------------------

Cash and due from banks may include amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. At December 31, 1998 and 1997, the Federal Reserve balances were $269 million and $587 million, respectively.

--------------------------------------------------------------------------------
21 ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
21 ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
--------------------------------------------------------------------------------

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

The estimated fair values of the Corporation's financial instruments at December 31, 1998 and 1997 are as follows:

                                        1998                      1997
--------------------------------------------------------------------------------
                              Carrying     Estimated    Carrying     Estimated
(in millions)                  Amount     Fair Value     Amount     Fair Value
--------------------------------------------------------------------------------
ASSETS
Cash and short-term
  investments                  $ 1,830       $ 1,830     $ 2,080       $ 2,080
Trading account
  securities                         6             6           9             9
Loans held for sale                 46            46          41            41
Investment securities
  available for sale             2,712         2,712       4,006         4,006
Commercial loans                19,086        19,016      15,805        15,743
International loans              2,713         2,696       2,085         2,080
Real estate construction
  loans                          1,080         1,075         941           933
Commercial mortgage
  loans                          4,179         4,216       3,634         3,617
Residential mortgage
  loans                          1,038         1,071       1,565         1,608
Consumer loans                   1,862         1,807       4,348         4,231
Lease financing                    647           648         517           518
--------------------------------------------------------------------------------
   Total loans                  30,605        30,529      28,895        28,730
Less allowance for
  credit losses                   (452)           --        (424)           --
--------------------------------------------------------------------------------
   Net loans                    30,153        30,529      28,471        28,730

Customers' liability on
  acceptances
   outstanding                      12            12          18            18
Loan servicing rights                4             4          28            31

LIABILITIES
Demand deposits
  (noninterest-bearing)          6,999         6,999       6,761         6,761
Interest-bearing
  deposits                      17,314        17,340      15,825        15,840
--------------------------------------------------------------------------------
   Total deposits               24,313        24,339      22,586        22,601

Short-term borrowings            3,580         3,580       3,193         3,193
Acceptances
  outstanding                       12            12          18            18
Medium- and
  long-term debt                 5,282         5,355       7,286         7,395

OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS
Derivative financial
  instruments and
  foreign exchange
  contracts
   Risk management:
   Unrealized
    gains                           --           196          --           154
   Unrealized
    losses                          --           (35)         --           (23)
   Customer-initiated
   and other:
   Unrealized
    gains                           28            28          43            43
   Unrealized
    losses                         (20)          (20)        (39)          (39)
Credit-related financial
  instruments                       --           (13)         --           (13)
================================================================================

--------------------------------------------------------------------------------
22 BUSINESS SEGMENT INFORMATION
--------------------------------------------------------------------------------

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based on the products and services provided. Lines of business results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal organizational structure of the Corporation; information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, amounts in all periods are based on methodologies in effect at December 31, 1998. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines. In addition to the three major lines of business, the Finance Division is also reported as a segment.

The Corporation's internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The credit loss provision is assigned based on the amount necessary to maintain an allowance for credit losses adequate for that line of business. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business lines as follows: Product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a line of business' noninterest expenses to total noninterest expenses incurred by all business lines. Common equity is allocated based on credit, operational and business risks.

The following discussion provides information about the activities of each line of business. A discussion of the financial results and the factors impacting 1998 performance can be found in the section entitled "Strategic Lines of Business" in the financial review on page 30.

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

The Finance segment includes the Corporation's securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation's funding, liquidity and capital needs, performing interest sensitivity gap and earnings simulation analysis and executing various strategies to manage the Corporation's exposure to interest rate risk.

The Other category includes divested business lines, the income and expense impact of cash and credit loss reserves not assigned to specific business lines, miscellaneous other items of a corporate nature and certain direct expenses not allocated to business lines.

Information in this note complies with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, which established standards for the way public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders.

--------------------------------------------------------------------------------
22 BUSINESS SEGMENT INFORMATION (CONTINUED)
--------------------------------------------------------------------------------

Lines of business/segment financial results were as follows:

                                        Business Bank                    Individual Bank                  Investment Bank*
------------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)     1998       1997        1996        1998        1997        1996       1998       1997       1996
------------------------------------------------------------------------------------------------------------------------------------

EARNINGS SUMMARY

Net interest income (FTE)      $   746    $   658     $   621     $   679     $   754     $   776    $    (3)    $    (2)   $    (1)
Provision for credit losses         79        (11)          2         (14)         82         109         --          --         --
Noninterest income                 154        128         122         300         269         277        122         107         94
Noninterest expenses               308        299         294         586         598         659        113         101         90
Restructuring charge                --         --          --          --          --          --         --          --         --
Provision for income taxes         185        181         163         142         120         101          2           1          1
Net income (loss)                  328        317         284         265         223         184          4           3          2

SELECTED AVERAGE BALANCES

Assets                         $22,908    $19,884     $17,397     $ 7,651     $ 9,534     $ 9,881    $    33     $    28    $    22
Loans                           21,555     18,276      16,156       7,076       8,936       9,201          1          --         --
Deposits                         4,332      3,929       3,914      17,213      17,055      17,262         34          41         48
Common equity                    1,340      1,062         941         736         769         707         27          23         17

STATISTICAL DATA

Return on average assets          1.43%      1.60%       1.63%       1.47%       1.24%       1.02%      5.62%       4.15%      2.67%
Return on average common equity  24.49      29.93       30.18       35.98       28.95       26.09      14.29       12.84      11.01
Efficiency ratio                 34.51      38.35       39.74       59.82       58.39       62.73        n/m         n/m        n/m

                                          Finance                              Other                             Total
------------------------------------------------------------------------------------------------------------------------------------
                                 1998       1997        1996         1998       1997        1996       1998       1997       1996
------------------------------------------------------------------------------------------------------------------------------------

EARNINGS SUMMARY

Net interest income (FTE)      $    46    $    40     $    27     $    --     $     2     $     4    $ 1,468     $ 1,452    $ 1,427
Provision for credit losses         --         --          --          48          75           3        113         146        114
Noninterest income                   8          4           6          19          20           8        603         528        507
Noninterest expenses                 3          3           3          17           7          23      1,027       1,008      1,069
Restructuring charge                --         --          --          (7)         --          90         (7)         --         90
Provision for income taxes          18         15          10         (16)        (21)        (31)       331         296        244
Net income (loss)                   33         26          20         (23)        (39)        (73)       607         530        417

SELECTED AVERAGE BALANCES

Assets                         $ 4,320    $ 5,152     $ 7,375     $    75     $   271     $  (480)   $34,987     $34,869    $34,195
Loans                              280         70         224        (313)        (73)       (229)    28,599      27,209     25,352
Deposits                           704        902         931         (30)         19         103     22,253      21,946     22,258
Common equity                      333        294         364         181         260         525      2,617       2,408      2,554

STATISTICAL DATA

Return on average assets          0.28%      0.22%       0.17%        n/m%        n/m%        n/m%      1.74%       1.52%      1.22%
Return on average common
 equity                          10.01       8.99        5.39         n/m         n/m         n/m      22.54       21.32      15.98
Efficiency ratio                  n/m        n/m         n/m          n/m         n/m         n/m      49.39       51.04      60.36
====================================================================================================================================


*Included in noninterest expenses are fees internally transferred to other lines of business for referrals to the Investment Bank. If excluded, Investment Bank net income would have been $8 million in 1998, $6 million in 1997 and $2 million in 1996. Return on average common equity would have been 31.49% in 1998, 27.89% in 1997 and 11.01% in 1996.

n/m - not meaningful

--------------------------------------------------------------------------------
23 PARENT COMPANY FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

BALANCE SHEETS--Comerica Incorporated
December 31 (in thousands, except share data)                                            1998          1997
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                               $    2,728    $      372
Time deposits with banks                                                                  22,600        80,400
Investment securities available for sale                                                  22,392        20,822
Investment in subsidiaries, principally banks                                          3,280,384     3,017,058
Premises and equipment                                                                     5,855         6,566
Other assets                                                                              57,235        40,009
--------------------------------------------------------------------------------------------------------------
   Total assets                                                                       $3,391,194    $3,165,227
==============================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                        $  234,639    $  298,351
Other liabilities                                                                        109,942       105,100
--------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                     344,581       403,451

Nonredeemable preferred stock--$50 stated value
  Authorized--5,000,000 shares
  Issued--5,000,000 shares in 1998 and 1997                                              250,000       250,000
Common stock--$5 par value
  Authorized--325,000,000 shares
  Issued--157,233,088 shares in 1998 and 156,815,367 shares in 1997                      786,165       784,077
Capital surplus                                                                           24,649            --
Unrealized net losses on investment securities available for sale                         (6,455)       (1,937)
Retained earnings                                                                      2,086,589     1,731,419
Deferred compensation                                                                     (5,202)       (1,783)
Less cost of common stock in treasury--1,351,997 shares in 1998                          (89,133)           --
--------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                          3,046,613     2,761,776
--------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                         $3,391,194    $3,165,227
==============================================================================================================

STATEMENTS OF INCOME--Comerica Incorporated
Year Ended December 31 (in thousands)                                       1998         1997          1996
--------------------------------------------------------------------------------------------------------------
INCOME
Income from subsidiaries
  Dividends from subsidiaries                                            $ 442,495    $  353,500    $  322,000
  Other interest income                                                      3,899         3,626         3,372
  Intercompany management fees                                             157,393       166,952       264,368
Other interest income                                                          545           559         1,773
Other noninterest income                                                     2,628         2,070         5,278
--------------------------------------------------------------------------------------------------------------
   Total income                                                            606,960       526,707       596,791

EXPENSES
Interest on long-term debt and other borrowed funds                         22,214        26,129        26,328
Net interest rate swap income                                               (1,648)       (2,818)       (2,794)
Salaries and employee benefits                                              61,583        65,766       123,271
Occupancy expense                                                            6,630         9,373        22,483
Equipment expense                                                            1,873         2,053        24,806
Restructuring charge                                                           100            --        27,000
Other noninterest expenses                                                  36,002        54,262        63,310
--------------------------------------------------------------------------------------------------------------
   Total expenses                                                          126,754       154,765       284,404
--------------------------------------------------------------------------------------------------------------
Income before income taxes and equity
  in undistributed net income of subsidiaries                              480,206       371,942       312,387
Income tax expense (credit)                                                 13,279         6,111        (1,931)
--------------------------------------------------------------------------------------------------------------
                                                                           466,927       365,831       314,318
Equity in undistributed net income of
  subsidiaries, principally banks                                          140,149       164,645       102,843
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $ 607,076    $  530,476    $  417,161
==============================================================================================================

--------------------------------------------------------------------------------
23 PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS--Comerica Incorporated
Year Ended December 31 (in thousands)                                       1998         1997          1996
--------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                               $ 607,076     $ 530,476     $ 417,161
  Adjustments to reconcile net income to
   net cash provided by operating activities
    Undistributed earnings of
      subsidiaries, principally banks                                     (140,149)     (164,645)     (102,843)
    Depreciation                                                             1,755         1,800        20,595
    Restructuring charge                                                    (6,008)      (20,992)       27,000
    Other, net                                                               4,908         7,465        23,091
--------------------------------------------------------------------------------------------------------------
      Total adjustments                                                   (139,494)     (176,372)      (32,157)
--------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                            467,582       354,104       385,004

INVESTING ACTIVITIES
  Purchase of investment securities available for sale                     (11,640)       (4,092)       (4,820)
  Proceeds from sale of investment securities available for sale             1,983           427            --
  Proceeds from sales of fixed assets and other real estate                    136        28,958           603
  Purchases of fixed assets                                                 (1,222)       (1,424)      (20,345)
  Net decrease in bank time deposits                                        57,800        25,300        25,100
  Net increase in receivables from subsidiaries                                 --          (375)           --
  Capital transactions with subsidiaries                                  (134,752)       (3,283)      131,871
--------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities                  (87,695)       45,511       132,409

FINANCING ACTIVITIES
  Net increase (decrease) in advances from subsidiaries                     (4,054)        3,818        (3,523)
  Repayments and purchases of long-term debt                               (63,712)          141          (259)
  Net decrease in short-term borrowings                                         --          (842)           --
  Proceeds from issuance of preferred stock                                     --            --       246,744
  Proceeds from issuance of common stock                                    50,885        35,082        35,206
  Purchase of common stock for treasury and retirement                    (148,684)     (242,293)     (622,196)
  Dividends paid                                                          (211,966)     (195,412)     (173,414)
--------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                               (377,531)     (399,506)     (517,442)
--------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash on deposit at bank subsidiary                2,356           109           (29)
Cash on deposit at bank subsidiary at beginning of year                        372           263           292
--------------------------------------------------------------------------------------------------------------
Cash on deposit at bank subsidiary at end of year                        $   2,728     $     372     $     263
==============================================================================================================
Interest paid                                                            $  15,290     $  25,799     $  25,942
==============================================================================================================
Income taxes recovered (paid)                                            $     975     $  (1,145)    $  11,150
==============================================================================================================
Noncash investing and financing activities
  Stock issued for acquisitions                                          $      --     $      --     $ 128,938
==============================================================================================================

The preceding parent company financial statements reflect the sale of the Corporation's information services, transaction processing and operations services departments to a subsidiary, Comerica Bank, on January 1, 1997.

--------------------------------------------------------------------------------
24 SUMMARY OF QUARTERLY FINANCIAL INFORMATION
--------------------------------------------------------------------------------

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

                                                        1998
--------------------------------------------------------------------------------
(in thousands,                        Fourth      Third      Second       First
except per share data)               Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------
Interest income                      $652,121   $639,562   $651,230    $673,861
Interest expense                      281,371    279,127    286,752     308,253
Net interest income                   370,750    360,435    364,478     365,608
Provision for credit losses            36,000     21,000     28,000      28,000
Securities gains/(losses)               6,081        174         11        (150)
Noninterest income
 (excluding securities gains)         161,306    151,940    148,784     135,002
Noninterest expenses                  263,051    253,821    253,299     249,873
Net income                            157,820    154,490    150,383     144,383

Basic net income per common share    $   0.99   $   0.97   $   0.94    $   0.89
Diluted net income per common share      0.97       0.95       0.92        0.88


                                                        1997
--------------------------------------------------------------------------------
(in thousands,                        Fourth      Third      Second       First
except per share data)               Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------
Interest income                      $682,163   $674,671   $663,326    $627,243
Interest expense                      316,281    313,090    299,798     275,458
Net interest income                   365,882    361,581    363,528     351,785
Provision for credit losses            37,000     34,000     34,000      41,000
Securities gains/(losses)               3,836      1,096       (234)        497
Noninterest income
 (excluding securities gains)         136,928    135,251    121,681     128,897
Noninterest expenses                  257,368    252,622    249,259     248,737
Net income                            139,927    137,067    129,710     123,772

Basic net income per common share    $   0.86   $   0.84   $   0.79    $   0.75
Diluted net income per common share      0.85       0.83       0.78        0.74
================================================================================

--------------------------------------------------------------------------------
25 PENDING ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter. The Corporation expects to adopt the new Statement effective January 1, 2000. The Statement will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Corporation has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Corporation.

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


/s/ Marvin J. Elenbaas

Marvin J. Elenbaas
Senior Vice President and Controller


Report of Independent Auditors

Board of Directors,
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

Detroit, Michigan
January 19, 1999

HISTORICAL REVIEW--AVERAGE BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions)                                                  1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                       $ 1,622    $ 1,686    $ 1,576    $ 1,500    $ 1,532

Short-term investments                                            143        129        195        351        823

Investment securities                                           3,371      4,687      5,823      7,625      8,004

Commercial loans                                               16,973     14,234     12,686     11,302      9,598
International loans                                             2,342      1,953      1,541      1,257      1,107
Real estate construction loans                                    989        866        707        541        403
Commercial mortgage loans                                       3,819      3,547      3,483      3,157      2,916
Residential mortgage loans                                      1,325      1,676      1,960      2,450      2,175
Consumer loans                                                  2,575      4,486      4,624      4,569      3,795
Lease financing                                                   576        447        351        285        217
-----------------------------------------------------------------------------------------------------------------
   Total loans                                                 28,599     27,209     25,352     23,561     20,211
Less allowance for credit losses                                 (440)      (402)      (361)      (340)      (322)
-----------------------------------------------------------------------------------------------------------------
   Net loans                                                   28,159     26,807     24,991     23,221     19,889

Accrued income and other assets                                 1,692      1,560      1,610      1,432      1,203
-----------------------------------------------------------------------------------------------------------------
   Total assets                                               $34,987    $34,869    $34,195    $34,129    $31,451
=================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

Noninterest-bearing deposits                                  $ 6,151    $ 5,815    $ 5,589    $ 4,767    $ 4,700
Interest-bearing deposits                                      16,102     16,131     16,669     16,888     16,625
-----------------------------------------------------------------------------------------------------------------
   Total deposits                                              22,253     21,946     22,258     21,655     21,325

Federal funds purchased and securities sold
  under agreements to repurchase                                2,510      2,017      2,106      2,816      2,817
Other borrowed funds                                              910      1,801      1,999      2,313      2,002
Accrued expenses and other liabilities                            415        467        400        324        286
Medium- and long-term debt                                      6,032      5,980      4,745      4,510      2,708
-----------------------------------------------------------------------------------------------------------------
   Total liabilities                                           32,120     32,211     31,508     31,618     29,138

Shareholders' equity                                            2,867      2,658      2,687      2,511      2,313
-----------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                 $34,987    $34,869    $34,195    $34,129    $31,451
=================================================================================================================

HISTORICAL REVIEW--STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions, except per share data)                             1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                    $ 2,382    $ 2,318    $ 2,161    $ 2,091    $ 1,577
Interest on investment securities
  Taxable                                                         219        310        372        474        446
  Exempt from federal income tax                                    7         11         18         26         31
-----------------------------------------------------------------------------------------------------------------
   Total interest on investment securities                        226        321        390        500        477
Interest on short-term investments                                  9          9         12         23         38
-----------------------------------------------------------------------------------------------------------------
   Total interest income                                        2,617      2,648      2,563      2,614      2,092

INTEREST EXPENSE
Interest on deposits                                              648        673        686        721        543
Interest on short-term borrowings
  Federal funds purchased and securities
   sold under agreements to repurchase                            137        111        112        166        121
  Other borrowed funds                                             49         98        107        136         79
Interest on medium- and long-term debt                            368        374        295        289        148
Net interest rate swap (income)/expense                           (46)       (51)       (49)         2        (29)
-----------------------------------------------------------------------------------------------------------------
   Total interest expense                                       1,156      1,205      1,151      1,314        862
-----------------------------------------------------------------------------------------------------------------
   Net interest income                                          1,461      1,443      1,412      1,300      1,230
Provision for credit losses                                       113        146        114         87         56
-----------------------------------------------------------------------------------------------------------------
   Net interest income after provision for credit losses        1,348      1,297      1,298      1,213      1,174

NONINTEREST INCOME
Fiduciary and investment management income                        184        147        133        125        122
Service charges on deposit accounts                               158        141        140        130        124
Commercial lending fees                                            43         32         23         21         20
Securities gains                                                    6          5         14         12          3
Other noninterest income                                          212        203        197        211        181
-----------------------------------------------------------------------------------------------------------------
   Total noninterest income                                       603        528        507        499        450

NONINTEREST EXPENSES
Salaries and employee benefits                                    565        539        561        562        549
Net occupancy expense                                              90         89         99         99         99
Equipment expense                                                  60         62         69         68         68
Outside processing fee expense                                     43         42         42         49         46
Restructuring charge                                               (7)        --         90         --          7
Other noninterest expenses                                        269        276        298        308        273
-----------------------------------------------------------------------------------------------------------------
   Total noninterest expenses                                   1,020      1,008      1,159      1,086      1,042
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                                        931        817        646        626        582
Provision for income taxes                                        324        287        229        213        195
-----------------------------------------------------------------------------------------------------------------
NET INCOME                                                    $   607    $   530    $   417    $   413    $   387
=================================================================================================================
Net income applicable to common stock                         $   590    $   513    $   408    $   413    $   387
=================================================================================================================
Basic net income per common share                             $  3.79    $  3.24    $  2.41    $  2.38    $  2.20
Diluted net income per common share                              3.72       3.19       2.38       2.37       2.19
Cash dividends declared on common stock                       $   199    $   181    $   170    $   158    $   145
Dividends per common share                                    $  1.28    $  1.15    $  1.01    $  0.91    $  0.83
-----------------------------------------------------------------------------------------------------------------

HISTORICAL REVIEW--STATISTICAL DATA
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information                               1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------------------
AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)

Short-term investments                                           6.25%      6.59%      6.23%      6.61%      4.57%

Investment securities                                            6.81       6.94       6.79       6.72       6.15

Commercial loans                                                 8.04       8.25       8.21       8.75       7.38
International loans                                              7.97       7.07       6.64       7.06       5.58
Real estate construction loans                                   9.24       9.38       9.22       9.52       7.85
Commercial mortgage loans                                        8.74       9.08       9.29       9.40       8.52
Residential mortgage loans                                       7.69       7.90       7.83       7.80       7.46
Consumer loans                                                  10.20       9.81       9.88      10.10       9.44
Lease financing                                                  7.65       7.48       6.82       6.65       6.48
-----------------------------------------------------------------------------------------------------------------
   Total loans                                                   8.34       8.53       8.54       8.90       7.84
-----------------------------------------------------------------------------------------------------------------
   Interest income as a percent of earning assets                8.17       8.29       8.20       8.35       7.28

Domestic deposits                                                3.91       4.09       4.04       4.05       3.14
Deposits in foreign offices                                      6.71       5.68       5.46       6.07       4.28
-----------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits                               4.02       4.17       4.11       4.27       3.26

Federal funds purchased and securities sold
  under agreements to repurchase                                 5.44       5.49       5.31       5.88       4.31
Other borrowed funds                                             5.40       5.45       5.36       5.87       3.92
Medium- and long-term debt                                       6.10       6.26       6.22       6.41       5.46
-----------------------------------------------------------------------------------------------------------------
   Interest expense as a percent of
    interest-bearing sources                                     4.52       4.65       4.51       4.95       3.57
-----------------------------------------------------------------------------------------------------------------
   Interest rate spread                                          3.65       3.64       3.69       3.40       3.71

Impact of net noninterest-bearing
  sources of funds                                               0.92       0.89       0.85       0.79       0.61
-----------------------------------------------------------------------------------------------------------------
   Net interest margin as a percent of
    earning assets                                               4.57       4.53       4.54       4.19       4.32

RETURN ON AVERAGE COMMON
  SHAREHOLDERS' EQUITY                                          22.54      21.32      15.98      16.46      16.74

RETURN ON AVERAGE ASSETS                                         1.74       1.52       1.22       1.21       1.23

EFFICIENCY RATIO                                                49.39      51.04      60.36      60.09      61.28

PER SHARE DATA

Book value at year-end                                        $ 17.94    $ 16.02    $ 14.70    $ 15.17    $ 13.64
Market value at year-end                                        68.19      60.17      34.92      26.67      16.25
Market value--high and low for year                             73-47      62-34      39-24      29-16      21-16

OTHER DATA

Number of banking offices                                         334        350        358        395        398
Number of employees (full-time equivalent)                     10,134      9,960     11,079     12,876     13,077
-----------------------------------------------------------------------------------------------------------------

Economic Outlook

At year-end 1998, the current U.S. economic expansion broke a record for peacetime longevity, a record that dates back to 1854. The economy now is well on its way to breaking the all-time record of 106 months for an unbroken period of economic expansion--during peace or war. February of 2000 would mark the 107th month.

Can we sustain this growth mode for one more year and make economic history?

Comerica has two gauges to address this question. One such measure is the Recession Watch Index, which forecasts the chance of a recession occurring in the next 12 months. The other gauge is Comerica's Economic Vulnerability Sentinel, which tells us how healthy, or recession-resistant, the current expansion happens to be.

A SEESAW YEAR

During the first half of 1998, both of Comerica's forecasting indices were giving strong signals for a favorable year ahead: Chances for a recession were only 28 percent through mid-year 1999, and the current expansion was shown to be the most durable since the good economic growth of the early and mid-1960s.

Then came the third quarter, with a combination of major strike activity in the airline and auto industries, growing distress in Asian and Latin financial markets, and accompanying contraction in U.S. equities markets. These events caused the Recession Watch Index to rise to 39 percent probability of recession for the coming year. Fortunately for 1999's prospects, this index must exhibit readings in excess of 50 percent for at least a quarter before it makes the recession call. Even more encouraging, the latest index readings have moved the index toward even safer levels.

As for the Economic Vulnerability Sentinel, this measure of economic health is constantly taking the pulse of the economy's real growth rate versus inflation. As long as real GDP growth is out-pacing the inflation rate by a comfortable margin, there is both continuing strength and resilience in the recovery.

GDP VS. INFLATION

For example, during the first quarter of 1998, real GDP growth was 5.5 percent. This covered the inflation rate--listed at 0.9 percent--by six-to-one. In the second quarter, real GDP growth slipped badly to only 1.8 percent, but happily, the inflation rate remained at 0.9, yielding two-to-one coverage of inflation by real GDP.

The third quarter was even more impressive, despite stock market volatility and interruptions to output due to work stoppages. Real GDP was up 3.7 percent, and inflation inched up to 1.0 percent--still better than three-to-one coverage. The best performance was saved for the fourth quarter: 6.1 percent real growth and
0.7 percent inflation, an eight-to-one multiple.

What's the bottom line on these faithful monitors of U.S. economic health? The Economic Vulnerability Sentinel cannot tolerate rising inflation, and the Recession Watch Index cannot bear rising expectations of inflation. Chances are the U.S. economy will continue being the envy of the world and will remain on an expansion track as long as business plans and consumer indebtedness are not thrown off course by the distorted and misleading signals of accelerating inflation.

ECONOMIC ENEMY #1

Contrary to 1998's conventional wisdom, the greatest threat to the continuity of the current eight-year expansion does not emanate from the so-called Asian implosion, the tortured markets of Latin nations, the European slowdown, or computer glitches associated with the "Y2K" situation. The biggest threat always remains the monetary danger of rising inflation.

Inflation is always and everywhere a monetary phenomenon. It typically is caused by a nation's central bank (in the U.S., the Federal Reserve system). For the past two years, the Alan Greenspan Federal Reserve has been warning our financial markets about the dangers of "irrational exuberance" as a reason why the Fed might feel compelled to raise interest rates and slow the GDP. Instead, the Fed did precisely the opposite last year. They lowered short-term interest rates by three-quarter percent and exceeded nearly every targeted growth range they themselves had set for safe money growth.

AN EXUBERANT FED

In fact, the expansion rate for new money has exceeded growth of real GDP by a factor of three and four times. This means that for the better part of 16 months, the Fed has been creating too much money chasing too few goods. This is a classic precursor of rising inflation if it is left unchecked.

The Fed evidently felt compelled by the on-going weakness abroad and a high-profile failure at home related to hedge fund activity to provide "insurance" in the form of extra money stimulation to the very same financial markets it had six months earlier warned of exuberance. By November, the stock market was back in record territory.

GDP
growth

Inflation
(CPI)

Car/light truck sales
(in millions)
                             [GRAPH APPEARS HERE]
Federal funds rate
(year-end)

U.S. unemployment
rate

Current account deficit
(in billions)

     1998 actual
     1999 forecast

INTEREST RATE FORECASTS

                                                                    1 Month
                                Fed     Prime    3 Month           Commercial               Treasury Bills
                              Funds      Rate      LIBOR              Paper    3 Month           6 Month       1 Year
---------------------------------------------------------------------------------------------------------------------
2nd Quarter 1999               4.75%     7.75%      5.25%              5.33%      4.70%             4.75%        4.80%
3rd Quarter 1999               4.75      7.75       5.30               5.40       4.80              4.85         4.90
4th Quarter 1999               4.75      7.75       5.35               5.45       4.90              4.95         5.00
1st Quarter 2000               5.00      8.00       5.40               5.55       5.00              5.05         5.10
2nd Quarter 2000               5.25      8.25       5.45               5.60       5.10              5.15         5.20
---------------------------------------------------------------------------------------------------------------------

                                        Treasury Notes               Treasury Bonds              Corp Aaa    A Utility
                             2 Year    3 Year     5 Year            10 Year    30 Year             Bonds        Bonds
---------------------------------------------------------------------------------------------------------------------
2nd Quarter 1999               4.85%     4.90%      4.95%              5.15%      5.65%             6.30%        6.60%
3rd Quarter 1999               4.95      5.00       5.05               5.25       5.75              6.40         6.60
4th Quarter 1999               5.10      5.15       5.20               5.40       5.90              6.55         6.80
1st Quarter 2000               5.25      5.35       5.40               5.60       6.10              6.70         7.30
2nd Quarter 2000               5.35      5.45       5.50               5.70       6.20              6.90         7.50
---------------------------------------------------------------------------------------------------------------------

                                       Home                   Federal Reserve            Annualized Percent Changes
                                   Mortgage Rates               Trade-Weighted       Real            GDP
                                        FHLMC                     Dollar Index        GDP          Deflator       CPI
---------------------------------------------------------------------------------------------------------------------
2nd Quarter 1999                         6.70%                         90.0%       3.2%              1.0%         1.2%
3rd Quarter 1999                         6.80                          85.5        2.7               1.4          1.6
4th Quarter 1999                         7.00                          85.5        3.0               1.7          2.0
1st Quarter 2000                         7.30                          90.0        2.5               2.0          2.5
2nd Quarter 2000                         7.50                          92.0        2.0               2.2          2.5
---------------------------------------------------------------------------------------------------------------------

Indeed, another such policy reversal could occur in 1999. The Fed at some point around mid-year 1999 could determine that the greater threat is not recession, but rising inflation. After all, a dynamic U.S. economy has thus far shrugged off most economic problems of foreign origin. This is not surprising, given that foreign trade constitutes only 13 to 15 percent of U.S. GDP.

WATCH THE DOLLAR

Another worrisome facet to Fed exuberance is that as monetary stimulation causes short-term interest rates to fall, the dollar weakens against foreign currencies, leading to the rise in import prices. Once import prices begin rising, it becomes considerably easier for U.S. retailers to raise prices. If domestic firms raise prices and financing rates, then the purchasing power of households will shrink, leading to a pronounced slowdown of the economy. The parade of good consumer news about the falling cost of vehicles, gas, oil, food, clothing, credit and electronic equipment would end.

Fed stimulation already has sown the seeds of rising inflation in late 1999. As a consequence, the environment of lower interest rates will be limited to the first half of 1999. By year-end, long-term interest rates will be on the uptick. For the year, the economy will slow to 3.4 percent GDP growth, down from 3.9 percent in 1998.

COMERICA MARKETS

Here's how Comerica's primary domestic regional markets of Michigan, California, Texas and Florida are expected to fare in 1999, along with Canada and Mexico:

* Michigan's interest-rate sensitive economy, already constrained by exceptionally tight labor markets, should remain in growth mode during 1999, albeit lagging the national growth rate.

* California's economy seems to be quite balanced in its expansion and has prospered from the boom in imports. This has offset some declining demand for exports from the beleaguered nations in Asia and Latin America.

* Texas has a rapidly expanding labor market and an increasingly vibrant construction sector. However, Latin economic recessions will temper growth this year.

* Florida's labor markets are expanding, and more growth is expected in technology, tourism and construction.

* Canada's ongoing fiscal reforms are driving unemployment rates lower and keeping inflation rates below U.S. rates. Lower interest rates and stability in world commodity prices will accelerate Canada's GDP in 1999.

* Mexico will experience the adverse impact of Latin economic weakness and Brazilian recession in 1999, and the peso will weaken. Fortunately, U.S. economic growth and Canadian acceleration will expand Mexican exports.

                                    *  *  *

So, can we keep the economic party going strong? Prospects for economic stability in the years ahead depend upon a more proper and logically consistent mix of policies from Washington. If policy makers truly want to guard against the twin evils of inflation and recession, then, in stark contrast to recent initiatives, they would lower tax rates and curb monetary stimulation.

David L. Littmann and William T. Wilson, Ph.D.
Comerica Economics Department

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

DIVIDEND PAYMENTS

Subject to approval of the board of directors, dividends customarily are paid on Comerica's common stock on or about January 1, April 1, July 1 and October 1.

ANNUAL MEETING

The Annual Meeting of Shareholders of Comerica Incorporated will be held on Friday, May 21, 1999, at 9:30 a.m. at the Detroit Institute of Arts, 5200 Woodward Avenue, Detroit, Michigan.

--------------------------------------------------------------------------------
FORM 10-K
--------------------------------------------------------------------------------

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT THE ADDRESS LISTED UNDER CORPORATE INFORMATION.

STOCK PRICES, DIVIDENDS AND YIELDS
(adjusted for stock split)
                                                   Dividend   Dividend*
Quarter                           High    Low      Per Share    Yield
-----------------------------------------------------------------------
1998
Fourth                          $69.00   $46.50       $0.32      2.2%
Third                            71.94    51.00        0.32      2.1
Second                           73.00    61.94        0.32      1.9
First                            72.13    54.33        0.32      2.0
-----------------------------------------------------------------------
1997
Fourth                          $61.88   $50.17       $0.29      2.1%
Third                            53.25    45.04        0.29      2.4
Second                           46.75    35.92        0.29      2.8
First                            42.08    34.17        0.29      3.0
-----------------------------------------------------------------------

*Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price in the quarter.

At January 31, 1999, there were approximately 17,030 holders of record of the Corporation's common stock.

CORPORATE INFORMATION

Comerica Incorporated
Comerica Tower at Detroit Center, MC 3391
500 Woodward Avenue
Detroit, Michigan 48226
1-248-371-5000 (metro Detroit)
1-800-521-1190 (outside Detroit area)
www.comerica.com

INVESTOR RELATIONS ON THE INTERNET

Go to www.comerica.com to find the latest investor relations information about Comerica, including stock quotes, news releases and customized financial data.

PRODUCT INFORMATION CENTER

If you have any questions about Comerica's products and services, please contact our Product Information Center at 1-800-292-1300.

YEAR 2000 UPDATES

Call 1-877-789-2573 or go to www.comerica.com for the latest information about Comerica's year 2000 program.

COMMUNITY REINVESTMENT ACT (CRA) PERFORMANCE

Comerica is committed to meeting the credit needs of the communities it serves. Following are the most recent CRA ratings for Comerica subsidiaries:

Comerica Bank (Michigan)                  Outstanding
Comerica Bank-Texas                       Outstanding
Comerica Bank-California                  Satisfactory
Comerica Bank, N.A.                       Satisfactory

EQUAL EMPLOYMENT OPPORTUNITY

Comerica is committed to its affirmative action program and practices which ensure uniform treatment of employees without regard to race, creed, color, age, national origin, religion, handicap, marital status, veteran status, weight, height or sex.

MEDIA CONTACT                                INVESTOR CONTACT
Sharon R. McMurray                           Allison T. McFerren
313-222-4881                                 313-222-6317