Form 10-K, Exhibit 13
period 1999-12-31
COMERICA INC /NEW/
filed 2000-03-30
CIK 28412

                                                                      EXHIBIT 13



FINANCIAL REVIEW AND REPORTS

1999 Financial Highlights......................  22
Earnings Performance...........................  22
Strategic Lines of Business....................  29
Balance Sheet and Capital Funds Analysis.......  31
Risk Management................................  32
Consolidated Financial Statements..............  40
Notes to Consolidated Financial Statements.....  44
Report of Management...........................  65
Report of Independent Auditors.................  65
Historical Review..............................  66

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       21


TABLE 1: SELECTED FINANCIAL DATA


Year Ended December 31
(dollar amounts in millions, except per share data)           1999        1998         1997        1996        1995
---------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY
Total interest income                                       $  2,673    $  2,617     $  2,648    $  2,563    $  2,614
Net interest income                                            1,547       1,461        1,443       1,412       1,300
Provision for credit losses                                      114         113          146         114          87
Securities gains                                                   5           6            5          14          12
Noninterest income
   (excluding securities gains)                                  712         597          523         493         487
Restructuring charge                                               -          (7)           -          90           -
Noninterest expenses
   (excluding restructuring charge)                            1,117       1,027        1,008       1,069       1,086
Net income                                                       673         607          530         417         413

PER SHARE OF COMMON STOCK
Basic net income                                            $   4.20    $   3.79     $   3.24    $   2.41    $   2.38
Diluted net income                                              4.14        3.72         3.19        2.38        2.37
Cash dividends declared                                         1.44        1.28         1.15        1.01        0.91
Common shareholders' equity                                    20.60       17.94        16.02       14.70       15.17
Market value                                                   46.69       68.19        60.17       34.92       26.67

YEAR-END BALANCES
Total assets                                                $ 38,653    $ 36,601     $ 36,292    $ 34,206    $ 35,470
Total earning assets                                          36,046      33,427       33,104      31,110      32,051
Total loans                                                   32,693      30,605       28,895      26,207      24,442
Total deposits                                                23,291      24,313       22,586      22,367      23,167
Total borrowings                                              11,348       8,862       10,479       8,731       9,319
Medium- and long-term debt                                     8,580       5,282        7,286       4,242       4,644
Common shareholders' equity                                    3,225       2,797        2,512       2,366       2,608

DAILY AVERAGE BALANCES
Total assets                                                $ 36,960    $ 34,987     $ 34,869    $ 34,195    $ 34,129
Total earning assets                                          34,079      32,113       32,025      31,370      31,537
Total loans                                                   31,560      28,599       27,209      25,352      23,561
Total deposits                                                22,519      22,253       21,946      22,258      21,655
Total borrowings                                              10,771       9,452        9,798       8,850       9,639
Medium- and long-term debt                                     7,289       6,032        5,980       4,745       4,510
Common shareholders' equity                                    2,999       2,617        2,408       2,554       2,511

RATIOS
Return on average assets                                        1.82%       1.74%        1.52%       1.22%       1.21%
Return on average common shareholders' equity                  21.86       22.54        21.32       15.98       16.46
Efficiency ratio                                               49.35       49.39        51.04       60.36       60.09
Dividend payout ratio                                             35          34           36          42          38
Average common shareholders' equity as
   a percent of average assets                                  8.11        7.48         6.91        7.47        7.36
---------------------------------------------------------------------------------------------------------------------

22   COMERICA INCORPORATED 1999 ANNUAL REPORT

1999 FINANCIAL HIGHLIGHTS

CENTERED ON PERFORMANCE
- Earned 21.86 percent on average common shareholders' equity, compared to
  22.54 percent in 1998.

- Returned 1.82 percent on average assets, compared to 1.74 percent in 1998.

REPORTED RECORD EARNINGS
- Reported net income of $673 million, or $4.14 per share, compared with $607 million, or $3.72 per share in 1998.

SUSTAINED GROWTH
- Generated a 17 percent increase in business loans, averaging $29 billion.

- Experienced growth in noninterest income of $114 million, or 19 percent.

- Averaged $37 billion in total assets in 1999, a 6 percent increase from 1998.

- Increased average shareholders' equity to $3.2 billion.

ENHANCED SHAREHOLDERS' RETURN
- Raised the quarterly cash dividend 12.5 percent to $0.36 per share, an annual rate of $1.44 per share.

IMPLEMENTED KEY STRATEGIES
- Formed relationship with Trammel Crow Corporate Services to reduce real estate operating costs.

- Opened new loan production offices in Atlanta, Chicago and Stamford, Connecticut.

- Opened new international finance offices in Hong Kong and Sao Paulo.

- Opened a new personal trust office in Phoenix.

RETURN ON AVERAGE ASSETS
(in percentages)



                                       1995       1996       1997       1998       1999
Comerica                               1.21       1.22       1.52       1.74       1.82
Excluding Restructuring Charge                    1.40
Industry Average                       1.12       1.26       1.31       1.22       1.39


EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income, on a fully taxable equivalent (FTE) basis, is the difference between interest earned on assets, including certain yield related fees, and interest paid on liabilities. Interest expense includes the net interest income or expense associated with risk management interest rate swaps. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Net interest income (FTE) comprised 68 percent of net revenues in 1999, compared to 71 percent in 1998 and 73 percent in 1997.

NET INTEREST INCOME


                                  1995       1996       1997       1998       1999
Net Interest Income (FTE)         1,321      1,427      1,452      1,468      1,552
Net Interest Margin (FTE)          4.19       4.54       4.53       4.57       4.55

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       23


TABLE 2: ANALYSIS OF NET INTEREST INCOME -
FULLY TAXABLE EQUIVALENT


                                                     1999                            1998                           1997
------------------------------------------------------------------------------------------------------------------------------------
                                         Average                Average  Average               Average   Average             Average
(dollar amounts in millions)             Balance    Interest     Rate    Balance    Interest    Rate     Balance   Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
Commercial loans                         $ 19,681   $  1,516     7.70%   $ 16,973   $  1,365     8.04%  $ 14,234   $  1,174    8.25%
International loans                         2,627        206     7.86       2,342        187     7.97      1,953        138    7.07
Real estate construction loans              1,364        116     8.48         989         91     9.24        866         81    9.38
Commercial mortgage loans                   4,461        368     8.25       3,819        334     8.74      3,547        322    9.08
Residential mortgage loans                    929         69     7.47       1,325        102     7.69      1,676        133    7.90
Consumer loans                              1,816        181     9.98       2,575        263    10.20      4,486        440    9.81
Lease financing                               682         47     6.84         576         44     7.65        447         33    7.48
------------------------------------------------------------------------------------------------------------------------------------
    Total loans (1)                        31,560      2,503     7.93      28,599      2,386     8.34     27,209      2,321    8.53
Taxable securities                          2,309        156     6.67       3,232        217     6.72      4,490        309    6.84
Securities exempt from
    federal income taxes                       94          8     9.09         139         12     9.16        197         18    9.32
------------------------------------------------------------------------------------------------------------------------------------
    Total investment securities             2,403        164     6.76       3,371        229     6.81      4,687        327    6.94
Short-term investments                        116         11     8.85         143          9     6.25        129          9    6.59
------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                   34,079      2,678     7.85      32,113      2,624     8.17     32,025      2,657    8.29
Cash and due from banks                     1,518                           1,622                          1,686
Allowance for credit losses                  (463)                           (440)                          (402)
Accrued income and other assets             1,826                           1,692                          1,560
-------------------------------------------------                        --------                       --------
    Total assets                         $ 36,960                        $ 34,987                       $ 34,869
=================================================                        ========                       ========
Money market and NOW accounts            $  7,664        208     2.71    $  7,346        231     3.15   $  6,926        232    3.35
Savings deposits                            1,513         24     1.59       1,584         28     1.79      1,701         34    2.02
Certificates of deposit                     6,399        310     4.84       6,521        345     5.29      6,699        361    5.39
Foreign office deposits(2)                    688         48     7.05         651         44     6.71        805         46    5.68
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits        16,264        590     3.63      16,102        648     4.02     16,131        673    4.17
Federal funds purchased and
    securities sold under agreements
      to repurchase                         2,823        146     5.16       2,510        137     5.44      2,017        111    5.49
Other borrowed funds                          659         33     5.07         910         49     5.40      1,801         98    5.45
Medium- and long-term debt                  7,289        411     5.63       6,032        368     6.10      5,980        374    6.26
Other (3)                                      --        (54)      --          --        (46)      --         --        (51)     --
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing sources         27,035      1,126     4.16      25,554      1,156     4.52     25,929      1,205    4.65
Noninterest-bearing deposits                6,255                           6,151                          5,815
Accrued expenses and other
    liabilities                               421                             415                            467
Preferred stock                               250                             250                            250
Common shareholders' equity                 2,999                           2,617                          2,408
------------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity               $ 36,960                        $ 34,987                       $ 34,869
=================================================                        ========                       ========
Net interest income/rate spread (FTE)               $  1,552     3.69               $  1,468     3.65              $  1,452    3.64
                                                    ========                        ========                       ========
FTE adjustment (4)                                  $      5                        $      7                       $      9
                                                    ========                        ========                       ========
Impact of net noninterest-bearing
    sources of funds                                             0.86                            0.92                          0.89
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin (as a percent of
    average earning assets) (FTE)                                4.55%                           4.57%                         4.53%
====================================================================================================================================

(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(2) Includes substantially all deposits by foreign depositors; deposits are primarily in excess of $100,000.
(3) Net interest rate swap income. If swap income were allocated, average rates on total loans would have been 8.05% in 1999, 8.43% in 1998 and 8.63% in 1997; average rates on medium- and long-term debt would have been 5.38% in 1999, 5.76% in 1998 and 5.85% in 1997.
(4) The FTE adjustment is computed using a federal income tax rate of 35%.

24   COMERICA INCORPORATED 1999 ANNUAL REPORT

TABLE 3: RATE-VOLUME ANALYSIS -
FULLY TAXABLE EQUIVALENT


                                                        1999 / 1998                                       1998 / 1997
------------------------------------------------------------------------------------------------------------------------------------
                                        Increase            Increase         Net          Increase            Increase          Net
                                       (Decrease)          (Decrease)   Increase         (Decrease)          (Decrease)    Increase
(in millions)                        Due to Rate     Due to Volume(*)  (Decrease)      Due to Rate     Due to Volume(*)   (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
Interest income (FTE)
   Commercial loans                    $  (58)            $ 209            $ 151             $(29)           $ 220            $ 191
   International loans                     (3)               22               19               17               32               49
   Real estate construction loans          (7)               32               25               (1)              11               10
   Commercial mortgage loans              (19)               53               34              (12)              24               12
   Residential mortgage loans              (3)              (30)             (33)              (4)             (27)             (31)
   Consumer loans                          (6)              (76)             (82)              18             (195)            (177)
   Lease financing                         (4)                7                3                1               10               11
------------------------------------------------------------------------------------------------------------------------------------
     Total loans                         (100)              217              117              (10)              75               65

   Taxable securities                       1               (62)             (61)              (7)             (85)             (92)
   Securities exempt from
     federal income taxes                  --                (4)              (4)              (1)              (5)              (6)
------------------------------------------------------------------------------------------------------------------------------------
     Total investment securities            1               (66)             (65)              (8)             (90)             (98)

   Short-term investments                   5                (3)               2               --               --               --
------------------------------------------------------------------------------------------------------------------------------------
     Total interest income (FTE)          (94)              148               54              (18)             (15)             (33)

Interest expense
   Money market and
     NOW accounts                         (32)                9              (23)             (14)              13               (1)
   Savings deposits                        (3)               (1)              (4)              (4)              (2)              (6)
   Certificates of deposit                (29)               (6)             (35)              (6)             (10)             (16)
   Foreign office deposits                  2                 2                4                8              (10)              (2)
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits      (62)                4              (58)             (16)              (9)             (25)

   Federal funds purchased and
     securities sold under
        agreements to repurchase           (7)               16                9               (1)              27               26
   Other borrowed funds                    (3)              (13)             (16)              (1)             (48)             (49)
   Medium- and long-term debt             (28)               71               43               (9)               3               (6)
   Other (1)                               (8)               --               (8)               5               --                5
------------------------------------------------------------------------------------------------------------------------------------
     Total interest expense              (108)               78              (30)             (22)             (27)             (49)
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income (FTE)         $   14             $  70            $  84             $  4            $  12            $  16
====================================================================================================================================

(*) Rate/volume variances are allocated to variances due to volume.
(1) Net interest rate swap income.

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       25

Net interest income (FTE) rose 6 percent to $1,552 million in 1999. Contributing to this increase was a 10 percent increase in average total loans and an increase in noninterest-bearing sources of funds, primarily shareholders' equity. A significant increase of 16 percent in average commercial loans was partially offset by planned reductions of investment securities, which decreased on average by $1.0 billion, or 29 percent, from 1998, and planned runoff of residential mortgage and consumer loans, which declined on average by a combined $1.2 billion from the prior year.

The net interest margin remained relatively stable in 1999, decreasing 2 basis points to 4.55 percent from 4.57 percent last year. The decrease in the net interest margin was partially due to a 6 basis point decline in the impact of net noninterest-bearing sources of funds resulting from an average yield environment which was lower in 1999 than 1998, as well as changes in the mix of interest-bearing liabilities. This was offset by a strategic repositioning which occurred within the earning assets portfolio, whereby investment securities and residential mortgage loans were replaced with commercial loans. With the repositioning effectively completed and deposit balances growing at rates slower than earning assets, a greater reliance on purchased funds is expected, which will gradually reduce the margin.

Comerica (the "Corporation") applied various asset and liability management tactics to minimize exposure to net interest income risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment including changes to interest rates and portfolio growth rates. Such actions included the tactical management of earning assets, funding and capital. In addition, off-balance sheet interest rate swap contracts were employed, effectively fixing the yields on certain variable rate loans and altering the interest rate characteristics of debt issued throughout the year. Refer to page 34 of this financial review for additional information regarding the Corporation's asset and liability management policies.

In 1998,net interest income (FTE) increased 1 percent over 1997,benefitting from strong growth in average earning assets, primarily commercial loans. The growth in average commercial loans was offset by the sale of $2.0 billion of indirect consumer loans and non-relationship credit card receivables in the second quarter of 1998. The net interest margin for 1998 was 4.57 percent, an increase of 4 basis points from 1997. The increase in the net interest margin was primarily due to an increase in the impact of noninterest-bearing sources of funds, the consumer loan divestitures and a reduced emphasis on investment securities in the mix of earning assets.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

The provision for credit losses reflects management's evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses represents management's assessment of probable credit losses inherent in the Corporation's loan portfolio, including all binding commitments to lend. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent but that have not been specifically identified. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology, which has been in use, without material change, for several years. Internal risk ratings are assigned to each corporate loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Credit Policy Group. Corporate loans are defined as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A detailed credit quality review is performed quarterly on large corporate loans which have deteriorated below certain levels of credit risk. A specific portion of the allowance is allocated to such loans based upon this review. The portion of the allowance allocated to the remaining corporate loans is determined by applying projected loss ratios to each risk rating based on numerous factors identified below. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent loan loss experience, current economic conditions and trends, geographic dispersion of borrowers, and trends with respect to past due and nonaccrual amounts. The allocated reserve was $271 million at December 31,1999, an increase of $44 million from 1998. Allocations to corporate loans, as shown in Table 8, increased from loan growth and changing credit characteristics of the portfolio. Consumer loan allocations declined as credit quality improved and loan outstandings declined.

Actual loss ratios experienced in the future could vary from those projected. This uncertainty occurs because other factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not necessarily captured by the application of historical loss ratios. To ensure a higher degree of confidence, an unallocated allowance is also maintained. The unallocated portion of the reserve reflects

NET LOANS CHARGED OFF TO AVERAGE LOANS
(in percentages)


                       1995       1996       1997       1998       1999

Comerica               0.32       0.33       0.33       0.30       0.29
Industry Average       0.53       0.51       0.56       0.48       0.47

26   COMERICA INCORPORATED 1999 ANNUAL REPORT

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES


Year Ended December 31
(dollar amounts in millions)                              1999         1998         1997         1996        1995
-----------------------------------------------------------------------------------------------------------------
Balance at beginning of period                            $452         $424         $367         $341        $326

Allowance of institutions purchased/sold                    --           --           --           (3)          4

Loans charged off
   Domestic
      Commercial                                            78           49           33           33          33
      Real estate construction                              --           --            1            1           3
      Commercial mortgage                                    2            1            4            5           8
      Residential mortgage                                  --           --           --            1           2
      Consumer                                              31           65           92           86          73
      Lease financing                                       --            4           --           --          --
   International                                            10            7            1           --          --
-----------------------------------------------------------------------------------------------------------------
      Total loans charged off                              121          126          131          126         119

Recoveries
   Domestic
      Commercial                                            17           19           19           18          19
      Real estate construction                              --           --            1            1           3
      Commercial mortgage                                    3            9           10            9           8
      Consumer                                              10           13           12           13          13
      Lease financing                                        1           --           --           --          --
-----------------------------------------------------------------------------------------------------------------
      Total recoveries                                      31           41           42           41          43
-----------------------------------------------------------------------------------------------------------------
      Net loans charged off                                 90           85           89           85          76

Provision for credit losses                                114          113          146          114          87
-----------------------------------------------------------------------------------------------------------------
Balance at end of period                                  $476         $452         $424         $367        $341
=================================================================================================================
Ratio of allowance for credit losses to total loans
   at end of period                                       1.46%        1.48%        1.47%        1.40%       1.40%

Ratio of net loans charged off during the period
   to average loans outstanding during the period         0.29%        0.30%        0.33%        0.33%       0.32%
=================================================================================================================

management's view that the reserve should have a margin that recognizes the imprecision underlying the process of estimating expected credit losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocated methodology discussed above, involves the exercise of judgement. Factors which were considered in the evaluation of the adequacy of the Corporation's unallocated reserve include portfolio exposures to the healthcare, high technology and energy industries, hedge funds and customers engaged in sub-prime lending, as well as Indonesian and Latin American transfer risks and the risk associated with new customer relationships. The unallocated allowance was $205 million at December 31, 1999, a decrease of $20 million from December 31,1998. This decrease in the unallocated allowance was primarily due to a managed reduction in loans to customers in the sub-prime and hedge fund portfolios, partially offset by an increase in healthcare loans.

Management also considers industry norms and the expectations from rating agencies and banking regulators in determining the adequacy of the allowance. The total allowance, including the unallocated amount, is available to absorb losses from any segment of the portfolio.

The provision for credit losses was $114 million in 1999, compared to $113 million in 1998 and $146 million in 1997. The provision in 1999 was virtually unchanged from 1998, while the decrease in 1998 from 1997 was primarily due to the consumer loan sale in the second quarter of 1998.

Total net charge-offs remained in the same relative range, at $90 million in 1999, compared to $85 million in 1998 and $89 million in 1997. The ratio of net loans charged off to average total loans was 0.29 percent in 1999 and 0.30 percent in 1998. Commercial loan net charge-offs as a percentage of average commercial loans were 0.31 percent for 1999 and 0.18 percent for 1998. Commercial net charge-offs in 1999

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       27

were primarily related to mortgage banking customers and long-term health care providers. Consumer loan net charge-offs as a percentage of average consumer loans were 1.16 percent for 1999 and 2.03 percent for 1998.

At December 31, 1999, the allowance for credit losses was $476 million, an increase of $24 million since year-end 1998. The allowance as a percentage of total loans decreased to 1.46 percent from 1.48 percent at December 31, 1998. The allowance as a percentage of total nonperforming assets decreased to 262 percent at December 31, 1999, from 375 percent at year-end 1998.

NONINTEREST INCOME


Year Ended December 31
(in millions)                                   1999       1998       1997
---------------------------------------------------------------------------
Fiduciary and investment management income      $241       $184       $147
Service charges on deposit accounts              169        158        141
Commercial lending fees                           49         43         32
Letter of credit fees                             39         31         26
Securities gains                                   5          6          5
Other                                            184        167        150
---------------------------------------------------------------------------
   Subtotal                                      687        589        501
Consumer businesses sold                          --         14          4
Bond indenture business sold                      --         --         23
Other significant nonrecurring items              30         --         --
---------------------------------------------------------------------------
   Total noninterest income                     $717       $603       $528
===========================================================================

Noninterest income increased $114 million, or 19 percent, to $717 million in 1999, compared to $603 million in 1998 and $528 million in 1997. Comparisons between 1999 and 1998 for certain noninterest income and noninterest expense line items were impacted by the Corporation obtaining a majority interest in Munder Capital Management ("Munder"), an investment advisory subsidiary, in July 1998 and the sale of consumer loans and the mortgage servicing business in 1998. Prior to the third quarter of 1998, the Corporation accounted for its minority interest in Munder under the equity method, recording the Corporation's pro-rata share of Munder net income in other noninterest income. After adjusting for acquisitions, divestitures, securities gains and the significant nonrecurring items discussed below, noninterest income increased $78 million, or 13 percent, in 1999.


NONINTEREST INCOME
(in millions)


                             1995       1996       1997       1998       1999
Comerica                     499        507        528        603        717

Fiduciary and investment management income increased $57 million, or 30 percent, in 1999 compared to an increase of $37 million, or 25 percent, in 1998. After adjusting for the Munder consolidation, the increase over 1998 was 19 percent. Investment management income increased $43 million, or 240 percent, in 1999, principally due to the consolidation of Munder and the growth of assets in Munder's NetNet Fund, a mutual fund comprised primarily of Internet-related stocks. Personal trust income increased 10 percent in 1999 and reflects strong overall growth from new business and market performance of assets under management.

Service charges on deposit accounts increased $11 million, or 7 percent, in 1999 compared to an increase of $17 million, or 12 percent, in 1998. This increase was primarily attributable to continued strong growth in the sale of new and existing electronic cash management services to commercial customers during 1999.

Commercial lending fees increased $6 million, or 13 percent, in 1999 compared to an increase of $11 million, or 38 percent, in 1998. Continued strong corporate lending activities to new and existing customers contributed to this increase.

Letter of credit fees increased $8 million, or 24 percent, in 1999 compared to an increase of $5 million, or 20 percent, in 1998. These increases were primarily related to the growth in middle-market commercial lending and additional investment in international trade services.

Income from securities gains totaled $5 million in 1999, a decrease of $1 million from 1998.

Other noninterest income increased $33 million, or 19 percent, in 1999. Excluding the impact of acquisitions, divestitures and significant nonrecurring items in both periods, other noninterest income increased 9 percent. Higher levels of foreign exchange income, bankcard fees, brokerage service fees and investment banking fees accounted for the majority of this increase. Significant nonrecurring items in other noninterest income in 1999 include a $21 million gain on the sale of the Corporation's ownership in an automated teller machine network provider and a $9 million gain on the sale of a warrant obtained from an equity ownership in a joint venture. Significant nonrecurring items in 1998 include an $11 million net gain on the sale of the mortgage servicing business and consumer loans, while 1997 includes a $23 million gain on the sale of the Corporation's bond indenture services business.

28       COMERICA INCORPORATED 1999 ANNUAL REPORT

NONINTEREST EXPENSES

Year Ended December 31
(in millions)                               1999      1998      1997
--------------------------------------------------------------------
Salaries                                    $559      $500      $464
Employee benefits                             81        65        75
--------------------------------------------------------------------
   Total salaries and
     employee benefits                       640       565       539
Net occupancy expense                         94        90        89
Equipment expense                             61        60        62
Outside processing fee expense                48        43        42
Other                                        269       269       271
--------------------------------------------------------------------
   Subtotal                                1,112     1,027     1,003
Restructuring charge                          --        (7)       --
Other significant nonrecurring items           5        --         5
--------------------------------------------------------------------
   Total noninterest expenses             $1,117    $1,020    $1,008
====================================================================

Noninterest expenses increased 10 percent to $1,117 million in 1999, compared to $1,020 million in 1998 and $1,008 million in 1997. Excluding the effect of the acquisitions, divestitures and the significant nonrecurring items discussed below, non-interest expenses increased $64 million, or 6 percent, in 1999.

Total salaries expense increased $59 million, or 12 percent, in 1999 versus an increase of $36 million, or 8 percent, in 1998. The increase in 1999 was primarily from the consolidation of Munder, annual merit increases and higher levels of revenue-related incentives. The number of full-time equivalent employees increased 100, or 1 percent, from year-end 1998, primarily due to investments in strategic businesses.

Employee benefits expense increased $16 million, or 24 percent, in 1999 versus a decrease of $10 million, or 13 percent, in 1998. The increase in 1999 was primarily due to reduced pension expense in 1998 as a result of benefits from reduced staff levels related to the Direction 2000 program and the consumer and mortgage servicing divestitures. The consolidation of Munder and an increase in health insurance expense also contributed to the increase.

Net occupancy and equipment expenses, on a combined basis, increased $5 million, or 3 percent, in 1999 versus a decrease of $1 million, or 1 percent, in 1998. The majority of the 1999 increase was attributable to the consolidation of Munder. During 1999, the Corporation formed a relationship with Trammell Crow Corporate Services to provide property and real estate management services. Occupancy expense also increased in 1999 due to fees paid to Trammell Crow which replaced salaries and employee benefits expense associated with real estate staff.

NONINTEREST EXPENSES
(in millions)


                                   1995       1996      1997      1998     1999
Comerica                           1,086      1,159     1,008     1,020    1,117
Excluding Restructuring Charge                1,069

Outside processing fees totaled $48 million in 1999 and $43 million in 1998. The increase of $5 million from the prior year is primarily due to the outsourcing of certain consumer loan processing functions in 1999.

The Corporation recorded a restructuring charge in 1996 in connection with a major program (Direction 2000) to improve efficiency, revenue and customer service. A reduction of $7 million, netted against other noninterest expenses, was made to eliminate the restructuring liability in 1998.

Other noninterest expenses increased $5 million in 1999, compared to a $7 million decrease in 1998. Other noninterest expenses in 1999 included a $5 million contribution to Comerica's charitable foundation. Other noninterest expenses included $5 million of litigation accruals in 1997. Excluding acquisitions, divestitures and the significant non-recurring items described above, other noninterest expenses increased $3 million, or 1 percent. The minimal increase reflects management's continued efforts to contain expenses.

The Corporation's efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains. The ratio was 49.35 percent in 1999,compared to
49.39 percent in 1998 and 51.04 percent in 1997.

INCOME TAXES

The provision for income taxes was $360 million in 1999, compared to $324 million in 1998 and $287 million in 1997. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was 34.9 percent in 1999, 34.8 percent in 1998 and 35.0 percent in 1997.

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       29

TABLE 5: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

December 31
(in millions)                                              1999          1998        1997       1996       1995
-----------------------------------------------------------------------------------------------------------------
Investment securities available for sale
  U.S. government and agency securities                   $ 2,275      $ 2,206     $ 3,239     $ 3,968    $ 6,038
  State and municipal securities                               74          115         170         228        371
  Other securities                                            390          391         597         604        450
-----------------------------------------------------------------------------------------------------------------
     Total investment securities available for sale       $ 2,739      $ 2,712     $ 4,006     $ 4,800    $ 6,859
=================================================================================================================
Commercial loans                                          $20,655      $19,086     $15,805     $13,520    $12,041
International loans
  Government and official institutions                         10           12           6          11          6
  Banks and other financial institutions                      391          433         339         323        583
  Other                                                     2,172        2,268       1,740       1,372        796
-----------------------------------------------------------------------------------------------------------------
     Total international loans                              2,573        2,713       2,085       1,706      1,385

Real estate construction loans                              1,709        1,080         941         751        641
Commercial mortgage loans                                   4,774        4,179       3,634       3,446      3,254
Residential mortgage loans                                    870        1,038       1,565       1,744      2,221
Consumer loans                                              1,351        1,862       4,348       4,634      4,570
Lease financing                                               761          647         517         406        330
-----------------------------------------------------------------------------------------------------------------
     Total loans                                          $32,693      $30,605     $28,895     $26,207    $24,442
=================================================================================================================

STRATEGIC LINES OF
BUSINESS

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based on the products and services provided. In addition to the three major lines of business, the Finance Division is also reported as a segment. The Other category includes items not directly associated with these lines of business. Note 22 on page 60 describes how these segments were identified and presents financial results of these business lines for the years ended December 31, 1999, 1998 and 1997.

Business Bank net income increased $28 million, or 8 percent, in 1999, principally due to additional net interest income resulting from 16 percent average loan growth and a $39 million increase in noninterest income. This was partially offset by a higher provision for credit losses resulting from loan growth, higher charge-offs and changing credit characteristics of the portfolio.

Individual Bank net income decreased $4 million, or 1 percent, in 1999. Comparisons with 1998 were affected by the sale of the mortgage servicing business and $2.0 billion of consumer assets in 1998. Net interest income increased $20 million, or 3 percent, from 1998, generated principally from retail deposits. The provision for credit losses in 1999 reflects the reduction of the allowance which was allocated to the bankcard and revolving check credit loans transferred to loans held for sale and a decline in net charge-offs resulting from a decrease in average loans and improved credit quality. The provision in 1998 reflects the reduction in the allowance resulting from the sale of $2.0 billion of indirect consumer loans and credit card receivables. Noninterest income in 1998 includes an $11 million net gain on the sale of the mortgage servicing business and consumer loans.

Net income for the Investment Bank was $3 million in 1999, compared to $4 million in 1998.

Net income for Finance decreased $25 million in 1999, primarily due to a decrease in net interest income of $39 million. The net interest income of the Finance Division is mostly the result of hedging interest rate risk generated in the other segments. While net interest income attributed to assets with maturities can be specifically hedged, the net interest income attributed to most deposit liabilities, which have no maturity, can fluctuate if market rates and market spreads vary from year to year. In 1999, the net interest margin attributed to deposits benefitted from the level of market rates compared to the prior year, with the offsetting decline recognized in the Finance Division, where the risk was hedged.

Net income for Other increased $68 million in 1999, primarily due to a decline in the allowance for credit losses not assigned to specific business lines. Included in noninterest income for 1999 is a $21 million gain on the sale of the Corporation's ownership in an ATM network provider. Noninterest income and expenses include the full year results for Munder in 1999 and the third and fourth quarter results for Munder in 1998. An adjustment of $7 million was made in 1998, to eliminate the remaining restructuring liability associated with the Corporation's Direction 2000 restructuring charge recorded in 1996. The adjustment was netted against noninterest expenses. Noninterest income in 1997 includes a $23 million gain on the sale of the Corporation's bond indenture services business.

30       COMERICA INCORPORATED 1999 ANNUAL REPORT

TABLE 6: INTERNATIONAL CROSS-BORDER RISK


                            Governments             Banks and
December 31                and Official       Other Financial           Commercial
(in millions)              Institutions          Institutions       and Industrial       Total
---------------------------------------------------------------------------------------------
Mexico     1999                     $15                  $150                 $426       $591
           1998                      15                   214                  347        576
           1997                      41                    78                  295        414
---------------------------------------------------------------------------------------------
Canada     1998                      --                    --                  380        380
---------------------------------------------------------------------------------------------

TABLE 7: LOAN MATURITIES AND INTEREST RATE SENSITIVITY


                                                          After One
December 31, 1999                       Within           But Within            After
(in millions)                         One Year(*)        Five Years       Five Years         Total
--------------------------------------------------------------------------------------------------
Commercial loans                         $15,658             $3,999           $  998       $20,655
Commercial mortgage loans                  1,368              2,261            1,145         4,774
International loans                        2,329                215               29         2,573
Real estate construction loans             1,153                436              120         1,709
--------------------------------------------------------------------------------------------------
     Total                               $20,508             $6,911           $2,292       $29,711
==================================================================================================
Loans maturing after one year
   Predetermined interest rates                              $3,013           $1,904
   Floating interest rates                                    3,898              388
--------------------------------------------------------------------------------------------------
     Total                                                   $6,911           $2,292
==================================================================================================

(*) Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

TABLE 8: ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES


                               1999                1998                 1997                  1996                 1995
--------------------------------------------------------------------------------------------------------------------------
December 31
(in millions)               Amount   %          Amount    %          Amount    %           Amount   %           Amount   %
--------------------------------------------------------------------------------------------------------------------------
Commercial                  $169     63%         $131    62%         $  94    55%           $98    52%          $118    49%
Real estate construction       6      5             4     4              7     3              6     3              5     3
Commercial mortgage           35     15            21    14             18    13             27    13             33    13
Residential mortgage          --      3            --     3              1     5              2     7              2     9
Consumer                      18      4            48     6            116    15            120    18             84    19
Lease financing                8      2             6     2              1     2              1     1              1     1
International                 35      8            17     9              5     7              3     6              2     6
Unallocated                  205     --           225    --            182    --            110    --             96    --
--------------------------------------------------------------------------------------------------------------------------
     Total                  $476    100%         $452   100%          $424   100%          $367   100%          $341   100%
==========================================================================================================================

Amount - allocated allowance
% - loans outstanding as a percent of total loans

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       31

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $38.7 billion at year-end 1999, representing a $2.1 billion increase from $36.6 billion on December 31, 1998. On an average basis, total assets increased to $37.0 billion in 1999 from $35.0 billion in 1998. This increase was funded primarily by purchased funds, which rose on average $1.3 billion and shareholders' equity, which increased on average $382 million.

EARNING ASSETS

Total earning assets were $36.0 billion at year-end 1999, representing a $2.6 billion increase from $33.4 billion at December 31, 1998. On an average basis, total earning assets were $34.1 billion in 1999, compared to $32.1 billion in 1998. The average balance of commercial and commercial mortgage loans increased $3.3 billion, or 16 percent, from 1998. Real estate construction loans also rose an average $375 million, or 38 percent, in 1999. The corporate portfolio continues to grow in all of the Corporation's markets, especially in loans to companies with sales over $5 million. This growth is attributable to effective marketing efforts, strong customer relationships and continued economic strength in the commercial loan markets.

International loans averaged $2.6 billion in 1999, an increase of $285 million from 1998. Approximately 17 percent of this increase was attributable to loan growth in the Corporation's Canadian commercial banking subsidiary, much of which was funded locally and does not cause cross-border risk. The remaining growth reflects the increasing global activity of the Corporation's traditional customer base. Risk management practices are undertaken to minimize risk inherent in international lending arrangements. These practices include structuring bilateral arrangements or participating in bank facilities which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross-border risk of $591 million, or 1.53 percent of assets, was the only country with exposure exceeding 1.00 percent of assets at December 31, 1999. There were no countries with exposure between 0.75 percent and 1.00 percent of total assets at year-end 1999. Additional information on the Corporation's Mexican cross-border risk is provided in Table 6 on page 30.

Average residential mortgage loans decreased $396 million primarily due to management's decision to sell the majority of mortgage originations. Average consumer loans, comprised of installment, revolving credit and bankcard loans, declined $759 million in 1999. The decline in consumer loans is a result of the 1998 sale of $2.0 billion of indirect consumer loans and non-relationship bankcard receivables. Average installment, revolving credit and bankcard loans decreased $592 million, $83 million and $84 million, respectively, during the period. Consumer loans at December 31, 1999, reflect the reclassification of $493 million of revolving check credit and bankcard loans to loans held for sale, pending sale in 2000.

Average investment securities declined to $2.4 billion in 1999, compared to $3.4 billion in 1998. As part of repositioning the Corporation's balance sheet, investment securities were allowed to runoff during the first three quarters of 1999 to fund growth in higher-yielding loans and to divest lower earning variable rate assets. With this repositioning effectively complete, the Corporation began purchasing investment securities in the fourth quarter of 1999 with the intent of aligning investment security growth with expected growth in earning assets. Average U.S. government and agency securities decreased $818 million and average state and municipal securities decreased $44 million, while average other securities decreased $106 million. Declines in U.S. government and agency securities have primarily resulted from sales and pay downs, while the tax exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these types of securities deterred additional investment. Other securities consist primarily of collateralized mortgage obligations (CMOs), Brady bonds and Eurobonds.

OTHER EARNING ASSETS

Short-term investments include interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell, trading securities and loans held for sale. These investments provide a range of maturities under one year to manage the short-term investment requirements of the Corporation. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold offer supplemental earnings opportunities and serve correspondent banks. Included in loans held for sale at December 31, 1999, are $493 million of revolving check credit and bankcard loans pending sale in 2000. Average short-term investments decreased slightly to $116 million during 1999, from $143 million during 1998.

TABLE 9: MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000
         AND OVER

December 31
(in millions)                           1999
---------------------------------------------
Three months or less                   $1,623
Over three months to six months           365
Over six months to twelve months          366
Over twelve months                        186
---------------------------------------------
    TOTAL                              $2,540
=============================================

32       COMERICA INCORPORATED 1999 ANNUAL REPORT

DEPOSITS AND BORROWED FUNDS

Average deposits increased $266 million, or 1 percent, from 1998. Average noninterest-bearing deposits grew $104 million, or 2 percent, from 1998, largely due to the growth in commercial loan relationships. Average interest-bearing transaction, savings and money market deposits increased 3 percent during 1999, to $9.2 billion. Certificates of deposit decreased $85 million, or 1 percent, on an average basis from 1998.

Average federal funds purchased and securities sold under agreements to repurchase increased $313 million, or 12 percent, from 1998. The majority of this increase was offset by a net decrease in average other borrowed funds, which declined $251 million, or 28 percent, from 1998. Other borrowed funds include term federal funds purchased and treasury tax and loan notes. The decline in other borrowed funds was attributable to lower levels of available collateral to secure treasury tax and loan notes.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide the necessary funding to support expanding earning assets. These notes assist the Corporation in providing liquidity which mirrors the estimated duration of our deposits. Long-term subordinated notes further help maintain the subsidiary banks' total capital ratio at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium-term debt increased $3.4 billion representing the net result of the issuance of $6.3 billion and the maturity of $2.9 billion of notes during 1999. Long-term debt decreased $77 million during 1999, primarily due to the maturity of $75 million of subordinated notes. Further information on medium- and long-term debt is included in Note 9 of the consolidated financial statements on page 49.

CAPITAL

Shareholders' equity was $3.5 billion at December 31, 1999, up $428 million, or 14 percent from December 31, 1998. This increase was primarily due to the net effect of increases from retained earnings of $431 million and $26 million of common stock issued for employee stock plans and a decrease of $25 million in nonowner equity. At December 31, 1999, the Corporation had remaining authorization to purchase 20 million shares of common stock. Further information on the change in nonowner equity is provided in Note 11 on page 50.

The Corporation declared common dividends totaling $225 million on net income applicable to common stock of $655 million, representing a dividend payout ratio of 35 percent. The payout ratio in 1998 was 34 percent.

At December 31, 1999, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 17 of the consolidated financial statements on page 54 for the capital ratios.

RISK MANAGEMENT

The Corporation assumes various types of risk in the normal course of business. The most significant risk exposures are credit, interest rate, liquidity and operational risk. The other commonly identified exposure, market risk, is not significant as trading activities are limited. Comerica employs risk management processes to identify, measure, monitor and control these risks.

CREDIT RISK

Credit risk represents the risk that a customer or counterparty may not perform in accordance with contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance sheet financial derivative instruments. Policies and procedures for measuring and managing this risk are formulated, approved and communicated throughout the Corporation. Credit executives, independent from lending officers, are involved in the origination and underwriting process to ensure adherence to risk policies and underwriting standards. The Corporation also manages credit risk through diversification, limiting exposure to any single industry or customer, selling participations to third parties and requiring collateral.

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

NONPERFORMING ASSETS TO LOANS AND OTHER
REAL ESTATE
(IN PERCENTAGES)

                      1995       1996       1997       1998       1999
Comerica              0.67       0.53       0.36       0.39       0.56
Industry Average      1.23       0.79       0.71       0.73       0.64

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       33

TABLE 10: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO - FULLY TAXABLE EQUIVALENT



                                                                     Maturity(+)
                                -----------------------------------------------------------------------------------------
                                                                                                                           Weighted
                                Within 1 Year    1 - 5 Years        5 - 10 Years       After 10 Years         Total        Average
December 31, 1999               -----------------------------------------------------------------------------------------  Maturity
(dollar amounts in millions)    Amount  Yield   Amount  Yield      Amount   Yield      Amount   Yield    Amount     Yield  Yrs./Mos.
------------------------------------------------------------------------------------------------------------------------------------
Available for sale
  U.S. Treasury                  $59     5.43%   $ --       --%   $    --       --%     $ --      --%    $   59      5.43%   0/10
  U.S. government
    and agency                     4     5.26     120     7.27      1,441     6.40       651    7.08      2,216      6.64    10/1
  State and municipal
    securities                    25     6.85      33     6.15         14     6.04         2    6.53         74      6.38    2/11
  Other bonds, notes
    and debentures                22     8.43     180     8.87         43     8.42        43    8.47        288      8.71     5/5
  Federal Reserve
    Bank stock and
    other investments*            --       --      --       --         --      --         --     --         102        --      --
------------------------------------------------------------------------------------------------------------------------------------
  Total investment
    securities available
    for sale                    $110     6.35%   $333     8.03%    $1,498    6.45%      $696   7.17%     $2,739      6.84%    9/2
====================================================================================================================================

 *  Balances are excluded in the calculation of total yield.
 +  Based on final contractual maturity.

TABLE 11: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31
(dollar amounts in millions)                           1999        1998      1997       1996        1995
--------------------------------------------------------------------------------------------------------
Nonperforming assets
  Nonaccrual loans
    Commercial loans                                   $ 110      $  77     $  59      $  72       $  87
    International loans                                   44         20         1         --          --
    Real estate construction loans                        --          1         3          3           7
    Commercial mortgage loans                             10          7        11         23          31
    Residential mortgage loans                             1          3         4          5           6
--------------------------------------------------------------------------------------------------------
    Total nonaccrual loans                               165        108        78        103         131

  Reduced-rate loans                                       7          8         8          8           3
--------------------------------------------------------------------------------------------------------
    Total nonperforming loans                            172        116        86        111         134

  Other real estate                                       10          5        17         29          29
--------------------------------------------------------------------------------------------------------
    Total nonperforming assets                         $ 182      $ 121     $ 103      $ 140       $ 163
========================================================================================================
Nonperforming loans as a percentage of total loans      0.53%      0.38%     0.30%      0.42%       0.55%
Nonperforming assets as a percentage of total loans
  and other real estate                                 0.56%      0.39%     0.36%      0.53%       0.67%
Allowance for credit losses as a percentage of total
  nonperforming assets                                   262%       375%      413%       263%        209%
Loans past due 90 days or more and still accruing      $  48      $  40     $  53        $52       $  57
========================================================================================================

34       COMERICA INCORPORATED 1999 ANNUAL REPORT

cash collections are charged off to an amount that represents management's assessment of the ultimate collectibility of the loan. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Nonperforming assets as a percent of total loans and other real estate were 0.56 percent and 0.39 percent at year-end 1999 and 1998, respectively.

Nonaccrual loans at December 31, 1999, increased 53 percent to $165 million from $108 million at year-end 1998. Table 11 on page 33 provides additional detail on nonperforming assets. Loans to customers in the healthcare and mortgage banking industries accounted for $34 million of the increase in commercial nonaccrual loans. The increase in international nonaccrual loans from year-end 1998, was primarily related to Indonesian and two Canadian customers. Loans past due 90 days or more increased $8 million from year-end 1998 and was primarily attributable to customers related to the energy industry.

The nonaccrual loan table below indicates the percentage of nonaccrual loan value to original contractual value which exhibits the degree to which loans reported as nonaccrual have been charged off.

Other real estate owned (ORE) increased to $10 million.

NONACCRUAL LOANS
December 31
(dollar amounts in millions)      1999    1998
----------------------------------------------
Carrying value                    $165    $108
Contractual value                  244     159
Carrying value as a percentage
  of contractual value              68%     68%
==============================================

CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers, represented the largest significant industry concentration at December 31, 1999. These loans totaled $4.8 billion, or 15 percent of total loans at December 31, 1999, versus $4.6 billion, or 15 percent, at December 31, 1998. These totals include floor plan loans to automobile dealers of $1,653 million and $1,454 million at December 31, 1999 and 1998, respectively. All other industry concentrations individually represented less than 5 percent of total loans at year-end 1999.

The Corporation has successfully operated in the Michigan economy in spite of a loan concentration and several down-turns in the auto industry. The largest automotive industry loan on nonaccrual status at December 31, 1999, was $8 million. There were no other automotive industry loans larger than $1 million on nonaccrual status as of year-end 1999. In addition, there were no significant automotive industry-related charge-offs during the year.

COMMERCIAL REAL ESTATE LENDING

The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory project completion experience. The portfolio has approximately 1,128 loans, of which 66 percent have balances of less than $1 million. The largest real estate construction loan has a balance of approximately $23 million.

The commercial mortgage loan portfolio, 57 percent of which relates to owner-occupied properties, also consists primarily of loans to long-time customers. Of the approximately 7,041 loans in the portfolio,85 percent have balances under $1 million and the largest loan has a balance of approximately $18 million. Additionally, the Corporation's policy requires a 75 percent or less loan-to-value ratio for all commercial mortgage and real estate construction loans.

The geographic distribution of the real estate construction and commercial mortgage loan portfolios is also an important factor in evaluating credit risk. The following table indicates the diversification of the portfolios throughout the markets served by the Corporation.

GEOGRAPHIC DISTRIBUTION

December 31, 1999                   Real Estate    Commercial
(in millions)                      Construction      Mortgage
--------------------------------------------------------------
Michigan                             $  823         $3,109
California                              291            836
Texas                                   378            373
Florida                                 118            154
Other                                    99            302
--------------------------------------------------------------
  TOTAL                              $1,709         $4,774
==============================================================

INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation's core business activities of extending loans and taking deposits. The Corporation actively manages its material exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various on- and off-balance sheet financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. The board of directors authorizes the Asset Liability Policy Committee (ALPC) to establish policies and risk limits pertaining to asset and liability management activities. The ALPC as well as the board monitors compliance with these policies. The ALPC meets regularly to discuss asset and liability management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering.

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       35

INTEREST RATE SENSITIVITY

Interest rate risk arises in the normal course of business due to differences in the repricing and maturity characteristics of assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques is used to manage interest rate risk, including simulation analysis, asset and liability repricing schedules and economic value of equity. The ALPC regularly reviews the results of these interest rate risk measurements.

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios. The results of these analyses provide the information needed to assess the proper balance sheet structure. An unexpected change in the pace of economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that are taken up and down 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments and other financial instruments used for purposes other than trading are included in these analyses. The measurement of risk exposure at year-end 1999 for a 200-basis-point decline in short-term interest rates identified approximately $52 million, or 3 percent, of net interest income at risk during 2000. If short-term interest rates rise 200 basis points, net interest income at risk during 2000 would be approximately $30 million, or 2 percent. Corresponding measurements of risk exposure at year-end 1998 were $72 million of net interest income at risk for a 200-basis-point decline in interest rates and a net interest benefit of $49 million for a 200-basis-point rise in interest rates. Corporate policy limits adverse change to no more than 5 percent of management's most likely net interest income forecast. The Corporation is within the policy guideline.

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

Interest rate sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, on an elasticity-adjusted basis, is between an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 10 percent of earning assets.

Table 12 on page 36 shows the interest sensitivity gap as of year-end 1999 and 1998. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $605 million of rate sensitivity to the 1999 year-end gap. In addition, the schedule includes an adjustment for the price elasticity on certain core deposits.

The Corporation was slightly asset sensitive throughout most of 1999. The Corporation had a one-year asset sensitive gap of $487 million, or 1 percent of earning assets, as of December 31, 1999. This compares to a $2,111 million asset sensitive gap, or 6 percent of earning assets, on December 31, 1998. Management anticipates continued growth in asset sensitivity throughout 2000, and will analyze both on- and off-balance sheet alternatives to hedge this increased asset sensitivity and achieve the desired interest rate risk profile for the Corporation.

The Corporation utilizes interest rate swaps predominantly as asset and liability management tools with the overall objective of dampening adverse impacts to net interest income from changes in interest rates. To accomplish this objective, the Corporation uses interest rate swaps primarily to modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, a fixed rate to a floating rate, or from one floating rate index to another). This strategy assists management in achieving interest rate risk objectives.

36     COMERICA INCORPORATED 1999 ANNUAL REPORT

TABLE 12: SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES


                                        December 31, 1999                December 31, 1998
                                   Interest Sensitivity Period      Interest Sensitivity Period
--------------------------------------------------------------------------------------------------
                                    Within     Over                 Within       Over
(dollar amounts in millions)       One Year  One Year    Total     One Year    One Year    Total
--------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks           $    --    $ 1,202    $ 1,202    $    --     $ 1,773    $ 1,773
Short-term investments                612          1        613        103           7        110
Investment securities                 843      1,896      2,739        881       1,831      2,712

Commercial loans
   (including lease financing)     19,573      1,843     21,416     17,555       2,178     19,733
International loans                 2,523         50      2,573      2,713          --      2,713
Real estate related loans           4,502      2,851      7,353      3,856       2,441      6,297
Consumer loans                        858        493      1,351      1,044         818      1,862
--------------------------------------------------------------------------------------------------
      Total loans                  27,456      5,237     32,693     25,168       5,437     30,605

Other assets                          647        759      1,406        618         783      1,401
--------------------------------------------------------------------------------------------------
      Total assets                $29,558    $ 9,095    $38,653    $26,770     $ 9,831    $36,601
==================================================================================================
LIABILITIES
Deposits
   Noninterest-bearing            $   959    $ 5,177    $ 6,136    $ 1,451     $ 5,548    $ 6,999
   Savings                             --      1,420      1,420         --       1,533      1,533
   Money market and NOW             5,966      1,845      7,811      5,991       1,901      7,892
   Certificates of deposit          5,546      1,031      6,577      5,275       1,232      6,507
   Foreign office                   1,347         --      1,347      1,382          --      1,382
--------------------------------------------------------------------------------------------------
      Total deposits               13,818      9,473     23,291     14,099      10,214     24,313

Short-term borrowings               2,768         --      2,768      3,580          --      3,580
Medium- and long-term debt          7,269      1,311      8,580      3,771       1,511      5,282
Other liabilities                     224        315        539         64         315        379
--------------------------------------------------------------------------------------------------
      Total liabilities            24,079     11,099     35,178     21,514      12,040     33,554

Shareholders' equity                  (31)     3,506      3,475         (8)      3,055      3,047
--------------------------------------------------------------------------------------------------
      Total liabilities and
        shareholders' equity      $24,048    $14,605    $38,653    $21,506     $15,095    $36,601
==================================================================================================
Sensitivity impact of interest
   rate swaps                      (7,409)     7,409         --     (5,549)      5,549         --
--------------------------------------------------------------------------------------------------
Interest sensitivity gap           (1,899)     1,899         --       (285)        285         --
Gap as a percentage of earning
   assets                              (5)%        5%        --         (1)%         1%        --
Sensitivity impact from
   elasticity adjustments (1)       2,386     (2,386)        --      2,396      (2,396)        --
--------------------------------------------------------------------------------------------------
Interest sensitivity gap with
   elasticity adjustments (1)     $   487    $  (487)        --    $ 2,111     $(2,111)        --
Gap as a percentage of earning
   assets                               1%        (1)%       --          6%         (6)%       --
==================================================================================================


(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985 as well as expected future pricing relationships.

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       37

TABLE 13: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS


                                                                                      2005-                    Dec. 31
(dollar amounts in millions)    2000      2001      2002        2003       2004       2026        Total           1998
----------------------------------------------------------------------------------------------------------------------
VARIABLE RATE ASSET
DESIGNATION:
 Receive fixed swaps
   Generic                    $  700     $3,250     $2,850     $   --      $   --    $   --       $6,800       $3,950
   Index amortizing              149         --         --         --          --        --          149        2,169

 Weighted average:(1)
   Receive rate                 6.34%      5.68%      7.14%        --%         --%       --%        6.36%        6.01%
   Pay rate                     6.18%      6.15%      7.50%        --%         --%       --%        6.71%        5.30%
----------------------------------------------------------------------------------------------------------------------
FIXED RATE ASSET
DESIGNATION:
  Pay fixed swaps
    Generic                   $   13     $   --     $   --     $   --      $   --    $   --       $   13       $    2
    Index amortizing               7         --         --         --          --        --            7           11
    Amortizing                    --         --          2         --          --        --            2           --

  Weighted average:(1)
    Receive rate                6.48%        --%      5.09%        --%         --%       --%        6.37%        5.54%
    Pay rate                    5.92%        --%      6.05%        --%         --%       --%        5.93%        5.88%
----------------------------------------------------------------------------------------------------------------------
FIXED RATE DEPOSIT
DESIGNATION:
  Generic receive fixed swaps $   10     $   --     $   --     $   --      $   --    $   --       $   10       $   --

  Weighted average:(3)
    Receive rate                5.16%        --%        --%        --%         --%       --%        5.16%          --%
    Pay rate                    5.01%        --%        --%        --%         --%       --%        5.01%          --%
----------------------------------------------------------------------------------------------------------------------
MEDIUM- AND LONG-TERM
DEBT DESIGNATION:
  Generic receive fixed swaps $  200     $   --     $  150     $   --      $   --    $1,150       $1,500       $  700

  Weighted average:(1)
    Receive rate                6.91%        --%      7.37%        --%         --%     6.79%        6.86%        7.33%
    Pay rate                    6.11%        --%      6.09%        --%         --%     5.90%        5.95%        5.28%

  Floating/floating swaps     $   37     $   --     $   --     $   --      $   --    $   --       $   37       $   37

  Weighted average:(2)
    Receive rate                5.93%        --%        --%        --%         --%       --%        5.93%        4.98%
    Pay rate                    6.19%        --%        --%        --%         --%       --%        6.19%        5.19%
----------------------------------------------------------------------------------------------------------------------
Total notional amount         $1,116     $3,250     $3,002     $   --      $   --    $1,150       $8,518       $6,869
======================================================================================================================

(1) Variable rates paid on receive fixed swaps are based on one-month and three-month LIBOR rates in effect at December 31, 1999. Variable rates received on pay fixed swaps are based on prime.
(2) Variable rates paid are based on LIBOR at December 31, 1999, while variable rates received are based on the two-year Constant Treasury Maturity Rate.
(3) Variable rate paid is based on one-month CDOR at December 31, 1999.

38     COMERICA INCORPORATED 1999 ANNUAL REPORT

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY

                                      Interest        Foreign
                                          Rate       Exchange
(in millions)                        Contracts      Contracts              Totals
-----------------------------------------------------------------------------------
Balances at December 31, 1997        $  8,567       $    599            $  9,166
Additions                               3,402          7,218              10,620
Maturities/amortizations               (4,330)        (6,904)            (11,234)
Terminations                             (755)            --                (755)
--------------------------------------------------------------------------------
Balances at December 31, 1998        $  6,884       $    913            $  7,797
Additions                               3,677         10,491              14,168
Maturities/amortizations                 (667)       (10,191)            (10,858)
Terminations                           (1,376)            --              (1,376)
--------------------------------------------------------------------------------
Balances at December 31, 1999        $  8,518       $  1,213            $  9,731
================================================================================

The notional amount of risk management interest rate swaps totaled $8,518 million at December 31, 1999, and $6,869 million at December 31, 1998. The fair value of risk management interest rate swaps at December 31, 1999, was a negative $155 million, compared to a positive $146 million at December 31, 1998. For the year ended December 31, 1999, risk management interest rate swaps generated $54 million in net interest income, compared to $46 million in net interest income for the year ended December 31, 1998. These off-balance sheet instruments represented 78 percent of total derivative financial instruments and foreign exchange contracts, including commitments to purchase and sell investment securities, at year-end 1999 and 75 percent at year-end 1998.

Table 13 on page 37 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 1999. The swaps have been grouped by the assets and liabilities to which they have been designated.

In addition to interest rate swaps, the Corporation employs various other types of off-balance sheet derivative and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies and mortgages held for sale). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts, foreign exchange generic swap agreements and cross-currency swaps. The aggregate notional amounts of these risk management derivative and foreign exchange contracts at December 31, 1999 and 1998, were $1,213 million and $928 million, respectively.

Further information regarding risk management financial instruments and foreign currency exchange contracts is provided in Notes 1, 9, 18, and 25.

CUSTOMER-INITIATED AND OTHER DERIVATIVE FINANCIAL
INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

CUSTOMER-INITIATED AND OTHER NOTIONAL ACTIVITY

                                       Interest       Foreign
                                           Rate      Exchange
(in millions)                         Contracts     Contracts    Totals
--------------------------------------------------------------------------------
Balances at December 31, 1997          $ 496       $  1,837     $  2,333
Additions                                417         36,171       36,588
Maturities/amortizations                (232)       (37,335)     (37,567)
------------------------------------------------------------------------
Balances at December 31, 1998          $ 681       $    673     $  1,354
Additions                                133         31,004       31,137
Maturities/amortizations                (251)       (31,098)     (31,349)
------------------------------------------------------------------------
Balances at December 31, 1999          $ 563       $    579     $  1,142
========================================================================

On a limited basis, the Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. At December 31, 1999 and 1998, customer-initiated activity represented 10 percent and 15 percent, respectively, of total derivative and foreign exchange contracts, including commitments to purchase and sell securities. Refer to Note 18 on page 55 for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.

LIQUIDITY RISK
Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. Liquidity requirements are satisfied with various funding sources, including a $7.5 billion medium-term note program which allows the Michigan, California and Texas banks to issue debt with maturities between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end
1999, unissued debt related to the two programs totaled $2.3 billion. In addition, liquid assets totaled $4.1 billion at December 31, 1999. The Corporation also had available $20.4 billion from a collateralized borrowing account with the Federal Reserve Bank at year-end 1999. Purchased funds at December 31, 1999, excluding certificates of deposit with maturities beyond one year and medium- and long-term debt, approximated $6.5 billion.

The parent company had available a $250 million commercial paper facility at December 31, 1999, $175 million of which was unused. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 17 on page 54, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2000, the subsidiary banks can pay dividends up to $879 million plus current net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percent of shareholders' equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 1999, the ratio was 106 percent.

                                 COMERICA INCORPORATED 1999 ANNUAL REPORT     39

OPERATIONAL RISK

Operational risk is the risk of unexpected losses attributable to human error, system failures, fraud, unauthorized transactions and inadequate internal controls and procedures. The Corporation mitigates this risk through a system of internal controls that are designed to keep operating risks at appropriate levels. The Corporation's internal audit and financial staff monitors and assesses the overall effectiveness of the system of internal controls on an ongoing basis and internal audit provides an opinion on the environment to management and the Audit Committee. Operational losses are experienced by all companies and are routinely incurred in business operations.

Comerica has established an Operational Risk Committee comprised of executives from several disciplines. This group is charged with surfacing significant operational risks which may impact customer service, reputation or result in financial loss if not adequately addressed.

The internal audit staff independently supports an active Audit Committee oversight process. The Audit Committee serves as an independent extension of the Board of Directors. Routine and special meetings are scheduled periodically to provide more detail on relevant operational risks.

OTHER MATTERS

The Corporation initiated an extensive enterprise-wide and centrally managed project to prepare its computer systems, applications and infrastructure for year 2000 readiness. The year 2000 team included the active involvement of senior executives as well as seasoned project managers and business unit liaisons from throughout the Corporation. To date, the Corporation has experienced no known significant system, supplier or customer failures attributable to the year 2000 date change. The cost of the Corporation's year 2000 project includes internal and external development costs, asset impairment write-offs and the cost of software and hardware for systems that were not ready or would not have been ready by the year 2000. The year 2000 project cost, both internal and external, will total approximately $50 million, of which the Corporation incurred approximately $48 million through December 31, 1999. The remaining year 2000 costs yet to be incurred relate to retention incentives for key year 2000 program employees. Of the $48 million incurred to date, $12 million was for capital assets which the Corporation is expensing over their useful lives. The project was staffed with external resources as well as internal staff redeployed from less time-sensitive assignments. The redeployment of existing staff did not have a material adverse effect on the Corporation's business, results of operations or financial position.

This annual report to shareholders includes forward-looking statements based on management's current expectations and/or the assumptions made in the earnings simulation analyses, but numerous factors could cause variances in these projections and their underlying assumptions, such as interest rate changes, changes in industries where the Corporation has a concentration of loans, changes in the level of fee income, changing economic conditions and continuing consolidations in the banking industry.

40     COMERICA INCORPORATED 1999 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES

December 31
(in thousands, except share data)                1999           1998
------------------------------------------------------------------------
ASSETS
Cash and due from banks                      $ 1,201,990     $ 1,773,100
Short-term investments                           612,959         109,640
Investment securities available for sale       2,739,464       2,712,165
Commercial loans                              20,654,658      19,086,541
International loans                            2,573,003       2,713,259
Real estate construction loans                 1,709,261       1,079,614
Commercial mortgage loans                      4,774,052       4,179,271
Residential mortgage loans                       870,029       1,037,941
Consumer loans                                 1,350,725       1,861,630
Lease financing                                  761,550         646,607
------------------------------------------------------------------------
     Total loans                              32,693,278      30,604,863

Less allowance for credit losses                (476,470)       (452,409)
------------------------------------------------------------------------
     Net loans                                32,216,808      30,152,454

Premises and equipment                           330,728         352,650
Customers' liability on acceptances
   outstanding                                    43,810          12,335
Accrued income and other assets                1,507,573       1,488,487
------------------------------------------------------------------------
     Total assets                            $38,653,332     $36,600,831
========================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

Noninterest-bearing deposits                 $ 6,136,038     $ 6,999,337
Interest-bearing deposits                     17,155,365      17,313,796
------------------------------------------------------------------------
     Total deposits                           23,291,403      24,313,133

Federal funds purchased and securities
   sold under agreements to repurchase         1,332,397       3,108,985
Other borrowed funds                           1,435,634         471,168
Acceptances outstanding                           43,810          12,335
Accrued expenses and other liabilities           495,587         366,338
Medium- and long-term debt                     8,579,857       5,282,259
------------------------------------------------------------------------
     Total liabilities                        35,178,688      33,554,218

Nonredeemable preferred stock--$50 stated
   value
   Authorized--5,000,000 shares
   Issued--5,000,000 shares in 1999 and 1998     250,000         250,000
Common stock--$5 par value
   Authorized--325,000,000 shares
   Issued--157,233,107 shares in 1999 and
     157,233,088 shares in 1998                  786,166         786,165
Capital surplus                                   35,092          24,649
Accumulated nonowner changes in equity           (31,702)         (6,455)
Retained earnings                              2,485,204       2,086,589
Deferred compensation                             (2,955)         (5,202)
Less cost of common stock in treasury--
     715,496 shares in 1999 and 1,351,997
     shares in 1998                              (47,161)        (89,133)
------------------------------------------------------------------------
     Total shareholders' equity                3,474,644       3,046,613
------------------------------------------------------------------------
           Total liabilities and
             shareholders' equity            $38,653,332     $36,600,831
========================================================================

See notes to consolidated financial statements.

                                 COMERICA INCORPORATED 1999 ANNUAL REPORT     41

CONSOLIDATED STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES


Year Ended December 31
(in thousands,except per share data)                                    1999               1998               1997
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                          $ 2,500,978        $ 2,382,329        $ 2,317,844
Interest on investment securities
   Taxable                                                              156,933            218,378            310,399
   Exempt from federal income tax                                         4,647              7,252             10,797
---------------------------------------------------------------------------------------------------------------------
          Total interest on investment securities                       161,580            225,630            321,196

Interest on short-term investments                                       10,152              8,815              8,363
---------------------------------------------------------------------------------------------------------------------
          Total interest income                                       2,672,710          2,616,774          2,647,403

INTEREST EXPENSE

Interest on deposits                                                    590,335            647,825            673,265
Interest on short-term borrowings                                       179,133            185,711            209,010
Interest on medium- and long-term debt                                  410,367            367,777            374,022
Net interest rate swap income                                           (54,266)           (45,810)           (51,670)
---------------------------------------------------------------------------------------------------------------------
Total interest expense                                                1,125,569          1,155,503          1,204,627
---------------------------------------------------------------------------------------------------------------------
          Net interest income                                         1,547,141          1,461,271          1,442,776
Provision for credit losses                                             114,000            113,000            146,000
---------------------------------------------------------------------------------------------------------------------
          Net interest income after provision for credit losses       1,433,141          1,348,271          1,296,776

NONINTEREST INCOME

Fiduciary and investment management income                              240,574            184,354            147,336
Service charges on deposit accounts                                     169,173            157,416            141,078
Commercial lending fees                                                  48,887             43,326             31,342
Letter of credit fees                                                    38,468             31,127             26,047
Securities gains                                                          5,453              6,116              5,195
Other noninterest income                                                214,333            180,809            176,954
---------------------------------------------------------------------------------------------------------------------
          Total noninterest income                                      716,888            603,148            527,952

NONINTEREST EXPENSES
Salaries and employee benefits                                          640,357            565,303            538,926
Net occupancy expense                                                    93,728             89,911             89,380
Equipment expense                                                        61,092             60,147             61,759
Outside processing fee expense                                           47,754             42,785             41,683
Restructuring charge                                                         --             (6,840)                --
Other noninterest expenses                                              274,026            268,738            276,238
---------------------------------------------------------------------------------------------------------------------
     Total noninterest expenses                                       1,116,957          1,020,044          1,007,986
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                            1,033,072            931,375            816,742
Provision for income taxes                                              360,483            324,299            286,266
---------------------------------------------------------------------------------------------------------------------
Net Income                                                          $   672,589        $   607,076        $   530,476
=====================================================================================================================
Net income applicable to common stock                               $   655,489        $   589,976        $   513,376
=====================================================================================================================
Basic net income per common share                                   $      4.20        $      3.79        $      3.24
Diluted net income per common share                                        4.14               3.72               3.19

Cash dividends declared on common stock                             $   224,837        $   199,403        $   181,272
Dividends per common share                                          $      1.44        $      1.28        $      1.15
---------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

42     COMERICA INCORPORATED 1999 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
COMERICA INCORPORATED AND SUBSIDIARIES


                                             Non-                               Accumulated
                                          redeemable                              Nonowner
                                           Preferred     Common       Capital      Changes       Retained       Deferred
(in thousands,except share data)             Stock        Stock       Surplus     In Equity      Earnings     Compensation
--------------------------------------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1997                             $250,000     $536,487     $    --    $ (22,789)     $1,854,116     $(2,245)

Net income for 1997                               --           --          --           --         530,476          --
Nonowner changes in equity,net of tax             --           --          --       20,852              --          --
Net income and nonowner changes in equity         --           --          --           --              --          --

Cash dividends declared:
   Preferred stock                                --           --          --           --         (17,100)         --
   Common stock                                   --           --          --           --        (181,272)         --
Purchase and retirement of 3,618,479
   shares of common stock                         --      (18,092)    (30,750)          --        (193,451)         --
Issuance of common stock under
   employee stock plans                           --        4,323      30,750           --               9        (531)
Amortization of deferred compensation             --           --          --           --              --         993
Stock split (three-for-two)                       --      261,359          --           --        (261,359)         --
--------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1997                            250,000      784,077          --       (1,937)      1,731,419     (1,783)

Net income for 1998                               --           --          --           --         607,076         --
Nonowner changes in equity,net of tax             --           --          --       (4,518)             --         --
Net income and nonowner changes in equity         --           --          --           --              --         --

Cash dividends declared:
   Preferred stock                                --           --          --           --         (17,100)        --
   Common stock                                   --           --          --           --        (199,403)        --
Purchase and retirement of 60,000
   shares of common stock                         --         (300)     (3,182)          --              --         --
Purchase of 2,199,650 shares
   of common stock                                --           --          --           --              --         --
Issuance of common stock under
   employee stock plans                           --        2,388      27,831           --         (35,403)    (4,604)
Amortization of deferred compensation             --           --          --           --              --      1,185
--------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1998                            250,000      786,165      24,649      (6,455)       2,086,589     (5,202)

Net income for 1999                               --           --          --          --          672,589         --
Nonowner changes in equity,net of tax             --           --          --     (25,247)              --         --
Net income and nonowner changes in equity         --           --          --          --               --         --

Cash dividends declared:
   Preferred stock                                --           --          --          --          (17,100)        --
   Common stock                                   --           --          --          --         (224,837)        --
Purchase of 44,082 shares
   of common stock                                --           --          --          --               --         --
Issuance of common stock under
   employee stock plans                           --            1      10,443          --          (32,037)         4
Amortization of deferred compensation             --           --          --          --               --      2,243
--------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1999                           $250,000     $786,166     $35,092    $(31,702)     $ 2,485,204    $(2,955)
==========================================================================================================================


                                                            Total
                                              Treasury   Shareholders'
                                                Stock       Equity
--------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1997                                 $      --   $2,615,569

Net income for 1997                                    --      530,476
Nonowner changes in equity,net of tax                  --       20,852
                                                            ----------
Net income and nonowner changes in equity              --      551,328

Cash dividends declared:
   Preferred stock                                     --      (17,100)
   Common stock                                        --     (181,272)
Purchase and retirement of 3,618,479
   shares of common stock                              --     (242,293)
Issuance of common stock under
   employee stock plans                                --       34,551
Amortization of deferred compensation                  --          993
Stock split (three-for-two)                            --           --
--------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1997                                      --    2,761,776

Net income for 1998                                    --      607,076
Nonowner changes in equity,net of tax                  --       (4,518)
                                                            ----------
Net income and nonowner changes in equity              --      602,558

Cash dividends declared:
   Preferred stock                                     --      (17,100)
   Common stock                                        --     (199,403)
Purchase and retirement of 60,000
   shares of common stock                              --       (3,482)
Purchase of 2,199,650 shares
   of common stock                               (145,202)    (145,202)
Issuance of common stock under
   employee stock plans                            56,069       46,281
Amortization of deferred compensation                  --        1,185
--------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1998                                 (89,133)   3,046,613

Net income for 1999                                    --      672,589
Nonowner changes in equity,net of tax                  --      (25,247)
                                                            ----------
Net income and nonowner changes in equity              --      647,342

Cash dividends declared:
   Preferred stock                                     --      (17,100)
   Common stock                                        --     (224,837)
Purchase of 44,082 shares
   of common stock                                 (2,885)      (2,885)
Issuance of common stock under
   employee stock plans                            44,857       23,268
Amortization of deferred compensation                  --        2,243
--------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1999                               $ (47,161)  $3,474,644
================================================================================

( ) Indicates deduction.

See notes to consolidated financial statements.

                                COMERICA INCORPORATED 1999 ANNUAL REPORT      43

CONSOLIDATED STATEMENTS OF CASH FLOWS
COMERICA INCORPORATED AND SUBSIDIARIES

Year Ended December 31
(in thousands)                                                                       1999           1998          1997
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                      $  672,589       $  607,076   $   530,476
Adjustments to reconcile net income to
   net cash provided by operating activities
     Provision for credit losses                                                   114,000          113,000       146,000
     Depreciation                                                                   56,893           57,633        58,529
     Restructuring charge                                                               --          (21,923)      (61,237)
     Net (increase) decrease in trading account securities                         (10,063)           2,796        (3,093)
     Net (increase) decrease in loans  held for sale                                36,371           (5,236)       (2,666)
     Net (increase) decrease in accrued income receivable                          (44,716)          19,487       (23,730)
     Net increase in accrued expenses                                              138,459            2,973        54,330
     Net amortization of intangibles                                                33,921           30,414        28,375
     Other,net                                                                      39,096         (116,295)     (134,982)
--------------------------------------------------------------------------------------------------------------------------
       Total adjustments                                                           363,961           82,849        61,526
--------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                 1,036,550          689,925       592,002

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits with banks                     (9,418)          (1,184)       24,010
Net (increase) decrease in federal funds sold and securities
   purchased under agreements to resell                                            (25,094)          96,941      (117,601)
Proceeds from sale of investment securities available for sale                     335,611          111,511       238,506
Proceeds from maturity of investment securities available for sale                 724,555        1,209,291     1,456,447
Purchases of investment securities available for sale                           (1,175,726)        (126,239)     (924,509)
Net increase in loans (other than loans purchased)                              (2,671,100)      (3,768,220)   (2,615,226)
Purchase of loans                                                                       --           (1,115)     (162,128)
Fixed assets, net                                                                  (34,971)         (35,609)      (31,023)
Net (increase) decrease in customers' liability on acceptances outstanding         (31,475)           6,057        14,710
Proceeds from sale of consumer businesses                                               --        1,878,907            --
--------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                    (2,887,618)        (629,660)   (2,116,814)

FINANCING ACTIVITIES
Net increase (decrease) in deposits                                             (1,021,730)       1,726,816       219,144
Net increase (decrease) in short-term borrowings                                  (812,122)         387,252    (1,296,290)
Net increase (decrease) in acceptances outstanding                                  31,475           (6,057)      (14,710)
Proceeds from issuance of medium- and long-term debt                             6,275,000        3,200,000     5,600,000
Repayments and purchases of medium- and long-term debt                          (2,977,402)      (5,212,498)   (2,555,382)
Proceeds from issuance of common stock                                              23,268           50,885        35,082
Purchase of common stock for treasury and retirement                                (2,885)        (148,684)     (242,293)
Dividends paid                                                                    (235,646)        (211,966)     (195,412)
--------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities                       1,279,958         (214,252)    1,550,139
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                (571,110)        (153,987)       25,327
Cash and due from banks at beginning of year                                     1,773,100        1,927,087     1,901,760
--------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                          $1,201,990       $1,773,100   $ 1,927,087
==========================================================================================================================

Interest paid                                                                   $1,101,993       $1,188,599   $ 1,161,812
==========================================================================================================================
Income taxes paid                                                                $  266,835      $  256,880   $   266,428
==========================================================================================================================

Noncash investing and financing activities
   Transfer from loans to loans held for sale                                    $  492,746      $       --   $        --
   Loan transfers to other real estate                                               11,036           5,084         7,076
==========================================================================================================================

See notes to consolidated financial statements.

44     COMERICA INCORPORATED 1999 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMERICA INCORPORATED AND SUBSIDIARIES

(1)    ACCOUNTING POLICIES

ORGANIZATION
Comerica Incorporated is a registered bank holding company headquartered in Detroit, Michigan. The Corporation's principal lines of business are the Business Bank,the Individual Bank and the Investment Bank. The core businesses are tailored to each of the Corporation's four primary geographic markets:
Michigan, Texas, California and Florida.

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

For acquisitions accounted for as pooling-of-interests combinations the historical consolidated financial statements are restated to include the accounts and results of operations. For acquisitions using the purchase method of accounting, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition,and the resulting net discount or premium is accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Goodwill representing the excess of cost over the net book value of identifiable assets acquired is amortized on a straight line basis over periods ranging from 10 to 30 years (weighted average of 19 years). Core deposit intangible assets are amortized on an accelerated method over 10 years.

The Corporation periodically evaluates long-lived assets, certain identifiable intangibles and goodwill for indication of impairment in value.

LOANS HELD FOR SALE
Loans held for sale,normally mortgages,are carried at the lower of cost or market. Market value is determined in the aggregate.

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

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets. The estimated useful lives are generally 10-33 years for premises that the company owns and 3-8 years for furniture and equipment. Leasehold improvements are amortized over the terms of their respective leases or 10 years, whichever is shorter.

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses represents management's assessment of probable losses inherent in the Corporation's on- and off-balance sheet credit portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent but that have not been specifically identified. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology, which has been in use, without material change,for several years. Internal risk ratings are assigned to each corporate loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Credit Policy Group. Corporate loans are defined as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A detailed credit quality review is performed quarterly on large corporate loans which have deteriorated below certain levels of credit risk. A specific portion of the allowance is allocated to such loans based upon this review. The portion of the allowance allocated to the remaining corporate loans is determined by applying projected loss ratios to each risk rating based on numerous factors identified below. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent loan loss experience,current economic conditions and trends,geographic dispersion of borrowers,and trends with respect to past due and nonaccrual amounts.

Management maintains an unallocated allowance to recognize the uncertainty and imprecision underlying the process of estimating expected credit losses. This uncertainty occurs because other factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not

                                COMERICA INCORPORATED 1999 ANNUAL REPORT      45
necessarily captured by the application of historical loss ratios. Loans which are deemed uncollectible are charged off and deducted from the allowance. The provision for credit losses and recoveries on loans previously charged off are added to the allowance.

NONPERFORMING ASSETS

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition and other real estate which has been acquired primarily through foreclosure and is awaiting disposition.

Consumer loans are generally not placed on nonaccrual status and are directly charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when,in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable. Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for credit losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

STOCK-BASED COMPENSATION

The Corporation elected to continue to apply Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees,"and related interpretations in measuring and recognizing compensation expense for its stock-based compensation plans, and to disclose the pro forma effect of applying the fair value method contained in Statement on Financial Accounting Standards (SFAS) No. 123,"Accounting for Stock-based Compensation." Information on the Corporation's stock-based compensation plans is included in Note 13.

PENSION COSTS
Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations.

POSTRETIREMENT BENEFITS
Postretirement benefits are recognized in the financial statements during the employee's active service period.

DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS
Interest rate and foreign exchange swaps, interest rate caps and floors, and futures and forward contracts may be used to manage the Corporation's exposure to interest rate and foreign currency risks. These instruments, with the exception of futures and forwards, are accounted for on an accrual basis since there is a high correlation with the on-balance sheet instrument being hedged. If this correlation ceases to exist, the existing unrealized gain or loss is amortized over the remaining term of the instrument, and future changes in fair value are accounted for in noninterest income or expense. Net interest income or expense, including premiums paid or received,is recognized over the life of the contract and reported as an adjustment to interest expense. Realized gains and losses on futures and forwards are generally deferred and amortized over the life of the contract as an adjustment to net interest income. Gains or losses on early termination of risk management derivative financial instruments are deferred and amortized as an adjustment to the yields of the related assets or liabilities over their remaining contractual life. If the designated asset or liability matures, or is disposed of or extinguished, any unrealized gains or losses on the related derivative instrument are recognized currently and reported as an adjustment to interest expense.

Foreign exchange futures and forward contracts, foreign currency options, interest rate caps and interest rate swap agreements executed as a service to customers are accounted for on a fair value basis. As a result,the fair values of these instruments are recorded in the consolidated balance sheet with both realized and unrealized gains and losses recognized currently in noninterest income.

INCOME TAXES
Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities.

STATEMENTS OF CASH FLOWS
For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption,"Cash and due from banks."

LOAN ORIGINATION FEES AND COSTS
Loan origination and commitment fees are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

NONOWNER CHANGES IN EQUITY
Statement on Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of net income and nonowner changes in equity and its components in a full set of general-purpose financial statements. The Corporation has elected to present information regarding this statement in the Consolidated Statements of Changes in Shareholders' Equity on page 42 and in Note 11. The caption "Net income and nonowner changes in equity," represents total comprehensive income as defined in the statement.

46   Comerica Incorporated 1999 Annual Report

2    ACQUISITIONS...............................................................

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

3    INVESTMENT SECURITIES......................................................

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:

                                               Gross          Gross
                                          Unrealized     Unrealized     Estimated
(in thousands)                  Cost           Gains         Losses    Fair Value
---------------------------------------------------------------------------------
December 31, 1999
  U.S. government
   and agency
     securities           $2,317,530     $    1,458     $   43,459     $2,275,529
  State and municipal
   securities                 72,054          1,764            122         73,696
  Other securities           400,260          2,580         12,601        390,239
---------------------------------------------------------------------------------
     Total securities
      available
       for sale           $2,789,844     $    5,802     $   56,182     $2,739,464
=================================================================================
December 31, 1998
  U.S. government
   and agency
     securities           $2,196,736     $   13,463     $    3,993     $2,206,206
  State and municipal
   securities                110,711          4,587             48        115,250
  Other securities           415,901          2,129         27,321        390,709
---------------------------------------------------------------------------------
     Total securities
      available
       for sale           $2,723,348     $   20,179     $   31,362     $2,712,165
=================================================================================

The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 1999                                     Estimated
(in thousands)                              Cost     Fair Value
---------------------------------------------------------------
Contractual maturity
     Within one year                  $  106,837     $  106,756
     Over one year to five years         204,838        204,844
     Over five years to ten years         60,063         56,965
     Over ten years                       44,717         39,227
---------------------------------------------------------------
          Subtotal securities            416,455        407,792

     Mortgage-backed
          securities                   2,271,352      2,229,523
     Equity and other
          nondebt securities             102,037        102,149
---------------------------------------------------------------
            Total securities
               available for sale     $2,789,844     $2,739,464
===============================================================

Sales and calls of investment securities available for sale resulted in realized gains and losses as follows:

Year Ended December 31
(in thousands)           1999         1998
------------------------------------------
Securities gains      $ 5,535      $ 7,629
Securities losses         (82)      (1,513)
------------------------------------------
      Total           $ 5,453      $ 6,116
==========================================

Assets, principally securities, carried at approximately $1.8 billion at December 31, 1999, were pledged to secure public deposits (including State of Michigan deposits of $48 million at December 31, 1999) and for other purposes as required by law.

                               Comerica Incorporated 1999 Annual Report       47

4    NONPERFORMING ASSETS.......................................................

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

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.

December 31
(in thousands)                                    1999         1998
-------------------------------------------------------------------
Nonaccrual loans
     Commercial loans                         $110,606     $ 77,175
     International loans                        44,046       20,350
     Real estate construction loans                249          452
     Commercial mortgage loans                   9,620        6,788
     Residential mortgage loans                    572        3,468
-------------------------------------------------------------------
          Total                                165,093      108,233

Reduced-rate loans                               7,347        7,464
-------------------------------------------------------------------
          Total nonperforming loans            172,440      115,697

Other real estate                                9,595        4,956
-------------------------------------------------------------------
          Total nonperforming assets          $182,035     $120,653
===================================================================
Loans past due 90 days and still accruing     $ 47,676     $ 40,209
===================================================================
Gross interest income that would
     have been recorded had the
     nonaccrual and reduced-rate
     loans performed in accordance
     with original terms                      $ 17,309     $ 13,674
===================================================================
Interest income recognized                    $  2,158     $  3,899
===================================================================

A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

December 31
(in thousands)                              1999         1998         1997
--------------------------------------------------------------------------
Average impaired loans for the year     $146,070     $ 85,500     $ 73,502
Total period-end impaired loans          159,165      101,417       70,470
Period-end impaired loans
    requiring an allowance               155,828       87,494       60,376
Impairment allowance                      51,753       21,951       20,358

Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in the loan. Twenty-four percent of the total impaired loans at December 31, 1999, are evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate.

5    ALLOWANCE FOR CREDIT LOSSES................................................

An analysis of changes in the allowance for credit losses follows:

(in thousands)                          1999            1998            1997
----------------------------------------------------------------------------
Balance at January 1               $ 452,409       $ 424,147       $ 367,165
Loans charged off                   (120,976)       (125,627)       (131,140)
Recoveries on loans previously
     charged off                      31,004          40,889          42,122
----------------------------------------------------------------------------
   Net loans charged off             (89,972)        (84,738)        (89,018)
Provision for credit losses          114,000         113,000         146,000
Foreign currency translation
     adjustment                           33            --              --
----------------------------------------------------------------------------
Balance at December 31             $ 476,470       $ 452,409       $ 424,147
============================================================================
As a percent of total loans             1.46%           1.48%           1.47%
============================================================================

48   Comerica Incorporated 1999 Annual Report

6    SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK............................

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

At December 31, 1999 and 1998, exposure from loan commitments and guarantees to companies related to the automotive industry totaled $8.9 billion and $9.0 billion, respectively. Additionally, commercial real estate loans, including commercial mortgages and construction loans, totaled $6.5 billion in 1999 and $5.3 billion in 1998. Approximately $2.7 billion of commercial real estate loans at December 31, 1999, involved mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

7    PREMISES AND EQUIPMENT AND OTHER NONCANCELABLE OBLIGATIONS.................

A summary of premises and equipment at December 31 by major category follows:

(in thousands)                                          1999           1998
---------------------------------------------------------------------------
Land                                               $  49,464      $  49,356
Buildings and improvements                           351,458        341,260
Furniture and equipment                              320,565        327,498
---------------------------------------------------------------------------
     Total cost                                      721,487        718,114

Less accumulated depreciation and amortization      (390,759)      (365,464)
---------------------------------------------------------------------------
     Net book value                                $ 330,728      $ 352,650
===========================================================================

Rental expense for leased properties and equipment amounted to $42 million in 1999 and $41 million in 1998 and 1997. Future minimum payments under noncancelable obligations are as follows:

(in thousands)
---------------------------
2000               $ 45,638
2001                 41,859
2002                 36,811
2003                 32,789
2004                 28,779
2005 and later      254,842
===========================

8    SHORT-TERM BORROWINGS......................................................

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following is a summary of short-term borrowings at December 31, 1999 and 1998:

                           Federal Funds Purchased
                               and Securities Sold              Other
                                  Under Agreements           Borrowed
(in thousands)                       to Repurchase              Funds
---------------------------------------------------------------------
December 31, 1999
     Amount outstanding at
       year-end                      $   1,332,397      $   1,435,634
     Weighted average
       interest rate at year-end              4.40%              4.50%

December 31, 1998
     Amount outstanding at
       year-end                      $   3,108,985      $     471,168
     Weighted average
       interest rate at year-end              4.83%              3.91%
=====================================================================

At December 31, 1999, the parent company had available a $250 million commercial paper facility of which $75 million was outstanding. This facility is supported by a $210 million line of credit agreement. Under the current agreement the line will expire in May of 2000.

At December 31, 1999, the Corporation's subsidiary banks had pledged loans totaling $27.3 billion to secure a collateralized borrowing account with the Federal Reserve Bank.

                               Comerica Incorporated 1999 Annual Report       49

9    MEDIUM- AND LONG-TERM DEBT.................................................

Medium- and long-term debt consisted of the following at December 31:

(in thousands)                                                1999           1998
---------------------------------------------------------------------------------
Parent Company
     7.25% subordinated notes due 2007                  $  158,543     $  159,669
     9.75% subordinated notes due 1999                        --           74,970
---------------------------------------------------------------------------------
          Total parent company                             158,543        234,639

Subsidiaries
Subordinated notes:
     7.25% subordinated notes due 2007                     198,502        198,301
     8.375% subordinated notes due 2024                    155,287        155,502
     7.25% subordinated notes due 2002                     149,561        149,404
     6.875% subordinated notes due 2008                    103,729        104,186
     7.125% subordinated notes due 2013                    154,834        155,181
     7.875% subordinated notes due 2026                    173,217        174,086
     6.00% subordinated notes due 2008                     248,010        247,798
---------------------------------------------------------------------------------
          Total subordinated notes                       1,183,140      1,184,458

Medium-term notes:
     Floating rate based on LIBOR indices                5,762,320      3,612,076
     Floating rate based on Treasury indices                37,000         37,000
     Floating rate based on Prime indices                1,224,993           --
     Fixed rate notes with interest rate
        of 6.65%                                           199,944        199,810
---------------------------------------------------------------------------------
          Total medium-term notes                        7,224,257      3,848,886

Notes payable                                               13,917         14,276
---------------------------------------------------------------------------------
          Total subsidiaries                             8,421,314      5,047,620
---------------------------------------------------------------------------------
          Total medium- and long-term debt              $8,579,857     $5,282,259
=================================================================================

Concurrent with the issuance of certain of the medium- and long-term debt presented above,the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table:

                            Principal Amount                         Base
                                     of Debt                      Rate at
(in thousands)                     Converted          Base Rate  12/31/99
-------------------------------------------------------------------------
Subsidiaries
Subordinated notes:
     7.25% subordinated notes       $200,000      6-month LIBOR     6.13%
     7.25% subordinated notes        150,000      6-month LIBOR     6.13%
     6.88% subordinated notes        100,000      6-month LIBOR     6.13%
     6.00% subordinated notes        250,000      6-month LIBOR     6.13%
     7.13% subordinated notes        150,000      6-month LIBOR     6.13%
     7.88% subordinated notes        150,000      6-month LIBOR     6.13%

Medium-term notes:
     Floating rate based on
        LIBOR indices                108,000      3-month LIBOR     6.00%
     Floating rate based on
        Treasury indices              37,000      3-month LIBOR     6.00%
     Fixed rate notes
        with interest rate
          of 6.65%                   200,000      3-month LIBOR     6.00%
=========================================================================

All subordinated notes and debentures with maturities greater than one year qualify as Tier 2 capital.

The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, certain bank subsidiaries may offer an aggregate principal amount of up to $9.5 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rates on the floating rate medium-term notes based on LIBOR ranged from one-month LIBOR minus 0.10% to three-month LIBOR plus 0.17%. The notes are due from 2000 to 2002. The interest rate on the floating rate medium-term notes based on U.S. Treasury indices is equal to the two-year Constant Treasury Maturity Rate plus 0.01%. The notes are due in 2000. The fixed rate notes mature in 2000. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC. The principal maturities of medium- and long-term debt are as follows:

(in thousands)
------------------------------
2000                $6,593,933
2001                   316,148
2002                   485,416
2003                     2,585
2004                     2,592
2005 and later       1,179,183
==============================

10   SHAREHOLDERS' EQUITY.......................................................

The board of directors authorized the repurchase of up to 40.5 million shares of Comerica Incorporated common stock for general corporate purposes, acquisitions and employee benefit plans. At December 31, 1999, 20.6 million shares had been repurchased under this program.

At December 31, 1999, the Corporation had reserved 9.7 million shares of common stock for issuance to employees and directors under the long-term incentive plans.

The Corporation issued 5 million shares of Fixed/Adjustable Rate Noncumulative Preferred Stock,Series E, with a stated value of $50 per share in 1996. Dividends are payable quarterly, at a rate of 6.84% per annum through July 1, 2001. Thereafter, the rate will be equal to 0.625% plus an effective rate, but not less than 7.34% nor greater than 13.34%. The effective rate will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Treasury Maturity Rate and the Thirty Year Constant Treasury Maturity Rate (as defined in the prospectus). The Corporation, at its option, may redeem all or part of the outstanding shares on or after July 1, 2001.

50   Comerica Incorporated 1999 Annual Report

11   NONOWNER CHANGES IN EQUITY.................................................

Nonowner changes in equity includes the change in unrealized gains and losses on investment securities available for sale and the change in the accumulated foreign currency translation adjustment. The Consolidated Statements of Changes in Shareholders' Equity include only the combined, net of tax, nonowner changes in equity. The following presents reconciliations of the components of accumulated nonowner changes in equity for the years ended December 31, 1999, 1998 and 1997.

                                                                                                      Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                                  1999          1998          1997
--------------------------------------------------------------------------------------------------------------------------------
Net unrealized gains (losses) on investment securities available for sale:
     Balance at beginning of year                                                           $ (7,688)     $   (970)     $(22,789)
     Net unrealized holding gains (losses) arising during the period                         (33,815)       (3,835)       39,038
     Less: Reclassification adjustment for gains (losses) included in net income               5,453         6,116         5,195
---------- ---------------------------------------------------------------------------------------------------------------------
     Change in net unrealized gains (losses) before income taxes                             (39,268)       (9,951)       33,843
     Provision for income taxes                                                              (14,239)       (3,233)       12,024
--------------------------------------------------------------------------------------------------------------------------------
     Change in net unrealized gains (losses) on investment securities available for sale,
          net of tax                                                                         (25,029)       (6,718)       21,819
--------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31                                                                 $(32,717)     $ (7,688)     $   (970)

--------------------------------------------------------------------------------------------------------------------------------
Accumulated foreign currency translation adjustment:
     Balance at beginning of year                                                           $  1,233      $   (967)     $   --
     Net translation gains (losses) arising during the period                                   (218)        2,200          (967)
     Less: Reclassification adjustment for gains (losses) included in net income                --            --            --
---------- ---------------------------------------------------------------------------------------------------------------------
     Change in translation adjustment before income taxes                                       (218)        2,200          (967)
     Provision for income taxes                                                                 --            --            --
--------------------------------------------------------------------------------------------------------------------------------
     Change in foreign currency translation adjustment, net of tax                              (218)        2,200          (967)
--------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31                                                                 $  1,015      $  1,233      $   (967)
--------------------------------------------------------------------------------------------------------------------------------
Total accumulated nonowner changes in equity, net of taxes, at December 31                  $(31,702)     $ (6,455)     $ (1,937)
================================================================================================================================

12   NET INCOME PER COMMON SHARE................................................

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

Year Ended December 31
(in thousands, except per share data)                        1999         1998         1997
-------------------------------------------------------------------------------------------
Basic
     Average shares outstanding                           156,094      155,859      158,333
===========================================================================================
Net income                                               $672,589     $607,076     $530,476
Less preferred stock dividends                             17,100       17,100       17,100
-------------------------------------------------------------------------------------------
Net income applicable to
       common stock                                      $655,489     $589,976     $513,376
===========================================================================================
Basic net income per
       common share                                      $   4.20     $   3.79     $   3.24
===========================================================================================
Diluted
     Average shares outstanding                           156,094      155,859      158,333
     Nonvested stock                                          167          191          204
     Common stock equivalents
       Net effect of the assumed
          exercise of stock options                         2,136        2,707        2,503
-------------------------------------------------------------------------------------------
     Diluted average shares                               158,397      158,757      161,040
===========================================================================================
Net income                                               $672,589     $607,076     $530,476
Less preferred stock dividends                             17,100       17,100       17,100
-------------------------------------------------------------------------------------------
Net income applicable to
       common stock                                      $655,489     $589,976     $513,376
===========================================================================================
Diluted net income per
       common share                                      $   4.14     $   3.72     $   3.19
===========================================================================================

                               Comerica Incorporated 1999 Annual Report       51

13   LONG-TERM INCENTIVE PLANS..................................................

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

Pro forma information regarding net income and earnings per share is required under SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Corporation had accounted for its employee and director stock options under the fair value method of that Statement. The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The model may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The Corporation's employee and director stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate.

The fair value of the options was estimated using an option valuation model with the following weighted-average assumptions:

                                           1999       1998      1997
--------------------------------------------------------------------
Risk-free interest rate                   5.15%      5.54%      6.49%
Expected dividend yield                   3.24%      3.45%      3.77%
Expected volatility factors of
     the market price of Comerica
     common stock                           24%        21%        20%
Expected option life (in years)             4.8        4.3        4.4

For purposes of pro forma disclosures, the estimated fair value of the options granted in 1995 and thereafter is amortized to expense over the options' vesting period. A majority of the Corporation's options vest over a four-year period.

Had compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair value provisions of SFAS No. 123, net income and earnings per share would have been as follows:

(in thousands,
except per share data)                   1999            1998            1997
-----------------------------------------------------------------------------
Pro forma net income              $   639,169     $   578,335     $   506,875

Pro forma earnings per share:
  Basic                           $      4.09     $      3.71     $      3.20
  Diluted                                4.04            3.64            3.15
=============================================================================

                                                      Average per Share
-----------------------------------------------------------------------
                                                    Exercise     Market
                                       Number          Price      Price
-----------------------------------------------------------------------
Outstanding--December 31, 1996      7,161,626      $   18.95  $   34.92
  Granted                           1,994,182          40.28      40.28
  Cancelled                          (266,295)         26.00      43.07
  Exercised                        (1,252,170)         15.93      44.81
  Expired                                --
-----------------------------------------------------------------------
Outstanding--December 31, 1997      7,637,343      $   24.77  $   60.17
  Granted                           2,058,542          71.37      71.37
  Cancelled                          (232,617)         42.92      64.33
  Exercised                        (1,213,818)         21.33      64.07
  Expired                                --
-----------------------------------------------------------------------
Outstanding--December 31, 1998      8,249,450      $   36.39  $   68.19
  Granted                           2,237,754          66.63      66.63
  Cancelled                          (202,392)         63.00      58.69
  Exercised                          (680,664)         18.86      62.76
  Expired                                --
-----------------------------------------------------------------------
Outstanding--December 31, 1999      9,604,148      $   44.12  $   46.69
=======================================================================
Exercisable-- December 31, 1999     5,352,198
Available for grant                      --
              December 31, 1999       103,246
=======================================================================

The following table summarizes information about stock options outstanding at December 31, 1999:

                                Outstanding                             Exercisable
-----------------------------------------------------------------------------------
                                                 Average                   Average
   Exercise                        Average      Exercise                   Exercise
   Price Range          Shares     Life (a)       Price           Shares    Price
-----------------------------------------------------------------------------------
  $ 8.59 -$18.00          946,488       2.8       $14.43          946,488    $14.43
   18.59 - 21.00        1,292,130       4.5        19.02        1,292,130     19.02
   21.59 - 25.42        1,686,724       5.4        24.46        1,327,145     24.20
   28.33 - 65.13        1,751,145       7.3        41.73        1,009,539     41.19
   65.56 - 66.81        2,085,441       9.2        66.81             --        --
   68.44 - 71.58        1,842,220       8.2        71.58          776,896     71.58
-----------------------------------------------------------------------------------
Total                   9,604,148       6.7       $44.12        5,352,198    $31.30
===================================================================================

(a) Average contractual life remaining in years.

52   Comerica Incorporated 1999 Annual Report

14   EMPLOYEE BENEFIT PLANS.....................................................

The Corporation has a defined benefit pension plan in effect for substantially all full-time employees. Staff expense includes income of $0.8 million in 1999, $3.0 million in 1998 and $0.3 million in 1997 for the plan. Benefits under the plan are based primarily on years of service and the levels of compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of units of certain collective investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities and corporate bonds and notes.

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

The following tables set forth reconciliations of the Corporation's pension and postretirement plan obligations and plan assets:

                                             Defined Benefit                Postretirement
                                                Pension Plan                  Benefit Plan
------------------------------------------------------------------------------------------
(in thousands)                           1999           1998           1999           1998
------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at January 1     $ 542,941      $ 525,329      $  80,710      $  81,584
Service cost                           15,387         13,924            256            262
Interest cost                          38,118         36,039          5,308          5,509
Curtailment                              --           (5,518)          --             --
Actuarial gain                        (63,598)        (3,631)        (4,995)          (423)
Benefits paid                         (23,162)       (23,202)        (6,717)        (6,222)
------------------------------------------------------------------------------------------
Benefit obligation
     at December 31                 $ 509,686      $ 542,941      $  74,562      $  80,710
==========================================================================================
CHANGE IN PLAN ASSETS:
Fair value of plan assets at
     January 1                      $ 628,194      $ 585,215      $  88,312      $  86,727
Actual return on plan assets           46,750         66,181         (1,475)         4,226
Employer contributions                   --             --            4,271          3,581
Benefits paid                         (23,162)       (23,202)        (6,717)        (6,222)
------------------------------------------------------------------------------------------
Fair value of plan assets at
     December 31                    $ 651,782      $ 628,194      $  84,391      $  88,312
==========================================================================================

The following table sets forth the funded status of the defined benefit pension and postretirement plan and amounts recognized on the Corporation's balance sheet:

                                             Defined Benefit                Postretirement
                                                Pension Plan                  Benefit Plan
------------------------------------------------------------------------------------------
(in thousands)                           1999           1998           1999           1998
------------------------------------------------------------------------------------------
Funded status at December 31        $ 142,096      $  85,253      $   9,829      $   7,602
Unrecognized net gain                (106,068)       (44,829)        (4,701)        (7,115)
Unrecognized net transition
     (asset)/obligation                (5,690)       (10,524)        59,850         64,477
Unrecognized prior service cost        (2,072)        (2,394)          --             --
------------------------------------------------------------------------------------------
Prepaid benefit cost                $  28,266      $  27,506      $  64,978      $  64,964
==========================================================================================

Components of net periodic benefit cost/(income):

Defined Benefit Pension Plan
(in thousands)                                1999                 1998          1997
-------------------------------------------------------------------------------------
Service cost                              $ 15,387             $ 13,924      $ 12,400
Interest cost                               38,118               36,039        33,823
Expected return on plan assets             (51,241)             (48,887)      (42,313)
Amortization of unrecognized
  transition asset                          (4,834)              (4,834)       (4,834)
Amortization of unrecognized
  prior service cost                          (322)                (331)         (353)
Amortization of unrecognized net loss        2,132                1,071           978
-------------------------------------------------------------------------------------
Net periodic benefit income               $   (760)            $ (3,018)     $   (299)
=====================================================================================


Postretirement Benefit Plan
(in thousands)                               1999         1998         1997
---------------------------------------------------------------------------
Service cost                              $   256      $   262      $   273
Interest cost                               5,308        5,509        5,710
Expected return on plan assets             (5,935)      (5,829)      (5,413)
Amortization of unrecognized
  transition obligation                     4,628        4,628        4,628
Amortization of unrecognized net gain        --           --            (56)
---------------------------------------------------------------------------
Net periodic benefit cost                 $ 4,257      $ 4,570      $ 5,142
===========================================================================

Actuarial assumptions were as follows:

Defined Benefit Pension Plan                              1999     1998     1997
--------------------------------------------------------------------------------
Discount rate used in determining benefit obligation       8.0%     7.0%     7.0%
Long-term rate of return on assets                         9.3%     9.0%     9.0%
Rate of compensation increase                              5.0%     5.0%     5.0%
================================================================================


Postretirement Benefit Plan                               1999     1998     1997
--------------------------------------------------------------------------------
Discount rate used in determining benefit obligation       8.0%     7.0%     7.0%
Long-term rate of return on assets                         6.7%     6.7%     6.7%
================================================================================

The health care cost trend rate projected for 1999 was 5 percent and is assumed to remain constant. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $5 million at December 31, 1999, and the aggregate of the service and interest cost components by $353 thousand for the year ended December 31, 1999. Decreasing each health care rate by one percentage point would decrease the accumulated postretirement benefit obligation by $4 million at December 31, 1999, and the aggregate of the service and interest cost components by $315 thousand for the year ended December 31, 1999.

The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation's salaried and regular part-time employees are eligible to participate in one or more of the plans. The Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation's financial performance. Staff expense includes expense of $11.7 million in 1999, $11.1 million in 1998 and $9.7 million in 1997 for the plans.

                               Comerica Incorporated 1999 Annual Report       53

15   INCOME TAXES...............................................................

The current and deferred components of income taxes were as follows:

(in thousands)                           1999         1998         1997
-----------------------------------------------------------------------
Currently payable
     Federal                         $287,776     $245,486     $239,680
     Foreign                           22,797       27,263       30,723
     State and local                   10,174       13,847       15,584
-----------------------------------------------------------------------
                                      320,747      286,596      285,987
Deferred federal, state and local      39,736       37,703          279
-----------------------------------------------------------------------
     Total                           $360,483     $324,299     $286,266
=======================================================================

There were $1.9 million, $2.1 million and $1.8 million of income taxes provided on securities transactions in 1999, 1998 and 1997, respectively.

The principal components of deferred tax (assets) liabilities at December 31 were as follows:

(in thousands)                                    1999                  1998
----------------------------------------------------------------------------
Allowance for credit losses                  $(150,025)            $(142,889)
Lease financing transactions                   229,086               165,974
Allowance for depreciation                       2,871                10,899
Deferred loan origination fees and costs       (31,424)              (25,554)
Investment securities available for sale       (17,458)               (3,507)
Employee benefits                               (8,259)               (6,824)
Other temporary differences,net                (37,442)              (35,563)
----------------------------------------------------------------------------
     Total                                   $ (12,651)            $ (37,464)
============================================================================

The provision for income taxes differs from that computed by applying the federal statutory rate of 35 percent for the reasons in the following analysis:

(in thousands)                                1999           1998           1997
--------------------------------------------------------------------------------
Tax based on federal statutory rate      $ 361,575      $ 325,981      $ 285,860
Effect of tax-exempt interest income        (2,737)        (4,039)        (5,687)
Other                                        1,645          2,357          6,093
--------------------------------------------------------------------------------
     Provision for income taxes          $ 360,483      $ 324,299      $ 286,266
================================================================================

16   TRANSACTIONS WITH RELATED PARTIES..........................................

The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 1999, approximated $327 million at the beginning and $347 million at the end of 1999. During 1999, new loans to related parties aggregated $559 million and repayments totaled $539 million.

54   Comerica Incorporated 1999 Annual Report

17   REGULATORY CAPITAL AND BANKING SUBSIDIARIES................................

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $879 million at January 1, 2000, plus current year's earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

Dividends paid to the Corporation by its banking subsidiaries amounted to $261 million in 1999, $442 million in 1998 and $354 million in 1997.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. At December
31, 1999 and 1998, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" (total capital ratio greater than 10 percent). The following is a summary of the capital position of the Corporation and its significant banking subsidiaries:

                                            Comerica Inc.         Comerica      Comerica Bank-       Comerica Bank-
(in thousands)                             (Consolidated)             Bank               Texas           California
-------------------------------------------------------------------------------------------------------------------
December 31, 1999

Tier 1 capital                             $   3,179,790      $   2,614,284      $     358,200      $       382,339
Total capital                                  4,903,202          4,046,166            452,678              576,282
Tier 1 capital to average assets
     (minimum-3.0%)                                 8.39%              8.53%              9.59%                8.60%
Tier 1 capital to risk-weighted assets
     (minimum-4.0%)                                 6.95               7.00              10.12                 7.48
Total capital to risk-weighted assets
     (minimum-8.0%)                                10.72              10.83              12.79                11.27

December 31, 1998

Tier 1 capital                             $   2,699,143      $   2,263,522      $     310,743      $       330,998
Total capital                                  4,435,977          3,740,843            407,268              453,387
Tier 1 capital to average assets
     (minimum-3.0%)                                 7.68%              8.02%              8.12%                8.04%
Tier 1 capital to risk-weighted assets
     (minimum-4.0%)                                 6.26               6.42               8.07                 7.35
Total capital to risk-weighted assets
     (minimum-8.0%)                                10.28              10.60              10.58                10.07
-------------------------------------------------------------------------------------------------------------------

18   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK..........................

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

Credit risk is the possible loss that may occur in the event of nonperformance by the counterparty to a financial instrument. The Corporation attempts to minimize credit risk arising from off-balance sheet financial instruments by evaluating the creditworthiness of each counterparty, adhering to the same credit approval process used for traditional lending activities. Counterparty risk limits and monitoring procedures have also been established to facilitate the management of credit risk.

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

                                  Comerica Incorporated 1999 Annual Report    55

18   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)..............

Market risk is the potential loss that may result from movements in interest or foreign currency rates which cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing monetary exposure limits and monitoring compliance with those limits. Market risk arising from derivative and foreign exchange positions entered into on behalf of customers is reflected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in off-balance sheet derivative and foreign exchange contracts held or issued for risk management purposes is generally offset by changes in the value of rate sensitive on-balance sheet assets or liabilities.

DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

The Corporation, as an end-user, employs a variety of off-balance sheet financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments are also used to manage exposures to market risks, including interest rate caps and floors, total return swaps, foreign exchange forward contracts and foreign exchange swap agreements. Refer to the section entitled "Risk Management Derivative Financial Instruments and Foreign Exchange Contracts" in the financial review on page 38 for further information about the Corporation's objectives for using such instruments.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 1999 and 1998.

Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the consolidated balance sheets.

During 1999, the Corporation terminated a portion of its portfolio of index amortizing interest rate swaps. The notional amount of these swaps totaled $1,376 million. The gain resulting from early termination was deferred and is being amortized over the remaining expected life of the swaps at time of termination. In 1998, the Corporation terminated its portfolio of zero-coupon interest rate swaps. The notional amount of these swaps totaled $700 million. A portion of these swaps were replaced with paying swaps. The Corporation also terminated its portfolio of principal only total return swaps in conjunction with divesting the mortgage servicing business. The notional amount of these swaps was $55 million.

Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative and foreign exchange contracts.

                                Notional/
                                 Contract Unrealized  Unrealized       Fair
(in millions)                      Amount      Gains      Losses      Value
---------------------------------------------------------------------------
December 31, 1999
Risk management
     Interest rate swaps           $8,518     $   17     $ (172)     $ (155)
     Foreign exchange
        contracts:
        Spot and forwards           1,098         33        (23)         10
        Swaps                         115       --           (5)         (5)
---------------------------------------------------------------------------
          Total foreign
            exchange contracts      1,213         33        (28)          5
---------------------------------------------------------------------------
        Total risk
            management             $9,731     $   50     $ (200)     $ (150)
===========================================================================
December 31, 1998
Risk management
     Interest rate contracts:
        Swaps                      $6,869     $  152     $   (6)     $  146
        Options, caps and
          floors purchased             15       --         --          --
---------------------------------------------------------------------------
          Total interest
            rate contracts          6,884        152         (6)        146

     Foreign exchange
        contracts:
        Spot and forwards             782         32        (29)          3
        Swaps                         131         12       --            12
---------------------------------------------------------------------------
          Total foreign
            exchange contracts        913         44        (29)         15
---------------------------------------------------------------------------
          Total risk
            management             $7,797     $  196     $  (35)     $  161
===========================================================================


Bilateral collateral agreements with counterparties covered 95 percent and 94 percent of the notional amount of interest rate derivative contracts at December 31, 1999 and 1998, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 1999, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative or foreign exchange contracts.

56   Comerica Incorporated 1999 Annual Report

18   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)..............

On a limited scale, fee income is earned from entering into various transactions, principally foreign exchange contracts and interest rate caps,at the request of customers. The Corporation does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.

Fair values for customer-initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended December 31, 1999, unrealized gains and unrealized losses on customer-initiated and other foreign exchange contracts averaged $19 million and $15 million, respectively. For the year ended December 31, 1998, unrealized gains and unrealized losses averaged $14 million and $9 million, respectively. These contracts also generated noninterest income of $10 million in 1999 and $9 million in 1998. Average positive and negative fair values and income related to customer-initiated and other interest rate contracts were not material for 1999 and 1998.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts held or issued in connection with customer-initiated and other activities at December 31, 1999 and 1998.

                                    Notional/
                                     Contract Unrealized Unrealized        Fair
(in millions)                          Amount      Gains     Losses       Value
-------------------------------------------------------------------------------
December 31,1999
Customer-initiated and other
     Interest rate contracts:
        Caps and floors written        $  166     $ --       $   (1)     $   (1)
        Caps and floors purchased         141          1       --             1
        Swaps                             256          2         (2)       --

          Total interest rate
            contracts                     563          3         (3)       --

     Foreign exchange
        contracts:
        Spot, forwards, futures
          and options                     579         14        (11)          3

          Total customer-initiated
             and other                 $1,142     $   17     $  (14)     $    3

December 31,1998
Customer-initiated and other
     Interest rate contracts:
        Caps and floors written        $  241     $ --       $   (1)     $   (1)
        Caps and floors purchased         176          1       --             1
        Swaps                             264          7         (6)          1

          Total interest rate
             contracts                    681          8         (7)          1

     Foreign exchange
        contracts:
        Spot, forwards, futures
          and options                     673         20        (13)          7

          Total customer-initiated
          and other                    $1,354     $   28     $  (20)     $    8

Detailed discussions of each class of derivative financial instrument and foreign exchange contract held or issued by the Corporation for both risk management and customer-initiated and other activities are provided below.

INTEREST RATE SWAPS

Interest rate swaps are agreements in which two parties periodically exchange fixed cash payments for variable payments based on a designated market rate or index (or variable payments based on two different rates or indices for basis swaps), applied to a specified notional amount until a stated maturity. The Corporation's swap agreements are structured such that variable payments are primarily based on prime, one-month LIBOR or three-month LIBOR. These instruments are principally negotiated over-the-counter and are subject to credit risk, market risk and liquidity risk.

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

                                 Comerica Incorporated 1999 Annual Report     57

18   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)..............

COMMITMENTS

The Corporation also enters into commitments to purchase or sell earning assets for risk management purposes. These transactions, which are similar in nature to forward contracts, did not have a material impact on the consolidated financial statements for the years ended December 31, 1999 and 1998. Commitments to purchase and sell U.S. Treasury and municipal bond securities related to the Corporation's trading account totaled $4 million and $17 million at December 31, 1999 and 1998, respectively. Outstanding commitments expose the Corporation to both credit and market risk.

Available credit lines on fixed rate credit card and check product accounts, which have characteristics similar to option contracts, totaled $1.2 billion and $1.6 billion at December 31, 1999 and 1998, respectively. These commitments expose the Corporation to the risk of a reduction in net interest income as interest rates increase. Market risk exposure arising from fixed rate revolving credit commitments is very limited, however, since it is unlikely that a significant number of customers with these accounts will simultaneously borrow up to their maximum available credit lines. Additional information concerning unused commitments to extend credit is provided in the "Credit-Related Financial Instruments" section below.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities.

Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

(in millions)                                             1999        1998
--------------------------------------------------------------------------
Unused commitments to extend credit                    $24,230     $28,393
Standby letters of credit and financial guarantees       4,064       3,632
Commercial letters of credit                               232         328
Credit default swaps                                        44          44
===========================================================================

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit at December 31, 1999 and 1998, included $3 billion of variable and fixed rate revolving credit commitments. Other unused loan commitments, primarily variable rate, totaled $21 billion at December 31, 1999, and $25 billion at December 31, 1998.

STANDBY AND COMMERCIAL LETTERS OF CREDIT AND FINANCIAL GUARANTEES

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, defined as those maturing beyond one year, expire in decreasing amounts through the year 2012, and were $1,475 million and $1,432 million at December 31, 1999 and 1998, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $2,589 million and $2,200 million at December 31, 1999 and 1998, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions.

CREDIT DEFAULT SWAPS

Credit default swaps allow the Corporation to diversify its loan portfolio by assuming credit exposure from different borrowers or industries without actually extending credit in the form of a loan. Credit risk associated with credit default swaps was $44 million at December 31, 1999 and 1998.

19   CONTINGENT LIABILITIES.....................................................

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

58   Comerica Incorporated 1999 Annual Report

20   USAGE RESTRICTIONS.........................................................

Cash and due from banks may include amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. The average amount of these reserves was $103 million and $129 million for the years ended December 31, 1999 and 1998, respectively.

21   ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS.............................

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

Loans held for sale: The market value of these loans represents estimated fair value or estimated net selling price. The market value is determined on the basis of existing forward commitments or the market values of similar loans.

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

                               Comerica Incorporated 1999 Annual Report       59

21   ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED).................

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

Derivative financial instruments and foreign exchange contracts: The estimated fair value of interest rate swaps represents the amount the Corporation would receive or pay to terminate or otherwise settle the contracts at the balance sheet date, taking into consideration current unrealized gains and losses on open contracts. The estimated fair value of foreign exchange futures and forward contracts and commitments to purchase or sell financial instruments is based on quoted market prices. The estimated fair value of interest rate and foreign currency options (including interest rate caps and floors) is determined using option pricing models.

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

The estimated fair values of the Corporation's financial instruments at December 31, 1999 and 1998 are as follows:

                                      1999                       1998
---------------------------------------------------------------------------------
                                Carrying    Estimated      Carrying     Estimated
(in millions)                     Amount   Fair Value        Amount    Fair Value
---------------------------------------------------------------------------------
ASSETS
Cash and short-term
     investments               $  1,294      $  1,294      $  1,830      $  1,830
Trading account
     securities                      16            16             6             6
Loans held for sale                 505           535            46            46
Investment securities
     available for sale           2,739         2,739         2,712         2,712
Commercial loans                 20,655        20,444        19,086        19,016
International loans               2,573         2,538         2,713         2,696
Real estate construction
     loans                        1,709         1,710         1,080         1,075
Commercial mortgage
     loans                        4,774         4,674         4,179         4,216
Residential mortgage
     loans                          870           866         1,038         1,071
Consumer loans                    1,351         1,321         1,862         1,807
Lease financing                     761           753           647           648
---------------------------------------------------------------------------------
        Total loans              32,693        32,306        30,605        30,529
Less allowance for
     credit losses                 (476)         --            (452)         --
---------------------------------------------------------------------------------
Net loans                        32,217        32,306        30,153        30,529

Customers'liability on
     acceptances
        outstanding                  44            44            12            12

Loan servicing rights                 5             5             4             4

LIABILITIES
Demand deposits
     (noninterest-bearing)        6,136         6,136         6,999         6,999
Interest-bearing
     deposits                    17,155        17,137        17,314        17,340
---------------------------------------------------------------------------------
        Total deposits           23,291        23,273        24,313        24,339

Short-term borrowings             2,768         2,768         3,580         3,580
Acceptances
     outstanding                     44            44            12            12
Medium- and
     long-term debt               8,580         8,490         5,282         5,355

OFF-BALANCE
SHEET
FINANCIAL
INSTRUMENTS
Derivative financial
     instruments and
     foreign exchange
     contracts
        Risk management:
        Unrealized gains           --              50          --             196
        Unrealized losses            (1)         (200)         --             (35)

        Customer-initiated
        and other:
        Unrealized gains             17            17            28            28
        Unrealized losses           (14)          (14)          (20)          (20)

Credit-related financial
     instruments                   --             (15)         --             (13)
=================================================================================

60   Comerica Incorporated 1999 Annual Report

22   BUSINESS SEGMENT INFORMATION...............................................

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based on the products and services provided. Lines of business results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal organizational structure of the Corporation; information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, amounts in all periods are based on methodologies in effect at December 31, 1999. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines. In addition to the three major lines of business, the Finance Division is also reported as a segment.

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

The following discussion provides information about the activities of each line of business. A discussion of the financial results and the factors impacting 1999 performance can be found in the section entitled "Strategic Lines of Business" in the financial review on page 29.

The Business Bank is comprised of middle market lending, asset-based lending,large corporate banking and international financial services. This line of business meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

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

The Other category includes divested business lines, the income and expense impact of cash and credit loss reserves not assigned to specific business lines, miscellaneous other items of a corporate nature and certain direct expenses not allocated to business lines. The other category also includes the financial results of Munder on a consolidated basis since July 1998, during which time management considered strategic options for its majority interest. In 2000, results for Munder will be included in the Investment Bank.

                                Comerica Incorporated 1999 Annual Report      61

22   BUSINESS SEGMENT INFORMATION (CONTINUED)...................................

Lines of business/segment financial results were as follows:

                                          Business Bank                 Individual Bank             Investment Bank*
-------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)         1999     1998     1997       1999       1998      1997      1999       1998     1997
-------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY

Net interest income (FTE)         $   853  $   746  $   658   $    699   $   679   $    754  $     (4)    $   (3)  $   (2)
Provision for credit losses           149       79      (11)        (6)      (14)        82      --         --       --
Noninterest income                    193      154      128        294       300        269       135        122      107
Noninterest expenses                  339      308      299        599       586        598       126        113      101
Restructuring charge                 --       --       --         --        --         --        --         --       --
Provision for income taxes (FTE)      202      185      181        139       142        120         2          2        1
Net income (loss)                     356      328      317        261       265        223         3          4        3

SELECTED AVERAGE
BALANCES

Assets                            $26,121  $22,908  $19,884   $  7,042   $ 7,651   $  9,534  $     29     $   33   $   28
Loans                              25,021   21,555   18,276      6,584     7,076      8,936      --            1     --
Deposits                            4,529    4,332    3,929     17,332    17,213     17,055        24         34       41
Common equity                       1,604    1,340    1,062        715       736        769        27         27       23

STATISTICAL DATA

Return on average assets             1.36%    1.43%    1.60%      1.44%     1.47%      1.24%     5.83%      5.63%    4.15%
Return on average common equity     22.16    24.49    29.92      36.50     35.96      28.94     12.15      14.17    12.63
Efficiency ratio                    32.60    34.51    38.35      60.22     59.82      58.39       n/m        n/m      n/m


                                            Finance                         Other                          Total
---------------------------------------------------------------------------------------------------------------------------
                                     1999     1998     1997       1999      1998       1997      1999       1998       1997
---------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY

Net interest income (FTE)         $     7  $    46  $    40   $     (3)  $  --     $      2  $  1,552    $ 1,468   $  1,452
Provision for credit losses          --       --       --          (29)       48         75       114        113        146
Noninterest income                      8        8        4         87        19         20       717        603        528
Noninterest expenses                    3        3        3         50        17          7     1,117      1,027      1,008
Restructuring charge                 --       --       --         --          (7)      --        --           (7)      --
Provision for income taxes (FTE)        4       18       15         18       (16)       (21)      365        331        296
Net income (loss)                       8       33       26         45       (23)       (39)      673        607        530

SELECTED AVERAGE
BALANCES

Assets                            $ 3,730  $ 4,320  $ 5,152   $     38   $    75   $    271  $ 36,960    $34,987  $  34,869
Loans                                 481      280       70       (526)     (313)       (73)   31,560     28,599     27,209
Deposits                              569      704      902         65       (30)        19    22,519     22,253     21,946
Common equity                         315      333      294        338       181        260     2,999      2,617      2,408

STATISTICAL DATA

Return on average assets             0.06%    0.28%    0.22%       n/m%      n/m%       n/m%     1.82%      1.74%      1.52%
Return on average common equity      2.41    10.00     8.98        n/m       n/m        n/m     21.86      22.54      21.32
Efficiency ratio                      n/m      n/m      n/m        n/m       n/m        n/m     49.35      49.39      51.04
===========================================================================================================================

 * Included in noninterest expenses are fees internally transferred to other lines of business for referrals to the Investment Bank. If excluded, Investment Bank net income would have been $12 million in 1999, $9 million in 1998 and $6 million in 1997. Return on average common equity would have been 45.27% in 1999, 33.65% in 1998 and 27.49% in 1997.

n/m - not meaningful

62   COMERICA INCORPORATED 1999 ANNUAL REPORT

23   PARENT COMPANY FINANCIAL STATEMENTS........................................

BALANCE SHEETS--Comerica Incorporated
December 31 (in thousands,except share data)                                                        1999           1998
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                      $        80    $     2,728
Time deposits with banks                                                                          69,900         22,600
Investment securities available for sale                                                          27,505         22,392
Investment in subsidiaries, principally banks                                                  3,669,435      3,280,384
Premises and equipment                                                                             4,335          5,855
Other assets                                                                                      55,900         57,235
-----------------------------------------------------------------------------------------------------------------------
     Total assets                                                                            $ 3,827,155    $ 3,391,194
=======================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                                             $    74,877    $      --
Long-term debt                                                                                   158,543        234,639
Advances from nonbanking subsidiaries                                                              3,882           --
Other liabilities                                                                                115,209        109,942
-----------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                           352,511        344,581

Nonredeemable preferred stock--$50 stated value
     Authorized--5,000,000 shares
     Issued--5,000,000 shares in 1999 and 1998                                                   250,000        250,000
Common stock--$5 par value
     Authorized--325,000,000 shares
     Issued--157,233,107 shares in 1999 and 157,233,088 shares in 1998                           786,166        786,165
Capital surplus                                                                                   35,092         24,649
Accumulated nonowner changes in equity                                                           (31,702)        (6,455)
Retained earnings                                                                              2,485,204      2,086,589
Deferred compensation                                                                             (2,955)        (5,202)
Less cost of common stock in treasury--715,496 shares in 1999 and 1,351,997 shares in 1998       (47,161)       (89,133)
-----------------------------------------------------------------------------------------------------------------------
     Total shareholders'equity                                                                 3,474,644      3,046,613
-----------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders'equity                                               $ 3,827,155    $ 3,391,194
=======================================================================================================================

STATEMENTS OF INCOME--Comerica Incorporated
Year Ended December 31 (in thousands)                                       1999         1998        1997
----------------------------------------------------------------------------------------------------------
INCOME
Income from subsidiaries
     Dividends from subsidiaries                                       $ 260,603    $ 442,495    $ 353,500
     Other interest income                                                   808        3,899        3,626
     Intercompany management fees                                         93,414      157,393      166,952
Other interest income                                                        347          545          559
Other noninterest income                                                  24,354        2,628        2,070
----------------------------------------------------------------------------------------------------------
     Total income                                                        379,526      606,960      526,707

EXPENSES
Interest on long-term debt and other borrowed funds                       17,193       22,214       26,129
Net interest rate swap income                                               (682)      (1,648)      (2,818)
Salaries and employee benefits                                            64,580       61,583       65,766
Occupancy expense                                                          5,840        6,630        9,373
Equipment expense                                                          1,572        1,873        2,053
Restructuring charge                                                        --            100         --
Other noninterest expenses                                                29,730       36,002       54,262
----------------------------------------------------------------------------------------------------------
     Total expenses                                                      118,233      126,754      154,765
----------------------------------------------------------------------------------------------------------
Income before income taxes and equity
   in undistributed net income of subsidiaries                           261,293      480,206      371,942
Income tax expense                                                           349       13,279        6,111
----------------------------------------------------------------------------------------------------------
                                                                         260,944      466,927      365,831
Equity in undistributed net income of subsidiaries, principally banks    411,645      140,149      164,645
----------------------------------------------------------------------------------------------------------
NET INCOME                                                             $ 672,589    $ 607,076    $ 530,476
==========================================================================================================

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       63

23   PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)............................

STATEMENTS OF CASH FLOWS-- Comerica Incorporated
Year Ended December 31 (in thousands)                                      1999          1998        1997
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income                                                       $ 672,589     $ 607,076    $ 530,476
     Adjustments to reconcile net income to
      net cash provided by operating activities
          Undistributed earnings of
             subsidiaries, principally banks                           (411,645)     (140,149)    (164,645)
          Depreciation                                                    1,404         1,755        1,800
          Restructuring charge                                             --          (6,008)     (20,992)
          Other, net                                                      5,822         4,908        7,465
----------------------------------------------------------------------------------------------------------
               Total adjustments                                       (404,419)     (139,494)    (176,372)
----------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities                268,170       467,582      354,104

INVESTING ACTIVITIES
     Purchase of investment securities available for sale                (7,687)      (11,640)      (4,092)
     Proceeds from sale of investment securities available for sale       2,580         1,983          427
     Proceeds from sales of fixed assets and other real estate              115           136       28,958
     Purchases of fixed assets                                             (316)       (1,222)      (1,424)
     Net (increase) decrease in bank time deposits                      (47,300)       57,800       25,300
     Net increase in receivables from subsidiaries                         --            --           (375)
     Capital transactions with subsidiaries                              (5,610)     (134,752)      (3,283)
----------------------------------------------------------------------------------------------------------
               Net cash provided by (used in) investing activities      (58,218)      (87,695)      45,511

FINANCING ACTIVITIES
     Net increase (decrease) in advances from subsidiaries                3,882        (4,054)       3,818
     Repayments and purchases of long-term debt                         (76,096)      (63,712)         141
     Net increase (decrease) in short-term borrowings                    74,877          --           (842)
     Proceeds from issuance of common stock                              23,268        50,885       35,082
     Purchase of common stock for treasury and retirement                (2,885)     (148,684)    (242,293)
     Dividends paid                                                    (235,646)     (211,966)    (195,412)
----------------------------------------------------------------------------------------------------------
               Net cash used in financing activities                   (212,600)     (377,531)    (399,506)
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash on deposit at bank subsidiary            (2,648)        2,356          109
Cash on deposit at bank subsidiary at beginning of year                   2,728           372          263
----------------------------------------------------------------------------------------------------------
Cash on deposit at bank subsidiary at end of year                     $      80     $   2,728    $     372
----------------------------------------------------------------------------------------------------------
Interest paid                                                         $  19,184     $  15,290    $  25,799
==========================================================================================================
Income taxes recovered (paid)                                         $   9,807     $     975    $  (1,145)
==========================================================================================================

64   COMERICA INCORPORATED 1999 ANNUAL REPORT

24   SUMMARY OF QUARTERLY FINANCIAL INFORMATION.................................

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

                                                         1999
-------------------------------------------------------------------------------
(in thousands,                          Fourth      Third     Second      First
except per share data)                 Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------
Interest income                       $729,838   $671,936   $641,501   $629,435
Interest expense                       321,563    281,544    261,859    260,603
Net interest income                    408,275    390,392    379,642    368,832
Provision for credit losses             45,000     21,000     28,000     20,000
Securities gains                         3,512         49        690      1,202
Noninterest income
     (excluding securities gains)      191,356    170,426    193,961    155,692
Noninterest expenses                   287,813    276,850    288,880    263,414
Net income                             175,681    170,414    167,382    159,112

Basic net income per common share     $   1.10   $   1.06   $   1.04   $   0.99
Diluted net income per common share       1.08       1.05       1.03       0.98

                                                            1998
-----------------------------------------------------------------------------------
(in thousands,                           Fourth       Third      Second       First
except per share data)                  Quarter     Quarter     Quarter     Quarter
-----------------------------------------------------------------------------------
Interest income                       $ 652,121   $ 639,562   $ 651,230   $ 673,861
Interest expense                        281,371     279,127     286,752     308,253
Net interest income                     370,750     360,435     364,478     365,608
Provision for credit losses              36,000      21,000      28,000      28,000
Securities gains/(losses)                 6,081         174          11        (150)
Noninterest income
(excluding securities gains)            161,306     151,940     148,784     135,002
Noninterest expenses                    263,051     253,821     253,299     249,873
Net income                              157,820     154,490     150,383     144,383

Basic net income per common share     $    0.99   $    0.97   $    0.94   $    0.89
Diluted net income per common share        0.97        0.95        0.92        0.88
---================================================================================

25   PENDING ACCOUNTING PRONOUNCEMENTS..........................................

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement, as amended by Statement No. 137, will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Statement 133, as amended, is effective for fiscal years beginning after September 15, 2000. The statement permits adoption as of the beginning of any fiscal quarter. The Corporation expects to adopt SFAS No. 133 effective January 1,2001. The Corporation has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Corporation. The FASB has not yet finalized several significant implementation issues which affect the Corporation.

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       65

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

The Corporation's Board of Directors oversees management's internal control and financial reporting responsibilities through its Audit & Legal Committee as well as various other committees. The Audit & Legal Committee, which consists of directors who are not officers or employees of the Corporation, meets periodically with management and internal and independent auditors to assure that they and the Committee are carrying out their responsibilities, and to review auditing, internal control and financial reporting matters.

/S/ Eugene A. Miller
Eugene A. Miller
Chairman, President and Chief Executive Officer


/S/ Ralph W. Babb Jr.
Ralph W. Babb Jr.
Vice Chairman and Chief Financial Officer


/S/ Marvin J. Elenbaas
Marvin J. Elenbaas
Senior Vice President and Controller

REPORT OF INDEPENDENT AUDITORS

Board of Directors,
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/S/ Ernst & Young LLP
Detroit, Michigan
January 18, 2000

66   COMERICA INCORPORATED 1999 ANNUAL REPORT

HISTORICAL REVIEW-AVERAGE BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions)                                                1999        1998        1997        1996        1995
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $  1,518    $  1,622    $  1,686    $  1,576    $  1,500

Short-term investments                                        116         143         129         195         351

Investment securities                                       2,403       3,371       4,687       5,823       7,625

Commercial loans                                           19,681      16,973      14,234      12,686      11,302
International loans                                         2,627       2,342       1,953       1,541       1,257
Real estate construction loans                              1,364         989         866         707         541
Commercial mortgage loans                                   4,461       3,819       3,547       3,483       3,157
Residential mortgage loans                                    929       1,325       1,676       1,960       2,450
Consumer loans                                              1,816       2,575       4,486       4,624       4,569
Lease financing                                               682         576         447         351         285
-----------------------------------------------------------------------------------------------------------------
     Total loans                                           31,560      28,599      27,209      25,352      23,561

Less allowance for credit losses                             (463)       (440)       (402)       (361)       (340)
-----------------------------------------------------------------------------------------------------------------
     Net loans                                             31,097      28,159      26,807      24,991      23,221

Accrued income and other assets                             1,826       1,692       1,560       1,610       1,432
-----------------------------------------------------------------------------------------------------------------
     Total assets                                        $ 36,960    $ 34,987    $ 34,869    $ 34,195    $ 34,129
=================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                             $  6,255    $  6,151    $  5,815    $  5,589    $  4,767
Interest-bearing deposits                                  16,264      16,102      16,131      16,669      16,888
-----------------------------------------------------------------------------------------------------------------
     Total deposits                                        22,519      22,253      21,946      22,258      21,655

Federal funds purchased and securities sold
   under agreements to repurchase                           2,823       2,510       2,017       2,106       2,816
Other borrowed funds                                          659         910       1,801       1,999       2,313
Accrued expenses and other liabilities                        421         415         467         400         324
Medium- and long-term debt                                  7,289       6,032       5,980       4,745       4,510
-----------------------------------------------------------------------------------------------------------------
     Total liabilities                                     33,711      32,120      32,211      31,508      31,618

Shareholders' equity                                        3,249       2,867       2,658       2,687       2,511
-----------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity          $ 36,960    $ 34,987    $ 34,869    $ 34,195    $ 34,129
=================================================================================================================

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       67

HISTORICAL REVIEW-STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions, except per share data)                              1999       1998       1997       1996       1995
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                     $ 2,501    $ 2,382    $ 2,318    $ 2,161    $ 2,091
Interest on investment securities
     Taxable                                                       157        219        310        372        474
     Exempt from federal income tax                                  5          7         11         18         26
------------------------------------------------------------------------------------------------------------------
       Total interest on investment securities                     162        226        321        390        500
Interest on short-term investments                                  10          9          9         12         23
------------------------------------------------------------------------------------------------------------------
       Total interest income                                     2,673      2,617      2,648      2,563      2,614

INTEREST EXPENSE
Interest on deposits                                               590        648        673        686        721
Interest on short-term borrowings                                  179        186        209        219        302
Interest on medium- and long-term debt                             411        368        374        295        289
Net interest rate swap (income)/expense                            (54)       (46)       (51)       (49)         2
------------------------------------------------------------------------------------------------------------------
       Total interest expense                                    1,126      1,156      1,205      1,151      1,314
------------------------------------------------------------------------------------------------------------------
       Net interest income                                       1,547      1,461      1,443      1,412      1,300
Provision for credit losses                                        114        113        146        114         87
------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for credit losses     1,433      1,348      1,297      1,298      1,213

NONINTEREST INCOME
Fiduciary and investment management income                         241        184        147        133        125
Service charges on deposit accounts                                169        158        141        140        130
Commercial lending fees                                             49         43         32         23         21
Letter of credit fees                                               39         31         26         22         20
Securities gains                                                     5          6          5         14         12
Other noninterest income                                           214        181        177        175        191
------------------------------------------------------------------------------------------------------------------
       Total noninterest income                                    717        603        528        507        499

NONINTEREST EXPENSES
Salaries and employee benefits                                     640        565        539        561        562
Net occupancy expense                                               94         90         89         99         99
Equipment expense                                                   61         60         62         69         68
Outside processing fee expense                                      48         43         42         42         49
Restructuring charge                                              --           (7)      --           90       --
Other noninterest expenses                                         274        269        276        298        308
------------------------------------------------------------------------------------------------------------------
       Total noninterest expenses                                1,117      1,020      1,008      1,159      1,086
------------------------------------------------------------------------------------------------------------------
Income before income taxes                                       1,033        931        817        646        626
Provision for income taxes                                         360        324        287        229        213
------------------------------------------------------------------------------------------------------------------
NET INCOME                                                     $   673    $   607    $   530    $   417    $   413
==================================================================================================================
Net income applicable to common stock                          $   655    $   590    $   513    $   408    $   413
==================================================================================================================
Basic net income per common share                              $  4.20    $  3.79    $  3.24    $  2.41    $  2.38
Diluted net income per common share                               4.14       3.72       3.19       2.38       2.37
Cash dividends declared on common stock                        $   225    $   199    $   181    $   170    $   158
Dividends per common share                                     $  1.44    $  1.28    $  1.15    $  1.01    $  0.91
------------------------------------------------------------------------------------------------------------------

68   COMERICA INCORPORATED 1999 ANNUAL REPORT

HISTORICAL REVIEW--STATISTICAL DATA
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information                             1999          1998         1997          1996          1995
--------------------------------------------------------------------------------------------------------------------------
AVERAGE RATES
(FULLY TAXABLE EQUIVALENT BASIS)
Short-term investments                                         8.85%         6.25%        6.59%         6.23%         6.61%

Investment securities                                          6.76          6.81         6.94          6.79          6.72

Commercial loans                                               7.70          8.04         8.25          8.21          8.75
International loans                                            7.86          7.97         7.07          6.64          7.06
Real estate construction loans                                 8.48          9.24         9.38          9.22          9.52
Commercial mortgage loans                                      8.25          8.74         9.08          9.29          9.40
Residential mortgage loans                                     7.47          7.69         7.90          7.83          7.80
Consumer loans                                                 9.98         10.20         9.81          9.88         10.10
Lease financing                                                6.84          7.65         7.48          6.82          6.65
--------------------------------------------------------------------------------------------------------------------------
     Total loans                                               7.93          8.34         8.53          8.54          8.90
--------------------------------------------------------------------------------------------------------------------------
     Interest income as a percent of earning assets            7.85          8.17         8.29          8.20          8.35

Domestic deposits                                              3.48          3.91         4.09          4.04          4.05
Deposits in foreign offices                                    7.05          6.71         5.68          5.46          6.07
--------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                           3.63          4.02         4.17          4.11          4.27

Federal funds purchased and securities sold
  under agreements to repurchase                               5.16          5.44         5.49          5.31          5.88
Other borrowed funds                                           5.07          5.40         5.45          5.36          5.87
Medium- and long-term debt                                     5.63          6.10         6.26          6.22          6.41
--------------------------------------------------------------------------------------------------------------------------
     Interest expense as a percent of
       interest-bearing sources                                4.16          4.52         4.65          4.51          4.95
--------------------------------------------------------------------------------------------------------------------------
     Interest rate spread                                      3.69          3.65         3.64          3.69          3.40

Impact of net noninterest-bearing
  sources of funds                                             0.86          0.92         0.89          0.85          0.79
--------------------------------------------------------------------------------------------------------------------------
     Net interest margin as a percent of
       earning assets                                          4.55          4.57         4.53          4.54          4.19

RETURN ON AVERAGE COMMON
  SHAREHOLDERS' EQUITY                                        21.86         22.54        21.32         15.98         16.46

RETURN ON AVERAGE ASSETS                                       1.82          1.74         1.52          1.22          1.21

EFFICIENCY RATIO                                              49.35         49.39        51.04         60.36         60.09

PER SHARE DATA

Book value at year-end                                     $  20.60      $  17.94     $  16.02      $  14.70      $  15.17
Market value at year-end                                      46.69         68.19        60.17         34.92         26.67
Market value--high and low for year                           70-44         73-47        62-34         39-24         29-16

OTHER DATA

Number of banking offices                                       332           334          350           358           395
Number of employees (full-time equivalent)                   10,234        10,134        9,960        11,079        12,876
--------------------------------------------------------------------------------------------------------------------------

                               COMERICA INCORPORATED 1999 ANNUAL REPORT       69

SHAREHOLDER INFORMATION

STOCK

Comerica's stock trades on the New York Stock Exchange (NYSE) under the symbol CMA.

SHAREHOLDER ASSISTANCE

Inquiries related to shareholder records, change of name, address or ownership of stock, and lost or stolen stock certificates should be directed to the transfer agent and registrar:

Norwest Shareowner Services
P.O. Box 64854
St. Paul, Minnesota 55164-0854
(800) 468-9716

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

ANNUAL MEETING

The Annual Meeting of Shareholders of Comerica Incorporated will be held on Friday, May 19, 2000, at 9:30 a.m. at the Detroit Institute of Arts, 5200 Woodward Avenue, Detroit, Michigan.


FORM 10-K

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT THE ADDRESS LISTED ON PAGE 70.

STOCK PRICES, DIVIDENDS AND YIELDS

                                    Dividend  Dividend(*)
Quarter          High         Low  Per Share     Yield
--------------------------------------------------------
1999
Fourth         $61.38      $44.00      $0.36        2.7%
Third           61.63       47.63       0.36        2.6
Second          66.63       57.31       0.36        2.3
First           70.00       58.94       0.36        2.2
--------------------------------------------------------
1998
Fourth         $69.00      $46.50      $0.32        2.2%
Third           71.94       51.00       0.32        2.1
Second          73.00       61.94       0.32        1.9
First           72.13       54.33       0.32        2.0
--------------------------------------------------------


(*) Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price in the quarter.

At January 31, 2000, there were approximately 17,227 holders of record of the Corporation's common stock.

INVESTOR RELATIONS ON THE INTERNET

Go to www.comerica.com to find the latest investor relations information about Comerica, including stock quotes, news releases and customized financial data.

COMMUNITY REINVESTMENT ACT (CRA) PERFORMANCE

Comerica is committed to meeting the credit needs of the communities it serves. Following are the most recent CRA ratings for Comerica subsidiaries:

Comerica Bank (Michigan)              Outstanding
Comerica Bank-Texas                   Satisfactory
Comerica Bank-California              Satisfactory
Comerica Bank, N.A.                   Outstanding

EQUAL EMPLOYMENT OPPORTUNITY

Comerica is committed to its affirmative action program and practices which ensure uniform treatment of employees without regard to race, creed, color, age, national origin, religion, handicap, marital status, veteran status, weight, height or sex.

PRODUCT INFORMATION CENTER

If you have any questions about Comerica's products and services, please contact our Product Information Center at (800) 292-1300.