Form 10-K, Exhibit 13
period 2000-12-31
COMERICA INC /NEW/
filed 2001-04-02
CIK 28412

                                                                     EXHIBIT 13

       FINANCIAL REVIEW AND REPORTS


24     2000 Financial Highlights
24     Earnings Performance
31     Strategic Lines of Business
33     Balance Sheet and Capital Funds Analysis
34     Risk Management
42     Consolidated Financial Statements
46     Notes to Consolidated Financial Statements
68     Report of Management
68     Report of Independent Auditors
69     Historical Review

                                                          2000 Annual Report  23
TABLE 1: SELECTED FINANCIAL DATA

Year Ended December 31
(dollar amounts in millions, except per share data)                     2000          1999         1998         1997         1996
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY

Total interest income                                                 $  3,262       $ 2,673      $ 2,617      $ 2,648      $ 2,563
Net interest income                                                      1,659         1,547        1,461        1,443        1,412
Provision for credit losses                                                145           114          113          146          114
Securities gains/(losses)                                                   (1)            5            6            5           14
Noninterest income (excluding securities gains/(losses))                   827           712          597          523          493
Noninterest expenses                                                     1,189         1,117        1,020        1,008        1,159
Net income                                                                 749           673          607          530          417

PER SHARE OF COMMON STOCK

Basic net income                                                      $   4.68       $  4.20      $  3.79      $  3.24      $  2.41
Diluted net income                                                        4.63          4.14         3.72         3.19         2.38
Cash dividends declared                                                   1.60          1.44         1.28         1.15         1.01
Common shareholders' equity                                              23.94         20.60        17.94        16.02        14.70
Market value                                                             59.38         46.69        68.19        60.17        34.92

YEAR-END BALANCES

Total assets                                                          $ 41,985       $38,653      $36,601      $36,292      $34,206
Total earning assets                                                    38,903        36,046       33,427       33,104       31,110
Total loans                                                             36,060        32,693       30,605       28,895       26,207
Total deposits                                                          27,168        23,291       24,313       22,586       22,367
Total borrowings                                                        10,166        11,348        8,862       10,479        8,731
Medium- and long-term debt                                               8,089         8,580        5,282        7,286        4,242
Common shareholders' equity                                              3,757         3,225        2,797        2,512        2,366

DAILY AVERAGE BALANCES

Total assets                                                          $ 40,320       $36,960      $34,987      $34,869      $34,195
Total earning assets                                                    37,344        34,079       32,113       32,025       31,370
Total loans                                                             34,376        31,560       28,599       27,209       25,352
Total deposits                                                          24,692        22,519       22,253       21,946       22,258
Total borrowings                                                        11,388        10,771        9,452        9,798        8,850
Medium- and long-term debt                                               8,125         7,289        6,032        5,980        4,745
Common shareholders' equity                                              3,460         2,999        2,617        2,408        2,554

RATIOS

Return on average assets                                                  1.86%         1.82%        1.74%        1.52%        1.22%
Return on average common shareholders' equity                            21.16         21.86        22.54        21.32        15.98
Efficiency ratio                                                         47.74         49.35        49.39        51.04        60.36
Dividend payout ratio                                                       35            35           34           36           42
Average common shareholders' equity as
  a percent of average assets                                             8.58          8.11         7.48         6.91         7.47
====================================================================================================================================

24 Comerica Incorporated

2000 FINANCIAL HIGHLIGHTS

CENTERED ON PERFORMANCE

-    Earned 21.16 percent on average common shareholders' equity, compared to
     21.86 percent in 1999.

-    Returned 1.86 percent on average assets, compared to 1.82 percent in 1999.

- Improved the efficiency ratio to 47.74 percent in 2000, solidifying Comerica as one of the top performing commercial banks in terms of efficiency.

REPORTED RECORD EARNINGS

- Reported net income of $749 million, or $4.63 per common share, compared with $673 million, or $4.14 per common share, in 1999.

SUSTAINED GROWTH

-    Generated a 12 percent increase in average business loans.

-    Averaged $40 billion in total assets, a nine percent increase from 1999.

-    Increased average shareholders' equity to $3.7 billion.

ENHANCED SHAREHOLDERS' RETURN

- Raised the quarterly cash dividend 11 percent to $0.40 per share, an annual rate of $1.60.

IMPLEMENTED KEY STRATEGIES

- Announced the acquisition of Imperial Bancorp, a $7.4 billion banking company in California, for $1.3 billion of common stock.

- Announced an alliance to provide third party bankcard and revolving check credit services to Comerica's customers and sold $457 million of loans in connection with forming the alliance, recognizing a net gain of $48 million.

- Formed alliances to provide personal trust services to alliance partner clients across the United States.

-    Opened a new SBA lending office in New Orleans.

RETURN ON AVERAGE ASSETS
(IN PERCENTAGES)

[BAR GRAPH]

                         96              97              98              99              00
Comerica                1.22%           1.52%           1.74%           1.82%           1.86%
Industry Average        1.40%           1.31%           1.22%           1.39%           1.27%


EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income is the difference between interest earned on assets, including certain yield related fees, and interest paid on liabilities. Interest expense includes the net interest income or expense associated with risk management interest rate swaps. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Net interest income on a fully taxable equivalent basis (FTE) comprised 67 percent of net revenues in 2000, compared to 68 percent in 1999 and 71 percent in 1998.


NET INTEREST INCOME

[BAR GRAPH]

                                  96              97              98              99              00
Net Interest Income (FTE)       $1,427          $1,452          $1,468          $1,552          $1,663
Net Interest Margin (FTE)         4.54%           4.53%           4.57%           4.55%           4.45%

                                                          2000 Annual Report  25

TABLE 2: ANALYSIS OF NET INTEREST INCOME -- FULLY TAXABLE EQUIVALENT


                                                  2000                                1999                           1998
------------------------------------------------------------------------------------------------------------------------------------
                                       Average              Average   Average                  Average   Average             Average
(dollar amounts in millions)           Balance   Interest    Rate     Balance       Interest    Rate     Balance   Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
Commercial loans                       $21,738   $1,934      8.90%    $19,681       $1,516      7.70%    $16,973   $ 1,365     8.04%
International loans                      2,552      235      9.21       2,627          206      7.86       2,342       187     7.97
Real estate construction loans           2,009      188      9.37       1,364          116      8.48         989        91     9.24
Commercial mortgage loans                5,051      444      8.78       4,461          368      8.25       3,819       334     8.74
Residential mortgage loans                 832       64      7.64         929           69      7.47       1,325       102     7.69
Consumer loans                           1,395      127      9.08       1,816          181      9.98       2,575       263    10.20
Lease financing                            799       47      5.95         682           47      6.84         576        44     7.65
------------------------------------------------------------------------------------------------------------------------------------
     Total loans (1)                    34,376    3,039      8.84      31,560        2,503      7.93      28,599     2,386     8.34
Taxable securities                       2,613      188      7.06       2,309          156      6.67       3,232       217     6.72
Securities exempt from
     federal income taxes                   57        5      8.91          94            8      9.09         139        12     9.16
------------------------------------------------------------------------------------------------------------------------------------
     Total investment securities         2,670      193      7.10       2,403          164      6.76       3,371       229     6.81
Short-term investments                     298       34     11.20         116           11      8.85         143         9     6.25
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets               37,344    3,266      8.73      34,079        2,678      7.85      32,113     2,624     8.17
Cash and due from banks                  1,484                          1,518                              1,622
Allowance for credit losses               (514)                          (463)                              (440)
Accrued income and other assets          2,006                          1,826                              1,692
-------------------------------------- -------                        -------                            -------
     Total assets                      $40,320                        $36,960                            $34,987
====================================== =======                        =======                            =======
Money market and NOW accounts          $ 7,928      253      3.20     $ 7,664          208      2.71     $ 7,346       231     3.15
Savings deposits                         1,380       23      1.65       1,513           24      1.59       1,584        28     1.79
Certificates of deposit                  8,165      470      5.76       6,399          310      4.84       6,521       345     5.29
Foreign office deposits (2)                814       63      7.75         688           48      7.05         651        44     6.71
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits    18,287      809      4.43      16,264          590      3.63      16,102       648     4.02
Short-term borrowings                    3,263      212      6.49       3,482          179      5.14       3,420       186     5.43
Medium- and long-term debt               8,125      534      6.57       7,289          411      5.63       6,032       368     6.10
Other (3)                                  --        48       --          --           (54)      --          --        (46)     --
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing sources     29,675    1,603      5.40      27,035        1,126      4.16      25,554     1,156     4.52
Noninterest-bearing deposits             6,405                          6,255                              6,151
Accrued expenses and other liabilities     530                            421                                415
Preferred stock                            250                            250                                250
Common shareholders' equity              3,460                          2,999                              2,617
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
        shareholders' equity           $40,320                        $36,960                            $34,987
====================================== =======                        =======                            =======
Net interest income/rate spread (FTE)            $1,663      3.33                   $1,552      3.69               $ 1,468     3.65
                                                 ======                             ======                         =======
FTE adjustment (4)                               $    4                             $    5                         $     7
                                                 ======                             ======                         =======
Impact of net noninterest-bearing
     sources of funds                                        1.12                               0.86                           0.92
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin (as a percent of
     average earning assets) (FTE)                           4.45%                              4.55%                          4.57%
====================================================================================================================================


(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(2) Includes substantially all deposits by foreign depositors; deposits are primarily in excess of $100,000.
(3) Net interest rate swap (income)/expense. If swap (income)/expense were allocated, average rates on total loans would have been 8.68% in 2000, 8.05% in 1999 and 8.43% in 1998; average rates on medium- and long-term debt would have been 6.51% in 2000, 5.38% in 1999 and 5.76% in 1998; the average rate on certificates of deposit would have been 5.72% in 2000.
(4)  The FTE adjustment is computed using a federal income tax rate of 35%.

26 Comerica Incorporated

TABLE 3: RATE-VOLUME ANALYSIS -- FULLY TAXABLE EQUIVALENT


                                                     2000 / 1999                                       1999 / 1998
------------------------------------------------------------------------------------------------------------------------------------
                                       Increase         Increase           Net          Increase          Increase           Net
                                      (Decrease)       (Decrease)        Increase      (Decrease)        (Decrease)        Increase
(in millions)                         Due to Rate    Due to Volume*     (Decrease)     Due to Rate     Due to Volume*     (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
Interest income (FTE)
   Commercial loans                      $ 235           $ 183            $ 418           $ (58)           $ 209            $ 151
   International loans                      36              (7)              29              (3)              22               19
   Real estate construction loans           12              60               72              (7)              32               25
   Commercial mortgage loans                24              52               76             (19)              53               34
   Residential mortgage loans                2              (7)              (5)             (3)             (30)             (33)
   Consumer loans                          (16)            (38)             (54)             (6)             (76)             (82)
   Lease financing                          (7)              7              --               (4)               7                3
------------------------------------------------------------------------------------------------------------------------------------
      Total loans                          286             250              536            (100)             217              117

   Taxable securities                       10              22               32               1              (62)             (61)
   Securities exempt from
      federal income taxes                 --               (3)              (3)            --                (4)              (4)
------------------------------------------------------------------------------------------------------------------------------------
      Total investment securities           10              19               29               1              (66)             (65)

   Short-term investments                    1              22               23               5               (3)               2
------------------------------------------------------------------------------------------------------------------------------------
      Total interest income (FTE)          297             291              588             (94)             148               54

Interest expense
   Money market and
      NOW accounts                          37               8               45             (32)               9              (23)
   Savings deposits                          1              (2)              (1)             (3)              (1)              (4)
   Certificates of deposit                  58             102              160             (29)              (6)             (35)
   Foreign office deposits                   5              10               15               2                2                4
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits      101             118              219             (62)               4              (58)

   Short-term borrowings                    48             (15)              33             (10)               3               (7)
   Medium- and long-term debt               68              55              123             (28)              71               43
   Other (1)                               102             --               102              (8)             --                (8)
------------------------------------------------------------------------------------------------------------------------------------
      Total interest expense               319             158              477            (108)              78              (30)
------------------------------------------------------------------------------------------------------------------------------------
      Net interest income (FTE)          $ (22)          $ 133            $ 111           $  14            $  70            $  84
====================================================================================================================================

*Rate/volume variances are allocated to variances due to volume.

 (1) Net interest rate swap (income)/expense.

                                                          2000 Annual Report  27

Net interest income (FTE) increased seven percent to $1,663 million in 2000. Contributing to this increase was a 10 percent increase in average earning assets and an increase in noninterest-bearing sources of funds. Comerica (the "Corporation") continued to generate strong growth in business loans in 2000. Business loans averaged $32.1 billion in 2000, a significant increase of 12 percent from 1999. The increase in noninterest-bearing sources of funds was primarily due to a $461 million increase in average shareholders' equity and a $150 million increase in average noninterest-bearing deposits.

Net interest income (FTE) expressed as a percentage of average earning assets is referred to as the net interest margin. For 2000, the net interest margin was
4.45 percent, a decline of 10 basis points from 4.55 percent in 1999. The net interest margin was negatively impacted by slower growth in core deposit balances than that of earning assets, resulting in a greater reliance on higher cost certificates of deposits and medium- and long-term debt in the mix of interest-bearing liabilities. This was partially offset by an increase in the benefit to the net interest margin provided by interest-free sources of funds. A greater reliance on higher cost purchased funds to support expected loan growth will continue to put downward pressure on the net interest margin.

Comerica implements various asset and liability management tactics to minimize exposure to net interest income risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment including changes to interest rates and portfolio growth rates. Such actions include the management of earning assets, funding and capital. In addition, off-balance sheet interest rate swap contracts are employed, effectively fixing the yields on certain variable rate loans and altering the interest rate characteristics of debt issued throughout the year. Refer to page 37 of this financial review for additional information regarding the Corporation's asset and liability management policies.

In 1999, net interest income (FTE) increased six percent to $1,552 million. Contributing to the increase over 1998 was a 10 percent increase in average total loans and an increase in noninterest-bearing sources of funds, primarily shareholders' equity. A significant increase in average commercial loans was partially offset by planned reductions of investment securities, which decreased on average by $1.0 billion, or 29 percent, from 1998, and planned runoff of residential mortgage and consumer loans, which declined on an average basis by a combined $1.2 billion from 1998. The net interest margin was relatively stable in 1999, decreasing two basis points to 4.55 percent from 4.57 percent in 1998. The decrease in the net interest margin in 1999 was partially due to a six basis point decline in the impact of net noninterest-bearing sources of funds resulting from an average yield environment which was lower in 1999 than 1998, as well as changes in the mix of interest-bearing liabilities. This was offset by a strategic repositioning within the earning assets portfolio, whereby investment securities and residential mortgage and consumer loans were replaced with commercial loans.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

The provision for credit losses reflects management's evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses represents management's assessment of probable losses inherent in the Corporation's loan portfolio, including all binding commitments to lend. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent but that have not been specifically identified. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology which has been in use, without material change, for several years. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Credit Policy Group. Business loans are defined as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A detailed credit quality review is performed quarterly on large business loans which have deteriorated below certain levels of credit risk. A specific portion of the allowance is allocated to such loans based upon this review. The portion of the allowance allocated to the remaining business loans is determined by applying projected loss ratios to each risk rating based on numerous factors identified below. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, geographic dispersion of borrowers, and trends with respect to past due and nonaccrual amounts. The allocated reserve was $373 million at December 31, 2000, an increase of $102 million from year-end 1999. This increase was attributable to an increase in the specific portion of the allowance for certain large business loans with deteriorated credit risk at December 31, 2000. Allocations to business loans, as shown in Table 8, increased due to loan growth and changing credit characteristics of the portfolio.


NET LOANS CHARGED OFF TO AVERAGE LOANS
(IN PERCENTAGES)

[BAR GRAPH]

                          96              97              98              99              00
Comerica                0.33%           0.33%           0.30%           0.29%           0.24%
Industry Average        0.51%           0.56%           0.48%           0.47%           0.59%

28 Comerica Incorporated

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES

Year Ended December 31
(dollar amounts in millions)                                             2000         1999         1998         1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                           $476         $452         $424         $367         $ 341

Allowance of institutions purchased/sold                                   --           --           --           --            (3)

Loans charged off
   Domestic
      Commercial                                                           75           78           49           33            33
      Real estate construction                                             --           --           --            1             1
      Commercial mortgage                                                   1            2            1            4             5
      Residential mortgage                                                 --           --           --           --             1
      Consumer                                                             11           31           65           92            86
      Lease financing                                                       1           --            4           --            --
      International                                                        11           10            7            1            --
------------------------------------------------------------------------------------------------------------------------------------
      Total loans charged off                                              99          121          126          131           126

Recoveries
   Domestic
      Commercial                                                            8           17           19           19            18
      Real estate construction                                             --           --           --            1             1
      Commercial mortgage                                                   1            3            9           10             9
      Consumer                                                              7           10           13           12            13
      Lease financing                                                      --            1           --           --            --
------------------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                                     16           31           41           42            41
------------------------------------------------------------------------------------------------------------------------------------
      Net loans charged off                                                83           90           85           89            85
Provision for credit losses                                               145          114          113          146           114
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                 $538         $476         $452         $424         $ 367
====================================================================================================================================
Ratio of allowance for credit losses to total loans
   at end of period                                                      1.49%        1.46%        1.48%        1.47%         1.40%

Ratio of net loans charged off during the period
   to average loans outstanding during the period                        0.24%        0.29%        0.30%        0.33%         0.33%
====================================================================================================================================

Actual loss ratios experienced in the future could vary from those projected. This uncertainty occurs because other factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not necessarily captured by the application of historical loss ratios. To ensure a higher degree of confidence, an unallocated allowance is also maintained. The unallocated portion of the loss reserve reflects management's view that the reserve should have a margin that recognizes the imprecision underlying the process of estimating expected credit losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involves the exercise of judgment. Factors which were considered in the evaluation of the adequacy of the Corporation's unallocated reserve include portfolio exposures to the healthcare, high technology and energy industries, customers engaged in sub-prime lending, as well as Latin American transfer risks and the risk associated with new customer relationships. The unallocated reserve was $165 million at December 31, 2000, a decrease of $40 million from 1999. An increase in allocated reserves for healthcare and Indonesian customers resulted in a lesser need for unallocated reserves for these customers and was the primary reason for the decline in the unallocated reserve.

Management also considers industry norms and the expectations from ratings agencies and banking regulators in determining the adequacy of the allowance. The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio.

The provision for credit losses was $145 million in 2000, compared to $114 million in 1999 and $113 million in 1998. Net charge-offs in 2000 were $83 million, or 0.24 percent of average total loans, compared to $90 million, or
0.29 percent, in 1999 and $85 million, or 0.30 percent, in 1998. An analysis of the changes in the allowance for credit losses, including charge-offs and recoveries by loan category, is presented in Table 4. Consumer net charge-offs decreased from 1999 levels, primarily due to the sale of $457 million of revolving check credit and bankcard loans in the first quarter of 2000. Net charge-offs on business loans increased due to a decline in recoveries.

                                                          2000 Annual Report  29


At December 31, 2000, the allowance for credit losses was $538 million, an increase of $62 million from year-end 1999. The allowance as a percentage of total loans increased to 1.49 percent from 1.46 percent at December 31, 1999. As a percentage of nonperforming assets, the allowance was 197 percent at December 31, 2000, versus 262 percent at year-end 1999.

NONINTEREST INCOME
Year Ended December 31

(in millions)                                            2000      1999     1998
--------------------------------------------------------------------------------
Fiduciary and investment management income               $306      $241     $184
Service charges on deposit accounts                       180       169      158
Commercial lending fees                                    56        49       43
Letter of credit fees                                      42        39       31
Securities gains/(losses)                                  (1)        5        6
Net gain on sales of businesses                            48        21       11
Other                                                     197       184      170
--------------------------------------------------------------------------------
   Subtotal                                               828       708      603
Other significant nonrecurring items                       (2)        9      --
--------------------------------------------------------------------------------
   Total noninterest income                              $826      $717     $603
================================================================================


Noninterest income increased $109 million, or 15 percent, to $826 million in 2000, compared to $717 million in 1999 and $603 million in 1998. In 2000, the Corporation announced an alliance to provide third party bankcard and revolving check credit services to the Corporation's customers and sold $457 million of loans in connection with forming the alliance. Comparisons between 2000 and 1999 for certain noninterest income and expense line items were impacted by the sale. After adjusting for the divestiture, securities gains/(losses) and the significant nonrecurring items discussed below, noninterest income increased 17 percent in 2000. Historical comparisons between 1999 and 1998 information for certain noninterest income and noninterest expense line items were impacted by the Corporation obtaining a majority interest in Munder Capital Management ("Munder"), an

NONINTEREST INCOME
(IN MILLIONS)

[BAR GRAPH]

                         96              97              98              99              00
Noninterest Income      $507            $528            $603            $717            $826
(In Millions)

investment advisory subsidiary, and the sale of consumer loans and the mortgage servicing business in 1998. Prior to the third quarter of 1998, the Corporation accounted for its minority interest in Munder under the equity method, recording the Corporation's pro-rata share of Munder net income in other noninterest income.

Fiduciary and investment management income, which includes investment advisory revenue generated by Munder, increased $65 million, or 27 percent, in 2000, compared to an increase of $57 million, or 30 percent, in 1999. After adjusting for the Munder consolidation, the increase in 1999 over 1998 was 19 percent. The increase in 2000 was primarily due to higher investment advisory fees at Munder, which increased $64 million, or 105 percent, over 1999. The increase in Munder revenue was principally due to growth, early in 2000, of average assets in Munder's Internet and technology focused mutual funds. Munder's investment advisory revenue in the fourth quarter 2000, was well below the amount recorded during each of the first three quarters of the year, primarily due to a decline in the technology sector of the stock market. Stock market performance resulted in a decrease in assets under management at Munder to $48 billion at December 31, 2000, from $56 billion at year-end 1999. Personal and institutional trust fees, on a combined basis, were stable when compared to 1999.

Service charges on deposit accounts increased $11 million, or six percent, in 2000 compared to an increase of $11 million, or seven percent, in 1999. This increase was primarily attributable to continued strong growth in the sale of new and existing cash management services to business customers during 2000. The increase in 2000 was net of the negative impact of higher earnings credit allowances provided to business customers.

Commercial lending fees increased $7 million, or 14 percent, in 2000 compared to an increase of $6 million, or 13 percent, in 1999. A continued strong business lending environment contributed to increases of $4 million, or 15 percent, in commitment fees and $3 million, or 26 percent, in loan syndication and participation agent fees.

Letter of credit fees increased $3 million, or nine percent, in 2000 compared to an increase of $8 million, or 24 percent, in 1999. These increases were primarily related to growth in middle-market commercial lending relationships and strong demand for international trade services from new and existing customers.

The Corporation recognized a net loss related to its investment securities portfolio of $1 million in 2000, versus a net gain of $5 million in 1999. Securities losses in 2000 included a $6 million write-down of low-income housing investments where the underlying investment is accounted for under the cost method.

Net gain on sales of businesses included a $48 million net gain on the sale of revolving check credit and bankcard loans in 2000, a gain of $21 million on the sale of ownership in an automated teller machine network provider in 1999 and an $11 million net gain on the sale of the mortgage servicing business and consumer loans in 1998.

Other noninterest income increased $2 million, or one percent, in 2000. Excluding the impact of divestitures and significant

30 Comerica Incorporated

nonrecurring items from 2000 and 1999 results, other noninterest income increased 14 percent. Higher levels of income from Munder's equity investment in Framlington (a London, England based investment manager) and an increase in brokerage service fees and foreign exchange income accounted for the majority of this increase. Significant nonrecurring items in other noninterest income in 2000 included a $6 million gain from the demutualization of an insurance carrier and $6 million of warrant gain income. Offsetting these gains was a $7 million write-down of low-income housing investments which are being accounted for under the equity method and a $7 million impairment on technology-related mutual fund deferred distribution costs. Significant nonrecurring items in other noninterest income in 1999 included a $9 million gain on the sale of a warrant obtained from an equity ownership in a joint venture.

NONINTEREST EXPENSES
Year Ended December 31

(in millions)                                      2000       1999        1998
--------------------------------------------------------------------------------
Salaries                                          $  593     $  559     $   500
Employee benefits                                     75         81          65
--------------------------------------------------------------------------------
   Total salaries and
      employee benefits                              668        640         565
Net occupancy expense                                 98         94          90
Equipment expense                                     59         61          60
Outside processing fee expense                        49         48          43
Other                                                291        269         269
--------------------------------------------------------------------------------
   Subtotal                                        1,165      1,112       1,027
Restructuring charge/(credit)                         --         --          (7)
Other significant nonrecurring items                  24          5          --
--------------------------------------------------------------------------------
   Total noninterest expenses                     $1,189     $1,117     $ 1,020
================================================================================

Noninterest expenses increased six percent to $1,189 million in 2000, compared to $1,117 million in 1999 and $1,020 million in 1998. Excluding the effect of divestitures and the significant nonrecurring items discussed below, noninterest expenses increased six percent in 2000.

Total salaries expense increased $34 million, or six percent, in 2000 versus an increase of $59 million, or 12 percent, in 1999. The increase in 2000 was primarily due to annual merit increases and higher levels of incentives which are tied to revenue growth. The number of full-time equivalent employees at December 31, 2000, decreased by 234, or two percent, from year-end 1999, primarily due to forming the bankcard and revolving check credit alliance.

Employee benefits expense decreased $6 million, or seven percent, in 2000 versus an increase of $16 million, or 24 percent, in 1999. The decrease in 2000 was primarily attributable to lower levels of pension expense due to favorable changes in defined benefit plan assumptions as well as a reduction in long-term disability expense. These decreases were partially offset by higher payroll tax expense.

NONINTEREST EXPENSES
(IN MILLIONS)

[BAR GRAPH]

                                  96              97              98              99              00
Noninterest Expenses            $1,159          $1,008          $1,020          $1,117          $1,189
(In Millions)

Net occupancy and equipment expenses, on a combined basis, increased slightly to $157 million in 2000, following an increase of $5 million, or three percent, in 1999.

Outside processing fees were virtually unchanged and totaled $49 million in 2000, $48 million in 1999 and $43 million in 1998.

Other noninterest expenses increased $41 million, or 15 percent, in 2000, compared to a $5 million increase in 1999. Other noninterest expenses in 2000 included $12 million of interest associated with a preliminary settlement of Federal tax years prior to 1993, a $6 million contribution to Comerica's charitable foundation and $6 million of marketing costs to launch a new closed-end fund. A $5 million contribution to Comerica's charitable foundation was included in 1999 other noninterest expenses. Excluding divestitures and the significant nonrecurring items described above, other noninterest expenses increased 12 percent in 2000. Higher levels of advertising expense, due principally to marketing costs for mutual funds was the primary contributor to this increase.

The Corporation's efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains. The ratio improved 161 basis points to 47.74 percent in 2000, compared to 49.35 percent in 1999 and 49.39 percent in 1998.

INCOME TAXES

The provision for income taxes was $402 million in 2000, compared to $360 million in 1999 and $324 million in 1998. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was 34.9 percent in 2000 and 1999. The effective tax rate in 1998 was 34.8 percent.

                                                          2000 Annual Report  31

TABLE 5: ANALYSIS OF INVESTMENT SECURITIES AND LOANS


December 31
(in millions)                                                         2000          1999          1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale
   U.S. government and agency securities                             $ 2,226       $ 2,275       $ 2,206       $ 3,239       $ 3,968
   State and municipal securities                                         47            74           115           170           228
   Other securities                                                      405           390           391           597           604
------------------------------------------------------------------------------------------------------------------------------------
      Total investment securities available for sale                 $ 2,678       $ 2,739       $ 2,712       $ 4,006       $ 4,800
====================================================================================================================================
Commercial loans                                                     $22,729       $20,655       $19,086       $15,805       $13,520
International loans
   Government and official institutions                                    2            10            12             6            11
   Banks and other financial institutions                                402           391           433           339           323
   Other                                                               2,167         2,172         2,268         1,740         1,372
------------------------------------------------------------------------------------------------------------------------------------
      Total international loans                                        2,571         2,573         2,713         2,085         1,706

Real estate construction loans                                         2,310         1,709         1,080           941           751
Commercial mortgage loans                                              5,271         4,774         4,179         3,634         3,446
Residential mortgage loans                                               807           870         1,038         1,565         1,744
Consumer loans                                                         1,437         1,351         1,862         4,348         4,634
Lease financing                                                          935           761           647           517           406
------------------------------------------------------------------------------------------------------------------------------------
      Total loans                                                    $36,060       $32,693       $30,605       $28,895       $26,207
====================================================================================================================================

STRATEGIC LINES OF BUSINESS

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based upon the products and services provided. In addition to the three major lines of business, the Finance Division is also reported as a segment. The Other category includes items not directly associated with these lines of business. Note 22 on page 62 describes how these segments were identified and presents financial results of these businesses for the years ended December 31, 2000, 1999 and 1998.

The Business Bank's net income increased $51 million, or 15 percent, in 2000. An increase in net interest income associated with strong loan growth of 12 percent and a 12 percent increase in noninterest income were largely responsible for the increase in net income. Loan growth was primarily in middle market lending, asset based/specialty lending, commercial real estate and national dealer services. Growth in average loans to large business customers was moderate, while average international loans were flat. The increase in noninterest income was primarily due to higher commercial deposit service charge income, commercial lending fees and letter of credit fees. Noninterest expenses increased five percent.

Individual Bank net income increased $53 million, or 20 percent, in 2000, a substantial increase over 1999. Comparisons with 1999 were affected by forming an alliance to offer bankcard and revolving check credit services to the Corporation's customers. Net interest income increased $34 million, or five percent, and was generated principally from a three percent growth in deposit balances coupled with smaller rate increases in core deposits compared to earning assets. Noninterest income increased $44 million, or 15 percent, and was primarily due to a $48 million gain on the sale of $457 million of revolving check credit and bankcard loans associated with forming the alliance mentioned above. Noninterest expenses decreased $5 million, or one percent, primarily due to reduced salaries expense also attributable to forming the alliance. Excluding the $48 million gain and the impact of forming the alliance, total revenues
(FTE) in 2000 would have been $1,023 million, a three percent increase over 1999, while net income in 2000 would have increased eight percent to $287 million. Return on average assets and return on average common equity in 2000 would have been 1.61 percent and 38.57 percent, respectively.

Net income for the Investment Bank was $12 million in 2000, a decrease of 10 percent from 1999. Noninterest income rose $66 million, or 32 percent, from last year. Significant growth in investment advisory and brokerage fees was reduced by declines in institutional trust and retirement services fees. Noninterest expense growth from revenue-related incentives for investment advisory fees and inter-segment referrals, advertising and start-up expenses for new funds offset much of the revenue increase.

The Finance Division's net income decreased $20 million in 2000, primarily due to a $30 million decrease in net interest income. As interest rates increased throughout 2000, interest income declined from swaps Finance used to hedge interest rate risk in other business segments.

Net income for the Other category decreased $7 million in 2000. Noninterest income in 1999 included a $21 million gain on the sale of the Corporation's ownership in an ATM network provider. Partially offsetting the decline in noninterest income was an $8 million decrease in the allowance for credit losses not assigned to specific business lines.

32 Comerica Incorporated

TABLE 6: INTERNATIONAL CROSS-BORDER RISK

                          Governments               Banks and
December 31               and Official              Other Financial             Commercial
(in millions)             Institutions              Institutions                and Industrial              Total
--------------------------------------------------------------------------------------------------------------------
Mexico      2000             $ 9                       $114                        $503                        $626
            1999              15                        150                         426                         591
            1998              15                        214                         347                         576
--------------------------------------------------------------------------------------------------------------------
Canada      1998              --                         --                         380                         380
--------------------------------------------------------------------------------------------------------------------

TABLE 7: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

                                                                          After One
December 31, 2000                                     Within              But Within         After
(in millions)                                         One Year*           Five Years        Five Years            Total
------------------------------------------------------------------------------------------------------------------------
Commercial loans                                        $17,822            $ 3,917            $   990            $22,729
Commercial mortgage loans                                 1,819              2,383              1,069              5,271
International loans                                       2,217                319                 35              2,571
Real estate construction loans                            1,718                479                113              2,310
------------------------------------------------------------------------------------------------------------------------
  Total                                                 $23,576            $ 7,098            $ 2,207            $32,881
=========================================================================================================================
Loans maturing after one year
  Predetermined interest rates                                              $3,227             $1,864
  Floating interest rates                                                    3,871                343

  Total                                                                     $7,098             $2,207
=========================================================================================================================

*Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

TABLE 8: ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

                                2000             1999                1998                1997              1996
-------------------------------------------------------------------------------------------------------------------------
December 31
(in millions)              Amount     %      Amount      %      Amount      %     Amount        %     Amount      %
-------------------------------------------------------------------------------------------------------------------------
Commercial                 $226       63%     $169       63%     $131       62%     $ 94       55%     $ 98       52%
Real estate construction      6        6         6        5         4        4         7        3         6        3
Commercial mortgage          59       15        35       15        21       14        18       13        27       13
Residential mortgage         --        2        --        3        --        3         1        5         2        7
Consumer                      7        4        18        4        48        6       116       15       120       18
Lease financing               5        3         8        2         6        2         1        2         1        1
International                70        7        35        8        17        9         5        7         3        6
Unallocated                 165       --       205       --       225       --       182       --       110       --
-------------------------------------------------------------------------------------------------------------------------
  Total                    $538      100%     $476      100%     $452      100%     $424      100%     $367      100%
=========================================================================================================================

Amount - allocated allowance
% - loans outstanding as a percent of total loans

                                                          2000 Annual Report  33

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $42.0 billion at year-end 2000, an increase of $3.3 billion from $38.7 billion at December 31, 1999. On an average basis, total assets increased to $40.3 billion in 2000 from $37.0 billion in 1999. This increase was funded primarily by deposits, which rose on average $2.2 billion and medium- and long-term debt, which grew on average $836 million.

EARNING ASSETS

Total earning assets were $38.9 billion at December 31, 2000, representing a $2.9 billion increase from $36.0 billion at year-end 1999. On an average basis, total earning assets were $37.3 billion in 2000, compared to $34.1 billion in 1999. Commercial loans grew significantly in 2000, increasing on an average basis by $2.1 billion, or 10 percent, from 1999. Average real estate construction increased $645 million, or 47 percent, while average commercial mortgage loans increased $590 million, or 13 percent. These increases are attributable to successful execution of our core lending strategy, strong customer relationships and continued economic strength in the commercial loan markets.

International loans averaged $2.6 billion in 2000, a decline of $75 million, or three percent, from 1999, as international economies were generally weaker than the United States. Active risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross-border risk of $626 million, or 1.49 percent of total assets, was the only country with exposure exceeding 1.00 percent of total assets at December 31, 2000. Brazil was the only country with cross-border risk exposure between 0.75 and 1.00 percent of total assets at year-end 2000 with outstandings totaling $329 million at December 31, 2000. Additional information on the Corporation's Mexican cross-border risk is provided in Table 6 on page 32.

Average residential mortgage loans decreased $97 million, reflecting management's decision to sell the majority of mortgage originations. Excluding the decline in consumer loans attributable to the sale of $457 million of bankcard and revolving check credit loans mentioned earlier, consumer loans increased from growth in home equity lending.

Average investment securities rose to $2.7 billion in 2000, compared to $2.4 billion in 1999. Average U.S. government and agency securities increased $339 million, while average state and municipal securities decreased $37 million. Increases in U.S. government and agency securities resulted from purchasing investment securities to maintain the relative size of that portfolio, while the tax exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these type of securities discouraged additional investment. Average other securities declined $35 million, and consist primarily of collateralized mortgage obligations (CMOs), Brady bonds and Eurobonds.

OTHER EARNING ASSETS

Short-term investments include interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell, trading securities and loans held for sale. These investments provide a range of maturities under one year to manage short-term investment requirements of the Corporation. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Loans held for sale typically represent residential mortgage loans that have been originated and which management has decided to sell. Loans held for sale in 2000 also included the revolving credit and bankcard loans which were sold during the year. These loans had been reclassified to loans held for sale at the end of 1999 and remained there until the date of sale. Average short-term investments increased to $298 million during 2000, from $116 million in 1999, primarily due to this reclassification.

TABLE 9: MATURITY DISTRIBUTION OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

December 31
(in millions)                              2000
-------------------------------------------------
Three months or less                      $1,895
Over three months to six months            1,810
Over six months to twelve months           1,716
Over twelve months                           338
-------------------------------------------------
  Total                                   $5,759
=================================================

DEPOSITS AND BORROWED FUNDS

Average deposits increased $2.2 billion, or 10 percent, from 1999. Average noninterest-bearing deposits grew $150 million, or two percent, from 1999, primarily from the growth in commercial loan relationships. Average interest-bearing transaction, savings and money market deposits increased one percent during 2000, to $9.3 billion. Average certificates of deposit increased $1.8 billion, or 28 percent, from 1999 and were primarily issued in denominations in excess of $100,000 through brokers or to institutional investors. Average foreign office time deposits increased $126 million over the 1999 level, mostly from deposits at Mexican and Canadian subsidiaries.

Average short-term borrowings decreased $219 million as deposit growth reduced the need for these funding sources. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, commercial paper and treasury tax and loan notes.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support expanding earning assets while providing liquidity which mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the subsidiary banks' total capital ratio at a level that qualifies for the

34 Comerica Incorporated

lowest FDIC risk-based insurance premium. Medium-term debt increased on an average basis by $766 million to fund earning asset growth. Average long-term debt increased $70 million during 2000, primarily due to the issuance of $250 million of subordinated notes during the year. Further information on medium- and long-term debt is included in Note 9 to the consolidated financial statements on page 51.

CAPITAL

Shareholders' equity was $4.0 billion at December 31, 2000, up $533 million, or 15 percent from December 31, 1999. This increase was primarily due to $482 million of retained earnings, $23 million of common stock issued for employee stock plans and $42 million in other comprehensive income, offset by a reduction in equity of $14 million from the repurchase of common stock. In connection with the merger announcement with Imperial Bancorp during the fourth quarter of 2000, the board of directors of the Corporation rescinded its previous stock repurchase authorization. Further information on the change in other comprehensive income is provided in Note 11 on page 52.

The Corporation declared common dividends totaling $250 million, or $1.60 per share, on net income applicable to common stock of $732 million. The dividend payout ratio, calculated on a per share basis, was 35 percent in 2000 and 1999, versus 34 percent in 1998.

At December 31, 2000, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 17 to the consolidated financial statements on page 56 for the capital ratios.

RISK MANAGEMENT

The Corporation assumes various types of risk in the normal course of business. The most significant risk exposures are from credit, interest rate, liquidity and operations. The other commonly identified exposure, market risk, is not significant as trading activities are limited. Comerica employs risk management processes to identify, measure, monitor and control these risks.

CREDIT RISK

Credit represents the risk that a customer or counterparty may not perform in accordance to contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into off-balance sheet financial derivative instruments. Policies and procedures for measuring and managing this risk are formulated, approved and communicated throughout the Corporation. Credit executives, independent from lending officers, are involved in the origination and underwriting process to ensure adherence to risk policies and underwriting standards. The Corporation also manages credit risk through diversification, limiting exposure to any single industry environment or customer, selling participations to third parties and requiring collateral.

NONPERFORMING ASSETS

Nonperforming assets include loans on nonaccrual status, loans which have been renegotiated to less than market rates due to a serious weakening of the borrowers financial condition and other real estate which has been acquired primarily through foreclosure and is awaiting disposition. The Corporation's policies regarding nonaccrual loans reflect the importance of identifying troubled loans early.


NONPERFORMING ASSETS TO LOANS AND OTHER REAL ESTATE
(IN PERCENTAGES)

[BAR CHART]


                      96        97        98        99        00
COMERICA            0.53%     0.36%     0.39%     0.56%     0.76%
INDUSTRY AVERAGE    0.79%     0.71%     0.73%     0.64%     0.82%

                                                          2000 Annual Report  35


TABLE 10: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO -- FULLY TAXABLE
EQUIVALENT


                                                              Maturity+
                          -------------------------------------------------------------------------------------

                                                                                                                 Weighted
December 31, 2000          Within 1 Year    1 - 5 Years       5 - 10 Years      After 10 Years      Total        Average
(dollar amounts in        -------------------------------------------------------------------------------------  Maturity
millions)                  Amount   Yield   Amount  Yield     Amount Yield      Amount  Yield    Amount  Yield   Yrs./Mos.
--------------------------------------------------------------------------------------------------------------------------

Available for sale
  U.S. Treasury            $ 3      5.88%   $ 40    6.16%     $  --     --%     $ --     --%    $   43    6.14%       1/1
  U.S. government
   and agency                4      7.08     124    7.33      1,160   6.47       895   7.23      2,183    6.83       11/9
  State and municipal
   securities               12      5.78      25    6.29          9   6.08         1   6.38         47    6.12        3/3
  Other bonds, notes
   and debentures            8      6.44     183    9.41         40   8.54        33   8.21        264    9.04        5/0
  Federal Reserve
   Bank stock and
   other investments*       --        --      --      --         --     --        --     --        141      --         --
------------------------------------------------------------------------------------------------------------------------
  Total investment
   securities available
   for sale                $27      6.16%   $372    8.16%    $1,209   6.53%     $929   7.27%    $2,678    7.04%      10/8
=========================================================================================================================

*Balances are excluded in the calculation of total yield.
+Based on final contractual maturity.


TABLE 11: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS


December 31
(dollar amounts in millions)                                   2000               1999        1998      1997       1996
------------------------------------------------------------------------------------------------------------------------

Nonperforming assets
   Nonaccrual loans
     Commercial loans                                         $  182               $  99      $  67     $   53     $   67
     International loans                                          58                  44         20          1         --
     Real estate construction loans                                5                  --          1          3          3
     Commercial mortgage loans                                    15                  10          7         11         23
     Residential mortgage loans                                   --                   1          3          4          5
     Consumer loans                                                3                   5          3          5          5
     Lease financing                                               4                   6          7          1         --
-------------------------------------------------------------------------------------------------------------------------
     Total nonaccrual loans                                      267                 165        108         78        103

   Reduced-rate loans                                              1                   7          8          8          8
-------------------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                                   268                 172        116         86        111

   Other real estate                                               5                  10          5         17         29
-------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                               $  273               $ 182      $ 121     $  103     $  140
=========================================================================================================================
Nonperforming loans as a percentage of total loans              0.74%               0.53%      0.38%      0.30%      0.42%
Nonperforming assets as a percentage of total loans
   and other real estate                                        0.76%               0.56%      0.39%      0.36%      0.53%
Allowance for credit losses as a percentage of total
   nonperforming assets                                          197%                262%       375%       413%       263%
Loans past due 90 days or more and still accruing             $   36               $  48      $  40     $   53     $   52
=========================================================================================================================


36 Comerica Incorporated

Consumer loans are charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest unless it is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans which have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are generally not included in non-performing assets. However, such loans may be required to be evaluated for impairment under Financial Accounting Standards Board (FASB) Statement No. 114, "Accounting by Creditors for Impairment of a Loan."

Nonperforming assets as a percent of total loans and other real estate were 0.76 percent and 0.56 percent at year-end 2000 and 1999, respectively.

Nonaccrual loans at December 31, 2000, increased 62 percent to $267 million from $165 million at year-end 1999. Table 11 on page 35 provides additional detail on nonperforming assets. No industry represented more than 15 percent of total nonaccrual loans at December 31, 2000. The decline in reduced-rate loans, which consisted primarily of below-market yield bankcard loans, resulted from the sale of bankcard and revolving credit loans discussed previously. Loans past due 90 days or more and still on accrual status decreased $12 million from year-end 1999.

The nonaccrual loan table below indicates the percentage of nonaccrual loan value to original contractual value which exhibits the degree to which loans reported as nonaccrual have been charged off.

Other real estate owned (ORE) decreased $5 million.

NONACCRUAL LOANS


December 31
(dollar amounts in millions)            2000        1999
--------------------------------------------------------
Carrying value                          $267        $165
Contractual value                        401         244
Carrying value as a percentage
 of contractual value                     67%         68%
========================================================

CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry, including suppliers, manufacturers and dealers, represented the largest significant industry concentration at December 31, 2000. These loans totaled $5.7 billion, or 16 percent of total loans at December 31, 2000, compared to $4.8 billion, or 15 percent, at December 31, 1999. Included in these totals are floor plan loans to automotive dealers of $2,064 million and $1,653 million at December 31, 2000 and 1999, respectively. All other industry concentrations individually represented less than 10 percent of total loans at year-end 2000.

The Corporation has successfully operated in the Michigan economy despite a loan concentration and several downturns in the auto industry. The largest automotive industry loan on nonaccrual status at December 31, 2000, was $6 million. The largest automotive industry-related charge-off during the year was $5 million.

COMMERCIAL REAL ESTATE LENDING

The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory project completion experience. The portfolio has approximately 1,375 loans, of which 63 percent have balances of less than $1 million. The largest real estate construction loan has a balance of approximately $34 million.

The commercial mortgage loan portfolio also consists primarily of loans to long-time customers. Of the approximately 7,285 loans in the portfolio, 84 percent have balances under $1 million and the largest loan has a balance of approximately $30 million. Of the $7.6 billion in total commercial mortgage and real estate construction loans at December 31, 2000, 46 percent involved owner-occupied properties. Additionally, the Corporation's policy requires a 75 percent or less loan-to-value ratio for all commercial mortgage and real estate construction loans.

The geographic distribution of the real estate construction and commercial mortgage loan portfolios is also an important factor in evaluating credit risk. The following table indicates the diversification of the portfolios throughout the markets served by the Corporation.

GEOGRAPHIC DISTRIBUTION



December 31, 2000            Real Estate      Commercial
(in millions)                Construction     Mortgage
--------------------------------------------------------
Michigan                     $1,095               $3,349
California                      569                  935
Texas                           401                  423
Florida                         149                  187
Other                            96                  377
--------------------------------------------------------
  Total                      $2,310               $5,271
========================================================


                                                           2000 Annual Report 37


INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation's core business activities of extending loans and accepting deposits. The Corporation actively manages its material exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various on- and off-balance sheet financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. The board of directors authorizes the Asset Liability Policy Committee (ALPC) to establish policies and risk limits pertaining to asset and liability management activities. The ALPC, in addition to the board, monitors compliance with these policies. The ALPC meets regularly to discuss asset and liability management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering.

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

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios. The results of these analyses provide the information needed to assess the proper balance sheet structure. An unexpected change in economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that increase and decrease 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments entered into for risk management purposes are included in these analyses. The measurement of risk exposure at year-end 2000 for a 200-basis-point decline in short-term interest rates identified approximately $59 million, or three percent, of net interest income at risk during 2001. If short-term interest rates rise 200 basis points, net interest income at risk during 2001 would be approximately $10 million, or less than one percent. Corresponding measures of risk exposure at year-end 1999 were $52 million of net interest income at risk for a 200-basis-point decline in interest rates and $30 million at risk for a 200-basis-point rise in interest rates. Corporate policy limits adverse change to no more than five percent of management's most likely net interest income forecast and the Corporation is operating within this policy guideline.

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

Table 12 on page 38 shows the interest sensitivity gap as of year-end 2000 and 1999. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $585 million of rate sensitivity to the 2000 year-end gap. In addition, the schedule includes an adjustment for the price elasticity on certain core deposits.

The Corporation was in an asset sensitive position throughout most of 2000. The Corporation had a one-year asset sensitive gap of $418 million, or one percent of earning assets, as of December 31, 2000. This compares to a $487 million asset sensitive gap, or one percent of earning assets, at December 31, 1999. Management anticipates continued growth in asset sensitivity throughout 2001, and will analyze both on- and off-balance sheet alternatives to hedge this increased asset sensitivity to achieve the desired interest rate risk profile for the Corporation.

The Corporation utilizes interest rate swaps predominantly as asset and liability management tools with the overall objective of mitigating adverse impact to net interest income from changes in interest rates. To accomplish this objective, the Corporation uses interest rate swaps primarily to modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, from a fixed rate to a floating rate, or from one floating rate index to another). This strategy assists management in achieving interest rate objectives.

38 Comerica Incorporated


TABLE 12: SCHEDULE OF RATE SENSITIVE ASSETS AND LIABILITIES


                                                               December 31, 2000                   December 31, 1999
                                                          Interest Sensitivity Period         Interest Sensitivity Period
------------------------------------------------------------------------------------------------------------------------------
                                                        Within         Over                Within            Over
(dollar amounts in millions)                            One Year    One Year       Total   One Year      One Year       Total
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                 $    --      $ 1,497     $ 1,497    $    --       $  1,202    $ 1,202
Short-term investments                                      162            3         165        612              1        613
Investment securities                                       789        1,889       2,678        843          1,896      2,739

Commercial loans (including lease financing)             21,802        1,862      23,664     19,573          1,843     21,416
International loans                                       2,440          131       2,571      2,523             50      2,573
Real estate related loans                                 5,563        2,825       8,388      4,502          2,851      7,353
Consumer loans                                              949          488       1,437        858            493      1,351
-----------------------------------------------------------------------------------------------------------------------------
     Total loans                                         30,754        5,306      36,060     27,456          5,237     32,693

Other assets                                                888          697       1,585        647            759      1,406
-----------------------------------------------------------------------------------------------------------------------------
     Total assets                                       $32,593      $ 9,392     $41,985    $29,558       $  9,095    $38,653
=============================================================================================================================
LIABILITIES
Deposits
   Noninterest-bearing                                  $ 1,343      $ 5,472     $ 6,815    $   959       $  5,177    $ 6,136
   Savings                                                   --        1,316       1,316         --          1,420      1,420
   Money market and NOW                                   6,840        1,785       8,625      5,966          1,845      7,811
   Certificates of deposit                                8,718        1,270       9,988      5,546          1,031      6,577
   Foreign office                                           424           --         424      1,347             --      1,347
-----------------------------------------------------------------------------------------------------------------------------
     Total deposits                                      17,325        9,843      27,168     13,818          9,473     23,291

Short-term borrowings                                     2,077           --       2,077      2,768             --      2,768
Medium- and long-term debt                                6,539        1,550       8,089      7,269          1,311      8,580
Other liabilities                                           329          315         644        224            315        539
-----------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                   26,270       11,708      37,978     24,079         11,099     35,178

Shareholders' equity                                         10        3,997       4,007        (31)         3,506      3,475
-----------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity         $26,280      $15,705     $41,985    $24,048       $ 14,605    $38,653
=============================================================================================================================
Sensitivity impact of interest rate swaps                (7,630)       7,630          --     (7,409)         7,409         --
-----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                                 (1,317)       1,317          --     (1,899)         1,899         --
Gap as a percentage of earning assets                        (3)%          3%         --         (5)%            5%        --
Sensitivity impact from elasticity adjustments (1)        1,735       (1,735)         --      2,386         (2,386)        --
-----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap with elasticity adjustments (1) $  418      $  (418)         --    $   487       $   (487)        --
Gap as a percentage of earning assets                         1%          (1)%        --          1%            (1)%       --
=============================================================================================================================

(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on historical pricing relationships dating back to 1985 as well as expected future pricing relationships.

                                                          2000 Annual Report  39

TABLE 13: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

                                                                                                2006-             Dec. 31,
(dollar amounts in millions)                   2001      2002       2003    2004      2005      2026      Total       1999
--------------------------------------------------------------------------------------------------------------------------

VARIABLE RATE ASSET DESIGNATION:
    Receive fixed swaps
      Generic                              $  3,277      $2,850    $3,150     $--     $  --    $   --     $ 9,277   $6,800
      Index amortizing                           --          --        --      --        --        --          --      149

    Weighted average: (1)
      Receive rate                             5.68%       7.14%     9.84%     --%       --%       --%       7.55%    6.36%
      Pay rate                                 6.72%       8.28%     9.50%     --%       --%       --%       8.14%    6.71%
-------------------------------------------------------------------------------------------------------------------------
FIXED RATE ASSET DESIGNATION:
    Pay fixed swaps
      Generic                              $     --      $   --    $   --     $--     $  --    $   --     $    --   $   13
      Index amortizing                           --          --        --      --        --        --          --        7
      Amortizing                                 --           1        --      --        --        --           1        2

    Weighted average: (2)
      Receive rate                               --%       5.94%       --%     --%       --%       --%       5.94%    6.37%
      Pay rate                                   --%       6.05%       --%     --%       --%       --%       6.05%    5.93%
-------------------------------------------------------------------------------------------------------------------------
FIXED RATE DEPOSIT DESIGNATION:
    Generic receive fixed swaps            $    980      $   73    $   --     $--     $  --    $   --     $ 1,053   $   10

    Weighted average: (1)
      Receive rate                             7.18%       7.58%       --%     --%       --%       --%       7.21%    5.16%
      Pay rate                                 6.68%       6.71%       --%     --%       --%       --%       6.68%    5.01%
-------------------------------------------------------------------------------------------------------------------------
MEDIUM- AND LONG-TERM
DEBT DESIGNATION:
    Generic receive fixed swaps            $     --      $  150    $   --     $--     $ 250    $1,150     $ 1,550   $1,500

    Weighted average: (1)
      Receive rate                               --%       7.22%       --%     --%     7.04%     6.79%       6.87%    6.86%
      Pay rate                                   --%       6.76%       --%     --%     6.76%     6.74%       6.75%    5.95%

    Floating/floating swaps                $    125      $   --    $   --     $--     $  --    $   --     $   125   $   37

    Weighted average: (3)
      Receive rate                             6.72%         --%       --%     --%       --%       --%       6.72%    5.93%
      Pay rate                                 6.59%         --%       --%     --%       --%       --%       6.59%    6.19%
-------------------------------------------------------------------------------------------------------------------------
Total notional amount                      $  4,382      $3,074    $3,150     $--     $ 250    $1,150     $12,006   $8,518
=========================================================================================================================

(1) Variable rates paid on receive fixed swaps are based on one-month and three-month LIBOR or one-month CDOR rates in effect at December 31, 2000. Variable rates received on pay fixed swaps are based on prime.
(2)  Variable rate received is based on one-month CDOR at December 31, 2000.
(3) Variable rate paid is based on LIBOR at December 31, 2000, while variable rate received is based on the three-month U.S. Treasury bill bond equivalent rate.

40 Comerica Incorporated



RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY

                               Interest    Foreign
                                   Rate   Exchange
(in millions)                 Contracts  Contracts     Totals
-------------------------------------------------------------

Balances at December 31, 1998  $ 6,884   $   913    $  7,797
Additions                        3,677    10,491      14,168
Maturities/amortizations          (667)  (10,191)    (10,858)
Terminations                    (1,376)       --      (1,376)
------------------------------------------------------------
Balances at December 31, 1999  $ 8,518   $ 1,213    $  9,731
Additions                        4,679     6,296      10,975
Maturities/amortizations        (1,183)   (6,901)     (8,084)
------------------------------------------------------------
Balances at December 31, 2000  $12,014   $   608    $ 12,622
============================================================


The notional amount of risk management interest rate swaps totaled $12,006 million at December 31, 2000, and $8,518 million at December 31, 1999. The fair value of risk management interest rate swaps at December 31, 2000, was an asset of $166 million, compared to a liability of $155 million at December 31, 1999.
For the year ended December 31, 2000, risk management interest rate swaps generated $48 million of net interest expense, compared to $54 million of net interest income for the year ended December 31, 1999. These off-balance sheet instruments represented 79 percent of total derivative financial instruments and foreign exchange contracts, including commitments to purchase and sell investment securities, at year-end 2000 and 78 percent at year-end 1999.

Table 13 on page 39 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2000. The swaps have been grouped by the assets and liabilities to which they have been designated.

In addition to interest rate swaps, the Corporation employs various other types of off-balance sheet derivative and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivative and foreign exchange contracts at December 31, 2000 and 1999, were $616 million and $1,213 million, respectively.

Further information regarding risk management financial instruments and foreign currency exchange contracts is provided in Notes 1, 9, 18 and 25.

CUSTOMER-INITIATED AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN
EXCHANGE CONTRACTS

CUSTOMER-INITIATED AND OTHER NOTIONAL ACTIVITY

                                Interest     Foreign
                                    Rate    Exchange
(in millions)                  Contracts   Contracts   Totals
-------------------------------------------------------------
Balances at December 31, 1998   $ 681     $    673   $  1,354
Additions                         133       31,004     31,137
Maturities/amortizations         (251)     (31,098)   (31,349)
-------------------------------------------------------------
Balances at December 31, 1999   $ 563     $    579   $  1,142
Additions                         421       48,089     48,510
Maturities/amortizations         (114)     (46,928)   (47,042)
-------------------------------------------------------------
Balances at December 31, 2000   $ 870     $  1,740   $  2,610
=============================================================


On a limited basis, the Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. Customer-initiated activity represented 17 percent at December 31, 2000 and 10 percent at December 31, 1999, of total derivative and foreign exchange contracts, including commitments to purchase and sell securities. Refer to Note 18 on page 57 for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.

LIQUIDITY RISK

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. Liquidity requirements are satisfied with various funding sources, including a $15 billion medium-term note program which allows the Michigan, California and Texas banks to issue debt with maturities between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end 2000, unissued debt relating to the two programs totaled $10.5 billion. In addition, liquid assets totaled $4.3 billion at December 31, 2000. The Corporation also had available $23 billion from a collaterized borrowing account with the Federal Reserve bank at year-end 2000. Purchased funds at December 31, 2000, excluding certificates of deposit with maturities beyond one year and medium- and long-term debt, approximated $7.9 billion.

The parent company had available a $250 million commercial paper facility at December 31, 2000, $170 million of which was unused. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 17 on page 56, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2001, the subsidiary banks can pay dividends up to $1,045 million plus current year net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percent of shareholders' equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2000, the ratio was 103 percent.

                                                          2000 Annual Report  41



OPERATIONAL RISK

Operational risk is the risk of unexpected losses attributable to human error, system failures, fraud, unauthorized transactions and inadequate controls and procedures. The Corporation mitigates this risk through a system of internal controls that are designed to keep operating risks at appropriate levels. The Corporation's internal audit and financial staff monitors and assesses the overall effectiveness of the system of internal controls on an ongoing basis and internal audit provides an opinion on the environment to management and the Audit Committee. Operational losses are experienced by all companies and are routinely incurred in business operations.

The internal audit staff independently supports an active Audit Committee oversight process. The Audit Committee serves as an independent extension of the Board of Directors. Routine and special meetings are scheduled periodically to provide more detail on relevant operations risks.

OTHER MATTERS

This annual report and other documents filed by Comerica with the Securities and Exchange Commission (SEC) include forward-looking statements as that term is used in the securities laws. All statements regarding Comerica's expected financial position, strategies and growth prospects and general economic conditions expected to exist in the future are forward-looking statements. The words, "anticipates", "believes", "estimates", "seeks", "plans", "intends" and similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. Although Comerica believes that the expectations reflected in these forward-looking statements are reasonable and has based these expectations on Comerica's beliefs and assumptions it has made, such expectations may prove incorrect. Numerous factors could cause variances in these projections and their underlying assumptions. Such factors are changes in interest rates, changes in industries where Comerica has a significant concentration of loans, changes in the level of fee income, the impact of Internet banking, the entry of new competitors into the banking industry as a result of the enactment of the Gramm-Leach-Bliley Act of 1999, changes in general economic conditions and related credit conditions and continuing consolidations in the banking industry. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

42 Comerica Incorporated



CONSOLIDATED BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES


December 31
(in thousands, except share data)                                                       2000                1999
--------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                            $  1,496,705         $  1,201,990

Short-term investments                                                                  165,364              612,959

Investment securities available for sale                                              2,677,762            2,739,464

Commercial loans                                                                     22,729,464           20,654,658
International loans                                                                   2,571,156            2,573,003
Real estate construction loans                                                        2,310,399            1,709,261
Commercial mortgage loans                                                             5,271,078            4,774,052
Residential mortgage loans                                                              806,561              870,029
Consumer loans                                                                        1,436,773            1,350,725
Lease financing                                                                         934,914              761,550
--------------------------------------------------------------------------------------------------------------------
      Total loans                                                                    36,060,345           32,693,278

Less allowance for credit losses                                                       (538,110)            (476,470)
--------------------------------------------------------------------------------------------------------------------
      Net loans                                                                      35,522,235           32,216,808

Premises and equipment                                                                  306,753              330,728
Customers' liability on acceptances outstanding                                          26,668               43,810
Accrued income and other assets                                                       1,789,698            1,507,573
--------------------------------------------------------------------------------------------------------------------
      Total assets                                                                 $ 41,985,185         $ 38,653,332
====================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                       $  6,814,935         $  6,136,038
Interest-bearing deposits                                                            20,353,077           17,155,365
--------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                 27,168,012           23,291,403

Short-term borrowings                                                                 2,077,518            2,768,031
Acceptances outstanding                                                                  26,668               43,810
Accrued expenses and other liabilities                                                  617,060              495,587
Medium- and long-term debt                                                            8,088,661            8,579,857
--------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                              37,977,919           35,178,688

Nonredeemable preferred stock--$50 stated value
   Authorized--5,000,000 shares
   Issued--5,000,000 shares in 2000 and 1999                                            250,000              250,000
Common stock--$5 par value
   Authorized--325,000,000 shares
   Issued--157,233,107 shares in 2000 and 1999                                          786,166              786,166
Capital surplus                                                                          43,354               35,092
Accumulated other comprehensive income                                                   10,565              (31,702)
Retained earnings                                                                     2,937,296            2,485,204
Deferred compensation                                                                    (3,704)              (2,955)
Less cost of common stock in treasury--289,397 shares in 2000
   and 715,496 shares in 1999                                                           (16,411)             (47,161)
--------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                         4,007,266            3,474,644
--------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                   $ 41,985,185         $ 38,653,332
====================================================================================================================

See notes to consolidated financial statements.

                                                           2000 Annual Report 43
CONSOLIDATED STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES


Year Ended December 31
(in thousands, except per share data)                              2000               1999               1998
-------------------------------------------------------------------------------------------------------------

INTEREST INCOME

Interest and fees on loans                                  $ 3,037,176        $ 2,500,978        $ 2,382,329
Interest on investment securities
    Taxable                                                     188,370            156,933            218,378
    Exempt from federal income tax                                2,864              4,647              7,252
-------------------------------------------------------------------------------------------------------------
      Total interest on investment securities                   191,234            161,580            225,630

Interest on short-term investments                               33,226             10,152              8,815
-------------------------------------------------------------------------------------------------------------
      Total interest income                                   3,261,636          2,672,710          2,616,774

INTEREST EXPENSE

Interest on deposits                                            809,585            590,335            647,825
Interest on short-term borrowings                               211,686            179,133            185,711
Interest on medium- and long-term debt                          533,853            410,367            367,777
Net interest rate swap (income)/expense                          47,661            (54,266)           (45,810)
-------------------------------------------------------------------------------------------------------------
      Total interest expense                                  1,602,785          1,125,569          1,155,503
-------------------------------------------------------------------------------------------------------------
      Net interest income                                     1,658,851          1,547,141          1,461,271
Provision for credit losses                                     145,000            114,000            113,000
-------------------------------------------------------------------------------------------------------------
      Net interest income after provision for credit losses   1,513,851          1,433,141          1,348,271

NONINTEREST INCOME

Fiduciary and investment management income                      306,119            240,574            184,354
Service charges on deposit accounts                             180,018            169,173            157,416
Commercial lending fees                                          55,918             48,887             43,326
Letter of credit fees                                            41,847             38,468             31,127
Securities gains/(losses)                                          (810)             5,453              6,116
Net gain on sales of businesses                                  47,584             21,339             10,705
Other noninterest income                                        195,214            192,994            170,104
-------------------------------------------------------------------------------------------------------------
      Total noninterest income                                  825,890            716,888            603,148

NONINTEREST EXPENSES

Salaries and employee benefits                                  668,037            640,357            565,303
Net occupancy expense                                            97,750             93,728             89,911
Equipment expense                                                59,108             61,092             60,147
Outside processing fee expense                                   49,142             47,754             42,785
Restructuring charge/(credit)                                        --                 --             (6,840)
Other noninterest expenses                                      314,333            274,026            268,738
-------------------------------------------------------------------------------------------------------------
      Total noninterest expenses                              1,188,370          1,116,957          1,020,044
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                    1,151,371          1,033,072            931,375
Provision for income taxes                                      402,045            360,483            324,299
-------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $   749,326        $   672,589        $   607,076
=============================================================================================================
Net income applicable to common stock                       $   732,226        $   655,489        $   589,976
=============================================================================================================
Basic net income per common share                           $      4.68        $      4.20        $      3.79
Diluted net income per common share                                4.63               4.14               3.72

Cash dividends declared on common stock                     $   250,277        $   224,837        $   199,403
Dividends per common share                                  $      1.60        $      1.44        $      1.28
-------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

44 Comerica Incorporated

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
COMERICA INCORPORATED AND SUBSIDIARIES


                                        Non-                        Accumulated
                                  redeemable                              Other                                                Total
                                   Preferred    Common    Capital Comprehensive    Retained       Deferred    Treasury Shareholders'
(in thousands, except share data)      Stock     Stock    Surplus        Income    Earnings   Compensation       Stock        Equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1998                     $250,000  $784,077    $    --    $ (1,937)   $1,731,419      $ (1,783)  $      --    $2,761,776

Net income for 1998                       --        --         --          --       607,076            --          --       607,076
Other comprehensive income, net           --        --         --      (4,518)           --            --          --        (4,518)
 of tax
Total comprehensive income                --        --         --          --            --            --          --       602,558
Cash dividends declared:
 Preferred stock                          --        --         --          --       (17,100)           --          --       (17,100)
 Common stock                             --        --         --          --      (199,403)           --          --      (199,403)
Purchase and retirement of 60,000
 shares of common stock                   --      (300)    (3,182)         --            --            --          --        (3,482)
Purchase of 2,199,650 shares
 of common stock                          --        --         --          --            --            --    (145,202)     (145,202)
Issuance of common stock under
 employee stock plans                     --     2,388     27,831          --       (35,403)       (4,604)     56,069        46,281
Amortization of deferred                  --        --         --          --            --         1,185          --         1,185
 compensation
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1998                    250,000   786,165     24,649      (6,455)    2,086,589        (5,202)    (89,133)    3,046,613

Net income for 1999                       --        --         --          --       672,589            --          --       672,589
Other comprehensive income, net           --        --         --     (25,247)           --            --          --       (25,247)
 of tax
Total comprehensive income                --        --         --          --            --            --          --       647,342
Cash dividends declared:
 Preferred stock                          --        --         --          --       (17,100)           --          --       (17,100)
 Common stock                             --        --         --          --      (224,837)           --          --      (224,837)
Purchase of 44,082 shares
 of common stock                          --        --         --          --            --            --      (2,885)       (2,885)
Issuance of common stock under
 employee stock plans                     --         1     10,443          --       (32,037)            4      44,857        23,268
Amortization of deferred                  --        --         --          --            --         2,243          --         2,243
 compensation
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1999                    250,000   786,166     35,092     (31,702)    2,485,204        (2,955)    (47,161)    3,474,644

Net income for 2000                       --        --         --          --       749,326            --          --       749,326
Other comprehensive income, net           --        --         --      42,267            --            --          --        42,267
 of tax
Total comprehensive income                --        --         --          --            --            --          --       791,593
Cash dividends declared:
 Preferred stock                          --        --         --          --       (17,100)           --          --       (17,100)
 Common stock                             --        --         --          --      (250,277)           --          --      (250,277)
Purchase of 353,547 shares
 of common stock                          --        --         --          --            --            --     (14,108)      (14,108)
Issuance of common stock under
 employee stock plan                      --        --      8,262          --       (29,857)       (2,645)     44,858        20,618
Amortization of deferred                  --        --         --          --            --         1,896          --         1,896
 compensation
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 2000                   $250,000  $786,166    $43,354    $ 10,565    $2,937,296      $ (3,704)  $ (16,411)   $4,007,266
===================================================================================================================================

( ) Indicates deduction.
See notes to consolidated financial statements.

                                                          2000 Annual Report  45

CONSOLIDATED STATEMENTS OF CASH FLOWS
COMERICA INCORPORATED AND SUBSIDIARIES



Year Ended December 31
(in thousands)                                                                          2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES

Net income                                                                       $   749,326        $   672,589        $   607,076
Adjustments to reconcile net income to
   net cash provided by operating activities
     Provision for credit losses                                                     145,000            114,000            113,000
     Depreciation                                                                     54,229             56,893             57,633
     Restructuring charge                                                                 --                 --            (21,923)
     Net (increase) decrease in trading account securities                           (45,246)           (10,063)             2,796
     Net (increase) decrease in assets held for sale                                  18,373             36,371             (5,236)
     Net (increase) decrease in accrued income receivable                            (65,730)           (44,716)            19,487
     Net increase in accrued expenses                                                110,273            138,459              2,973
     Net amortization of intangibles                                                  36,643             33,921             30,414
     Other, net                                                                     (207,615)            39,096           (116,295)
----------------------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                            45,927            363,961             82,849
----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                   795,253          1,036,550            689,925


INVESTING ACTIVITIES

Net increase in interest-bearing deposits with banks                                  (2,846)            (9,418)            (1,184)
Net (increase) decrease in federal funds sold and securities
    purchased under agreements to resell                                               8,527            (25,094)            96,941
Proceeds from sale of investment securities available for sale                       326,726            335,611            111,511
Proceeds from maturity of investment securities available for sale                   563,547            724,555          1,209,291
Purchases of investment securities available for sale                               (795,836)        (1,175,726)          (126,239)
Net increase in loans (other than loans purchased)                                (3,450,427)        (2,671,100)        (3,768,220)
Purchase of loans                                                                         --                 --             (1,115)
Fixed assets, net                                                                    (30,254)           (34,971)           (35,609)
Net (increase) decrease in customers' liability on acceptances outstanding            17,142            (31,475)             6,057
Net cash provided by acquisitions/sales of businesses                                439,711                 --          1,878,907
----------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                    (2,923,710)        (2,887,618)          (629,660)

FINANCING ACTIVITIES

Net increase (decrease) in deposits                                                3,876,609         (1,021,730)         1,726,816
Net increase (decrease) in short-term borrowings                                    (690,513)          (812,122)           387,252
Net increase (decrease) in acceptances outstanding                                   (17,142)            31,475             (6,057)
Proceeds from issuance of medium- and long-term debt                               6,103,664          6,275,000          3,200,000
Repayments and purchases of medium- and long-term debt                            (6,594,860)        (2,977,402)        (5,212,498)
Proceeds from issuance of common stock                                                20,618             23,268             50,885
Purchase of common stock for treasury and retirement                                 (14,108)            (2,885)          (148,684)
Dividends paid                                                                      (261,096)          (235,646)          (211,966)
----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities                       2,423,172          1,279,958           (214,252)
----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                   294,715           (571,110)          (153,987)
Cash and due from banks at beginning of year                                       1,201,990          1,773,100          1,927,087
----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                           $ 1,496,705        $ 1,201,990        $ 1,773,100
==================================================================================================================================
Interest paid                                                                    $ 1,560,229        $ 1,101,993        $ 1,188,599
==================================================================================================================================
Income taxes paid                                                                $   366,365        $   266,835        $   256,880
==================================================================================================================================
Noncash investing and financing activities
         Transfer from loans to loans held for sale                              $        --        $   492,746        $        --
         Loan transfers to other real estate                                           6,870             11,036              5,084
==================================================================================================================================

See notes to consolidated financial statements.

46 Comerica Incorporated



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
COMERICA INCORPORATED AND SUBSIDIARIES

  1    ACCOUNTING POLICIES

ORGANIZATION

Comerica Incorporated is a registered financial holding company headquartered in Detroit, Michigan. The Corporation's principal lines of business are the Business Bank, the Individual Bank and the Investment Bank. The core businesses are tailored to each of the Corporation's four primary geographic markets:
Michigan, Texas, California and Florida.

The accounting and reporting policies of Comerica Incorporated and its subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from these estimates.

The following is a summary of the more significant accounting and reporting policies.

CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all significant intercompany accounts and transactions. Prior years' financial statements are reclassified to conform with current financial statement presentation.

For acquisitions accounted for as pooling-of-interests combinations, the historical consolidated financial statements are restated to include the accounts and results of operations. For acquisitions using the purchase method of accounting, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Goodwill representing the excess of cost over the net book value of identifiable assets acquired is amortized on a straight-line basis over periods ranging from 10 to 25 years (weighted average of 19 years). Core deposit intangible assets are amortized on an accelerated method over 10 years.

IMPAIRMENT

The Corporation periodically evaluates long-lived assets, certain identifiable intangibles, deferred costs and goodwill for indication of impairment in value. When required, asset impairment is recorded.

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

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses represents management's assessment of probable losses inherent in the Corporation's on- and off-balance sheet credit portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent but that have not been specifically identified. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology, which has been in use, without material change, for several years. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Credit Policy Group. Business loans are defined as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A detailed credit quality review is performed quarterly on large business loans which have deteriorated below certain levels of credit risk. A specific portion of the allowance is allocated to such loans based upon this review. The portion of the allowance allocated to the remaining business loans is determined by applying projected loss ratios to each risk rating based on numerous factors identified below. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent loan loss experience, current economic conditions and trends, geographic dispersion of borrowers, and trends with respect to past due and nonaccrual amounts.

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

                                                          2000 Annual Report  47

NONPERFORMING ASSETS

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition and other real estate which has been acquired primarily through foreclosure and is awaiting disposition.

Loans which were restructured, but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status, are generally not reported as nonperforming assets. Such loans are evaluated for impairment in the calendar year of the modifications. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring if not impaired based on the modified terms. See
Note 4 on page 49 for additional information on loan impairment.

Consumer loans are generally not placed on nonaccrual status and are charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable. Generally, a loan may be returned to accrual status when all delinquent principal and interest become current and the Corporation expects repayment of the remaining contractual principal and interest or when the loan is both well secured and in the process of collection. A nonaccrual loan that is restructured will generally remain on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, sustained payment performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the restructured terms. These factors may result in the loan being returned to an accrual basis at the time of restructuring or upon satisfaction of a shorter performance period. If management is uncertain whether the borrower has the ability to meet the revised payment schedule, the loan remains classified as nonaccrual. Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for credit losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

STOCK-BASED COMPENSATION

The Corporation elected to continue to apply the disclosure only method in accounting for its stock-based compensation plans. Information on the Corporation's stock-based compensation plans is included in Note 13.

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

DEFERRED COSTS

Certain mutual fund costs are capitalized when paid and amortized over the period that fees contractually recoup the deferred costs. The net of fees and amortization is recorded in noninterest income.

48 Comerica Incorporated

LOAN ORIGINATION FEES AND COSTS

Loan origination and commitment fees are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

OTHER COMPREHENSIVE INCOME

The Corporation has elected to present information on comprehensive income in the Consolidated Statements of Changes in Shareholders' Equity on page 44 and in
Note 11.

  2   ACQUISITIONS

On November 1, 2000, the Corporation and Imperial Bancorp announced a definitive agreement to merge through an exchange of shares. Under the terms of the agreement, Imperial shareholders received 0.46 shares of Comerica common stock for each share of Imperial common stock. The combined company will have assets of approximately $50 billion. The merger was completed in January 2001 and was accounted for as a pooling of interests. The Corporation anticipates incurring a pre-tax, merger-related and restructuring charge of approximately $169 million ($119 million after-tax) in 2001 in connection with the acquisition.

The financial information presented in this annual report is for Comerica Incorporated only. A summary of unaudited pro forma financial information for Comerica Incorporated and Imperial Bancorp is shown at right. The unaudited financial information is not indicative of the results that would have been realized had the entities been a single company during these periods, nor is it indicative of the actual results the combined company will report in the future.



(in millions, except per share data)
Year Ended December 31,             2000      1999      1998
------------------------------------------------------------


Total average assets             $46,877   $42,662   $39,969
Net interest income                2,004     1,817     1,720
Noninterest income                   958       867       667
Noninterest expenses               1,486     1,359     1,237
Net income                           791       759       651
Diluted earnings per share         $4.31     $4.13     $3.51
------------------------------------------------------------

During 1998, Comerica purchased a majority interest in Munder Capital Management, an investment advisory firm. Net income for the third and fourth quarter of 1998 included the consolidated financial results of Munder. The Corporation's minority interest in periods prior to the third quarter of 1998 was accounted for under the equity method. Intangible assets increased $133 million as a result of the consolidation. The fair market value of total assets acquired and total liabilities assumed was not material.


  3    INVESTMENT SECURITIES

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:


                                           Gross       Gross
                                      Unrealized  Unrealized     Estimated
(in thousands)                Cost         Gains      Losses    Fair Value
--------------------------------------------------------------------------

December 31, 2000
  U.S. government and
   agency securities    $2,209,623   $   22,476   $    6,019   $2,226,080
  State and municipal
   securities               44,920        1,417           40       46,297
  Other securities         413,244        2,033        9,892      405,385
-------------------------------------------------------------------------
     Total securities
       available
       for sale         $2,667,787   $   25,926   $   15,951   $2,677,762
=========================================================================
December 31, 1999
  U.S. government and
   agency securities    $2,317,530   $    1,458   $   43,459   $2,275,529
  State and municipal
   securities               72,054        1,764          122       73,696
  Other securities         400,260        2,580       12,601      390,239
-------------------------------------------------------------------------
     Total securities
       available
       for sale         $2,789,844   $    5,802   $   56,182   $2,739,464
=========================================================================


The cost and estimated fair values of debt securities by contractual maturity were as follows (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



December 31, 2000                                        Estimated
(in thousands)                                   Cost   Fair Value
------------------------------------------------------------------

Contractual maturity
   Within one year                         $   16,731     $ 17,605
   Over one year to five years                246,078      246,443
   Over five years to ten years                51,775       49,615
   Over ten years                              36,657       31,315
------------------------------------------------------------------
      Subtotal securities                     351,241      344,978

   Mortgage-backed securities               2,175,568    2,191,673
   Equity and other nondebt securities        140,978      141,111
------------------------------------------------------------------
      Total securities available for sale  $2,667,787   $2,677,762
==================================================================

                                                          2000 Annual Report  49
  3     INVESTMENT SECURITIES (CONTINUED)

Sales, calls and write-downs of investment securities available for sale resulted in realized gains and losses as follows:


Year Ended December 31
(in thousands)                       2000              1999
-----------------------------------------------------------

Securities gains                   $6,482            $5,535
Securities losses                    (826)              (82)
Write-down of low income
  housing investments              (6,466)               --
-----------------------------------------------------------
      Total                        $ (810)           $5,453
===========================================================


Assets, principally securities, carried at approximately $1.5 billion at December 31, 2000, were pledged to secure public deposits (including State of Michigan deposits of $73 million at December 31, 2000) and for other purposes as required by law.

  4   NONPERFORMING ASSETS

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

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.



December 31
(in thousands)                                    2000         1999
-------------------------------------------------------------------
Nonaccrual loans
  Commercial loans                            $182,153     $ 99,620
  International loans                           57,929       44,046
  Real estate construction loans                 4,542          249
  Commercial mortgage loans                     15,528        9,620
  Residential mortgage loans                       166          572
  Consumer loans                                 3,080        5,356
  Lease financing                                3,837        5,630
-------------------------------------------------------------------
       Total                                   267,235      165,093

Reduced-rate loans                                 348        7,347
-------------------------------------------------------------------
       Total nonperforming loans               267,583      172,440

Other real estate                                5,052        9,595
-------------------------------------------------------------------
       Total nonperforming assets             $272,635     $182,035
===================================================================
Loans past due 90 days and still accruing     $ 35,820     $ 47,676
===================================================================
Gross interest income that would
    have been recorded had the
    nonaccrual and reduced-rate
    loans performed in accordance
    with original terms                       $ 35,954     $ 19,467
===================================================================
Interest income recognized                    $  7,330     $  2,158
===================================================================

A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

Impaired loans at December 31, 2000, were $284 million, $20 million of which were formerly on nonaccrual status, but were restructured and met the requirements to be restored to an accrual basis. These loans are performing in accordance with their modified terms, but, in accordance with impaired loan disclosures must continue to be disclosed as impaired for the remainder of the calendar year of the restructuring.


December 31
(in thousands)                               2000          1999        1998
---------------------------------------------------------------------------

Average impaired loans for the year      $229,419      $146,070    $ 85,500
Total period-end impaired loans           284,442       159,165     101,417
Period-end impaired loans
   requiring an allowance                 250,522       155,828      87,494
Impairment allowance                       99,420        51,753      21,951


Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in the loan. Forty-two percent of the total impaired loans at December 31, 2000, are evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate.

50 Comerica Incorporated

  5   ALLOWANCE FOR CREDIT LOSSES

An analysis of changes in the allowance for credit losses follows:



(in thousands)                        2000         1999        1998
-------------------------------------------------------------------


Balance at January 1              $476,470    $ 452,409   $ 424,147
Loans charged off                  (99,537)    (120,976)   (125,627)
Recoveries on loans previously
     charged off                    16,232       31,004      40,889
-------------------------------------------------------------------
     Net loans charged off         (83,305)     (89,972)    (84,738)
Provision for credit losses        145,000      114,000     113,000
Foreign currency translation
     adjustment                        (55)          33          --
-------------------------------------------------------------------
Balance at December 31            $538,110    $ 476,470   $ 452,409
===================================================================
As a percent of total loans           1.49%        1.46%       1.48%
===================================================================


 6    SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional financial holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities centered in Michigan. In addition, the Corporation has an industry concentration with the automotive industry, which includes manufacturers and their finance subsidiaries, suppliers, dealers and company executives.

At December 31, 2000 and 1999, exposure from loan commitments and guarantees to companies related to the automotive industry totaled $10.6 billion and $8.9 billion, respectively.

Additionally, commercial real estate loans, including commercial mortgages and construction loans, totaled $7.6 billion in 2000 and $6.5 billion in 1999. Approximately $3.5 billion of commercial real estate and real estate construction loans at December 31, 2000, involved owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.


 7      PREMISES AND EQUIPMENT AND OTHER NONCANCELLABLE OBLIGATIONS

A summary of premises and equipment at December 31 by major category follows:



(in thousands)                                2000       1999
-------------------------------------------------------------

Land                                      $ 53,113   $ 49,464
Buildings and improvements                 351,987    351,458
Furniture and equipment                    310,058    320,565
-------------------------------------------------------------
    Total cost                             715,158    721,487

Less accumulated depreciation and
  amortization                            (408,405)  (390,759)
-------------------------------------------------------------
    Net book value                        $306,753   $330,728
=============================================================



Rental expense for leased properties and equipment amounted to $41 million in 2000, $42 million in 1999 and $41 million in 1998. Future minimum payments under noncancellable obligations are as follows:



(in thousands)
-------------------------------------------

2001                               $ 49,239
2002                                 43,209
2003                                 41,685
2004                                 37,411
2005                                 33,058
2006 and later                      265,866
===========================================



 8    SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following is a summary of short-term borrowings at December 31, 2000 and 1999.

                                                          2000 Annual Report  51



                          Federal Funds Purchased and            Other
                                Securities Sold Under         Borrowed
(in thousands)               Agreements to Repurchase            Funds
----------------------------------------------------------------------

December 31, 2000
   Amount outstanding at
    year-end                               $1,638,591       $  438,927
   Weighted average
    interest rate at year-end                    6.37%            5.51%

December 31, 1999
   Amount outstanding at
    year-end                               $1,332,397       $1,435,634
   Weighted average
    interest rate at year-end                    4.40%            4.50%
======================================================================


At December 31, 2000, the parent company had available a $250 million commercial paper facility of which $80 million was outstanding. This facility is supported by a $200 million line of credit agreement. Under the current agreement the line will expire in May of 2001.

At December 31, 2000, the Corporation's subsidiary banks had pledged loans totaling $30.6 billion to secure a collateralized borrowing account with the Federal Reserve Bank.

 9    MEDIUM- AND LONG-TERM DEBT

Medium- and long-term debt consisted of the following at December 31:


(in thousands)                                   2000        1999
-----------------------------------------------------------------

Parent Company
      7.25% subordinated notes due 2007    $  157,414  $   158,543
Subsidiaries
Subordinated notes:
   7.25% subordinated notes due 2007          198,703     198,502
   8.375% subordinated notes due 2024         155,071     155,287
   7.25% subordinated notes due 2002          149,719     149,561
   6.875% subordinated notes due 2008         103,272     103,729
   7.125% subordinated notes due 2013         154,486     154,834
   7.875% subordinated notes due 2026         172,346     173,217
   6.00% subordinated notes due 2008          248,238     248,010
   7.65% subordinated notes due 2010          248,385          --
-----------------------------------------------------------------
     Total subordinated notes               1,430,220   1,183,140
Medium-term notes:
   Floating rate based on LIBOR indices     5,042,222   5,762,320
   Floating rate based on Treasury indices    125,000      37,000
   Floating rate based on Prime indices     1,320,964   1,224,993
   Fixed rate notes with interest rate
     of 6.65%                                      --     199,944
-----------------------------------------------------------------
     Total medium-term notes                6,488,186   7,224,257
Notes payable                                  12,841      13,917
-----------------------------------------------------------------
     Total subsidiaries                     7,931,247   8,421,314
=================================================================
     Total medium- and long-term debt      $8,088,661  $8,579,857
=================================================================


Concurrent with the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table.



                                 Principal Amount                      Base
                                          of Debt                   Rate at
(in thousands)                          Converted     Base Rate    12/31/00
---------------------------------------------------------------------------


Parent company
    7.25% subordinated notes             $150,000  6-month LIBOR     6.21%

Subsidiaries
Subordinated notes:
   7.25% subordinated notes              $200,000  6-month LIBOR     6.21%
   8.375% subordinated notes              150,000  6-month LIBOR     6.21%
   7.25% subordinated notes               150,000  6-month LIBOR     6.21%
   6.875% subordinated notes              100,000  6-month LIBOR     6.21%
   6.00% subordinated notes               250,000  6-month LIBOR     6.21%
   7.125% subordinated notes              150,000  6-month LIBOR     6.21%
   7.875% subordinated notes              150,000  6-month LIBOR     6.21%
   7.65% subordinated notes               250,000  3-month LIBOR     6.44%

Medium-term notes:
   Floating rate based on
      Treasury indices                    125,000  1-month LIBOR     6.64%
=========================================================================


All subordinated notes and debentures with maturities greater than one year qualify as Tier 2 capital.

The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, certain bank subsidiaries may offer an aggregate principal amount of up to $17.0 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rates on the floating rate medium-term notes based on LIBOR ranged from three-month LIBOR plus 0.07% to one-month LIBOR plus 0.20%. The notes are due from 2001 to 2005. The interest rate on the floating rate medium-term notes based on U.S. Treasury indices is equal to the three-month U.S. Treasury bill bond equivalent rate plus 0.67%. The notes are due in 2001. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC. The principal maturities of medium- and long-term debt are as follows:



(in thousands)
--------------------------------------------

2001                              $5,255,697
2002                                 985,137
2003                                 132,309
2004                                 102,330
2005                                 187,366
2006 and later                     1,425,822
============================================

52 Comerica Incorporated


 10    SHAREHOLDERS' EQUITY

The board of directors had authorized the repurchase of up to 40.5 million shares of Comerica Incorporated common stock for general corporate purposes, acquisitions and employee benefit plans. In connection with the Imperial Bancorp acquisition, the board of directors of the Corporation rescinded its previous authorization.

At December 31, 2000, the Corporation had reserved 11.3 million shares of common stock for issuance to employees and directors under the long-term incentive plans.

The Corporation issued 5 million shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series E, with a stated value of $50 per share in 1996. Dividends are payable quarterly, at a rate of 6.84% per annum through July 1, 2001. Thereafter, the rate will be equal to 0.625% plus an effective rate, but not less than 7.34% nor greater than 13.34%. The effective rate will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Treasury Maturity Rate and the Thirty Year Constant Treasury Maturity Rate (as defined in the prospectus). The Corporation, at its option after regulatory approval, may redeem all or part of the outstanding shares on or after July 1, 2001.

 11    OTHER COMPREHENSIVE INCOME

Other comprehensive income includes the change in unrealized gains and losses on investment securities available for sale and the change in the accumulated foreign currency translation adjustment. The Consolidated Statements of Changes in Shareholders' Equity includes only combined, net of tax, other comprehensive income. The following presents reconciliations of the components of accumulated other comprehensive income for the years ended December 31, 2000, 1999 and 1998.


                                                                                          Year Ended December 31
------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                         2000       1999        1998
------------------------------------------------------------------------------------------------------------------

Net unrealized gains (losses) on investment securities available for sale:
    Balance at beginning of year                                                  $(32,717)   $ (7,688)   $   (970)
    Net unrealized holding gains (losses) arising during the period                 59,499     (33,815)     (3,835)
    Less: Reclassification adjustment for gains (losses) included in net income       (810)      5,453       6,116
------------------------------------------------------------------------------------------------------------------
    Change in net unrealized gains (losses) before income taxes                     60,309     (39,268)     (9,951)
    Provision for income taxes                                                      21,108     (14,239)     (3,233)
------------------------------------------------------------------------------------------------------------------
    Change in net unrealized gains (losses) on investment securities available      39,201     (25,029)     (6,718)
       for sale, net of tax
------------------------------------------------------------------------------------------------------------------
    Balance at December 31                                                        $  6,484    $(32,717)   $ (7,688)

Accumulated foreign currency translation adjustment:
    Balance at beginning of year                                                     1,015    $  1,233    $   (967)
    Net translation gains (losses) arising during the period                         3,066        (218)      2,200
    Less: Reclassification adjustment for gains (losses) included in net income         --          --          --
------------------------------------------------------------------------------------------------------------------
    Change in translation adjustment before income taxes                             3,066        (218)      2,200
    Provision for income taxes                                                          --          --          --
------------------------------------------------------------------------------------------------------------------
    Change in foreign currency translation adjustment, net of tax                    3,066        (218)      2,200
------------------------------------------------------------------------------------------------------------------
    Balance at December 31                                                        $  4,081    $  1,015    $  1,233
------------------------------------------------------------------------------------------------------------------
Total accumulated other comprehensive income, net of taxes, at December 31        $ 10,565    $(31,702)   $ (6,455)
==================================================================================================================


                                                          2000 Annual Report  53
 12    NET INCOME PER COMMON SHARE

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



Year Ended December 31
(in thousands, except per share data)       2000       1999       1998
----------------------------------------------------------------------

Basic
     Average shares outstanding          156,398    156,094    155,859
======================================================================
Net income                              $749,326   $672,589   $607,076
Less preferred stock dividends            17,100     17,100     17,100
----------------------------------------------------------------------
Net income applicable to
          common stock                  $732,226   $655,489   $589,976
======================================================================
Basic net income per
          common share                  $   4.68   $   4.20   $   3.79
======================================================================
Diluted
    Average shares outstanding           156,398    156,094    155,859
    Nonvested stock                          159        167        191
    Common stock equivalents
          Net effect of the assumed
            exercise of stock options      1,718      2,136      2,707
----------------------------------------------------------------------
    Diluted average shares               158,275    158,397    158,757
======================================================================
Net income                              $749,326   $672,589   $607,076
Less preferred stock dividends            17,100     17,100     17,100
----------------------------------------------------------------------
Net income applicable to
            common stock                $732,226   $655,489   $589,976
======================================================================
Diluted net income per
            common share                $   4.63   $   4.14   $   3.72
======================================================================


 13    LONG-TERM INCENTIVE PLANS

The Corporation has long-term incentive plans under which it has awarded both shares of restricted stock to key executive officers and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. The Corporation has elected to follow the disclosure only method in accounting for its employee and director stock options. Under Accounting Principles Board (APB) Opinion No. 25, no compensation expense is recognized because the exercise price of the Corporation's employee and director stock options equals the market price of the underlying stock on the date of grant. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The options may have restrictions regarding exercisability. A majority of the Corporation's options vest over a four-year period.

Pro forma information regarding net income and earnings per share was determined as if the Corporation had accounted for its employee and director stock options under the fair value method. The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The model may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The Corporation's employee and director stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate.

The fair value of the options was estimated using an option valuation model with the following weighted-average assumptions:



                                   2000       1999      1998
------------------------------------------------------------


Risk-free interest rate           6.46%      5.15%     5.54%
Expected dividend yield           2.84%      3.24%     3.45%
Expected volatility factors of
   the market price of Comerica
   common stock                     28%        24%       21%
Expected option life (in years)    4.8        4.8       4.3
------------------------------------------------------------


Had compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair value provisions, net income and earnings per share would have been as follows:



(in thousands,
except per share data)            2000        1999      1998
------------------------------------------------------------


Pro forma net income          $715,336    $639,169  $578,335

Pro forma earnings per share:
    Basic                        $4.57       $4.09     $3.71
    Diluted                       4.52        4.04      3.64
============================================================

54 Comerica Incorporated

                                                                      Average per Share
------------------------------------------------------------------------------------------
                                                                      Exercise     Market
                                                    Number            Price        Price
------------------------------------------------------------------------------------------
Outstanding--December 31, 1997                      7,637,343         $24.77       $60.17
     Granted                                        2,058,542          71.37        71.37
     Cancelled                                       (232,617)         42.92        64.33
     Exercised                                     (1,213,818)         21.33        64.07
     Expired                                               --
------------------------------------------------------------------------------------------
Outstanding--December 31, 1998                      8,249,450         $36.39       $68.19
     Granted                                        2,237,754          66.63        66.63
     Cancelled                                       (202,392)         63.00        58.69
     Exercised                                       (680,664)         18.86        62.76
     Expired                                               --
------------------------------------------------------------------------------------------
Outstanding--December 31, 1999                      9,604,148         $44.12       $46.69
     Granted                                        2,437,684          41.95        41.95
     Cancelled                                       (179,781)         60.36        49.58
     Exercised                                       (715,104)         17.31        49.99
     Expired                                               --
------------------------------------------------------------------------------------------
Outstanding--December 31, 2000                     11,146,947         $45.11       $59.38
==========================================================================================
Exercisable--December 31, 2000                      6,613,643
Available for grant--December 31, 2000                142,316
==========================================================================================

The following table summarizes information about stock options outstanding at December 31, 2000:

                                       Outstanding                                      Exercisable
---------------------------------------------------------------------------------------------------
                                                             Average                       Average
Exercise                                      Average        Exercise                      Exercise
Price Range                  Shares           Life (a)       Price          Shares         Price
---------------------------------------------------------------------------------------------------
$ 9.83 - $19.00                1,359,931        3.8           $18.23          1,359,931      $18.23
 19.83 -  35.33                1,992,364        4.0            23.77          1,988,614       23.75
 40.09 -  58.44                3,854,534        8.1            41.33          1,213,527       40.98
 60.31 -  66.81                2,155,613        8.2            66.61            959,260       66.41
 68.44 -  71.58                1,784,505        7.2            71.58          1,092,311       71.58
---------------------------------------------------------------------------------------------------
Total                         11,146,947        6.7           $45.11          6,613,643      $39.86
---------------------------------------------------------------------------------------------------

(a) Average contractual life remaining in years.

14 EMPLOYEE BENEFIT PLANS

The Corporation has a defined benefit pension plan in effect for substantially all full-time employees. Staff expense includes income of $7.9 million in 2000, $0.8 million in 1999 and $3.0 million in 1998 for the plan. Benefits under the plan are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of units of certain collective investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities and corporate bonds and notes.

The Corporation's postretirement benefits plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, provides a phase-out for employees over 50 as of that date. The Corporation has funded the plan with a company-owned life insurance contract.

The tables below set forth reconciliations of the Corporation's pension and postretirement plan obligations and plan assets:

                                      Defined Benefit                 Postretirement
                                      Pension Plan                    Benefit Plan
-----------------------------------------------------------------------------------------------------
(in thousands)                        2000             1999           2000                1999
-----------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at January 1    $ 509,686       $ 542,941        $  74,562           $  80,710
Service cost                          13,531          15,387               79                 256
Interest cost                         42,839          38,118            5,541               5,308
Amendments                            25,696              --               --                  --
Actuarial (gain)/loss                 22,294         (63,598)           2,892              (4,995)
Benefits paid                        (23,419)        (23,162)          (7,122)             (6,717)
-----------------------------------------------------------------------------------------------------
Benefit obligation
   at December 31                  $ 590,627       $ 509,686        $  75,952           $  74,562
=====================================================================================================
CHANGE IN PLAN ASSETS:
Fair value of plan assets at
   January 1                       $ 651,782       $ 628,194        $  84,391           $  88,312
Actual return on plan assets           2,656          46,750            5,136              (1,475)
Employer contributions                    --              --            3,306               4,271
Benefits paid                        (23,419)        (23,162)          (7,122)             (6,717)
-----------------------------------------------------------------------------------------------------
Fair value of plan assets at
   December 31                     $ 631,019       $ 651,782        $  85,711           $  84,391
=====================================================================================================

                                                           2000 Annual Report 55

The following table sets forth the funded status of the defined benefit pension and postretirement plan and amounts recognized on the Corporation's balance sheet:

                                          Defined Benefit                 Postretirement
                                          Pension Plan                    Benefit Plan
--------------------------------------------------------------------------------------------------
(in thousands)                            2000            1999            2000            1999
--------------------------------------------------------------------------------------------------
Funded status at December 31          $  40,393        $ 142,096        $   9,758       $   9,829
Unrecognized net (gain)/loss            (24,927)        (106,068)           3,282          (4,701)
Unrecognized net transition
   (asset)/obligation                      (856)          (5,690)          51,388          59,850
Unrecognized prior service cost          21,597           (2,072)              --              --
--------------------------------------------------------------------------------------------------
Prepaid benefit cost                  $  36,207        $  28,266        $  64,428       $  64,978
==================================================================================================

Components of net periodic benefit cost/(income):

Defined Benefit Pension Plan
(in thousands)                                        2000            1999           1998
---------------------------------------------------------------------------------------------
Service cost                                       $ 13,531        $ 15,387         $ 13,924
Interest cost                                        42,839          38,118           36,039
Expected return on plan assets                      (60,920)        (51,241)         (48,887)
Amortization of unrecognized
   transition asset                                  (4,834)         (4,834)          (4,834)
Amortization of unrecognized
   prior service cost                                 2,026            (322)            (331)
Amortization of unrecognized
   net (gain)/loss                                     (584)          2,132            1,071
---------------------------------------------------------------------------------------------
Net periodic benefit income                        $ (7,942)       $   (760)        $ (3,018)
=============================================================================================

Postretirement Benefit Plan
(in thousands)                                        2000            1999            1998
---------------------------------------------------------------------------------------------
Service cost                                       $    79         $   256           $   262
Interest cost                                        5,541           5,308             5,509
Expected return on plan assets                      (6,069)         (5,935)           (5,829)
Amortization of unrecognized
   transition obligation                             4,305           4,628             4,628
---------------------------------------------------------------------------------------------
Net periodic benefit cost                          $ 3,856         $ 4,257           $ 4,570
=============================================================================================

Actuarial assumptions were as follows:

Defined Benefit Pension Plan                             2000           1999          1998
------------------------------------------------------------------------------------------
Discount rate used in determining
   benefit obligation                                   7.9%            8.0%          7.0%
Long-term rate of return on assets                     10.0%            9.3%          9.0%
Rate of compensation increase                           5.0%            5.0%          5.0%
==========================================================================================

Postretirement Benefit Plan                            2000           1999           1998
------------------------------------------------------------------------------------------
Discount rate used in determining
      benefit obligation                                7.9%            8.0%          7.0%
Long-term rate of return on assets                      6.7%            6.7%          6.7%
==========================================================================================

The health care and prescription drug cost trend rates projected for 2000 were nine percent and eleven percent, respectively. Each health care cost trend rate is assumed to gradually decrease to five percent by the year 2007. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $5 million at December 31, 2000, and the aggregate of the service and interest cost components by $359 thousand for the year ended December 31, 2000. Decreasing each health care rate by one percentage point would decrease the accumulated postretirement benefit obligation by $5 million at December 31, 2000, and the aggregate of the service and interest cost components by $317 thousand for the year ended December 31, 2000.

The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation's salaried and regular part-time employees are eligible to participate in one or more of the plans. The Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation's financial performance. Staff expense includes expense of $14.2 million in 2000, $11.7 million in 1999 and $11.1 million in 1998 for the plans.

15 INCOME TAXES

The current and deferred components of income taxes were as follows:

(in thousands)                                       2000             1999            1998
---------------------------------------------------------------------------------------------
Currently payable
   Federal                                          $339,683        $287,776         $245,486
   Foreign                                            16,120          22,797           27,263
   State and local                                    20,464          10,174           13,847
---------------------------------------------------------------------------------------------
                                                     376,267         320,747          286,596
Deferred federal, state and local                     25,778          39,736           37,703
---------------------------------------------------------------------------------------------
        Total                                       $402,045        $360,483         $324,299
=============================================================================================

There were $(0.3) million, $1.9 million and $2.1 million of income tax provision/(benefit) on securities transactions in 2000, 1999 and 1998, respectively.

56 Comerica Incorporated

The principal components of deferred tax (assets)/liabilities at December 31 were as follows:

(in thousands)                                  2000             1999
------------------------------------------------------------------------
Deferred tax assets:
Allowance for credit losses                   $(170,110)      $(150,025)
Allowance for depreciation                       (3,302)             --
Deferred loan origination fees and costs        (34,959)        (31,424)
Investment securities available for sale             --         (17,458)
Employee benefits                               (13,743)         (8,259)
Other deferred tax assets                      (104,791)        (88,885)
------------------------------------------------------------------------
    Total deferred tax assets                 $(326,905)      $(296,051)

Deferred tax liabilities:
Lease financing transactions                  $ 306,639       $ 229,086
Allowance for depreciation                           --           2,871
Investment securities available for sale          3,492              --
Other deferred tax liabilities                   50,789          51,443
------------------------------------------------------------------------
    Total deferred tax liabilities              360,920         283,400
------------------------------------------------------------------------
Net deferred tax (asset)/liability            $  34,015       $ (12,651)
========================================================================

The provision for income taxes differs from that computed by applying the federal statutory rate of 35 percent for the reasons in the following analysis:

(in thousands)                                        2000                        1999                         1998
--------------------------------------------------------------------------------------------------------------------------------
                                              Amount         Rate         Amount         Rate        Amount          Rate
--------------------------------------------------------------------------------------------------------------------------------
Tax based on federal statutory rate        $ 402,980         35.0%     $ 361,575         35.0%     $ 325,981         35.0%
Effect of tax-exempt interest income          (1,619)        (0.1)        (2,737)        (0.3)        (4,039)        (0.4)
Bank owned life insurance                    (11,553)        (1.0)       (11,054)        (1.1)       (10,651)        (1.2)
Goodwill                                       7,557          0.6          7,584          0.8          7,559          0.8
Other                                          4,680          0.4          5,115          0.5          5,449          0.6
--------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                 $ 402,045         34.9%     $ 360,483         34.9%     $ 324,299         34.8%
================================================================================================================================

16 TRANSACTIONS WITH RELATED PARTIES

The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2000, approximated $368 million at the beginning and $450 million at the end of 2000. During 2000, new loans to related parties aggregated $710 million and repayments totaled $628 million.

17 REGULATORY CAPITAL AND BANKING SUBSIDIARIES

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $1,045 million at January 1, 2001, plus current year's earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

Dividends paid to the Corporation by its banking subsidiaries amounted to $339 million in 2000, $261 million in 1999 and $442 million in 1998.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. At December 31, 2000 and 1999, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" (total capital ratio greater than 10 percent). The following is a summary of the capital position of the Corporation and its significant banking subsidiaries.

                                                           2000 Annual Report 57

                                                        Comerica Inc.          Comerica     Comerica Bank-  Comerica Bank-
(in thousands)                                          (Consolidated)             Bank             Texas      California
--------------------------------------------------------------------------------------------------------------------------
December 31, 2000

Tier 1 capital                                         $   3,649,809      $   2,923,331      $   370,520      $   482,292
Total capital                                              5,649,080          4,600,732          519,976          695,433
Tier 1 capital to average assets (minimum-3.0%)                 8.90%              8.91%            9.95%            8.95%
Tier 1 capital to risk-weighted assets (minimum-4.0%)           7.11               7.09             9.43             7.26
Total capital to risk-weighted assets (minimum-8.0%)           11.00              11.16            13.23            10.46

December 31, 1999

Tier 1 capital                                         $   3,179,790      $   2,614,284      $   358,200      $   382,339
Total capital                                              4,903,202          4,046,166          452,678          576,282
Tier 1 capital to average assets (minimum-3.0%)                 8.39%              8.53%            9.59%            8.60%
Tier 1 capital to risk-weighted assets (minimum-4.0%)           6.95               7.00            10.12             7.48
Total capital to risk-weighted assets (minimum-8.0%)           10.72              10.83            12.79            11.27
--------------------------------------------------------------------------------------------------------------------------

18 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

The Corporation, as an end-user, employs a variety of off-balance sheet financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments are also used to manage exposures to market risks, including interest rate caps and floors, total return swaps, foreign exchange forward contracts and foreign exchange swap agreements. Refer to the section entitled "Risk Management Derivative Financial Instruments and Foreign Exchange Contracts" in the financial review on page 40 for further information about the Corporation's objectives for using such instruments.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 2000 and 1999.

Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk and are not reflected in the consolidated balance sheets.

58 Comerica Incorporated

                                           Notional/
                                           Contract     Unrealized       Unrealized       Fair
(in millions)                              Amount       Gains            Losses           Value
------------------------------------------------------------------------------------------------
December 31, 2000
Risk management
        Interest rate contracts:
                Swaps                      $12,006       $   197        $   (31)        $   166
                Floors purchased                 8            --             --              --
        Foreign exchange
                contracts:
                Spot and forwards              493            18             (6)             12
                Swaps                          115             1            (13)            (12)
------------------------------------------------------------------------------------------------
                Total foreign
                   exchange contracts          608            19            (19)             --
------------------------------------------------------------------------------------------------
                Total risk
                   management              $12,622       $   216        $   (50)        $   166
================================================================================================
December 31, 1999
Risk management
        Interest rate swaps                $ 8,518       $    17        $  (172)        $  (155)
        Foreign exchange
                contracts:
                Spot and forwards            1,098            33            (23)             10
                Swaps                          115            --             (5)             (5)
------------------------------------------------------------------------------------------------
                Total foreign
                   exchange contracts        1,213            33            (28)              5
------------------------------------------------------------------------------------------------
                Total risk
                   management              $ 9,731       $    50        $  (200)        $  (150)
================================================================================================

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

Bilateral collateral agreements with counterparties covered 95 percent of the notional amount of interest rate derivative contracts at December 31, 2000 and 1999. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2000, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative or foreign exchange contracts.

On a limited scale, fee income is earned from entering into various transactions, principally foreign exchange contracts and interest rate caps, at the request of customers. The Corporation does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.

Fair values for customer-initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended December 31, 2000, unrealized gains and unrealized losses on customer-initiated and other foreign exchange contracts averaged $26 million and $19 million, respectively. For the year ended December 31, 1999, unrealized gains and unrealized losses averaged $19 million and $15 million, respectively. These contracts also generated noninterest income of $9 million in 2000 and $10 million in 1999. Average positive and negative fair values and income related to customer-initiated and other interest rate contracts were not material for 2000 and 1999.

The following table presents the composition of off-balance sheet derivative financial instruments and foreign exchange contracts held or issued in connection with customer-initiated and other activities at December 31, 2000 and 1999.

                                                       Notional/
                                                       Contract     Unrealized       Unrealized       Fair
(in millions)                                          Amount       Gains            Losses           Value
-------------------------------------------------------------------------------------------------------------
December 31, 2000
Customer-initiated and other
        Interest rate contracts:
                Caps and floors written               $  198       $   --           $   (1)           $   (1)
                Caps and floors purchased                179            1               --                 1
                Swaps                                    493            5               (4)                1
-------------------------------------------------------------------------------------------------------------
                   Total interest rate
                      contracts                          870            6               (5)                1

        Foreign exchange contracts:
                Spot, forwards, futures
                   and options                         1,690           26              (18)                8
                Swaps                                     50           --               --                --

                   Total customer-initiated
                      and other                       $2,610       $   32           $  (23)           $    9
=============================================================================================================
December 31, 1999
Customer-initiated and other
        Interest rate contracts:
                Caps and floors written               $  166       $   --           $   (1)           $   (1)
                Caps and floors purchased                141            1               --                 1
                Swaps                                    256            2               (2)               --
-------------------------------------------------------------------------------------------------------------
                   Total interest rate
                      contracts                          563            3               (3)               --

        Foreign exchange contracts:
                Spot, forwards, futures
                   and options                           579           14              (11)                3
-------------------------------------------------------------------------------------------------------------
                   Total customer-initiated
                      and other                       $1,142       $   17           $  (14)           $    3
=============================================================================================================

Detailed discussions of each class of derivative financial instruments and foreign exchange contracts held or issued by the Corporation for both risk management and customer-initiated and other activities are as follows.

                                                           2000 Annual Report 59

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

COMMITMENTS

The Corporation also enters into commitments to purchase or sell earning assets for risk management purposes. These transactions, which are similar in nature to forward contracts, did not have a material impact on the consolidated financial statements for the years ended December 31, 2000 and 1999. Commitments to purchase and sell investment securities for the Corporation's trading account totaled $3 million and $4 million at December 31, 2000 and 1999, respectively. Outstanding commitments expose the Corporation to both credit and market risk.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities.

Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

(in millions)                                                             2000           1999
----------------------------------------------------------------------------------------------
Unused commitments to extend credit                                     $24,695        $24,230
Standby letters of credit and financial guarantees                        4,335          4,064
Commercial letters of credit                                                255            232
Credit default swaps                                                         44             44
==============================================================================================

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit included variable-and fixed-rate bankcard, revolving check credit and equity access loan commitments of $1 billion at December 31, 2000 and $3 billion at December 31, 1999. The decline in these commitments was attributable to forming the bankcard and revolving check credit alliance as discussed in the financial review on page 29. Other unused commitments, primarily variable rate, totaled $24 billion at December 31, 2000 and $21 billion at December 31, 1999.

STANDBY AND COMMERCIAL LETTERS OF CREDIT AND FINANCIAL GUARANTEES

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, defined as those maturing beyond one year, expire in decreasing amounts through the year 2012, and were $1,338 million and $1,475 million at December 31, 2000 and 1999, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $2,997 million and $2,589 million at December 31, 2000 and 1999, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions.

CREDIT DEFAULT SWAPS

Credit default swaps allow the Corporation to diversify its loan portfolio by assuming credit exposure from different borrowers or industries without actually extending credit in the form of a loan. Credit risk associated with credit default swaps was $44 million at December 31, 2000 and 1999.

60 Comerica Incorporated

19 CONTINGENT LIABILITIES

The Corporation and its subsidiaries are parties to litigation and claims arising in the normal course of their activities. The amount of ultimate liability, if any, with respect to such matters, or the likelihood or impact of future claims that may be brought against the Corporation, cannot be determined with reasonable certainty. Management, after consultation with legal counsel, believes that the litigation and claims, some of which are substantial, will not have a material adverse effect on the Corporation's consolidated financial position.

20 USAGE RESTRICTIONS

Cash and due from banks may include amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. The average amount of these reserves was $162 million and $203 million for the years ended December 31, 2000 and 1999, respectively.

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

Domestic business loans: These consist of commercial, real estate construction, commercial mortgage and equipment lease financing loans. The estimated fair value of the Corporation's variable rate commercial loans is represented by their carrying value, adjusted by an amount which estimates the change in fair value caused by changes in the credit quality of borrowers since the loans were originated. The estimated fair value of fixed rate commercial loans is calculated by discounting the contractual cash flows of the loans using year-end origination rates derived from the Treasury yield curve or other representative bases. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

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

Loan servicing rights: The estimated fair value is a discounted cash flow analyses, using interest rates and prepayment speed assumptions currently quoted for comparable instruments.

                                                           2000 Annual Report 61

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

The estimated fair values of the Corporation's financial instruments at December 31, 2000 and 1999 are as follows:

                                                 2000                           1999
-----------------------------------------------------------------------------------------------
                                         Carrying     Estimated       Carrying       Estimated
(in millions)                            Amount       Fair Value      Amount         Fair Value
-----------------------------------------------------------------------------------------------
ASSETS
Cash and short-term
        investments                   $  1,583        $  1,583        $  1,294        $  1,294
Trading account
        securities                          62              62              16              16
Loans held for sale                         17              18             505             535
Investment securities
        available for sale               2,678           2,678           2,739           2,739
Commercial loans                        22,729          22,575          20,655          20,444
International loans                      2,571           2,501           2,573           2,538
Real estate construction
        loans                            2,310           2,321           1,709           1,710
Commercial mortgage
        loans                            5,271           5,239           4,774           4,674
Residential mortgage
        loans                              807             818             870             866
Consumer loans                           1,437           1,460           1,351           1,321
Lease financing                            935             992             761             753
-----------------------------------------------------------------------------------------------
          Total loans                   36,060          35,906          32,693          32,306
Less allowance for
        credit losses                     (538)             --            (476)             --
-----------------------------------------------------------------------------------------------
        Net loans                       35,522          35,906          32,217          32,306

Customers' liability on
        acceptances
          outstanding                       27              27              44              44

Loan servicing rights                        4               4               5               5

LIABILITIES
Demand deposits
        (noninterest-bearing)            6,815           6,815           6,136           6,136
Interest-bearing
        deposits                        20,353          20,444          17,155          17,137
-----------------------------------------------------------------------------------------------
           Total deposits               27,168          27,259          23,291          23,273

Short-term borrowings                    2,078           2,078           2,768           2,768
Acceptances
        outstanding                         27              27              44              44
Medium- and
        long-term debt                   8,089           8,020           8,580           8,490

OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS
Derivative financial instruments and
        foreign exchange
        contracts
           Risk management:
           Unrealized gains                  3             216              --              50
           Unrealized losses                --             (50)             (1)           (200)

           Customer-initiated
           and other:
           Unrealized gains                 32              32              17              17
           Unrealized losses               (23)            (23)            (14)            (14)

Credit-related financial
        instruments                         --             (24)             --             (15)
===============================================================================================

62 Comerica Incorporated



22 BUSINESS SEGMENT INFORMATION

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based on the products and services provided. Lines of business results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal organizational structure of the Corporation. Information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, amounts in all periods are based on methodologies in effect at December 31, 2000. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines. In addition to the three major lines of business, the Finance Division is also reported as a segment.

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

The following discussion provides information about the activities of each line of business. A discussion of the financial results and the factors impacting 2000 performance can be found in the section entitled "Strategic Lines of Business" in the financial review on page 31.

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

The Investment Bank is responsible for the sale of mutual fund and annuity products, as well as life, disability and long-term care insurance products. This line of business also offers institutional trust products, retirement services and provides investment management and advisory services (including Munder), investment banking and discount securities brokerage services.

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

                                                           2000 Annual Report 63

Lines of business/segment financial results were as follows:

                                         Business Bank                   Individual Bank                    Investment Bank*
------------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)      2000      1999       1998         2000        1999        1998        2000       1999      1998
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY
Net interest income (FTE)     $    961   $    853    $    746    $    734    $    699     $    679  $    (10)  $     (5)    $    (3)
Provision for credit losses        181        149          79           1          (6)         (14)       --         --          --
Noninterest income                 216        193         154         338         294          300       267        201         146
Noninterest expenses               356        339         308         588         593          586       234        176         128
Provision for income
  taxes (FTE)                      233        202         185         165         141          142        11          7           5
Net income (loss)                  407        356         328         318         265          265        12         13          10

SELECTED AVERAGE
BALANCES
Assets                        $ 29,011   $ 26,120    $ 22,908    $  6,938    $  7,042     $  7,651  $    408   $    247     $   141
Loans                           27,996     25,021      21,555       6,466       6,584        7,076        52         --           1
Deposits                         5,087      4,529       4,332      17,808      17,332       17,213        37         24          34
Common equity                    2,068      1,604       1,340         742         715          736       282        197         121

STATISTICAL DATA
Return on average assets          1.40%      1.36%       1.43%       1.71%       1.47%        1.47%     2.70%      5.43%       6.68%
Return on average
  common equity                  19.71      22.16       24.49       42.78       37.08        35.98      4.26       6.80        7.79
Efficiency ratio                 30.30      32.47       34.32       54.53       59.74        59.89     90.95      89.37       89.38


                                            Finance                             Other                         Total
------------------------------------------------------------------------------------------------------------------------------------
                                    2000      1999      1998        2000       1999         1998       2000      1999        1998
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY
Net interest income (FTE)     $    (23)  $      7    $     47    $      1    $     (2)    $     --  $  1,663    $ 1,552     $ 1,469
Provision for credit losses         --         --          --         (37)        (29)          48       145        114         113
Noninterest income                   6          8           7          (1)         21           (4)      826        717         603
Noninterest expenses                 2          3           3           9           6           (5)    1,189      1,117       1,020
Provision for income
  taxes (FTE)                       (7)         4          18           4          11          (18)      406        365         332
Net income (loss)                  (12)         8          33          24          31          (29)      749        673         607

SELECTED AVERAGE
BALANCES
Assets                        $  3,898   $  3,730    $  4,320    $     65    $   (179)    $    (33) $ 40,320   $ 36,960     $34,987
Loans                              544        481         280        (682)       (526)        (313)   34,376     31,560      28,599
Deposits                         1,706        569         704          54          65          (30)   24,692     22,519      22,253
Common equity                      372        315         333          (4)        168           87     3,460      2,999       2,617

STATISTICAL DATA
Return on average assets         (0.08)%     0.06%       0.28%        n/m%        n/m%         n/m%     1.86%      1.82%       1.74%
Return on average
  common equity                  (3.32)      2.41       10.01         n/m         n/m          n/m     21.16      21.86       22.54
Efficiency ratio                (12.43)     24.17        5.73         n/m         n/m          n/m     47.74      49.35       49.39
====================================================================================================================================



* Included in noninterest expenses are fees internally transferred to other lines of business for referrals to the Investment Bank. If excluded, Investment Bank net income would have been $26 million in 2000, $22 million in 1999 and $15 million in 1998. Return on average common equity would have been 9.32% in 2000, 11.38% in 1999 and 11.99% in 1998.

   n/m - not meaningful

64 Comerica Incorporated

23 PARENT COMPANY FINANCIAL STATEMENTS

BALANCE SHEETS--Comerica Incorporated
December 31 (in thousands, except share data)                                                         2000                1999
------------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                                            $     9,918          $        80
Time deposits with banks                                                                               112,100               69,900
Investment securities available for sale                                                                47,262               27,505
Investment in subsidiaries, principally banks                                                        4,141,686            3,669,435
Premises and equipment                                                                                   3,391                4,335
Other assets                                                                                            66,009               55,900
------------------------------------------------------------------------------------------------------------------------------------
        Total assets                                                                               $ 4,380,366          $ 3,827,155
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

Commercial paper                                                                                   $    79,985          $    74,877
Long-term debt                                                                                         157,414              158,543
Advances from nonbanking subsidiaries                                                                    4,453                3,882
Other liabilities                                                                                      131,248              115,209
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                              373,100              352,511
Nonredeemable preferred stock--$50 stated value
   Authorized--5,000,000 shares
   Issued--5,000,000 shares in 2000 and 1999                                                           250,000              250,000
Common stock--$5 par value
   Authorized--325,000,000 shares
   Issued--157,233,107 shares in 2000 and 1999                                                         786,166              786,166
Capital surplus                                                                                         43,354               35,092
Accumulated other comprehensive income                                                                  10,565              (31,702)
Retained earnings                                                                                    2,937,296            2,485,204
Deferred compensation                                                                                   (3,704)              (2,955)
Less cost of common stock in treasury--289,397 shares in 2000 and 715,496 shares in 1999               (16,411)             (47,161)
------------------------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                                   4,007,266            3,474,644
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                                                 $ 4,380,366          $ 3,827,155
====================================================================================================================================

STATEMENTS OF INCOME--Comerica Incorporated
Year Ended December 31 (in thousands)                                                  2000            1999              1998
------------------------------------------------------------------------------------------------------------------------------------
INCOME

Income from subsidiaries
   Dividends from subsidiaries                                                      $ 339,060        $ 260,603        $ 442,495
   Other interest income                                                                6,464              808            3,899
   Intercompany management fees                                                        97,865           93,414          157,393
Other interest income                                                                     123              347              545
Other noninterest income                                                                1,572           24,354            2,628
------------------------------------------------------------------------------------------------------------------------------------
        Total income                                                                  445,084          379,526          606,960

EXPENSES

Interest on long-term debt and other borrowed funds                                    15,178           17,193           22,214
Net interest rate swap (income)/expense                                                   394             (682)          (1,648)
Salaries and employee benefits                                                         63,258           64,580           61,583
Occupancy expense                                                                       4,238            5,840            6,630
Equipment expense                                                                       1,721            1,572            1,873
Other noninterest expenses                                                             35,131           29,730           36,102
------------------------------------------------------------------------------------------------------------------------------------
        Total expenses                                                                119,920          118,233          126,754
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity
  in undistributed net income of subsidiaries                                         325,164          261,293          480,206
Income tax expense/(credit)                                                            (4,528)             349           13,279
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      329,692          260,944          466,927
Equity in undistributed net income of subsidiaries, principally banks                 419,634          411,645          140,149
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                          $ 749,326        $ 672,589        $ 607,076
====================================================================================================================================

                                                          2000 Annual Report  65

STATEMENTS OF CASH FLOWS--Comerica Incorporated
Year Ended December 31 (in thousands)                                  2000        1999       1998
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

  Net income                                                        $ 749,326   $ 672,589  $ 607,076
  Adjustments to reconcile net income to
    net cash provided by operating activities
      Undistributed earnings of
        subsidiaries, principally banks                              (419,634)   (411,645)  (140,149)
      Depreciation                                                      1,458       1,404      1,755
      Restructuring charge                                                 --          --     (6,008)
      Other, net                                                        4,513       5,822      4,908
----------------------------------------------------------------------------------------------------
        Total adjustments                                            (413,663)   (404,419)  (139,494)
----------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                     335,663     268,170    467,582

INVESTING ACTIVITIES

  Purchase of investment securities available for sale                (24,432)     (7,687)   (11,640)
  Proceeds from sale of investment securities available for sale        2,176       2,580      1,983
  Proceeds from sales of fixed assets and other real estate                30         115        136
  Purchases of fixed assets                                              (614)       (316)    (1,222)
  Net (increase) decrease in bank time deposits                       (42,200)    (47,300)    57,800
  Capital transactions with subsidiaries                              (10,750)     (5,610)  (134,752)
----------------------------------------------------------------------------------------------------
        Net cash used in investing activities                         (75,790)    (58,218)   (87,695)

FINANCING ACTIVITIES

  Net increase (decrease) in advances from subsidiaries                   571       3,882     (4,054)
  Repayments and purchases of long-term debt                           (1,129)    (76,096)   (63,712)
  Net increase in short-term borrowings                                 5,109      74,877         --
  Proceeds from issuance of common stock                               20,618      23,268     50,885
  Purchase of common stock for treasury and retirement                (14,108)     (2,885)  (148,684)
  Dividends paid                                                     (261,096)   (235,646)  (211,966)
----------------------------------------------------------------------------------------------------
        Net cash used in financing activities                        (250,035)   (212,600)  (377,531)
----------------------------------------------------------------------------------------------------
Net increase (decrease) in cash on deposit at bank subsidiary           9,838      (2,648)     2,356
Cash on deposit at bank subsidiary at beginning of year                    80       2,728        372
----------------------------------------------------------------------------------------------------
Cash on deposit at bank subsidiary at end of year                   $   9,918   $      80  $   2,728
====================================================================================================
Interest paid                                                       $  16,251   $  19,184  $  15,290
====================================================================================================
Income taxes recovered                                              $   5,990   $   9,807  $     975
====================================================================================================

66 Comerica Incorporated


24     SUMMARY OF QUARTERLY FINANCIAL INFORMATION

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

                                                                               2000
--------------------------------------------------------------------------------------------------------
(in thousands,                                              Fourth        Third       Second       First
except per share data)                                     Quarter      Quarter      Quarter     Quarter
--------------------------------------------------------------------------------------------------------
Interest income                                           $866,693     $835,403     $799,675    $759,865
Interest expense                                           438,910      421,248      387,705     354,922
Net interest income                                        427,783      414,155      411,970     404,943
Provision for credit losses                                 32,000       24,000       34,000      55,000
Securities gains/(losses)                                   (1,431)        (742)       1,110         253
Noninterest income
     (excluding securities gains/(losses))                 199,295      205,538      201,423     220,444
Noninterest expenses                                       294,945      301,539      295,863     296,023
Net income                                                 194,218      191,841      185,551     177,716

Basic net income per common share                         $   1.21     $   1.20     $   1.16    $   1.11
Diluted net income per common share                           1.20         1.18         1.15        1.10
                                                                               1999
--------------------------------------------------------------------------------------------------------
(in thousands,                                              Fourth        Third       Second       First
except per share data)                                     Quarter      Quarter      Quarter     Quarter
--------------------------------------------------------------------------------------------------------
Interest income                                           $729,838     $671,936     $641,501    $629,435
Interest expense                                           321,563      281,544      261,859     260,603
Net interest income                                        408,275      390,392      379,642     368,832
Provision for credit losses                                 45,000       21,000       28,000      20,000
Securities gains                                             3,512           49          690       1,202
Noninterest income
     (excluding securities gains)                          191,356      170,426      193,961     155,692
Noninterest expenses                                       287,813      276,850      288,880     263,414
Net income                                                 175,681      170,414      167,382     159,112

Basic net income per common share                         $   1.10     $   1.06     $   1.04    $   0.99
Diluted net income per common share                           1.08         1.05         1.03        0.98
========================================================================================================

                                                           2000 Annual Report 67


25    PENDING ACCOUNTING PRONOUNCEMENTS

In June 1998, The Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," as amended by Statements No. 137 and 138, which the Corporation adopted effective January 1, 2001. The Statement will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value in net income. If the derivative is a hedge, depending on the nature of the hedge, the change in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through net income or recognized in other comprehensive income until the hedged item is recognized in net income. The ineffective portion of a derivative's change in fair value will be immediately recognized in net income.

The Corporation utilizes interest rate swaps predominantly as asset and liability management tools with the overall objective of mitigating adverse impacts to net interest income from changes in interest rates. Interest rate swaps that are used to hedge the variable cash flows from loans will be accounted for as cash flow hedges upon adoption of SFAS 133. The Corporation also utilizes interest rate swaps to hedge fixed rate deposits and medium- and long-term debt. These swaps will be accounted for as fair value hedges upon adoption of SFAS 133.

The Corporation utilizes foreign exchange forward contracts and foreign exchange swap agreements to manage risk associated with foreign denominated assets and liabilities. The gains or losses recognized on foreign exchange contracts related to foreign denominated assets and liabilities provide an offset to the transaction gain or loss recognized from remeasurement of the asset or liability in the Corporation's functional currency. The Corporation has foreign exchange contracts hedging the foreign currency exposure of its net investment in foreign operations. These qualify for hedge accounting treatment under SFAS 133 and the effective portion of these hedges will continue to be recorded in other comprehensive income as an offset to the currency translation adjustment that arises upon consolidation of the foreign operation.

Based on the Corporation's derivative positions at the January 1, 2001 adoption date, the Corporation will report a loss from the cumulative effect of adoption of approximately $1 million and an increase in other comprehensive income of $42 million.

68 Comerica Incorporated


REPORT OF MANAGEMENT

Management is responsible for the accompanying financial statements and all other financial information in this Annual Report. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States and include amounts which of necessity are based on management's best estimates and judgments and give due consideration to materiality. The other financial information herein is consistent with that in the financial statements.

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

The financial statements have been audited by independent auditors Ernst & Young LLP. Their role is to render an independent professional opinion on management's financial statements based upon performance of procedures they deem appropriate under auditing standards generally accepted in the United States.

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



/s/ Marvin J. Elenbaas

Marvin J. Elenbaas
Senior Vice President and Controller





REPORT OF INDEPENDENT AUDITORS

Board of Directors,
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



/s/ Ernst & Young LLP

Detroit, Michigan
January 22, 2001

                                                          2000 Annual Report  69


HISTORICAL REVIEW -- AVERAGE BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions)                                                2000            1999            1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                  $  1,484        $  1,518        $  1,622        $  1,686        $  1,576

Short-term investments                                        298             116             143             129             195

Investment securities                                       2,670           2,403           3,371           4,687           5,823

Commercial loans                                           21,738          19,681          16,973          14,234          12,686
International loans                                         2,552           2,627           2,342           1,953           1,541
Real estate construction loans                              2,009           1,364             989             866             707
Commercial mortgage loans                                   5,051           4,461           3,819           3,547           3,483
Residential mortgage loans                                    832             929           1,325           1,676           1,960
Consumer loans                                              1,395           1,816           2,575           4,486           4,624
Lease financing                                               799             682             576             447             351
---------------------------------------------------------------------------------------------------------------------------------
        Total loans                                        34,376          31,560          28,599          27,209          25,352

Less allowance for credit losses                             (514)           (463)           (440)           (402)           (361)
---------------------------------------------------------------------------------------------------------------------------------
        Net loans                                          33,862          31,097          28,159          26,807          24,991

Accrued income and other assets                             2,006           1,826           1,692           1,560           1,610
---------------------------------------------------------------------------------------------------------------------------------
        Total assets                                     $ 40,320        $ 36,960        $ 34,987        $ 34,869        $ 34,195
=================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

Noninterest-bearing deposits                             $  6,405        $  6,255        $  6,151        $  5,815        $  5,589
Interest-bearing deposits                                  18,287          16,264          16,102          16,131          16,669
---------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                     24,692          22,519          22,253          21,946          22,258

Short-term borrowings                                       3,263           3,482           3,420           3,818           4,105
Accrued expenses and other liabilities                        530             421             415             467             400
Medium- and long-term debt                                  8,125           7,289           6,032           5,980           4,745
---------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                  36,610          33,711          32,120          32,211          31,508

Shareholders' equity                                        3,710           3,249           2,867           2,658           2,687
---------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity       $ 40,320        $ 36,960        $ 34,987        $ 34,869        $ 34,195
=================================================================================================================================

70 Comerica Incorporated


HISTORICAL REVIEW -- STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information
(in millions, except per share data)                         2000           1999           1998           1997           1996
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME

Interest and fees on loans                                $ 3,037        $ 2,501        $ 2,382        $ 2,318        $ 2,161
Interest on investment securities
        Taxable                                               189            157            219            310            372
        Exempt from federal income tax                          3              5              7             11             18
-----------------------------------------------------------------------------------------------------------------------------
          Total interest on investment securities             192            162            226            321            390

Interest on short-term investments                             33             10              9              9             12
-----------------------------------------------------------------------------------------------------------------------------
          Total interest income                             3,262          2,673          2,617          2,648          2,563

INTEREST EXPENSE

Interest on deposits                                          809            590            648            673            686
Interest on short-term borrowings                             212            179            186            209            219
Interest on medium- and long-term debt                        534            411            368            374            295
Net interest rate swap (income)/expense                        48            (54)           (46)           (51)           (49)
-----------------------------------------------------------------------------------------------------------------------------
          Total interest expense                            1,603          1,126          1,156          1,205          1,151
-----------------------------------------------------------------------------------------------------------------------------
          Net interest income                               1,659          1,547          1,461          1,443          1,412
Provision for credit losses                                   145            114            113            146            114
-----------------------------------------------------------------------------------------------------------------------------
          Net interest income after provision
            for credit losses                               1,514          1,433          1,348          1,297          1,298

NONINTEREST INCOME

Fiduciary and investment management income                    306            241            184            147            133
Service charges on deposit accounts                           180            169            158            141            140
Commercial lending fees                                        56             49             43             32             23
Letter of credit fees                                          42             39             31             26             22
Securities gains/(losses)                                      (1)             5              6              5             14
Net gain on sales of businesses                                48             21             11             20             10
Other noninterest income                                      195            193            170            157            165
-----------------------------------------------------------------------------------------------------------------------------
          Total noninterest income                            826            717            603            528            507

NONINTEREST EXPENSES

Salaries and employee benefits                                668            640            565            539            561
Net occupancy expense                                          98             94             90             89             99
Equipment expense                                              59             61             60             62             69
Outside processing fee expense                                 49             48             43             42             42
Restructuring charge                                           --             --             (7)            --             90
Other noninterest expenses                                    315            274            269            276            298
-----------------------------------------------------------------------------------------------------------------------------
          Total noninterest expenses                        1,189          1,117          1,020          1,008          1,159
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  1,151          1,033            931            817            646
Provision for income taxes                                    402            360            324            287            229
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $   749        $   673        $   607        $   530        $   417
=============================================================================================================================
Net income applicable to common stock                     $   732        $   655        $   590        $   513        $   408
=============================================================================================================================
Basic net income per common share                         $  4.68        $  4.20        $  3.79        $  3.24        $  2.41
Diluted net income per common share                          4.63           4.14           3.72           3.19           2.38

Cash dividends declared on common stock                   $   250        $   225        $   199        $   181        $   170
Dividends per common share                                $  1.60        $  1.44        $  1.28        $  1.15        $  1.01
-----------------------------------------------------------------------------------------------------------------------------

                                                          2000 Annual Report  71


HISTORICAL REVIEW -- STATISTICAL DATA
COMERICA INCORPORATED AND SUBSIDIARIES

Consolidated Financial Information                               2000        1999      1998      1997     1996
--------------------------------------------------------------------------------------------------------------
AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)

Short-term investments                                          11.20%       8.85%     6.25%     6.59%    6.23%

Investment securities                                            7.10        6.76      6.81      6.94     6.79

Commercial loans                                                 8.90        7.70      8.04      8.25     8.21
International loans                                              9.21        7.86      7.97      7.07     6.64
Real estate construction loans                                   9.37        8.48      9.24      9.38     9.22
Commercial mortgage loans                                        8.78        8.25      8.74      9.08     9.29
Residential mortgage loans                                       7.64        7.47      7.69      7.90     7.83
Consumer loans                                                   9.08        9.98     10.20      9.81     9.88
Lease financing                                                  5.95        6.84      7.65      7.48     6.82
--------------------------------------------------------------------------------------------------------------
        Total loans                                              8.84        7.93      8.34      8.53     8.54
--------------------------------------------------------------------------------------------------------------
        Interest income as a percent of earning assets           8.73        7.85      8.17      8.29     8.20

Domestic deposits                                                4.27        3.48      3.91      4.09     4.04
Deposits in foreign offices                                      7.75        7.05      6.71      5.68     5.46
--------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits                          4.43        3.63      4.02      4.17     4.11

Short-term borrowings                                            6.49        5.14      5.43      5.47     5.33
Medium- and long-term debt                                       6.57        5.63      6.10      6.26     6.22
--------------------------------------------------------------------------------------------------------------
        Interest expense as a percent of
          interest-bearing sources                               5.40        4.16      4.52      4.65     4.51
--------------------------------------------------------------------------------------------------------------
        Interest rate spread                                     3.33        3.69      3.65      3.64     3.69

Impact of net noninterest-bearing
     sources of funds                                            1.12        0.86      0.92      0.89     0.85
--------------------------------------------------------------------------------------------------------------
        Net interest margin as a percent of
          earning assets                                         4.45        4.55      4.57      4.53     4.54

RETURN ON AVERAGE COMMON SHAREHOLDERS' EQUITY                   21.16       21.86     22.54     21.32    15.98

RETURN ON AVERAGE ASSETS                                         1.86        1.82      1.74      1.52     1.22

EFFICIENCY RATIO                                                47.74       49.35     49.39     51.04    60.36

PER SHARE DATA

Book value at year-end                                        $ 23.94     $ 20.60   $ 17.94   $ 16.02  $ 14.70
Market value at year-end                                        59.38       46.69     68.19     60.17    34.92
Market value--high and low for year                             61-33       70-44     73-47     62-34    39-24

OTHER DATA

Number of banking offices                                         338         332       334       350      358
Number of employees (full-time equivalent)                     10,000      10,234    10,134     9,960   11,079
--------------------------------------------------------------------------------------------------------------

72 Comerica Incorporated


SHAREHOLDER INFORMATION

STOCK

Comerica's stock trades on the New York Stock Exchange (NYSE) under the symbol CMA.

SHAREHOLDER ASSISTANCE

Inquiries related to shareholder records, change of name, address or ownership of stock, and lost or stolen stock certificates should be directed to the transfer agent and registrar:

Wells Fargo Shareowner Services
P.O. Box 64854
St. Paul, Minnesota 55164-0854
(800) 468-9716
stocktransfer@wellsfargo.com

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

ANNUAL MEETING

The Annual Meeting of Shareholders of Comerica Incorporated will be held on Tuesday, May 22, 2001, at 9:30 a.m. at the Detroit Institute of Arts, 5200 Woodward Avenue, Detroit, Michigan.

FORM 10-K

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT THE ADDRESS LISTED AT THE BOTTOM OF THIS PAGE.

STOCK PRICES, DIVIDENDS AND YIELDS

                                     Dividend   Dividend*
Quarter            High        Low  Per Share      Yield
--------------------------------------------------------
2000
Fourth           $61.13     $47.19      $0.40        2.9%
Third             59.44      45.00       0.40        3.0
Second            54.38      39.88       0.40        3.4
First             46.25      32.94       0.40        4.1
--------------------------------------------------------
1999
Fourth           $61.38     $44.00      $0.36        2.7%
Third             61.63      47.63       0.36        2.6
Second            66.63      57.31       0.36        2.3
First             70.00      58.94       0.36        2.2
--------------------------------------------------------

* Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price in the quarter.

At January 31, 2001, there were 18,639 holders of record of the Corporation's common stock.

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

CAREER OPPORTUNITIES

Go to www.comericajobs.com to find the latest information about career opportunities at Comerica.





     Comerica Incorporated, Comerica Tower at Detroit Center, 500 Woodward
            Avenue, MC 3391, Detroit, Michigan 48226 (248) 371-5000
   (metro Detroit) - (800) 521-1190 (outside Detroit area) - www.comerica.com

                MEDIA CONTACT: Sharon R. McMurray, (313) 222-4881
                INVESTOR CONTACT: Judith S. Love, (313) 222-2840