Form 10-K, Exhibit 13
period 2001-12-31
COMERICA INC /NEW/
filed 2002-04-01
CIK 28412

                                                                      EXHIBIT 13

TABLE 1: SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                               2001        2000      1999       1998       1997
------------------------------------------------------------------------------------------------------------------------

EARNINGS SUMMARY
Total interest income                                               $ 3,393    $ 3,716    $ 3,097    $ 3,004    $ 2,959
Net interest income                                                   2,102      2,004      1,817      1,720      1,645
Provision for credit losses                                             236        255        146        146        169

Securities gains                                                         20         16          9          7          6
Noninterest income (excluding securities gains)                         784        941        858        660        603
Noninterest expenses                                                  1,559      1,484      1,359      1,237      1,177
Net income                                                              710        791        759        651        586
    --excluding 2001 merger-related and restructuring charges           842


PER SHARE OF COMMON STOCK

Basic net income                                                    $  3.93    $  4.38    $  4.20    $  3.58    $  3.17
Diluted net income                                                     3.88       4.31       4.13       3.51       3.11
    --excluding 2001 merger-related and restructuring charges          4.61
Cash dividends declared                                                1.76       1.60       1.44       1.28       1.15
Common shareholders' equity                                           27.17      23.98      20.87      17.99      16.10
Market value                                                          57.30      59.38      46.69      68.19      60.17


YEAR-END BALANCES

Total assets                                                        $50,732    $49,534    $45,510    $42,785    $41,018
Total earning assets                                                 46,566     45,791     42,426     39,090     37,370
Total loans                                                          41,196     40,170     36,305     34,053     31,681
Total deposits                                                       37,570     33,854     29,196     29,883     26,761
Total borrowings                                                      7,489     10,353     11,682      8,999     10,612
Medium- and long-term debt                                            5,503      8,259      8,757      5,358      7,363
Common shareholders' equity                                           4,807      4,250      3,698      3,178      2,864


DAILY AVERAGE BALANCES

Total assets                                                        $49,688    $46,877    $42,662    $39,969    $38,521
Total earning assets                                                 45,722     43,364     39,247     36,599     35,275
Total loans                                                          41,371     38,698     35,490     31,916     29,609
Total deposits                                                       35,312     30,340     27,478     26,604     25,082
Total borrowings                                                      8,782     11,621     11,003      9,626      9,929
Medium- and long-term debt                                            6,198      8,298      7,441      6,109      6,034
Common shareholders' equity                                           4,605      3,963      3,409      2,995      2,723


RATIOS

Return on average assets                                               1.43%      1.69%      1.78%      1.63%      1.52%
    --excluding 2001 merger-related and restructuring charges          1.69
Return on average common shareholders' equity                         15.16      19.52      21.78      21.16      20.88
    --excluding 2001 merger-related and restructuring charges         18.03
Efficiency ratio                                                      53.95      50.35      50.70      51.84      52.15
    --excluding 2001 merger-related and restructuring charges         48.70
Dividend payout ratio                                                    45         37         35         36         37
    --excluding 2001 merger-related and restructuring charges            38
Average common shareholders' equity as a percentage
    of average assets                                                  9.27       8.45       7.99       7.49       7.07

2001 FINANCIAL HIGHLIGHTS

CENTERED ON PERFORMANCE

- Earned 15.16 percent on average common shareholders' equity (18.03 percent excluding merger-related and restructuring charges), compared to 19.52 percent in 2000.

- Returned 1.43 percent on average assets (1.69 percent excluding merger-related and restructuring charges), compared to 1.69 percent in 2000.

- Generated an efficiency ratio of 53.95 percent (48.70 percent excluding merger-related and restructuring charges), compared to 50.35 percent in 2000, evidence of Comerica's ongoing cost discipline.

REPORTED EARNINGS
- Reported net income of $710 million, or $3.88 per common share, compared to $791 million, or $4.31 per common share for 2000.

- Excluding merger-related and restructuring charges, net income increased $51 million to $842 million, or $4.61 per common share, an increase of seven percent per common share compared to 2000.

SUSTAINED GROWTH
- Generated a seven percent increase in average business loans.

- Averaged $50 billion in total assets, a six percent increase from 2000.

- Increased average shareholders' equity to $4.8 billion.

ENHANCED SHAREHOLDERS' RETURN
- Raised the quarterly cash dividend 10 percent to $0.44 per share, an annual rate of $1.76 per share.

- Strengthened core capital, as evidenced by Tier 1 common capital ratio increasing from 6.80 percent to 7.30 percent, after repurchasing 2.2 million shares in 2001.

IMPLEMENTED KEY STRATEGIES
- Completed the acquisition of Imperial Bancorp, a $7.4 billion banking company acquired in 2001, creating one of the largest banking companies in California, with assets of $14.8 billion.

- Integrated the operations and converted all systems of Imperial Bancorp into Comerica within nine months of closing.

RETURN ON AVERAGE ASSETS
(IN PERCENTAGES)

[BAR GRAPH]


YEAR
01                       1.43%, 1.69%*

00                              1.69%

99                              1.78%

98                              1.63%

97                              1.52%

* EXCLUDING 2001 MERGER-RELATED
  AND RESTRUCTURING CHARGES

EARNINGS PERFORMANCE

NET INTEREST INCOME
Net interest income is the difference between interest earned on assets, including certain yield-related fees, and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Gains and losses related to the effective portion of risk management interest rate swaps that qualify as hedges are included with the interest income or expense of the hedged asset when classified in earnings. Net interest income on a fully taxable equivalent basis (FTE) comprised 72 percent when classified in earnings of net revenues in 2001, compared to 68 percent in 2000 and 1999.


NET INTEREST INCOME

[BAR GRAPH]

YEAR            NET INTEREST INCOME (FTE)             NET INTEREST MARGIN (FTE)
 01                      $2,106                                 4.61%

 00                      $2,008                                 4.63%

 99                      $1,822                                 4.64%

 98                      $1,727                                 4.72%

 97                      $1,654                                 4.68%

TABLE 2: ANALYSIS OF NET INTEREST INCOME --
FULLY TAXABLE EQUIVALENT


(DOLLAR AMOUNTS IN MILLIONS)
---------------------------------------------------------------------------------------------------------------
                                                        2001                             2000
---------------------------------------------------------------------------------------------------------------
                                          AVERAGE                  AVERAGE     AVERAGE                  AVERAGE
                                          BALANCE     INTEREST        RATE     BALANCE   INTEREST          RATE
---------------------------------------------------------------------------------------------------------------
Commercial loans                          $26,401       $1,807        6.85%    $25,313     $2,244         8.87%
International loans                         2,800          207        7.38       2,552        235         9.21
Real estate construction loans              3,090          246        7.95       2,554        257        10.09
Commercial mortgage loans                   5,695          435        7.65       5,142        453         8.80
Residential mortgage loans                    795           60        7.59         833         64         7.64
Consumer loans                              1,479          124        8.39       1,434        131         9.09
Lease financing                             1,111           69        6.25         870         54         6.24
Business loan swap income (expense)            --          175          --          --        (57)          --
---------------------------------------------------------------------------------------------------------------
       Total loans (1)                     41,371        3,123        7.55      38,698      3,381         8.74
Investment securities (2)                   3,909          247        6.37       3,688        261         6.99
Short-term investments                        442           27        6.02         978         78         7.97
---------------------------------------------------------------------------------------------------------------
       Total earning assets                45,722        3,397        7.44      43,364      3,720         8.57
Cash and due from banks                     1,835                                1,842
Allowance for credit losses                  (654)                                (595)
Accrued income and other assets             2,785                                2,266
--------------------------------------    -------                              -------
       Total assets                       $49,688                              $46,877
======================================    =======                              =======
Money market and NOW deposits             $ 9,902          249        2.51     $ 9,188        295         3.21
Savings deposits                            1,380           19        1.36       1,403         23         1.65
Certificates of deposit (3)                13,149          583        4.44       9,867        570         5.78
Foreign office time deposits (4)              628           37        5.97         814         63         7.75
---------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits     25,059          888        3.54      21,272        951         4.47
Short-term borrowings                       2,584          105        4.08       3,323        215         6.48
Medium- and long-term debt (3)              6,198          298        4.80       8,298        546         6.57
---------------------------------------------------------------------------------------------------------------
       Total interest-bearing sources      33,841        1,291        3.82      32,893      1,712         5.20
Noninterest-bearing deposits               10,253                                9,068
Accrued expenses and other liabilities        823                                  703
Preferred stock                               166                                  250
Common shareholders' equity                 4,605                                3,963
--------------------------------------    -------                                -----
       Total liabilities and
         shareholders' equity             $49,688                              $46,877
======================================    =======                              =======
Net interest income/rate spread (FTE)                   $2,106        3.62                 $2,008         3.37
                                                        ======                             ======

FTE adjustment (5)                                      $    4                             $    4
                                                        ======                             ======


Impact of net noninterest-bearing
 sources of funds                                                     0.99                                1.26
--------------------------------------------------------------------------------------------------------------
Net interest margin (as a percentage
 of average earning assets)(FTE)                                      4.61%                               4.63%
===============================================================================================================



(DOLLAR AMOUNT IN MILLIONS)
------------------------------------------------------------------------------
                                                         1999
------------------------------------------------------------------------------
                                           AVERAGE                     AVERAGE
                                           BALANCE         INTEREST       RATE

------------------------------------------------------------------------------
Commercial loans                           $23,069           $1,778      7.71%
International loans                          2,627              206      7.86
Real estate construction loans               1,729              159      9.21
Commercial mortgage loans                    4,583              379      8.27
Residential mortgage loans                     930               70      7.47
Consumer loans                               1,853              184      9.95
Lease financing                                699               49      6.91
Business loan swap income (expense)             --               36        --
------------------------------------------------------------------------------
       Total loans (1)                      35,490            2,861      8.06
Investment securities (2)                    3,107              201      6.42
Short-term investments                         650               40      6.06
------------------------------------------------------------------------------
       Total earning assets                 39,247            3,102      7.90
Cash and due from banks                      1,896
Allowance for credit losses                   (531)
Accrued income and other assets              2,050
--------------------------------------     -------
       Total assets                        $42,662
======================================     =======
Money market and NOW deposits              $ 8,815              241      2.73
Savings deposits                             1,541               25      1.59
Certificates of deposit (3)                  7,773              379      4.88
Foreign office time deposits (4)               688               48      7.05
------------------------------------------------------------------------------
       Total interest-bearing deposits      18,817              693      3.68
Short-term borrowings                        3,562              183      5.14
Medium- and long-term debt (3)               7,441              404      5.44
------------------------------------------------------------------------------
       Total interest-bearing sources       29,820            1,280      4.29
Noninterest-bearing deposits                 8,661
Accrued expenses and other liabilities         522
Preferred stock                                250
Common shareholders' equity                  3,409
--------------------------------------     -------
       Total liabilities and
         shareholders' equity              $42,662
======================================     =======
Net interest income/rate spread (FTE)                        $1,822      3.61
                                                             ======
FTE adjustment (5)                                           $    5
                                                             ======


Impact of net noninterest-bearing
 sources of funds                                                        1.03
--------------------------------------------------------------------------------
Net interest margin (as a percentage
 of average earning assets)(FTE)                                         4.64%
================================================================================


(1) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(2) Average rate based on average historical cost.
(3) Certificates of deposit and medium- and long-term debt averages have been adjusted to reflect the gain or loss attributable to the risk hedged by risk management swaps that qualify as a fair value hedge.
(4) Includes substantially all deposits by foreign depositors; deposits are primarily in excess of $100,000.
(5) The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3: RATE-VOLUME ANALYSIS -- FULLY TAXABLE
EQUIVALENT

(IN MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
                                                       2001/2000                                2000/1999
-------------------------------------------------------------------------------------------------------------------------
                                       INCREASE      INCREASE            NET       INCREASE      INCREASE            NET
                                      (DECREASE)    (DECREASE)      INCREASE      (DECREASE)    (DECREASE)      INCREASE
                                    DUE TO RATE   DUE TO VOLUME*   (DECREASE)   DUE TO RATE   DUE TO VOLUME*   (DECREASE)
-------------------------------------------------------------------------------------------------------------------------
Interest income (FTE):
Loans:
    Commercial loans                      $(511)          $  74        $(437)          $ 267          $ 199        $ 466
    International loans                     (47)             19          (28)             36             (7)          29
    Real estate construction loans          (54)             43          (11)             15             83           98
    Commercial mortgage loans               (60)             42          (18)             25             49           74
    Residential mortgage loans               (1)             (3)          (4)              2             (8)          (6)
    Consumer loans                          (10)              3           (7)            (15)           (38)         (53)
    Lease financing                          --              15           15              (5)            10            5
    Business loan swap
      income (expense)                      232              --          232             (93)            --          (93)
-------------------------------------------------------------------------------------------------------------------------
        Total loans                        (451)            193         (258)            232            288          520

Investment securities                       (27)             13          (14)             19             41           60

Short-term investments                      (19)            (32)         (51)              8             30           38
-------------------------------------------------------------------------------------------------------------------------
        Total interest income (FTE)        (497)            174         (323)            259            359          618

Interest expense:
    Money market and NOW deposits           (64)             18          (46)             42             12           54
    Savings deposits                         (4)             --           (4)              1             (3)          (2)
    Certificates of deposit                (132)            145           13              70            121          191
    Foreign office time deposits            (15)            (11)         (26)              5             10           15
-------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits    (215)            152          (63)            118            140          258

    Short -term borrowings                  (80)            (30)        (110)             48            (16)          32
    Medium- and long-term debt             (147)           (101)        (248)             85             57          142
-------------------------------------------------------------------------------------------------------------------------
        Total interest expense             (442)             21         (421)            251            181          432
-------------------------------------------------------------------------------------------------------------------------
        Net interest income (FTE)         $ (55)          $ 153        $  98           $   8          $ 178        $ 186
=========================================================================================================================

*Rate/volume variances are allocated to variances due to volume.

Net interest income (FTE) increased five percent to $2,106 million in 2001. Contributing to this increase was a five percent increase in average earning assets and a 13 percent increase in average interest-free sources of funds. Comerica (the "Corporation") continued to generate growth in business loans in 2001. Business loans averaged $39.1 billion in 2001, an increase of seven percent from 2000. The increase in interest-free sources of funds was primarily due to a $1.2 billion increase in average noninterest-bearing deposits and a $558 million increase in average shareholders' equity.

Net interest income (FTE) expressed as a percentage of average earning assets is referred to as the net interest margin. For 2001, the net interest margin was
4.61 percent, remaining relatively stable when compared to 4.63 percent in 2000, despite the rapidly changing interest rate environment in 2000 and 2001. The net interest margin was negatively impacted by slower growth in lower cost core deposit balances than that of earning assets, resulting in a greater reliance on higher cost certificates of deposits in the mix of interest-bearing liabilities. Core deposits are defined as total deposits excluding brokered and institutional certificates of deposit and foreign office time deposits. Also contributing to the decline was a decrease in the benefit to the net interest margin provided by interest-free sources of funds. This rate-related decrease was partially offset by the increase in the average balances of interest-free sources of funds mentioned in the paragraph above.

Comerica implements various asset and liability management tactics to minimize exposure to net interest income risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment including changes to interest rates and portfolio growth rates. Such actions include the management of earning assets, funding and capital. In addition, interest rate swap contracts are employed, effectively fixing the yields on certain variable rate loans and altering the interest rate characteristics of deposits and debt issued throughout the year. Refer to the "Interest Rate Risk" section on page 37 of this financial review for additional information regarding the Corporation's asset and liability management policies.

In 2000, net interest income (FTE) increased 10 percent to $2,008 million. Contributing to the increase over 1999 was a 10 percent increase in average earning assets and an increase in interest-free sources of funds. The Corporation generated strong growth in business loans in 2000. Business loans averaged $36.4 billion in 2000, a significant increase of 11 percent from 1999. The increase in interest-free sources of funds was primarily due to a $554 million increase in average shareholders' equity and a $407 million increase in average noninterest-bearing deposits. The net interest margin decreased one basis point to 4.63 percent from 4.64 percent in 1999. The net interest margin in 2000 was negatively impacted by slower growth in lower cost core deposit balances than that of earning assets, resulting in a greater reliance on higher cost certificates of deposits and medium- and long-term debt in the mix of interest-bearing liabilities. This was primarily offset by an increase in the benefit to the net interest margin provided by interest-free sources of funds.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES
The provision for credit losses reflects management's evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses represents management's assessment of probable losses inherent in the Corporation's loan portfolio, including all binding commitments to lend. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology which has been in use, without material change, for several years. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Credit Policy Group. The Corporation defines business loans as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. The Corporation performs a detailed credit quality review quarterly on large business loans which have deteriorated below certain levels of credit risk and allocates a specific portion of the allowance to such loans based upon this review. The portion of the allowance allocated to the remaining business loans is determined by applying projected loss ratios to each risk rating based on numerous factors identified below. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts. The allocated allowance was $546 million at December 31, 2001, an increase of $103 million from year-end 2000. Allocations to business loans, as shown in Table 7 on page 33, increased due to an increase in the specific portion of the allowance required as a result of the quarterly credit quality review of certain large business loans with deteriorated credit risk at December 31, 2001.

Actual loss ratios experienced in the future could vary from those projected. The uncertainty occurs because other factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not necessarily captured by the application of historical loss ratios. An unallocated allowance is maintained to capture these probable losses. The unallocated portion of the allowance reflects management's view that the allowance should recognize the imprecision underlying the process of estimating expected credit losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involves the exercise of judgment. Factors which were considered in the evaluation of the adequacy of the Corporation's unallocated allowance include portfolio exposures to the healthcare, high technology and energy industries, as well as Latin American transfer risks and the risk associated with new customer relationships. The unallocated


NET LOANS CHARGED OFF
TO AVERAGE LOANS
(IN PERCENTAGES)
[BAR GRAPH]

01              0.46%

00              0.50%

99              0.31%

98              0.34%

97              0.33%

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES

(DOLLAR AMOUNTS IN MILLIONS)
-----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                2001     2000     1999      1998     1997
-----------------------------------------------------------------------------------------------
Balance at beginning of period                       $ 608    $ 548    $ 515     $ 475    $ 403

Transfer to loans held for sale                         --       --       (4)       --       --

Loans charged off:
    Domestic
        Commercial                                     200      200      101        70       42
        Real estate construction                         2       --       --         2        2
        Commercial mortgage                              3        1        2         1        4
        Consumer                                         5       11       31        65       92
        Lease financing                                  7        1       --         4       --
        International                                   15       11       10         7        1
-----------------------------------------------------------------------------------------------
        Total loans charged off                        232      224      144       149      141

Recoveries:
    Domestic
        Commercial                                      35       21       21        21       20
        Real estate construction                        --       --       --        --        2
        Commercial mortgage                              1        1        3         9       10
        Residential mortgage                             1       --       --        --       --
        Consumer                                         5        7       10        13       12
        Lease financing                                  1       --        1        --       --
-----------------------------------------------------------------------------------------------
        Total recoveries                                43       29       35        43       44
-----------------------------------------------------------------------------------------------

    Net loans charged off                              189      195      109       106       97

Provision for credit losses                            236      255      146       146      169
-----------------------------------------------------------------------------------------------
Balance at end of period                             $ 655    $ 608    $ 548     $ 515    $ 475
===============================================================================================
Ratio of allowance for credit losses to total
    loans at end of period                            1.59%    1.51%    1.51%     1.51%    1.50%

Ratio of net loans charged off during the period
    to average loans outstanding during the period    0.46%    0.50%    0.31%     0.34%    0.33%
===============================================================================================

allowance was $109 million at December 31, 2001, a decrease of $56 million from 2000. The unallocated allowance declined as some of the uncertainties in the portfolios noted above became clearer and resulted in allocations to specific credits.

Management also considers industry norms and the expectations from rating agencies and banking regulators in determining the adequacy of the allowance. The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio. Unanticipated economic events could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allocated allowance. Inclusion of other portfolio exposures in the unallocated allowance, as well as significant increases in the current portfolio exposures could increase the amount of the unallocated allowance. Either of these events, or some combination, may result in the need for additional provision for credit losses in order to maintain an allowance that complies with credit risk and accounting policies.

The provision for credit losses was $236 million in 2001, compared to $255 million and $146 million in 2000 and 1999, respectively. Included in the provision for credit losses in 2001 is a $25 million merger-related charge to conform the credit policies of Imperial with Comerica. Net charge-offs in 2001 were $189 million, or 0.46 percent of average total loans, compared to $195 million, or 0.50 percent, in 2000 and $109 million, or 0.31 percent, in 1999. Comparisons were affected by additional charge-offs taken in 2000 to align charge-off policies of Imperial with the Corporation. An analysis of the changes in the allowance for credit losses, including charge-offs and recoveries by loan category, is presented in Table 4. Charge-offs on business loans increased in part as a result of the slowing economy and its impact on the manufacturing sector. Consumer charge-offs declined as a result of the sale of $457 million of loans in the first quarter of 2000.

At December 31, 2001, the allowance for credit losses was $655 million, an increase of $47 million from year-end 2000. The allowance as a percentage of total loans was 1.59 percent at December 31, 2001 compared to 1.51 percent at December 31, 2000. As a percentage of nonperforming assets, the allowance was 105 percent at December 31, 2001, compared to 179 percent at year-end 2000. The allowance was 3.5 times and 3.1 times annual net charge-offs at December 31, 2001 and 2000, respectively.

NONINTEREST INCOME

(IN MILLIONS)
----------------------------------------------------------
YEAR ENDED DECEMBER 31              2001     2000     1999
----------------------------------------------------------

Service charges on deposit         $ 211    $ 189    $ 177
  accounts
Fiduciary income                     180      181      183
Commercial lending fees               67       61       55
Letter of credit fees                 58       52       46
Brokerage fees                        44       44       36
Investment advisory revenue, net      12      119       61
Equity in earnings
  of unconsolidated subsidiaries      14       21       15
Other noninterest income             203      201      176
----------------------------------------------------------
  Subtotal                           789      868      749
Warrant income                         5       30       33
Securities gains                      20       16        9
Net gain on sales of businesses       31       50       76
Significant unusual items            (41)      (7)      --
  Total noninterest income          $804     $957     $867
==========================================================

Noninterest income decreased $153 million, or 16 percent, to $804 million in 2001, compared to $957 million in 2000 and $867 million in 1999. Comparisons to 1999 for certain noninterest income and expense line items were impacted by the sale of $457 million of consumer loans in the first quarter 2000. Excluding the effects of gains and losses on securities, warrant income, divestitures and the net gains on the sales of businesses, deferred distribution cost impairment charges and other unusual items mentioned below, noninterest income decreased four percent in 2001.

Service charges on deposit accounts increased $22 million, or 12 percent, in 2001 compared to an increase of $12 million, or seven percent, in 2000. This increase was attributable to continued strong growth in the sale of new and existing cash management services to business customers and the positive impact of lower earnings credit allowances provided to business customers in 2001. The increase in 2000 was net of the negative impact of higher earnings credit allowances provided to business customers.

Fiduciary income was relatively flat from 1999 to 2001. Personal and institutional trust fees are the two major components of this category. Comparisons to 1999 for fiduciary income were impacted by the sale of Imperial's trust business in the second quarter of 1999. Fiduciary income is based on services provided and assets managed. Fluctuations in the market values of the underlying assets, particularly equity securities, impact fiduciary income.


NONINTEREST INCOME
(IN MILLIONS)
 [BAR GRAPH]
01             $804
00             $957
99             $867
98             $667
97             $609

Commercial lending fees increased $6 million, or 10 percent, in 2001 compared to an increase of $6 million, or 11 percent, in 2000. Continued commercial loan growth contributed to increases in loan commitment fees and loan syndication and participation agent fees, the two major components of this category.

Letter of credit fees increased $6 million, or 11 percent, in 2001 compared to an increase of $6 million, or 13 percent, in 2000. These increases were primarily related to growth in middle-market commercial lending relationships and strong demand for international trade services from new and existing customers.

Brokerage fees remained flat at $44 million in 2001, compared to an increase of $8 million, or 23 percent in 2000. Brokerage fees include commissions from retail broker transactions and mutual fund sales.

Investment advisory income, which includes revenue generated by the Corporation's Munder Capital Management subsidiary ("Munder"), decreased $107 million, or 90 percent, in 2001, compared to an increase of $58 million, or 94 percent, in 2000. The 2001 decline reflects deferred distribution cost impairment charges totaling $40 million discussed more fully below and a $74 million decrease in investment advisory revenue, as the market values of technology-related stocks continued declining from record highs during the first quarter of 2000. The 2000 increase, excluding the $7 million deferred distribution cost impairment charge discussed below, was primarily due to higher investment advisory fees, which increased $65 million, or 105 percent, over 1999. Stock market performance, including the significant decline in the technology sector, resulted in a continued decrease in assets under management at Munder to $35 billion at December 31, 2001, from $40 billion at December 31, 2000, and $49 billion at year-end 1999.

The Corporation recorded deferred distribution cost impairment charges of $40 million in 2001 and $7 million in 2000. These charges resulted from a reassessment of the recoverability of unamortized commission costs paid to brokers for selling certain mutual fund shares, principally shares in the Corporation's Munder subsidiary's NetNet, International NetNet and Future Technology funds. Net asset values in these technology funds suffered significantly as market conditions weakened, declining 26 percent in the first quarter 2001 and over 45 percent during the third quarter 2001; the quarters in 2001 when impairment was recorded. These declines prompted a revaluation of expected future cash flows from the funds, which are based on a percentage of assets under management and early redemption fees over a prescribed number of years. Net remaining deferred distribution costs at December 31, 2001 were $33 million. The changes in deferred distribution costs are reflected in the table below. Given net asset values at December 31, 2001, it would take a decline in total assets under


DEFERRED DISTRIBUTION COSTS

(IN MILLIONS)
-------------------------------------------------------------------
YEAR ENDED DECEMBER 31                 2001        2000      1999
-------------------------------------------------------------------
Balances at beginning of period        $ 86        $ 21      $--*
Commissions paid to brokers              11         118       21
Redemption fees received                (10)        (12)      --
Amortization of costs                   (14)        (34)      --
Impairment charge                       (40)         (7)      --
-------------------------------------------------------------------
Balances at end of period              $ 33        $ 86     $ 21
===================================================================

* Deferred distribution costs prior to December 1999 were sold to a third party.

management at Munder of approximately 30 percent to trigger further impairment, which at that level would be approximately $4 million. Each additional five percent decline results in a further impairment of $2 million.

Equity in earnings of unconsolidated subsidiaries decreased $57 million in 2001, after remaining relatively flat in 2000. Excluding the impact of divestitures and significant unusual items from 2001 and 2000, equity in earnings of unconsolidated subsidiaries decreased $7 million, or 32 percent. Significant unusual items in equity in earnings of unconsolidated subsidiaries in 2001 included a $57 million charge related to long-term incentive plans at a United Kingdom subsidiary, Framlington (a London, England based investment manager), of which Munder is a minority owner. In May 2000, the announcement that the majority owner of Framlington was being acquired triggered a change-in-control provision, which fully vested all options and restricted shares held by employees of Framlington. In March 2001, all outstanding options held by employees were exercised and their shares mandatorily purchased by Framlington, requiring U.S. accounting recognition of the expense. In 2000, significant unusual items in equity in earnings of unconsolidated subsidiaries included a $7 million write-down of low-income housing investments which are being accounted for under the equity method.

Other noninterest income increased $18 million, or nine percent, in 2001 compared to an increase of $25 million, or 14 percent, in 2000. Significant unusual items in other noninterest income in 2001 included $11 million in net gains resulting from the purchase and subsequent sale, all within the first quarter, of interest rate derivative contracts which failed to meet the Corporation's risk-reduction criteria and a $5 million gain from the demutualization of an insurance carrier. In 2000, significant unusual items in other noninterest income included a $6 million gain from the demutualization of an insurance carrier, offset by a $6 million write-down of low-income housing investments which are being accounted for under the cost method. Comparisons of other noninterest income with prior years were impacted by the divestiture of Imperial's merchant bankcard business in the second quarter of 2001. The gain that resulted from the sale of Imperial's merchant bankcard business was included in merger-related and restructuring charges as the sale was required by an existing Comerica alliance agreement. Excluding the significant unusual items from 2001 and 2000 noted above, and the impact of divestitures, which resulted in a year over year decrease in other noninterest income of $14 million, noninterest income increased nine percent in 2001. The adoption of Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001, resulted in a transition adjustment that was insignificant. Hedge ineffectiveness on cash flow hedges of variable rate loans was not material. Refer to Note 1 and 20 of the financial statements for a further discussion of hedge ineffectiveness.

Warrant income was $5 million in 2001, $30 million in 2000, and $33 million in 1999. At December 31, 2001 the Corporation owned over 900 warrant positions compared to over 800 warrant positions at December 31, 2000. Unrealized gains for both periods were insignificant. The decrease in warrant income resulted from a reduction in the number of warrants that became marketable in 2001 as a result of a decrease in public offerings.

The Corporation recognized a net gain related to its investment securities portfolio of $20 million, $16 million, and $9 million in 2001, 2000 and 1999, respectively.

In 2001, net gain on the sales of businesses included a $21 million gain on the sale of Comerica's ownership in an automated teller machine (ATM) network provider and an $8 million gain from the sale of substantially all of the assets of a deposit-servicing subsidiary. In 2000, the sale of consumer loans resulted in a gain of $48 million. The net gain on sales of businesses in 1999 is principally comprised of a gain of $44 million from an initial public offering of the Corporation's majority-owned subsidiary, Official Payments Corporation ("OPAY") (Nasdaq: OPAY), a gain of $21 million on the sale of ownership in an ATM network provider and a $9 million gain on the sale of certain trust businesses.


NONINTEREST EXPENSES

(IN MILLIONS)
-------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                       2001       2000      1999
-------------------------------------------------------------------------

Salaries                                  $   707    $   748   $   679
Employee benefits                             102        103        99
-------------------------------------------------------------------------
  Total salaries and employee benefits        809        851       778
Net occupancy expense                         115        110       104
Equipment expense                              70         76        73
Outside processing fee expense                 61         59        60
Customer services                              41         37        40
Other                                         316        327       299
-------------------------------------------------------------------------
  Subtotal                                  1,412      1,460     1,354
Merger-related and restructuring              152         --        --
charges
Other significant unusual items                (5)        24         5
-------------------------------------------------------------------------
  Total noninterest expenses               $1,559     $1,484    $1,359
=========================================================================


Noninterest expenses increased five percent to $1,559 million in 2001, compared to $1,484 million in 2000 and $1,359 million in 1999. Excluding the effect of divestitures and the significant unusual items discussed below, noninterest expenses decreased two percent in 2001.

Total salaries expense decreased $41 million, or five percent, in 2001 versus an increase of $69 million, or 10 percent, in 2000. The decrease in 2001 was primarily due to lower levels of business unit incentives, which are tied to revenue growth. The increase in 2000 was primarily due to higher levels of incentives, which are tied to revenue growth and investments in staff in growth businesses.

Employee benefits expense decreased $1 million, or one percent in 2001 compared to a benefit level increase of $4 million, or four percent, in 2000. The decrease in 2001 was primarily due to increased earnings on company owned life insurance, partially offset by an increase in employee healthcare costs. The increase between 2000 and 1999 was primarily attributable to higher payroll taxes offset by lower levels of pension expense due to favorable changes in defined benefit plan assumptions as well as a reduction in long-term disability expense.

Net occupancy and equipment expenses, on a combined basis, decreased $1 million, or less than one percent, to $185 million in 2001, compared to the increase of $9 million, or five percent, in 2000.

Outside processing fees increased to $61 million in 2001, from $59 million in 2000 and $60 million in 1999. The impact of the divestiture of Imperial's merchant bankcard business in the second quarter of 2001 and the integration of Imperial's systems partially offset growth in this expense in 2001.

Customer service fees increased 11 percent to $41 million in 2001, from $37 million in 2000 and $40 million in 1999. Customer service fees represent expenses paid on behalf of customers to attract and retain certain noninterest-bearing deposit balances. The increase in 2001 resulted from larger balances in these noninterest-bearing deposits.

NONINTEREST EXPENSES
(IN MILLIONS)

        [ ]   EXCLUDING 2001 MERGER-RELATED AND
                  RESTRUCTURING CHARGES

    01                $1,407, $1,559

    00                        $1,484

    99                        $1,359

    98                        $1,237

    97                        $1,177



The Corporation recorded merger-related and restructuring charges of $152 million in 2001. The restructuring charges included $148 million related to the first quarter 2001 acquisition of Imperial and $4 million at the Corporation's OPAY subsidiary. The OPAY restructuring charge is shown net of the portion of the charge attributable to the minority shareholders in OPAY. In addition to the above, the Corporation recorded a $25 million merger-related charge in 2001 that is included in the provision for credit losses to conform the credit policies of Imperial with Comerica. The integration with Imperial was completed in fourth quarter of 2001 and all merger-related and restructuring charges have been expensed. The Corporation expects to realize annual noninterest expense savings totaling $60 million from the integration, the full effect of which will begin to be realized in the first quarter of 2002. The OPAY restructuring is expected to significantly reduce the company's operating expenses and use of cash by incorporating newly developed technology; reduce marketing, administrative and communications costs; and reduce workforce. The restructuring is expected to result in a decrease in OPAY's operating expenses of $9 million dollars annually, beginning in 2002. For additional information on both restructuring charges, including their components, see Note 17 to the financial statements on page 56.

Other noninterest expenses decreased $40 million, or 11 percent, in 2001 compared to a $47 million increase, or 16 percent in 2000. Significant unusual items in other noninterest expenses in 2001 included $5 million in minority interest income in 2001 due to recording Munder's minority interest holders' share of the Framlington long-term incentive plans charge discussed in noninterest income. Minority interest income represented the portion of losses on consolidated subsidiaries that was allocated to minority shareholders. Significant unusual items in other noninterest expenses in 2000 included $12 million of interest associated with a preliminary settlement of Federal tax years prior to 1993, a $6 million contribution to Comerica's charitable foundation and $6 million of marketing costs to launch a new closed-end fund. Excluding divestitures and significant unusual items described above, other noninterest expenses decreased two percent in 2001.

The Corporation's efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains. The ratio decreased to 48.70 percent (excluding merger-related and restructuring charges) in 2001, compared to 50.35 percent in 2000 and 50.70 percent in 1999.

INCOME TAXES

The provision for income taxes was $401 million in 2001, compared to $431 million in 2000 and $420 million in 1999. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was 36.1 percent in 2001 and 35.3 percent in 2000 and 35.6 percent in 1999. Excluding the merger-related and restructuring charges, which included an adjustment of Imperial's tax liabilities and was not fully deductible, the effective tax rate was 34.6 percent. The rate in 2001 was affected by a $7 million tax benefit related to the Imperial Bancorp acquisition that was immediately recognizable, but only after Imperial became part of Comerica.



STRATEGIC LINES OF BUSINESS

The Corporation's operations are strategically aligned into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business were differentiated based upon the products and services provided. In addition to the three major lines of business, the Finance Division is also reported as a segment. The Other category included items not directly associated with these lines of business or the Finance Division. Note 24 on page 63 describes how these segments were identified and presents financial results of these businesses for the years ended December 31, 2001, 2000 and 1999.

The Business Bank's net income increased $71 million, or 16 percent, in 2001. Net interest income increased $58 million, the provision for credit losses decreased $44 million and noninterest expenses decreased $30 million; offset by a $24 million decrease in noninterest income. The increase in net interest income was primarily due to loan growth, offset by a decrease in the spread between earning assets and the related funding costs. Loan growth of 6.5 percent was primarily driven by significant increases in middle-market lending and commercial real estate loans. Smaller increases in national dealer services, international, and asset based/specialty lending were offset by a decline in loans to large business customers. The decline in the provision for credit losses was affected by additional charge-offs in 2000 to align Imperial's charge-off policy with the Corporation's. The decrease in noninterest income was primarily due to lower warrant income, partially offset by an $8 million gain from the sale of substantially all of the assets of a deposit-servicing subsidiary. The decrease in noninterest expenses was primarily due to efficiencies realized from the Imperial merger.

Individual Bank net income decreased $38 million, or 12 percent, in 2001, a substantial decrease from 2000. Comparisons were affected by the sale of $457 million of consumer loans in early 2000. Net interest income decreased $13 million, or two percent, principally from a narrowing of spreads in certain deposit categories. The provision for credit losses increased $19 million, primarily from increases in the small business, indirect lending, revolving credit and private banking sectors, as the economy weakened loan quality. Noninterest income decreased $28 million, or eight percent, primarily due to the $48 million gain in 2000 from the sale of consumer loans. Partially offsetting this was a $9 million increase in service charges on deposit accounts. Noninterest expenses remained relatively flat. Excluding the $48 million gain and the impact of the sale of loans in 2000, total revenues (FTE) in 2001 would have increased $7 million, or one percent over 2000, while net income in 2001 would have decreased $7 million, or two percent. Return on average assets and return on average common equity in 2001 would have been 1.56 percent and 35.90 percent, respectively.

TABLE 5: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

(IN MILLIONS)
-------------------------------------------------------------------------------------------------------
DECEMBER 31                                                2001      2000      1999      1998      1997
-------------------------------------------------------------------------------------------------------
Investment securities available for sale
  U.S. government and agency securities                 $ 3,920   $ 3,135   $ 2,950   $ 2,882   $ 3,892
  State and municipal securities                             32        46        73       115       170
  Other securities                                          339       710       760       410       613
-------------------------------------------------------------------------------------------------------
      Total investment securities available for sale    $ 4,291   $ 3,891   $ 3,783   $ 3,407   $ 4,675
=======================================================================================================
Commercial loans                                        $25,176   $26,009   $23,629   $22,097   $18,152
International loans
    Government and official institutions                      9         2        10        12         6
    Banks and other financial institutions                  427       402       391       433       339
    Commercial and industrial                             2,579     2,167     2,172     2,268     1,740
-------------------------------------------------------------------------------------------------------
    Total international loans                             3,015     2,571     2,573     2,713     2,085

Real estate construction loans                            3,258     2,915     2,167     1,339     1,116
Commercial mortgage loans                                 6,267     5,361     4,873     4,322     3,867
Residential mortgage loans                                  779       808       871     1,038     1,565
Consumer loans                                            1,484     1,477     1,389     1,897     4,379
Lease financing                                           1,217     1,029       803       647       517
-------------------------------------------------------------------------------------------------------
      Total loans                                       $41,196   $40,170   $36,305   $34,053   $31,681
=======================================================================================================


The net loss for the Investment Bank was $70 million in 2001, a decrease of $82 million from net income of $12 million in 2000. Noninterest income declined $171 million, or 64 percent, from last year. The 2001 decline reflected deferred distribution cost impairment charges totaling $40 million; a $74 million decrease in investment advisory revenue, as the market values of technology-related stocks continued declining from their record highs during the first quarter of 2000; and a $57 million charge related to long-term incentive plans at Framlington. Noninterest expenses decreased $36 million from lower revenue-related incentives for investment advisory fees and lower advertising costs.

The Finance Division's net income increased $58 million in 2001, primarily due to a $55 million increase in net interest income and a $48 million increase in noninterest income. Net interest income in the Finance Division increased due to improved spreads on securities from lower average funding costs in 2001, as well as centralization of interest risk management for Imperial into Finance in 2001. The increase in noninterest income was primarily due to $19 million in gains recorded in 2001, the majority of which resulted from the purchase and subsequent sale of interest rate derivatives contracts which failed to meet the Corporation's risk-reduction criteria, and a $9 million increase in gains from the sale of securities.

Net income for the Other category decreased $90 million in 2001. The 2001 decrease was primarily a result of the $148 million merger-related and restructuring charges related to the first quarter 2001 acquisition of Imperial included in noninterest expenses and the $25 million merger-related charge to conform the credit policies of Imperial with Comerica recorded in the provision for credit losses. Offsetting these charges was a $21 million gain from the sale of Comerica's ownership in an ATM network provider recorded in noninterest income in 2001.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS
Total assets were $50.7 billion at year-end 2001, an increase of $1.2 billion from $49.5 billion at December 31, 2000. On an average basis, total assets increased to $49.7 billion in 2001 from $46.9 billion in 2000. This increase was funded primarily by deposits, which rose on average $5.0 billion, partially offset by a reduction of medium- and long-term debt, which declined on average $2.1 billion.

EARNING ASSETS
Total earning assets were $46.6 billion at December 31, 2001, representing a $0.8 billion increase from $45.8 billion at year-end 2000. On an average basis, total earning assets were $45.7 billion in 2001, compared to $43.4 billion in 2000. As a result of the weakening economy, business loan growth slowed in 2001, increasing on an average basis by $2.7 billion, or seven percent, from 2000. Certain business loan categories continued to show significant growth in 2001. Average commercial loans increased $1.1 billion, or four percent, average commercial mortgage loans increased $553 million, or 11 percent and real estate construction increased $536 million, or 21 percent. These increases are attributable to successful execution of the Corporation's core lending strategy and strong customer relationships.

International loans averaged $2.8 billion in 2001, an increase of $248 million, or 10 percent, from 2000. International loan growth in 2001 was primarily in North America. Active risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross-border risk of $858 million, or 1.69 percent of total assets, was the only country with exposure exceeding 1.00 percent of total assets at December 31, 2001. Additional information on the Corporation's Mexican cross-border risk is provided in Table 8 on page 33.

TABLE 6: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

(IN MILLIONS)

-----------------------------------------------------------------------------------------------------------
                                                              AFTER ONE
                                          WITHIN              BUT WITHIN         AFTER
DECEMBER 31, 2001                         ONE YEAR*           FIVE YEARS       FIVE YEARS           TOTAL
-----------------------------------------------------------------------------------------------------------

Commercial loans                          $19,411             $4,444             $1,321            $25,176
Commercial mortgage loans                   2,132              2,887              1,248              6,267
International loans                         2,666                326                 23              3,015
Real estate construction loans              2,507                623                128              3,258
----------------------------------------------------------------------------------------------------------
     Total                                $26,716             $8,280             $2,720            $37,716
==========================================================================================================

Loans maturing after one year
    Predetermined interest rates                              $3,852             $2,442
    Floating interest rates                                    4,428                278
----------------------------------------------------------------------------------------------------------
Total                                                         $8,280             $2,720
==========================================================================================================

* Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

(DOLLAR AMOUNTS IN MILLIONS)

-------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                         2001               2000                 1999                 1998                  1997
-------------------------------------------------------------------------------------------------------------------------------
                             AMOUNT      %      AMOUNT        %      AMOUNT        %      AMOUNT       %        AMOUNT       %
-------------------------------------------------------------------------------------------------------------------------------
Commercial                    $384      61%      $290        65%      $226        65%      $182        65%      $117        57%
Real estate construction        17       8         11         7         12         6          9         4         20         4
Commercial mortgage             61      15         59        13         35        14         21        13         18        12
Residential mortgage            --       2         --         2         --         2         --         3          1         5
Consumer                        11       4          8         4         18         4         48         5        116        14
Lease financing                  9       3          5         3          8         2          6         2          1         2
International                   64       7         70         6         35         7         17         8          5         6
Unallocated                    109                165                  214                  232                  197
------------------------------------------------------------------------------------------------------------------------------
     Total                    $655     100%      $608       100%      $548       100%      $515       100%      $475       100%
==============================================================================================================================

Amount - allocated allowance
 %- loans outstanding as a percent of total loans

TABLE 8: MEXICAN CROSS-BORDER RISK

(IN MILLIONS)

-------------------------------------------------------------------------------------------------------------------
                                  GOVERNMENTS                    BANKS AND
                                  AND OFFICIAL                   OTHER FINANCIAL      COMMERCIAL
DECEMBER 31                       INSTITUTIONS                   INSTITUTIONS         AND INDUSTRIAL          TOTAL
-------------------------------------------------------------------------------------------------------------------

2001                              $ 6                            $ 54                 $798                    $858
2000                                9                             114                  503                     626
1999                               15                             150                  426                     591
==================================================================================================================

TABLE 9: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO--FULLY TAXABLE EQUIVALENT

(DOLLAR AMOUNTS IN MILLIONS)

----------------------------------------------------------------------------------------------------------------------
                                                                       MATURITY+
----------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 2001                WITHIN 1 YEAR       1 - 5 YEARS       5 - 10 YEARS    AFTER 10 YEARS      TOTAL         WEIGHTED
----------------------------------------------------------------------------------------------------------------------   AVERAGE
                                                                                                                         MATURITY
                                 AMOUNT  YIELD     AMOUNT  YIELD    AMOUNT    YIELD    AMOUNT  YIELD    AMOUNT   YIELD   YRS./MOS.
----------------------------------------------------------------------------------------------------------------------------------
Available for sale
 U.S. Treasury                 $   69    4.86%      $--      --%     $   --     --%    $   --     --%   $   69   4.86%      0/5
 U.S. government
    and agency                     92    6.72       385    6.21         693   6.16      2,681   6.26     3,851   6.25      18/7
 State and municipal
    securities                      5    6.15        20    6.35           6   6.17          1   6.39        32   6.28       3/2
 Other bonds, notes
    and debentures                 25    5.34       169    6.58          28   8.20         27   4.89       249   6.45       3/9
 Other investments*                --      --        --      --          --     --         90     --        90     --        --
-------------------------------------------------------------------------------------------------------------------------------
Total investment securities
 available for sale              $191    5.86%     $574    6.32%       $727   6.24%    $2,799    6.25%   $4,291  6.24%     17/3
===============================================================================================================================

* Balances are excluded in the calculation of total yield.
+ Based on final contractual maturity.

Average residential mortgage loans decreased $38 million, or five percent, from 2000, reflecting management's decision to sell the majority of mortgage originations. Growth in home equity lending generated a $45 million, or three percent, increase in consumer loans.

Average investment securities rose to $3.9 billion in 2001, compared to $3.7 billion in 2000. Average U.S. government and agency securities increased $399 million, while average state and municipal securities decreased $21 million. Increases in U.S. government and agency securities resulted from interest risk and balance sheet management decisions while the tax-exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these type of securities discouraged additional investment. Average other securities decreased $157 million in 2001. Other securities at December 31, 2001, consist primarily of collateralized mortgage obligations (CMOs), Brady bonds and Eurobonds.

OTHER EARNING ASSETS

Short-term investments include interest-bearing deposits with banks, federal funds sold and securities purchased under agreements to resell, trading securities and loans held for sale. These investments provide a range of maturities under one year to manage short-term investment requirements of the Corporation. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks' international banking facilities located in the United States. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Loans held for sale typically represent residential mortgage loans and Small Business Administration loans that have been originated and which management has decided to sell. Loans held for sale in 2000 also included consumer loans which were sold during the year. Average short-term investments decreased to $442 million during 2001, from $978 million in 2000, due to the sale of consumer loans and a reduction in federal funds sold.

DEPOSITS AND BORROWED FUNDS

Average deposits were $35.3 billion during 2001, an increase of $5.0 billion, or 16 percent, from 2000. Average noninterest-bearing deposits grew $1.2 billion, or 13 percent, from 2000, from increased title and escrow company deposits, which benefit from high home mortgage financing and refinancing activity. Average interest-bearing transaction, savings and money market deposits increased seven percent during 2001, to $11.3 billion. Average certificates of deposit increased $3.3 billion, or 33 percent, from 2000. This increase was primarily from certificates of deposits issued in denominations in excess of $100,000 through brokers or to institutional investors. Average foreign office time deposits decreased $186 million from the 2000 level, due to the use of other more attractive sources of funding.

Average short-term borrowings decreased $739 million, as deposit growth reduced the need for these funding sources. Short-term borrowings include federal funds purchased, securities sold under agreement to repurchase, commercial paper and treasury tax and loan notes.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support expanding earning assets while providing liquidity which mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the Corporation's and subsidiary banks' total capital ratio at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium- and long-term debt decreased on an average basis by $2.1 billion as deposit growth and slowing loan growth reduced the need for these funding sources.

In July 2001, Comerica issued $350 million of 7.60% Trust Preferred Securities which are classified in medium- and long-term debt. The securities pay cumulative dividends each quarter beginning October 1, 2001, and are callable any time after July 30, 2006. These trust preferred securities qualify as tier one capital for regulatory purposes. The Corporation used the proceeds from the issuance to redeem and retire in total the $250 million of preferred stock that was outstanding, and for other general corporate purposes.

Additionally, in December 2001, the Corporation, issued approximately $1 billion of medium-term debt as part of a privately placed secured financing transaction. As part of the transaction, the Corporation used a portfolio of approximately $1.2 billion of auto dealer floor plan loans as collateral. The overcollateralization of the issuance provided for a preferred credit rating status. The debt issuance provided an additional source of funding for the Corporation, and the proceeds were used to replace other sources of funding and for general corporate purposes. Further information on medium-and long-term debt is included in Note 10 on page 51 to the consolidated financial statements.

CAPITAL

Shareholders' equity was $4.8 billion at December 31, 2001, up $307 million, or seven percent from December 31, 2000. This increase was primarily due to $385 million of retained earnings, $80 million of common stock issued for employee stock plans and $214 million in other comprehensive income, offset by a reduction in equity of $121 million from repurchasing 2,198,700 shares of common stock. The Corporation has approximately 8.8 million additional shares authorized for repurchase by the Board of Directors' current resolutions. Shareholders' equity was also reduced in 2001 by the retirement of $250 million of preferred stock discussed above. Further information on the change in other comprehensive income is provided in Note 12 to the consolidated financial statements on page 44.

The Corporation declared common dividends totaling $313 million, or $1.76 per share, on net income applicable to common stock of $698 million. The dividend payout ratio, excluding merger-related and restructuring charges and calculated on a per share basis, was 38 percent in 2001 versus 37 percent in 2000 and 35 percent in 1999.

At December 31, 2001, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 19 to the consolidated financial statements on page 57 for the capital ratios.



RISK MANAGEMENT

The Corporation assumes various types of risk in the normal course of business. The most significant risk exposures are from credit, interest rate, liquidity, market and operations. Comerica employs risk management processes to identify, measure, monitor and control these risks.

CREDIT RISK

Credit represents the risk that a customer or counterparty may not perform in accordance to contractual terms. Credit risk is inherent in the financial services business and results from extending credit to customers, purchasing securities and entering into financial derivative instruments. Policies and procedures for measuring and managing this risk are formulated, approved and communicated throughout the Corporation. Credit executives, independent from lending officers, are involved in the origination and underwriting process to ensure adherence to risk policies and underwriting standards. The Corporation also manages credit risk through diversification, limiting exposure to any single industry or customer, selling participations to third parties, syndicating loans and requiring collateral.

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


NONPERFORMING ASSETS TO LOANS AND OTHER REAL ESTATE
(IN PERCENTAGES)
[BAR GRAPH]

   1.52% 01

   0.84% 00

   0.59% 99

   0.48% 98

   0.44% 97


Consumer loans are charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest, unless it is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans which have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are generally not included in nonperforming assets. However, such loans may be required to be evaluated for impairment. Refer to Note 4 of the financial statements on page 49 for a further discussion of impaired loans.

Nonperforming assets as a percent of total loans and other real estate were 1.52 percent and 0.84 percent at year-end 2001 and 2000, respectively.

TABLE 10: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

(DOLLAR AMOUNTS IN MILLIONS)

---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                  2001          2000          1999         1998           1997
---------------------------------------------------------------------------------------------------------------------------
Nonperforming assets
   Nonaccrual loans
      Commercial loans                                       $467          $233          $116          $ 97          $ 62
      International loans                                     109            69            55            20             1
      Real estate construction loans                           10             5            --             2             5
      Commercial mortgage loans                                18            17            10             7            11
      Residential mortgage loans                               --            --             1             3             4
      Consumer loans                                            5             3             5             3             5
      Lease financing                                           8             4             6             7             1
-------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                617           331           193           139            89
   Reduced-rate loans                                          --             2             9            18            32
-------------------------------------------------------------------------------------------------------------------------
        Total nonperforming loans                             617           333           202           157           121
   Other real estate                                           10             6            11             7            20
-------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                           $627          $339          $213          $164          $141
=========================================================================================================================

Nonperforming loans as a percentage of total loans           1.50%         0.83%         0.56%         0.46%         0.38%
Nonperforming assets as a percentage of total loans
  and other real estate                                      1.52%         0.84%         0.59%         0.48%         0.44%
Allowance for credit losses as a percentage of total
  nonperforming assets                                        105%          179%          257%          314%          337%
Loans past due 90 days or more and still accruing            $ 44          $ 36          $ 48          $ 44          $ 56
=========================================================================================================================

Nonaccrual loans at December 31, 2001, increased 86 percent to $617 million from $331 million at year-end 2000. Other real estate owned (ORE) increased $4 million. Loans past due 90 days or more and still on accrual status increased $8 million from year-end 2000. Table 10 provides additional detail on nonperforming assets.

The nonaccrual loan table below indicates the percentage of nonaccrual loan value to original contract value, which exhibits the degree to which loans reported as nonaccrual have been charged off.

NONACCRUAL LOANS

(DOLLAR AMOUNTS IN MILLIONS)

------------------------------------------------------------------------------
DECEMBER 31                                                  2001       2000
------------------------------------------------------------------------------

Carrying value                                                $617      $331
Contractual value                                              826       499
Carrying value as a percentage of contractual value             75%      66%
==============================================================================

CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry represented the largest significant industry concentration at December 31, 2001. These loans totaled $6.1 billion, or 15 percent, of total loans at December 31, 2001, compared to $5.7 billion, or 14 percent, at December 31, 2000. Included in these totals are floor plan loans to automotive dealers of $1.9 billion and $2.1 billion at December 31, 2001 and 2000, respectively. All other industry concentrations individually represented less than 10 percent of total loans at year-end 2001.

Nonperforming assets to companies and individuals involved with the automotive industry comprised approximately seven percent of total nonperforming assets at December 31, 2001. The largest automotive industry loan on nonaccrual status at December 31, 2001, was $11 million. The largest automotive industry-related charge-off during the year was $6 million. The Corporation has successfully operated in the Michigan economy despite a loan concentration and several downturns in the auto industry.

COMMERCIAL REAL ESTATE LENDING

The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. The portfolio has approximately 1,680 loans, of which 42 percent had balances less than $1 million at December 31, 2001. The largest real estate construction loan had a balance of approximately $29 million.

Total commercial mortgage loans totaled $6.3 billion at December 31, 2001. This portfolio had 7,715 loans, of which 81 percent had balances of less than $1 million at December 31, 2001. The largest loan in this portfolio had a balance of approximately $30 million. Of the $9.5 billion in total commercial mortgage and real estate construction loans at December 31, 2001, 45 percent involved owner-occupied properties. Additionally, the Corporation's policy requires a 75 percent or less loan-to-value ratio for all commercial mortgage and real estate construction loans.

The geographic distribution of real estate construction and commercial mortgage loan borrowers is an important factor in evaluating credit risk. The following table indicates, by address of borrower, the diversification of the Corporation's real estate construction and commercial mortgage loan portfolio.


GEOGRAPHIC DISTRIBUTION OF BORROWERS

(IN MILLIONS)
------------------------------------------------------------
                          REAL ESTATE          COMMERCIAL
DECEMBER 31, 2001         CONSTRUCTION          MORTGAGE
------------------------------------------------------------
Michigan                     $1,364              $3,787
California                    1,139               1,107
Texas                           445                 591
Florida                         166                 243
Other                           144                 539
-----------------------------------------------------------
   Total                     $3,258              $6,267
===========================================================


INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation's core business activities of extending loans and accepting deposits. The Corporation actively manages its material exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various types of financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. The Board of Directors, upon recommendations of the Risk Asset Quality Review Committee, establishes policies and risk limits pertaining to asset and liability management activities. The Board, with the assistance of the Risk Asset Quality Review Committee and the Asset and Liability Policy Committee (ALPC), monitors compliance with these policies. The ALPC meets regularly to discuss and review asset and liability management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering.

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

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation analysis as its principal risk management technique. The results of these analyses provide the information needed to assess the proper balance sheet structure. An unexpected change in economic activity, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates "base" net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This "base" net interest income is then evaluated against interest rate scenarios that increase and decrease 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments entered into for risk management purposes are included in these analyses. The measurement of risk exposure, at year-end 2001, for a 200 basis-point decline in short-term interest rates identified approximately $80 million, or four percent, of net interest income at risk during 2002. If short-term interest rates rise 200 basis points, net interest income would be enhanced during 2002 by approximately $39 million, or two percent. Corresponding measures of risk exposure for year end 2000 were $51 million of net interest income at risk for a 200 basis-point decline in rates and a $6 million enhancement of net interest income for a 200 basis-point rise in rates. Corporate policy limits adverse change to no more than five percent of management's most likely net interest income forecast and the Corporation is operating within this policy guideline.

Most assets and liabilities reprice either at maturity or in accordance with their contractual terms. However, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect repricing and cash flow behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposit categories to reflect the elasticity of the changes in the related interest rates relative to changes in market interest rates. In addition, estimates are made concerning early loan and security repayments. Prepayment assumptions are based on the expertise of portfolio managers along with input from financial markets. Consideration is given to current and future interest rate levels. While management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk, adjustments are made to provide a more accurate picture of the Corporation's interest rate risk profile. This additional interest rate risk measurement tool provides a rudimentary directional outlook on the impact of changes in interest rates.

Interest rate sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, on an elasticity-adjusted basis, is between an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 10 percent of earning assets.

Table 11 on page 38 shows the interest sensitivity gap as of year-end 2001 and 2000. The report reflects the contractual repricing and payment schedules of assets and liabilities, including an estimate of all early loan and security repayments which adds $800 million of rate sensitivity to the 2001 year-end gap. In addition, the schedule includes an adjustment for the price elasticity on certain core deposits.

Using this methodology, the Corporation was in a liability sensitive position throughout most of 2001. The Corporation had a one-year liability sensitive gap of $1,502 million, or three percent of earning assets, as of December 31, 2001. This compares to a $1,370 million asset sensitive gap, or three percent of earning assets, at December 31, 2000. Management anticipates growth in asset sensitivity throughout 2002, which will reduce and/or eliminate the current liability sensitive position.

The Corporation utilizes investment securities and derivative instruments, predominantly interest rate swaps, as asset and liability management tools with the overall objective of mitigating the adverse impact to net interest income from changes in interest rates. These swaps primarily modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, from a fixed rate to a floating rate, or from one floating rate index to another). This strategy assists management in achieving interest rate objectives.

TABLE 11: SCHEDULE OF RATE SENSITIVE ASSETS AND
LIABILITIES

 (DOLLAR AMOUNTS IN MILLIONS)

----------------------------------------------------------------------------------------------------------------------------------
                                                      DECEMBER 31, 2001                         DECEMBER 31, 2000
                                                   INTEREST SENSITIVITY PERIOD             INTEREST SENSITIVITY PERIOD
----------------------------------------------------------------------------------------------------------------------------------
                                                    WITHIN            OVER               WITHIN            OVER
                                                    ONE YEAR      ONE YEAR       TOTAL   ONE YEAR      ONE YEAR       TOTAL
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $     --       $  1,925       $  1,925     $     --       $  1,931       $  1,931
Short-term investments                              1,072              7          1,079        1,727              3          1,730
Investment securities                               1,343          2,948          4,291        1,863          2,028          3,891

Commercial loans (including lease financing)       24,104          2,289         26,393       24,947          2,091         27,038
International loans                                 2,889            126          3,015        2,440            131          2,571
Real estate related loans                           7,044          3,260         10,304        6,217          2,867          9,084
Consumer loans                                      1,018            466          1,484          989            488          1,477
----------------------------------------------------------------------------------------------------------------------------------
    Total loans                                    35,055          6,141         41,196       34,593          5,577         40,170
Other assets                                        1,275            966          2,241          888            924          1,812
----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                 $ 38,745       $ 11,987       $ 50,732     $ 39,071       $ 10,463       $ 49,534
==================================================================================================================================
LIABILITIES

Deposits
    Noninterest-bearing deposits                 $  5,596       $  7,000       $ 12,596     $  3,772       $  6,417       $ 10,189
    Savings deposits                                  414          1,298          1,712           --          1,340          1,340
    Money market and NOW deposits                   8,214          2,208         10,422        7,618          2,303          9,921
    Certificates of deposit                        11,430            882         12,312       10,698          1,282         11,980
    Foreign office time deposits                      528             --            528          424             --            424
----------------------------------------------------------------------------------------------------------------------------------
      Total deposits                               26,182         11,388         37,570       22,512         11,342         33,854

Short-term borrowings                               1,986             --          1,986        2,093             --          2,093
Medium- and long-term debt                          3,598          1,905          5,503        6,546          1,713          8,259
Other liabilities                                     450            416            866          329            499            828
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                              32,216         13,709         45,925       31,480         13,554         45,034

Shareholders' equity                                  226          4,581          4,807           10          4,490          4,500
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity   $ 32,442       $ 18,290       $ 50,732     $ 31,490       $ 18,044       $ 49,534
==================================================================================================================================
Sensitivity impact of interest rate swaps        $ (9,654)      $  9,654             --     $ (7,946)      $  7,946             --
----------------------------------------------------------------------------------------------------------------------------------

Interest sensitivity gap                         $ (3,351)      $  3,351             --     $   (365)      $    365             --
Gap as a percentage of earning assets                  (7)%            7%            --           (1)%            1%            --
Sensitivity impact from elasticity
  adjustments (1)                                   1,849         (1,849)            --        1,735         (1,735)            --
----------------------------------------------------------------------------------------------------------------------------------

Interest sensitivity gap with elasticity
  adjustments(1)                                 $ (1,502)      $  1,502             --     $  1,370       $ (1,370)            --
Gap as a percentage of earning assets                  (3)%            3%            --            3%            (3)%           --
==================================================================================================================================


(1) Elasticity adjustments for NOW, savings and money market deposit accounts are based on expected future pricing relationships as well as historical pricing relationships dating back to 1985.

TABLE 12: REMAINING EXPECTED MATURITY
OF RISK MANAGEMENT INTEREST RATE SWAPS

 (DOLLAR AMOUNTS IN MILLIONS)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                2007-                     DEC. 31,
                                        2002         2003       2004       2005      2006       2026          Total         2000
-----------------------------------------------------------------------------------------------------------------------------------
VARIABLE RATE ASSET DESIGNATION:

  Generic receive fixed swaps        $   2,919      $4,750     $2,000     $  900     $ 500     $   --        $ 11,069      $ 9,277
  Weighted average: (1)
    Receive rate                          7.03%       8.31%      7.57%      7.76%     5.83%        --%           7.68%        7.55%
    Pay rate                              3.65%       4.09%      4.76%      4.77%     2.38%        --%           4.07%        8.14%
-----------------------------------------------------------------------------------------------------------------------------------
FIXED RATE ASSET DESIGNATION:

  Pay fixed swaps
    Generic                          $      34      $   --     $   --     $   --     $  --     $   --        $     34      $    98
    Amortizing                               1          --         --         --        --         --               1            1
  Weighted average: (2)
    Receive rate                          2.22%         --%        --%        --%       --%        --%           2.22%        6.70%
    Pay rate                              2.56%         --%        --%        --%       --%        --%           2.56%        6.79%
-----------------------------------------------------------------------------------------------------------------------------------
FIXED RATE DEPOSIT DESIGNATION:

  Generic receive fixed swaps        $   1,743      $   --     $   --     $   --     $  --     $   --        $  1,743      $ 1,378
  Weighted average: (1)
    Receive rate                          4.87%         --%        --%        --%       --%        --%           4.87%        7.19%
    Pay rate                              2.00%         --%        --%        --%       --%        --%           2.00%        6.66%
-----------------------------------------------------------------------------------------------------------------------------------
MEDIUM- AND LONG-TERM
  DEBT DESIGNATION:

  Generic receive fixed swaps        $     150      $   --     $   --     $  250     $  --     $1,250        $  1,650      $ 1,715
  Weighted average: (1)
    Receive rate                          7.22%         --%        --%      7.04%       --%      6.73%           6.82%        6.83%
    Pay rate                              2.37%         --%        --%      2.01%       --%      2.82%           2.66%        6.76%
  Floating/floating swaps            $      --      $   --     $   --     $   --     $  --     $   --        $     --      $   125
  Weighted average:
    Receive rate                            --%         --%        --%        --%       --%        --%             --%        6.72%
    Pay rate                                --%         --%        --%        --%       --%        --%             --%        6.59%
-----------------------------------------------------------------------------------------------------------------------------------
Total notional amount                $   4,847      $4,750     $2,000     $1,150     $ 500     $1,250        $ 14,497      $12,594
===================================================================================================================================

(1) Variable rates paid on receive fixed swaps are based on one-month and three-month LIBOR or one-month Canadian Deposit Offer Rate (CDOR) effective December 31, 2001. Variable rates received on pay fixed swaps are based on prime.

(2) Variable rate received is based on one-month CDOR at December 31, 2001.

RISK MANAGEMENT DERIVATIVE FINANCIAL
INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY
 (IN MILLIONS)

-----------------------------------------------------------------------
                                  INTEREST     FOREIGN
                                    RATE       EXCHANGE
                                  CONTRACTS    CONTRACTS      TOTALS
-----------------------------------------------------------------------
Balances at December 31, 1999       $ 16,996    $  1,213      $ 18,209
Additions                             10,886       8,850        19,736
Maturities/amortizations              (9,230)     (9,455)      (18,685)
-----------------------------------------------------------------------
Balances at December 31, 2000         18,652         608        19,260
Additions                              8,255      13,797        22,052
Maturities/amortizations              (6,330)    (13,585)      (19,915)
Terminations                          (6,080)         --        (6,080)
-----------------------------------------------------------------------
Balances at December 31, 2001       $ 14,497    $    820      $ 15,317
=======================================================================

The notional amount of risk management interest rate swaps totaled $14.5 billion at December 31, 2001, and $12.6 billion at December 31, 2000. The fair value of risk management interest rate swaps was an asset of $571 million at December 31, 2001, compared to an asset of $173 million at December 31, 2000. For the year ended December 31, 2001, risk management interest rate swaps generated $238 million of net interest income, compared to $48 million of net interest expense for the year ended December 31, 2000.

Table 12 on page 39 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2001. Swaps have been grouped by the asset and liability designation.

In addition to interest rate swaps, the Corporation employs various other types of derivatives and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivatives and foreign exchange contracts at December 31, 2001 and 2000, were $820 million and $6.7 billion, respectively. Interest rate floor contracts with a weighted average strike price of 5.73% represent $5.0 billion of the $6.7 billion of notional amounts at December 31, 2000. These interest rate floor contracts were terminated in the first quarter of 2001 because these Imperial contracts did not meet the Corporation's policies for risk management hedges.

Further information regarding risk management financial instruments and foreign currency exchange contracts is provided in Notes 1, 10, and 20.

CUSTOMER-INITIATED AND OTHER DERIVATIVE FINANCIAL
INSTRUMENTS AND FOREIGN
EXCHANGE CONTRACTS

CUSTOMER-INITIATED AND OTHER NOTIONAL ACTIVITY

(IN MILLIONS)

-----------------------------------------------------------------------
                                 INTEREST      FOREIGN
                                   RATE        EXCHANGE
                                 CONTRACTS    CONTRACTS       TOTALS
-----------------------------------------------------------------------
Balances at December 31, 1999     $    563      $    707      $  1,270
Additions                              488        50,643        51,131
Maturities/amortizations              (181)      (49,473)      (49,654)
-----------------------------------------------------------------------
Balances at December 31, 2000          870         1,877         2,747
Additions                            1,485        48,426        49,911
Maturities/amortizations              (471)      (47,614)      (48,085)
Terminations                          (186)           --          (186)
-----------------------------------------------------------------------
Balances at December 31, 2001     $  1,698      $  2,689      $  4,387
=======================================================================

The Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. Customer-initiated activity represented 22 percent at December 31, 2001 and 12 percent at December 31, 2000, of total derivative and foreign exchange contracts, including commitments to purchase and sell securities. Refer to Note 20 of the financial statements on page 58 for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.


LIQUIDITY RISK

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. The Corporation has various financial obligations, including contractual obligations and commercial commitments.

The Corporation has contractual obligations that require future cash payments. The amount of payments required under medium- and long-term debt obligations, noncancellable property and equipment leases and other significant noncancellable contractual obligations in 2002 is $1.6 billion. Refer to Notes 7 and 10 of the financial statements on pages 50 and 51 for a further discussion of these contractual obligations.

The Corporation also has other commercial commitments that may impact liquidity. These commitments include commitments to purchase earning assets, commitments to fund venture capital investments, unused commitments to extend credit, standby letters of credit and financial guarantees, commercial letters of credit and credit default swaps. The total amount of these commercial commitments at December 31, 2001 was $34 billion. Since many of these commitments expire without being drawn upon, the total amount of these commercial commitments does not necessarily represent the future cash requirements of the Corporation. Refer to Note 20 and the Market Risk section of the Financial Review on page 41 for a further discussion of these commercial commitments.

Liquidity requirements are satisfied with various funding sources. First, the Corporation accesses the purchased funds market each day to meet funding needs. Purchased funds at December 31, 2001, comprised of certificates of deposits $100,000 and over that mature in less than one year, foreign office time deposits and short-term borrowings, approximated $10.4 billion. Second, a $15 billion medium-term note program allows the Michigan, California and Texas banks to issue debt with maturities between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end 2001, unissued debt relating to the two programs totaled $14.6 billion. A third source was liquid assets, which totaled $7.3 billion at December 31, 2001. Additionally, the Corporation also had available $16 billion from a collaterized borrowing account with the Federal Reserve Bank at year-end 2001.

The parent company had available a $250 million commercial paper facility at December 31, 2001, $110 million of which was unused. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 19 to the financial statements on page 57, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2002, the subsidiary banks can pay dividends up to $641 million plus current year net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percent of shareholders' equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2001, the ratio was 112 percent.



MARKET RISK

The Corporation's market risk related to trading instruments is not significant as trading activities are limited. Certain of the Corporation's noninterest income, including fiduciary income, investment advisory revenue and brokerage fees are at risk to changes in equity markets and to fluctuations in the market value of assets managed.

The Corporation also has a portfolio of direct and indirect (through funds) private equity and venture capital investments, and has made commitments to fund additional investments in future periods. These investments are at risk to changes in equity markets, general economic conditions and many other factors. The majority of these investments are not marketable, and are included in other assets. The investments are reviewed for impairment on a quarterly basis, by comparing the carrying value to the estimated fair value. Fair value is generally estimated by reviewing information provided by the investee, and obtained through other public sources where available. The lack of an independent source to validate fair value estimates is an inherent limitation in the valuation process. The amount by which the carrying value exceeds the fair value, that is determined to be other than temporary impairment, is charged to current earnings and the carrying value of the investment is written down accordingly. At December 31, the Corporation had approximately $114 million of direct and indirect private equity and venture capital investments and had made commitments to fund an additional $140 million of such investments in future periods.

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


OTHER MATTERS

This annual report and other documents filed by Comerica with the Securities and Exchange Commission (SEC) include forward-looking statements as that term is used in the securities laws. All statements regarding Comerica's expected financial position, strategies and growth prospects and general economic conditions expected to exist in the future are forward-looking statements. The words, "anticipates", "believes", "estimates", "seeks", "plans", "intends" and similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. Although Comerica believes that the expectations reflected in these forward-looking statements are reasonable and has based these expectations on Comerica's beliefs and assumptions it has made, such expectations may prove incorrect. Numerous factors, including unknown risks and uncertainties, could cause variances in these projections and their underlying assumptions. Such factors are changes in interest rates, changes in industries where Comerica has a significant concentration of loans, changes in the level of fee income, changes in accounting treatment affecting the value of assets, Comerica's ability to implement its strategic initiatives, the impact of the September 11, 2001, terrorist attacks or of any subsequent terrorist activities or of any actions taken in response to or as a result of those attacks or activities, changes in general economic conditions and related credit conditions and continuing consolidations in the banking industry. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events which may have changed after the date the forward-looking statements are made.

CONSOLIDATED BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES

 (IN THOUSANDS, EXCEPT SHARE DATA)

----------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                          2001              2000
----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                          $  1,925,262      $  1,930,682
Short-term investments                                                              1,078,799         1,730,158
Investment securities available for sale                                            4,290,724         3,890,725

Commercial loans                                                                   25,176,000        26,009,336
International loans                                                                 3,015,463         2,571,156
Real estate construction loans                                                      3,257,549         2,915,168
Commercial mortgage loans                                                           6,266,939         5,360,601
Residential mortgage loans                                                            779,116           807,064
Consumer loans                                                                      1,483,961         1,477,135
Lease financing                                                                     1,217,314         1,029,164
----------------------------------------------------------------------------------------------------------------
      Total loans                                                                  41,196,342        40,169,624
Less allowance for credit losses                                                     (655,094)         (608,110)
----------------------------------------------------------------------------------------------------------------
      Net loans                                                                    40,541,248        39,561,514
Premises and equipment                                                                352,814           347,962
Customers' liability on acceptances outstanding                                        28,589            26,668
Accrued income and other assets                                                     2,514,537         2,046,347
----------------------------------------------------------------------------------------------------------------
      Total assets                                                               $ 50,731,973      $ 49,534,056
================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Noninterest-bearing deposits                                                     $ 12,596,255      $ 10,188,475
Interest-bearing deposits                                                          24,974,124        23,665,808
----------------------------------------------------------------------------------------------------------------
      Total deposits                                                               37,570,379        33,854,283
Short-term borrowings                                                               1,986,263         2,093,381
Acceptances outstanding                                                                28,589            26,668
Accrued expenses and other liabilities                                                836,767           800,386
Medium- and long-term debt                                                          5,502,511         8,259,179
----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                            45,924,509        45,033,897
Nonredeemable preferred stock - $50 stated value
  Authorized - 5,000,000 shares
  Issued - 5,000,000 shares at 12/31/00                                                    --           250,000
Common stock - $5 par value
  Authorized - 325,000,000 shares
  Issued - 178,749,198 shares at 12/31/01 and 177,703,678 shares at 12/31/00          893,746           888,519
Capital surplus                                                                       345,156           301,414
Unearned employee stock ownership plan stock - 131,954 shares at 12/31/01
  and 176,462 shares at 12/31/00                                                       (5,037)           (6,750)
Accumulated other comprehensive income                                                225,617            12,097
Retained earnings                                                                   3,447,974         3,085,784
Deferred compensation                                                                  (9,205)          (14,494)
Less cost of common stock in treasury - 1,674,659 shares at 12/31/01
  and 289,397 shares at 12/31/00                                                      (90,787)          (16,411)
----------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                        4,807,464         4,500,159
----------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                 $ 50,731,973      $ 49,534,056
================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

(IN THOUSANDS, EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                  2001           2000          1999
------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                       $ 3,120,806    $ 3,379,271   $ 2,859,053
Interest on investment securities                                    246,288        259,333       198,901
Interest on short-term investments                                    26,453         77,749        39,317
------------------------------------------------------------------------------------------------------------
        Total interest income                                      3,393,547      3,716,353     3,097,271

INTEREST EXPENSE
Interest on deposits                                                 888,262        951,281       692,808
Interest on short-term borrowings                                    105,336        215,372       183,124
Interest on medium- and long-term debt                               297,611        545,531       404,463
------------------------------------------------------------------------------------------------------------
        Total interest expense                                     1,291,209      1,712,184     1,280,395
------------------------------------------------------------------------------------------------------------
        Net interest income                                        2,102,338      2,004,169     1,816,876
Provision for credit losses                                          236,000        254,800       146,220
------------------------------------------------------------------------------------------------------------
        Net interest income after provision for credit losses      1,866,338      1,749,369     1,670,656

NONINTEREST INCOME
Service charges on deposit accounts                                  210,780        188,828       176,639
Fiduciary income                                                     180,123        180,860       182,754
Commercial lending fees                                               67,022         60,682        54,659
Letter of credit fees                                                 57,424         51,960        46,116
Brokerage fees                                                        44,422         44,055        35,942
Investment advisory revenue, net                                      11,848        118,511        61,202
Equity in earnings of unconsolidated subsidiaries                    (43,057)        14,021        14,716
Warrant income                                                         4,552         29,861        33,033
Securities gains                                                      19,763         16,295         8,675
Net gain on sales of businesses                                       31,233         50,299        76,387
Other noninterest income                                             219,222        201,309       176,891
------------------------------------------------------------------------------------------------------------
        Total noninterest income                                     803,332        956,681       867,014

NONINTEREST EXPENSES
Salaries and employee benefits                                       809,483        851,456       777,539
Net occupancy expense                                                114,548        110,126       104,308
Equipment expense                                                     70,278         76,532        73,217
Outside processing fee expense                                        61,034         58,541        60,207
Customer services                                                     40,985         36,882        40,263
Merger-related and restructuring charges                             151,715             --            --
Other noninterest expenses                                           310,990        350,986       303,374
------------------------------------------------------------------------------------------------------------
        Total noninterest expenses                                 1,559,033      1,484,523     1,358,908
------------------------------------------------------------------------------------------------------------
Income before income taxes                                         1,110,637      1,221,527     1,178,762
Provision for income taxes                                           401,059        430,792       419,347
------------------------------------------------------------------------------------------------------------
NET INCOME                                                       $   709,578    $   790,735   $   759,415
============================================================================================================
Net income applicable to common stock                            $   697,970    $   773,635   $   742,315
============================================================================================================
Basic net income per common share                                $      3.93    $      4.38   $      4.20
Diluted net income per common share                                     3.88           4.31          4.13

Cash dividends declared on common stock                          $   313,202    $   250,277   $   224,837
Dividends per common share                                       $      1.76    $      1.60   $      1.44
============================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
EQUITY -- COMERICA INCORPORATED AND SUBSIDIARIES

(IN THOUSANDS, EXCEPT SHARE DATA)
------------------------------------------------------------------------------------------
                                                                                 UNEARNED
                                          NON-                                   EMPLOYEE
                                    REDEEMABLE                                      STOCK
                                     PREFERRED       COMMON        CAPITAL      OWNERSHIP
                                         STOCK        STOCK        SURPLUS    PLAN SHARES
------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1999                    $   250,000    $ 882,452    $   152,795    $        --
Net income for 1999                         --           --             --             --
Other comprehensive
  income, net of tax                        --           --             --             --
Total comprehensive income                  --           --             --             --
Cash dividends declared:
  Preferred stock                           --           --             --             --
  Common stock                              --           --             --             --
Purchase and retirement
  of 254,213 shares
    of common stock                         --       (1,284)        (8,069)            --
Purchase of 44,082 shares
  of common stock                           --           --             --             --
Common stock dividend                       --        7,712         44,993             --
Issuance of common stock
  under employee stock plans                --          573         12,067         (3,750)
Amortization of
  deferred compensation,
  net of minority interest                  --           --         24,215             --
------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1999                      250,000      889,453        226,001         (3,750)
Net income for 2000                         --           --             --             --
Other comprehensive
  income, net of tax                        --           --             --             --
Total comprehensive income                  --           --             --             --
Cash dividends declared:
  Preferred stock                           --           --             --             --
  Common stock                              --           --             --             --
Purchase and retirement
  of 930,212 shares
    of common stock                         --       (4,651)       (31,645)            --
Purchase of 353,547 shares
  of common stock                           --           --             --             --
Common stock dividend                       --           --         84,906             --
Issuance of common stock
  under employee stock plans                --        3,717         22,152         (3,000)
Amortization of
  deferred compensation,
  net of minority interest                  --           --             --             --
------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 2000                      250,000      888,519        301,414         (6,750)
Net income for 2001                         --           --             --             --
Other comprehensive
  income, net of tax                        --           --             --             --
Total comprehensive income                  --           --             --             --
Redemption of preferred stock         (250,000)          --             --             --
Cash dividends declared:
  Preferred stock                           --           --             --             --
  Common stock                              --           --             --             --
Purchase of 2,198,700 shares
  of common stock                           --           --             --             --
Issuance of common stock
  under employee stock plans                --        5,227         43,742          1,713
Amortization of
  deferred compensation,
  net of minority interest                  --           --             --             --
------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 2001                  $        --    $ 893,746    $   345,156    $    (5,037)
==========================================================================================


-------------------------------------------------------------------------------------------------------------

                                 ACCUMULATED
                                       OTHER                                                         TOTAL
                               COMPREHENSIVE      RETAINED       DEFERRED       TREASURY     SHAREHOLDERS'
                                      INCOME      EARNINGS   COMPENSATION          STOCK            EQUITY
-------------------------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1999                 $    (6,970)   $ 2,244,493    $    (5,202)   $   (89,133)    $   3,428,435
Net income for 1999                      --        759,415             --             --           759,415
Other comprehensive
  income, net of tax                (14,734)            --             --             --           (14,734)
                                                                                             ---------------
Total comprehensive income               --             --             --             --           744,681
Cash dividends declared:
  Preferred stock                        --        (17,100)            --             --           (17,100)
  Common stock                           --       (224,837)            --             --          (224,837)
Purchase and retirement
  of 254,213 shares
    of common stock                      --             --             --             --            (9,353)
Purchase of 44,082 shares
  of common stock                        --             --             --         (2,885)           (2,885)
Common stock dividend                    --        (52,724)            --             --               (19)
Issuance of common stock
  under employee stock plans             --        (32,037)             4         44,857            21,714
Amortization of
  deferred compensation,
  net of minority interest               --             --        (16,800)            --             7,415
------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1999                   (21,704)     2,677,210        (21,998)       (47,161)        3,948,051
Net income for 2000                      --        790,735             --             --           790,735
Other comprehensive
  income, net of tax                 33,801             --             --             --            33,801
                                                                                             ---------------
Total comprehensive income               --             --             --             --           824,536
Cash dividends declared:
  Preferred stock                        --        (17,100)            --             --           (17,100)
  Common stock                           --       (250,277)            --             --          (250,277)
Purchase and retirement
  of 930,212 shares
    of common stock                      --             --             --             --           (36,296)
Purchase of 353,547 shares
  of common stock                        --             --             --        (14,108)          (14,108)
Common stock dividend                    --        (84,927)            --             --               (21)
Issuance of common stock
  under employee stock plans             --        (29,857)        (3,278)        44,858            34,592
Amortization of
  deferred compensation,
  net of minority interest               --             --         10,782             --            10,782
------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 2000                    12,097      3,085,784        (14,494)       (16,411)        4,500,159
Net income for 2001                      --        709,578             --             --           709,578
Other comprehensive
  income, net of tax                213,520             --             --             --           213,520
                                                                                             ---------------
Total comprehensive income               --             --             --             --           923,098
Redemption of preferred stock            --             --             --             --          (250,000)
Cash dividends declared:
  Preferred stock                        --        (11,608)            --             --           (11,608)
  Common stock                           --       (313,202)            --             --          (313,202)
Purchase of 2,198,700 shares
  of common stock                        --             --             --       (120,630)         (120,630)
Issuance of common stock
  under employee stock plans             --        (22,578)        (9,072)        46,254            65,286
Amortization of
  deferred compensation,
  net of minority interest               --             --         14,361             --            14,361
------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 2001               $   225,617    $ 3,447,974    $    (9,205)   $   (90,787)      $ 4,807,464
============================================================================================================



( ) Indicates deduction.
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
COMERICA INCORPORATED AND SUBSIDIARIES

(IN THOUSANDS)
----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                              2001           2000           1999
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                   $   709,578    $   790,735    $   759,415
Adjustments to reconcile net income to net cash provided
    by operating activities
      Provision for credit losses                                                236,000        254,800        146,220
      Depreciation                                                                63,354         70,988         74,768
      Merger-related and restructuring charges                                    54,634           --             --
      Net (increase) decrease in trading account securities                        3,436        (12,410)       (46,854)
      Net (increase) decrease in assets held for sale                           (130,352)       (33,385)        53,568
      Net (increase) decrease in accrued income receivable                       134,233        (80,923)       (42,321)
      Net increase in accrued expenses                                            34,734        110,273        138,459
      Gain on the sale of businesses                                             (31,233)       (50,299)       (76,387)
      Net amortization of intangibles                                             34,491         36,643         33,921
      Other, net                                                                (107,845)      (146,594)       112,196
----------------------------------------------------------------------------------------------------------------------
        Total adjustments                                                        291,452        149,093        393,570
----------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                              1,001,030        939,828      1,152,985

INVESTING ACTIVITIES
Net increase in interest-bearing deposits with banks                             (27,222)        (2,846)        (9,418)
Net (increase) decrease in federal funds sold and securities purchased
   under agreements to resell                                                    805,497        176,527       (134,094)
Proceeds from sale of investment securities available for sale                 2,386,202      6,298,862      1,921,554
Proceeds from maturity of investment securities available for sale             1,303,982        827,426      3,965,212
Purchases of investment securities available for sale                         (4,188,934)    (7,200,262)    (6,328,161)
Net increase in loans                                                         (1,221,673)    (4,032,060)    (2,918,339)
Fixed assets, net                                                                (68,206)       (45,903)       (55,825)
Net increase in company owned life insurance                                    (167,677)       (29,018)       (46,521)
Net (increase) decrease in customers' liability on acceptances outstanding        (1,921)        17,142        (31,475)
Net cash provided by acquisition/sale of businesses                               45,463        442,426         69,512
----------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                 (1,134,489)    (3,547,706)    (3,567,555)

FINANCING ACTIVITIES
Net increase (decrease) in deposits                                            3,703,865      4,658,280       (686,777)
Net decrease in short-term borrowings                                           (107,118)      (831,313)      (716,060)
Net increase (decrease) in acceptances outstanding                                 1,921        (17,142)        31,475
Proceeds from issuance of medium- and long-term debt                           2,081,233      6,103,664      6,373,364
Repayments and purchases of medium- and long-term debt                        (4,932,466)    (6,604,430)    (2,981,672)
Redemption of preferred stock                                                   (250,000)          --             --
Proceeds from issuance of common stock and other capital transactions             65,286         37,240         29,347
Purchase of common stock for treasury and retirement                            (120,630)       (56,403)       (18,118)
Dividends paid                                                                  (314,052)      (261,096)      (235,646)
----------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                128,039      3,028,800      1,795,913
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks                                (5,420)       420,922       (618,657)
Cash and due from banks at beginning of year                                   1,930,682      1,509,760      2,128,417
----------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                       $ 1,925,262    $ 1,930,682    $ 1,509,760
======================================================================================================================
Interest paid                                                                $ 1,419,884    $ 1,718,365    $ 1,210,598
======================================================================================================================
Income taxes paid                                                            $   344,249    $   379,250    $   347,933
======================================================================================================================
Noncash investing and financing activities
   Loan transfers to other real estate                                       $    12,505    $     6,870    $    11,430
   Transfer from loans to loans held for sale                                       --             --          620,280
======================================================================================================================

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

For acquisitions accounted for as pooling-of-interests combinations, the historical consolidated financial statements are restated to include the accounts and results of operations. Statement of Financial Accounting Standards
(SFAS) No. 141 "Business Combinations" (issued June 2001), eliminated the pooling-of-interests method for acquisitions initiated after June 30, 2001. For acquisitions using the purchase method of accounting, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Goodwill representing the excess of cost over the net book value of identifiable assets acquired is amortized on a straight-line basis over periods ranging from 10 to 25 years (weighted average of 19 years). Beginning in 2002, as required by SFAS No. 142 "Goodwill and Other Intangible Assets" (issued June 2001), goodwill will no longer be amortized, but will be subject to annual impairment tests. Other intangible assets that do not have an indefinite life will continue to be amortized over its useful lives. Core deposit intangible assets are amortized on an accelerated method over 10 years.

IMPAIRMENT

The Corporation periodically evaluates long-lived assets, certain identifiable intangibles, deferred costs and goodwill for indication of impairment in value. When required, asset impairment is recorded.

LOANS HELD FOR SALE

Loans held for sale, normally mortgages and Small Business Administration loans, are carried at the lower of cost or market. Market value is determined in the aggregate.

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

Trading account securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in non-interest income.

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

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses represents management's assessment of probable losses inherent in the Corporation's credit portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. The Corporation allocates the allowance for credit losses to each loan category based on a defined methodology, which has been in use, without material change, for several years. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Credit Policy Group. Business loans are defined as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A detailed credit quality review is performed quarterly on large business loans which have deteriorated below certain levels of credit risk. A specific portion of the allowance is allocated to such loans based upon this review. The portion of the allowance allocated to the remaining business loans is determined by applying projected loss ratios to each risk rating based on numerous factors identified below. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent loan loss experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts.

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

Loans which were restructured, but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status, are generally not reported as nonperforming assets. Such loans continue to be evaluated for impairment for the remainder of the calendar year of the modifications. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring if not impaired based on the modified terms. See Note 4 on page 49 for additional information on loan impairment.

Consumer loans are generally not placed on nonaccrual status and are charged off no later than 180 days past due, or earlier if deemed uncollectible. Loans other than consumer are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable. Generally, a loan may be returned to accrual status when all delinquent principal and interest have been received and the Corporation expects repayment of the remaining contractual principal and interest or when the loan is both well secured and in the process of collection. A nonaccrual loan that is restructured will generally remain on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, sustained payment performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the restructured terms. These factors may result in the loan being returned to an accrual basis at the time of restructuring or upon satisfaction of a shorter performance period. If management is uncertain whether the borrower has the ability to meet the revised payment schedule, the loan remains classified as nonaccrual. Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for credit losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

STOCK-BASED COMPENSATION

The Corporation elected to continue to apply the intrinsic value method in accounting for its stock-based compensation plans. Information on the Corporation's stock-based compensation plans is included in Note 14 on page 53.

PENSION COSTS

Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations.

POSTRETIREMENT BENEFITS

Postretirement benefits are recognized in the financial statements during the employee's active service period.

DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

Beginning January 1, 2001, derivative instruments are carried at fair value as either other assets or liabilities on the balance sheet. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Corporation designates the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments designated and qualifying as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item (i.e. the ineffective portion), if any, is recognized in current earnings during the period of change. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

In 2000, the fair value of interest rate and foreign exchange swaps, interest rate caps and floors and futures and forward contracts used to hedge the Corporation's interest rate and foreign currency risk was not reflected on the balance sheet. These instruments, with the exception of futures and forward contracts, were accounted for on an accrual basis since there was a high correlation with the on-balance sheet instrument being hedged.

Foreign exchange futures and forward contracts, foreign currency options, interest rate caps and interest rate swap agreements executed as a service to customers are not designated as hedging instruments and both the realized and unrealized gains and losses on these instruments are recognized currently in noninterest income.

INCOME TAXES

Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Deferred taxes are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

STATEMENTS OF CASH FLOWS

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption, "Cash and due from banks."

DEFERRED DISTRIBUTION COSTS

Certain mutual fund distribution costs are capitalized when paid and amortized over six years. Fees that contractually recoup the deferred costs are received over a 6 - 8 year period. The net of fees and amortization is recorded in noninterest income.

LOAN ORIGINATION FEES AND COSTS

Loan origination and commitment fees are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

OTHER COMPREHENSIVE INCOME

The Corporation has elected to present information on comprehensive income in the Consolidated Statements of Changes in Shareholders' Equity on page 44 and in
Note 12 on page 52.


2  ACQUISITIONS

In January 2001, the Corporation merged with Imperial Bancorp (Imperial), a $7 billion (assets) bank holding company, through an exchange of 0.46 shares of Comerica common stock for each share of Imperial common stock. The Corporation issued 21 million shares of common stock as part of the transaction. The financial information presented in this annual report is restated to include the accounts and results of operations of Imperial, which was accounted for as a pooling-of-interests combination. The Corporation incurred a pre-tax, merger-related and restructuring charge of $173 million ($128 million after-tax) in 2001 in connection with the acquisition. As of December 31, 2001, all merger-related expenses have been incurred.

At December 31, 2001, the Corporation owned 12 million shares, or approximately 55%, of the outstanding common stock of Official Payment Corporation ("OPAY")(Nasdaq: OPAY). OPAY completed an initial public offering ("IPO") on November 23, 1999, of 5 million shares of common stock priced at $15 per share. As a result of the offering, the Corporation's ownership percentage of OPAY's common stock decreased from 80% to approximately 56% of total outstanding shares. The Corporation recognized a $44 million pre-tax gain in 1999 representing the increase in its basis in OPAY stock due to the IPO. The gain is reflected in "Net gain on sale of businesses" in the Consolidated Statements of Income.


3  INVESTMENT SECURITIES

Information concerning investment securities as shown in the consolidated balance sheets of the Corporation was as follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------
                                           GROSS       GROSS
                                      UNREALIZED   UNREALIZED   ESTIMATED
DECEMBER 31, 2001               COST       GAINS       LOSSES   FAIR VALUE
--------------------------------------------------------------------------------
  U.S. government and
    agency securities    $3,879,206   $   47,535   $    6,903   $3,919,838
  State and municipal
    securities               30,935        1,200            4       32,131
  Other securities          355,344        1,141       17,730      338,755
--------------------------------------------------------------------------------
  Total securities
    available for sale   $4,265,485   $   49,876   $   24,637   $4,290,724
================================================================================
DECEMBER 31, 2000
  U.S. government and
    agency securities    $3,120,561   $   22,476   $    8,417   $3,134,620
  State and municipal
    securities               44,920        1,417           40       46,297
  Other securities          713,101        6,599        9,892      709,808
--------------------------------------------------------------------------------
  Total securities
    available for sale   $3,878,582   $   30,492   $   18,349   $3,890,725
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

(IN THOUSANDS)
--------------------------------------------------------------------------------
                                                            ESTIMATED
DECEMBER 31, 2001                                   COST   FAIR VALUE
--------------------------------------------------------------------------------

Contractual maturity
  Within one year                             $  188,685   $  191,044
  Over one year to five years                    193,067      189,032
  Over five years to ten years                    36,527       33,502
  Over ten years                                  35,824       27,366
--------------------------------------------------------------------------------
    Subtotal securities                          454,103      440,944
Mortgage-backed securities                     3,721,019    3,759,379
Equity and other nondebt securities               90,363       90,401
--------------------------------------------------------------------------------
    Total securities available for sale       $4,265,485   $4,290,724
================================================================================

Sales, calls and write-downs of investment securities available for sale resulted in realized gains and losses as follows:

(IN THOUSANDS)
--------------------------------------------------------
YEAR ENDED DECEMBER 31             2001           2000
--------------------------------------------------------
Securities gains                $29,453         $20,152
Securities losses                (9,690)        (3,857)
--------------------------------------------------------
    Total                       $19,763         $16,295
========================================================


Assets, principally securities, carried at approximately $1.9 billion at December 31, 2001, were pledged to secure public deposits (including State of Michigan deposits of $122 million at December 31, 2001) and for other purposes as required by law.

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

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheet.

(IN THOUSANDS)
--------------------------------------------------------------------------------
DECEMBER 31                                                   2001       2000
--------------------------------------------------------------------------------
Nonaccrual loans
    Commercial loans                                      $467,078   $233,408
    International loans                                    109,349     68,911
    Real estate construction loans                           9,751      4,542
    Commercial mortgage loans                               17,891     17,398
    Residential mortgage loans                                 323        185
    Consumer loans                                           4,727      3,080
    Lease financing                                          7,349      3,837
--------------------------------------------------------------------------------
      Total                                                616,468    331,361
Reduced-rate loans                                             219      2,306
--------------------------------------------------------------------------------
      Total nonperforming loans                            616,687    333,667
Other real estate                                           10,104      5,577
--------------------------------------------------------------------------------
      Total nonperforming assets                          $626,791   $339,244
================================================================================
Loans past due 90 days and still accruing                 $ 44,089   $ 36,176
================================================================================
Gross interest income that would have been
    recorded had the nonaccrual and reduced-rate
    loans performed in accordance with original terms     $ 60,867   $ 41,733
================================================================================
Interest income recognized                                $ 16,958   $  7,934
================================================================================


A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

Impaired loans at December 31, 2001, were $674 million, $62 million of which were formerly on nonaccrual status, but were restructured and met the requirements to be restored to an accrual basis. These restructured loans are performing in accordance with their modified terms, but, in accordance with impaired loan disclosures must continue to be disclosed as impaired for the remainder of the calendar year of the restructuring. Excluding these restructured loans, impaired loans related to business loans remaining on nonaccrual status totaled $611 million at December 31, 2001.



(IN THOUSANDS)
--------------------------------------------------------------------------------
DECEMBER 31                                       2001        2000       1999
--------------------------------------------------------------------------------
Average impaired loans for the year           $548,662    $292,665   $209,480
================================================================================
Total period-end impaired loans               $673,812    $364,895   $199,922
Less: Loans returned to accrual status
   during the year                             (62,394)    (36,799)   (13,168)
--------------------------------------------------------------------------------
Total period-end nonaccrual
   business loans                             $611,418    $328,096   $186,754
================================================================================
Period-end impaired loans requiring
   an allowance                               $561,681    $277,159   $184,607
================================================================================
Impairment allowance                          $228,417    $104,107   $ 61,913
================================================================================

Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in the loan. Thirty-one percent of the total impaired loans at December 31, 2001, are evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate.



5  ALLOWANCE FOR CREDIT LOSSES

An analysis of changes in the allowance for credit losses follows:

(DOLLAR AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------
                                             2001         2000          1999
--------------------------------------------------------------------------------
Balance at January 1                    $ 608,110    $ 548,147     $ 515,058

Loans charged off                        (231,600)    (223,527)     (143,727)
Recoveries on loans previously
  charged off                              42,764       28,745        34,563
--------------------------------------------------------------------------------
  Net loans charged off                  (188,836)    (194,782)      (109,164)
Provision for credit losses               236,000      254,800        146,220
Transfer to loans held for sale                --           --         (4,000)
Foreign currency translation
  adjustment                                 (180)         (55)            33
--------------------------------------------------------------------------------
Balance at December 31                  $ 655,094    $ 608,110      $ 548,147
================================================================================
As a percent of total loans                  1.59%        1.51%          1.51%
================================================================================


The provision for credit losses in 2001 included a $25 million merger-related charge to conform the credit policies of Imperial with Comerica.

6  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional financial holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities in Michigan. In addition, the Corporation has an industry concentration with the automotive industry.

At December 31, 2001 and 2000, exposure from loan commitments and guarantees to companies related to the automotive industry totaled $11.2 billion and $10.6 billion, respectively. Additionally, commercial real estate loans, including commercial mortgages and construction loans, totaled $9.5 billion at December 31, 2001 and $8.3 billion at year-end 2000. Approximately $4.3 billion of commercial real estate and real estate construction loans at December 31, 2001, involved owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

7  PREMISES & EQUIPMENT & OTHER NONCANCELLABLE OBLIGATIONS

A summary of premises and equipment at December 31 by major category follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------
                                                             2001         2000
--------------------------------------------------------------------------------
Land                                                     $ 55,565    $  54,878
Buildings and improvements                                391,059      379,019
Furniture and equipment                                   383,299      384,452
--------------------------------------------------------------------------------
  Total cost                                              829,923      818,349
Less accumulated depreciation and amortization           (477,109)    (470,387)
--------------------------------------------------------------------------------
  Net book value                                         $352,814    $ 347,962
================================================================================

Rental expense for leased properties and equipment amounted to $55 million in 2001, $51 million in 2000 and $50 million in 1999. Future minimum payments under noncancellable obligations are as follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------
2002                                               $69,453
2003                                                67,848
2004                                                58,210
2005                                                50,467
2006                                                38,384
2007 and later                                     255,401
================================================================================

8  DEPOSITS

A maturity distribution of domestic certificates of deposits of $100,000 and over at December 31 follows:

 (IN MILLIONS)

--------------------------------------------------------------------------------
                                                            2001     2000
--------------------------------------------------------------------------------
Three months or less                                      $4,387   $3,206
Over three months to six months                            1,513    2,028
Over six months to twelve months                           1,946    2,061
Over twelve months                                           501      349
--------------------------------------------------------------------------------
  Total                                                   $8,347   $7,644
================================================================================

9  SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial

(IN THOUSANDS)
--------------------------------------------------------------------------------
                                        FEDERAL FUNDS PURCHASED AND        OTHER
                                              SECURITIES SOLD UNDER     BORROWED
DECEMBER 31, 2001                          AGREEMENTS TO REPURCHASE        FUNDS
--------------------------------------------------------------------------------
  Amount outstanding at year-end                         $1,693,447   $  292,816
  Weighted average interest rate at year-end                   1.64%       1.81%

DECEMBER 31, 2000
  Amount outstanding at year-end                         $1,640,006     $453,375
  Weighted average interest rate at year-end                   6.37%       5.51%
DECEMBER 31, 1999
  Amount outstanding at year-end                         $1,387,536   $1,537,158
  Weighted average interest rate at year-end                   4.43%       4.45%
================================================================================


paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The table at left provides a summary of short-term borrowings at December 31, 2001 and 2000.

At December 31, 2001, the parent company had available a $250 million commercial paper facility of which $140 million was outstanding. This facility is supported by a $200 million line of credit agreement. Under the current agreement, the line will expire in May 2002.

At December 31, 2001, the Corporation's subsidiary banks had pledged loans totaling $21.8 billion to secure a $16 billion collateralized borrowing account with the Federal Reserve Bank.

10  MEDIUM- & LONG- TERM DEBT

Medium- and long-term debt consisted of the following at December 31:

(IN THOUSANDS)
--------------------------------------------------------------------------------
                                                         2001       2000
--------------------------------------------------------------------------------
Parent Company
  7.25% subordinated notes due 2007                $  156,288  $  157,414
Subsidiaries
Subordinated notes:
  7.25% subordinated notes due 2007                   215,747     198,703
  8.375% subordinated notes due 2024                  179,152     155,071
  7.25% subordinated notes due 2002                   186,774     149,719
  6.875% subordinated notes due 2008                  107,642     103,272
  7.125% subordinated notes due 2013                  155,490     154,486
  7.875% subordinated notes due 2026                  168,029     172,346
  6.00% subordinated notes due 2008                   256,031     248,238
  7.65% subordinated notes due 2010                   267,661     248,385
  8.50% subordinated notes due 2009                   102,234      99,474
--------------------------------------------------------------------------------
    Total subordinated notes                        1,638,760   1,529,694
Medium-term notes:
  Floating rate based on LIBOR indices              2,355,618   5,048,972
  Floating rate based on Treasury indices                  --     125,000
  Floating rate based on Prime indices                     --   1,320,964
--------------------------------------------------------------------------------
    Total medium-term notes                         2,355,618   6,494,936
Variable rate secured debt financings
  due 2007                                            956,260         --
Notes payable                                              --      13,445
9.98% trust preferred securities due 2026              56,234      63,690
7.60% trust preferred securities due 2050             339,351          --
--------------------------------------------------------------------------------
    Total subsidiaries                              5,346,223   8,101,765
--------------------------------------------------------------------------------
    Total medium- and long-term debt               $5,502,511  $8,259,179
================================================================================

The carrying value of medium- and long-term debt in 2001 has been adjusted to reflect the gain or loss attributable to the risk hedged by risk management interest rate swaps that qualify as fair value hedges. Concurrent with the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table.

(DOLLAR AMOUNTS IN THOUSANDS)

--------------------------------------------------------------------------------
                               PRINCIPAL AMOUNT                           BASE
                                        OF DEBT                        RATE AT
                                      CONVERTED         BASE RATE     12/31/01
--------------------------------------------------------------------------------
Parent company
    7.25% subordinated notes           $150,000     6-month LIBOR         2.01%
Subsidiaries
Subordinated notes:
    7.25% subordinated notes           $200,000     6-month LIBOR         2.01%
    8.375% subordinated notes           150,000     6-month LIBOR         2.01%
    7.25% subordinated notes            150,000     6-month LIBOR         2.01%
    6.875% subordinated notes           100,000     6-month LIBOR         2.01%
    6.00% subordinated notes            250,000     6-month LIBOR         2.01%
    7.125% subordinated notes           150,000     6-month LIBOR         2.01%
    7.875% subordinated notes           150,000     6-month LIBOR         2.01%
    7.65% subordinated notes            250,000     3-month LIBOR         1.91%
    8.50% subordinated notes            100,000     3-month LIBOR         1.91%
================================================================================


All subordinated notes with maturities greater than one year qualify as Tier 2 capital.

The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, certain bank subsidiaries may offer an aggregate principal amount of up to $17 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rates on the floating rate medium-term notes based on LIBOR ranged from three-month LIBOR plus 0.07% to one-month LIBOR plus 0.20%. The notes are due from 2002 to 2005. There are no floating rate notes outstanding based on Treasury or Prime indices at December 31, 2001. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC. In July 2001, Comerica issued $350 million of 7.60% Trust Preferred Securities which are classified in medium- and long-term debt. The securities pay interest each quarter beginning October 1, 2001, and are callable any time after July 30, 2006. The Corporation used the proceeds from the issuance to redeem and retire in total the $250 million of preferred stock that was outstanding and for other general corporate purposes. The Corporation also has $55 million of 9.98% trust preferred securities classified in medium- and long-term debt at December 31, 2001. The securities pay interest semi-annually in June and December, and are callable anytime after June 30, 2007. The Corporation purchased and retired $10 million of these securities in 2001.

In December 2001, the Corporation privately placed approximately $1 billion of variable rate notes as part of a secured financing transaction. The Corporation utilized approximately $1.2 billion of dealer floor plan loans as collateral in conjunction with this transaction. The over-collateralization of the issuance provided for a preferred credit rating status. The secured financing includes $904 million of deferred payment notes bearing interest at the rate of 30 basis points plus a commercial paper reference rate, and $60 million of deferred payment notes based on one-month LIBOR. The interest rate on each of these note issuances is reset monthly. The $904 deferred payment notes, which may be redeemed upon the occurence of certain conditions, mature in December 2007. Interest will accrue on the $60 million deferred payment notes until January 2007, at which time the notes become redeemable by the holder. These notes do not qualify as Tier 2 capital and are not insured by the FDIC. The principal maturities of medium- and long-term debt are as follows:


(IN THOUSANDS)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        2002                                                    $1,558,000
        2003                                                       680,000
        2004                                                       100,000
        2005                                                       185,000
        2006                                                            --
        2007 and later                                           2,879,000
================================================================================

11  SHAREHOLDERS' EQUITY

In October 2000, in connection with the Imperial acquisition, the Board of Directors of the Corporation rescinded the then existing share repurchase program. In March 2001, the Board approved a one million (1,000,000) share repurchase program, which was completed in the third quarter 2001. In August 2001, the Board authorized the repurchase of up to an additional ten million (10,000,000) shares of Comerica Incorporated outstanding common stock. At December 31, 2001, 1.2 million shares had been repurchased under this program.

At December 31, 2001, the Corporation had reserved 29.0 million shares of common stock for issuance to employees and directors under the long-term incentive plans.

In August 2001, the Corporation retired 5 million shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series E, with a stated value of $50 per share.

12  OTHER COMPREHENSIVE INCOME

Other comprehensive income includes the change in unrealized gains and losses on investment securities available for sale, the change in accumulated net gains and losses on cash flow hedges and the change in the accumulated foreign currency translation adjustment. The Consolidated Statements of Changes in Shareholders' Equity includes only combined, net of tax, other comprehensive income. The following presents reconciliations of the components of accumulated other comprehensive income for the years ended December 31, 2001, 2000 and 1999.

The adoption of Statement No. 133 on January 1, 2001 resulted in a cumulative effect of an accounting change of $65 million, $42 million net of tax, included in other comprehensive income. For a further discussion of the effect of derivative instruments on other comprehensive income see Notes 1 and 20 to the consolidated financial statements.

(IN THOUSANDS)
--------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                               2001         2000         1999
--------------------------------------------------------------------------------------------------------------------
Net unrealized gains (losses) on investment securities available for sale:
    Balance at beginning of year                                                $   8,016    $ (22,719)   $  (8,203)
    Net unrealized holding gains (losses) arising during the period                31,901       61,996      (12,452)
    Less: Reclassification adjustment for gains (losses) included
          in net income                                                            19,763       16,295        8,675
--------------------------------------------------------------------------------------------------------------------
    Change in net unrealized gains (losses) before income taxes                    12,138       45,701      (21,127)
    Provision for income taxes                                                      4,248       14,966       (6,611)
--------------------------------------------------------------------------------------------------------------------
    Change in net unrealized gains (losses) on investment securities
          available for sale, net of tax                                            7,890       30,735      (14,516)
--------------------------------------------------------------------------------------------------------------------
    Balance at December 31                                                      $  15,906    $   8,016    $ (22,719)
Accumulated net gains (losses) on cash flow hedges:
    Balance at beginning of year                                                $      --    $      --    $      --
    Transition adjustment upon adoption of accounting standard                     64,705           --           --
    Net cash flow hedge gains (losses) arising during the period                  432,744           --           --
    Less: Reclassification adjustment for gains (losses) included
          in net income                                                           174,618           --           --
--------------------------------------------------------------------------------------------------------------------
    Change in cash flow hedges before income taxes                                322,831           --           --
    Provision for income taxes                                                    112,991           --           --
--------------------------------------------------------------------------------------------------------------------
    Change in cash flow hedges, net of tax                                        209,840           --           --
--------------------------------------------------------------------------------------------------------------------
    Balance at December 31                                                      $ 209,840    $      --    $      --
Accumulated foreign currency translation adjustment:
    Balance at beginning of year                                                $   4,081    $   1,015    $   1,233
    Net translation gains (losses) arising during the period                       (4,853)       3,066         (218)
    Less: Reclassification adjustment for gains (losses) included
          in net income                                                              (643)          --           --
--------------------------------------------------------------------------------------------------------------------
    Change in translation adjustment before income taxes                           (4,210)       3,066         (218)
    Provision for income taxes                                                         --           --           --
--------------------------------------------------------------------------------------------------------------------
    Change in foreign currency translation adjustment, net of tax                  (4,210)       3,066         (218)
--------------------------------------------------------------------------------------------------------------------
    Balance at December 31                                                      $    (129)   $   4,081    $   1,015
--------------------------------------------------------------------------------------------------------------------
Total accumulated other comprehensive income, net of taxes,
          at December 31                                                        $ 225,617    $  12,097    $ (21,704)
====================================================================================================================

13 NET INCOME PER COMMON SHARE

Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock plans, using the treasury stock method. Unallocated employee stock ownership plan shares are not included in average shares outstanding. A computation of earnings per share is presented at right.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                      2001           2000           1999
----------------------------------------------------------------------------------------------
Basic
        Average shares outstanding                       177,665        176,826        176,771
==============================================================================================
Net income                                              $709,578       $790,735       $759,415
Less preferred stock dividends                            11,608         17,100         17,100
----------------------------------------------------------------------------------------------
Net income applicable to common stock                   $697,970       $773,635       $742,315
==============================================================================================
Basic net income per common share                       $   3.93       $   4.38       $   4.20
==============================================================================================
Diluted
        Average shares outstanding                       177,665        176,826        176,771
        Nonvested stock                                      238            159            167
        Common stock equivalents
                Net effect of the assumed
                        exercise of stock options          2,121          2,395          2,863
----------------------------------------------------------------------------------------------
        Diluted average shares                           180,024        179,380        179,801
==============================================================================================
Net income                                              $709,578       $790,735       $759,415
Less preferred stock dividends                            11,608         17,100         17,100
----------------------------------------------------------------------------------------------
Net income applicable to common stock                   $697,970       $773,635       $742,315
==============================================================================================
Diluted net income per common share                     $   3.88       $   4.31       $   4.13
==============================================================================================

14 LONG-TERM INCENTIVE PLANS

The Corporation has long-term incentive plans under which it has awarded both shares of restricted stock to key executive officers and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. The Corporation has elected to follow the intrinsic value method in accounting for its employee and director stock options when the exercise price equals the market price of the underlying stock on the date of grant. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The options may have restrictions regarding exercisability. A majority of the Corporation's options vest over a four-year period.

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

The fair value of the options was estimated using an option valuation model with the following weighted-average assumptions:

---------------------------------------------------------------------------
                                                 2001      2000      1999
---------------------------------------------------------------------------
Risk-free interest rate                         4.88%     6.46%     5.15%
Expected dividend yield                         2.66%     2.84%     3.24%
Expected volatility factors of the market
        price of Comerica common stock            31%       28%       24%
Expected option life (in years)                  4.8       4.8       4.8
============================================================================



--------------------------------------------------------------------------------
                                                             AVERAGE PER SHARE
                                                            EXERCISE    MARKET
                                                  NUMBER       PRICE     PRICE
--------------------------------------------------------------------------------
Outstanding - December 31, 1998               10,234,956     $ 33.26    $68.19
        Granted                                2,388,392       64.86     66.63
        Cancelled                               (259,697)      56.27     58.69
        Exercised                               (801,136)      18.44     62.76
        Expired                                       --
--------------------------------------------------------------------------------
Outstanding - December 31, 1999               11,562,515     $ 40.32    $46.69
        Granted                                2,781,847       42.53     41.95
        Cancelled                               (261,986)      50.92     49.58
        Exercised                             (1,522,564)      17.16     17.31
        Expired                                       --
--------------------------------------------------------------------------------
Outstanding - December 31, 2000               12,559,812     $ 43.38    $59.38
        Granted                                2,566,441       52.00     52.00
        Cancelled                               (269,735)      54.32     64.74
        Exercised                             (1,757,074)      28.71     59.70
        Expired                                       --
--------------------------------------------------------------------------------
Outstanding - December 31, 2001               13,099,444     $ 46.81    $57.30
================================================================================
Exercisable - December 31, 2000                8,026,508     $ 39.09
Exercisable - December 31, 2001                8,159,135       43.13
Available for grant - December 31, 2001       15,893,000
================================================================================

Had compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair value provisions, net income and earnings per share would have been as follows:

(IN THOUSANDS, EXCEPT PER SHARE DATA)

--------------------------------------------------------------------------------
                                               2001          2000        1999
--------------------------------------------------------------------------------
Pro forma net income applicable
  to common stock                          $653,266      $747,700    $719,598

Pro forma earnings per share:
  Basic                                    $   3.68      $   4.23    $   4.07
  Diluted                                      3.63          4.17        4.00
================================================================================

The pro forma net income and earnings per share presented on the previous page includes the compensation cost associated with options to acquire OPAY stock granted to employees of the Corporation's OPAY subsidiary. Other disclosures provided in this note do not include information related to the OPAY stock option plan. Pro forma net income applicable to common and earnings per share in 2001 was affected by the accelerated vesting of former Imperial and OPAY stock options as a result of the Imperial acquisition.

The table to the right summarizes information about stock options outstanding at December 31, 2001:

----------------------------------------------------------------------------
                             OUTSTANDING                   EXERCISABLE
----------------------------------------------------------------------------
                                          AVERAGE                    AVERAGE
  EXERCISE                     AVERAGE    EXERCISE                  EXERCISE
PRICE RANGE          SHARES    LIFE (A)    PRICE        SHARES       PRICE
----------------------------------------------------------------------------
$ 5.87 - $18.75     1,272,196     2.9     $17.75       1,272,196    $17.75
 19.83 -  37.74     1,893,037     3.7      24.84       1,893,037     24.84
 40.09 -  49.81     3,520,206     7.2      41.42       2,213,548     41.36
 50.17 -  59.24     2,606,273     9.3      54.58          88,863     53.16
 60.31 -  66.81     2,076,506     7.2      66.59       1,300,885     66.52
 68.44 -  71.58     1,731,226     6.2      71.58       1,390,606     71.58
----------------------------------------------------------------------------
Total              13,099,444     6.6      46.81       8,159,135     43.13
============================================================================

(a) Average contractual life remaining in years.

In 2001, the Corporation awarded 162 thousand shares of restricted stock. The fair value of these shares at grant date was $9 million.

15 EMPLOYEE BENEFIT PLANS

The Corporation has a defined benefit pension plan in effect for substantially all full-time employees. Staff expense includes income of $1.4 million in 2001, $7.9 million in 2000 and $0.8 million in 1999 for the plan. Benefits under the plan are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plan's assets primarily consist of units of certain collective investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities and corporate bonds and notes.

The Corporation's postretirement benefits plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, and life insurance only for retirees after that date. The Corporation has funded the plan with a company-owned life insurance contract.

The tables below set forth reconciliations of the Corporation's pension and postretirement plan obligations and plan assets:

(IN THOUSANDS)

---------------------------------------------------------------------------------------------------
                                                 DEFINED BENEFIT                    POSTRETIREMENT
                                                    PENSION PLAN                      BENEFIT PLAN
---------------------------------------------------------------------------------------------------
                                           2001             2000             2001             2000
---------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at January 1       $ 590,627        $ 509,686        $  75,952        $  74,562
Service cost                             15,548           13,531               88               79
Interest cost                            46,998           42,839            5,708            5,541
Amendments                                 --             25,696             --               --
Actuarial (gain) loss                    65,164           22,294            1,853            2,892
Benefits paid                           (25,042)         (23,419)          (6,112)          (7,122)
---------------------------------------------------------------------------------------------------
Benefit obligation at
        December 31                   $ 693,295        $ 590,627        $  77,489        $  75,952
===================================================================================================
Change in plan assets:
Fair value of plan assets at
        January 1                     $ 631,019        $ 651,782        $  85,711        $  84,391
Actual return on plan assets            (33,829)           2,656              637            5,136
Employer contributions                   36,600             --              3,089            3,306
Benefits paid                           (25,042)         (23,419)          (6,112)          (7,122)
---------------------------------------------------------------------------------------------------
Fair value of plan assets at
        December 31                   $ 608,748        $ 631,019        $  83,325        $  85,711
===================================================================================================

The following table sets forth the funded status of the defined benefit pension and postretirement plan and amounts recognized on the Corporation's balance sheet:

(IN THOUSANDS)

-----------------------------------------------------------------------------------------------
                                              DEFINED BENEFIT                   POSTRETIREMENT
                                                 PENSION PLAN                     BENEFIT PLAN
-----------------------------------------------------------------------------------------------
                                        2001             2000             2001            2000
-----------------------------------------------------------------------------------------------
Funded status at
        December 31                $ (84,547)       $  40,393        $   5,836       $   9,758
Unrecognized net (gain) loss         139,142          (24,927)          10,606           3,282
Unrecognized net transition
        (asset) obligation            19,576             (856)          47,083          51,388
Unrecognized prior service
        cost                            --             21,597             --              --
-----------------------------------------------------------------------------------------------
Prepaid benefit cost               $  74,171        $  36,207        $  63,525       $  64,428
===============================================================================================

The change in funding status of the defined benefit pension plan from 2000 to 2001 is a result of lower than expected investment performance in 2001. Future contributions to the plan and improved earnings performance of the plan is expected to return the plan to a fully funded status. The Corporation has met or exceeded all minimum funding standards for the defined benefit pension plan.

Components of net periodic benefit cost (income):

DEFINED BENEFIT PENSION PLAN
(IN THOUSANDS)

----------------------------------------------------------------------------------
                                             2001           2000             1999
----------------------------------------------------------------------------------
Service cost                             $ 15,548        $ 13,531        $ 15,387
Interest cost                              46,999          42,839          38,118
Expected return on plan assets            (67,145)        (60,920)        (51,241)
Amortization of unrecognized
        transition asset                    2,069          (4,834)         (4,834)
Amortization of unrecognized prior
        service cost                        2,021           2,026            (322)
Amortization of unrecognized net
        (gain) loss                          (856)           (584)          2,132
----------------------------------------------------------------------------------
Net periodic benefit income              $ (1,364)       $ (7,942)       $   (760)
==================================================================================

The following table sets forth the funded status of the defined benefit pension and postretirement plan and amounts recognized on the Corporation's balance sheet:

(IN THOUSANDS)

-----------------------------------------------------------------------------------------------
                                              DEFINED BENEFIT                   POSTRETIREMENT
                                                 PENSION PLAN                     BENEFIT PLAN
-----------------------------------------------------------------------------------------------
                                        2001             2000             2001            2000
-----------------------------------------------------------------------------------------------
Funded status at
        December 31                $ (84,547)       $  40,393        $   5,836       $   9,758
Unrecognized net (gain) loss         139,142          (24,927)          10,606           3,282
Unrecognized net transition
        (asset) obligation            19,576             (856)          47,083          51,388
Unrecognized prior service
        cost                            --             21,597             --              --
-----------------------------------------------------------------------------------------------
Prepaid benefit cost               $  74,171        $  36,207        $  63,525       $  64,428
===============================================================================================

The change in funding status of the defined benefit pension plan from 2000 to 2001 is a result of lower than expected investment performance in 2001. Future contributions to the plan and improved earnings performance of the plan is expected to return the plan to a fully funded status. The Corporation has met or exceeded all minimum funding standards for the defined benefit pension plan.

Components of net periodic benefit cost (income):

DEFINED BENEFIT PENSION PLAN
(IN THOUSANDS)

----------------------------------------------------------------------------------
                                             2001           2000             1999
----------------------------------------------------------------------------------
Service cost                             $ 15,548        $ 13,531        $ 15,387
Interest cost                              46,999          42,839          38,118
Expected return on plan assets            (67,145)        (60,920)        (51,241)
Amortization of unrecognized
        transition asset                    2,069          (4,834)         (4,834)
Amortization of unrecognized prior
        service cost                        2,021           2,026            (322)
Amortization of unrecognized net
        (gain) loss                          (856)           (584)          2,132
----------------------------------------------------------------------------------
Net periodic benefit income              $ (1,364)       $ (7,942)       $   (760)
==================================================================================

15 EMPLOYEE BENEFIT PLANS (CONTINUED)
POSTRETIREMENT BENEFIT PLAN
(IN THOUSANDS)

--------------------------------------------------------------------------
                                        2001           2000           1999
--------------------------------------------------------------------------
Service cost                         $    88        $    79        $   256
Interest cost                          5,708          5,541          5,308
Expected return on plan assets        (6,109)        (6,069)        (5,935)
Amortization of unrecognized
        transition obligation          4,306          4,305          4,628
--------------------------------------------------------------------------
Net periodic benefit cost            $ 3,993        $ 3,856        $ 4,257

Actuarial assumptions were as follows:

DEFINED BENEFIT PENSION PLAN

--------------------------------------------------------------------------------
                                             2001     2000     1999
--------------------------------------------------------------------------------
Discount rate used in determining
        benefit obligation                   7.4%     7.9%     8.0%
Long-term rate of return on assets          10.0%    10.0%     9.3%
Rate of compensation increase                5.0%     5.0%     5.0%

POSTRETIREMENT BENEFIT PLAN

-----------------------------------------------------------------------
                                            2001      2000        1999
-----------------------------------------------------------------------
Discount rate used in determining
        benefit obligation                  7.4%      7.9%        8.0%
Long-term rate of return on assets          6.7%      6.7%        6.7%
=======================================================================

The health care and prescription drug cost trend rates projected for 2001 were eight percent and 10 percent, respectively. Each health care cost trend rate is assumed to gradually decrease to five percent by the year 2007. Increasing each health care rate by one percentage point would increase the accumulated postretirement benefit obligation by $6 million at December 31, 2001, and the aggregate of the service and interest cost components by $418 thousand for the year ended December 31, 2001. Decreasing each health care rate by one percentage point would decrease the accumulated postretirement benefit obligation by $5 million at December 31, 2001, and the aggregate of the service and interest cost components by $367 thousand for the year ended December 31, 2001.

The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation's employees are eligible to participate in one or more of the plans. The Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation's financial performance. Staff expense includes expense of $16.6 million in 2001, $18.7 million in 2000 and $16.7 million in 1999 for the plans.

Prior to the merger, Imperial maintained an employee stock ownership plan ("ESOP") for certain employees. Imperial recorded compensation expense equal to the fair value of the shares allocated under the plan. The contributions to the plan are discretionary. At December 31, 2000 the plan was externally leveraged. Imperial borrowed $6 million from a correspondent bank in 1999 and an additional $6 million in 2000 to fund the purchase of 133,723 and 165,227 shares of common stock, respectively, for contribution to the ESOP. In 2001 the plan was converted to an internally leveraged plan and merged into the Corporation's 401(k) plan. Shares are released to the ESOP as principal and interest payments are made on the loans. In 2001, a total of 44,508 shares of common stock, with a cost basis of $1.7 million, were released to the ESOP. For 2000, a total of 70,183 shares, with a cost basis of $3.0 million, were released to the ESOP. At December 31, 2001 and 2000, unearned compensation related to the ESOP of $5.0 million and $6.8 million, respectively, was reflected as a reduction of shareholders' equity. The fair value of unallocated ESOP shares totaled $7.6 million and $10.5 million at December 31, 2001 and 2000, respectively.

Prior to the merger, Imperial also maintained a Deferred Compensation Plan ("DC Plan") to provide specified benefits to certain employees and directors. The DC Plan allowed participants to defer all or a portion of their salary and bonus. Imperial matched from 0% to 50% of certain participants' deferrals under the plan. The match percentage was 25% for 2001 and 50% for 2000 and 1999. The expense related to funding the deferred compensation match totaled $0.6 million, $5.1 million and $3.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. The plan was merged into the Corporation's deferred compensation plan at June 30, 2001. No additional matching contributions are paid to participants under the terms of the merged plan.

16 INCOME TAXES

The current and deferred components of income taxes were as follows:

(IN THOUSANDS)

--------------------------------------------------------------------------------
                                            2001           2000           1999
--------------------------------------------------------------------------------
Currently payable
        Federal                         $305,153       $360,514       $337,127
        Foreign                           17,570         16,120         22,797
        State and local                   33,723         20,809         31,019
--------------------------------------------------------------------------------
                                         356,446        397,443        390,943
Deferred federal, state and local         44,613         33,349         28,404
--------------------------------------------------------------------------------
          Total                         $401,059       $430,792       $419,347
================================================================================

There were $6.9 million, $4.4 million and $3.8 million of income tax provision on securities transactions in 2001, 2000 and 1999, respectively.

The principal components of deferred tax assets and liabilities at December 31 is presented at right:


(IN THOUSANDS)

--------------------------------------------------------------------------------
                                                   1001           2000
--------------------------------------------------------------------------------
Deferred tax assets:
Allowance for credit losses                    $214,307       $195,425
Allowance for depreciation                        9,642          3,302
Deferred loan origination fees and costs         33,413         31,617
Employee benefits                                37,712         30,627
Other temporary differences, net                 85,217         52,109
--------------------------------------------------------------------------------
        Total deferred tax assets              $380,291       $313,080
Deferred tax liabilities:
Lease financing transactions                   $423,456       $310,624
OPAY                                             11,919         13,029
Other comprehensive income                      122,324          4,251
--------------------------------------------------------------------------------
        Total deferred tax liabilities          557,699        327,904
--------------------------------------------------------------------------------
          Net deferred tax liability           $177,408       $ 14,824
================================================================================

The provision for income taxes differs from that computed by applying the federal statutory rate of 35 percent for the reasons in the following analysis:

(IN THOUSANDS)

-------------------------------------------------------------------------------------------------------------
                                                    2001                    2000                 1999
                                              AMOUNT     RATE        AMOUNT     RATE       AMOUNT     RATE
-------------------------------------------------------------------------------------------------------------
Tax based on federal statutory rate         $ 388,723    35.0%    $ 427,535     35.0%    $ 412,567     35.0%
Effect of tax-exempt interest income           (1,807)   (0.2)       (1,917)    (0.2)       (2,856)    (0.2)
State income taxes                             24,275     2.2        18,419      1.5        15,561      1.3
Company owned life insurance                  (13,475)   (1.2)      (11,553)    (0.9)      (11,054)    (0.9)
Goodwill                                        7,189     0.6         7,557      0.6         7,584      0.6
Merger-related tax liability adjustment        (6,853)   (0.6)           --       --            --       --
Other                                           3,007     0.3        (9,249)    (0.7)       (2,455)    (0.2)
-------------------------------------------------------------------------------------------------------------
Provision for income taxes                  $ 401,059    36.1%    $ 430,792     35.3%    $ 419,347     35.6%
=============================================================================================================

17 MERGER-RELATED AND RESTRUCTURING CHARGES

IMPERIAL BANCORP RESTRUCTURING

The Corporation recorded a restructuring charge of $173 million in 2001 related to the acquisition of Imperial Bancorp. The components of this charge, which included $25 million recorded in the provision for credit losses and $148 million recorded in noninterest expenses, are shown in the table below. The integration with Imperial was completed in the fourth quarter of 2001. No additional Imperial-related restructuring charges are expected.

Employee termination costs included the cost of severance, outplacement and other benefits associated with the involuntary termination of employees, primarily senior management and employees in corporate support and data processing functions. A total of 352 employees were terminated in 2001 as part of the restructuring plan. Other employee-related costs include cash payments related to change in control provisions in employment contracts and retention bonuses.

The charge related to conforming policies represents costs associated with conforming the credit and accounting policies of Imperial with those of the Corporation. Of the $36 million charge associated with conforming policies, $25 million was included in the provision for credit losses on the statement of income in the first quarter of 2001. The remaining amount related primarily to a gain on the sale of Imperial's merchant bankcard business, required under an existing Comerica alliance agreement, and conforming commercial equipment lease residual values policies.

The Corporation incurred facilities and operations charges associated with closing excess facilities and replacing signage.

Other merger-related restructuring costs were primarily comprised of investment banking, accounting, consulting and legal fees.

OFFICIAL PAYMENTS CORPORATION (OPAY) RESTRUCTURING

The Corporation recorded a restructuring charge of $4 million in the fourth quarter of 2001 related to its subsidiary, Official Payments Corporation (OPAY), designed to significantly reduce operating expenses and its use of cash. The OPAY restructuring charge is shown net of the portion of the charge attributable to the minority shareholders in OPAY. As part of the restructuring program, OPAY will incorporate newly developed technology into its operations resulting in reductions in salaries and benefits, marketing, administrative and telecommunications costs. No additional restructuring charges are expected as part of this plan.

The restructuring charge included employee termination costs of $1 million which covered the cost of severance, outplacement and other benefits associated with the involuntary termination of

RESTRUCTURING RESERVE ANALYSIS

(IN THOUSANDS)

------------------------------------------------------------------------------------------------------------------------------------
                                                 OTHER                 FACILITIES
                                   EMPLOYEE  EMPLOYEE-   CONFORMING           AND                 IMPERIAL        OPAY     COMBINED
                                TERMINATION    RELATED     POLICIES    OPERATIONS       OTHER        TOTAL       TOTAL        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2001      $   --       $   --       $   --       $   --       $   --       $   --       $   --       $   --
Provision expense charged to
        operating expense         35,200       49,200       35,900       23,500       28,900      172,700        4,000      176,700
Cash outlays                     (29,900)     (36,000)        --         (2,500)     (28,400)     (96,800)        (300)     (97,100)
Noncash write-downs and other       --        (11,100)     (35,900)     (21,000)        --        (68,000)      (1,500)     (69,500)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001    $  5,300     $  2,100     $   --       $   --       $    500     $  7,900     $  2,200     $ 10,100
====================================================================================================================================

employees, primarily in corporate support and product development areas. A total of 44 employees are expected to be severed as part of the restructuring plan, 33 of which occurred during the fourth quarter. The remaining employee severances will occur during 2002.

The remainder of the charge was for facilities and operations charges of $3 million associated with asset write-downs and lease terminations for excess facilities and equipment disposed of as part of the restructuring effort.

18 TRANSACTIONS WITH RELATED PARTIES

The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2001, totaled $401 million at the beginning and $406 million at the end of 2001. During 2001, new loans to related parties aggregated $448 million and repayments totaled $443 million.

19 REGULATORY CAPITAL & BANKING SUBSIDIARIES

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $641 million at January 1, 2002, plus current year's earnings. Substantially all the assets of the Corporation's subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

Dividends paid to the Corporation by its banking subsidiaries amounted to $580 million in 2001, $339 million in 2000 and $261 million in 1999.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. At December 31, 2001 and 2000, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" (total capital ratio greater than 10 percent). The following is a summary of the capital position of the Corporation and its significant banking subsidiaries.

(IN THOUSANDS)

--------------------------------------------------------------------------------------------------------------------------
                                                      COMERICA INC.          COMERICA   COMERICA BANK-    COMERICA BANK-
DECEMBER 31, 2001                                    (CONSOLIDATED)              BANK            TEXAS        CALIFORNIA
--------------------------------------------------------------------------------------------------------------------------
Tier 1 common capital                                  $4,282,890          $2,946,887      $401,797          $1,174,524
Tier 1 capital                                          4,678,475           3,166,887       401,797           1,174,524
Total capital                                           6,860,542           4,880,733       548,680           1,570,924
Tier 1 common capital to risk-weighted assets                7.30%               6.99%         9.02%               8.94%
Tier 1 capital to risk-weighted assets (minimum-4.0%)        7.98                7.52          9.02                8.94
Total capital to risk-weighted assets (minimum-8.0%)        11.70               11.58         12.31               11.96
Tier 1 capital to average assets (minimum-3.0%)              9.36                8.90         10.42                8.66

DECEMBER 31, 2000

Tier 1 common capital                                  $3,914,196          $2,923,331      $370,520          $  980,768
Tier 1 capital                                          4,230,159           2,923,331       370,520             996,768
Total capital                                           6,398,904           4,600,732       519,976           1,378,907
Tier 1 common capital to risk-weighted assets                6.80%               7.09%         9.43%               7.65%
Tier 1 capital to risk-weighted assets (minimum-4.0%)        7.35                7.09          9.43                7.78
Total capital to risk-weighted assets (minimum-8.0%)        11.11               11.16         13.23               10.76
Tier 1 capital to average assets (minimum-3.0%)              8.74                8.91          9.95                8.17

20 DERIVATIVE AND CREDIT-RELATED FINANCIAL INSTRUMENTS AND
   FOREIGN EXCHANGE CONTRACTS

In the normal course of business, the Corporation enters into various transactions involving derivative financial instruments, foreign exchange contracts and credit-related financial instruments to manage exposure to fluctuations in interest rate, foreign currency and other market risks and to meet the financing needs of customers. These financial instruments involve, to varying degrees, elements of credit and market risk.

Credit risk is the possible loss that may occur in the event of non-performance by the counterparty to a financial instrument. The Corporation attempts to minimize credit risk arising from financial instruments by evaluating the creditworthiness of each counterparty, adhering to the same credit approval process used for traditional lending activities. Counterparty risk limits and monitoring procedures have also been established to facilitate the management of credit risk. Collateral is obtained, if deemed necessary, based on the results of management's credit evaluation. Collateral varies, but may include cash, investment securities, accounts receivable, inventory, property, plant and equipment or real estate.

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

Market risk is the potential loss that may result from movements in interest or foreign currency rates which cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing monetary exposure limits and monitoring compliance with those limits. Market risk arising from derivative and foreign exchange positions entered into on behalf of customers is reflected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in derivative and foreign exchange contracts held or issued for risk management purposes is generally offset by changes in the value of rate sensitive assets or liabilities.

DERIVATIVE FINANCIAL INSTRUMENTS AND
FOREIGN EXCHANGE CONTRACTS

The Corporation, as an end-user, employs a variety of financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments are also used to manage exposures to market risks, including interest rate caps and floors, total return swaps, foreign exchange forward contracts and foreign exchange swap agreements. As part of a fair value hedging strategy, the Corporation has entered into interest rate swap agreements for interest rate risk management purposes. The interest rate swap agreements utilized, effectively modify the Corporation's exposure to interest rate risk by converting fixed-rate deposits and debt to a floating rate. These agreements involve the receipt of fixed rate of interest amounts in exchange for floating rate interest payments over the life of the agreement, without an exchange of the underlying principal amount. No ineffectiveness was required to be recorded on these hedging instruments in the statement of income for the year ended December 31, 2001. As part of a cash flow hedging strategy, the Corporation entered into predominantly 3-year interest rate swap agreements that effectively convert a portion of its existing and forecasted floating-rate loans to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest income over the next three years. Approximately 27% ($11 billion) of the Corporation's outstanding loans were designated as the hedged items to interest rate swap agreements at December 31, 2001. For the year ended December 31, 2001, interest rate swap agreements designated as cash flow hedges increased interest and fees on loans by $175 million. Hedge ineffectiveness that resulted from cash flow hedges of variable rate loans was not material. If interest rates and interest curves remain at their current levels, the Corporation expects to reclassify $198 million of net gains on derivative instruments, that are designated as cash flow hedges, from accumulated other comprehensive income to earnings during the next twelve months due to receipt of variable interest associated with the existing and forecasted floating-rate loans. In addition, the Corporation uses forward foreign exchange contracts to protect the value of its foreign subsidiaries. Realized and unrealized gains and losses from these hedges are not included in the statement of income, but are shown in the accumulated foreign currency translation adjustment account included in other comprehensive income, with the related amounts due to or from counterparties included in other liabilities or other assets. During the year ended December 31, 2001 and 2000, the Corporation recognized immaterial amounts of net gains in accumulated foreign currency translation adjustment, related to the forward foreign exchange contracts.

The Corporation also uses various other types of financial instruments to mitigate interest rate and foreign currency risks associated with specific assets or liabilities. Such instruments include interest rate caps and floors, foreign exchange forward contracts, and foreign exchange cross-currency swaps.

The following table presents the composition of derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 2001 and 2000. In 2001, the fair values of all derivatives and foreign exchange contracts are reflected in the consolidated balance sheets, as required by SFAS No. 133. In 2000, only the fair values of customer-initiated and other derivatives and foreign exchange contracts are reflected in the consolidated balance sheets.

20 DERIVATIVE AND CREDIT-RELATED FINANCIAL INSTRUMENTS AND
   FOREIGN EXCHANGE CONTRACTS (CONTINUED)

(IN MILLIONS)

-----------------------------------------------------------------------------------
                                        NOTIONAL/
                                        CONTRACT  UNREALIZED    UNREALIZED    FAIR
DECEMBER 31, 2001                         AMOUNT       GAINS        LOSSES   VALUE
-----------------------------------------------------------------------------------
Risk management
        Interest rate contracts:
                Swaps                    $14,497        $573       $ (2)     $571
        Foreign exchange contracts:
                Spot and forwards            535          10         (4)        6
                Swaps                        285           2        (17)      (15)
-----------------------------------------------------------------------------------
                Total foreign
                  exchange contracts         820          12        (21)       (9)
-----------------------------------------------------------------------------------
                Total risk management    $15,317        $585       $(23)     $562
===================================================================================

DECEMBER 31, 2000
Risk management
        Interest rate contracts:
                Swaps                    $12,594        $ 206      $(33)     $173
                Options, caps and
                  floors purchased         6,058           10        (1)        9
-----------------------------------------------------------------------------------
                Total interest rate
                  contracts               18,652          216       (34)      182
        Foreign exchange contracts:
                Spot and forwards            493           18        (6)       12
                Swaps                        115            1       (13)      (12)
-----------------------------------------------------------------------------------
                Total foreign
                  exchange contracts         608           19       (19)       --
-----------------------------------------------------------------------------------
                Total risk management    $19,260        $ 235      $(53)     $182
===================================================================================

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

Bilateral collateral agreements with counterparties covered 92 percent and 95 percent of the notional amount of interest rate derivative contracts at December 31, 2001 and 2000, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2001, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative or foreign exchange contracts.

On a limited scale, fee income is earned from entering into various transactions, principally foreign exchange contracts and interest rate contracts at the request of customers. Market risk inherent in customer contracts is often mitigated by taking offsetting positions. The Corporation generally does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.

Fair values for customer-initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended December 31, 2001, unrealized gains and unrealized losses on customer-initiated and other foreign exchange contracts averaged $43 million and $39 million, respectively. For the year ended December 31, 2000, unrealized gains and unrealized losses averaged $26 million and $19 million, respectively. These contracts also generated noninterest income of $21 million in 2001 and $9 million in 2000. Average positive and negative fair values and income related to customer-initiated and other interest rate contracts were not material for 2001 and 2000.

The following table presents the composition of derivative financial instruments and foreign exchange contracts held or issued in connection with customer-initiated and other activities at December 31, 2001 and 2000.

(IN MILLIONS)

-----------------------------------------------------------------------------------------------------
                                       NOTIONAL/
                                       CONTRACT         UNREALIZED      UNREALIZED             FAIR
DECEMBER 31, 2001                        AMOUNT              GAINS          LOSSES            VALUE
-----------------------------------------------------------------------------------------------------
Customer-initiated and other
   Interest rate contracts:
        Caps and floors written           $  365          $ --            $   (4)          $   (4)
        Caps and floors
           purchased                         352               4            --                  4
        Swaps                                981              14             (13)               1
-----------------------------------------------------------------------------------------------------
        Total interest rate
           contracts                       1,698              18             (17)               1
   Foreign exchange contracts:
        Spot, forwards, futures
           and options                     2,323              35             (29)               6
        Swaps                                366               2              (1)               1
-----------------------------------------------------------------------------------------------------
        Total foreign
           exchange contracts              2,689              37             (30)               7
-----------------------------------------------------------------------------------------------------
        Total customer-initiated
           and other                      $4,387          $   55          $  (47)          $    8
=====================================================================================================
DECEMBER 31, 2000
Customer-initiated and other
   Interest rate contracts:
        Caps and floors written           $  198          $ --            $   (1)          $   (1)
        Caps and floors
           purchased                         179               1            --                  1
        Swaps                                493               5              (4)               1
-----------------------------------------------------------------------------------------------------
        Total interest rate
           contracts                         870               6              (5)               1
   Foreign exchange contracts:
        Spot, forwards, futures
           and options                     1,827              26             (19)               7
        Swaps                                 50            --              --               --
-----------------------------------------------------------------------------------------------------
        Total foreign
           exchange contracts              1,877              26             (19)               7
-----------------------------------------------------------------------------------------------------
        Total customer-initiated
           and other                      $2,747          $   32          $  (24)          $    8
=====================================================================================================

20  DERIVATIVE AND CREDIT-RELATED FINANCIAL INSTRUMENTS AND
    FOREIGN EXCHANGE CONTRACTS (CONTINUED)

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

COMMITMENTS

The Corporation also enters into commitments to purchase or sell earning assets for risk management purposes. These transactions, which are similar in nature to forward contracts, did not have a material impact on the consolidated financial statements for the years ended December 31, 2001 and 2000. Commitments to purchase and sell investment securities for the Corporation's trading account totaled $11 million and $10 million, respectively, at December 31, 2001 and $1 million and $2 million, respectively, at December 31, 2000. Outstanding commitments expose the Corporation to both credit and market risk.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities.

Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

 (IN MILLIONS)

-------------------------------------------------------------------------
                                                       2001       2000
-------------------------------------------------------------------------
Unused commitments to extend credit                  $28,695    $28,625
Standby letters of credit and financial guarantees     5,118      4,692
Commercial letters of credit                             258        305
Credit default swaps                                       7         44

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit included bankcard, revolving check credit and equity access loan commitments of $1 billion at December 31, 2001 and 2000. Other unused commitments, primarily variable rate, totaled $28 billion at December 31, 2001 and 2000.

STANDBY AND COMMERCIAL LETTERS OF CREDIT AND
FINANCIAL GUARANTEES

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, defined as those maturing beyond one year, expire in decreasing amounts through the year 2012, and were $1,562 million and $1,338 million at December 31, 2001 and 2000, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $3,556 million and $2,997 million at December 31, 2001 and 2000, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions.

CREDIT DEFAULT SWAPS

Credit default swaps allow the Corporation to diversify its loan portfolio by assuming credit exposure from different borrowers or industries without actually extending credit in the form of a loan. Credit risk associated with credit default swaps was $7 million and $44 million at December 31, 2001 and 2000, respectively.

21 CONTINGENT LIABILITIES

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

22 USAGE RESTRICTIONS

Cash and due from banks may include amounts required to be deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation's subsidiary banks. The average amount of these reserves was $212 million and $201 million for the years ended December 31, 2001 and 2000, respectively.

23 ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosure of the estimated fair values of financial instruments, which differ from carrying values, often requires the use of estimates. In cases where quoted market values are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Furthermore, as the Corporation normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships and the value of trust operations and other fee generating businesses. The Corporation believes the imprecision of an estimate could be significant.

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

Retail loans: This category consists of residential mortgage and consumer loans. The estimated fair value of residential mortgage loans is based on discounted contractual cash flows or market values of similar loans sold in conjunction with securitized transactions. For consumer loans, the estimated fair values are calculated by discounting the contractual cash flows of the loans using rates representative of year-end origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

Customers' liability on acceptances outstanding and acceptances outstanding: The carrying amount approximates the estimated fair value.

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

Derivative financial instruments and foreign exchange contracts: The estimated fair value of interest rate swaps represents the amount the Corporation would receive or pay to terminate or otherwise settle the contracts at the balance sheet date, taking into consideration current unrealized gains and losses on open contracts. The estimated fair value of foreign exchange futures and forward contracts and commitments to purchase or sell financial instruments is based on quoted market prices. The estimated fair value of interest rate and foreign currency options (including interest rate caps and floors) is determined using option pricing models. Beginning January 1, 2001, all derivative financial instruments and foreign exchange contracts are carried at fair value on the balance sheet.

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

This estimate of fair value does not take into account the significant value of the customer relationships and the future earnings potential involved in such arrangements as the Corporation does not believe that it would be practicable to estimate a representational fair value for these items. The estimated fair values of the Corporation's financial instruments at December 31, 2001 and 2000 are as follows:

(IN MILLIONS)

---------------------------------------------------------------------------------------------------
                                                   2001                           2000
---------------------------------------------------------------------------------------------------
                                       CARRYING         ESTIMATED      CARRYING         ESTIMATED
                                         AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
---------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term
  investments                          $  2,620        $  2,620        $  3,404        $  3,404
Trading account
  securities                                101             101             104             104
Loans held for sale                         283             284             153             158
Investment securities
  available for sale                      4,291           4,291           3,891           3,891
Commercial loans                         25,176          24,897          26,009          25,673
International loans                       3,015           2,952           2,571           2,501
Real estate construction loans            3,258           3,262           2,915           2,926
Commercial mortgage loans                 6,267           6,285           5,361           5,323
Residential mortgage loans                  779             785             808             818
Consumer loans                            1,484           1,468           1,477           1,500
Lease financing                           1,217           1,208           1,029           1,086
---------------------------------------------------------------------------------------------------
        Total loans                      41,196          40,857          40,170          39,827
Less allowance for credit losses           (655)           --              (608)           --
---------------------------------------------------------------------------------------------------
        Net loans                        40,541          40,857          39,562          39,827
Customers' liability on
  acceptances outstanding                    29              29              27              27
Loan servicing rights                         9               9               7               7

LIABILITIES

Demand deposits
  (noninterest-bearing)                  12,596          12,596          10,188          10,188
Interest-bearing deposits                24,974          25,070          23,666          23,760
---------------------------------------------------------------------------------------------------
        Total deposits                   37,570          37,666          33,854          33,948
Short-term borrowings                     1,986           1,986           2,093           2,093
Acceptances outstanding                      29              29              27              27
Medium- and long-term
  debt                                    5,503           5,490           8,259           8,209

DERIVATIVE
FINANCIAL
INSTRUMENTS
AND FOREIGN
EXCHANGE
CONTRACTS
Risk management:
  Unrealized gains                          585             585               7             235
  Unrealized losses                         (23)            (23)           --               (53)
Customer-initiated and other:
  Unrealized gains                           55              55              35              32
  Unrealized losses                         (47)            (47)            (27)            (24)

CREDIT-RELATED
FINANCIAL
INSTRUMENTS                                --               (28)           --               (89)
===================================================================================================

24 BUSINESS SEGMENT INFORMATION

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based on the products and services provided. Lines of business results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal organizational structure of the Corporation. Information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, amounts in all periods are based on methodologies in effect at December 31, 2001. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines. In addition to the three major lines of business, the Finance Division is also reported as a segment.

The Corporation's internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The credit loss provision is assigned based on the amount necessary to maintain an allowance for credit losses adequate for that line of business. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business lines as follows: Product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a line of business' noninterest expenses to total noninterest expenses incurred by all business lines. Equity, (common equity plus Tier 1 qualifying trust preferred securities) is allocated based on credit, operational and business risks.

The following discussion provides information about the activities of each line of business. A discussion of the financial results and the factors impacting 2001 performance can be found in the section entitled "Strategic Lines of Business" in the financial review on page 31.

The Business Bank is comprised of middle market lending, asset-based lending, large corporate banking, international financial services and specialty deposit gathering. This line of business meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

The Individual Bank includes consumer lending, consumer deposit gathering, mortgage loan origination, small business banking (annual sales under $10 million) and private banking. This line of business offers a variety of consumer products, including deposit accounts, installment loans, credit cards, student loans, home equity lines of credit and residential mortgage loans. In addition, a full range of financial services is provided to small businesses and municipalities. Private lending and personal trust services are also provided to meet the personal financial needs of affluent individuals (as defined by individual net income or wealth).

The Investment Bank is responsible for institutional trust products, retirement services and provides investment management and advisory services (including Munder), investment banking and discount securities brokerage services. This line of business also offers the sale of mutual fund and annuity products, as well as life, disability and long-term care insurance products.

The Finance segment includes the Corporation's securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation's funding, liquidity and capital needs, performing interest sensitivity gap and earnings simulation analysis and executing various strategies to manage the Corporation's exposure to interest rate risk.

The Other category includes divested business lines, the income and expense impact of cash and credit loss reserves not assigned to specific business lines and miscellaneous other items of a corporate nature.

Lines of business/segment financial results were as follows:

(DOLLAR AMOUNTS IN MILLIONS)

------------------------------------------------------------------------------------------------------------------------------------
                                              BUSINESS BANK                 INDIVIDUAL BANK                    INVESTMENT BANK*
------------------------------------------------------------------------------------------------------------------------------------
                                      2001     2000      1999         2001       2000       1999        2001       2000       1999
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY
Net interest income (FTE)          $  1,333  $  1,275  $  1,120     $    738   $    751   $    707    $     (6)   $   (10)   $   (4)
Provision for credit losses             245       289       180           22          3         (5)         --         --        --
Noninterest income                      293       317       330          324        352        300          96        267       202
Noninterest expenses                    572       602       559          616        612        604         197        233       176
Provision for income taxes (FTE)        294       257       265          141        167        141         (37)        12         9
Net income (loss)                       515       444       446          283        321        267         (70)        12        13

SELECTED AVERAGE
BALANCES
Assets                             $ 35,648  $ 33,458  $ 30,424     $  7,881   $  7,202   $  7,163    $    398    $   408    $  247
Loans                                34,080    31,987    28,800        7,269      6,658      6,690          22         53        --
Deposits                             11,171     9,629     8,631       18,405     17,959     17,418          72         37        24
Allocated equity                      2,798     2,428     1,958          894        809        745         267        282       197

STATISTICAL DATA
Return on average assets               1.44%     1.33%     1.47%        1.46%      1.71%      1.46%     (17.28)%     2.70%     5.43%
Return on average allocated equity    18.40     18.29     22.80        31.63      39.72      35.78      (26.27)      4.26      6.80
Efficiency ratio                      35.06     37.86     38.64        57.94      55.46      59.97      220.28      90.95     89.37

(DOLLAR AMOUNTS IN MILLIONS)

------------------------------------------------------------------------------------------------------------------------------------
                                             FINANCE                           OTHER                             TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                      2001     2000      1999        2001       2000       1999        2001       2000       1999
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY
Net interest income (FTE)          $    42   $   (13)  $     2     $    (1)   $     5    $    (3)     $ 2,106    $ 2,008    $ 1,822
Provision for credit losses             --        --        --         (31)       (37)       (29)         236        255        146
Noninterest income                      66        18        11          25          3         24          804        957        867
Noninterest expenses                     8         4         4         166         33         16        1,559      1,484      1,359
Provision for income taxes (FTE)        42         1         2         (35)        (2)         8          405        435        425
Net income (loss)                       58        --         7         (76)        14         26          710        791        759

SELECTED AVERAGE
BALANCES
Assets                             $ 4,230   $ 4,312   $ 3,615     $ 1,531    $ 1,497    $ 1,213      $49,688    $46,877    $42,662
Loans                                   --        --        --          --         --         --       41,371     38,698     35,490
Deposits                             5,564     2,596     1,296         100        119        109       35,312     30,340     27,478
Allocated equity                       752       399       335        (106)        45        174        4,605      3,963      3,409

STATISTICAL DATA
Return on average assets              0.33%    (0.01)%    0.05%        n/m%       n/m%       n/m%        1.43%      1.69%      1.78%
Return on average allocated equity    7.70     (0.21)     1.95         n/m        n/m        n/m        15.16      19.52      21.78
Efficiency ratio                      9.10    (35.72)    49.18         n/m        n/m        n/m        53.95      50.35      50.70

* Included in noninterest expenses are fees internally transferred to other lines of business for referrals to the Investment Bank. If excluded, Investment Bank net income would have been $(63) million in 2001, $26 million in 2000 and $22 million in 1999. Return on average allocated equity would have been (23.39)% in 2001, 9.31% in 2000 and 11.38% in 1999.

n/m - not meaningful

25  PARENT COMPANY FINANCIAL STATEMENTS

BALANCE SHEETS - COMERICA INCORPORATED
  (IN THOUSANDS, EXCEPT SHARE DATA)

DECEMBER 31                                                                       2001           2000
---------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from subsidiary bank                                              $   101,117    $     9,918
Time deposits with banks                                                               100            100
Short-term investments with subsidiary bank                                         12,000        112,000
Investment securities available for sale                                                --         47,262
Investment in subsidiaries, principally banks                                    5,371,101      4,634,579
Premises and equipment                                                               3,052          3,391
Other assets                                                                       187,974         66,009
---------------------------------------------------------------------------------------------------------
     Total assets                                                              $ 5,675,344    $ 4,873,259
=========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                               $   139,909    $    79,985
Long-term debt                                                                     156,288        157,414
Subordinated debt issued to and advances from subsidiaries                         359,670          4,453
Other liabilities                                                                  212,013        131,248
---------------------------------------------------------------------------------------------------------
     Total liabilities                                                             867,880        373,100
Nonredeemable preferred stock - $50 stated value
  Authorized - 5,000,000 shares
  Issued - 5,000,000 shares at 12/31/00                                                 --        250,000
Common stock - $5 par value
  Authorized - 325,000,000 shares
  Issued - 178,749,198 shares at 12/31/01 and 177,703,678 shares at 12/31/00       893,746        888,519
Capital surplus                                                                    345,156        301,414
Unearned employee stock ownership plan shares - 131,954 shares at 12/31/01
  and 176,462 shares at 12/31/00                                                    (5,037)        (6,750)
Accumulated other comprehensive income                                             225,617         12,097
Retained earnings                                                                3,447,974      3,085,784
Deferred compensation                                                               (9,205)       (14,494)
Less cost of common stock in treasury - 1,674,659 shares at 12/31/01
  and 289,397 shares at 12/31/00                                                   (90,787)       (16,411)
---------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                  4,807,464      4,500,159
---------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                $ 5,675,344    $ 4,873,259
=========================================================================================================

STATEMENTS OF INCOME - COMERICA INCORPORATED
 (IN THOUSANDS)

------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                2001        2000         1999
------------------------------------------------------------------------------------------------------
INCOME
Income from subsidiaries
  Dividends from subsidiaries                                       $ 579,719   $ 339,060    $ 260,603
  Other interest income                                                 2,121       6,464          808
  Intercompany management fees                                        131,901      97,865       93,414
Other interest income                                                      --         123          347
Other noninterest income                                               23,520       1,572       24,354
------------------------------------------------------------------------------------------------------
     Total income                                                     737,261     445,084      379,526
EXPENSES
Interest on commercial paper                                            3,940       5,432        4,976
Interest on long-term debt                                              7,590      10,140       11,535
Interest on subordinated debt issued to subsidiaries                   12,671          --           --
Salaries and employee benefits                                         69,442      63,258       64,580
Occupancy expense                                                       4,132       4,238        5,840
Equipment expense                                                       1,175       1,721        1,572
Other noninterest expenses                                             22,003      35,131       29,730
------------------------------------------------------------------------------------------------------
     Total expenses                                                   120,953     119,920      118,233
------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed net income
  of subsidiaries                                                     616,308     325,164      261,293
Provision for income taxes                                             12,219      (4,528)         349
------------------------------------------------------------------------------------------------------
                                                                      604,089     329,692      260,944
Equity in undistributed net income of subsidiaries, principally
  banks                                                               105,489     461,043      498,471
------------------------------------------------------------------------------------------------------
NET INCOME                                                          $ 709,578   $ 790,735    $ 759,415
======================================================================================================

STATEMENTS OF CASH FLOWS - COMERICA INCORPORATED
  (IN THOUSANDS)

------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                               2001         2000         1999
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                       $ 709,578    $ 790,735    $ 759,415
  Adjustments to reconcile net income to net cash provided
      by operating activities
    Undistributed earnings of subsidiaries, principally banks       (105,489)    (461,043)    (498,471)
    Gain on the sale of business                                     (21,420)          --      (21,339)
    Depreciation                                                       1,264        1,458        1,404
    Other, net                                                        18,348        4,513       12,729
------------------------------------------------------------------------------------------------------
      Total adjustments                                             (107,297)    (455,072)    (505,677)
------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                      602,281      335,663      253,738

INVESTING ACTIVITIES
  Purchase of investment securities available for sale                    --      (24,432)      (7,687)
  Proceeds from sale of investment securities available for sale          --        2,176        2,580
  Proceeds from sales of fixed assets and other real estate               35           30          115
  Purchases of fixed assets                                             (909)        (614)        (316)
  Net (increase) decrease in short-term investment with
    subsidiary bank                                                  100,000      (42,200)     (47,300)
  Net increase in private equity and venture capital investments     (23,345)          --           --
  Net cash provided by sale of business                               33,463           --       14,432
  Capital transactions with subsidiaries                            (421,190)     (10,750)      (5,610)
------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                         (311,946)     (75,790)     (43,786)

FINANCING ACTIVITIES
  Net increase in subordinated debt issued to and advances
    from subsidiaries                                                360,260          571        3,882
  Repayments and purchases of long-term debt                              --       (1,129)     (76,096)
  Net increase in commercial paper                                    60,000        5,109       74,877
  Proceeds from issuance of common stocks                             65,286       20,618       23,268
  Purchase of common stock for treasury and retirement              (120,630)     (14,108)      (2,885)
  Redemption of preferred stock                                     (250,000)          --           --
  Dividends paid                                                    (314,052)    (261,096)    (235,646)
------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                         (199,136)    (250,035)    (212,600)
------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash on deposit at bank subsidiary         91,199        9,838       (2,648)
Cash on deposit at bank subsidiary at beginning of year                9,918           80        2,728
------------------------------------------------------------------------------------------------------
Cash on deposit at bank subsidiary at end of year                  $ 101,117    $   9,918    $      80
======================================================================================================
Interest paid                                                      $  19,428    $  16,251    $  19,184
======================================================================================================
Income taxes paid (recovered)                                      $  16,815    $  (5,990)   $  (9,807)
======================================================================================================

26   SUMMARY OF QUARTERLY FINANCIAL STATEMENTS

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

----------------------------------------------------------------------------------------------------------------------------
                                                                                                 2001
----------------------------------------------------------------------------------------------------------------------------
                                                                            FOURTH        THIRD        SECOND       FIRST
                                                                            QUARTER      QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------------
Interest income                                                            $ 755,012    $ 823,421    $ 874,654    $ 940,460
Interest expense                                                             218,886      296,882      347,273      428,168
Net interest income                                                          536,126      526,539      527,381      512,292
Provision for credit losses (1)                                               69,000       58,000       37,000       72,000
Securities gains (losses)                                                     (2,766)        (468)        (747)      23,744
Noninterest income (excluding securities gains (losses))                     218,058      215,610      203,663      146,238
Merger-related and restructuring charges                                      25,043       18,246       14,122       94,304
Noninterest expenses, excluding merger-related and
  restructuring charges                                                      346,387      346,568      358,690      355,673
Net income                                                                   198,979      208,535      208,472       93,592
  -- excluding merger-related and restructuring charges                      217,222      219,118      216,663      188,703
Basic net income per common share                                          $    1.12    $    1.16    $    1.15    $    0.50
Diluted net income per common share                                             1.11         1.14         1.13         0.50
  -- excluding merger-related and restructuring charges                         1.21         1.20         1.18         1.02


----------------------------------------------------------------------------------------------------------------------------
                                                                                                 2000
----------------------------------------------------------------------------------------------------------------------------
                                                                            FOURTH        THIRD        SECOND       FIRST
                                                                            QUARTER      QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------------
Interest income                                                            $ 985,231    $ 948,974    $ 910,729    $ 871,419
Interest expense                                                             466,032      445,292      413,036      387,824
Net interest income                                                          519,199      503,682      497,693      483,595
Provision for credit losses                                                   88,006       43,300       56,600       66,894
Securities gains (losses)                                                      2,285        1,316        7,257        5,437
Noninterest income (excluding securities gains (losses))                     213,725      242,685      234,593      249,383
Noninterest expenses                                                         376,082      375,404      366,242      366,795
Net income                                                                   172,596      215,058      206,050      197,031

Basic net income per common share                                          $    0.95    $    1.19    $    1.14    $    1.09
Diluted net income per common share                                             0.94         1.17         1.12         1.08
============================================================================================================================

(1) First quarter 2001 includes a $25 million merger-related charge to conform the credit policies of Imperial with Comerica.

27  PENDING ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". The Corporation adopted SFAS 141 in 2001 and will adopt SFAS 142 in 2002. Under the new rules, the pooling-of-interest method of accounting was eliminated for all business combinations initiated after June 30, 2001. In addition, beginning in 2002, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets that do not have an indefinite life will continue to be amortized over their useful lives.

The Corporation's application of the nonamortization provisions of the Statement is expected to result in an annual increase in net income of $28 million, or approximately $0.16 per share. The Corporation performed the first required impairment test of goodwill and indefinite lived intangible assets, as of January 1, 2002. Based on this test, the Corporation will not be required to record a transition adjustment upon adoption.

In addition, in July 2001 the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" The Statement covers legal obligations that are identifiable by the entity upon acquisition and construction, and during the operating life of a long-lived asset. Identified retirement obligations would be recorded as a liability with a corresponding amount capitalized as part of the asset's carrying amount. The capitalized retirement cost asset would be amortized to expense over the asset's useful life. The Statement is effective January 1, 2003 for calendar year companies. The Corporation does not believe that the impact of adoption of SFAS No. 143 will have a material impact on the Corporation's financial position or results of operations.

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


/s/ Eugene A. Miller
Eugene A. Miller
Chairman

/s/ Ralph W. Babb Jr.
Ralph W. Babb Jr.
President and Chief Executive Officer
Chief Financial Officer

/s/ Marvin J. Elenbaas
Marvin J. Elenbaas
Senior Vice President and Controller


REPORT OF INDEPENDENT AUDITORS

Board of Directors
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2001 and the consolidated results of their operations and their cash flows for the year then ended in conformity accounting principles generally accepted in the United States.

We previously audited and reported on the consolidated balance sheet of Comerica Incorporated and subsidiaries as of December 31, 2000 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2000 and 1999, prior to their restatement for the 2001 pooling of interests as described in Note 2 to the consolidated financial statements. The contribution of Comerica Incorporated to total assets, revenues, and net income represented 85%, 86%, and 95% of the respective 2000 restated totals and the contribution to revenue and net income represented 86% and 89% of the respective 1999 restated totals. Financial statements of the other pooled company included in the 2000 and 1999 restated consolidated statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the accompanying consolidated balance sheet as of December 31, 2000 and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 2000 and 1999, after restatement for the 2001 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.


/s/ Ernst & Young LLP

Detroit, Michigan
January 16, 2002

HISTORICAL REVIEW -- AVERAGE BALANCE SHEETS
COMERICA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION
  (IN MILLIONS)

--------------------------------------------------------------------------------------------------------
                                                 2001        2000         1999       1998        1997
--------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                        $  1,835    $  1,842    $  1,896    $  1,963    $  1,956
Short-term investments                              442         978         650         642         410
Investment securities                             3,909       3,688       3,107       4,041       5,256
Commercial loans                                 26,401      25,313      23,069      19,850      16,143
International loans                               2,800       2,552       2,627       2,342       1,952
Real estate construction loans                    3,090       2,554       1,729       1,200         997
Commercial mortgage loans                         5,695       5,142       4,583       4,011       3,883
Residential mortgage loans                          795         833         930       1,331       1,676
Consumer loans                                    1,479       1,434       1,853       2,606       4,510
Lease financing                                   1,111         870         699         576         448
--------------------------------------------------------------------------------------------------------
  Total loans                                    41,371      38,698      35,490      31,916      29,609
Less allowance for credit losses                   (654)       (595)       (531)       (498)       (447)
--------------------------------------------------------------------------------------------------------
  Net loans                                      40,717      38,103      34,959      31,418      29,162
Accrued income and other assets                   2,785       2,266       2,050       1,905       1,737
--------------------------------------------------------------------------------------------------------
  Total assets                                 $ 49,688    $ 46,877    $ 42,662    $ 39,969    $ 38,521
========================================================================================================
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                   $ 10,253    $  9,068    $  8,661    $  8,445    $  7,306
Interest-bearing deposits                        25,059      21,272      18,817      18,159      17,776
--------------------------------------------------------------------------------------------------------
  Total deposits                                 35,312      30,340      27,478      26,604      25,082
Short-term borrowings                             2,584       3,323       3,562       3,517       3,895
Accrued expenses and other liabilities              823         703         522         494         537
Medium- and long-term debt                        6,198       8,298       7,441       6,109       6,034
--------------------------------------------------------------------------------------------------------
  Total liabilities                              44,917      42,664      39,003      36,724      35,548
Shareholders' equity                              4,771       4,213       3,659       3,245       2,973
--------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity   $ 49,688    $ 46,877    $ 42,662    $ 39,969    $ 38,521
========================================================================================================

HISTORICAL REVIEW -- STATEMENTS OF INCOME
COMERICA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION
  (IN MILLIONS, EXCEPT PER SHARE DATA)

----------------------------------------------------------------------------------------------------------------------
                                                             2001          2000        1999        1998         1997
----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                  $ 3,121      $ 3,379     $ 2,859     $ 2,706      $ 2,579
Interest on investment securities                               246          259         199         263          355
Interest on short-term investments                               26           78          39          35           25
----------------------------------------------------------------------------------------------------------------------
  Total interest income                                       3,393        3,716       3,097       3,004        2,959

INTEREST EXPENSE
Interest on deposits                                            888          951         693         739          746
Interest on short-term borrowings                               105          215         183         191          213
Interest on medium- and long-term debt                          298          546         404         354          355
----------------------------------------------------------------------------------------------------------------------
  Total interest expense                                      1,291        1,712       1,280       1,284        1,314
----------------------------------------------------------------------------------------------------------------------
  Net interest income                                         2,102        2,004       1,817       1,720        1,645
Provision for credit losses                                     236          255         146         146          169
----------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for credit losses       1,866        1,749       1,671       1,574        1,476

NONINTEREST INCOME
Service charges on deposit accounts                             211          189         177         164          147
Fiduciary income                                                180          181         183         175          155
Commercial lending fees                                          67           61          55          58           34
Letter of credit fees                                            58           52          46          31           34
Brokerage fees                                                   44           44          36          46           20
Investment advisory revenue, net                                 12          119          61          18           --
Equity in earnings of unconsolidated subsidiaries               (43)          14          15          (6)          30
Warrant income                                                    5           30          33          22            4
Securities gains                                                 20           16           9           7            6
Net gain on sales of businesses                                  31           50          76          11           25
Other noninterest income                                        219          201         176         141          154
----------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                      804          957         867         667          609

NONINTEREST EXPENSES
Salaries and employee benefits                                  809          851         778         680          624
Net occupancy expense                                           115          110         104         100           98
Equipment expense                                                70           76          73          70           71
Outside processing fee expense                                   61           59          60          53           48
Customer services                                                41           37          40          50           38
Merger-related and restructuring charges                        152           --          --          (7)          --
Other noninterest expenses                                      311          351         304         291          298
----------------------------------------------------------------------------------------------------------------------
  Total noninterest expenses                                  1,559        1,484       1,359       1,237        1,177
----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    1,111        1,222       1,179       1,004          908
Provision for income taxes                                      401          431         420         353          322
----------------------------------------------------------------------------------------------------------------------

NET INCOME                                                  $   710      $   791     $   759     $   651      $   586
======================================================================================================================
Net income applicable to common stock                       $   698      $   774     $   742     $   634      $   568
======================================================================================================================
Basic net income per common share                           $  3.93      $  4.38     $  4.20     $  3.58      $  3.17
Diluted net income per common share                         $  3.88      $  4.31     $  4.13     $  3.51      $  3.11

Cash dividends declared on common stock                     $   313      $   250     $   225     $   199      $   181
Dividends per common share                                  $  1.76      $  1.60     $  1.44     $  1.28      $  1.15
======================================================================================================================

HISTORICAL REVIEW -- STATISTICAL DATA
COMERICA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

------------------------------------------------------------------------------------------------------------------------
                                                                   2001       2000         1999        1998        1997
------------------------------------------------------------------------------------------------------------------------
AVERAGE RATES
(FULLY TAXABLE EQUIVALENT BASIS)
Short-term investments                                             6.02%       7.97%       6.06%       5.61%       6.05%

Investment securities                                              6.37        6.99        6.42        6.61        6.83

Commercial loans                                                   6.85        8.87        7.71        8.12        8.41
International loans                                                7.38        9.21        7.86        7.97        7.07
Real estate construction loans                                     7.95       10.09        9.21        9.94       10.00
Commercial mortgage loans                                          7.65        8.80        8.27        8.76        9.05
Residential mortgage loans                                         7.59        7.64        7.47        7.70        7.90
Consumer loans                                                     8.39        9.09        9.95       10.19        9.81
Lease financing                                                    6.25        6.24        6.91        7.65        7.49
------------------------------------------------------------------------------------------------------------------------
  Total loans                                                      7.55        8.74        8.06        8.48        8.72
------------------------------------------------------------------------------------------------------------------------
  Interest income as a percent of earning assets                   7.44        8.57        7.90        8.23        8.40
Domestic deposits                                                  3.48        4.34        3.55        3.97        4.13
Deposits in foreign offices                                        5.97        7.75        7.05        6.71        5.68
------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                                  3.54        4.47        3.68        4.07        4.20
Short-term borrowings                                              4.08        6.48        5.14        5.43        5.47
Medium- and long-term debt                                         4.80        6.57        5.44        5.80        5.88
------------------------------------------------------------------------------------------------------------------------
    Interest expense as a percent of interest-bearing sources      3.82        5.20        4.29        4.62        4.74
------------------------------------------------------------------------------------------------------------------------
    Interest rate spread                                           3.62        3.37        3.61        3.61        3.66
Impact of net noninterest-bearing sources of funds                 0.99        1.26        1.03        1.11        1.02
------------------------------------------------------------------------------------------------------------------------
    Net interest margin as a percent of earning assets             4.61        4.63        4.64        4.72        4.68

RETURN ON AVERAGE COMMON
      SHAREHOLDERS' EQUITY                                        15.16       19.52       21.78       21.16       20.88

RETURN ON AVERAGE ASSETS                                           1.43        1.69        1.78        1.63        1.52

EFFICIENCY RATIO                                                  53.95       50.35       50.70       51.84       52.15

PER SHARE DATA
Book value at year-end                                        $   27.17   $   23.98   $   20.87   $   17.99   $   16.10
Market value at year-end                                          57.30       59.38       46.69       68.19       60.17
Market value - high and low for year                              65-44       61-33       70-44       73-47       62-34

OTHER DATA
Number of banking offices                                           342         354         348         348         362
Number of employees (full-time equivalent)                       11,406      11,444      11,484      11,363      10,972
========================================================================================================================