Form 10-K, Exhibit 13
period 2002-12-31
COMERICA INC /NEW/
filed 2003-03-31
CIK 28412

EXHIBIT 13

FINANCIAL HIGHLIGHTS

(dollar amounts in millions, except per share data)

			Change

Years Ended December 31	2002	2001	Amount	Percent

INCOME STATEMENT
Net interest income	$2,132	$2,102	$30	1%
Net income	601	710	(109)	(15)
Basic net income per common share	3.43	3.93	(0.50)	(13)
Diluted net income per common share	3.40	3.88	(0.48)	(12)
Cash dividends per common share	1.92	1.76	0.16	9
Book value per common share	28.31	27.17	1.14	4
Market value per common share	43.24	57.30	(14.06)	(25)

RATIOS
Return on average assets	1.18%	1.43%
Return on average common shareholders’ equity	12.31	15.16
Average common shareholders’ equity as a percentage of average assets	9.55	9.27
Tier 1 common capital as a percentage of risk-weighted assets	7.39	7.30

BALANCE SHEET (AT DECEMBER 31)
Total assets	$53,301	$50,750	$2,551	5%
Total earning assets	47,780	46,566	1,214	3
Loans	42,281	41,196	1,085	3
Business loans	39,954	38,933	1,021	3
Deposits	41,775	37,570	4,205	11
Common shareholders’ equity	4,947	4,807	140	3

Net Income

(in millions)

2002	$601
2001	$710
2000	$791
1999	$759
1998	$651

Diluted Net Income per Common Share

(in dollars)

2002	$3.40
2001	$3.88
2000	$4.31
1999	$4.13
1998	$3.51

Return on Average Common
Shareholder’s Equity

(in percentages)

2002	12.31%
2001	15.16%
2000	19.52%
1999	21.78%
1998	21.16%

TABLE 1: SELECTED FINANCIAL DATA

(dollar amounts in millions, except per share data)

Years Ended December 31	2002	2001	2000	1999	1998

EARNING SUMMARY
Total interest income	$2,797	$3,393	$3,716	$3,097	$3,004
Net interest income	2,132	2,102	2,004	1,817	1,720
Provision for loan losses	635	241	251	144	145
Securities gains	41	20	16	9	7
Noninterest income (excluding securities gains)	859	817	964	884	685
Noninterest expenses	1,515	1,587	1,511	1,387	1,263
Net income	601	710	791	759	651

PER SHARE OF COMMON STOCK
Basic net income	$3.43	$3.93	$4.38	$4.20	$3.58
Diluted net income	3.40	3.88	4.31	4.13	3.51
Cash dividends declared	1.92	1.76	1.60	1.44	1.28
Common shareholders’ equity	28.31	27.17	23.98	20.87	17.99
Market value	43.24	57.30	59.38	46.69	68.19

YEAR - END BALANCES
Total assets	$53,301	$50,750	$49,557	$45,529	$42,802
Total earning assets	47,780	46,566	45,791	42,426	39,090
Total loans	42,281	41,196	40,170	36,305	34,053
Total deposits	41,775	37,570	33,854	29,196	29,883
Total borrowings	5,756	7,489	10,353	11,682	8,999
Medium- and long-term debt	5,216	5,503	8,259	8,757	5,358
Common shareholders’ equity	4,947	4,807	4,250	3,698	3,178

DAILY AVERAGE BALANCES
Total assets	$51,130	$49,688	$46,877	$42,662	$39,969
Total earning assets	47,053	45,722	43,364	39,247	36,599
Total loans	42,091	41,371	38,698	35,490	31,916
Total deposits	37,712	35,312	30,340	27,478	26,604
Total borrowings	7,725	8,782	11,621	11,003	9,626
Medium- and long-term debt	5,763	6,198	8,298	7,441	6,109
Common shareholders’ equity	4,884	4,605	3,963	3,409	2,995

RATIOS
Return on average assets	1.18%	1.43%	1.69%	1.78%	1.63%
Return on average common shareholders’ equity	12.31	15.16	19.52	21.78	21.16
Efficiency ratio	50.59	54.30	50.88	51.26	52.38
Dividend payout ratio	56.47	45.36	37.12	34.87	36.47
Average common shareholders’ equity as a percentage of average assets	9.55	9.27	8.45	7.99	7.49
Tier 1 common capital as a percentage of risk-weighted assets	7.39	7.30	6.80	6.70	5.90

2002 FINANCIAL RESULTS AND KEY CORPORATE INITIATIVES

CENTERED ON PERFORMANCE

•	Increased allowance for loan losses as a percentage of total loans to 1.87 percent at December 31, 2002.

•	Returned 12.31 percent on average common shareholders’ equity.

•	Returned 1.18 percent on average assets.

•	Maintained a lean organization, as shown by the efficiency ratio of 50.59 percent.

•	Added $154 million to the allowance for loan losses and $140 million to shareholders’ equity to solidify our financial risk profile in this uncertain economy.

REPORTED EARNINGS

•	Reported net income of $601 million, or $3.40 per diluted share, compared to $710 million, or $3.88 per diluted share, for 2001.

SUSTAINED GROWTH

•	Experienced two percent growth in average loans in 2002 despite the continued uncertainty in the economy and a strategy to reduce large corporate non-relationship loans and loans in certain Latin American countries experiencing difficulties.

•	Averaged $38 billion in total deposits, a seven percent increase from 2001.

•	Increased average common shareholders’ equity to $4.9 billion, a six percent increase from 2001.

ENHANCED SHAREHOLDERS' RETURN

•	Raised the quarterly cash dividend nine percent, to $0.48 per share, an annual rate of $1.92 per share.

•	Improved core capital ratios, as evidenced by an increase in the Tier 1 common capital ratio to 7.39%, after repurchasing 3.5 million shares for $210 million in 2002.

IMPLEMENTED KEY INITIATIVES

•	Maintained our focus on Connectivity, a national Comerica initiative to increase fee income and our share of new and current customers’ business through cross-selling.

•	Merged and/or streamlined several business units: collateralized lending, technology and life sciences lending and asset management.

•	Continued to expand our delivery network, including opening 9 new branches and 2 ComeriMarts in 2002.

•	Initiated enterprise-wide risk management programs to invest in people and systems to enhance operational and credit risk management.

•	Invested in governance and regulatory affairs to monitor and coordinate corporate-wide activities.

EARNINGS PERFORMANCE

The accounting and reporting policies of Comerica Incorporated (the “Corporation”) and its subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 on page 50 to the consolidated financial statements. The most critical of these significant accounting policies are discussed in the “Critical Accounting Policies” section on page 42 of this financial review.

NET INTEREST INCOME

Net interest income is the difference between interest and yield-related fees earned on assets, and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Gains and losses related to the effective portion of risk management interest rate swaps that qualify as hedges are included with the interest income or expense of the hedged asset when classified in earnings. Net interest income on a fully taxable equivalent basis (FTE) comprised 70 percent of net revenues in 2002, compared to 72 percent in 2001 and 67 percent in 2000.

Net interest income (FTE) was $2.1 billion in 2002, an increase of one percent over 2001. This increase was primarily due to a three percent increase in average earning assets, to $47.1 billion, and a 13 percent increase in average interest-free sources of funds. The Corporation continued to generate growth in loans in 2002, despite the continued uncertainty in the economy. Total loans averaged $42.1 billion in 2002, an increase of two percent from 2001. The increase in average interest-free sources of funds resulted from a $1.6 billion increase in average noninterest-bearing deposits, primarily attributed to the strong growth of title and escrow deposits in the Corporation’s Financial Services Group business.

Net interest income (FTE) expressed as a percentage of average earning assets is referred to as the net interest margin. Net interest margin decreased to 4.55 percent in 2002 from 4.61 percent in 2001. The net interest margin was negatively impacted, in part,

Net Interest Income

Net interest income (fully taxable equivalent)

(in millions)

2002	$2,136
2001	$2,106
2000	$2,008
1999	$1,822
1998	$1,727

Net interest margin (fully taxable equivalent)

2002	4.55%
2001	4.61%
2000	4.63%
1999	4.64%
1998	4.72%

TABLE 2: ANALYSIS OF NET INTEREST INCOME — FULLY TAXABLE EQUIVALENT (FTE)

(dollar amounts in millions)

Years Ended December 31	2002			2001			2000

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$25,460	$1,198	4.70%	$26,401	$1,807	6.85%	$25,313	$2,244	8.87%
International loans	2,988	140	4.70	2,800	207	7.38	2,552	235	9.21
Real estate construction loans	3,353	193	5.74	3,090	246	7.95	2,554	257	10.09
Commercial mortgage loans	6,786	416	6.12	5,695	435	7.65	5,142	453	8.80
Residential mortgage loans	758	54	7.15	795	60	7.59	833	64	7.64
Consumer loans	1,504	98	6.55	1,479	124	8.39	1,434	131	9.09
Lease financing	1,242	67	5.37	1,111	69	6.25	870	54	6.24
Business loan swap income (expense) (4)	—	361	—	—	175	—	—	(57)	—

Total loans (1)	42,091	2,527	6.00	41,371	3,123	7.55	38,698	3,381	8.74
Investment securities (2)	4,360	247	5.74	3,909	247	6.37	3,688	261	6.99
Short-term investments	602	27	4.45	442	27	6.02	978	78	7.97

Total earning assets	47,053	2,801	5.96	45,722	3,397	7.44	43,364	3,720	8.57
Cash and due from banks	1,800			1,835			1,842
Allowance for loan losses	(739)			(654)			(595)
Accrued income and other assets	3,016			2,785			2,266

Total assets	$51,130			$49,688			$46,877

Money market and NOW deposits	$13,081	192	1.47	$9,902	249	2.51	$9,188	295	3.21
Savings deposits	1,643	16	1.01	1,380	19	1.36	1,403	23	1.65
Certificates of deposit (3) (4)	10,376	245	2.36	13,149	583	4.44	9,867	570	5.78
Foreign office time deposits (5)	771	26	3.36	628	37	5.97	814	63	7.75

Total interest-bearing deposits	25,871	479	1.85	25,059	888	3.54	21,272	951	4.47
Short-term borrowings	1,962	37	1.85	2,584	105	4.08	3,323	215	6.48
Medium- and long-term debt (3) (4)	5,763	149	2.58	6,198	298	4.80	8,298	546	6.57

Total interest-bearing sources	33,596	665	1.98	33,841	1,291	3.82	32,893	1,712	5.20
Noninterest-bearing deposits	11,841			10,253			9,068
Accrued expenses and other liabilities	809			823			703
Preferred stock	—			166			250
Common shareholders’ equity	4,884			4,605			3,963

Total liabilities and shareholders’ equity	$51,130			$49,688			$46,877

Net interest income/rate spread (FTE)		$2,136	3.98		$2,106	3.62		$2,008	3.37

FTE adjustment (6)		$4			$4			$4

Impact of net noninterest-bearing sources of funds			0.57			0.99			1.26

Net interest margin (as a percentage of average earning assets) (FTE)			4.55%			4.61%			4.63%

(1)	Nonaccrual loans are included in average balances reported and are used to calculate rates.

(2)	Average rate based on average historical cost.

(3)	Certificates of deposit and medium- and long-term debt average balances have been adjusted to reflect the gain or loss attributable to the risk hedged by risk management swaps that qualify as a fair value hedge.

(4)	The gain or loss attributable to the effective portion of cash flow hedges of loans is shown in “Business loan swap income (expense)”. The gain or loss attributable to the effective portion of fair value hedges of deposits and medium- and long-term debt, which totaled $99 million in 2002, is included in the related interest expense line items.

(5)	Includes substantially all deposits by foreign domiciled depositors; deposits are primarily in excess of $100,000.

(6)	The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3: RATE-VOLUME ANALYSIS — FULLY TAXABLE EQUIVALENT (FTE)

(in millions)

	2002 / 2001			2001 / 2000

	Increase	Increase	Net	Increase	Increase	Net
	(Decrease)	(Decrease)	Increase	(Decrease)	(Decrease)	Increase
	Due to Rate	Due to Volume*	(Decrease)	Due to Rate	Due to Volume*	(Decrease)

Interest income (FTE):
Loans:
Commercial loans	$(565)	$(44)	$(609)	$(511)	$74	$(437)
International loans	(75)	8	(67)	(47)	19	(28)
Real estate construction loans	(68)	15	(53)	(54)	43	(11)
Commercial mortgage loans	(86)	67	(19)	(60)	42	(18)
Residential mortgage loans	(4)	(2)	(6)	(1)	(3)	(4)
Consumer loans	(27)	1	(26)	(10)	3	(7)
Lease financing	(9)	7	(2)	—	15	15
Business loan swap income (expense)	186	—	186	232	—	232

Total loans	(648)	52	(596)	(451)	193	(258)
Investment securities	(25)	25	—	(27)	13	(14)
Short-term investments	(7)	7	—	(19)	(32)	(51)

Total interest income (FTE)	(680)	84	(596)	(497)	174	(323)
Interest expense:
Money market and NOW deposits	(104)	47	(57)	(64)	18	(46)
Savings deposits	(5)	2	(3)	(4)	—	(4)
Certificates of deposit	(273)	(65)	(338)	(132)	145	13
Foreign office time deposits	(16)	5	(11)	(15)	(11)	(26)

Total interest-bearing deposits	(398)	(11)	(409)	(215)	152	(63)
Short-term borrowings	(57)	(11)	(68)	(80)	(30)	(110)
Medium- and long-term debt	(138)	(11)	(149)	(147)	(101)	(248)

Total interest expense	(593)	(33)	(626)	(442)	21	(421)

Net interest income (FTE)	$(87)	$117	$30	$(55)	$153	$98

*	Rate/volume variances are allocated to variances due to volume.

by compressed spreads between loans and interest-free sources of funds. As loan yields declined in the lower interest rate environment, interest-free sources could not, by definition, be lowered commensurately. In addition, as market rates declined to the lowest point in decades, the spreads between loan yields and deposit pay rates compressed as a result of a competitive deposit rate environment. Finally, the increased movement of loans to nonaccrual status as the economy slowed also contributed to compression in the rate spread.

The Corporation implements various asset and liability management tactics to minimize exposure to net interest income risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment, including changes to interest rates and loan and deposit portfolio growth rates. Such actions include the management of earning assets, funding and capital and the utilization of interest rate swap contracts. Interest rate swap contracts are employed to effectively fix the yields on certain variable rate loans and to alter the interest rate characteristics of deposits and debt issued throughout the year. Refer to the “Interest Rate Risk” section on page 38 of this financial review for additional information regarding the Corporation’s asset and liability management policies.

In 2001, net interest income (FTE) was $2.1 billion, an increase of five percent over 2000. Contributing to the increase was a five percent increase in average earning assets and a 13 percent increase in average interest-free sources of funds. The Corporation generated a two percent increase in business loans in 2001, with total business loans averaging $39.1 billion in 2001. The increase in average interest-free sources of funds was primarily due to a $1.2 billion increase in average noninterest-bearing deposits and a $558 million increase in average shareholders’ equity. The net interest margin decreased two basis points to 4.61 percent in 2001 from 4.63 percent in 2000. The net interest margin in 2001 was negatively impacted by slower growth in lower cost core deposit balances than that of earning assets, resulting in a greater reliance on higher cost certificates of deposits in the mix of interest-bearing liabilities. Core deposits are defined as total deposits excluding brokered and institutional certificates of deposit and foreign office time deposits. Also contributing to the decline was a decrease in the benefit to the net interest margin provided by interest-free sources of funds.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses reflects management’s evaluation of the adequacy of the allowance for loan losses. The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Corporation’s Credit Policy Group. The Corporation performs a detailed credit quality review quarterly on large business loans that have deteriorated below certain levels of credit risk, and allocates a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and geographic risks inherent in certain portfolios, including portfolio exposures to the developing high technology and entertainment industries, regional economic risks and Latin American transfer risks. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts. The total allowance for loan losses was $791 million at December 31, 2002, compared to $637 million at December 31, 2001. The allocated portion of the allowance was $753 million at December 31, 2002, an increase of $153 million from year-end 2001. As shown in Table 7 on page 34, the increase was primarily due to higher allocations to commercial loans, commercial mortgage loans and international loans at December 31, 2002, as compared to year-end 2001. The increase in the allocated allowance for commercial and commercial mortgage loans resulted primarily from the impact of the continued uncertainty in the economy on our customers, as well as growth in the commercial mortgage loan portfolio. The increase in the allocated allowance for international loans resulted primarily from an increase in reserves related to Argentine and non-trade Brazilian exposure as a result of political and economic events in those countries.

Actual loss ratios experienced in the future will likely vary from those projected. The uncertainty occurs because factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not captured by the application of projected loss ratios or identified industry specific and geographic risks. An unallocated portion of the allowance is maintained to capture these probable losses. The unallocated allowance reflects management’s view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Determination of the probable losses inherent in the portfolio involves the exercise of judgment. Factors that were considered in the evaluation of the adequacy of the Corporation’s unallocated allowance include the imprecision in the risk rating system and the risk associated with new customer relationships. The unallocated allowance was $38 million at December 31, 2002, an increase of $1 million from 2001.

In the fourth quarter 2002, the Corporation reclassified the portion of the allowance allocated to loans based on industry specific and geographic risks inherent in certain portfolios from the unallocated to the allocated portion of the allowance. The reclassification represents management’s decision to assign these amounts to specific loan categories. Prior periods have been reclassified to reflect the results of this change.

Management also considers industry norms and the expectations of rating agencies and banking regulators in determining the adequacy of the allowance. The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory stability in countries where the Corporation has a concentration of loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allocated allowance. Inclusion of other industry specific and geographic portfolio exposures in the allocated allowance, as well as significant increases in the current portfolio exposures, could also increase the amount of the allocated allowance. Any of these events, or some combination, may result in the need for additional provision for loan losses in order to maintain an adequate allowance.

Net Loans Charged Off
to Average Loans

2002	1.14%
2001	0.46%
2000	0.50%
1999	0.31%
1998	0.34%

Allowance for Loan Losses
to Total Loans

2002	1.87%
2001	1.55%
2000	1.46%
1999	1.46%
1998	1.46%

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(dollar amounts in millions)

Years Ended December 31	2002	2001	2000	1999	1998

Balance at beginning of year	$637	$585	$529	$498	$459
Transfer to loans held for sale	—	—	—	(4)	—
Loans charged off:
Domestic
Commercial	425	200	200	101	70
Real estate construction	1	2	—	—	2
Commercial mortgage	10	3	1	2	1
Residential mortgage	—	—	—	—	—
Consumer	9	5	11	31	65
Lease financing	9	7	1	—	4
International	63	15	11	10	7

Total loans charged off	517	232	224	144	149
Recoveries:
Domestic
Commercial	27	35	21	21	21
Real estate construction	—	—	—	—	—
Commercial mortgage	2	1	1	3	9
Residential mortgage	—	1	—	—	—
Consumer	3	5	7	10	13
Lease financing	3	1	—	1	—
International	1	—	—	—	—

Total recoveries	36	43	29	35	43

Net loans charged off	481	189	195	109	106
Provision for loan losses	635	241	251	144	145

Balance at end of year	$791	$637	$585	$529	$498

Ratio of allowance for loan losses to total loans at end of year	1.87%	1.55%	1.46%	1.46%	1.46%
Ratio of net loans charged off during the year to average loans outstanding during the year	1.14%	0.46%	0.50%	0.31%	0.34%

Allowance for credit losses on lending-related commitments*	$35	$18	$23	$19	$17

*	Included in accrued expenses and other liabilities on the consolidated balance sheets.

The provision for loan losses was $635 million in 2002, compared to $241 million and $251 million in 2001 and 2000, respectively. The significant increase in the provision for loan losses in 2002 resulted primarily from the impact of the continued uncertainty in the economy on our customers as evidenced by the level of charge-offs, a decision to sell certain loans and an increase in reserves related to Argentine and non-trade Brazilian exposure. Business bankruptcy rates both nationally and in the Michigan market, where the Corporation has a geographic concentration of credit, increased significantly in 2002. The Michigan regional Purchasing Management Index has been relatively neutral, suggesting a much slower than normal recovery for the manufacturing and auto supplier sectors of the regional economy, where the Corporation has an industry concentration of credit. This economic uncertainty has directly impacted the Corporation’s customers, and has led to a higher provision for loan losses in 2002.

Also contributing to the increase in the 2002 provision was $104 million recorded in the third quarter to cover charge-offs related to certain loans that were subsequently sold in the fourth quarter. In addition, political and economic events in Argentina and Brazil led to an increase in the 2002 provision to increase reserves related to the Corporation’s exposure in those countries. Refer to the “Earning Assets” section on page 33 of this Financial Review for further discussion of the Corporation’s Argentine and Brazilian exposure. Included in the provision for loan losses in 2001 was a $25 million merger-related charge to conform the credit policies of Imperial Bancorp (Imperial), a $7 billion banking company acquired in 2001, with those of the Corporation. Net charge-offs in 2002 were $481 million, or 1.14 percent of average total loans, compared to $189 million, or 0.46 percent, in 2001 and $195 million, or 0.50 percent, in 2000. Also, 2000 was affected by additional charge-offs taken by Imperial, to align charge-off policies with the Corporation. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Table 4 on page 28.

The significant increase in the provision for loan losses in 2002 over 2001 occurred despite a decrease in nonperforming assets. Nonperforming assets at December 31, 2002 were $579 million, as compared to $627 million at December 31, 2001. The charge-offs during the year both reduced the amount of nonperforming assets and reduced the carrying value of nonaccrual loans as a percent of contractual value from 75 percent at December 31, 2001, to 60 percent at December 31, 2002. The economic and country risk factors previously mentioned and the impact of the significant increase in net charge-offs also increased the required levels of provision for loan losses. For further information on changes in nonperforming assets, see the “Nonperforming Assets” section of this financial review on page 36.

The allowance as a percentage of total loans, nonperforming assets and annual net charge-offs is provided in the following table.

Years Ended December 31	2002	2001	2000

Allowance for loan losses as a percentage of total loans at end of year	1.87%	1.55%	1.46%
Allowance for loan losses as a percentage of nonperforming assets at end of year	136	102	172
Allowance for loan losses at end of year as a percentage of total net charge-offs for the year	164	337	300

The allowance for loan losses as a percentage of total period-end loans increased to 1.87 percent at December 31, 2002, from 1.55 percent at December 31, 2001. The allowance for loan losses as a percent of nonperforming assets increased to 136 percent at December 31, 2002, from 102 percent at December 31, 2001. This increased allowance coverage of loans and nonperforming assets resulted primarily from economic and country risk factors previously noted. As reflected in the table above, the allowance as a percentage of nonperforming assets at year-end 2001 declined from 2000 levels. Nonperforming assets increased in 2001. However, a stabilization of the loan watch list during the fourth quarter 2001 and projected improvement in economic indicators at the end of 2001 impacted the year-end 2001 allowance for loan losses. The decline in the allowance for loan losses at end of year as a percentage of net charge-offs for the year resulted from the high level of net charge-offs in 2002. Coverage of loans and nonperforming assets is expected to remain similar to year-end 2002 levels until an improvement in the domestic business climate occurs and/or the Argentine and Brazilian environments improve.

The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including letters of credit and financial guarantees. This allowance was previously included with the allowance for loan losses in the financial statements. In 2002, the Corporation reclassified the allowance to cover probable credit losses inherent in lending-related commitments to “accrued expenses and other liabilities” on the consolidated balance sheets. Prior periods have been reclassified to reflect this change. At December 31, 2002 and 2001, the allowance for credit losses on lending-related commitments was $35 million and $18 million, respectively.

NONINTEREST INCOME
(in millions)

Years Ended December 31	2002	2001	2000

Service charges on deposit accounts	$227	$211	$189
Fiduciary income	171	180	181
Commercial lending fees	69	67	61
Letter of credit fees	60	58	52
Foreign exchange income	40	35	27
Brokerage fees	38	44	44
Investment advisory revenue, net	27	12	119
Bank-owned life insurance	53	33	23
Equity in earnings of unconsolidated subsidiaries	8	(43)	14
Warrant income	5	5	30
Securities gains	41	20	16
Net gain on sales of businesses	12	31	50
Other noninterest income	149	184	174

Total noninterest income	$900	$837	$980

Noninterest income increased $63 million, or eight percent, to $900 million in 2002, compared to $837 million in 2001 and decreased $143 million, or 15 percent, in 2001, compared to $980 million in 2000. An analysis of increases and decreases by individual line item is presented below.

Service charges on deposit accounts increased $16 million, or eight percent, in 2002 compared to an increase of $22 million, or 12 percent, in 2001. The increases in both 2002 and 2001 were due to continued growth in deposits, the sale of new and existing cash management services to business customers and the benefit of lower earnings credit allowances provided to business customers.

Fiduciary income decreased $9 million, or five percent, in 2002, after remaining relatively flat in 2001 as compared to 2000. Personal and institutional trust fees are the two major components of this category. These fees are based on services provided and assets managed. Fluctuations in the market values of the underlying assets managed, particularly equity securities, impact fiduciary income. The income decline in 2002 reflects the effect that equity market conditions had on assets under management.

Commercial lending fees increased $2 million, or four percent, in 2002 compared to an increase of $6 million, or 10 percent, in 2001. The rate of growth declined due to the slower economy and its impact on activity/deal-based fees.

Letter of credit fees increased $2 million, or five percent, in 2002 compared to an increase of $6 million, or 11 percent, in 2001. These increases were primarily related to increased demand for international trade services from new and existing customers. As with commercial lending fees, the rate of growth declined due to the slower economy.

Foreign exchange income increased $5 million, or 13 percent, to $40 million in 2002 compared to an increase of $8 million, or 30 percent, in 2001. The increase in 2002 was primarily due to an increase in income from trade-related services provided to new and existing customers. The increase in 2001 was primarily due to an increase in revenues generated by the Corporation’s Mexico subsidiary.

Brokerage fees decreased $6 million, or 14 percent, to $38 million, in 2002, compared to $44 million in 2001 and 2000. Brokerage fees include commissions from retail broker transactions and

Noninterest Income

(in millions)

2002	$900
2001	$837
2000	$980
1999	$893
1998	$692

mutual fund sales and are subject to changes in the level of market activity. Reduced transaction volumes due to market conditions contributed to the 2002 declines.

Investment advisory revenue, which includes revenue generated by the Corporation’s asset management reporting unit (Munder), increased $15 million, or 132 percent, in 2002, compared to a decrease of $107 million, or 90 percent, in 2001. The increase in 2002 was due primarily to a $35 million reduction in impairment charges on deferred distribution costs, discussed more fully below, partially offset by a $20 million reduction in investment advisory revenue as general market conditions continued to weaken in 2002. Declining stock market performance resulted in the continued decrease in assets under management at Munder to $32 billion at December 31, 2002, from $35 billion at December 31, 2001, and $40 billion at year-end 2000.

The Corporation recorded impairment charges on deferred distribution costs of $5 million in 2002, $40 million in 2001 and $7 million in 2000. These charges resulted from a continued reassessment of the recoverability of unamortized commission costs paid to brokers for selling Class B mutual fund shares. Net asset values in these funds have declined as market conditions weakened. These declines prompted the Corporation’s revaluation of expected future cash flows from the funds, which are based on a percentage of assets under management and early redemption fees over a prescribed number of years. Net remaining deferred distribution costs at December 31, 2002 were $19 million. The changes in deferred distribution costs are reflected in the following table. Given net asset values at December 31, 2002, it would take a decline in total Class B mutual fund shares under management at Munder of approximately 20 percent to trigger further impairment, which at that level would be approximately $2 million. Each additional five percentage point decline results in a further impairment of approximately $1 million.

Inherent in the model used to estimate future cash flows are an assumed growth rate in assets under management of 8% during the recoupment period, an assumed early redemption rate of 20%, and a discount rate based on the libor curve plus 275 basis points. Changes that fall within a reasonably possible range in either the redemption rate or discount rate used do not have a significant impact on impairment. At December 31, 2002, reducing the assumed growth rate to 0% would not trigger impairment.

DEFERRED DISTRIBUTION COSTS
(in millions)

	2002	2001	2000

Balance at January 1	$33	$86	$21
Commissions paid to brokers	3	11	118
Redemption fees received	(5)	(10)	(12)
Amortization of costs	(7)	(14)	(34)
Impairment charge	(5)	(40)	(7)

Balance at December 31	$19	$33	$86

Bank-owned life insurance income increased $20 million to $53 million in 2002, compared to an increase of $10 million to $33 million in 2001. The increase in 2002 was due primarily to non-taxable proceeds on bank-owned life insurance policies due to death benefits received, including $9 million of proceeds from the death of an executive in the second quarter 2002, and an increase in policies held.

Equity in earnings of unconsolidated subsidiaries increased $51 million in 2002, compared to a decrease of $57 million in 2001. Included in equity in earnings of unconsolidated subsidiaries in 2001 was a one-time $57 million charge related to long-term incentive plans at a United Kingdom subsidiary, Framlington (a London, England based investment manager), of which Munder is a minority owner. In 2000, equity in earnings of unconsolidated subsidiaries included a $7 million write-down of low-income housing investments accounted for under the equity method.

Warrant income was $5 million in both 2002 and 2001, and $30 million in 2000. The Corporation recognizes warrant income when the warrant positions become marketable as a result of a public equity offering. The decrease in warrant income in 2001 resulted from a decrease in public equity offerings.

The Corporation recognized net gains related to its investment securities portfolio of $41 million, $20 million, and $16 million in 2002, 2001 and 2000, respectively. The 2002 gain was net of $14 million in write-downs of Argentine securities recorded in 2002 and included a net gain of $57 million from the sale of securities in the fourth quarter 2002.

The net gain on the sales of businesses in 2002 included a gain of $12 million related to the sale of Official Payments Corporation (“OPAY”) (a 55 percent owned consolidated subsidiary). In 2001, net gain on the sales of businesses included a $21 million gain on the sale of the Corporation’s ownership in an automated teller machine (ATM) network provider and an $8 million gain from the sale of substantially all of the assets of a deposit-servicing subsidiary. In 2000, the sale of consumer loans resulted in a gain of $48 million.

Other noninterest income decreased $35 million, or 19 percent, in 2002 compared to an increase of $10 million, or six percent, in 2001. Other noninterest income in 2002 included $5 million of net losses on the sale of commercial loans held for sale. In 2001, other noninterest income included $11 million in net gains resulting from the purchase and subsequent sale of interest rate derivative contracts which failed to meet the Corporation’s risk-reduction criteria and a $5 million gain from the demutualization of an insurance carrier. In 2000, other noninterest income included a $6 million gain from the demutualization of an insurance carrier, offset by a $6 million write-down of low-income housing investments accounted for under the cost method. Comparisons of other noninterest income were impacted by the divestiture of OPAY in the third quarter of 2002 and Imperial’s merchant bankcard business in the second quarter of 2001. Combined, these divestitures resulted in a reduction of other noninterest income of $9 million in 2002, when compared to 2001.

NONINTEREST EXPENSES
(in millions)

Years Ended December 31	2002	2001	2000

Salaries	$699	$707	$748
Employee benefits	145	135	126

Total salaries and employee benefits	844	842	874
Net occupancy expense	122	115	110
Equipment expense	62	70	76
Outside processing fee expense	65	61	59
Customer services	26	41	37
Goodwill impairment	86	—	—
Restructuring charges	—	152	—
Other noninterest expenses	310	306	355

Total noninterest expenses	$1,515	$1,587	$1,511

Noninterest expenses decreased $72 million, or five percent, to $1,515 million in 2002, compared to $1,587 million in 2001 and increased $76 million, or five percent, in 2001, compared to $1,511 million in 2000. A detailed analysis of increases and decreases by individual line item is presented below.

Total salaries expense decreased $8 million, or one percent, in 2002 versus a decrease of $41 million, or five percent, in 2001. The decrease in 2002 was primarily due to a $40 million decline in business unit and executive incentives, net of a $17 million compensation charge related to the adoption of the fair value method of accounting for stock options and approximately $17 million in merit increases. The decrease in 2001 compared to 2000 was attributable to lower levels of business unit incentives. Business unit incentives are tied to revenue growth, while executive incentives are tied to peer-based comparisons of corporate results. For further information on the adoption of the fair value method of accounting for stock options, refer to Notes 1 and 16 to the consolidated financial statements on pages 50 and 59, respectively.

Employee benefits expense increased $10 million, or seven percent in 2002 compared to an increase of $9 million, or seven percent, in 2001. The increase in 2002 was primarily due to an increase in pension expense and employee healthcare costs. The increase in 2001 compared to 2000 was primarily due to an increase in employee healthcare costs. For a further discussion of pension expense, refer to Note 17 to the consolidated financial statements on page 60. Employee healthcare costs, net of the portion borne by employees, are expected to continue to increase at a pace greater than the overall rate of inflation.

Net occupancy and equipment expenses, on a combined basis, decreased $1 million, or less than one percent, to $184 million in 2002, compared to a decrease of $1 million, or less than one percent, in 2001. The 2002 decline resulted from the previously mentioned divestiture of OPAY in the third quarter of 2002.

Outside processing fees increased $4 million, or six percent, to $65 million in 2002, from $61 million in 2001 and increased $2 million, or four percent, in 2001, compared to $59 million in 2000. The impact of the divestiture of Imperial’s merchant bankcard business in the second quarter of 2001 impacted the percentage growth in this expense in both 2002 and 2001.

Customer service fees decreased $15 million, or 35 percent, to $26 million in 2002, from $41 million in 2001 and increased $4 million, or 11 percent, in 2001, from $37 million in 2000. Customer service fees represent expenses paid on behalf of customers, and are one method to attract and retain certain noninterest-bearing deposit balances. As a result of a lower interest rate environment, fewer credits were provided to these customers in 2002.

A goodwill impairment charge of $86 million was recorded as a result of the Corporation’s annual evaluation of goodwill. This charge resulted from the continued decline in equity markets, and its related impact on the valuation of the Corporation’s Munder subsidiary. Further declines in equity markets could trigger additional goodwill impairment charges in future periods. Additional information on the goodwill impairment charge can be found in the “Critical Accounting Policies” section on page 42 of this financial review and Note 8 to the consolidated financial statements on page 55.

The Corporation recorded restructuring charges of $152 million in 2001. The restructuring charges included $148 million related to the first quarter 2001 acquisition of Imperial and $4 million at the Corporation’s OPAY subsidiary. The OPAY restructuring charge is shown net of the portion of the charge attributable to the minority shareholders in OPAY. The Corporation sold its OPAY subsidiary in 2002. In addition, the Corporation recorded a $25 million merger-related charge in 2001 that is included in the provision for loan losses to conform the credit policies of Imperial with those of the Corporation. The integration with Imperial was completed in fourth quarter 2001 and all merger-related and restructuring charges have been expensed. As a result of the Imperial restructuring, the Corporation’s 2002 annual savings was estimated at $60 million. For additional information on both restructuring charges, including their components, refer to Note 19 to the consolidated financial statements on page 63.

Other noninterest expenses increased $4 million, or one percent, in 2002 compared to a $49 million decrease, or 14 percent, in 2001. In accordance with new accounting rules, goodwill amortization was discontinued January 1, 2002. Other noninterest expenses declined $31 million in 2002 as a result of this change in accounting for goodwill. Partially offsetting this decline was the provision for probable credit losses on lending-related commitments, which was $17 million in 2002, compared to a credit of ($5) million in 2001. For additional information on the provision for probable credit losses on lending-related commitments refer to Notes 1 and 22 to the consolidated financial statements on

Noninterest Expenses

(in millions)

2002	$1,515
2001	$1,587
2000	$1,511
1999	$1,387
1998	$1,263

pages 50 and 65, respectively. Other noninterest expenses in 2001 included $5 million in minority interest income to record Munder’s minority interest holders’ share of the Framlington long-term incentive plans charge discussed in noninterest income. In 2000, other noninterest expenses included $12 million of interest associated with a preliminary settlement of Federal tax years prior to 1993, a $6 million contribution to the Corporation’s charitable foundation and $6 million in marketing costs to launch a new closed-end fund.

The Corporation’s efficiency ratio is defined as total noninterest expenses divided by the sum of net interest revenue (FTE) and noninterest income, excluding securities gains. The ratio decreased to 50.59 percent in 2002, compared to 54.30 percent in 2001 and 50.88 percent in 2000. The efficiency ratio in 2001 was impacted by $152 million in merger-related and restructuring charges recorded during the year.

INCOME TAXES

The provision for income taxes was $281 million in 2002, compared to $401 million in 2001 and $431 million in 2000. The effective tax rate, computed by dividing the provision for income taxes by income before taxes, was 31.8 percent in 2002, 36.1 percent in 2001 and 35.3 percent in 2000. The lower effective tax rate in 2002 resulted, in part, from the reduction in income before income taxes, which increased the proportion of permanent tax differences to pre-tax income. The tax rate in 2002 was also impacted by increased non-taxable revenue on bank-owned life insurance policies. The Corporation’s $169 million deferred income tax liability at December 31, 2002 was net of a deferred tax asset of $471 million, which the Corporation’s management believes will be realized in future periods. Management based this conclusion on the expectation that taxable income in future years will equal or exceed taxable income in 2002, both in the aggregate and in those state(s) where the incidence of taxable income is necessary to assure realization of deferred tax assets. In the event that the future taxable income does not occur in the manner anticipated, other strategies could be employed to preclude the need to recognize a valuation allowance against the deferred tax asset.

STRATEGIC LINES OF BUSINESS

The Corporation’s operations are strategically aligned into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based upon the products and services provided. In addition to the three major lines of business, the Finance Division is also reported as a segment. The Other category includes items not directly associated with these lines of business or the Finance Division. Note 26 to the consolidated financial statements on page 70 describes how these segments were identified and presents financial results of these businesses for the years ended December 31, 2002, 2001 and 2000.

The Business Bank’s net income decreased $19 million, or four percent, to $508 million in 2002, compared to an increase of $88 million, or 20 percent, to $527 million in 2001. Net interest income increased $227 million and noninterest expenses decreased $6 million, offset by an increase of $233 million in the provision for loan losses and a decrease in noninterest income of $12 million. The increase in net interest income was primarily due to strong growth in deposits, particularly in the Corporation’s Financial Services Group business. Average loans outstanding were virtually unchanged from 2001, as decreases in loans to large business customers were offset by increases in other loan portfolios, particularly commercial real estate. The increase in provision for loan losses resulted from the impact of the continued uncertainty in the economy on the Business Bank’s customers and from the sale of certain nonperforming loans in 2002.

Individual Bank net income decreased $13 million, or five percent, to $272 million in 2002, compared to a decrease of $40 million, or 12 percent, to $285 million in 2001. Net interest income increased $35 million, or five percent, principally from an increase in loan and deposit balances. The provision for loan losses was $53 million in 2002, compared to $22 million in 2001, as the continued uncertainty in the economy had a negative impact on the loan quality of small business customers. The decrease in noninterest income of $26 million, or eight percent, included lower personal trust fees of $10 million, and a reduction of $10 million in merchant interchange income as a result of the sale of Imperial’s merchant processing business in 2001.

The net loss for the Investment Bank was $65 million in 2002, compared to a net loss of $68 million in 2001. Net income in 2002 was reduced by an $86 million pre-tax goodwill impairment charge at the asset management reporting unit (Munder) and a $5 million deferred distribution cost impairment charge. The net loss in 2001 included deferred distribution cost impairment charges totaling $40 million and a $57 million charge related to long-term incentive plans at Framlington. Noninterest expenses, excluding the goodwill and deferred distribution cost impairment charges cited above, decreased $17 million in 2002 due to the effect of the discontinuance of goodwill amortization as a result of the adoption of SFAS No. 142, lower revenue-related incentives and lower advertising costs.

The net loss for the Finance Division was $56 million in 2002, compared to net income of $57 million in 2001. The year-over-year change primarily resulted from a $217 million decrease in net interest income, partially offset by a $20 million increase in noninterest income. Net interest income in the Finance Division decreased primarily due to high funding credits paid to the Business and Individual Bank units related to indeterminate life deposit accounts (principally noninterest-bearing demand accounts). The increase in noninterest income in 2002 was primarily caused by increased gains on the sale of securities of $37 million, partially offset by a decrease in securities trading income of $19 million, from unusually high levels in 2001.

The net loss for the Other category was $58 million in 2002, compared to a net loss of $91 million in 2001. The smaller loss in 2002 was primarily the result of $148 million of Imperial merger-related restructuring charges included in 2001 noninterest expenses, and a $25 million merger-related charge included in the 2001 provision for loan losses to conform the credit policies of Imperial with the Corporation. Partially offsetting this reduction was a significant increase in the provision for loan losses not assigned to other lending units in 2002. Noninterest income in 2002 included a $12 million gain on the sale of OPAY and $9 million in income from bank-owned life insurance. Noninterest income for the Other category in 2001 included a $21 million gain from the sale of the Corporation’s ownership in an ATM network provider. The decrease in the net interest margin in 2002 was due to an increase in net corporate overhead assets.

TABLE 5: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

(in millions)

December 31	2002	2001	2000	1999	1998

Investment securities available for sale
U.S. Treasury and other Government agency securities	$2,748	$3,920	$3,135	$2,950	$2,882
State and municipal securities	23	32	46	73	115
Other securities	282	339	710	760	410

Total investment securities available for sale	$3,053	$4,291	$3,891	$3,783	$3,407

Commercial loans	$25,242	$25,176	$26,009	$23,629	$22,097
International loans
Government and official institutions	9	9	2	10	12
Banks and other financial institutions	199	427	402	391	433
Commercial and industrial	2,557	2,579	2,167	2,172	2,268

Total international loans	2,765	3,015	2,571	2,573	2,713
Real estate construction loans	3,457	3,258	2,915	2,167	1,339
Commercial mortgage loans	7,194	6,267	5,361	4,873	4,322
Residential mortgage loans	789	779	808	871	1,038
Consumer loans	1,538	1,484	1,477	1,389	1,897
Lease financing	1,296	1,217	1,029	803	647

Total loans	$42,281	$41,196	$40,170	$36,305	$34,053

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $53.3 billion at year-end 2002, an increase of $2.5 billion from $50.8 billion at December 31, 2001. On an average basis, total assets increased to $51.1 billion in 2002 from $49.7 billion in 2001, an increase of $1.4 billion. This increase was funded primarily by deposits, which rose on average $2.4 billion, partially offset by a reduction in short-term borrowings which declined on average $622 million and in medium- and long-term debt, which declined on average $435 million.

EARNING ASSETS

The Corporation’s average earning assets balances are reflected in Table 2 on page 25. Total earning assets were $47.8 billion at December 31, 2002, an increase of $1.2 billion from $46.6 billion at year-end 2001. On an average basis, total earning assets were $47.1 billion in 2002, compared to $45.7 billion in 2001. Average total loans in 2002 increased $720 million, or two percent, from 2001 levels. Although certain business loan categories continued to show significant growth in 2002, total business loan growth slowed in 2002 due to the continued uncertainty in the economy and management’s strategy to reduce large corporate non-relationship loans and loans in certain Latin American countries experiencing difficulties. Average commercial mortgage loans increased $1.1 billion, or 19 percent, real estate construction increased $263 million, or nine percent, and average international loans increased $188 million, or seven percent. These increases were partially offset by a decline of $941 million, or four percent, in average commercial loans in 2002. The decline in average commercial loans was primarily in loans to large non-relationship corporate customers.

International loans averaged $3.0 billion in 2002, an increase of $188 million, or seven percent, from 2001. However, period-end international loans decreased eight percent, to $2.8 billion at December 31, 2002, compared to $3.0 billion at December 31, 2001. International loans declined primarily in Argentina and Brazil. The Corporation has operating platforms in all three North American countries. Active risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower’s country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexican cross-border outstandings of $1,190 million, or 2.23 percent of total assets, was the only country with outstandings exceeding 1.00 percent of total assets at December 31, 2002. Brazil was the only country with cross-border outstandings between 0.75 and 1.00 percent of total assets at year end 2002, with outstandings totaling $463 million, or 0.87 percent of total assets, at December 31, 2002. Additional information on the Corporation’s International cross-border risk in countries where the Corporation’s outstandings exceeded 1.00 percent of total assets at the end of one or more of the three years in the period ended December 31, 2002 is provided in Table 8 on page 34. As a result of political and economic events in Argentina and Brazil, the Corporation is closely monitoring its Argentine and Brazilian exposures. Total Argentine exposure at December 31, 2002, was $85 million and consisted of $70 million of loans, $6 million of securities and $9 million of unfunded commitments. This represents a decrease of $134 million from total Argentine exposure of $219 million at December 31, 2001. Total Brazilian exposure at December 31, 2002, was $511 million and consisted of $412 million of loans, $51 million of securities and $48 million of unfunded commitments. This represents a decrease of $205 million from total Brazilian exposure of $712 million at December 31, 2001.

Average commercial real estate loans, consisting of real estate construction and commercial mortgage loans, increased $1.4 billion, or 15 percent, from 2001 to 2002. Average loans to borrowers not primarily engaged in the business of commercial real estate represented $5.7 billion, or 56 percent, of the 2002 $10.1 billion

TABLE 6: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

(in millions)

		After One
	Within	But Within	After
December 31, 2002	One Year*	Five Years	Five Years	Total

Commercial loans	$19,348	$4,644	$1,250	$25,242
International loans	2,413	339	13	2,765
Real estate construction loans	2,537	729	191	3,457
Commercial mortgage loans	2,713	3,113	1,368	7,194

Total	$27,011	$8,825	$2,822	$38,658

Loans maturing after one year
Predetermined (fixed) interest rates		$3,628	$2,565
Floating interest rates		5,197	257

Total		$8,825	$2,822

*Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

TABLE 7: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

(dollar amounts in millions)

December 31	2002		2001		2000		1999		1998

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Domestic
Commercial	$485	60%	$414	61%	$353	65%	$309	65%	$281	65%
Real estate construction	26	8	17	8	11	7	12	6	9	4
Commercial mortgage	86	17	61	15	59	13	35	14	21	13
Residential mortgage	—	2	—	2	—	2	—	2	—	3
Consumer	18	4	11	4	8	4	18	4	48	5
Lease financing	8	3	9	3	5	3	8	2	6	2
International	130	6	88	7	105	6	95	7	84	8
Unallocated	38		37		44		52		49

Total	$791	100%	$637	100%	$585	100%	$529	100%	$498	100%

Amount — allocated allowance
% — loans outstanding as a percentage of total loans

TABLE 8: INTERNATIONAL CROSS-BORDER OUTSTANDINGS
(year-end outstandings exceeding 1% of total assets)

(in millions)

		Governments	Banks and
		and Official	Other Financial	Commercial
December 31		Institutions	Institutions	and Industrial	Total

Mexico	2002	$15	$7	$1,168	$1,190
	2001	17	25	1,207	1,249
	2000	11	40	1,032	1,083

Brazil	2001	$31	$322	$236	$589

TABLE 9: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO — FULLY TAXABLE EQUIVALENT

(dollar amounts in millions)

	Maturity†

											Weighted
December 31, 2002	Within 1 Year		1 - 5 Years		5 - 10 Years		After 10 Years		Total		Average
											Maturity
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Yrs./Mos.

Available for sale
U.S. Treasury and other Government agency securities	$86	4.22%	$805	4.81%	$33	6.53%	$1,824	5.06%	$2,748	4.98%	13/9
State and municipal securities	7	6.60	10	6.02	5	6.33	1	6.40	23	6.27	2/10
Other securities
Other bonds, notes and debentures	96	4.39	88	5.82	18	3.05	11	9.71	213	5.14	2/10
Other investments*	—	—	—	—	—	—	69	—	69	—	—

Total investment securities available for sale	$189	4.40%	$903	4.92%	$56	5.38%	$1,905	5.09%	$3,053	5.00%	12/10

*	Balances are excluded from the calculation of total yield.
†	Based on final contractual maturity.

average commercial real estate loans, as compared to $5.2 billion, or 60 percent, of the 2001 $8.8 billion average commercial real estate loans.

Average residential mortgage loans decreased $37 million, or five percent, from 2001, reflecting management’s decision to sell the majority of its mortgage originations. Growth in home equity lending generated a $25 million, or two percent, increase in consumer loans.

Average investment securities rose to $4.4 billion in 2002, compared to $3.9 billion in 2001. Average U.S. government and agency securities increased $550 million, while average state and municipal securities decreased $13 million. Increases in U.S. government and agency securities resulted from interest rate risk and balance sheet management decisions while the tax-exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these types of securities discouraged additional investment. Average other securities decreased $86 million in 2002. Other securities at December 31, 2002 consisted primarily of collateralized mortgage obligations (CMOs), Brady bonds and Eurobonds. As a result of securities sales in the fourth quarter 2002, investment securities available for sale declined $1.2 billion, or 29 percent, from December 31, 2001 to December 31, 2002, as reflected in Table 5 on page 33. The Corporation had commitments to purchase U.S. government and agency securities for its available-for-sale portfolio of $575 million at December 31, 2002 and committed to purchase an additional $900 million in the first half of January 2003.

OTHER EARNING ASSETS

Short-term investments include interest-bearing deposits with banks, federal funds sold, securities purchased under agreements to resell, trading securities and loans held for sale. These investments provide a range of maturities under one year to manage short-term investment requirements of the Corporation. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks’ international banking facilities located in the United States. Average short-term investments increased to $602 million during 2002, from $442 million in 2001, due primarily to an increase in loans held for sale and federal funds sold. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Loans held for sale typically represent residential mortgage loans and Small Business Administration loans that have been originated and which management decided to sell. In addition, other loans or loan portfolios to be sold are included in loans held for sale.

DEPOSITS AND BORROWED FUNDS

Average deposits were $37.7 billion during 2002, an increase of $2.4 billion, or seven percent, from 2001. Average noninterest-bearing deposits grew $1.6 billion, or 15 percent, from 2001, as a result of increased title and escrow deposits in the Corporation’s Financial Services Group business, which benefit from high home mortgage financing and refinancing activity. Future events, such as an increase in interest rates from current levels, could cause a decline in home mortgage financing and refinancing activity, which may result in lower levels of these deposits in the future. Average interest-bearing transaction, savings and money market deposits increased 31 percent during 2002, to $14.7 billion. Average certificates of deposit decreased $2.8 billion, or 21 percent, from 2001. This decrease was primarily from certificates of deposits issued in denominations in excess of $100,000 through brokers or to institutional investors. The absence of significant loan growth in 2002 and the robust increases in transaction, savings and money market deposits contributed to the reduced level of these deposits. Average foreign office time deposits increased $143 million, or 23 percent, over the 2001 level, due to increased deposits at Mexican and Canadian subsidiaries.

Average short-term borrowings decreased $622 million, or 24 percent, as deposit growth reduced the need for these funding sources. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, commercial paper and treasury tax and loan notes.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support expanding earning assets while providing liquidity which mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the Corporation’s and subsidiary banks’ total capital ratio at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium- and long-term debt decreased on an average basis by $435 million as deposit growth and slowing loan growth reduced the need for these funding sources. Further information on medium- and long-term debt is provided in Note 12 to the consolidated financial statements on page 57.

CAPITAL

Shareholders’ equity was $4.9 billion at December 31, 2002, up $140 million, from December 31, 2001. This increase was primarily due to $266 million of retained earnings (net income less cash dividends declared), $50 million of common stock issued for employee stock plans and $12 million in other comprehensive income, offset by a reduction in equity of $210 million from repurchasing 3.5 million shares of common stock in open market purchases. The Corporation has approximately 5 million additional shares authorized for repurchase by the Board of Directors’ current resolutions. Further information on the change in other comprehensive income is provided in Note 14 to the consolidated financial statements on page 58.

The Corporation declared common dividends totaling $335 million, or $1.92 per share, on net income applicable to common stock of $601 million. The dividend payout ratio calculated on a per share basis, was 56 percent in 2002 versus 45 percent in 2001 and 37 percent in 2000.

At December 31, 2002, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered “well capitalized” by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. Refer to Note 21 to the consolidated financial statements on page 64 for the capital ratios.

RISK MANAGEMENT

The Corporation assumes various types of risk in the normal course of business. Management believes that the most significant risk exposures are from credit, interest rate, liquidity, market and operations. Comerica employs risk management processes to identify, measure, monitor and control these risks.

In 2002, Comerica launched a program to enhance the Corporation’s risk management capabilities. As part of this program, the Corporation plans to introduce additional and new processes, tools and systems that are designed to provide management with deeper insight into the Corporation’s risks and will enhance the Corporation’s ability to control risks and ensure that appropriate compensation is received for risks taken. The program will also prepare the Corporation to report risk exposures and the overall risk profile in new ways that are useful to investors and regulators. The Corporation has established an Enterprise-wide Risk Management Steering Committee, which includes members of executive management, to oversee this program.

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

NONPERFORMING ASSETS

Nonperforming assets include loans and loans held for sale on nonaccrual status, loans which have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, real estate which has been acquired primarily through foreclosure and is awaiting disposition (“Other Real Estate” or “ORE”) and debt securities on nonaccrual status. The Corporation’s policies regarding nonaccrual loans reflect the importance of timely identification of troubled loans.

Consumer loans are charged off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest, unless the loan or debt security is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans which have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are not included in nonperforming assets. However, such loans may be required to be evaluated for impairment. Refer to Note 4 of the consolidated financial statements on page 54 for a further discussion of impaired loans.

Nonperforming assets decreased $48 million, or eight percent, to $579 million at December 31, 2002 from $627 million at December 31, 2001. Nonaccrual loans decreased $52 million, or eight percent, to $565 million at December 31, 2002, from $617 million at December 31, 2001. ORE remained unchanged at $10 million for both year-end 2002 and 2001, while nonaccrual debt securities increased to $4 million at December 31, 2002. As shown in the Table 10 on page 37, nonaccrual commercial loans decreased $95 million due to high levels of charge-offs and the sale of commercial nonaccrual loans in 2002. This reduction

Nonperforming Assets to Loans,
Other Real Estate and Nonaccrual Debt Securities

2002	1.37%
2001	1.52%
2000	0.84%
1999	0.59%
1998	0.48%

TABLE 10: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

(dollar amounts in millions)

December 31	2002	2001	2000	1999	1998

Nonperforming assets
Nonaccrual loans
Commercial loans	$372	$467	$233	$116	$97
International loans	114	109	69	55	20
Real estate construction loans	19	10	5	—	2
Commercial mortgage loans	53	18	17	10	7
Residential mortgage loans	—	—	—	1	3
Consumer loans	2	5	3	5	3
Lease financing	5	8	4	6	7

Total nonaccrual loans	565	617	331	193	139
Reduced-rate loans	—	—	2	9	18

Total nonperforming loans	565	617	333	202	157
Other real estate	10	10	6	11	7
Nonaccrual debt securities	4	—	—	—	—

Total nonperforming assets	$579	$627	$339	$213	$164

Nonperforming loans as a percentage of total loans	1.34%	1.50%	0.83%	0.56%	0.46%
Nonperforming assets as a percentage of total loans, other real estate and nonaccrual debt securities	1.37	1.52	0.84	0.59	0.48
Allowance for loan losses as a percentage of total nonperforming assets	136	102	172	249	305
Loans past due 90 days or more and still accruing	$43	$44	$36	$48	$44

was partially offset by a $35 million increase in nonaccrual commercial mortgage loans. A substantial part of this increase in nonaccrual commercial mortgage loans involves owner-occupied properties in which the borrower is involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market. Loans are classified as commercial mortgage loans if the primary collateral is a lien on any real property. The term “primary collateral” means more than 50% of the facility at loan approval is predicated on the value of real property. Loans to such borrowers comprised $45 million of the $53 million in commercial real estate nonaccrual loans at year-end 2002. Latin American debt securities comprised the entire $4 million of nonaccrual debt securities at December 31, 2002. Loans past due 90 days or more and still on accrual status decreased $1 million to $43 million in 2002, from $44 million in 2001. Nonperforming assets as a percent of total loans, other real estate and nonaccrual debt securities were 1.37 percent and 1.52 percent at year-end 2002 and 2001, respectively.

The following table presents a summary of changes in nonaccrual loans based on an analysis of nonaccrual loans with book balances greater than $2 million.

(in millions)	2002	2001

Balance at January 1	$617	$331
Loans transferred to nonaccrual	733	702
Business loan gross charge-offs	(508)	(227)
Loans transferred to accrual status	(43)	(107)
Loans sold	(134)	(92)
Payments/Other	(100)*	10 *

Balance at December 31	$565	$617

*	Net change related to nonaccrual loans with balances less than $2 million, other than business loan charge-offs, are included in Payments/Other.

Of the loans with balances greater than $2 million transferred to nonaccrual status in 2002, $350 million were loans to customers in the manufacturing sector, $128 million were loans to customers in the services sector, with the remainder primarily loans to customers in the retail trade, finance and energy sectors. Customers related to the automotive industry comprised $154 million of the $350 million loans to manufacturers transferred to nonaccrual.

Of the charge-offs taken on nonaccrual loans with balances greater then $2 million in 2002, $161 million were charge-offs on loans to customers in the manufacturing sector, $76 million were on loans to customers in the services sector and $42 million were on loans to customers in the retail trade sector. The remainder of the charge-offs on loans greater than $2 million were spread primarily across customers in the finance sector, contractors, and customers in the transportation and consumer goods sectors. Customers related to the automotive industry comprised $71 million of the manufacturing sector charge-offs cited above.

Shared National Credit Program (SNC) loans comprised approximately 25 and 38 percent of total nonperforming assets at December 31, 2002 and 2001, respectively. SNC loans are facilities greater than $20 million shared by three or more financial institutions and reviewed by regulatory authorities at the lead bank or agent bank level. These loans comprised approximately 18 and 21 percent of total loans at December 31, 2002 and 2001, respectively. Of the $733 million of loans greater than $2 million transferred to nonaccrual status in 2002, $313 million were SNC loans.

The following nonaccrual loans table indicates the percentage of nonaccrual loan value to original contract value, which exhibits the degree to which loans reported as nonaccrual have been partially charged-off.

NONACCRUAL LOANS
(dollar amounts in millions)

December 31	2002	2001

Carrying value	$565	$617
Contractual value	938	826
Carrying value as a percentage of contractual value	60%	75%

Without an improvement in the economy, management expects nonperforming assets and net charge-offs, in the near term, to remain similar to 2002 year-end and fourth quarter levels, respectively. Nonperforming assets were $579 million at December 31, 2002 and net charge-offs were $82 million in the fourth quarter 2002.

CONCENTRATION OF CREDIT

Loans to companies and individuals involved with the automotive industry represented the largest significant industry concentration at December 31, 2002. These loans totaled $7.0 billion, or 17 percent, of total loans at December 31, 2002, compared to $6.1 billion, or 15 percent, at December 31, 2001. Included in these totals are floor plan loans to automotive dealers of $2.6 billion and $1.9 billion at December 31, 2002 and 2001, respectively. All other industry concentrations individually represented less than 10 percent of total loans at year-end 2002.

Nonperforming assets to companies and individuals involved with the automotive industry comprised approximately 16 percent of total nonperforming assets at December 31, 2002. The largest automotive industry loan on nonaccrual status at December 31, 2002, was $19 million. Total automotive industry-related net charge-offs were approximately $68 million in 2002. The largest automotive industry-related charge-off during the year was $20 million. The Corporation has successfully operated in the Michigan economy, despite a loan concentration and several downturns in the auto industry.

COMMERCIAL REAL ESTATE LENDING

The Corporation takes measures to limit risk inherent in its commercial real estate lending activities. These measures include limiting exposure to those borrowers directly involved in the commercial real estate markets and adherence to policies requiring conservative loan-to-value ratios for such loans. Commercial real estate loans, consisting of real estate construction and commercial mortgage loans, totaled $10.7 billion at December 31, 2002, of which $6.1 billion, or 58 percent, involved borrowers not primarily engaged in the business of commercial real estate and where the sources of repayment are not dependent on the performance of the real estate market.

The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. The portfolio totaled $3.5 billion and had approximately 1,700 loans, of which 56 percent had balances less than $1 million at December 31, 2002. The largest real estate construction loan had a balance of approximately $31 million at December 31, 2002. The commercial mortgage loan portfolio totaled $7.2 billion at December 31, 2002. The portfolio had approximately 8,100 loans, of which 79 percent had balances of less than $1 million, at December 31, 2002. The largest commercial mortgage loan had a balance of approximately $30 million at December 31, 2002.

The geographic distribution of real estate construction and commercial mortgage loan borrowers is an important factor in evaluating credit risk. The following table indicates, by address of borrower, the diversification of the Corporation’s real estate construction and commercial mortgage loan portfolio.

GEOGRAPHIC DISTRIBUTION OF BORROWERS
(in millions)

	Real Estate	Commercial
December 31, 2002	Construction	Mortgage

Michigan	$1,606	$4,300
California	1,081	1,311
Texas	478	638
Florida	145	281
Other	147	664

Total	$3,457	$7,194

INTEREST RATE RISK

Interest rate risk arises primarily through the Corporation’s core business activities of extending loans and accepting deposits. The Corporation actively manages its material exposure to interest rate risk. The principal objective of asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various types of financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. The Board of Directors, upon recommendations of the Risk Asset Quality Review Committee, establishes policies and risk limits pertaining to asset and liability management activities. The Board, with the assistance of the Risk Asset Quality Review Committee and the Asset and Liability Policy Committee (ALPC), monitors compliance with these policies. The ALPC meets regularly to discuss and review asset and liability management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments and deposit gathering.

INTEREST RATE SENSITIVITY

Interest rate risk arises in the normal course of business due to differences in the repricing and maturity characteristics of assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques is used to manage interest rate risk, including simulation analysis, economic value of equity and asset and liability repricing schedules. The ALPC regularly reviews the results of these interest rate risk measurements.

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation analysis as its principal risk management technique. The results of these analyses provide the information needed to assess the balance sheet structure. Changes in economic activity, different from those management included in its simulation analyses, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates “base” net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This “base” net interest income is then evaluated against interest rate scenarios that increase and decrease 200 basis points from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments entered into for risk management purposes are included in these analyses. The measurement of risk exposure,

TABLE 11: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

(dollar amounts in millions)

							Dec. 31,	Dec. 31,
						2008-	2002	2001
	2003	2004	2005	2006	2007	2026	Total	Total

VARIABLE RATE ASSET DESIGNATION:
Generic receive fixed swaps	$4,816	$3,500	$1,800	$500	$—	$—	$10,616	$11,069
Weighted average: (1)
Receive rate	8.23%	6.59%	7.43%	5.83%	—%	—%	7.44%	7.68%
Pay rate	3.32	4.25	4.26	1.84	—	—	3.71	4.07

FIXED RATE ASSET DESIGNATION:
Pay fixed swaps
Generic	$14	$—	$—	$—	$—	$—	$14	$34
Amortizing	1	4	—	—	—	—	5	1
Weighted average: (2)
Receive rate	3.05%	5.97%	—%	—%	—%	—%	3.72%	2.22%
Pay rate	3.11	6.70	—	—	—	—	3.96	2.56

FIXED RATE DEPOSIT DESIGNATION:
Generic receive fixed swaps	$1,467	$—	$—	$—	$—	$—	$1,467	$1,743
Weighted average: (1)
Receive rate	4.22%	—%	—%	—%	—%	—%	4.22%	4.87%
Pay rate	3.12	—	—	—	—	—	3.12	2.00

MEDIUM- AND LONG-TERM DEBT DESIGNATION:
Generic receive fixed swaps	$—	$—	$250	$—	$350	$900	$1,500	$1,650
Weighted average: (1)
Receive rate	—%	—%	7.04%	—%	6.67%	6.75%	6.78%	6.82%
Pay rate	—	—	1.40	—	1.61	1.76	1.67	2.66

Total notional amount	$6,298	$3,504	$2,050	$500	$350	$900	$13,602	$14,497

(1)	Variable rates paid on receive fixed swaps are based on one-month and three-month LIBOR or one-month Canadian Deposit Offered Rate (CDOR) effective December 31, 2002. Variable rates received on pay fixed swaps are based on prime at December 31, 2002.

(2)	Variable rates received are based on three-month and six-month LIBOR or one-month and three-month CDOR rates in effect at December 31, 2002.

at year-end 2002, for a decline in short-term interest rates to zero percent identified approximately $91 million, or four percent, of net interest income at risk during 2003. If short-term interest rates rise 200 basis points, net interest income would be enhanced during 2003 by approximately $104 million, or five percent. Corresponding measures of risk exposure for year end 2001 were $80 million of net interest income at risk for a 200 basis-point decline in rates and a $39 million enhancement of net interest income for a 200 basis-point rise in rates. Corporate policy limits adverse change to no more than five percent of management’s most likely net interest income forecast and the Corporation is operating within this policy guideline.

In addition to the simulation analysis, an economic value of equity calculation is performed. This measure of risk begins with an estimate of the mark-to-market valuation of the Corporation’s balance sheet and then applies the estimated market value impact of rate movements upon the assets and liabilities. The economic value of equity is then calculated as the residual necessary to re-balance the resulting assets and liabilities. The market value change in the economic value of equity is then compared to the corporate policy guideline limiting such change to 10 percent of book equity as a result of a non-parallel 200-basis point increase or decrease in short-term rates. The Corporation is operating within this policy parameter.

The Corporation also performs a traditional interest rate gap analysis. This additional interest rate risk measurement tool provides a rudimentary directional outlook on the impact of changes in interest rates. Management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk and therefore makes adjustments to provide a more accurate picture of the Corporation’s interest rate risk profile. Most assets and liabilities reprice either at maturity or in accordance with their contractual terms. However, the Corporation adjusts its balance sheet components to more accurately reflect repricing and cash flow behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposit categories to reflect the elasticity of the changes in the related interest rates relative to changes in market interest rates. In addition, estimates are made concerning early loan and security repayments. Prepayment assumptions are based on the expertise of portfolio managers along with input from financial markets. Consideration is given to current and future interest rate levels.

Interest rate sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, on an elasticity-adjusted basis, is between an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 10 percent of earning assets.

At December 31, 2002, the one-year interest sensitivity gap, reflecting contractual repricing and payment schedules of assets and liabilities as well as adjustments for core deposit elasticities and early loan and security repayments, was in an asset sensitive position of $3.5 billion, or seven percent of earning assets. Management has taken steps to reduce this position, including outstanding commitments to purchase investment securities for the available for sale portfolio of $575 million at December 31, 2002 and additional commitments to purchase $900 million in the first half of January 2003. The one-year interest sensitivity gap at December 31, 2001 was $1.5 billion liability sensitive, or three percent of earning assets.

Management anticipates balance sheet growth in 2003 to continue to add asset sensitivity, and will analyze both on- and off-balance sheet alternatives to achieve the desired interest rate risk profile for the Corporation.

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

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

RISK MANAGEMENT NOTIONAL ACTIVITY
(in millions)

	Interest	Foreign
	Rate	Exchange
	Contracts	Contracts	Totals

Balance at January 1, 2001	$18,652	$608	$19,260
Additions	8,255	13,797	22,052
Maturities/amortizations	(6,330)	(13,585)	(19,915)
Terminations	(6,080)	—	(6,080)

Balance at December 31, 2001	$14,497	$820	$15,317
Additions	4,014	16,433	20,447
Maturities/amortizations	(4,909)	(16,515)	(21,424)

Balance at December 31, 2002	$13,602	$738	$14,340

The notional amount of risk management interest rate swaps totaled $13.6 billion at December 31, 2002, and $14.5 billion at December 31, 2001. The fair value of risk management interest rate swaps was an asset of $740 million at December 31, 2002, compared to an asset of $571 million at December 31, 2001.

For the year ended December 31, 2002, risk management interest rate swaps generated $460 million of net interest income, compared to $238 million of net interest income for the year ended December 31, 2001. The higher swap income for 2002 over 2001 was primarily due to significantly lower pay rates on swaps with fixed receivables.

Table 11 on page 39 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2002. Swaps have been grouped by the asset and liability designation.

In addition to interest rate swaps, the Corporation employs various other types of derivatives and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivatives and foreign exchange contracts at December 31, 2002 and 2001, were $738 million and $820 million, respectively.

Further information regarding risk management financial instruments and foreign currency exchange contracts is provided in Notes 1, 12, and 22 to the consolidated financial statements on pages 50, 57 and 65, respectively.

CUSTOMER — INITIATED AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

CUSTOMER — INITIATED AND OTHER NOTIONAL ACTIVITY
(in millions)

	Interest	Foreign
	Rate	Exchange
	Contracts	Contracts	Totals

Balance at January 1, 2001	$870	$1,877	$2,747
Additions	1,485	48,426	49,911
Maturities/amortizations	(471)	(47,614)	(48,085)
Terminations	(186)	—	(186)

Balance at December 31, 2001	$1,698	$2,689	$4,387
Additions	771	46,725	47,496
Maturities/amortizations	(725)	(47,643)	(48,368)

Balance at December 31, 2002	$1,744	$1,771	$3,515

The Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. Customer-initiated activity represented 19 percent at December 31, 2002, and 22 percent at December 31, 2001, of total derivative and foreign exchange contracts, including commitments to purchase and sell securities. Refer to Notes 1 and 22 of the consolidated financial statements on pages 50 and 65, respectively, for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.

CONTRACTUAL OBLIGATIONS
(in millions)

	Minimum Payments Due by Period

		Less than	1-3	3-5	More than
December 31, 2002	Total	1 year	years	years	5 years

Deposits without a stated maturity	$32,485	$32,485	$—	$—	$—
Certificates of deposits and other deposits with a stated maturity	9,290	8,208	771	181	130
Short-term borrowings	540	540	—	—	—
Medium- and long-term debt	4,949	1,090	935	1,274	1,650
Operating leases	284	57	99	66	62
Other long-term obligations	230	22	28	9	171

Total contractual obligations	$47,778	$42,402	$1,833	$1,530	$2,013

COMMERCIAL COMMITMENTS
(in millions)

	Expected Expiration Dates by Period

		Less than	1-3	3-5	More than
December 31, 2002	Total	1 year	years	years	5 years

Commitments to purchase investment securities	$581	$581	$—	$—	$—
Commitments to sell investment securities	4	4	—	—	—
Commitments to fund private equity and venture capital investments	82	—	—	1	81
Unused commitments to extend credit	27,377	14,244	8,568	2,730	1,835
Standby letters of credit and financial guarantees	5,545	3,877	1,070	501	97
Commercial letters of credit	241	229	9	3	—
Credit default swaps	11	11	—	—	—

Total commercial commitments	$33,841	$18,946	$9,647	$3,235	$2,013

LIQUIDITY RISK

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. The Corporation has various financial obligations, including contractual obligations and commercial commitments, that require future cash payments. The contractual obligations table above summarizes the Corporation’s noncancelable contractual obligations and future required minimum payments. Refer to Notes 7 and 12 of the financial statements on pages 55 and 57, respectively, for a further discussion of these contractual obligations.

The Corporation also has other commercial commitments that impact liquidity. These commitments include commitments to purchase and sell earning assets, commitments to fund venture capital investments, unused commitments to extend credit, standby letters of credit and financial guarantees, commercial letters of credit and credit default swaps. The commercial commitments table above summarizes the Corporation’s commercial commitments and expected expiration dates by period.

Since many of these commitments expire without being drawn upon, the total amount of these commercial commitments does not necessarily represent the future cash requirements of the Corporation. Refer to the “Market Risk” section of this financial review on page 42 and Note 22 of the consolidated financial statements on page 65 for a further discussion of these commercial commitments.

Liquidity requirements are satisfied with various funding sources. First, the Corporation accesses the purchased funds market each day to meet funding needs. Purchased funds at December 31, 2002, comprised of certificates of deposit of $100,000 and over that mature in less than one year, foreign office time deposits and short-term borrowings, approximated $6.0 billion. Second, a $15 billion medium-term note program allows the Michigan, California and Texas banks to issue debt with maturities between one month and 15 years. The Michigan bank has an additional $2 billion European note program. At year-end 2002, unissued debt relating to the two programs totaled $15.0 billion. A third source, if needed, would be liquid assets, cash and due from banks, short-term investments and investment securities available for sale, which totaled $7.4 billion at December 31, 2002. Additionally, the Corporation also had available $17 billion from a collateralized borrowing account with the Federal Reserve Bank at December 31, 2002.

The parent company had available a $250 million commercial paper facility at December 31, 2002, $120 million of which was unused. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 21 to the financial statements on page 64, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2003, the subsidiary banks can pay dividends up to $101 million plus current year net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percentage of shareholders’ equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2002, the ratio was 110 percent.

The Corporation regularly evaluates its ability to meet funding needs in unanticipated, stress environments. In conjunction with the quarterly 200 basis point interest rate shock analysis, discussed in the Interest Rate Sensitivity section on page 38 of this financial review, liquidity ratios and potential funding availability are examined. Each quarter, the Corporation also evaluates liquidity needs assuming a significant immediate increase in loan commitment usage. The Corporation is within its established liquidity parameters under both of these measures. A contingent liquidity analysis is also performed quarterly, which evaluates the Corporation’s ability to meet liquidity needs under a series of severe events, such as rating downgrades. As part of the program to enhance the Corporation’s risk management capabilities, the Corporation plans to expand its liquidity analysis and reporting in 2003.

MARKET RISK

The Corporation’s market risk related to trading instruments is not significant, as trading activities are limited. Certain of the Corporation’s noninterest income, including fiduciary income, investment advisory revenue and brokerage fees are at risk to changes in equity markets and to fluctuations in the market value of assets managed.

The Corporation also has a portfolio of direct and indirect (through funds) private equity and venture capital investments, and has made commitments to fund additional investments in future periods. These investments are at risk to changes in equity markets, general economic conditions and many other factors. The majority of these investments are not marketable, and are included in other assets. The investments are individually reviewed for impairment on a quarterly basis, by comparing the carrying value to the estimated fair value. Fair value is generally estimated by reviewing information provided by the investee, and obtained through other public sources where available. The lack of an independent source to validate fair value estimates is an inherent limitation in the valuation process. The amount by which the carrying value exceeds the fair value, that is determined to be other than temporary impairment, is charged to current earnings and the carrying value of the investment is written down accordingly. The total write downs on direct and indirect private equity and venture capital investments in 2002 was $18 million, which was partially offset by $8 million of income recognized on such investments in 2002. For those investments deemed impaired, the exposure is limited to the amount of that investment. No generic assumption is applied to all investments when evaluating for impairment. The chart below provides information on the Corporation’s total portfolio.

DIRECT AND INDIRECT PRIVATE EQUITY AND VENTURE CAPITAL INVESTMENTS
(dollars in millions)

December 31, 2002	Direct	Indirect	Total

Balance	$2	$127	$129
Number	3	110	113
Largest single investment			$37

In 2002, the Corporation adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock Based Compensation”, to be applied prospectively to all new stock-based compensation awards granted to employees after December 31, 2001. Under SFAS No. 123, the fair value of stock-based compensation as of the date of grant is recognized as compensation expense on a straight-line basis over the vesting period. The fair value of stock options is estimated on the date of grant using an option valuation model that requires several inputs. The option valuation model is sensitive to the market price of the Corporation’s stock at the grant date, which affects the fair value estimates and therefore the amount of expense recorded on future grants. Using the number of stock options granted in 2002, and the Corporation’s stock price at December 31, 2002, each $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $4 million over the options’ vesting period. Refer to Notes 1 and 16 of the consolidated financial statements on pages 50 and 59, respectively, for further discussion of the adoption of SFAS No. 123.

OPERATIONAL RISK

The Corporation, in its capacity as financial intermediary, is subject to the risk of loss resulting from inadequate or failed internal processes, people and systems, including legal risks, or from external events. Many of these losses may manifest themselves as explicit charges, while others may be identified only through increased operational costs or foregone opportunities. Although operational losses are experienced by all companies and are routinely incurred in business operations, the Corporation recognizes that the identification and control of such operational losses is a paramount concern and seeks to limit their impact to a level deemed appropriate by management after considering the nature of the Corporation’s business and the environment in which it operates. Operational risk is mitigated through a system of internal controls that are designed to keep operating risks at appropriate levels. The Corporation has established an Operational Risk Management Committee, which includes members of executive management, to ensure appropriate risk management techniques and systems are maintained. In addition, the Corporation’s internal audit and financial staff monitors and assesses the overall effectiveness of the system of internal controls on an ongoing basis. Internal audit reports the results of reviews on the controls and systems to management and the Audit and Legal Committee of the Board of Directors.

The internal audit staff independently supports the Audit and Legal Committee oversight process. The Audit and Legal Committee serves as an independent extension of the Board of Directors. Routine and special meetings are scheduled periodically to provide more detail on relevant operations risks.

CRITICAL ACCOUNTING POLICIES

The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 50 in Note 1 to the consolidated financial statements. These policies require numerous estimates and strategic or economic assumptions which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions or estimates could have a material impact on the Corporation’s future financial condition and results of operations. The most critical of these significant accounting policies are reviewed with the Audit and Legal Committee of the Corporation’s Board of Directors and are discussed more fully below.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is calculated with the objective of maintaining a reserve sufficient to absorb estimated probable loan losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral, including the market value of thinly traded or nonmarketable equity securities.

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Consistent with this definition, all nonaccrual and reduced rate loans are impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The valuation is reviewed and updated each quarter. While the determination of fair value may involve estimates, each estimate is unique to the individual loan, and none is individually significant.

The portion of the allowance allocated to the remaining loans is determined by applying projected loss ratios to loans in each risk category. Projected loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts. Since a loss ratio is applied to a large portfolio of loans, any variation between actual and assumed results could be significant. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and geographic risks inherent in certain portfolios, including portfolio exposures to the developing high technology and entertainment industries, regional economic risks and Latin American transfer risks.

An unallocated allowance is also maintained to cover factors affecting the determination of probable losses inherent in the loan portfolio that are not necessarily captured by projected loss ratios or identified industry specific and geographic risk. The unallocated allowance considers the imprecision in the risk rating system and the risk associated with new customer relationships.

The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by five percent (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2002 would change by approximately $15 million. For further discussion of the methodology used in the determination of the allowance for loan losses, refer to the discussion of “Provision and Allowance for Loan Losses” in the Financial Review section on page 27, and Note 1 to the consolidated financial statements on page 50. To the extent actual outcomes differ from management estimates, additional provision for loan losses may be required that would adversely impact earnings in future periods. A substantial majority of the allocated allowance is assigned to business segments. Any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Business Bank segment. The unallocated allowance for loan losses is not assigned to business segments, and any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Other category in segment reporting.

PENSION PLAN ACCOUNTING

The Corporation has defined benefit plans in effect for substantially all employees. Benefits under the plans are based on years of service, age and compensation. Assumptions are made concerning future events that will determine the amount and timing of required benefit payment and pension expense (income). The three major assumptions are the discount rate used in determining the current benefit obligation, the long-term rate of return expected on plan assets and the rate of compensation increase. The assumed discount rate is based on quoted rates for 10-year, Aa-rated (by Moody’s Investors Service) corporate debt instruments in December, the last month prior to the year of recording the expense. The second assumption, long-term rate of return expected on plan assets, is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The current asset allocation model for the plans is 50-70 percent equity securities, 30-50 percent fixed income securities, 0-20 percent cash investments and 0-10 percent other assets. At year-end 2002, equity securities and fixed income securities were slightly below the model ranges due to a large cash contribution in late December 2002 that was placed in cash investments. The returns on these various asset categories are blended to derive one long-term return assumption. The assets are invested in certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities, corporate bonds and notes and a real estate investment trust. The third assumption, rate of compensation increase, is based on reviewing recent annual pension-eligible compensation increases as well as the expectation of the next year’s increase. The Corporation reviews its pension plan assumptions on an annual basis with its asset manager and actuaries to determine if the assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

The key actuarial assumptions that will be used to calculate 2003 expense for the defined benefit pension plans are a discount rate of 6.75%, a long-term rate of return on assets of 8.75%, and a rate of compensation increase of 4.50%. As a result of changes in assumptions and other factors, pension expense in 2003 is expected to increase approximately $25 million from 2002 levels.

Changing the 2003 key assumptions in 25 basis point increments would have had the following impact on pension expense:

KEY ASSUMPTIONS
(in millions)

Discount rate	$1.8
Long-term rate of return	2.0
Rate of compensation	0.2

If the assumed long-term return on assets differs from the actual return on assets, the difference is amortized on a straight-line basis over a period of five years to the extent the cumulative differences are less than ten percent of the greater of the projected benefit obligation or the market-related value of plan assets. Any differences greater than ten percent at the beginning of the year are recognized and included as a component of net pension cost for that year. The Employee Benefits Committee, which is comprised of executive and senior managers from various areas of the Corporation, provides broad asset allocation guidelines to the asset manager, who reports results and investment strategy quarterly to the Committee. Asset allocations for the investment returns are compared to expected results based on broad market indices for each class of investment.

Note 17 on page 60 to the consolidated financial statements contains a table showing funded status at year-end. As can be seen from that table, the actuarial loss in the qualified plan at December 31, 2002 increased to $294 million, compared to a loss of $103 million at December 31, 2001. As noted above, unless recovered in the market, this loss will be amortized to pension expense over five years. In 2002, the Corporation contributed $175 million to the qualified plan to mitigate the impact of these actuarial losses on future years. Additional contributions, to the extent allowable by law, may be made to further mitigate these losses. For the foreseeable future, the Corporation has sufficient liquidity to make such payments.

Pension expense is recorded in salaries and employee benefits in the consolidated statements of income, and is allocated to segments based on the segment’s share of salaries expense. Given the salaries expense included in segment results in 2002, pension expense was allocated approximately 42%, 38%, 19% and 1% to the Business Bank, Individual Bank, Investment Bank and Finance segments, respectively, in 2002.

Depending on the funded status of a pension plan, a significant increase in the underlying benefit obligation can result in the recognition of a minimum pension liability and a charge to other comprehensive income. Due to the underfunded status of the nonqualified defined benefit pension plan at December 31, 2002, based on the accumulated benefit obligation, the Corporation recorded a $21 million minimum pension liability and a charge to other comprehensive income in 2002. An additional $4 million charge to other comprehensive income in 2002 resulted from the underfunded status in the plan of an unconsolidated subsidiary.

GOODWILL

Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. The fair value of goodwill is dependent upon many factors, including the Corporation’s ability to provide quality, cost effective services in the face of competition from other market leaders on a national and global basis. A decline in earnings as a result of business or market conditions, a lack of growth or the Corporation’s inability to deliver cost effective services over sustained periods can lead to impairment of goodwill which could adversely impact earnings in future periods.

The majority of the Corporation’s goodwill relates to the acquisition premiums recorded when purchasing asset management and banking businesses. Goodwill is reviewed periodically for impairment by comparing the fair value of the reporting unit containing the goodwill to the book value of the reporting unit, including goodwill. If the book value is in excess of the fair value, impairment is indicated and the goodwill must be written down to its fair value.

The fair value of reporting units is derived through use of internal valuation models for all units except the asset management reporting unit, which is part of the Investment Bank segment. Inherent in these internal valuation models are assumptions related to the cash flows expected to be generated by reporting units, which are based on historical and projected growth expectations for reporting units, and on market multiples derived from sales of assets similar to those included in the reporting units. Cash flows are discounted using a risk-free rate plus a spread that incorporates long term equity risk. The valuation for the asset management reporting unit is based on an independent valuation prepared by an investment banker not affiliated with the Corporation.

In accordance with the Corporation’s adoption of the new goodwill accounting rules (SFAS No.142), the Corporation performed the first required impairment test of goodwill as of January 1, 2002. Based on this test, the Corporation was not required to record any impairment upon adoption. At July 1, 2002, the Corporation’s annual valuation date, goodwill was again tested for impairment and a third quarter 2002 impairment charge of $86 million was recorded at the Corporation’s asset management reporting unit (Munder). For a further discussion of the Corporation’s goodwill and the impairment charge, refer to Note 8 to the consolidated financial statements on page 55.

The valuation model for the asset management reporting unit includes, among others, estimates of a discount rate, market growth and new business growth assumptions. The following describes the estimated sensitivities to these assumptions, based on the most recent independent valuation.

The discount rate assumptions used in the valuation model were 14% for Munder and 10% for Framlington (Munder’s U.K. unconsolidated subsidiary). Increasing each of the discount rates by 200 basis points would result in a decrease in the valuation of approximately $10 million at the midpoint of the valuation range. The market growth rate assumptions used were approximately 8% for equity, 4% for fixed and 3% for cash investments. Decreasing the market growth rates by 50% would result in a decrease in the valuation of approximately $20 million at the midpoint of the valuation range. The new business growth assumption used was approximately 6% (compound annual growth rate) and the redemption (business attrition) rate used was approximately 1%. Decreasing the new business growth assumption and increasing the redemption rate by 10% would result in a combined decrease in the valuation of approximately $22 million.

In addition, the valuation model uses a market valuation for comparable companies (market multiples). While the market multiple is not an assumption, a presumption that it provides an indicator of the value of the asset management reporting unit is inherent in the valuation.

The fair value estimate is updated whenever there are indicators of impairment. At December 31, 2002, management estimates that it would take a decline in the fair value of the asset management reporting unit of $50 million to trigger impairment.

OTHER MATTERS

In the third quarter 2002, the Corporation restated second quarter 2002 earnings to reflect additional provision for loan losses and credit losses on lending-related commitments of $40 million ($26 million after-tax) and $22 million of additional net charge-offs. Including the related effect of lower incentive compensation of $5 million ($3 million after-tax), second quarter 2002 earnings, as adjusted for the third quarter 2002 retroactive adoption of SFAS No. 123, were reduced to $157 million, or $0.88 per diluted share, compared to $180 million, or $1.01 per diluted share, as adjusted for the adoption of SFAS No. 123. Refer to Notes 1 and 16 to the consolidated financial statements on pages 50 and 59, respectively, for further information on the adoption of SFAS No. 123. This additional provision followed a regularly scheduled examination by the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions of the Comerica Bank-California subsidiary. After discussions with the regulators in late August through late September 2002, the Corporation determined that the California subsidiary’s second quarter 2002 credit loss reserves and net charge-offs should be increased. The additional net charge-offs relate to 11 loans in the Corporation’s entertainment division, 5 loans in the commercial middle market area and one overdraft relating to a commercial middle market loan.

The components of the additional provision were as follows:

(in millions)
Provision, net of specific reserves, to cover $22 million in additional charge-offs relating to 15 non-accruing loans,1 substandard accruing loan and 1 overdraft	$6
Additional reserve amounts on loans in the California subsidiary’s portfolio with various risk ratings, but primarily watch list in nature	20
An increase of the unallocated reserve for performing loans	14

Total additional provision	$40

The Corporation has a longstanding policy of taking charge-offs as soon as a loan is considered partially or fully uncollectible based on careful evaluation of a number of risk factors. The Corporation applied this policy in good faith in its initial determination of the level of charge-offs it would take in the second quarter of 2002. The precise timing of when to take a charge-off, however, involves some element of judgment as to the potential collectibility of the loan in question. On further review in the course of the regulatory examination process, the Corporation subsequently concluded that the 16 loans and one over-draft referenced above should properly be reflected as second quarter (as opposed to third quarter) charge-offs. Similarly, loan classifications and the setting of specific reserves involve a degree of judgment. The Corporation has a comprehensive program for reviewing loans throughout its portfolio of approximately 11,000 commercial loans on a regular ongoing basis. The reclassification and resetting of reserves for a number of loans in the second quarter reflects the further review and adjustment of the credit risk associated with the Corporation’s California portfolio, which the Corporation implemented following the input it received in the course of the above-referenced regulatory examination. Similarly, the increase in the unallocated reserve for the second quarter reflects an additional weighting of risk based on the general characteristics of the California loan portfolio which stems in large part from the general migration of loans to higher risk categories and the corresponding impact on the assessment of the overall character of the California portfolio. The Corporation uses quantitative metrics and qualitative factors to validate its loan loss reserves and allowances for credit risks, including loan categories, industry, economic factors and trends, transfer risks, risks associated with new customers, historical loss ratios, industry norms and expectations from banking regulators. As part of its on-going evaluation of its allowance for loan loss methodology, including following the recent regulatory examination, the Corporation has refined the factors which comprise the allocated and unallocated portions of its allowances and examined its credit quality processes to help ensure timely and appropriate charge-offs and risk analyses, ratings and profiles. The Corporation has recently increased the amount of senior staff supporting its credit process, is improving the documentation and technology tools used as part of the credit process, has increased its focus on factors particular to the California market and included an assessment of these factors in the establishment of an allocated reserve. Refer to Note 30 to the consolidated financial statements on page 75 for additional information on the restatement of previously reported quarterly results of operations.

FORWARD-LOOKING STATEMENTS

This Report contains statements (including, without limitation, statements in “Financial Review,” included in this Report) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In addition, the Corporation may make other written and oral communications from time to time that contain such statements. Forward-looking statements, including statements as to industry trends, future expectations of the Corporation and other matters that do not relate strictly to historical facts, are based on certain assumptions by management. Forward-looking statements are often identified by words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “seek,” “plan,” “objective,” “trend” and “goal.” Forward-looking statements are subject to various assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors mentioned elsewhere in this report or previously disclosed in the Corporation’s SEC reports (accessible on the SEC’s website at www.sec.gov or on the Corporation’s website at www.comerica.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance:

•	general political and economic conditions, either domestically or internationally, may be less favorable than expected;

•	Latin America may continue to experience economic, political and social uncertainties;

•	developments concerning credit quality in various industry sectors may result in an increase in the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;

•	domestic demand for commercial loan and investment advisory products may continue to be weak;

•	customer borrowing, repayment, investment and deposit practices generally may be less favorable than anticipated;

•	interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be greater than expected;

•	the mix of interest rates and maturities of the Corporation’s interest earning assets and interest bearing liabilities (primarily loans and deposits) may be less favorable than expected;

•	global capital markets in general, and the technology industry in particular, may continue to exhibit weakness, adversely affecting the Corporation’s investment advisory business line, as well as the Corporation’s private banking and brokerage business lines, and the availability and terms of funding necessary to meet the Corporation’s liquidity needs;

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	competitive product and pricing pressures among financial institutions within the Corporation’s markets may increase;

•	legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the businesses in which the Corporation is engaged or the Corporation’s financial results;

•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry generally;

•	pending and proposed changes in accounting rules, policies, practices and procedures could adversely affect the Corporation’s financial results;

•	instruments and strategies used to hedge or otherwise manage exposure to various types of market and credit risk could be less effective than anticipated, and the Corporation may not be able to effectively mitigate its risk exposures in particular market environments or against particular types of risk;

•	terrorist activities or other hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and

•	technological changes, including the impact of the internet on the Corporation’s businesses, may be more difficult or expensive than anticipated.

CONSOLIDATED BALANCE SHEETS

COMERICA INCORPORATED AND SUBSIDIARIES

(in millions, except share data)
December 31	2002	2001

ASSETS
Cash and due from banks	$1,902	$1,925
Short-term investments	2,446	1,079
Investment securities available for sale	3,053	4,291
Commercial loans	25,242	25,176
International loans	2,765	3,015
Real estate construction loans	3,457	3,258
Commercial mortgage loans	7,194	6,267
Residential mortgage loans	789	779
Consumer loans	1,538	1,484
Lease financing	1,296	1,217

Total loans	42,281	41,196
Less allowance for loan losses	(791)	(637)

Net loans	41,490	40,559
Premises and equipment	371	353
Customers’ liability on acceptances outstanding	33	29
Accrued income and other assets	4,006	2,514

Total assets	$53,301	$50,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$16,335	$12,596
Interest-bearing deposits	25,440	24,974

Total deposits	41,775	37,570
Short-term borrowings	540	1,986
Acceptances outstanding	33	29
Accrued expenses and other liabilities	790	855
Medium- and long-term debt	5,216	5,503

Total liabilities	48,354	45,943
Common stock – $5 par value:
Authorized – 325,000,000 shares Issued – 178,735,252 shares at 12/31/02 and 178,749,198 shares at 12/31/01	894	894
Capital surplus	363	336
Unearned employee stock ownership plan stock – 131,954 shares at 12/31/01	—	(5)
Accumulated other comprehensive income	237	225
Retained earnings	3,684	3,448
Less cost of common stock in treasury – 3,960,149 shares at 12/31/02 and 1,674,659 shares at 12/31/01	(231)	(91)

Total shareholders’ equity	4,947	4,807

Total liabilities and shareholders’ equity	$53,301	$50,750

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

COMERICA INCORPORATED AND SUBSIDIARIES

(in millions, except per share data)
Years Ended December 31	2002	2001	2000

INTEREST INCOME
Interest and fees on loans	$2,524	$3,121	$3,379
Interest on investment securities	246	246	259
Interest on short-term investments	27	26	78

Total interest income	2,797	3,393	3,716

INTEREST EXPENSE
Interest on deposits	479	888	951
Interest on short-term borrowings	37	105	215
Interest on medium- and long-term debt	149	298	546

Total interest expense	665	1,291	1,712

Net interest income	2,132	2,102	2,004
Provision for loan losses	635	241	251

Net interest income after provision for loan losses	1,497	1,861	1,753

NONINTEREST INCOME
Service charges on deposit accounts	227	211	189
Fiduciary income	171	180	181
Commercial lending fees	69	67	61
Letter of credit fees	60	58	52
Foreign exchange income	40	35	27
Brokerage fees	38	44	44
Investment advisory revenue, net	27	12	119
Bank-owned life insurance	53	33	23
Equity in earnings of unconsolidated subsidiaries	8	(43)	14
Warrant income	5	5	30
Securities gains	41	20	16
Net gain on sales of businesses	12	31	50
Other noninterest income	149	184	174

Total noninterest income	900	837	980

NONINTEREST EXPENSES
Salaries and employee benefits	844	842	874
Net occupancy expense	122	115	110
Equipment expense	62	70	76
Outside processing fee expense	65	61	59
Customer services	26	41	37
Goodwill impairment	86	—	—
Restructuring charges	—	152	—
Other noninterest expenses	310	306	355

Total noninterest expenses	1,515	1,587	1,511

Income before income taxes	882	1,111	1,222
Provision for income taxes	281	401	431

NET INCOME	$601	$710	$791

Net income applicable to common stock	$601	$698	$774

Basic net income per common share	$3.43	$3.93	$4.38
Diluted net income per common share	3.40	3.88	4.31

Cash dividends declared on common stock	335	313	250
Dividends per common share	1.92	1.76	1.60

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

COMERICA INCORPORATED AND SUBSIDIARIES

(in millions, except share data)
				Unearned
	Non-			Employee	Accumulated
	redeemable			Stock	Other			Total
	Preferred	Common	Capital	Ownership	Comprehensive	Retained	Treasury	Shareholders'
	Stock	Stock	Surplus	Plan Shares	Income	Earnings	Stock	Equity

BALANCE AT JANUARY 1, 2000	$250	$890	$204	$(4)	$(22)	$2,677	$(47)	$3,948
Net income	—	—	—	—	—	791	—	791
Other comprehensive income, net of tax	—	—	—	—	34	—	—	34

Total comprehensive income	—	—	—	—	—	—	—	825
Cash dividends declared:
Preferred stock	—	—	—	—	—	(17)	—	(17)
Common stock	—	—	—	—	—	(250)	—	(250)
Purchase and retirement of 930,212 shares of common stock	—	(5)	(32)	—	—	—	—	(37)
Purchase of 353,547 shares of common stock	—	—	—	—	—	—	(14)	(14)
Common stock dividend	—	—	85	—	—	(85)	—	—
Net issuance of common stock under employee stock plans	—	3	19	(3)	—	(30)	45	34
Recognition of stock-based compensation expense	—	—	11	—	—	—	—	11

BALANCE AT DECEMBER 31, 2000	$250	$888	$287	$(7)	$12	$3,086	$(16)	$4,500
Net income	—	—	—	—	—	710	—	710
Other comprehensive income, net of tax	—	—	—	—	213	—	—	213

Total comprehensive income	—	—	—	—	—	—	—	923
Redemption of preferred stock	(250)	—	—	—	—	—	—	(250)
Cash dividends declared:
Preferred stock	—	—	—	—	—	(12)	—	(12)

Common stock	—	—	—	—	—	(313)	—	(313)
Purchase of 2,198,700 shares of common stock	—	—	—	—	—	—	(121)	(121)
Net issuance of common stock under employee stock plans	—	6	35	2	—	(23)	46	66
Recognition of stock-based compensation expense	—	—	14	—	—	—	—	14

BALANCE AT DECEMBER 31, 2001	$—	$894	$336	$(5)	$225	$3,448	$(91)	$4,807
Net income	—	—	—	—	—	601	—	601
Other comprehensive income, net of tax	—	—	—	—	12	—	—	12

Total comprehensive income	—	—	—	—	—	—	—	613
Cash dividends declared on common stock	—	—	—	—	—	(335)	—	(335)
Purchase of 3,536,300 shares of common stock	—	—	—	—	—	—	(210)	(210)
Net issuance of common stock under employee stock plans	—	—	5	5	—	(30)	70	50
Recognition of stock-based compensation expense	—	—	22	—	—	—	—	22

BALANCE AT DECEMBER 31, 2002	$—	$894	$363	$—	$237	$3,684	$(231)	$4,947

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

COMERICA INCORPORATED AND SUBSIDIARIES

(in millions)
Years Ended December 31	2002	2001	2000

OPERATING ACTIVITIES
Net income	$601	$710	$791
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	635	241	251
Depreciation	57	63	71
Net amortization of intangibles	4	34	37
Merger-related and restructuring charges	(8)	55	—
Gain on sales of investment securities available for sale	(41)	(20)	(16)
Net gain on sales of businesses	(12)	(31)	(50)
Contribution to pension plan fund	(175)	(37)	—
Goodwill impairment	86	—	—
Net decrease (increase) in trading securities	71	3	(13)
Net decrease (increase) in loans held for sale	118	(130)	(33)
Net decrease (increase) in accrued income receivable	45	134	(81)
Net (decrease) increase in accrued expenses	(19)	35	110
Other, net	(134)	(117)	(156)

Total adjustments	627	230	120

Net cash provided by operating activities	1,228	940	911

INVESTING ACTIVITIES
Net (increase) decrease in other short-term investments	(1,436)	779	174
Proceeds from sales of investment securities available for sale	2,871	2,386	6,299
Proceeds from maturities of investment securities available for sale	2,042	1,304	827
Purchases of investment securities available for sale	(3,691)	(4,189)	(7,200)
Increase in receivables for securities sold pending settlement	(1,110)	—	—
Net increase in loans	(1,673)	(1,222)	(4,032)
Fixed assets, net	(80)	(68)	(46)
Purchase of bank-owned life insurance	(8)	(107)	—
Net (increase) decrease in customers’ liability on acceptances outstanding	(4)	(2)	17
Net cash provided by acquisition/sales of businesses	8	45	442

Net cash used in investing activities	(3,081)	(1,074)	(3,519)

FINANCING ACTIVITIES
Net increase in deposits	4,212	3,704	4,658
Net decrease in short-term borrowings	(1,446)	(107)	(831)
Net increase (decrease) in acceptances outstanding	4	2	(17)
Proceeds from issuance of medium- and long-term debt	1,106	2,081	6,104
Repayments of medium- and long-term debt	(1,555)	(4,933)	(6,605)
Redemption of preferred stock	—	(250)	—
Proceeds from issuance of common stock and other capital transactions	50	66	37
Purchase of common stock for treasury and retirement	(210)	(121)	(56)
Dividends paid	(331)	(314)	(261)

Net cash provided by financing activities	1,830	128	3,029

Net (decrease) increase in cash and due from banks	(23)	(6)	421
Cash and due from banks at beginning of year	1,925	1,931	1,510

Cash and due from banks at end of year	$1,902	$1,925	$1,931

Interest paid	$693	$1,420	$1,718

Income taxes paid	$244	$344	$379

Noncash investing and financing activities
Loans transferred to other real estate	$9	$13	$7
Loans transferred to loans held for sale	120	—	—

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMERICA INCORPORATED AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Comerica Incorporated is a registered financial holding company headquartered in Detroit, Michigan. The Corporation’s principal lines of business are the Business Bank, the Individual Bank and the Investment Bank. For further discussion of each line of business, refer to Note 26 on page 70. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Michigan, Texas, California and Florida. The Corporation and its banking subsidiaries are regulated at both the state and federal levels.

The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

The following summarizes the significant accounting policies of the Corporation applied in the preparation of the accompanying consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all significant intercompany accounts and transactions. Prior years’ financial statements are reclassified to conform with current financial statement presentation. The Corporation consolidates all subsidiaries where it holds a majority (controlling) interest. The minority interest in less than 100% owned consolidated subsidiaries is not material, and is included in “accrued expenses and other liabilities” on the consolidated balance sheets. The related minority interest in earnings is also not material, and is included in “other noninterest expenses” on the consolidated statements of income.

Equity investments where the Corporation owns less than a majority (controlling) interest are not consolidated, and are accounted for using either the equity method or cost method. The equity method is used for investments in corporate joint venture and investments where the Corporation has the ability to exercise significant influence over the investee’s operation and financial policies, which is generally presumed to exist if the Corporation owns more than 20% of the voting stock of the investee. Equity method investments are included in “accrued income and other assets” on the consolidated balance sheets, with income and losses recorded in “equity in earnings of unconsolidated subsidiaries” on the consolidated statements of income. Equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Cost method investments in publicly traded companies are included in “investment securities available for sale” on the consolidated balance sheets, with income and any required write downs recorded in “securities gains (losses)” on the consolidated statements of income. Cost method investments in non-publicly traded companies are included in “accrued income and other assets” on the consolidated balance sheets, with income and any required write-downs recorded in “other noninterest income” on the consolidated statements of income.

For acquisitions accounted for as pooling-of-interests combinations, the historical consolidated financial statements are restated to include the accounts and results of operations. Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” (issued June 2001), eliminated the pooling-of-interests method for acquisitions initiated after June 30, 2001. For acquisitions using the purchase method of accounting, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Prior to 2002, goodwill representing the excess of cost over the net book value of identifiable assets acquired was amortized on a straight-line basis over periods ranging from 10 to 25 years (weighted average of 19 years). Beginning in 2002, as required by SFAS No. 142, “Goodwill and Other Intangible Assets” (issued June 2001), goodwill is no longer amortized, but is subject to annual impairment tests. Other intangible assets that do not have an indefinite life will continue to be amortized over its useful lives. Core deposit intangible assets are amortized on an accelerated method over 10 years. Refer to Note 8 on page 55 for further information on the adoption of SFAS No. 142.

IMPAIRMENT

The Corporation periodically evaluates long-lived assets, certain identifiable intangibles, deferred costs and goodwill for indication of impairment in value. When required, asset impairment is recorded.

SHORT-TERM INVESTMENTS

Short-term investments include interest-bearing deposits with banks, federal funds sold, securities purchased under agreements to resell, trading securities and loans held for sale.

Trading securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in “other noninterest income” on the consolidated statements of income.

Loans held for sale, typically residential mortgages and Small Business Administration loans, are carried at the lower of cost or market. Market value is determined in the aggregate.

INVESTMENT SECURITIES

Investment securities held to maturity are those securities which the Corporation has the ability and management has the positive intent to hold to maturity. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

Investment securities that fail to meet the ability and positive intent criteria are accounted for as securities available for sale, and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income.

Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security sold.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets. The estimated useful lives are generally 10-33 years for premises that the company owns and 3-8 years for furniture and equipment. Leasehold improvements are amortized over the terms of their respective leases, or 10 years, whichever is shorter.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Corporation’s Credit Policy Group. The Corporation performs a detailed credit quality review quarterly on large business loans that have deteriorated below certain levels of credit risk, and allocates a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, international, real estate construction, commercial mortgage and lease financing categories. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and geographic risks inherent in certain portfolios. The portion of the allowance allocated to consumer loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts.

Management maintains an unallocated allowance to recognize the uncertainty and imprecision underlying the process of estimating expected loan losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involves the exercise of judgment. Factors that were considered in the evaluation of the adequacy of the Corporation’s unallocated allowance include the imprecision in the risk rating system and the risk associated with new customer relationships.

Management also considers industry norms and the expectations of rating agencies and banking regulators in determining the adequacy of the allowance. The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory stability in countries where the Corporation has a concentration of loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allocated allowance. Inclusion of other industry specific and geographic portfolio exposures in the allocated allowance, as well as significant increases in the current portfolio exposures could also increase the amount of the allocated allowance. Any of these events, or some combination, may result in the need for additional provision for loan losses in order to maintain an allowance that complies with credit risk and accounting policies.

Loans which are deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS

The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including commitments to extend credit, letters of credit and guarantees. This allowance is included in “accrued expenses and other liabilities” on the consolidated balance sheets, with the corresponding charge reflected in “other noninterest expense” on the consolidated statements of income. In 2002, the Corporation reclassified the allowance to cover probable credit losses inherent in lending-related commitments to “accrued expenses and other liabilities” on the consolidated balance sheets. Prior periods have been reclassified to reflect this change.

NONPERFORMING ASSETS

Nonperforming assets are comprised of loans and debt securities for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition and real estate which has been acquired primarily through foreclosure and is awaiting disposition.

Loans which were restructured, but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status, are not reported as nonperforming assets. Such loans continue to be evaluated for impairment for the remainder of the calendar year of the modifications. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring if not impaired based on the modified terms. See Note 4 on page 54 for additional information on loan impairment.

Consumer loans are generally not placed on nonaccrual status and are charged off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan or debt security is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans and debt securities is then recognized only to the extent that cash is received and where future collection of principal is probable. Generally, a loan or debt security may be returned to accrual status when all delinquent principal and interest have been received and the Corporation expects repayment of the remaining contractual principal and interest or when the loan or debt security is both well secured and in the process of collection.

A nonaccrual loan that is restructured will generally remain on nonaccrual after the restructuring, for a period of six months to demonstrate that the borrower can meet the restructured terms. However, sustained payment performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the restructured terms. These factors may result in the loan being returned to an accrual basis at the time of restructuring or upon satisfaction of a shorter performance period. If management is uncertain

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

whether the borrower has the ability to meet the revised payment schedule, the loan remains classified as nonaccrual. Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

STOCK — BASED COMPENSATION

In 2002, the Corporation adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock Based Compensation,” to be applied prospectively to all new stock-based compensation awards granted to employees after December 31, 2001. Prior to 2002, the Corporation had applied the intrinsic value method in accounting for stock-based compensation awards. Awards under the Corporation’s plans vest over periods ranging from one to four years. Therefore, the expense related to stock-based compensation included in the determination of net income for 2002 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. The impact of the adoption of SFAS No. 123 on 2002 net income was a decrease of $11 million. The effect on net income and earnings per share, if the fair value method had been applied to all outstanding and unvested awards in each of the three years in the period ended December 31, 2002, is presented in the table below.

(in millions, except per share data)
Years Ended December 31	2002	2001	2000

Net income applicable to common stock, as reported	$601	$698	$774
Add: Stock-based compensation expense included in reported net income, net of related tax effects	17	11	9
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	30	56	34

Pro forma net income applicable to common stock	$588	$653	$749

Net income per common share:
Basic – as reported	$3.43	$3.93	$4.38
Basic – pro forma	3.36	3.68	4.24
Diluted – as reported	3.40	3.88	4.31
Diluted – pro forma	3.32	3.63	4.18

Pro forma net income applicable to common stock and net income per common share in 2001 was affected by the accelerated vesting of former Imperial and OPAY stock options as a result of the Imperial acquisition. Further information on the Corporation’s stock-based compensation plans is included in Note 16 on page 59.

PENSION COSTS

Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations. Inherent in the determination of pension costs are assumptions concerning future events that will determine the amount and timing of required benefit payments under the plans. These include an assumed rate of compensation increase and an assumed discount rate used in determining the current benefit obligation. An assumption is also made related to the long-term rate of return expected on plan assets. To the extent actual outcomes differ from these assumptions, accounting standards generally require these “actuarial gains/losses” to be amortized to expense over a period of five years to the extent the cumulative differences are less than 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. Any differences greater than 10 percent at the beginning of the year are recognized and included as a component of net pension cost for that year.

POSTRETIREMENT BENEFITS

Postretirement benefits are recognized in “salaries and employee benefits” on the consolidated statements of income during the employee’s active service period.

DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

Derivative instruments are carried at fair value as either other assets or liabilities on the balance sheet. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Corporation designates the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments designated and qualifying as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item (i.e. the ineffective portion), if any, is recognized in current earnings during the period of change. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

Foreign exchange futures and forward contracts, foreign currency options, interest rate caps and interest rate swap agreements executed as a service to customers are not designated as hedging instruments and both the realized and unrealized gains and losses on these instruments are recognized currently in noninterest income.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other strategies could be employed to preclude the need to recognize a valuation allowance against the deferred tax asset.

STATEMENTS OF CASH FLOWS

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the consolidated balance sheets’ caption, “Cash and due from banks.”

DEFERRED DISTRIBUTION COSTS

Certain mutual fund distribution costs, principally commissions paid to brokers, are capitalized when paid and amortized over six years. Fees that contractually recoup the deferred costs, primarily 12b-1 fees, are received over a 6 - 8 year period. The net of these fees and amortization is recorded in “investment advisory revenue, net” on the consolidated statements of income. Early redemption fees collected are recorded as a reduction to the capitalized costs.

LOAN ORIGINATION FEES AND COSTS

Loan origination and commitment fees are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

OTHER COMPREHENSIVE INCOME

The Corporation has elected to present information on comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity on page 48 and in Note 14 on page 58.

2.  ACQUISITIONS

In January 2001, the Corporation merged with Imperial Bancorp (Imperial), a $7 billion (assets) bank holding company, through an exchange of 0.46 shares of Comerica common stock for each share of Imperial common stock. The Corporation issued 21 million shares of common stock as part of the transaction. The financial information presented in this annual report is restated to include the accounts and results of operations of Imperial, which was accounted for as a pooling-of-interests combination. The Corporation incurred a pre-tax, merger-related and restructuring charge of $173 million ($128 million after-tax) in 2001 in connection with the acquisition. As of December 31, 2001, all merger-related expenses had been incurred.

3.  INVESTMENT SECURITIES

A summary of the Corporation’s investment securities available for sale follows:

(in millions)
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

December 31, 2002
U.S. Treasury and other Government agency securities	$2,714	$34	$—	$2,748
State and municipal securities	22	1	—	23
Other securities	294	2	14	282

Total securities available for sale	$3,030	$37	$14	$3,053

December 31, 2001
U.S. Treasury and other Government agency securities	$3,879	$48	$7	$3,920
State and municipal securities	31	1	—	32
Other securities	355	1	17	339

Total securities available for sale	$4,265	$50	$24	$4,291

The top table to the right summarizes the amortized cost and fair values of debt securities, by contractual maturity (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)
	Amortized	Fair
December 31, 2002	Cost	Value

Contractual maturity
Within one year	$140	$141
After one year through five years	98	98
After five years through ten years	32	23
After ten years	14	11

Subtotal securities	284	273
Mortgage-backed securities	2,677	2,711
Equity and other nondebt securities	69	69

Total securities available for sale	$3,030	$3,053

Sales, calls and write-downs of investment securities available for sale resulted in realized gains and losses as follows:

(in millions)

Years Ended December 31	2002	2001	2000

Securities gains	$78	$29	$20
Securities losses	(37)	(9)	(4)

Total	$41	$20	$16

At December 31, 2002, assets, principally securities, with a carrying value of approximately $1.4 billion were pledged, primarily with the Federal Reserve Bank and state and local governments. Securities are pledged where permitted or required by law to secure liabilities and public and other deposits, including deposits of the State of Michigan of $120 million at December 31, 2002.

4.  NONPERFORMING ASSETS

The following table summarizes nonperforming assets and loans which are contractually past due 90 days or more as to interest or principal payments. Nonperforming assets consist of nonaccrual loans and debt securities, reduced-rate loans and other real estate. Nonaccrual loans and debt securities are those on which interest is not being recognized. Reduced-rate loans are those on which interest has been renegotiated to lower than market rates because of the weakened financial condition of the borrower.

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheets. Nonaccrual debt securities are included in “investment securities available for sale” and other real estate is included in “accrued income and other assets” on the consolidated balance sheets.

(in millions)
December 31	2002	2001

Nonaccrual loans
Commercial loans	$372	$467
International loans	114	109
Real estate construction loans	19	10
Commercial mortgage loans	53	18
Residential mortgage loans	—	—
Consumer loans	2	5
Lease financing	5	8

Total	565	617
Reduced-rate loans	—	—

Total nonperforming loans	565	617
Other real estate	10	10
Nonaccrual debt securities	4	—

Total nonperforming assets	$579	$627

Loans past due 90 days and still accruing	$43	$44

Gross interest income that would have been recorded had the nonaccrual and reduced-rate loans performed in accordance with original terms	$67	$61

Interest income recognized	$17	$17

A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

Impaired loans at December 31, 2002 were $582 million, $19 million of which were formerly on nonaccrual status, but were restructured and met the requirements to be restored to an accrual basis. These restructured loans are performing in accordance with their modified terms, but, in accordance with impaired loan disclosures must continue to be disclosed as impaired for the remainder of the calendar year of the restructuring. Excluding these restructured loans, impaired business loans remaining on nonaccrual status totaled $563 million at December 31, 2002.

(in millions)
December 31	2002	2001	2000

Average impaired loans for the year	$628	$549	$293

Total year-end impaired loans	$582	$674	$365
Less: Loans returned to accrual status during the year	(19)	(62)	(37)

Total year-end nonaccrual business loans	$563	$612	$328

Year-end impaired loans requiring an allowance	$530	$562	$277

Impairment allowance	$197	$228	$104

Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in the loan. At December 31, 2002, 32 percent of the total impaired loans were evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan’s effective interest rate.

5.  ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses follows:

(dollar amounts in millions)
	2002	2001	2000

Balance at January 1	$637	$585	$529
Loans charged off	(517)	(232)	(224)
Recoveries on loans previously charged off	36	43	29

Net loans charged off	(481)	(189)	(195)
Provision for loan losses	635	241	251

Balance at December 31	$791	$637	$585

As a percentage of total loans	1.87%	1.55%	1.46%

The provision for loan losses in 2001 included a $25 million merger-related charge to conform the credit policies of Imperial with Comerica.

6.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional financial services holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities in Michigan and California. In addition, the Corporation has an industry concentration with the automotive industry.

At December 31, 2002 and 2001, exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry totaled $11.5 billion and $11.2 billion, respectively. Additionally, commercial real estate loans, including real estate construction and commercial mortgage loans, totaled $10.7 billion at December 31, 2002 and $9.5 billion at December 31, 2001. Of the commercial real estate loans at December 31, 2002, $6.1 billion involved borrowers not primarily engaged in the business of commercial real estate and where the sources of repayment are not dependent on the performance of the real estate market.

7.  PREMISES & EQUIPMENT

A summary of premises and equipment by major category follows:

(in millions)
December 31	2002	2001

Land	$56	$56
Buildings and improvements	439	391
Furniture and equipment	376	383

Total cost	871	830
Less accumulated depreciation and amortization	(500)	(477)

Net book value	$371	$353

The Corporation conducts a portion of its business from leased facilities and, in addition, leases certain equipment. Rental expense for leased properties and equipment amounted to $59 million in 2002, $55 million in 2001 and $51 million in 2000. As of December 31, 2002, future minimum payments under operating leases and other noncancelable obligations are as follows:

(in millions)
Years Ending December 31

2003	$79
2004	67
2005	60
2006	43
2007	32
Thereafter	233

Total	$514

8.   GOODWILL AND OTHER INTANGIBLE ASSETS — ADOPTION OF SFAS NO. 142

In accordance with the Corporation’s adoption of SFAS No. 142, the Corporation performed the first required impairment test of goodwill and indefinite-lived intangible assets as of January 1, 2002. Based on this test, the Corporation was not required to record a transition adjustment upon adoption. Goodwill was again evaluated for impairment as of July 1, 2002. As a result of this test, the Corporation was required to record a goodwill impairment charge of $86 million in the third quarter of 2002. This charge resulted from the continued decline in equity markets, and its related impact on the valuation of the Corporation’s asset management reporting unit (Munder), which is a part of the Investment Bank for business segment reporting purposes. The fair value of Munder used in the determination of the impairment charge was based on a valuation prepared by an investment banker not affiliated with the Corporation. The valuation used a combination of valuation techniques, including discounted cash flows and the prices of external comparable businesses.

(in millions, except per share amounts)
Years ended December 31	2002	2001	2000

Reported net income applicable to common stock	$601	$698	$774
Add back: Goodwill amortization, net of tax	—	28	29

Adjusted net income applicable to common stock	$601	$726	$803

Basic net income per common share:
Reported net income applicable to common stock	$3.43	$3.93	$4.38
Goodwill amortization, net of tax	—	0.16	0.16

Adjusted net income applicable to common stock	$3.43	$4.09	$4.54

Diluted net income per common share:
Reported net income applicable to common stock	$3.40	$3.88	$4.31
Goodwill amortization, net of tax	—	0.16	0.16

Adjusted net income applicable to common stock	$3.40	$4.04	$4.47

The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows:

(in millions)	Business	Individual	Investment
	Bank	Bank	Bank	Total

Balance at January 1, 2002	$90	$54	$189	$333
Goodwill impairment	—	—	(86)	(86)

Balance at December 31, 2002	$90	$54	$103	$247

9.  ACQUIRED INTANGIBLE ASSETS

Amortized intangible assets consisted of the following:

(in millions)
December 31	2002		2001

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
Amortized Intangible Assets	Amount	Amortization	Amount	Amortization

Core deposit intangibles	$28	$26	$27	$22
Other	6	5	6	5

Total	$34	$31	$33	$27

The amortization expense related to acquired intangible assets amounted to $4 million in 2002, $3 million in 2001 and $5 million in 2000. The remaining amortization expense related to acquired intangible assets is summarized as follows:

(in millions)
Years Ending December 31

2003	$2
2004	1

Total	$3

10.  DEPOSITS

A maturity distribution of domestic certificates of deposits of $100,000 and over follows:

(in millions)
December 31	2002	2001

Three months or less	$2,435	$4,387
Over three months to six months	1,194	1,513
Over six months to twelve months	1,104	1,946
Over twelve months	375	501

Total	$5,108	$8,347

11.  SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The table to the right provides a summary of short-term borrowings.

At December 31, 2002, the Corporation had available a $250 million commercial paper facility of which $130 million was outstanding. This facility is supported by a $250 million line of credit agreement. Under the current agreement, the line will expire in May 2003.

At December 31, 2002, the Corporation’s subsidiary banks had pledged loans totaling $22 billion to secure a $17 billion collateralized borrowing account with the Federal Reserve Bank.

(in millions)
	Federal Funds Purchased and	Other
	Securities Sold Under	Borrowed
	Agreements to Repurchase	Funds

December 31, 2002
Amount outstanding at year-end	$344	$196
Weighted average interest rate at year-end	1.06%	1.47%

December 31, 2001
Amount outstanding at year-end	$1,693	$293
Weighted average interest rate at year-end	1.64%	1.81%

December 31, 2000
Amount outstanding at year-end	$1,640	$453
Weighted average interest rate at year-end	6.37%	5.51%

12.  MEDIUM- & LONG-TERM DEBT

Medium- and long-term debt are summarized as follows:

(in millions)
December 31	2002	2001

Parent Company
7.25% subordinated notes due 2007	$175	$157
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2002	—	155
7.25% subordinated note due 2007	232	216
6.00% subordinated note due 2008	284	256
6.875% subordinated note due 2008	117	108
8.50% subordinated note due 2009	113	102
7.65% subordinated note due 2010	279	268
7.125% subordinated note due 2013	179	168
8.375% subordinated note due 2024	206	187
7.875% subordinated note due 2026	205	179

Total subordinated notes	1,615	1,639
Medium-term notes:
Floating rate based on LIBOR indices	2,025	2,356

Variable rate secured debt financing due 2007	978	956
9.98% trust preferred securities due 2026	56	56
7.60% trust preferred securities due 2050	342	339
Variable rate note payable due 2009	25	—

Total subsidiaries	5,041	5,346

Total medium- and long-term debt	$5,216	$5,503

The carrying value of medium- and long-term debt has been adjusted to reflect the gain or loss attributable to the risk hedged. Concurrent with the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table.

(dollar amounts in millions)
	Principal Amount		Base
	of Debt		Rate at
	Converted	Base Rate	12/31/02

Parent company
7.25% subordinated notes	$150	6-month LIBOR	1.39%
Subsidiaries
Subordinated notes:
7.25% subordinated note	$200	6-month LIBOR	1.39%
6.00% subordinated note	250	6-month LIBOR	1.39%
6.875% subordinated note	100	6-month LIBOR	1.39%
8.50% subordinated note	100	3-month LIBOR	1.40%
7.65% subordinated note	250	3-month LIBOR	1.40%
7.125% subordinated note	150	6-month LIBOR	1.39%
8.375% subordinated note	150	6-month LIBOR	1.39%
7.875% subordinated note	150	6-month LIBOR	1.39%

All subordinated notes with maturities greater than one year qualify as Tier 2 capital.

The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, bank subsidiaries may offer an aggregate principal amount of up to $17 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rates on the floating rate medium-term notes based on LIBOR ranged from one-month LIBOR to three-month LIBOR plus 0.19%. The notes are due from 2003 to 2005. There are no floating rate notes outstanding based on Treasury or Prime indices at December 31, 2002. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC. In July 2001, the Corporation issued $350 million of 7.60% Trust Preferred Securities which are classified in medium- and long-term debt. The securities pay interest each quarter beginning October 1, 2001, and are callable any time after July 30, 2006. The Corporation used the proceeds from the issuance to redeem and retire the $250 million of preferred stock that was outstanding, and for other general corporate purposes. The Corporation also has $55 million of 9.98% Trust Preferred Securities classified in medium- and long-term debt at December 31, 2002. The securities pay interest semi-annually in June and December, and are callable anytime after June 30, 2007.

In December 2001, the Corporation privately placed approximately $1 billion of variable rate notes as part of a secured financing transaction. The Corporation utilized approximately $1.2 billion of dealer floor plan loans as collateral in conjunction with this transaction. The over-collateralization of the issuance provided for a preferred credit rating status. The secured financing includes $924 million of deferred payment notes bearing interest at the rate of 30 basis points plus a commercial paper reference rate, and $60 million of deferred payment notes based on one-month LIBOR. The interest rate on each of these note issuances is reset monthly. The $924 million deferred payment notes, which may be redeemed upon the occurrence of certain conditions, mature in December 2007. Interest will accrue on the $60 million deferred payment notes until January 2007, at which time the notes become redeemable by the holder. These notes do not qualify as Tier 2 capital and are not insured by the FDIC. The principal maturities of medium- and long-term debt are as follows:

(in millions)
Years Ending December 31

2003	$1,090
2004	750
2005	185
2006	—
2007	1,274
Thereafter	1,650

Total	$4,949

13. SHAREHOLDERS’ EQUITY

In August 2001, the Board authorized the repurchase of up to ten million shares of Comerica Incorporated outstanding common stock. Repurchases under this program totaled 3.5 million and 1.2 million shares in the years ended December 31, 2002 and 2001, respectively. All share repurchases were accomplished through open market purchases.

At December 31, 2002, the Corporation had reserved 27.9 million shares of common stock for issuance to employees and directors under the long-term incentive plans.

In August 2001, the Corporation retired 5 million shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series E, with a stated value of $50 per share.

14.  OTHER COMPREHENSIVE INCOME

Other comprehensive income includes the change in unrealized gains and losses on investment securities available for sale, the change in accumulated net gains and losses on cash flow hedges, the change in the accumulated foreign currency translation adjustment and the change in accumulated minimum pension liability. The Consolidated Statements of Changes in Shareholders’ Equity includes only combined, net of tax, other comprehensive income. The following table presents reconciliations of the components of accumulated other comprehensive income for the years ended December 31, 2002, 2001 and 2000.

The adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative effect of an accounting change of $65 million, $42 million net of tax, included in other comprehensive income. For a further discussion of the effect of derivative instruments on other comprehensive income see Notes 1 and 22 on pages 50 and 65, respectively.

(in millions)
Years Ended December 31	2002	2001	2000

NET UNREALIZED GAINS (LOSSES) ON INVESTMENT SECURITIES AVAILABLE FOR SALE:
Balance at beginning of year	$16	$8	$(23)
Net unrealized holding gains (losses) arising during the year	39	32	62
Less: Reclassification adjustment for gains (losses) included in net income	41	20	16

Change in net unrealized gains (losses) before income taxes	(2)	12	46
Less: Provision for income taxes	(1)	4	15

Change in net unrealized gains (losses) on investment securities available for sale, net of tax	(1)	8	31

Balance at end of year	$15	$16	$8

ACCUMULATED NET GAINS (LOSSES) ON CASH FLOW HEDGES:
Balance at beginning of year	$209	$—	$—
Transition adjustment upon adoption of accounting standard	—	65	—
Net cash flow hedge gains (losses) arising during the year	410	432	—
Less: Reclassification adjustment for gains (losses) included in net income	361	175	—

Change in cash flow hedges before income taxes	49	322	—
Less: Provision for income taxes	17	113	—

Change in cash flow hedges, net of tax	32	209	—

Balance at end of year	$241	$209	$—

ACCUMULATED FOREIGN CURRENCY TRANSLATION ADJUSTMENT:
Balance at beginning of year	$—	$4	$1
Net translation gains (losses) arising during the year	(3)	(5)	3
Less: Reclassification adjustment for gains (losses) included in net income	—	(1)	—

Change in translation adjustment before income taxes	(3)	(4)	3
Less: Provision for income taxes	—	—	—

Change in foreign currency translation adjustment, net of tax	(3)	(4)	3

Balance at end of year	$(3)	$—	$4

ACCUMULATED MINIMUM PENSION LIABILITY ADJUSTMENT:
Balance at beginning of year	$—	$—	$—
Minimum pension liability adjustment arising during the year	(25)	—	—

Minimum pension liability before income taxes	(25)	—	—
Less: Provision for income taxes	(9)	—	—

Change in minimum pension liability, net of tax	(16)	—	—

Balance at end of year	$(16)	$—	$—

Total accumulated other comprehensive income, net of taxes, at end of year	$237	$225	$12

15.  NET INCOME PER COMMON SHARE

Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation’s stock plans, using the treasury stock method. Unallocated employee stock ownership plan shares are not included in average common shares outstanding. A computation of basic and diluted net income per common share is presented in the table to the right.

(in millions, except per share data)
Years Ended December 31	2002	2001	2000

Basic
Net income	$601	$710	$791
Less preferred stock dividends	—	12	17

Net income applicable to common stock	$601	$698	$774

Average common shares outstanding	175	178	177

Basic net income per common share	$3.43	$3.93	$4.38

Diluted
Net income	$601	$710	$791
Less preferred stock dividends	—	12	17

Net income applicable to common stock	$601	$698	$774

Average common shares outstanding	175	178	177
Common stock equivalents
Net effect of the assumed exercise of stock options	2	2	2

Diluted average common shares	177	180	179

Diluted net income per common share	$3.40	$3.88	$4.31

16.  STOCK-BASED COMPENSATION

The Corporation has stock-based compensation plans under which it awarded both shares of restricted stock to key executive officers and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The options may have restrictions regarding exercisability. The plans provide for a grant of up to 16.8 million common shares.

In 2002, the Corporation adopted the fair value method of accounting for stock options, as outlined in SFAS No. 123. Transition rules require that all stock options granted in the year of adoption be accounted for under the fair value method, thus, the new method was applied prospectively to all grants made after December 31, 2001. Therefore, the expense related to stock-based compensation included in the determination of net income for 2002 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. Under SFAS No. 123, compensation expense, equal to the fair value of stock-based compensation as of the date of grant, is recognized over the vesting period. Awards under the Corporation’s plans vest over periods ranging from one to four years. Options granted prior to January 1, 2002 continue to be accounted for under the intrinsic value method, as outlined in APB Opinion No. 25, “Accounting for Stock Issued to Employees”. The effect on net income and net income per common share if the fair value method had been applied to all outstanding and unvested awards is presented in Note 1 on page 50.

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require several inputs, including the expected stock price volatility. The model may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The Corporation’s employee and director stock options have characteristics significantly different from those of traded options and changes in input assumptions can materially affect the fair value estimates.

The fair value of the options granted was estimated using an option valuation model with the following weighted-average assumptions:

Years Ended December 31	2002	2001	2000

Risk-free interest rate	4.68%	4.88%	6.46%
Expected dividend yield	2.65	2.66	2.84
Expected volatility factors of the market price of Comerica common stock	33	31	28
Expected option life (in years)	4.8	4.8	4.8

16.  STOCK-BASED COMPENSATION (CONTINUED)

A summary of the Corporation’s stock option activity, and related information for each of the three years in the period ended December 31, 2002 follows:

		Weighted Average per Share
	Number of
	Options	Exercise	Market
	(in thousands)	Price	Price

Outstanding — January 1, 2000	11,563	$40.32	$46.69
Granted (weighted-average grant date fair value of $11.18)	2,782	42.53	41.95
Cancelled	(262)	50.92	49.58
Exercised	(1,523)	17.16	17.31

Outstanding — December 31, 2000	12,560	$43.38	$59.38
Granted (weighted-average grant date fair value of $14.02)	2,566	52.00	52.00
Cancelled	(270)	54.32	64.74
Exercised	(1,757)	28.71	59.70

Outstanding — December 31, 2001	13,099	$46.81	$57.30
Granted (weighted-average grant date fair value of $17.64)	3,197	63.14	63.14
Cancelled	(288)	60.25	55.51
Exercised	(1,134)	29.63	59.49

Outstanding — December 31, 2002	14,874	$51.37	$43.13

Exercisable — December 31, 2001	8,159	$43.13
Exercisable — December 31, 2002	9,154	47.57
Available for grant - December 31, 2002	13,019

The table below summarizes information about stock options outstanding at December 31, 2002:

	Outstanding			Exercisable

			Weighted		Weighted
Range of	Number of	Weighted	Average	Number of	Average
Exercise	Options	Average	Exercise	Options	Exercise
Prices	(in thousands)	Life (a)	Price	(in thousands)	Price

$6.01 - $18.59	1,098	2.9	$18.04	1,098	$18.04
19.92 - 36.36	1,331	4.0	25.41	1,331	25.41
40.09 - 49.87	3,197	7.2	41.38	2,340	41.30
50.65 - 59.24	2,455	9.3	52.07	1,065	52.35
60.31 - 66.81	5,111	9.1	64.56	1,638	66.57
69.00 - 71.58	1,682	6.2	71.58	1,682	71.58

Total	14,874	7.5	$51.37	9,154	$47.57

(a)  Weighted average contractual life remaining in years.

In addition, the Corporation awarded 123 thousand, 162 thousand and 66 thousand shares of restricted stock in 2002, 2001 and 2000, respectively. The fair value of these shares at grant date was $8 million in 2002, $9 million in 2001 and $3 million in 2000. Total compensation cost recognized for stock-based employee compensation was $25 million, $17 million and $13 million in 2002, 2001 and 2000, respectively.

17.  EMPLOYEE BENEFIT PLANS

The Corporation has a qualified and a non-qualified defined benefit pension plan, which together, provide benefits for substantially all full-time employees. Staff expense includes pension expense of $5 million in 2002, and pension income of $1 million in 2001 and $8 million in 2000 for the plans. Benefits under the plans are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plans’ assets primarily consist of units of certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities, corporate bonds and notes and a real estate investment trust. The predominance of these assets have publicly quoted prices, which is the basis for determining fair value of plan assets.

The Corporation’s postretirement benefits plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, and life insurance only for retirees after that date. The Corporation has funded the plan with a bank-owned life insurance contract.

The table on top of page 61 sets forth reconciliations of the Corporation’s qualified pension plan, non-qualified pension plan and postretirement plan benefit obligations and plan assets.

17.  EMPLOYEE BENEFIT PLANS (CONTINUED)

(in millions)	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan

	2002	2001	2002	2001	2002	2001

Change in projected benefit obligation:
Projected benefit obligation at January 1	$620	$537	$73	$54	$77	$76
Service cost	17	13	2	2	—	—
Interest cost	46	42	5	5	6	5
Amendments	2	—	—	—	—	—
Actuarial (gain) loss	66	52	4	13	7	2
Benefit paid	(25)	(24)	(1)	(1)	(6)	(6)

Projected benefit obligation at December 31	$726	$620	$83	$73	$84	$77

Change in plan assets:
Fair value of plan assets at January 1	$607	$629	$1	$2	$83	$86
Actual return on plan assets	(54)	(35)	—	1	(1)	—
Employer contributions	175	37	—	—	3	3
Benefits paid	(25)	(24)	(1)	(1)	(6)	(6)

Fair value of plan assets at December 31	$703	$607	$—	$2	$79	$83

The following table sets forth the funded status of the qualified pension plan, non-qualified pension plan and postretirement plan and amounts recognized on the Corporation’s consolidated balance sheets:

(in millions)	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan

	2002	2001	2002	2001	2002	2001

Funded status at December 31*	$(23)	$(13)	$(83)	$(72)	$(5)	$6
Unrecognized net (gain) loss	294	103	37	36	23	11
Unrecognized net transition (asset) obligation	—	—	—	—	43	47
Unrecognized prior service cost	19	19	—	1	—	—

Prepaid (accrued) benefit cost	290	109	(46)	(35)	61	64
Accrued minimum benefit liability	—	—	(21)	—	—	—
Intangible asset	—	—	—	—	—	—
Accumulated other comprehensive income	—	—	21	—	—	—

Net amount recognized	$290	$109	$(46)	$(35)	$61	$64

     * Based on projected benefit obligation.

Components of net periodic benefit cost (income) are as follows:

Qualified and Non-Qualified Defined Benefit Pension Plans
(in millions)

	Qualified Defined Benefit			Non-Qualified Defined Benefit
	Pension Plan			Pension Plan

Years Ended December 31	2002	2001	2000	2002	2001	2000

Service cost	$17	$13	$12	$2	$2	$2
Interest cost	46	42	39	5	5	4
Expected return on plan assets	(71)	(67)	(61)	—	—	—
Amortization of unrecognized transition asset	—	(1)	(5)	—	—	—
Amortization of unrecognized prior service cost	2	2	2	1	1	—
Amortization of unrecognized net (gain) loss	—	(1)	(3)	3	3	2

Net periodic benefit cost (income)	$(6)	$(12)	$(16)	$11	$11	$8

17.  EMPLOYEE BENEFIT PLANS (CONTINUED)

Components of net periodic benefit cost (income) are as follows: (continued)

Postretirement Benefit Plan
(in millions)

Years Ended December 31	2002	2001	2000

Service cost	$—	$—	$—
Interest cost	6	6	6
Expected return on plan assets	(5)	(6)	(6)
Amortization of unrecognized transition obligation	4	4	4

Net periodic benefit cost	$5	$4	$4

Actuarial assumptions used are reflected below. The discount rate and rate of compensation increase shown for each period is as of year-end measurement date. The long-term rate of return on assets shown is as of the beginning of the year measurement date.

Qualified and Non-Qualified Defined Benefit Pension Plans

Years Ended December 31	2002	2001	2000

Discount rate used in determining benefit obligation	6.8%	7.4%	7.9%
Long-term rate of return on assets	10.0	10.0	10.0
Rate of compensation increase	4.5	5.0	5.0

Postretirement Benefit Plan

Years Ended December 31	2002	2001	2000

Discount rate used in determining benefit obligation	6.8%	7.4%	7.9%
Long-term rate of return on assets	5.0	6.7	6.7

The healthcare and prescription drug cost trend rates projected for 2002 were seven percent and nine percent, respectively. Each healthcare cost trend rate is assumed to gradually decrease to five percent by the year 2007. Increasing each healthcare rate by one percentage point would increase the accumulated postretirement benefit obligation by $6 million at December 31, 2002, and the aggregate of the service and interest cost components by $479 thousand for the year ended December 31, 2002. Decreasing each healthcare rate by one percentage point would decrease the accumulated postretirement benefit obligation by $5 million at December 31, 2002, and the aggregate of the service and interest cost components by $364 thousand for the year ended December 31, 2002.

The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation’s employees are eligible to participate in one or more of the plans. The Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation’s financial performance. Staff expense includes expense of $11 million in 2002, $17 million in 2001 and $19 million in 2000 for the plans.

Prior to the merger, Imperial maintained an externally leveraged employee stock ownership plan (the “ESOP”) for certain employees. In 2001, the plan was converted to an internally leveraged plan and merged into the Corporation’s 401(k) plan. Shares are released to the ESOP as principal and interest payments are made on the loans. In 2002, a total of 131,954 shares of common stock, with a cost basis of $5 million, were released to the ESOP. In 2001, a total of 44,508 shares of common stock, with a cost basis of $2 million, were released to the ESOP and in 2000, a total of 70,183 shares, with a cost basis of $3 million, were released to the ESOP. There was no remaining unearned compensation and were no remaining unallocated ESOP shares at December 31, 2002. At December 31, 2001 and 2000, unearned compensation related to the ESOP of $5 million and $7 million, respectively, was reflected as a reduction of shareholders’ equity. The fair value of unallocated ESOP shares totaled $8 million and $11 million at December 31, 2001 and 2000, respectively.

Prior to the merger, Imperial also maintained a Deferred Compensation Plan (the “DC Plan”) to provide specified benefits to certain employees and directors. The DC Plan allowed participants to defer all or a portion of their salary and bonus. Imperial matched from 0% to 50% of certain participants’ deferrals under the plan. The match percentage was 25% for 2001 and 50% for 2000. The expense related to funding the deferred compensation match totaled $1 million and $5 million for the years ended December 31, 2001 and 2000, respectively. The plan was merged into the Corporation’s deferred compensation plan at June 30, 2001. No additional matching contributions are paid to participants under the terms of the merged plan.

18.  INCOME TAXES

The current and deferred components of the provision for income taxes were as follows:

(in millions)
December 31	2002	2001	2000

Current
Federal	$270	$305	$361
Foreign	8	17	16
State and local	20	34	21

	298	356	398
Deferred federal, state and local	(17)	45	33

Total	$281	$401	$431

There were $14 million, $7 million and $4 million of income tax provision on securities transactions in 2002, 2001 and 2000, respectively.

The principal components of deferred tax assets and liabilities are as follows:

(in millions)
December 31	2002	2001

Deferred tax assets:
Allowance for loan losses	$247	$204
Allowance for depreciation	6	10
Deferred loan origination fees and costs	44	33
Employee benefits	51	38
Other temporary differences, net	123	95

Total deferred tax assets	$471	$380
Deferred tax liabilities:
Lease financing transactions	$510	$423
OPAY	—	12
Other comprehensive income	130	122

Total deferred tax liabilities	640	557

Net deferred tax liability	$169	$177

18.  INCOME TAXES (CONTINUED)

A reconciliation of expected income tax expense at the federal statutory rate of 35 percent to the Corporation’s provision for income taxes and effective tax rate follows:

(in millions)
Years Ended December 31	2002		2001		2000

	Amount	Rate	Amount	Rate	Amount	Rate

Tax based on federal statutory rate	$309	35.0%	$389	35.0%	$428	35.0%
Effect of tax-exempt interest income	(2)	(0.2)	(2)	(0.2)	(2)	(0.2)
State income taxes	15	1.7	24	2.2	18	1.5
Bank-owned life insurance	(20)	(2.3)	(13)	(1.2)	(12)	(0.9)
Goodwill	—	—	7	0.6	8	0.6
Merger-related tax liability adjustment	—	—	(7)	(0.6)	—	—
Affordable housing credit	(15)	(1.7)	(11)	(1.0)	(6)	(0.5)
Other	(6)	(0.7)	14	1.3	(3)	(0.2)

Provision for income taxes	$281	31.8%	$401	36.1%	$431	35.3%

19.  MERGER-RELATED AND RESTRUCTURING CHARGES

The Corporation recorded merger-related and restructuring charges of $173 million in 2001 related to the acquisition of Imperial, of which $25 million was recorded in the provision for loan losses. The remaining $148 million of charges were recorded in noninterest expenses. The Corporation also recorded a 2001 restructuring charge of $4 million related to its subsidiary, Official Payments Corporation (OPAY). The OPAY restructuring charge was recorded net of the portion of the charge attributable to the minority shareholders in OPAY. The Corporation sold its OPAY subsidiary in 2002, therefore, no liability remains for OPAY restructuring charges as of the sale date.

The 2001 Imperial restructuring charge included employee termination costs, other employee related costs, a charge related to conforming policies, facilities and operations and other charges. Employee termination costs included the cost of severance, outplacement and other benefits associated with the involuntary termination of employees, primarily senior management and employees in corporate support and data processing functions. A total of 352 employees were terminated in 2001 as part of the restructuring plan. Other employee-related costs included cash payments related to change in control provisions in employment contracts and retention bonuses. Charges related to conforming policies represented costs associated with conforming the credit and accounting policies of Imperial with those of the Corporation. The Corporation also incurred facilities and operations charges associated with closing excess facilities and replacing signage. Other merger-related restructuring costs were primarily comprised of investment banking, accounting, consulting and legal fees. As shown in the table below, there is no remaining liability related to the Imperial charge as of December 31, 2002. No additional Imperial-related restructuring charges are expected.

Restructuring Reserve Analysis
(in millions)

		Other		Facilities
	Employee	Employee-	Conforming	and		Imperial	OPAY	Combined
	Termination	Related	Policies	Operations	Other	Total	Total	Total

Balance at January 1, 2001	$—	$—	$—	$—	$—	$—	$—	$—
Provision expense charged to operating expense	35	49	36	24	29	173	4	177
Cash outlays	(30)	(36)	—	(3)	(28)	(97)	—	(97)
Noncash write-downs and other	—	(11)	(36)	(21)	—	(68)	(2)	(70)

Balance at December 31, 2001	$5	$2	$—	$—	$1	$8	$2	$10
Cash outlays	(5)	(2)	—	—	(1)	(8)	—	(8)
Noncash write-downs and other	—	—	—	—	—	—	(2)	(2)

Balance at December 31, 2002	$—	$—	$—	$—	$—	$—	$—	$—

20.  TRANSACTIONS WITH RELATED PARTIES

The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation’s directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, leases and professional services. With respect to the extensions of credit, all were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management’s opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2002, totaled $354 million at the beginning and $347 million at the end of 2002. During 2002, new loans to related parties aggregated $314 million and repayments totaled $321 million.

21.  REGULATORY CAPITAL & BANKING SUBSIDIARIES

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $101 million at January 1, 2003, plus current year’s earnings. Substantially all the assets of the Corporation’s subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

Dividends paid to the Corporation by its banking subsidiaries amounted to $647 million in 2002, $578 million in 2001 and $339 million in 2000.

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. At December 31, 2002 and 2001, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered “well capitalized” (total capital ratio greater than 10 percent). The following is a summary of the capital position of the Corporation and its significant banking subsidiaries.

(in millions)
	Comerica Inc.	Comerica	Comerica Bank	Comerica Bank
	(Consolidated)	Bank	– Texas	– California

December 31, 2002
Tier 1 common capital	$4,459	$3,067	$449	$1,053
Tier 1 capital	4,857	3,287	449	1,153
Total capital	7,073	5,018	588	1,557
Risk-weighted assets	60,327	44,134	4,562	13,953
Average assets (fourth quarter)	52,290	37,011	5,096	17,127
Tier 1 common capital to risk-weighted assets	7.39%	6.95%	9.84%	7.55%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.05	7.45	9.84	8.26
Total capital to risk-weighted assets (minimum-8.0%)	11.72	11.37	12.88	11.16
Tier 1 capital to average assets (minimum-3.0%)	9.29	8.88	8.81	6.73

December 31, 2001
Tier 1 common capital	$4,283	$2,947	$402	$1,175
Tier 1 capital	4,678	3,167	402	1,175
Total capital	6,861	4,881	549	1,571
Risk-weighted assets	58,662	42,132	4,456	13,131
Average assets (fourth quarter)	49,985	35,587	3,854	13,560
Tier 1 common capital to risk-weighted assets	7.30%	6.99%	9.02%	8.94%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	7.98	7.52	9.02	8.94
Total capital to risk-weighted assets (minimum-8.0%)	11.70	11.58	12.31	11.96
Tier 1 capital to average assets (minimum-3.0%)	9.36	8.90	10.42	8.66

22.  DERIVATIVE AND CREDIT-RELATED FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS

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

Credit risk is the possible loss that may occur in the event of nonperformance by the counterparty to a financial instrument. The Corporation attempts to minimize credit risk arising from financial instruments by evaluating the creditworthiness of each counterparty, adhering to the same credit approval process used for traditional lending activities. Counterparty risk limits and monitoring procedures have also been established to facilitate the management of credit risk. Collateral is obtained, if deemed necessary, based on the results of management’s credit evaluation. Collateral varies, but may include cash, investment securities, accounts receivable, inventory, property, plant and equipment or real estate.

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

As part of a fair value hedging strategy, the Corporation has entered into interest rate swap agreements for interest rate risk management purposes. The interest rate swap agreements utilized, effectively modify the Corporation’s exposure to interest rate risk by converting fixed-rate deposits and debt to a floating rate. These agreements involve the receipt of fixed rate of interest amounts in exchange for floating rate interest payments over the life of the agreement, without an exchange of the underlying principal amount. No ineffectiveness was required to be recorded on these hedging instruments in the statement of income for the year ended December 31, 2002. As part of a cash flow hedging strategy, the Corporation entered into predominantly 3-year interest rate swap agreements that effectively convert a portion of its existing and forecasted floating-rate loans to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest income over the next three years. Approximately 25% ($11 billion) of the Corporation’s outstanding loans were designated as the hedged items to interest rate swap agreements at December 31, 2002. For the year ended December 31, 2002, interest rate swap agreements designated as cash flow hedges increased interest and fees on loans by $361 million. Hedge ineffectiveness that resulted from cash flow hedges of variable rate loans was not material. If interest rates and interest curves remain at their current levels, the Corporation expects to reclassify $173 million of net gains on derivative instruments, that are designated as cash flow hedges, from accumulated other comprehensive income to earnings during the next twelve months due to receipt of variable interest associated with the existing and forecasted floating-rate loans. In addition, the Corporation uses forward foreign exchange contracts to protect the value of its foreign subsidiaries. Realized and unrealized gains and losses from these hedges are not included in the statement of income, but are shown in the accumulated foreign currency translation adjustment account included in other comprehensive income, with the related amounts due to or from counterparties included in other liabilities or other assets. During the years ended December 31, 2002 and 2001, the Corporation recognized immaterial amounts of net gains in accumulated foreign currency translation adjustment, related to the forward foreign exchange contracts.

The Corporation also uses various other types of financial instruments to mitigate interest rate and foreign currency risks associated with specific assets or liabilities. Such instruments include interest rate caps and floors, foreign exchange forward contracts, and foreign exchange cross-currency swaps.

22.  DERIVATIVE AND CREDIT-RELATED FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS (CONTINUED)

The following table presents the composition of derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 2002 and 2001. The fair values of all derivatives and foreign exchange contracts are reflected in the consolidated balance sheets.

(in millions)
	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

December 31, 2002
Risk management
Interest rate contracts:
Swaps	$13,602	$740	$—	$740
Foreign exchange contracts:
Spot and forwards	481	16	(1)	15
Swaps	257	2	—	2

Total foreign exchange contracts	738	18	(1)	17

Total risk management	$14,340	$758	$(1)	$757

December 31, 2001
Risk management
Interest rate contracts:
Swaps	$14,497	$573	$(2)	$571
Foreign exchange contracts:
Spot and forwards	535	10	(4)	6
Swaps	285	2	(17)	(15)

Total foreign exchange contracts	820	12	(21)	(9)

Total risk management	$15,317	$585	$(23)	$562

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

Bilateral collateral agreements with counterparties covered 91 percent and 92 percent of the notional amount of interest rate derivative contracts at December 31, 2002 and 2001, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2002, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative or foreign exchange contracts.

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

Fair values for customer-initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended December 31, 2002, unrealized gains and unrealized losses on customer-initiated and other foreign exchange contracts averaged $60 million and $59 million, respectively. For the year ended December 31, 2001, unrealized gains and unrealized losses averaged $43 million and $39 million, respectively. These contracts also generated noninterest income of $34 million in 2002 and $21 million in 2001. Average positive and negative fair values and income related to customer-initiated and other interest rate contracts were not material for 2001 and 2000.

The following table presents the composition of derivative financial instruments and foreign exchange contracts held or issued in connection with customer-initiated and other activities.

(in millions)
	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

December 31, 2002
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$342	$—	$(3)	$(3)
Caps and floors purchased	325	4	—	4
Swaps	1,077	29	(28)	1

Total interest rate contracts	1,744	33	(31)	2
Foreign exchange contracts:
Spot, forwards, futures and options	1,475	34	(36)	(2)
Swaps	296	1	—	1

Total foreign exchange contracts	1,771	35	(36)	(1)

Total customer-initiated and other	$3,515	$68	$(67)	$1

December 31, 2001
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$365	$—	$(4)	$(4)
Caps and floors purchased	352	4	—	4
Swaps	981	14	(13)	1

Total interest rate contracts	1,698	18	(17)	1
Foreign exchange contracts:
Spot, forwards, futures and options	2,323	35	(29)	6
Swaps	366	2	(1)	1

Total foreign exchange contracts	2,689	37	(30)	7

Total customer-initiated and other	$4,387	$55	$(47)	$8

Detailed discussions of each class of derivative financial instruments and foreign exchange contracts held or issued by the Corporation for both risk management and customer-initiated and other activities are as follows.

22.  DERIVATIVE AND CREDIT-RELATED FINANCIAL INSTRUMENTS AND FOREIGN EXCHANGE CONTRACTS (CONTINUED)

INTEREST RATE SWAPS

Interest rate swaps are agreements in which two parties periodically exchange fixed cash payments for variable payments based on a designated market rate or index (or variable payments based on two different rates or indices for basis swaps), applied to a specified notional amount until a stated maturity. The Corporation’s swap agreements are structured such that variable payments are primarily based on prime, one-month LIBOR or three-month LIBOR. These instruments are principally negotiated over-the-counter and are subject to credit risk, market risk and liquidity risk.

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

COMMITMENTS

The Corporation also enters into commitments to purchase or sell earning assets for risk management and trading purposes. These transactions are similar in nature to forward contracts. The Corporation had commitments to purchase investment securities for its trading account and available for sale portfolio totaling $581 million at December 31, 2002 and totaling $67 million at December 31, 2001. Commitments to sell investment securities related to the trading account totaled $4 million at December 31, 2002 and $10 million at December 31, 2001. Outstanding commitments expose the Corporation to both credit and market risk.

CREDIT-RELATED FINANCIAL INSTRUMENTS

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. Credit risk associated with these instruments is represented by the contractual amounts indicated in the following table:

(in millions)
December 31	2002	2001

Unused commitments to extend credit	$27,377	$28,695
Standby letters of credit and financial guarantees	5,545	5,118
Commercial letters of credit	241	258
Credit default swaps	11	7

The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including commitments to extend credit, letters of credit and guarantees. At December 31, 2002 and 2001, the allowance for credit losses on lending-related commitments, which is recorded in “accrued expenses and other liabilities”, was $35 million and $18 million, respectively.

UNUSED COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit included bankcard, revolving check credit and equity access loan commitments of $2 billion at December 31, 2002 and $1 billion at December 31, 2001. Other unused commitments, primarily variable rate, totaled $25 billion at December 31, 2002 and $28 billion at December 31, 2001.

STANDBY AND COMMERCIAL LETTERS OF CREDIT AND FINANCIAL GUARANTEES

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, defined as those maturing beyond one year, expire in decreasing amounts through the year 2012, and were $1,668 million and $1,562 million at December 31, 2002 and 2001, respectively. The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $3,877 million and $3,556 million at December 31, 2002 and 2001, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions. The Corporation enters into participation arrangements with third parties which effectively reduce the maximum amount of future payments which may be required under standby letters of credit. These risk participations covered $218 million of the $5,545 million standby letters of credit outstanding at December 31, 2002.

CREDIT DEFAULT SWAPS

Credit default swaps allow the Corporation to diversify its loan portfolio by assuming credit exposure from different borrowers or industries without actually extending credit in the form of a loan. Credit risk associated with credit default swaps was $11 million and $7 million at December 31, 2002 and 2001, respectively.

23.  CONTINGENT LIABILITIES

The Corporation and certain of its subsidiaries are subject to various pending and threatened legal proceedings, including certain purported class actions, arising out of the normal course of business or operations. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of any such matters will be; however, based on current knowledge and after consultation with legal counsel, management does not believe that the amount of any resulting liability arising from these matters will have a material adverse effect on the Corporation’s consolidated financial position or results of operations.

24.  RESERVE REQUIREMENTS

Cash and due from banks includes reserves required to be maintained and/or deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation’s subsidiary banks. The average required reserve balances were $209 million and $212 million for the years ended December 31, 2002 and 2001, respectively.

25.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosure of the estimated fair values of financial instruments, which differ from carrying values, often requires the use of estimates. In cases where quoted market values are not available, the Corporation uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current exchange. Furthermore, as the Corporation typically holds the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments, but which have significant value. These include such items as core deposit intangibles, the future earnings potential of significant customer relationships and the value of trust operations and other fee generating businesses. The Corporation believes the imprecision of an estimate could be significant.

The Corporation used the following methods and assumptions:

Cash and short-term investments: The carrying amount approximates the estimated fair value of these instruments, which consists of cash and due from banks, interest-bearing deposits with banks and federal funds sold.

Trading securities: These securities are carried at quoted market value or the market value for comparable securities, which represents estimated fair value.

Loans held for sale: The market value of these loans represents estimated fair value or estimated net selling price. The market value is determined on the basis of existing forward commitments or the current market values of similar loans.

Investment securities: The market value of investment securities, which is based on quoted market values or the market values for comparable securities, represents estimated fair value.

Domestic business loans: These consist of commercial, real estate construction, commercial mortgage and equipment lease financing loans. The estimated fair value of the Corporation’s variable rate commercial loans is represented by their carrying value, adjusted by an amount which estimates the change in fair value caused by changes in the credit quality of borrowers since the loans were originated. The estimated fair value of fixed rate commercial loans is calculated by discounting the contractual cash flows of the loans using year-end origination rates derived from the Treasury yield curve or other representative bases. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

International loans: The estimated fair value of the Corporation’s short-term international loans, which consist of trade-related loans, or loans which have no cross-border risk due to the existence of domestic guarantors or liquid collateral, is represented by their carrying value, adjusted by an amount which estimates the effect on fair value of changes in the credit quality of borrowers or guarantors. The estimated fair value of long-term international loans is based on the quoted market values of these loans or on the current market values of international loans with similar characteristics.

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

Customers’ liability on acceptances outstanding and acceptances outstanding: The carrying amount approximates the estimated fair value.

25.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Loan servicing rights: The estimated fair value is representative of a discounted cash flow analyses, using interest rates and prepayment speed assumptions currently quoted for comparable instruments.

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

Medium- and long-term debt: The estimated fair value of the Corporation’s variable rate medium- and long-term debt is represented by its carrying value. The estimated fair value of the fixed rate medium- and long-term debt is based on quoted market values. If quoted market values are not available, the estimated fair value is based on the market values of debt with similar characteristics.

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

The estimated fair values of the Corporation’s financial instruments are as follows:

(in millions)
December 31	2002		2001

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

ASSETS
Cash and short-term investments	$4,033	$4,033	$2,620	$2,620
Trading securities	30	30	101	101
Loans held for sale	285	285	283	284
Investment securities available for sale	3,053	3,053	4,291	4,291

Commercial loans	25,242	24,872	25,176	24,897
International loans	2,765	2,635	3,015	2,952
Real estate construction loans	3,457	3,463	3,258	3,262
Commercial mortgage loans	7,194	7,353	6,267	6,285
Residential mortgage loans	789	801	779	785
Consumer loans	1,538	1,563	1,484	1,468
Lease financing	1,296	1,288	1,217	1,208

Total loans	42,281	41,975	41,196	40,857
Less allowance for loan losses	(791)	—	(637)	—

Net loans	41,490	41,975	40,559	40,857
Customers’ liability on acceptances outstanding	33	33	29	29
Loan servicing rights	11	11	9	9

LIABILITIES
Demand deposits (noninterest-bearing)	16,335	16,335	12,596	12,596
Interest-bearing deposits	25,440	25,543	24,974	25,070

Total deposits	41,775	41,878	37,570	37,666
Short-term borrowings	540	540	1,986	1,986
Acceptances outstanding	33	33	29	29
Medium- and long-term debt	5,216	5,031	5,503	5,490

DERIVATIVE FINANCIAL
INSTRUMENTS AND
FOREIGN EXCHANGE
CONTRACTS
Risk management:
Unrealized gains	758	758	585	585
Unrealized losses	(1)	(1)	(23)	(23)
Customer-initiated and other:
Unrealized gains	68	68	55	55
Unrealized losses	(67)	(67)	(47)	(47)

CREDIT-RELATED
FINANCIAL
INSTRUMENTS	(56)	(27)	(38)	(28)

26.  BUSINESS SEGMENT INFORMATION

The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, the Individual Bank and the Investment Bank. These lines of business are differentiated based on the products and services provided. Line of business results are produced by the Corporation’s internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation. Information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies which are constantly being refined. For comparability purposes, amounts in all periods are based on methodologies in effect at December 31, 2002. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines. In addition to the three major lines of business, the Finance Division is also reported as a segment.

The Corporation’s internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The allowance for loan losses is assigned in two ways. For commercial loans, it is recorded in business units based on the non-standard specifically calculated amount or the credit score of each loan outstanding. For consumer loans, general reserves are allocated based on historical loan loss experience, economic outlook and other factors. The related loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for that line of business. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business lines as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a line of business’ noninterest expenses to total noninterest expenses incurred by all business lines. Equity (common equity plus Tier 1 qualifying trust preferred securities) is allocated based on credit, operational and interest rate risks. Most of the equity allocation relates to credit risk, which is determined based on the risk rating and expected life of each loan, letter of credit and unused commitment recorded in the business unit. Operational risk is allocated based on the nature and extent of expenses incurred by business units. Virtually all interest rate risk is assigned to Finance, and is calculated based on the extent of the Corporation’s hedging activities.

The following discussion provides information about the activities of each line of business. A discussion of the financial results and the factors impacting 2002 performance can be found in the section entitled “Strategic Lines of Business” in the financial review on page 32.

The Business Bank is comprised of middle market lending, asset-based lending, large corporate banking, international financial services and specialty businesses, including technology and life sciences, specialty deposit gathering and entertainment lending. This line of business meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

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

The Finance segment includes the Corporation’s securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity gap and earnings simulation analysis and executing various strategies to manage the Corporation’s exposure to liquidity and interest rate risk.

The Other category includes divested business lines, the income and expense impact of cash and loan loss reserves not assigned to specific business lines and miscellaneous other items of a corporate nature.

26.  BUSINESS SEGMENT INFORMATION (CONTINUED)

Lines of business/segment financial results were as follows:

(dollar amounts in millions)
	Business Bank			Individual Bank**			Investment Bank*

Years Ended December 31	2002	2001	2000	2002	2001	2000	2002	2001	2000

EARNINGS SUMMARY
Net interest income (expense) (FTE)	$1,592	$1,365	$1,319	$789	$754	$761	$1	$(1)	$(11)
Provision for loan losses	482	249	289	53	22	3	—	—	—
Noninterest income	258	270	300	309	335	369	177	106	267
Noninterest expenses	545	551	636	645	639	632	278	209	233
Provision (benefit) for income taxes (FTE)	315	308	255	128	143	170	(35)	(36)	11
Net income (loss)	508	527	439	272	285	325	(65)	(68)	12

SELECTED AVERAGE BALANCES
Assets	$35,344	$35,815	$33,034	$8,616	$7,881	$7,202	$274	$398	$408
Loans	34,268	34,020	31,987	7,818	7,329	6,658	5	22	53
Deposits	14,723	11,171	9,629	18,744	18,405	17,959	46	72	37
Allocated equity	2,983	2,799	2,428	975	894	809	192	267	282

STATISTICAL DATA
Return on average assets	1.44%	1.47%	1.33%	1.37%	1.47%	1.81%	(23.10)%	(16.81)%	2.94%
Return on average allocated equity	17.04	18.84	18.11	27.91	31.84	40.23	(33.76)	(25.56)	4.26
Efficiency ratio	29.16	33.61	39.34	58.77	58.69	55.89	155.99	199.64	90.95

(dollar amounts in millions)
	Finance**			Other			Total

Years Ended December 31	2002	2001	2000	2002	2001	2000	2002	2001	2000

EARNINGS SUMMARY
Net interest income (expense) (FTE)	$(175)	$42	$(13)	$(71)	$(54)	$(48)	$2,136	$2,106	$2,008
Provision for loan losses	—	—	—	100	(30)	(41)	635	241	251
Noninterest income	86	66	18	70	60	26	900	837	980
Noninterest expenses	9	8	4	38	180	6	1,515	1,587	1,511
Provision (benefit) for income taxes (FTE)	(42)	43	2	(81)	(53)	(3)	285	405	435
Net income (loss)	(56)	57	(1)	(58)	(91)	16	601	710	791

SELECTED AVERAGE BALANCES
Assets	$4,998	$4,063	$4,312	$1,898	$1,531	$1,921	$51,130	$49,688	$46,877
Loans	—	—	—	—	—	—	42,091	41,371	38,698
Deposits	4,072	5,564	2,596	127	100	119	37,712	35,312	30,340
Allocated equity	920	752	399	(186)	(107)	45	4,884	4,605	3,963

STATISTICAL DATA
Return on average assets	(0.31)%	0.32%	(0.01)%	n/m %	n/m %	n/m %	1.18%	1.43%	1.69%
Return on average allocated equity	(6.10)	7.57	(0.21)	n/m	n/m	n/m	12.31	15.16	19.52
Efficiency ratio	(5.77)	9.38	707.84	n/m	n/m	n/m	50.59	54.30	50.88

*	Included in noninterest expenses are fees internally transferred to other lines of business for referrals to the Investment Bank. If excluded, Investment Bank net income (loss) would have been $(45) million in 2002, $(53) million in 2001 and $25 million in 2000. Return on average allocated equity would have been (23.46)% in 2002, (19.82)% in 2001 and 8.92% in 2000.

**	Return on average assets for the Individual Bank and Finance segments is calculated based on total average liabilities and allocated equity.

n/m — not meaningful

27.  PARENT COMPANY FINANCIAL STATEMENTS

BALANCE SHEETS – COMERICA INCORPORATED

(in millions, except share data)
December 31	2002	2001

ASSETS
Cash and due from subsidiary bank	$17	$101
Short-term investments with subsidiary bank	28	12
Investment in subsidiaries, principally banks	5,506	5,371
Premises and equipment	3	3
Other assets	272	188

Total assets	$5,826	$5,675

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$130	$140
Long-term debt	176	156
Subordinated debt issued to and advances from subsidiaries	352	360
Other liabilities	221	212

Total liabilities	879	868
Common stock – $5 par value
Authorized – 325,000,000 shares
Issued – 178,735,252 shares at 12/31/02 and 178,749,198 shares at 12/31/01	894	894
Capital surplus	363	336
Unearned employee stock ownership plan shares – 131,954 shares at 12/31/01	—	(5)
Accumulated other comprehensive income	237	225
Retained earnings	3,684	3,448
Less cost of common stock in treasury – 3,960,149 shares at 12/31/02 and 1,674,659 shares at 12/31/01	(231)	(91)

Total shareholders’ equity	4,947	4,807

Total liabilities and shareholders’ equity	$5,826	$5,675

STATEMENTS OF INCOME – COMERICA INCORPORATED

(in millions)
Years ended December 31	2002	2001	2000

INCOME
Income from subsidiaries
Dividends from subsidiaries	$648	$580	$339
Other interest income	1	2	6
Intercompany management fees	149	132	98
Other noninterest income	12	23	2

Total income	810	737	445

EXPENSES
Interest on commercial paper	3	4	6
Interest on long-term debt	6	8	10
Interest on subordinated debt issued to subsidiaries	27	13	—
Salaries and employee benefits	82	69	63
Occupancy expense	6	4	4
Equipment expense	1	1	2
Other noninterest expenses	34	22	35

Total expenses	159	121	120

Income before provision (benefit) for income taxes and equity in undistributed net income of subsidiaries	651	616	325
Provision (benefit) for income taxes	(1)	12	(5)

Income before equity in undistributed earnings (losses) of subsidiaries	652	604	330
Equity in undistributed earnings (losses) of subsidiaries, principally banks	(51)	106	461

NET INCOME	$601	$710	$791

27.  PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS — COMERICA INCORPORATED

(in millions)
Years ended December 31	2002	2001	2000

OPERATING ACTIVITIES
Net income	$601	$710	$791
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed (earnings) losses of subsidiaries, principally banks	51	(106)	(461)
Depreciation	1	1	1
Net gain on the sales of businesses	(12)	(21)	—
Increase in dividends receivable from subsidiary	(85)	—	—
Other, net	(70)	18	5

Total adjustments	(115)	(108)	(455)

Net cash provided by operating activities	486	602	336

INVESTING ACTIVITIES
Purchases of investment securities available for sale	—	—	(24)
Proceeds from sales of investment securities available for sale	—	—	2
Purchases of fixed assets	(1)	(1)	(1)
Net (increase) decrease in short-term investments with subsidiary bank	(16)	100	(42)
Net increase in private equity and venture capital investments	(26)	(23)	—
Net cash provided by sales of businesses	8	33	—
Capital transactions with subsidiaries	(27)	(421)	(11)

Net cash used in investing activities	(62)	(312)	(76)

FINANCING ACTIVITIES
Net (decrease) increase in subordinated debt issued to and advances from subsidiaries	(7)	360	1
Net repayments and purchases of long-term debt	—	—	(1)
Net (decrease) increase in commercial paper	(10)	60	5
Redemption of preferred stock	—	(250)	—
Proceeds from issuance of common stock	50	66	20
Purchase of common stock for treasury and retirement	(210)	(121)	(14)
Dividends paid	(331)	(314)	(261)

Net cash used in financing activities	(508)	(199)	(250)

Net (decrease) increase in cash on deposit at bank subsidiary	(84)	91	10
Cash on deposit at bank subsidiary at beginning of year	101	10	—

Cash on deposit at bank subsidiary at end of year	$17	$101	$10

Interest paid	$37	$19	$16

Income taxes paid (recovered)	$12	$17	$(6)

28.  SUMMARY OF QUARTERLY FINANCIAL STATEMENTS

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments which are necessary for the fair presentation of the results of operations for the periods presented.

(in millions, except per share data)	2002

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter (2)	Quarter

Interest income	$686	$694	$705	$712
Interest expense	153	166	174	172
Net interest income	533	528	531	540
Provision for loan losses	115	275	170	75
Securities gains (losses)	57	(6)	(9)	(1)
Noninterest income (excluding securities gains (losses))	197	222	231	209
Noninterest expenses	373	443	352	347
Net income	206	24	157	214

Basic net income per common share	$1.18	$0.14	$0.89	$1.22
Diluted net income per common share	1.18	0.14	0.88	1.20

	2001

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter (1)

Interest income	$755	$823	$875	$940
Interest expense	219	297	347	428
Net interest income	536	526	528	512
Provision for loan losses	69	58	37	77
Securities gains (losses)	(3)	—	(1)	24
Noninterest income (excluding securities gains (losses))	227	224	213	153
Merger-related and restructuring charges	25	18	15	94
Noninterest expenses, excluding merger-related and restructuring charges	355	355	367	358
Net income	199	209	208	94

Basic net income per common share	$1.12	$1.16	$1.15	$0.50
Diluted net income per common share	1.11	1.14	1.13	0.50

(1)	First quarter 2001 provision for loan losses includes a $25 million merger-related charge to conform the credit policies of Imperial with the Corporation.
(2)	Second quarter 2002 results are adjusted for the previous restatement of earnings to reflect additional provision for loan losses (see Note 30 on page 75) and to record the effect of the third quarter adoption of SFAS No. 123 (see Notes 1 and 16 on pages 50 and 59, respectively).

29.  PENDING ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. The Statement covers legal obligations that are identifiable by the entity upon acquisition and construction, and during the operating life of a long-lived asset. Identified retirement obligations would be recorded as a liability with a corresponding amount capitalized as part of the asset’s carrying amount. The capitalized retirement cost asset would be amortized to expense over the asset’s useful life. The Statement is effective January 1, 2003, for calendar year companies. The adoption of SFAS No. 143 will not have a material impact on the Corporation’s financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). According to FIN 45, each guarantee meeting the characteristics described in the Interpretation is to be recognized and initially measured at fair value. In addition, significant new disclosures are required, even if the likelihood of the guarantor making payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, while the initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The requirements of FIN 45 will not have a material impact on the Corporation’s financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 provides guidance on how to identify a variable interest entity (VIE), and when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s residual returns, if the losses and/or returns occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of FIN 46 became effective upon issuance. The requirements of FIN 46 will not have a material impact on the Corporation’s financial position or results of operations.

30.  RESTATEMENT OF PREVIOUSLY REPORTED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

In the third quarter 2002, the Corporation restated second quarter 2002 earnings to reflect additional provision for loan losses and credit losses on lending-related commitments of $40 million ($26 million after-tax) and $22 million of additional net charge-offs. Including the related effect of lower incentive compensation of $5 million ($3 million after-tax), second quarter 2002 earnings, as adjusted for the third quarter 2002 retroactive adoption of SFAS No. 123, were reduced to $157 million, or $0.88 per diluted share, compared to $180 million, or $1.01 per diluted share, as adjusted for the adoption of SFAS No. 123. Refer to Notes 1 and 16 on pages 50 and 59, respectively, for further information on the adoption of SFAS No. 123. This additional provision followed a regularly scheduled examination by the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions of the Comerica Bank-California subsidiary. After discussions with the regulators in late August through late September 2002, the Corporation determined that the California subsidiary’s second quarter 2002 credit loss reserves and net charge-offs should be increased. The additional net charge-offs relate to 11 loans in the Corporation’s entertainment division, 5 loans in the commercial middle market area and one overdraft relating to a commercial middle market loan.

The components of the additional provision were as follows:

(in millions)
Provision, net of specific reserves, to cover $22 million in additional charge-offs relating to 15 non-accruing loans,1 substandard accruing loan and 1 overdraft	$6
Additional reserve amounts on loans in the California subsidiary’s portfolio with various risk ratings, but primarily watch list in nature	20
An increase of the unallocated reserve for performing loans	14

Total additional provision	$40

The Corporation has a longstanding policy of taking charge-offs as soon as a loan is considered partially or fully uncollectible based on careful evaluation of a number of risk factors. The Corporation applied this policy in good faith in its initial determination of the level of charge-offs it would take in the second quarter of 2002. The precise timing of when to take a charge-off, however, involves some element of judgment as to the potential collectibility of the loan in question. On further review in the course of the regulatory examination process, the Corporation subsequently concluded that the 16 loans and one overdraft referenced above should properly be reflected as second quarter (as opposed to third quarter) charge-offs. Similarly, loan classifications and the setting of specific reserves involve a degree of judgment. The Corporation has a comprehensive program for reviewing loans throughout its portfolio of approximately 11,000 commercial loans on a regular ongoing basis. The reclassification and resetting of reserves for a number of loans in the second quarter of 2002 reflects the further review and adjustment of the credit risk associated with the Corporation’s California portfolio which the Corporation implemented following the input it received in the course of the above-referenced regulatory examination. Similarly, the increase in the unallocated reserve for the second quarter reflects an additional weighting of risk based on the general characteristics of the California loan portfolio which stems in large part from the general migration of loans to higher risk categories and the corresponding impact on the assessment of the overall character of the California portfolio. The Corporation uses quantitative metrics and qualitative factors to validate its loan loss reserves and allowances for credit risks, including loan categories, industry, economic factors and trends, transfer risks, risks associated with new customers, historical loss ratios, industry norms and expectations from banking regulators. As part of its on-going evaluation of its allowance for credit loss methodology, including following the recent regulatory examination, the Corporation has refined the factors which comprise the allocated and unallocated portions of its allowances and examined its credit quality processes to help ensure timely and appropriate charge-offs and risk analyses, ratings and profiles. The Corporation has recently increased the amount of senior staff supporting its credit process, is improving the documentation and technology tools used as part of the credit process, has increased its focus on factors particular to the California market and included an assessment of these factors in the establishment of an allocated reserve.

The table below provides a reconcilement reflecting adjustments, net of tax, of net income and net income per common share for the three and six month periods ended June 30, 2002. Accordingly, capital has been adjusted for the adjustment to net income. The table also indicates the additional charge-offs during the period and selected pertinent balances, both as reported and as restated.

(in millions, except per share data)
	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2002	2002

Net income, as reported*	$180	$394
Increase to the provision for credit losses, net of tax	(26)	(26)
Reduction in salaries and benefits, net of tax	3	3

Net income, as restated	$157	$371

Net income per common share — basic
As reported*	$1.03	$2.24
As restated	$0.89	$2.11
Net income per common share — diluted
As reported*	$1.01	$2.21
As restated	$0.88	$2.08
Loan charge-offs, net of recoveries
As reported	$59	$119
As restated	$81	$141

*	Includes adjustment for compensation expense recorded as a result of the third quarter 2002 adoption of SFAS No. 123 of $6 million ($4 million after-tax, or $0.02 per diluted share).

(in millions)
At June 30,
2002
Total loans
As reported	$41,174
As restated	$41,152
Allowance for loan losses and credit losses on lending-related commitments
As reported	$744
As restated	$762
Net loans
As reported	$40,430
As restated	$40,390
Liabilities
As reported	$45,687
As restated	$45,670
Shareholders’ equity
As reported	$4,915
As restated	$4,892

REPORT OF MANAGEMENT

Management is responsible for the accompanying consolidated financial statements and all other financial information in this Annual Report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and include amounts which of necessity are based on management’s best estimates and judgments and give due consideration to materiality. The other financial information herein is consistent with that in the consolidated financial statements.

In meeting its responsibility for the reliability of the consolidated financial statements, management develops and maintains systems of internal accounting controls. These controls are designed to provide reasonable assurance that assets are safeguarded and transactions are executed and recorded in accordance with management’s authorization. The concept of reasonable assurance is based on the recognition that the cost of internal accounting control systems should not exceed the related benefits. The systems of control are continually monitored by the internal auditors whose work is closely coordinated with and supplements in many instances the work of independent auditors.

The consolidated financial statements have been audited by independent auditors Ernst & Young LLP. Their role is to render an independent professional opinion on management’s consolidated financial statements based upon performance of procedures they deem appropriate under auditing standards generally accepted in the United States.

The Corporation’s Board of Directors oversees management’s internal control and financial reporting responsibilities through its Audit and Legal Committee as well as various other committees. The Audit and Legal Committee, which consists of directors who are not officers or employees of the Corporation, meets periodically with management and internal and independent auditors to assure that they and the Committee are carrying out their responsibilities, and to review auditing, internal control and financial reporting matters.

Ralph W. Babb Jr.
Chairman, President and Chief Executive Officer

Elizabeth S. Acton
Executive Vice President and Chief Financial Officer

Marvin J. Elenbaas
Senior Vice President and Controller

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 8 to the consolidated financial statements, in 2002 Comerica Incorporated and subsidiaries changed their method of accounting for goodwill and other intangible assets. Also, as discussed in Note 16 to the consolidated financial statements, Comerica Incorporated and subsidiaries changed their method of accounting for stock-based compensation.

We previously audited and reported on the consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2000, prior to their restatement for the 2001 pooling of interests as described in Note 2 to the consolidated financial statements. The contribution of Comerica Incorporated to total revenues and net income represented 86% and 95% of the respective 2000 restated totals. Financial statements of the other pooled company included in the 2000 restated consolidated statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the accompanying related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2000, after restatement for the 2001 pooling of interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.

Detroit, Michigan
January 16, 2003

HISTORICAL REVIEW — AVERAGE BALANCE SHEETS

     COMERICA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION (in millions)
December 31	2002	2001	2000	1999	1998

ASSETS
Cash and due from banks	$1,800	$1,835	$1,842	$1,896	$1,963
Short-term investments	602	442	978	650	642
Investment securities	4,360	3,909	3,688	3,107	4,041
Commercial loans	25,460	26,401	25,313	23,069	19,850
International loans	2,988	2,800	2,552	2,627	2,342
Real estate construction loans	3,353	3,090	2,554	1,729	1,200
Commercial mortgage loans	6,786	5,695	5,142	4,583	4,011
Residential mortgage loans	758	795	833	930	1,331
Consumer loans	1,504	1,479	1,434	1,853	2,606
Lease financing	1,242	1,111	870	699	576

Total loans	42,091	41,371	38,698	35,490	31,916
Less allowance for loan losses	(739)	(654)	(595)	(531)	(498)

Net loans	41,352	40,717	38,103	34,959	31,418
Accrued income and other assets	3,016	2,785	2,266	2,050	1,905

Total assets	$51,130	$49,688	$46,877	$42,662	$39,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$11,841	$10,253	$9,068	$8,661	$8,445
Interest-bearing deposits	25,871	25,059	21,272	18,817	18,159

Total deposits	37,712	35,312	30,340	27,478	26,604
Short-term borrowings	1,962	2,584	3,323	3,562	3,517
Accrued expenses and other liabilities	809	823	703	522	494
Medium- and long-term debt	5,763	6,198	8,298	7,441	6,109

Total liabilities	46,246	44,917	42,664	39,003	36,724
Shareholders’ equity	4,884	4,771	4,213	3,659	3,245

Total liabilities and shareholders’ equity	$51,130	$49,688	$46,877	$42,662	$39,969

HISTORICAL REVIEW — STATEMENTS OF INCOME

     COMERICA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION (in millions, except per share data)
Years Ended December 31	2002	2001	2000	1999	1998

INTEREST INCOME
Interest and fees on loans	$2,524	$3,121	$3,379	$2,859	$2,706
Interest on investment securities	246	246	259	199	263
Interest on short-term investments	27	26	78	39	35

Total interest income	2,797	3,393	3,716	3,097	3,004

INTEREST EXPENSE
Interest on deposits	479	888	951	693	739
Interest on short-term borrowings	37	105	215	183	191
Interest on medium- and long-term debt	149	298	546	404	354

Total interest expense	665	1,291	1,712	1,280	1,284

Net interest income	2,132	2,102	2,004	1,817	1,720
Provision for loan losses	635	241	251	144	145

Net interest income after provision for loan losses	1,497	1,861	1,753	1,673	1,575

NONINTEREST INCOME
Service charges on deposit accounts	227	211	189	177	164
Fiduciary income	171	180	181	183	175
Commercial lending fees	69	67	61	55	58
Letter of credit fees	60	58	52	46	31
Foreign exchange income	40	35	27	21	14
Brokerage fees	38	44	44	36	46
Investment advisory revenue, net	27	12	119	61	18
Bank-owned life insurance	53	33	23	26	25
Equity in earnings of unconsolidated subsidiaries	8	(43)	14	15	(6)
Warrant income	5	5	30	33	22
Securities gains	41	20	16	9	7
Net gain on sales of businesses	12	31	50	76	11
Other noninterest income	149	184	174	155	127

Total noninterest income	900	837	980	893	692

NONINTEREST EXPENSES
Salaries and employee benefits	844	842	874	804	705
Net occupancy expense	122	115	110	104	100
Equipment expense	62	70	76	73	70
Outside processing fee expense	65	61	59	60	53
Customer services	26	41	37	40	50
Goodwill impairment	86	—	—	—	—
Restructuring charges	—	152	—	—	(7)
Other noninterest expenses	310	306	355	306	292

Total noninterest expenses	1,515	1,587	1,511	1,387	1,263

Income before income taxes	882	1,111	1,222	1,179	1,004
Provision for income taxes	281	401	431	420	353

NET INCOME	$601	$710	$791	$759	$651

Net income applicable to common stock	$601	$698	$774	$742	$634

Basic net income per common share	$3.43	$3.93	$4.38	$4.20	$3.58
Diluted net income per common share	3.40	3.88	4.31	4.13	3.51

Cash dividends declared on common stock	335	313	250	225	199
Dividends per common share	1.92	1.76	1.60	1.44	1.28

HISTORICAL REVIEW — STATISTICAL DATA

     COMERICA INCORPORATED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

Years Ended December 31	2002	2001	2000	1999	1998

AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)
Short-term investments	4.45%	6.02%	7.97%	6.06%	5.61%
Investment securities	5.74	6.37	6.99	6.42	6.61

Commercial loans	4.70	6.85	8.87	7.71	8.12
International loans	4.70	7.38	9.21	7.86	7.97
Real estate construction loans	5.74	7.95	10.09	9.21	9.94
Commercial mortgage loans	6.12	7.65	8.80	8.27	8.76
Residential mortgage loans	7.15	7.59	7.64	7.47	7.70
Consumer loans	6.55	8.39	9.09	9.95	10.19
Lease financing	5.37	6.25	6.24	6.91	7.65

Total loans	6.00	7.55	8.74	8.06	8.48
Interest income as a percentage of earning assets	5.96	7.44	8.57	7.90	8.23

Domestic deposits	1.81	3.48	4.34	3.55	3.97
Deposits in foreign offices	3.36	5.97	7.75	7.05	6.71

Total interest-bearing deposits	1.85	3.54	4.47	3.68	4.07
Short-term borrowings	1.85	4.08	6.48	5.14	5.43
Medium- and long-term debt	2.58	4.80	6.57	5.44	5.80
Interest expense as a percentage of interest-bearing sources	1.98	3.82	5.20	4.29	4.62

Interest rate spread	3.98	3.62	3.37	3.61	3.61
Impact of net noninterest-bearing sources of funds	0.57	0.99	1.26	1.03	1.11

Net interest margin as a percentage of earning assets	4.55	4.61	4.63	4.64	4.72

RATIOS
Return on average common shareholders’ equity	12.31%	15.16%	19.52%	21.78%	21.16%
Return on average assets	1.18	1.43	1.69	1.78	1.63
Efficiency ratio	50.59	54.30	50.88	51.26	52.38
Tier 1 common capital as a percentage of risk-weighted assets	7.39	7.30	6.80	6.70	5.90

PER SHARE DATA
Book value at year-end	$28.31	$27.17	$23.98	$20.87	$17.99
Market value at year-end	43.24	57.30	59.38	46.69	68.19
Market value for the year
High	66.09	65.15	61.13	70.00	73.00
Low	35.20	44.02	32.94	44.00	46.50

OTHER DATA
Number of banking offices	352	342	354	348	348
Number of employees (full-time equivalent)	11,358	11,406	11,444	11,484	11,363

SHAREHOLDER INFORMATION

STOCK

Comerica’s stock trades on the New York Stock Exchange (NYSE) under the symbol CMA.

SHAREHOLDER ASSISTANCE

Inquiries related to shareholder records, change of name, address or ownership of stock, and lost or stolen stock certificates should be directed to the transfer agent and registrar:

Wells Fargo Shareowner Services
P.O. Box 64854
St. Paul, Minnesota 55164-0854
(877) 536-3551
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

DIVIDEND PAYMENTS

Subject to approval of the board of directors, dividends customarily are paid on Comerica’s common stock on or about January 1, April 1, July 1 and October 1.

ANNUAL MEETING

The Annual Meeting of Shareholders of Comerica Incorporated will be held at 9:30 a.m. on Tuesday, May 20, 2003, at the Detroit Public Library, 5201 Woodward Avenue, Detroit, Michigan 48202.

FORM 10-K

A copy of the Corporation’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Secretary of the Corporation at the address listed at the bottom of this page.

STOCK PRICES, DIVIDENDS AND YIELDS

			Dividends	Dividend
Quarter	High	Low	Per Share	Yield*

2002
Fourth	$50.30	$35.20	$0.48	4.5%
Third	63.80	47.00	0.48	3.5
Second	66.09	59.70	0.48	3.1
First	64.85	52.75	0.48	3.3
2001
Fourth	$58.40	$44.02	$0.44	3.4%
Third	63.88	50.27	0.44	3.1
Second	62.75	50.73	0.44	3.1
First	65.15	53.00	0.44	3.0

*	Dividend yield is calculated by annualizing the quarterly dividend per share and dividing by an average of the high and low price in the quarter.

At January 31, 2003, there were 16,560 holders of record of the Corporation’s common stock.

INVESTOR RELATIONS ON THE INTERNET

Go to www.comerica.com to find the latest investor relations information about Comerica, including stock quotes, news releases and customized financial data.

COMMUNITY REINVESTMENT ACT (CRA) PERFORMANCE

Comerica is committed to meeting the credit needs of the communities it serves. Following are the most recent CRA ratings for Comerica subsidiaries:

Comerica Bank (Michigan)	Outstanding
Comerica Bank — California	Satisfactory
Comerica Bank — Texas	Satisfactory

EQUAL EMPLOYMENT OPPORTUNITY

Comerica is committed to its affirmative action program and practices which ensure uniform treatment of employees without regard to race, creed, color, age, national origin, religion, handicap, marital status, veteran status, weight, height or sex.

PRODUCT INFORMATION CENTER

If you have any questions about Comerica’s products and services, please contact our Product Information Center at (800) 292-1300.

CAREER OPPORTUNITIES

Go to www.comericajobs.com to find the latest information about career opportunities at Comerica.

Comerica Incorporated, Comerica Tower at Detroit Center, 500 Woodward Avenue, MC 3391, Detroit, Michigan 48226
(248) 371-5000 (metro Detroit) • (800) 521-1190 (outside Detroit area) • www.comerica.com

MEDIA CONTACT: Sharon R. McMurray, (313) 222-4881    INVESTOR CONTACT: Helen L. Arsenault, (313) 222-2840