Form 10-K, Exhibit 13
period 2003-12-31
COMERICA INC /NEW/
filed 2004-03-09
CIK 28412

FINANCIAL REVIEW AND REPORTS
2003 FINANCIAL RESULTS AND KEY CORPORATE INITIATIVES
OVERVIEW/EARNINGS PERFORMANCE
STRATEGIC LINES OF BUSINESS
BALANCE SHEET AND CAPITAL FUNDS ANALYSIS
RISK MANAGEMENT
CRITICAL ACCOUNTING POLICIES
FORWARD-LOOKING STATEMENTS
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF MANAGEMENT
REPORT OF INDEPENDENT AUDITORS
HISTORICAL REVIEW
1999 Common Stock Deferred Incentive Award Plan
Non-Employee Director Fee Deferral Plan
Common Stock Non-Employee Director Fee Deferral
Annual Report to Shareholders
Subsidiaries of Registrant
Consent of Ernst & Young LLP
Certification Pursuant to Section 302
Certification Pursuant to Section 302
Certification Pursuant to Section 906

FINANCIAL REVIEW AND REPORTS

Comerica Incorporated and Subsidiaries

TABLE 1: SELECTED FINANCIAL DATA

	Years Ended December 31

	2003	2002	2001	2000	1999

	(dollar amounts in millions, except per share data)
EARNINGS SUMMARY
Total interest income	$2,412	$2,797	$3,393	$3,716	$3,097
Net interest income	1,926	2,132	2,102	2,004	1,817
Provision for loan losses	377	635	241	251	144
Net securities gains	50	41	20	16	9
Noninterest income (excluding net securities gains)	837	859	817	964	884
Noninterest expenses	1,483	1,515	1,587	1,511	1,387
Provision for income taxes	292	281	401	431	420
Net income	661	601	710	791	759
PER SHARE OF COMMON STOCK
Basic net income	$3.78	$3.43	$3.93	$4.38	$4.20
Diluted net income	3.75	3.40	3.88	4.31	4.13
Cash dividends declared	2.00	1.92	1.76	1.60	1.44
Common shareholders’ equity	29.20	28.31	27.17	23.98	20.87
Market value	56.06	43.24	57.30	59.38	46.69
YEAR-END BALANCES
Total assets	$52,592	$53,301	$50,750	$49,557	$45,529
Total earning assets	48,804	47,780	46,566	45,791	42,426
Total loans	40,302	42,281	41,196	40,170	36,305
Total deposits	41,463	41,775	37,570	33,854	29,196
Total borrowings	5,063	5,756	7,489	10,353	11,682
Total medium- and long-term debt	4,801	5,216	5,503	8,259	8,757
Total common shareholders’ equity	5,110	4,947	4,807	4,250	3,698
DAILY AVERAGE BALANCES
Total assets	$52,980	$51,130	$49,688	$46,877	$42,662
Total earning assets	48,841	47,053	45,722	43,364	39,247
Total loans	42,370	42,091	41,371	38,698	35,490
Total deposits	41,519	37,712	35,312	30,340	27,478
Total borrowings	5,624	7,725	8,782	11,621	11,003
Total medium- and long-term debt	5,074	5,763	6,198	8,298	7,441
Total common shareholders’ equity	5,033	4,884	4,605	3,963	3,409
CREDIT QUALITY
Allowance for loan losses	$803	$791	$637	$585	$529
Total nonperforming assets	538	579	627	339	213
Net loans charged-off	365	481	189	195	109
Net loans charged-off as a percentage of average total loans	0.86%	1.14%	0.46%	0.50%	0.31%
Allowance for loan losses as a percentage of total period-end loans	1.99	1.87	1.55	1.46	1.46
RATIOS
Net interest margin	3.95%	4.55%	4.61%	4.63%	4.64%
Return on average assets	1.25	1.18	1.43	1.69	1.78
Return on average common shareholders’ equity	13.12	12.31	15.16	19.52	21.78
Efficiency ratio	53.64	50.59	54.30	50.88	51.26
Dividend payout ratio	53.33	56.47	45.36	37.12	34.87
Average common shareholders’ equity as a percentage of average assets	9.50	9.55	9.27	8.45	7.99
Tier 1 common capital as a percentage of risk-weighted assets	8.04	7.39	7.30	6.80	6.70

2003 FINANCIAL RESULTS AND KEY CORPORATE INITIATIVES

Financial Results

•	Reported net income of $661 million, or $3.75 per diluted share, compared to $601 million, or $3.40 per diluted share, for 2002

•	Returned 13.12 percent on average common shareholders’ equity

•	Returned 1.25 percent on average assets

•	Raised the quarterly cash dividend four percent, to $0.50 per share, an annual rate of $2.00 per share

•	Increased allowance for loan losses as a percentage of total loans to 1.99 percent at December 31, 2003, an addition of $12 million from December 31, 2002

Key Corporate Initiatives

•	Completed several milestones of the enterprise-wide risk management program to improve analytics and systems to enhance operational and credit risk management

•	Improved core capital ratios, as evidenced by an increase in the Tier 1 common capital ratio to 8.04%

•	Continued to focus on Connectivity, a national initiative of building successful customer relationships through cross-selling

•	Continued to invest in and expand our delivery network, including the opening of 10 new branches in 2003; plan to continue branch expansion process with the opening of approximately 50 new branches over the next three years, including about 15 branches in 2004, with a focus on the California and Texas markets

•	Consolidated the California and Texas banking subsidiaries into the Michigan banking subsidiary, to better serve customers and to increase efficiency in capital management

•	Designed a Franchise Model to strengthen our growth opportunities outside of the Midwest, by defining our best practices and implementing them in all of our markets

OVERVIEW/ EARNINGS PERFORMANCE

      Comerica Incorporated (the Corporation) is a financial holding company headquartered in Detroit, Michigan. The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 62 in Note 1 to the consolidated financial statements. The most critical of these significant accounting policies are discussed in the “Critical Accounting Policies” section on page 53 of this financial review.

      The Corporation’s major lines of business are the Business Bank, Small Business and Personal Financial Services, and Wealth and Institutional Management. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Midwest, Western, Texas and Florida.

      As a financial institution, Comerica’s principal activity is lending to and accepting deposits from businesses and individuals. The primary source of revenue is net interest income, which is derived principally from the difference between interest earned on loans and interest paid on deposits and other funding sources. Comerica also provides other products and services that meet the financial needs of customers and which generate noninterest income, Comerica’s secondary source of revenue. Growth in loans, deposits and noninterest income are affected by many factors, including the economic growth in the markets Comerica serves, the financial needs and health of customers, Comerica’s ability to provide the types of products and services customers need and successfully adding new customers and/or increasing the number of products used by current customers.

      Weak loan demand in 2003, resulting from the uncertainty in the economy, caused industry-wide commercial and industrial loans to decline. Even in such conditions, average loans in each of Comerica’s National Dealer Services, Private Banking, Small Business and Middle Market loan portfolios increased by six percent or more in 2003. These increases, however, were offset by declines in other loan portfolios, as well as management’s decision not to renew (non-relationship) loans where management believed there was no opportunity for revenues other than loan interest income. This decision to discontinue non-relationship loans primarily affected Global Corporate Banking, where average loans declined 24 percent. Average deposits increased 10 percent, with a majority of the increase from customers associated with mortgage refinancing activities. These deposits peaked mid-year 2003. Historically low interest rates and narrow interest spreads during 2003 contributed to declining net interest income in 2003. Noninterest income, excluding net securities gains, decreased slightly in 2003 compared to 2002. The gain the Corporation realized on the sale of Official Payments Corporation (OPAY) (a 55 percent owned consolidated subsidiary) in 2002 was the primary reason for this decline in noninterest income.

      An important aspect of lending is assuring the customer ultimately repays. The Corporation’s credit staff closely monitors the financial health of our lending customers in order to assess ability to repay and to adequately provide for expected losses. The economic environment in 2003, as in 2002, continued to weaken some lending customers, creating a second year of loan quality challenges. A central focus of the Corporation in 2003 was collecting on loans to financially troubled customers. As a result of these efforts, loan quality showed continued improvement throughout 2003, particularly in the fourth quarter. An equally important focus of management was on developing improved tools for evaluating the adequacy of the allowance for loan losses. Many of these tools were in place by the end of 2003, with the remainder expected to be in place by the end of 2004.

      The principal costs incurred in providing financial services are personnel costs (salaries and benefits). Management remains focused on being a cost effective and efficient provider of services. To that end, management expects that 2004 noninterest expenses will be maintained at 2003 levels.

      A majority of the Corporation’s revenues are generated by the Business Bank segment, making the Corporation highly sensitive to changes in the business environment in its primary geographic markets. Management intends to create more balance, and therefore less sensitivity, by targeting future growth in the Small Business and Personal Financial Services and the Wealth and Institutional Management segments. As part of this effort, the Corporation is standardizing product platforms and delivery systems in all regions, and establishing a national branding and marketing program. In addition, the Corporation has planned branch expansion in markets with favorable demographics, which is intended to create more geographic balance.

      For 2004, management expects average loan volume to be flat and average earning assets to modestly decline, when compared to 2003, due to reduced levels of short-term investments. Net interest income is expected to be modestly lower in 2004 and net interest margin, on average, is expected to be relatively unchanged from 2003. Assuming higher activity levels and growth in market values, noninterest income should post modest growth, absent securities gains, which are not expected to be a major contributor in 2004. Noninterest expenses are expected to be relatively flat in 2004 as compared to 2003 levels. Management believes that a business recovery appears to be taking hold in the Corporation’s markets, and there will be continued credit quality improvement in 2004.

TABLE 2: ANALYSIS OF NET INTEREST INCOME-Fully Taxable Equivalent (FTE)

	Years Ended December 31

	2003			2002			2001

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(dollar amounts in millions)
Commercial loans	$25,084	$1,037	4.13%	$25,460	$1,198	4.70%	$26,401	$1,807	6.85%
Real estate construction loans	3,540	178	5.04	3,353	193	5.74	3,090	246	7.95
Commercial mortgage loans	7,521	403	5.35	6,786	416	6.12	5,695	435	7.65
Residential mortgage loans	831	54	6.47	758	54	7.15	795	60	7.59
Consumer loans	1,515	82	5.41	1,504	98	6.55	1,479	124	8.39
Lease financing	1,283	59	4.59	1,242	67	5.37	1,111	69	6.25
International loans	2,596	115	4.44	2,988	140	4.70	2,800	207	7.38
Business loan swap income (expense)(4)	—	285	—	—	361	—	—	175	—

Total loans(1)	42,370	2,213	5.22	42,091	2,527	6.00	41,371	3,123	7.55
Investment securities(2)	4,529	166	3.65	4,360	247	5.74	3,909	247	6.37
Short-term investments	1,942	36	1.85	602	27	4.45	442	27	6.02

Total earning assets	48,841	2,415	4.94	47,053	2,801	5.96	45,722	3,397	7.44
Cash and due from banks	1,811			1,800			1,835
Allowance for loan losses	(831)			(739)			(654)
Accrued income and other assets	3,159			3,016			2,785

Total assets	$52,980			$51,130			$49,688

Money market and NOW deposits	$17,359	204	1.18	$13,081	192	1.47	$9,902	249	2.51
Savings deposits	1,571	8	0.50	1,643	16	1.01	1,380	19	1.36
Certificates of deposit(3)(4)	8,061	139	1.72	10,376	245	2.36	13,149	583	4.44
Foreign office time deposits(5)	618	19	3.15	771	26	3.36	628	37	5.97

Total interest-bearing deposits	27,609	370	1.34	25,871	479	1.85	25,059	888	3.54
Short-term borrowings	550	7	1.20	1,962	37	1.85	2,584	105	4.08
Medium- and long-term debt(3)(4)	5,074	109	2.14	5,763	149	2.58	6,198	298	4.80

Total interest-bearing sources	33,233	486	1.46	33,596	665	1.98	33,841	1,291	3.82
Noninterest-bearing deposits	13,910			11,841			10,253
Accrued expenses and other liabilities	804			809			823
Preferred stock	—			—			166
Common shareholders’ equity	5,033			4,884			4,605

Total liabilities and shareholders’ equity	$52,980			$51,130			$49,688

Net interest income/rate spread (FTE)		$1,929	3.48		$2,136	3.98		$2,106	3.62

FTE adjustment(6)		$3			$4			$4

Impact of net noninterest-bearing sources of funds			0.47			0.57			0.99

Net interest margin (as a percentage of average earning assets) (FTE)			3.95%			4.55%			4.61%

(1)	Nonaccrual loans are included in average balances reported and are used to calculate rates.

(2)	Average rate based on average historical cost.

(3)	Certificates of deposit and medium- and long-term debt average balances have been adjusted to reflect the gain or loss attributable to the risk hedged by risk management swaps that qualify as a fair value hedge.

(4)	The gain or loss attributable to the effective portion of cash flow hedges of loans is shown in “Business loan swap income (expense)”. The gain or loss attributable to the effective portion of fair value hedges of deposits and medium- and long-term debt, which totaled a gain of $92 million in 2003, is included in the related interest expense line items.

(5)	Includes substantially all deposits by foreign domiciled depositors; deposits are primarily in excess of $100,000.

(6)	The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3: RATE-VOLUME ANALYSIS-Fully Taxable Equivalent (FTE)

	2003 / 2002			2002 / 2001

	Increase	Increase	Net	Increase	Increase	Net
	(Decrease)	(Decrease)	Increase	(Decrease)	(Decrease)	Increase
	Due to Rate	Due to Volume*	(Decrease)	Due to Rate	Due to Volume*	(Decrease)

	(in millions)
Interest income (FTE):
Loans:
Commercial loans	$(145)	$(16)	$(161)	$(565)	$(44)	$(609)
Real estate construction loans	(24)	9	(15)	(68)	15	(53)
Commercial mortgage loans	(52)	39	(13)	(86)	67	(19)
Residential mortgage loans	(5)	5	—	(4)	(2)	(6)
Consumer loans	(17)	1	(16)	(27)	1	(26)
Lease financing	(10)	2	(8)	(9)	7	(2)
International loans	(8)	(17)	(25)	(75)	8	(67)
Business loan swap income (expense)	(76)	—	(76)	186	—	186

Total loans	(337)	23	(314)	(648)	52	(596)
Investment securities	(87)	6	(81)	(25)	25	—
Short-term investments	(4)	13	9	(7)	7	—

Total interest income (FTE)	(428)	42	(386)	(680)	84	(596)
Interest expense:
Interest-bearing deposits:
Money market and NOW deposits	(38)	50	12	(104)	47	(57)
Savings deposits	(8)	—	(8)	(5)	2	(3)
Certificates of deposit	(66)	(40)	(106)	(273)	(65)	(338)
Foreign office time deposits	(2)	(5)	(7)	(16)	5	(11)

Total interest-bearing deposits	(114)	5	(109)	(398)	(11)	(409)
Short-term borrowings	(13)	(17)	(30)	(57)	(11)	(68)
Medium- and long-term debt	(25)	(15)	(40)	(138)	(11)	(149)

Total interest expense	(152)	(27)	(179)	(593)	(33)	(626)

Net interest income (FTE)	$(276)	$69	$(207)	$(87)	$117	$30

*	Rate/volume variances are allocated to variances due to volume.

Net Interest Income

      Net interest income is the difference between interest and yield-related fees earned on assets, and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Gains and losses related to the effective portion of risk management interest rate swaps that qualify as hedges are included with the interest income or expense of the hedged item when classified in earnings. Net interest income on a fully taxable equivalent (FTE) basis comprised 69 percent of net revenues in 2003, compared to 70 percent in 2002 and 72 percent in 2001. Table 2 on page 27 provides an analysis of net interest income for the years ended December 31, 2003, 2002 and 2001. The rate-volume analysis in Table 3 above details the components of the change in net interest income on a FTE basis for the years ended December 31, 2003 versus 2002 and December 31, 2002 versus 2001.

      Net interest income (FTE) was $1.9 billion in 2003, a decrease of $207 million, or 10 percent from 2002. The net interest margin, which is net interest income (FTE) expressed as a percentage of average earning assets, decreased to 3.95 percent in 2003 from 4.55 percent in 2002. The declines in net interest income and net interest margin were the result of a restructuring of the investment portfolio, designed to achieve more consistent cash flows; the impact of interest rate swap maturities; spread compression, as a result of lower loan yields in a declining rate environment; and a competitive deposit rate environment during a period of sustained low interest rates. Average earning assets increased by four percent to $48.8 billion, primarily as the result of a $1.3 billion increase in average short-term investments, which were funded by an increase in average noninterest-bearing deposits, primarily attributed to the strong growth of title and escrow deposits in the Corporation’s Financial Services Group. A portion of these deposits was not long-lived, as seen by a decline from a high quarterly average of $6.9 billion in third quarter 2003 to a quarterly average of $4.7 billion in fourth quarter 2003, and was, therefore, invested on a short-term basis. The spreads on these short-term investments negatively impacted net interest margin in 2003. The Corporation expects, on average, net interest margin in 2004 to remain relatively unchanged compared to 2003.

      The Corporation implements various asset and liability management tactics to manage exposure to net interest income risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment, including changes to interest rates and loan and deposit portfolio growth rates. Such actions include the management of earning assets, funding and capital and the utilization of interest rate swap contracts. Interest rate swap contracts are employed to effectively fix the yields on certain variable rate loans and to alter the interest rate characteristics of deposits and debt issued throughout the year. Refer to the “Interest Rate Risk” section on page 47 of this financial review for additional information regarding the Corporation’s asset and liability management policies.

      In 2002, net interest income (FTE) was $2.1 billion, an increase of one percent over 2001. Contributing to the increase was a three percent increase in average earning assets and a 13 percent increase in average interest-free sources of funds. The Corporation generated a two percent increase in average loans in 2002, with total loans averaging $42.1 billion in 2002. The increase in average interest-free sources of funds was primarily due to a $1.6 billion increase in average noninterest-bearing deposits in the Corporation’s Financial Services Group. The net interest margin decreased six basis points to 4.55 percent in 2002 from 4.61 percent in 2001. The net interest margin in 2002 was negatively impacted, in part, by spread compression, as a result of lower loan yields in a declining rate environment, and a competitive deposit rate environment during a period of sustained low interest rates. The increased movement of loans to nonaccrual status as the economy slowed also contributed to compression in the rate spread.

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31

	2003	2002	2001	2000	1999

	(dollars amounts in millions)
Balance at beginning of year	$791	$637	$585	$529	$498
Transfer to loans held-for-sale	—	—	—	—	(4)
Loans charged-off:
Domestic
Commercial	305	425	200	200	101
Real estate construction
Real estate construction business line	1	—	1	—	—
Other	1	1	1	—	—

Total real estate construction	2	1	2	—	—
Commercial mortgage
Commercial real estate business line	4	6	—	—	1
Other	18	4	3	1	1

Total commercial mortgage	22	10	3	1	2
Residential mortgage	—	—	—	—	—
Consumer	8	9	5	11	31
Lease financing	4	9	7	1	—
International	67	63	15	11	10

Total loans charged-off	408	517	232	224	144
Recoveries:
Domestic
Commercial	29	27	35	21	21
Real estate construction	—	—	—	—	—
Commercial mortgage	1	2	1	1	3
Residential mortgage	—	—	1	—	—
Consumer	2	3	5	7	10
Lease financing	—	3	1	—	1
International	11	1	—	—	—

Total recoveries	43	36	43	29	35

Net loans charged-off	365	481	189	195	109
Provision for loan losses	377	635	241	251	144

Balance at end of year	$803	$791	$637	$585	$529

Ratio of allowance for loan losses to total loans at end of year	1.99%	1.87%	1.55%	1.46%	1.46%
Ratio of net loans charged-off during the year to average loans outstanding during the year	0.86%	1.14%	0.46%	0.50%	0.31%
Allowance for credit losses on lending-related commitments*	$33	$35	$18	$23	$19

*	Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

TABLE 5: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31

	2003		2002		2001		2000		1999

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(dollar amounts in millions)
Domestic
Commercial	$500	57%	$485	60%	$414	61%	$353	65%	$309	65%
Real estate construction	31	8	26	8	17	8	11	7	12	6
Commercial mortgage	95	20	86	17	61	15	59	13	35	14
Residential mortgage	—	2	—	2	—	2	—	2	—	2
Consumer	19	4	18	4	11	4	8	4	18	4
Lease financing	26	3	8	3	9	3	5	3	8	2
International	91	6	130	6	88	7	105	6	95	7
Unallocated	41		38		37		44		52

Total	$803	100%	$791	100%	$637	100%	$585	100%	$529	100%

Amount — allocated allowance

% — loans outstanding as a percentage of total loans

Provision and Allowance for Loan Losses

      The provision for loan losses reflects management’s evaluation of the adequacy of the allowance for loan losses. The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Corporation’s Credit Policy Group. The Corporation performs a detailed credit quality review quarterly on large business loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and geographic risks inherent in certain portfolios, including portfolio exposures to automotive suppliers, the high technology, entertainment and healthcare industries, and certain Latin American transfer risks. The portion of the allowance allocated to non-business loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors, such as recent charge-off experience, current economic conditions and trends, trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information from migration and loss given default studies from each geographic market. The total allowance for loan losses was $803 million at December 31, 2003, compared to $791 million at December 31, 2002. The allocated portion of the allowance was $762 million at December 31, 2003, an increase of $9 million from year-end 2002. As shown in Table 5 above, the increase was primarily due to higher allocations to commercial loans, lease financing and commercial mortgage loans at December 31, 2003, as compared to year-end 2002. The increase in the allocated allowance for commercial loans and lease financing resulted from the impact of the continued uncertainty in the economy on our customers. The increase in the allocated allowance for commercial mortgage loans resulted from growth in the commercial mortgage loan portfolio. Partially offsetting this increase was a decline in the allocated allowance for international loans that resulted primarily from a decrease in nonaccrual international loans and a decline in the international loan portfolio, particularly Brazil.

      Actual loss ratios experienced in the future may vary from those projected. The uncertainty occurs because factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not necessarily captured by the application of projected loss ratios or identified industry specific and geographic risks. An unallocated portion of the allowance is maintained to capture these probable losses. The unallocated allowance reflects management’s view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Factors that were considered in the evaluation of the adequacy of the Corporation’s unallocated allowance include the imprecision in the risk rating system and the risk associated with new customer relationships. The unallocated allowance was $41 million at December 31, 2003, an increase of $3 million from 2002.

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

      The provision for loan losses was $377 million in 2003, compared to $635 million and $241 million in 2002 and 2001, respectively. The decrease in the provision for loan losses in 2003 compared to 2002 resulted from a large 2002 provision for loan losses, which reflected the impact that the economic environment had on many of the Corporation’s customers, and management’s decision in 2002 to sell certain loans. In addition, in 2002, political and economic events in Argentina and Brazil led to an increase in reserves related to the Corporation’s exposure in those countries. Refer to the “Earning Assets” section on page 39 of this financial review for further discussion of the Corporation’s Argentine and Brazilian exposure. Included in the provision for loan losses in 2001 was a $25 million merger-related charge to conform the credit policies of Imperial Bancorp (Imperial), a $7 billion banking company acquired in 2001, with those of the Corporation. The provision levels in 2003 reflected the impact the uncertainty of the economy continued to have on the Corporation’s customers. Business bankruptcy rates both nationally and in the Michigan market, where the Corporation has a geographic concentration of credit, were at elevated levels during 2003. Michigan Purchasing Management and Michigan Business Activity Indices retrenched during the first nine months of 2003, but in the fourth quarter 2003 began an upswing that our forward-looking indicators suggest will continue in 2004.

      Net charge-offs in 2003 were $365 million, or 0.86 percent of average total loans, compared to $481 million, or 1.14 percent, in 2002 and $189 million, or 0.46 percent, in 2001. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Table 4 on page 30.

      Nonperforming assets at December 31, 2003 were $538 million, as compared to $579 million at December 31, 2002. During the year, $660 million of loans with balances greater than $2 million were transferred to nonaccrual, compared to $733 million in 2002, and $399 million of nonaccrual business loans were charged-off, compared to $508 million in 2002. The carrying value of nonaccrual loans as a percentage of contractual value was 58 percent at December 31, 2003 and 60 percent at December 31, 2002. For further information on changes in nonperforming assets, see the “Nonperforming Assets” section of this financial review on page 43.

      The allowance as a percentage of total loans, nonperforming assets and annual net charge-offs is provided in the following table.

	Years Ended
	December 31

	2003	2002	2001

Allowance for loan losses as a percentage of total loans at end of year	1.99%	1.87%	1.55%
Allowance for loan losses as a percentage of nonperforming assets at end of year	149	136	102
Allowance for loan losses as a percentage of total net charge-offs for the year	220	164	337

      The allowance for loan losses as a percentage of total period-end loans increased to 1.99 percent at December 31, 2003, from 1.87 percent at December 31, 2002. The allowance for loan losses as a percentage of nonperforming assets increased to 149 percent at December 31, 2003, from 136 percent at December 31, 2002. This increased allowance coverage of loans and nonperforming assets resulted primarily from the economic risk factors previously noted. The increase in the allowance for loan losses as a percentage of net charge-offs for the year ended December 31, 2003, when compared to the prior year, resulted from the high level of net charge-offs in 2002. Management expects credit quality to improve throughout 2004.

      The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including letters of credit and financial guarantees, which is included in “accrued expenses and other liabilities” on the consolidated balance sheets. At December 31, 2003 and 2002, the allowance for credit losses on lending-related commitments was $33 million and $35 million, respectively.

Noninterest Income

	Years Ended December 31

	2003	2002	2001

	(in millions)
Service charges on deposit accounts	$238	$227	$211
Fiduciary income	169	171	180
Commercial lending fees	63	69	67
Letter of credit fees	65	60	58
Foreign exchange income	35	40	35
Brokerage fees	34	38	44
Investment advisory revenue, net	30	27	12
Bank-owned life insurance	42	53	33
Equity in earnings of unconsolidated subsidiaries	6	8	(43)
Warrant income	4	5	5
Net securities gains	50	41	20
Net gain on sales of businesses	—	12	31
Other noninterest income	151	149	184

Total noninterest income	$887	$900	$837

      Noninterest income decreased $13 million, or one percent, to $887 million in 2003, compared to $900 million in 2002 and increased $63 million, or eight percent, in 2002, compared to $837 million in 2001. An analysis of increases and decreases by individual line item is presented below.

      Service charges on deposit accounts increased $11 million, or five percent, in 2003 compared to an increase of $16 million, or eight percent, in 2002. The increases in both 2003 and 2002 were due to continued growth in deposits, the sale of new and existing cash management services to business customers and the benefit of lower earnings credit allowances provided to business customers.

      Fiduciary income decreased $2 million, or one percent, in 2003, compared to a decrease of $9 million, or five percent in 2002. Personal and institutional trust fees are the two major components of this category. These fees are based on services provided and assets managed. Fluctuations in the market values of the underlying assets managed, particularly equity securities, impact fiduciary income. The income decline in 2003 and 2002 reflects the effect that equity market conditions experienced during each year had on assets managed.

      Commercial lending fees decreased $6 million, or 10 percent, in 2003 compared to an increase of $2 million, or four percent, in 2002. Due to the slower economy, income earned on agent bank fees decreased in 2003 due to a decline in the volume of loan participations. The slower economy was also responsible for the modest growth in 2002.

      Letter of credit fees increased $5 million, or nine percent, in 2003 compared to an increase of $2 million, or five percent, in 2002. These increases were related to the demand for international trade services from new and existing Middle Market, Commercial Real Estate and Global Corporate Banking customers.

      Foreign exchange income declined $5 million, or 11 percent, in 2003 compared to an increase of $5 million, or 13 percent, in 2002. The decrease in 2003 was, in part, the result of a change in the strategy used to hedge a foreign subsidiary that caused certain currency gains and losses formerly recorded in earnings to be recorded in other comprehensive income. The increase in 2002 was primarily due to an increase in income from trade-related services provided to new and existing customers.

      Brokerage fees decreased $4 million, or 12 percent, to $34 million, in 2003, compared to a decrease of $6 million, or 14 percent, in 2002. Brokerage fees include commissions from retail broker transactions and mutual fund sales and are subject to changes in the level of market activity. Reduced transaction volumes as a result of market conditions contributed to the declines in 2003 and 2002.

      Investment advisory revenue, which includes revenue generated by the Corporation’s asset management reporting unit (Munder Capital Management or Munder), increased $3 million, or 10 percent, in 2003, compared to an increase of $15 million, or 132 percent, in 2002. Assets under management at Munder totaled $34 billion, $32 billion and $35 billion at December 31, 2003, 2002 and 2001, respectively. The increase in 2003 revenue, when compared to 2002, resulted from a 2002 impairment charge of $5 million on deferred distribution costs, discussed more fully below. The large increase in 2002, when compared to 2001, was due primarily to a $35 million reduction in impairment charges on deferred distribution costs, discussed more fully below, partially offset by a $20 million reduction in investment advisory revenue as general market conditions continued to weaken in 2002.

      The Corporation recorded impairment charges on deferred distribution costs of $5 million in 2002 and $40 million in 2001. These charges resulted from a continued reassessment of the recoverability of unamortized commission costs paid to brokers for selling Class B mutual fund shares. Net asset values in these funds have declined as market conditions weakened in 2002 and 2001. These declines prompted the Corporation’s revaluation of expected future cash flows from the funds, which are based on a percentage of assets under management and early redemption fees over a prescribed number of years. Net remaining deferred distribution costs at December 31, 2003 were $12 million. The changes in deferred distribution costs are reflected in the table below. Given net asset values at December 31, 2003, it would take a decline in total Class B mutual fund shares under management at Munder of approximately 50 percent to trigger further impairment, which at that level would be approximately $1 million. Each additional five percentage point decline results in a further impairment of approximately $1 million.

      Inherent in the model used to estimate future cash flows are an assumed growth rate in assets under management of 8% during the recoupment period, an assumed early redemption rate of 20%, and a discount rate based on the libor curve plus 275 basis points. Changes that fall within a reasonably possible range in either the redemption rate or discount rate used do not have a significant impact on impairment. At December 31, 2003, reducing the assumed growth rate to 0% would not trigger impairment.

      A summary of deferred distribution costs activity is provided in the following table.

Deferred Distribution Costs

	2003	2002	2001

	(in millions)
Balance at January 1	$19	$33	$86
Commissions paid to brokers	2	3	11
Redemption fees received	(3)	(5)	(10)
Amortization of costs	(6)	(7)	(14)
Impairment charge	—	(5)	(40)

Balance at December 31	$12	$19	$33

      Bank-owned life insurance income decreased $11 million to $42 million in 2003, compared to an increase of $20 million to $53 million in 2002. The decrease in 2003 was due primarily to large non-taxable proceeds on bank-owned life insurance policies due to death benefits received in 2002, including $9 million of proceeds from the death of an executive in the second quarter of 2002, and a decline in earnings on policies held. The large 2002 non-taxable proceeds on bank-owned life insurance, as well as an increase in policies held, were primarily responsible for the 2002 increase over 2001.

      Equity in earnings of unconsolidated subsidiaries decreased $2 million in 2003, compared to an increase of $51 million in 2002. As a result of the July 1, 2003 adoption of FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (FIN 46(R)), the Corporation consolidated its interest in the Peninsula Fund Limited Partnership (PFLP), a venture capital fund. Prior to the adoption of FIN 46(R), the Corporation’s share of income from the PFLP, which totaled $2 million in the first six months of 2003 and $5 million in 2002, was recorded in equity in earnings of unconsolidated subsidiaries. In addition, the adoption of FIN 46(R) resulted in the deconsolidation of two entities formed to issue trust preferred securities. Since the July 1, 2003 adoption of FIN 46(R), the Corporation’s share of income from these formerly consolidated subsidiaries, which was not material, has been recorded in equity in earnings of unconsolidated subsidiaries. For further information on the adoption of FIN 46(R), see Notes 1 and 24 to the consolidated financial statements on pages 62 and 94, respectively. Included in equity in earnings of unconsolidated subsidiaries in 2001 was a one-time $57 million charge related to long-term incentive plans at a United Kingdom (U.K.) subsidiary, Framlington (an U.K. based investment manager), of which Munder is a minority owner.

      Warrant income was $4 million in 2003 compared to $5 million in both 2002 and 2001. The Corporation recognizes warrant income when the warrant positions become marketable as a result of a public equity offering.

      The Corporation recognized net gains related to its investment securities portfolio of $50 million, $41 million, and $20 million in 2003, 2002 and 2001, respectively. The significant gains in 2003 resulted mainly from a restructuring of the investment portfolio, designed to achieve more consistent cash flows. The 2002 gain was net of $14 million in write-downs of Argentine securities recorded in 2002.

      The net gain on the sales of businesses in 2002 included a gain of $12 million related to the sale of OPAY. In 2001, net gain on the sales of businesses included a $21 million gain on the sale of the Corporation’s ownership in an automated teller machine (ATM) network provider and an $8 million gain from the sale of substantially all of the assets of a deposit-servicing subsidiary.

      Other noninterest income increased $2 million, or one percent, in 2003 compared to a decrease of $35 million, or 19 percent, in 2002. Other noninterest income in 2003 included $9 million of net write-downs of venture capital and private equity investments compared to $10 million of net write-downs in 2002. Noninterest income in 2003 also included $3 million of cash flow hedge ineffectiveness losses compared to $4 million of cash flow hedge ineffectiveness gains recognized in 2002. Other noninterest income in 2002 also included $5 million of net losses on the sale of commercial loans held-for-sale. In 2001, other noninterest income included $11 million in net gains resulting from the purchase and subsequent sale of interest rate derivative contracts which failed to meet the Corporation’s risk-reduction criteria and a $5 million gain from the demutualization of an insurance carrier. Comparisons of other noninterest income were impacted by the divestiture of OPAY in the third quarter of 2002 and Imperial’s merchant bankcard business in the second quarter of 2001. Combined, these divestitures resulted in a reduction of other noninterest income of $5 million in 2003, when compared to 2002, and $9 million in 2002, when compared to 2001.

      Management expects a modest increase in noninterest income, excluding securities gains, in 2004 from 2003 levels.

Noninterest Expenses

	Years Ended December 31

	2003	2002	2001

	(in millions)
Salaries	$736	$699	$707
Employee benefits	161	145	135

Total salaries and employee benefits	897	844	842
Net occupancy expense	128	122	115
Equipment expense	61	62	70
Outside processing fee expense	71	65	61
Software expense	37	33	34
Customer services	25	26	41
Goodwill impairment	—	86	—
Restructuring charges	—	—	152
Other noninterest expenses	264	277	272

Total noninterest expenses	$1,483	$1,515	$1,587

      Noninterest expenses decreased $32 million, or two percent, to $1,483 million in 2003, compared to $1,515 million in 2002 and decreased $72 million, or five percent, in 2002, compared to $1,587 million in 2001. An analysis of increases and decreases by individual line item is presented below.

      Salaries expense increased $37 million, or five percent, in 2003 versus a decrease of $8 million, or one percent, in 2002. The increase in 2003 was due primarily to an increase of $27 million in business unit and executive incentives. Also contributing to the increase in 2003, was approximately $17 million in merit increases, offset by a $5 million decline in salary expense due to the Corporation’s 2002 sale of its OPAY subsidiary. The decrease in 2002 was primarily due to a $40 million decline in business unit and executive incentives, net of a $17 million compensation charge related to the adoption of the fair value method of accounting for stock options and approximately $17 million in merit increases. Business unit incentives are tied to new business and business unit profitability, while executive incentives are tied to peer-based comparisons of corporate results. For further information on the adoption of the fair value method of accounting for stock options, refer to Notes 1 and 16 to the consolidated financial statements on pages 62 and 80, respectively.

      Employee benefits expense increased $16 million, or 11 percent in 2003 compared to an increase of $10 million, or seven percent, in 2002. The increase in 2003 was due to an increase in pension expense. The increase in 2002 was primarily due to an increase in pension expense and employee healthcare costs. For a further discussion of pension expense, refer to Note 17 to the consolidated financial statements on page 82.

      Net occupancy and equipment expenses, on a combined basis, increased $5 million, or three percent, to $189 million in 2003, compared to a decrease of $1 million, or less than one percent, in 2002. The increase in 2003 resulted primarily from lease termination costs associated with the consolidation of Western region facilities. The 2002 decline resulted from the previously mentioned divestiture of OPAY in the third quarter of 2002.

      Outside processing fees increased $6 million, or nine percent, to $71 million in 2003, from $65 million in 2002 and increased $4 million, or six percent, in 2002, compared to $61 million in 2001. The impact of the divestiture of Imperial’s merchant bankcard business in the second quarter of 2001 impacted the percentage growth in this expense in both 2002 and 2001.

      Software expense increased $4 million, or 12 percent in 2003 compared to a decrease of $1 million, or three percent in 2002. The increase in 2003 was primarily due to increased investments in technology and the implementation of several systems, which had previously been in the development stages, increasing both amortization and maintenance costs.

      Customer services decreased $1 million, or four percent, to $25 million in 2003, from $26 million in 2002 and decreased $15 million, or 35 percent, in 2002, compared to $41 million in 2001. Customer services represent expenses paid on behalf of customers, and are one method to attract and retain certain noninterest-bearing deposit balances. As a result of a lower interest rate environment, fewer credits were provided to these customers in 2003, compared to 2002, and in 2002 compared to 2001.

      A goodwill impairment charge of $86 million was recorded in 2002 as a result of the Corporation’s evaluation of goodwill. This charge resulted from a decline in equity markets, and its related impact on the valuation of the Corporation’s Munder subsidiary. Further declines in equity markets could trigger additional goodwill impairment charges in future periods. Additional information on the goodwill impairment charge can be found in the “Critical Accounting Policies” section on page 53 of this financial review and Note 8 to the consolidated financial statements on page 72.

      The Corporation recorded restructuring charges of $152 million in 2001. The restructuring charges included $148 million related to the first quarter 2001 acquisition of Imperial and $4 million at the Corporation’s OPAY subsidiary. The OPAY restructuring charge is shown net of the portion of the charge attributable to the minority shareholders in OPAY. The Corporation sold its OPAY subsidiary in 2002. In addition, the Corporation recorded a $25 million merger-related charge in 2001 that was included in the provision for loan losses to conform the credit policies of Imperial with those of the Corporation. The integration with Imperial was completed in fourth quarter 2001 and all merger-related and restructuring charges were expensed. For additional information on both restructuring charges, refer to Note 19 to the consolidated financial statements on page 88.

      Other noninterest expenses decreased $13 million, or five percent, in 2003 compared to a $5 million increase, or two percent, in 2002. The decrease in other noninterest expenses in 2003, compared to 2002, was primarily due to the provision for probable credit losses on lending-related commitments, which was a credit of $3 million in 2003 and a charge of $17 million in 2002. For additional information on the provision for probable credit losses on lending-related commitments refer to Notes 1 and 22 to the consolidated financial statements on pages 62 and 90, respectively. The increase in 2002, when compared to 2001, was primarily due to a $31 million reduction in goodwill amortization expense due to a change in goodwill accounting rules, effective January 1, 2002, that discontinued the amortization of goodwill. This was partially offset by an increase in the provision for probable credit losses on lending-related commitments, which was a charge of $17 million in 2002, as noted above, and a credit of $5 million in 2001. In addition, other noninterest expenses in 2001 included $5 million in minority interest income to record Munder’s minority interest holders’ share of the Framlington long-term incentive plan’s charge discussed in noninterest income.

      Management expects noninterest expenses to remain unchanged from 2003 levels in 2004.

      The Corporation’s efficiency ratio is defined as total noninterest expenses divided by the sum of net interest income (FTE) and noninterest income, excluding securities gains. The ratio increased to 53.64 percent in 2003, compared to 50.59 percent in 2002 and 54.30 percent in 2001. The efficiency ratio increased in 2003 despite a decline in noninterest expenses, as a result of the significant decline in revenues from 2002 levels. The efficiency ratio in 2001 was impacted by $152 million in merger-related and restructuring charges recorded during the year. Management’s expectation is that the efficiency ratio will decline to approximately 50 percent in the future.

Income Taxes

      The provision for income taxes was $292 million in 2003, compared to $281 million in 2002 and $401 million in 2001. The effective tax rate, computed by dividing the provision for income taxes by income before income taxes, was 30.7 percent in 2003, 31.8 percent in 2002 and 36.1 percent in 2001. The tax rate decline in 2003 from 2002 levels resulted in part from higher levels of recognized foreign tax credits. The lower effective tax rate in 2002, when compared to 2001, resulted in part from the reduction in income before income taxes, which increased the proportion of permanent tax differences to pre-tax income. The tax rate in 2002 was also impacted by increased non-taxable revenue on bank-owned life insurance policies. The Corporation’s $197 million deferred income tax liability at December 31, 2003 was net of a deferred tax asset of $430 million, which the Corporation’s management believes will be realized in future periods. Management based this conclusion on the expectation that taxable income in future years will equal or exceed taxable income in 2003, both in the aggregate and in those state(s) where the incidence of taxable income is necessary to assure realization of deferred tax assets. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

STRATEGIC LINES OF BUSINESS

      The Corporation’s operations are strategically aligned into three major lines of business: the Business Bank, Small Business and Personal Financial Services, and Wealth and Institutional Management. These lines of business are differentiated based upon the products and services provided. In addition to the three major lines of business, the Finance Division is also reported as a segment. The Other category includes items not directly associated with these lines of business or the Finance Division. Note 26 to the consolidated financial statements on page 98 describes how these segments were identified and presents financial results of these businesses for the years ended December 31, 2003, 2002 and 2001. The following table presents net income (loss) by line of business.

Net Income (Loss) By Line of Business

	Years Ended December 31

	2003	2002	2001

	(dollar amounts in millions)
Business Bank	$663	$500	$529
Small Business and Personal Financial Services	213	211	226
Wealth and Institutional Management	61	9	(13)
Finance	(239)	(33)	64
Other	(37)	(86)	(96)

Total	$661	$601	$710

      The Business Bank’s net income increased $163 million, or 33 percent, to $663 million in 2003, compared to a decrease of $29 million, or five percent, to $500 million in 2002. Contributing to the Business Bank’s increase in net income was a $30 million increase in net interest income, a $220 million decrease in the provision for loan losses and a $34 million increase in noninterest income. Noninterest expenses increased $21 million. The increase in net interest income was primarily due to strong deposit growth, particularly in the Corporation’s Financial Services Group. Provision for loan losses declined due to lower charge-offs, reduced loan balances and a slight improvement in credit quality. 2003 noninterest income included a $9 million increase in services charges on deposits over 2002 levels, while 2002 noninterest income included a $20 million write-down of Argentine securities. Noninterest expenses increased due to increases in incentive compensation, employee benefits, and deposit processing charges related to increased deposit levels. Average loan balances declined as a result of a planned decrease in the Global Corporate Banking loan portfolio, partially offset by an increase in the Middle Market and National Dealer Services loan portfolios.

      Small Business and Personal Financial Services’ net income increased $2 million, or less than one percent, to $213 million in 2003, compared to a decrease of $15 million, or seven percent, to $211 million in 2002. Net interest income increased $6 million due to higher loan and deposit balances, partially offset by lower deposit spreads. Provision for loan losses decreased $13 million. Noninterest expenses increased $30 million due to higher salaries, employee benefits, and branch costs.

      Wealth and Institutional Management’s net income was $61 million in 2003, compared to net income of $9 million in 2002 and a net loss of $13 million in 2001. Net income in 2002 was reduced by an $86 million pre-tax goodwill impairment charge at the asset management reporting unit (Munder) and a $5 million deferred distribution cost impairment charge. Net interest income increased $18 million in 2003, from 2002 levels, primarily due to an increase in Private Banking deposit balances. The provision for loan losses increased $16 million in 2003, due to higher required loan loss reserves in the Private Banking business.

      The net loss for the Finance Division was $239 million in 2003, compared to a net loss of $33 million in 2002 and net income of $64 million in 2001. The larger loss in 2003, when compared to 2002, resulted primarily from a $300 million decrease in net interest income due to high funding credits paid to the Business Bank and other deposit businesses related to indeterminate life deposit accounts (principally noninterest-bearing demand accounts) and lower net interest income from the investment security portfolio due to the run-off and sale of higher yielding securities that were replaced with lower yielding securities. Noninterest income decreased $35 million in 2003, primarily due to lower gains from the sale of mortgage-backed securities in 2003.

      The net loss for the Other category was $37 million in 2003, compared to a net loss of $86 million in 2002 and a net loss of $96 million in 2001. The decline in the net loss in 2003, when compared to 2002, largely resulted from a lower unallocated loan loss provision in 2003. Partially offsetting this was a decline in noninterest income of $16 million in 2003 from 2002 levels as 2002 noninterest income included $16 million related to the Corporation’s OPAY subsidiary, sold in the third quarter of 2002, $12 million of which was from the sale of the business.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

      Total assets were $52.6 billion at year-end 2003, a decrease of $709 million from $53.3 billion at December 31, 2002. On an average basis, total assets increased to $53.0 billion in 2003 from $51.1 billion in 2002, an increase of $1.9 billion. This increase was funded primarily by deposits, which rose on average $3.8 billion, partially offset by a reduction in short-term borrowings which declined on average $1.4 billion and in medium- and long-term debt, which declined on average $689 million.

TABLE 6: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

	December 31,

	2003	2002	2001	2000	1999

	(in millions)
Investment securities available-for-sale
U.S. Treasury and other Government agency securities	$4,309	$2,748	$3,920	$3,135	$2,950
State and municipal securities	11	23	32	46	73
Other securities	169	282	339	710	760

Total investment securities available-for-sale	$4,489	$3,053	$4,291	$3,891	$3,783

Commercial loans	$22,974	$25,242	$25,176	$26,009	$23,629
Real estate construction loans:
Real estate construction business line	2,754	2,900	2,824	n/a	n/a
Other	643	557	434	n/a	n/a

Total real estate construction loans	3,397	3,457	3,258	2,915	2,167
Commercial mortgage loans:
Commercial real estate business line	1,655	1,626	1,421	n/a	n/a
Other	6,223	5,568	4,846	n/a	n/a

Total commercial mortgage loans	7,878	7,194	6,267	5,361	4,873
Residential mortgage loans	875	789	779	808	871
Consumer loans	1,568	1,538	1,484	1,477	1,389
Lease financing	1,301	1,296	1,217	1,029	803
International loans:
Government and official institutions	6	9	9	2	10
Banks and other financial institutions	45	199	427	402	391
Commercial and industrial	2,258	2,557	2,579	2,167	2,172

Total international loans	2,309	2,765	3,015	2,571	2,573

Total loans	$40,302	$42,281	$41,196	$40,170	$36,305

n/a — not available

TABLE 7: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	December 31, 2003

	Loans Maturing

		After One
		But Within
	Within	Five	After
	One Year*	Years	Five Years	Total

	(in millions)
Commercial loans	$17,506	$4,150	$1,318	$22,974
Real estate construction loans	2,478	727	192	3,397
Commercial mortgage loans	2,698	3,744	1,436	7,878
International loans	2,184	118	7	2,309

Total	$24,866	$8,739	$2,953	$36,558

Sensitivity of Loans to Changes in Interest Rates:
Predetermined (fixed) interest rates		$3,469	$2,568
Floating interest rates		5,270	385

Total		$8,739	$2,953

*	Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts

Earning Assets

      Total earning assets were $48.8 billion at December 31, 2003, an increase of $1.0 billion from $47.8 billion at year-end 2002. The Corporation’s average earning assets balances are reflected in Table 2 on page 27. On an average basis, total earning assets were $48.8 billion in 2003, compared to $47.1 billion in 2002. Total loans were $40.3 billion at December 31, 2003, a decline of $2.0 billion from $42.3 billion at December 31, 2002. Total loans, on an average basis, increased one percent to $42.4 billion in 2003, from $42.1 billion in 2002. Although certain business loan categories continued to show growth in 2003, total business loan growth slowed in 2003 due to the continued uncertainty in the economy and management’s strategy to reduce large corporate non-relationship loans and loans in certain Latin American countries experiencing difficulties. The Corporation experienced growth, on an average basis, in the National Dealer Services (18 percent), Private Banking (12 percent), Small Business (8 percent) and Middle Market (6 percent) loan portfolios, from 2002 to 2003. Average loans in the Global Corporate Banking portfolio, which includes Large Corporate and Global Finance, declined 24 percent over the same periods as a result of maturing non-relationship loans that were not renewed.

      Management expects modestly lower earning assets, on average, in 2004 when compared to 2003, principally as a result of expected lower levels of short-term investments.

      Short-term investments include interest-bearing deposits with banks, federal funds sold, securities purchased under agreements to resell, trading securities and loans held-for-sale. These investments provide a range of maturities under one year to manage short-term investment requirements of the Corporation. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks’ international banking facilities located in the United States. Average short-term investments increased to $1.9 billion during 2003, from $602 million in 2002, due primarily to an increase in federal funds sold. Substantially all of the growth in average federal funds sold resulted from strong growth in the Corporation’s Financial Services Group deposits, which were not expected to be long-lived, and therefore invested on a short-term basis. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Loans held-for-sale typically represent residential mortgage loans and Small Business Administration loans that have been originated and which management decided to sell.

TABLE 8: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO-Fully Taxable Equivalent

	December 31, 2003

	Maturity*

											Weighted
	Within 1 Year		1 - 5 Years		5 - 10 Years		After 10 Years		Total		Average
											Maturity
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Yrs./Mos.

	(dollar amounts in millions)
Available-for-sale
U.S. Treasury and other Government agency securities	$183	1.97%	$728	2.97%	$1,182	3.59%	$2,216	3.69%	$4,309	3.47%	9/9
State and municipal securities	3	6.35	5	5.48	3	6.27	—	—	11	5.92	2/11
Other securities
Other bonds, notes and debentures	8	6.71	73	4.90	—	—	—	—	81	5.05	2/1
Other investments**	—	—	—	—	—	—	88	—	88	—	—

Total investment securities available-for-sale	$194	2.23%	$806	3.16%	$1,185	3.59%	$2,304	3.69%	$4,489	3.50%	9/7

*	Based on final contractual maturity.

**	Balances are excluded from the calculation of total yield.

      Reinvestment of proceeds from fourth quarter 2002 investment securities sales resulted in an increase of $1.4 billion in investment securities available-for-sale at December 31, 2003 compared to December 31, 2002. Average investment securities rose to $4.5 billion in 2003, compared to $4.4 billion in 2002. Average U.S. government and agency securities increased $258 million, while average state and municipal securities decreased $12 million. Increases in U.S. government and agency securities resulted from interest rate risk and balance sheet management decisions while the tax-exempt portfolio of state and municipal securities continued to decrease as reduced tax advantages for these types of securities discouraged additional investment. Average other securities decreased $78 million in 2003. Other securities at December 31, 2003 consisted primarily of collateralized mortgage obligations (CMO’s), Brady bonds and Eurobonds.

      Average commercial real estate loans, consisting of real estate construction and commercial mortgage loans, increased $922 million, or nine percent, from $10.1 billion in 2002 to $11.1 billion in 2003. Average loans to borrowers not primarily engaged in the business of commercial real estate represented $6.5 billion, or 59 percent, of the 2003 $11.1 billion average commercial real estate loans, as compared to $5.7 billion, or 56 percent, of the 2002 $10.1 billion average commercial real estate loans.

      Average residential mortgage loans increased $73 million, or 10 percent, from 2002, due to management’s decision to retain mortgages originated for certain relationship customers.

TABLE 9: INTERNATIONAL CROSS-BORDER OUTSTANDINGS

(year-end outstandings exceeding 1% of total assets)

	December 31

		Government	Banks and
		and Official	Other Financial	Commercial
		Institutions	Institutions	and Industrial	Total

	(in millions)
Mexico	2003	$12	$3	$1,106	$1,121
	2002	15	7	1,168	1,190
	2001	17	25	1,207	1,249

Brazil	2001	$31	$322	$236	$589

      Consistent with management’s strategy to reduce large corporate non-relationship loans and loans in certain Latin-American countries experiencing difficulties, international loans decreased 16 percent, to $2.3 billion at December 31, 2003, compared to $2.8 billion at December 31, 2002. Average international loans were $2.6 billion in 2003, a decrease of $392 million, or 13 percent, from 2002. International loans declined primarily in Argentina and Brazil. The Corporation has operating platforms in all three North

American countries. Active risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower’s country. Accordingly, such international outstandings are excluded from cross-border risk of that country. Mexico, with cross-border outstandings of $1.1 billion, or two percent of total assets, was the only country with outstandings exceeding 1.00 percent of total assets at December 31, 2003. There were no countries with cross-border outstandings between 0.75 and 1.00 percent of total assets at year-end 2003. Additional information on the Corporation’s international cross-border risk in countries where the Corporation’s outstandings exceeded 1.00 percent of total assets at the end of one or more of the three years in the period ended December 31, 2003 is provided in Table 9 on page 40. As a result of political and economic events in Argentina and Brazil, the Corporation is closely monitoring its Argentine and Brazilian exposures. Total Argentine exposure at December 31, 2003 was $47 million, a decrease of $38 million from $85 million at December 31, 2002. Total Brazilian exposure at December 31, 2003 was $203 million, a decrease of $308 million from $511 million at December 31, 2002. A breakout of the components of Argentine and Brazilian exposure is provided in the following table.

	December 31

	Argentina		Brazil

	2003	2002	2003	2002

	(in millions)
Loans	$46	$70	$193	$412
Securities	1	6	10	51
Unfunded commitments	—	9	—	48

Total exposure	$47	$85	$203	$511

Nonperforming loans	$24	$37	$7	$3
Nonperforming securities	—	4	1	—

Total nonperforming assets	$24	$41	$8	$3

Deposits and Borrowed Funds

      Average deposits were $41.5 billion during 2003, an increase of $3.8 billion, or 10 percent, from 2002. Average noninterest-bearing deposits grew $2.1 billion, or 17 percent, from 2002, as a result of increased title and escrow deposits in the Corporation’s Financial Services Group, which benefit from high home mortgage financing and refinancing activity. Future events, such as an increase in interest rates from current levels, could cause a decline in home mortgage financing and refinancing activity, which may result in lower levels of these deposits. Average interest-bearing transaction, savings and money market deposits increased 29 percent during 2003, to $18.9 billion. Average certificates of deposit decreased $2.3 billion in 2003, or 22 percent, from 2002. This decrease was primarily from certificates of deposit issued in denominations in excess of $100,000 through brokers or to institutional investors, which matured and were not replaced. Average foreign office time deposits decreased $153 million, or 20 percent, from the 2002 level. The absence of significant loan growth in 2003 and increases in transaction, savings and money market deposits contributed to the reduced level of certificates of deposit issued in denominations in excess of $100,000 through brokers or to institutional investors and foreign office time deposits.

      Average short-term borrowings decreased $1.4 billion, or 72 percent, as deposit growth reduced the need for these funding sources. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, commercial paper and treasury tax and loan notes.

      The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support earning assets while providing liquidity which mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the Corporation’s and subsidiary banks’ total capital ratios at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium- and long-term debt decreased on an average basis by $689 million as deposit growth and slowing loan growth reduced the need for these funding sources. Further information on medium- and long-term debt is provided in Note 12 to the consolidated financial statements on page 76.

Capital

      Shareholders’ equity was $5.1 billion at December 31, 2003, up $163 million, from December 31, 2002. This increase was primarily due to the retention of $311 million of retained earnings (net income less cash dividends declared), the recognition of stock-based compensation and the effect of employee stock plan activity, which increased common shareholders’ equity by $26 million and

$16 million, respectively, offset by a $163 million decrease in other comprehensive income resulting primarily from a decrease in the accumulated net gain on cash flow hedges and unrealized gain(loss) on investment securities available-for-sale and a $27 million decrease from the fourth quarter 2003 repurchase of 0.5 million of common shares in the open market. Further information on the change in other comprehensive income is provided in Note 14 to the consolidated financial statements on page 78.

      The Corporation declared common dividends totaling $350 million, or $2.00 per share, on net income applicable to common stock of $661 million. The dividend payout ratio calculated on a per share basis, was 53 percent in 2003 versus 56 percent in 2002 and 45 percent in 2001.

      At December 31, 2003, the Corporation and all of its banking subsidiaries exceeded the capital ratios required for an institution to be considered “well capitalized” by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. Refer to Note 21 to the consolidated financial statements on page 89 for the capital ratios.

      On December 1, 2003, the Corporation determined it would resume its share repurchase program. The Corporation’s share repurchase is conducted under an existing authority from the Corporation’s Board of Directors. The Corporation repurchased 0.5 million shares in the open market in 2003 for $27 million compared to 3.5 million in 2002 for $210 million. Comerica Incorporated common stock available for repurchase under this authority totaled 4.8 million shares at December 31, 2003.

RISK MANAGEMENT

      The Corporation assumes various types of risk in the normal course of business. Management classifies the risk exposures into credit, market, operational and business risks and employs, or is in the process of employing, various risk management processes to identify, measure, monitor and control these risks, as described below.

      In 2002, the Corporation launched a multi-year program to enhance the Corporation’s risk management capabilities. As part of this program, the Corporation is introducing additional processes, tools and systems designed to provide management with deeper insight into the Corporation’s risks and enhance the Corporation’s ability to control risks and to ensure that appropriate compensation is received for risks taken. The program will also aid the Corporation in reporting material risk exposures and overall risk profile. As part of the overall risk governance process, the Corporation established an Enterprise-Wide Risk Management Committee that is responsible for managing the Corporation’s aggregated risk position. The Committee is made up of various risk managers throughout the Corporation. In order to facilitate this effort, the Risk Management Office was also established and will be responsible for identifying, gathering and measuring the aggregated risk pool. In addition, the Risk Management Office, in concert with the Corporate Audit Department, will have responsibility for providing an independent testing and validation process for the various risk measurements. While specialists in the risk management areas of credit, market, operational and business will continue to manage individual risks, the Risk Management Office will provide the Enterprise-Wide Risk Management Committee, management and the Board with an objective view of the Corporation’s aggregated risk position.

      Early in the second quarter of 2003, the Corporation began implementing the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, Management Assessment of Internal Controls. Although the effective date of the reporting requirements was delayed until the 2004 calendar year reporting period, the project team continued to pursue its project plans with the objective of performing a complete pilot of the entire Section 404 compliance effort by year-end 2003. The Corporation believes that the internal control evaluation, documentation, and testing plans implemented by the project team and executed by the Corporation’s Audit staff throughout 2003 are in conformity with all aspects of Section 404 of the Sarbanes-Oxley Act and interpretive guidance provided in draft rules issued in October of 2003 by the Public Company Accounting Oversight Board.

Credit Risk

      Credit risk represents the risk of loss due to a customer’s or counterparty’s failure to meet its financial obligations in accordance with contractual terms. The Corporation manages credit risk through underwriting, periodically reviewing, and approving its credit exposures per Board-approved established credit policies and guidelines. Additionally, the Corporation manages credit risk through loan portfolio diversification, limiting exposure to any single industry, customer, or guarantor and selling participations and/or syndicating credit exposures above those levels it deems prudent to third parties.

      During 2003, as part of the previously announced enterprise-wide risk management program, new credit risk rating tools were developed and are in the process of implementation. The evaluation of the Corporation’s loan portfolio with these tools is anticipated to provide improved measurement of the potential risks within the overall loan portfolio.

TABLE 10: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

	December 31

	2003	2002	2001	2000	1999

	(dollar amounts in millions)
NONPERFORMING ASSETS
Nonaccrual loans:
Commercial	$300	$372	$467	$233	$116
Real estate construction:
Real estate construction business line	21	17	8	5	—
Other	3	2	2	—	—

Total real estate construction	24	19	10	5	—
Commercial mortgage:
Commercial real estate business line	3	8	1	—	—
Other	84	45	17	17	10

Total commercial mortgage	87	53	18	17	10
Residential mortgage	1	—	—	—	1
Consumer	3	2	5	3	5
Lease financing	24	5	8	4	6
International	68	114	109	69	55

Total nonaccrual loans	507	565	617	331	193
Reduced-rate loans	—	—	—	2	9

Total nonperforming loans	507	565	617	333	202
Other real estate	30	10	10	6	11
Nonaccrual debt securities	1	4	—	—	—

Total nonperforming assets	$538	$579	$627	$339	$213

Nonperforming loans as a percentage of total loans	1.26%	1.34%	1.50%	0.83%	0.56%
Nonperforming assets as a percentage of total loans, other real estate and nonaccrual debt securities	1.33	1.37	1.52	0.84	0.59
Allowance for loan losses as a percentage of total nonperforming assets	149	136	102	172	249
Loans past due 90 days or more and still accruing	$32	$43	$44	$36	$48

Nonperforming Assets

      Nonperforming assets include loans and loans held-for-sale on nonaccrual status, loans which have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, real estate which has been acquired primarily through foreclosure and is awaiting disposition (Other Real Estate or ORE) and debt securities on nonaccrual status.

      Consumer loans are charged-off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest, unless the loan or debt security is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged-off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans that have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are not included in nonperforming assets. However, such loans may be required to be evaluated for impairment. Refer to Note 4 of the consolidated financial statements on page 69 for a further discussion of impaired loans.

      Nonperforming assets decreased $41 million, or seven percent, to $538 million at December 31, 2003 from $579 million at December 31, 2002. As shown in table 10 above, nonaccrual loans decreased $58 million, or 10 percent, to $507 million at

December 31, 2003, from $565 million at December 31, 2002. ORE increased $20 million to $30 million at year-end 2003 from $10 million at year-end 2002. Nonaccrual debt securities decreased $3 million to $1 million at December 31, 2003 from $4 million at December 31, 2002. The $58 million reduction in nonaccrual loans at December 31, 2003 from year end 2002 levels resulted primarily from a $72 million decline in nonaccrual commercial loans and a $46 million decline in nonaccrual international loans. These declines were partially offset by a $39 million increase in 2003 in nonaccrual commercial mortgage loans not related to the commercial real estate business line (shown as “Other” in Table 10). These other nonaccrual commercial mortgage loans involve owner-occupied properties in which the borrower is involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market. Loans to such borrowers comprised $84 million of the $87 million in commercial mortgage nonaccrual loans at December 31, 2003. Loans are classified as commercial mortgage loans if the primary collateral is a lien on any real property. The term “primary collateral” means more than 50% of the facility at loan approval is predicated on the value of real property. An analysis on nonaccrual loans at December 31, 2003, based on the Standard Industrial Classification (SIC) code, is presented on page 45. Latin American debt securities comprised the $1 million of nonaccrual debt securities at December 31, 2003. Loans past due 90 days or more and still on accrual status decreased $11 million to $32 million at December 31, 2003, from $43 million at December 31, 2002. Nonperforming assets as a percentage of total loans, other real estate and nonaccrual debt securities was 1.33 percent and 1.37 percent at year-end 2003 and 2002, respectively.

      The following table presents a summary of changes in nonaccrual loans.

	2003	2002

	(in millions)
Balance at January 1	$565	$617
Loans transferred to nonaccrual(1)	660	733
Nonaccrual business loan gross charge-offs(2)	(399)	(508)
Loans transferred to accrual status(1)	(15)	(43)
Nonaccrual business loans sold(3)	(144)	(134)
Payments/Other(4)	(160)	(100)

Balance at December 31	$507	$565

(1)	Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(2)	Analysis of gross loan charge-offs:
	Nonaccrual business loans	$399	$508
	Performing business loans	1	—
	Consumer loans	8	9

	Total gross loan charge-offs	$408	$517

(3)	Analysis of loans sold:
	Nonaccrual business loans	$144	$134
	Performing watch list loans (as defined below) sold	15	—

	Total loans sold	$159	$134

(4)	Net change related to nonaccrual loans with balances less than $2 million, other than business loan gross charge-offs and nonaccrual loans sold, are included in Payments/Other.

      Loans with balances greater than $2 million transferred to nonaccrual status decreased $73 million, or 10 percent, to $660 million in 2003, compared with $733 million in 2002. There were 13 loans greater than $10 million transferred to nonaccrual in 2003. These loans totaled $273 million and were to customers in the automotive ($72 million), manufacturing ($56 million), transportation ($55 million), services ($33 million), real estate ($24 million), retail trade ($21 million) and finance ($12 million) sectors.

      The Corporation sold $144 million of nonaccrual business loans in 2003. These loans were to customers in the non-automotive manufacturing ($61 million), services ($37 million), automotive ($12 million), utilities ($12 million), wholesale trade ($9 million), finance ($6 million) and other ($7 million) sectors.

      The following table presents a summary of total internally classified nonaccrual and watch list loans (generally consistent with regulatory defined special mention, substandard and doubtful loans) at December 31, 2003. Consistent with the decrease in nonaccrual loans from December 31, 2002 to December 31, 2003, total combined nonaccrual and watch list loans declined both in dollars and as a percentage of the total loan portfolio.

	December 31

	2003	2002

	(dollar amounts in
	millions)
Total nonaccrual and watch list loans	$3,284	$4,237
As a percentage of total loans	8.2%	10.0%

      The following table presents a summary of nonaccrual loans at December 31, 2003 and loans transferred to nonaccrual and net charge-offs during the year ended December 31, 2003, based on the Standard Industrial Classification (SIC) code.

	December 31,
	2003		Year Ended December 31, 2003

			Loans
	Nonaccrual		Transferred		Net
SIC Category	Loans		to Nonaccrual*		Charge-Offs

	(dollar amounts in millions)
Automotive	$87	17%	$117	18%	$73	20%
Services	75	15	98	15	25	7
Non-automotive manufacturing	57	11	94	14	46	12
Retail trade	55	11	46	7	22	6
Wholesale trade	42	8	83	12	40	11
Real estate	42	8	34	5	10	3
Transportation	36	7	61	9	10	3
Technology-related	33	7	61	9	56	15
Utilities	28	6	26	4	7	2
Entertainment	17	3	3	1	24	7
Finance	2	1	18	3	19	5
Other	33	6	19	3	33	9

Total	$507	100%	$660	100%	$365	100%

*	Based on an analysis of nonaccrual loans with book balances greater than $2 million.

      Shared National Credit Program (SNC) loans comprised approximately 20 percent and 26 percent of total nonperforming assets at December 31, 2003 and 2002, respectively. SNC loans are facilities greater than $20 million shared by three or more federally supervised financial institutions which are reviewed by regulatory authorities at the agent bank level. These loans comprised approximately 14 percent and 18 percent of total loans at December 31, 2003 and 2002, respectively. Of the $660 million of loans greater than $2 million transferred to nonaccrual status in 2003, $210 million were SNC loans. SNC loans comprised approximately 25 percent of 2003 loans charged-offs.

      The following nonaccrual loans table indicates the percentage of nonaccrual loan value to original contract value, which exhibits the degree to which loans reported as nonaccrual have been partially charged-off.

Nonaccrual Loans

	December 31

	2003	2002

	(dollar amounts
	in millions)
Carrying value	$507	$565
Contractual value	874	938
Carrying value as a percentage of contractual value	58%	60%

      Key credit quality measures, including nonaccrual and watch list loans as a percentage of total loans, new loans transferred to nonaccrual and net charge-offs, improved in 2003, particularly in the fourth quarter. Management anticipates continued improvement throughout 2004, with nonperforming assets expected to be reduced by year-end 2004 and full-year 2004 average net charge-offs expected to be nearing 60 basis points.

Concentration of Credit

      Loans to companies and individuals involved with the automotive industry represented the largest significant industry concentration at December 31, 2003 and 2002. These loans totaled $6.6 billion, or 16 percent, of total loans at December 31, 2003, compared to $7.0 billion, or 17 percent, at December 31, 2002. Included in these totals are floor plan loans to automotive dealers of $2.7 billion and $2.6 billion at December 31, 2003 and 2002, respectively. All other industry concentrations individually represented less than 10 percent of total loans at year-end 2003.

      Nonperforming assets to companies and individuals involved with the automotive industry comprised approximately 17 percent of total nonperforming assets at December 31, 2003. The largest automotive industry loan on nonaccrual status at December 31, 2003, was $13 million. Total automotive industry-related net charge-offs were approximately $73 million in 2003. The largest automotive industry-related charge-off during the year was $18 million.

Commercial Real Estate Lending

      The Corporation takes measures to limit risk inherent in its commercial real estate lending activities. These measures include limiting exposure to those borrowers directly involved in the commercial real estate markets and adherence to policies requiring conservative loan-to-value ratios for such loans. Commercial real estate loans, consisting of real estate construction and commercial mortgage loans, totaled $11.3 billion at December 31, 2003, of which $6.9 billion, or 61 percent, involved borrowers not primarily engaged in the business of commercial real estate and where the sources of repayment are not dependent on the performance of the real estate market.

      The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. The portfolio totaled $3.4 billion and had approximately 1,700 loans, of which 55 percent had balances less than $1 million at December 31, 2003. The largest real estate construction loan had a balance of approximately $34 million at December 31, 2003. The commercial mortgage loan portfolio totaled $7.9 billion at December 31, 2003. The portfolio had approximately 8,400 loans, of which 77 percent had balances of less than $1 million, at December 31, 2003. The largest commercial mortgage loan had a balance of approximately $30 million at December 31, 2003.

      The geographic distribution of real estate construction and commercial mortgage loan borrowers is an important factor in diversifying credit risk. The following table indicates, by address of borrower, the diversification of the Corporation’s real estate construction and commercial mortgage loan portfolio.

Geographic Distribution of Borrowers

	December 31, 2003

	Real Estate		Commercial
	Construction		Mortgage

	Amount	%	Amount	%

	(in millions)
Michigan	$1,453	43%	$4,711	60%
California	1,155	34	1,461	19
Texas	460	13	730	9
Florida	160	5	274	3
Other	169	5	702	9

Total	$3,397	100%	$7,878	100%

Market Risk

      Market risk represents the risk of loss due to adverse movements in market rates or prices, which include interest rates, foreign exchange rates, and equity prices, the failure to meet financial obligations coming due because of an inability to liquidate assets or obtain adequate funding and the inability to easily unwind or offset specific exposures without significantly lowering prices because of inadequate market depth or market disruptions.

Interest Rate Risk

      Interest rate risk arises primarily through the Corporation’s core business activities of extending loans and accepting deposits. The Corporation actively manages its material exposure to interest rate risk. The principal objective of interest rate risk management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various types of financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates. The Board of Directors, upon recommendations of the Risk Asset Quality Review Committee, establishes policies and risk limits pertaining to interest rate risk management activities. The Board, with the assistance of the Risk Asset Quality Review Committee and the Asset and Liability Policy Committee (ALPC), monitors compliance with these policies. The ALPC meets regularly to discuss and review interest rate risk management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, investments, deposit gathering and risk management.

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

      The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation analysis as its principal risk management technique. The results of these analyses provide the information needed to assess the balance sheet structure. Changes in economic activity, different from those management included in its simulation analyses, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates “base” net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. This “base” net interest income is then evaluated against interest rate scenarios that increase and decrease 200 basis points (but no lower than zero percent) from the most likely rate environment. In addition, adjustments to asset prepayment levels, yield curves and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Derivative financial instruments entered into for risk management purposes are included in these analyses. The measurement of risk exposure, at year-end 2003, for a decline in short-term interest rates to zero percent identified approximately $41 million, or two percent, of net interest income at risk during 2004. If short-term interest rates rise 200 basis points, net interest income would be enhanced during 2004 by approximately $82 million, or four percent. Corresponding measures of risk exposure for year-end 2002 were $91 million of net interest income at risk for a decline in short-term rates to zero percent and a $104 million enhancement of net interest income for a 200 basis point rise in rates. Corporate policy limits adverse change to no more than five percent of management’s most likely net interest income forecast and the Corporation is operating within this policy guideline. Management anticipates balance sheet dynamics in 2004 to continue to create net interest income movement with changes in interest rates, and will analyze both on- and off-balance sheet alternatives to achieve the desired interest rate risk profile for the Corporation.

      In addition to the simulation analysis, an economic value of equity analysis and a traditional interest gap analysis are performed as alternative measures to interest rate risk exposure. The economic value of equity analysis begins with an estimate of the mark-to-market valuation of the Corporation’s balance sheet and then applies the estimated market value impact of rate movements upon the assets and liabilities. The economic value of equity is then calculated as the residual necessary to re-balance the resulting assets and liabilities. The market value change in the economic value of equity is then compared to the corporate policy guideline limiting such change to 10 percent of book equity as a result of a non-parallel 200-basis point increase or decrease in short-term rates. The Corporation is operating within this policy parameter.

      The traditional interest rate gap analysis provides a rudimentary directional outlook on the impact of changes in interest rates. Management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk and therefore uses the results as a directional and corroborative tool. Interest rate sensitivity is measured as a percentage of earning assets. The operating range for interest rate sensitivity, on an elasticity-adjusted basis, is between an asset sensitive position of 10 percent of earning assets and a liability sensitive position of 10 percent of earning assets. The Corporation is operating within this policy parameter.

      The Corporation utilizes investment securities and derivative instruments, predominantly interest rate swaps, as asset and liability management tools with the overall objective of mitigating the adverse impact to net interest income from changes in interest rates. These swaps primarily modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, from a fixed rate to a floating rate, or from one floating rate index to another). This strategy assists management in achieving interest rate risk management objectives.

TABLE 11: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

							Dec. 31,	Dec. 31,
						2009-	2003	2002
	2004	2005	2006	2007	2008	2026	Total	Total

	(dollar amounts in millions)
Variable rate asset designation:
Generic receive fixed swaps	$3,500	$3,800	$1,500	$—	$—	$—	$8,800	$10,616
Weighted Average:(1)
Receive Rate	6.59%	6.11%	5.36%	—%	—%	—%	6.17%	7.44%
Pay Rate	4.00	4.00	4.00	—	—	—	4.00	3.71
Fixed rate asset designation:
Pay fixed swaps
Generic	$13	$—	$—	$—	$—	$—	$13	$14
Amortizing	5	—	—	—	—	—	5	5
Weighted Average:(2)
Receive Rate	3.43%	1.18%	1.18%	1.18%	—%	—%	3.41%	3.72%
Pay Rate	4.12	4.15	4.15	4.15	—	—	4.12	3.96
Fixed rate deposit designation:
Generic receive fixed swaps	$—	$—	$—	$—	$—	$—	$—	$1,467
Weighted Average:(1)
Receive Rate	—%	—%	—%	—%	—%	—%	—%	4.22%
Pay Rate	—	—	—	—	—	—	—	3.12
Medium- and long-term debt designation:
Generic receive fixed swaps	$—	$250	$100	$450	$350	$850	$2,000	$1,500
Weighted Average:(1)
Receive Rate	—%	7.04%	2.95%	5.82%	6.17%	6.30%	6.09%	6.78%
Pay Rate	—	1.13	1.24	1.21	1.19	1.11	1.16	1.67

Total notional amount	$3,518	$4,050	$1,600	$450	$350	$850	$10,818	$13,602

(1)	Variable rates paid on receive fixed swaps are based on prime, LIBOR with various maturities or one-month Canadian Dollar Offered Rate (CDOR) rates in effect at December 31, 2003.

(2)	Variable rates received are based on three-month and six-month LIBOR or one-month and three-month CDOR rates in effect at December 31, 2003.

Risk Management Derivative Financial Instruments and Foreign Exchange Contracts

Risk Management Notional Activity

	Interest	Foreign
	Rate	Exchange
	Contracts	Contracts	Totals

	(in millions)
Balance at January 1, 2002	$14,497	$820	$15,317
Additions	4,014	16,433	20,447
Maturities/ amortizations	(4,909)	(16,515)	(21,424)

Balance at December 31, 2002	$13,602	$738	$14,340
Additions	4,146	17,598	21,744
Maturities/ amortizations	(6,030)	(17,897)	(23,927)
Terminations	(900)	—	(900)

Balance at December 31, 2003	$10,818	$439	$11,257

      The notional amount of risk management interest rate swaps totaled $10.8 billion at December 31, 2003, and $13.6 billion at December 31, 2002. The decrease in notional amount of $2.8 billion was, in part, due to a $1.8 billion decrease in hedged total loans from December 31, 2002 to December 31, 2003. The fair value of risk management interest rate swaps was an asset of $346 million at December 31, 2003, compared to an asset of $740 million at December 31, 2002.

      For the year ended December 31, 2003, risk management interest rate swaps generated $378 million of net interest income, compared to $460 million of net interest income for the year ended December 31, 2002. The lower swap income for 2003 over 2002 was primarily due to the 2003 maturity of swaps with fixed receivable rates that were significantly higher than available in the market for the additions.

      During the second quarter of 2003, the Corporation terminated interest rate swaps with a notional amount of $900 million that were designated as cash flow hedges. Of the pretax gain that was realized on the terminated swaps, $52 million was included in other comprehensive income and is being recognized in interest income through 2006, the period during which the related hedged loans affect earnings. At December 31, 2003, $38 million of the pretax gain realized remains in other comprehensive income.

      Table 11 on page 48 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2003. Swaps have been grouped by the asset and liability designation.

      In addition to interest rate swaps, the Corporation employs various other types of derivatives and foreign exchange contracts to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivatives and foreign exchange contracts at December 31, 2003 and 2002, were $439 million and $738 million, respectively.

      Further information regarding risk management financial instruments and foreign currency exchange contracts is provided in Notes 1, 12, and 22 to the consolidated financial statements on pages 62, 76 and 90, respectively.

Customer-Initiated and Other Derivative Financial Instruments and Foreign Exchange Contracts

Customer-Initiated and Other Notional Activity

	Interest	Foreign
	Rate	Exchange
	Contracts	Contracts	Totals

	(in millions)
Balance at January 1, 2002	$1,698	$2,689	$4,387
Additions	771	46,725	47,496
Maturities/ amortizations	(725)	(47,643)	(48,368)

Balance at December 31, 2002	$1,744	$1,771	$3,515
Additions	1,616	70,181	71,797
Maturities/ amortizations	(689)	(70,048)	(70,737)
Terminations	(369)	—	(369)

Balance at December 31, 2003	$2,302	$1,904	$4,206

      The Corporation writes interest rate caps and enters into foreign exchange contracts and interest rate swaps to accommodate the needs of customers requesting such services. Customer-initiated activity represented 27 percent at December 31, 2003, and 19 percent at December 31, 2002, of total derivative and foreign exchange contracts, including commitments to purchase and sell securities. Refer to Notes 1 and 22 of the consolidated financial statements on pages 62 and 90, respectively, for further information regarding customer-initiated and other derivative financial instruments and foreign exchange contracts.

Liquidity Risk

      Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or acquisition of additional funds. The Corporation has various financial obligations, including contractual obligations and commercial commitments, which require future cash payments. The following contractual obligations table summarizes the Corporation’s noncancelable contractual obligations and future required minimum payments. Refer to Notes 7, 11 and 12 of the financial statements on pages 72, 75 and 76, respectively, for a further discussion of these contractual obligations.

Contractual Obligations

	December 31, 2003

	Minimum Payments Due by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

	(in millions)
Deposits without a stated maturity	$34,097	$34,097	$—	$—	$—
Certificates of deposit and other deposits with a stated maturity	7,366	6,071	943	204	148
Short-term borrowings	262	262	—	—	—
Medium- and long-term debt	4,570	850	385	1,738	1,597
Operating leases	256	54	90	58	54
Other long-term obligations	226	21	26	12	167

Total contractual obligations	$46,777	$41,355	$1,444	$2,012	$1,966

      The Corporation also has other commercial commitments that impact liquidity. These commitments include commitments to purchase and sell earning assets, commitments to fund private equity and venture capital investments, unused commitments to extend credit, standby letters of credit and financial guarantees, commercial letters of credit and credit default swaps. The following commercial commitments table summarizes the Corporation’s commercial commitments and expected expiration dates by period.

Commercial Commitments

	December 31, 2003

	Expected Expiration Dates by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

	(in millions)
Commitments to purchase investment securities	$3	$3	$—	$—	$—
Commitments to sell investment securities	2	2	—	—	—
Commitments to fund private equity and venture capital investments	65	—	—	—	65
Unused commitments to extend credit	27,049	13,974	8,212	2,842	2,021
Standby letters of credit and financial guarantees	6,045	4,213	1,318	382	132
Commercial letters of credit	261	231	7	3	20
Credit default swaps	—	—	—	—	—

Total commercial commitments	$33,425	$18,423	$9,537	$3,227	$2,238

      Since many of these commitments expire without being drawn upon, the total amount of these commercial commitments does not necessarily represent the future cash requirements of the Corporation. Refer to the “Other Market Risks” section below and Note 22 of the consolidated financial statements on page 90 for a further discussion of these commercial commitments.

      Liquidity requirements are satisfied with various funding sources. First, the Corporation accesses the purchased funds market regularly to meet funding needs. Purchased funds at December 31, 2003, comprised of certificates of deposit of $100,000 and over that mature in less than one year, foreign office time deposits and short-term borrowings, approximated $4.0 billion, compared to $6.0 billion and $10.4 billion at December 31, 2002 and December 31, 2001, respectively. Second, two medium-term note programs, a $15 billion senior note program and a $2 billion European program, allow the principal banking subsidiary to issue debt with maturities between one month and 15 years. At year-end 2003, unissued debt relating to the two medium-term note programs totaled $15.9 billion. A third source, if needed, would be liquid assets, cash and due from banks, short-term investments and investment securities available-for-sale, which totaled $10.0 billion at December 31, 2003. Additionally, the Corporation also had available $14.3 billion from a collateralized borrowing account with the Federal Reserve Bank at December 31, 2003.

      The parent company had available a $250 million commercial paper facility at December 31, 2003, which was unused. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 21 to the financial statements on page 89, subsidiary banks are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2004, the subsidiary banks can pay dividends up to $209 million plus current year net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percentage of shareholders’ equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2003, the ratio was 110 percent.

      The Corporation regularly evaluates its ability to meet funding needs in unanticipated, stress environments. In conjunction with the quarterly 200 basis point interest rate shock analysis, discussed in the “Interest Rate Sensitivity” section on page 47 of this financial review, liquidity ratios and potential funding availability are examined. Each quarter, the Corporation also evaluates its ability to meet liquidity needs under a series of broad events, distinguished in terms of duration and severity. The evaluation projects that sufficient sources of liquidity are available in each series of events.

Other Market Risks

      The Corporation’s market risk related to trading instruments is not significant, as trading activities are limited. Certain components of the Corporation’s noninterest income, primarily fiduciary income and investment advisory revenue, are at risk to fluctuations in the market values of underlying assets, particularly equity securities. Other components of noninterest income, primarily brokerage fees, are at risk to changes in the level of market activity.

      At December 31, 2003, the Corporation had a $118 million portfolio of indirect (through funds) private equity and venture capital investments, and had commitments of $65 million to fund additional investments in future periods. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors. The majority of these investments are not readily marketable, and are reported in other assets. The investments are individually reviewed for impairment on a quarterly basis, by comparing the carrying value to the estimated fair value. The Corporation bases estimates of fair value for the majority of its indirect private equity and venture capital investments on the percentage ownership in the fair value of the entire fund, as reported by the fund management. In general, the Corporation does not have the benefit of the same information regarding the fund’s underlying investments as does fund management. Therefore, after indication that fund management adheres to accepted, sound and recognized valuation techniques, the Corporation generally utilizes the fair values assigned to the underlying portfolio investments by fund management. For those funds where fair value is not reported by fund management, the Corporation derives the fair value of the fund by estimating the fair value of each underlying investment in the fund. In addition to using qualitative information about each underlying investment, as provided by fund management, the Corporation gives consideration to information pertinent to the specific nature of the debt or equity investment, such as relevant market conditions, offering prices, operating results, financial conditions, exit strategy, and other qualitative information, as available. The lack of an independent source to validate fair value estimates is an inherent limitation in the valuation process. The amount by which the carrying value exceeds the fair value, that is determined to be other than temporary impairment, is charged to current earnings and the carrying value of the investment is written down accordingly. The total write-downs on indirect private equity and venture capital investments in 2003 were $17 million, which was partially offset by $9 million of income recognized on such investments in 2003. No generic assumption is applied to all investments when evaluating for impairment. The following table provides information on the Corporation’s indirect private equity and venture capital investments portfolio.

Indirect Private Equity and Venture Capital Investments

December 31, 2003

(dollars in millions)
Number of investments	100
Balance of investments	$118
Largest single investment	37
Commitments to fund additional investments	65

      In 2002, the Corporation adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (as amended by SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure”), to be applied prospectively to all new stock-based compensation awards granted to employees after December 31, 2001. Under SFAS No. 123, the fair value of stock-based compensation as of the date of grant is recognized as compensation expense on a straight-line basis over the vesting period. In 2003, the Corporation recognized total stock-based compensation expense of $28 million. The fair value of stock options is estimated on the date of grant using an option valuation model that requires several inputs. The option valuation model is sensitive to the market price of the Corporation’s stock at the grant date, which affects the fair value estimates and, therefore, the amount of expense recorded on future grants. Using the number of stock options granted in 2003, and the Corporation’s stock price at December 31, 2003, each $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $4 million, from the assumed base, over the options’ vesting period. Refer to Notes 1 and 16 of the consolidated financial statements on pages 62 and 80, respectively, for further discussion of the adoption of SFAS No. 123.

Operational Risk

      Operational risk represents the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. The definition includes legal risk, which is the risk of loss resulting from failure to comply with laws and regulations as well as prudent ethical standards and contractual obligations. It also includes the exposure to litigation from all aspects of an institution’s activities. The definition does not include strategic or reputational risks. Although operational losses are experienced by all companies and are routinely incurred in business operations, the Corporation recognizes that the identification and control of such operational losses is a paramount concern and seeks to limit their impact to a level deemed appropriate by management after considering the nature of the Corporation’s business and the environment in which it operates. Operational risk is mitigated through a system of internal controls that are designed to keep operating risks at appropriate levels. The Corporation has established an Operational Risk Management Committee, which includes members of executive management, to ensure appropriate risk management techniques and systems are maintained. The Corporation has developed a framework that includes a centralized operational risk management function and business/ support unit risk coordinators responsible for managing operational risk specific to the respective business lines.

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

Business Risk

      Business risk represents the risk of loss due to impairment of reputation, failure to fully develop and execute business plans, failure to assess current and new opportunities in business, markets and products, and any other event not identified in the defined risk categories of credit, operational, or market risks (e.g., emerging risks). Mitigation of the various risk elements that represent business risk is achieved through initiatives to help the Corporation better understand and report on the various risks. Wherever quantifiable, the Corporation will use situational analysis and other testing techniques to appreciate the scope and extent of these risks.

CRITICAL ACCOUNTING POLICIES

      The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 62 in Note 1 to the consolidated financial statements. These policies require numerous estimates and strategic or economic assumptions, which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions or estimates could have a material impact on the Corporation’s future financial condition and results of operations. The most critical of these significant accounting policies are the policies for allowance for loan losses, pension plan accounting and goodwill. These policies are reviewed with the Audit and Legal Committee of the Corporation’s Board of Directors and are discussed more fully below.

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

      The portion of the allowance allocated to the remaining loans is determined by applying projected loss ratios to loans in each risk category. Projected loss ratios incorporate factors, such as recent charge-off experience, current economic conditions and trends, trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information from migration and loss given default studies from each geographic market. Since a loss ratio is applied to a large portfolio of loans, any variation between actual and assumed results could be significant. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and geographic risks inherent in certain portfolios, including portfolio exposures to automotive suppliers, the high technology, entertainment and healthcare industries, and certain Latin American transfer risks.

      An unallocated allowance is also maintained to cover factors affecting the determination of probable losses inherent in the loan portfolio that are not necessarily captured by projected loss ratios or identified industry specific and geographic risk. The unallocated allowance considers the imprecision in the risk rating system and the risk associated with new customer relationships.

      The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by five percent (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2003 would change by approximately $17 million. For further discussion of the methodology used in the determination of the allowance for loan losses, refer to the discussion of “Provision and Allowance for Loan Losses” in the this financial review section on page 31, and Note 1 to the consolidated financial statements on page 62. To the extent actual outcomes differ from management estimates, additional provision for loan losses may be required that would adversely impact earnings in future periods. A substantial majority of the allocated allowance is assigned to business segments. Any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Business Bank segment. The unallocated allowance for loan losses is not assigned to business segments, and any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Other category in segment reporting.

Pension Plan Accounting

      The Corporation has defined benefit plans in effect for substantially all full-time employees. Benefits under the plans are based on years of service, age and compensation. Assumptions are made concerning future events that will determine the amount and timing of required benefit payments, funding requirements and pension expense (income). The three major assumptions are the discount rate used in determining the current benefit obligation, the long-term rate of return expected on plan assets and the rate of compensation increase. The assumed discount rate is based on quoted rates for 10-year, Aa-rated (by Moody’s Investors Service) corporate debt instruments in December, the last month prior to the year of recording the expense. The second assumption, long-term rate of return expected on plan assets, is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The current asset allocation and target asset allocation model for the plans is detailed in Note 17 on page 82. The expected returns on these various asset categories are blended to derive one long-term return assumption. The assets are invested in certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities, corporate bonds and notes and a real estate investment trust. The third assumption, rate of compensation increase, is based on reviewing recent annual pension-eligible compensation increases as well as the expectation of the next year’s increase. The Corporation reviews its pension plan assumptions on an annual basis with its asset manager and actuaries to determine if the assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

      The key actuarial assumptions that will be used to calculate 2004 expense for the defined benefit pension plans are a discount rate of 6.13%, a long-term rate of return on assets of 8.75%, and a rate of compensation increase of 4.0%. Pension expense in 2004 is expected to decrease by approximately $9 million from the $26 million recorded in 2003.

      Changing the 2004 key assumptions in 25 basis point increments would have had the following impact on pension expense:

Key Assumptions

(in millions)
Discount rate	$4.5
Long-term rate of return	2.4
Rate of compensation	2.0

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

      Note 17 on page 82 to the consolidated financial statements contains a table showing the funded status of the qualified defined benefit plan at year-end, which was $22 million at December 31, 2003. As can be seen from that table, the actuarial loss in the qualified defined benefit plan at December 31, 2003 decreased to $284 million, compared to an actuarial loss of $294 million at December 31, 2002. Unless recovered in the market, this loss will be amortized to pension expense over five years. In 2003, the actual return on assets was $130 million, compared to a loss on assets of $54 million in 2002. The Corporation contributed $46 million and $175 million, in 2003 and 2002, respectively, to the qualified defined benefit plan to mitigate the impact of these actuarial losses on future years. Additional contributions, to the extent allowable by law, may be made to further mitigate these losses. For the foreseeable future, the Corporation has sufficient liquidity to make such payments.

      Pension expense is recorded in “salaries and employee benefits” expense in the consolidated statements of income, and is allocated to segments based on the segment’s share of salaries expense. Given the salaries expense included in 2003 segment results, pension expense was allocated approximately 44%, 26%, 28% and 2% to the Business Bank, Small Business and Personal Financial Services, Wealth and Institutional Management and Finance segments, respectively, in 2003.

      A minimum pension liability is required to be recorded in shareholders’ equity as part of accumulated other comprehensive income for pension plans where the accrued benefit cost is less than the accumulated benefit obligation. An after-tax minimum pension liability of $13 million and $16 million was included in shareholders’ equity as part of accumulated other comprehensive income at December 31, 2003 and 2002, respectively.

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

      The fair value of reporting units is derived through use of internal valuation models for all units except the asset management reporting unit, which is part of the Wealth and Institutional Management segment. Inherent in these internal valuation models are assumptions related to the cash flows expected to be generated by reporting units, which are based on historical and projected growth expectations for reporting units, and on comparable market multiples. Cash flows are discounted using a risk-free rate plus a spread that incorporates long-term equity risk. The valuation for the asset management reporting unit (Munder) is based on an independent valuation prepared by an investment banker not affiliated with the Corporation. The annual test of goodwill and identified intangible assets that have an indefinite useful life, performed as of July 1, 2003, in accordance with SFAS No. 142, did not indicate that an impairment charge was required and there were no indications of impairment subsequent to this test in 2003. For a further discussion of the Corporation’s goodwill, refer to Note 8 to the consolidated financial statements on page 72.

      The valuation model for the asset management reporting unit includes, among others, estimates of a discount rate, market growth and new business growth assumptions. The following describes the estimated sensitivities to these assumptions, based on the most recent independent valuation.

      The discount rate assumptions used in the valuation model were 13% for Munder and 10% for Framlington (Munder’s U.K. unconsolidated subsidiary). Increasing each of the discount rates by 200 basis points would result in a decrease in the valuation of approximately $13 million at the midpoint of the valuation range. The market growth rate assumptions used for Munder were approximately 8% for equity, 1% for fixed and 3% for cash investments. The overall market growth rate assumption used for Framlington was approximately 9%. Decreasing the market growth rates by 50% would result in a decrease in the valuation of approximately $39 million at the midpoint of the valuation range. The new business growth assumption used for Munder was approximately 6% (compound annual growth rate) and the redemption (business attrition) rate used was approximately 2%. The new business growth assumption used for Framlington was approximately 5% (compound annual growth rate) and the redemption (business attrition) rate used was approximately 4%. Decreasing the new business growth assumption and increasing the redemption rate by 10% would result in a combined decrease in the valuation of approximately $15 million.

      In addition, the valuation model uses a market valuation for comparable companies (market multiples). While the market multiple is not an assumption, a presumption that it provides an indicator of the value of the asset management reporting unit is inherent in the valuation.

      The fair value estimate is updated whenever there are indicators of impairment. At December 31, 2003, management estimates that it would take a decline in the fair value of the asset management reporting unit of $75 million to trigger impairment.

FORWARD-LOOKING STATEMENTS

      This report includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All statements regarding the Corporation’s expected financial position, strategies and growth prospects and general economic conditions expected to exist in the future are forward-looking statements. The words, “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions as they relate to the Corporation or its management, are intended to identify forward-looking statements.

      The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date the statement is made, and the Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

      In addition to factors mentioned elsewhere in this report or previously disclosed in the Corporation’s SEC reports (accessible on the SEC’s website at www.sec.gov or on the Corporation’s website at www.comerica.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance:

•	general political, economic or industry conditions, either domestically or internationally, may be less favorable than expected;

•	the mix of interest rates and maturities of the Corporation’s interest earning assets and interest-bearing liabilities (primarily loans and deposits) may be less favorable than expected;

•	interest rate margin compression may be greater than expected;

•	developments concerning credit quality in various industry sectors may result in an increase in the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;

•	demand for commercial loan and investment advisory products may continue to be weak;

•	customer borrowing, repayment, investment and deposit practices generally may be less favorable than anticipated;

•	interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be greater than expected;

•	global capital markets may continue to exhibit weakness, adversely affecting the Corporation’s investment advisory business line, as well as the Corporation’s private banking and brokerage business lines, and the availability and terms of funding necessary to meet the Corporation’s liquidity needs;

•	the introductions, withdrawal, success and timing of business initiatives and strategies, including, but not limited to the opening of new branches or private banking offices plans to grow personal financial services and wealth management;

•	competitive product and pricing pressures among financial institutions within the Corporation’s markets may increase;

•	legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the business in which the Corporation is engaged or the Corporation’s financial results;

•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry generally;

•	pending and proposed changes in accounting rules, policies, guidance, practices and procedures could adversely affect the Corporation’s financial results;

•	instruments, systems and strategies used to hedge or otherwise manage exposure to various types of market, credit, operational and enterprisewide risk could be less effective than anticipated, and the Corporation may not be able to effectively mitigate its risk exposures in particular market environments or against particular types of risk;

•	terrorist activities or other hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and

•	technological changes may be more difficult or expensive than anticipated.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	December 31

	2003	2002

	(in millions, except
	share data)
ASSETS
Cash and due from banks	$1,527	$1,902
Short-term investments	4,013	2,446
Investment securities available-for-sale	4,489	3,053

Commercial loans	22,974	25,242
Real estate construction loans	3,397	3,457
Commercial mortgage loans	7,878	7,194
Residential mortgage loans	875	789
Consumer loans	1,568	1,538
Lease financing	1,301	1,296
International loans	2,309	2,765

Total loans	40,302	42,281
Less allowance for loan losses	(803)	(791)

Net loans	39,499	41,490
Premises and equipment	374	371
Customers’ liability on acceptances outstanding	27	33
Accrued income and other assets	2,663	4,006

Total assets	$52,592	$53,301

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$14,104	$16,335
Interest-bearing deposits	27,359	25,440

Total deposits	41,463	41,775
Short-term borrowings	262	540
Acceptances outstanding	27	33
Accrued expenses and other liabilities	929	790
Medium- and long-term debt	4,801	5,216

Total liabilities	47,482	48,354
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/03 and 12/31/02	894	894
Capital surplus	384	363
Accumulated other comprehensive income	74	237
Retained earnings	3,973	3,684
Less cost of common stock in treasury — 3,735,163 shares at 12/31/03 and 3,960,149 shares at 12/31/02	(215)	(231)

Total shareholders’ equity	5,110	4,947

Total liabilities and shareholders’ equity	$52,592	$53,301

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	2003	2002	2001

	(in millions, except per share data)
INTEREST INCOME
Interest and fees on loans	$2,211	$2,524	$3,121
Interest on investment securities	165	246	246
Interest on short-term investments	36	27	26

Total interest income	2,412	2,797	3,393
INTEREST EXPENSE
Interest on deposits	370	479	888
Interest on short-term borrowings	7	37	105
Interest on medium- and long-term debt	109	149	298

Total interest expense	486	665	1,291

Net interest income	1,926	2,132	2,102
Provision for loan losses	377	635	241

Net interest income after provision for loan losses	1,549	1,497	1,861
NONINTEREST INCOME
Service charges on deposit accounts	238	227	211
Fiduciary income	169	171	180
Commercial lending fees	63	69	67
Letter of credit fees	65	60	58
Foreign exchange income	35	40	35
Brokerage fees	34	38	44
Investment advisory revenue, net	30	27	12
Bank-owned life insurance	42	53	33
Equity in earnings of unconsolidated subsidiaries	6	8	(43)
Warrant income	4	5	5
Net securities gains	50	41	20
Net gain on sales of businesses	—	12	31
Other noninterest income	151	149	184

Total noninterest income	887	900	837
NONINTEREST EXPENSES
Salaries and employee benefits	897	844	842
Net occupancy expense	128	122	115
Equipment expense	61	62	70
Outside processing fee expense	71	65	61
Software expense	37	33	34
Customer services	25	26	41
Goodwill impairment	—	86	—
Restructuring charges	—	—	152
Other noninterest expenses	264	277	272

Total noninterest expenses	1,483	1,515	1,587

Income before income taxes	953	882	1,111
Provision for income taxes	292	281	401

NET INCOME	$661	$601	$710

Net income applicable to common stock	$661	$601	$698

Basic net income per common share	$3.78	$3.43	$3.93
Diluted net income per common share	3.75	3.40	3.88
Cash dividends declared on common stock	350	335	313
Cash dividends declared per common share	2.00	1.92	1.76

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Comerica Incorporated and Subsidiaries

				Accumulated
				Other			Total
	Preferred	Common	Capital	Comprehensive	Retained	Treasury	Shareholders’
	Stock	Stock	Surplus	Income	Earnings	Stock	Equity

	(in millions, except share data)
BALANCE AT JANUARY 1, 2001	$250	$888	$280	$12	$3,086	$(16)	$4,500
Net income	—	—	—	—	710	—	710
Other comprehensive income, net of tax	—	—	—	213	—	—	213

Total comprehensive income	—	—	—	—	—	—	923
Redemption of preferred stock	(250)	—	—	—	—	—	(250)
Cash dividends declared:
Preferred stock ($2.32 per share)	—	—	—	—	(12)	—	(12)
Common stock ($1.76 per share)	—	—	—	—	(313)	—	(313)
Purchase of 2,198,700 shares of common stock	—	—	—	—	—	(121)	(121)
Net issuance of common stock under employee stock plans	—	6	37	—	(23)	46	66
Recognition of stock-based compensation expense	—	—	14	—	—	—	14

BALANCE AT DECEMBER 31, 2001	$—	$894	$331	$225	$3,448	$(91)	$4,807
Net income	—	—	—	—	601	—	601
Other comprehensive income, net of tax	—	—	—	12	—	—	12

Total comprehensive income	—	—	—	—	—	—	613
Cash dividends declared on common stock ($1.92 per share)	—	—	—	—	(335)	—	(335)
Purchase of 3,536,300 shares of common stock	—	—	—	—	—	(210)	(210)
Net issuance of common stock under employee stock plans	—	—	10	—	(30)	70	50
Recognition of stock-based compensation expense	—	—	22	—	—	—	22

BALANCE AT DECEMBER 31, 2002	$—	$894	$363	$237	$3,684	$(231)	$4,947
Net income	—	—	—	—	661	—	661
Other comprehensive income (loss), net of tax	—	—	—	(163)	—	—	(163)

Total comprehensive income	—	—	—	—	—	—	498
Cash dividends declared on common stock ($2.00 per share)	—	—	—	—	(350)	—	(350)
Purchase of 510,500 shares of common stock	—	—	—	—	—	(27)	(27)
Net issuance of common stock under employee stock plans	—	—	(5)	—	(22)	43	16
Recognition of stock-based compensation expense	—	—	26	—	—	—	26

BALANCE AT DECEMBER 31, 2003	$—	$894	$384	$74	$3,973	$(215)	$5,110

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	2003	2002	2001

	(in millions)
OPERATING ACTIVITIES
Net income	$661	$601	$710
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	377	635	241
Depreciation and software amortization	69	69	77
Net amortization of securities	29	13	7
Net amortization of intangibles	1	4	34
Merger-related and restructuring charges	—	(8)	55
Net gain on sale of investment securities available-for-sale	(50)	(41)	(20)
Net gain on sales of businesses	—	(12)	(31)
Contributions to pension plan fund	(47)	(175)	(37)
Goodwill impairment	—	86	—
Net decrease in trading securities	1	71	3
Net decrease (increase) in loans held-for-sale	62	118	(130)
Net decrease in accrued income receivable	18	45	134
Net increase (decrease) in accrued expenses	90	(19)	35
Other, net	110	(159)	(138)

Total adjustments	660	627	230

Net cash provided by operating activities	1,321	1,228	940
INVESTING ACTIVITIES
Net (increase) decrease in other short-term investments	(1,630)	(1,436)	779
Proceeds from sales of investment securities available-for-sale	4,030	2,871	2,386
Proceeds from maturities of investment securities available-for-sale	4,987	2,042	1,304
Purchases of investment securities available-for-sale	(10,416)	(3,691)	(4,189)
Decrease (increase) in receivables for securities sold pending settlement	1,110	(1,110)	—
Net decrease (increase) in loans	1,589	(1,673)	(1,222)
Fixed assets, net	(59)	(80)	(68)
Purchase of bank-owned life insurance	—	(8)	(107)
Net decrease (increase) in customers’ liability on acceptances outstanding	6	(4)	(2)
Net cash provided by acquisitions/ sales of businesses	—	8	45

Net cash used in investing activities	(383)	(3,081)	(1,074)
FINANCING ACTIVITIES
Net (decrease) increase in deposits	(307)	4,212	3,704
Net decrease in short-term borrowings	(278)	(1,446)	(107)
Net (decrease) increase in acceptances outstanding	(6)	4	2
Proceeds from issuance of medium- and long-term debt	511	1,106	2,081
Repayments of medium- and long-term debt	(875)	(1,555)	(4,933)
Redemption of preferred stock	—	—	(250)
Proceeds from issuance of common stock and other capital transactions	16	50	66
Purchase of common stock for treasury and retirement	(27)	(210)	(121)
Dividends paid	(347)	(331)	(314)

Net cash (used in) provided by financing activities	(1,313)	1,830	128

Net decrease in cash and due from banks	(375)	(23)	(6)
Cash and due from banks at beginning of year	1,902	1,925	1,931

Cash and due from banks at end of year	$1,527	$1,902	$1,925

Interest paid	$457	$693	$1,420

Income taxes paid	$148	$244	$344

Noncash investing and financing activities:
Loans transferred to other real estate	$32	$9	$13
Loans transferred to loans held-for-sale	—	120	—

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 1 — Summary of Significant Accounting Policies

Organization

      Comerica Incorporated is a registered financial holding company headquartered in Detroit, Michigan. The Corporation’s major lines of business are the Business Bank, Small Business and Personal Financial Services, and Wealth and Institutional Management. For further discussion of each line of business, refer to Note 26 on page 98. The core businesses are tailored to each of the Corporation’s four primary geographic regions: Midwest, Western, Texas and Florida. The Corporation and its banking subsidiaries are regulated at both the state and federal levels.

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

      In January 2003, the Financial Accounting Standards Board (the FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” which provides guidance on how to identify a variable interest entity (VIE), and when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be included in a company’s consolidated financial statements. This interpretation was revised in December 2003 with the issuance of Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (FIN 46(R)). The Corporation adopted the provisions of FIN 46(R) effective July 1, 2003 for all interests held in a VIE. For further information on the adoption of FIN 46(R), see Note 24 on page 94.

      In general, a VIE is an entity that lacks sufficient equity or its equity holders lack adequate decision making ability. If either of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership, or other money interests in an entity that change with fluctuations in the entity’s net asset value. The primary beneficiary consolidates the VIE; the primary beneficiary is defined as the enterprise that absorbs a majority of expected losses or receives a majority of residual returns (if the losses or returns occur), or both. The Corporation consolidates entities not determined to be VIE’s when it holds a majority (controlling) interest in the entity’s outstanding voting stock. The minority interest in less than 100% owned consolidated subsidiaries is not material, and is included in “accrued expenses and other liabilities” on the consolidated balance sheets. The related minority interest in earnings is also not material, and is included in “other noninterest expenses” on the consolidated statements of income.

      Equity investments in entities that are not VIE’s where the Corporation owns less than a majority (controlling) interest and equity investments in entities that are VIE’s where the Corporation is not the primary beneficiary are not consolidated. Rather, such investments are accounted for using either the equity method or cost method. The equity method is used for investments in corporate joint venture and investments where the Corporation has the ability to exercise significant influence over the investee’s operation and financial policies, which is generally presumed to exist if the Corporation owns more than 20% of the voting stock of the investee. Equity method investments are included in “accrued income and other assets” on the consolidated balance sheets, with income and losses recorded in “equity in earnings of unconsolidated subsidiaries” on the consolidated statements of income. Equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Cost method investments in publicly traded companies are included in “investment securities available-for-sale” on the consolidated balance sheets, with income and any required write downs recorded in “net securities gains” on the consolidated statements of income. Cost method investments in non-publicly traded companies are included in “accrued income and other assets” on the consolidated balance sheets, with income and any required write-downs recorded in “other noninterest income” on the consolidated statements of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      For acquisitions accounted for as pooling-of-interests combinations, the historical consolidated financial statements are restated to include the accounts and results of operations. Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” (issued June 2001), eliminated the pooling-of-interests method for acquisitions initiated after June 30, 2001. For acquisitions using the purchase method of accounting, the assets acquired and liabilities assumed are adjusted to fair market values at the date of acquisition, and the resulting net discount or premium is accreted or amortized into income over the remaining lives of the relevant assets and liabilities. Prior to 2002, goodwill representing the excess of cost over the net book value of identifiable assets acquired was amortized on a straight-line basis over periods ranging from 10 to 25 years (weighted average of 19 years). Beginning in 2002, as required by SFAS No. 142, “Goodwill and Other Intangible Assets” (issued June 2001), goodwill is no longer amortized, but is subject to annual impairment tests. Other intangible assets that do not have indefinite lives will continue to be amortized over their useful lives. Core deposit intangible assets are amortized on an accelerated method over 10 years. Refer to Note 8 on page 72 for further information on the adoption of SFAS No. 142.

Short-term Investments

      Short-term investments include interest-bearing deposits with banks, federal funds sold, securities purchased under agreements to resell, trading securities and loans held-for-sale.

      Trading securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in “other noninterest income” on the consolidated statements of income.

      Loans held-for-sale, typically residential mortgages and Small Business Administration loans, are carried at the lower of cost or market. Market value is determined in the aggregate.

Investment Securities

      Investment securities held-to-maturity are those securities which the Corporation has the ability and management has the positive intent to hold to maturity. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

      Investment securities that fail to meet the ability and positive intent criteria are accounted for as securities available-for-sale, and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income. Unrealized losses on securities available-for-sale are recognized in earnings if the Corporation does not have the ability or intent to hold the securities until market recovery or if full collection of the amounts due according to the contractual terms of the debt is not expected.

      Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security sold.

Allowance for Loan Losses

      The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the senior management of the Corporation’s Credit Policy Group. The Corporation performs a detailed credit quality review quarterly on large business loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and geographic risks inherent in certain portfolios. The portion of the allowance allocated to non-business loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors, such as recent charge-off experience, current economic conditions and trends, trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information from migration and loss given default studies from each geographic market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Management maintains an unallocated allowance to recognize the uncertainty and imprecision underlying the process of estimating expected loan losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involve the exercise of judgment. Factors that were considered in the evaluation of the adequacy of the Corporation’s unallocated allowance include the imprecision in the risk rating system and the risk associated with new customer relationships.

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

      Loans, which are deemed uncollectible, are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

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

      Loans, which were restructured, but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status, are not reported as nonperforming assets. Such loans continue to be evaluated for impairment for the remainder of the calendar year of the modifications. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring if not impaired based on the modified terms. See Note 4 on page 69 for additional information on loan impairment.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

Software

      Capitalized software is stated at cost, less accumulated amortization. Capitalized software includes purchased software and capitalizable application development costs associated with internally-developed software. Amortization, computed on the straight-line method, is charged to operations over the estimated useful life of the software, which is generally 5 years. Capitalized software is included in “accrued income and other assets” on the consolidated balance sheets.

Impairment

      Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which the Corporation conducts annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The Corporation performs its annual impairment test for goodwill and identified intangible assets that have an indefinite useful life as of July 1 of each year. The impairment test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units, which are a subset of the Corporation’s operating segments, and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of impairment.

      The Corporation reviews finite lived intangible assets and other long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, the Corporation recognizes a loss to reduce the carrying amount to fair value. Additional information regarding the Corporation’s goodwill, intangible assets and impairment policies can be found in Notes 8 and 9 on pages 72 and 73, respectively.

Stock-Based Compensation

      In 2002, the Corporation adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (as amended by SFAS No. 148, “Accounting for Stock-based Compensation-Transition and Disclosure”), which the Corporation is applying prospectively to new stock-based compensation awards granted to employees after December 31, 2001. Options granted prior to January 1, 2002 continue to be accounted for under the intrinsic value method, as outlined in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Awards under the Corporation’s plans vest over periods ranging from one to four years. Therefore, the expense related to stock-based compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. The impact of the adoption of SFAS No. 123 on 2003 and 2002 net income was a decrease of $13 million and $11 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The effect on net income and earnings per share, if the fair value method had been applied to all outstanding and unvested awards in each of the three years in the period ended December 31, 2003, is presented in the table below.

	Years Ended December 31

	2003	2002	2001

	(in millions)
Net income applicable to common stock, as reported	$661	$601	$698
Add: Stock-based compensation expense included in reported net income, net of related tax effects	18	17	11
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	26	30	56

Pro forma net income applicable to common stock	$653	$588	$653

Net income per common share:
Basic-as reported	$3.78	$3.43	$3.93
Basic-pro forma	3.74	3.36	3.68
Diluted-as reported	3.75	3.40	3.88
Diluted-pro forma	3.70	3.32	3.63

      Pro forma net income applicable to common stock and net income per common share in 2001 was affected by the accelerated vesting of former Imperial and OPAY stock options as a result of the Imperial acquisition. Further information on the Corporation’s stock-based compensation plans is included in Note 16 on page 80.

Pension Costs

      Pension costs are charged to salaries and employee benefits expense and funded consistent with the requirements of federal law and regulations. Inherent in the determination of pension costs are assumptions concerning future events that will determine the amount and timing of required benefit payments under the plans. These include an assumed rate of compensation increase and an assumed discount rate used in determining the current benefit obligation. An assumption is also made related to the long-term rate of return expected on plan assets. To the extent actual outcomes differ from these assumptions, accounting standards generally require these “actuarial gains/ losses” to be amortized to expense over a period of five years to the extent the cumulative differences are less than ten percent of the greater of the projected benefit obligation or the market-related value of plan assets. Any differences greater than ten percent at the beginning of the year are recognized and included as a component of net pension cost for that year.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

Standby and Commercial Letters of Credit and Financial Guarantees

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). The Interpretation requires the liability related to certain guarantee contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party to be recognized and initially measured at fair value by the guarantor. The initial recognition and measurement provisions were applied by the Corporation on a prospective basis to guarantees issued or modified subsequent to December 31, 2002. Further information on the Corporation’s obligations under guarantees is included in Note 22 on page 90.

Income Taxes

      The provision for income taxes is based on amounts reported in the statements of income (after exclusion of nontaxable items, principally income on bank-owned life insurance and interest income on state and municipal securities) and include deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

Statements of Cash Flows

      For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in “cash and due from banks” on the consolidated balance sheets.

Deferred Distribution Costs

      Certain mutual fund distribution costs, principally commissions paid to brokers, are capitalized when paid and amortized over six years. Fees that contractually recoup the deferred costs, primarily 12b-1 fees, are received over a 6 – 8 year period. The net of these fees and amortization is recorded in “investment advisory revenue, net” on the consolidated statements of income. Early redemption fees collected are recorded as a reduction to the capitalized costs.

Loan Origination Fees and Costs

      Loan origination and commitment fees are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

Other Comprehensive Income

      The Corporation has elected to present information on comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity on page 60 and in Note 14 on page 78.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 2 — Acquisitions

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

Note 3 — Investment Securities

      A summary of the Corporation’s investment securities available-for-sale follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

	(in millions)
December 31, 2003
U.S. Treasury and other Government agency securities	$4,346	$3	$40	$4,309
State and municipal securities	10	1	—	11
Other securities	168	1	—	169

Total securities available-for-sale	$4,524	$5	$40	$4,489

December 31, 2002
U.S. Treasury and other Government agency securities	$2,714	$34	$—	$2,748
State and municipal securities	22	1	—	23
Other securities	294	2	14	282

Total securities available-for-sale	$3,030	$37	$14	$3,053

      A summary of the Corporation’s temporarily impaired investment securities available-for-sale follows:

December 31, 2003

Impaired

	Less than 12 months		Over 12 months		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

(in millions)
U.S. Treasury and other Government agency securities	$3,357	$40	$2	$—	$3,359	$40
State and municipal securities	—	—	—	—	—	—
Other securities	—	—	—	—	—	—

Total temporarily impaired securities	$3,357	$40	$2	$—	$3,359	$40

      At December 31, 2003, the Corporation had 65 U.S. Treasury and other Government agency securities in an unrealized loss position. As shown in the table above, substantially all of these securities were in an unrealized loss position for less than twelve months. The unrealized losses arose as a result of changes in market interest rates. The Corporation has the ability and intent to hold these available-for-sale investment securities until maturity or market price recovery. Full collection of the amounts due according to the contractual terms of the debt is expected.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The table below summarizes the amortized cost and fair values of debt securities, by contractual maturity (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2003

	Amortized	Fair
	Cost	Value

	(in millions)
Contractual maturity
Within one year	$75	$75
After one year through five years	77	78
After five year through ten years	2	3
After ten years	—	—

Subtotal	154	156
Mortgage-backed securities	4,282	4,245
Equity and other nondebt securities	88	88

Total securities available-for-sale	$4,524	$4,489

      Sales, calls and write-downs of investment securities available-for-sale resulted in realized gains and losses as follows:

	Years Ended
	December 31

	2003	2002	2001

	(in millions)
Securities gains	$64	$78	$29
Securities losses	(14)	(37)	(9)

Total	$50	$41	$20

      At December 31, 2003, assets, principally securities, with a carrying value of approximately $1.1 billion were pledged, primarily with the Federal Reserve Bank and state and local governments. Securities were pledged where permitted or required by law to secure liabilities and public and other deposits, including deposits of the State of Michigan of $146 million at December 31, 2003.

Note 4 — Nonperforming Assets

      The following table summarizes nonperforming assets and loans, which are contractually past due 90 days or more as to interest or principal payments. Nonperforming assets consist of nonaccrual loans and debt securities, reduced-rate loans and other real estate. Nonaccrual loans and debt securities are those on which interest is not being recognized. Reduced-rate loans are those on which interest has been renegotiated to lower than market rates because of the weakened financial condition of the borrower.

      Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheets. Nonaccrual debt securities are included in “investment securities available-for-sale” and other real estate is included in “accrued income and other assets” on the consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	December 31

	2003	2002

	(in millions)
Nonaccrual loans:
Commercial	$300	$372
Real estate construction:
Real estate construction business line	21	17
Other	3	2

Total real estate construction	24	19
Commercial mortgage:
Commercial real estate business line	3	8
Other	84	45

Total commercial mortgage	87	53
Residential mortgage	1	—
Consumer	3	2
Lease financing	24	5
International	68	114

Total nonaccrual loans	507	565
Reduced-rate loans	—	—

Total nonperforming loans	507	565
Other real estate	30	10
Nonaccrual debt securities	1	4

Total nonperforming assets	$538	$579

Loans past due 90 days and still accruing	$32	$43

Gross interest income that would have been recorded had the nonaccrual and reduced-rate loans performed in accordance with original terms	$59	$67

Interest income recognized	$12	$17

      A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

      Impaired loans at December 31, 2003 were $559 million, $56 million of which were restructured and met the requirements to be on accrual status. These restructured loans are performing in accordance with their modified terms, but, in accordance with impaired loan disclosures, must be disclosed as impaired for the remainder of the calendar year of the restructuring. Excluding these restructured loans, impaired business loans remaining on nonaccrual status totaled $503 million at December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	December 31

	2003	2002	2001

	(in millions)
Average impaired loans for the year	$593	$628	$549

Total year-end impaired loans	$559	$582	$674
Less: Loans restructured during the year on accrual status at year-end	(56)	(19)	(62)

Total year-end nonaccrual business loans	$503	$563	$612

Year-end impaired loans requiring an allowance	$480	$530	$562

Allowance allocated to impaired loans	$182	$197	$228

      Those impaired loans not requiring an allowance represent loans for which the fair value exceeded the recorded investment in such loans. At December 31, 2003, approximately 70 percent of the total impaired loans were evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan’s effective interest rate.

Note 5 — Allowance for Loan Losses

      An analysis of changes in the allowance for loan losses follows:

	2003	2002	2001

	(dollar amounts in millions)
Balance at January 1	$791	$637	$585
Loans charged-off	(408)	(517)	(232)
Recoveries on loans previously charged-off	43	36	43

Net loans charged-off	(365)	(481)	(189)
Provision for loan losses	377	635	241

Balance at December 31	$803	$791	$637

As a percentage of total loans	1.99%	1.87%	1.55%

      The provision for loan losses in 2001 included a $25 million merger-related charge to conform the credit policies of Imperial with Comerica.

Note 6 — Significant Group Concentrations of Credit Risk

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

      At December 31, 2003 and 2002, exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry totaled $10.7 billion and $11.5 billion, respectively. Additionally, commercial real estate loans, including real estate construction and commercial mortgage loans, totaled $11.3 billion and $10.7 billion at December 31, 2003 and 2002, respectively. Of the commercial real estate loans at December 31, 2003, $6.9 billion involved borrowers not primarily engaged in the business of commercial real estate and where the sources of repayment are not dependent on the performance of the real estate market. Unused commitments on commercial real estate loans were $2.8 billion and $2.9 billion at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 7 — Premises & Equipment

      A summary of premises and equipment by major category follows:

	December 31

	2003	2002

	(in millions)
Land	$57	$56
Buildings and improvements	441	439
Furniture and equipment	377	376

Total cost	875	871
Less: Accumulated depreciation and amortization	(501)	(500)

Net book value	$374	$371

      The Corporation conducts a portion of its business from leased facilities and leases certain equipment. Rental expense for leased properties and equipment amounted to $70 million in 2003, $59 million in 2002 and $55 million in 2001. As of December 31, 2003, future minimum payments under operating leases and other noncancelable obligations are as follows:

Years Ending
December 31

(in millions)
2004	$75
2005	67
2006	49
2007	37
2008	33
Thereafter	221

Total	$482

Note 8 — Goodwill and Other Intangible Assets — Adoption of SFAS No. 142

      In accordance with the Corporation’s adoption of SFAS No. 142, the Corporation performed the first required impairment test of goodwill and indefinite-lived intangible assets as of January 1, 2002. Based on this test, the Corporation was not required to record a transition adjustment upon adoption. Goodwill was again evaluated for impairment as of July 1, 2002. As a result of this test, the Corporation was required to record a goodwill impairment charge of $86 million in the third quarter of 2002. This charge resulted from the decline in equity markets, and its related impact on the valuation of the Corporation’s asset management reporting unit (Munder), which is a part of the Wealth and Institutional Management segment for business segment reporting purposes. The fair value of Munder used in the determination of the impairment charge was based on a valuation prepared by an investment banker not affiliated with the Corporation. The valuation used a combination of valuation techniques, including discounted cash flows and the prices of external comparable businesses. The annual test of goodwill and indefinite-lived intangible assets, performed as of July 1, 2003, did not indicate an impairment charge was required.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The Corporation adopted SFAS No. 142 effective January 1, 2002. The impact of adopting SFAS No. 142 on net income and earnings per share adjusted to exclude amortization expense (net of taxes) related to goodwill is as follows:

	Years ended December 31

	2003	2002	2001

	(in millions, except per share
	amounts)
Reported net income applicable to common stock	$661	$601	$698
Add back: Goodwill amortization, net of tax	—	—	28

Adjusted net income applicable to common stock	$661	$601	$726

Basic net income per common share:
Reported net income applicable to common stock	$3.78	$3.43	$3.93
Goodwill amortization, net of tax	—	—	0.16

Adjusted net income applicable to common stock	$3.78	$3.43	$4.09

Diluted net income per common share:
Reported net income applicable to common stock	$3.75	$3.40	$3.88
Goodwill amortization, net of tax	—	—	0.16

Adjusted net income applicable to common stock	$3.75	$3.40	$4.04

      The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002, are as follows:

		Small Business	Wealth and
	Business	and Personal	Institutional
	Bank	Financial Services	Management	Total

	(in millions)
Balance at January 1, 2002	$90	$54	$189	$333
Goodwill impairment	—	—	(86)	(86)

Balance at December 31, 2002	$90	$54	$103	$247
Goodwill impairment	—	—	—	—

Balance as of December 31, 2003	$90	$54	$103	$247

Note 9 — Acquired Intangible Assets

      Amortized intangible assets consisted of the following:

	December 31

	2003		2002

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
Amortized Intangible Assets	Amount	Amortization	Amount	Amortization

	(in millions)
Core deposit intangibles	$28	$27	$28	$26
Other	6	5	6	5

Total	$34	$32	$34	$31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The amortization expense related to acquired intangible assets amounted to $1 million in 2003, $4 million in 2002 and $3 million in 2001. The remaining amortization expense related to acquired intangible assets is summarized as follows:

Years Ending
December 31

(in millions)
2004	$1
2005	1
Total	$2

Note 10 — Deposits

      A maturity distribution of domestic certificates of deposit of $100,000 and over follows:

	December 31

	2003	2002

	(in millions)
Three months or less	$1,733	$2,435
Over three months to six months	345	1,194
Over six months to twelve months	1,102	1,104
Over twelve months	639	375

Total	$3,819	$5,108

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 11 — Short-Term Borrowings

      Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following table provides a summary of short-term borrowings.

	Federal Funds Purchased	Other
	and Securities Sold Under	Borrowed
	Agreements to Repurchase	Funds

	(dollar amounts in millions)
December 31, 2003
Amount outstanding at year-end	$169	$93
Weighted average interest rate at year-end	0.81%	0.77%
Maximum month-end balance during the year	$552	$249
Average balance outstanding during the year	459	91
Weighted average interest rate during the year	1.23%	1.06%
December 31, 2002
Amount outstanding at year-end	$344	$196
Weighted average interest rate at year-end	1.06%	1.47%
Maximum month-end balance during the year	$1,569	$1,173
Average balance outstanding during the year	1,571	391
Weighted average interest rate during the year	1.90%	1.63%
December 31, 2001
Amount outstanding at year-end	$1,693	$293
Weighted average interest rate at year-end	1.64%	1.81%
Maximum month-end balance during the year	$1,693	$2,597
Average balance outstanding during the year	2,045	539
Weighted average interest rate during the year	4.15%	3.78%

      At December 31, 2003, the Corporation had available a $250 million commercial paper facility, with no outstanding borrowings. This facility is supported by a $220 million line of credit agreement. Under the current agreement, the line will expire in May 2004.

      At December 31, 2003, the Corporation’s subsidiary banks had pledged loans totaling $19 billion to secure a $15 billion collateralized borrowing account with the Federal Reserve Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 12 — Medium- & Long-Term Debt

      Medium- and long-term debt are summarized as follows:

	December 31

	2003	2002

	(in millions)
Parent company
7.25% subordinated note due 2007	$170	$175
4.80% subordinated note due 2015	301	—
7.60% subordinated note due 2050(1)	355	—

Total parent company	826	175
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2007	225	232
6.00% subordinated note due 2008	276	284
6.875% subordinated note due 2008	114	117
8.50% subordinated note due 2009	110	113
7.65% subordinated note due 2010	270	279
7.125% subordinated note due 2013	172	179
8.375% subordinated note due 2024	198	206
7.875% subordinated note due 2026	197	205
9.98% subordinated note due 2026(1)	59	—

Total subordinated notes	1,621	1,615
Medium-term notes:
Floating rate based on LIBOR indices	1,135	2,025
2.95% fixed rate note	100	—
2.85% fixed rate note	100	—
Variable rate secured debt financing due 2007	997	978
9.98% trust preferred securities due 2026(1)	—	56
7.60% trust preferred securities due 2050(1)	—	342
Variable rate note payable due 2009	22	25

Total subsidiaries	3,975	5,041

Total medium- and long-term debt	$4,801	$5,216

(1)	The Corporation’s adoption of FIN 46(R) in the third quarter 2003 required the deconsolidation of the entities that hold the two issuances of trust preferred securities due 2026 and 2050. As a result of the deconsolidation, effective July 1, 2003, the debt instruments reported on the consolidated balance sheets changed from trust preferred securities debt to subordinated debt. For additional information regarding FIN 46(R), see Notes 1 and 24 on pages 62 and 94, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The carrying value of medium- and long-term debt has been adjusted to reflect the gain or loss attributable to the risk hedged. Concurrent with or subsequent to the issuance of certain of the medium- and long-term debt presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table.

	Principal Amount		Base
	of Debt		Rate at
	Converted	Base Rate	12/31/03

	(dollar amounts in millions)
Parent company
7.25% subordinated note due 2007	$150	6-month LIBOR	1.21%
4.80% subordinated note due 2015	300	6-month LIBOR	1.21
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2007	200	6-month LIBOR	1.21
6.00% subordinated note due 2008	250	6-month LIBOR	1.21
6.875% subordinated note due 2008	100	6-month LIBOR	1.21
8.50% subordinated note due 2009	100	3-month LIBOR	1.16
7.65% subordinated note due 2010	250	3-month LIBOR	1.16
7.125% subordinated note due 2013	150	6-month LIBOR	1.21
8.375% subordinated note due 2024	150	6-month LIBOR	1.21
7.875% subordinated note due 2026	150	6-month LIBOR	1.21
Medium-term notes:
2.95% fixed rate note	100	3-month LIBOR	1.16
2.85% fixed rate note	100	3-month LIBOR	1.16

      In May 2003, the Corporation issued a $300 million, 4.80% subordinated note which is classified in medium- and long-term debt. The note pays interest on May 1 and November 1 of each year, beginning with November 1, 2003, and matures May 1, 2015. The Corporation used $135 million of the net proceeds for the repayment of commercial paper, and the remaining net proceeds for general corporate purposes.

      The Corporation has a $350 million, 7.60% subordinated note and a $55 million, 9.98% subordinated note that relate to trust preferred securities issuances held by entities that were deconsolidated, effective July 1, 2003, as a result of the adoption of FIN 46(R). The 7.60% subordinated note pays interest each quarter beginning October 1, 2001, and is callable any time after July 30, 2006. The 9.98% subordinated note pays interest semi-annually in June and December, and is callable anytime after June 30, 2007. Banking regulators have announced that, “until notice is given to the contrary,” these notes will continue to qualify as Tier 1 capital. All other subordinated notes with maturities greater than one year qualify as Tier 2 capital.

      The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, the principal bank subsidiary may offer an aggregate principal amount of up to $17 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 15 years. The interest rates on the floating rate medium-term notes based on LIBOR ranged from one-month LIBOR plus 0.047% to three-month LIBOR plus 0.245%. The medium-term notes are due from 2004 to 2007. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The principal maturities of medium- and long-term debt are as follows:

Years Ending
December 31

(in millions)
2004	$850
2005	185
2006	200
2007	1,388
2008	350
Thereafter	1,597

Total	$4,570

Note 13 — Shareholders’ Equity

      In August 2001, the Board authorized the repurchase of up to 10 million shares of Comerica Incorporated outstanding common stock. Repurchases under this program totaled 0.5 million shares, 3.5 million shares and 1.2 million shares in the years ended December 31, 2003, 2002 and 2001, respectively. All share repurchases were accomplished through open market purchases.

      At December 31, 2003, the Corporation had reserved 27.3 million shares of common stock for issuance to employees and directors under the long-term incentive plans.

      In August 2001, the Corporation retired 5 million shares of Fixed/ Adjustable Rate Noncumulative Preferred Stock, Series E, with a stated value of $50 per share.

Note 14 — Other Comprehensive Income

      Other comprehensive income includes the change in unrealized gains and losses on investment securities available-for-sale, the change in accumulated net gains and losses on cash flow hedges, the change in the accumulated foreign currency translation adjustment and the change in accumulated minimum pension liability adjustment. The Consolidated Statements of Changes in Shareholders’ Equity includes only combined, net of tax, other comprehensive income. The following table presents reconciliations of the components of accumulated other comprehensive income for the years ended December 31, 2003, 2002 and 2001. Total comprehensive income totaled $498 million, $613 million and $923 million, for the years ended December 31, 2003, 2002 and 2001, respectively. The $115 million decline in total comprehensive income in the year ended December 31, 2003 when compared to the same period in the prior year resulted from a decline in net unrealized gains on cash flow hedges and investment securities available-for-sale due to changes in the interest rate environment, partially offset by an increase in net income.

      The adoption of SFAS No. 133 on January 1, 2001 resulted in a cumulative effect of an accounting change of $65 million, $42 million net of tax, included in other comprehensive income. For a further discussion of the effect of derivative instruments on other comprehensive income see Notes 1 and 22 on pages 62 and 90, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	2003	2002	2001

	(in millions)
Net unrealized gains (losses) on investment securities available-for-sale:
Balance at beginning of year	$15	$16	$8
Net unrealized holding gains (losses) arising during the year	(8)	39	32
Less: Reclassification adjustment for gains (losses) included in net income	50	41	20

Change in net unrealized gains (losses) before income taxes	(58)	(2)	12
Less: Provision for income taxes	(20)	(1)	4

Change in net unrealized gains (losses) on investment securities available-for-sale, net of tax	(38)	(1)	8

Balance at end of year	$(23)	$15	$16
Accumulated net gains (losses) on cash flow hedges:
Balance at beginning of year	$241	$209	$—
Transition adjustment upon adoption of accounting standard	—	—	65
Net cash flow hedges gains (losses) arising during the year	90	410	432
Less: Reclassification adjustment for gains (losses) included in net income	285	361	175

Change in cash flow hedges before income taxes	(195)	49	322
Less: Provision for income taxes	(68)	17	113

Change in cash flow hedges, net of tax	(127)	32	209

Balance at end of year	$114	$241	$209
Accumulated foreign currency translation adjustment:
Balance at beginning of year	$(3)	$—	$4
Net translation gains (losses) arising during the year	(1)	(3)	(5)
Less: Reclassification adjustment for gains (losses) included in net income	—	—	(1)

Change in translation adjustment before income taxes	(1)	(3)	(4)
Less: Provision for income taxes	—	—	—

Change in foreign currency translation adjustment, net of tax	(1)	(3)	(4)

Balance at end of year	$(4)	$(3)	$—
Accumulated minimum pension liability adjustment:
Balance at beginning of year	$(16)	$—	$—
Minimum pension liability adjustment arising during the year before income taxes	5	(25)	—
Less: Provision for income taxes	2	(9)	—

Change in minimum pension liability, net of tax	3	(16)	—

Balance at end of year	$(13)	$(16)	$—

Total accumulated other comprehensive income, net of taxes, at end of year	$74	$237	$225

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 15 — Net Income Per Common Share

      Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares, nonvested stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation’s stock plans, using the treasury stock method. Unallocated employee stock ownership plan shares are not included in average common shares outstanding. A computation of basic and diluted net income per common share is presented in the table below.

	Years Ended December 31

	2003	2002	2001

	(in millions, except per share
	data)
Basic
Net income	$661	$601	$710
Less preferred stock dividends	—	—	12

Net income applicable to common stock	$661	$601	$698

Average common shares outstanding	175	175	178

Basic net income per common share	$3.78	$3.43	$3.93

Diluted
Net income	$661	$601	$710
Less preferred stock dividends	—	—	12

Net income applicable to common stock	$661	$601	$698

Average common shares outstanding	175	175	178
Common stock equivalents
Net effect of the assumed exercise of stock options	1	2	2

Diluted average common shares	176	177	180

Diluted net income per common share	$3.75	$3.40	$3.88

      Options to purchase an average 9.2 million, 6.1 million and 3.9 million shares of common stock at exercise prices ranging from $46.25 — $71.58, $55.73 — $71.58 and $56.66 — $71.58 were outstanding during the years ended December 31, 2003, 2002 and 2001, respectively, but were not included in the computation of diluted net income per common share because the options’ exercise prices were greater than the average market price of common shares for the period.

Note 16 — Stock-Based Compensation

      The Corporation has stock-based compensation plans under which it awards both shares of restricted stock to key executive officers and key personnel, and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. The restricted stock generally vests within five years. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The options may have restrictions regarding exercisability. The plans provide for a grant of up to 16.8 million common shares.

      In 2002, the Corporation adopted the fair value method of accounting for stock options, as outlined in SFAS No. 123 (as amended by SFAS No. 148). Transition rules require that all stock options granted in the year of adoption be accounted for under the fair value method, thus, the new method was applied prospectively to all grants made after December 31, 2001. Therefore, the expense related to stock-based compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. Under SFAS No. 123, compensation expense, equal to the fair value of stock-based compensation as of the date of grant, is recognized over the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

vesting period. Awards under the Corporation’s plans vest over periods ranging from one to four years. Options granted prior to January 1, 2002 continue to be accounted for under the intrinsic value method, as outlined in APB Opinion No. 25. The effect on net income and net income per common share if the fair value method had been applied to all outstanding and unvested awards is presented in Note 1 on page 62.

      The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require several inputs, including the expected stock price volatility. The model may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The Corporation’s employee and director stock options have characteristics significantly different from those of traded options and changes in input assumptions can materially affect the fair value estimates.

      The fair value of the options granted was estimated using an option valuation model with the following weighted-average assumptions:

	Years Ended December 31

	2003	2002	2001

Risk-free interest rate	3.08%	4.68%	4.88%
Expected dividend yield	2.83	2.65	2.66
Expected volatility factors of the market price of Comerica common stock	33	33	31
Expected option life (in years)	5.0	4.8	4.8

      A summary of the Corporation’s stock option activity, and related information for each of the three years in the period ended December 31, 2003 follows:

		Weighted Average
		per Share

	Number of	Exercise	Market
	Options	Price	Price

	(in thousands)
Outstanding-January 1, 2001	12,560	$43.38	$59.38
Granted (weighted-average grant fair value of $14.02)	2,566	52.00	52.00
Cancelled	(270)	54.32	64.74
Exercised	(1,757)	28.71	59.70

Outstanding-December 31, 2001	13,099	$46.81	$57.30
Granted (weighted-average grant fair value of $17.64)	3,197	63.14	63.14
Cancelled	(288)	60.25	55.51
Exercised	(1,134)	29.63	59.49

Outstanding-December 31, 2002	14,874	$51.37	$43.24
Granted (weighted-average grant fair value of $10.32)	2,993	40.68	40.68
Cancelled	(651)	56.13	45.87
Exercised	(533)	24.99	46.34

Outstanding-December 31, 2003	16,683	$50.12	$56.06

Exercisable-December 31, 2002	9,154	$47.57
Exercisable-December 31, 2003	10,901	50.73
Available for grant-December 31, 2003	10,160

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The table below summarizes information about stock options outstanding at December 31, 2003:

	Outstanding			Exercisable

			Weighted		Weighted
		Weighted	Average		Average
	Number of	Average	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life (a)	Price	Options	Price

	(in thousands)			(in thousands)
$13.42 — $19.92	951	1.0	$18.23	951	$18.23
21.00 — 38.85	1,055	2.6	26.20	1,051	26.15
40.09 — 49.87	5,835	7.1	40.93	2,674	41.35
51.43 — 59.24	2,394	7.4	52.05	1,460	52.23
60.31 — 66.81	4,835	7.0	64.58	3,152	65.32
69.00 — 71.58	1,613	4.2	71.58	1,613	71.58

Total	16,683	6.2	$50.12	10,901	$50.73

(a)	Weighted average contractual life remaining in years.

      In addition, the Corporation awarded 225 thousand, 123 thousand and 162 thousand shares of restricted stock in 2003, 2002 and 2001, respectively. The fair value of these shares at grant date was $9 million in 2003, $8 million in 2002 and $9 million in 2001. Total compensation cost recognized for stock-based employee compensation was $28 million, $25 million and $17 million in 2003, 2002 and 2001, respectively.

Note 17 — Employee Benefit Plans

      The Corporation has a qualified and a non-qualified defined benefit pension plan, which together, provide benefits for substantially all full-time employees. Employee benefits expense included pension expense of $26 million and $5 million in 2003 and 2002, respectively, and pension income of $1 million in 2001 for the plans. Benefits under the plans are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plans’ assets primarily consist of units of certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. government and agency securities, corporate bonds and notes and a real estate investment trust. The predominance of these assets have publicly quoted prices, which is the basis for determining fair value of plan assets.

      The Corporation’s postretirement benefits plan continues postretirement health care and life insurance benefits for retirees as of December 31, 1992, and life insurance only for retirees after that date. The Corporation has funded the plan with bank-owned life insurance. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the Act) was signed into law. In accordance with FASB Staff Position, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” issued in January 2004, the Corporation elected to defer accounting for the effects of the Act. Therefore, the Corporation’s measurements of accumulated postretirement benefit obligations and net periodic postretirement benefit costs do not reflect the effects of the Act. The FASB plans to issue specific authoritative guidance on the accounting for federal subsidies resulting from the Act later in 2004, which could require the Corporation to modify its postretirement disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The following table sets forth reconciliations of the Corporation’s qualified pension plan, non-qualified pension plan and postretirement plan benefit obligations and plan assets.

	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan

	2003	2002	2003	2002	2003	2002

	(in millions)
Change in projected benefit obligation:
Projected benefit obligation at January 1	$726	$620	$83	$73	$84	$77
Service cost	20	17	3	2	—	—
Interest cost	47	46	5	5	5	6
Amendments/ Adjustments	—	2	2	—	—	—
Actuarial (gain) loss	64	66	2	4	(1)	7
Benefits paid	(26)	(25)	(3)	(1)	(6)	(6)

Projected benefit obligation at December 31	$831	$726	$92	$83	$82	$84

Change in plan assets:
Fair value of plan assets at January 1	$703	$607	$—	$1	$79	$83
Actual return (loss) on plan assets	130	(54)	—	—	8	(1)
Employer contributions	46	175	3	—	1	3
Benefits paid	(26)	(25)	(3)	(1)	(6)	(6)

Fair value of plan assets at December 31	$853	$703	$—	$—	$82	$79

Accumulated benefit obligation	$731	$633	$74	$67	$82	$84

      The non-qualified pension plan was the only pension plan with an accumulated benefit obligation in excess of plan assets.

      The following table sets forth the funded status of the qualified pension plan, non-qualified pension plan and postretirement plan and amounts recognized on the Corporation’s consolidated balance sheets:

	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan

	2003	2002	2003	2002	2003	2002

	(in millions)
Funded status at December 31*	$22	$(23)	$(92)	$(83)	$—	$(5)
Unrecognized net (gain) loss	284	294	36	37	19	23
Unrecognized net transition (asset) obligation	—	—	—	—	38	43
Unrecognized prior service cost	17	19	—	—	—	—

Prepaid (accrued) benefit cost	$323	$290	$(56)	$(46)	$57	$61
Accrued minimum benefit liability	—	—	(18)	(21)	—	—
Intangible asset	—	—	—	—	—	—
Accumulated other comprehensive income	—	—	18	21	—	—

Net amount recognized	$323	$290	$(56)	$(46)	$57	$61

*	Based on projected benefit obligation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Components of net periodic benefit cost (income) are as follows:

Qualified and Non-Qualified Defined Benefit Pension Plans

	Years Ended December 31

	Qualified Defined			Non-Qualified Defined
	Benefit Pension Plan			Benefit Pension Plan

	2003	2002	2001	2003	2002	2001

	(in millions)
Service cost	$20	$17	$13	$3	$2	$2
Interest cost	47	46	42	5	5	5
Expected return on plan assets	(69)	(71)	(67)	—	—	—
Amortization of unrecognized transition asset	—	—	(1)	—	—	—
Amortization of unrecognized prior service cost	2	2	2	—	1	1
Amortization of unrecognized net (gain) loss	13	—	(1)	3	3	3

Net periodic benefit cost (income)	$13	$(6)	$(12)	$11	$11	$11

Additional information:
(Decrease) increase in minimum liability included in other comprehensive income	$—	$—	$—	$(3)	$21	$—
Actual return (loss) on plan assets	130	(54)	(35)	—	—	1

Postretirement Benefit Plan

	Years Ended
	December 31

	2003	2002	2001

	(in millions)
Service cost	$—	$—	$—
Interest cost	5	6	6
Expected return on plan assets	(4)	(5)	(6)
Amortization of unrecognized transition obligation	4	4	4

Net periodic benefit cost	$5	$5	$4

Additional information:
Increase in minimum liability included in other comprehensive income	$—	$—	$—
Actual return (loss) on plan assets	8	(1)	—

      Actuarial assumptions are reflected below. The discount rate and rate of compensation increase used to determine benefit obligation for each year shown is as of the end of the year. The discount rate, expected return on plan assets and rate of compensation increase used to determine net cost for each year shown is as of the beginning of the year.

      Weighted average assumptions used to determine benefit obligation:

	December 31

	Qualified and
	Non-Qualified Defined			Postretirement
	Benefit Pension Plans			Benefit Plan

	2003	2002	2001	2003	2002	2001

Discount rate used in determining benefit obligation	6.1%	6.8%	7.4%	6.1%	6.8%	7.4%
Rate of compensation increase	4.0	4.5	5.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Weighted average assumptions used to determine net cost:

	Years Ended December 31

	Qualified and
	Non-Qualified Defined			Postretirement
	Benefit Pension Plans			Benefit Plan

	2003	2002	2001	2003	2002	2001

Discount rate used in determining net cost	6.8%	7.4%	7.9%	6.8%	7.4%	7.9%
Expected return on plan assets	8.8	10.0	10.0	5.0	5.0	6.7
Rate of compensation increase	4.0	5.0	5.0

      The long-term rate of return expected on plan assets is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The returns on the various asset categories are blended to derive one long-term rate of return. The Corporation reviews its pension plan assumptions on an annual basis with its asset manager and actuaries to determine if assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

      Assumed healthcare and prescription drug cost trend rates:

	December 31

			Prescription
	Healthcare		Drug

	2003	2002	2003	2002

Cost trend rate assumed for next year	7%	7%	8%	9%
Rate that the cost trend rate gradually declines to	5	5	5	5
Year that the rate reaches the rate it is assumed to remain at	2007	2007	2007	2007

      Assumed healthcare and prescription drug cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in 2003 assumed healthcare and prescription drug cost trend rates would have the following effects:

	One-Percentage-Point

	Increase	Decrease

	(in millions)
Effect on postretirement benefit obligation	$6	$(5)
Effect on total service and interest cost	—	—

Plan Assets

      The Corporation’s qualified defined benefit pension plan asset allocations at December 31, 2003 and 2002 and target allocation for 2004 are shown in the table below. There were no assets in the non-qualified defined benefit pension plan. The postretirement benefit plan is fully invested in bank-owned life insurance policies.

	Qualified Defined Benefit
	Pension Plan

		Percentage of
		Plan Assets at
	Target	December 31,
	Allocation
Asset Category	2004	2003	2002

Equity securities	55-65%	64%	47%
Fixed income, including cash	30-40	34	50
Alternative assets	0-5	2	3

Total		100%	100%

      The investment goal for the qualified defined benefit pension plan is to achieve a real rate of return (nominal rate minus consumer price index change) consistent with that received on investment grade corporate bonds. The Corporation’s 2004 target allocation percentages by asset category are noted in the table above. Given the mix of equity securities and fixed income (including

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

cash), management believes that by targeting the benchmark return to an “investment grade” quality return, an appropriate degree of risk is maintained. Within the asset classes, the degree of non-U.S. based assets is limited to 15 percent of the total, to be allocated within both equity securities and fixed income. The investment manager has discretion to make investment decisions within the target allocation parameters. The Employee Benefits Committee must approve exceptions to this policy. Securities issued by the Corporation and its subsidiaries are not eligible for use within this plan.

Cash Flows

	Years Ended December 31

	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Employer Contributions	Pension Plan	Pension Plan	Benefit Plan*

	(in millions)
2002	$175	$—	$3
2003	46	3	1
2004 (projected)	65	4	7

*	2004 projected employer contributions for the postretirement benefit plan does not include settlements on death claims.

	Years Ended December 31

	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Benefit Payments	Pension Plan	Pension Plan	Benefit Plan

	(in millions)
2002	$25	$1	$6
2003	26	3	6

      The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation’s employees are eligible to participate in one or more of the plans. Under the Corporation’s defined contribution plan, the Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation’s financial performance. The Corporation’s match is made in stock of the Corporation, which is restricted until the end of the calendar year, after which the employees may reallocate to other investment options. Employees may choose to invest contributions in the stock of the Corporation, and may reallocate employee contributions invested in the Corporation’s stock to other investments at any time. Employee benefits expense included expense of $13 million in 2003, $11 million in 2002 and $17 million in 2001 for the plans.

      Prior to the merger, Imperial maintained an externally leveraged employee stock ownership plan (the ESOP) for certain employees. In 2001, the plan was converted to an internally leveraged plan and merged into the Corporation’s 401(k) plan. Shares are released to the ESOP as principal and interest payments are made on the loans. In 2002, a total of 131,954 shares of common stock, with a cost basis of $5 million, were released to the ESOP. In 2001, a total of 44,508 shares of common stock, with a cost basis of $2 million, were released to the ESOP. There was no remaining unearned compensation and were no remaining unallocated ESOP shares at December 31, 2002. At December 31, 2001, unearned compensation related to the ESOP of $5 million was reflected as a reduction of shareholders’ equity. The fair value of unallocated ESOP shares totaled $8 million at December 31, 2001.

      Prior to the merger, Imperial also maintained a Deferred Compensation Plan (the DC Plan) to provide specified benefits to certain employees and directors. The DC Plan allowed participants to defer all or a portion of their salary and bonus. Imperial matched from 0% to 50% of certain participants’ deferrals under the plan. The match percentage was 25% for 2001. The expense related to funding the deferred compensation match totaled $1 million for the year ended December 31, 2001. The plan was merged into the Corporation’s deferred compensation plan at June 30, 2001. No additional matching contributions are paid to participants under the terms of the merged plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 18 —	Income Taxes

      The current and deferred components of the provision for income taxes are as follows:

	December 31

	2003	2002	2001

	(in millions)
Current
Federal	$201	$209	$305
Foreign	18	8	17
State and local	23	16	34

Total current	242	233	356
Deferred federal, state and local	50	48	45

Total	$292	$281	$401

      There were income tax provisions of $18 million, $14 million and $7 million on securities transactions in 2003, 2002 and 2001, respectively.

      The principal components of deferred tax assets and liabilities are as follows:

	December 31

	2003	2002

	(in millions)
Deferred tax assets:
Allowance for loan losses	$257	$247
Allowance for depreciation	1	6
Deferred loan origination fees and costs	43	44
Other temporary differences, net	129	119

Total deferred tax assets	430	416
Deferred tax liabilities:
Lease financing transactions	581	510
Employee benefits	3	10
Other comprehensive income	43	130

Total deferred tax liabilities	627	650

Net deferred tax liability	$197	$234

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      A reconciliation of expected income tax expense at the federal statutory rate of 35 percent to the Corporation’s provision for income taxes and effective tax rate follows:

	Years Ended December 31

	2003		2002		2001

	Amount	Rate	Amount	Rate	Amount	Rate

	(in millions)
Tax based on federal statutory rate	$333	35.0%	$309	35.0%	$389	35.0%
Effect of tax-exempt interest income	(2)	(0.2)	(2)	(0.2)	(2)	(0.2)
State income taxes	12	1.2	15	1.7	24	2.2
Bank-owned life insurance	(16)	(1.7)	(20)	(2.3)	(13)	(1.2)
Affordable housing credit	(19)	(2.0)	(15)	(1.7)	(11)	(1.0)
Goodwill	—	—	—	—	7	0.6
Merger-related tax liability adjustment	—	—	—	—	(7)	(0.6)
United Kingdom tax credit	(9)	(0.9)	—	—	(5)	(0.4)
Other	(7)	(0.7)	(6)	(0.7)	19	1.7

Provision for income taxes	$292	30.7%	$281	31.8%	$401	36.1%

Note 19 — Merger-Related and Restructuring Charges

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

      The 2001 Imperial restructuring charge included employee termination costs, other employee related costs, a charge related to conforming policies, facilities and operations and other charges. Employee termination costs included the cost of severance, outplacement and other benefits associated with the involuntary termination of employees, primarily senior management and employees in corporate support and data processing functions. A total of 352 employees were terminated in 2001 as part of the restructuring plan. Other employee-related costs included cash payments related to change in control provisions in employment contracts and retention bonuses. Charges related to conforming policies represented costs associated with conforming the credit and accounting policies of Imperial with those of the Corporation. The Corporation also incurred facilities and operations charges associated with closing excess facilities and replacing signage. Other merger-related restructuring costs were primarily comprised of investment banking, accounting, consulting and legal fees. There was no remaining liability related to the Imperial charge as of December 31, 2002 and no additional Imperial-related restructuring charges are expected.

Note 20 — Transactions with Related Parties

      The bank subsidiaries have had, and expect to have in the future, transactions with the Corporation’s directors and their affiliates. Such transactions were made in the ordinary course of business and included extensions of credit, leases and professional services. With respect to the extensions of credit, all were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management’s opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2003, totaled $313 million at the beginning and $290 million at the end of 2003. During 2003, new loans to related parties aggregated $479 million and repayments totaled $502 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 21 —	Regulatory Capital and Reserve Requirements

      Cash and due from banks includes reserves required to be maintained and/or deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation’s subsidiary banks. The average required reserve balances were $250 million and $209 million for the years ended December 31, 2003 and 2002, respectively.

      Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $209 million at January 1, 2004, plus current year’s earnings. Substantially all the assets of the Corporation’s subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

      Dividends declared to the Corporation by its banking subsidiaries amounted to $354 million in 2003, $647 million in 2002 and $578 million in 2001.

      The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. At December 31, 2003 and 2002, the Corporation and all of its banking subsidiaries exceeded the ratios required for an institution to be considered “well capitalized” (total capital ratio greater than 10 percent). The following is a summary of the capital position of the Corporation and its significant banking subsidiary.

	Comerica Inc.	Comerica
	(Consolidated)	Bank*

	(in millions)
December 31, 2003
Tier 1 common capital	$4,786	$4,909
Tier 1 capital	5,186	5,229
Total capital	7,560	7,196
Risk-weighted assets	59,505	59,198
Average assets (fourth quarter)	51,214	50,914
Tier 1 common capital to risk-weighted assets	8.04%	8.29%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.72	8.83
Total capital to risk-weighted assets (minimum-8.0%)	12.71	12.16
Tier 1 capital to average assets (minimum-3.0%)	10.13	10.27
December 31, 2002
Tier 1 common capital	$4,459	$4,569
Tier 1 capital	4,857	4,889
Total capital	7,073	6,957
Risk-weighted assets	60,327	60,424
Average assets (fourth quarter)	52,290	52,220
Tier 1 common capital to risk-weighted assets	7.39%	7.56%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.05	8.09
Total capital to risk-weighted assets (minimum-8.0%)	11.72	11.51
Tier 1 capital to average assets (minimum-3.0%)	9.29	9.36

*	On June 30, 2003, the Corporation merged its California and Texas banking subsidiaries into its Michigan banking subsidiary. Comerica Bank totals and ratios at December 31, 2002 are restated to reflect this change.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 22 — Derivative and Credit-Related Financial Instruments and Foreign Exchange Contracts

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

      Derivative financial instruments and foreign exchange contracts are traded over an organized exchange or negotiated over-the-counter. Credit risk associated with exchange-traded contracts is typically assumed by the organized exchange. Over-the-counter contracts are tailored to meet the needs of the counterparties involved and, therefore, contain a greater degree of credit risk and liquidity risk than exchange-traded contracts, which have standardized terms and readily available price information. The Corporation reduces exposure to credit and liquidity risks from over-the-counter derivative and foreign exchange contracts by conducting such transactions with investment-grade domestic and foreign investment banks or commercial banks.

      Market risk is the potential loss that may result from movements in interest or foreign currency rates, which cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing monetary exposure limits and monitoring compliance with those limits. Market risk arising from derivative and foreign exchange positions entered into on behalf of customers is reflected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in derivative and foreign exchange contracts held or issued for risk management purposes is generally offset by changes in the value of rate sensitive assets or liabilities.

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

      As part of a fair value hedging strategy, the Corporation has entered into interest rate swap agreements for interest rate risk management purposes. The interest rate swap agreements utilized, effectively modify the Corporation’s exposure to interest rate risk by converting fixed-rate deposits and debt to a floating rate. These agreements involve the receipt of fixed rate interest amounts in exchange for floating rate interest payments over the life of the agreement, without an exchange of the underlying principal amount. No ineffectiveness was required to be recorded on these hedging instruments in the statement of income for the year ended December 31, 2003. As part of a cash flow hedging strategy, the Corporation entered into predominantly 3-year interest rate swap agreements that effectively convert a portion of its existing and forecasted floating-rate loans to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest income over the next three years. Approximately 22 percent ($9 billion) of the Corporation’s outstanding loans were designated as the hedged items to interest rate swap agreements at December 31, 2003. For the year ended December 31, 2003, interest rate swap agreements designated as cash flow hedges increased interest and fees on loans by $285 million compared with $361 million for the year ended December 31, 2002. Other noninterest income in the year ended December 31, 2003 included $3 million of ineffective cash flow hedge net losses. If interest rates, interest curves and notional amounts remain at their current levels, the Corporation expects to reclassify $102 million of net gains on derivative instruments, that are designated as cash flow hedges, from accumulated other comprehensive income to earnings during the next twelve months due to receipt of variable interest associated with the existing and forecasted floating-rate loans. In addition, the Corporation uses forward foreign exchange contracts to protect the value of its foreign subsidiaries. Realized and unrealized gains and losses from these hedges are not included in the statement of income, but are shown in the accumulated foreign currency translation adjustment account included in other comprehensive income, with the related amounts due to or from counterparties included in other liabilities or other assets. During the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

years ended December 31, 2003 and 2002, the Corporation recognized immaterial amounts of net gains in accumulated foreign currency translation adjustment, related to the forward foreign exchange contracts.

      The Corporation also uses various other types of financial instruments to mitigate interest rate and foreign currency risks associated with specific assets or liabilities. Such instruments include interest rate caps and floors, foreign exchange forward contracts, and foreign exchange cross-currency swaps.

      The following table presents the composition of derivative financial instruments and foreign exchange contracts, excluding commitments, held or issued for risk management purposes at December 31, 2003 and 2002. The fair values of all derivatives and foreign exchange contracts are reflected in the consolidated balance sheets.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

	(in millions)
December 31, 2003
Risk management
Interest rate contracts:
Swaps	$10,818	$348	$2	$346
Foreign exchange contracts:
Spot and forwards	340	23	1	22
Swaps	99	—	1	(1)

Total foreign exchange contracts	439	23	2	21

Total risk management	$11,257	$371	$4	$367

December 31, 2002
Risk management
Interest rate contracts:
Swaps	$13,602	$740	$—	$740
Foreign exchange contracts:
Spot and forwards	481	16	1	15
Swaps	257	2	—	2

Total foreign exchange contracts	738	18	1	17

Total risk management	$14,340	$758	$1	$757

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

      Bilateral collateral agreements with counterparties covered 86 percent and 91 percent of the notional amount of interest rate derivative contracts at December 31, 2003 and 2002, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2003, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative or foreign exchange contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

      Fair values for customer-initiated and other derivative and foreign exchange contracts represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. For the year ended December 31, 2003, unrealized gains and unrealized losses on customer-initiated and other interest rate contracts and foreign exchange contracts averaged $74 million and $66 million, respectively.

      For the year ended December 31, 2002, unrealized gains and unrealized losses averaged $60 million and $59 million, respectively. These contracts also generated noninterest income of $32 million in 2003 and $34 million in 2002.

      The following table presents the composition of derivative financial instruments and foreign exchange contracts held or issued in connection with customer-initiated and other activities.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

	(in millions)
December 31, 2003
Customer initiated and other
Interest rate contracts:
Caps and floors written	$443	$—	$3	$(3)
Caps and floors purchased	443	3	—	3
Swaps	1,416	24	21	3

Total interest rate contracts	2,302	27	24	3
Foreign exchange contracts:
Spot, forwards, futures and options	1,879	41	37	4
Swaps	25	1	1	—

Total foreign exchange contracts	1,904	42	38	4

Total customer-initiated and other	$4,206	$69	$62	$7

December 31, 2002
Customer initiated and other
Interest rate contracts:
Caps and floors written	$342	$—	$3	$(3)
Caps and floors purchased	325	4	—	4
Swaps	1,077	29	28	1

Total interest rate contracts	1,744	33	31	2
Foreign exchange contracts:
Spot, forwards, futures and options	1,475	34	36	(2)
Swaps	296	1	—	1

Total foreign exchange contracts	1,771	35	36	(1)

Total customer-initiated and other	$3,515	$68	$67	$1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

Commitments

      The Corporation also enters into commitments to purchase or sell earning assets for risk management and trading purposes. These transactions are similar in nature to forward contracts. The Corporation had commitments to purchase investment securities for its trading account and available-for-sale portfolio totaling $3 million at December 31, 2003 and totaling $581 million at December 31, 2002. Commitments to sell investment securities related to the trading account totaled $2 million at December 31, 2003 and $4 million at December 31, 2002. Outstanding commitments expose the Corporation to both credit and market risk.

Credit-Related Financial Instruments

      The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The Corporation’s credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

	December 31

	2003	2002

	(in millions)
Unused commitments to extend credit	$27,049	$27,377
Standby letters of credit and financial guarantees	6,045	5,545
Commercial letters of credit	261	241
Credit default swaps	—	11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including commitments to extend credit, letters of credit and guarantees. At December 31, 2003 and 2002, the allowance for credit losses on lending-related commitments, which is recorded in “accrued expenses and other liabilities” on the consolidated balance sheets, was $33 million and $35 million, respectively.

Unused Commitments to Extend Credit

      Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Total unused commitments to extend credit included bankcard, revolving check credit and equity access loan commitments of $2 billion at December 31, 2003 and 2002. Other unused commitments, primarily variable rate, totaled $25 billion at December 31, 2003 and 2002.

Standby and Commercial Letters of Credit and Financial Guarantees

      Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees, defined as those maturing beyond one year, expire in decreasing amounts through the year 2012, and were $1,832 million and $1,668 million at December 31, 2003 and 2002, respectively.

      The remaining standby letters of credit and financial guarantees, which mature within one year, totaled $4,213 million and $3,877 million at December 31, 2003 and 2002, respectively. Commercial letters of credit are issued to finance foreign or domestic trade transactions and are short-term in nature. The Corporation may enter into participation arrangements with third parties, which effectively reduce the maximum amount of future payments, which may be required under standby letters of credit. These risk participations covered $481 million of the $6,045 million standby letters of credit outstanding at December 31, 2003. At December 31, 2003, the carrying value of the Corporation’s standby and commercial letters of credit and financial guarantees, which is included in “accrued expenses and other liabilities” on the consolidated balance sheet, totaled $77 million.

Credit Default Swaps

      Credit default swaps allow the Corporation to diversify its loan portfolio by assuming credit exposure from different borrowers or industries without actually extending credit in the form of a loan. There was no credit risk associated with credit default swaps at December 31, 2003. Credit risk associated with credit default swaps was $11 million at December 31, 2002.

Note 23 — Contingent Liabilities

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

Note 24 — Variable Interest Entities — Adoption of FIN 46(R)

      Effective July 1, 2003, the Corporation adopted the provisions of FIN 46(R) for all interests held in a VIE. The Corporation evaluated various entities in which it held an interest to determine if these entities met the definition of a variable interest entity (VIE), and whether the Corporation was the primary beneficiary and should consolidate the entity based on the variable interests it held. The following provides a summary of the VIE’s in which the Corporation has a significant interest, and discusses the accounting changes that resulted from the adoption of FIN 46(R).

      The Corporation owns 100% of the common stock of two entities formed in 1997 and 2001 to issue trust preferred securities. Prior to the third quarter 2003 adoption of FIN 46(R), the Corporation consolidated these entities as a result of its ownership of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

outstanding common securities. These entities meet the FIN 46(R) definition of a VIE, but the Corporation is not the primary beneficiary in either of these entities. As such, the Corporation deconsolidated these entities in the third quarter 2003. The trust preferred securities held by these entities ($405 million at December 31, 2003) were previously classified in “medium- and long-term debt” on the Corporation’s consolidated balance sheets. Deconsolidation of these entities did not change the classification of this as debt, but changed the debt instruments reported on the consolidated balance sheets from trust preferred securities debt to subordinated debt. The Corporation is not exposed to loss related to these VIE’s. Banking regulators announced that, until “notice is given to the contrary”, this debt will continue to qualify as Tier 1 capital.

      The Corporation has a significant limited partnership interest in the Peninsula Fund Limited Partnership (PFLP), a venture capital fund, which was acquired in 1996. Under FIN 46(R), the PFLP’s general partner (an employee of the Corporation) is considered a related party to the Corporation. Prior to the third quarter 2003 adoption of FIN 46(R), the Corporation recorded its investment in PFLP using the equity method, as an unconsolidated subsidiary. However, this entity meets the FIN 46(R) definition of a VIE, and the Corporation is the primary beneficiary of the entity. As such, the Corporation consolidated PFLP in the third quarter 2003. At consolidation, PFLP had approximately $22 million in assets, primarily investment securities, and consolidation resulted in an increase in both the Corporation’s assets and liabilities on the consolidated balance sheet of approximately $12 million. Consolidation does not impact net income, but changes the line items within the income statement where income from this entity is recorded; from noninterest income (where equity in earnings of unconsolidated subsidiaries was recorded) to interest income and other noninterest expense. Creditors of the partnership do not have recourse against the Corporation, and exposure to loss as a result of involvement with PFLP at December 31, 2003 was limited to approximately $8 million of net equity investment in the entity and approximately $2 million of commitments for future investments.

      The Corporation has limited partnership interests in three other venture capital funds, which were acquired in 1999 and 2000. Under FIN 46(R), the general partner (an employee of the Corporation) in these three partnerships is considered a related party to the Corporation. These three entities meet the FIN 46(R) definition of a VIE. However, the Corporation is not the primary beneficiary of the entities. As such, the Corporation will continue to account for its interest in these partnerships on the cost method. These three entities had approximately $172 million in assets at December 31, 2003. Exposure to loss as a result of involvement with these three entities at December 31, 2003 was limited to approximately $9 million of book basis of the Corporation’s investments and approximately $8 million of commitments for future investments.

      The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 96 other venture capital and private equity investment partnerships where the Corporation is not related to the general partner. While these entities may meet the FIN 46(R) definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. The Corporation accounts for its interests in these partnerships on the cost method, and exposure to loss as a result of involvement with these entities at December 31, 2003 was limited to approximately $101 million of book basis of the Corporation’s investments and approximately $55 million of commitments for future investments.

      Two limited liability subsidiaries of the Corporation are the general partners in two investment fund partnerships, formed in 1999 and 2003. As general partner, these subsidiaries manage the investments held by these funds. These two investment partnerships meet the FIN 46(R) definition of a VIE. However, the general partner is not the primary beneficiary of either of these entities. As such, the Corporation will continue to account for its indirect interests in these partnerships on the cost method. These two investment partnerships had approximately $145 million in assets at December 31, 2003 and were structured so that the Corporation’s exposure to loss as a result of its interest should be limited to the book basis of the Corporation’s investment in the limited liability subsidiaries, which was insignificant at December 31, 2003.

      The Corporation has a significant limited partner interest in 26 low income housing tax credit/ historic rehabilitation tax credit partnerships, acquired at various times from 1992 to 2003. These entities meet the FIN 46(R) definition of a VIE. However, the Corporation is not the primary beneficiary of the entities and, as such, will continue to account for its interest in these partnerships on the cost or equity method. These entities had approximately $177 million in assets at December 31, 2003. Exposure to loss as a result of its involvement with these entities at December 31, 2003 was limited to approximately $37 million of book basis of the Corporation’s investment, which includes unfunded commitments for future investments.

      The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 71 other low income housing tax credit/ historic rehabilitation tax credit partnerships. While these entities may meet the FIN 46(R) definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. As such, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Corporation will continue to account for its interest in these partnerships on the cost or equity method. Exposure to loss as a result of its involvement with these entities at December 31, 2003 was limited to approximately $153 million of book basis of the Corporation’s investment, which includes unfunded commitments for future investments.

      For further information on the adoption of FIN 46(R), see Note 1 on page 62.

Note 25 — Estimated Fair Value of Financial Instruments

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

      The Corporation used the following methods and assumptions in estimating fair value disclosures for financial instruments:

      Cash and short-term investments: The carrying amount approximates the estimated fair value of these instruments, which consists of cash and due from banks, interest-bearing deposits with banks and federal funds sold.

      Trading securities: These securities are carried at quoted market value or the market value for comparable securities, which represents estimated fair value.

      Loans held-for-sale: The market value of these loans represents estimated fair value or estimated net selling price. The market value is determined on the basis of existing forward commitments or the current market values of similar loans.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The estimated fair values of the Corporation’s financial instruments are as follows:

	December 31

	2003		2002

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in millions)
Assets
Cash and short-term investments	$5,288	$5,288	$4,033	$4,033
Trading securities	29	29	30	30
Loans held-for-sale	223	223	285	285
Investment securities available-for-sale	4,489	4,489	3,053	3,053

Commercial loans	22,974	22,509	25,242	24,872
Real estate construction loans	3,397	3,394	3,457	3,463
Commercial mortgage loans	7,878	7,931	7,194	7,353
Residential mortgage loans	875	885	789	801
Consumer loans	1,568	1,588	1,538	1,563
Lease financing	1,301	1,275	1,296	1,288
International loans	2,309	2,218	2,765	2,635

Total loans	40,302	39,800	42,281	41,975
Less allowance for loan losses	(803)	—	(791)	—

Net loans	39,499	39,800	41,490	41,975
Customers’ liability on acceptances outstanding	27	27	33	33
Loan servicing rights	17	17	11	11
Liabilities
Demand deposits (noninterest-bearing)	14,104	14,104	16,335	16,335
Interest-bearing deposits	27,359	27,440	25,440	25,543

Total deposits	41,463	41,544	41,775	41,878
Short-term borrowings	262	262	540	540
Acceptances outstanding	27	27	33	33
Medium- and long-term debt	4,801	4,841	5,216	5,031
Derivative financial instruments and foreign exchange contracts
Risk management:
Unrealized gains	371	371	758	758
Unrealized losses	(4)	(4)	(1)	(1)
Customer-initiated and other:
Unrealized gains	69	69	68	68
Unrealized losses	(62)	(62)	(67)	(67)
Credit-related financial instruments	(87)	(59)	(56)	(27)

Note 26 — Business Segment Information

      The Corporation has strategically aligned its operations into three major lines of business: the Business Bank, Small Business and Personal Financial Services, and Wealth and Institutional Management. These lines of business are differentiated based on the products and services provided. Lines of business results are produced by the Corporation’s internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation, which was modified in the third quarter 2003. Information presented is not necessarily comparable with similar information for any other financial institution. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

management accounting system assigns balance sheet and income statement items to each line of business using certain methodologies, which are constantly being refined. For comparability purposes, amounts in all periods are based on lines of business and methodologies in effect at December 31, 2003. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines. In addition to the three major lines of business, the Finance Division is also reported as a segment.

      The Corporation’s management accounting system also produces results by four primary regions: Midwest, Western, Texas and Florida. Approximately half of the Corporation’s net income for the year ended December 31, 2003 was generated in the Midwest Region.

      The Corporation’s internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The allowance for loan losses is assigned in two ways. For commercial loans, it is recorded in business units based on the non-standard specifically calculated amount or the credit score of each loan outstanding. For consumer loans, general reserves are allocated based on historical loan loss experience, economic outlook and other factors. The related loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for that line of business. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business lines as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a line of business’ noninterest expenses to total noninterest expenses incurred by all business lines. Equity is attributed based on credit, operational and interest rate risks. Most of the equity attributed relates to credit risk, which is determined based on the credit score and expected life of each loan, letter of credit and unused commitment recorded in the business unit. Operational risk is allocated based on the nature and extent of expenses incurred by business units. Virtually all interest rate risk is assigned to Finance, and is calculated based on the extent of the Corporation’s hedging activities.

      The following discussion provides information about the activities of each line of business. A discussion of the financial results and the factors impacting 2003 performance can be found in the section entitled “Strategic Lines of Business” in the financial review on page 37.

      The Business Bank is comprised of middle market, commercial real estate, national dealer services, global finance, large corporate, leasing, financial services group, and technology and life sciences lending. This line of business meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

      Small Business and Personal Financial Services includes small business banking (annual sales under $10 million) and personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. This line of business offers a variety of consumer products, including deposit accounts, installment loans, credit cards, student loans, home equity lines of credit, and residential mortgage loans. In addition, a full range of financial services is provided to small businesses and municipalities.

      Wealth and Institutional Management is responsible for private banking, personal and institutional trust, retirement plans, and asset management (including Munder Capital Management, investment adviser to the Munder funds, and Wilson Kemp & Associates). This division also includes Comerica Securities, which offers institutional, retail and discount brokerage, and investment banking services, as well as Comerica Insurance, which is a full line insurance agency.

      The Finance segment includes the Corporation’s securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity gap and earnings simulation analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk, and foreign exchange risk.

      The Other category includes divested business lines, the income and expense impact of cash and loan loss reserves not assigned to specific business lines and miscellaneous other items of a corporate nature.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Lines of business/segment financial results are as follows:

	Years Ended December 31

				Small Business and Personal			Wealth and Institutional
	Business Bank			Financial Services*			Management

	2003	2002	2001	2003	2002	2001	2003	2002	2001

	(dollar amounts in millions)
Earnings Summary:
Net interest income (expense) (FTE)	$1,622	$1,592	$1,365	$671	$665	$650	$145	$127	$103
Provision for loan losses	262	482	249	33	46	16	23	7	6
Noninterest income	286	252	269	208	199	219	289	294	223
Noninterest expenses	572	551	547	545	515	519	315	397	335
Provision (benefit) for income taxes (FTE)	411	311	309	88	92	108	35	8	(2)

Net income (loss)	$663	$500	$529	$213	$211	$226	$61	$9	$(13)

Net charge-offs	$321	$457	$181	$34	$23	$5	$10	$1	$3
Selected Average Balances:
Assets	$34,845	$35,344	$35,815	$6,346	$5,990	$5,633	$3,132	$2,900	$2,646
Loans	33,857	34,268	34,020	5,631	5,259	5,138	2,882	2,564	2,213
Deposits	18,464	14,723	11,171	18,174	17,292	17,272	2,104	1,498	1,205
Attributed equity	2,691	2,983	2,799	805	765	713	389	403	449
Statistical Data:
Return on average assets	1.90%	1.42%	1.48%	1.11%	1.16%	1.25%	1.93%	0.30%	(0.50)%
Return on average attributed equity	24.66	16.79	18.91	26.38	27.62	31.72	15.53	2.15	(2.97)
Efficiency ratio	30.06	29.58	33.43	62.03	59.60	59.76	72.68	94.38	102.91

	Years Ended December 31

	Finance*			Other			Total

	2003	2002	2001	2003	2002	2001	2003	2002	2001

Earnings Summary:
Net interest income (expense) (FTE)	$(524)	$(223)	$1	$15	$(25)	$(13)	$1,929	$2,136	$2,106
Provision for loan losses	—	—	—	59	100	(30)	377	635	241
Noninterest income	104	139	99	—	16	27	887	900	837
Noninterest expenses	8	8	8	43	44	178	1,483	1,515	1,587
Provision (benefit) for income taxes (FTE)	(189)	(59)	28	(50)	(67)	(38)	295	285	405

Net income (loss)	$(239)	$(33)	$64	$(37)	$(86)	$(96)	$661	$601	$710

Net charge-offs	$—	$—	$—	$—	$—	$—	$365	$481	$189
Selected Average Balances:
Assets	$7,516	$5,746	$4,726	$1,141	$1,150	$868	$52,980	$51,130	$49,688
Loans	—	—	—	—	—	—	42,370	42,091	41,371
Deposits	2,687	4,072	5,564	90	127	100	41,519	37,712	35,312
Attributed equity	841	925	752	307	(192)	(108)	5,033	4,884	4,605
Statistical Data:
Return on average assets	(2.60)%	(0.18)%	0.36%	n/m	n/m	n/m	1.25%	1.18%	1.43%
Return on average attributed equity	(28.38)	(3.60)	8.49	n/m	n/m	n/m	13.12	12.31	15.16
Efficiency ratio	(1.71)	(5.98)	10.28	n/m	n/m	n/m	53.64	50.59	54.30

*	Return on average assets for the Small Business and Personal Financial Services and Finance segments are calculated based on total average liabilities and attributed equity.

n/m — not meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 27 — Parent Company Financial Statements

     Balance Sheets — Comerica Incorporated

	December 31

	2003	2002

	(in millions,
	except share data)
ASSETS
Cash and due from subsidiary bank	$—	$17
Short-term investments with subsidiary bank	296	28
Investment in subsidiaries, principally banks	5,599	5,421
Premises and equipment	3	3
Other assets	262	357

Total assets	$6,160	$5,826

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	—	130
Long-term debt	826	176
Subordinated debt issued to and advances from subsidiaries	—	352
Other liabilities	224	221

Total liabilities	1,050	879
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 at 12/31/03 and 12/31/02	894	894
Capital surplus	384	363
Accumulated other comprehensive income	74	237
Retained earnings	3,973	3,684
Less cost of common stock in treasury — 3,735,163 shares at 12/31/03 and 3,960,149 shares at 12/31/02	(215)	(231)

Total shareholders’ equity	5,110	4,947

Total liabilities and shareholders’ equity	$6,160	$5,826

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

 Statements of Income — Comerica Incorporated

	Years Ended December 31

	2003	2002	2001

	(in millions)
INCOME
Income from subsidiaries
Dividends from subsidiaries	$355	$648	$580
Other interest income	1	1	2
Intercompany management fees	120	149	132
Other noninterest income	2	12	25

Total income	478	810	739
EXPENSES
Interest on commercial paper	—	3	4
Interest on long-term debt	22	3	8
Interest on subordinated debt issued to subsidiaries	15	30	13
Salaries and employee benefits	78	82	69
Occupancy expense	7	6	4
Equipment expense	1	1	1
Other noninterest expenses	44	34	24

Total expenses	167	159	123

Income before provision (benefit) of income taxes and equity in undistributed earnings (losses) of subsidiaries	311	651	616
Provision (benefit) for income taxes	(18)	(1)	12

Income before equity in undistributed earnings (losses) of subsidiaries	329	652	604
Equity in undistributed earnings (losses) of subsidiaries, principally banks	332	(51)	106

NET INCOME	$661	$601	$710

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

 Statements of Cash Flows — Comerica Incorporated

	Years Ended December 31

	2003	2002	2001

	(in millions)
OPERATING ACTIVITIES
Net income	$661	$601	$710
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed (earnings) losses of subsidiaries, principally banks	(332)	51	(106)
Depreciation and software amortization	1	1	1
Net gain on sales of businesses	—	(12)	(21)
Decrease (increase) in dividends receivable from subsidiary	85	(85)	—
Other, net	38	(70)	18

Total adjustments	(208)	(115)	(108)

Net cash provided by operating activities	453	486	602
INVESTING ACTIVITIES
Purchases of fixed assets	(1)	(1)	(1)
Net (increase) decrease in short-term investments with subsidiary bank	(268)	(16)	100
Net decrease (increase) in private equity and venture capital investments	5	(26)	(23)
Net cash provided by sales of businesses	—	8	33
Capital transactions with subsidiaries	(18)	(27)	(421)

Net cash used in investing activities	(282)	(62)	(312)
FINANCING ACTIVITIES
Net (decrease) increase in subordinated debt issued to and advances from subsidiaries	—	(7)	360
Net issuance of long-term debt	300	—	—
Net (decrease) increase in commercial paper	(130)	(10)	60
Redemption of preferred stock	—	—	(250)
Proceeds from issuance of common stock	16	50	66
Purchase of common stock for treasury and retirement	(27)	(210)	(121)
Dividends paid	(347)	(331)	(314)

Net cash used in financing activities	(188)	(508)	(199)

Net (decrease) increase in cash on deposit at bank subsidiary	(17)	(84)	91
Cash on deposit at bank subsidiary at beginning of year	17	101	10

Cash on deposit at bank subsidiary at end of year	$—	$17	$101

Interest paid	$37	$37	$19

Income taxes (recovered) paid	$(8)	$12	$17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 28 — Summary of Quarterly Financial Statements

      The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments, which are necessary for the fair presentation of the results of operations, for the periods presented.

	2003

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

	(in millions, except per share data)
Interest income	$560	$579	$627	$646
Interest expense	103	114	134	135

Net interest income	457	465	493	511
Provision for loan losses	77	83	111	106
Net securities gains	4	4	29	13
Noninterest income (excluding net securities gains)	216	217	197	207
Noninterest expenses	379	377	360	367
Provision for income taxes	63	69	78	82

Net income	$158	$157	$170	$176

Basic net income per common share	$0.90	$0.90	$0.98	$1.01
Diluted net income per common share	0.89	0.89	0.97	1.00

	2002

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter(1)	Quarter

Interest income	$686	$694	$705	$712
Interest expense	153	166	174	172

Net interest income	533	528	531	540
Provision for loan losses	115	275	170	75
Net securities gains (losses)	57	(6)	(9)	(1)
Noninterest income (excluding net securities gains (losses))	197	222	231	209
Noninterest expenses	373	443	352	347
Provision for income taxes	93	2	74	112

Net income	$206	$24	$157	$214

Basic net income per common share	$1.18	$0.14	$0.89	$1.22
Diluted net income per common share	1.18	0.14	0.88	1.20

(1)	Second quarter 2002 results are adjusted for the third quarter 2002 restatement of second quarter 2002 earnings to reflect additional provision for loan losses and to record the effect of the third quarter adoption of SFAS No. 123 (see Notes 1 and 16 on pages 62 and 80, respectively).

Note 29 — Pending Accounting Pronouncements

      In January 2004, the FASB issued a FASB Staff Position (FSP), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”. The FSP permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) and requires certain disclosures pending further consideration of the underlying accounting issues. The Act introduces a Medicare prescription drug benefit as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. The Corporation is in the process of analyzing the impact the Act will have on its employee benefit plans. The FSP is effective for financial statements of interim or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

annual periods ending after December 7, 2003. If an entity elects deferral, that election may not be changed, and the deferral continues to apply until authoritative guidance on the accounting for the federal subsidy resulting from the Act is issued, or until a significant event occurs that would ordinarily call for remeasurement of a plan’s assets and obligations (i.e. plan amendment, settlement or curtailment). The FASB plans to issue authoritative guidance on the accounting for subsidies later in 2004, which could require the Corporation to modify its postretirement disclosures. In accordance with the FSP, the Corporation elected to defer accounting for the effects of the Act.

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

Ralph W. Babb Jr.
Chairman, President and Chief Executive Officer

Elizabeth S. Acton
Executive Vice President and Chief Financial Officer

Marvin J. Elenbaas
Senior Vice President and Controller

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Comerica Incorporated

      We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 8 to the consolidated financial statements, in 2002 Comerica Incorporated and subsidiaries changed their method of accounting for goodwill and other intangible assets. Also, as discussed in Note 16 to the consolidated financial statements, in 2002 Comerica Incorporated and subsidiaries changed their method of accounting for stock-based compensation.

Detroit, Michigan
January 15, 2004

HISTORICAL REVIEW — AVERAGE BALANCE SHEETS

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	December 31

	2003	2002	2001	2000	1999

	(in millions)
ASSETS
Cash and due from banks	$1,811	$1,800	$1,835	$1,842	$1,896
Short-term investments	1,942	602	442	978	650
Investment securities	4,529	4,360	3,909	3,688	3,107

Commercial loans	25,084	25,460	26,401	25,313	23,069
Real estate construction loans	3,540	3,353	3,090	2,554	1,729
Commercial mortgage loans	7,521	6,786	5,695	5,142	4,583
Residential mortgage loans	831	758	795	833	930
Consumer loans	1,515	1,504	1,479	1,434	1,853
Lease financing	1,283	1,242	1,111	870	699
International loans	2,596	2,988	2,800	2,552	2,627

Total loans	42,370	42,091	41,371	38,698	35,490
Less allowance for loan losses	(831)	(739)	(654)	(595)	(531)

Net loans	41,539	41,352	40,717	38,103	34,959
Accrued income and other assets	3,159	3,016	2,785	2,266	2,050

Total assets	$52,980	$51,130	$49,688	$46,877	$42,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$13,910	$11,841	$10,253	$9,068	$8,661
Interest-bearing deposits	27,609	25,871	25,059	21,272	18,817

Total deposits	41,519	37,712	35,312	30,340	27,478
Short-term borrowings	550	1,962	2,584	3,323	3,562
Accrued expenses and other liabilities	804	809	823	703	522
Medium- and long-term debt	5,074	5,763	6,198	8,298	7,441

Total liabilities	47,947	46,246	44,917	42,664	39,003
Shareholders’ equity	5,033	4,884	4,771	4,213	3,659

Total liabilities and shareholders’ equity	$52,980	$51,130	$49,688	$46,877	$42,662

HISTORICAL REVIEW — STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31

	2003	2002	2001	2000	1999

	(in millions, except per share data)
INTEREST INCOME
Interest and fees on loans	$2,211	$2,524	$3,121	$3,379	$2,859
Interest on investment securities	165	246	246	259	199
Interest on short-term investments	36	27	26	78	39

Total interest income	2,412	2,797	3,393	3,716	3,097
INTEREST EXPENSE
Interest on deposits	370	479	888	951	693
Interest on short-term borrowings	7	37	105	215	183
Interest on medium- and long-term debt	109	149	298	546	404

Total interest expense	486	665	1,291	1,712	1,280

Net interest income	1,926	2,132	2,102	2,004	1,817
Provision for loan losses	377	635	241	251	144

Net interest income after provision for loan losses	1,549	1,497	1,861	1,753	1,673
NONINTEREST INCOME
Service charges on deposit accounts	238	227	211	189	177
Fiduciary income	169	171	180	181	183
Commercial lending fees	63	69	67	61	55
Letter of credit fees	65	60	58	52	46
Foreign exchange income	35	40	35	27	21
Brokerage fees	34	38	44	44	36
Investment advisory revenue, net	30	27	12	119	61
Bank-owned life insurance	42	53	33	23	26
Equity in earnings of unconsolidated subsidiaries	6	8	(43)	14	15
Warrant income	4	5	5	30	33
Net securities gains	50	41	20	16	9
Net gain on sales of businesses	—	12	31	50	76
Other noninterest income	151	149	184	174	155

Total noninterest income	887	900	837	980	893
NONINTEREST EXPENSES
Salaries and employee benefits	897	844	842	874	804
Net occupancy expense	128	122	115	110	104
Equipment expense	61	62	70	76	73
Outside processing fee expense	71	65	61	59	60
Software expense	37	33	34	28	24
Customer services	25	26	41	37	40
Goodwill impairment	—	86	—	—	—
Restructuring charges	—	—	152	—	—
Other noninterest expenses	264	277	272	327	282

Total noninterest expenses	1,483	1,515	1,587	1,511	1,387

Income before income taxes	953	882	1,111	1,222	1,179
Provision for income taxes	292	281	401	431	420

NET INCOME	$661	$601	$710	$791	$759

Net income applicable to common stock	$661	$601	$698	$774	$742

Basic net income per common share	$3.78	$3.43	$3.93	$4.38	$4.20
Diluted net income per common share	3.75	3.40	3.88	4.31	4.13
Cash dividends declared on common stock	350	335	313	250	225
Cash dividends declared per common share	2.00	1.92	1.76	1.60	1.44

HISTORICAL REVIEW-STATISTICAL DATA

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31

	2003	2002	2001	2000	1999

AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)
Short-term investments	1.85%	4.45%	6.02%	7.97%	6.06%
Investment securities	3.65	5.74	6.37	6.99	6.42

Commercial loans	4.13	4.70	6.85	8.87	7.71
Real estate construction loans	5.04	5.74	7.95	10.09	9.21
Commercial mortgage loans	5.35	6.12	7.65	8.80	8.27
Residential mortgage loans	6.47	7.15	7.59	7.64	7.47
Consumer loans	5.41	6.55	8.39	9.09	9.95
Lease financing	4.59	5.37	6.25	6.24	6.91
International loans	4.44	4.70	7.38	9.21	7.86

Total loans	5.22	6.00	7.55	8.74	8.06

Interest income as a percentage of earning assets	4.94	5.96	7.44	8.57	7.90
Domestic deposits	1.30	1.81	3.48	4.34	3.55
Deposits in foreign offices	3.15	3.36	5.97	7.75	7.05

Total interest-bearing deposits	1.34	1.85	3.54	4.47	3.68
Short-term borrowings	1.20	1.85	4.08	6.48	5.14
Medium- and long-term debt	2.14	2.58	4.80	6.57	5.44

Interest expense as a percentage of interest-bearing sources	1.46	1.98	3.82	5.20	4.29

Interest rate spread	3.48	3.98	3.62	3.37	3.61
Impact of net noninterest-bearing sources of funds	0.47	0.57	0.99	1.26	1.03

Net interest margin as a percentage of earning assets	3.95	4.55	4.61	4.63	4.64
RATIOS
Return on average common shareholders’ equity	13.12%	12.31%	15.16%	19.52%	21.78%
Return on average assets	1.25	1.18	1.43	1.69	1.78
Efficiency ratio	53.64	50.59	54.30	50.88	51.26
Tier 1 common capital as a percentage of risk-weighted assets	8.04	7.39	7.30	6.80	6.70
PER SHARE DATA
Book value at year-end	$29.20	$28.31	$27.17	$23.98	$20.87
Market value at year-end	56.06	43.24	57.30	59.38	46.69
Market value for the year
High	56.34	66.09	65.15	61.13	70.00
Low	37.10	35.20	44.02	32.94	44.00
OTHER DATA
Number of banking offices	360	352	342	354	348
Number of employees (full-time equivalent)	11,282	11,358	11,406	11,444	11,484