Form 10-K, Exhibit 13
period 2005-12-31
COMERICA INC /NEW/
filed 2006-03-03
CIK 28412

FINANCIAL REVIEW AND REPORTS

Comerica Incorporated and Subsidiaries

Financial Results and Key Corporate Initiatives	21
Overview/ Earnings Performance	22
Strategic Lines of Business	35
Balance Sheet and Capital Funds Analysis	38
Risk Management	43
Critical Accounting Policies	57
Forward-Looking Statements	61
Consolidated Financial Statements:
Consolidated Balance Sheets	63
Consolidated Statements of Income	64
Consolidated Statements of Changes in Shareholders’ Equity	65
Consolidated Statements of Cash Flows	66
Notes to Consolidated Financial Statements	67
Report of Management	118
Reports of Independent Registered Public Accounting Firm	119
Historical Review	121

TABLE 1: SELECTED FINANCIAL DATA

	Years Ended December 31

	2005	2004	2003	2002	2001

	(dollar amounts in millions, except per share data)
EARNINGS SUMMARY
Total interest income	$2,726	$2,237	$2,412	$2,797	$3,393
Net interest income	1,956	1,810	1,926	2,132	2,102
Provision for loan losses	(47)	64	377	635	241
Net securities gains	—	—	50	41	20
Noninterest income (excluding net securities gains)	942	857	837	859	817
Noninterest expenses	1,666	1,493	1,483	1,515	1,587
Provision for income taxes	418	353	292	281	401
Net income	861	757	661	601	710
PER SHARE OF COMMON STOCK
Basic net income	$5.17	$4.41	$3.78	$3.43	$3.93
Diluted net income	5.11	4.36	3.75	3.40	3.88
Cash dividends declared	2.20	2.08	2.00	1.92	1.76
Common shareholders’ equity	31.11	29.94	29.20	28.31	27.17
Market value	56.76	61.02	56.06	43.24	57.30
YEAR-END BALANCES
Total assets	$53,013	$51,766	$52,592	$53,301	$50,750
Total earning assets	48,646	48,016	48,804	47,780	46,566
Total loans	43,247	40,843	40,302	42,281	41,196
Total deposits	42,431	40,936	41,463	41,775	37,570
Total borrowings	4,263	4,479	5,063	5,756	7,489
Total medium- and long-term debt	3,961	4,286	4,801	5,216	5,503
Total common shareholders’ equity	5,068	5,105	5,110	4,947	4,807
AVERAGE BALANCES
Total assets	$52,506	$50,948	$52,980	$51,130	$49,688
Total earning assets	48,232	46,975	48,841	47,053	45,722
Total loans	43,816	40,733	42,370	42,091	41,371
Total deposits	40,640	40,145	41,519	37,712	35,312
Total borrowings	5,637	4,815	5,624	7,725	8,782
Total medium- and long-term debt	4,186	4,540	5,074	5,763	6,198
Total common shareholders’ equity	5,097	5,041	5,033	4,884	4,605
CREDIT QUALITY
Allowance for loan losses	$516	$673	$803	$791	$637
Allowance for credit losses on lending-related commitments	33	21	33	35	18
Total allowance for credit losses	549	694	836	826	655
Total nonperforming assets	162	339	538	579	627
Net loans charged-off	110	194	365	481	189
Net loans charged-off as a percentage of average total loans	0.25%	0.48%	0.86%	1.14%	0.46%
Allowance for loan losses as a percentage of total period-end loans	1.19	1.65	1.99	1.87	1.55
Allowance for loan losses as a percentage of total nonperforming assets	319	198	149	136	102
RATIOS
Net interest margin	4.06%	3.86%	3.95%	4.55%	4.61%
Return on average assets	1.64	1.49	1.25	1.18	1.43
Return on average common shareholders’ equity	16.90	15.03	13.12	12.31	15.16
Efficiency ratio	57.40	55.90	53.64	50.59	54.30
Dividend payout ratio	43.05	47.71	53.33	56.47	45.36
Average common shareholders’ equity as a percentage of average assets	9.71	9.90	9.50	9.55	9.27
Tier 1 common capital as a percentage of risk-weighted assets	7.86	8.13	8.04	7.39	7.30

2005 FINANCIAL RESULTS AND KEY CORPORATE INITIATIVES

Financial Results

•	Reported net income of $861 million, or $5.11 per diluted share, compared to $757 million, or $4.36 per diluted share, for 2004

•	Returned 16.90 percent on average common shareholders’ equity and 1.64 percent on average assets

•	Raised the quarterly cash dividend six percent, to $0.55 per share, an annual rate of $2.20 per share, for an annual dividend payout ratio of 43 percent

•	Repurchased 9.0 million shares of outstanding common stock for $525 million, which combined with dividends, returned 104 percent of earnings to shareholders

•	Generated growth from December 31, 2004 to December 31, 2005 of $2.4 billion in loans and $2.3 billion in unused commitments to extend credit

•	Generated growth in average loans, excluding Financial Services Division loans, from 2004 to 2005, including growth in the Midwest & Other (3 percent), Western (7 percent) and Texas (11 percent) markets

•	Improved credit quality, resulting in an $84 million decline in net loan charge-offs, a $174 million decline in total nonaccrual loans and a $328 million decline in watch list loans (generally consistent with regulatory special mention and substandard loans)

•	Experienced growth in investment advisory revenue of 43 percent in 2005, resulting primarily from an increase in assets under management at Munder Capital Management to $41 billion at December 31, 2005, from $38 billion at December 31, 2004

Key Corporate Initiatives

•	Continued organic growth focused in high growth markets, including the opening of 18 new banking centers in 2005; banking center expansion in 2006 is expected to be comparable to 2005

•	Sold Framlington Group Limited (a London, England based investment manager), and actively pursuing the sale of our Mexican bank charter, businesses not central to our initiatives

•	Continued to refine and develop the enterprise-wide risk management program, including improvement of analytics and systems used to enhance credit and operational risk management

•	Experienced a slight decline in full-time equivalent staff, in spite of 102 additional FTE employees added to support new banking center openings

OVERVIEW/EARNINGS PERFORMANCE

      Comerica Incorporated (the Corporation) is a financial holding company headquartered in Detroit, Michigan. The Corporation’s major business segments are the Business Bank, Small Business & Personal Financial Services (renamed the Retail Bank in 2006), and Wealth & Institutional Management. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas and Florida.

      The accounting and reporting policies of the Corporation and its subsidiaries conform to U.S. generally accepted accounting principles and prevailing practices within the banking industry. The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 67 in Note 1 to the consolidated financial statements. The most critical of these significant accounting policies are discussed in the “Critical Accounting Policies” section on page 57 of this financial review.

      As a financial institution, the Corporation’s principal activity is lending to and accepting deposits from businesses and individuals. The primary source of revenue is net interest income, which is derived principally from the difference between interest earned on loans and interest paid on deposits and other funding sources. The Corporation also provides other products and services that meet the financial needs of customers and which generate noninterest income, the Corporation’s secondary source of revenue. Growth in loans, deposits and noninterest income are affected by many factors, including the economic growth in the markets the Corporation serves, the financial requirements and health of customers, and successfully adding new customers and/or increasing the number of products used by current customers. Success in providing products and services depends on the financial needs of customers and the types of products desired.

      The Corporation generated growth of $2.4 billion in loans and $2.3 million in unused commitments to extend credit from December 31, 2004 to December 31, 2005. Average loans grew in the Corporation’s Specialty Businesses (42 percent), Private Banking (9 percent), and Middle Market (6 percent) loan portfolios in 2005, compared to 2004. The Specialty Businesses loan portfolio includes loans in the Corporation’s Financial Services Division (FSD), where customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain customer services expenses (included in noninterest expenses on the consolidated statements of income) and/or makes low-rate loans (included in net interest income on the consolidated statements of income) to such customers. Average deposits increased $495 million, or one percent, in 2005, compared to 2004. Average FSD deposits increased $1.1 billion in 2005 compared to 2004, primarily due to continued strong mortgage business activity. FSD deposit levels may change with the direction of mortgage activity changes, the desirability of such deposits, and competition for the deposits. Net interest income increased eight percent in 2005, compared to 2004, primarily due to loan growth. Net interest income in 2005 was also impacted by the warrant accounting change discussed in Note 1 to the consolidated financial statements on page 67. Noninterest income, excluding net securities gains and net gains on sale of businesses, increased four percent in 2005, compared to 2004.

      The Corporation’s credit staff closely monitors the financial health of our lending customers in order to assess ability to repay and to adequately provide for expected losses. Loan quality showed continued improvement during 2005, with improving credit quality trends resulting in a significant decline in both net loan charge-offs and total nonperforming assets in 2005, compared to 2004. The tools developed in 2004 and 2005 for evaluating the adequacy of the allowance for loan losses, and the resulting information gained from these processes, continue to help the Corporation monitor and manage credit risk.

      Noninterest expenses in 2005 increased 12 percent compared to 2004. Approximately half of the 12 percent increase in 2005 related to customer services expense in the Financial Services Division ($46 million), and credit-related costs ($39 million), including the provision for credit losses on lending-related commitments and other real estate expense. Customer services expense represents expenses paid on behalf of Financial Services Division customers, and is one method to attract and retain title and escrow deposits in that division. Other factors contributing to the increase in noninterest expenses in 2005 included profitability-based incentives ($41 million), pension and staff insurance ($20 million) and new banking centers ($12 million). Full-time equivalent employees declined by approximately 75 employees from year-end 2004 to year-end 2005, in spite of 102 additional FTE employees added to support new banking center openings.

      A majority of the Corporation’s revenues are generated by the Business Bank business segment, making the Corporation highly sensitive to changes in the business environment in its primary geographic markets. To facilitate better balance among business segments, the Corporation opened 18 banking centers in 2005 and plans to continue banking center expansion in markets with favorable demographics. This is expected to provide opportunity for growth in the Small Business & Personal Financial Services and the Wealth & Institutional Management business segments as the Corporation penetrates existing relationships through cross-selling and develops new relationships.

      For 2006, management expects the following, compared to 2005:

•	Mid-to-high single digit average loan growth
•	Mid-single digit average loan growth excluding Financial Services Division loans
•	Average full year net interest margin of about 4.00%
•	Provision for credit losses consistent with credit-related charge-offs of 25 to 30 basis points of average loans
•	Low-single digit noninterest income growth, excluding net gain on sales of businesses
•	Noninterest expenses relatively unchanged, excluding the provision for credit losses on lending-related commitments (included in the above outlook for the provision for credit losses) and excluding any future changes in the value of subsidiary share-based compensation awards and minority-owned shares classified as liabilities (see the “Other Market Risks” section of this financial review on page 54)
•	Active capital management

TABLE 2: ANALYSIS OF NET INTEREST INCOME-Fully Taxable Equivalent (FTE)

	Years Ended December 31

	2005			2004			2003

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(dollar amounts in millions)
Commercial loans(1)(2)(3)	$24,575	$1,381	5.62%	$22,139	$933	4.22%	$23,764	$978	4.11%
Real estate construction loans	3,194	231	7.23	3,264	177	5.43	3,540	178	5.04
Commercial mortgage loans(1)	8,566	534	6.23	7,991	415	5.19	7,521	403	5.35
Residential mortgage loans	1,388	80	5.74	1,237	70	5.68	1,192	73	6.12
Consumer loans	2,696	159	5.89	2,668	126	4.73	2,474	122	4.94
Lease financing	1,283	49	3.81	1,272	52	4.06	1,283	59	4.59
International loans	2,114	126	5.98	2,162	102	4.69	2,596	115	4.44
Business loan swap income(4)	—	(2)	—	—	182	—	—	285	—

Total loans(2)(3)(5)	43,816	2,558	5.84	40,733	2,057	5.05	42,370	2,213	5.22
Investment securities available-for-sale(6)	3,861	148	3.76	4,321	147	3.36	4,529	166	3.65
Short-term investments	555	24	4.45	1,921	36	1.88	1,942	36	1.85

Total earning assets	48,232	2,730	5.65	46,975	2,240	4.76	48,841	2,415	4.94
Cash and due from banks	1,721			1,685			1,811
Allowance for loan losses	(623)			(787)			(831)
Accrued income and other assets	3,176			3,075			3,159

Total assets	$52,506			$50,948			$52,980

Money market and NOW deposits(1)	$17,282	337	1.95	$17,768	188	1.06	$17,359	204	1.18
Savings deposits(1)	1,545	7	0.49	1,629	6	0.39	1,571	8	0.50
Certificates of deposit(1)(4)(7)	5,929	167	2.81	5,962	104	1.74	8,061	139	1.72
Foreign office time deposits(8)	877	37	4.18	664	17	2.60	618	19	3.15

Total interest-bearing deposits	25,633	548	2.14	26,023	315	1.21	27,609	370	1.34
Short-term borrowings	1,451	52	3.59	275	4	1.25	550	7	1.20
Medium- and long-term debt(4)(7)	4,186	170	4.05	4,540	108	2.39	5,074	109	2.14

Total interest-bearing sources	31,270	770	2.46	30,838	427	1.38	33,233	486	1.46

Noninterest-bearing deposits(1)	15,007			14,122			13,910
Accrued expenses and other liabilities	1,132			947			804
Shareholders’ equity	5,097			5,041			5,033

Total liabilities and shareholders’ equity	$52,506			$50,948			$52,980

Net interest income/rate spread (FTE)		$1,960	3.19		$1,813	3.38		$1,929	3.48

FTE adjustment(9)		$4			$3			$3

Impact of net noninterest-bearing sources of funds			0.87			0.48			0.47

Net interest margin (as a percentage of average earning assets) (FTE)(2)(3)			4.06%			3.86%			3.95%

(1) FSD balances included above:
Loans (primarily low-rate)	$1,893	$8	0.45%	$885	$5	0.53%	$1,048	$4	0.42%
Interest-bearing deposits	2,600	76	2.91	2,027	31	1.53	2,259	29	1.28
Noninterest-bearing deposits	5,851			5,280			5,891
(2) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.43)%			(0.15)%			(0.17)%
Total loans			(0.24)			(0.10)			(0.13)
Net interest margin (FTE) (assuming loans were funded by noninterest bearing deposits)			(0.15)			(0.06)			(0.08)
(3) Impact of third quarter 2005 warrant accounting change on the following:
Commercial loans		$20	0.08%
Total loans		20	0.05
Net interest margin (FTE)		20	0.04

(4) The gain or loss attributable to the effective portion of cash flow hedges of loans is shown in “Business loan swap income”. The gain or loss attributable to the effective portion of fair value hedges of deposits and medium- and long-term debt, which totaled a net gain of $58 million in 2005, is included in the related interest expense line items.

(5) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(6) Average rate based on average historical cost.
(7) Certificates of deposit and medium- and long-term debt average balances have been adjusted to reflect the gain or loss attributable to the risk hedged by risk management swaps that qualify as a fair value hedge.

(8) Includes substantially all deposits by foreign domiciled depositors; deposits are primarily in excess of $100,000.
(9) The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3: RATE-VOLUME ANALYSIS-Fully Taxable Equivalent (FTE)

	2005/2004			2004/2003

	Increase	Increase	Net	Increase	Increase	Net
	(Decrease)	(Decrease)	Increase	(Decrease)	(Decrease)	Increase
	Due to Rate	Due to Volume*	(Decrease)	Due to Rate	Due to Volume*	(Decrease)

	(in millions)
Interest income (FTE):
Loans:
Commercial loans	$311	$137	$448	$24	$(69)	$(45)
Real estate construction loans	59	(5)	54	14	(15)	(1)
Commercial mortgage loans	83	36	119	(12)	24	12
Residential mortgage loans	1	9	10	(6)	3	(3)
Consumer loans	31	2	33	(5)	9	4
Lease financing	(3)	—	(3)	(7)	—	(7)
International loans	27	(3)	24	7	(20)	(13)
Business loan swap income (expense)	(184)	—	(184)	(103)	—	(103)

Total loans	325	176	501	(88)	(68)	(156)
Investment securities available-for-sale	19	(18)	1	(12)	(7)	(19)
Short-term investments	35	(47)	(12)	5	(5)	—

Total interest income (FTE)	379	111	490	(95)	(80)	(175)
Interest expense:
Interest-bearing deposits:
Money market and NOW deposits	159	(10)	149	(21)	5	(16)
Savings deposits	1	—	1	(2)	—	(2)
Certificates of deposit	64	(1)	63	2	(37)	(35)
Foreign office time deposits	11	9	20	(3)	1	(2)

Total interest-bearing deposits	235	(2)	233	(24)	(31)	(55)
Short-term borrowings	6	42	48	—	(3)	(3)
Medium- and long-term debt	76	(14)	62	12	(13)	(1)

Total interest expense	317	26	343	(12)	(47)	(59)

Net interest income (FTE)	$62	$85	$147	$(83)	$(33)	$(116)

*	Rate/volume variances are allocated to variances due to volume.

Net Interest Income

      Net interest income is the difference between interest and yield-related fees earned on assets, and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Gains and losses related to the effective portion of risk management interest rate swaps that qualify as hedges are included with the interest income or expense of the hedged item when classified in net income. Net interest income on a fully taxable equivalent (FTE) basis comprised 68 percent of net revenues in 2005, compared to 68 percent in 2004 and 69 percent in 2003. Table 2 on page 24 of this financial review provides an analysis of net interest income for the years ended December 31, 2005, 2004 and 2003. The rate-volume analysis in Table 3 above details the components of the change in net interest income on a FTE basis for the years ended December 31, 2005, compared to 2004 and December 31, 2004, compared to 2003.

      Net interest income (FTE) was $2.0 billion in 2005, an increase of $147 million, or eight percent, from 2004. The net interest margin (FTE), which is net interest income (FTE) expressed as a percentage of average earning assets, increased to 4.06 percent in 2005, from 3.86 percent in 2004. The increases in net interest income and net interest margin resulted primarily from a greater contribution from noninterest-bearing deposits in a higher rate environment and loan growth. Net interest income in 2005 was also impacted by the warrant accounting change discussed in Note 1 to the consolidated financial statements on page 67, which resulted in a $20 million increase in net interest income and a four basis point increase in the net interest margin in 2005. Average earning assets increased $1.3 billion, or three percent, to $48.2 billion in 2005, compared to 2004, primarily as a result of a $3.1 billion increase in average loans, partially offset by a $1.4 billion decline in average short-term investments and a $460 million decline in average investment securities available-for-sale. The Corporation expects, on average, net interest margin in 2006 to be about 4.00 percent for the full year.

      Net interest income and net interest margin are impacted by the operations of the Corporation’s Financial Services Division (FSD). FSD customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain customer services expenses (included in “noninterest expenses” on the consolidated statements of income) and/or makes low-rate loans (included in “net interest income” on the consolidated statements of income) to such customers. Footnote (1) to Table 2 on page 24 of this financial review displays average FSD loans and deposits, with related interest income/expense and average rates. As shown in Footnote (2) to Table 2 on page 24 of this financial review, the impact of FSD loans (primarily low-rate) on net interest margin (assuming the loans were funded by FSD noninterest-bearing deposits) was a decrease of 15 basis points and six basis points in 2005 and 2004, respectively.

      The Corporation implements various asset and liability management tactics to manage exposure to net interest income risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment, including changes to interest rates and loan and deposit portfolio growth rates. Such actions include the management of earning assets, funding and capital and the utilization of interest rate swap contracts. Interest rate swap contracts are employed to effectively fix the yields on certain variable rate loans and to alter the interest rate characteristics of deposits and debt issued throughout the year. Refer to the “Interest Rate Risk” section on page 48 of this financial review for additional information regarding the Corporation’s asset and liability management policies.

      In 2004, net interest income (FTE) was $1.8 billion, a decrease of $116 million, or six percent, from 2003. The net interest margin (FTE) decreased to 3.86 percent in 2004, from 3.95 percent in 2003. The declines in net interest income and net interest margin were the result of the impact of high-spread interest rate swap maturities and a restructuring of the investment portfolio in late 2002 and 2003, designed to achieve more consistent cash flows. Average earning assets decreased $1.9 billion, or four percent, to $47.0 billion, primarily as the result of a $1.6 billion decrease in average loans.

TABLE 4: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31

	2005	2004	2003	2002	2001

	(dollar amounts in millions)
Balance at beginning of year	$673	$803	$791	$637	$585
Loans charged-off:
Domestic
Commercial	91	201	302	423	198
Real estate construction
Real estate construction business line	2	2	1	—	1
Other	—	—	1	1	1

Total real estate construction	2	2	2	1	2
Commercial mortgage
Commercial real estate business line	4	4	4	6	—
Other	13	19	18	4	3

Total commercial mortgage	17	23	22	10	3
Residential mortgage	1	1	—	—	—
Consumer	15	14	11	11	7
Lease financing	37	13	4	9	7
International	11	14	67	63	15

Total loans charged-off	174	268	408	517	232
Recoveries:
Domestic
Commercial	55	52	28	27	35
Real estate construction	—	—	—	—	—
Commercial mortgage	3	3	1	2	1
Residential mortgage	—	—	—	—	1
Consumer	5	2	3	3	5
Lease financing	—	1	—	3	1
International	1	16	11	1	—

Total recoveries	64	74	43	36	43

Net loans charged-off	110	194	365	481	189
Provision for loan losses	(47)	64	377	635	241

Balance at end of year	$516	$673	$803	$791	$637

Allowance for loan losses as a percentage of total loans at end of year	1.19%	1.65%	1.99%	1.87%	1.55%
Net loans charged-off during the year as a percentage of average loans outstanding during the year	0.25	0.48	0.86	1.14	0.46

           The following table provides an analysis of the changes in the allowance for credit losses on lending-related commitments.

	Years Ended December 31

	2005	2004	2003	2002	2001

	(dollar amounts in millions)
Balance at beginning of year	$21	$33	$35	$18	$23
Charge-offs on lending-related commitments*	6	—	—	—	—
Provision for credit losses on lending-related commitments	18	(12)	(2)	17	(5)

Balance at end of year	$33	$21	$33	$35	$18

           *  Charge-offs result from the sale of unfunded lending-related commitments.

TABLE 5: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31

	2005		2004		2003		2002		2001

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

	(dollar amounts in millions)
Domestic
Commercial	$302	55%	$411	54%	$487	54%	$476	57%	$410	58%
Real estate construction	16	8	23	8	31	8	26	8	17	8
Commercial mortgage	62	21	76	20	95	20	86	17	61	15
Residential mortgage	1	3	2	3	5	3	2	3	1	3
Consumer	24	6	25	7	27	6	25	6	14	6
Lease financing	28	3	44	3	26	3	8	3	9	3
International	27	4	40	5	91	6	130	6	88	7
Unallocated	56		52		41		38		37

Total	$516	100%	$673	100%	$803	100%	$791	100%	$637	100%

Amount — allocated allowance

% — loans outstanding as a percentage of total loans

Provision and Allowance for Credit Losses

      The provision for loan losses reflects management’s evaluation of the adequacy of the allowance for loan losses. The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Corporation’s senior management. The Corporation performs a detailed quarterly credit quality review on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and international risks inherent in certain portfolios, including portfolio exposures to automotive, retail, contractor, technology-related, entertainment, air transportation and healthcare industries, Small Business Administration loans and Mexican risks. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios for all portfolios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets, as well as mapping to bond tables. The total allowance for loan losses was $516 million at December 31, 2005, compared to $673 million at December 31, 2004. The allocated portion of the allowance was $460 million at December 31, 2005, a decrease of $161 million from year-end 2004. The decrease resulted primarily from the impact of favorable migration data on projected loss factors, a decrease in loan specific reserves and a decrease in the reserve associated with industry specific and international risks.

      Actual loss ratios experienced in the future may vary from those projected. The uncertainty occurs because factors may exist, which affect the determination of probable losses inherent in the loan portfolio and are not necessarily captured by the application of projected loss ratios or identified industry specific and international risks. An unallocated portion of the allowance is maintained to capture these probable losses. The unallocated allowance reflects management’s view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Factors that were considered in the evaluation of the adequacy of the Corporation’s unallocated allowance include the inherent imprecision in the risk rating system and the risk associated with new customer relationships. The unallocated allowance associated with the margin for inherent imprecision covers probable loan losses as a result of an inaccuracy in assigning risk ratings or stale ratings which may not have been updated for recent negative trends in the particular credits. The unallocated allowance due to new business migration risk is based on an evaluation of the risk of rating downgrades associated with loans that do not have a full year of payment history. The unallocated allowance was $56 million at December 31, 2005, an increase of $4 million from year-end 2004. This increase was due, in part, to an increase in new customer relationships.

      The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory instability in countries where the Corporation has loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allocated allowance. Inclusion of other industry specific and international portfolio exposures in the allocated allowance, as well as significant increases in the current portfolio exposures, could also increase the amount of the allocated allowance. Any of these events, or some combination, may result in the need for additional provision for loan losses in order to maintain an adequate allowance.

      The provision for loan losses was a credit of $47 million in 2005, compared to a provision of $64 million and $377 million in 2004 and 2003, respectively. The $111 million decrease in the provision for loan losses in 2005, compared to 2004, was primarily the result of improving credit quality trends in net loan charge-offs, nonperforming loans and watch list loans. These trends reflect improving economic conditions in certain of the Corporation’s primary geographic markets. While the economic conditions in the Corporation’s Michigan market deteriorated slightly over the last year, the economic conditions in both the Western and Texas markets have continued to improve in line with, or slightly better than, growth in the national economy. The average 2005 Michigan Business Activity index compiled by the Corporation declined approximately three percent when compared to the average for 2004. The struggling automotive industry contributed, in part, to the decline. Forward-looking indicators suggest these economic conditions should continue in 2006. The decrease in the provision for loan losses in 2004, compared to 2003, was primarily the result of improving credit quality trends, which reflected improved economic conditions in all of the Corporation’s primary geographic markets in 2004.

      Net loan charge-offs in 2005 were $110 million, or 0.25 percent of average total loans, compared to $194 million, or 0.48 percent, in 2004 and $365 million, or 0.86 percent, in 2003. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Table 4 on page 27 of this financial review.

      Nonperforming assets at December 31, 2005 were $162 million, as compared to $339 million at December 31, 2004. During 2005, $222 million of loans with balances greater than $2 million were transferred to nonaccrual, compared to $332 million in 2004, and $154 million of nonaccrual business loans were charged-off, compared to $248 million in 2004. The carrying value of nonaccrual loans as a percentage of contractual value was 54 percent at both December 31, 2005 and 2004. For further information on changes in nonperforming assets, see the “Nonperforming Assets” section of this financial review on page 44.

      The allowance as a percentage of total loans, nonperforming assets and annual net loan charge-offs is provided in the following table.

	Years Ended
	December 31

	2005	2004	2003

Allowance for loan losses as a percentage of total loans at end of year	1.19%	1.65%	1.99%
Allowance for loan losses as a percentage of total nonperforming assets at end of year	319	198	149
Allowance for loan losses as a percentage of total net loan charge-offs for the year	469	346	220

      The allowance for loan losses as a percentage of total period-end loans decreased to 1.19 percent at December 31, 2005, from 1.65 percent at December 31, 2004. The allowance for loan losses as a percentage of nonperforming assets increased to 319 percent at December 31, 2005, from 198 percent at December 31, 2004.

The decrease in allowance coverage of total loans and increase in allowance coverage of nonperforming assets resulted primarily from improved credit quality trends in 2005. The increase in the allowance for loan losses as a percentage of net loan charge-offs for the year ended December 31, 2005, when compared to the prior year, resulted from lower levels of net loan charge-offs in 2005.

      The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including letters of credit and financial guarantees, which is included in “accrued expenses and other liabilities” on the consolidated balance sheets. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same projected loss rates as loans, or with specific reserves. In general, the probability of draw is considered certain once the credit becomes a watch list credit. Non-watch list credits have a lower probability of draw, to which standard loan loss rates are applied. The allowance for credit losses on lending-related commitments was $33 million at December 31, 2005, compared to $21 million at December 31, 2004, an increase of $12 million, resulting primarily from an increase in specific reserves related to unused commitments to extend credit to customers in the automotive industry. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented on page 27 of this financial review.

      Management expects the full-year 2006 provision for credit losses, which encompasses both loan losses and credit losses on lending-related commitments, to be consistent with credit-related charge-offs, or between 25 to 30 basis points of full-year average loans.

Noninterest Income

	Years Ended December 31

	2005	2004	2003

	(in millions)
Service charges on deposit accounts	$218	$231	$238
Fiduciary income	177	171	169
Commercial lending fees	63	55	63
Letter of credit fees	70	66	65
Foreign exchange income	37	37	36
Brokerage fees	36	36	34
Investment advisory revenue, net	51	35	30
Card fees	39	32	27
Bank-owned life insurance	38	34	42
Equity in earnings of unconsolidated subsidiaries	16	12	6
Warrant income	9	7	4
Net securities gains	—	—	50
Net gain on sales of businesses	56	7	—
Other noninterest income	132	134	123

Total noninterest income	$942	$857	$887

      Noninterest income increased $85 million, or 10 percent, to $942 million in 2005, compared to $857 million in 2004, and decreased $30 million, or three percent, in 2004, compared to $887 million in 2003. Excluding net securities gains and net gain on sales of businesses ($56 million, $7 million and $50 million in 2005, 2004 and 2003, respectively), noninterest income increased four percent in 2005 and two percent in 2004. An analysis of increases and decreases by individual line item is presented below.

      Service charges on deposit accounts decreased $13 million, or six percent, in 2005, compared to a decrease of $7 million, or three percent, in 2004. The decreases in 2005 and 2004 were primarily due to higher earnings credit allowances, driven by a higher interest rate environment, provided to business customers, and the popularity of free checking accounts which were marketed beginning in mid-2004.

      Fiduciary income increased $6 million, or four percent, in 2005 and increased $2 million, or one percent, in 2004. Personal and institutional trust fees are the two major components of fiduciary income. These fees are based on services provided and assets managed. Fluctuations in the market values of the underlying assets managed, which include both equity and fixed income securities, impact fiduciary income. The increases in 2005 and 2004 are primarily due to improvements in equity markets. There was also $3 million in fees recovered in 2005 that were previously reversed in 2004.

      Commercial lending fees increased $8 million, or 16 percent, in 2005, compared to a decrease of $8 million, or 13 percent, in 2004. The increase in 2005 was primarily due to an increase in fees resulting from increased opportunities in 2005 to lead or co-lead syndicated lending arrangements. The decline in 2004 was primarily due to a decline in all three of the major components of commercial lending fees: agent bank fees, commitment fees in arrears and service charges on commercial loans. The decline in agent bank fees in 2004 was primarily due to a decline in the volume of loan participations. The decrease in commitment fees in arrears and service charges on commercial loans in 2004 was primarily due to the impact that improvements in the credit quality of customers had on fees earned.

      Letter of credit fees increased $4 million, or six percent, in 2005, compared to an increase of $1 million, or less than one percent, in 2004. The increase in 2005 was primarily due to an adjustment of deferred fee amortization to more closely align the amortization periods with actual terms of the letters of credit. The increase in 2004 related to the demand for international trade services from new and existing Middle Market and National Dealer Services customers.

      Foreign exchange income remained flat at $37 million in 2005, compared to an increase of $1 million, or two percent, in 2004.

      Brokerage fees remained flat at $36 million in 2005, compared to an increase of $2 million, or eight percent, in 2004. Brokerage fees include commissions from retail broker transactions and mutual fund sales and are subject to changes in the level of market activity. The increase in 2004 was primarily due to increased transaction volumes as a result of improved market conditions.

      Investment advisory revenue, which mainly includes revenue generated by the Corporation’s asset management reporting unit (Munder Capital Management or Munder), increased $16 million, or 43 percent, in 2005, compared to an increase of $5 million, or 16 percent, in 2004. The increase in 2005 resulted primarily from growth in assets under management, due to new customer relationships. The increase in 2004 resulted from continued market growth. Assets under management at Munder totaled $41 billion, $38 billion and $34 billion at December 31, 2005, 2004 and 2003, respectively.

      Card fees, which consist primarily of interchange fees earned on debit and commercial cards, increased $7 million, or 22 percent, to $39 million, compared to $32 million in 2004, and increased $5 million, or 20 percent, compared to $27 million in 2003. Growth in both 2005 and 2004 was primarily due to an increase in transaction volume, due in part to new customer accounts.

      Bank-owned life insurance income increased $4 million, to $38 million in 2005, compared to a decrease of $8 million, to $34 million in 2004. The increase in 2005 was primarily due to an increase in earnings and death benefits received on policies held. The decrease in 2004 was primarily due to a decline in earnings and death benefits received on policies held.

      Equity in earnings of unconsolidated subsidiaries increased $4 million, to $16 million in 2005, compared to an increase of $6 million, to $12 million in 2004. The increases in both 2005 and 2004 were largely due to an increase in income from a United Kingdom subsidiary, Framlington Group Limited (Framlington) (a London, England based investment manager), of which Munder was a minority owner. Munder sold its interest in Framlington in the fourth quarter 2005. Framlington income included in equity of earnings of unconsolidated subsidiaries totaled $8 million in 2005, $4 million in 2004 and $1 million in 2003, and is exclusive of the net gain on sale of Framlington, which is included in “net gain on sales of businesses” on the consolidated statements of income and discussed below. For further information, see Note 25 to the consolidated financial statements on page 115.

      Warrant income was $9 million in 2005, compared to $7 million in 2004 and $4 million in 2003. In the third quarter 2005, the Corporation changed its accounting for warrants so as to recognize in warrant income the changes in the fair value of warrants held. For a further discussion of the warrant accounting change, see Note 1 to the consolidated financial statements on page 67.

      The Corporation’s net revenue from sales and write-downs related to its investment securities portfolio was nominal in both 2005 and 2004. A net gain of $50 million was recognized in 2003. The significant net gain in 2003 resulted primarily from a restructuring of the investment portfolio in late 2002 and 2003, designed to achieve more consistent cash flows.

      The net gain on sales of businesses in 2005 included a net gain of $55 million on the sale of Framlington, while the net gain in 2004 included a net gain of $7 million on the sale of a portion of the Corporation’s merchant card processing business. For further information on the sale of Framlington, see Note 25 to the consolidated financial statements on page 115.

      Other noninterest income decreased $2 million, or one percent, in 2005, compared to an increase of $11 million, or eight percent, in 2004. Other noninterest income in 2005 included $8 million of income (net of write-downs) from unconsolidated venture capital and private equity investments, $3 million of risk management hedge ineffectiveness gains and $25 million of amortization expense on low income housing investments (netted against noninterest income). Other noninterest income in 2004 included $13 million of income distributions (net of write-downs) from unconsolidated venture capital and private equity investments, $4 million of risk management hedge ineffectiveness losses and $20 million of amortization expense on low income housing investments (netted against noninterest income). Other noninterest income in 2003 included $9 million of write-downs (net of income distributions) of unconsolidated venture capital and private equity investments, $3 million of risk management hedge ineffectiveness losses and $13 million of amortization expense on low income housing investments (netted against noninterest income).

      Management expects a low-single digit growth in noninterest income in 2006 from 2005 levels, excluding net gains on sales of businesses.

Noninterest Expenses

	Years Ended December 31

	2005	2004	2003

	(in millions)
Salaries	$820	$760	$736
Employee benefits	184	159	161

Total salaries and employee benefits	1,004	919	897
Net occupancy expense	121	125	128
Equipment expense	56	58	61
Outside processing fee expense	78	68	71
Software expense	49	43	37
Customer services	69	23	25
Litigation and operational losses	18	24	18
Provision for credit losses on lending-related commitments	18	(12)	(2)
Other noninterest expenses	253	245	248

Total noninterest expenses	$1,666	$1,493	$1,483

      Noninterest expenses increased $173 million, or 12 percent, to $1,666 million in 2005, compared to $1,493 million in 2004, and increased $10 million, or less than one percent, in 2004, compared to $1,483 million in 2003. Approximately half of the 12 percent increase in 2005 related to customer services expense in the Financial Services Division ($46 million), and credit-related costs ($39 million), including the provision for credit losses on lending-related commitments and other real estate expense. An analysis of increases and decreases by individual line item is presented below.

      Salaries expense increased $60 million, or eight percent, in 2005, compared to an increase of $24 million, or three percent, in 2004. The increase in 2005 was primarily due to a $42 million increase in business unit and executive incentives, including an accrual of $4 million related to the warrant accounting change discussed in Note 1 to the consolidated financial statements on page 67, annual merit increases of approximately $18 million and an increase of $11 million in stock-based compensation expense. These increases were partially offset by a full-time equivalent employee reduction in staff size of approximately 75 employees from year-end 2004 to year-end 2005 and a $5 million decline in severance expense. The increase in 2004 was primarily due to merit increases of approximately $17 million and an increase of $9 million in severance expense, $9 million in executive incentives, and $6 million in stock-based compensation expense. These increases were partially offset by a full-time equivalent employee reduction in staff size of approximately 300 employees from year-end 2003 to year-end 2004. Severance expense was $6 million in 2005, compared to $11 million and $2 million in 2004 and 2003, respectively. For further information on stock-based compensation, refer to Notes 1 and 14 to the consolidated financial statements on pages 67 and 85, respectively.

      Employee benefits expense increased $25 million, or 15 percent, in 2005, compared to a decrease of $2 million, or one percent, in 2004. The increase in 2005 and decrease in 2004 resulted primarily from changes in pension expense. For a further discussion of pension expense, refer to Note 15 to the consolidated financial statements on page 88.

      Net occupancy and equipment expense, on a combined basis, decreased $6 million, or three percent, to $177 million in 2005, compared to a decrease of $6 million, or three percent, in 2004. Net occupancy expense declined in spite of new banking centers added in the last year, due to the purchase of a previously leased operations center in March 2005, which results in annual savings of $7 million, beginning in April 2005, and other lease re-negotiations. The decrease in 2004 resulted primarily from lease termination costs associated with the consolidation of Western region facilities in 2003.

      Outside processing fee expense increased $10 million, or 15 percent, to $78 million in 2005, from $68 million in 2004, and decreased $3 million, or five percent, in 2004, compared to $71 million in 2003. The 2005 increase in outside processing fees resulted, in part, from the outsourcing of certain retirement services processing in the second quarter 2005.

      Software expense increased $6 million, or 13 percent, in 2005, compared to an increase of $6 million, or 16 percent in 2004. The increases in both 2005 and 2004 were primarily due to increased investments in technology and the implementation of several systems, which had previously been in the development stages, increasing both amortization and maintenance costs.

      Customer services expense increased $46 million, or 203 percent, to $69 million in 2005, from $23 million in 2004, and decreased $2 million, or 10 percent, in 2004, compared to $25 million in 2003. Customer services expense represents compensation provided to customers, and is one method to attract and retain title and escrow deposits in the Corporation’s Financial Services Division. The amount of customer services expense varies from period to period as a result of changes in the level of noninterest-bearing deposits in the Corporation’s Financial Services Division and the earnings credit allowances provided on these deposits, as well as a competitive environment.

      Litigation and operational losses decreased $6 million, or 23 percent, to $18 million in 2005, from $24 million in 2004, and increased $6 million, or 30 percent, in 2004, compared to $18 million in 2003. Litigation and operational losses include traditionally defined operating losses, such as fraud or processing problems, as well as uninsured losses and litigation losses. These expenses are subject to fluctuation due to timing of authorized and actual litigation settlements as well as insurance settlements.

      The provision for credit losses on lending-related commitments was $18 million in 2005, compared to a credit of $12 million in 2004 and a credit of $2 million in 2003. For additional information on the provision for credit losses on lending-related commitments, refer to Notes 1 and 19 to the consolidated financial statements on pages 67 and 96, respectively and the “Provision and Allowance for Credit Losses” section on page 28 of this financial review.

      Other noninterest expenses increased $8 million, or four percent, in 2005, compared to a $3 million decrease, or two percent, in 2004. The increase in other noninterest expenses in 2005 was primarily due to a $9 million increase in other real estate expenses, resulting from a large write-down and operating costs incurred on a single Michigan property in the Private Banking business. The decline in other noninterest expenses in 2004, compared to 2003, was primarily due to a decrease in state taxes of $7 million, a decline in consulting fees of $5 million and a decline in telecommunications expense of $5 million. These decreases were partially offset by an increase in interest expense recorded on tax liabilities of $14 million in 2004, compared to 2003.

      Management expects noninterest expenses in 2006 to be relatively unchanged from 2005 levels, excluding the provision for credit losses on lending-related commitments and excluding any future changes in the value of subsidiary share-based compensation awards and minority-owned shares classified as liabilities (see the “Other Market Risks” section of this financial review on page 54). Inherent in this outlook are incremental expenses, compared to 2005, of about $20 million for share-based compensation awards, $18 million for pensions and $20 million for new banking centers. For further discussion of subsidiary share-based compensation awards classified as liabilities, see Note 27 to the consolidated financial statements on page 117. Customer services expense and incentive compensation are expected to be lower in 2006, compared to 2005.

      The Corporation’s efficiency ratio is defined as total noninterest expenses divided by the sum of net interest income (FTE) and noninterest income, excluding net securities gains. The ratio increased to 57.40 percent in 2005, compared to 55.90 percent in 2004 and 53.64 percent in 2003. The efficiency ratio increased in 2005 primarily due to higher expense levels and increased in 2004 primarily due to changes in net revenues.

Income Taxes

      The provision for income taxes was $418 million in 2005, compared to $353 million in 2004 and $292 million in 2003. The effective tax rate, computed by dividing the provision for income taxes by income before income taxes, was 32.7 percent in 2005, 31.8 percent in 2004 and 30.7 percent in 2003. The effective tax rate increase in 2005, from 2004 levels was primarily due to an increase in state tax expense as a percentage of pre-tax income. The effective tax rate increase in 2004, from 2003 levels resulted, in part, from foreign tax credits recognized in 2003 and a decrease in non-taxable revenue on bank-owned life insurance policies. The Corporation’s net deferred income taxes was a liability of $160 million at December 31, 2005. Included in net deferred taxes were deferred tax assets of $445 million, which the Corporation’s management believes will be realized in future periods. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

STRATEGIC LINES OF BUSINESS

Business Segments

      The Corporation’s operations are strategically aligned into three major business segments: the Business Bank, Small Business & Personal Financial Services, and Wealth & Institutional Management. These business segments are differentiated based upon the products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. The Other category includes items not directly associated with these business segments or the Finance Division. Note 23 to the consolidated financial statements on page 107 describes the business activities of each business segment and the methodologies which form the basis for these results, and presents financial results of these business segments for the years ended December 31, 2005, 2004 and 2003.

      The following table presents net income (loss) by business segment.

	Years Ended December 31

	2005		2004		2003

	(dollar amounts in millions)
Business Bank	$649	71%	$684	73%	$614	72%
Small Business & Personal Financial Services	161	18	176	19	179	21
Wealth & Institutional Management	103	11	75	8	57	7

	913	100%	935	100%	850	100%
Finance	(71)		(158)		(139)
Other	19		(20)		(50)

Total	$861		$757		$661

      The Business Bank’s net income decreased $35 million, or five percent, to $649 million in 2005, compared to an increase of $70 million, or 11 percent, to $684 million in 2004. Net interest income (FTE) increased $8 million in 2005, compared to 2004, primarily due to a $20 million adjustment related to the change in warrant accounting discussed in Note 1 to the consolidated financial statements on page 67. Net interest income was also impacted by an increase in average loan balances of eight percent (five percent, excluding Financial Services Division (FSD) loans), an increase in average deposit balances of four percent (a decrease of three percent, excluding FSD deposits), and an increase in deposit spreads, partially offset by a decline in loan spreads. The provision for loan losses decreased $26 million in 2005, primarily due to an improvement in credit quality trends, as discussed in the “Provision and Allowance for Credit Losses” section of this financial review on page 28, partially offset by higher loan growth. Noninterest income of $282 million in 2005 increased $4 million from 2004, reflecting a $9 million increase in commercial lending fees partially offset by a $6 million decrease in service charges on deposit accounts. In addition, 2004 noninterest income included a $7 million gain on the sale of a portion of the Corporation’s merchant card processing business. Noninterest expenses increased $121 million in 2005, primarily due to a $46 million increase in customer services expense in FSD, a $30 million increase in salaries and employee benefits expense, and a $23 million increase in the provision for credit losses on lending-related commitments. The salaries and employee benefits expense increase included a $4 million business unit incentive accrual related to the warrant accounting change discussed in Note 1 to the consolidated financial statements on page 67.

      Small Business & Personal Financial Services net income decreased $15 million, or eight percent, to $161 million in 2005, compared to a decrease of $3 million, or two percent, to $176 million in 2004. Net interest income (FTE) increased $24 million, or four percent, in 2005, primarily due to an increase in deposit balances, deposit spreads, and loan balances, partially offset by declines in loan spreads. The provision for loan losses increased $2 million in 2005, primarily due to an increase in net loan charge-offs. Noninterest income decreased $5 million in 2005, primarily due to a decrease in service charges on deposits. Noninterest expenses increased $43 million in 2005, primarily due to a $13 million increase in salaries and employee benefits expense, due in part, from the opening of 18 new banking centers in 2005, and a $19 million increase in allocated net corporate overhead expenses.

      Wealth & Institutional Management’s net income increased $28 million, or 37 percent, to $103 million in 2005, compared to an increase of $18 million, or 32 percent, to $75 million in 2004. Net interest income (FTE) remained unchanged at $149 million in 2005, as increases in loan balances were offset by declines in both loan and deposit spreads and deposit balances. The provision for loan losses declined $4 million in 2005, primarily due to an improvement in credit quality trends. Noninterest income increased $77 million in 2005, primarily due to a $55 million net gain on the sale of Framlington, a $16 million increase in investment advisory fees and an $8 million increase in personal trust fees. Noninterest expenses increased $39 million in 2005, primarily due to an $11 million increase in other real estate expenses, a $10 million increase in allocated net corporate overhead expenses and a $9 million increase in salaries and employee benefits expense.

      The net loss in the Finance Division was $71 million in 2005, compared to a net loss of $158 million in 2004. Contributing to the 2005 decline in net loss was a $108 million increase in net interest income (FTE) in 2005, primarily due to the rising rate environment in which interest income received from the lending-related business units rises more quickly than the longer-term value attributed to deposits generated by the business units. In addition, noninterest income increased $8 million in 2005, mainly due to a $6 million increase in risk management hedge income.

      Net income for the Other category was $19 million in 2005, compared to a net loss of $20 million in 2004. The increase in net income in 2005 was primarily due to an $83 million decrease in the provision for loan losses not assigned to the other segments. The decrease in the provision for loan losses was due, in part, to a decline in the reserve associated with industry specific and international risks.

Geographic Market Segments

      The Corporation’s management accounting system also produces market segment results for the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas and Florida. Note 23 to the consolidated financial statements on page 107 presents financial results of these market segments for the years ended December 31, 2005, 2004 and 2003.

      The following table presents net income (loss) by market segment.

	Years Ended December 31

	2005		2004		2003

	(dollar amounts in millions)
Midwest & Other Markets	$495	54%	$531	57%	$457	54%
Western	314	34	295	31	289	34
Texas	88	10	91	10	92	11
Florida	16	2	18	2	12	1

	913	100%	935	100%	850	100%
Finance & Other Businesses	(52)		(178)		(189)

Total	$861		$757		$661

      Midwest & Other Markets’ net income decreased $36 million, or seven percent, to $495 million in 2005, compared to an increase of $74 million, or 16 percent, in 2004. Net interest income (FTE) increased $8 million in 2005, as increases in deposit spreads and average loan balances (three percent) were partially offset by decreases in loan spreads and average deposit balances (one percent). The provision for loan losses increased $45 million, primarily due to higher loan growth in 2005 and a smaller benefit from an improvement in credit quality trends in 2005, compared to 2004, as discussed in the “Provision and Allowance for Credit Losses” section of this financial review on page 28. Noninterest income increased $84 million in 2005, primarily due to a $55 million net gain on the sale of Framlington, a $15 million increase in investment advisory fees, a $7 million increase in personal trust fees and a $6 million increase in card fees, partially offset by a $5 million decline in service charges on deposits. Noninterest expenses increased $103 million in 2005, primarily due to a $29 million increase in allocated net corporate overhead expenses, a $27 million increase in salaries and employee benefits expense and a $26 million increase in the provision for credit losses on lending-related commitments. In addition, there was a $10 million increase in other real estate expenses, and a $9 million increase in outside processing fees which resulted, in part, from the outsourcing of certain retirement services processing in the second quarter of 2005.

      The Western market’s net income increased $19 million, or six percent, to $314 million in 2005, compared to an increase of $6 million, or two percent, to $295 million in 2004. Net interest income (FTE) increased $18 million in 2005, primarily due to a $20 million adjustment related to the warrant accounting change discussed in Note 1 to the consolidated financial statements on page 67. Net interest income was also impacted by an increase in average loan balances of 15 percent (seven percent, excluding FSD loans) and an increase in average deposit balances of seven percent (excluding FSD deposits, average deposits remained flat). The provision for loan losses decreased $64 million in 2005, primarily due to an improvement in credit quality trends. Noninterest income declined $10 million in 2005, primarily due to a $7 million gain on the sale of a portion of the Corporation’s merchant card processing business in 2004 and a $5 million decline in service charges on deposits in 2005. Noninterest expenses increased $75 million in 2005, primarily due to a $46 million increase in customer services expenses in FSD, a $15 million increase in salaries and employee benefits expense, and a $12 million increase in allocated net corporate overhead expenses. The increase in salaries and employee benefits expense resulted, in part, from the opening of 10 new banking centers in 2005 and a $4 million business unit incentive accrual related to the warrant accounting change discussed above.

      The Texas market’s net income decreased $3 million, or four percent, to $88 million in 2005, compared to a decrease of $1 million, or one percent, to $91 million in 2004. Net interest income (FTE) increased $3 million due to an increase in average loan balances (11 percent) and deposit spreads, partially offset by a decrease in average deposit balances (four percent) and loan spreads. The provision for loan losses decreased $6 million, primarily due to an improvement in credit quality trends, partially offset by an increase in loan balances. Noninterest expenses increased $16 million in 2005, primarily due to an $8 million increase in salaries and employee benefits expense, due in part, from the opening of 7 new banking centers in 2005, and a $7 million increase in allocated net corporate overhead expenses.

      The Florida market’s net income decreased $2 million, or seven percent, to $16 million in 2005, compared to an increase of $6 million, or 46 percent, to $18 million in 2004. Net interest income (FTE) increased $3 million in 2005, primarily due to an increase in loan balances (nine percent). The provision for loan losses decreased $3 million in 2005, primarily due to an improvement in credit quality trends. Noninterest income increased $1 million in 2005, while noninterest expenses increased $9 million due, in part, to a $3 million increase in operational losses and a $2 million increase in salaries and employee benefits expense.

      The net loss for the Finance & Other Businesses segment was $52 million in 2005, compared to a net loss of $178 million in 2004. Contributing to the decline in net loss in 2005, was a $115 million decrease in net interest expense (FTE), primarily due to the rising rate environment in which interest income received from the lending-related business units rises more quickly than the longer-term value attributed to deposits generated by the business units. In addition, the provision for loan losses decreased $83 million in 2005, primarily due to a decrease in the loan loss provision not assigned to the other segments. The decrease in the provision for loan losses not assigned to the other segments was due, in part, to a decline in the reserve associated with industry specific and international risks. Noninterest income increased $9 million in 2005, primarily due to a $6 million increase in risk management hedge income.

      The following table lists the Corporation’s banking centers by geographic market segments.

	December 31

	2005	2004	2003

Midwest & Other Markets	255	268	261
Western	61	51	43
Texas	59	52	50
Florida	6	6	6

Total	381	377	360

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

      Total assets were $53.0 billion at December 31, 2005, an increase of $1.2 billion from $51.8 billion at December 31, 2004. On an average basis, total assets increased to $52.5 billion in 2005, from $50.9 billion in 2004, an increase of $1.6 billion. The Corporation also experienced a $495 million increase in average deposits and a $354 million decline in average medium- and long-term debt in 2005, compared to 2004.

TABLE 6: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

	December 31

	2005	2004	2003	2002	2001

	(in millions)
Investment securities available-for-sale:
U.S. Treasury and other Government agency securities	$124	$192	$188	$46	$209
Government-sponsored enterprise securities	3,954	3,564	4,121	2,702	3,711
State and municipal securities	4	7	11	23	32
Other securities	158	180	169	282	339

Total investment securities available-for-sale	$4,240	$3,943	$4,489	$3,053	$4,291

Commercial loans	$23,545	$22,039	$21,579	$23,961	$24,069
Real estate construction loans:
Real estate construction business line	2,831	2,461	2,754	2,900	2,824
Other	651	592	643	557	434

Total real estate construction loans	3,482	3,053	3,397	3,457	3,258
Commercial mortgage loans:
Commercial real estate business line	1,450	1,556	1,655	1,626	1,421
Other	7,417	6,680	6,223	5,568	4,846

Total commercial mortgage loans	8,867	8,236	7,878	7,194	6,267
Residential mortgage loans	1,485	1,294	1,228	1,143	1,110
Consumer loans	2,697	2,751	2,610	2,465	2,260
Lease financing	1,295	1,265	1,301	1,296	1,217
International loans:
Government and official institutions	3	4	12	9	9
Banks and other financial institutions	46	11	45	199	427
Commercial and industrial	1,827	2,190	2,252	2,557	2,579

Total international loans	1,876	2,205	2,309	2,765	3,015

Total loans	$43,247	$40,843	$40,302	$42,281	$41,196

TABLE 7: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	December 31, 2005

	Loans Maturing

		After One
	Within	But Within	After Five
	One Year*	Five Years	Years	Total

	(in millions)
Commercial loans	$18,045	$4,530	$970	$23,545
Real estate construction loans	2,506	764	212	3,482
Commercial mortgage loans	3,056	4,239	1,572	8,867
International loans	1,711	159	6	1,876

Total	$25,318	$9,692	$2,760	$37,770

Sensitivity of Loans to Changes in Interest Rates:
Predetermined (fixed) interest rates		$3,649	$2,294
Floating interest rates		6,043	466

Total		$9,692	$2,760

*	Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts

Earning Assets

      Total earning assets were $48.6 billion at December 31, 2005, an increase of $630 million from $48.0 billion at December 31, 2004. The Corporation’s average earning assets balances are reflected in Table 2 on page 24. On an average basis, total earning assets were $48.2 billion in 2005, compared to $47.0 billion in 2004. Total loans were $43.2 billion at December 31, 2005, an increase of $2.4 billion from $40.8 billion at December 31, 2004. Total loans, on an average basis, increased $3.1 billion ($2.1 billion, excluding FSD loans), or eight percent (five percent, excluding FSD loans), to $43.8 billion in 2005, from $40.7 billion in 2004. The Corporation generated growth, on an average basis, in the Specialty Businesses (42 percent), Private Banking (9 percent), and Middle Market (6 percent) loan portfolios, from 2004 to 2005. The increase in average loans in the Specialty Businesses loan portfolio was primarily due to increases in average Financial Services Division (114 percent), Energy (39 percent), and Technology and Life Sciences (35 percent) loans. The Corporation generated loan growth, on an average basis, in all its geographic markets, including Western (15 percent) and Texas (11 percent), from 2004 to 2005.

      Management currently expects average loan growth for 2006 to be in the mid-to-high single digit range, (excluding FSD, in the mid-single digit range), compared to 2005.

      Short-term investments include interest-bearing deposits with banks, federal funds sold, securities purchased under agreements to resell, trading securities and loans held-for-sale. These investments provide a range of maturities under one year to manage short-term investment requirements of the Corporation. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks’ international banking facilities located in the United States. Average short-term investments declined $1.4 billion to $555 million during 2005, compared to 2004. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Loans held-for-sale typically represent residential mortgage loans and Small Business Administration loans that have been originated and which management decided to sell. In addition, as a result of the Corporation’s decision to sell its Mexican bank charter, a portion of the Corporation’s Mexican loan portfolio was included in loans held-for-sale at December 31, 2005. For further information, refer to Note 25 to the consolidated financial statements on page 115.

TABLE 8: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO-(Fully Taxable Equivalent)

	December 31, 2005

	Maturity*

											Weighted
	Within 1 Year		1 - 5 Years		5 - 10 Years		After 10 Years		Total		Average
											Maturity
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Yrs./Mos.

	(dollar amounts in millions)
Available-for-sale
U.S. Treasury and other Government agency securities	$76	3.86%	$—	—%	$—	—%	$47	3.40%	$123	3.69%	8/7
Government-sponsored enterprise securities	—	—	510	3.99	1,005	4.21	2,439	4.07	3,954	4.10	10/6
State and municipal securities	1	7.52	3	8.88	1	9.82	—	—	5	8.78	3/5
Other securities
Other bonds, notes and debentures	51	3.58	6	7.11	1	5.10	—	—	58	3.97	0/5
Other investments**	—	—	—	—	—	—	100	—	100	—	—

Total investment securities available-for-sale	$128	3.77%	$519	4.05%	$1,007	4.22%	$2,586	4.06%	$4,240	4.09%	10/4

*	Based on final contractual maturity.

**	Balances are excluded from the calculation of total yield.

     Investment securities available-for-sale increased $297 million to $4.2 billion at December 31, 2005, from $3.9 billion at December 31, 2004. Average investment securities available-for-sale declined $460 million to $3.9 billion in 2005, compared to $4.3 billion in 2004, primarily due to a $438 million decrease in average U.S. Treasury, Government agency, and Government-sponsored enterprise securities. Changes in U.S. Treasury, Government agency, and Government-sponsored enterprise securities resulted from interest rate risk and balance sheet management decisions. Average other securities decreased $20 million to $184 million in 2005, and consisted largely of money market and other fund investments at December 31, 2005.

      Average commercial real estate loans, consisting of real estate construction and commercial mortgage loans, increased $505 million, or four percent, from $11.3 billion in 2004 to $11.8 billion in 2005. Commercial mortgage loans are loans where the primary collateral is a lien on any real property. Real property is generally considered primary collateral if the value of that collateral represents more than 50 percent of the facility at loan approval. Average loans to borrowers included in the Corporation’s Real Estate Construction or Commercial Real Estate business lines represented $4.1 billion, or 35 percent, of the 2005 $11.8 billion average commercial real estate loans, as compared to $4.3 billion, or 38 percent, of the 2004 $11.3 billion average commercial real estate loans.

      Average residential mortgage loans increased $151 million, or 12 percent, from 2004, due to management’s decision to retain mortgages originated for certain relationship customers.

TABLE 9: INTERNATIONAL CROSS-BORDER OUTSTANDINGS

(year-end outstandings exceeding 1% of total assets)

	December 31

		Banks and
	Government	Other	Commercial
	and Official	Financial	and
	Institutions	Institutions	Industrial	Total

	(in millions)
Mexico
2005	$3	$—	$905	$908
2004	4	—	937	941
2003	12	3	1,106	1,121

      Active risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower’s country. Accordingly, such international outstandings are excluded from the cross-border risk of that country. Mexico had cross-border outstandings of $908 million, or 1.71 percent of total assets at December 31, 2005 and was the only country with outstandings exceeding 1.00 percent of total assets at December 31, 2005. There were no countries with cross-border outstandings between 0.75 and 1.00 percent of total assets at year-end 2005. Additional information on the Corporation’s international cross-border risk in countries where the Corporation’s outstandings exceeded 1.00 percent of total assets at the end of one or more of the three years in the period ended December 31, 2005 is provided in Table 9 above.

Deposits And Borrowed Funds

      Average deposits were $40.6 billion during 2005, an increase of $495 million, or one percent, from 2004. Average noninterest-bearing deposits grew $885 million, or six percent, from 2004. Noninterest-bearing deposits include title and escrow deposits in the Corporation’s Financial Services Division, which benefit from home mortgage financing and refinancing activity. Deposit levels may change with the direction of mortgage activity changes, the desirability of such deposits, and competition for the deposits. Average interest-bearing transaction, savings and money market deposits decreased $570 million, or three percent, during 2005, to $18.8 billion. Average certificates of deposit decreased $33 million in 2005, or one percent, from 2004. This decrease in average certificates of deposit was primarily due to certificates of deposit issued in denominations in excess of $100,000 including those issued through brokers or to institutional investors (“institutional CD’s”), which matured and were not replaced. An increase in average noninterest-bearing deposits contributed to the reduced level of average institutional CD’s.

      Average short-term borrowings increased $1.2 billion to $1.5 billion in 2005, compared to $275 million in 2004. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, commercial paper and treasury tax and loan notes.

      The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support earning assets while providing liquidity that mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the Corporation’s and subsidiary banks’ total capital ratios at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium- and long-term debt decreased, on an average basis, by $354 million. Further information on medium- and long-term debt is provided in Note 10 to the consolidated financial statements on page 80.

Capital

      Common shareholders’ equity was $5.1 billion at both December 31, 2005 and 2004. The following table presents a summary of changes in common shareholders’ equity in 2005:

(in millions)

Balance at January 1, 2005	$5,105
Retention of retained earnings (net income less cash dividends declared)	494
Change in accumulated other comprehensive income (loss)*	(101)
Repurchase of approximately 9.0 million common shares	(525)
Net issuance of common stock under employee stock plans	51
Recognition of stock-based compensation expense	44

Balance at December 31, 2005	$5,068

*	Includes an increase in accumulated net losses on cash flow hedges ($75 million) and an increase in net unrealized losses on investment securities available-for-sale ($35 million), due to changes in the interest rate environment.

      Further information on the change in other comprehensive income (loss) is provided in Note 12 to the consolidated financial statements on page 83.

      The Corporation declared common dividends totaling $367 million, or $2.20 per share, on net income applicable to common stock of $861 million. The dividend payout ratio calculated on a per share basis, was 43 percent in 2005 versus 48 percent in 2004 and 53 percent in 2003.

      When capital exceeds necessary levels, the Corporation’s common stock can be repurchased as a way to return excess capital to shareholders. Repurchasing common stock offers a flexible way to control capital levels by adjusting the capital deployed in reaction to core balance sheet growth. In March 2004, and again in July 2005, the Board of Directors of the Corporation (the Board) authorized the purchase of up to 10 million shares of Comerica Incorporated outstanding common stock in the open market. In addition to limits that result from the Board authorization, the share repurchase program is constrained by holding company liquidity and capital levels relative to internal targets and regulatory minimums. The Corporation repurchased 9.0 million shares in the open market in 2005 for $525 million, compared to 6.5 million in 2004 for $370 million. Comerica Incorporated common stock available for repurchase under Board authority totaled 9.2 million shares at December 31, 2005. Refer to Note 11 to the consolidated financial statements on page 82 for additional information on the Corporation’s share repurchase program.

      At December 31, 2005, the Corporation and its U.S. banking subsidiaries exceeded the capital ratios required for an institution to be considered “well capitalized” by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991. Refer to Note 18 to the consolidated financial statements on page 95 for the capital ratios.

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

      The Corporation continues to enhance its risk management capabilities with additional processes, tools and systems designed to provide management with deeper insight into the Corporation’s various risks, enhance the Corporation’s ability to control those risks, and ensure that appropriate compensation is received for the risks taken.

      Specialized risk managers, along with the risk management committees in credit, market and liquidity, operational and compliance are responsible for the day-to-day management of those respective risks. The Corporation’s Enterprise-Wide Risk Management Committee is responsible for establishing the governance over the risk management process as well as providing oversight in managing the Corporation’s aggregate risk position. The Enterprise-Wide Risk Management Committee is principally made up of the various managers from the different risk areas and reports to the Enterprise Risk Committee of the Board.

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

      During 2005, the Corporation continued its focus on the credit components of the previously announced enterprise-wide risk management program. A two-factor risk rating system was implemented across all business segments in 2005. As of December 2005, substantially all of the loan portfolios were rated using the two-factor system which will be phased into the Corporation’s decision making process throughout 2006. The evaluation of the Corporation’s loan portfolios with the new tools is anticipated to provide improved measurement of the potential risks within the loan portfolios. Other enhancements in portfolio analytics were made in 2005, building a foundation upon which the trend analysis of the new ratings will be added.

TABLE 10: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

	December 31

	2005	2004	2003	2002	2001

	(dollar amounts in millions)
NONPERFORMING ASSETS
Nonaccrual loans:
Commercial	$65	$161	$295	$368	$466
Real estate construction:
Real estate construction business line	3	31	21	17	8
Other	—	3	3	2	2

Total real estate construction	3	34	24	19	10
Commercial mortgage:
Commercial real estate business line	6	6	3	8	1
Other	29	58	84	45	17

Total commercial mortgage	35	64	87	53	18
Residential mortgage	2	1	2	1	—
Consumer	2	1	7	5	6
Lease financing	13	15	24	5	8
International	18	36	68	114	109

Total nonaccrual loans	138	312	507	565	617
Reduced-rate loans	—	—	—	—	—

Total nonperforming loans	138	312	507	565	617
Other real estate	24	27	30	10	10
Nonaccrual debt securities	—	—	1	4	—

Total nonperforming assets	$162	$339	$538	$579	$627

Nonperforming loans as a percentage of total loans	0.32%	0.76%	1.26%	1.34%	1.50%
Nonperforming assets as a percentage of total loans, other real estate and nonaccrual debt securities	0.37	0.83	1.33	1.37	1.52
Allowance for loan losses as a percentage of total nonperforming assets	319	198	149	136	102
Loans past due 90 days or more and still accruing	$16	$15	$32	$43	$44

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

      Consumer loans, except for certain large personal purpose consumer and residential mortgage loans, are charged-off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest, unless the loan or debt security is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged-off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans that have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are not included in nonperforming assets. However, such loans may be required to be evaluated for impairment. Refer to Note 3 of the consolidated financial statements on page 75 for a further discussion of impaired loans.

      Nonperforming assets decreased $177 million, or 52 percent, to $162 million at December 31, 2005, from $339 million at December 31, 2004. As shown in Table 10 above, nonaccrual loans decreased $174 million, or 56 percent, to $138 million at December 31, 2005, from $312 million at December 31, 2004. ORE decreased $3 million, to $24 million at December 31, 2005, from $27 million at December 31, 2004. There were no nonaccrual debt securities at December 31, 2005, and a nominal amount at December 31, 2004. The $174 million reduction in nonaccrual loans at December 31, 2005 from year-end 2004 levels resulted primarily from a $96 million decline in nonaccrual commercial loans, a $31 million decline in nonaccrual real estate construction loans, a $29 million decline in nonaccrual commercial mortgage loans and an $18 million decline in nonaccrual international loans. An analysis of nonaccrual loans at December 31, 2005, based on the Standard Industrial Classification (SIC) code, is presented on page 46. Loans past due 90 days or more and still on accrual status increased $1 million, to $16 million at December 31, 2005, from $15 million at December 31, 2004. Nonperforming assets as a percentage of total loans, other real estate and nonaccrual debt securities was 0.37 percent and 0.83 percent at December 31, 2005 and 2004, respectively.

      The following table presents a summary of changes in nonaccrual loans.

	2005	2004

	(in millions)
Balance at January 1	$312	$507
Loans transferred to nonaccrual (1)	222	332
Nonaccrual business loan gross charge-offs (2)	(154)	(248)
Loans transferred to accrual status (1)	(15)	(7)
Nonaccrual business loans sold (3)	(37)	(96)
Payments/ Other (4)	(190)	(176)

Balance at December 31	$138	$312

(1)	Based on an analysis of nonaccrual loans with book balances greater than $2 million

(2)	Analysis of gross loans charged-off:

Nonaccrual business loans	$154	$248
Performing watch list loans (as defined below)	4	5
Consumer and residential mortgage loans	16	15

Total gross loans charged-off	$174	$268

(3)	Analysis of loans sold:

Nonaccrual business loans	$37	$96
Performing watch list loans (as defined below) sold	60	69

Total loans sold	$97	$165

(4)	Net change related to nonaccrual loans with balances less than $2 million, other than business loan gross charge-offs and nonaccrual loans sold, are included in Payments/ Other.

      Loans with balances greater than $2 million transferred to nonaccrual status decreased $110 million, or 33 percent, to $222 million in 2005, compared with $332 million in 2004. There were 4 loans greater than $10 million transferred to nonaccrual in 2005. These loans totaled $85 million and were to companies in the airline ($36 million), automotive ($30 million), and consumer nondurables ($19 million) industries.

      The Corporation sold $37 million of nonaccrual business loans in 2005. These loans were to customers in the wholesale trade ($11 million), manufacturing ($7 million), automotive ($6 million) and other ($13 million) industries. In addition, the Corporation sold $65 million of unfunded commitments with customers in the automotive sector. The losses associated with the sale of the unfunded commitments were charged to the “provision for credit losses on lending-related commitments” on the consolidated statements of income.

      The following table presents a summary of total internally classified nonaccrual and watch list loans (generally consistent with regulatory defined special mention, substandard and doubtful loans) at December 31, 2005. Consistent with the decrease in nonaccrual loans from December 31, 2004 to December 31, 2005, total combined nonaccrual and watch list loans declined both in dollars and as a percentage of the total loan portfolio.

	December 31

	2005	2004

	(dollar amounts
	in millions)
Total nonaccrual and watch list loans	$1,917	$2,245
As a percentage of total loans	4.4%	5.5%

      The following table presents a summary of nonaccrual loans at December 31, 2005 and loans transferred to nonaccrual and net loan charge-offs during the year ended December 31, 2005, based on the SIC code.

	December 31,
	2005		Year Ended December 31, 2005

			Loan
	Nonaccrual		Transferred to		Net
SIC Category	Loans		Nonaccrual (1)		Charge-Offs

	(dollar amounts in millions)
Automotive	$22	16%	$50	23%	$16	15%
Manufacturing	21	15	21	9	4	4
Services	20	15	18	8	12	10
Real Estate	15	11	24	11	8	8
Entertainment	14	10	13	6	4	3
Air Transportation	14	10	44	20	39	35
Contractors	7	5	11	5	9	9
Consumer non-durables	4	3	30	13	6	5
Other	21	15	11	5	12	11

Total	$138	100%	$222	100%	$110	100%

(1)	Based on an analysis of nonaccrual loans with book balances greater than $2 million.

      Shared National Credit Program (SNC) loans comprised approximately 10 percent and 11 percent of total nonaccrual loans at December 31, 2005 and 2004, respectively. SNC loans are facilities greater than $20 million shared by three or more federally supervised financial institutions which are reviewed by regulatory authorities at the agent bank level. These loans comprised approximately 15 percent and 13 percent of total loans at December 31, 2005 and 2004, respectively. SNC loans comprised approximately 3 percent of 2005 total net loan charge-offs.

      The following nonaccrual loans table indicates the percentage of nonaccrual loan value to contractual value, which exhibits the degree to which loans reported as nonaccrual have been partially charged-off.

	December 31

	2005	2004

	(dollar amounts
	in millions)
Carrying value of nonaccrual loans	$138	$312
Contractual value of nonaccrual loans	258	578
Carrying value as a percentage of contractual value	54%	54%

      Key credit quality measures, including nonaccrual and watch list loans as a percentage of total loans, new loans transferred to nonaccrual and net loan charge-offs, improved in 2005. Management expects full-year 2006 credit-related charge-offs as a percentage of average loans to be approximately 25 to 30 basis points.

     Concentration of Credit

      Loans to borrowers in the automotive industry represented the largest significant industry concentration at December 31, 2005 and 2004. Loans to dealers and to borrowers involved with automotive production are reported as automotive, since management believes these loans react similarly to changes in economic conditions. This aggregation involves the exercise of judgment. Included in automotive production are: (a) original equipment manufacturers and Tier 1 and Tier 2 suppliers that produce components used in vehicles and whose primary revenue source is automotive-related (primary defined as greater than 50%) and (b) other manufacturers that produce components used in vehicles and whose primary revenue source is automotive-related. Loans less than $1 million and loans recorded in the Small Business division were excluded from the definition. Foreign ownership consists of North American affiliates of foreign automakers and suppliers.

      A summary of exposure and outstandings from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry follows:

	December 31

	2005		2004

	Exposure	Outstandings	Exposure	Outstandings

	(in millions)
Production:
Foreign	$1,530	$672	$1,780	$730
Domestic	3,323	2,048	3,719	2,045

Total production	4,853	2,720	5,499	2,775
Dealer:
Floor plan	3,898	2,800	3,537	2,531
Other	2,668	2,029	2,055	1,692

Total dealer	6,566	4,829	5,592	4,223

Total automotive	$11,419	$7,549	$11,091	$6,998

      Nonaccrual loans to automotive borrowers comprised approximately 16 percent of total nonaccrual loans at December 31, 2005. The largest automotive loan on nonaccrual status at December 31, 2005, was $14 million. Total automotive net loan charge-offs were $16 million in 2005. The largest automotive loan charge-off during 2005 was $3 million. The following table presents a summary of automotive net loan charge-offs for the year ended December 31, 2005.

December 31,
2005

(in millions)
Production	$16
Dealer	—

Total automotive net loan charge-offs	$16

Foreign ownership	$5
Domestic ownership	11

Total automotive net loan charge-offs	$16

      In addition, the Corporation recorded automotive charge-offs of $6 million in 2005 from the sale of unfunded commitments, primarily related to domestic owned production companies.

      All other industry concentrations, as defined by management, individually represented less than 10 percent of total loans at year-end 2005.

     Commercial Real Estate Lending

      The Corporation takes measures to limit risk inherent in its commercial real estate lending activities. These measures include limiting exposure to those borrowers directly involved in the commercial real estate markets and adherence to policies requiring conservative loan-to-value ratios for such loans. Commercial real estate loans, consisting of real estate construction and commercial mortgage loans, totaled $12.3 billion at December 31, 2005, of which $4.2 billion, or 35 percent, was to borrowers included in the Corporation’s Real Estate Construction or Commercial Real Estate business lines.

      The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. The portfolio totaled $3.5 billion and included approximately 1,750 loans, of which 56 percent had balances less than $1 million at December 31, 2005. The largest real estate construction loan had a balance of approximately $14 million at December 31, 2005. The commercial mortgage loan portfolio totaled $8.8 billion at December 31, 2005. The portfolio included approximately 8,750 loans, of which 75 percent had balances of less than $1 million, at December 31, 2005. The largest commercial mortgage loan had a balance of approximately $75 million at December 31, 2005.

      The geographic distribution of real estate construction and commercial mortgage loan borrowers is an important factor in diversifying credit risk. The following table indicates, by location of lending office, the diversification of the Corporation’s real estate construction and commercial mortgage loan portfolio.

	December 31, 2005

	Real Estate		Commercial
	Construction		Mortgage

	Amount	%	Amount	%

	(dollar amounts in millions)
Michigan	$1,291	37%	$5,184	59%
California	1,389	40	1,782	20
Texas	572	16	736	8
Florida	100	3	279	3
Other	130	4	886	10

Total	$3,482	100%	$8,867	100%

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

      The Asset and Liability Policy Committee (ALPC) establishes and monitors compliance with the policies and risk limits pertaining to market risk management activities. The ALPC meets regularly to discuss and review market risk management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, deposit gathering and risk management.

     Interest Rate Risk

      Net interest income is the predominant source of revenue for the Corporation. Interest rate risk arises primarily through the Corporation’s core business activities of extending loans and accepting deposits. The Corporation actively manages its exposure to interest rate risk. The principal objective of interest rate risk management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity. The Corporation utilizes various types of financial instruments to manage the extent to which net interest income may be affected by fluctuations in interest rates.

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

      The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation analysis as its principal risk management technique. The results of these analyses provide the information needed to assess the balance sheet structure. Changes in economic activity, different from those management included in its simulation analyses, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates “base” net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. The most likely interest rate environment is derived from management’s forecast for the next 12 months. This “base” net interest income is then evaluated against non-parallel interest rate scenarios that increase and decrease 200 basis points (but no lower than zero percent) from the most likely rate environment. Since movement is from the most likely rate environment, actual movement from the current rates may be more or less than 200 basis points. For this analysis, the rise or decline in interest rates occurs equally over four months. In addition, adjustments to asset prepayment levels, yield curves, and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. However, the model can indicate the likely direction of change. Derivative instruments entered into for risk management purposes are included in these analyses. The table below as of December 31, 2005 and December 31, 2004 displays the estimated impact on net interest income during the next 12 months as it relates to the most likely scenario results from the 200 basis point non-parallel shock as described above.

Sensitivity of Net Interest Income to Changes in Interest Rates

	December 31

	2005		2004

	Amount	%	Amount	%

	(in millions)
Change in Interest Rates:
+200 basis points	$84	4%	$99	5%
-200 basis points	(51)	(2)	(74)	(4)

      Corporate policy limits adverse change to no more than five percent of management’s most likely net interest income forecast and the Corporation is operating within this policy guideline. The change in interest rate sensitivity from December 31, 2004 to December 31, 2005 was primarily a result of loan growth, activities in the Financial Services Division and active hedging. In addition, a variety of alternative scenarios are performed to assist in the portrayal of the corporation’s interest rate risk position, including, but not limited to, flat balance sheet and rates, 200 basis point parallel rate shocks and yield curve twists. Changes in interest rates will continue to impact the Corporation’s net interest income in 2006. This interest rate risk will be actively managed through the use of on- and off-balance sheet financial instruments so that the desired risk profile is achieved.

      In addition to the simulation analysis, an economic value of equity analysis and a traditional interest sensitivity gap analysis are performed as alternative measures of interest rate risk exposure. The economic value of equity analysis begins with an estimate of the mark-to-market valuation of the Corporation’s balance sheet and then applies the estimated market value impact of rate movements upon the assets and liabilities. The economic value of equity is then calculated as the residual necessary to re-balance the resulting assets and liabilities. The market value change in the economic value of equity is then compared to the corporate policy guideline limiting such adverse change to 10 percent of book equity as a result of a non-parallel 200-basis point increase or decrease in interest rates. The Corporation is operating within this policy parameter.

      The traditional interest sensitivity gap analysis provides a rudimentary directional outlook on the impact of changes in interest rates. Management recognizes the limited ability of a traditional gap schedule to accurately portray interest rate risk and therefore uses the results as a directional and corroborative tool.

      The Corporation uses investment securities and derivative instruments, predominantly interest rate swaps, as asset and liability management tools with the overall objective of mitigating the adverse impact to net interest income from changes in interest rates. These swaps primarily modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, from a fixed rate to a floating rate or from one floating rate index to another). This strategy assists management in achieving interest rate risk management objectives.

Risk Management Derivative Instruments

     Risk Management Notional Activity

	Interest	Foreign
	Rate	Exchange
	Contracts	Contracts	Totals

	(in millions)
Balance at January 1, 2004	$10,818	$439	$11,257
Additions	4,781	15,136	19,917
Maturities/amortizations	(3,512)	(15,141)	(18,653)

Balance at December 31, 2004	$12,087	$434	$12,521
Additions	3,450	17,162	20,612
Maturities/amortizations	(4,082)	(17,156)	(21,238)

Balance at December 31, 2005	$11,455	$440	$11,895

      The notional amount of risk management interest rate swaps totaled $11.5 billion at December 31, 2005, and $12.1 billion at December 31, 2004. The decrease in notional amount of $632 million from December 31, 2004 to December 31, 2005 reflects diminished interest rate risk in the core balance sheet when compared to the same period in 2004, as indicated in the rate shock simulation results on page 49, due to growth in the securities portfolio and changes in balance sheet mix. The fair value of risk management interest rate swaps was a net unrealized loss of $41 million at December 31, 2005, compared to a net unrealized gain of $159 million at December 31, 2004.

      For the year ended December 31, 2005, risk management interest rate swaps generated $57 million of net interest income, compared to $279 million of net interest income for the year ended December 31, 2004. The lower swap income for 2005 over 2004 was primarily due to the higher short-term rate environment in 2005, reducing spreads on swaps that receive a fixed rate and pay a floating rate.

      In 2003, the Corporation terminated interest rate swaps with a notional amount of $900 million that were designated as cash flow hedges. Of the pretax gain that was realized on the terminated swaps, $52 million was included in other comprehensive income and is being recognized in interest income through January 2006, the period during which the related hedged loans affect earnings. At December 31, 2005, $2 million of the pretax gain realized remains in other comprehensive income (loss).

      Table 11 on page 51 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2005. Swaps have been grouped by the asset and liability designation.

      In addition to interest rate swaps, the Corporation employs various other types of derivative instruments to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivative instruments at December 31, 2005 and 2004 were $440 million and $434 million, respectively.

      Further information regarding risk management derivative instruments is provided in Notes 1, 10, and 19 to the consolidated financial statements on pages 67, 80 and 96, respectively.

TABLE 11: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

							Dec. 31,	Dec. 31,
						2011-	2005	2004
	2006	2007	2008	2009	2010	2026	Total	Total

	(dollar amounts in millions)
Variable rate asset designation:
Generic receive fixed swaps	$3,000	$3,000	$3,200	$—	$—	$—	$9,200	$9,800
Weighted average:(1)
Receive rate	4.01%	4.97%	7.02%	—%	—%	—%	5.37%	5.12%
Pay rate	5.67	6.04	7.12	—	—	—	6.30	4.37
Fixed rate asset designation:
Pay fixed swaps
Amortizing	$2	$2	$1	$—	$—	$—	$5	$7
Weighted average:(2)
Receive rate	3.28%	3.27%	3.26%	—%	—%	—%	3.27%	2.55%
Pay rate	3.54	3.53	3.52	—	—	—	3.53	3.53
Fixed rate deposit designation:
Generic receive fixed swaps	$—	$—	$—	$—	$—	$—	$—	$30
Weighted average:(1)
Receive rate	—%	—%	—%	—%	—%	—%	—%	2.55%
Pay rate	—	—	—	—	—	—	—	2.44
Medium- and long-term debt designation:
Generic receive fixed swaps	$100	$450	$350	$100	$—	$1,250	$2,250	$2,250
Weighted average:(1)
Receive rate	2.95%	5.82%	6.17%	6.06%	—%	5.98%	5.85%	6.05%
Pay rate	4.41	4.34	4.18	4.05	—	4.41	4.34	2.30

Total notional amount	$3,102	$3,452	$3,551	$100	$—	$1,250	$11,455	$12,087

(1)	Variable rates paid on receive fixed swaps are based on prime and LIBOR (with various maturities) rates in effect at December 31, 2005.

(2)	Variable rates received are based on three-month and six-month LIBOR or one-month Canadian Dollar Offered Rates in effect at December 31, 2005.

Customer-Initiated and Other Derivative Instruments

Customer-Initiated and Other Notional Activity

	Interest	Foreign	Energy
	Rate	Exchange	Derivative
	Contracts	Contracts	Contracts	Totals

	(in millions)
Balance at January 1, 2004	$2,302	$1,904	$—	$4,206
Additions	828	94,286	—	95,114
Maturities/amortizations	(538)	(92,869)	—	(93,407)
Terminations	(216)	—	—	(216)

Balance at December 31, 2004	$2,376	$3,321	$—	$5,697
Additions	2,300	114,783	979	118,062
Maturities/amortizations	(570)	(112,484)	—	(113,054)
Terminations	(302)	(31)	—	(333)

Balance at December 31, 2005	$3,804	$5,589	$979	$10,372

      The Corporation writes and purchases interest rate caps and enters into foreign exchange contracts, interest rate swaps and energy derivative contracts to accommodate the needs of customers requesting such services. Customer-initiated and other notional activity represented 47 percent at December 31, 2005, and 31 percent at December 31, 2004, of total derivative instruments, including commitments to purchase and sell securities. Refer to Notes 1 and 19 of the consolidated financial statements on pages 67 and 96, respectively, for further information regarding customer-initiated and other derivative instruments.

     Liquidity Risk and Off-Balance Sheet Arrangements

      Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or the acquisition of additional funds. The Corporation has various financial obligations, including contractual obligations and commercial commitments, which may require future cash payments. The following contractual obligations table summarizes the Corporation’s noncancelable contractual obligations and future required minimum payments. Refer to Notes 6, 9 and 10 of the financial statements on pages 77, 79 and 80, respectively, for a further discussion of these contractual obligations.

Contractual Obligations

	December 31, 2005

	Minimum Payments Due by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

	(in millions)
Deposits without a stated maturity*	$34,184	$34,184	$—	$—	$—
Certificates of deposit and other deposits with a stated maturity*	8,247	5,445	2,442	279	81
Short-term borrowings*	302	302	—	—	—
Medium- and long-term debt*	3,830	200	1,790	115	1,725
Operating leases	284	50	81	60	93
Commitments to fund low income housing partnerships	109	53	50	5	1
Other long-term obligations	223	31	23	12	157

Total contractual obligations	$47,179	$40,265	$4,386	$471	$2,057

*	Deposits and borrowings exclude interest

      The Corporation has other commercial commitments that impact liquidity. These commitments include commitments to purchase and sell earning assets, commitments to fund private equity and venture capital investments, unused commitments to extend credit, standby letters of credit and financial guarantees and commercial letters of credit. The following commercial commitments table summarizes the Corporation’s commercial commitments and expected expiration dates by period.

     Commercial Commitments

	December 31, 2005

	Expected Expiration Dates by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

	(in millions)
Commitments to purchase investment securities	$6	$6	$—	$—	$—
Commitments to sell investment securities	6	6	—	—	—
Commitments to fund private equity and venture capital investments	40	—	—	5	35
Unused commitments to extend credit	30,609	13,853	7,605	6,978	2,173
Standby letters of credit and financial guarantees	6,433	4,376	1,091	854	112
Commercial letters of credit	269	234	18	17	—

Total commercial commitments	$37,363	$18,475	$8,714	$7,854	$2,320

      Since many of these commitments expire without being drawn upon, the total amount of these commercial commitments does not necessarily represent the future cash requirements of the Corporation. Refer to the “Other Market Risks” section below and Note 19 of the consolidated financial statements on page 96 for a further discussion of these commercial commitments.

      The Corporation also holds a significant interest in certain variable interest entities (VIE’s), in which it is not the primary beneficiary, and in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (FIN 46(R)), does not consolidate. The Corporation defines a significant interest in a VIE as a subordinated interest that exposes it to a significant portion of the VIE’s expected losses or residual returns. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership, or other monetary interests in an entity that change with fluctuations in the entity’s net asset value. According to FIN 46(R), a company must consolidate an entity depending on whether the entity is a voting rights entity or a VIE. Refer to the “principles of consolidation” section in Note 1 of the consolidated financial statements on page 67 for a summarization of this interpretation. Also refer to Note 21 of the consolidated financial statements on page 103 for a discussion of the Corporation’s involvement in VIEs, including those in which it holds a significant interest but for which it is not the primary beneficiary.

      Liquidity requirements are satisfied with various funding sources. First, the Corporation accesses the purchased funds market regularly to meet funding needs. Purchased funds at December 31, 2005, comprised of certificates of deposit of $100,000 and over that mature in less than one year, foreign office time deposits and short-term borrowings, approximated $3.5 billion, compared to $2.9 billion and $4.0 billion at December 31, 2004 and December 31, 2003, respectively. Second, two medium-term note programs, a $15 billion senior note program and a $2 billion European note program, allow the principal banking subsidiary to issue debt with maturities between one month and 30 years. At year-end 2005, unissued debt relating to the two medium-term note programs totaled $16.7 billion. A third source, if needed, would be liquid assets, including cash and due from banks, short-term investments and investment securities available-for-sale, which totaled $7.0 billion at December 31, 2005. Additionally, the Corporation also had available $14.9 billion from a collateralized borrowing account with the Federal Reserve Bank at December 31, 2005.

      The parent company held $11 million of cash and cash equivalents and $264 million of short-term investments with a subsidiary bank at December 31, 2005. In addition, the parent company had available $250 million of borrowing capacity under an unused commercial paper facility at December 31, 2005. Refer to Note 9 of the consolidated financial statements on page 79 for further information on the unused commercial paper facility. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 18 to the consolidated financial statements on page 95, banking subsidiaries are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2006, the banking subsidiaries can pay dividends up to $240 million plus 2006 net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percentage of shareholders’ equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2005, the ratio was 110 percent.

      The Corporation regularly evaluates its ability to meet funding needs in unanticipated, stress environments. In conjunction with the quarterly 200 basis point interest rate shock analyses, discussed in the “Interest Rate Sensitivity” section on page 49 of this financial review, liquidity ratios and potential funding availability are examined. Each quarter, the Corporation also evaluates its ability to meet liquidity needs under a series of broad events, distinguished in terms of duration and severity. The evaluation projects that sufficient sources of liquidity are available in each series of events.

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

      The fair value of share-based compensation as of the date of grant is recognized as compensation expense on a straight-line basis over the vesting period. In 2005, the Corporation recognized total share-based compensation expense of $45 million. The fair value of restricted stock is based on the market price of the Corporation’s stock at the grant date. Using the number of restricted stock awards issued in 2005, each $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $1 million, from the assumed base, over the awards’ vesting period. The fair value of stock options is estimated on the date of grant using an option valuation model that requires several inputs. The option valuation model is sensitive to the market price of the Corporation’s stock at the grant date, which affects the fair value estimates and, therefore, the amount of expense recorded on future grants. Using the number of stock options granted in 2005 and the Corporation’s stock price at December 31, 2005, each $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $3 million, from the assumed base, over the options’ vesting period. Refer to Notes 1 and 14 of the consolidated financial statements on pages 67 and 85, respectively, for further discussion of the adoption of SFAS No. 123. The expense associated with subsidiary share-based compensation plans and minority-owned shares accounted for as liabilities is affected by changes in the fair value of that subsidiary. At the current level of minority-owned options, unvested restricted shares and owned shares, a 10 percent increase in the subsidiary’s fair value would increase expense by approximately $4 million. For further discussion of subsidiary share-based compensation awards classified as liabilities, see Note 27 to the consolidated financial statements on page 117.

     Indirect Private Equity and Venture Capital Investments

      At December 31, 2005, the Corporation had a $96 million portfolio of indirect (through funds) private equity and venture capital investments, and had commitments of $40 million to fund additional investments in future periods. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors. The majority of these investments are not readily marketable, and are reported in other assets. The investments are individually reviewed for impairment on a quarterly basis, by comparing the carrying value to the estimated fair value. The Corporation bases estimates of fair value for the majority of its indirect private equity and venture capital investments on the percentage ownership in the fair value of the entire fund, as reported by the fund management. In general, the Corporation does not have the benefit of the same information regarding the fund’s underlying investments as does fund management. Therefore, after indication that fund management adheres to accepted, sound and recognized valuation techniques, the Corporation generally utilizes the fair values assigned to the underlying portfolio investments by fund management. For those funds where fair value is not reported by fund management, the Corporation derives the fair value of the fund by estimating the fair value of each underlying investment in the fund. In addition to using qualitative information about each underlying investment, as provided by fund management, the Corporation gives consideration to information pertinent to the specific nature of the debt or equity investment, such as relevant market conditions, offering prices, operating results, financial conditions, exit strategy, and other qualitative information, as available. The lack of an independent source to validate fair value estimates is an inherent limitation in the valuation process. The amount by which the carrying value exceeds the fair value, that is determined to be other than temporary impairment, is charged to current earnings and the carrying value of the investment is written down accordingly. At December 31, 2005, the Corporation had automotive exposure of about $20 million in indirect equity exposure (approximately 24 percent of the indirect equity portfolio) and $1 million in indirect debt exposure (approximately three percent of the indirect debt portfolio). With the exception of a single fund investment, the automotive-related positions do not represent a majority of any one fund’s investments, and therefore, the exposure related to these positions is mitigated by the performance of other investment interests within the fund’s portfolio of companies. Income from unconsolidated indirect private equity and venture capital investments in 2005 was $26 million, which was partially offset by $18 million of write-downs recognized on such investments in 2005. No generic assumption is applied to all investments when evaluating for impairment. The uncertainty in the economy and equity markets may affect the values of the fund investments. The following table provides information on the Corporation’s indirect private equity and venture capital investments portfolio.

December 31, 2005

(dollar amounts
in millions)
Number of investments	109
Balance of investments	$96
Largest single investment	22
Commitments to fund additional investments	40

      The Corporation holds a portfolio of approximately 800 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. The warrant portfolio is recorded at fair value, as discussed in Note 1 to the consolidated financial statements. Fair value was determined using a Black-Scholes valuation model, which has four inputs: risk free rate, term, volatility, and stock price. Key assumptions used in the valuation were as follows. The risk free rate was estimated using the US treasury rate, as of the valuation date, corresponding with the expected term of the warrant. The Corporation used an expected term of one half of the remaining contractual term of each warrant, which averages approximately seven years. Volatility was estimated using an index of comparable publicly traded companies, based on the Standard Industrial Classification codes. For a substantial majority of the subject companies, an index method was utilized to estimate the current value of the underlying company. Under the index method, the subject companies’ values were “rolled-forward” from the inception date through the valuation date based on the change in value of an underlying index of guideline public companies. For the remaining companies, where sufficient financial data exists, a market approach method was utilized. The value of all warrants ($30 million at December 31, 2005) is at risk to changes in equity markets, general economic conditions and a variety of other factors.

Operational Risk

      Operational risk represents the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. The definition includes legal risk, which is the risk of loss resulting from failure to comply with laws and regulations as well as prudent ethical standards and contractual obligations. It also includes the exposure to litigation from all aspects of an institution’s activities. The definition does not include strategic or reputational risks. Although operational losses are experienced by all companies and are routinely incurred in business operations, the Corporation recognizes the need to identify and control operational losses, and seeks to limit their impact to a level deemed appropriate by management after considering the nature of the Corporation’s business and the environment in which it operates. Operational risk is mitigated through a system of internal controls that are designed to keep operating risks at appropriate levels. The Corporation’s operational risk program was enhanced in 2005 to include an updated framework for evaluating the risk associated with external service providers. The Corporation has established an Operational Risk Management Committee to ensure appropriate risk management techniques and systems are maintained. The Corporation has developed a framework that includes a centralized operational risk management function and business/support unit risk coordinators responsible for managing operational risk specific to the respective business lines.

      In addition, the Corporation’s internal audit and financial staff monitors and assesses the overall effectiveness of the system of internal controls on an ongoing basis. Internal Audit reports the results of reviews on the controls and systems to management and the Audit Committee of the Board. The internal audit staff independently supports the Audit Committee oversight process. The Audit Committee serves as an independent extension of the Board.

Compliance Risk

      Compliance risk represents the risk of regulatory sanctions or financial loss the Corporation may suffer as a result of its failure to comply with regulations and standards of good practice. Activities which may expose the Corporation to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the Corporation’s expansion of its banking center network, and employment and tax matters.

      The Enterprise-Wide Compliance Committee, comprised of senior business unit managers as well as managers responsible for compliance, audit and overall risk, oversees compliance risk throughout the Corporation. This enterprise-wide approach provides a consistent view of compliance across the organization. The Enterprise-Wide Compliance Committee also ensures that appropriate actions are implemented in business units to mitigate risk to an acceptable level.

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

CRITICAL ACCOUNTING POLICIES

      The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 67 in Note 1 to the consolidated financial statements. These policies require numerous estimates and strategic or economic assumptions, which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions or estimates could have a material impact on the Corporation’s future financial condition and results of operations. The most critical of these significant accounting policies are the policies for allowance for credit losses, pension plan accounting and goodwill. These policies are reviewed with the Audit Committee of the Board and are discussed more fully below.

Allowance for Credit Losses

      The allowance for credit losses (combined allowance for loan losses and allowance for credit losses on lending-related commitments) is calculated with the objective of maintaining a reserve sufficient to absorb estimated probable losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio, lending-related commitments, and other relevant factors. However, this evaluation is inherently subjective as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, an estimate of the value of collateral, including the market value of thinly traded or nonmarketable equity securities, and an estimate of the probability of drawing on unfunded commitments.

Allowance For Loan Losses

      Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The valuation is reviewed and updated on a quarterly basis. While the determination of fair value may involve estimates, each estimate is unique to the individual loan, and none is individually significant.

      The portion of the allowance allocated to the remaining loans is determined by applying projected loss ratios to loans in each risk category. Projected loss ratios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets, as well as mapping to bond tables. Since a loss ratio is applied to a large portfolio of loans, any variation between actual and assumed results could be significant. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and international risks inherent in certain portfolios, including portfolio exposures to automotive, retailers, contractors, technology-related, entertainment, air transportation and healthcare industries, Small Business Administration loans and Mexican risks.

      An unallocated allowance is also maintained to cover factors affecting the determination of probable losses inherent in the loan portfolio that are not necessarily captured by the application of projected loss ratios or identified industry specific and international risks. The unallocated allowance considers the imprecision in the risk rating system and the risk associated with new customer relationships.

      The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by five percent (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2005 would change by approximately $14 million.

Allowance for Credit Losses on Lending-Related Commitments

      Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same projected loss rates as loans, or with specific reserves. In general, the probability of draw is considered certain once the credit becomes a watch list credit. Non-watch list credits have a lower probability of draw, to which standard loan loss rates are applied.

Automotive Industry Concentration

      A concentration in loans to the automotive industry could result in significant changes to the allowance for credit losses if assumptions underlying the expected losses differed from actual results. For example, a bankruptcy by a domestic automotive manufacturer could adversely affect the risk ratings of its suppliers, causing actual losses to differ from those expected. The allowance for loan losses included a component for automotive suppliers, which assumed that suppliers whose largest customer was a domestic manufacturer would be downgraded by one risk rating in the event of bankruptcy. If that component were to cover all suppliers to that manufacturer (not just those suppliers whose largest customer was that manufacturer), the allowance for loan losses would increase by about $14 million at December 31, 2005. In addition, the allowance for credit losses on lending-related commitments included reserves for losses on certain unfunded commitments to that same manufacturer. Each five percentage point fluctuation in the market price (used to determine expected loss) of those unfunded commitments would change the allowance for credit losses on lending-related commitments by about $5 million at December 31, 2005.

      For further discussion of the methodology used in the determination of the allowance for credit losses, refer to the discussion of “Provision and Allowance for Credit Losses” section in this financial review on page 28, and Note 1 to the consolidated financial statements on page 67. To the extent actual outcomes differ from management estimates, additional provision for credit losses may be required that would adversely impact earnings in future periods. A substantial majority of the allocated allowance is assigned to business segments. Any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Business Bank segment. The industry specific and international allowance, and unallocated allowance for loan losses are not assigned to business segments, and any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the “Other” category in segment reporting.

Pension Plan Accounting

      The Corporation has defined benefit plans in effect for substantially all full-time employees. Benefits under the plans are based on years of service, age and compensation. Assumptions are made concerning future events that will determine the amount and timing of required benefit payments, funding requirements and pension expense (income). The three major assumptions are the discount rate used in determining the current benefit obligation, the long-term rate of return expected on plan assets and the rate of compensation increase. The assumed discount rate is based on quoted rates for the Moody’s Investors Service Aa Corporate Bond Index in December, the last month prior to the year of recording the expense. The Corporation utilizes the Aa Corporate Bond Index from Moody’s Investors Service as this rate approximates the aggregation of rates on bonds matching the plans’ expected cash flows. The second assumption, long-term rate of return expected on plan assets, is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The current asset allocation and target asset allocation model for the plans is detailed in Note 15 on page 88. The expected returns on these various asset categories are blended to derive one long-term return assumption. The assets are invested in certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities, corporate bonds and notes and a real estate investment trust. The third assumption, rate of compensation increase, is based on reviewing recent annual pension-eligible compensation increases as well as the expectation of future increases. The Corporation reviews its pension plan assumptions on an annual basis with its actuarial consultants to determine if the assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

      The key actuarial assumptions that will be used to calculate 2006 expense for the defined benefit pension plans are a discount rate of 5.50 percent, a long-term rate of return on assets of 8.25 percent, and a rate of compensation increase of 4.00 percent. Pension expense in 2006 is expected to be approximately $50 million, an increase of $19 million from the $31 million recorded in 2005, primarily due to changes in the discount rate, the normal retirement age, plan demographics and progression, and updated mortality tables.

      Changing the 2006 key actuarial assumptions discussed above in 25 basis point increments would have the following impact on pension expense in 2006:

	25 Basis Point

	Increase	Decrease
Key Actuarial Assumption:

	(in millions)
Discount rate	$(6.4)	$6.4
Long-term rate of return	(2.7)	2.7
Rate of compensation	2.8	(2.8)

      If the assumed long-term return on assets differs from the actual return on assets, the asset gains and losses are incorporated in the market-related value, which is used to determine the expected return on assets, over a five-year period. The Employee Benefits Committee, which is comprised of executive and senior managers from various areas of the Corporation, provides broad asset allocation guidelines to the asset manager, who reports results and investment strategy quarterly to the Committee. Actual asset allocations are compared to target allocations by asset category and investment returns for each class of investment are compared to expected results based on broad market indices.

      Note 15 on page 88 to the consolidated financial statements contains a table showing the funded status of the qualified defined benefit plan at year-end which was $27 million at December 31, 2005. Due to the long-term nature of pension plan assumptions, actual results may differ significantly from the actuarial-based estimates. Differences between estimates and experience are required to be deferred and amortized to pension expense in future years. As the table illustrates, the actuarial loss in the qualified defined benefit plan at December 31, 2005 increased to $349 million, compared to an actuarial loss of $295 million at December 31, 2004. Unless recovered in the market or by future assumption changes, this loss will be amortized to pension expense in future years. For further information, refer to Note 1 to the consolidated financial statements on page 67. In 2005, the actual return on plan assets was $66 million, compared to a return on plan assets of $112 million in 2004. The Corporation contributed $58 million and $62 million, in 2005 and 2004, respectively, to the qualified defined benefit plan to mitigate the impact of these actuarial losses on future years. Additional contributions, to the extent allowable by law, may be made to further mitigate these losses. For the foreseeable future, the Corporation has sufficient liquidity to make such payments.

      Pension expense is recorded in “employee benefits” expense on the consolidated statements of income, and is allocated to segments based on the segment’s share of salaries expense. Given the salaries expense included in 2005 segment results, pension expense was allocated approximately 36 percent, 35 percent, 24 percent and 5 percent to the Small Business & Personal Financial Services, Business Bank, Wealth & Institutional Management and Finance segments, respectively, in 2005.

      A minimum pension liability is required to be recorded in shareholders’ equity as part of accumulated other comprehensive income (loss) for pension plans where the accrued benefit cost is less than the accumulated benefit obligation. An after-tax minimum pension liability of $3 million and $13 million, primarily for the non-qualified defined benefit pension plan, was included in shareholders’ equity as part of accumulated other comprehensive income (loss) at December 31, 2005 and 2004, respectively.

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

      The fair value of reporting units is derived through use of internal valuation models for all units except the asset management reporting unit, which is part of the Wealth & Institutional Management segment. Inherent in these internal valuation models are assumptions related to the cash flows expected to be generated by reporting units, which are based on historical and projected growth expectations for reporting units, and on comparable market multiples. Cash flows are discounted using a risk-free rate plus a spread that incorporates long-term equity risk. The valuation for the Corporation’s asset management reporting unit (Munder) is based on an independent valuation prepared by an investment banker not affiliated with the Corporation. The annual test of goodwill and identified intangible assets that have an indefinite useful life, performed as of July 1, 2005, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), did not indicate that an impairment charge was required. In the fourth quarter 2005, Munder sold its interest in Framlington Group Limited, an indirectly owned unconsolidated subsidiary. Goodwill of $34 million was allocated to the sale in accordance with SFAS No. 142. Following the sale, the goodwill that remained on Munder was tested for impairment. The test did not indicate that an impairment charge was required. For a further discussion of the Corporation’s goodwill, refer to Note 7 to the consolidated financial statements on page 78.

      The valuation model for Munder includes, among others, estimates of a discount rate, market growth and new business growth assumptions. The following describes the estimated sensitivities to these assumptions, based on the most recent independent valuation.

      The discount rate assumption used in the valuation model was 13 percent. Increasing the discount rate by 200 basis points would result in a decrease in the valuation of approximately $15 million at the midpoint of the valuation range. The market growth rate assumptions used were approximately 7 percent for equity, 3 percent for fixed and 4 percent for cash investments. Decreasing the market growth rates by 50 percent would result in a decrease in the valuation of approximately $21 million at the midpoint of the valuation range. The new business growth assumption used was approximately 5 percent (compound annual growth rate) and the redemption (business attrition) rate used was approximately 3 percent. Decreasing the new business growth assumption and increasing the redemption rate by 10 percent would result in a combined decrease in the valuation of approximately $13 million.

      In addition, the valuation model uses a market valuation for comparable companies (market multiples). While the market multiple is not an assumption, a presumption that it provides an indicator of the value of Munder is inherent in the valuation.

      The fair value estimate is updated whenever there are indicators of impairment. At December 31, 2005, management estimates that it would take a decline in the fair value of Munder of $206 million to trigger impairment.

FORWARD-LOOKING STATEMENTS

      This report includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the Corporation may make other written and oral communication from time to time that contain such statements. All statements regarding the Corporation’s expected financial position, strategies and growth prospects and general economic conditions expected to exist in the future are forward-looking statements. The words, “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions as they relate to the Corporation or its management, are intended to identify forward-looking statements.

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

•	general political, economic or industry conditions, either domestically or internationally, may be less favorable than expected;

•	developments concerning credit quality in various industry sectors may result in an increase in the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;

•	industries in which the Corporation has lending concentrations, including, but not limited to, automotive production, could suffer a significant decline which could adversely affect the Corporation;

•	demand for commercial loans and investment advisory products may not increase as expected;

•	the mix of interest rates and maturities of the Corporation’s interest earning assets and interest-bearing liabilities (primarily loans and deposits) may be less favorable than expected;

•	interest rate margin changes may be different than expected;

•	there could be fluctuations in inflation or interest rates;

•	there could be changes in trade, monetary and fiscal policies, including, but not limited to, the interest rate policies of the Board of Governors of the Federal Reserve System;

•	customer borrowing, repayment, investment and deposit practices generally may be different than anticipated;

•	management’s ability to maintain and expand customer relationships may differ from expectations;

•	management’s ability to retain key officers and employees may change;

•	the introductions, withdrawal, success and timing of business initiatives and strategies, including, but not limited to the opening of new banking centers, and plans to grow personal financial services and wealth management, may be less successful or may be different than anticipated;

•	competitive product and pricing pressures among financial institutions within the Corporation’s markets may change;

•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry in general;

•	instruments, systems and strategies used to hedge or otherwise manage exposure to various types of credit, market and liquidity, operational, compliance and business risks and enterprise-wide risk could be less effective than anticipated, and the Corporation may not be able to effectively mitigate its risk exposures in particular market environments or against particular types of risk;

•	there could be terrorist activities or other hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation;

•	there could be natural disasters, including, but not limited to, hurricanes, tornadoes, earthquakes and floods, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation;

•	there could be changes in applicable laws and regulations, including, but not limited to, those concerning taxes, banking, securities, and insurance; and

•	there could be adverse conditions in the stock market.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	December 31

	2005	2004

	(in millions, except
	share data)
ASSETS
Cash and due from banks	$1,609	$1,139
Short-term investments	1,159	3,230
Investment securities available-for-sale	4,240	3,943

Commercial loans	23,545	22,039
Real estate construction loans	3,482	3,053
Commercial mortgage loans	8,867	8,236
Residential mortgage loans	1,485	1,294
Consumer loans	2,697	2,751
Lease financing	1,295	1,265
International loans	1,876	2,205

Total loans	43,247	40,843
Less allowance for loan losses	(516)	(673)

Net loans	42,731	40,170
Premises and equipment	510	415
Customers’ liability on acceptances outstanding	59	57
Accrued income and other assets	2,705	2,812

Total assets	$53,013	$51,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$15,666	$15,164
Interest-bearing deposits	26,765	25,772

Total deposits	42,431	40,936
Short-term borrowings	302	193
Acceptances outstanding	59	57
Accrued expenses and other liabilities	1,192	1,189
Medium- and long-term debt	3,961	4,286

Total liabilities	47,945	46,661
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/05 and 12/31/04	894	894
Capital surplus	461	421
Accumulated other comprehensive loss	(170)	(69)
Retained earnings	4,796	4,331
Less cost of common stock in treasury — 15,834,985 shares at 12/31/05 and 8,259,328 shares at 12/31/04	(913)	(472)

Total shareholders’ equity	5,068	5,105

Total liabilities and shareholders’ equity	$53,013	$51,766

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	2005	2004	2003

	(in millions, except per share data)
INTEREST INCOME
Interest and fees on loans	$2,554	$2,054	$2,211
Interest on investment securities	148	147	165
Interest on short-term investments	24	36	36

Total interest income	2,726	2,237	2,412
INTEREST EXPENSE
Interest on deposits	548	315	370
Interest on short-term borrowings	52	4	7
Interest on medium- and long-term debt	170	108	109

Total interest expense	770	427	486

Net interest income	1,956	1,810	1,926
Provision for loan losses	(47)	64	377

Net interest income after provision for loan losses	2,003	1,746	1,549
NONINTEREST INCOME
Service charges on deposit accounts	218	231	238
Fiduciary income	177	171	169
Commercial lending fees	63	55	63
Letter of credit fees	70	66	65
Foreign exchange income	37	37	36
Brokerage fees	36	36	34
Investment advisory revenue, net	51	35	30
Card fees	39	32	27
Bank-owned life insurance	38	34	42
Equity in earnings of unconsolidated subsidiaries	16	12	6
Warrant income	9	7	4
Net securities gains	—	—	50
Net gain on sales of businesses	56	7	—
Other noninterest income	132	134	123

Total noninterest income	942	857	887
NONINTEREST EXPENSES
Salaries	820	760	736
Employee benefits	184	159	161

Total salaries and employee benefits	1,004	919	897
Net occupancy expense	121	125	128
Equipment expense	56	58	61
Outside processing fee expense	78	68	71
Software expense	49	43	37
Customer services	69	23	25
Litigation and operational losses	18	24	18
Provision for credit losses on lending-related commitments	18	(12)	(2)
Other noninterest expenses	253	245	248

Total noninterest expenses	1,666	1,493	1,483

Income before income taxes	1,279	1,110	953
Provision for income taxes	418	353	292

NET INCOME	$861	$757	$661

Basic net income per common share	$5.17	$4.41	$3.78
Diluted net income per common share	5.11	4.36	3.75
Cash dividends declared on common stock	367	356	350
Cash dividends declared per common share	2.20	2.08	2.00

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
			Capital	Comprehensive	Retained	Treasury	Shareholders’
	In Shares	Amount	Surplus	Income (Loss)	Earnings	Stock	Equity

	(in millions, except per share data)
BALANCE AT JANUARY 1, 2003	174.8	$894	$363	$237	$3,684	$(231)	$4,947
Net income	—	—	—	—	661	—	661
Other comprehensive loss, net of tax	—	—	—	(163)	—	—	(163)

Total comprehensive income							498
Cash dividends declared on common stock ($2.00 per share)	—	—	—	—	(350)	—	(350)
Purchase of common stock	(0.5)	—	—	—	—	(27)	(27)
Net issuance of common stock under employee stock plans	0.7	—	(5)	—	(22)	43	16
Recognition of stock-based compensation expense	—	—	26	—	—	—	26

BALANCE AT DECEMBER 31, 2003	175.0	$894	$384	$74	$3,973	$(215)	$5,110
Net income	—	—	—	—	757	—	757
Other comprehensive loss, net of tax	—	—	—	(143)	—	—	(143)

Total comprehensive income							614
Cash dividends declared on common stock ($2.08 per share)	—	—	—	—	(356)	—	(356)
Purchase of common stock	(6.5)	—	—	—	—	(370)	(370)
Net issuance of common stock under employee stock plans	2.0	—	2	—	(43)	113	72
Recognition of stock-based compensation expense	—	—	35	—	—	—	35

BALANCE AT DECEMBER 31, 2004	170.5	$894	$421	$(69)	$4,331	$(472)	$5,105
Net income	—	—	—	—	861	—	861
Other comprehensive loss, net of tax	—	—	—	(101)	—	—	(101)

Total comprehensive income							760
Cash dividends declared on common stock ($2.20 per share)	—	—	—	—	(367)	—	(367)
Purchase of common stock	(9.0)	—	—	—	—	(525)	(525)
Net issuance of common stock under employee stock plans	1.4	—	(4)	—	(29)	84	51
Recognition of stock-based compensation expense	—	—	44	—	—	—	44

BALANCE AT DECEMBER 31, 2005	162.9	$894	$461	$(170)	$4,796	$(913)	$5,068

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	2005	2004	2003

	(in millions)
OPERATING ACTIVITIES
Net income	$861	$757	$661
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	(47)	64	377
Provision for credit losses on lending-related commitments	18	(12)	(2)
Depreciation and software amortization	73	70	69
Amortization of stock-based compensation expense	45	34	28
Net amortization of securities	8	24	29
Net amortization of intangibles	—	1	1
Net gain on sale of investment securities available-for-sale	—	—	(50)
Net gain on sales of businesses	(56)	(7)	—
Contributions to pension plan fund	(58)	(62)	(46)
Net (increase) decrease in trading securities	—	(9)	1
Net (increase) decrease in loans held-for-sale	(1)	115	62
Net decrease (increase) in accrued income receivable	93	(145)	18
Net (decrease) increase in accrued expenses	(81)	241	92
Other, net	(9)	(43)	81

Total adjustments	(15)	271	660

Net cash provided by operating activities	846	1,028	1,321
INVESTING ACTIVITIES
Net decrease (increase) in other short-term investments	2,115	677	(1,630)
Proceeds from sales of investment securities available-for-sale	—	337	4,030
Proceeds from maturities of investment securities available-for-sale	1,302	1,032	4,987
Purchases of investment securities available-for-sale	(1,647)	(867)	(10,416)
Decrease in receivables for securities sold pending settlement	—	—	1,110
Net (increase) decrease in loans	(2,611)	(773)	1,589
Net increase in fixed assets	(132)	(95)	(59)
Net (increase) decrease in customers’ liability on acceptances outstanding	(2)	(30)	6
Proceeds from sales of businesses	97	8	—

Net cash (used in) provided by investing activities	(878)	289	(383)
FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,524	(527)	(307)
Net increase (decrease) in short-term borrowings	109	(69)	(278)
Net increase (decrease) in acceptances outstanding	2	30	(6)
Proceeds from issuance of medium- and long-term debt	283	364	511
Repayments of medium- and long-term debt	(576)	(848)	(875)
Proceeds from issuance of common stock and other capital transactions	51	72	16
Purchase of common stock for treasury	(525)	(370)	(27)
Dividends paid	(366)	(357)	(347)

Net cash provided by (used in) financing activities	502	(1,705)	(1,313)

Net increase (decrease) in cash and due from banks	470	(388)	(375)
Cash and due from banks at beginning of year	1,139	1,527	1,902

Cash and due from banks at end of year	$1,609	$1,139	$1,527

Interest paid	$733	$413	$457

Income taxes paid	$340	$186	$148

Noncash investing and financing activities:
Loans transferred to other real estate	$33	$33	$32
Loans transferred to held-for-sale	43	—	—
Deposits transferred to held-for-sale	29	—	—

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 1 — Summary of Significant Accounting Policies

     Organization

      Comerica Incorporated is a registered financial holding company headquartered in Detroit, Michigan. The Corporation’s major business segments are the Business Bank, Small Business & Personal Financial Services, and Wealth & Institutional Management. For further discussion of each business segment, refer to Note 23 on page 107. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas and Florida. The Corporation and its banking subsidiaries are regulated at both the state and federal levels.

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

      The Corporation consolidates variable interest entities (VIE’s) in which it is the primary beneficiary. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership, or other money interests in an entity that change with fluctuations in the entity’s net asset value. The primary beneficiary consolidates the VIE; the primary beneficiary is defined as the enterprise that absorbs a majority of expected losses or receives a majority of residual returns (if the losses or returns occur), or both. The Corporation consolidates entities not determined to be VIE’s when it holds a majority (controlling) interest in the entity’s outstanding voting stock. The minority interest in less than 100% owned consolidated subsidiaries is not material, and is included in “accrued expenses and other liabilities” on the consolidated balance sheets. The related minority interest in earnings which is included in “other noninterest expenses” on the consolidated statements of income was approximately $4 million for the year ended December 31, 2005 and was not significant for the years ended December 31, 2004 and 2003.

      Equity investments in entities that are not VIE’s where the Corporation owns less than a majority (controlling) interest and equity investments in entities that are VIE’s where the Corporation is not the primary beneficiary are not consolidated. Rather, such investments are accounted for using either the equity method or cost method. The equity method is used for investments in a corporate joint venture and investments where the Corporation has the ability to exercise significant influence over the investee’s operation and financial policies, which is generally presumed to exist if the Corporation owns more than 20 percent of the voting interest of the investee. Equity method investments are included in “accrued income and other assets” on the consolidated balance sheets, with income and losses recorded in “equity in earnings of unconsolidated subsidiaries” on the consolidated statements of income. Unconsolidated equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Cost method investments in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

publicly traded companies are included in “investment securities available-for-sale” on the consolidated balance sheets, with income distributions (net of write-downs) recorded in “net securities gains (losses)” on the consolidated statements of income. Cost method investments in non-publicly traded companies are included in “accrued income and other assets” on the consolidated balance sheets, with income distributions (net of write-downs) recorded in “other noninterest income” on the consolidated statements of income.

     Short-term Investments

      Short-term investments include interest-bearing deposits with banks, federal funds sold, securities purchased under agreements to resell, trading securities and loans held-for-sale. The substantial majority of short-term investments at December 31, 2005 and 2004 were federal funds sold.

      Trading securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in “other noninterest income” on the consolidated statements of income.

      Loans held-for-sale, typically residential mortgages and Small Business Administration loans, are carried at the lower of cost or market. Market value is determined in the aggregate.

     Investment Securities

      Investment securities held-to-maturity are those securities which the Corporation has the ability and management has the positive intent to hold to maturity as of the balance sheet dates. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

      Investment securities that are not considered held-to-maturity are accounted for as securities available-for-sale, and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income (loss). Unrealized losses on securities available-for-sale are recognized in earnings if the Corporation does not have the ability or intent to hold the securities until market recovery or if full collection of the amounts due according to the contractual terms of the debt is not expected.

      Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security sold.

     Allowance for Loan Losses

      The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Corporation’s senior management. The Corporation performs a detailed credit quality review quarterly on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific and international risks inherent in certain portfolios, including portfolio exposures to automotive, retail, contractor, technology-related, entertainment, air transportation and healthcare industries, Small Business Administration loans and Mexican risks. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets, as well as mapping to bond tables.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Management maintains an unallocated allowance to recognize the uncertainty and inherent imprecision underlying the process of estimating expected loan losses. Determination of the probable losses inherent in the portfolio, which are not necessarily captured by the allocation methodology discussed above, involve the exercise of judgment. Factors that were considered in the evaluation of the adequacy of the Corporation’s unallocated allowance include the inherent imprecision in the risk rating system, and the risk associated with new customer relationships. The unallocated allowance associated with the margin for imprecision in the risk rating system is based on a historical evaluation of the accuracy of the risk ratings associated with loans, while the unallocated allowance due to new business migration risk is based on an evaluation of the risk of ratings downgrades associated with loans that do not have a full year of payment history.

      The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory instability in countries where the Corporation has a concentration of loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allocated allowance. Inclusion of other industry specific and international portfolio exposures in the allocated allowance, as well as significant increases in the current portfolio exposures, could also increase the amount of the allocated allowance. Any of these events, or some combination, may result in the need for additional provision for loan losses in order to maintain an allowance that complies with credit risk and accounting policies.

      Loans deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

     Allowance for Credit Losses on Lending-Related Commitments

      The Corporation maintains an allowance to cover management’s assessment of probable credit losses inherent in lending-related commitments, including commitments to extend credit, letters of credit and guarantees. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same projected loss rates as loans, or with specific reserves. In general, the probability of draw is considered certain once the credit becomes a watch list credit. Non-watch list credits have a lower probability of draw, to which standard loan loss rates are applied. The allowance for credit losses on lending-related commitments is included in “accrued expenses and other liabilities” on the consolidated balance sheets, with the corresponding charge reflected in “provision for credit losses on lending-related commitments” on the consolidated statements of income.

     Nonperforming Assets

      Nonperforming assets are comprised of loans and debt securities for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, and real estate which has been acquired primarily through foreclosure and is awaiting disposition.

      Loans which were restructured but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status, are not reported as nonperforming assets. Such loans continue to be evaluated for impairment for the remainder of the calendar year of the modifications. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring, if not impaired based on the modified terms. See Note 3 on page 75 for additional information on loan impairment.

      Consumer loans are generally not placed on nonaccrual status and are charged off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan or debt security is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans and debt securities is then recognized only to the extent that cash is received

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

and where future collection of principal is probable. Generally, a loan or debt security may be returned to accrual status when all delinquent principal and interest have been received and the Corporation expects repayment of the remaining contractual principal and interest, or when the loan or debt security is both well secured and in the process of collection.

      A nonaccrual loan that is restructured will generally remain on nonaccrual after the restructuring for a period of six months to demonstrate that the borrower can meet the restructured terms. However, sustained payment performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the restructured terms. These factors may result in the loan being returned to an accrual status at the time of restructuring or upon satisfaction of a shorter performance period. If management is uncertain whether the borrower has the ability to meet the revised payment schedule, the loan remains classified as nonaccrual. Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

     Premises and Equipment

      Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets. The estimated useful lives are generally 10-33 years for premises that the company owns and three to eight years for furniture and equipment. Leasehold improvements are amortized over the terms of their respective leases, or 10 years, whichever is shorter.

     Software

      Capitalized software is stated at cost, less accumulated amortization. Capitalized software includes purchased software and capitalizable application development costs associated with internally-developed software. Amortization, computed on the straight-line method, is charged to operations over the estimated useful life of the software, which is generally five years. Capitalized software is included in “accrued income and other assets” on the consolidated balance sheets.

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

      Additional information regarding the Corporation’s goodwill, other intangible assets and impairment policies can be found in Note 7 on page 78.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

     Share-based Compensation

      In 2002, the Corporation adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Share-based Compensation” (as amended by SFAS No. 148, “Accounting for Share-based Compensation-Transition and Disclosure”), which the Corporation is applying prospectively to new share-based compensation awards granted to employees after December 31, 2001. Options granted prior to January 1, 2002 continue to be accounted for under the intrinsic value method, as outlined in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Awards under the Corporation’s plans vest over periods ranging from one to four years. Therefore, the expense related to share-based compensation included in the determination of net income for 2005, 2004 and 2003 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. The impact of the adoption of SFAS No. 123 on 2005, 2004 and 2003 net income was a decrease of $22 million, $18 million and $13 million, respectively. The effect on net income and earnings per share, if the fair value method had been applied to all outstanding and unvested awards in each of the three years in the period ended December 31, 2005, is presented in the table below.

	Years Ended December 31

	2005	2004	2003

	(in millions, except per
	share data)
Net income applicable to common stock, as reported	$861	$757	$661
Add: Stock-based compensation expense included in reported net income, net of related tax effects	29	22	18
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(29)	(27)	(26)

Pro forma net income applicable to common stock	$861	$752	$653

Net income per common share:
Basic — as reported	$5.17	$4.41	$3.78
Basic — pro forma	5.17	4.38	3.74
Diluted — as reported	5.11	4.36	3.75
Diluted — pro forma	5.11	4.32	3.70

      Further information on the Corporation’s share-based compensation plans is included in Note 14 on page 85.

     Pension Costs

      Pension costs are charged to “employee benefits” expense on the consolidated statements of income and are funded consistent with the requirements of federal law and regulations. Inherent in the determination of pension costs are assumptions concerning future events that will affect the amount and timing of required benefit payments under the plans. These assumptions include demographic assumptions such as retirement age and death, a compensation rate increase, a discount rate used to determine the current benefit obligation, and a long-term expected return on plan assets. Net periodic pension expense includes service cost, interest costs based on the assumed discount rate, an expected return on plan assets based on an actuarially derived market-related value of assets, and amortization of unrecognized liabilities such as prior service cost and actuarial gains and losses. The market-related value used to determine the expected return on plan assets is based on fair value adjusted for the difference between expected returns and actual asset performance. The asset gains and losses are incorporated in the market-related value over a five-year period. Prior service costs include the impact of plan amendments on the liabilities and are amortized over the future service periods of active employees expected to receive benefits under the plan. Actuarial gains and losses result from experience different from that assumed and from changes in assumptions (excluding asset gains and losses not yet reflected in market-related

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

value). Amortization of actuarial gains and losses is included as a component of net periodic pension cost for a year if the unrecognized net gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the excess is amortized over the average remaining service period of participating employees expected to receive benefits under the plan.

     Postretirement Benefits

      Postretirement benefits are recognized in “employee benefits” expense on the consolidated statements of income during the employee’s active service period.

     Derivative Instruments

      Derivative instruments are carried at fair value in either, “accrued income and other assets” or “accrued expenses and other liabilities” on the consolidated balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Corporation designates the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments designated and qualifying as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item (i.e., the ineffective portion), if any, is recognized in current earnings during the period of change. For derivative instruments that are designated and qualify as a hedge of a net foreign currency investment in a foreign subsidiary, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

      Foreign exchange futures and forward contracts, foreign currency options, interest rate caps, interest rate swap agreements and energy derivative contracts executed as a service to customers are not designated as hedging instruments and both the realized and unrealized gains and losses on these instruments are recognized in noninterest income.

     Warrants

      The Corporation holds a portfolio of approximately 800 warrants for non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. The Corporation historically recognized income related to these warrants approximately 30 days prior to the warrant issuer’s publicly traded stock becoming free of restrictions, when a publicly traded company acquired the warrant issuer, or when cash was received. In third quarter 2005, the Corporation determined that, due to a net exercise provision embedded in the warrant agreements, the warrant portfolio should have been recorded at fair value in accordance with Implementation Issue 17a of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” (SFAS 133) since 2001. The required cumulative adjustments to record the portfolio at fair value were not material to the current or any prior reporting periods, and were recorded as of September 30, 2005. The adjustments included recording a $24 million warrant asset in “accrued income and other assets” on the consolidated balance sheet. The adjustments also included recording $20 million in “interest and fees on loans,” $4 million in incentive compensation expense in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

“salaries expense” and $5 million in “provision for income taxes” on the consolidated statements of income. Under the Corporation’s new accounting, the fair value of warrants covered by Implementation issue 17a of SFAS 133 that are received as part of the loan origination process is deferred and amortized into interest and fees on loans over the life of the loan, in accordance with SFAS 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” In addition, beginning in the fourth quarter 2005, the fair value of these warrants is adjusted on a quarterly basis, with any changes in the fair value recorded in “warrant income” on the consolidated statements of income.

     Standby and Commercial Letters of Credit and Financial Guarantees

      A liability related to certain guarantee contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party is recognized and initially measured at fair value by the guarantor. The initial recognition and measurement provisions were applied by the Corporation on a prospective basis to guarantees issued or modified subsequent to December 31, 2002. Further information on the Corporation’s obligations under guarantees is included in Note 19 on page 96.

     Income Taxes

      The provision for income taxes is based on amounts reported in the statements of income (after exclusion of nontaxable items, principally income on bank-owned life insurance and interest income on state and municipal securities) and includes deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

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

     Loan Origination Fees and Costs

      Loan origination and commitment fees and certain costs are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

     Other Comprehensive Income (Loss)

      The Corporation has elected to present information on comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity on page 65 and in Note 12 on page 83.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 2 — Investment Securities

      A summary of the Corporation’s investment securities available-for-sale follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

		(in millions)
December 31, 2005
U.S. Treasury and other Government agency securities	$125	$—	$1	$124
Government-sponsored enterprise securities	4,059	2	107	3,954
State and municipal securities	4	—	—	4
Other securities	157	1	—	158

Total securities available-for-sale	$4,345	$3	$108	$4,240

December 31, 2004
U.S. Treasury and other Government agency securities	$193	$—	$1	$192
Government-sponsored enterprise securities	3,617	1	54	3,564
State and municipal securities	7	—	—	7
Other securities	179	1	—	180

Total securities available-for-sale	$3,996	$2	$55	$3,943

      A summary of the Corporation’s temporarily impaired investment securities available-for-sale follows:

	Impaired

	Less than 12 Months		Over 12 Months		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(in millions)
December 31, 2005
U.S. Treasury and other Government agency securities	$36	$—	$47	$1	$83	$1
Government-sponsored enterprise securities	1,085	15	2,535	92	3,620	107
State and municipal securities	—	—	—	—	—	—
Other securities	—	—	—	—	—	—

Total temporarily impaired securities	$1,121	$15	$2,582	$93	$3,703	$108

December 31, 2004
U.S. Treasury and other Government agency securities	$35	$—	$104	$1	$139	$1
Government-sponsored enterprise securities	885	12	2,409	42	3,294	54
State and municipal securities	—	—	—	—	—	—
Other securities	—	—	—	—	—	—

Total temporarily impaired securities	$920	$12	$2,513	$43	$3,433	$55

      At December 31, 2005, the Corporation had 115 securities in an unrealized loss position, including 110 Government-sponsored enterprise securities (i.e., FMNA, FHLMC). The unrealized losses resulted from changes in market interest rates, not credit quality. The Corporation has the ability and intent to hold these available-for-sale investment securities until maturity or market price recovery, and full collection of the amounts due

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

according to the contractual terms of the debt is expected; therefore, the Corporation does not consider these investments to be other than temporarily impaired at December 31, 2005.

      The table below summarizes the amortized cost and fair values of debt securities, by contractual maturity (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2005

	Amortized	Fair
	Cost	Value

	(in millions)
Contractual maturity
Within one year	$128	$128
After one year through five years	8	9
After five year through ten years	1	1
After ten years	—	—

Subtotal	137	138
Mortgage-backed securities	4,108	4,001
Equity and other nondebt securities	100	101

Total securities available-for-sale	$4,345	$4,240

      Sales, calls and write-downs of investment securities available-for-sale resulted in realized gains and losses as follows:

	Years Ended
	December 31

	2005	2004	2003

	(in millions)
Securities gains	$1	$6	$64
Securities losses	(1)	(6)	(14)

Total net securities gains (losses)	$—	$—	$50

      At December 31, 2005, investment securities having a carrying value of $1.8 billion were pledged where permitted or required by law to secure $818 million of liabilities, including public and other deposits, and derivative contracts. This included securities of $1.1 billion pledged with the Federal Reserve Bank to secure actual treasury tax and loan borrowings of $181 million at December 31, 2005, and potential borrowings of up to an additional $669 million. The remaining pledged securities of $692 million are primarily with state and local government agencies to secure $637 million of deposits and other liabilities, including deposits of the State of Michigan of $294 million at December 31, 2005.

Note 3 — Nonperforming Assets

      The following table summarizes nonperforming assets and loans, which generally are contractually past due 90 days or more as to interest or principal payments. Nonperforming assets consist of nonaccrual loans and debt securities, reduced-rate loans and other real estate. Nonaccrual loans and debt securities are those on which interest is not being recognized. Reduced-rate loans are those on which interest has been renegotiated to lower than market rates because of the weakened financial condition of the borrower.

      Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheets. Nonaccrual debt securities are included in “investment securities available-for-sale” and other real estate is included in “accrued income and other assets” on the consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	December 31

	2005	2004

	(in millions)
Nonaccrual loans:
Commercial	$65	$161
Real estate construction:
Real estate construction business line	3	31
Other	—	3

Total real estate construction	3	34
Commercial mortgage:
Commercial real estate business line	6	6
Other	29	58

Total commercial mortgage	35	64
Residential mortgage	2	1
Consumer	2	1
Lease financing	13	15
International	18	36

Total nonaccrual loans	138	312
Reduced-rate loans	—	—

Total nonperforming loans	138	312
Other real estate	24	27
Nonaccrual debt securities	—	—

Total nonperforming assets	$162	$339

Loans past due 90 days and still accruing	$16	$15

Gross interest income that would have been recorded had the nonaccrual and reduced-rate loans performed in accordance with original terms	$21	$34

Interest income recognized	$5	$5

      A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

      Impaired loans at December 31, 2005 were $149 million, $15 million of which were restructured and met the requirements to be on accrual status. These restructured loans are performing in accordance with their modified terms, but, in accordance with impaired loan disclosures, must be disclosed as impaired for the remainder of the calendar year of the restructuring.

	December 31

	2005	2004	2003

	(in millions)
Average impaired loans for the year	$221	$424	$593

Total year-end impaired loans	$149	$318	$512
Less: Loans restructured during the year on accrual status at year-end	(15)	(8)	(14)

Total year-end nonaccrual business loans	$134	$310	$498

Year-end impaired loans requiring an allowance	$129	$306	$468

Allowance allocated to impaired loans	$42	$88	$167

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Those impaired loans not requiring an allowance represent loans for which the fair value of expected repayments or collateral exceeded the recorded investments in such loans. At December 31, 2005, approximately 90 percent of the total impaired loans were evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or observable market value.

Note 4 — Allowance for Loan Losses

      An analysis of changes in the allowance for loan losses follows:

	2005	2004	2003

	(dollar amounts in millions)
Balance at January 1	$673	$803	$791
Loans charged-off	(174)	(268)	(408)
Recoveries on loans previously charged-off	64	74	43

Net loans charged-off	(110)	(194)	(365)
Provision for loan losses	(47)	64	377

Balance at December 31	$516	$673	$803

As a percentage of total loans	1.19%	1.65%	1.99%

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

      At December 31, 2005 and 2004, exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry totaled $11.4 billion and $11.1 billion, respectively. Additionally, commercial real estate loans, including real estate construction and commercial mortgage loans, totaled $12.3 billion and $11.3 billion at December 31, 2005 and 2004, respectively. Unused commitments on commercial real estate loans were $3.8 billion and $3.1 billion at December 31, 2005 and 2004, respectively.

Note 6 — Premises and Equipment

      A summary of premises and equipment by major category follows:

	December 31

	2005	2004

	(in millions)
Land	$85	$67
Buildings and improvements	579	486
Furniture and equipment	414	384

Total cost	1,078	937
Less: Accumulated depreciation and amortization	(568)	(522)

Net book value	$510	$415

      In March 2005, a subsidiary of the Corporation purchased an operations center building in Auburn Hills, Michigan. The Corporation previously leased the building from a third party. The purchase resulted in the addition of fixed assets of $36 million and a reduction in deferred rent credits of $26 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The Corporation conducts a portion of its business from leased facilities and leases certain equipment. Rental expense for leased properties and equipment amounted to $58 million, $66 million and $70 million in 2005, 2004 and 2003, respectively. As of December 31, 2005, future minimum payments under operating leases and other long-term obligations are as follows:

Years Ending
December 31

(in millions)
2006	$81
2007	58
2008	46
2009	40
2010	32
Thereafter	250

Total	$507

Note 7 — Goodwill and Other Intangible Assets

      Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which the Corporation conducts annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The Corporation performs its annual impairment test for goodwill and identified intangible assets that have an indefinite useful life as of July 1 of each year. The impairment test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units, which are a subset of the Corporation’s operating segments, and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of impairment. The annual test of goodwill and intangible assets that have an indefinite-life, performed as of July 1, 2005 and 2004 did not indicate that an impairment charge was required.

      In the fourth quarter 2005, the Corporation sold its interest in Framlington Group Limited, an indirectly owned unconsolidated subsidiary that was part of the Corporation’s asset management reporting unit (Munder). Goodwill of $34 million was allocated to the sale in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Following the sale, the goodwill that remained on Munder, which is part of the Wealth & Institutional Management segment for business segment reporting purposes, was tested for impairment. The test did not indicate that an impairment charge was required.

      The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004, are shown in the following table. Amounts in all periods are based on business segments in effect at December 31, 2005.

		Small Business	Wealth &
	Business	& Personal	Institutional
	Bank	Financial Services	Management	Total

	(in millions)
Balance at January 1, 2004	$90	$47	$110	$247
Goodwill impairment	—	—	—	—

Balance at December 31, 2004	$90	$47	$110	$247
Goodwill allocated to the sale of Framlington Group Limited	—	—	(34)	(34)
Goodwill impairment	—	—	—	—

Balance at December 31, 2005	$90	$47	$76	$213

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 8 — Deposits

      At December 31, 2005, the scheduled maturities of certificates of deposit and other deposits with a stated maturity were as follows:

Years Ending
December 31

(in millions)
2006	$5,445
2007	1,895
2008	547
2009	210
2010	69
Thereafter	81

Total	$8,247

      A maturity distribution of domestic certificates of deposit of $100,000 and over follows:

	December 31

	2005	2004

	(in millions)
Three months or less	$1,247	$1,154
Over three months to six months	573	443
Over six months to twelve months	530	555
Over twelve months	2,125	453

Total	$4,475	$2,605

Note 9 — Short-Term Borrowings

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

	Federal Funds Purchased	Other
	and Securities Sold Under	Borrowed
	Agreements to Repurchase	Funds

	(dollar amounts in millions)
December 31, 2005
Amount outstanding at year-end	$90	$212
Weighted average interest rate at year-end	4.08%	3.84%
Maximum month-end balance during the year	$304	$212
Average balance outstanding during the year	1,358	93
Weighted average interest rate during the year	3.59%	3.59%
December 31, 2004
Amount outstanding at year-end	$161	$32
Weighted average interest rate at year-end	2.14%	2.60%
Maximum month-end balance during the year	$253	$154
Average balance outstanding during the year	215	60
Weighted average interest rate during the year	1.31%	1.06%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      At December 31, 2005, the Corporation had available a $250 million commercial paper facility, with no outstanding borrowings. This facility is supported by a $245 million line of credit agreement. Under the current agreement, the line will expire in May 2006.

      At December 31, 2005, the Corporation’s subsidiary banks had pledged loans totaling $19 billion to secure a $15 billion collateralized borrowing account with the Federal Reserve Bank.

Note 10 — Medium- and Long-Term Debt

      Medium- and long-term debt are summarized as follows:

	December 31

	2005	2004

	(in millions)
Parent company
7.25% subordinated note due 2007	$155	$163
4.80% subordinated note due 2015	298	304
7.60% subordinated note due 2050	360	357

Total parent company	813	824
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2007	205	216
6.00% subordinated note due 2008	257	270
6.875% subordinated note due 2008	104	109
8.50% subordinated note due 2009	103	107
7.65% subordinated note due 2010	—	256
7.125% subordinated note due 2013	160	169
5.70% subordinated note due 2014	255	262
5.20% subordinated note due 2017	250	—
8.375% subordinated note due 2024	189	197
7.875% subordinated note due 2026	200	200
9.98% subordinated note due 2026	58	58

Total subordinated notes	1,781	1,844
Medium-term notes due 2005 to 2007:
Floating rate based on LIBOR indices	100	385
2.95% fixed rate note	98	99
2.85% fixed rate note	98	99
Variable rate secured debt financing due 2007	1,056	1,017
Variable rate note payable due 2009	15	18

Total subsidiaries	3,148	3,462

Total medium- and long-term debt	$3,961	$4,286

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

	Principal Amount		Base
	of Debt		Rate at
	Converted	Base Rate	12/31/05

	(dollar amounts in millions)
Parent company
7.25% subordinated note due 2007	$150	6-month LIBOR	4.70%
4.80% subordinated note due 2015	300	6-month LIBOR	4.70
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2007	200	6-month LIBOR	4.70
6.00% subordinated note due 2008	250	6-month LIBOR	4.70
6.875% subordinated note due 2008	100	6-month LIBOR	4.70
8.50% subordinated note due 2009	100	3-month LIBOR	4.54
7.125% subordinated note due 2013	150	6-month LIBOR	4.70
5.70% subordinated note due 2014	250	6-month LIBOR	4.70
5.20% subordinated note due 2017	250	6-month LIBOR	4.70
8.375% subordinated note due 2024	150	6-month LIBOR	4.70
7.875% subordinated note due 2026	150	6-month LIBOR	4.70
Medium-term notes:
2.95% fixed rate note	100	3-month LIBOR	4.54
2.85% fixed rate note	100	3-month LIBOR	4.54

      In August 2005, Comerica Bank (the “Bank”), a subsidiary of the Corporation, exercised its option to redeem, at par, a $250 million, 7.65% Subordinated Note, which was classified in medium- and long-term debt and had a maturity date of 2010.

      In August 2005, the Bank issued $250 million of 5.20% Subordinated Notes, which are classified in medium- and long-term debt. The notes pay interest on February 22 and August 22 of each year, beginning with February 22, 2006, and mature August 22, 2017. The Bank used the net proceeds for general corporate purposes.

      The Corporation has a $350 million, 7.60% Subordinated Note and a $55 million, 9.98% Subordinated Note that relate to trust preferred securities issuances held by entities that were deconsolidated, effective July 1, 2003, as a result of the adoption of FIN 46(R). These notes qualify as Tier 1 capital. All other subordinated notes with maturities greater than one year qualify as Tier 2 capital.

      The Corporation currently has two medium-term note programs: a senior note program and a European note program. Under these programs, the principal bank subsidiary may offer an aggregate principal amount of up to $17 billion. The notes can be issued as fixed or floating rate notes and with terms from one month to 30 years. The interest rate on the floating rate medium-term note based on LIBOR at December 31, 2005 was three-month LIBOR plus 0.11%. The medium-term notes are due from 2006 to 2007. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

      The principal maturities of medium- and long-term debt are as follows:

Years Ending
December 31

(in millions)
2006	$200
2007	1,440
2008	350
2009	115
2010	—
Thereafter	1,725

Total	$3,830

Note 11 — Shareholders’ Equity

      The Board of Directors of the Corporation authorized the purchase of up to 10 million shares of Comerica Incorporated outstanding common stock on March 23, 2004, and again on July 26, 2005. Substantially all shares purchased as part of the Corporation’s publicly announced repurchase plan were transacted in the open market and were within the scope of Rule 10b-18, which provides a safe harbor for purchases in a given day if an issuer of equity securities satisfies the manner, timing, price and volume conditions of the rule when purchasing its own common shares in the open market. There is no expiration date for the Corporation’s share repurchase program. Repurchases totaled 9.0 million shares, 6.5 million shares and 0.5 million shares in the years ended December 31, 2005, 2004 and 2003, respectively. The following table summarizes the Corporation’s share repurchase activity for the year ended December 31, 2005.

			Total Shares Purchased as	Remaining Share
	Total Shares	Average Price	Part of Publicly Announced	Repurchase
Month ending	Purchased	Paid Per Share	Repurchase Plan	Authorization (1)

	(shares in millions)
January 31, 2005	0.2	$57.11	0.2	8.1
February 28, 2005	0.7	57.90	0.7	7.4
March 31, 2005	1.2	55.91	1.2	6.2
April 30, 2005	0.2	56.25	0.2	6.0
May 31, 2005	0.9	56.70	0.9	5.1
June 30, 2005	0.9	57.43	0.9	4.2
July 31, 2005 (2)	—	62.39	—	14.1
August 31, 2005	0.8	60.10	0.8	13.3
September 30, 2005	1.6	60.17	1.6	11.7
October 31, 2005	—	—	—	11.7
November 30, 2005	1.3	58.71	1.3	10.4
December 31, 2005	1.2	57.40	1.2	9.2

Total	9.0	$58.09	9.0	9.2

(1)	Maximum number of shares that may yet be purchased under the plans or programs.

(2)	Remaining share repurchase authorization includes the July 26, 2005 Board of Directors resolution for the repurchase of an additional 10 million shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      At December 31, 2005, the Corporation had 23.3 million shares of common stock reserved for issuance and 838 thousand shares of restricted stock outstanding to employees and directors under the long-term incentive plans.

Note 12 — Accumulated Other Comprehensive Income (Loss)

      Other comprehensive income (loss) includes the change in net unrealized gains and losses on investment securities available-for-sale, the change in accumulated net gains and losses on cash flow hedges, the change in the accumulated foreign currency translation adjustment and the change in the accumulated minimum pension liability adjustment. The Consolidated Statements of Changes in Shareholders’ Equity on page 65 include only combined other comprehensive income (loss), net of tax. The following table presents reconciliations of the components of accumulated other comprehensive income (loss) for the years ended December 31, 2005, 2004 and 2003. Total comprehensive income totaled $760 million, $614 million and $498 million, for the years ended December 31, 2005, 2004 and 2003, respectively. The $146 million increase in total comprehensive income in the year ended December 31, 2005, when compared to the same period in the prior year, resulted principally from an increase in net income ($104 million) and a decrease in net losses on cash flow hedges ($55 million), partially offset by an increase in net unrealized losses on investment securities available-for-sale ($24 million), due to changes in the interest rate environment.

      For a further discussion of the effect of derivative instruments on other comprehensive income (loss) see Notes 1 and 19 on pages 67 and 96, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	2005	2004	2003

	(in millions)
Accumulated net unrealized gains (losses) on investment securities available-for-sale:
Balance at beginning of year, net of tax	$(34)	$(23)	$15
Net unrealized holding gains (losses) arising during the year	(53)	(17)	(8)
Less: Reclassification adjustment for gains (losses) included in net income	—	—	50

Change in net unrealized gains (losses) before income taxes	(53)	(17)	(58)
Less: Provision for income taxes	(18)	(6)	(20)

Change in net unrealized gains (losses) on investment securities available-for-sale, net of tax	(35)	(11)	(38)

Balance at end of year, net of tax	$(69)	$(34)	$(23)
Accumulated net gains (losses) on cash flow hedges:
Balance at beginning of year, net of tax	$(16)	$114	$241
Net cash flow hedge gains (losses) arising during the year	(117)	(18)	90
Less: Reclassification adjustment for gains (losses) included in net income	(2)	182	285

Change in net cash flow hedge gains (losses) before income taxes	(115)	(200)	(195)
Less: Provision for income taxes	(40)	(70)	(68)

Change in net cash flow hedge gains (losses), net of tax	(75)	(130)	(127)

Balance at end of year, net of tax	$(91)	$(16)	$114
Accumulated foreign currency translation adjustment:
Balance at beginning of year	$(6)	$(4)	$(3)
Net translation gains (losses) arising during the year	(1)	(2)	(1)

Change in foreign currency translation adjustment	(1)	(2)	(1)

Balance at end of year	$(7)	$(6)	$(4)
Accumulated minimum pension liability adjustment:
Balance at beginning of year, net of tax	$(13)	$(13)	$(16)
Minimum pension liability adjustment arising during the year before income taxes	15	—	5
Less: Provision for income taxes	5	—	2

Change in minimum pension liability, net of tax	10	—	3

Balance at end of year, net of tax	$(3)	$(13)	$(13)

Total accumulated other comprehensive income (loss) at end of year, net of tax	$(170)	$(69)	$74

Note 13 — Net Income Per Common Share

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

granted under the Corporation’s stock plans, using the treasury stock method. A computation of basic and diluted net income per common share is presented in the table below.

	Years Ended December 31

	2005	2004	2003

	(in millions, except per
	share data)
Basic
Net income applicable to common stock	$861	$757	$661

Average common shares outstanding	167	172	175

Basic net income per common share	$5.17	$4.41	$3.78

Diluted
Net income applicable to common stock	$861	$757	$661

Average common shares outstanding	167	172	175
Nonvested stock	1	—	—
Common stock equivalents
Net effect of the assumed exercise of stock options	1	2	1

Diluted average common shares	169	174	176

Diluted net income per common share	$5.11	$4.36	$3.75

      Options to purchase an average 6.1 million, 6.2 million and 9.2 million shares of common stock at exercise prices ranging from $57.99 — $71.58, $57.60 — $71.58 and $46.25 — $71.58 were outstanding during the years ended December 31, 2005, 2004 and 2003, respectively, but were not included in the computation of diluted net income per common share because the options’ exercise prices were greater than the average market price of common shares for the period.

Note 14 — Share-Based Compensation

      The Corporation has share-based compensation plans under which it awards both shares of restricted stock to key executive officers and key personnel, and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. The restricted stock generally vests within five years. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years from the date of grant. The options may have restrictions regarding exercisability. The plans provide for a grant of up to 16.5 million common shares.

      In 2002, the Corporation adopted the fair value method of accounting for stock options, as outlined in SFAS No. 123 (as amended by SFAS No. 148). Transition rules require that all stock options granted in the year of adoption be accounted for under the fair value method, thus, the new method was applied prospectively to all grants made after December 31, 2001. Therefore, the expense related to share-based compensation included in the determination of net income for 2005, 2004 and 2003 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. Under SFAS No. 123, compensation expense, equal to the fair value of share-based compensation as of the date of grant, is recognized over the vesting period. Awards under the Corporation’s plans vest over periods ranging from one to four years. Options granted prior to January 1, 2002 continue to be accounted for under the intrinsic value method, as outlined in APB Opinion No. 25. The effect on net income and net income per common share if the fair value method had been applied to all outstanding and unvested awards is presented in Note 1 on page 67.

      In the second quarter 2005, the Corporation changed the model used to value its stock option grants from a Black-Scholes option pricing model to a binomial option pricing model for all stock options granted subsequent to March 31, 2005. The binomial model considers characteristics of fair value option pricing that

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

are not recognized under the Black-Scholes model, and thus provides an estimated fair value option pricing that is more representative of actual experience and future expected experience. The after-tax decrease in compensation expense as a result of this change was nominal in the year ended December 31, 2005.

      The fair value of stock options granted prior to April 1, 2005 was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.

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

      The fair value of the options granted subsequent to March 31, 2005 was estimated using the binomial option pricing model with the following weighted-average assumptions:

Period from
April 1, 2005
to December 31, 2005

Risk-free interest rates	4.44%
Expected dividend yield	3.85
Expected volatility factors of the market price of Comerica common stock	29
Expected option life (in years)	6.5

      The fair value of the options granted prior to April 1, 2005 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

		Years Ended
	Period from	December 31
	January 1, 2005
	to March 31, 2005	2004	2003

Risk-free interest rate	4.06%	3.52%	3.08%
Expected dividend yield	3.51	3.28	2.83
Expected volatility factors of the market price of Comerica common stock	28	31	33
Expected option life (in years)	5.0	5.0	5.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      A summary of the Corporation’s stock option activity, and related information for each of the three years in the period ended December 31, 2005 follows:

		Weighted Average
		per Share

	Number of	Exercise	Market
	Options	Price	Price

	(in thousands)
Outstanding — January 1, 2003	14,874	$51.37	$43.24
Granted (weighted-average grant fair value of $10.32)	2,993	40.68	40.68
Forfeited	(651)	56.13	45.87
Exercised	(533)	24.99	46.34

Outstanding — December 31, 2003	16,683	$50.12	$56.06
Granted (weighted-average grant fair value of $12.33)	2,817	52.64	52.64
Forfeited	(657)	55.59	56.70
Exercised	(1,769)	32.79	57.79

Outstanding — December 31, 2004	17,074	$52.04	$61.02
Granted (weighted-average grant fair value of $13.56)	3,005	55.04	55.04
Forfeited	(530)	54.90	57.98
Exercised	(1,258)	34.16	59.01

Outstanding — December 31, 2005	18,291	$53.64	$56.76

Exercisable — December 31, 2004	10,933	$52.86
Exercisable — December 31, 2005	11,747	54.40
Available for grant — December 31, 2004	7,882
Available for grant — December 31, 2005	5,024

      The table below summarizes information about stock options outstanding at December 31, 2005:

	Outstanding			Exercisable

			Weighted		Weighted
		Weighted	Average		Average
	Number of	Average	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life (a)	Price	Options	Price

	(in thousands)			(in thousands)
$16.76 — $16.94	22	0.4	$16.82	22	$16.82
25.42 — 38.85	556	0.6	26.34	555	26.32
40.09 — 49.73	4,472	5.2	40.89	3,275	41.08
51.02 — 59.87	7,339	7.9	53.38	2,539	52.17
60.09 — 66.81	4,415	5.1	64.56	3,869	64.78
69.00 — 71.58	1,487	2.2	71.58	1,487	71.58

Total	18,291	5.9	$53.64	11,747	$54.40

(a)	Weighted average contractual life remaining in years.

      In addition, the Corporation awarded 279 thousand, 257 thousand and 225 thousand shares of restricted stock in 2005, 2004 and 2003, respectively. The fair value of these shares at grant date was $15 million in 2005, $14 million in 2004 and $9 million in 2003.

      Total compensation cost recognized for share-based employee compensation was $45 million, $34 million and $28 million in 2005, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 15 — Employee Benefit Plans

      The Corporation has a qualified and a non-qualified defined benefit pension plan, which together, provide benefits for substantially all full-time employees. Employee benefits expense included pension expense of $31 million, $16 million and $26 million in 2005, 2004 and 2003, respectively, for the plans. Benefits under the plans are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The plans’ assets primarily consist of units of certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities, corporate bonds and notes and a real estate investment trust. The predominance of these assets have publicly quoted prices, which is the basis for determining fair value of plan assets.

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

      In May 2004, the FASB issued FSP 106-2, which provides guidance on the accounting for the federal subsidy resulting from the Act. FSP 106-2 requires the subsidy to be accounted for under current guidance for other postretirement benefits. As such, the effects of the subsidy on the benefits attributable to past services are accounted for as an actuarial gain. The Corporation’s entire postretirement prescription drug related liability is attributable to past services as the benefits were only provided to employees that retired prior to December 31, 1992. The Corporation adopted the provisions of FSP 106-2 in the quarter ended September 30, 2004. In accordance with FSP 106-2, the Corporation determined its postretirement drug benefits to be “actuarially equivalent.” However, the enactment of the Act was not considered a “significant event.” Therefore, the effects of the Act were incorporated at December 31, 2004, the regularly scheduled measurement date for the plan assets and obligation, resulting in a reduction in the accumulated postretirement plan benefit obligation of $9 million at December 31, 2004. The effects of the Act had an immaterial impact on net periodic benefits cost for the year ended December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The following table sets forth reconciliations of the Corporation’s qualified pension plan, non-qualified pension plan and postretirement plan benefit obligations and plan assets. The Corporation used a measurement date of December 31, 2005 for these plans.

	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan

	2005	2004	2005	2004	2005	2004

	(in millions)
Change in projected benefit obligation:
Projected benefit obligation at January 1	$945	$831	$103	$92	$78	$82
Service cost	29	24	4	3	—	—
Interest cost	55	50	5	6	4	5
Actuarial (gain) loss	48	52	15	3	3	(3)
Benefits paid	(30)	(28)	(4)	(3)	(6)	(6)
Plan change	19	16	(19)	2	—	—

Projected benefit obligation at December 31	$1,066	$945	$104	$103	$79	$78

Change in plan assets:
Fair value of plan assets at January 1	$999	$853	$—	$—	$84	$82
Actual return on plan assets	66	112	—	—	3	5
Employer contributions	58	62	4	3	2	3
Benefits paid	(30)	(28)	(4)	(3)	(6)	(6)

Fair value of plan assets at December 31	$1,093	$999	$—	$—	$83	$84

Accumulated benefit obligation	$913	$828	$73	$82	$79	$78

      The plan change of $19 million in 2005 reflects a periodic reallocation of exposure from the non-qualified pension plan to the qualified pension plan. In 2004, the plan change was due to a change in the normal retirement age to 65 for retirements or terminations from active service on or after January 1, 2005, resulting in an additional projected benefit obligation at December 31, 2004 of $16 million and $2 million for the qualified and non-qualified pension plans, respectively.

      The non-qualified pension plan was the only pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 2005 and 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The following table sets forth the funded status of the qualified pension plan, non-qualified pension plan and postretirement plan and amounts recognized on the Corporation’s consolidated balance sheets:

	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan

	2005	2004	2005	2004	2005	2004

	(in millions)
Funded status at December 31*	$27	$54	$(104)	$(103)	$4	$6
Unrecognized net loss	349	295	50	40	18	15
Unrecognized net transition obligation	—	—	—	—	30	34
Unrecognized prior service cost	44	32	(15)	3	—	—

Prepaid (accrued) benefit cost	$420	$381	$(69)	$(60)	$52	$55
Accrued minimum benefit liability	—	—	(5)	(21)	—	—
Intangible asset	—	—	—	3	—	—
Accumulated other comprehensive income	—	—	5	18	—	—

Net amount recognized	$420	$381	$(69)	$(60)	$52	$55

*	Based on projected benefit obligation

      Components of net periodic benefit cost (income) are as follows:

	Years Ended December 31

	Qualified			Non-Qualified
	Defined Benefit			Defined Benefit
	Pension Plan			Pension Plan

	2005	2004	2003	2005	2004	2003

	(in millions)
Service cost	$29	$24	$20	$4	$3	$3
Interest cost	55	50	47	5	6	5
Expected return on plan assets	(91)	(84)	(69)	—	—	—
Amortization of unrecognized prior service cost	6	2	2	(2)	—	—
Immediate recognition of benefit cost	—	—	—	—	—	2
Amortization of unrecognized net loss	20	12	13	5	3	3

Net periodic benefit cost	$19	$4	$13	$12	$12	$13

Additional information:
(Decrease) increase in minimum liability included in other comprehensive income/loss	$—	$—	$—	$(13)	$—	$(3)
Actual return on plan assets	66	112	130	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	Postretirement Benefit Plan

	2005	2004	2003

	(in millions)
Interest cost	$4	$5	$5
Expected return on plan assets	(4)	(4)	(4)
Amortization of unrecognized transition obligation	4	4	4
Amortization of unrecognized net loss	1	1	—

Net periodic benefit cost	$5	$6	$5

Additional information:
(Decrease) increase in minimum liability included in other comprehensive income/loss	$—	$—	$—
Actual return on plan assets	3	5	8

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

      Weighted-average assumptions used to determine period end benefit obligation:

	December 31

	Qualified and
	Non-Qualified
	Defined Benefit			Postretirement
	Pension Plans			Benefit Plan

	2005	2004	2003	2005	2004	2003

Discount rate used in determining benefit obligation	5.5%	5.8%	6.1%	5.5%	5.8%	6.1%
Rate of compensation increase	4.0	4.0	4.0

      Weighted-average assumptions used to determine net cost:

	Years Ended December 31

	Qualified and
	Non-Qualified
	Defined Benefit			Postretirement
	Pension Plans			Benefit Plan

	2005	2004	2003	2005	2004	2003

Discount rate used in determining net cost	5.8%	6.1%	6.8%	5.8%	6.1%	6.8%
Expected return on plan assets	8.8	8.8	8.8	5.0	5.0	5.0
Rate of compensation increase	4.0	4.0	4.0

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

      Assumed healthcare and prescription drug cost trend rates:

	December 31

			Prescription
	Healthcare		Drug

	2005	2004	2005	2004

Cost trend rate assumed for next year	7%	7%	12%	12%
Rate that the cost trend rate gradually declines to	5	5	5	5
Year that the rate reaches the rate it is assumed to remain at	2012	2010	2012	2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Assumed healthcare and prescription drug cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in 2005 assumed healthcare and prescription drug cost trend rates would have the following effects:

	One-Percentage-Point

	Increase	Decrease

	(in millions)
Effect on postretirement benefit obligation	$7	$(6)
Effect on total service and interest cost	—	—

     Plan Assets

      The Corporation’s qualified defined benefit pension plan asset allocations at December 31, 2005 and 2004 and target allocation for 2006 are shown in the table below. There were no assets in the non-qualified defined benefit pension plan. The postretirement benefit plan is fully invested in bank-owned life insurance policies.

	Qualified Defined Benefit
	Pension Plan

		Percentage of
	Target	Plan Assets at
	Allocation	December 31

Asset Category	2006	2005	2004

Equity securities	55 – 65%	65%	64%
Fixed income, including cash	30 – 40	33	34
Alternative assets	0 – 5	2	2

Total		100%	100%

      The investment goal for the qualified defined benefit pension plan is to achieve a real rate of return (nominal rate minus consumer price index change) consistent with that received on investment grade corporate bonds. The Corporation’s 2006 target allocation percentages by asset category are noted in the table above. Given the mix of equity securities and fixed income (including cash), management believes that by targeting the benchmark return to an “investment grade” quality return, an appropriate degree of risk is maintained. Within the asset classes, the degree of non-U.S. based assets is limited to 15 percent of the total, to be allocated within both equity securities and fixed income. The investment manager has discretion to make investment decisions within the target allocation parameters. The Corporation’s Employee Benefits Committee must approve exceptions to this policy. Securities issued by the Corporation and its subsidiaries are not eligible for use within this plan.

     Cash Flows

Year Ended December 31

	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Estimated Future Employer Contributions	Pension Plan	Pension Plan	Benefit Plan*

(in millions)
2006	$25	$4	$7

*	Estimated employer contributions in the postretirement benefit plan do not include settlements on death claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Years Ended December 31

	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Estimated Future Benefit Payments	Pension Plan	Pension Plan	Benefit Plan*

	(in millions)
2006	$31	$4	$7
2007	34	4	7
2008	36	4	7
2009	40	5	7
2010	43	5	7
2011 — 2015	278	33	33

*	Estimated benefit payments in the postretirement benefit plan are net of estimated Medicare subsidies.

      The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation’s employees are eligible to participate in one or more of the plans. Under the Corporation’s principal defined contribution plan, the Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (currently, maximum per employee is $1,000) as well as a performance-based matching contribution based on the Corporation’s financial performance. The Corporation’s match is made in stock of the Corporation, which is restricted until the end of the calendar year, after which the employees may reallocate to other investment options. Employees may choose to invest contributions in the stock of the Corporation, and may reallocate employee contributions invested in the Corporation’s stock to other investments at any time. Employee benefits expense included expense for the plans of $17 million in 2005, $15 million in 2004 and $13 million in 2003.

Note 16 — Income Taxes

      The current and deferred components of the provision for income taxes are as follows:

	December 31

	2005	2004	2003

	(in millions)
Current
Federal	$354	$230	$201
Foreign	16	6	18
State and local	32	(2)	23

Total current	402	234	242
Deferred
Federal	23	107	54
State and local	(7)	12	(4)

Total deferred	16	119	50

Total	$418	$353	$292

      There was a nominal income tax provision on securities transactions in both 2005 and 2004, compared to a tax provision of $18 million in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The principal components of deferred tax assets and liabilities are as follows:

	December 31

	2005	2004

	(in millions)
Deferred tax assets:
Allowance for loan losses	$189	$240
Deferred loan origination fees and costs	42	42
Other comprehensive income	88	33
Employee benefits	2	6
Foreign tax credit	39	41
Other temporary differences, net	85	81

Total deferred tax assets	445	443
Deferred tax liabilities:
Lease financing transactions	593	627
Allowance for depreciation	12	14

Total deferred tax liabilities	605	641

Net deferred tax liability	$160	$198

      The 2004 deferred tax balance has been adjusted to include a reclassification of foreign tax credits eligible for carryback and carryover.

      A reconciliation of expected income tax expense at the federal statutory rate of 35 percent to the Corporation’s provision for income taxes and effective tax rate follows:

	Years Ended December 31

	2005		2004		2003

	Amount	Rate	Amount	Rate	Amount	Rate

	(dollar amounts in millions)
Tax based on federal statutory rate	$448	35.0%	$389	35.0%	$333	35.0%
State income taxes	16	1.3	6	0.6	12	1.2
Affordable housing credit	(24)	(1.9)	(22)	(1.9)	(19)	(2.0)
Bank-owned life insurance	(15)	(1.1)	(14)	(1.2)	(16)	(1.7)
Effect of tax-exempt interest income	(2)	(0.2)	(2)	(0.2)	(2)	(0.2)
United Kingdom tax credit	—	—	—	—	(9)	(0.9)
Other	(5)	(0.4)	(4)	(0.5)	(7)	(0.7)

Provision for income taxes	$418	32.7%	$353	31.8%	$292	30.7%

Note 17 — Transactions With Related Parties

      The Corporation’s banking subsidiaries have had, and expect to have in the future, transactions with the Corporation’s directors and executive officers, and companies with which they are associated. Such transactions were made in the ordinary course of business and included extensions of credit, leases and professional services. With respect to extensions of credit, all were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management’s opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2005, totaled $228 million at the beginning and $152 million at the end of 2005. During 2005, new loans to related parties aggregated $486 million and repayments totaled $562 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 18 — Regulatory Capital and Reserve Requirements

      Cash and due from banks includes reserves required to be maintained and/or deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation’s banking subsidiaries. The average required reserve balances were $289 million and $264 million for the years ended December 31, 2005 and 2004, respectively.

      Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the Corporation. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the Corporation without obtaining prior approval from bank regulatory agencies approximated $240 million at January 1, 2006, plus 2006 net profits. Substantially all the assets of the Corporation’s banking subsidiaries are restricted from transfer to the Corporation in the form of loans or advances.

      Dividends declared to the Corporation by its banking subsidiaries amounted to $793 million, $691 million and $354 million in 2005, 2004 and 2003, respectively.

      The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. At December 31, 2005 and 2004, the Corporation and its U.S. banking subsidiaries exceeded the ratios required for an institution to be considered “well capitalized” (total risk-based capital, tier 1 risk-based capital and leverage ratios greater than 10 percent, 6 percent and 5 percent, respectively). The following is a summary of the capital position of the Corporation and Comerica Bank, its significant banking subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Comerica Incorporated	Comerica
	(Consolidated)	Bank

	(dollar amounts in millions)
December 31, 2005
Tier 1 common capital	$5,023	$5,172
Tier 1 capital	5,410	5,492
Total capital	7,510	7,251
Risk-weighted assets	63,915	63,819
Average assets (fourth quarter)	54,157	53,898
Tier 1 common capital to risk-weighted assets	7.86%	8.10%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.46	8.61
Total capital to risk-weighted assets (minimum-8.0%)	11.75	11.36
Tier 1 capital to average assets (minimum-3.0%)	9.99	10.19
December 31, 2004
Tier 1 common capital	$4,916	$5,032
Tier 1 capital	5,301	5,352
Total capital	7,707	7,387
Risk-weighted assets	60,451	60,118
Average assets (fourth quarter)	51,101	50,606
Tier 1 common capital to risk-weighted assets	8.13%	8.37%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.77	8.90
Total capital to risk-weighted assets (minimum-8.0%)	12.75	12.29
Tier 1 capital to average assets (minimum-3.0%)	10.37	10.58

Note 19 — Derivative and Credit-Related Financial Instruments

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

      Derivative instruments are traded over an organized exchange or negotiated over-the-counter. Credit risk associated with exchange-traded contracts is typically assumed by the organized exchange. Over-the-counter contracts are tailored to meet the needs of the counterparties involved and, therefore, contain a greater degree of credit risk and liquidity risk than exchange-traded contracts, which have standardized terms and readily available price information. The Corporation reduces exposure to credit and liquidity risks from over-the-counter derivative instruments by conducting such transactions with investment-grade domestic and foreign investment banks or commercial banks.

      Market risk is the potential loss that may result from movements in interest or foreign currency rates and energy prices, which cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing monetary exposure limits and monitoring compliance with those limits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Market risk arising from derivative instruments entered into on behalf of customers is reflected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in derivative instruments held or issued for risk management purposes is generally offset by changes in the value of rate sensitive assets or liabilities.

Derivative Instruments

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

      As part of a fair value hedging strategy, the Corporation has entered into interest rate swap agreements for interest rate risk management purposes. These interest rate swap agreements effectively modify the Corporation’s exposure to interest rate risk by converting fixed-rate deposits and debt to a floating rate. These agreements involve the receipt of fixed rate interest amounts in exchange for floating rate interest payments over the life of the agreement, without an exchange of the underlying principal amount. No ineffectiveness was required to be recorded on these hedging instruments in the statement of income for the year ended December 31, 2005.

      As part of a cash flow hedging strategy, the Corporation entered into predominantly 2 to 3 year interest rate swap agreements (weighted average original maturity of 2.8 years) that effectively convert a portion of its existing and forecasted floating-rate loans to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest income over the next 2 to 3 years. Approximately 21 percent ($9 billion) of the Corporation’s outstanding loans were designated as hedged items to interest rate swap agreements at December 31, 2005. For the year ended December 31, 2005, interest rate swap agreements designated as cash flow hedges decreased interest and fees on loans by $2 million, compared with an increase of $182 million for the year ended December 31, 2004. Other noninterest income in the year ended December 31, 2005 included $1 million of ineffective cash flow hedge net gains. If interest rates, interest yield curves and notional amounts remain at their current levels, the Corporation expects to reclassify $62 million of net losses on derivative instruments, that are designated as cash flow hedges, from accumulated other comprehensive income (loss) to earnings during the next twelve months due to receipt of variable interest associated with the existing and forecasted floating-rate loans.

      Foreign exchange rate risk arises from changes in the value of certain assets and liabilities denominated in foreign currencies. The Corporation employs cash instruments, such as investment securities, as well as derivative instruments, to manage exposure to these and other risks. In addition, the Corporation uses foreign exchange forward and option contracts to protect the value of its foreign currency investment in foreign subsidiaries. Realized and unrealized gains and losses from foreign exchange forward and option contracts used to protect the value of investments in foreign subsidiaries are not included in the statement of income, but are shown in the accumulated foreign currency translation adjustment account included in other comprehensive income (loss), with the related amounts due to or from counterparties included in other liabilities or other assets. During the year ended December 31, 2005, the Corporation recognized $4 million of net losses in accumulated foreign currency translation adjustment, related to the foreign exchange forward and option contracts, compared to $2 million of net losses during the year ended December 31, 2004.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The following table presents the composition of derivative instruments, excluding commitments, held or issued for risk management purposes at December 31, 2005 and 2004. The fair values of all derivative instruments are reflected in the consolidated balance sheets.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

	(in millions)
December 31, 2005
Risk management
Interest rate contracts:
Swaps — cash flow	$9,205	$—	$144	$(144)
Swaps — fair value	2,250	107	4	103

Total interest rate contracts	11,455	107	148	(41)
Foreign exchange contracts:
Spot and forwards	367	3	8	(5)
Swaps	73	—	—	—

Total foreign exchange contracts	440	3	8	(5)

Total risk management	$11,895	$110	$156	$(46)

December 31, 2004
Risk management
Interest rate contracts:
Swaps — cash flow	$9,930	$17	$59	$(42)
Swaps — fair value	2,157	201	—	201

Total interest rate contracts	12,087	218	59	159
Foreign exchange contracts:
Spot and forwards	376	19	1	18
Swaps	58	—	1	(1)

Total foreign exchange contracts	434	19	2	17

Total risk management	$12,521	$237	$61	$176

      Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk, and are not reflected in the consolidated balance sheets.

      Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The amount of this exposure is represented by the gross unrealized gains on derivative instruments.

      Bilateral collateral agreements with counterparties covered 85 percent and 83 percent of the notional amount of interest rate derivative contracts at December 31, 2005 and 2004, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2005, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Fee income is earned from entering into various transactions, principally foreign exchange contracts, interest rate contracts, and energy derivative contracts at the request of customers. Market risk inherent in customer contracts is often mitigated by taking offsetting positions. The Corporation generally does not speculate in derivative financial instruments for the purpose of profiting in the short-term from favorable movements in market rates.

      The following table presents the composition of derivative instruments held or issued in connection with customer-initiated and other activities.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

	(in millions)
December 31, 2005
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$267	$—	$1	$(1)
Caps and floors purchased	267	1	—	1
Swaps	3,270	30	22	8

Total interest rate contracts	3,804	31	23	8
Energy derivative contracts:
Caps and floors written	344	—	32	(32)
Caps and floors purchased	344	32	—	32
Swaps	291	12	12	—

Total energy derivative contracts	979	44	44	—
Foreign exchange contracts:
Spot, forwards, futures and options	5,568	33	35	(2)
Swaps	21	—	—	—

Total foreign exchange contracts	5,589	33	35	(2)

Total customer-initiated and other	$10,372	$108	$102	$6

December 31, 2004
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$301	$—	$2	$(2)
Caps and floors purchased	349	2	—	2
Swaps	1,726	20	16	4

Total interest rate contracts	2,376	22	18	4
Foreign exchange contracts:
Spot, forwards, futures and options	3,290	117	112	5
Swaps	31	1	—	1

Total foreign exchange contracts	3,321	118	112	6

Total customer-initiated and other	$5,697	$140	$130	$10

      Fair values for customer-initiated and other derivative instruments represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. Changes in fair value are recognized in the consolidated income statements. The following table provides the average unrealized gains

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

and unrealized losses and noninterest income generated on customer-initiated and other interest rate contracts, energy derivative contracts and foreign exchange contracts.

	Years Ended
	December 31

	2005	2004

	(in millions)
Average unrealized gains	$79	$81
Average unrealized losses	75	71
Noninterest income	39	34

      Detailed discussions of each class of derivative instruments held or issued by the Corporation for both risk management and customer-initiated and other activities are as follows.

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

Interest Rate Options, Including Caps and Floors

      Option contracts grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate caps and floors are option-based contracts which entitle the buyer to receive cash payments based on the difference between a designated reference rate and the strike price, applied to a notional amount. Written options, primarily caps, expose the Corporation to market risk but not credit risk. A fee is received at inception for assuming the risk of unfavorable changes in interest rates. Purchased options contain both credit and market risk. All interest rate caps and floors entered into by the Corporation are over-the-counter agreements.

Foreign Exchange Contracts

      Foreign exchange contracts such as futures, forwards and options are primarily entered into as a service to customers and to offset market risk arising from such positions. Futures and forward contracts require the delivery or receipt of foreign currency at a specified date and exchange rate. Foreign currency options allow the owner to purchase or sell a foreign currency at a specified date and price. Foreign exchange futures are exchange-traded, while forwards, swaps and most options are negotiated over-the-counter. Foreign exchange contracts expose the Corporation to both market risk and credit risk. The Corporation also uses foreign exchange rate swaps and cross-currency swaps for risk management purposes.

Energy Derivative Contracts

      The Corporation offers energy derivative contracts, including over-the-counter and NYMEX based natural gas and crude oil fixed rate swaps and options as a service to customers seeking to hedge market risk in the underlying products. Contract tenors are typically limited to three years to accommodate hedge requirements and are further limited to products that are liquid and available on demand. Energy derivative swaps are over-the-counter agreements in which the Corporation and the counterparty periodically exchange fixed cash payments for variable payments based upon a designated market price or index. Energy derivative option contracts grant the option owner the right to buy or sell the underlying commodity for a predetermined price at settlement date. Energy caps, floors and collars are option-based contracts that result in the buyer and seller of the contract receiving or making cash payments based on the difference between a designated reference price

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

and the contracted strike price, applied to a notional amount. An option fee or premium is received by the Corporation at inception for assuming the risk of unfavorable changes in energy commodity prices. Purchased options contain both credit and market risk. Commodity options entered into by the Corporation are over-the-counter agreements.

Commitments

      The Corporation also enters into commitments to purchase or sell earning assets for risk management and trading purposes. These transactions are similar in nature to forward contracts. The Corporation had commitments to purchase investment securities for its trading account totaling $6 million at December 31, 2005 and $4 million at December 31, 2004. Commitments to sell investment securities related to the trading account totaled $6 million at December 31, 2005 and $4 million at December 31, 2004. Outstanding commitments expose the Corporation to both credit and market risk.

Credit-Related Financial Instruments

      The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The Corporation’s credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

	December 31

	2005	2004

	(in millions)
Unused commitments to extend credit:
Commercial and other	$28,606	$26,120
Bankcard, revolving check credit and equity access loan commitments	2,003	2,229

Total unused commitments to extend credit	$30,609	$28,349

Standby letters of credit and financial guarantees:
Maturing within one year	$4,376	$4,426
Maturing after one year	2,057	1,900

Total standby letters of credit and financial guarantees	$6,433	$6,326

Commercial letters of credit	$269	$340

      The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including commitments to extend credit, letters of credit and guarantees. At December 31, 2005 and 2004, the allowance for credit losses on lending-related commitments, which is recorded in “accrued expenses and other liabilities” on the consolidated balance sheets, was $33 million and $21 million, respectively.

Unused Commitments to Extend Credit

      Commitments to extend credit are legally binding agreements to lend to a customer, provided there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being drawn upon, the total contractual amount of commitments does not necessarily represent future cash requirements of the Corporation. Commercial and other unused commitments are primarily variable rate commitments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Standby and Commercial Letters of Credit and Financial Guarantees

      Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation, which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees are defined as those maturing beyond one year and expire in decreasing amounts through the year 2015.

      Commercial letters of credit are issued to finance foreign or domestic trade transactions and are short-term in nature. The Corporation may enter into participation arrangements with third parties, which effectively reduce the maximum amount of future payments, which may be required under standby letters of credit. These risk participations covered $529 million of the $6,433 million standby letters of credit outstanding at December 31, 2005. At December 31, 2005, the carrying value of the Corporation’s standby and commercial letters of credit and financial guarantees, which is included in “accrued expenses and other liabilities” on the consolidated balance sheet, totaled $77 million.

Note 20 — Contingent Liabilities

Legal Proceedings

      The Corporation and certain of its subsidiaries are subject to various pending and threatened legal proceedings arising out of the normal course of business or operations. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be. However, based on current knowledge and after consultation with legal counsel, management believes that current reserves, determined in accordance with SFAS No. 5, “Accounting for Contingencies”, are adequate and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations.

Tax Contingency

      In the ordinary course of business, the Corporation enters into certain transactions that have tax consequences. From time to time, the Internal Revenue Service (IRS) questions and/or challenges the tax position taken by the Corporation with respect to those transactions. The Corporation engaged in certain types of structured leasing transactions and a series of loans to foreign borrowers that the IRS challenged. The Corporation believes that its tax position related to both transaction groups referred to above is proper based upon applicable statutes, regulations and case law in effect at the time of the transactions. The Corporation intends to defend its position vigorously in accordance with its view of the law controlling these activities. However, a court, or administrative authority, if presented with the transactions, could disagree with the Corporation’s interpretation of the tax law. The ultimate outcome is not known.

      Based on current knowledge and probability assessment of various potential outcomes, management believes that the current tax reserves, determined in accordance with SFAS No. 5, are adequate to cover the above matters and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Probabilities and outcomes are reviewed as events unfold, and adjustments to the reserves are made when necessary.

Lease Accounting Contingency

      A proposed FASB Staff Position (No. FAS 13-a) was issued in July 2005 to address the impact of a change or projected change in the timing of cash flows related to income taxes generated by a leveraged lease transaction. The proposed FASB Staff Position would require a recalculation of lease income for changes in the timing of expected cash flows related to income taxes, including interest and penalties. The recalculation could

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

result in the recognition of a gain or loss in earnings and the reclassification of the lease to a direct financing lease. The impact on the Corporation will not be known until the FASB issues final accounting guidance.

Note 21 — Variable Interest Entities (VIE) — FIN 46(R)

      The Corporation evaluates its interest in certain entities to determine if these entities meet the definition of a VIE, and whether the Corporation was the primary beneficiary and should consolidate the entity based on the variable interests it held. The following provides a summary of the VIE’s in which the Corporation has a significant interest, and discusses the accounting changes that resulted from the adoption of FIN 46(R).

      The Corporation owns 100% of the common stock of two entities formed in 1997 and 2001 to issue trust preferred securities. These entities meet the FIN 46(R) definition of a VIE, but the Corporation is not the primary beneficiary in either of these entities. The trust preferred securities held by these entities ($405 million at December 31, 2005) are classified as subordinated debt. The Corporation is not exposed to loss related to these VIE’s. This debt qualifies as Tier 1 capital.

      The Corporation has a significant limited partnership interest in The Peninsula Fund Limited Partnership (PFLP), a venture capital fund, which was acquired in 1996. Under FIN 46(R), the PFLP’s general partner (an employee of the Corporation) is considered a related party to the Corporation. This entity meets the FIN 46(R) definition of a VIE, and the Corporation is the primary beneficiary of the entity. As such, the Corporation consolidates PFLP. Creditors of the partnership do not have recourse against the Corporation, and exposure to loss as a result of involvement with PFLP at December 31, 2005 was limited to approximately $2 million of net equity investment in the entity and approximately $2 million of commitments for future investments.

      The Corporation has limited partnership interests in three other venture capital funds, which were acquired in 1998, 1999 and 2001, where under FIN 46(R), the general partner (an employee of the Corporation) in these three partnerships is considered a related party to the Corporation. These three entities meet the FIN 46(R) definition of a VIE, however, the Corporation is not the primary beneficiary of the entities. As such, the Corporation accounts for its interest in these partnerships on the cost method. These three entities had approximately $224 million in assets at December 31, 2005. Exposure to loss as a result of involvement with these three entities at December 31, 2005 was limited to approximately $9 million of book basis of the Corporation’s investments and approximately $1 million of commitments for future investments.

      The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 105 other venture capital and private equity investment partnerships where the Corporation is not related to the general partner. While these entities may meet the FIN 46(R) definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. The Corporation accounts for its interests in these partnerships on the cost method, and exposure to loss as a result of involvement with these entities at December 31, 2005 was limited to approximately $85 million of book basis of the Corporation’s investments and approximately $37 million of commitments for future investments.

      Two limited liability subsidiaries of the Corporation are the general partners in two investment fund partnerships, formed in 1999 and 2003. As general partner, these subsidiaries manage the investments held by these funds. These two investment partnerships meet the FIN 46(R) definition of a VIE. In the investment fund partnership formed in 1999, the Corporation is not the primary beneficiary of the entity. As such, the Corporation accounts for its indirect interests in this partnership on the cost method. This investment partnership had approximately $178 million in assets at December 31, 2005 and was structured so that the Corporation’s exposure to loss as a result of its interest should be limited to the book basis of the Corporation’s investment in the limited liability subsidiary, which was insignificant at December 31, 2005. In the investment fund partnership formed in 2003, the Corporation is the primary beneficiary of the entity and would be required to consolidate the entity, if material. This investment partnership had assets of approximately $9 million at December 31, 2005 and was structured so that the Corporation’s exposure to loss as a result of its interest should be limited to the book basis of the Corporation’s investment in the limited liability subsidiary, which was insignificant at December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The Corporation has a significant limited partner interest in 22 low income housing tax credit/historic rehabilitation tax credit partnerships, acquired at various times from 1992 to 2003. These entities meet the FIN 46(R) definition of a VIE. However, the Corporation is not the primary beneficiary of the entities and, as such, accounts for its interest in these partnerships on the cost or equity method. These entities had approximately $144 million in assets at December 31, 2005. Exposure to loss as a result of its involvement with these entities at December 31, 2005 was limited to approximately $24 million of book basis of the Corporation’s investment, which includes unfunded commitments for future investments.

      The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 86 other low income housing tax credit/historic rehabilitation tax credit partnerships. While these entities may meet the FIN 46(R) definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. As such, the Corporation accounts for its interest in these partnerships on the cost or equity method. Exposure to loss as a result of its involvement with these entities at December 31, 2005 was limited to approximately $245 million of book basis of the Corporation’s investment, which includes unfunded commitments for future investments.

      For further information on the company’s consolidation policy, see Note 1 on page 67.

Note 22 — Estimated Fair Value of Financial Instruments

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

      Loan servicing rights: The estimated fair value is representative of a discounted cash flow analysis, using interest rates and prepayment speed assumptions currently quoted for comparable instruments.

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

      Derivative instruments: The estimated fair value of interest rate and energy commodity swaps represents the amount the Corporation would receive or pay to terminate or otherwise settle the contracts at the balance sheet date, taking into consideration current unrealized gains and losses on open contracts. The estimated fair value of foreign exchange futures and forward contracts and commitments to purchase or sell financial instruments is based on quoted market prices. The estimated fair value of interest rate, energy commodity and foreign currency options (including caps, floors and collars) is determined using option pricing models. All derivative instruments are carried at fair value on the balance sheet.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      The estimated fair values of the Corporation’s financial instruments are as follows:

	December 31

	2005		2004

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in millions)
Assets
Cash and short-term investments	$2,578	$2,578	$4,223	$4,223
Trading securities	38	38	38	38
Loans held-for-sale	152	152	108	108
Investment securities available-for-sale	4,240	4,240	3,943	3,943

Commercial loans	23,545	23,257	22,039	21,622
Real estate construction loans	3,482	3,490	3,053	3,047
Commercial mortgage loans	8,867	8,866	8,236	8,253
Residential mortgage loans	1,485	1,465	1,294	1,278
Consumer loans	2,697	2,677	2,751	2,746
Lease financing	1,295	1,267	1,265	1,221
International loans	1,876	1,849	2,205	2,165

Total loans	43,247	42,871	40,843	40,332
Less allowance for loan losses	(516)	—	(673)	—

Net loans	42,731	42,871	40,170	40,332
Customers’ liability on acceptances outstanding	59	59	57	57
Loan servicing rights	19	19	20	20
Liabilities
Demand deposits (noninterest-bearing)	15,666	15,666	15,164	15,164
Interest-bearing deposits	26,765	26,751	25,772	25,812

Total deposits	42,431	42,417	40,936	40,976
Short-term borrowings	302	302	193	193
Acceptances outstanding	59	59	57	57
Medium- and long-term debt	3,961	3,676	4,286	4,265
Derivative instruments
Risk management:
Unrealized gains	110	110	237	237
Unrealized losses	(156)	(156)	(61)	(61)
Customer-initiated and other:
Unrealized gains	108	108	140	140
Unrealized losses	(102)	(102)	(130)	(130)
Credit-related financial instruments	(103)	(74)	(87)	(71)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 23 — Business Segment Information

      The Corporation has strategically aligned its operations into three major business segments: the Business Bank, Small Business & Personal Financial Services, and Wealth & Institutional Management. These business segments are differentiated based on the type of customer and the related products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. Business segment results are produced by the Corporation’s internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation. Information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each business segment using certain methodologies, which are regularly reviewed and refined. For comparability purposes, amounts in all periods are based on business segments and methodologies in effect at December 31, 2005. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines.

      The Corporation’s internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The allowance for loan losses is allocated to both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk based on a non-standard, specifically calculated amount. For other business loans, it is recorded in business units based on the credit score of each loan outstanding. For other consumer and residential mortgage loans, the allowance for loan losses is allocated based on applying projected loss ratios to various segments of the loan portfolio. The related loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for each product category. Noninterest income and expenses directly attributable to a line of business are assigned to that business segment. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business segments as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a business segment’s noninterest expenses to total noninterest expenses incurred by all business segments. Equity is attributed based on credit, operational and interest rate risks. Most of the equity attributed relates to credit risk, which is determined based on the credit score and expected remaining life of each loan, letter of credit and unused commitment recorded in the business units. Operational risk is allocated based on deposit balances and the nature and extent of expenses incurred by business units. Virtually all interest rate risk is assigned to Finance, and is calculated based on the extent of the Corporation’s hedging activities.

      The following discussion provides information about the activities of each business segment. A discussion of the financial results and the factors impacting 2005 performance can be found in the section entitled “Business Segments” in the financial review on page 35.

      The Business Bank is primarily comprised of the following businesses: middle market, commercial real estate, national dealer services, global finance, large corporate, leasing, financial services, and technology and life sciences. This business segment meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

      Small Business & Personal Financial Services (renamed the Retail Bank in 2006) includes small business banking (entities with annual sales under $10 million) and personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. In addition to a full range of financial services provided to small business customers, this business segment offers a variety of consumer products, including deposit accounts, installment loans, credit cards, student loans, home equity lines of credit, and residential mortgage loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Wealth & Institutional Management offers products and services consisting of personal trust, which is designed to meet the personal financial needs of affluent individuals (as defined by individual net income or wealth), private banking, institutional trust, retirement services, investment management and advisory services (including Munder Capital Management), investment banking, and discount securities brokerage services. This business segment also offers the sale of mutual funds and annuity products, as well as life, disability and long-term care insurance products.

      The Finance segment includes the Corporation’s securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk, and foreign exchange risk.

      The Other category includes divested business lines, the income and expense impact of cash and loan loss reserves not assigned to specific business segments, tax benefits not assigned to specific business segments and miscellaneous other expenses of a corporate nature. The loan loss reserves include the unallocated allowance for loan losses and the portion of the allowance allocated based on industry specific and international risks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Lines of business/segment financial results are as follows:

	Years Ended December 31

				Small Business & Personal			Wealth & Institutional
	Business Bank			Financial Services			Management

	2005	2004	2003	2005	2004	2003	2005	2004	2003

	(dollar amounts in millions)
Earnings Summary:
Net interest income (expense) (FTE)	$1,391	$1,383	$1,553	$608	$584	$622	$149	$149	$148
Provision for loan losses	(16)	10	262	15	13	33	(3)	1	23
Noninterest income	282	278	281	207	212	216	378	301	289
Noninterest expenses	711	590	615	551	508	526	369	330	324
Provision (benefit) for income taxes (FTE)	329	377	343	88	99	100	58	44	33

Net income (loss)	$649	$684	$614	$161	$176	$179	$103	$75	$57

Net loan charge-offs	$80	$169	$321	$25	$19	$34	$6	$6	$10
Selected Average Balances:
Assets	$35,914	$33,011	$34,979	$6,517	$6,436	$6,441	$3,696	$3,392	$3,133
Loans	34,561	31,863	33,876	5,825	5,723	5,752	3,401	3,135	2,869
Deposits	20,424	19,623	19,686	16,805	16,762	16,864	2,494	2,526	2,253
Liabilities	21,234	20,300	20,250	16,804	16,756	16,858	2,504	2,534	2,269
Attributed equity	2,528	2,462	2,704	801	785	791	430	412	388
Statistical Data:
Return on average assets(1)	1.81%	2.07%	1.76%	0.91%	1.00%	1.01%	2.80%	2.23%	1.80%
Return on average attributed equity	25.67	27.77	22.71	20.11	22.40	22.62	24.01	18.32	14.55
Net interest margin(2)	4.01	4.32	4.56	3.62	3.49	3.69	4.38	4.72	5.14
Efficiency ratio	42.50	35.57	33.63	67.58	63.81	62.77	69.88	73.15	74.07

	Years Ended December 31

	Finance			Other			Total

	2005	2004	2003	2005	2004	2003	2005	2004	2003

Earnings Summary:
Net interest income (expense) (FTE)	$(194)	$(302)	$(368)	$6	$(1)	$(26)	$1,960	$1,813	$1,929
Provision for loan losses	—	—	—	(43)	40	59	(47)	64	377
Noninterest income	65	57	104	10	9	(3)	942	857	887
Noninterest expenses	1	1	1	34	64	17	1,666	1,493	1,483
Provision (benefit) for income taxes (FTE)	(59)	(88)	(126)	6	(76)	(55)	422	356	295

Net income (loss)	$(71)	$(158)	$(139)	$19	$(20)	$(50)	$861	$757	$661

Net loan charge-offs	$—	$—	$—	$(1)	$—	$—	$110	$194	$365
Selected Average Balances:
Assets	$5,430	$7,280	$7,638	$949	$829	$789	$52,506	$50,948	$52,980
Loans	(15)	(12)	(30)	44	24	(97)	43,816	40,733	42,370
Deposits	896	1,208	2,688	21	26	28	40,640	40,145	41,519
Liabilities	6,561	6,064	8,376	306	253	194	47,409	45,907	47,947
Attributed equity	510	661	841	828	721	309	5,097	5,041	5,033
Statistical Data:
Return on average assets(1)	n/m	n/m	n/m	n/m	n/m	n/m	1.64%	1.49%	1.25%
Return on average attributed equity	n/m	n/m	n/m	n/m	n/m	n/m	16.90	15.03	13.12
Net interest margin(2)	n/m	n/m	n/m	n/m	n/m	n/m	4.06	3.86	3.95
Efficiency ratio	n/m	n/m	n/m	n/m	n/m	n/m	57.40	55.90	53.64

(1)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(2)	Net interest margin is calculated based on the greater of average earnings assets or average deposits and purchased funds.

FTE-Fully Taxable Equivalent

n/m-not meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

     The Corporation’s management accounting system also produces market segment results for the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas, and Florida. The following discussion provides information about the activities of each market segment. A discussion of the financial results and the factors impacting 2005 performance can be found in the section entitled “Geographic Market Segments” in the financial review on page 36.

      Midwest & Other Markets includes all markets in which the Corporation has operations, except for the Western, Texas and Florida markets, as described below. Substantially all of the Corporation’s international operations are included in the Midwest & Other Markets segment. Currently, Michigan operations represent the significant majority of this geographic market.

      The Western market consists of the states of California, Arizona, Nevada, Colorado and Washington. Currently, California operations represent the significant majority of the Western market.

      The Texas and Florida markets consist of the states of Texas and Florida, respectively.

      The Finance & Other Businesses segment includes the Corporation’s securities portfolio, asset and liability management activities, divested business lines, the income and expense impact of cash and loan loss reserves not assigned to specific business/market segments, tax benefits not assigned to specific business/market segments and miscellaneous other expenses of a corporate nature. This segment includes responsibility for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk and foreign exchange risk.

      The Corporation’s total revenues from customers attributed to and long-lived assets (excluding certain intangible assets) located in foreign countries in which the Corporation holds assets were less than five percent of the Corporation’s consolidated revenues and long-lived assets (excluding certain intangible assets) in each of the years ended December 31, 2005, 2004 and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

      Market segment financial results are as follows:

	Years Ended December 31

	Midwest & Other Markets			Western			Texas

	2005	2004	2003	2005	2004	2003	2005	2004	2003

	(dollar amounts in millions)
Earnings Summary:
Net interest income (expense) (FTE)	$1,080	$1,072	$1,188	$784	$766	$841	$242	$239	$258
Provision for loan losses	31	(14)	201	(29)	35	100	(7)	(1)	11
Noninterest income	649	565	567	125	135	131	77	76	74
Noninterest expenses	970	867	877	437	362	383	192	176	180
Provision (benefit) for income taxes (FTE)	233	253	220	187	209	200	46	49	49

Net income (loss)	$495	$531	$457	$314	$295	$289	$88	$91	$92

Net loan charge-offs	$84	$93	$212	$14	$92	$132	$6	$9	$20
Selected Average Balances:
Assets	$25,091	$24,210	$25,884	$14,372	$12,602	$12,830	$5,214	$4,700	$4,678
Loans	23,630	22,954	24,589	13,701	11,916	12,234	5,020	4,535	4,518
Deposits	18,869	19,091	18,803	16,887	15,760	15,666	3,668	3,832	4,156
Liabilities	19,642	19,772	19,388	16,933	15,766	15,664	3,670	3,826	4,148
Attributed equity	2,160	2,127	2,270	1,053	1,030	1,096	474	439	454
Statistical Data:
Return on average assets (1)	1.97%	2.19%	1.76%	1.75%	1.76%	1.72%	1.69%	1.94%	1.98%
Return on average attributed equity	22.90	24.97	20.12	29.85	28.64	26.32	18.56	20.83	20.35
Net interest margin (2)	4.53	4.64	4.78	4.64	4.86	5.36	4.81	5.27	5.72
Efficiency ratio	56.10	53.00	50.16	48.08	40.17	39.39	60.12	55.60	53.82

	Years Ended December 31

	Florida			Finance & Other Businesses			Total

	2005	2004	2003	2005	2004	2003	2005	2004	2003

Earnings Summary:
Net interest income (expense) (FTE)	$42	$39	$36	$(188)	$(303)	$(394)	$1,960	$1,813	$1,929
Provision for loan losses	1	4	6	(43)	40	59	(47)	64	377
Noninterest income	16	15	14	75	66	101	942	857	887
Noninterest expenses	32	23	25	35	65	18	1,666	1,493	1,483
Provision (benefit) for income taxes (FTE)	9	9	7	(53)	(164)	(181)	422	356	295

Net income (loss)	$16	$18	$12	$(52)	$(178)	$(189)	$861	$757	$661

Net loan charge-offs	$7	$—	$1	$(1)	$—	$—	$110	$194	$365
Selected Average Balances:
Assets	$1,450	$1,327	$1,161	$6,379	$8,109	$8,427	$52,506	$50,948	$52,980
Loans	1,436	1,316	1,156	29	12	(127)	43,816	40,733	42,370
Deposits	299	228	178	917	1,234	2,716	40,640	40,145	41,519
Liabilities	297	226	177	6,867	6,317	8,570	47,409	45,907	47,947
Attributed equity	72	63	63	1,338	1,382	1,150	5,097	5,041	5,033
Statistical Data:
Return on average assets (1)	1.13%	1.32%	1.03%	n/m	n/m	n/m	1.64%	1.49%	1.25%
Return on average attributed equity	22.83	27.69	19.06	n/m	n/m	n/m	16.90	15.03	13.12
Net interest margin (2)	2.94	2.93	3.11	n/m	n/m	n/m	4.06	3.86	3.95
Efficiency ratio	54.51	43.60	51.21	n/m	n/m	n/m	57.40	55.90	53.64

(1)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(2)	Net interest margin is calculated based on the greater of average earnings assets or average deposits and purchased funds.

FTE-Fully Taxable Equivalent

n/m-not meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 24 — Parent Company Financial Statements

Balance Sheets — Comerica Incorporated

	December 31

	2005	2004

	(in millions, except
	share data)
ASSETS
Cash and due from subsidiary bank	$11	$1
Short-term investments with subsidiary bank	264	289
Investment in subsidiaries, principally banks	5,587	5,585
Premises and equipment	3	3
Other assets	257	304

Total assets	$6,122	$6,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt	$813	$824
Other liabilities	241	253

Total liabilities	1,054	1,077
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/05 and 12/31/04	894	894
Capital surplus	461	421
Accumulated other comprehensive loss	(170)	(69)
Retained earnings	4,796	4,331
Less cost of common stock in treasury — 15,834,985 shares at 12/31/05 and 8,259,328 shares at 12/31/04	(913)	(472)

Total shareholders’ equity	5,068	5,105

Total liabilities and shareholders’ equity	$6,122	$6,182

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

     Statements of Income — Comerica Incorporated

	Years Ended December 31

	2005	2004	2003

	(in millions)
INCOME
Income from subsidiaries
Dividends from subsidiaries	$793	$691	$355
Other interest income	6	2	1
Intercompany management fees	117	75	120
Other noninterest income	3	12	2

Total income	919	780	478
EXPENSES
Interest on long-term debt	45	37	22
Interest on subordinated debt issued to subsidiaries	—	—	15
Salaries and employee benefits	98	84	78
Net occupancy expense	6	7	7
Equipment expense	1	1	1
Other noninterest expenses	47	48	44

Total expenses	197	177	167

Income before provision (benefit) for income taxes and equity in undistributed earnings of subsidiaries	722	603	311
Provision (benefit) for income taxes	(27)	(34)	(18)

Income before equity in undistributed earnings of subsidiaries	749	637	329
Equity in undistributed earnings of subsidiaries, principally banks	112	120	332

NET INCOME	$861	$757	$661

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Statements of Cash Flows — Comerica Incorporated

	Years Ended December 31

	2005	2004	2003

	(in millions)
OPERATING ACTIVITIES
Net income	$861	$757	$661
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed earnings of subsidiaries, principally banks	(112)	(120)	(332)
Depreciation and software amortization	1	1	1
Amortization of stock-based compensation expense	15	14	11
Decrease in dividends receivable from subsidiary	—	—	85
Other, net	38	(3)	27

Total adjustments	(58)	(108)	(208)

Net cash provided by operating activities	803	649	453
INVESTING ACTIVITIES
Net decrease (increase) in short-term investments with subsidiary bank	25	7	(268)
Net proceeds from private equity and venture capital investments	21	10	3
Capital transactions with subsidiaries	2	(9)	(16)
Fixed assets, net	(1)	(1)	(1)

Net cash provided by (used in) investing activities	47	7	(282)
FINANCING ACTIVITIES
Net issuance of long-term debt	—	—	300
Net decrease in commercial paper	—	—	(130)
Proceeds from issuance of common stock	51	72	16
Purchase of common stock for treasury	(525)	(370)	(27)
Dividends paid	(366)	(357)	(347)

Net cash used in financing activities	(840)	(655)	(188)

Net increase (decrease) in cash on deposit at bank subsidiary	10	1	(17)
Cash on deposit at bank subsidiary at beginning of year	1	—	17

Cash on deposit at bank subsidiary at end of year	$11	$1	$—

Interest paid	$42	$36	$37

Income taxes (recovered) paid	$(30)	$(36)	$(8)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 25 — Sales of Businesses

      On October 31, 2005, HCM Holdings Limited (formerly Framlington Holdings Limited) (HCM), which is a 49 percent owned subsidiary of the Corporation, sold its 90.8 percent interest in London, England based Framlington Group Limited (FGL). The sale, including associated costs and assigned goodwill, resulted in a net after-tax gain of approximately $32 million, or $0.19 per diluted share. Contemporaneous with the sale, HCM repaid its borrowings, $60 million of which was from subsidiaries of the Corporation. HCM’s assets, post sale, are now mostly short-term investments, and HCM will be dissolved as soon as practicable. Included in “net gain on sales of businesses” on the consolidated statement of income at December 31, 2005 were the following items related to the sale:

December 31
2005

(in millions)
Sale proceeds, less net book value and costs to sell	$96
Long-term incentive plan expense at Framlington Group Limited triggered by the sale	(7)
Write off of goodwill associated with HCM Holdings Limited	(34)

Amount included in “net gain on sales of businesses” on the consolidated statement of income	$55

      The effects of the sale are reflected in the Corporation’s Wealth & Institutional Management business segment. The carrying amount of the assets and liabilities disposed of, as a result of this transaction, were not material to the consolidated balance sheet. Excluding the effects of the sale detailed above, the Corporation has recognized $8 million in “equity in earnings of unconsolidated subsidiaries” on the consolidated statement of income for the year ended December 31, 2005 related to its investment in HCM.

      The Corporation intends to sell its Mexican bank charter. An active program to locate a buyer was initiated, and the sale is expected to be completed within a year. The sale, which will be reflected in the Corporation’s Business Bank business segment, is not expected to result in a significant gain or loss. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” approximately $43 million of loans have been classified as assets held-for-sale which are included in “short-term investments” on the consolidated balance sheet at December 31, 2005. In addition, approximately $29 million of liabilities have been classified as liabilities held-for-sale which are included in “accrued expenses and other liabilities” on the consolidated balance sheet at December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 26 — Summary of Quarterly Financial Statements (Unaudited)

      The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments, which are necessary for the fair presentation of the results of operations, for the periods presented.

	2005

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

	(in millions, except per share data)
Interest income	$745	$719	$655	$607
Interest expense	244	207	172	147

Net interest income	501	512	483	460
Provision for loan losses	(20)	(30)	2	1
Net securities gains (losses)	—	—	—	—
Noninterest income (excluding net securities gains (losses))	281	232	219	210
Noninterest expenses	487	422	383	374
Provision for income taxes	108	114	100	96

Net income	$207	$238	$217	$199

Basic net income per common share	$1.27	$1.43	$1.29	$1.18
Diluted net income per common share	1.25	1.41	1.28	1.16

	2004

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest income	$591	$558	$545	$543
Interest expense	125	107	97	98

Net interest income	466	451	448	445
Provision for loan losses	(21)	—	20	65
Net securities gains (losses)	—	(6)	1	5
Noninterest income (excluding net securities gains (losses))	203	212	227	215
Noninterest expenses	380	372	372	369
Provision for income taxes	103	89	92	69

Net income	$207	$196	$192	$162

Basic net income per common share	$1.22	$1.15	$1.11	$0.93
Diluted net income per common share	1.21	1.13	1.10	0.92

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 27 — Pending Accounting Pronouncements

      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Share-based Compensation.” SFAS No. 123(R) requires all share-based compensation awards granted to employees be recognized in the financial statements at fair value. The Corporation will adopt the provisions of SFAS No. 123(R) using the modified-prospective transition method effective January 1, 2006. Under the modified-prospective transition method, companies are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. Measurement and attribution of compensation cost for awards that were granted prior to, but not vested as of the date SFAS No. 123(R) is adopted will be based on the same estimate of the grant-date fair value and the same attribution method used previously under SFAS No. 123. Prior periods will not be restated.

      The Corporation’s current accounting policy is to record expense associated with stock options and restricted stock awards (share-based compensation) over the explicit service period (vesting period). Upon retirement, any remaining unrecognized costs related to share-based compensation retained after retirement are expensed. SFAS No. 123(R) requires that the expense associated with share-based compensation be recorded over the requisite service period. The requisite service period is defined as the period during which an employee is required to provide service in order to vest the award. This guidance requires that all share-based compensation must be expensed by the retirement eligible date (the date at which the employee is no longer required to perform any service to receive the share-based compensation). Therefore, the requisite service period for both stock options and restricted stock is the period between grant date and retirement eligible date. Under the Corporation’s current stock option plan, retiring employees forfeit stock options granted in the calendar year of retirement, but retain all stock options granted in prior years (whether vested or unvested at retirement). Restricted stock grants stipulate that unvested shares are forfeited upon retirement or other termination of employment unless the Compensation Committee of the Board of Directors of the Corporation determines otherwise. In certain instances, after review of the specific circumstances, the Compensation Committee waived the forfeiture provision for individuals who were retirement eligible. In May 2005, the Securities and Exchange Commission (SEC) indicated that, as a result of the widespread practice of recognizing compensation cost over the explicit service period (up to the date of actual retirement), the SEC will accept that practice and, in those circumstances, will require a continuation of that practice for share-based compensation awards granted prior to the adoption of SFAS No. 123(R). As such, the Corporation will begin expensing share-based compensation awards by the retirement eligible date prospectively, beginning with share-based compensation grants subsequent to the adoption of SFAS No. 123(R). Share-based compensation expense, net of related tax effects, would have increased $2 million, $3 million and $2 million in the years ended December 31, 2005, 2004 and 2003, respectively, had the requisite service period provisions of SFAS No. 123(R) been applied on a historical basis.

      SFAS No. 123(R) also requires that initial accruals of compensation cost related to share-based payments be based on the estimated number of instruments for which the requisite service period is expected to be rendered (i.e., net of expected forfeitures). The Corporation’s current accounting policy is to estimate an expected forfeiture rate when determining compensation cost related to stock option awards. However, forfeitures related to restricted stock awards are currently accounted for as incurred. Management anticipates that applying the requisite service period and expected forfeiture provisions of SFAS No. 123(R) to the 2006 share-based compensation awards will result in a net increase of approximately $9 million of expense, net of related tax effects, related to these awards in 2006. Share-based compensation awards of a subsidiary of the Corporation are accounted for as liabilities. SFAS No. 123(R) requires vested, unexercised and a pro-rata portion of unvested share-based compensation awards be classified as liabilities and recorded at current fair value, as calculated using an option pricing model. As such, the Corporation will incur a transition expense of $8 million, net of related tax effects, on January 1, 2006. The impact on expense in 2006 of these awards will depend on future valuations of this subsidiary.

REPORT OF MANAGEMENT

      The management of Comerica Incorporated (the Corporation) is responsible for the accompanying consolidated financial statements and all other financial information in this Annual Report. The consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles and include amounts, which of necessity are based on management’s best estimates and judgments and give due consideration to materiality. The other financial information herein is consistent with that in the consolidated financial statements.

Management’s Assessment of Internal Control over Financial Reporting

      In meeting its responsibility for the reliability of the consolidated financial statements, management develops and maintains effective internal controls, including those over financial reporting, as defined in the Securities and Exchange Act of 1934, as amended. The Corporation’s internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles, and that receipts and expenditures of the Corporation are made only in accordance with authorizations of management and directors of the Corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the consolidated financial statements.

      Management assessed, with participation of the Corporation’s Chief Executive Officer and Chief Financial Officer, internal control over financial reporting as it related to the Corporation’s consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2005. The assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management determined that internal control over financial reporting was effective as it related to the Corporation’s consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2005.

      Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      The consolidated financial statements as of December 31, 2005 were audited by Ernst & Young LLP, an independent registered public accounting firm. The audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), which required the independent public accountants to obtain reasonable assurance about whether the consolidated financial statements were free of material misstatement and whether effective internal control over financial reporting are maintained in all material respects. In addition, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 was audited by Ernst & Young LLP, as stated in their report which is included herein.

      The Corporation’s Board of Directors oversees management’s internal control over financial reporting and financial reporting responsibilities through its Audit Committee as well as various other committees. The Audit Committee, which consists of directors who are not officers or employees of the Corporation, meets regularly with management, internal audit and the independent public accountants to assure that the Audit Committee, management, internal auditors and the independent public accountants are carrying out their responsibilities, and to review auditing, internal control and financial reporting matters.

Ralph W. Babb Jr. Chairman, President and Chief Executive Officer	Elizabeth S. Acton Executive Vice President and Chief Financial Officer	Marvin J. Elenbaas Senior Vice President and Controller

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Comerica Incorporated

      We have audited management’s assessment of internal control over financial reporting, included in the accompanying Report of Management, that Comerica Incorporated maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

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

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the consolidated financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management’s assessment that Comerica Incorporated maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Comerica Incorporated maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Comerica Incorporated as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 and our report dated February 14, 2006 expressed an unqualified opinion thereon.

Detroit, Michigan
February 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Comerica Incorporated

      We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Comerica Incorporated’s internal control over financial reporting as of December 31, 2005, based on criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2006, expressed an unqualified opinion thereon.

Detroit, Michigan
February 14, 2006

HISTORICAL REVIEW — AVERAGE BALANCE SHEETS

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	December 31

	2005	2004	2003	2002	2001

	(in millions)
ASSETS
Cash and due from banks	$1,721	$1,685	$1,811	$1,800	$1,835
Short-term investments	555	1,921	1,942	602	442
Investment securities available for sale	3,861	4,321	4,529	4,360	3,909

Commercial loans	24,575	22,139	23,764	24,266	25,374
Real estate construction loans	3,194	3,264	3,540	3,353	3,090
Commercial mortgage loans	8,566	7,991	7,521	6,786	5,695
Residential mortgage loans	1,388	1,237	1,192	1,101	1,101
Consumer loans	2,696	2,668	2,474	2,355	2,200
Lease financing	1,283	1,272	1,283	1,242	1,111
International loans	2,114	2,162	2,596	2,988	2,800

Total loans	43,816	40,733	42,370	42,091	41,371
Less allowance for loan losses	(623)	(787)	(831)	(739)	(654)

Net loans	43,193	39,946	41,539	41,352	40,717
Accrued income and other assets	3,176	3,075	3,159	3,016	2,785

Total assets	$52,506	$50,948	$52,980	$51,130	$49,688

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$15,007	$14,122	$13,910	$11,841	$10,253
Interest-bearing deposits	25,633	26,023	27,609	25,871	25,059

Total deposits	40,640	40,145	41,519	37,712	35,312
Short-term borrowings	1,451	275	550	1,962	2,584
Accrued expenses and other liabilities	1,132	947	804	809	823
Medium- and long-term debt	4,186	4,540	5,074	5,763	6,198

Total liabilities	47,409	45,907	47,947	46,246	44,917
Shareholders’ equity	5,097	5,041	5,033	4,884	4,771

Total liabilities and shareholders’ equity	$52,506	$50,948	$52,980	$51,130	$49,688

HISTORICAL REVIEW — STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31

	2005	2004	2003	2002	2001

	(in millions, except per share data)
INTEREST INCOME
Interest and fees on loans	$2,554	$2,054	$2,211	$2,524	$3,121
Interest on investment securities	148	147	165	246	246
Interest on short-term investments	24	36	36	27	26

Total interest income	2,726	2,237	2,412	2,797	3,393
INTEREST EXPENSE
Interest on deposits	548	315	370	479	888
Interest on short-term borrowings	52	4	7	37	105
Interest on medium- and long-term debt	170	108	109	149	298

Total interest expense	770	427	486	665	1,291

Net interest income	1,956	1,810	1,926	2,132	2,102
Provision for loan losses	(47)	64	377	635	241

Net interest income after provision for loan losses	2,003	1,746	1,549	1,497	1,861
NONINTEREST INCOME
Service charges on deposit accounts	218	231	238	227	211
Fiduciary income	177	171	169	171	180
Commercial lending fees	63	55	63	69	67
Letter of credit fees	70	66	65	60	58
Foreign exchange income	37	37	36	38	35
Brokerage fees	36	36	34	38	44
Investment advisory revenue, net	51	35	30	27	12
Card fees	39	32	27	23	27
Bank-owned life insurance	38	34	42	53	33
Equity in earnings of unconsolidated subsidiaries	16	12	6	8	(43)
Warrant income	9	7	4	5	5
Net securities gains	—	—	50	41	20
Net gain on sales of businesses	56	7	—	12	31
Other noninterest income	132	134	123	128	157

Total noninterest income	942	857	887	900	837
NONINTEREST EXPENSES
Salaries	820	760	736	699	707
Employee benefits	184	159	161	145	135

Total salaries and employee benefits	1,004	919	897	844	842
Net occupancy expense	121	125	128	122	115
Equipment expense	56	58	61	62	70
Outside processing fee expense	78	68	71	65	61
Software expense	49	43	37	33	34
Customer services	69	23	25	26	41
Litigation and operational losses	18	24	18	20	16
Goodwill impairment	—	—	—	86	—
Restructuring charges	—	—	—	—	152
Provision for credit losses on lending-related commitments	18	(12)	(2)	17	(5)
Other noninterest expenses	253	245	248	240	261

Total noninterest expenses	1,666	1,493	1,483	1,515	1,587

Income before income taxes	1,279	1,110	953	882	1,111
Provision for income taxes	418	353	292	281	401

NET INCOME	$861	$757	$661	$601	$710

Net income applicable to common stock	$861	$757	$661	$601	$698

Basic net income per common share	$5.17	$4.41	$3.78	$3.43	$3.93
Diluted net income per common share	5.11	4.36	3.75	3.40	3.88
Cash dividends declared on common stock	367	356	350	335	313
Cash dividends declared per common share	2.20	2.08	2.00	1.92	1.76

HISTORICAL REVIEW - STATISTICAL DATA

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31

	2005	2004	2003	2002	2001

AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)
Short-term investments	4.45%	1.88%	1.85%	4.45%	6.02%
Investment securities available-for-sale	3.76	3.36	3.65	5.74	6.37

Commercial loans	5.62	4.22	4.11	4.67	6.83
Real estate construction loans	7.23	5.43	5.04	5.74	7.95
Commercial mortgage loans	6.23	5.19	5.35	6.12	7.65
Residential mortgage loans	5.74	5.68	6.12	6.88	7.57
Consumer loans	5.89	4.73	4.94	5.94	8.08
Lease financing	3.81	4.06	4.59	5.37	6.25
International loans	5.98	4.69	4.44	4.70	7.38

Total loans	5.84	5.05	5.22	6.00	7.55

Interest income as a percentage of earning assets	5.65	4.76	4.94	5.96	7.44
Domestic deposits	2.07	1.17	1.30	1.81	3.48
Deposits in foreign offices	4.18	2.60	3.15	3.36	5.97

Total interest-bearing deposits	2.14	1.21	1.34	1.85	3.54
Short-term borrowings	3.59	1.25	1.20	1.85	4.08
Medium- and long-term debt	4.05	2.39	2.14	2.58	4.80

Interest expense as a percentage of interest-bearing sources	2.46	1.38	1.46	1.98	3.82

Interest rate spread	3.19	3.38	3.48	3.98	3.62
Impact of net noninterest-bearing sources of funds	0.87	0.48	0.47	0.57	0.99

Net interest margin as a percentage of earning assets	4.06%	3.86%	3.95%	4.55%	4.61%

RATIOS
Return on average common shareholders’ equity	16.90%	15.03%	13.12%	12.31%	15.16%
Return on average assets	1.64	1.49	1.25	1.18	1.43
Efficiency ratio	57.40	55.90	53.64	50.59	54.30
Tier 1 common capital as a percentage of risk-weighted assets	7.86	8.13	8.04	7.39	7.30
PER SHARE DATA
Book value at year-end	$31.11	$29.94	$29.20	$28.31	$27.17
Market value at year-end	56.76	61.02	56.06	43.24	57.30
Market value for the year
High	63.38	63.80	56.34	66.09	65.15
Low	53.17	50.45	37.10	35.20	44.02
OTHER DATA (share data in millions)
Average common shares outstanding — basic	167	172	175	175	178
Average common shares outstanding — diluted	169	174	176	177	180
Number of banking centers	381	377	360	352	342
Number of employees (full-time equivalent)	10,816	10,892	11,209	11,287	11,350