Form 10-K, Exhibit 13
period 2006-12-31
COMERICA INC /NEW/
filed 2007-02-27
CIK 28412

FINANCIAL REVIEW AND REPORTS

Comerica Incorporated and Subsidiaries

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return
Among Comerica Incorporated, Keefe 50-Bank Index, and S&P 500 Index
(Assumes $100 Invested on 12/31/01 and Reinvestment of Dividends)

The performance shown on the graph above is not necessarily indicative of future performance.

TABLE 1: SELECTED FINANCIAL DATA

	Years Ended December 31
	2006	2005	2004	2003	2002
	(dollar amounts in millions, except per share data)

EARNINGS SUMMARY
Net interest income	$1,983	$1,956	$1,811	$1,928	$2,133
Provision for loan losses	37	(47)	64	377	635
Noninterest income	855	819	808	850	865
Noninterest expenses	1,674	1,613	1,458	1,452	1,393
Provision for income taxes	345	393	349	291	312
Income from continuing operations	782	816	748	658	658
Income (loss) from discontinued operations, net of tax	111	45	9	3	(57)
Net income	893	861	757	661	601
PER SHARE OF COMMON STOCK
Diluted earnings per common share:
Income from continuing operations	$4.81	$4.84	$4.31	$3.73	$3.72
Net income	5.49	5.11	4.36	3.75	3.40
Cash dividends declared	2.36	2.20	2.08	2.00	1.92
Common shareholders’ equity	32.70	31.11	29.94	29.20	28.31
Market value	58.68	56.76	61.02	56.06	43.24
YEAR-END BALANCES
Total assets	$58,001	$53,013	$51,766	$52,592	$53,301
Total earning assets	54,052	48,646	48,016	48,804	47,780
Total loans	47,431	43,247	40,843	40,302	42,281
Total deposits	44,927	42,431	40,936	41,463	41,775
Total medium- and long-term debt	5,949	3,961	4,286	4,801	5,216
Total common shareholders’ equity	5,153	5,068	5,105	5,110	4,947
AVERAGE BALANCES
Total assets	$56,579	$52,506	$50,948	$52,980	$51,130
Total earning assets	52,291	48,232	46,975	48,841	47,053
Total loans	47,750	43,816	40,733	42,370	42,091
Total deposits	42,074	40,640	40,145	41,519	37,712
Total medium- and long-term debt	5,407	4,186	4,540	5,074	5,763
Total common shareholders’ equity	5,176	5,097	5,041	5,033	4,884
CREDIT QUALITY
Allowance for loan losses	$493	$516	$673	$803	$791
Allowance for credit losses on lending-related commitments	26	33	21	33	35
Total allowance for credit losses	519	549	694	836	826
Total nonperforming assets	232	162	339	538	579
Net loan charge-offs	60	110	194	365	481
Net credit-related charge-offs	72	116	194	365	481
Net loan charge-offs as a percentage of average total loans	0.13%	0.25%	0.48%	0.86%	1.14%
Net credit-related charge-offs as a percentage of average total loans	0.15	0.26	0.48	0.86	1.14
Allowance for loan losses as a percentage of total period-end loans	1.04	1.19	1.65	1.99	1.87
Allowance for loan losses as a percentage of total nonperforming assets	213	319	198	149	136
RATIOS
Net interest margin	3.79%	4.06%	3.86%	3.95%	4.55%
Return on average assets	1.58	1.64	1.49	1.25	1.18
Return on average common shareholders’ equity	17.24	16.90	15.03	13.12	12.31
Efficiency ratio	58.92	58.01	55.60	53.19	47.05
Dividend payout ratio	42.99	43.05	47.71	53.33	56.47
Total payout to shareholders	85.79	104.11	96.56	57.60	91.47
Average common shareholders’ equity as a percentage of average assets	9.15	9.71	9.90	9.50	9.55
Tier 1 common capital as a percentage of risk-weighted assets	7.54	7.78	8.13	8.04	7.39
Tier 1 risk-based capital as a percentage of risk-weighted assets	8.02	8.38	8.77	8.72	8.05

2006 FINANCIAL RESULTS AND KEY CORPORATE INITIATIVES

Financial Results

•	Reported net income of $893 million, or $5.49 per diluted share for 2006, compared to $861 million, or $5.11 per diluted share, for 2005. Income from continuing operations was $782 million, or $4.81 per diluted share for 2006, compared to $816 million, or $4.84 per diluted share for 2005. The most significant item contributing to the $34 million decrease in income from continuing operations in 2006, when compared to 2005, was an increase in the provision for loan losses of $55 million (after-tax)

•	Returned 17.24 percent on average common shareholders’ equity and 1.58 percent on average assets

•	Generated growth from December 31, 2005 to December 31, 2006 of $4.2 billion in loans and $1.9 billion in unused commitments to extend credit

•	Generated geographic market growth in average loans (excluding Financial Services Division) of eight percent from 2005 to 2006, including Western (15 percent), Texas (19 percent), Florida (25 percent) and Midwest & Other Markets (1 percent)

•	Continued strong credit quality, resulting in a $50 million decline in net loan charge-offs; nonperforming assets increased to $232 million but remained at historically low levels

•	Raised the quarterly cash dividend 7.3 percent, to $0.59 per share, an annual rate of $2.36 per share, for an annual dividend payout ratio of 43 percent, 49 percent excluding the effects of the $108 million after-tax gain on the sale of Munder Capital Management (Munder) discussed below

•	Repurchased 6.6 million shares of outstanding common stock in the open market for $383 million, which combined with dividends, returned 86 percent of earnings to shareholders, 98 percent excluding the effects of the $108 million after-tax gain on the sale of Munder

Key Corporate Initiatives

•	Continued organic growth focused in high growth markets, including opening 25 new banking centers in 2006; banking center expansion in 2007 expected to accelerate to about 30 new banking centers

•	Sold Munder and our Mexican bank charter, businesses not central to the Corporation’s strategy

•	Continued to refine and develop the enterprise-wide risk management program, including improvement of analytics, systems, and reporting

•	Managed full-time equivalent staff growth (from continuing operations) to less than one percent, in spite of approximately 145 full-time equivalent employees added to support new banking center openings

OVERVIEW/EARNINGS PERFORMANCE

Comerica Incorporated (the Corporation) is a financial holding company headquartered in Detroit, Michigan. The Corporation’s major business segments are the Business Bank, the Retail Bank and Wealth & Institutional Management. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas and Florida.

The accounting and reporting policies of the Corporation and its subsidiaries conform to U.S. generally accepted accounting principles and prevailing practices within the banking industry. The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 70 in Note 1 to the consolidated financial statements. The most critical of these significant accounting policies are discussed in the “Critical Accounting Policies” section on page 60 of this financial review.

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

The Corporation sold its stake in Munder Capital Management (Munder) in 2006 and recognized an after-tax gain of $108 million at closing, reflected in “income from discontinued operations, net of tax” on the consolidated statements of income. This financial review and the consolidated financial statements reflect Munder as a discontinued operation in all periods presented. For detailed information concerning the sale of Munder and the components of discontinued operations, refer to Note 26 to the consolidated financial statements on page 121.

The remaining discussion and analysis of the Corporation’s results of operations is based on results from continuing operations.

The Corporation generated growth of $4.2 billion in loans and $1.9 billion in unused commitments to extend credit from December 31, 2005 to December 31, 2006. Within average loans, nearly all business lines showed growth in 2006, compared to 2005, including the Corporation’s National Dealer Services (20 percent), Specialty Businesses (20 percent), Commercial Real Estate (16 percent), Small Business (7 percent), and Middle Market (6 percent) loan portfolios. Specialty Businesses includes Entertainment, Energy, the Financial Services Division, Leasing and Technology and Life Sciences. The increase in average loans in the Specialty Businesses loan portfolio was primarily due to increases in average loans in Energy (38 percent), Technology and Life Sciences (31 percent), and the Financial Services Division (25 percent). The Specialty Businesses loan portfolio includes loans in the Corporation’s Financial Services Division, where customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain customer services expenses (included in noninterest expenses on the consolidated statements of income) and/or makes low-rate loans (included in net interest income on the consolidated statements of income) to such customers. Average loans grew in all primary geographic markets, including Texas (19 percent), Western (17 percent), Florida (25 percent), and Midwest & Other Markets (1 percent) in 2006, compared to 2005. Average deposits increased $1.4 billion, or four percent, in 2006, compared to 2005. The increase in average deposits in 2006, when compared to 2005, was due primarily to a $4.0 billion increase in average institutional certificates of deposit, partially offset by a $2.4 billion decrease in average Financial Services Division deposits, in part due to slower real estate activity in the Western market. Financial Services Division deposit levels may change with the direction of mortgage activity changes, the desirability of such deposits and competition for deposits. Net interest income increased one percent in 2006, compared to 2005, primarily due to loan growth.

Noninterest income, excluding net securities gains, net gain (loss) on sales of businesses and income from lawsuit settlement, increased less than one percent in 2006, compared to 2005, resulting primarily from increases in card fees ($7 million) and fiduciary income ($6 million), partially offset by decreases in letter of credit fees ($6 million) and warrant income ($10 million).

The Corporation’s credit staff closely monitors the financial health of lending customers in order to assess ability to repay and to adequately provide for expected losses. Loan quality remained strong during 2006, in spite of the economic and automotive industry problems in Midwest & Other Markets. Credit quality trends resulted in a decline in net credit-related charge-offs in 2006, compared to 2005, and total nonperforming assets remained at historically low levels. The tools developed in the past several years for evaluating the adequacy of the allowance for loan losses, and the resulting information gained from these processes, continue to help the Corporation monitor and manage credit risk.

Noninterest expenses increased four percent in 2006, compared to 2005, primarily due to increases in regular salaries ($37 million), share-based compensation ($14 million), interest expense on tax liabilities ($27 million), net occupancy and equipment expense ($9 million), and pension expense ($8 million), partially offset by decreases in customer services expense in the Financial Services Division ($22 million) and credit-related costs ($21 million), which includes the provision for credit losses on lending-related commitments and other real estate expense. Customer services expense represents expenses paid on behalf of Financial Services Division customers, and is one method to attract and retain title and escrow deposits in that division. The $9 million increase in net occupancy and equipment expense in 2006 was primarily due to the addition of 25 new banking centers ($7 million). Full-time equivalent employees from continuing operations increased by less than one percent (approximately 65 employees) from year-end 2005 to year-end 2006, in spite of approximately 145 full-time equivalent employees added to support new banking center openings.

A majority of the Corporation’s revenues are generated by the Business Bank business segment, making the Corporation highly sensitive to changes in the business environment in its primary geographic markets. To facilitate better balance among business segments, the Corporation opened 25 new banking centers in 2006 in markets with favorable demographics and plans to continue banking center expansion in these markets. This is expected to provide opportunity for growth across all business segments, especially in the Retail Bank and Wealth & Institutional Management segments, as the Corporation penetrates existing relationships through cross-selling and develops new relationships.

For 2007, management expects the following, compared to 2006 (as adjusted for the adoption of FIN 48, explained below):

•	High single-digit average loan growth, excluding Financial Services Division loans, with low single-digit growth in the Midwest market and low double-digit growth in the Western and Texas markets

•	Average earning asset growth slightly less than average loan growth

•	Financial Services Division noninterest-bearing deposits declining about 10 to 15 percent from the fourth quarter 2006 average of $4.0 billion. Financial Services Division loans of $1.9 billion in the fourth quarter 2006 will fluctuate in 2007 with the level of noninterest-bearing deposits

•	Average full year net interest margin of about 3.75 percent

•	Average net credit-related charge-offs of about 20 basis points of average loans, with a provision for credit losses modestly exceeding net charge-offs

•	Low single-digit growth in noninterest income, excluding the Financial Services Division-related lawsuit settlement and the loss on sale of the Mexican bank charter in 2006

•	Low single-digit growth in noninterest expenses, excluding the provision for credit losses on lending-related commitments, basing the increase in noninterest expenses on the table below

•	Effective tax rate of about 32 percent

•	Active capital management within targeted capital ratios (Tier 1 common of 6.50 percent to 7.50 percent and Tier 1 risk-based of 7.25 percent to 8.25 percent)

The Corporation will adopt the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), in the first quarter 2007. FIN 48 permits the Corporation to elect a change in its accounting policy as to where interest on tax liabilities is classified in the consolidated statements of income. Effective January 1, 2007, the Corporation will change its accounting policy and classify interest on tax liabilities in the “provision for income taxes” on the consolidated statements of income and will reclassify all prior periods presented. Upon adoption, the Corporation will reclassify $38 million and $11 million of interest on tax liabilities related to 2006 and 2005, respectively, from “other noninterest expenses” to the “provision for income taxes” on the consolidated statements of income. The Corporation’s summarized statements of income from continuing operations for 2006 and 2005 will be as follows:

Statements of Income Adjusted for Adoption of FIN 48

	Years Ended December 31,
	2006	2005
	(in millions)

Net interest income	$1,983	$1,956
Provision for loan losses	37	(47)
Noninterest income	855	819
Noninterest expenses	1,636	1,602

Income from continuing operations before income taxes	1,165	1,220
Provision for income taxes	383	404

Income from continuing operations	$782	$816

TABLE 2: ANALYSIS OF NET INTEREST INCOME-Fully Taxable Equivalent (FTE)

	Years Ended December 31
	2006			2005			2004
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(dollar amounts in millions)

Commercial loans(1)(2)(3)	$27,341	$1,877	6.87%	$24,575	$1,381	5.62%	$22,139	$934	4.22%
Real estate construction loans	3,905	336	8.61	3,194	231	7.23	3,264	177	5.43
Commercial mortgage loans	9,278	675	7.27	8,566	534	6.23	7,991	415	5.19
Residential mortgage loans	1,570	95	6.02	1,388	80	5.74	1,237	70	5.68
Consumer loans	2,533	181	7.13	2,696	159	5.89	2,668	126	4.73
Lease financing	1,314	52	4.00	1,283	49	3.81	1,272	52	4.06
International loans	1,809	127	7.01	2,114	126	5.98	2,162	102	4.69
Business loan swap income (expense)(4)	—	(124)	—	—	(2)	—	—	182	—

Total loans(2)(3)(5)	47,750	3,219	6.74	43,816	2,558	5.84	40,733	2,058	5.05
Investment securities available-for-sale(6)	3,992	174	4.22	3,861	148	3.76	4,321	147	3.36
Federal funds sold and securities purchased under agreements to resell	283	14	5.15	390	12	3.29	1,695	23	1.36
Other short-term investments	266	18	6.69	165	12	7.22	226	13	5.83

Total earning assets	52,291	3,425	6.53	48,232	2,730	5.65	46,975	2,241	4.76
Cash and due from banks	1,557			1,721			1,685
Allowance for loan losses	(499)			(623)			(787)
Accrued income and other assets	3,230			3,176			3,075

Total assets	$56,579			$52,506			$50,948

Money market and NOW deposits(1)	$15,373	443	2.88	$17,282	337	1.95	$17,768	188	1.06
Savings deposits	1,441	11	0.79	1,545	7	0.49	1,629	6	0.39
Customer certificates of deposit	6,505	261	4.01	5,418	148	2.73	5,121	93	1.81
Institutional certificates of deposit(4)(7)	4,489	235	5.23	511	19	3.72	841	11	1.34
Foreign office time deposits(8)	1,131	55	4.82	877	37	4.18	664	17	2.60

Total interest-bearing deposits	28,939	1,005	3.47	25,633	548	2.14	26,023	315	1.21
Short-term borrowings	2,654	130	4.89	1,451	52	3.59	275	4	1.25
Medium- and long-term debt(4)(7)	5,407	304	5.63	4,186	170	4.05	4,540	108	2.39

Total interest-bearing sources	37,000	1,439	3.89	31,270	770	2.46	30,838	427	1.38

Noninterest-bearing deposits(1)	13,135			15,007			14,122
Accrued expenses and other liabilities	1,268			1,132			947
Shareholders’ equity	5,176			5,097			5,041

Total liabilities and shareholders’ equity	$56,579			$52,506			$50,948

Net interest income/rate spread (FTE)		$1,986	2.64		$1,960	3.19		$1,814	3.38

FTE adjustment(9)		$3			$4			$3

Impact of net noninterest-bearing sources of funds			1.15			0.87			0.48

Net interest margin (as a percentage of average earning assets) (FTE)(2)(3)			3.79%			4.06%			3.86%

(1) FSD balances included above:
Loans (primarily low-rate)	$2,363	$13	0.57%	$1,893	$8	0.45%	$885	$5	0.53%
Interest-bearing deposits	1,710	66	3.86	2,600	76	2.91	2,027	31	1.53
Noninterest-bearing deposits	4,374			5,851			5,280
(2) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.59)%			(0.43)%			(0.15)%
Total loans			(0.32)			(0.24)			(0.10)
Net interest margin (FTE) (assuming loans were funded by noninterest bearing deposits)			(0.16)			(0.15)			(0.06)
(3) Impact of 2005 warrant accounting change on the following:
Commercial loans					$20	0.08%
Total loans					20	0.05
Net interest margin (FTE)					20	0.04

(4) The gain or loss attributable to the effective portion of cash flow hedges of loans is shown in “Business loan swap income (expense)”. The gain or loss attributable to the effective portion of fair value hedges of institutional certificates of deposits and medium- and long-term debt, which totaled a net gain of $16 million in 2006, is included in the related interest expense line items.

(5) Nonaccrual loans are included in average balances reported and are used to calculate rates.
(6) Average rate based on average historical cost.
(7) Institutional certificates of deposit and medium- and long-term debt average balances have been adjusted to reflect the gain or loss attributable to the risk hedged by risk management swaps that qualify as a fair value hedge.

(8) Includes substantially all deposits by foreign domiciled depositors; deposits are primarily in excess of $100,000.
(9) The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3: RATE-VOLUME ANALYSIS-Fully Taxable Equivalent (FTE)

	2006/2005			2005/2004
	Increase	Increase	Net	Increase	Increase	Net
	(Decrease)	(Decrease)	Increase	(Decrease)	(Decrease)	Increase
	Due to Rate	Due to Volume*	(Decrease)	Due to Rate	Due to Volume*	(Decrease)
	(in millions)

Interest income (FTE):
Loans:
Commercial loans	$306	$190	$496	$310	$137	$447
Real estate construction loans	44	61	105	59	(5)	54
Commercial mortgage loans	89	52	141	83	36	119
Residential mortgage loans	4	11	15	1	9	10
Consumer loans	34	(12)	22	31	2	33
Lease financing	2	1	3	(3)	—	(3)
International loans	22	(21)	1	27	(3)	24
Business loan swap income (expense)	(122)	—	(122)	(184)	—	(184)

Total loans	379	282	661	324	176	500
Investment securities available-for-sale	20	6	26	19	(18)	1
Federal funds sold and securities purchased under agreements to resell	8	(6)	2	32	(43)	(11)
Other short-term investments	1	5	6	3	(4)	(1)

Total interest income (FTE)	408	287	695	378	111	489
Interest expense:
Interest-bearing deposits:
Money market and NOW deposits	161	(55)	106	159	(10)	149
Savings deposits	5	(1)	4	1	—	1
Customer certificates of deposit	69	44	113	47	8	55
Institutional certificates of deposit	8	208	216	20	(12)	8
Foreign office time deposits	6	12	18	11	9	20

Total interest-bearing deposits	249	208	457	238	(5)	233
Short-term borrowings	19	59	78	6	42	48
Medium- and long-term debt	66	68	134	76	(14)	62

Total interest expense	334	335	669	320	23	343

Net interest income (FTE)	$74	$(48)	$26	$58	$88	$146

* Rate/volume variances are allocated to variances due to volume.

Net Interest Income

Net interest income is the difference between interest and yield-related fees earned on assets and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Gains and losses related to the effective portion of risk management interest rate swaps that qualify as hedges are included with the interest income or expense of the hedged item when classified in net income. Net interest income on a fully taxable equivalent (FTE) basis comprised 70 percent of net revenues in 2006, compared to 71 percent in 2005 and 69 percent in 2004. Table 2 on page 24 of this financial review provides an analysis of net interest income for the years ended December 31, 2006, 2005 and 2004. The rate-volume analysis in Table 3 above details the components of the change in net interest income on a FTE basis for the years ended December 31, 2006, compared to 2005 and December 31, 2005, compared to 2004.

Net interest income (FTE) was $2.0 billion in 2006, an increase of $26 million, or one percent, from 2005. The net interest margin (FTE), which is net interest income (FTE) expressed as a percentage of average earning assets, decreased to 3.79 percent in 2006, from 4.06 percent in 2005. The increase in net interest income in 2006 was due to strong loan growth, which was nearly offset by a decline in noninterest-bearing deposits (primarily in the Financial Services Division), competitive environments for both loan and deposit pricing and the impact of a warrant accounting change discussed in Note 1 to the consolidated financial statements on page 70, which increased net interest income by $20 million in 2005. A greater contribution from noninterest-bearing deposits in a higher rate environment also benefited net interest income in 2006. The decrease in net interest margin (FTE) was due to the 2005 warrant accounting change, which increased the 2005 net interest margin by four basis points, the changes in average Financial Services Division loans and noninterest-bearing deposits discussed below, competitive loan and deposit pricing, a change in the interest-bearing deposit mix toward higher-cost deposits and the margin impact of loan growth funded with non-core deposits and purchased funds. These decreases in the net interest margin (FTE) were partially offset by a greater contribution from noninterest-bearing deposits in a higher rate environment. Average earning assets increased $4.1 billion, or eight percent, to $52.3 billion in 2006, compared to 2005, primarily as a result of a $3.9 billion increase in average loans and a $131 million increase in average investment securities available-for-sale. Average Financial Services Division loans (primarily low-rate) increased $470 million, and average Financial Services Division noninterest-bearing deposits decreased $1.5 billion in 2006, compared to 2005.

The Corporation expects, on average, net interest margin in 2007 to be about 3.75 percent for the full year.

Net interest income and net interest margin are impacted by the operations of the Corporation’s Financial Services Division. Financial Services Division customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain customer services expenses (included in “noninterest expenses” on the consolidated statements of income) and/or makes low-rate loans (included in “net interest income” on the consolidated statements of income) to such customers. Footnote (1) to Table 2 on page 24 of this financial review displays average Financial Services Division loans and deposits, with related interest income/expense and average rates. As shown in Footnote (2) to Table 2 on page 24 of this financial review, the impact of Financial Services Division loans (primarily low-rate) on net interest margin (assuming the loans were funded by Financial Services Division noninterest-bearing deposits) was a decrease of 16 basis points and 15 basis points in 2006 and 2005, respectively.

The Corporation implements various asset and liability management tactics to manage net interest income exposure to interest rate risk. This risk represents the potential reduction in net interest income that may result from a fluctuating economic environment, including changes to interest rates and loan and deposit portfolio growth rates. Such actions include the management of earning assets, funding and capital and the use of interest rate swap contracts. Interest rate swap contracts are employed to effectively fix the yields on certain variable rate loans and to alter the interest rate characteristics of deposits and debt issued throughout the year. Refer to the “Interest Rate Risk” section on page 53 of this financial review for additional information regarding the Corporation’s asset and liability management policies.

In 2005, net interest income (FTE) was $2.0 billion, an increase of $146 million, or eight percent, from 2004. The net interest margin (FTE) increased to 4.06 percent in 2005, from 3.86 percent in 2004. The increases in net interest income and net interest margin resulted primarily from a greater contribution from noninterest-bearing deposits in a higher rate environment and loan growth. Net interest income in 2005 was also impacted by the warrant accounting change, discussed in Note 1 to the consolidated financial statements on page 70, which resulted in a $20 million increase in net interest income and a four basis point increase in the net interest margin in 2005. Average earning assets increased $1.3 billion, or three percent, to $48.2 billion in 2005, compared to 2004, primarily as a result of a $3.1 billion increase in average loans, partially offset by a $1.3 billion decline in average federal funds sold and securities purchased under agreements to resell, and a $460 million decline in average investment securities available-for-sale.

Provision for Credit Losses

The provision for credit losses includes both the provision for loan losses and the provision for credit losses on lending-related commitments. The provision for loan losses reflects management’s evaluation of the adequacy of the allowance for loan losses. The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The provision for credit losses on lending-related commitments, a component of “noninterest expenses” on the consolidated statements of income, reflects management’s assessment of the adequacy of the allowance for credit losses on lending-related commitments. The allowance for credit losses on lending-related commitments, which is included in “accrued expenses and other liabilities” on the consolidated balance sheets, covers probable credit-related losses inherent in credit-related commitments, including letters of credit and financial guarantees. The Corporation performs a quarterly credit quality review to determine the adequacy of both allowances. For a further discussion of the both the allowance for loan losses and the allowance for credit losses on lending-related commitments, refer to the “Credit Risk” section of this financial review on page 44, and the “Critical Accounting Policies” section on page 60 of this financial review.

The provision for loan losses was $37 million in 2006, compared to a negative provision of $47 million in 2005 and a provision of $64 million in 2004. The $84 million increase in the provision for loan losses in 2006, compared to 2005, resulted primarily from loan growth, challenges in the automotive industry and the Michigan commercial real estate industry and a leveling off of credit quality improvement trends. These credit trends reflect economic conditions in the Corporation’s primary geographic markets. While the economic conditions in the Corporation’s Michigan market deteriorated over the last year, the economic conditions in the Texas market have continued to improve somewhat faster than growth in the national economy, while California appears to be improving, but at a rate equal to or slightly slower than the nation as a whole. The average 2006 Michigan Business Activity index compiled by the Corporation declined approximately three percent when compared to the average for 2005. Intense restructuring efforts in the Michigan-based automotive sector are creating a significant drag on the state economy. Forward-looking indicators suggest that current economic conditions in the Corporation’s primary markets are likely to continue in 2007. The decrease in the provision for loan losses in 2005, when compared to 2004, was primarily the result of improving credit quality trends in net loan charge-offs and watch list loans (generally consistent with regulatory defined special mention, substandard and doubtful credits).

The provision for credit losses on lending-related commitments was $5 million in 2006, compared to a provision of $18 million in 2005 and a negative provision of $12 million in 2004. The decrease in the provision for credit losses on lending-related commitments in 2006 was primarily due to reduced reserve needs resulting from improved market values for unfunded commitments to certain customers in the automotive industry. The increase in 2005 resulted primarily from increases in specific reserves related to unused commitments to extend credit to customers in the automotive industry. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented on page 45 of this financial review.

Net loan charge-offs in 2006 were $60 million, or 0.13 percent of average total loans, compared to $110 million, or 0.25 percent, in 2005 and $194 million, or 0.48 percent, in 2004. Total net credit-related charge-offs, which includes charge-offs on both loans and lending-related commitments, were $72 million, or 0.15 percent of average total loans, in 2006, compared to $116 million, or 0.26 percent, in 2005 and $194 million, or 0.48 percent, in 2004. Of the $44 million decrease in net credit-related charge-offs in 2006, compared to 2005, net credit-related charge-offs in the Business Bank business segment decreased $49 million, partially offset by an increase of $10 million in the Retail Bank business segment. Net credit-related charge-offs in the Midwest & Other Markets and Western geographic markets decreased $30 million and $11 million, respectively, in 2006, compared to 2005. Net credit-related charge-offs in 2006 were impacted by a decision to sell a $74 million portfolio of loans related to manufactured housing. These loans were transferred to held-for-sale in the fourth quarter 2006, which required a charge-off of $9 million to adjust the loans to estimated fair value. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Table 8 on page 45 of this financial review. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented on page 45 of this financial review.

Management expects full-year 2007 average net credit-related charge-offs of about 20 basis points of full-year 2007 average loans, with a provision for credit losses modestly exceeding net charge-offs.

Noninterest Income

	Years Ended December 31
	2006	2005	2004
	(In millions)

Service charges on deposit accounts	$218	$218	$231
Fiduciary income	180	174	166
Commercial lending fees	65	63	55
Letter of credit fees	64	70	66
Foreign exchange income	38	37	37
Brokerage fees	40	36	36
Card fees	46	39	32
Bank-owned life insurance	40	38	34
Warrant income (loss)	(1)	9	7
Net gain (loss) on sales of businesses	(12)	1	7
Income from lawsuit settlement	47	—	—
Other noninterest income	130	134	137

Total noninterest income	$855	$819	$808

Noninterest income increased $36 million, or five percent, to $855 million in 2006, compared to $819 million in 2005, and increased $11 million, or one percent, in 2005, compared to $808 million in 2004. Excluding net gain (loss) on sales of businesses ($(12) million, $1 million and $7 million in 2006, 2005 and 2004, respectively), and income from lawsuit settlement ($47 million in 2006), noninterest income increased less than one percent in 2006 and two percent in 2005. An analysis of increases and decreases by individual line item is presented below.

Service charges on deposit accounts remained flat at $218 million in 2006, compared to a decrease of $13 million, or six percent, in 2005. In 2006, additional non-check volumes from new and existing treasury management customers and an increase in web-based payment product revenues were offset by the impact of higher earnings credit allowances provided to business customers. The decrease in 2005 was primarily due to higher earnings credit allowances provided to business customers, driven by a higher interest rate environment, and the popularity of free checking accounts which were marketed beginning in mid-2004.

Fiduciary income increased $6 million, or four percent, in 2006 and increased $8 million, or four percent, in 2005. Personal and institutional trust fees are the two major components of fiduciary income. These fees are based on services provided and assets managed. Fluctuations in the market values of the underlying assets managed, which include both equity and fixed income securities, impact fiduciary income. The increase in 2006 was from a combination of net new business and market appreciation. The increase in 2005 was primarily due to improvements in equity markets during that year.

Commercial lending fees increased $2 million, or two percent, in 2006, compared to an increase of $8 million, or 16 percent, in 2005. The increase in 2006 was primarily due to continued strength in the syndicated lending market and higher commercial loan commitment fees paid in arrears. The increase in 2005 was primarily due to an increase in fees resulting from increased opportunities in 2005 to lead or co-lead syndicated lending arrangements.

Letter of credit fees decreased $6 million, or eight percent, in 2006, compared to an increase of $4 million, or six percent, in 2005. Of the decline, $3 million reflected the impact, in 2005, of an adjustment of deferred fee amortization to more closely align the amortization periods with actual terms of the letters of credit. The 2005 increase in letter of credit fees was principally due to the 2005 adjustment of deferred fee amortization described above.

Foreign exchange income remained relatively flat at $38 million in 2006, compared to $37 million in both 2005 and 2004.

Brokerage fees of $40 million increased $4 million, or 10 percent, in 2006, compared to $36 million in both 2005 and 2004. Brokerage fees include commissions from retail broker transactions and mutual fund sales and are subject to changes in the level of market activity. The increase in 2006 was primarily due to increased transaction volumes as a result of improved market conditions.

Card fees, which consist primarily of interchange fees earned on debit and commercial cards, increased $7 million, or 17 percent, to $46 million, compared to $39 million in 2005, and increased $7 million, or 22 percent, compared to $32 million in 2004. Growth in both 2006 and 2005 resulted primarily from an increase in transaction volume caused by the continued shift to electronic banking and new customer accounts.

Bank-owned life insurance income increased $2 million, to $40 million in 2006, compared to an increase of $4 million, to $38 million in 2005. The increases in both 2006 and 2005 resulted primarily from increased earnings and death benefits received on policies held.

Warrant income (loss) was $(1) million in 2006, compared to $9 million in 2005 and $7 million in 2004. In 2005, the Corporation changed its accounting for warrants to recognize in warrant income the changes in the fair value of warrants held. For a further discussion of warrant accounting, refer to Note 1 to the consolidated financial statements on page 70.

The net gain (loss) on sales of businesses in 2006 included a net loss of $12 million on the sale of the Corporation’s Mexican bank charter, while 2004 included a net gain of $7 million on the sale of a portion of the Corporation’s merchant card processing business.

The income from lawsuit settlement of $47 million in 2006 resulted from a payment received to settle a Financial Services Division-related lawsuit in the fourth quarter 2006.

Other noninterest income decreased $4 million, or three percent, in 2006, compared to a decrease of $3 million, or two percent, in 2005. The following table illustrates fluctuations in certain categories included in “other noninterest income” on the consolidated statements of income.

	Years Ended December 31
	2006	2005	2004
	(in millions)

Other noninterest income
Risk management hedge gains (losses) from interest rate and foreign exchange contracts	$(1)	$3	$(4)
Income (net of write-downs) from unconsolidated venture capital and private equity investments	11	8	13
Amortization of low income housing investments	(29)	(25)	(20)

Management expects low single-digit growth in noninterest income in 2007 from 2006 levels, excluding the Financial Services Division-related lawsuit settlement and the loss on sale of the Mexican bank charter in 2006.

Noninterest Expenses

	Years Ended December 31
	2006	2005	2004
	(in millions)

Salaries	$823	$786	$736
Employee benefits	184	178	154

Total salaries and employee benefits	1,007	964	890
Net occupancy expense	125	118	122
Equipment expense	55	53	54
Outside processing fee expense	85	77	67
Software expense	56	49	43
Customer services	47	69	23
Litigation and operational losses	11	14	24
Provision for credit losses on lending-related commitments	5	18	(12)
Other noninterest expenses	283	251	247

Total noninterest expenses	$1,674	$1,613	$1,458

Noninterest expenses increased $61 million, or four percent, to $1,674 million in 2006, compared to $1,613 million in 2005, and increased $155 million, or 11 percent, in 2005, compared to $1,458 million in 2004. Increases in regular salaries ($37 million), share-based compensation ($14 million), interest expense on tax liabilities ($27 million), net occupancy and equipment expense ($9 million), and pension expense ($8 million) accounted for a majority of the increase, partially offset by a decrease in customer services expense in the Financial Services Division ($22 million) and credit-related costs ($21 million), including the provision for credit losses on lending-related commitments and other real estate expense. An analysis of increases and decreases by individual line item is presented below.

The following table summarizes the various components of salaries and employee benefits expense.

	Years Ended December 31
	2006	2005	2004
	(in millions)

Salaries
Regular salaries (including contract labor)	$619	$582	$570
Severance	8	6	9
Incentives	139	155	123
Share-based compensation	57	43	34

Total salaries	823	786	736
Employee benefits
Pension expense	39	31	16
Other employee benefits	145	147	138

Total employee benefits	184	178	154

Total salaries and employee benefits	$1,007	$964	$890

Salaries expense increased $37 million, or five percent, in 2006, compared to an increase of $50 million, or seven percent, in 2005. The increase in 2006 was primarily due to increases in regular salaries of $37 million and share-based compensation of $14 million. The increase in regular salaries in 2006 was primarily the result of annual merit increases of approximately $17 million and increased contract labor costs associated with technology-related projects, including a large project to standardize the Corporation’s workstation operating system and office automation suite. In addition, staff size from continuing operations increased approximately 65 full-time equivalent employees from year-end 2005 to year-end 2006, in spite of approximately 145 full-time equivalent employees added to support new banking center openings. Share-based compensation expense increased primarily as a result of adopting the requisite service period provisions of SFAS No. 123 (revised 2004) (SFAS 123(R)), “Shared-Based Payment,” effective January 1, 2006, as discussed in Notes 1 and 15 to the consolidated financial statements on pages 70 and 92, respectively. These increases were partially offset by a $16 million decline in business unit and executive incentives, which included a $6 million decline in warrant-related incentives. Business unit incentives are tied to new business and business unit profitability, while executive incentives are tied to peer-based comparisons of corporate results. The increase in salaries expense in 2005 was primarily due to a $32 million increase in business unit and executive incentives, including an accrual of $4 million related to the warrant accounting change discussed in Note 1 to the consolidated financial statements on page 70, annual merit increases of approximately $17 million and an increase of $9 million in share-based compensation expense. These increases were partially offset by a full-time equivalent employee reduction in staff size from continuing operations of approximately 85 employees from year-end 2004 to year-end 2005 and a $3 million decline in severance expense.

Employee benefits expense increased $6 million, or three percent, in 2006, compared to an increase of $24 million, or 16 percent, in 2005. The increases in 2006 and 2005 resulted primarily from increases in pension expense. For a further discussion of pension expense, refer to the “Critical Accounting Policies” on page 60 of this financial review and Note 16 to the consolidated financial statements on page 94.

Net occupancy and equipment expense, on a combined basis, increased $9 million, or six percent, to $180 million in 2006, compared to a decrease of $5 million, or three percent, in 2005. Net occupancy and equipment expense increased $7 million due to the addition of 25 new banking centers in 2006, and 18 in 2005, mitigated in part by savings of approximately $2 million due to the purchase of a previously leased operations center in March 2005. The decrease in net occupancy expense in 2005 occurred in spite of the addition of new banking centers in 2005, due to savings of approximately $5 million realized from the aforementioned operations center purchase and other lease re-negotiations.

Outside processing fee expense increased $8 million, or 10 percent, to $85 million in 2006, from $77 million in 2005, compared to an increase of $10 million, or 15 percent, in 2005. The 2006 increase in outside processing fees resulted primarily from the outsourcing of certain trust and retirement services processing and a new electronic bill payment service marketed to corporate customers in 2006. The 2005 increase in outside processing fees resulted, in part, from the outsourcing of certain retirement services processing beginning in the second quarter of 2005.

Software expense increased $7 million, or 15 percent, in 2006, compared to an increase of $6 million, or 13 percent in 2005. The increases in both 2006 and 2005 were primarily due to increased investments in technology and the implementation of several systems, including tools for the enterprise-wide risk management program, an image check settlement system and a sales tracking system in the banking centers, increasing both amortization and maintenance costs.

Customer services expense decreased $22 million, or 33 percent, to $47 million in 2006, from $69 million in 2005, and increased $46 million, or 203 percent, in 2005, compared to $23 million in 2004. Customer services expense represents compensation provided to customers, and is one method to attract and retain title and escrow deposits in the Financial Services Division. The amount of customer services expense varies from period to period as a result of changes in the level of noninterest-bearing deposits and low-rate loans in the Financial Services Division and the earnings credit allowances provided on these deposits, as well as a competitive environment.

Litigation and operational losses decreased $3 million, or 17 percent, to $11 million in 2006, from $14 million in 2005, and decreased $10 million, or 43 percent, in 2005, compared to $24 million in 2004. Litigation and operational losses include traditionally defined operating losses, such as fraud or processing problems, as well as uninsured losses and litigation losses. These expenses are subject to fluctuation due to timing of authorized and actual litigation settlements as well as insurance settlements.

The provision for credit losses on lending-related commitments was $5 million in 2006, compared to $18 million in 2005 and a negative provision of $12 million in 2004. For additional information on the provision for credit losses on lending-related commitments, refer to Notes 1 and 20 to the consolidated financial statements on pages 70 and 102, respectively, and the “Provision for Credit Losses” section on page 27 of this financial review.

Other noninterest expenses increased $32 million, or 13 percent, in 2006, compared to a $4 million, or two percent, increase in 2005. The following table illustrates the fluctuations in certain categories included in “other noninterest expenses” on the consolidated statements of income. For a further discussion of interest on tax liabilities, refer to “Income Taxes and Tax-Related Items” below.

	Years Ended December 31
	2006	2005	2004
	(in millions)

Other noninterest expenses
Interest on tax liabilities	$38	$11	$22
Other real estate expenses	4	12	3

Management expects low single-digit growth in noninterest expenses in 2007 compared to 2006 levels, excluding the provision for credit losses on lending-related commitments, basing the increase on noninterest expenses as adjusted for the adoption of FIN 48 in the table on page 23 of this financial review.

The Corporation’s efficiency ratio is defined as total noninterest expenses divided by the sum of net interest income (FTE) and noninterest income, excluding net securities gains. The ratio increased to 58.92 percent in 2006, compared to 58.01 percent in 2005 and 55.60 percent in 2004. The efficiency ratio increased in 2006 and 2005 primarily due to higher expense levels.

Income Taxes and Tax-Related Items

The provision for income taxes was $345 million in 2006, compared to $393 million in 2005 and $349 million in 2004. In the first quarter 2006, the IRS completed the examination of the Corporation’s federal tax returns for the years 1996 through 2000. Tax reserves, which includes the provision for income taxes and interest on tax liabilities (included in “other noninterest expenses”) were adjusted to reflect the resolution of those tax years, and to reflect an updated assessment of reserves on certain types of structured lease transactions and a series of loans to foreign borrowers. Tax-related interest expense was also reduced by $6 million in the second quarter 2006, upon settlement of various refund claims with the IRS. As previously disclosed in quarterly and annual SEC filings under the heading “Tax Contingency,” the examination staff with the Internal Revenue Service (IRS) disallowed the benefits related to a series of loans to foreign borrowers. The Corporation has had ongoing discussions with the IRS related to the disallowance. In the fourth quarter 2006, based on settlements discussed, the Corporation recorded a charge to its tax reserves for the disallowed loan benefits. The following table summarizes the impact of the items described above on the Corporation’s consolidated statement of income for the year ended December 31, 2006.

	Year Ended December 31, 2006
	Interest on Tax Liabilities		Provision for
	Pre-tax	After-tax	Income Taxes
	(in millions)

Completion of IRS audit of the Corporation’s federal income tax returns for 1996-2000	$24	$15	$(16)
Settlement of various refund claims	(6)	(4)	(2)
Adjustment to tax reserves on a series of loans to foreign borrowers	14	9	22

Total tax-related items	$32	$20	$4

The effective tax rate, computed by dividing the provision for income taxes by income before income taxes, was 30.6 percent in 2006, 32.5 percent in 2005 and 31.8 percent in 2004. Changes in the effective tax rate in 2006 from 2005, and 2005 from 2004, are shown in Note 17 to the consolidated financial statements on page 99. The Corporation had a net deferred tax liability of $111 million at December 31, 2006. Included in net deferred taxes were deferred tax assets of $558 million, which the Corporation’s management believes will be realized in future periods. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

Management expects an effective tax rate for the full-year 2007 of about 32 percent.

Income from Discontinued Operations, Net of Tax

Income from discontinued operations, net of tax, was $111 million in 2006, compared to $45 million in 2005 and $9 million in 2004. The increase in 2006, compared to 2005, was primarily due to the $108 million after-tax gain on the sale of the Corporation’s Munder subsidiary in the fourth quarter 2006, partially offset by an $8 million after-tax transition adjustment expense related to SFAS No. 123(R) recorded in the first quarter 2006 and the $32 million after-tax gain in the fourth quarter 2005 that resulted from Munder’s sale of its minority interest in Framlington Group Limited (Framlington) (a London, England based investment manager). The increase in 2005, when compared to 2004, primarily resulted from Munder’s 2005 gain on the sale of Framlington discussed above. For further information on discontinued operations, refer to Note 26 to the consolidated financial statements on page 121.

STRATEGIC LINES OF BUSINESS

Business Segments

The Corporation’s operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth & Institutional Management. These business segments are differentiated based upon the products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. The Other category includes discontinued operations and items not directly associated with these business segments or the Finance Division. Note 24 to the consolidated financial statements on page 114 describes the business activities of each business segment and the methodologies which form the basis for these results, and presents financial results of these business segments for the years ended December 31, 2006, 2005 and 2004.

The following table presents net income (loss) by business segment.

	Years Ended December 31
	2006		2005		2004
	(dollar amounts in millions)

Business Bank	$586	76%	$671	75%	$697	75%
Retail Bank	134	17	168	19	165	18
Wealth & Institutional Management	56	7	59	6	67	7

	776	100%	898	100%	929	100%
Finance	(20)		(72)		(158)
Other*	137		35		(14)

Total	$893		$861		$757

*	Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

The Business Bank’s net income decreased $85 million, or 13 percent, to $586 million in 2006, compared to a decrease of $26 million, or four percent, to $671 million in 2005. Net interest income (FTE) of $1.3 billion in 2006, decreased $80 million, or six percent, compared to 2005, due to a decline in loan spreads, an increase in low-yield Financial Services Division loans, a decline in Financial Services Division noninterest-bearing deposits, and a $20 million adjustment related to a change in warrant accounting policy recognized in third quarter 2005, partially offset by a $3.1 billion, or nine percent, increase in average loan balances (excluding Financial Services Division). The provision for loan losses increased $86 million in 2006, primarily due to loan growth, challenges in the automotive industry and the Michigan commercial real estate industry and a leveling off of credit quality improvement trends in 2006, compared to improving credit quality trends in 2005, as discussed in the “Provision for Credit Losses” section of this financial review on page 27. Noninterest income of $305 million in 2006, increased $22 million from 2005, reflecting a $47 million payment received to settle a Financial Services Division-related lawsuit, partially offset by a $12 million loss on the sale of the Corporation’s Mexican bank charter in 2006. In addition, warrant income decreased $10 million and investment banking fees increased $4 million in 2006, when compared to 2005. Noninterest expenses of $715 million, increased $4 million in 2006, primarily due to a $24 million increase in allocated net corporate overhead expenses, a $6 million increase in outside processing fee expense, a $5 million increase in legal fees, partially offset by a $22 million decrease in customer services expense and an $11 million decrease in the provision for credit losses on lending-related commitments. The corporate overhead allocation rates used were 14 percent and 10 percent in 2006 and 2005, respectively. The four percentage point increase in rate in 2006, when compared to 2005, resulted mostly from income tax related items.

The Retail Bank’s net income decreased $34 million, or 21 percent, to $134 million in 2006, compared to an increase of $3 million, or two percent, to $168 million in 2005. Net interest income (FTE) of $635 million, increased $27 million, or four percent, in 2006, primarily due to an improvement in deposit spreads. The provision for loan losses increased $21 million in 2006, primarily due to stable credit quality trends in 2006, compared to improving credit quality trends in 2005. Noninterest income was relatively flat at $209 million in

2006, compared to $208 million in 2005. Noninterest expenses of $619 million increased $67 million in 2006, primarily due to a $24 million increase in allocated net corporate overhead expenses, a $14 million increase in salaries and employee benefits expense, and a $6 million increase in net occupancy expense related to new banking centers. Refer to the Business Bank discussion above for an explanation on the increase in allocated net corporate overhead expenses. The Corporation opened 25 new banking centers in 2006 and 18 new banking centers in 2005, contributing $30 million to noninterest expenses in 2006, an increase of $15 million compared to 2005. In addition, the Corporation consolidated 11 banking centers in Michigan in 2006 which resulted in approximately $6 million in expense savings in 2006. Net credit-related charge-offs were impacted by a decision to sell a $74 million portfolio of loans related to manufactured housing. These loans were transferred to held-for-sale in the fourth quarter 2006, which required a charge-off of $9 million to adjust the loans to estimated fair value.

Wealth & Institutional Management’s net income decreased $3 million, or five percent, to $56 million in 2006, compared to a decrease of $8 million, or 11 percent, to $59 million in 2005. Net interest income (FTE) of $149 million decreased $1 million, or less than one percent, in 2006, compared to 2005, primarily due to declines in loan and deposit spreads, partially offset by an increase in average loan balances. The provision for loan losses increased $4 million, primarily due to stable credit quality trends in 2006, compared to improving credit quality trends in 2005. Noninterest income of $259 million increased $5 million, or two percent, in 2006, primarily due to a $6 million increase in trust fees. Noninterest expenses of $325 million increased $10 million, or three percent, in 2006, primarily due to a $9 million increase in allocated net corporate overhead expenses and a $5 million increase in outside processing fee expense, partially offset by an $8 million decrease in other real estate expense. Refer to the Business Bank discussion above for an explanation on the increase in allocated net corporate overhead expenses.

The net loss in the Finance Division was $20 million in 2006, compared to a net loss of $72 million in 2005. Contributing to the decrease in net loss was an $82 million increase in net interest income (FTE), primarily due to the rising rate environment in which interest income received from the lending-related business units rises more quickly than the longer-term value attributed to deposits generated by the business units. In addition, noninterest expenses increased $5 million in 2006, compared to 2005, in part due to accrued expenses related to a 2006 irrevocable commitment to redeem trust preferred securities in 2007.

Net income in the Other category was $137 million for 2006, compared to $35 million for 2005. Contributing to the increase in net income was a $27 million decrease in the unallocated provision for loan losses, resulting from reduced new business migration risk reserves based on improved data, as well as improved risk rating accuracy in the Corporation’s commercial loan portfolio. Noninterest income increased $8 million, due in part to a $3 million increase in income from indirect private equity and venture capital investments. Income from discontinued operations, net of tax, increased $66 million, primarily due to the $108 million after-tax gain on the sale of the Corporation’s Munder subsidiary in 2006, compared to the $32 million after-tax gain that resulted from Munder’s sale of its minority interest in Framlington in 2005.

Geographic Market Segments

The Corporation’s management accounting system also produces market segment results for the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas and Florida. The Finance & Other Businesses category includes discontinued operations. Note 24 to the consolidated financial statements on page 114 presents financial results of these market segments for the years ended December 31, 2006, 2005 and 2004.

The following table presents net income (loss) by market segment.

	Years Ended December 31
	2006		2005		2004
	(dollar amounts in millions)

Midwest & Other Markets	$416	54%	$452	50%	$537	58%
Western	263	34	344	38	288	31
Texas	81	10	86	10	87	9
Florida	16	2	16	2	17	2

	776	100%	898	100%	929	100%
Finance & Other*	117		(37)		(172)

Total	$893		$861		$757

*	Includes discontinued operations and items not directly associated with the four primary geographic markets.

Midwest & Other Markets’ net income decreased $36 million, or eight percent, to $416 million in 2006, compared to a decrease of $85 million, or 16 percent, to $452 million in 2005. Net interest income (FTE) was $1.1 billion in 2006, as changes, including changes in loan spreads and deposit spreads, resulted in a net increase of $1 million from 2005. Average loans increased $314 million, or one percent, in 2006, compared to 2005. The provision for loan losses increased $43 million, primarily due to loan growth, challenges in the automotive industry and the Michigan commercial real estate industry and a leveling off of credit quality improvement trends in 2006, when compared to 2005. Noninterest income of $522 million in 2006 decreased $10 million, or two percent, from 2005, primarily due to a $12 million loss on the sale of the Corporation’s Mexican bank charter in 2006. Noninterest expenses of $957 million increased $35 million, or four percent, from 2005, primarily due to a $32 million increase in allocated net corporate overhead expenses and a $12 million increase in outside processing fee expense, partially offset by an $11 million decrease in the provision for credit losses on lending-related commitments and an $8 million decrease in other real estate expense. Refer to the Business Bank discussion above for an explanation on the increase in allocated net corporate overhead expenses. The Corporation opened one new banking center and consolidated 11 banking centers in Michigan in 2006. In addition, 16 banking centers in Michigan were refurbished in 2006. Net credit-related charge-offs were impacted by a decision to sell a $74 million portfolio of loans related to manufactured housing. These loans were transferred to held-for-sale in the fourth quarter 2006, which required a charge-off of $9 million to adjust the loans to estimated market value.

The Western market’s net income decreased $81 million, or 23 percent, to $263 million in 2006, compared to an increase of $56 million, or 19 percent, to $344 million in 2005. Net interest income (FTE) of $703 million decreased $82 million, or 11 percent, in 2006, primarily due to an increase in low-yield Financial Services Division loans, a decline in Financial Services Division noninterest-bearing deposits, a decline in loan spreads and a $20 million adjustment related to a change in warrant accounting policy recognized in third quarter 2005, partially offset by a $1.8 billion, or 15 percent, increase in average loan balances (excluding Financial Services Division). The provision for loan losses increased $60 million, primarily due to loan growth and stable credit quality trends in 2006, compared to improving credit quality trends in 2005. Noninterest income of $160 million increased $37 million in 2006, primarily due to a $47 million payment received to settle a Financial Services Division-related lawsuit, partially offset by a $6 million decline in warrant income. Noninterest expenses of $449 million increased $15 million, or four percent, in 2006, primarily due to a $16 million increase in allocated net corporate overhead expenses, a $6 million increase in legal fees, a $5 million increase in net occupancy expense related to new banking centers and a $4 million increase in salaries and employee benefits expense, partially offset by a $22 million decrease in customer services expenses. Refer to the Business Bank discussion above for an explanation on the increase in allocated net corporate overhead expenses. The Corporation opened 14 new banking centers in the Western market in 2006, including 12 in California and two in Arizona, which resulted in a $9 million increase in noninterest expenses. In addition, three banking centers in the Western market were relocated and one was refurbished in 2006.

The Texas market’s net income decreased $5 million, or seven percent, to $81 million in 2006, compared to a decrease of $1 million, to $86 million in 2005. Net interest income (FTE) of $263 million increased $21 million, or eight percent, in 2006, compared to 2005. The increase in net interest income (FTE) was primarily due to a $951 million, or 19 percent, increase in average loan balances, partially offset by a decrease in loan spreads. The provision for loan losses increased $6 million, primarily due to loan growth in 2006. Noninterest income was $76 million in both 2006 and 2005. Noninterest expenses of $217 million increased $25 million, or 14 percent, from 2005, primarily due to a $9 million increase in allocated net corporate overhead expenses, an $8 million increase in salaries and employee benefits expense, and a $3 million increase in net occupancy expense related to new banking centers. Refer to the Business Bank discussion above for an explanation on the increase in allocated net corporate overhead expenses. The Corporation opened seven new banking centers in the Texas market in 2006, which resulted in a $5 million increase in noninterest expenses. In addition, three banking centers in the Texas market were relocated and two were refurbished in 2006.

The Florida market’s net income of $16 million in 2006 was unchanged from 2005, compared to a decrease of $1 million in 2005, when compared to 2004. Net interest income (FTE) of $48 million increased $6 million, or 14 percent, from 2005, primarily due to a $364 million, or 25 percent, increase in average loan balances, partially offset by a decrease in loan spreads. The provision for loan losses increased $2 million, primarily due to loan growth. Noninterest income of $15 million increased $1 million, compared to 2005. Noninterest expenses of $36 million increased $6 million, or 20 percent, from 2005, primarily due to a $2 million increase in allocated net corporate overhead expenses and a $2 million increase in salaries and employee benefits expense. Refer to the Business Bank discussion above for an explanation on the increase in allocated net corporate overhead expenses. The Corporation opened three new banking centers in the Florida market in 2006.

Net income for the Finance & Other Businesses category was $117 million in 2006, compared to a net loss of $37 million in 2005. Net interest income (FTE) increased $80 million in 2006, primarily due to the rising rate environment in which interest income received from the lending-related business units rises more quickly than the longer-term value attributed to deposits generated by the business units. Also contributing to the increase in net income was a $27 million decrease in the unallocated provision for loan losses. Noninterest income increased $8 million, in part due to a $3 million increase in income from indirect private equity and venture capital investments. Income from discontinued operations, net of tax, increased $66 million, primarily due to the $108 million after-tax gain on the sale of the Corporation’s Munder subsidiary in 2006, compared to the $32 million after-tax gain that resulted from Munder’s sale of its minority interest in Framlington in 2005.

The following table lists the Corporation’s banking centers by geographic market segments.

	December 31
	2006	2005	2004

Midwest & Other Markets:
Michigan	240	250	263
Other	1	5	5

	241	255	268

Western:
California	70	58	50
Arizona	5	3	1

	75	61	51

Texas	68	61	54
Florida	9	6	6

Total	393	383	379

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $58.0 billion at December 31, 2006, an increase of $5.0 billion from $53.0 billion at December 31, 2005. On an average basis, total assets increased to $56.6 billion in 2006, from $52.5 billion in 2005, an increase of $4.1 billion, resulting primarily from a $4.1 billion increase in earning assets. The Corporation also reported a $1.4 billion increase in average deposits, a $1.2 billion increase in average short-term borrowings, and a $1.2 billion increase in average medium- and long-term debt in 2006, compared to 2005.

TABLE 4: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

	December 31
	2006	2005	2004	2003	2002
	(in millions)

Investment securities available-for-sale:
U.S. Treasury and other Government agency securities	$46	$124	$192	$188	$46
Government-sponsored enterprise securities	3,497	3,954	3,564	4,121	2,702
State and municipal securities	4	4	7	11	23
Other securities	115	158	180	169	282

Total investment securities available-for-sale	$3,662	$4,240	$3,943	$4,489	$3,053

Commercial loans	$26,265	$23,545	$22,039	$21,579	$23,961
Real estate construction loans:
Commercial Real Estate business line	3,449	2,831	2,461	2,754	2,900
Other	754	651	592	643	557

Total real estate construction loans	4,203	3,482	3,053	3,397	3,457
Commercial mortgage loans:
Commercial Real Estate business line	1,534	1,450	1,556	1,655	1,626
Other	8,125	7,417	6,680	6,223	5,568

Total commercial mortgage loans	9,659	8,867	8,236	7,878	7,194
Residential mortgage loans	1,677	1,485	1,294	1,228	1,143
Consumer loans:
Home equity	1,591	1,775	1,837	1,647	1,530
Other consumer	832	922	914	963	935

Total consumer loans	2,423	2,697	2,751	2,610	2,465
Lease financing	1,353	1,295	1,265	1,301	1,296
International loans:
Government and official institutions	—	3	4	12	9
Banks and other financial institutions	47	46	11	45	199
Commercial and industrial	1,804	1,827	2,190	2,252	2,557

Total international loans	1,851	1,876	2,205	2,309	2,765

Total loans	$47,431	$43,247	$40,843	$40,302	$42,281

TABLE 5: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	December 31, 2006
	Loans Maturing
		After One
	Within	But Within	After
	One Year*	Five Years	Five Years	Total
	(in millions)

Commercial loans	$20,159	$5,063	$1,043	$26,265
Real estate construction loans	3,298	688	217	4,203
Commercial mortgage loans	3,458	4,507	1,694	9,659
International loans	1,732	111	8	1,851

Total	$28,647	$10,369	$2,962	$41,978

Sensitivity of Loans to Changes in Interest Rates:
Predetermined (fixed) interest rates		$4,007	$2,486
Floating interest rates		6,362	476

Total		$10,369	$2,962

*	Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

Earning Assets

Total earning assets were $54.1 billion at December 31, 2006, an increase of $5.5 billion from $48.6 billion at December 31, 2005. The Corporation’s average earning assets balances are reflected in Table 2 on page 24.

The following table details the Corporation’s average loan portfolio by loan type, business line and geographic market.

	Years Ended December 31
				Percent
	2006	2005	Change	Change
	(dollar amounts in millions)

Average Loans By Loan Type:
Commercial loans*	$27,341	$24,575	$2,766	11%
Real estate construction loans:
Commercial Real Estate business line	3,184	2,588	596	23
Other	721	606	115	19

Total real estate construction loans	3,905	3,194	711	22
Commercial mortgage loans:
Commercial Real Estate business line	1,504	1,503	1	—
Other	7,774	7,063	711	10

Total commercial mortgage loans	9,278	8,566	712	8
Residential mortgage loans	1,570	1,388	182	13
Consumer loans:
Home equity	1,705	1,815	(110)	(6)
Other consumer	828	881	(53)	(6)

Total consumer loans	2,533	2,696	(163)	(6)
Lease financing	1,314	1,283	31	2
International loans	1,809	2,114	(305)	(14)

Total loans	$47,750	$43,816	$3,934	9%

	Years Ended December 31
				Percent
	2006	2005	Change	Change
	(dollar amounts in millions)

Average Loans By Business Line:
Middle Market	$15,386	$14,588	$798	6%
Commercial Real Estate	6,397	5,521	876	16
Global Corporate Banking	4,868	4,909	(41)	(1)
National Dealer Services	4,937	4,121	816	20
Specialty Businesses*	6,492	5,422	1,070	20

Total Business Bank	38,080	34,561	3,519	10
Small Business	3,784	3,538	246	7
Personal Financial Services	2,256	2,287	(31)	(1)

Total Retail Bank	6,040	5,825	215	4
Private Banking	3,579	3,396	183	5

Total Wealth & Institutional Management	3,579	3,396	183	5

Finance/Other	51	34	17	48

Total loans	$47,750	$43,816	$3,934	9%

Average Loans By Geographic Market:
Midwest & Other	$23,938	$23,624	$314	1%
Western*	15,990	13,702	2,288	17
Texas	5,971	5,020	951	19
Florida	1,800	1,436	364	25
Finance/Other	51	34	17	48

Total loans	$47,750	$43,816	$3,934	9%

* FSD balances included above: Loans (primarily low-rate)	$2,363	$1,893	$470	25%

Total loans were $47.4 billion at December 31, 2006, an increase of $4.2 billion from $43.2 billion at December 31, 2005. Total loans, on an average basis, increased $3.9 billion, or nine percent, ($3.5 billion, or eight percent, excluding Financial Services Division loans), to $47.8 billion in 2006, from $43.8 billion in 2005. Within average loans, nearly all business lines and all geographic markets showed growth. The Corporation continues to make progress toward the goal of achieving more geographic balance with the Western, Texas, and Florida markets comprising 47 percent of average total loans (excluding Financial Services Division loans) in 2006, compared to 44 percent in 2005.

Average commercial real estate loans, consisting of real estate construction and commercial mortgage loans, increased $1.4 billion, or 12 percent, to $13.2 billion in 2006, from $11.8 billion in 2005. Commercial mortgage loans are loans where the primary collateral is a lien on any real property. Real property is generally considered primary collateral if the value of that collateral represents more than 50 percent of the commitment at loan approval. Average loans to borrowers in the Commercial Real Estate business line represented $4.7 billion, or 36 percent, of the 2006 $13.2 billion average commercial real estate loans, compared to $4.1 billion, or 35 percent, of the 2005 $11.8 billion average commercial real estate loans. The remaining $8.5 billion and $7.7 billion of commercial real estate loans in 2006 and 2005, respectively, were primarily owner-occupied commercial mortgages. In addition to the $4.7 billion of average 2006 commercial real estate loans discussed above, the Commercial Real Estate business line also had $1.7 billion of average 2006 loans not classified as commercial real estate on the consolidated balance sheet.

Average residential mortgage loans increased $182 million, or 13 percent, from 2005, due to management’s decision to retain mortgages originated for certain relationship customers.

Average home equity loans decreased $110 million, or six percent, from 2005, as a result of market conditions, particularly in Michigan.

Shared National Credit Program (SNC) loans totaled $8.8 billion (approximately 1,000 borrowers) at December 31, 2006, compared to $6.6 billion (approximately 870 borrowers) at December 31, 2005. SNC loans are facilities greater than $20 million shared by three or more federally supervised financial institutions which are reviewed by regulatory authorities at the agent bank level. These loans, diversified by both line of business and geography, comprised approximately 19 percent and 15 percent of total loans at December 31, 2006 and 2005, respectively.

Management currently expects average loan growth for 2007 to be in the high single-digit range, excluding Financial Services Division loans, with low single-digit growth in the Midwest market and low double-digit growth in the Western and Texas markets, compared to 2006.

TABLE 6: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO
(Fully Taxable Equivalent)

	December 31, 2006
											Weighted
	Maturity*										Average
	Within 1 Year		1 - 5 Years		5 - 10 Years		After 10 Years		Total		Maturity
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Yrs./Mos.
	(dollar amounts in millions)

Available-for-sale
U.S. Treasury and other Government agency securities	$28	5.04%	$—	—%	$—	—%	$19	3.36%	$47	4.38%	8/7
Government-sponsored enterprise securities	—	—	330	3.70	1,575	3.99	1,592	4.63	3,497	4.25	10/0
State and municipal securities	—	—	2	9.42	1	9.83	—	—	3	9.08	3/2
Other securities
Other bonds, notes and debentures	44	4.61	2	5.76	—	—	—	—	46	4.66	0/3
Other investments**	—	—	—	—	—	—	69	—	69	—	—

Total investment securities available-for-sale	$72	4.79%	$334	3.75%	$1,576	3.99%	$1,680	4.61%	$3,662	4.26%	9/10

*	Based on final contractual maturity.

**	Balances are excluded from the calculation of total yield.

Investment securities available-for-sale decreased $578 million to $3.7 billion at December 31, 2006, from $4.2 billion at December 31, 2005. Average investment securities available-for-sale increased $131 million to $4.0 billion in 2006, compared to $3.9 billion in 2005, primarily due to a $171 million increase in average U.S. Treasury, Government agency, and Government-sponsored enterprise securities. Changes in U.S. Treasury, Government agency, and Government-sponsored enterprise securities resulted from interest rate risk and balance sheet management decisions. Average other securities decreased $38 million to $146 million in 2006, and consisted largely of money market and other fund investments at December 31, 2006.

Short-term investments include federal funds sold and securities purchased under agreements to resell, and other short-term investments. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Average federal funds sold and securities purchased under agreements to resell declined $107 million to $283 million during 2006, compared to 2005. Other short-term investments include interest-bearing deposits with banks, trading securities, and loans held-for-sale. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks’ international banking facilities located in the United States. Loans held-for-sale typically represent residential mortgage loans and Small Business Administration loans that have been originated and which management has decided to sell. Average other short-term investments increased $101 million to $266 million during 2006, compared to 2005. Short-term investments, other than loans held-for-sale, provide a range of maturities less than one year and are mostly used to manage short-term investment requirements of the Corporation.

TABLE 7: INTERNATIONAL CROSS-BORDER OUTSTANDINGS
(year-end outstandings exceeding 1% of total assets)

	December 31
	Government	Banks and
	and Official	Other Financial	Commercial
	Institutions	Institutions	and Industrial	Total
	(in millions)

Mexico
2006	$—	$—	$922	$922
2005	3	—	905	908
2004	4	—	937	941

Canada
2006	$—	$653	$68	$721

Risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower’s country. Accordingly, such international outstandings are excluded from the cross-border risk of that country. Mexico, with cross-border outstandings of $922 million, or 1.59 percent of total assets at December 31, 2006, and Canada, with cross-border outstandings of $721 million, or 1.24 percent of total assets at December 31, 2006, were the only countries with outstandings exceeding 1.00 percent of total assets at year-end 2006. The Netherlands, with cross-border outstandings of $439 million, or 0.76 percent of total assets at December 31, 2006, was the only country with cross-border outstandings between 0.75 and 1.00 percent of total assets at year-end 2006. Additional information on the Corporation’s international cross-border risk in countries where the Corporation’s outstandings exceeded 1.00 percent of total assets at the end of one or more of the three years in the period ended December 31, 2006 is provided in Table 7 above.

Deposits And Borrowed Funds

The Corporation’s average deposits and borrowed funds balances are detailed in the following table.

	Years Ended December 31
				Percent
	2006	2005	Change	Change
	(in millions)

Money market and NOW deposits*	$15,373	$17,282	$(1,909)	(11)%
Savings deposits	1,441	1,545	(104)	(7)
Customer certificates of deposit	6,505	5,418	1,087	20
Institutional certificates of deposit	4,489	511	3,978	778
Foreign office time deposits	1,131	877	254	29

Total interest-bearing deposits	28,939	25,633	3,306	13
Noninterest-bearing deposits*	13,135	15,007	(1,872)	(12)

Total deposits	$42,074	$40,640	$1,434	4%

Short-term borrowings	$2,654	$1,451	$1,203	83%
Medium- and long-term debt	5,407	4,186	1,221	29

Total borrowed funds	$8,061	$5,637	$2,424	43%

* FSD balances included above: Interest-bearing deposits	$1,710	$2,600	$(890)	(34)%
Noninterest-bearing deposits	4,374	5,851	(1,477)	(25)

Average deposits were $42.1 billion during 2006, an increase of $1.4 billion, or four percent, from 2005. The $3.3 billion, or 13 percent, increase in average interest-bearing deposits in 2006, when compared to 2005, resulted primarily from an increase in average customer and institutional certificates of deposit. Institutional certificates of deposit represent certificates of deposit issued to institutional investors in denominations in excess of $100,000 and are an alternative to other sources of purchased funds. The increases in certificates of deposit were partially offset by decreases in average money market, NOW and savings deposits. Average noninterest-bearing deposits decreased $1.9 billion, or 12 percent, from 2005. Noninterest-bearing deposits include title and escrow deposits in the Corporation’s Financial Services Division, which benefit from home mortgage financing and refinancing activity. Deposit levels may change with the direction of mortgage activity changes, and the desirability of and competition for such deposits. Average Financial Services Division noninterest-bearing deposits decreased $1.5 billion, to $4.4 billion in 2006, from $5.9 billion in 2005.

Average short-term borrowings increased $1.2 billion, to $2.7 billion in 2006, compared to $1.5 billion in 2005. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, commercial paper and treasury tax and loan notes.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support earning assets while providing liquidity that mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the Corporation’s and subsidiary banks’ total capital ratios at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium- and long-term debt increased, on an average basis, by $1.2 billion. Further information on medium- and long-term debt is provided in Note 11 to the consolidated financial statements on page 86.

Capital

Common shareholders’ equity was $5.2 billion at December 31, 2006, compared to $5.1 billion at December 31, 2005. The following table presents a summary of changes in common shareholders’ equity in 2006:

(in millions)

Balance at January 1, 2006	$5,068
Retention of retained earnings (net income less cash dividends declared)	513
Change in accumulated other comprehensive income (loss) *	(154)
Repurchase of approximately 7.0 million common shares	(384)
Net issuance of common stock under employee stock plans	53
Recognition of share-based compensation expense	57

Balance at December 31, 2006	$5,153

*	Includes a $(209) million after-tax transition adjustment to apply the provisions of SFAS 158, partially offset by an increase in accumulated net gains on cash flow hedges ($43 million).

Further information on the change in accumulated other comprehensive income (loss) is provided in Note 13 to the consolidated financial statements on page 89.

The Corporation declared common dividends totaling $380 million, or $2.36 per share, on net income applicable to common stock of $893 million. The dividend payout ratio calculated on a per share basis, was 43 percent in 2006 and 2005, and 48 percent in 2004.

The Corporation recognizes the need to limit capital in order to ensure returns that are consistent with shareholder expectations. The Corporation assesses capital adequacy against the risk inherent in the balance sheet, recognizing that unexpected loss is the common denominator of risk, and that common equity has the greatest capacity to absorb unexpected loss. Appropriate capitalization is therefore defined through the use of a target capital range. The Corporation targets to maintain a Tier 1 common capital ratio of between 6.5% and 7.5% and a Tier 1 risk-based capital ratio of between 7.25% and 8.25%. The Tier 1 common capital ratio is defined as the ratio of common equity to risk-adjusted assets. Common shareholders’ equity was reduced on December 31, 2006 by a $209 million after-tax charge associated with a new accounting standard (SFAS 158) on pension and postretirement plan accounting. Based on the interim decision issued by the banking regulators, this charge was excluded from the calculation of regulatory capital ratios. Refer to note 19 on page 101 for further discussion of regulatory capital requirements and capital ratio calculations.

When capital exceeds necessary levels, the Corporation’s common stock can be repurchased as a way to return excess capital to shareholders. Repurchasing common stock offers a flexible way to control capital levels by adjusting the capital deployed in reaction to core balance sheet growth. In July 2005, and again in November 2006, the Board of Directors of the Corporation (the Board) authorized the purchase of up to 10 million shares of Comerica Incorporated outstanding common stock in the open market. In addition to limits that result from the Board authorization, the share repurchase program is constrained by holding company liquidity and capital levels relative to internal targets and regulatory minimums. The Corporation repurchased 6.6 million shares in the open market in 2006 for $383 million, compared to 9.0 million shares in 2005 for $525 million. Comerica Incorporated common stock available for repurchase under Board authority totaled 12.6 million shares at December 31, 2006. Refer to Note 12 to the consolidated financial statements on page 88 for additional information on the Corporation’s share repurchase program.

At December 31, 2006, the Corporation and its U.S. banking subsidiaries exceeded the capital ratios required for an institution to be considered “well capitalized” by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991.

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

Specialized risk managers, along with the risk management committees in credit, market and liquidity, operational and compliance are responsible for the day-to-day management of those respective risks. The Corporation’s Enterprise-Wide Risk Management Committee is responsible for establishing the governance over the risk management process as well as providing oversight in managing the Corporation’s aggregate risk position. The Enterprise-Wide Risk Management Committee is principally made up of the various managers from the different risk areas and business units and has reporting responsibility to the Enterprise Risk Committee of the Board.

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

During 2006, the Corporation continued its focus on the credit components of the previously described enterprise-wide risk management program. A two-factor risk rating system was implemented across all business segments in 2005. As of December 2005, substantially all of the loan portfolios were rated using the two-factor system. During 2006, the system was introduced into the Corporation’s decision-making process. The evaluation of the Corporation’s loan portfolios with the new tools is anticipated to provide improved measurement of the potential risks within the loan portfolios. Enhancements in the analytics related to capital modeling, migration, credit loss forecasting and stress testing analysis continued in 2006 and builds a foundation upon which the performance analysis of the new ratings will be added.

TABLE 8: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31
	2006	2005	2004	2003	2002
		(dollar amounts in millions)

Balance at beginning of year	$516	$673	$803	$791	$637
Loan charge-offs:
Domestic
Commercial	44	91	201	302	423
Real estate construction
Commercial Real Estate business line	—	2	2	1	—
Other	—	—	—	1	1

Total real estate construction	—	2	2	2	1
Commercial mortgage
Commercial Real Estate business line	4	4	4	4	6
Other	13	13	19	18	4

Total commercial mortgage	17	17	23	22	10
Residential mortgage	—	1	1	—	—
Consumer	23	15	14	11	11
Lease financing	10	37	13	4	9
International	4	11	14	67	63

Total loan charge-offs	98	174	268	408	517
Recoveries:
Domestic
Commercial	27	55	52	28	27
Real estate construction	—	—	—	—	—
Commercial mortgage	4	3	3	1	2
Residential mortgage	—	—	—	—	—
Consumer	3	5	2	3	3
Lease financing	—	—	1	—	3
International	4	1	16	11	1

Total recoveries	38	64	74	43	36

Net loan charge-offs	60	110	194	365	481
Provision for loan losses	37	(47)	64	377	635

Balance at end of year	$493	$516	$673	$803	$791

Allowance for loan losses as a percentage of total loans at end of year	1.04%	1.19%	1.65%	1.99%	1.87%
Net loans charged-off during the year as a percentage of average loans outstanding during the year	0.13	0.25	0.48	0.86	1.14

The following table provides an analysis of the changes in the allowance for credit losses on lending-related commitments.

	Years Ended December 31
	2006	2005	2004	2003	2002
	(dollar amounts in millions)

Balance at beginning of year	$33	$21	$33	$35	$18
Less: Charge-offs on lending-related commitments *	12	6	—	—	—
Add: Provision for credit losses on lending-related commitments	5	18	(12)	(2)	17

Balance at end of year	$26	$33	$21	$33	$35

*	Charge-offs result from the sale of unfunded lending-related commitments.

Allowance for Credit Losses

The allowance for credit losses includes both the allowance for loan losses and the allowance for credit losses on lending-related commitments. The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance for loan losses provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Corporation’s senior management. The Corporation performs a detailed credit quality review quarterly on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios, including portfolio exposures to automotive, contractor, technology-related, entertainment and air transportation industries, real estate, and Small Business Administration loans. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying projected loss ratios to various segments of the loan portfolio. Projected loss ratios for all portfolios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets (Midwest, Western, and Texas), as well as mapping to bond tables. The allowance for credit losses on lending-related commitments, included in “accrued expenses and other liabilities” on the consolidated balance sheets, provides for probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same projected loss rates as loans, or with specific reserves. In general, the probability of draw is considered certain once the credit becomes a watch list credit. Non-watch list credits have a lower probability of draw, to which standard loan loss rates are applied.

The total allowance for loan losses was $493 million at December 31, 2006, compared to $516 million at December 31, 2005. The allocated portion of the allowance was $464 million at December 31, 2006, an increase of $4 million from year-end 2005. The increase resulted primarily from loan growth, challenges in the automotive industry and the Michigan real estate industry and a leveling off of credit quality improvement trends. An analysis of the changes in the allowance for loan losses is presented in Table 8 on page 45 of this financial review. The allowance for credit losses on lending-related commitments was $26 million at December 31, 2006, compared to $33 million at December 31, 2005, a decrease of $7 million, resulting primarily from a decrease in specific reserves related to unused commitments to extend credit to customers in the automotive industry due to reduced reserve needs resulting from improved market values for unfunded commitments to certain automotive customers. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented on page 45 of this financial review.

TABLE 9: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31
	2006		2005		2004		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
					(dollar amounts in millions)

Domestic
Commercial	$303	55%	$302	55%	$411	54%	$487	54%	$476	57%
Real estate construction	26	9	16	8	23	8	31	8	26	8
Commercial mortgage	74	20	62	21	76	20	95	20	86	17
Residential mortgage	2	4	1	3	2	3	5	3	2	3
Consumer	21	5	24	6	25	7	27	6	25	6
Lease financing	26	3	28	3	44	3	26	3	8	3
International	12	4	27	4	40	5	91	6	130	6
Unallocated	29		56		52		41		38

Total	$493	100%	$516	100%	$673	100%	$803	100%	$791	100%

Amount — allocated allowance

% — loans outstanding as a percentage of total loans

Actual loss ratios experienced in the future may vary from those projected. The uncertainty occurs because factors may exist which affect the determination of probable losses inherent in the loan portfolio and are not necessarily captured by the application of projected loss ratios or identified industry specific risks. An unallocated portion of the allowance is maintained to capture these probable losses. The unallocated allowance reflects management’s view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Factors that were considered in the evaluation of the adequacy of the Corporation’s unallocated allowance include the inherent imprecision in the risk rating system and the risk associated with new customer relationships. The unallocated allowance associated with the margin for inherent imprecision covers probable loan losses as a result of an inaccuracy in assigning risk ratings or stale ratings which may not have been updated for recent negative trends in the particular credits. The unallocated allowance due to new business migration risk is based on an evaluation of the risk of rating downgrades associated with loans that do not have a full year of payment history. The unallocated allowance was $29 million at December 31, 2006, a decrease of $27 million from year-end 2005. This decrease was primarily due to reduced new business migration risk reserves based on improved data, as well as improved risk rating accuracy in the Corporation’s commercial loan portfolio.

The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory instability in countries where the Corporation has loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allocated allowance. Inclusion of other industry specific portfolio exposures in the allocated allowance, as well as significant increases in the current portfolio exposures, could also increase the amount of the allocated allowance. Any of these events, or some combination thereof, may result in the need for additional provision for loan losses in order to maintain an allowance that complies with credit risk and accounting policies.

The allowance as a percentage of total loans, nonperforming assets and annual net loan charge-offs is provided in the following table.

	Years Ended December 31
	2006	2005	2004

Allowance for loan losses as a percentage of total loans at end of year	1.04%	1.19%	1.65%
Allowance for loan losses as a percentage of total nonperforming assets at end of year	213	319	198
Allowance for loan losses as a percentage of total net loan charge-offs for the year	822	469	346

The allowance for loan losses as a percentage of total period-end loans decreased to 1.04 percent at December 31, 2006, from 1.19 percent at December 31, 2005. The allowance for loan losses as a percentage of nonperforming assets decreased to 213 percent at December 31, 2006, from 319 percent at December 31, 2005. The decrease in allowance coverage of total loans and allowance coverage of nonperforming assets resulted primarily from the $23 million reduction in the allowance during 2006, combined with $4.2 billion of loan growth and a $70 million increase in nonperforming assets during the year. The allowance for loan losses as a percentage of net loan charge-offs increased to 822 percent for the year ended December 31, 2006, compared to 469 percent for the prior year, as a result of lower levels of net loan charge-offs in 2006.

Management expects full-year 2007 average net credit-related charge-offs as a percentage of average loans to be about 20 basis points.

TABLE 10: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

	December 31
	2006	2005	2004	2003	2002
	(dollar amounts in millions)

NONPERFORMING ASSETS
Nonaccrual loans:
Commercial	$97	$65	$161	$295	$368
Real estate construction:
Commercial Real Estate business line	18	3	31	21	17
Other	2	—	3	3	2

Total real estate construction	20	3	34	24	19
Commercial mortgage:
Commercial Real Estate business line	18	6	6	3	8
Other	54	29	58	84	45

Total commercial mortgage	72	35	64	87	53
Residential mortgage	1	2	1	2	1
Consumer	4	2	1	7	5
Lease financing	8	13	15	24	5
International	12	18	36	68	114

Total nonaccrual loans	214	138	312	507	565
Reduced-rate loans	—	—	—	—	—

Total nonperforming loans	214	138	312	507	565
Other real estate	18	24	27	30	10
Nonaccrual debt securities	—	—	—	1	4

Total nonperforming assets	$232	$162	$339	$538	$579

Nonperforming loans as a percentage of total loans	0.45%	0.32%	0.76%	1.26%	1.34%
Nonperforming assets as a percentage of total loans, other real estate and nonaccrual debt securities	0.49	0.37	0.83	1.33	1.37
Allowance for loan losses as a percentage of total nonperforming assets	213	319	198	149	136
Loans past due 90 days or more and still accruing	$14	$16	$15	$32	$43

Nonperforming Assets

Nonperforming assets include loans and loans held-for-sale on nonaccrual status, loans which have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, real estate which has been acquired primarily through foreclosure and is awaiting disposition (Other Real Estate or ORE) and debt securities on nonaccrual status.

Consumer loans, except for certain large personal purpose consumer and residential mortgage loans, are charged-off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest, unless the loan or debt security is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged-off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans that have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are not included in nonperforming assets. However, such loans may be required to be evaluated for impairment. Refer to Note 4 of the consolidated financial statements on page 80 for a further discussion of impaired loans.

Nonperforming assets increased $70 million, or 43 percent, to $232 million at December 31, 2006, from $162 million at December 31, 2005. As shown in Table 10 above, nonaccrual loans increased $76 million, or 54 percent, to $214 million at December 31, 2006, from $138 million at December 31, 2005. ORE decreased $6 million, to $18 million at December 31, 2006, from $24 million at December 31, 2005. There were no nonaccrual debt securities at December 31, 2006 or 2005. The $76 million increase in nonaccrual loans at December 31, 2006 from year-end 2005 levels resulted primarily from a $37 million increase in nonaccrual commercial mortgage loans, a $32 million increase in nonaccrual commercial loans, and a $17 million increase in nonaccrual real estate construction loans, partially offset by a $6 million decrease in nonaccrual international loans. An analysis of nonaccrual loans at December 31, 2006, based primarily on the Standard Industrial Classification (SIC) code, is presented on page 50 of this financial review. Loans past due 90 days or more and still on accrual status decreased $2 million, to $14 million at December 31, 2006, from $16 million at December 31, 2005. Nonperforming assets as a percentage of total loans, other real estate and nonaccrual debt securities was 0.49 percent and 0.37 percent at December 31, 2006 and 2005, respectively.

The following table presents a summary of changes in nonaccrual loans.

	2006	2005
	(in millions)

Balance at January 1	$138	$312
Loans transferred to nonaccrual (1)	176	222
Nonaccrual business loans gross charge-offs (2)	(72)	(154)
Loans transferred to accrual status (1)	—	(15)
Nonaccrual business loans sold (3)	(9)	(37)
Payments/Other (4)	(19)	(190)

Balance at December 31	$214	$138

(1)	Based on an analysis of nonaccrual loan relationships with book balances greater than $2 million.

(2)	Analysis of gross loan charge-offs:

Nonaccrual business loans	$72	$154
Performing watch list loans (as defined below)	3	4
Consumer and residential mortgage loans	23	16

Total gross loan charge-offs	$98	$174

(3) Analysis of loans sold:
Nonaccrual business loans	$9	$37
Performing watch list loans (as defined below) sold	77	60

Total loans sold	$86	$97

(4) Net change related to nonaccrual loans with balances less than $2 million, other than business loan gross charge-offs and nonaccrual loans sold, are included in Payments/Other.

Loan relationships with balances greater than $2 million transferred to nonaccrual status decreased $46 million, or 21 percent, to $176 million in 2006, compared to $222 million in 2005. There were eight loan relationships greater than $10 million transferred to nonaccrual in 2006. These loans totaled $104 million and were to companies in the wholesale trade ($39 million), automotive ($26 million), real estate ($26 million) and retail trade ($13 million) industries.

The Corporation sold $9 million of nonaccrual business loans in 2006. These loans were to customers in the manufacturing industry. In addition, the Corporation sold $114 million of unused commitments in 2006, including $112 million with customers in the automotive industry. The losses associated with the sale of the unused commitments were charged to the “provision for credit losses on lending-related commitments” on the consolidated statements of income.

Nonaccrual loan payments/other, as shown in the table above, decreased $171 million in 2006, when compared to 2005. The decrease was mostly due to a decline in payments received on nonaccrual loans greater than $2 million in 2006, compared to 2005, resulting in part from the changes in the levels of nonaccrual loans greater than $2 million in 2006 compared to 2005.

The following table presents a summary of total internally classified watch list loans (generally consistent with regulatory defined special mention, substandard and doubtful loans) at December 31, 2006. Consistent with the increase in nonaccrual loans from December 31, 2005 to December 31, 2006, total watch list loans increased both in dollars and as a percentage of the total loan portfolio.

	December 31
	2006	2005
	(dollar amounts in millions)

Total watch list loans	$2,411	$1,917
As a percentage of total loans	5.1%	4.4%

The following table presents a summary of nonaccrual loans at December 31, 2006 and loan relationships transferred to nonaccrual and net loan charge-offs during the year ended December 31, 2006, based primarily on the Standard Industrial Classification (SIC) industry categories.

	December 31,		Year Ended December 31, 2006
	2006		Loans Transferred to		Net Loan
Industry Category	Nonaccrual Loans		Nonaccrual *		Charge-Offs
	(dollar amounts in millions)

Automotive	$46	22%	$49	28%	$4	6%
Real estate	44	21	39	22	3	5
Wholesale trade	44	21	47	27	3	5
Retail trade	24	11	15	9	4	6
Services	20	9	3	2	9	15
Manufacturing	12	5	13	7	5	8
Entertainment	6	3	—	—	—	—
Airline transportation	4	2	—	—	9	15
Other **	14	6	10	5	23	40

Total	$214	100%	$176	100%	$60	100%

*	Based on an analysis of nonaccrual loan relationships with book balances greater than $2 million.

**	Consumer nonaccrual loans and net charge-offs are included in the “Other” category.

SNC nonaccrual loans comprised less than one percent and approximately 10 percent of total nonaccrual loans at December 31, 2006 and 2005, respectively. As a percentage of total loans, SNC loans represented approximately 19 percent and 15 percent at December 31, 2006 and 2005, respectively. SNC loan net charge-offs were $2 million in 2006, compared to net charge-offs of $4 million in 2005. For further discussion of the Corporations SNC portfolio, refer to the “Earning Assets” section of this financial review on page 38.

The following nonaccrual loans table indicates the percentage of nonaccrual loan value to contractual value, which exhibits the degree to which loans reported as nonaccrual have been partially charged-off.

	December 31
	2006	2005
	(dollar amounts in millions)

Carrying value of nonaccrual loans	$214	$138
Contractual value of nonaccrual loans	300	258
Carrying value as a percentage of contractual value	71%	54%

The increase in the carrying value of nonaccrual loans as a percentage of contractual value in 2006, when compared to 2005, reflected a stronger focus in recent years on exiting under-collateralized loan relationships prior to the loan reaching nonaccrual status, either through secondary debt market sales or aggressively encouraging those borrowers to find other sources of financing.

Concentration of Credit

Loans to borrowers in the automotive industry represented the largest significant industry concentration at December 31, 2006 and 2005. Loans to dealers and to borrowers involved with automotive production are reported as automotive, since management believes these loans have similar economic characteristics that might cause them to react similarly to changes in economic conditions. This aggregation involves the exercise of judgment. Included in automotive production are: (a) original equipment manufacturers and Tier 1 and Tier 2 suppliers that produce components used in vehicles and whose primary revenue source is automotive-related (primary defined as greater than 50%) and (b) other manufacturers that produce components used in vehicles and whose primary revenue source is automotive-related. Loans less than $1 million and loans recorded in the Small Business division were excluded from the definition. Foreign ownership consists of North American affiliates of foreign automakers and suppliers.

A summary of loans outstanding and total exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry follows:

	December 31
	2006		2005
	Loans	Total	Loans	Total
	Outstanding	Exposure	Outstanding	Exposure
	(in millions)

Production:
Domestic	$1,737	$2,950	$2,048	$3,323
Foreign	469	1,267	672	1,530

Total production	2,206	4,217	2,720	4,853
Dealer:
Floor plan	3,125	4,312	2,800	3,898
Other	2,433	3,089	2,029	2,567

Total dealer	5,558	7,401	4,829	6,465

Total automotive	$7,764	$11,618	$7,549	$11,318

At December 31, 2006, dealer loans, as shown in the table above, totaled $5.6 billion, of which approximately $2.9 billion, or 51 percent, was to foreign franchises, $2.1 billion, or 38 percent, was to domestic franchises and $627 million, or 11 percent, was to other. Other includes obligations where a primary franchise was indeterminable, such as loans to large public dealership consolidators, and rental car, leasing, heavy truck and recreation vehicle companies.

Nonaccrual loans to automotive borrowers comprised approximately 22 percent of total nonaccrual loans at December 31, 2006. The largest automotive loan on nonaccrual status at December 31, 2006 was $14 million. Total automotive net loan charge-offs were $4 million in 2006. The largest automotive net loan charge-off during

2006 was $2 million. The following table presents a summary of automotive net credit-related charge-offs for the years ended December 31, 2006 and 2005.

	Years Ended
	December 31
	2006	2005
	(in millions)

Production	$4	$16
Dealer	—	—

Total automotive net loan charge-offs	$4	$16

Domestic ownership	$4	$11
Foreign ownership	—	5

Total automotive net loan charge-offs	$4	$16

Total automotive charge-offs from the sale of unused commitments *	$12	$6

*	Primarily related to domestic-owned production companies.

All other industry concentrations, as defined by management, individually represented less than 10 percent of total loans at year-end 2006.

Commercial Real Estate Lending

The Corporation takes measures to limit risk inherent in its commercial real estate lending activities. These measures include limiting exposure to those borrowers directly involved in the commercial real estate markets and adherence to policies requiring conservative loan-to-value ratios for such loans. Commercial real estate loans, consisting of real estate construction and commercial mortgage loans, totaled $13.9 billion at December 31, 2006, of which $5.0 billion, or 36 percent, were to borrowers in the Commercial Real Estate business line.

The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. The portfolio totaled $4.2 billion and included approximately 1,825 loans, of which 55 percent had balances less than $1 million at December 31, 2006. The largest real estate construction loan had a balance of approximately $68 million at December 31, 2006. The commercial mortgage loan portfolio totaled $9.7 billion at December 31, 2006. The portfolio included approximately 8,875 loans, of which 74 percent had balances of less than $1 million, at December 31, 2006. The largest commercial mortgage loan had a balance of approximately $59 million at December 31, 2006.

The geographic distribution of commercial real estate loan borrowers is an important factor in diversifying credit risk. The following table indicates, by location of lending office, the diversification of the Corporation’s commercial real estate loan portfolio.

	December 31,
	2006
	Amount	%
	(dollar amounts in millions)

Michigan	$7,007	50%
California	3,856	28
Texas	1,467	11
Florida	377	3
Other	1,155	8

Total commercial real estate loans	$13,862	100%

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

Interest Rate Sensitivity

Interest rate risk arises in the normal course of business due to differences in the repricing and cash flow characteristics of assets and liabilities. Since no single measurement system satisfies all management objectives, a combination of techniques is used to manage interest rate risk. These techniques examine earnings at risk and economic value of equity utilizing multiple simulation analyses.

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation modeling analysis as its principal risk management evaluation technique. The results of these analyses provide the information needed to assess the balance sheet structure. Changes in economic activity, different from those management included in its simulation analyses, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates “base” net interest income under what is believed to be the most likely balance sheet structure and interest rate environment. The most likely interest rate environment is derived from management’s forecast for the next 12 months. This “base” net interest income is then evaluated against non-parallel interest rate scenarios that increase and decrease 200 basis points (but no lower than zero percent) from the most likely rate environment. Since movement is from the most likely rate environment, actual movement from the current rates may be more or less than 200 basis points. For this analysis, the rise or decline in interest rates occurs in a linear fashion over four months. In addition, adjustments to asset prepayment levels, yield curves, and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. However, the model can indicate the likely direction of change. Derivative instruments entered into for risk management purposes are included in these analyses. The table below as of December 31, 2006 and December 31, 2005 displays the estimated impact on net interest income during the next 12 months as it relates the most likely scenario results to those from the 200 basis point non-parallel shock described above.

Sensitivity of Net Interest Income to Changes in Interest Rates

	December 31
	2006		2005
	Amount	%	Amount	%
	(in millions)

Change in Interest Rates:
+200 basis points	$55	3%	$84	4%
–200 basis points	(72)	(4)	(51)	(2)

Corporate policy limits adverse change to no more than five percent of management’s most likely net interest income forecast and the Corporation is operating within this policy guideline. The change in interest rate sensitivity from December 31, 2005 to December 31, 2006 was primarily a result of loan and deposit growth, activities in the Financial Services Division and competitive pricing. In addition, a variety of alternative scenarios are performed to assist in the portrayal of the Corporation’s interest rate risk position, including, but not limited to, flat balance sheet and rates, 200 basis point parallel rate shocks and yield curve twists. Changes in interest rates will continue to impact the Corporation’s net interest income in 2007. This interest rate risk will be actively managed through the use of on- and off-balance sheet financial instruments so that the desired risk profile is achieved.

In addition to the simulation analysis, an economic value of equity analysis is performed for a longer term view of the interest rate risk position. The economic value of equity analysis begins with an estimate of the mark-to-market valuation of the Corporation’s balance sheet and then applies the estimated market value impact of rate movements upon the assets and liabilities. The economic value of equity is then calculated as the residual necessary to re-balance the resulting assets and liabilities. The market value change in the economic value of equity is then compared to the corporate policy guideline limiting such adverse change to 10 percent of the base economic value of equity as a result of a parallel 200 basis point increase or decrease in interest rates. The Corporation is operating within this policy parameter. As with net interest income shocks, a variety of alternative scenarios are performed to measure the impact on economic value of equity, including, but not limited to, changes in balance sheet structure and yield curve twists.

Sensitivity of Economic Value of Equity to Changes in Interest Rates

	December 31
	2006		2005
	Amount	%	Amount	%
	(in millions)

Change in Interest Rates:
+200 basis points	$155	2%	$290	4%
–200 basis points	(351)	(4)	(234)	(3)

The change in economic value of equity sensitivity from December 31, 2005 to December 31, 2006 was primarily due to changes in loan and funding mix, and a reduction in interest rate swaps, due to maturing swaps not replaced in 2006.

The Corporation uses investment securities and derivative instruments, predominantly interest rate swaps, as asset and liability management tools with the overall objective of mitigating the adverse impact to net interest income from changes in interest rates. These swaps modify the interest rate characteristics of certain assets and liabilities (e.g., from a floating rate to a fixed rate, from a fixed rate to a floating rate or from one floating rate index to another). This strategy assists management in achieving interest rate risk management objectives.

Risk Management Derivative Instruments

Risk Management Notional Activity

	Interest	Foreign
	Rate	Exchange
	Contracts	Contracts	Totals
	(in millions)

Balance at January 1, 2005	$12,087	$376	$12,463
Additions	3,450	5,356	8,806
Maturities/amortizations	(4,082)	(5,321)	(9,403)

Balance at December 31, 2005	$11,455	$411	$11,866
Additions	100	5,521	5,621
Maturities/amortizations	(3,102)	(5,377)	(8,479)
Terminations	—	(4)	(4)

Balance at December 31, 2006	$8,453	$551	$9,004

The notional amount of risk management interest rate swaps totaled $8.5 billion at December 31, 2006, and $11.5 billion at December 31, 2005. The decrease in notional amount of $3.0 billion from December 31, 2005 to December 31, 2006 reflects diminished interest rate risk in the core balance sheet due to changes in balance sheet mix, particularly with non-specific maturity deposits. The fair value of risk management interest rate swaps was a net unrealized loss of $19 million at December 31, 2006, compared to a net unrealized loss of $41 million at December 31, 2005.

For the year ended December 31, 2006, risk management interest rate swaps generated $108 million of net interest expense, compared to $57 million of net interest income for the year ended December 31, 2005. The lower swap income for 2006, compared to 2005, was primarily due to the rising short-term rate environment in 2005 and 2006, which caused swaps initiated in prior years that receive a fixed rate and pay a floating rate to generate negative spreads.

Table 11 below summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2006. Swaps have been grouped by asset and liability designation.

In addition to interest rate swaps, the Corporation employs various other types of derivative instruments to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments may include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivative instruments at December 31, 2006 and 2005 were $551 million and $411 million, respectively.

Further information regarding risk management derivative instruments is provided in Notes 1, 11, and 20 to the consolidated financial statements on pages 70, 86 and 102, respectively.

TABLE 11: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

							Dec. 31,	Dec. 31,
						2012-	2006	2005
	2007	2008	2009	2010	2011	2026	Total	Total
	(dollar amounts in millions)

Variable rate asset designation:
Generic receive fixed swaps	$3,000	$3,200	$—	$—	$—	$—	$6,200	$9,200
Weighted average:(1)
Receive rate	4.97%	7.02%	—%	—%	—%	—%	6.03%	5.37%
Pay rate	7.10	8.25	—	—	—	—	7.69	6.30
Fixed rate asset designation:
Pay fixed swaps
Amortizing	$2	$1	$—	$—	$—	$—	$3	$5
Weighted average:(2)
Receive rate	4.34%	4.33%	—%	—%	—%	—%	4.34%	3.27%
Pay rate	3.53	3.52	—	—	—	—	3.52	3.53
Medium- and long-term debt designation:
Generic receive fixed swaps	$450	$350	$100	$—	$—	$1,350	$2,250	$2,250
Weighted average:(1)
Receive rate	5.82%	6.17%	6.06%	—%	—%	5.92%	5.95%	5.85%
Pay rate	5.47	5.39	5.37	—	—	5.44	5.44	4.34

Total notional amount	$3,452	$3,551	$100	$—	$—	$1,350	$8,453	$11,455

(1)	Variable rates paid on receive fixed swaps are based on prime or LIBOR (with various maturities) rates in effect at December 31, 2006

(2)	Variable rates received are based on six-month LIBOR or one-month Canadian Dollar Offered Rates in effect at December 31, 2006

Customer-Initiated and Other Derivative Instruments

Customer-Initiated and Other Notional Activity

	Interest	Energy	Foreign
	Rate	Derivative	Exchange
	Contracts	Contracts	Contracts	Totals
	(in millions)

Balance at January 1, 2005	$2,376	$—	$3,189	$5,565
Additions	2,300	979	107,041	110,320
Maturities/amortizations	(570)	—	(104,725)	(105,295)
Terminations	(302)	—	(31)	(333)

Balance at December 31, 2005	$3,804	$979	$5,474	$10,257
Additions	3,275	463	96,615	100,353
Maturities/amortizations	(1,256)	(177)	(99,196)	(100,629)
Terminations	(256)	(160)	—	(416)

Balance at December 31, 2006	$5,567	$1,105	$2,893	$9,565

The Corporation writes and purchases interest rate caps and enters into foreign exchange contracts, interest rate swaps and energy derivative contracts to accommodate the needs of customers requesting such services. Customer-initiated and other notional activity represented 51 percent of total derivative instruments, including commitments to purchase and sell securities, at December 31, 2006, compared to 47 percent at December 31, 2005. Refer to Notes 1 and 20 of the consolidated financial statements on pages 70 and 102, respectively, for further information regarding customer-initiated and other derivative instruments.

Warrants

The Corporation holds a portfolio of approximately 790 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. As discussed in Note 1 to the consolidated financial statements on page 70, warrants that have a net exercise provision embedded in the warrant agreement are required to be accounted for as derivatives and recorded at fair value. The value of all warrants that are carried at fair value ($26 million at December 31, 2006) is at risk to changes in equity markets, general economic conditions and other factors. For further information regarding the valuation of warrants accounted for as derivatives, refer to the “Critical Accounting Policies” section of this financial review on page 60.

Liquidity Risk and Off-Balance Sheet Arrangements

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or the acquisition of additional funds. The Corporation has various financial obligations, including contractual obligations and commercial commitments, which may require future cash payments. The following contractual obligations table summarizes the Corporation’s noncancelable contractual obligations and future required minimum payments. Refer to Notes 7, 10 and 11 of the financial statements on pages 83, 85 and 86, respectively, for a further discussion of these contractual obligations.

Contractual Obligations

	December 31, 2006
	Minimum Payments Due by Period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(in millions)

Deposits without a stated maturity *	$30,516	$30,516	$—	$—	$—
Certificates of deposit and other deposits with a stated maturity *	14,411	11,517	2,741	109	44
Short-term borrowings *	635	635	—	—	—
Medium- and long-term debt *	5,868	1,157	1,286	1,175	2,250
Operating leases	398	51	89	73	185
Commitments to fund low income housing partnerships	123	69	51	2	1
Other long-term obligations	213	20	23	16	154

Total contractual obligations	$52,164	$43,965	$4,190	$1,375	$2,634

*	Deposits and borrowings exclude interest.

     The Corporation has other commercial commitments that impact liquidity. These commitments include commitments to purchase and sell earning assets, commitments to fund private equity and venture capital investments, unused commitments to extend credit, standby letters of credit and financial guarantees, and commercial letters of credit. The following commercial commitments table summarizes the Corporation’s commercial commitments and expected expiration dates by period.

Commercial Commitments

	December 31, 2006
	Expected Expiration Dates by Period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(in millions)

Commitments to purchase investment securities	$20	$20	$—	$—	$—
Commitments to sell investment securities	16	16	—	—	—
Commitments to fund private equity and venture capital investments	40	—	1	5	34
Unused commitments to extend credit	32,557	12,782	8,722	8,650	2,403
Standby letters of credit and financial guarantees	6,584	4,385	1,179	947	73
Commercial letters of credit	249	218	16	15	—

Total commercial commitments	$39,466	$17,421	$9,918	$9,617	$2,510

Since many of these commitments expire without being drawn upon, the total amount of these commercial commitments does not necessarily represent the future cash requirements of the Corporation. Refer to the “Other Market Risks” section below and Note 20 of the consolidated financial statements on page 102 for a further discussion of these commercial commitments.

The Corporation also holds a significant interest in certain variable interest entities (VIE’s), in which it is not the primary beneficiary, and does not consolidate. The Corporation defines a significant interest in a VIE as a subordinated interest that exposes it to a significant portion of the VIE’s expected losses or residual returns. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership, or other monetary interests in an entity that change with fluctuations in the entity’s net asset value. A company must consolidate an entity depending on whether the entity is a voting rights entity or a VIE. Refer to the “principles of consolidation” section in Note 1 of the consolidated financial statements on page 70 for a summarization of the Corporation’s consolidation policy. Also refer to Note 22 of the consolidated financial statements on page 110 for a discussion of the Corporation’s involvement in VIEs, including those in which it holds a significant interest but for which it is not the primary beneficiary.

Liquidity requirements are satisfied with various funding sources. First, the Corporation accesses the purchased funds market regularly to meet funding needs. Purchased funds, comprised of customer certificates of deposit of $100,000 and over that mature in less than one year, institutional certificates of deposit, foreign office time deposits and short-term borrowings, approximated $9.3 billion at December 31, 2006, compared to $3.5 billion and $2.9 billion at December 31, 2005 and 2004, respectively. Second, two medium-term note programs, a $15 billion senior note program and a $2 billion European note program, allow the principal banking subsidiary to issue debt with maturities between one month and 30 years. At year-end 2006, unissued debt relating to the two medium-term note programs totaled $14.3 billion. A third source, if needed, would be liquid assets, including cash and due from banks, federal funds sold and securities purchased under agreements to resell, other short-term investments, and investment securities available-for-sale, which totaled $8.1 billion at December 31, 2006. Additionally, the Corporation also had available $16.0 billion from a collateralized borrowing account with the Federal Reserve Bank at December 31, 2006.

The parent company held $122 million of cash and cash equivalents and $246 million of short-term investments with a subsidiary bank at December 31, 2006. In addition, the parent company had available $250 million of borrowing capacity under an unused commercial paper facility at December 31, 2006. Refer to Note 10 of the consolidated financial statements on page 85 for further information on the unused commercial paper facility. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 19 to the consolidated financial statements on page 101, banking subsidiaries are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2007, the banking subsidiaries can pay dividends up to $261 million plus 2007 net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percentage of shareholders’ equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2006, the ratio was 108 percent.

The Corporation regularly evaluates its ability to meet funding needs in unanticipated, stress environments. In conjunction with the quarterly 200 basis point interest rate shock analyses, discussed in the “Interest Rate Sensitivity” section on page 53 of this financial review, liquidity ratios and potential funding availability are examined. Each quarter, the Corporation also evaluates its ability to meet liquidity needs under a series of broad events, distinguished in terms of duration and severity. The evaluation projects that sufficient sources of liquidity are available in each series of events.

Other Market Risks

The Corporation’s market risk related to trading instruments is not significant, as trading activities are limited. Certain components of the Corporation’s noninterest income, primarily fiduciary income, are at risk to fluctuations in the market values of underlying assets, particularly equity securities. Other components of noninterest income, primarily brokerage fees, are at risk to changes in the level of market activity.

Share-based compensation expense recognized by the Corporation is dependent upon the fair value of stock options and restricted stock at the date of grant. The fair value of both stock options and restricted stock is impacted by the market price of the Corporation’s stock on the date of grant and is at risk to changes in equity markets, general economic conditions and other factors. For further information regarding the valuation of stock options and restricted stock, refer to the “Critical Accounting Policies” section of this financial review on page 60.

Indirect Private Equity and Venture Capital Investments

At December 31, 2006, the Corporation had an $87 million portfolio of indirect (through funds) private equity and venture capital investments, and had commitments of $40 million to fund additional investments in future periods. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors. The majority of these investments are not readily marketable, and are reported in other assets. The investments are individually reviewed for impairment on a quarterly basis, by comparing the carrying value to the estimated fair value. For further information regarding the valuation of indirect private equity and venture capital investments, refer to the “Critical Accounting Policies” section of this financial review on page 60. Approximately $13 million of the underlying equity and debt (primarily equity) in these funds are to companies in the automotive industry. The automotive-related positions do not represent a majority of any one fund’s investments, and therefore, the exposure related to these positions is mitigated by the performance of other investment interests within the fund’s portfolio of companies. Income from unconsolidated indirect private equity and venture capital investments in 2006 was $21 million, which was partially offset by $10 million of write-downs recognized on such investments in 2006. No generic assumption is applied to all investments when evaluating for impairment. The uncertainty in the economy and equity markets may affect the values of the fund investments. The following table provides information on the Corporation’s indirect private equity and venture capital investments portfolio.

December 31, 2006
(dollar amounts
in millions)

Number of investments	115
Balance of investments	$87
Largest single investment	18
Commitments to fund additional investments	40

Operational Risk

Operational risk represents the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. The definition includes legal risk, which is the risk of loss resulting from failure to comply with laws and regulations as well as prudent ethical standards and contractual obligations. It also includes the exposure to litigation from all aspects of an institution’s activities. The definition does not include strategic or reputational risks. Although operational losses are experienced by all companies and are routinely incurred in business operations, the Corporation recognizes the need to identify and control operational losses, and seeks to limit losses to a level deemed appropriate by management after considering the nature of the Corporation’s business and the environment in which it operates. Operational risk is mitigated through a system of internal controls that are designed to keep operating risks at appropriate levels. An Operational Risk Management Committee ensures appropriate risk management techniques and systems are maintained. The Corporation has developed a framework that includes a centralized operational risk management function and business/support unit risk coordinators responsible for managing operational risk specific to the respective business lines.

In addition, internal audit and financial staff monitors and assesses the overall effectiveness of the system of internal controls on an ongoing basis. Internal Audit reports the results of reviews on the controls and systems to management and the Audit Committee of the Board. The internal audit staff independently supports the Audit Committee oversight process. The Audit Committee serves as an independent extension of the Board.

Compliance Risk

Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from its failure to comply with regulations and standards of good banking practice. Activities which may expose the Corporation to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the Corporation’s expansion of its banking center network, and employment and tax matters.

The Enterprise-Wide Compliance Committee, comprised of senior business unit managers as well as managers responsible for compliance, audit and overall risk, oversees compliance risk. This enterprise-wide approach provides a consistent view of compliance across the organization. The Enterprise-Wide Compliance Committee also ensures that appropriate actions are implemented in business units to mitigate risk to an acceptable level.

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

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 70 in Note 1 to the consolidated financial statements. These policies require numerous estimates and strategic or economic assumptions, which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions or estimates could have a material impact on the Corporation’s future financial condition and results of operations. The most critical of these significant accounting policies are the policies for allowance for credit losses, pension plan accounting, income taxes and the valuation of restricted stock and stock options, nonmarketable equity securities and warrants. These policies are reviewed with the Audit Committee of the Board and are discussed more fully below.

Allowance for Credit Losses

The allowance for credit losses (combined allowance for loan losses and allowance for credit losses on lending-related commitments) is calculated with the objective of maintaining a reserve sufficient to absorb estimated probable losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio, lending-related commitments, and other relevant factors. However, this evaluation is inherently subjective as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, an estimate of the value of collateral, including the market value of thinly traded or nonmarketable equity securities, and an estimate of the probability of drawing on unused commitments.

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

The portion of the allowance allocated to the remaining loans is determined by applying projected loss ratios to loans in each risk category. Projected loss ratios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets, as well as mapping to bond tables. Since a loss ratio is applied to a large portfolio of loans, any variation between actual and assumed results could be significant. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios, including portfolio exposures to automotive, contractor, technology-related, entertainment, air transportation and real estate industries, as well as Small Business Administration loans.

An unallocated allowance is also maintained to cover factors affecting the determination of probable losses inherent in the loan portfolio that are not necessarily captured by the application of projected loss ratios or identified industry specific risks. The unallocated allowance considers the imprecision in the risk rating system and the risk associated with new customer relationships.

The principle assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the projected loss ratios would be changed by five percent (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2006 would change by approximately $13 million.

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

Automotive Industry Concentration

A concentration in loans to the automotive industry could result in significant changes to the allowance for credit losses if assumptions underlying the expected losses differed from actual results. For example, a bankruptcy by a domestic automotive manufacturer could adversely affect the risk ratings of its suppliers, causing actual losses to differ from those expected. The allowance for loan losses included a component for automotive suppliers, which assumed that suppliers who derive a significant portion of their revenue from certain domestic manufacturers would be downgraded by one or two risk ratings in the event of bankruptcy of those domestic manufacturers. If a similar reserve methodology were extended to cover all suppliers to domestic manufacturers, the allowance for loan losses would increase by about $17 million at December 31, 2006. In addition, the allowance for credit losses on lending-related commitments included reserves for losses on certain unfunded commitments to the domestic manufacturers. Each five percentage point fluctuation in the market price (used to determine expected loss) of those unused commitments would change the allowance for credit losses on lending-related commitments by about $8 million at December 31, 2006.

For further discussion of the methodology used in the determination of the allowance for credit losses, refer to the “Allowance for Credit Losses” section in this financial review on page 46, and Note 1 to the consolidated financial statements on page 70. To the extent actual outcomes differ from management estimates, additional provision for credit losses may be required that would adversely impact earnings in future periods. A substantial majority of the allocated allowance is assigned to business segments. Any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Business Bank segment. The unallocated allowance for loan losses is not assigned to business segments, and any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the “Other” category in segment reporting.

Pension Plan Accounting

The Corporation has defined benefit plans in effect for substantially all full-time employees. Benefits under the plans are based on years of service, age and compensation. Assumptions are made concerning future events that will determine the amount and timing of required benefit payments, funding requirements and pension expense (income). The three major assumptions are the discount rate used in determining the current benefit obligation, the long-term rate of return expected on plan assets and the rate of compensation increase. The assumed discount rate is determined by matching the expected cash flows of the pension plans to a yield curve that is representative of long-term, high-quality fixed income debt instruments as of the measurement date, December 31. The second assumption, long-term rate of return expected on plan assets, is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The current asset allocation and target asset allocation model for the plans is detailed in Note 16 on page 94. The expected returns on these various asset categories are blended to derive one long-term return assumption. The assets are invested in certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities, corporate bonds and notes and a real estate investment trust. The third assumption, rate of compensation increase, is based on reviewing recent annual pension-eligible compensation increases as well as the expectation of future increases. The Corporation reviews its pension plan assumptions on an annual basis with its actuarial consultants to determine if the assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

The key actuarial assumptions that will be used to calculate 2007 expense for the defined benefit pension plans are a discount rate of 5.89 percent, a long-term rate of return on assets of 8.25 percent, and a rate of compensation increase of 4.00 percent. Pension expense in 2007 is expected to be approximately $29 million, a decrease of $10 million from the $39 million recorded in 2006, primarily due to changes in the discount rate and plan demographics and progression.

Changing the 2007 key actuarial assumptions discussed above in 25 basis point increments would have the following impact on pension expense in 2007:

	25 Basis Point
Key Actuarial Assumption	Increase	Decrease
	(in millions)

Discount rate	$(5.7)	$5.7
Long-term rate of return	(2.8)	2.8
Rate of compensation	2.8	(2.8)

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

Note 16 on page 94 to the consolidated financial statements contains a table showing the funded status of the qualified defined benefit plan at year-end which was $140 million at December 31, 2006. Due to the long-term nature of pension plan assumptions, actual results may differ significantly from the actuarial-based estimates. Differences between estimates and experience not recovered in the market or by future assumption changes are required to be recorded in shareholders’ equity as part of accumulated other comprehensive income (loss) and amortized to pension expense in future years. For further information, refer to Note 1 to the consolidated financial statements on page 70. The actuarial net loss in the qualified defined benefit plan recognized in accumulated other comprehensive income (loss) at December 31, 2006 was $138 million, net of tax. In 2006, the actual return on plan assets was $123 million, compared to an expected return on plan assets of $89 million. In 2005, the actual return on plan assets was $66 million, compared to an expected return on plan assets of $91 million. The Corporation will make contributions from time to time to the qualified defined benefit plan to mitigate the impact of the actuarial losses on future years. No contributions were made to the plan in 2006. However, additional contributions, to the extent allowable by law, may be made to further mitigate the losses. For the foreseeable future, the Corporation has sufficient liquidity to make such payments.

Pension expense is recorded in “employee benefits” expense on the consolidated statements of income, and is allocated to business segments based on the segment’s share of salaries expense. Given the salaries expense included in 2006 segment results, pension expense was allocated approximately 37 percent, 35 percent, 23 percent and five percent to the Retail Bank, Business Bank, Wealth & Institutional Management and Finance segments, respectively, in 2006.

Income Taxes

The calculation of the Corporation’s income tax provision and related tax accruals is complex and requires the use of estimates and judgments. The provision for income taxes is based on amounts reported in the consolidated statements of income (after exclusion of nontaxable items, principally income on bank-owned life insurance and interest income on state and municipal securities) and includes deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions currently or in the future and are included in “accrued income and other assets” or “accrued expenses and other liabilities” on the consolidated balance sheets. The Corporation assesses the relative risks and merits of tax positions for various transactions after considering statutes, regulations, judicial precedent and other available information, and maintains tax accruals consistent with these assessments. The Corporation is subject to audit by taxing authorities that could question and/or challenge the tax positions taken by the Corporation. In the event of such a challenge, the Corporation would pursue any disallowed taxes through administrative measures, and if necessary, vigorously defend its position in court in accordance with its view of the law.

Included in net deferred taxes are deferred tax assets, which the Corporation’s management believes will be realized in future periods. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

Changes in the estimate of accrued taxes occur due to changes in tax law, interpretations of existing tax laws, new judicial or regulatory guidance, and the status of examinations conducted by taxing authorities that impact the relative risks and merits of tax positions taken by the Corporation. These changes in the estimate of accrued taxes could be significant to the operating results of the Corporation. For further information on tax accruals and related risks, see Notes 1 and 17 to the consolidated financial statements on pages 70 and 99, respectively.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” (FIN 48). FIN 48 provides guidance on measurement, de-recognition of tax benefits, classification, accounting disclosure and transition requirements in accounting for uncertain tax positions. The Corporation will adopt the provisions of FIN 48 in the first quarter 2007. For further discussion of FIN 48, see Note 2 to the consolidated financial statements on page 77.

Valuation Methodologies

Restricted Stock and Stock Options

The fair value of share-based compensation as of the date of grant is recognized as compensation expense on a straight-line basis over the vesting period. In 2006, the Corporation recognized total share-based compensation expense of $57 million. The Corporation used a binomial model to value stock options granted subsequent to March 31, 2005. Substantially all stock options granted in 2005 were valued using a binomial model. Previously, a Black-Scholes option-pricing model was used. Option valuation models require several inputs, including the risk-free interest rate, the expected dividend yield, expected volatility factors of the market price of the Corporation’s common stock and the expected option life. For further discussion on the valuation model inputs, see Note 15 to the consolidated financial statements on page 92. Changes in input assumptions can materially affect the fair value estimates. The option valuation model is sensitive to the market price of the Corporation’s stock at the grant date, which affects the fair value estimates and, therefore, the amount of expense recorded on future grants. Using the number of stock options granted in 2006 and the Corporation’s stock price at December 31, 2006, a $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $2 million, from the assumed base, over the options’ vesting period. The fair value of restricted stock is based on the market price of the Corporation’s stock at the grant date. Using the number of restricted stock awards issued in 2006, a $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $2 million, from the assumed base, over the awards’ vesting period. Refer to Notes 1 and 15 of the consolidated financial statements on pages 70 and 92, respectively, for further discussion of share-based compensation expense.

Nonmarketable Equity Securities

At December 31, 2006, the Corporation had an $87 million portfolio of indirect (through funds) private equity and venture capital investments, and had commitments to fund additional investments of $40 million in future periods. A majority of these investments are not readily marketable. The investments are individually reviewed for impairment, on a quarterly basis, by comparing the carrying value to the estimated fair value. The Corporation bases its estimates of fair value for the majority of its indirect private equity and venture capital investments on the percentage ownership in the fair value of the entire fund, as reported by the fund management. In general, the Corporation does not have the benefit of the same information regarding the fund’s underlying investments as does fund management. Therefore, after indication that fund management adheres to accepted, sound and recognized valuation techniques, the Corporation generally utilizes the fair values assigned to the underlying portfolio investments by fund management. For those funds where fair value is not reported by fund management, the Corporation derives the fair value of the fund by estimating the fair value of each underlying investment in the fund. In addition to using qualitative information about each underlying investment, as provided by fund management, the Corporation gives consideration to information pertinent to the specific nature of the debt or equity investment, such as relevant market conditions, offering prices, operating results, financial conditions, exit strategy and other qualitative information, as available. The lack of an independent source to validate fair value estimates is an inherent limitation in the valuation process. The amount by which the carrying value exceeds the fair value, that is determined to be other-than-temporary impairment, is charged to current earnings and the carrying value of the investment is written down accordingly. While the determination of fair value involves estimates, no generic assumption is applied to all investments when evaluating for impairment. As such, each estimate is unique to the individual investment, and none is individually significant. The inherent uncertainty in the process of valuing equity securities for which a ready market is unavailable may cause our estimated values of these securities to differ significantly from the values that would have been derived had a ready market for the securities existed, and those differences could be material. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors, which could result in an impairment charge in future periods.

Warrants

The Corporation holds a portfolio of approximately 790 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. Substantially all of the warrants contain a net exercise provision, which requires them to be accounted for as derivatives and recorded at fair value in accordance with the provisions of Implementation Issue 17a of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The fair value of the derivative warrant portfolio is reviewed quarterly and adjustments to the fair value are recorded quarterly in current earnings. Fair value is determined using a Black-Scholes valuation model, which has five inputs: risk-free rate, term, volatility, exercise price, and the per share market value of the underlying company. Key assumptions used in the December 31, 2006 valuation were as follows. The risk-free rate was estimated using the U.S. treasury rate, as of the valuation date, corresponding with the expected term of the warrant. The Corporation used an expected term of one half of the remaining contractual term of each warrant, which averages approximately seven years. Volatility was estimated using an index of comparable publicly traded companies, based on the Standard Industrial Classification codes. Where sufficient financial data exists, a market approach method was utilized to estimate the current value of the underlying company. When quoted market values were not available, an index method was utilized. Under the index method, the subject companies’ values were “rolled-forward” from the inception date through the valuation date based on the change in value of an underlying index of guideline public companies.

The fair value of warrants recorded on the Corporation’s consolidated balance sheets represents management’s best estimate of the fair value of these instruments within the framework of existing accounting standards. Changes in the above material assumptions could result in significantly different valuations. For example, the following table demonstrates the effect of changes in the volatility assumption used, currently 60 percent, on the value of warrants required to be carried at fair value:

Valuation of Warrants Held at December 31, 2006

	Change in Volatility Factor
	20% Lower	20% Higher
	(dollar amounts in millions)

Value of all warrants required to be carried at fair value	$(2.4)	$2.6

The valuation of warrants is complex and is subject to a certain degree of management judgment. The inherent uncertainty in the process of valuing warrants for which a ready market is unavailable may cause estimated values of these warrant assets to differ significantly from the values that would have been derived had a ready market for the warrant assets existed, and those differences could be material. The use of an alternative valuation methodology or alternative approaches used to calculate material assumptions could result in significantly different estimated values for these assets. In addition, the value of all warrants required to be carried at fair value ($26 million at December 31, 2006) is at risk to changes in equity markets, general economic conditions and other factors.

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

•	general political, economic or industry conditions, either domestically or internationally, may be less favorable than expected;

•	unfavorable developments concerning credit quality could affect the Corporation’s financial results;

•	industries in which the Corporation has lending concentrations, including, but not limited to, automotive production, could suffer a significant decline which could adversely affect the Corporation;

•	the introductions, withdrawal, success and timing of business initiatives and strategies, including, but not limited to, the opening of new banking centers and plans to grow personal financial services and wealth management, may be less successful or may be different than anticipated. Such a result could adversely affect the Corporation’s business.

•	fluctuations in interest rates could affect the Corporation’s net interest income and balance sheet;

•	customer borrowing, repayment, investment and deposit practices generally may be different than anticipated;

•	management’s ability to maintain and expand customer relationships may differ from expectations;

•	competitive product and pricing pressures among financial institutions within the Corporation’s markets may change;

•	management’s ability to retain key officers and employees may change;

•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry in general;

•	changes in regulation or oversight may have a material adverse impact on the Corporation’s operations;

•	methods of reducing risk exposures might not be effective;

•	there could be terrorist activities or other hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and

•	there could be natural disasters, including, but not limited to, hurricanes, tornadoes, earthquakes, fires, floods and the disruption of private or public utilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	December 31
	2006	2005
	(in millions, except share data)

ASSETS
Cash and due from banks	$1,434	$1,609
Federal funds sold and securities purchased under agreements to resell	2,632	937
Other short-term investments	327	222
Investment securities available-for-sale	3,662	4,240

Commercial loans	26,265	23,545
Real estate construction loans	4,203	3,482
Commercial mortgage loans	9,659	8,867
Residential mortgage loans	1,677	1,485
Consumer loans	2,423	2,697
Lease financing	1,353	1,295
International loans	1,851	1,876

Total loans	47,431	43,247
Less allowance for loan losses	(493)	(516)

Net loans	46,938	42,731
Premises and equipment	568	510
Customers’ liability on acceptances outstanding	56	59
Accrued income and other assets	2,384	2,705

Total assets	$58,001	$53,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$13,901	$15,666

Money market and NOW deposits	15,250	17,064
Savings deposits	1,365	1,454
Customer certificates of deposit	7,223	5,679
Institutional certificates of deposit	5,783	1,750
Foreign office time deposits	1,405	818

Total interest-bearing deposits	31,026	26,765

Total deposits	44,927	42,431
Short-term borrowings	635	302
Acceptances outstanding	56	59
Accrued expenses and other liabilities	1,281	1,192
Medium- and long-term debt	5,949	3,961

Total liabilities	52,848	47,945
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/06 and 12/31/05	894	894
Capital surplus	520	461
Accumulated other comprehensive loss	(324)	(170)
Retained earnings	5,282	4,796
Less cost of common stock in treasury — 21,161,161 shares at 12/31/06 and 15,834,985 shares at 12/31/05	(1,219)	(913)

Total shareholders’ equity	5,153	5,068

Total liabilities and shareholders’ equity	$58,001	$53,013

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Comerica Incorporated and Subsidiaries

	Years Ended December 31
	2006	2005	2004
	(in millions, except per share data)

INTEREST INCOME
Interest and fees on loans	$3,216	$2,554	$2,055
Interest on investment securities	174	148	147
Interest on short-term investments	32	24	36

Total interest income	3,422	2,726	2,238
INTEREST EXPENSE
Interest on deposits	1,005	548	315
Interest on short-term borrowings	130	52	4
Interest on medium- and long-term debt	304	170	108

Total interest expense	1,439	770	427

Net interest income	1,983	1,956	1,811
Provision for loan losses	37	(47)	64

Net interest income after provision for loan losses	1,946	2,003	1,747
NONINTEREST INCOME
Service charges on deposit accounts	218	218	231
Fiduciary income	180	174	166
Commercial lending fees	65	63	55
Letter of credit fees	64	70	66
Foreign exchange income	38	37	37
Brokerage fees	40	36	36
Card fees	46	39	32
Bank-owned life insurance	40	38	34
Warrant income (loss)	(1)	9	7
Net gain (loss) on sales of businesses	(12)	1	7
Income from lawsuit settlement	47	—	—
Other noninterest income	130	134	137

Total noninterest income	855	819	808
NONINTEREST EXPENSES
Salaries	823	786	736
Employee benefits	184	178	154

Total salaries and employee benefits	1,007	964	890
Net occupancy expense	125	118	122
Equipment expense	55	53	54
Outside processing fee expense	85	77	67
Software expense	56	49	43
Customer services	47	69	23
Litigation and operational losses	11	14	24
Provision for credit losses on lending-related commitments	5	18	(12)
Other noninterest expenses	283	251	247

Total noninterest expenses	1,674	1,613	1,458

Income from continuing operations before income taxes	1,127	1,209	1,097
Provision for income taxes	345	393	349

Income from continuing operations	782	816	748
Income from discontinued operations, net of tax	111	45	9

NET INCOME	$893	$861	$757

Basic earnings per common share:
Income from continuing operations	$4.88	$4.90	$4.36
Net income	5.57	5.17	4.41
Diluted earnings per common share:
Income from continuing operations	4.81	4.84	4.31
Net income	5.49	5.11	4.36
Cash dividends declared on common stock	380	367	356
Cash dividends declared per common share	2.36	2.20	2.08

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Comerica Incorporated and Subsidiaries

				Accumulated
				Other			Total
	Common Stock		Capital	Comprehensive	Retained	Treasury	Shareholders’
	In Shares	Amount	Surplus	Income (Loss)	Earnings	Stock	Equity
	(in millions, except per share data)

BALANCE AT JANUARY 1, 2004	175.0	$894	$384	$74	$3,973	$(215)	$5,110
Net income	—	—	—	—	757	—	757
Other comprehensive loss, net of tax	—	—	—	(143)	—	—	(143)

Total comprehensive income							614
Cash dividends declared on common stock ($2.08 per share)	—	—	—	—	(356)	—	(356)
Purchase of common stock	(6.5)	—	—	—	—	(370)	(370)
Net issuance of common stock under employee stock plans	2.0	—	2	—	(43)	113	72
Recognition of share-based compensation expense	—	—	35	—	—	—	35

BALANCE AT DECEMBER 31, 2004	170.5	$894	$421	$(69)	$4,331	$(472)	$5,105
Net income	—	—	—	—	861	—	861
Other comprehensive loss, net of tax	—	—	—	(101)	—	—	(101)

Total comprehensive income							760
Cash dividends declared on common stock ($2.20 per share)	—	—	—	—	(367)	—	(367)
Purchase of common stock	(9.0)	—	—	—	—	(525)	(525)
Net issuance of common stock under employee stock plans	1.4	—	(4)	—	(29)	84	51
Recognition of share-based compensation expense	—	—	44	—	—	—	44

BALANCE AT DECEMBER 31, 2005	162.9	$894	$461	$(170)	$4,796	$(913)	$5,068
Net income	—	—	—	—	893	—	893
Other comprehensive income, net of tax	—	—	—	55	—	—	55

Total comprehensive income							948
Cash dividends declared on common stock ($2.36 per share)	—	—	—	—	(380)	—	(380)
Purchase of common stock	(6.7)	—	—	—	—	(384)	(384)
Net issuance of common stock under employee stock plans	1.7	—	(15)	—	(27)	95	53
Recognition of share-based compensation expense	—	—	57	—	—	—	57
Employee deferred compensation obligations	(0.3)	—	17	—	—	(17)	—
SFAS 158 transition adjustment, net of tax	—	—	—	(209)	—	—	(209)

BALANCE AT DECEMBER 31, 2006	157.6	$894	$520	$(324)	$5,282	$(1,219)	$5,153

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Comerica Incorporated and Subsidiaries

	Years Ended December 31
	2006	2005	2004
	(in millions)

OPERATING ACTIVITIES
Net income	$893	$861	$757
Income from discontinued operations, net of tax	111	45	9

Income from continuing operations, net of tax	782	816	748
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	37	(47)	64
Provision for credit losses on lending-related commitments	5	18	(12)
Depreciation and software amortization	84	72	68
Share-based compensation expense	57	43	34
Excess tax benefits from share-based compensation arrangements	(9)	—	—
Net amortization of securities	(2)	8	24
Net loss (gain) on sales of businesses	12	(1)	(7)
Contributions to qualified pension plan fund	—	(58)	(62)
Net increase in trading securities	(50)	—	(9)
Net decrease (increase) in loans held-for-sale	78	(1)	115
Net (increase) decrease in accrued income receivable	(65)	95	(150)
Net increase (decrease) in accrued expenses	37	(84)	234
Other, net	(66)	(1)	(41)
Discontinued operations, net	75	(14)	22

Total adjustments	193	30	280

Net cash provided by operating activities	975	846	1,028
INVESTING ACTIVITIES
Net (increase) decrease in other short-term investments	(1,663)	2,115	677
Proceeds from sales of investment securities available-for-sale	1	—	337
Proceeds from maturities of investment securities available-for-sale	1,337	1,302	1,032
Purchases of investment securities available-for-sale	(747)	(1,647)	(867)
Net increase in loans	(4,324)	(2,618)	(766)
Net increase in fixed assets	(163)	(132)	(95)
Net decrease (increase) in customers’ liability on acceptances outstanding	3	(2)	(30)
Proceeds from sales of businesses	43	1	8
Discontinued operations, net	221	103	(7)

Net cash (used in) provided by investing activities	(5,292)	(878)	289
FINANCING ACTIVITIES
Net increase (decrease) in deposits	2,496	1,524	(527)
Net increase (decrease) in short-term borrowings	333	109	(69)
Net (decrease) increase in acceptances outstanding	(3)	2	30
Proceeds from issuance of medium- and long-term debt	3,326	283	364
Repayments of medium- and long-term debt	(1,303)	(576)	(848)
Proceeds from issuance of common stock under employee stock plans	45	51	72
Excess tax benefits from share-based compensation arrangements	9	—	—
Purchase of common stock for treasury	(384)	(525)	(370)
Dividends paid	(377)	(366)	(357)
Discontinued operations, net	—	—	—

Net cash provided by (used in) financing activities	4,142	502	(1,705)

Net (decrease) increase in cash and due from banks	(175)	470	(388)
Cash and due from banks at beginning of year	1,609	1,139	1,527

Cash and due from banks at end of year	$1,434	$1,609	$1,139

Interest paid	$1,385	$733	$413

Income taxes paid	$299	$340	$186

Noncash investing and financing activities:
Loans transferred to other real estate	$13	$33	$33
Loans transferred to held-for-sale	74	43	—
Deposits transferred to held-for-sale	—	29	—

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Comerica Incorporated and Subsidiaries

Note 1 — Summary of Significant Accounting Policies

Organization

Comerica Incorporated (the Corporation) is a registered financial holding company headquartered in Detroit, Michigan. The Corporation’s major business segments are the Business Bank, the Retail Bank and Wealth & Institutional Management. For further discussion of each business segment, refer to Note 24 on page 114. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas and Florida. The Corporation and its banking subsidiaries are regulated at both the state and federal levels.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all significant intercompany accounts and transactions. The financial statements for prior years have been reclassified to conform to current financial statement presentation.

The Corporation consolidates variable interest entities (VIE’s) in which it is the primary beneficiary. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership or other money interests in an entity that change with fluctuations in the entity’s net asset value. The primary beneficiary consolidates the VIE; the primary beneficiary is defined as the enterprise that absorbs a majority of expected losses or receives a majority of residual returns (if the losses or returns occur), or both. The Corporation consolidates entities not determined to be VIE’s when it holds a majority (controlling) interest in the entity’s outstanding voting stock. The minority interest in less than 100% owned consolidated subsidiaries is not material, and is included in “accrued expenses and other liabilities” on the consolidated balance sheets. The related minority interest in earnings which is included in “other noninterest expenses” on the consolidated statements of income was not significant for the year ended December 31, 2006, approximately $4 million for the year ended December 31, 2005 and was not significant for the year ended December 31, 2004.

Equity investments in entities that are not VIE’s where the Corporation owns less than a majority (controlling) interest and equity investments in entities that are VIE’s where the Corporation is not the primary beneficiary are not consolidated. Rather, such investments are accounted for using either the equity method or cost method. The equity method is used for investments in a corporate joint venture and investments where the Corporation has the ability to exercise significant influence over the investee’s operation and financial policies, which is generally presumed to exist if the Corporation owns more than 20 percent of the voting interest of the investee. Equity method investments are included in “accrued income and other assets” on the consolidated balance sheets, with income and losses recorded in “other noninterest income” on the consolidated statements of income. Unconsolidated equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Cost method investments in publicly traded companies are included in “investment securities available-for-sale” on the consolidated balance sheets, with income (net of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

write-downs) recorded in “net securities gains (losses)” on the consolidated statements of income. Cost method investments in non-publicly traded companies are included in “accrued income and other assets” on the consolidated balance sheets, with income (net of write-downs) recorded in “other noninterest income” on the consolidated statements of income.

For further information regarding the Corporation’s investments in VIE’s, refer to Note 22 on page 110.

Discontinued Operations

Components of the Corporation that have been or will be disposed of by sale that are significant to the consolidated financial statements are accounted for as discontinued operations in all periods presented. For further information on discontinued operations, refer to Note 26 on page 121.

Short-term Investments

Short-term investments include interest-bearing deposits with banks, trading securities and loans held-for-sale.

Trading securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in “other noninterest income” on the consolidated statements of income.

Loans held-for-sale, typically residential mortgages and Small Business Administration loans, are carried at the lower of cost or market. Market value is determined in the aggregate for each portfolio.

Investment Securities

Investment securities held-to-maturity are those securities which the Corporation has the ability and management has the positive intent to hold to maturity as of the balance sheet dates. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

Investment securities that are not considered held-to-maturity are accounted for as securities available-for-sale, and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income (loss). Unrealized losses on securities available-for-sale are recognized in earnings if the Corporation does not have the ability or management does not have the intent to hold the securities until market recovery or if full collection of the amounts due according to the contractual terms of the debt is not expected.

Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security sold.

Allowance for Loan Losses

The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Corporation’s senior management. The Corporation performs a detailed credit quality review quarterly on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying projected loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios, including portfolio exposures to automotive, contractor, technology-related, entertainment and air transportation industries, real estate, and Small Business Administration loans. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying projected loss ratios to various

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

segments of the loan portfolio. Projected loss ratios for all portfolios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets (Midwest, Western and Texas), as well as mapping to bond tables.

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

The total allowance, including the unallocated amount, is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory instability in countries where the Corporation has loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allocated allowance. Inclusion of other industry specific exposures in the allocated allowance, as well as significant increases in the current portfolio exposures, could also increase the amount of the allocated allowance. Any of these events, or some combination thereof, may result in the need for additional provision for loan losses in order to maintain an allowance that complies with credit risk and accounting policies.

Loans deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

Allowance for Credit Losses on Lending-Related Commitments

The allowance for credit losses on lending-related commitments covers management’s assessment of probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same projected loss rates as loans, or with specific reserves. In general, the probability of draw is considered certain once the credit becomes a watch list credit (generally consistent with regulatory defined special mention, substandard and doubtful accounts). Non-watch list credits have a lower probability of draw, to which standard loan loss rates are applied. The allowance for credit losses on lending-related commitments is included in “accrued expenses and other liabilities” on the consolidated balance sheets, with the corresponding charge reflected in “provision for credit losses on lending-related commitments” in the noninterest expenses section on the consolidated statements of income.

Nonperforming Assets

Nonperforming assets are comprised of loans and debt securities for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, and real estate which has been acquired primarily through foreclosure and is awaiting disposition.

Loans that have been restructured but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status are not reported as nonperforming assets. Such loans continue to be evaluated for impairment for the remainder of the calendar year of the restructuring. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring, if not impaired based on the modified terms. See Note 4 on page 80 for additional information on loan impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

A nonaccrual loan that is restructured will generally remain on nonaccrual after the restructuring for a period of six months to demonstrate that the borrower can meet the restructured terms. However, sustained payment performance prior to the restructuring or significant events that coincide with the restructuring are included in assessing whether the borrower can meet the restructured terms. These factors may result in the loan being returned to an accrual status at the time of restructuring or upon satisfaction of a shorter performance period. If management is uncertain whether the borrower has the ability to meet the revised payment schedule, the loan remains classified as nonaccrual. Other real estate acquired is carried at the lower of cost or fair value, minus estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

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

Goodwill and Other Intangible Assets

Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which the Corporation conducts annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The Corporation performs its annual impairment test for goodwill as of July 1 of each year. The impairment test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units, which are a subset of the Corporation’s operating segments, and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of impairment.

The Corporation reviews finite-lived intangible assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value.

Additional information regarding goodwill, other intangible assets and impairment policies can be found in Note 8 on page 83.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Share-based Compensation

In 2006, the Corporation adopted the provisions of SFAS No. 123 (revised 2004) (SFAS 123(R)), “Share-Based Payment,” using the modified-prospective transition method. Compensation expense is recognized under SFAS 123(R) using the straight-line method over the requisite service period. Measurement and attribution of compensation cost for awards that were granted prior to the date SFAS 123(R) was adopted continue to be based on the estimate of the grant-date fair value and attribution method used under prior accounting guidance. Prior to the adoption of SFAS 123(R), the benefit of tax deductions in excess of recognized compensation costs was reported in net cash provided by operating activities in the consolidated statements of cash flows. SFAS 123(R) requires such excess tax benefits be reported as a cash inflow from financing activities, rather than a cash flow from operating activities; therefore, these amounts for the year ended December 31, 2006 are reported in net cash provided by financing activities in the consolidated statements of cash flows.

In 2002, the Corporation adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123) (as amended by SFAS No. 148, “Accounting for Stock-Based CompensationTransition and Disclosure”), which the Corporation applied prospectively to new share-based compensation awards granted to employees after December 31, 2001. Options granted prior to January 1, 2002 were accounted for under the intrinsic value method, as outlined in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Net income and earnings per share for the year ended December 31, 2006 fully reflect the impact of applying the fair value recognition method to all outstanding and unvested awards. There would have been no effect on reported net income and earnings per share if the fair value method required by SFAS 123 (as amended by SFAS 148) had been applied to all outstanding and unvested awards in 2005. The effect on net income and earnings per share, if the fair value method had been applied to all outstanding and unvested awards in the year ended December 31, 2004 is presented in the following table.

Year Ended
December 31,
2004
(in millions, except
per share data)

Net income applicable to common stock, as reported	$757
Add: Share-based compensation expense included in reported net income, net of related tax effects	22
Deduct: Total share-based compensation expense determined under fair value method for all awards, net of related tax effects	(27)

Pro forma net income applicable to common stock	$752

Net income per common share:
Basic — as reported	$4.41
Basic — pro forma	4.38
Diluted — as reported	4.36
Diluted — pro forma	4.32

SFAS 123(R) requires that the expense associated with share-based compensation awards be recorded over the requisite service period. The requisite service period is the period an employee is required to provide service in order to vest in the award, which cannot extend beyond the retirement eligible date (the date at which the employee is no longer required to perform any service to receive the share-based compensation). Prior to the adoption of SFAS 123(R), the Corporation recorded the expense associated with share-based compensation awards over the explicit service period (vesting period). Upon retirement, any remaining unrecognized costs related to share-based compensation awards retained after retirement were expensed. Share-based compensation expense, net of related tax effects, would have decreased $6 million in 2006 and increased $2 million and $3 million in 2005 and 2004, respectively, had the requisite service period provisions of SFAS 123(R) been applied on a historical basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Applying the requisite service period provisions to all 2006 share-based compensation awards resulted in a net increase of $16 million in compensation expense ($10 million, or $0.06 per diluted share, net of related tax effects) related to these awards in 2006.

The Corporation has elected to adopt the alternative transition method provided in the Financial Accounting Standards Board (FASB) Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” for calculating the tax effects of share-based compensation under SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding and fully or partially unvested upon adoption of SFAS 123(R).

Further information on the Corporation’s share-based compensation plans is included in Note 15 on page 92.

Pension and Other Postretirement Costs

On December 31, 2006, the Corporation adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” (SFAS 158), and recognized in its consolidated balance sheet the funded status of its defined benefit pension and postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation at December 31, 2006. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement plan, the benefit obligation is the accumulated benefit obligation. The Corporation also recorded prior service costs, net actuarial losses and remaining transition obligations as components of accumulated other comprehensive income (loss), net of tax, at December 31, 2006. Actuarial gains or losses and prior service costs or credits that arise subsequent to December 31, 2006 and are not recognized as components of net periodic benefit cost will be recognized as increases or decreases in other comprehensive income (loss).

Pension costs are charged to “employee benefits” expense on the consolidated statements of income and are funded consistent with the requirements of federal laws and regulations. Inherent in the determination of pension costs are assumptions concerning future events that will affect the amount and timing of required benefit payments under the plans. These assumptions include demographic assumptions such as retirement age and death, a compensation rate increase, a discount rate used to determine the current benefit obligation, and a long-term expected return on plan assets. Net periodic pension expense includes service cost, interest cost based on the assumed discount rate, an expected return on plan assets based on an actuarially derived market-related value of assets, amortization of prior service cost and amortization of net actuarial gains or losses. The market-related value used to determine the expected return on plan assets is based on fair value adjusted for the difference between expected returns and actual asset performance. The asset gains and losses are incorporated in the market-related value over a five-year period. Prior service costs include the impact of plan amendments on the liabilities and are amortized over the future service periods of active employees expected to receive benefits under the plan. Actuarial gains and losses result from experience different from that assumed and from changes in assumptions (excluding asset gains and losses not yet reflected in market-related value). Amortization of actuarial gains and losses is included as a component of net periodic pension cost for a year if the actuarial net gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the excess is amortized over the average remaining service period of participating employees expected to receive benefits under the plan.

Postretirement benefits are recognized in “employee benefits” expense on the consolidated statements of income during the average remaining service period of participating employees expected to receive benefits under the plan or the average remaining future lifetime of retired participants currently receiving benefits under the plan.

For further information regarding SFAS 158 and the Corporation’s pension and other postretirement plans refer to Note 16 on page 94.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

If the Corporation determines that a derivative instrument has not been or will not continue to be highly effective as a fair value or cash flow hedge, or that the hedge designation is no longer appropriate, hedge accounting is discontinued. The derivative instrument will continue to be recorded in the consolidated balance sheets at its fair value, with future changes in fair value recognized in noninterest income.

Foreign exchange futures and forward contracts, foreign currency options, interest rate caps, interest rate swap agreements and energy derivative contracts executed as a service to customers are not designated as hedging instruments and both the realized and unrealized gains and losses on these instruments are recognized in noninterest income.

The Corporation holds a portfolio of warrants for non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. Due to a net exercise provision embedded in substantially all of the warrant agreements, the warrants are recorded at fair value. The initial fair value of warrants obtained as part of the loan origination process is deferred and amortized into “interest and fees on loans” on the consolidated statements of income over the life of the loan, in accordance with SFAS 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The fair value of these warrants is subsequently adjusted on a quarterly basis, with any changes in fair value recorded in “warrant income” on the consolidated statements of income. Prior to 2005, the Corporation recognized income related to these warrants approximately 30 days prior to the warrant issuer’s publicly traded stock becoming free of restrictions, when a publicly traded company acquired the warrant issuer, or when cash was received. The cumulative adjustment to record the fair value was not material to 2005 or any other prior reporting period.

Further information on the Corporation’s derivative instruments is included in Note 20 on page 102.

Standby and Commercial Letters of Credit and Financial Guarantees

A liability related to certain guarantee contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party is recognized and initially measured at fair value by the guarantor. The initial recognition and measurement provisions were applied by the Corporation on a prospective

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

basis to guarantees issued or modified subsequent to December 31, 2002. Further information on the Corporation’s obligations under guarantees is included in Note 20 on page 102.

Income Taxes

The provision for income taxes is based on amounts reported in the statements of income (after exclusion of nontaxable items, principally affordable housing credits, income on bank-owned life insurance and interest income on state and municipal securities) and includes deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset. The provision for income taxes assigned to discontinued operations is based on statutory rates, adjusted for permanent differences generated by those operations.

Statements of Cash Flows

Cash and cash equivalents are defined as those amounts included in “cash and due from banks” on the consolidated balance sheets. Cash flows from discontinued operations are reported as separate line items within cash flows from operating, investing and financing activities in the consolidated statements of cash flows.

Deferred Distribution Costs

Certain mutual fund distribution costs, principally commissions paid to brokers, are capitalized when paid and amortized over six years. Fees that contractually recoup the deferred costs, primarily 12b-1 fees, are received over a 6-8 year period. The net of these fees and amortization is recorded in “income from discontinued operations, net of tax” on the consolidated statements of income. Early redemption fees collected are generally recorded as a reduction to the capitalized costs, unless there is evidence that, on an ongoing basis, amounts collected will exceed the unamortized deferred fee asset.

Loan Origination Fees and Costs

Loan origination and commitment fees and certain costs are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and fees related to loans sold are recognized currently as noninterest income.

Other Comprehensive Income (Loss)

The Corporation has elected to present information on comprehensive income in the consolidated statements of changes in shareholders’ equity on page 68 and in Note 12 on page 88.

Note 2 — Pending Accounting Pronouncements

In July 2006, the FASB issued FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” (FSP 13-2). FSP 13-2 requires a recalculation of the lease income from the inception of a leveraged lease if, during the lease term, the expected timing of the income tax cash flows generated from a leveraged lease is revised. At adoption of FSP 13-2, recalculations of affected leveraged leases would result in a one-time non-cash charge to be recognized as a change in accounting principle via a cumulative adjustment to the opening balance of retained earnings in the period of adoption. Assuming there is no subsequent change in future periods to total expected cash flows, the amount of the charge, if any, related to the previously recognized lease income would be recognized as income over the remaining lives of the leveraged leases affected by the provision of FSP 13-2. Subsequent changes in future periods to total expected cash flows would require recalculations of affected leveraged leases, and any resulting changes would be recognized in income in the period the change occurs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

FSP 13-2 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Corporation will adopt the provisions of FSP 13-2 in the first quarter 2007, and currently estimates the non-cash after-tax charge to beginning retained earnings to be approximately $47 million, which is expected to be recognized as income over periods ranging from 4 years to 20 years.

In July 2006, the FASB also issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” (FIN 48). FIN 48 clarifies the accounting for uncertain tax positions in accordance with SFAS 109, “Accounting for Income Taxes,” by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The minimum recognition threshold requires the Corporation to recognize, in its financial statements, the impact of a tax position if it is more likely than not that the tax position is valid and would be sustained on audit, including resolution of related appeals or litigation processes, if any. Only tax positions that meet the “more likely than not” recognition criteria at the effective date may be recognized or continue to be recognized in the financial statements upon the adoption of FIN 48. The Interpretation provides guidance on measurement, de-recognition of tax benefits, classification, accounting disclosure and transition requirements in accounting for uncertain tax positions. FIN 48 also allows a registrant, upon adoption, to change its financial statement classification of interest and penalties on tax liabilities. Changes in the amount of tax benefits recognized resulting from the application of the provisions of this Interpretation would result in a one-time non-cash adjustment to be recognized as a change in accounting principle via a cumulative adjustment to the opening balance of retained earnings in the period of adoption. Events causing a change in judgment resulting in subsequent recognition, de-recognition or changes in measurement of a tax position previously recognized would be recognized in income in the period the event occurs. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Corporation will adopt the provisions of FIN 48 in the first quarter 2007, and currently estimates the non-cash adjustment to beginning retained earnings will not be material. Additionally, the Corporation will elect to change the classification of interest and penalties on tax liabilities from other noninterest expenses to the provision for income taxes in the consolidated statements of income in the first quarter 2007, and all prior periods will be reclassified.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (SFAS 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and therefore, does not expand the use of fair value in any new circumstances. Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the Corporation transacts. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the Corporation’s own data. SFAS 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Accordingly, the Corporation will adopt the provisions of SFAS 157 in the first quarter of 2008. The Corporation is currently evaluating the guidance contained in SFAS 157 to determine the effect adoption of the guidance will have on the Corporation’s financial condition and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 3 — Investment Securities

A summary of the Corporation’s investment securities available-for-sale follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(in millions)

December 31, 2006
U.S. Treasury and other Government agency securities	$47	$—	$—	$47
Government-sponsored enterprise securities	3,590	1	94	3,497
State and municipal securities	3	—	—	3
Other securities	115	—	—	115

Total securities available-for-sale	$3,755	$1	$94	$3,662

December 31, 2005
U.S. Treasury and other Government agency securities	$125	$—	$1	$124
Government-sponsored enterprise securities	4,059	2	107	3,954
State and municipal securities	4	—	—	4
Other securities	157	1	—	158

Total securities available-for-sale	$4,345	$3	$108	$4,240

A summary of the Corporation’s temporarily impaired investment securities available-for-sale follows:

	Impaired
	Less than 12 months		Over 12 months			Total
	Fair	Unrealized	Fair	Unrealized		Fair	Unrealized
	Value	Losses	Value	Losses		Value	Losses
	(in millions)

December 31, 2006
U.S. Treasury and other Government agency securities	$—	$—	$18	$—	*	$18	$—	*
Government-sponsored enterprise securities	404	1	2,814	93		3,218	94
State and municipal securities	—	—	—	—		—	—
Other securities	—	—	—	—		—	—

Total temporarily impaired securities	$404	$1	$2,832	$93		$3,236	$94

December 31, 2005
U.S. Treasury and other Government agency securities	$36	$—	$47	$1		$83	$1
Government-sponsored enterprise securities	1,085	15	2,535	92		3,620	107
State and municipal securities	—	—	—	—		—	—
Other securities	—	—	—	—		—	—

Total temporarily impaired securities	$1,121	$15	$2,582	$93		$3,703	$108

*	Unrealized losses less than $0.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

At December 31, 2006, the Corporation had 146 securities in an unrealized loss position, including 141 Government-sponsored enterprise securities (i.e., FMNA, FHLMC). The unrealized losses resulted from changes in market interest rates, not credit quality. The Corporation has the ability and intent to hold these available-for-sale investment securities until maturity or market price recovery, and full collection of the amounts due according to the contractual terms of the debt is expected; therefore, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

The table below summarizes the amortized cost and fair values of debt securities, by contractual maturity (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006
	Amortized	Fair
	Cost	Value
	(in millions)

Contractual maturity
Within one year	$72	$72
After one year through five years	4	4
After five years through ten years	1	1
After ten years	—	—

Subtotal	77	77
Mortgage-backed securities	3,609	3,516
Equity and other nondebt securities	69	69

Total securities available-for-sale	$3,755	$3,662

Sales, calls and write-downs of investment securities available-for-sale resulted in realized gains and losses as follows:

	Years Ended December 31
	2006	2005	2004
	(in millions)

Securities gains	$2	$1	$6
Securities losses	(2)	(1)	(6)

Total net securities gains (losses)	$—	$—	$—

At December 31, 2006, investment securities having a carrying value of $1.7 billion were pledged where permitted or required by law to secure $805 million of liabilities, including public and other deposits, and derivative contracts. This included securities of $880 million pledged with the Federal Reserve Bank to secure actual treasury tax and loan borrowings of $73 million at December 31, 2006, and potential borrowings of up to an additional $777 million. The remaining pledged securities of $824 million are primarily with state and local government agencies to secure $733 million of deposits and other liabilities, including deposits of the State of Michigan of $214 million at December 31, 2006.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheets and other real estate is included in “accrued income and other assets” on the consolidated balance sheets.

	December 31
	2006	2005
	(in millions)

Nonaccrual loans:
Commercial	$97	$65
Real estate construction:
Commercial Real Estate business line	18	3
Other	2	—

Total real estate construction	20	3
Commercial mortgage:
Commercial Real Estate business line	18	6
Other	54	29

Total commercial mortgage	72	35
Residential mortgage	1	2
Consumer	4	2
Lease financing	8	13
International	12	18

Total nonaccrual loans	214	138
Reduced-rate loans	—	—

Total nonperforming loans	214	138
Other real estate	18	24

Total nonperforming assets	$232	$162

Loans past due 90 days and still accruing	$14	$16

Gross interest income that would have been recorded had the nonaccrual and reduced-rate loans performed in accordance with original terms	$27	$21

Interest income recognized	$9	$5

A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

Impaired loans at December 31, 2006 were $209 million. Restructured loans which are performing in accordance with their modified terms must be disclosed as impaired for the remainder of the calendar year of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

restructuring, in accordance with impaired loan disclosure requirements. Less than $1 million of loans were restructured during the year which met the requirements to be on accrual status at December 31, 2006.

	December 31
	2006	2005	2004
	(in millions)

Average impaired loans for the year	$149	$221	$424

Total year-end nonaccrual business loans	$209	$134	$310
Loans restructured during the year on accrual status at year-end	—	15	8

Total year-end impaired loans	$209	$149	$318

Year-end impaired loans requiring an allowance	$195	$129	$306

Allowance allocated to impaired loans	$34	$42	$88

Those impaired loans not requiring an allowance represent loans for which the fair value of expected repayments or collateral exceeded the recorded investments in such loans. At December 31, 2006, substantially all of the total impaired loans were evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or observable market value.

Note 5 — Allowance for Loan Losses

An analysis of changes in the allowance for loan losses follows:

	2006	2005	2004
	(dollar amounts in millions)

Balance at January 1	$516	$673	$803
Loan charge-offs	(98)	(174)	(268)
Recoveries on loans previously charged-off	38	64	74

Net loan charge-offs	(60)	(110)	(194)
Provision for loan losses	37	(47)	64

Balance at December 31	$493	$516	$673

As a percentage of total loans	1.04%	1.19%	1.65%

Note 6 — Significant Group Concentrations of Credit Risk

Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional financial services holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities in Michigan, California and Texas.

Additionally, the Corporation has an industry concentration with the automotive industry. At December 31, 2006 and 2005, outstanding loans to companies related to the automotive industry totaled $7.8 billion and $7.5 billion, respectively. Total exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry totaled $11.6 billion and $11.3 billion at December 31, 2006 and 2005, respectively. Further, the Corporation’s portfolio of commercial real estate loans, which includes real estate construction and commercial mortgage loans, totaled $13.9 billion and $12.3 billion at December 31, 2006 and 2005, respectively. Unused commitments on commercial real estate loans were $4.1 billion and $3.8 billion at December 31, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 7 — Premises and Equipment

A summary of premises and equipment by major category follows:

	December 31
	2006	2005
	(in millions)

Land	$91	$85
Buildings and improvements	631	579
Furniture and equipment	427	414

Total cost	1,149	1,078
Less: Accumulated depreciation and amortization	(581)	(568)

Net book value	$568	$510

The Corporation conducts a portion of its business from leased facilities and leases certain equipment. Rental expense of continuing operations for leased properties and equipment amounted to $58 million, $56 million and $64 million in 2006, 2005 and 2004, respectively. As of December 31, 2006, future minimum payments under operating leases and other long-term obligations were as follows:

Years Ending
December 31
(in millions)

2007	$71
2008	59
2009	53
2010	45
2011	44
Thereafter	339

Total	$611

Note 8 — Goodwill and Other Intangible Assets

Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which the Corporation conducts annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The annual test of goodwill and intangible assets that have an indefinite-life, performed as of July 1, 2006 and 2005 did not indicate that an impairment charge was required.

In the fourth quarter 2006, the Corporation sold its ownership interest in Munder, a consolidated subsidiary that was part of the Corporation’s asset management reporting unit. Goodwill of $63 million was allocated to the sale in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Following the sale of Munder, the remaining components of the asset management reporting unit, which were not significant, were combined with another reporting unit and tested for impairment. The test did not indicate an impairment charge was required. In 2005, the Corporation sold its interest in Framlington Group Limited, an unconsolidated subsidiary of Munder. Goodwill of $34 million was allocated to the sale in accordance with SFAS 142. The Corporation has accounted for Munder as a discontinued operation in all periods presented, which is included in the “Other” category for business segment reporting purposes. For additional information regarding discontinued operations, refer to Note 26 on page 121.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 are shown in the following table. Amounts in all periods are based on business segments in effect at December 31, 2006.

			Wealth &
	Business	Retail	Institutional
	Bank	Bank	Management	Other	Total
	(in millions)

Balance at December 31, 2004	$90	$47	$13	$97	$247
Goodwill allocated to the sale of Framlington Group Limited	—	—	—	(34)	(34)
Goodwill impairment	—	—	—	—	—

Balance at December 31, 2005	$90	$47	$13	$63	$213
Goodwill allocated to the sale of Munder Capital Management	—	—	—	(63)	(63)
Goodwill impairment	—	—	—	—	—

Balance at December 31, 2006	$90	$47	$13	$—	$150

Note 9 — Deposits

At December 31, 2006, the scheduled maturities of certificates of deposit and other deposits with a stated maturity were as follows:

Years Ending
December 31
(in millions)

2007	$11,517
2008	1,483
2009	1,258
2010	65
2011	44
Thereafter	44

Total	$14,411

A maturity distribution of domestic customer and institutional certificates of deposit of $100,000 and over follows:

	December 31
	2006	2005
	(in millions)

Three months or less	$2,576	$1,247
Over three months to six months	1,022	573
Over six months to twelve months	3,654	530
Over twelve months	2,428	2,125

Total	$9,680	$4,475

A majority of foreign office time deposits of $1.4 billion and $818 million at December 31, 2006 and 2005, respectively, were in denominations of $100,000 or more.

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

	Federal Funds Purchased	Other
	and Securities Sold Under	Borrowed
	Agreements to Repurchase	Funds
	(dollar amounts in millions)

December 31, 2006
Amount outstanding at year-end	$561	$74
Weighted average interest rate at year-end	5.04%	4.92%
Maximum month-end balance during the year	$595	$1,306
Average balance outstanding during the year	2,130	524
Weighted average interest rate during the year	4.92%	4.77%
December 31, 2005
Amount outstanding at year-end	$90	$212
Weighted average interest rate at year-end	4.08%	3.84%
Maximum month-end balance during the year	$304	$212
Average balance outstanding during the year	1,358	93
Weighted average interest rate during the year	3.59%	3.59%

At December 31, 2006, the Corporation had available a $250 million commercial paper facility, with no outstanding borrowings. This facility is supported by a $125 million line of credit agreement. Under the current agreement, the line will expire in May 2007.

At December 31, 2006, the Corporation’s subsidiary banks had pledged loans totaling $21 billion to secure a $16 billion collateralized borrowing account with the Federal Reserve Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 11 — Medium- and Long-Term Debt

Medium- and long-term debt are summarized as follows:

	December 31
	2006	2005
	(in millions)

Parent company
7.25% subordinated note due 2007	$151	$155
4.80% subordinated note due 2015	294	298
7.60% subordinated note due 2050	361	360

Total parent company	806	813
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2007	201	205
9.98% subordinated note due 2007	58	58
6.00% subordinated note due 2008	253	257
6.875% subordinated note due 2008	102	104
8.50% subordinated note due 2009	101	103
7.125% subordinated note due 2013	157	160
5.70% subordinated note due 2014	251	255
5.75% subordinated note due 2016	397	—
5.20% subordinated note due 2017	489	250
8.375% subordinated note due 2024	182	189
7.875% subordinated note due 2026	192	200

Total subordinated notes	2,383	1,781
Medium-term notes:
Floating rate based on LIBOR indices due 2006 to 2011	2,299	100
Floating rate based on PRIME indices due 2007	350	—
2.95% fixed rate note due 2006	—	98
2.85% fixed rate note due 2007	100	98
Variable rate secured debt financing due 2007	—	1,056
Variable rate note payable due 2009	11	15

Total subsidiaries	5,143	3,148

Total medium- and long-term debt	$5,949	$3,961

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Principal Amount		Base
	of Debt		Rate at
	Converted	Base Rate	12/31/06
	(dollar amounts in millions)

Parent company
7.25% subordinated note due 2007	$150	6-month LIBOR	5.36%
4.80% subordinated note due 2015	300	6-month LIBOR	5.36
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2007	200	6-month LIBOR	5.36
6.00% subordinated note due 2008	250	6-month LIBOR	5.36
6.875% subordinated note due 2008	100	6-month LIBOR	5.36
8.50% subordinated note due 2009	100	3-month LIBOR	5.36
7.125% subordinated note due 2013	150	6-month LIBOR	5.36
5.70% subordinated note due 2014	250	6-month LIBOR	5.36
5.20% subordinated note due 2017	500	6-month LIBOR	5.36
8.375% subordinated note due 2024	150	6-month LIBOR	5.36
7.875% subordinated note due 2026	150	6-month LIBOR	5.36
Medium-term notes:
2.85% fixed rate note due 2007	100	3-month LIBOR	5.36

In November 2006, Comerica Bank (the Bank), a subsidiary of the Corporation, issued $400 million of 5.75% Subordinated Notes, which are classified in medium- and long-term debt. The notes pay interest on May 21 and November 21 of each year, beginning with May 21, 2007, and mature November 21, 2016. The Bank used the net proceeds for general corporate purposes.

In February 2006, the Bank issued an additional $250 million of 5.20% Subordinated Notes under a series initiated in August 2005. The notes are classified in medium-and long-term debt, pay interest on February 22 and August 22 of each year, beginning August 22, 2006, and mature August 22, 2017. The Bank used the net proceeds for general corporate purposes.

In August 2005, the Bank exercised its option to redeem, at par, a $250 million, 7.65% Subordinated Note, which was classified in medium- and long-term debt and had a maturity date of 2010.

In August 2005, the Bank issued $250 million of 5.20% Subordinated Notes, which are classified in medium- and long-term debt. The notes pay interest on February 22 and August 22 of each year, beginning with February 22, 2006, and mature August 22, 2017. The Bank used the net proceeds for general corporate purposes.

The Corporation has a $350 million, 7.60% Subordinated Note and a $55 million, 9.98% Subordinated Note that relate to trust preferred securities issuances held by entities that were deconsolidated, effective July 1, 2003, as a result of the adoption of FIN 46(R). The $350 million, 7.60% Subordinated Note, which became callable effective July 31, 2006, qualifies as Tier 1 capital. In December 2006, the Corporation gave irrevocable notice of its intent to call the $55 million, 9.98% Subordinated Note on June 30, 2007; therefore, the note does not qualify as Tier 1 or Tier 2 capital at December 31, 2006. All other subordinated notes with maturities greater than one year qualify as Tier 2 capital.

The Corporation currently has two medium-term note programs: a $15 billion senior note program and a $2 billion European note program. These programs allow the principal banking subsidiary to issue fixed or floating rate notes with maturities between one month and 30 years. The Bank issued a total of $2.7 billion of floating rate bank notes during the second and third quarters of 2006 under the senior note program, using the proceeds to fund loan growth. The interest rate on the floating rate medium-term notes based on LIBOR at December 31, 2006 ranged from one-month LIBOR less 0.03% to three-month LIBOR plus 0.19%. The interest

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

rate on the floating rate medium-term note based on PRIME at December 31, 2006 was PRIME less 2.91%. The medium-term notes outstanding at December 31, 2006 are due from 2007 to 2011. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC.

In December 2001, the Corporation privately placed approximately $1.0 billion of variable rate notes as part of a secured financing transaction. The Corporation utilized approximately $1.2 billion of dealer floor plan loans as collateral in conjunction with this transaction. The over-collateralization of the issuance provided for a preferred credit rating status. The secured financing included $924 million of deferred payment notes bearing interest at the rate of 30 basis points plus a commercial paper reference rate, and $60 million of deferred payment notes based on one-month LIBOR. Both deferred payment notes were repaid in full in the fourth quarter 2006.

At December 31, 2006, the principal maturities of medium- and long-term debt were as follows:

Years Ending
December 31
(in millions)

2007	$1,157
2008	700
2009	586
2010	300
2011	875
Thereafter	2,250

Total	$5,868

Note 12 — Shareholders’ Equity

The Board of Directors of the Corporation authorized the purchase of up to 10 million shares of Comerica Incorporated outstanding common stock on July 26, 2005, and an additional 10 million shares on November 14, 2006. Substantially all shares purchased as part of the Corporation’s publicly announced repurchase program were transacted in the open market and were within the scope of Rule 10b-18, which provides a safe harbor for purchases in a given day if an issuer of equity securities satisfies the manner, timing, price and volume conditions of the rule when purchasing its own common shares in the open market. There is no expiration date for the Corporation’s share repurchase program. Open market repurchases totaled 6.6 million shares, 9.0 million shares and 6.5 million shares in the years ended December 31, 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table summarizes the Corporation’s share repurchase activity for the year ended December 31, 2006.

			Total Number of Shares
	Total Number		Purchased as Part of Publicly	Remaining Share
	of Shares	Average Price	Announced Repurchase	Repurchase
	Purchased (1)	Paid Per Share	Plans or Programs	Authorization (2)
	(shares in thousands)

Total first quarter 2006	1,539	$56.97	1,513	7,675

Total second quarter 2006	325	52.99	—	7,675

Total third quarter 2006	3,660	57.48	3,657	4,018

October 2006	4	56.48	—	4,018
November 2006 (3)	549	58.46	549	13,469
December 2006	915	58.89	915	12,554

Total fourth quarter 2006	1,468	58.72	1,464	12,554

Total 2006	6,992	$57.42	6,634	12,554

(1)	Includes shares purchased as part of publicly announced repurchase plans or programs, shares purchased pursuant to deferred compensation plans held in a rabbi trust (grantor trust set up to fund compensation for a select group of management) and shares purchased from employees under the terms of an employee share-based compensation plan.

(2)	Maximum number of shares that may yet be purchased under the publicly announced plans or programs.

(3)	Remaining share repurchases authorization includes the November 14, 2006 Board of Directors resolution for the repurchase of an additional 10 million shares.

At December 31, 2006, the Corporation had 32.6 million shares of common stock reserved for issuance and 1.1 million shares of restricted stock outstanding to employees and directors under share-based compensation plans.

Note 13 — Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) includes the change in net unrealized gains and losses on investment securities available-for-sale, the change in accumulated net gains and losses on cash flow hedges, the change in the accumulated foreign currency translation adjustment and the change in the accumulated defined benefit and other postretirement plans adjustment. The consolidated statements of changes in shareholders’ equity on page 68 include only combined other comprehensive income (loss), net of tax. The following table presents reconciliations of the components of accumulated other comprehensive income (loss) for the years ended December 31, 2006, 2005 and 2004. Total comprehensive income totaled $948 million, $760 million and $614 million for the years ended December 31, 2006, 2005 and 2004, respectively. The $188 million increase in total comprehensive income in the year ended December 31, 2006, when compared to 2005, resulted principally from decreases in net losses on cash flow hedges ($118 million) and net unrealized losses on investment securities available-for-sale ($43 million), due to changes in the interest rate environment, and an increase in net income ($32 million). Accumulated other comprehensive income at December 31, 2006 was also impacted by a $209 million after-tax transition adjustment to apply the provisions of SFAS 158.

For a further discussion of the effect of derivative instruments and the effects of SFAS 158 on other comprehensive income (loss) refer to Notes 1, 16 and 20 on pages 70, 94 and 102, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Years Ended December 31
	2006	2005	2004
	(in millions)

Accumulated net unrealized gains (losses) on investment securities available-for-sale:
Balance at beginning of period, net of tax	$(69)	$(34)	$(23)

Net unrealized holding gains (losses) arising during the period	12	(53)	(17)
Less: Reclassification adjustment for gains (losses) included in net income	—	—	—

Change in net unrealized gains (losses) before income taxes	12	(53)	(17)
Less: Provision for income taxes	4	(18)	(6)

Change in net unrealized gains (losses) on investment securities available-for-sale, net of tax	8	(35)	(11)

Balance at end of period, net of tax	$(61)	$(69)	$(34)
Accumulated net gains (losses) on cash flow hedges:
Balance at beginning of period, net of tax	$(91)	$(16)	$114

Net cash flow hedges gains (losses) arising during the period	(58)	(117)	(18)
Less: Reclassification adjustment for gains (losses) included in net income	(124)	(2)	182

Change in cash flow hedges before income taxes	66	(115)	(200)
Less: Provision for income taxes	23	(40)	(70)

Change in cash flow hedges, net of tax	43	(75)	(130)

Balance at end of period, net of tax	$(48)	$(91)	$(16)
Accumulated foreign currency translation adjustment:
Balance at beginning of period	$(7)	$(6)	$(4)

Net translation gains (losses) arising during the period	—	(1)	(2)
Less: Reclassification adjustment for gains (losses) included in net income, due to sale of foreign subsidiaries	(7)	—	—

Change in foreign currency translation adjustment	7	(1)	(2)

Balance at end of period	$—	$(7)	$(6)
Accumulated defined benefit pension and other postretirement plans adjustment:
Balance at beginning of period, net of tax	$(3)	$(13)	$(13)

Minimum pension liability adjustment arising during the period before income taxes	(5)	15	—
Less: Provision for income taxes	(2)	5	—

Change in minimum pension liability, net of tax	(3)	10	—

SFAS 158 transition adjustment before income taxes	(327)	—	—
Less: Provision for income taxes	(118)	—	—

SFAS 158 transition adjustment, net of tax	(209)	—	—

Balance at end of period, net of tax	$(215)	$(3)	$(13)

Total accumulated other comprehensive loss at end of period, net of tax	$(324)	$(170)	$(69)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 14 — Net Income Per Common Share

Basic income from continuing operations and net income per common share are computed by dividing income from continuing operations and net income applicable to common stock, respectively, by the weighted-average number of shares of common stock outstanding during the period. Diluted income from continuing operations and net income per common share are computed by dividing income from continuing operations and net income applicable to common stock, respectively, by the weighted-average number of shares, nonvested restricted stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation’s stock plans, using the treasury stock method. A computation of basic and diluted income from continuing operations and net income per common share are presented in the following table.

	Years Ended December 31
	2006	2005	2004
	(in millions, except per
	share data)

Basic
Income from continuing operations applicable to common stock	$782	$816	$748
Net income applicable to common stock	893	861	757

Average common shares outstanding	160	167	172

Basic income from continuing operations per common share	$4.88	$4.90	$4.36
Basic net income per common share	5.57	5.17	4.41
Diluted
Income from continuing operations applicable to common stock	$782	$816	$748
Net income applicable to common stock	893	861	757

Average common shares outstanding	160	167	172
Nonvested stock	1	1	—
Common stock equivalents
Net effect of the assumed exercise of stock options	1	1	2

Diluted average common shares	162	169	174

Diluted income from continuing operations per common share	$4.81	$4.84	$4.31
Diluted net income per common share	5.49	5.11	4.36

The following average outstanding options to purchase shares of common stock were not included in the computation of diluted net income per common share because the options’ exercise prices were greater than the average market price of common shares for the period.

	2006	2005	2004
	(options in millions)

Average outstanding options	6.0	6.1	6.2
Range of exercise prices	$56.80 — $71.58	$57.99 — $71.58	$57.60 — $71.58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 15 — Share-Based Compensation

Share-based compensation expense is charged to “salaries” expense, except for the Corporation’s Munder subsidiary, which was sold in 2006, whose share-based compensation expense was charged to “income from discontinued operations, net of tax,” on the consolidated statements of income. The components of share-based compensation expense for all share-based compensation plans and related tax benefits are as follows:

	2006	2005	2004
	(in millions)

Share-based compensation expense:
Comerica Incorporated share-based plans	$57	$43	$34
Munder share-based plans*	7	2	—

Total share-based compensation expense	$64	$45	$34

Related tax benefits recognized in net income	$23	$16	$12

*	Excludes $9 million and $7 million of long-term incentive plan expense triggered by the 2006 sale of Munder and the 2005 sale of Framlington, respectively.

The following table summarizes unrecognized compensation expense for all share-based plans:

December 31,
2006
(dollar amounts
in millions)

Total unrecognized share-based compensation expense	$66

Weighted-average expected recognition period (in years)	2.5

The Corporation has share-based compensation plans under which it awards both shares of restricted stock to key executive officers and key personnel, and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. Restricted stock vests over periods ranging from three to five years. Stock options vest over periods ranging from one to four years. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years and one month from the date of grant. The options may have restrictions regarding exercisability. The plans originally provided for a grant of up to 13.2 million common shares, plus shares under certain plans that are forfeited, expire or are cancelled. At December 31, 2006, 13.4 million shares were available for grant.

The Corporation used a binomial model to value stock options granted subsequent to March 31, 2005. Previously, a Black-Scholes option-pricing model was used. Substantially all stock option grants for 2005 occurred in the second quarter 2005 and were valued using the binomial model. Option valuation models require several inputs, including the expected stock price volatility, and changes in input assumptions can materially affect the fair value estimates. The model used may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The risk-free interest rate assumption used in the binomial option-pricing model as outlined in the table below was based on the federal ten-year treasury interest rate. The expected dividend yield was based on the historical and projected dividend yield patterns of the Corporation. Expected volatility assumptions during 2006 considered both the historical volatility of the Corporation’s common stock over a ten-year period and implied volatility based on actively traded options on the Corporation’s common stock with pricing terms and trade dates similar to the stock options granted. Previously, only historical volatility was considered under the binomial model. The expected life of employee and director stock options, which is an output of the binomial model, considered the percentage of vested shares estimated to be cancelled over the life of the grant and was based on the historical exercise behavior of the option holders.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The fair value of options granted subsequent to March 31, 2005 was estimated using the binomial option-pricing model with the following weighted-average assumptions:

		Period from
	Year Ended	April 1, 2005
	December 31,	to December 31,
	2006	2005

Risk-free interest rates	4.69%	4.44%
Expected dividend yield	3.85	3.85
Expected volatility factors of the market price of Comerica common stock	24	29
Expected option life (in years)	6.5	6.5

The fair value of the options granted prior to April 1, 2005 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Period from
	January 1, 2005	Year Ended
	to March 31,	December 31,
	2005	2004

Risk-free interest rate	4.06%	3.52%
Expected dividend yield	3.51	3.28
Expected volatility factors of the market price of Comerica common stock	28	31
Expected option life (in years)	5.0	5.0

The weighted-average grant-date fair values per option share granted, based on the assumptions above, were $12.25, $13.56, and $12.33 in 2006, 2005 and 2004, respectively.

A summary of the Corporation’s stock option activity and related information for the year ended December 31, 2006 follows:

		Weighted-Average
			Remaining
	Number of	Exercise Price	Contractual	Aggregate
	Options	per Share	Term	Intrinsic Value
	(in thousands)		(in years)	(in millions)

Outstanding — January 1, 2006	18,291	$53.64
Granted	2,595	56.47
Forfeited or expired	(449)	57.27
Exercised	(1,246)	36.42

Outstanding — December 31, 2006	19,191	$55.06	5.6	$114

Outstanding, net of expected forfeitures — December 31, 2006	18,845	$55.05	5.5	$113

Exercisable — December 31, 2006	12,817	$55.68	4.2	$83

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value at December 31, 2006, based on the Corporation’s closing stock price of $58.68 as of December 31, 2006. The total intrinsic value of stock options exercised was $26 million, $31 million and $45 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Cash received from the exercise of stock options during 2006, 2005 and 2004 totaled $45 million, $42 million and $58 million, respectively. The net excess income tax benefit realized for the tax deductions from the exercise of these options during the years ended December 31, 2006, 2005 and 2004 totaled $8 million, $9 million and $14 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

A summary of the Corporation’s restricted stock activity and related information for 2006 follows:

		Weighted-Average
	Number of	Grant-Date
	Shares	Fair Value per Share
	(in thousands)

Outstanding — January 1, 2006	838	$51.93
Granted	454	56.61
Forfeited	(38)	51.20
Vested	(140)	47.75

Outstanding — December 31, 2006	1,114	$54.38

The total fair value of restricted stock awards that fully vested during the years ended December 31, 2006, 2005 and 2004 totaled $8 million, $1 million and $4 million, respectively.

The Corporation expects to satisfy the exercise of stock options and future grants of restricted stock by issuing shares of common stock out of treasury. At December 31, 2006, the Corporation held 21.2 million shares in treasury.

For further information on the Corporation’s share-based compensation plans, refer to Note 1 on page 70.

Note 16 — Employee Benefit Plans

The Corporation has a qualified and a non-qualified defined benefit pension plan, which together, provide benefits for substantially all full-time employees hired before January 1, 2007. A new defined contribution retirement plan will be provided to employees hired by the Corporation on or after January 1, 2007. Employee benefits expense included pension expense of $39 million, $31 million and $16 million in the years ended December 31, 2006, 2005 and 2004, respectively, for the plans. Benefits under the defined benefit plans are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The defined benefit plans’ assets primarily consist of units of certain collective investment funds and mutual investment funds administered by Munder, equity securities, U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities, corporate bonds and notes and a real estate investment trust. The majority of these assets have publicly quoted prices, which is the basis for determining fair value of plan assets.

The Corporation’s postretirement benefit plan continues to provide postretirement health care and life insurance benefits for retirees as of December 31, 1992, and life insurance only for retirees after that date. The Corporation has funded the plan with bank-owned life insurance.

On December 31, 2006, the Corporation adopted the provisions of SFAS 158. SFAS 158 requires the Corporation to recognize in its consolidated balance sheet the over-funded or under-funded status of its defined benefit pension and postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement plan, the benefit obligation is the accumulated benefit obligation. SFAS 158 also requires the immediate recognition of unrecognized prior service costs and credits, unrecognized net actuarial gains or losses, and any unrecognized transition obligation or asset as components of other comprehensive income, net of tax.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table summarizes the incremental effect of applying SFAS 158 on the individual line items in the consolidated balance sheet at December 31, 2006.

	Before Application of	SFAS 158	After Application of
Balance Sheet Line Item	SFAS 158	Adoption Adjustments	SFAS 158
	(in millions)

Accrued income and other assets	$2,685	$(301)	$2,384
Total assets	58,302	(301)	58,001
Accrued expenses and other liabilities	1,373	(92)	1,281
Total liabilities	52,940	(92)	52,848
Accumulated other comprehensive loss	(115)	(209)	(324)
Total shareholders’ equity	5,362	(209)	5,153

The following table sets forth reconciliations of the projected benefit obligation and plan assets of the Corporation’s qualified pension plan, non-qualified pension plan and postretirement benefit plan. The Corporation used a measurement date of December 31, 2006 for these plans.

	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan
	2006	2005	2006	2005	2006	2005
	(in millions)

Change in projected benefit obligation:
Projected benefit obligation at January 1	$1,066	$945	$104	$103	$79	$78
Service cost	31	29	4	4	—	—
Interest cost	57	55	6	5	5	4
Actuarial (gain) loss	(78)	48	3	15	(3)	3
Benefits paid	(32)	(30)	(3)	(4)	(8)	(6)
Plan change	—	19	—	(19)	9	—

Projected benefit obligation at December 31	$1,044	$1,066	$114	$104	$82	$79

Change in plan assets:
Fair value of plan assets at January 1	$1,093	$999	$—	$—	$83	$84
Actual return on plan assets	123	66	—	—	6	3
Employer contributions	—	58	3	4	4	2
Benefits paid	(32)	(30)	(3)	(4)	(8)	(6)

Fair value of plan assets at December 31	$1,184	$1,093	$—	$—	$85	$83

Accumulated benefit obligation	$909	$913	$88	$73	$83	$79

Funded status at December 31*	$140	$27	$(114)	$(104)	$2	$4

*	Based on projected benefit obligation for pension plans and accumulated benefit obligation for postretirement benefit plan.

     The 2006 postretirement benefit plan change of $9 million reflects an adjustment to include certain participant groups not previously included in plan valuations. The plan change of $19 million in 2005 reflects a periodic reallocation of exposure from the non-qualified pension plan to the qualified pension plan. The non-qualified pension plan was the only pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table details the amounts recognized in accumulated other comprehensive income (loss) at December 31, 2006 for the qualified pension plan, non-qualified pension plan and postretirement benefit plan.

	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
	Pension Plan	Pension Plan	Benefit Plan	Total
	(in millions)

SFAS 158 transition adjustment:
Net loss not yet recognized in net periodic benefit cost	$216	$49	$13	$278
Net transition obligation not yet recognized in net periodic benefit cost	—	—	25	25
Prior service cost (credit) not yet recognized in net periodic benefit cost	38	(13)	9	34
Reversal of additional minimum pension liability	—	(10)	—	(10)

SFAS 158 transition adjustment before income taxes	254	26	47	327
Less: Provision for income taxes	92	9	17	118

SFAS 158 transition adjustment, net of tax	$162	$17	$30	$209

Components of net periodic benefit cost are as follows:

	Years Ended December 31
	Qualified			Non-Qualified
	Defined Benefit			Defined Benefit
	Pension Plan			Pension Plan
	2006	2005	2004	2006	2005	2004
	(in millions)

Service cost	$31	$29	$24	$4	$4	$3
Interest cost	57	55	50	6	5	6
Expected return on plan assets	(89)	(91)	(84)	—	—	—
Amortization of prior service cost (credit)	6	6	2	(2)	(2)	—
Amortization of net loss	21	20	12	5	5	3

Net periodic benefit cost	$26	$19	$4	$13	$12	$12

Additional information:
Actual return on plan assets	$123	$66	$112	$—	$—	$—

	Years Ended December 31
	Postretirement Benefit Plan
	2006	2005	2004
	(in millions)

Interest cost	$5	$4	$5
Expected return on plan assets	(4)	(4)	(4)
Amortization of transition obligation	4	4	4
Amortization of net loss	1	1	1

Net periodic benefit cost	$6	$5	$6

Additional information:
Actual return on plan assets	$6	$3	$5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The estimated portion of balances remaining in accumulated other comprehensive income (loss) that are expected to be recognized as a component of net periodic benefit cost in the year ended December 31, 2007 are as follows.

	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
	Pension Plan	Pension Plan	Benefit Plan	Total
	(in millions)

Net loss	$13	$4	$—	$17
Transition obligation	—	—	4	4
Prior service cost (credit)	6	(2)	1	5

Actuarial assumptions are reflected below. The discount rate and rate of compensation increase used to determine benefit obligation for each year shown is as of the end of the year. The discount rate, expected return on plan assets and rate of compensation increase used to determine net cost for each year shown is as of the beginning of the year.

Weighted-average assumptions used to determine year end benefit obligation:

	December 31
	Qualified and
	Non-Qualified
	Defined Benefit			Postretirement
	Pension Plans			Benefit Plan
	2006	2005	2004	2006	2005	2004

Discount rate used in determining benefit obligation	5.89%	5.50%	5.75%	5.89%	5.50%	5.75%
Rate of compensation increase	4.00	4.00	4.00

Weighted-average assumptions used to determine net cost:

	Years Ended December 31
	Qualified and
	Non-Qualified
	Defined Benefit			Postretirement
	Pension Plans			Benefit Plan
	2006	2005	2004	2006	2005	2004

Discount rate used in determining net cost	5.50%	5.75%	6.13%	5.50%	5.75%	6.13%
Expected return on plan assets	8.25	8.75	8.75	5.00	5.00	5.00
Rate of compensation increase	4.00	4.00	4.00

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

Assumed healthcare and prescription drug cost trend rates:

	December 31
	Healthcare		Prescription Drug
	2006	2005	2006	2005

Cost trend rate assumed for next year	6.50%	7.00%	8.00%	12.00%
Rate that the cost trend rate gradually declines to	5.00	5.00	5.00	5.00
Year that the rate reaches the rate at which it is assumed to remain	2012	2012	2012	2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Assumed healthcare and prescription drug cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in 2006 assumed healthcare and prescription drug cost trend rates would have the following effects:

	One-Percentage-Point
	Increase	Decrease
	(in millions)

Effect on postretirement benefit obligation	$5	$(5)
Effect on total service and interest cost	—	—

Plan Assets

The Corporation’s qualified defined benefit pension plan asset allocations at December 31, 2006 and 2005 and target allocation for 2007 are shown in the table below. There were no assets in the non-qualified defined benefit pension plan. The postretirement benefit plan is fully invested in bank-owned life insurance policies.

	Qualified Defined Benefit
	Pension Plan
	Target	Percentage of Plan Assets at
	Allocation	December 31
Asset Category	2007	2006	2005

Equity securities	55 – 65%	63%	65%
Fixed income, including cash	30 – 40	37	33
Alternative assets	0 – 5	—	2

Total		100%	100%

The investment goal for the qualified defined benefit pension plan is to achieve a real rate of return (nominal rate minus consumer price index change) consistent with that received on investment grade corporate bonds. The Corporation’s 2007 target allocation percentages by asset category are noted in the table above. Given the mix of equity securities and fixed income (including cash), management believes that by targeting the benchmark return to an “investment grade” quality return, an appropriate degree of risk is maintained. Within the asset classes, the degree of non-U.S. based assets is limited to 15 percent of the total, to be allocated within both equity securities and fixed income. The investment manager has discretion to make investment decisions within the target allocation parameters. The Corporation’s Employee Benefits Committee must approve exceptions to this policy. Securities issued by the Corporation and its subsidiaries are not eligible for use within this plan.

Cash Flows

Year Ended December 31
	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Estimated Future Employer Contributions	Pension Plan	Pension Plan	Benefit Plan*
(in millions)

2007	$—	$4	$7

*	Estimated employer contributions in the postretirement benefit plan do not include settlements on death claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Years Ended December 31
	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Estimated Future Benefit Payments	Pension Plan	Pension Plan	Benefit Plan*
	(in millions)

2007	$34	$4	$7
2008	36	4	7
2009	39	5	7
2010	42	6	7
2011	46	6	7
2012 — 2016	294	40	34

*	Estimated benefit payments in the postretirement benefit plan are net of estimated Medicare subsidies.

The Corporation also maintains defined contribution plans (including 401(k) plans) for various groups of its employees. All of the Corporation’s employees are eligible to participate in one or more of the plans. Under the Corporation’s principal defined contribution plan, the Corporation makes matching contributions, most of which are based on a declining percentage of employee contributions (in 2006, the Corporation matched 50 percent of the first $1,000 and 25 percent of the next $2,000 of compensation contributed; the maximum match per employee was $1,000) as well as a performance-based matching contribution based on the Corporation’s financial performance. The Corporation’s match is made in stock of the Corporation, which is restricted until the end of the calendar year, after which the employees may reallocate to other investment options. Employees may choose to invest their contributions in the stock of the Corporation, and may reallocate employee contributions invested in the Corporation’s stock to other investments at any time. Employee benefits expense included expense for the plans of $13 million, $15 million and $13 million in the years ended December 31, 2006, 2005 and 2004, respectively. Effective January 1, 2007, the Corporation prospectively changed its core matching contribution to 100 percent of the first four percent of qualified earnings contributed (up to the current IRS compensation limit) which will be invested based on employee investment elections, rather than in stock of the Corporation, and discontinued the performance-based matching contribution.

Note 17 — Income Taxes

The current and deferred components of the provision for income taxes for continuing operations are as follows:

	December 31
	2006	2005	2004
	(in millions)

Current
Federal	$309	$321	$230
Foreign	12	16	6
State and local	12	32	(2)

Total current	333	369	234
Deferred
Federal	8	31	103
State and local	4	(7)	12

Total deferred	12	24	115

Total	$345	$393	$349

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Income from discontinued operations, net of tax, included a provision for income taxes on discontinued operations of $73 million, $25 million and $4 million for the years ended December 31, 2006, 2005 and 2004, respectively. There was a nominal income tax provision on securities transactions in each of the three years in the period ended December 31, 2006.

The principal components of deferred tax assets and liabilities are as follows:

	December 31
	2006	2005
	(in millions)

Deferred tax assets:
Allowance for loan losses	$181	$189
Deferred loan origination fees and costs	38	42
Other comprehensive income	180	88
Employee benefits	35	2
Foreign tax credit	36	39
Other temporary differences, net	88	54
Deferred tax assets of discontinued operations	—	31

Total deferred tax assets	558	445
Deferred tax liabilities:
Lease financing transactions	663	593
Allowance for depreciation	6	12
Deferred tax liabilities of discontinued operations	—	—

Total deferred tax liabilities	669	605

Net deferred tax liability	$111	$160

A reconciliation of expected income tax expense at the federal statutory rate of 35 percent to the Corporation’s provision for income taxes for continuing operations and effective tax rate follows:

	Years Ended December 31
	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
	(dollar amounts in millions)

Tax based on federal statutory rate	$395	35.0%	$423	35.0%	$384	35.0%
State income taxes	10	0.9	16	1.4	7	0.6
Affordable housing and historic credits	(31)	(2.8)	(24)	(2.0)	(22)	(2.0)
Bank-owned life insurance	(15)	(1.4)	(15)	(1.2)	(14)	(1.2)
Effect of tax-exempt interest income	(2)	(0.1)	(2)	(0.2)	(2)	(0.2)
Disallowance of foreign tax credit	22	2.0	—	—	—	—
Settlement of 1996-2000 IRS audit	(16)	(1.4)	—	—	—	—
Other	(18)	(1.6)	(5)	(0.5)	(4)	(0.4)

Provision for income taxes	$345	30.6%	$393	32.5%	$349	31.8%

Note 18 — Transactions with Related Parties

The Corporation’s banking subsidiaries have had, and expect to have in the future, transactions with the Corporation’s directors and executive officers, and companies with which these individuals are associated. Such transactions were made in the ordinary course of business and included extensions of credit, leases and professional services. With respect to extensions of credit, all were made on substantially the same terms,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management’s opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2006, totaled $140 million at the beginning and $216 million at the end of 2006. During 2006, new loans to related parties aggregated $324 million and repayments totaled $248 million.

Note 19 — Regulatory Capital and Reserve Requirements

Cash and due from banks includes reserves required to be maintained and/or deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation’s banking subsidiaries. The average required reserve balances were $298 million and $289 million for the years ended December 31, 2006 and 2005, respectively.

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the parent company. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the parent company without obtaining prior approval from bank regulatory agencies approximated $261 million at January 1, 2007, plus 2007 net profits. Substantially all the assets of the Corporation’s banking subsidiaries are restricted from transfer to the parent company of the Corporation in the form of loans or advances.

Dividends declared to the parent company of the Corporation by its banking subsidiaries amounted to $746 million, $793 million and $691 million in 2006, 2005 and 2004, respectively.

The Corporation and its U.S. banking subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. At December 31, 2006 and 2005, the Corporation and its U.S. banking subsidiaries exceeded the ratios required for an institution to be considered “well capitalized” (total risk-based capital, Tier 1 risk-based capital and leverage ratios greater than 10 percent, 6 percent and 5 percent, respectively). The following is a summary of the capital position of the Corporation and Comerica Bank, its significant banking subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Comerica Incorporated	Comerica
	(Consolidated)	Bank
	(dollar amounts in millions)

December 31, 2006
Tier 1 common capital	$5,311	$5,367
Tier 1 capital	5,650	5,687
Total capital	8,196	7,924
Risk-weighted assets	70,486	70,343
Average assets (fourth quarter)	57,884	57,663
Tier 1 common capital to risk-weighted assets	7.54%	7.63%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.02	8.08
Total capital to risk-weighted assets (minimum-8.0%)	11.63	11.26
Tier 1 capital to average assets (minimum-3.0%)	9.76	9.86
December 31, 2005
Tier 1 common capital	$5,012	$5,161
Tier 1 capital	5,399	5,481
Total capital	7,499	7,240
Risk-weighted assets	64,390	64,338
Average assets (fourth quarter)	54,157	53,898
Tier 1 common capital to risk-weighted assets	7.78%	8.02%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.38	8.52
Total capital to risk-weighted assets (minimum-8.0%)	11.65	11.25
Tier 1 capital to average assets (minimum-3.0%)	9.97	10.17

Note 20 — Derivative and Credit-Related Financial Instruments

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

risk arising from derivative instruments entered into on behalf of customers is reflected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in derivative instruments held or issued for risk management purposes is generally offset by changes in the value of rate sensitive assets or liabilities.

Derivative Instruments

The Corporation, as an end-user, employs a variety of financial instruments for risk management purposes. Activity related to these instruments is centered predominantly in the interest rate markets and mainly involves interest rate swaps. Various other types of instruments also may be used to manage exposures to market risks, including interest rate caps and floors, total return swaps, foreign exchange forward contracts and foreign exchange swap agreements.

For hedge relationships accounted for under SFAS 133 at inception of the hedge, the Corporation uses either the short-cut method if it qualifies, or applies dollar offset or statistical regression analysis to assess effectiveness. The short-cut method is used for fair value hedges of medium and long-term debt. This method allows for the assumption of zero hedge ineffectiveness and eliminates the requirement to further assess hedge effectiveness on these transactions. For SFAS 133 hedge relationships to which the Corporation does not apply the short-cut method, dollar offset or statistical regression analysis is used at inception and for each reporting period thereafter to assess whether the derivative used has been and is expected to be highly effective in offsetting changes in the fair value or cash flows of the hedged item. All components of each derivative instrument’s gain or loss are included in the assessment of hedge effectiveness. Net hedge ineffectiveness is recorded in “other noninterest income” on the consolidated statements of income.

The following table presents net hedge ineffectiveness gains (losses) by risk management hedge type:

	Years Ended December 31
	2006	2005	2004
	(in millions)

Cash Flow Hedges	$1	$1	$(3)
Fair Value Hedges	—	—	—
Foreign Currency Hedges	—	—	—

Total	$1	$1	$(3)

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

As part of a cash flow hedging strategy, the Corporation entered into predominantly 2 to 3 year interest rate swap agreements (weighted average original maturity of 2.9 years) that effectively convert a portion of its existing and forecasted floating-rate loans to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest income over the next 2 to 3 years. Approximately 13 percent ($6.2 billion) of the Corporation’s outstanding loans were designated as hedged items to interest rate swap agreements at December 31, 2006. For the year ended December 31, 2006, interest rate swap agreements designated as cash flow hedges decreased interest and fees on loans by $124 million, compared with a decrease of $2 million for the year ended December 31, 2005. If interest rates, interest yield curves and notional amounts remain at their current levels, the Corporation expects to reclassify $42 million of net losses on derivative instruments, that are designated as cash flow hedges, from accumulated other comprehensive income (loss) to earnings during the next twelve months due to receipt of variable interest associated with the existing and forecasted floating-rate loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Foreign exchange rate risk arises from changes in the value of certain assets and liabilities denominated in foreign currencies. The Corporation employs cash instruments, such as investment securities, as well as derivative instruments, to manage exposure to these and other risks. In addition, the Corporation uses foreign exchange forward and option contracts to protect the value of its foreign currency investment in foreign subsidiaries. Realized and unrealized gains and losses from foreign exchange forward and option contracts used to protect the value of investments in foreign subsidiaries are not included in the statement of income, but are shown in the accumulated foreign currency translation adjustment account included in other comprehensive income (loss), with the related amounts due to or from counterparties included in other liabilities or other assets. During the year ended December 31, 2006, the Corporation recognized net gains of less than $0.5 million in accumulated foreign currency translation adjustment, related to the foreign exchange forward and option contracts, compared to $4 million of net losses during the year ended December 31, 2005. During the third quarter 2006, the Corporation completed the sale of its Mexican bank charter and reclassified $7 million of related accumulated foreign currency translation loss to “net gain (loss) on sales of businesses” on the consolidated statements of income, in accordance with SFAS 130, “Reporting Comprehensive Income” (as amended). During the fourth quarter 2006, the Corporation completed the sale of its Munder subsidiary and reclassified the remaining accumulated foreign currency translation gain, which was not significant, to “income from discontinued operations, net of tax” on the consolidated statements of income.

Management believes these hedging strategies achieve the desired relationship between the rate maturities of assets and funding sources which, in turn, reduces the overall exposure of net interest income to interest rate risk, although, there can be no assurance that such strategies will be successful. The Corporation also may use various other types of financial instruments to mitigate interest rate and foreign currency risks associated with specific assets or liabilities. Such instruments include interest rate caps and floors, foreign exchange forward contracts, foreign exchange option contracts and foreign exchange cross-currency swaps.

The following table presents the composition of derivative instruments held or issued for risk management purposes, excluding commitments, at December 31, 2006 and 2005. The fair values of all derivative instruments are reflected in the consolidated balance sheets.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value
	(in millions)

December 31, 2006
Risk management
Interest rate contracts:
Swaps — cash flow	$6,200	$—	$87	$(87)
Swaps — fair value	2,253	75	7	68

Total interest rate contracts	8,453	75	94	(19)
Foreign exchange contracts:
Spot and forwards	518	6	2	4
Swaps	33	—	—	—

Total foreign exchange contracts	551	6	2	4

Total risk management	$9,004	$81	$96	$(15)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value
	(in millions)

December 31, 2005
Risk management
Interest rate contracts:
Swaps — cash flow	$9,200	$—	$144	$(144)
Swaps — fair value	2,255	107	4	103

Total interest rate contracts	11,455	107	148	(41)
Foreign exchange contracts:
Spot and forwards	367	3	8	(5)
Swaps	44	—	—	—

Total foreign exchange contracts	411	3	8	(5)

Total risk management	$11,866	$110	$156	$(46)

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

Bilateral collateral agreements with counterparties covered 76 percent and 85 percent of the notional amount of interest rate derivative contracts at December 31, 2006 and 2005, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2006, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative instruments.

Fee income is earned from entering into various transactions, principally foreign exchange contracts, interest rate contracts, and energy derivative contracts at the request of customers. The Corporation mitigates market risk inherent in customer-initiated interest rate and energy contracts by taking offsetting positions, except in those circumstances when the amount, tenor and/or contracted rate level results in negligible economic risk, whereby the cost of purchasing an offsetting contract is not economically justifiable. For customer-initiated foreign exchange contracts, the Corporation mitigates most of the inherent market risk by taking offsetting positions and manages the remainder through individual foreign currency position limits and aggregate value-at-risk limits. These limits are established annually and reviewed quarterly.

For those customer-initiated derivative contracts which were not offset or where the Corporation holds a speculative position within the limits described above, the Corporation recognized $1 million of net gains in both 2006 and 2005, and $2 million of net gains in 2004, which were included in “other noninterest income” in the consolidated statements of income. The fair value of derivative instruments held or issued in connection with customer-initiated activities, including those customer-initiated derivative contracts where the Corporation does not enter into an offsetting derivative contract position, is included in the following table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table presents the composition of derivative instruments held or issued in connection with customer-initiated and other activities.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value
	(in millions)

December 31, 2006
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$551	$—	$3	$(3)
Caps and floors purchased	536	3	—	3
Swaps	4,480	37	26	11

Total interest rate contracts	5,567	40	29	11
Energy derivative contracts:
Caps and floors written	310	—	23	(23)
Caps and floors purchased	310	23	—	23
Swaps	485	22	21	1

Total energy derivative contracts	1,105	45	44	1
Foreign exchange contracts:
Spot, forwards, futures and options	2,889	24	21	3
Swaps	4	—	—	—

Total foreign exchange contracts	2,893	24	21	3

Total customer-initiated and other	$9,565	$109	$94	$15

December 31, 2005
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$267	$—	$1	$(1)
Caps and floors purchased	267	1	—	1
Swaps	3,270	30	22	8

Total interest rate contracts	3,804	31	23	8
Energy derivative contracts:
Caps and floors written	344	—	32	(32)
Caps and floors purchased	344	32	—	32
Swaps	291	12	12	—

Total energy derivative contracts	979	44	44	—
Foreign exchange contracts:
Spot, forwards, futures and options	5,453	32	34	(2)
Swaps	21	—	—	—

Total foreign exchange contracts	5,474	32	34	(2)

Total customer-initiated and other	$10,257	$107	$101	$6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

	Years Ended December 31
	2006	2005
	(in millions)

Average unrealized gains	$103	$77
Average unrealized losses	92	74
Noninterest income	42	39

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

Energy Derivative Contracts

The Corporation offers energy derivative contracts, including over-the-counter and NYMEX based natural gas and crude oil fixed rate swaps and options as a service to customers seeking to hedge market risk in the underlying products. Contract tenors are typically limited to three years to accommodate hedge requirements and are further limited to products that are liquid and available on demand. Energy derivative swaps are over-the-counter agreements in which the Corporation and the counterparty periodically exchange fixed cash payments for variable payments based upon a designated market price or index. Energy derivative option contracts grant the option owner the right to buy or sell the underlying commodity for a predetermined price at settlement date. Energy caps,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

floors and collars are option-based contracts that result in the buyer and seller of the contract receiving or making cash payments based on the difference between a designated reference price and the contracted strike price, applied to a notional amount. An option fee or premium is received by the Corporation at inception for assuming the risk of unfavorable changes in energy commodity prices. Purchased options contain both credit and market risk. Commodity options entered into by the Corporation are over-the-counter agreements.

Warrants

The Corporation holds a portfolio of approximately 790 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. As discussed in Note 1 on page 70, warrants that have a net exercise provision embedded in the warrant agreement are required to be recorded at fair value. Fair value for these warrants (approximately 680 warrants at December 31, 2006 and 800 warrants at December 31, 2005) was approximately $26 million at December 31, 2006 and $30 million at December 31, 2005, as estimated using a Black-Scholes valuation model.

Commitments

The Corporation also enters into commitments to purchase or sell earning assets for risk management and trading purposes. These transactions are similar in nature to forward contracts. The Corporation had commitments to purchase investment securities for its trading account totaling $20 million at December 31, 2006, and $6 million at December 31, 2005. Commitments to sell investment securities related to the trading account totaled $16 million at December 31, 2006 and $6 million at December 31, 2005. Outstanding commitments expose the Corporation to both credit and market risk.

Credit-Related Financial Instruments

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The Corporation’s credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

	December 31
	2006	2005
	(in millions)

Unused commitments to extend credit:
Commercial and other	$30,410	$28,606
Bankcard, revolving check credit and equity access loan commitments	2,147	2,003

Total unused commitments to extend credit	$32,557	$30,609

Standby letters of credit and financial guarantees:
Maturing within one year	$4,385	$4,376
Maturing after one year	2,199	2,057

Total standby letters of credit and financial guarantees	$6,584	$6,433

Commercial letters of credit	$249	$269

The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. At December 31, 2006 and 2005, the allowance for credit losses on lending-related commitments, which is recorded in “accrued expenses and other liabilities” on the consolidated balance sheets, was $26 million and $33 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

Standby and Commercial Letters of Credit and Financial Guarantees

Standby and commercial letters of credit and financial guarantees represent conditional obligations of the Corporation, which guarantee the performance of a customer to a third party. Standby letters of credit and financial guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Long-term standby letters of credit and financial guarantees are defined as those maturing beyond one year and expire in decreasing amounts through the year 2016.

Commercial letters of credit are issued to finance foreign or domestic trade transactions and are short-term in nature. The Corporation may enter into participation arrangements with third parties, which effectively reduce the maximum amount of future payments, which may be required under standby letters of credit. These risk participations covered $640 million of the $6,584 million standby letters of credit outstanding at December 31, 2006. At December 31, 2006, the carrying value of the Corporation’s standby and commercial letters of credit and financial guarantees, which is included in “accrued expenses and other liabilities” on the consolidated balance sheet, totaled $78 million.

Note 21 — Contingent Liabilities

Legal Proceedings

The Corporation and certain of its subsidiaries are subject to various pending and threatened legal proceedings arising out of the normal course of business or operations. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be. However, based on current knowledge and after consultation with legal counsel, management believes that current reserves, determined in accordance with SFAS 5, “Accounting for Contingencies”, (SFAS 5) are adequate and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations.

Tax Contingency

In the ordinary course of business, the Corporation enters into certain transactions that have tax consequences. From time to time, the IRS questions and/or challenges the tax position taken by the Corporation with respect to those transactions. The Corporation engaged in certain types of structured leasing transactions and a series of loans to foreign borrowers that the IRS disallowed in its examination of the Corporation’s federal tax returns for the years 1996 through 2000. The Corporation has had ongoing discussion with the IRS related to the series of loans to foreign borrowers and adjusted tax and related interest reserves based on settlements discussed.

The Corporation believes that its tax returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The Corporation intends to vigorously defend its positions taken in those returns in accordance with its view of the law controlling these activities. However, as noted above, the IRS examination team, an administrative authority or a court, if presented with the transactions, could disagree with the Corporation’s interpretation of the tax law. After evaluating the risks and opportunities, the best outcome may result in a settlement. The ultimate outcome for each position is not known.

Based on current knowledge and probability assessment of various potential outcomes, the Corporation believes that the current tax reserves, determined in accordance with SFAS 5, are adequate to cover the above

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

matters, and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Probabilities and outcomes are reviewed as events unfold, and adjustments to the reserves are made when necessary. In July 2006, the FASB issued FIN 48, new accounting guidance which will change the method for determining tax benefits that the Corporation can recognize in its financial statements. The Corporation will adopt the provisions of FIN 48 in the first quarter 2007. See Note 2 on page 77 for a further discussion of the adoption of FIN 48.

Note 22 — Variable Interest Entities (VIE’s)

The Corporation evaluates its interest in certain entities to determine if these entities meet the definition of a VIE, and whether the Corporation was the primary beneficiary and should consolidate the entity based on the variable interests it held. The following provides a summary of the VIE’s in which the Corporation has a significant interest.

The Corporation owns 100% of the common stock of two entities formed in 1997 and 2001 to issue trust preferred securities. These entities meet the definition of a VIE, but the Corporation is not the primary beneficiary in either of these entities. The trust preferred securities held by these entities ($405 million at December 31, 2006) are classified as subordinated debt. The Corporation is not exposed to loss related to these VIE’s. In December 2006, the Corporation gave irrevocable notice of its intention to call $55 million of the trust preferred securities on June 30, 2007. As such, the $55 million does not qualify as Tier 1 or Tier 2 capital. The remaining $350 million qualifies as Tier 1 capital.

The Corporation has a significant limited partnership interest in The Peninsula Fund Limited Partnership (PFLP), a venture capital fund, which was acquired in 1995. The PFLP’s general partner (an employee of the Corporation) is considered a related party to the Corporation. This entity meets the definition of a VIE, and the Corporation is the primary beneficiary of the entity. As such, the Corporation consolidates PFLP. Creditors of the partnership do not have recourse against the Corporation, and exposure to loss as a result of involvement with PFLP at December 31, 2006 was limited to approximately $1 million of book basis in the entity and approximately $2 million of commitments for future investments.

The Corporation has limited partnership interests in three other venture capital funds, which were acquired in 1998, 1999 and 2001, where the general partner (an employee of the Corporation) in these three partnerships is considered a related party to the Corporation. These three entities meet the definition of a VIE, however, the Corporation is not the primary beneficiary of the entities. As such, the Corporation accounts for its interest in these partnerships on the cost method. These three entities had approximately $190 million in assets at December 31, 2006. Exposure to loss as a result of involvement with these three entities at December 31, 2006 was limited to approximately $7 million of book basis of the Corporation’s investments and approximately $1 million of commitments for future investments.

The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 111 other venture capital and private equity investment partnerships where the Corporation is not related to the general partner. While these entities may meet the definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. The Corporation accounts for its interests in these partnerships on the cost method, and exposure to loss as a result of involvement with these entities at December 31, 2006 was limited to approximately $79 million of book basis of the Corporation’s investments and approximately $37 million of commitments for future investments.

Two limited liability subsidiaries of the Corporation are the general partners in two investment fund partnerships, formed in 1999 and 2003. As general partner, these subsidiaries manage the investments held by these funds. These two investment partnerships meet the definition of a VIE. In the investment fund partnership formed in 1999, the Corporation is not the primary beneficiary of the entity. As such, the Corporation accounts for its indirect interests in this partnership on the cost method. This investment partnership had approximately $198 million in assets at December 31, 2006 and was structured so that the Corporation’s exposure to loss as a result of its interest should be limited to the book basis of the Corporation’s investment in the limited liability

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

subsidiary, which was insignificant at December 31, 2006. In the investment fund partnership formed in 2003, the Corporation is the primary beneficiary of the entity and would be required to consolidate the entity, if material. This investment partnership had assets of approximately $10 million at December 31, 2006 and was structured so that the Corporation’s exposure to loss as a result of its interest should be limited to the book basis of the Corporation’s investment in the limited liability subsidiary, which was insignificant at December 31, 2006.

The Corporation has a significant limited partner interest in 21 low income housing tax credit/historic rehabilitation tax credit partnerships, acquired at various times from 1992 to 2006. These entities meet the definition of a VIE. However, the Corporation is not the primary beneficiary of the entities and, as such, accounts for its interest in these partnerships on the cost or equity method. These entities had approximately $150 million in assets at December 31, 2006. Exposure to loss as a result of its involvement with these entities at December 31, 2006 was limited to approximately $20 million of book basis of the Corporation’s investment, which includes unused commitments for future investments.

The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 95 other low income housing tax credit/historic rehabilitation tax credit partnerships. While these entities may meet the definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. As such, the Corporation accounts for its interest in these partnerships on the cost or equity method. Exposure to loss as a result of its involvement with these entities at December 31, 2006 was limited to approximately $286 million of book basis of the Corporation’s investment, which includes unused commitments for future investments.

For further information on the company’s consolidation policy, see Note 1 on page 70.

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

The Corporation used the following methods and assumptions in estimating fair value disclosures for financial instruments:

Cash and due from banks, federal funds sold and securities purchased under agreements to resell, and interest-bearing deposits with banks:  The carrying amount approximates the estimated fair value of these instruments.

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

Investment securities:  Investment securities are carried at quoted market value, if available. The market value for comparable securities is used to estimate fair value if quoted market values are not available.

Domestic business loans:  These consist of commercial, real estate construction, commercial mortgage and equipment lease financing loans. The estimated fair value of the Corporation’s variable rate commercial loans is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

International loans:  These consist primarily of short-term trade-related loans, variable rate loans or loans which have no cross-border risk due to the existence of domestic guarantors or liquid collateral. The estimated fair value of the Corporation’s international loan portfolio is represented by their carrying value, adjusted by an amount which estimates the effect on fair value of changes in the credit quality of borrowers or guarantors.

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

Derivative instruments:  The estimated fair value of interest rate and energy commodity swaps represents the amount the Corporation would receive or pay to terminate or otherwise settle the contracts at the balance sheet date, taking into consideration current unrealized gains and losses on open contracts. The estimated fair value of foreign exchange futures and forward contracts and commitments to purchase or sell financial instruments is based on quoted market prices. The estimated fair value of interest rate, energy commodity and foreign currency options (including caps, floors and collars) is determined using option pricing models. The estimated fair value of warrants that are accounted for as derivatives are valued using a Black-Scholes valuation model. All derivative instruments are carried at fair value on the balance sheet.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The estimated fair values of the Corporation’s financial instruments are as follows:

	December 31
	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in millions)

Assets
Cash and due from banks	$1,434	$1,434	$1,609	$1,609
Federal funds sold and securities purchased under agreements to resell	2,632	2,632	937	937
Interest-bearing deposits with banks	—	—	32	32
Trading securities	179	179	38	38
Loans held-for-sale	148	148	152	152

Total other short-term investments	327	327	222	222
Investment securities available-for-sale	3,662	3,662	4,240	4,240
Commercial loans	26,265	26,050	23,545	23,257
Real estate construction loans	4,203	4,192	3,482	3,490
Commercial mortgage loans	9,659	9,796	8,867	8,866
Residential mortgage loans	1,677	1,718	1,485	1,465
Consumer loans	2,423	2,477	2,697	2,677
Lease financing	1,353	1,191	1,295	1,267
International loans	1,851	1,839	1,876	1,849

Total loans	47,431	47,263	43,247	42,871
Less allowance for loan losses	(493)	—	(516)	—

Net loans	46,938	47,263	42,731	42,871
Customers’ liability on acceptances outstanding	56	56	59	59
Loan servicing rights	14	14	19	19

Liabilities
Demand deposits (noninterest-bearing)	13,901	13,901	15,666	15,666
Interest-bearing deposits	31,026	30,998	26,765	26,751

Total deposits	44,927	44,899	42,431	42,417
Short-term borrowings	635	635	302	302
Acceptances outstanding	56	56	59	59
Medium- and long-term debt	5,949	5,642	3,961	3,676
Derivative instruments
Risk management:
Unrealized gains	81	81	110	110
Unrealized losses	(96)	(96)	(156)	(156)
Customer-initiated and other:
Unrealized gains	109	109	107	107
Unrealized losses	(94)	(94)	(101)	(101)
Warrants	26	26	30	30
Credit-related financial instruments	(94)	(100)	(103)	(107)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 24 — Business Segment Information

The Corporation has strategically aligned its operations into three major business segments: the Business Bank, the Retail Bank (formerly known as Small Business & Personal Financial Services), and Wealth & Institutional Management. These business segments are differentiated based on the type of customer and the related products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. Business segment results are produced by the Corporation’s internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation. Information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each business segment using certain methodologies, which are regularly reviewed and refined. For comparability purposes, amounts in all periods are based on business segments and methodologies in effect at December 31, 2006. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines.

The Corporation’s internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The allowance for loan losses is allocated to both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk based on a non-standard, specifically calculated amount. Additional loan loss reserves are allocated based on industry-specific risk not captured in the credit scores of individual loans. For other business loans, it is recorded in business units based on the credit score of each loan outstanding. For other consumer and residential mortgage loans, the allowance for loan losses is allocated based on applying projected loss ratios to various segments of the loan portfolio. The related loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for each product category. Noninterest income and expenses directly attributable to a line of business are assigned to that business segment. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business segments as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned based on the ratio of a business segment’s noninterest expenses to total noninterest expenses incurred by all business segments. Equity is attributed based on credit, operational and interest rate risks. Most of the equity attributed relates to credit risk, which is determined based on the credit score and expected remaining life of each loan, letter of credit and unused commitment recorded in the business units. Operational risk is allocated based on deposit balances, non-earning assets, trust assets under management, and the nature and extent of expenses incurred by business units. Virtually all interest rate risk is assigned to Finance, as are the Corporation’s hedging activities.

The following discussion provides information about the activities of each business segment. A discussion of the financial results and the factors impacting 2006 performance can be found in the section entitled “Business Segments” in the financial review on page 33.

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

The Retail Bank includes small business banking (entities with annual sales under $10 million) and personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. In addition to a full range of financial services provided to small business customers, this business segment offers a variety of consumer products, including deposit accounts, installment loans, credit cards, student loans, home equity lines of credit, and residential mortgage loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Wealth & Institutional Management offers products and services consisting of personal trust, which is designed to meet the personal financial needs of affluent individuals (as defined by individual net income or wealth), private banking, institutional trust, retirement services, investment management and advisory services, investment banking, and discount securities brokerage services. This business segment also offers the sale of annuity products, as well as life, disability and long-term care insurance products.

The Finance segment includes the Corporation’s securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk, and foreign exchange risk.

The Other category includes the discontinued operations of the Corporation’s Munder subsidiary (formerly included in the Wealth & Institutional Management segment), divested business lines, the income and expense impact of cash and loan loss reserves not assigned to specific business segments, tax benefits not assigned to specific business segments and miscellaneous other expenses of a corporate nature. The loan loss reserves represent the unallocated allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Business segment financial results are as follows:

	Years Ended December 31
							Wealth & Institutional
	Business Bank			Retail Bank			Management
	2006	2005	2004	2006	2005	2004	2006	2005	2004
	(dollar amounts in millions)

Earnings Summary:
Net interest income (expense) (FTE)	$1,314	$1,394	$1,388	$635	$608	$585	$149	$150	$150
Provision for loan losses	39	(47)	(5)	25	4	31	1	(3)	3
Noninterest income	305	283	278	209	208	212	259	254	252
Noninterest expenses	715	711	590	619	552	508	325	315	293
Provision (benefit) for income taxes (FTE)	279	342	384	66	92	93	26	33	39
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—

Net income (loss)	$586	$671	$697	$134	$168	$165	$56	$59	$67

Net credit-related charge-offs	$37	$86	$169	$35	$25	$19	$—	$6	$6
Selected Average Balances:
Assets	$39,298	$35,757	$32,842	$6,746	$6,500	$6,424	$3,723	$3,547	$3,252
Loans	38,080	34,561	31,863	6,040	5,825	5,724	3,579	3,396	3,129
Deposits	17,774	20,424	19,623	16,790	16,805	16,762	2,412	2,494	2,525
Liabilities	18,690	21,178	20,300	16,794	16,798	16,755	2,409	2,489	2,519
Attributed equity	2,639	2,528	2,462	828	801	785	302	304	298
Statistical Data:
Return on average assets(1)	1.49%	1.88%	2.12%	0.76%	0.96%	0.94%	1.51%	1.66%	2.05%
Return on average attributed equity	22.21	26.55	28.31	16.13	21.02	21.05	18.60	19.38	22.33
Net interest margin(2)	3.44	4.02	4.34	3.78	3.62	3.49	4.15	4.40	4.76
Efficiency ratio	44.20	42.38	35.44	73.37	67.54	63.77	79.57	77.99	72.95

	Years Ended December 31
	Finance			Other			Total
	2006	2005	2004	2006	2005	2004	2006	2005	2004

Earnings Summary:
Net interest income (expense) (FTE)	$(111)	$(193)	$(302)	$(1)	$1	$(7)	$1,986	$1,960	$1,814
Provision for loan losses	—	—	—	(28)	(1)	35	37	(47)	64
Noninterest income	64	64	57	18	10	9	855	819	808
Noninterest expenses	6	1	1	9	34	66	1,674	1,613	1,458
Provision (benefit) for income taxes (FTE)	(33)	(58)	(88)	10	(12)	(76)	348	397	352
Income from discontinued operations, net of tax	—	—	—	111	45	9	111	45	9

Net income (loss)	$(20)	$(72)	$(158)	$137	$35	$(14)	$893	$861	$757

Net credit-related charge-offs	$—	$—	$—	$—	$(1)	$—	$72	$116	$194
Selected Average Balances:
Assets	$5,479	$5,430	$7,279	$1,333	$1,272	$1,151	$56,579	$52,506	$50,948
Loans	18	(15)	(13)	33	49	30	47,750	43,816	40,733
Deposits	5,186	896	1,209	(88)	21	26	42,074	40,640	40,145
Liabilities	13,209	6,561	6,064	301	383	269	51,403	47,409	45,907
Attributed equity	499	510	661	908	954	835	5,176	5,097	5,041
Statistical Data:
Return on average assets(1)	n/m	n/m	n/m	n/m	n/m	n/m	1.58%	1.64%	1.49%
Return on average attributed equity	n/m	n/m	n/m	n/m	n/m	n/m	17.24	16.90	15.03
Net interest margin(2)	n/m	n/m	n/m	n/m	n/m	n/m	3.79	4.06	3.86
Efficiency ratio	n/m	n/m	n/m	n/m	n/m	n/m	58.92	58.01	55.60

(1)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(2)	Net interest margin is calculated based on the greater of average earnings assets or average deposits and purchased funds.
FTE-Fully Taxable Equivalent
n/m-not meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The Corporation’s management accounting system also produces market segment results for the Corporation’s four primary geographic markets: Midwest & Other Markets, Western, Texas, and Florida. The following discussion provides information about the activities of each market segment. A discussion of the financial results and the factors impacting 2006 performance can be found in the section entitled “Geographic Market Segments” in the financial review on page 34.

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

The Finance & Other Businesses segment includes the Corporation’s securities portfolio, asset and liability management activities, the discontinued operations of the Corporation’s Munder subsidiary (formerly included in Midwest & Other Markets), divested business lines, the income and expense impact of cash and loan loss reserves not assigned to specific business/market segments, tax benefits not assigned to specific business/market segments and miscellaneous other expenses of a corporate nature. This segment includes responsibility for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk and foreign exchange risk.

The Corporation’s total revenues from customers attributed to and long-lived assets (excluding certain intangible assets) located in foreign countries in which the Corporation holds assets were less than five percent of the Corporation’s consolidated revenues and long-lived assets (excluding certain intangible assets ) in each of the years ended December 31, 2006, 2005 and 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Market segment financial results are as follows:

	Years Ended December 31
	Midwest & Other Markets			Western			Texas
	2006	2005	2004	2006	2005	2004	2006	2005	2004
	(dollar amounts in millions)

Earnings Summary:
Net interest income (expense) (FTE)	$1,084	$1,083	$1,077	$703	$785	$768	$263	$242	$239
Provision for loan losses	75	32	(30)	(14)	(74)	50	1	(5)	6
Noninterest income	522	532	522	160	123	132	76	76	75
Noninterest expenses	957	922	836	449	434	359	217	192	174
Provision (benefit) for income taxes (FTE)	158	209	256	165	204	203	40	45	47
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—	—

Net income (loss)	$416	$452	$537	$263	$344	$288	$81	$86	$87

Net credit-related charge-offs	$60	$90	$93	$3	$14	$92	$7	$6	$9
Selected Average Balances:
Assets	$25,139	$24,847	$23,972	$16,569	$14,302	$12,525	$6,239	$5,205	$4,694
Loans	23,938	23,624	22,948	15,990	13,702	11,916	5,971	5,020	4,536
Deposits	18,333	18,869	19,091	14,622	16,887	15,760	3,715	3,668	3,832
Liabilities	19,168	19,594	19,757	14,692	16,907	15,766	3,725	3,666	3,826
Attributed equity	2,032	2,037	2,015	1,110	1,051	1,029	535	474	438
Statistical Data:
Return on average assets (1)	1.66%	1.82%	2.24%	1.59%	1.91%	1.71%	1.29%	1.67%	1.85%
Return on average attributed equity	20.49	22.19	26.65	23.74	32.67	27.93	15.05	18.30	19.83
Net interest margin (2)	4.51	4.54	4.66	4.39	4.65	4.87	4.37	4.81	5.28
Efficiency ratio	59.60	57.11	52.34	52.06	47.77	39.92	64.14	60.04	55.44

	Years Ended December 31
	Florida			Finance & Other Businesses			Total
	2006	2005	2004	2006	2005	2004	2006	2005	2004

Earnings Summary:
Net interest income (expense)(FTE)	$48	$42	$39	$(112)	$(192)	$(309)	$1,986	$1,960	$1,814
Provision for loan losses	3	1	3	(28)	(1)	35	37	(47)	64
Noninterest income	15	14	13	82	74	66	855	819	808
Noninterest expenses	36	30	22	15	35	67	1,674	1,613	1,458
Provision (benefit) for income taxes (FTE)	8	9	10	(23)	(70)	(164)	348	397	352
Income from discontinued operations, net of tax	—	—	—	111	45	9	111	45	9

Net income (loss)	$16	$16	$17	$117	$(37)	$(172)	$893	$861	$757

Net credit-related charge-offs	$2	$7	$—	$—	$(1)	$—	$72	$116	$194
Selected Average Balances:
Assets	$1,820	$1,450	$1,327	$6,812	$6,702	$8,430	$56,579	$52,506	$50,948
Loans	1,800	1,436	1,316	51	34	17	47,750	43,816	40,733
Deposits	306	299	227	5,098	917	1,235	42,074	40,640	40,145
Liabilities	308	298	225	13,510	6,944	6,333	51,403	47,409	45,907
Attributed equity	92	71	63	1,407	1,464	1,496	5,176	5,097	5,041
Statistical Data:
Return on average assets (1)	0.85%	1.12%	1.31%	n/m	n/m	n/m	1.58%	1.64%	1.49%
Return on average attributed equity	16.82	22.87	27.78	n/m	n/m	n/m	17.24	16.90	15.03
Net interest margin (2)	2.66	2.94	2.93	n/m	n/m	n/m	3.79	4.06	3.86
Efficiency ratio	57.13	53.10	41.84	n/m	n/m	n/m	58.92	58.01	55.60

(1)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(2)	Net interest margin is calculated based on the greater of average earnings assets or average deposits and purchased funds.
FTE-Fully Taxable Equivalent
n/m-not meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 25 — Parent Company Financial Statements

Balance Sheets — Comerica Incorporated

	December 31
	2006	2005
	(in millions, except share data)

ASSETS
Cash and due from subsidiary bank	$122	$11
Short-term investments with subsidiary bank	246	264
Other short-term investments	92	—
Investment in subsidiaries, principally banks	5,586	5,587
Premises and equipment	4	3
Other assets	152	257

Total assets	$6,202	$6,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt	$806	$813
Other liabilities	243	241

Total liabilities	1,049	1,054
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/06 and 12/31/05	894	894
Capital surplus	520	461
Accumulated other comprehensive loss	(324)	(170)
Retained earnings	5,282	4,796
Less cost of common stock in treasury — 21,161,161 shares at 12/31/06 and 15,834,985 shares at 12/31/05	(1,219)	(913)

Total shareholders’ equity	5,153	5,068

Total liabilities and shareholders’ equity	$6,202	$6,122

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Statements of Income — Comerica Incorporated

	Years Ended December 31
	2006	2005	2004
	(in millions)

INCOME
Income from subsidiaries
Dividends from subsidiaries	$746	$793	$691
Other interest income	13	6	2
Intercompany management fees	178	117	75
Other noninterest income	13	3	12

Total income	950	919	780
EXPENSES
Interest on long-term debt	52	45	37
Salaries and employee benefits	113	98	84
Net occupancy expense	2	6	7
Equipment expense	1	1	1
Other noninterest expenses	46	47	48

Total expenses	214	197	177

Income before provision (benefit) for income taxes and equity in undistributed earnings of subsidiaries	736	722	603
Provision (benefit) for income taxes	(6)	(27)	(34)

Income before equity in undistributed earnings of subsidiaries	742	749	637
Equity in undistributed earnings of subsidiaries, principally banks (including discontinued operations)	151	112	120

NET INCOME	$893	$861	$757

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Statements of Cash Flows — Comerica Incorporated

	Years Ended December 31
	2006	2005	2004
	(in millions)

OPERATING ACTIVITIES
Net income	$893	$861	$757
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed earnings of subsidiaries, principally banks (including discontinued operations)	(151)	(112)	(120)
Depreciation and software amortization	1	1	1
Share-based compensation expense	21	15	14
Excess tax benefits from share-based compensation arrangements	(9)	—	—
Other, net	49	38	(3)

Total adjustments	(89)	(58)	(108)

Net cash provided by operating activities	804	803	649
INVESTING ACTIVITIES
Net decrease in short-term investments with subsidiary bank	18	25	7
Net proceeds from private equity and venture capital investments	3	21	10
Capital transactions with subsidiaries	(6)	2	(9)
Net increase in fixed assets	(1)	(1)	(1)

Net cash provided by investing activities	14	47	7
FINANCING ACTIVITIES
Proceeds from issuance of common stock	45	51	72
Purchase of common stock for treasury	(384)	(525)	(370)
Dividends paid	(377)	(366)	(357)
Excess tax benefits from share-based compensation arrangements	9	—	—

Net cash used in financing activities	(707)	(840)	(655)

Net increase in cash on deposit at bank subsidiary	111	10	1
Cash on deposit at bank subsidiary at beginning of year	11	1	—

Cash on deposit at bank subsidiary at end of year	$122	$11	$1

Interest paid	$50	$42	$36

Income taxes (recovered) paid	$—	$(30)	$(36)

Note 26 — Sales of Businesses/Discontinued Operations

In December 2006, the Corporation sold its ownership interest in Munder to an investor group. Munder provides investment advisory services to institutions, municipalities, unions, charitable organizations and private investors, and also serves as investment advisor for Munder Funds. For its approximately 87 percent fully diluted interest in Munder, the Corporation received $232 million in cash at closing, an interest-bearing contingent note and Munder’s interest in World Asset Management, an internal division of Munder with $17 billion in indexed assets under management at December 31, 2006. The contingent note has an initial principal amount of $70 million, which would be realized if the Corporation’s client-related revenues earned by Munder remain consistent with current levels of approximately $17 million per year for the five years following the closing of the transaction (2007-2011). The principal amount of the note may be increased to a maximum of $80 million or decreased to as low as zero, depending on the level of such revenues earned in the five years following the closing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Repayment of the principal is scheduled to begin after the sixth anniversary of the closing of the transaction from Munder’s excess cash flows, as defined in the sale agreement. The note matures in December 2013. Future gains related to the contingent note are expected to be recognized periodically as targets for the Corporation’s client-related revenues earned by Munder are achieved. The potential future gains are expected to be recorded between 2008 and the fourth quarter of 2011, unless fully earned prior to that time. The sale, including associated costs and assigned goodwill, resulted in a net after-tax gain of $108 million, or $0.67 per average annual diluted share. Included in “income from discontinued operations, net of tax” on the consolidated statement of income for the year ended December 31, 2006 were the following items related to the sale:

(in millions)

Sale proceeds, less net book value and costs to sell	$181
Long-term incentive plan expense at Munder triggered by the sale	(9)

Net gain on sale before income taxes	172
Applicable income taxes	64

Gain included in “income from discontinued operations, net of tax” on the consolidated statement of income	$108

As a result of the sale transaction, the Corporation accounted for Munder as a discontinued operation and all prior periods presented have been restated. As such, Munder was reported in “Other” and “Finance & Other” for business and geographic market segment reporting purposes, respectively. Munder was previously reported in “Wealth & Institutional Management” and “Midwest & Other Markets” for business and geographic market segment reporting purposes, respectively. Included in income from discontinued operations before income taxes was $11 million of intercompany noninterest income in each of the three years ended December 31, 2006, 2005 and 2004 and $1 million, $2 million and $1 million of intercompany noninterest expense in the years ended December 31, 2006, 2005 and 2004, respectively. The assets and liabilities related to the discontinued operations of Munder are not material and have not been reclassified on the consolidated balance sheets.

The components of net income from discontinued operations for the years ended December 31, 2006, 2005 and 2004, respectively, were as follows:

	2006	2005	2004
	(in millions, except per share data)

Net interest income	$5	$—	$(1)
Noninterest income	257	113	37
Noninterest expenses	66	43	23
Provision for income taxes	77	25	4

Income from discontinued operations before cumulative effect of change in accounting principle	119	45	9
Cumulative effect of change in accounting principle, net of taxes	(8)	—	—

Net income from discontinued operations	$111	$45	$9

Basic earnings per common share:
Income from discontinued operations before cumulative effect of change in accounting principle	$0.74	$0.27	$0.05
Net income from discontinued operations	0.69	0.27	0.05
Diluted earnings per common share:
Income from discontinued operations before cumulative effect of change in accounting principle	0.73	0.27	0.05
Net income from discontinued operations	0.68	0.27	0.05
Other comprehensive income from discontinued operations, net of tax	—	1	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

During the third quarter 2006, the Corporation completed the sale of its Mexican bank charter. Included in “net gain (loss) on sales of businesses” on the consolidated statements of income is a net loss on the sale of $12 million, which is reflected in the Corporation’s Business Bank business segment and Midwest & Other Markets geographic market segment. As part of the sale transaction, the Corporation transferred $24 million of loans and $18 million of liabilities to the buyer.

In the fourth quarter 2006, the Corporation decided to sell a portfolio of loans related to manufactured housing, located primarily in Michigan and Ohio. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” approximately $74 million of loans have been classified as held-for-sale, which are included in “other short-term investments” on the consolidated balance sheet at December 31, 2006. The Corporation recorded a $9 million charge-off to adjust the loans classified as held-for-sale to fair value.

During the fourth quarter 2005, HCM Holdings Limited (formerly Framlington Holdings Limited), which is a 49 percent owned subsidiary of Munder, sold its 90.8 percent interest in London, England based Framlington Group Limited. The sale resulted in a net after-tax gain of $32 million, or $0.19 per diluted share, which is included in “income from discontinued operations, net of tax” on the consolidated statements of income and reflected in “Other” and “Finance & Other” for business and geographic market segment reporting purposes, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 27 — Summary of Quarterly Financial Statements (Unaudited)

The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments, which are necessary for the fair presentation of the results of operations, for the periods presented.

	2006
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(in millions, except per share data)

Interest income	$912	$893	$845	$772
Interest expense	410	391	345	293

Net interest income	502	502	500	479
Provision for loan losses	22	15	27	(27)
Net securities gains (losses)	1	—	1	(2)
Noninterest income (excluding net securities gains (losses))	261	195	202	197
Noninterest expenses	457	399	389	429
Provision for income taxes	100	88	92	65

Income from continuing operations	185	195	195	207
Income (loss) from discontinued operations, net of tax	114	5	5	(13)

Net income	$299	$200	$200	$194

Basic earnings per common share:
Income from continuing operations	$1.17	$1.22	$1.21	$1.28
Net income	1.89	1.25	1.24	1.20
Diluted earnings per common share:
Income from continuing operations	1.16	1.20	1.19	1.26
Net income	1.87	1.23	1.22	1.18

	2005
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(in millions, except per share data)

Interest income	$744	$719	$655	$608
Interest expense	244	207	172	147

Net interest income	500	512	483	461
Provision for loan losses	(20)	(30)	2	1
Net securities gains (losses)	—	—	—	—
Noninterest income (excluding net securities gains (losses))	207	214	204	194
Noninterest expenses	469	410	370	364
Provision for income taxes	87	113	99	94

Income from continuing operations	171	233	216	196
Income from discontinued operations, net of tax	36	5	1	3

Net income	$207	$238	$217	$199

Basic earnings per common share:
Income from continuing operations	$1.05	$1.40	$1.29	$1.16
Net income	1.27	1.43	1.29	1.18
Diluted earnings per common share:
Income from continuing operations	1.04	1.38	1.27	1.14
Net income	1.25	1.41	1.28	1.16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Beginning with the quarter ended September 30, 2006, the Corporation accounted for Munder as a discontinued operation. The summarized statements of income from discontinued operations for the first two quarters of 2006 and the four quarterly periods in 2005 below represent the difference between quarterly amounts previously reported in the Quarterly Reports on Form 10-Q and the quarterly information presented above.

	2006
	Second	First
	Quarter	Quarter
	(in millions, except per share data)

Net interest income	$2	$—
Noninterest income	22	20
Noninterest expenses	16	20
Provision for income taxes	3	5

Income (loss) from discontinued operations before cumulative effect of change in accounting principle	5	(5)
Cumulative effect of change in accounting principle, net of tax	—	(8)

Net income (loss) from discontinued operations	$5	$(13)

Basic earnings per common share:
Income (loss) from discontinued operations before cumulative effect of change in accounting principle	$0.03	$(0.03)
Net income (loss) from discontinued operations	0.03	(0.08)
Diluted earnings per common share:
Income (loss) from discontinued operations before cumulative effect of change in accounting principle	0.03	(0.03)
Net income (loss) from discontinued operations	0.03	(0.08)

	2005
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(in millions, except per share data)

Net interest income	$1	$—	$—	$(1)
Noninterest income	74	18	15	16
Noninterest expenses	18	12	13	10
Provision for income taxes	21	1	1	2

Net income from discontinued operations	$36	$5	$1	$3

Earnings from discontinued operations per common share:
Basic	$0.22	$0.03	$—	$0.02
Diluted	0.21	0.03	0.01	0.02

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

Management assessed, with participation of the Corporation’s Chief Executive Officer and Chief Financial Officer, internal control over financial reporting as it relates to the Corporation’s consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2006. The assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management determined that internal control over financial reporting is effective as it relates to the Corporation’s consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2006.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The consolidated financial statements as of December 31, 2006 were audited by Ernst & Young LLP, an independent registered public accounting firm. The audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), which required the independent public accountants to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting is maintained in all material respects. In addition, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 was audited by Ernst & Young LLP, as stated in their report which is included herein.

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

We have audited management’s assessment, included in the accompanying Report of Management, that Comerica Incorporated maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Comerica Incorporated maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Comerica Incorporated maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Comerica Incorporated as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 and our report dated February 14, 2007 expressed an unqualified opinion thereon.

Detroit, Michigan
February 14, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 16 to the consolidated financial statements, in 2006 Comerica Incorporated and subsidiaries changed its method of accounting for defined benefit pension and other postretirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Comerica Incorporated’s internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2007, expressed an unqualified opinion thereon.

Detroit, Michigan
February 14, 2007

HISTORICAL REVIEW — AVERAGE BALANCE SHEETS
Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	December 31
	2006	2005	2004	2003	2002
	(in millions)

ASSETS
Cash and due from banks	$1,557	$1,721	$1,685	$1,811	$1,800
Federal funds sold and securities purchased under agreements to resell	283	390	1,695	1,634	212
Other short-term investments	266	165	226	308	390
Investment securities available for sale	3,992	3,861	4,321	4,529	4,360

Commercial loans	27,341	24,575	22,139	23,764	24,266
Real estate construction loans	3,905	3,194	3,264	3,540	3,353
Commercial mortgage loans	9,278	8,566	7,991	7,521	6,786
Residential mortgage loans	1,570	1,388	1,237	1,192	1,101
Consumer loans	2,533	2,696	2,668	2,474	2,355
Lease financing	1,314	1,283	1,272	1,283	1,242
International loans	1,809	2,114	2,162	2,596	2,988

Total loans	47,750	43,816	40,733	42,370	42,091
Less allowance for loan losses	(499)	(623)	(787)	(831)	(739)

Net loans	47,251	43,193	39,946	41,539	41,352
Accrued income and other assets	3,230	3,176	3,075	3,159	3,016

Total assets	$56,579	$52,506	$50,948	$52,980	$51,130

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$13,135	$15,007	$14,122	$13,910	$11,841
Interest-bearing deposits	28,939	25,633	26,023	27,609	25,871

Total deposits	42,074	40,640	40,145	41,519	37,712
Short-term borrowings	2,654	1,451	275	550	1,962
Accrued expenses and other liabilities	1,268	1,132	947	804	809
Medium- and long-term debt	5,407	4,186	4,540	5,074	5,763

Total liabilities	51,403	47,409	45,907	47,947	46,246
Shareholders’ equity	5,176	5,097	5,041	5,033	4,884

Total liabilities and shareholders’ equity	$56,579	$52,506	$50,948	$52,980	$51,130

HISTORICAL REVIEW — STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2006	2005	2004	2003	2002
	(in millions, except per share data)

INTEREST INCOME
Interest and fees on loans	$3,216	$2,554	$2,055	$2,213	$2,525
Interest on investment securities	174	148	147	165	246
Interest on short-term investments	32	24	36	36	27

Total interest income	3,422	2,726	2,238	2,414	2,798
INTEREST EXPENSE
Interest on deposits	1,005	548	315	370	479
Interest on short-term borrowings	130	52	4	7	37
Interest on medium- and long-term debt	304	170	108	109	149

Total interest expense	1,439	770	427	486	665

Net interest income	1,983	1,956	1,811	1,928	2,133
Provision for loan losses	37	(47)	64	377	635

Net interest income after provision for loan losses	1,946	2,003	1,747	1,551	1,498
NONINTEREST INCOME
Service charges on deposit accounts	218	218	231	238	227
Fiduciary income	180	174	166	166	167
Commercial lending fees	65	63	55	63	69
Letter of credit fees	64	70	66	65	60
Foreign exchange income	38	37	37	36	38
Brokerage fees	40	36	36	34	38
Card fees	46	39	32	27	23
Bank-owned life insurance	40	38	34	42	53
Warrant income (loss)	(1)	9	7	4	5
Net securities gains	—	—	—	50	41
Net gain (loss) on sales of businesses	(12)	1	7	—	12
Income from lawsuit settlement	47	—	—	—	—
Other noninterest income	130	134	137	125	132

Total noninterest income	855	819	808	850	865
NONINTEREST EXPENSES
Salaries	823	786	736	713	675
Employee benefits	184	178	154	156	140

Total salaries and employee benefits	1,007	964	890	869	815
Net occupancy expense	125	118	122	126	120
Equipment expense	55	53	54	56	57
Outside processing fee expense	85	77	67	70	65
Software expense	56	49	43	37	33
Customer services	47	69	23	25	26
Litigation and operational losses	11	14	24	18	20
Provision for credit losses on lending-related commitments	5	18	(12)	(2)	17
Other noninterest expenses	283	251	247	253	240

Total noninterest expenses	1,674	1,613	1,458	1,452	1,393

Income from continuing operations before income taxes	1,127	1,209	1,097	949	970
Provision for income taxes	345	393	349	291	312

Income from continuing operations	782	816	748	658	658
Income (loss) from discontinued operations, net of tax	111	45	9	3	(57)

NET INCOME	$893	$861	$757	$661	$601

Basic earnings per common share:
Income from continuing operations	$4.88	$4.90	$4.36	$3.76	$3.76
Net income	5.57	5.17	4.41	3.78	3.43
Diluted earnings per common share:
Income from continuing operations	4.81	4.84	4.31	3.73	3.72
Net income	5.49	5.11	4.36	3.75	3.40
Cash dividends declared on common stock	380	367	356	350	335
Cash dividends declared per common share	2.36	2.20	2.08	2.00	1.92

HISTORICAL REVIEW — STATISTICAL DATA

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2006	2005	2004	2003	2002

AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)
Federal funds sold and securities purchased under agreements to resell	5.15%	3.29%	1.36%	1.11%	1.61%
Other short-term investments	6.69	7.22	5.83	5.75	5.99
Investment securities available-for-sale	4.22	3.76	3.36	3.65	5.74
Commercial loans	6.87	5.62	4.22	4.12	4.68
Real estate construction loans	8.61	7.23	5.43	5.04	5.74
Commercial mortgage loans	7.27	6.23	5.19	5.35	6.12
Residential mortgage loans	6.02	5.74	5.68	6.12	6.88
Consumer loans	7.13	5.89	4.73	4.94	5.94
Lease financing	4.00	3.81	4.06	4.59	5.37
International loans	7.01	5.98	4.69	4.44	4.70

Total loans	6.74	5.84	5.05	5.23	6.01

Interest income as a percentage of earning assets	6.53	5.65	4.76	4.94	5.96
Domestic deposits	3.42	2.07	1.17	1.30	1.81
Deposits in foreign offices	4.82	4.18	2.60	3.15	3.36

Total interest-bearing deposits	3.47	2.14	1.21	1.34	1.85
Short-term borrowings	4.89	3.59	1.25	1.20	1.85
Medium- and long-term debt	5.63	4.05	2.39	2.14	2.58

Interest expense as a percentage of interest-bearing sources	3.89	2.46	1.38	1.46	1.98

Interest rate spread	2.64	3.19	3.38	3.48	3.98
Impact of net noninterest-bearing sources of funds	1.15	0.87	0.48	0.47	0.57

Net interest margin as a percentage of earning assets	3.79%	4.06%	3.86%	3.95%	4.55%

RATIOS
Return on average common shareholders’ equity	17.24%	16.90%	15.03%	13.12%	12.31%
Return on average assets	1.58	1.64	1.49	1.25	1.18
Efficiency ratio	58.92	58.01	55.60	53.19	47.05
Tier 1 common capital as a percentage of risk-weighted assets	7.54	7.78	8.13	8.04	7.39
Tier 1 risk-based capital as a percentage of risk-weighted assets	8.02	8.38	8.77	8.72	8.05
Total risk-based capital as a percentage of risk-weighted assets	11.63	11.65	12.75	12.71	11.72
PER SHARE DATA
Book value at year-end	$32.70	$31.11	$29.94	$29.20	$28.31
Market value at year-end	58.68	56.76	61.02	56.06	43.24
Market value for the year
High	60.10	63.38	63.80	56.34	66.09
Low	50.12	53.17	50.45	37.10	35.20
OTHER DATA (share data in millions)
Average common shares outstanding — basic	160	167	172	175	175
Average common shares outstanding — diluted	162	169	174	176	177
Number of banking centers	393	383	379	361	358
Number of employees (full-time equivalent)
Continuing operations	10,700	10,636	10,720	11,034	11,096
Discontinued operations	—	180	172	175	191