Form 10-K, Exhibit 13
period 2007-12-31
COMERICA INC /NEW/
filed 2008-02-26
CIK 28412

FINANCIAL REVIEW AND REPORTS

Comerica Incorporated and Subsidiaries

Performance Graph	18
Financial Results and Key Corporate Initiatives	20
Overview/Earnings Performance	21
Strategic Lines of Business	33
Balance Sheet and Capital Funds Analysis	37
Risk Management	44
Critical Accounting Policies	62
Forward-Looking Statements	67
Consolidated Financial Statements:
Consolidated Balance Sheets	68
Consolidated Statements of Income	69
Consolidated Statements of Changes in Shareholders’ Equity	70
Consolidated Statements of Cash Flows	71
Notes to Consolidated Financial Statements	72
Report of Management	131
Reports of Independent Registered Public Accounting Firm	132
Historical Review	134

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return
Among Comerica Incorporated, Keefe 50-Bank Index, and S&P 500 Index
(Assumes $100 Invested on 12/31/02 and Reinvestment of Dividends)

The performance shown on the graph above is not necessarily indicative of future performance.

TABLE 1: SELECTED FINANCIAL DATA

	Years Ended December 31
	2007	2006	2005	2004	2003
	(dollar amounts in millions, except per share data)

EARNINGS SUMMARY
Net interest income	$2,003	$1,983	$1,956	$1,811	$1,928
Provision for loan losses	212	37	(47)	64	377
Noninterest income	888	855	819	808	850
Noninterest expenses	1,691	1,674	1,613	1,458	1,452
Provision for income taxes	306	345	393	349	291
Income from continuing operations	682	782	816	748	658
Income from discontinued operations, net of tax	4	111	45	9	3
Net income	686	893	861	757	661
PER SHARE OF COMMON STOCK
Diluted earnings per common share:
Income from continuing operations	$4.40	$4.81	$4.84	$4.31	$3.73
Net income	4.43	5.49	5.11	4.36	3.75
Cash dividends declared	2.56	2.36	2.20	2.08	2.00
Common shareholders’ equity	34.12	32.70	31.11	29.94	29.20
Market value	43.53	58.68	56.76	61.02	56.06
YEAR-END BALANCES
Total assets	$62,331	$58,001	$53,013	$51,766	$52,592
Total earning assets	57,448	54,052	48,646	48,016	48,804
Total loans	50,743	47,431	43,247	40,843	40,302
Total deposits	44,278	44,927	42,431	40,936	41,463
Total medium- and long-term debt	8,821	5,949	3,961	4,286	4,801
Total common shareholders’ equity	5,117	5,153	5,068	5,105	5,110
AVERAGE BALANCES
Total assets	$58,574	$56,579	$52,506	$50,948	$52,980
Total earning assets	54,688	52,291	48,232	46,975	48,841
Total loans	49,821	47,750	43,816	40,733	42,370
Total deposits	41,934	42,074	40,640	40,145	41,519
Total medium- and long-term debt	8,197	5,407	4,186	4,540	5,074
Total common shareholders’ equity	5,070	5,176	5,097	5,041	5,033
CREDIT QUALITY
Allowance for loan losses	$557	$493	$516	$673	$803
Allowance for credit losses on lending- related commitments	21	26	33	21	33
Total allowance for credit losses	578	519	549	694	836
Total nonperforming assets	423	232	162	339	538
Net loan charge-offs	149	60	110	194	365
Net credit-related charge-offs	153	72	116	194	365
Net loan charge-offs as a percentage of average total loans	0.30%	0.13%	0.25%	0.48%	0.86%
Net credit-related charge-offs as a percentage of average total loans	0.31	0.15	0.26	0.48	0.86
Allowance for loan losses as a percentage of total period-end loans	1.10	1.04	1.19	1.65	1.99
Allowance for loan losses as a percentage of total nonperforming loans	138	231	373	215	158
RATIOS
Net interest margin	3.66%	3.79%	4.06%	3.86%	3.95%
Return on average assets	1.17	1.58	1.64	1.49	1.25
Return on average common shareholders’ equity	13.52	17.24	16.90	15.03	13.12
Efficiency ratio	58.58	58.92	58.01	55.60	53.19
Dividend payout ratio	57.79	42.99	43.05	47.71	53.33
Total payout to shareholders	142.44	85.79	104.11	96.56	57.60
Average common shareholders’ equity as a percentage of average assets	8.66	9.15	9.71	9.90	9.50
Tier 1 common capital as a percentage of risk-weighted assets	6.85	7.54	7.78	8.13	8.04
Tier 1 capital as a percentage of risk-weighted assets	7.51	8.03	8.38	8.77	8.72

2007 FINANCIAL RESULTS AND KEY CORPORATE INITIATIVES

Financial Results

•	Reported income from continuing operations of $682 million, or $4.40 per diluted share for 2007, compared to $782 million, or $4.81 per diluted share, for 2006. The most significant item contributing to the $100 million decrease in income from continuing operations in 2007, when compared to 2006, was an increase in the provision for loan losses of $175 million. Net income was $686 million, or $4.43 per diluted share for 2007, compared to $893 million, or $5.49 per diluted share for 2006. Included in net income in 2006 was a $108 million after-tax gain on the sale of the Corporation’s Munder subsidiary

•	Returned 13.52 percent on average common shareholders’ equity and 1.17 percent on average assets

•	Generated growth from December 31, 2006 to December 31, 2007 of $3.3 billion in loans and $1.3 billion in unused commitments to extend credit

•	Generated geographic market growth in average loans (excluding Financial Services Division) of seven percent from 2006 to 2007, including Texas (16 percent), Western (13 percent) and Florida (11 percent), with the Midwest market down one percent

•	Increased total revenue two percent, including four percent growth in noninterest income. Excluding a $47 million Financial Services Division-related lawsuit settlement and a $12 million loss on the sale of the Mexican bank charter in 2006, total revenue growth was three percent and noninterest income growth was eight percent

•	Contained the increase in noninterest expenses to $17 million, or one percent, from 2006. 2007 included incremental expenses related to new banking centers ($23 million), a charge related to the Corporation’s membership in Visa, Inc. (Visa) ($13 million) and costs associated with the previously announced headquarters move to Dallas, Texas ($6 million). 2006 noninterest expense included interest on tax liabilities of $38 million. Interest on tax liabilities was not classified in noninterest expenses in 2007, and instead classified in the “provision for income taxes”. Full-time equivalent employees increased less than one percent from 2006 to 2007, even with the addition of 30 new banking centers during the period

•	Incurred net credit-related charge-offs of 31 basis points as a percent of average total loans in 2007, compared to 15 basis points in 2006; nonperforming assets increased to $423 million, reflecting challenges in the residential real estate development industry in Michigan and California

•	Raised the quarterly cash dividend 8.5 percent, to $0.64 per share, an annual rate of $2.56 per share, for an annual dividend payout ratio of 58 percent

•	Repurchased 10 million shares of outstanding common stock in the open market for $580 million, which combined with dividends, returned 142 percent of earnings to shareholders

Key Corporate Initiatives

•	Relocated corporate headquarters to Dallas, Texas, where Comerica already had a major presence, to position the Corporation in a more central location with greater accessibility to all markets. Comerica is now the largest bank headquartered in Texas

•	Continued organic growth focused in high growth markets, including opening 30 new banking centers in 2007; in 2008, Comerica expects to open 32 new banking centers. Since the banking center expansion program began in late 2004, new banking centers have resulted in nearly $1.8 billion in new deposits

•	Continued to refine and develop the enterprise-wide risk management and compliance programs, including improvement of analytics, systems and reporting

•	Managed full-time equivalent staff growth to less than one percent, even with approximately 140 full-time equivalent employees added to support new banking center openings

•	Reduced automotive production exposure from loans, unused commitments and standby letters of credit and financial guarantees from $4.2 billion at December 31, 2006 to $3.7 billion at December 31, 2007

OVERVIEW/EARNINGS PERFORMANCE

Comerica Incorporated (the Corporation) is a financial holding company headquartered in Dallas, Texas. The Corporation’s major business segments are the Business Bank, the Retail Bank and Wealth & Institutional Management. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Midwest, Western, Texas and Florida.

The accounting and reporting policies of the Corporation and its subsidiaries conform to U.S. generally accepted accounting principles and prevailing practices within the banking industry. The Corporation’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 72 in Note 1 to the consolidated financial statements. The most critical of these significant accounting policies are discussed in the “Critical Accounting Policies” section on page 62 of this financial review.

As a financial institution, the Corporation’s principal activity is lending to and accepting deposits from businesses and individuals. The primary source of revenue is net interest income, which is derived principally from the difference between interest earned on loans and investment securities and interest paid on deposits and other funding sources. The Corporation also provides other products and services that meet the financial needs of customers and which generate noninterest income, the Corporation’s secondary source of revenue. Growth in loans, deposits and noninterest income is affected by many factors, including the economic growth in the markets the Corporation serves, the financial requirements and health of customers and successfully adding new customers and/or increasing the number of products used by current customers. Success in providing products and services depends on the financial needs of customers and the types of products desired.

The Corporation sold its stake in Munder Capital Management (Munder) in 2006. This financial review and the consolidated financial statements reflect Munder as a discontinued operation in all periods presented. For detailed information concerning the sale of Munder and the components of discontinued operations, refer to Note 26 to the consolidated financial statements on page 127.

The remaining discussion and analysis of the Corporation’s results of operations is based on results from continuing operations.

The Corporation generated growth of $3.3 billion in loans and $1.3 billion in unused commitments to extend credit from December 31, 2006 to December 31, 2007. Excluding Financial Services Division, nearly all business lines showed average loan growth in 2007, compared to 2006, including Specialty Businesses, which includes Entertainment, Energy, Leasing, and Technology and Life Sciences (17 percent), Global Corporate Banking (12 percent), Private Banking (11 percent), National Dealer Services (5 percent), Commercial Real Estate (5 percent), Small Business (5 percent) and Middle Market (5 percent). Excluding Financial Services Division, average loans grew in the Texas (16 percent), Western (13 percent) and Florida (11 percent) geographic markets in 2007, compared to 2006, and declined one percent in the Midwest market. Average loans decreased 44 percent in 2007 in the Financial Services Division, where customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain customer services expenses (included in noninterest expenses on the consolidated statements of income) and/or makes low-rate loans (included in net interest income on the consolidated statements of income) to such customers. Average deposits excluding Financial Services Division increased $1.9 billion, or five percent from 2006. The increase in average deposits excluding Financial Services Division when compared to 2006, resulted primarily from an increase in customer and institutional certificates of deposit. Average Financial Services Division deposits decreased $2.0 billion, or 34 percent, in 2007, compared to 2006. The decrease in average Financial Services Division deposits in 2007, when compared to 2006, resulted from a $1.5 billion decrease in average noninterest-bearing deposits and a $508 million decrease in average interest-bearing deposits. Noninterest-bearing deposits in the Corporation’s Financial Services Division include title and escrow deposits, which benefit from home mortgage financing and refinancing activity. Financial Services Division deposit levels may change with the direction of mortgage activity changes, the desirability of such deposits and competition for deposits. Net interest income increased one percent in 2007, compared to 2006, primarily due to loan growth.

Noninterest income, excluding net securities gains, net gain (loss) on sales of businesses and income from lawsuit settlement, increased seven percent in 2007, compared to 2006, resulting primarily from increases in fiduciary income ($19 million), commercial lending fees ($10 million), income from principal investing and warrants ($9 million) and card fees ($8 million).

The Corporation’s credit staff closely monitors the financial health of lending customers in order to assess ability to repay and to adequately provide for expected losses. Loan quality was impacted by challenges in the residential real estate development industry in Michigan and California and a leveling off of overall credit quality improvement trends in the Texas market and remaining businesses in the Western market. Credit quality trends resulted in an increase in net credit-related charge-offs and nonperforming assets in 2007, compared to 2006. The tools developed in the past several years for evaluating the adequacy of the allowance for loan losses, and the resulting information gained from these processes, continue to help the Corporation monitor and manage credit risk.

Noninterest expenses increased one percent in 2007, compared to 2006, primarily due to increases in net occupancy and equipment expense ($18 million), regular salaries ($16 million) and a charge related to the Corporation’s membership in Visa ($13 million), partially offset by a decrease resulting from the prospective change in the classification of interest on tax liabilities to “provision for income taxes” on the consolidated statements of income effective January 1, 2007. Noninterest expenses included $38 million of interest on tax liabilities in 2006. The $18 million increase in net occupancy and equipment expense in 2007 included $9 million from the addition of 30 new banking centers. Full-time equivalent employees increased by less than one percent (approximately 80 employees) from year-end 2006 to year-end 2007, even with approximately 140 full-time equivalent employees added to support new banking center openings.

A majority of the Corporation’s revenues are generated by the Business Bank business segment, making the Corporation highly sensitive to changes in the business environment in its primary geographic markets. To facilitate better balance among business segments and geographic markets, the Corporation opened 30 new banking centers in 2007 in markets with favorable demographics and plans to continue banking center expansion in these markets. This is expected to provide opportunity for growth across all business segments, especially in the Retail Bank and Wealth & Institutional Management segments, as the Corporation penetrates existing relationships through cross-selling and develops new relationships.

For 2008, management expects the following, compared to 2007 from continuing operations (assumes the economy experiences slow growth in 2007 rather than a recession):

•	Mid to high single-digit average loan growth, excluding Financial Services Division loans, with flat growth in the Midwest market, high single-digit growth in the Western market and low double-digit growth in the Texas market

•	Average earning asset growth in excess of average loan growth

•	Average Financial Services Division noninterest-bearing deposits of $1.2 to $1.4 billion. Financial Services Division loans will fluctuate in tandem with the level of noninterest-bearing deposits

•	Based on the federal funds rate declining to 2.00 percent by mid-year 2008, average full year net interest margin between 3.10 and 3.15 percent, including the effects of higher levels of securities, lower value of noninterest-bearing deposits, average loan growth exceeding average deposit growth and the 2008 FAS 91 impact discussed below

•	Average net credit-related charge-offs between 45 and 50 basis points of average loans, with charge-offs in the first half higher than in the second half of 2008. The provision for credit losses is expected to exceed net charge-offs

•	Low single-digit growth in noninterest income

•	Low single-digit decline in noninterest expenses, excluding the provision for credit losses on lending-related commitments and including the 2008 FAS 91 impact discussed below

•	Effective tax rate of about 32 percent

•	Maintain a Tier one common capital ratio comparable to year-end 2007

•	Statement of Financial Accounting Standards No. 91 (FAS 91) - Accounting for Loan Origination Fees and Costs. Beginning in 2008, a change in the application of FAS 91 will result in deferral and amortization (over the loan life) to net interest income of more fees and costs. Based on assumptions for loan growth, loan fees and average loan life, the estimated impact on 2008, compared to 2007, will be to lower the net interest margin by about 3-4 basis points (approximately $20 million), lower noninterest expenses by about 3-4 percent (approximately $60 million) and increase earnings per share by about four cents per quarter

TABLE 2: ANALYSIS OF NET INTEREST INCOME-Fully Taxable Equivalent (FTE)

	Years Ended December 31
	2007			2006			2005
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(dollar amounts in millions)

Commercial loans(1)(2)(3)	$28,132	$2,038	7.25%	$27,341	$1,877	6.87%	$24,575	$1,381	5.62%
Real estate construction loans	4,552	374	8.21	3,905	336	8.61	3,194	231	7.23
Commercial mortgage loans	9,771	709	7.26	9,278	675	7.27	8,566	534	6.23
Residential mortgage loans	1,814	111	6.13	1,570	95	6.02	1,388	80	5.74
Consumer loans	2,367	166	7.00	2,533	181	7.13	2,696	159	5.89
Lease financing	1,302	40	3.04	1,314	52	4.00	1,283	49	3.81
International loans	1,883	133	7.06	1,809	127	7.01	2,114	126	5.98
Business loan swap expense(4)	—	(67)	—	—	(124)	—	—	(2)	—
Total loans(2)(3)(5)	49,821	3,504	7.03	47,750	3,219	6.74	43,816	2,558	5.84

Investment securities available-for-sale(6)	4,447	206	4.56	3,992	174	4.22	3,861	148	3.76
Federal funds sold and securities purchased under agreements to resell	164	9	5.28	283	14	5.15	390	12	3.29
Other short-term investments	256	14	5.65	266	18	6.69	165	12	7.22

Total earning assets	54,688	3,733	6.82	52,291	3,425	6.53	48,232	2,730	5.65
Cash and due from banks	1,352			1,557			1,721
Allowance for loan losses	(520)			(499)			(623)
Accrued income and other assets	3,054			3,230			3,176

Total assets	$58,574			$56,579			$52,506

Money market and NOW deposits(1)	$14,937	460	3.08	$15,373	443	2.88	$17,282	337	1.95
Savings deposits	1,389	13	0.93	1,441	11	0.79	1,545	7	0.49
Customer certificates of deposit	7,687	342	4.45	6,505	261	4.01	5,418	148	2.73
Institutional certificates of deposit(4)(7)	5,563	300	5.39	4,489	235	5.23	511	19	3.72
Foreign office time deposits(8)	1,071	52	4.85	1,131	55	4.82	877	37	4.18

Total interest-bearing deposits	30,647	1,167	3.81	28,939	1,005	3.47	25,633	548	2.14
Short-term borrowings	2,080	105	5.06	2,654	130	4.89	1,451	52	3.59
Medium- and long-term debt(4)(7)	8,197	455	5.55	5,407	304	5.63	4,186	170	4.05

Total interest-bearing sources	40,924	1,727	4.22	37,000	1,439	3.89	31,270	770	2.46

Noninterest-bearing deposits(1)	11,287			13,135			15,007
Accrued expenses and other liabilities	1,293			1,268			1,132
Shareholders’ equity	5,070			5,176			5,097

Total liabilities and shareholders’ equity	$58,574			$56,579			$52,506

Net interest income/rate spread (FTE)		$2,006	2.60		$1,986	2.64		$1,960	3.19

FTE adjustment(9)		$3			$3			$4

Impact of net noninterest-bearing sources of funds			1.06			1.15			0.87

Net interest margin (as a percentage of average earning assets) (FTE)(2)(3)			3.66%			3.79%			4.06%

(1) FSD balances included above:
Loans (primarily low-rate)	$1,318	$9	0.69%	$2,363	$13	0.57%	$1,893	$8	0.45%
Interest-bearing deposits	1,202	47	3.91	1,710	66	3.86	2,600	76	2.91
Noninterest-bearing deposits	2,836			4,374			5,851
(2) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.32)%			(0.59)%			(0.43)%
Total loans			(0.18)			(0.32)			(0.24)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			(0.08)			(0.16)			(0.15)
(3) Impact of 2005 warrant accounting change on the following:
Commercial loans								$20	0.08%
Total loans								20	0.05
Net interest margin (FTE)								20	0.04

(4)	The gain or loss attributable to the effective portion of cash flow hedges of loans is shown in “Business loan swap expense”. The gain or loss attributable to the effective portion of fair value hedges of institutional certificates of deposits and medium- and long-term debt, which totaled a net gain of $12 million in 2007, is included in the related interest expense line items.
(5)	Nonaccrual loans are included in average balances reported and are used to calculate rates.
(6)	Average rate based on average historical cost.

(7)	Institutional certificates of deposit and medium- and long-term debt average balances have been adjusted to reflect the gain or loss attributable to the risk hedged by risk management swaps that qualify as a fair value hedge.
(8)	Includes substantially all deposits by foreign domiciled depositors; deposits are primarily in excess of $100,000.
(9)	The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3: RATE-VOLUME ANALYSIS-Fully Taxable Equivalent (FTE)

	2007/2006			2006/2005
	Increase	Increase	Net	Increase	Increase	Net
	(Decrease)	(Decrease)	Increase	(Decrease)	(Decrease)	Increase
	Due to Rate	Due to Volume*	(Decrease)	Due to Rate	Due to Volume*	(Decrease)
	(in millions)

Interest income (FTE):
Loans:
Commercial loans	$104	$57	$161	$306	$190	$496
Real estate construction loans	(16)	54	38	44	61	105
Commercial mortgage loans	(1)	35	34	89	52	141
Residential mortgage loans	1	15	16	4	11	15
Consumer loans	(3)	(12)	(15)	34	(12)	22
Lease financing	(12)	—	(12)	2	1	3
International loans	1	5	6	22	(21)	1
Business loan swap expense	57	—	57	(122)	—	(122)

Total loans	131	154	285	379	282	661
Investment securities available-for-sale	11	21	32	20	6	26
Federal funds and securities purchased under agreements to resell	1	(6)	(5)	8	(6)	2
Other short-term investments	(3)	(1)	(4)	1	5	6

Total interest income (FTE)	140	168	308	408	287	695
Interest expense:
Interest-bearing deposits:
Money market and NOW accounts	30	(13)	17	161	(55)	106
Savings deposits	2	—	2	5	(1)	4
Certificates of deposit	29	52	81	69	44	113
Institutional certificates of deposit	7	58	65	8	208	216
Foreign office time deposits	—	(3)	(3)	6	12	18

Total interest-bearing deposits	68	94	162	249	208	457
Short-term borrowings	5	(30)	(25)	19	59	78
Medium- and long-term debt	(4)	155	151	66	68	134

Total interest expense	69	219	288	334	335	669

Net interest income (FTE)	$71	$(51)	$20	$74	$(48)	$26

* Rate/volume variances are allocated to variances due to volume.

Net Interest Income

Net interest income is the difference between interest and yield-related fees earned on assets and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Gains and losses related to the effective portion of risk management interest rate swaps that qualify as hedges are included with the interest income or expense of the hedged item when classified in net interest income. Net interest income on a fully taxable equivalent (FTE) basis comprised 69 percent of total revenues in 2007, compared to 70 percent in 2006 and 71 percent in 2005. Table 2 on page 23 of this financial review provides an analysis of net interest income for the years ended December 31, 2007, 2006 and 2005. The rate-volume analysis in Table 3 above details the components of the change in net interest income on a FTE basis for 2007 compared to 2006 and 2006 compared to 2005.

Net interest income (FTE) was $2.0 billion in 2007, an increase of $20 million, or one percent, from 2006. The net interest margin (FTE), which is net interest income (FTE) expressed as a percentage of average earning assets, decreased to 3.66 percent in 2007, from 3.79 percent in 2006. The increase in net interest income in 2007 was due to loan growth, which was partially offset by a decline in noninterest-bearing deposits (primarily in the Financial Services Division) and competitive environments for both loan and deposit pricing. The decrease in net interest margin (FTE) was due to loan growth, a competitive loan and deposit pricing environment and changes in the funding mix, including a continued shift in funding sources toward higher-cost funds. Partially offsetting these decreases were maturities of interest rate swaps that carried negative spreads, which provided a 10 basis point improvement to the net interest margin in 2007, compared to 2006. Average earning assets increased $2.4 billion, or five percent, to $54.7 billion in 2007, compared to 2006, primarily as a result of a $2.1 billion increase in average loans and a $455 million increase in average investment securities available-for-sale. Average Financial Services Division loans (primarily low-rate) decreased $1.0 billion, and average Financial Services Division noninterest-bearing deposits decreased $1.5 billion in 2007, compared to 2006.

The Corporation expects, on average, net interest margin in 2008 to be between 3.10 and 3.15 percent for the full year, based on the federal funds rate declining to 2.00 percent by mid-year 2008 and including the effects of higher levels of securities, lower value of noninterest-bearing deposits, average loan growth exceeding average deposit growth and the 2008 FAS 91 impact discussed in the 2008 guidance provided on page 22 of this financial review.

Net interest income and net interest margin are impacted by the operations of the Corporation’s Financial Services Division. Financial Services Division customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain customer services expenses (included in “noninterest expenses” on the consolidated statements of income) and/or makes low-rate loans (included in “net interest income” on the consolidated statements of income) to such customers. Footnote (1) to Table 2 on page 23 of this financial review displays average Financial Services Division loans and deposits, with related interest income/expense and average rates. As shown in Footnote (2) to Table 2 on page 23 of this financial review, the impact of Financial Services Division loans (primarily low-rate) on net interest margin (assuming the loans were funded by Financial Services Division noninterest-bearing deposits) was a decrease of 8 basis points in 2007, compared to a decrease of 16 basis points in 2006.

The Corporation implements various asset and liability management tactics to manage net interest income exposure to interest rate risk. Refer to the “Interest Rate Risk” section on page 54 of this financial review for additional information regarding the Corporation’s asset and liability management policies.

In 2006, net interest income (FTE) was $2.0 billion, an increase of $26 million, or one percent, from 2005. The net interest margin (FTE) decreased to 3.79 percent in 2006, from 4.06 percent in 2005. The increase in net interest income in 2006 was due to strong loan growth, which was nearly offset by a decline in noninterest-bearing deposits (primarily in the Financial Services Division), competitive environments for both loan and deposit pricing and the impact of warrant accounting change discussed in Note 1 to the consolidated financial statements on page 72, which resulted in a $20 million increase in net interest income in 2005. A greater contribution from noninterest-bearing deposits in a higher rate environment also benefited net interest income in 2006. The decrease in net interest margin (FTE) was due to the 2005 warrant accounting change, which increased the 2005 net interest margin by four basis points, the changes in average Financial Services Division loans and noninterest-bearing deposits discussed below, competitive loan and deposit pricing, a change in the interest-bearing deposit mix toward higher-cost deposits and the margin impact of loan growth funded with non-core deposits and purchased funds. Average earning assets increased $4.1 billion, or eight percent, to $52.3 billion in 2006, compared to 2005, primarily as a result of a $3.9 billion increase in average loans and a $131 million increase in average investment securities available-for-sale. Average Financial Services Division loans (primarily low-rate) increased $470 million, and average Financial Services Division noninterest-bearing deposits decreased $1.5 billion in 2006, compared to 2005.

Provision for Credit Losses

The provision for credit losses includes both the provision for loan losses and the provision for credit losses on lending-related commitments. The provision for loan losses reflects management’s evaluation of the adequacy of the allowance for loan losses. The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The provision for credit losses on lending-related commitments, a component of “noninterest expenses” on the consolidated statements of income, reflects management’s assessment of the adequacy of the allowance for credit losses on lending-related commitments. The allowance for credit losses on lending-related commitments, which is included in “accrued expenses and other liabilities” on the consolidated balance sheets, covers probable credit-related losses inherent in credit-related commitments, including letters of credit and financial guarantees. The Corporation performs an in-depth quarterly credit quality review to determine the adequacy of both allowances. For a further discussion of both the allowance for loan losses and the allowance for credit losses on lending-related commitments, refer to the “Credit Risk” section of this financial review on page 44, and the “Critical Accounting Policies” section on page 62 of this financial review.

The provision for loan losses was $212 million in 2007, compared to $37 million in 2006 and a negative provision of $47 million in 2005. The $175 million increase in the provision for loan losses in 2007, compared to 2006, resulted primarily from challenges in the residential real estate development industry in Michigan and California and a leveling off of overall credit quality improvement trends in the Texas market and the remaining businesses of the Western market. These credit trends reflect economic conditions in the Corporation’s three largest geographic markets. While the economic conditions in Michigan deteriorated over the last year, the economic conditions in Texas continued to experience growth at a rate somewhat faster than the national economy, while those in California, other than real estate, grew at a rate equal to the nation as a whole. The average 2007 Michigan Business Activity index compiled by the Corporation was slightly lower than the average for 2006. However, intense restructuring efforts in the Michigan-based automotive sector created a significant drag on the state economy that spilled over to other sectors, with the residential real estate development industry one of the most affected. Forward-looking indicators suggest that current economic conditions in Michigan will deteriorate at about the same pace as in 2007 and that growth in California and Texas will be slower than it was last year. The increase in the provision for loan losses in 2006, when compared to 2005, was primarily the result of loan growth, challenges in the automotive industry and the Michigan residential real estate development industry, and a leveling off of credit quality improvement trends.

The provision for credit losses on lending-related commitments was a negative provision of $1 million in 2007, compared to charges of $5 million and $18 million in 2006 and 2005, respectively. The $6 million decrease in the provision for credit losses on lending-related commitments in 2007 was primarily the result of a decrease in specific reserves related to unused commitments extended to two large customers in the automotive industry. These reserves declined due to sales of commitments and improved market values for the remaining commitments. The decrease in 2006 was primarily due to reduced reserve needs resulting from improved market values for unfunded commitments to certain customers in the automotive industry. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented on page 45 of this financial review.

Net loan charge-offs in 2007 were $149 million, or 0.30 percent of average total loans, compared to $60 million, or 0.13 percent, in 2006 and $110 million, or 0.25 percent, in 2005. The $89 million increase from 2006 resulted primarily from increases in Midwest residential real estate development ($43 million), Midwest middle market lending ($34 million) and Western residential real estate development ($16 million). Total net credit-related charge-offs, which includes net charge-offs on both loans and lending-related commitments, were $153 million, or 0.31 percent of average total loans, in 2007, compared to $72 million, or 0.15 percent, in 2006 and $116 million, or 0.26 percent, in 2005. Of the $81 million increase in net credit-related charge-offs in 2007, compared to 2006, net credit-related charge-offs in the Business Bank business segment increased $80 million. By geographic market, net credit-related charge-offs in the Midwest and Western markets increased $62 million and $27 million in 2007 compared to 2006. Net credit-related charge-offs in 2006 were impacted by a decision to sell a $74 million portfolio of loans related to manufactured housing. These loans were transferred to held-for-sale in the fourth quarter 2006, which required a charge-off of $9 million to adjust the loans to estimated fair value. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Table 8 on page 45 of this financial review. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented on page 45 of this financial review.

Management expects full-year 2008 average net credit-related charge-offs between 45 and 50 basis points of average loans, with charge-offs in the first half higher than in the second half of 2008. The provision for credit losses is expected to exceed net charge-offs.

Noninterest Income

	Years Ended December 31
	2007	2006	2005
	(in millions)

Service charges on deposit accounts	$221	$218	$218
Fiduciary income	199	180	174
Commercial lending fees	75	65	63
Letter of credit fees	63	64	70
Foreign exchange income	40	38	37
Brokerage fees	43	40	36
Card fees	54	46	39
Bank-owned life insurance	36	40	38
Net income from principal investing and warrants	19	10	17
Net securities gains	7	—	—
Net gain (loss) on sales of businesses	3	(12)	1
Income from lawsuit settlement	—	47	—
Other noninterest income	128	119	126

Total noninterest income	$888	$855	$819

Noninterest income increased $33 million, or four percent, to $888 million in 2007, compared to $855 million in 2006, and increased $36 million, or five percent, in 2006, compared to $819 million in 2005. Excluding net securities gains, net gain (loss) on sales of businesses and income from lawsuit settlement, noninterest income increased seven percent in 2007 and less than one percent in 2006. An analysis of increases and decreases by individual line item is presented below.

Service charges on deposit accounts increased $3 million, or one percent, to $221 million in 2007, compared to $218 million in both 2006 and 2005.

Fiduciary income increased $19 million, or 11 percent, in 2007 and increased $6 million, or four percent, in 2006. Personal and institutional trust fees are the two major components of fiduciary income. These fees are based on services provided and assets managed. Fluctuations in the market values of the underlying assets managed, which include both equity and fixed income securities, impact fiduciary income. The increase in 2007 and 2006 was due to net new business and market appreciation.

Commercial lending fees increased $10 million, or 16 percent, in 2007, compared to an increase of $2 million, or two percent, in 2006. The increases in 2007 and 2006 were primarily due to higher commercial loan commitment and participation fees.

Letter of credit fees decreased $1 million, or two percent, in 2007, compared to a decrease of $6 million, or eight percent, in 2006. The 2007 decrease in letter of credit fees was principally due to competitive pricing pressures and lower demand resulting from the recent challenges in the residential real estate market. Of the 2006 decline, $3 million reflected the impact, in 2005, of an adjustment of deferred fee amortization to more closely align the amortization periods with actual terms of the letters of credit.

Foreign exchange income increased $2 million, or five percent, to $40 million in 2007, compared to $38 million and $37 million in 2006 and 2005, respectively. The increase in 2007 was primarily due to the impact of exchange rate changes on the Canadian dollar denominated net assets held at the Corporation’s Canadian branch.

Brokerage fees of $43 million increased $3 million, or nine percent, in 2007, compared to $40 million and $36 million in 2006 and 2005, respectively. Brokerage fees include commissions from retail broker transactions and mutual fund sales and are subject to changes in the level of market activity. The increase in 2007 was primarily due to increased customer investments in money market mutual funds. The increase in 2006 was primarily due to increased transaction volumes as a result of improved market conditions.

Card fees, which consist primarily of interchange fees earned on debit and commercial cards, increased $8 million, or 16 percent, to $54 million, compared to $46 million in 2006, and increased $7 million, or 17 percent, compared to $39 million in 2005. Growth in both 2007 and 2006 resulted primarily from an increase in transaction volume caused by the continued shift to electronic banking, new customer accounts and new products.

Bank-owned life insurance income decreased $4 million, to $36 million in 2007, compared to an increase of $2 million, to $40 million in 2006. The decrease in 2007 resulted primarily from a decrease in death benefits received and decreased earnings, as a result of interest rate changes.

Net income from principal investing and warrants increased $9 million to $19 million in 2007, compared to $10 million in 2006 and $17 million in 2005. The $9 million increase in 2007 included a $5 million increase in warrant income and $4 million of additional income generated from the Corporation’s indirect private equity investments.

Net securities gains were $7 million in 2007, none of which were individually significant, and were minimal in both 2006 and 2005.

The net gain (loss) on sales of businesses in 2007 included a net gain of $1 million on the sale of an insurance subsidiary and a $2 million adjustment to reduce the loss on the 2006 sale of the Corporation’s Mexican bank charter, while 2006 included a net loss of $12 million on the sale of the Mexican bank charter.

The income from lawsuit settlement of $47 million in 2006 resulted from a payment received to settle a Financial Services Division-related lawsuit in the fourth quarter 2006.

Other noninterest income increased $9 million, or eight percent, in 2007, compared to a decrease of $7 million, or five percent, in 2006. The following table illustrates fluctuations in certain categories included in “other noninterest income” on the consolidated statements of income.

	Years Ended December 31
	2007	2006	2005
	(in millions)

Other noninterest income
Risk management hedge gains (losses) from interest rate and foreign exchange contracts	$3	$(1)	$3
Amortization of low income housing investments	(33)	(29)	(25)
Gain on sale of SBA loans	14	12	16
Deferred compensation asset returns*	7	3	—

*	Compensation deferred by the Corporation’s officers is invested in stocks and bonds to reflect the investment selections of the officers. Income earned on these assets is reported in noninterest income and the offsetting increase in the liability is reported in salaries expense.

Management expects low single-digit growth in noninterest income in 2008 from 2007 levels.

Noninterest Expenses

	Years Ended December 31
	2007	2006	2005
	(in millions)

Salaries	$844	$823	$786
Employee benefits	193	184	178

Total salaries and employee benefits	1,037	1,007	964
Net occupancy expense	138	125	118
Equipment expense	60	55	53
Outside processing fee expense	91	85	77
Software expense	63	56	49
Customer services	43	47	69
Litigation and operational losses	18	11	14
Provision for credit losses on lending-related commitments	(1)	5	18
Other noninterest expenses	242	283	251

Total noninterest expenses	$1,691	$1,674	$1,613

Noninterest expenses increased $17 million, or one percent, to $1,691 million in 2007, compared to $1,674 million in 2006, and increased $61 million, or four percent, in 2006, from $1,613 million in 2005. Increases in regular salaries ($16 million), net occupancy and equipment expenses ($18 million), employee benefits ($9 million), and a $13 million charge in 2007 related to the Corporation’s membership in Visa, were substantially offset by a decrease due to the prospective change in classification of interest on tax liabilities to “provision for income taxes” in 2007 ($38 million). For further discussion of interest on tax liabilities, refer to Note 1 to the consolidated financial statements on page 72 and to the section in this financial review entitled “Income Taxes and Tax-Related Items.” In addition, noninterest expenses included approximately $6 million of costs related to the 2007 relocation of the Corporation’s headquarters to Dallas, Texas, reflected in salaries and other noninterest expenses. An analysis of increases and decreases by individual line item is presented below.

The following table summarizes the various components of salaries and employee benefits expense.

	Years Ended December 31
	2007	2006	2005
	(in millions)

Salaries
Regular salaries (including contract labor)	$635	$619	$582
Severance	4	8	6
Incentives	138	134	155
Deferred compensation plan costs	8	5	—
Share-based compensation	59	57	43

Total salaries	844	823	786
Employee benefits
Pension expense	36	39	31
Other employee benefits	157	145	147

Total employee benefits	193	184	178

Total salaries and employee benefits	$1,037	$1,007	$964

Salaries expense increased $21 million, or three percent, in 2007, compared to an increase of $37 million, or five percent, in 2006. The increase in 2007 was primarily due to increases in regular salaries of $16 million and incentive compensation of $4 million. The increase in regular salaries in 2007 was primarily the result of annual merit increases of approximately $18 million, partially offset by a decline in contract labor costs associated with technology-related projects. In addition, staff size increased approximately 80 full-time equivalent employees from year-end 2006 to year-end 2007, including approximately 140 full-time equivalent employees added in new banking centers. The increase in incentive compensation was primarily due to increased incentives tied to peer-based comparisons of corporate results. Severance included $2 million in 2007 related to the relocation of the Corporation’s headquarters to Dallas, Texas. The increase in 2006 was primarily due to increases in regular salaries of $37 million and shared-based compensation of $14 million. The increase in regular salaries in 2006 was primarily the result of annual merit increases of approximately $17 million and increased contract labor costs associated with technology-related projects. In addition, staff size from continuing operations increased approximately 65 full-time equivalent employees from year-end 2005 to year-end 2006. Shared-based compensation expense increased in 2006 primarily as a result of adopting the requisite service period provisions of SFAS 123 (revised 2004) (SFAS 123(R)), “Shared-Based Payment,” effective January 1, 2006, as discussed in Notes 1 and 15 to the consolidated financial statements on pages 72 and 95, respectively. These increases were partially offset by a $16 million decline in incentives.

Employee benefits expense increased $9 million, or five percent, in 2007, compared to an increase of $6 million, or three percent, in 2006. The increase in 2007 resulted primarily from an increase in defined contribution plan expense, mostly from a change in the Corporation’s core matching contribution rate effective January 1, 2007. The increase in 2006 resulted primarily from an increase in pension expense. For a further discussion of pension and defined contribution plan expense, refer to the “Critical Accounting Policies” on page 62 of this financial review and Note 16 to the consolidated financial statements on page 97.

Net occupancy and equipment expense increased $18 million, or ten percent, to $198 million in 2007, compared to an increase of $9 million, or six percent, in 2006. Net occupancy and equipment expense increased $9 million and $7 million in 2007 and 2006, respectively, due to the addition of 30 new banking centers in 2007, 25 in 2006 and 18 in 2005.

Outside processing fee expense increased $6 million, or seven percent, to $91 million in 2007, from $85 million in 2006, compared to an increase of $8 million, or 10 percent, in 2006. The 2007 increase is from higher volume in activity-based processing charges, in part related to outsourcing. The 2006 increase in outside processing fees resulted primarily from the outsourcing of certain trust and retirement services processing and a new electronic bill payment service marketed to corporate customers in 2006.

Software expense increased $7 million, or 12 percent, in 2007, compared to an increase of $7 million, or 15 percent in 2006. The increases in both 2007 and 2006 were primarily due to increased investments in technology and the implementation of several systems, including tools for a sales tracking system in the banking centers, anti-money laundering initiatives and a corporate banking portal, increasing both amortization and maintenance costs.

Customer services expense decreased $4 million, or seven percent, to $43 million in 2007, from $47 million in 2006, and decreased $22 million, or 33 percent, in 2006, from $69 million in 2005. Customer services expense represents compensation provided to customers, and is one method to attract and retain title and escrow deposits in the Financial Services Division. The amount of customer services expense varies from period to period as a result of changes in the level of noninterest-bearing deposits and low-rate loans in the Financial Services Division and the earnings credit allowances provided on these deposits, as well as a competitive environment.

Litigation and operational losses increased $7 million, or 55 percent, to $18 million in 2007, from $11 million in 2006, and decreased $3 million, or 17 percent, in 2006, compared to $14 million in 2005. Litigation and operational losses include traditionally defined operating losses, such as fraud or processing problems, as well as uninsured losses and litigation losses. These expenses are subject to fluctuation due to timing of authorized and actual litigation settlements as well as insurance settlements. The increase in 2007 reflected $13 million to record an estimated liability related to membership in Visa, partially offset by a litigation-related insurance settlement of $8 million received in the second quarter 2007. Members of the Visa card association participate in a loss sharing arrangement to allocate financial responsibilities arising from any potential adverse resolution of certain antitrust lawsuits challenging the practices of the association. The Corporation believes that its share of the proceeds from an expected initial public offering of Visa, anticipated in early 2008, will exceed its share of recorded losses.

The provision for credit losses on lending-related commitments was a negative provision of $1 million in 2007, compared to provisions of $5 million and $18 million in 2006 and 2005, respectively. For additional information on the provision for credit losses on lending-related commitments, refer to Notes 1 and 20 to the consolidated financial statements on pages 72 and 107, respectively, and the “Provision for Credit Losses” section on page 26 of this financial review.

Other noninterest expenses decreased $41 million, or 14 percent, in 2007, compared to an increase of $32 million, or 13 percent, in 2006. The decrease in 2007 was primarily the result of the prospective change in classification of interest on tax liabilities to “provision for income taxes” in 2007. The following table illustrates the fluctuations in certain categories included in “other noninterest expenses” on the consolidated statements of income. For a further discussion of interest on tax liabilities, refer to “Income Taxes and Tax-Related Items” below.

	Years Ended December 31
	2007		2006	2005
	(in millions)

Other noninterest expenses
Interest on tax liabilities	$	N/A	$38	$11
Charitable Foundation Contribution		2	10	10
Other real estate expenses		7	4	12

N/A- Not Applicable

Management expects a low single-digit decline in noninterest expenses in 2008 compared to 2007 levels, excluding the provision for credit losses on lending-related commitments and including the impact of a 2008 change in the application of FAS 91 discussed in the 2008 guidance provided on page 22 of this financial review.

The Corporation’s efficiency ratio (total noninterest expenses as a percentage of total revenue (FTE) excluding net securities gains) decreased to 58.58 percent in 2007, compared to 58.92 percent in 2006 and 58.01 percent in 2005. The efficiency ratio declined in 2007 primarily due to increased income levels and increased in 2006 primarily due to higher expense levels.

Income Taxes And Tax-Related Items

The provision for income taxes was $306 million in 2007, compared to $345 million in 2006 and $393 million in 2005. The provision for income tax in 2007 included a $9 million reduction ($6 million after-tax) of interest resulting from a settlement with the Internal Revenue Service (IRS) on a refund claim. The provision for income taxes in 2006 was impacted by the completion of an IRS audit of federal tax returns for years 1996 through 2000, the settlement of various refund claims and an adjustment to tax reserves. In the first quarter 2006, tax reserves, which include the provision for income taxes and interest expense on tax liabilities (included in “other noninterest expenses” in 2006 and 2005) were adjusted to reflect the resolution of those tax years and to reflect an updated assessment of reserves on certain types of structured lease transactions and a series of loans to foreign borrowers. Interest on tax liabilities was also reduced by $6 million in the second quarter 2006, upon settlement of various refund claims with the IRS. As previously disclosed in quarterly and annual SEC filings under the heading “Tax Contingency,” the IRS disallowed the benefits related to a series of loans to foreign borrowers. The Corporation has had ongoing discussions with the IRS related to the disallowance. In the fourth quarter 2006, based on settlements discussed, the Corporation recorded a charge to its tax reserves for the disallowed loan benefits. The following table summarizes the impact of the items described above on the Corporation’s consolidated statement of income for the year ended December 31, 2006.

	Year Ended December 31, 2006
	Interest on Tax Liabilities		Provision for
	Pre-tax	After-tax	Income Taxes
	(in millions)

Completion of IRS audit of the Corporation’s federal income tax returns for 1996-2000	$24	$15	$(16)
Settlement of various refund claims	(6)	(4)	(2)
Adjustment to tax reserves on a series of loans to foreign borrowers	14	9	22

Total tax-related items	$32	$20	$4

The effective tax rate, computed by dividing the provision for income taxes by income from continuing operations before income taxes, was 31.0 percent in 2007, 30.6 percent in 2006 and 32.5 percent in 2005. Changes in the effective tax rate in 2007 from 2006, and 2006 from 2005, are disclosed in Note 17 to the consolidated financial statements on page 103. The Corporation had a net deferred tax liability of $146 million at December 31, 2007. Included in net deferred taxes at December 31, 2007 were deferred tax assets of $514 million, net of a $2 million valuation allowance established for certain state deferred tax assets. A valuation allowance is provided when it is “more-likely-than-not” that some portion of the deferred tax asset will not be realized. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

On January 1, 2007, the Corporation adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” (FIN 48). As a result, the Corporation recognized an increase in the liability for unrecognized tax benefits of approximately $18 million at January 1, 2007, accounted for as a change in accounting principle via a decrease to the opening balance of retained earnings ($13 million net of tax). Prior disclosures on the change in unrecognized tax benefits resulting from the adoption of FIN 48 were adjusted to address an uncertain tax position that was incorrectly assessed at the time of adoption. The facts and circumstances surrounding this uncertain tax position were unchanged since January 1, 2007. For further discussion of FIN 48 refer to Note 17 to the consolidated financial statements on page 103.

In July, 2007, the State of Michigan replaced its current Single Business Tax (SBT) with a new Michigan Business Tax (MBT). Financial institutions are subject to an industry-specific tax which is based on net capital, effective January 1, 2008. Management believes the MBT will have an immaterial effect on the Corporation’s financial condition and results of operations when compared to the SBT. Both the SBT and MBT, when effective, are recorded in “Other noninterest expenses” on the consolidated statements of income.

Management expects an effective tax rate for the full-year 2008 of about 32 percent.

Income From Discontinued Operations, Net Of Tax

Income from discontinued operations, net of tax, was $4 million in 2007, compared to $111 million in 2006 and $45 million in 2005. Income from discontinued operations in 2007 reflected an adjustment to the initial gain recorded on the sale of the Corporation’s Munder subsidiary in 2006. Included in 2006 was a $108 million after-tax gain on the sale of Munder in the fourth quarter 2006. The Munder sale agreement included an interest-bearing contingent note with an initial principal amount of $70 million, which will be realized if the Corporation’s client-related revenues earned by Munder remain consistent with 2006 levels of approximately $17 million per year for the five years following the closing of the transaction (2007-2011). Future gains related to the contingent note are expected to be recognized periodically as targets for the Corporation’s client-related revenues earned by Munder are achieved. The potential future gains are expected to be recorded between 2008 and the fourth quarter of 2011, unless fully earned prior to that time. Included in 2005 was a $32 million after-tax gain in the fourth quarter 2005 that resulted from Munder’s sale of its minority interest in Framlington Group Limited (Framlington) (a London, England based investment manager). For further information on discontinued operations, refer to Note 26 to the consolidated financial statements on page 127.

STRATEGIC LINES OF BUSINESS

Business Segments

The Corporation’s operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth & Institutional Management. These business segments are differentiated based upon the products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. The Other category includes discontinued operations and items not directly associated with these business segments or the Finance Division. Note 24 to the consolidated financial statements on page 119 describes the business activities of each business segment and the methodologies which form the basis for these results, and presents financial results of these business segments for the years ended December 31, 2007, 2006 and 2005.

The following table presents net income (loss) by business segment.

	Years Ended December 31
	2007		2006		2005
	(dollar amounts in millions)

Business Bank	$503	75%	$589	74%	$658	74%
Retail Bank	99	15	144	18	174	19
Wealth & Institutional Management	70	10	61	8	63	7

	672	100%	794	100%	895	100%
Finance	4		(18)		(71)
Other*	10		117		37

Total	$686		$893		$861

*	Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

The Business Bank’s net income decreased $86 million, or 15 percent, to $503 million in 2007, compared to a decrease of $69 million, or 11 percent, to $589 million in 2006. Net interest income (FTE) was $1.3 billion in 2007, an increase of $11 million, or one percent, compared to 2006. The increase in net interest income (FTE) was primarily due to a $2.7 billion increase in average loan balances (excluding Financial Services Division) and a $524 million increase in average deposit balances (excluding Financial Services Division), partially offset by a decline in loan and deposit spreads. The provision for loan losses increased $164 million in 2007, from $14 million in 2006, primarily due to an increase in reserves in 2007 for the residential real estate development business, a reserve related to a single customer in the Technology and Life Sciences business line and credit improvements recognized in 2006, partially offset by a decrease in reserves related to the automotive industry in 2007. Excluding a $47 million Financial Services Division-related lawsuit settlement recorded in 2006 and a $12 million loss on the sale of the Mexican bank charter in 2006, noninterest income increased $21 million from 2006. The increase was primarily due to net securities gains of $7 million in 2007 and increases in commercial lending fees ($7 million) and card fees ($4 million) in 2007, when compared to 2006. Noninterest expenses of $708 million for 2007 decreased $33 million from 2006, primarily due to a $16 million decrease in allocated net corporate overhead expense, an $8 million decrease in provision for credit losses on lending-related commitments, and $8 million in legal fees recorded in 2006 related to the Financial Services Division-related lawsuit settlement noted previously. The corporate overhead allocation rates used were six percent and seven percent in 2007 and 2006, respectively. The one percentage point decrease in rate in 2007, when compared to 2006, resulted mostly from income tax related items.

The Retail Bank’s net income decreased $45 million, or 31 percent, to $99 million in 2007, compared to a decrease of $30 million, or 18 percent, to $144 million in 2006. Net interest income (FTE) of $627 million decreased $10 million, or two percent, in 2007, primarily due to decreases in loan and deposit spreads, partially offset by the benefit of a $349 million increase in average deposit balances. The provision for loan losses increased $18 million in 2007 primarily due to increases in credit-related reserves for Small Business Administration (SBA) loans and Small Business lending. Noninterest income of $220 million increased $10 million from 2006, primarily due to a $3 million increase in card fees and a $2 million increase in income from the sale of SBA loans. Noninterest expenses of

$655 million for 2007 increased $47 million from 2006, partially due to increases in salaries and employee benefits expense ($17 million), net occupancy expenses ($9 million) primarily related to the addition of new banking centers, outside processing fees ($5 million) and a charge related to the Corporation’s membership in Visa ($13 million). Partially offsetting these increases was an $8 million decrease in allocated net corporate overhead expenses. Refer to the Business Bank discussion above for an explanation of the decrease in allocated net corporate overhead expenses. The Corporation opened 30 new banking centers in 2007 and 25 new banking centers in 2006, contributing $56 million to noninterest expenses in 2007, an increase of $23 million compared to 2006.

Wealth & Institutional Management’s net income increased $9 million, or 14 percent, to $70 million in 2007, compared to a decrease of $2 million, or three percent, to $61 million in 2006. Net interest income (FTE) of $145 million decreased $2 million, or two percent, in 2007, compared to 2006, as decreases in loan spreads and average deposit balances were partially offset by an increase in average loan balances of $403 million from 2006. The provision for loan losses decreased $4 million, primarily due to an improvement from one large customer in the Midwest market. Noninterest income of $283 million increased $24 million, or 10 percent, in 2007, primarily due to a $19 million increase in fiduciary income and a $3 million increase in brokerage fees. Noninterest expenses of $322 million increased $9 million from 2006, primarily due to a $7 million increase in salaries and employee benefits expense and a $3 million increase in outside processing fee expense, partially offset by a $4 million decrease in allocated net corporate overhead expenses. Refer to the Business Bank discussion above for an explanation of the decrease in allocated net corporate overhead expenses.

Net income in the Finance Division was $4 million in 2007, compared to a net loss of $18 million in 2006. Contributing to the increase in net income was a $31 million increase in net interest income (FTE), primarily due to the rising rate environment in the first three quarters of the year, during which time interest income received from the lending-related business units increased faster than the longer-term value attributed to deposits generated by the business units, and the maturity of swaps with negative spreads, partially offset by an increase in wholesale funding.

Net income in the Other category was $10 million for 2007, compared to $117 million for 2006. Income from discontinued operations, net of tax, was $4 million in 2007, compared to $111 million for 2006. Discontinued operations in 2006 included a $108 million after-tax gain on the sale of the Corporation’s Munder subsidiary. Noninterest income increased $12 million from 2006, primarily due to a $4 million increase in net income from principal investing and warrants and a $4 million increase in deferred compensation asset returns. The remaining difference is due to timing differences between when corporate overhead expenses are reflected as a consolidated expense and when the expenses are allocated to the business segments.

Geographic Market Segments

The Corporation’s management accounting system also produces market segment results for the Corporation’s four primary geographic markets: Midwest, Western, Texas and Florida. In addition to the four primary geographic markets, Other Markets and International are also reported as market segments. The Finance & Other Businesses category includes discontinued operations. Note 24 to the consolidated financial statements on page 119 presents a description of each of these market segments as well as the financial results for the years ended December 31, 2007, 2006 and 2005.

The following table presents net income (loss) by market segment.

	Years Ended December 31
	2007		2006		2005
	(dollar amounts in millions)

Midwest	$277	42%	$319	41%	$351	39%
Western	170	25	273	34	338	38
Texas	79	12	82	10	89	10
Florida	7	1	14	2	15	2
Other Markets	89	13	72	9	62	7
International	50	7	34	4	40	4

	672	100%	794	100%	895	100%
Finance & Other Businesses*	14		99		(34)

Total	$686		$893		$861

*	Includes discontinued operations and items not directly associated with the market segments.

The Midwest market’s net income decreased $42 million, or 14 percent, to $277 million in 2007, compared to a decrease of $32 million, or nine percent, to $319 million in 2006. Net interest income (FTE) of $863 million decreased $45 million from 2006, primarily due to a decrease in loan spreads. The provision for loan losses increased $11 million, primarily due to an increase in residential real estate development reserves in 2007, compared to 2006, partially offset by a decrease in reserves related to the automotive industry in 2007. Noninterest income of $471 million increased $19 million from 2006 due to a $10 million increase in fiduciary income, a $6 million increase in card fees and a $3 million increase in brokerage fees. Noninterest expenses of $821 million increased $10 million from 2006, primarily due to a $10 million charge related to the Corporation’s membership in Visa allocated to the Midwest market in 2007, a $5 million increase in salaries and employee benefits expense and a $4 million increase in litigation and operational losses, partially offset by a $5 million decrease in allocated net corporate overhead expenses. Refer to the Business Bank discussion above for an explanation of the decrease in allocated net corporate overhead expenses. The Corporation opened two new banking centers and consolidated five banking centers in Michigan in 2007. In addition, 22 banking centers in Michigan were refurbished in 2007.

The Western market’s net income decreased $103 million, or 38 percent, to $170 million in 2007, compared to a decrease of $65 million, or 19 percent, to $273 million in 2006. Net interest income (FTE) of $706 million increased $5 million, or one percent, in 2007. The increase in net interest income (FTE) was primarily due to a $1.7 billion increase in average loan balances (excluding Financial Services Division) and an $823 million increase in average deposit balances (excluding Financial Services Division), partially offset by a decrease in net interest income from the Financial Services Division and declining loan and deposit spreads. Average low-rate Financial Services Division loan balances declined $1.0 billion in 2007 and average Financial Services Division deposits declined $2.1 billion. The provision for loan losses increased $140 million, primarily due to an increase in credit risk in the California residential real estate development industry in 2007, compared to overall credit improvements in 2006. Noninterest income was $131 million in 2007, a decrease of $29 million from 2006, primarily due to a $47 million Financial Services Division-related lawsuit settlement in 2006, partially offset by a $5 million increase in customer derivative income and a $2 million increase in income from the sale of SBA loans. Noninterest expenses of $455 million increased $5 million, primarily due to a $12 million increase in expenses related to the addition of new banking centers, mostly salaries and employee benefits expense and net occupancy expense. These increases were partially offset by an $8 million decrease in legal fees related to the Financial Services Division-related lawsuit settlement and an $8 million decrease in allocated net corporate overhead expenses. Refer to the Business Bank discussion above for an explanation of the decrease in allocated net corporate overhead expenses. The Corporation opened 16 new banking centers in the Western market in 2007. In addition, two banking centers in the Western market were relocated and two were refurbished in 2007.

The Texas market’s net income decreased $3 million, or three percent, to $79 million in 2007, compared to a decrease of $7 million, to $82 million in 2006. Net interest income (FTE) of $279 million increased $18 million, or seven percent, in 2007, compared to 2006. The increase in net interest income (FTE) was primarily due to an increase in average loan and deposit balances, partially offset by a decrease in loan spreads. The provision for loan losses increased $10 million, primarily due to credit improvements recognized in 2006. Noninterest income of

$86 million increased $10 million from 2006, primarily due to a $4 million increase in commercial lending fees and increases in various other fee categories. Noninterest expenses of $235 million increased $19 million from 2006, partially due to a $9 million increase in salaries and employee benefits expense and a $2 million increase in net occupancy expense, primarily related to the addition of new banking centers. These increases were partially offset by a $3 million decrease in allocated net corporate overhead expenses. Refer to the Business Bank discussion above for an explanation of the decrease in allocated net corporate overhead expenses. The Corporation opened 12 new banking centers in the Texas market in 2007, which resulted in a $7 million increase in noninterest expenses. In addition, one banking center in the Texas market was relocated and three were refurbished in 2007.

The Florida market’s net income decreased $7 million, or 46 percent, to $7 million in 2007, compared to a decrease of $1 million, to $14 million in 2006. Net interest income (FTE) of $47 million increased $4 million, or nine percent, from 2006, primarily due to a $164 million increase in average loan balances. The provision for loan losses increased $8 million, primarily due to an increase in residential real estate development industry reserves in 2007, compared to 2006. Noninterest income of $14 million was unchanged from 2006. Noninterest expenses of $39 million increased $5 million from the comparable period in the prior year, partially due to a $2 million increase in salaries and employee benefit expenses.

The Other Markets’ net income increased $17 million to $89 million in 2007, compared to 2006. Net interest income (FTE) of $136 million increased $18 million from 2006, primarily due to a $443 million increase in average loan balances and a $133 million increase in average deposit balances. The provision for loan losses increased $10 million, primarily due to an increase in residential real estate development industry reserves in 2007. Noninterest income of $54 million increased $2 million in 2007 compared to 2006. Noninterest expenses of $92 million decreased $9 million from the comparable period in the prior year, primarily due to an $8 million decrease in the provision for credit losses on lending-related commitments.

The International market’s net income increased $16 million, to $50 million in 2007, compared to 2006. Net interest income (FTE) of $67 million decreased $1 million from the comparable period in the prior year. The provision for loan losses was negative in both 2007 and 2006, due to credit improvements. Noninterest income of $38 million increased $18 million from 2006, primarily due to a $12 million loss on the sale of the Mexican bank charter in the third quarter 2006 and a $4 million increase in net securities gains in 2007. Noninterest expenses of $43 million decreased $7 million in 2007 compared to 2006, reflecting a decrease in salaries and employee benefit expenses and nominal decreases in other expense categories.

Net income for the Finance & Other Business segment was $14 million in 2007, compared to $99 million for 2006. Income from discontinued operations, net of tax, was $4 million in 2007, compared to $111 million for 2006. Discontinued operations in 2006 included a $108 million after-tax gain on the sale of the Corporation’s Munder subsidiary. Net interest income (FTE) increased $21 million, primarily due to the rising rate environment in the first three quarters of the year, during which time interest income received from the lending-related business units increased faster than the longer-term value attributed to deposits generated by the business units, and the maturity of swaps with negative spreads, partially offset by an increase in wholesale funding. Noninterest income increased $13 million, primarily due to a $4 million increase in net income from principal investing and warrants and a $4 million increase in deferred compensation asset returns. The remaining difference is due to timing differences between when corporate overhead expenses are reflected as a consolidated expense and when the expenses are allocated to the business segments.

The following table lists the Corporation’s banking centers by geographic market segments.

	December 31
	2007	2006	2005

Midwest (Michigan)	237	240	250
Western:
California	83	70	58
Arizona	8	5	3

	91	75	61
Texas	79	68	61
Florida	9	9	6
International	1	1	5

Total	417	393	383

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

Total assets were $62.3 billion at December 31, 2007, an increase of $4.3 billion from $58.0 billion at December 31, 2006. On an average basis, total assets increased to $58.6 billion in 2007, from $56.6 billion in 2006, an increase of $2.0 billion, resulting primarily from a $2.4 billion increase in earning assets. The Corporation also recorded a $140 million decrease in average deposits, a $574 million decrease in average short-term borrowings and a $2.8 billion increase in average medium- and long-term debt in 2007, compared to 2006.

TABLE 4: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

	December 31
	2007	2006	2005	2004	2003
	(in millions)

Investment securities available-for-sale:
U.S. Treasury and other Government agency securities	$36	$46	$124	$192	$188
Government-sponsored enterprise securities	6,165	3,497	3,954	3,564	4,121
State and municipal securities	3	4	4	7	11
Other securities	92	115	158	180	169

Total investment securities available-for-sale	$6,296	$3,662	$4,240	$3,943	$4,489

Commercial loans	$28,223	$26,265	$23,545	$22,039	$21,579
Real estate construction loans:
Commercial Real Estate business line	4,089	3,449	2,831	2,461	2,754
Other business lines	727	754	651	592	643

Total real estate construction loans	4,816	4,203	3,482	3,053	3,397
Commercial mortgage loans:
Commercial Real Estate business line	1,377	1,534	1,450	1,556	1,655
Other business lines	8,671	8,125	7,417	6,680	6,223

Total commercial mortgage loans	10,048	9,659	8,867	8,236	7,878
Residential mortgage loans	1,915	1,677	1,485	1,294	1,228
Consumer loans:
Home equity	1,616	1,591	1,775	1,837	1,647
Other consumer	848	832	922	914	963

Total consumer loans	2,464	2,423	2,697	2,751	2,610
Lease financing	1,351	1,353	1,295	1,265	1,301
International loans:
Government and official institutions	—	—	3	4	12
Banks and other financial institutions	27	47	46	11	45
Commercial and industrial	1,899	1,804	1,827	2,190	2,252

Total international loans	1,926	1,851	1,876	2,205	2,309

Total loans	$50,743	$47,431	$43,247	$40,843	$40,302

TABLE 5: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	December 31, 2007
	Loans Maturing
		After One
	Within	But Within	After
	One Year*	Five Years	Five Years	Total
	(in millions)

Commercial loans	$21,608	$5,561	$1,054	$28,223
Real estate construction loans	3,813	792	211	4,816
Commercial mortgage loans	3,953	4,482	1,613	10,048
International loans	1,777	115	34	1,926

Total	$31,151	$10,950	$2,912	$45,013

Sensitivity of Loans to Changes in Interest Rates:
Predetermined (fixed) interest rates		$4,347	$2,330
Floating interest rates		6,603	582

Total		$10,950	$2,912

* Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

Earning Assets

Total earning assets increased to $57.4 billion at December 31, 2007, from $54.1 billion at December 31, 2006. The Corporation’s average earning assets balances are reflected in Table 2 on page 23.

The following table details the Corporation’s average loan portfolio by loan type, business line and geographic market.

	Years Ended December 31
				Percent
	2007	2006	Change	Change
	(dollar amounts in millions)

Average Loans By Loan Type:
Commercial loans:
Excluding Financial Services Division	$26,814	$24,978	$1,836	7%
Financial Services Division*	1,318	2,363	(1,045)	(44)

Total commercial loans	28,132	27,341	791	3
Real estate construction loans:
Commercial real estate business line	3,799	3,184	615	19
Other business lines	753	721	32	4

Total real estate construction loans	4,552	3,905	647	17
Commercial mortgage loans:
Commercial real estate business line	1,390	1,504	(114)	(8)
Other business lines	8,381	7,774	607	8

Total commercial mortgage loans	9,771	9,278	493	5
Residential mortgage loans	1,814	1,570	244	16
Consumer loans:
Home equity	1,580	1,705	(125)	(7)
Other consumer	787	828	(41)	(5)

Total consumer loans	2,367	2,533	(166)	(7)
Lease financing	1,302	1,314	(12)	(1)
International loans	1,883	1,809	74	4

Total loans	$49,821	$47,750	$2,071	4%

	Years Ended December 31
				Percent
	2007	2006	Change	Change
	(dollar amounts in millions)

Average Loans By Business Line:
Middle Market	$16,185	$15,386	$799	5%
Commercial Real Estate	6,717	6,397	320	5
Global Corporate Banking	5,471	4,871	600	12
National Dealer Services	5,187	4,937	250	5
Specialty Businesses:
Excluding Financial Services Division	4,843	4,127	716	17
Financial Services Division*	1,318	2,363	(1,045)	(44)

Total Specialty Businesses	6,161	6,490	(329)	(5)

Total Business Bank	39,721	38,081	1,640	4
Small Business	4,023	3,828	195	5
Personal Financial Services	2,111	2,256	(145)	(6)

Total Retail Bank	6,134	6,084	50	1
Private Banking	3,937	3,534	403	11

Total Wealth & Institutional Management	3,937	3,534	403	11
Finance/Other	29	51	(22)	(44)

Total loans	$49,821	$47,750	$2,071	4%

Average Loans By Geographic Market:
Midwest	$18,598	$18,737	$(139)	(1)%
Western:
Excluding Financial Services Division	15,212	13,519	1,693	13
Financial Services Division*	1,318	2,363	(1,045)	(44)

Total Western	16,530	15,882	648	4
Texas	6,827	5,911	916	16
Florida	1,672	1,508	164	11
Other Markets	4,041	3,598	443	12
International	2,124	2,063	61	3
Finance/Other	29	51	(22)	(44)

Total loans	$49,821	$47,750	$2,071	4%

* Financial Services Division includes primarily low-rate loans

Total loans were $50.7 billion at December 31, 2007, an increase of $3.3 billion from $47.4 billion at December 31, 2006. Total loans, on an average basis, increased $2.0 billion, or four percent, ($3.1 billion, or seven percent, excluding Financial Services Division loans), to $49.8 billion in 2007, from $47.8 billion in 2006. Within average loans, most business lines and geographic markets showed growth. The Corporation continues to make progress toward the goal of achieving more geographic balance, with markets outside of the Midwest comprising 62 percent of average total loans (excluding Financial Services Division loans and loans in the Finance & Other Businesses category) in 2007, compared to 59 percent in 2006.

Average commercial real estate loans, consisting of real estate construction and commercial mortgage loans, increased $1.1 billion, or nine percent, to $14.3 billion in 2007, from $13.2 billion in 2006. Commercial mortgage loans are loans where the primary collateral is a lien on any real property. Real property is generally considered primary collateral if the value of that collateral represents more than 50 percent of the commitment at loan approval. Average loans to borrowers in the Commercial Real Estate business line, which include loans to residential real estate developers, represented $5.2 billion, or 36 percent, of average total commercial real estate loans in 2007, compared to $4.7 billion, or 36 percent, of average total commercial real estate loans in 2006. The increase in average commercial real estate loans to borrowers in the Commercial Real Estate business line in 2007 largely included draws on previously approved lines of credit for residential real estate and commercial development projects and new loans for commercial development projects. The remaining $9.1 billion and $8.5 billion of commercial real estate loans in other business lines in 2007 and 2006, respectively, were primarily owner-occupied commercial mortgages. In addition to the $14.3 billion of average 2007 commercial real estate loans discussed above, the Commercial Real Estate business line also had $1.5 billion of average 2007 loans not classified as commercial real estate on the consolidated balance sheet. Refer to page 52 under Commercial Real Estate Lending in the Risk Management section for more information.

Average residential mortgage loans increased $244 million, or 16 percent, from 2006, and primarily include mortgages originated and retained for certain relationship customers.

Average home equity loans decreased $125 million, or seven percent, from 2006, as a result of a decrease in draws on commitments extended.

Loans classified as Shared National Credit (SNC) loans totaled $10.9 billion (approximately 1,090 borrowers) at December 31, 2007, compared to $8.8 billion (approximately 1,000 borrowers) at December 31, 2006. SNC loans are facilities greater than $20 million shared by three or more federally supervised financial institutions which are reviewed by regulatory authorities at the agent bank level. The Corporation generally seeks to obtain ancillary business at origination of the SNC relationship, or within two years thereafter. These loans, diversified by both line of business and geography, comprised approximately 21 percent and 19 percent of total loans at December 31, 2007 and 2006, respectively.

Management currently expects average loan growth for 2008 to be in the mid to high single-digit range, excluding Financial Services Division loans, with flat growth in the Midwest market, high single-digit growth in the Western market and low double-digit growth in the Texas market, compared to 2007.

TABLE 6: ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO
(Fully Taxable Equivalent)

	December 31, 2007
											Weighted
	Maturity*										Average
	Within 1 Year		1 - 5 Years		5 - 10 Years		After 10 Years		Total		Maturity
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Yrs./Mos.
	(dollar amounts in millions)

Available-for-sale
U.S. Treasury and other Government agency securities	$35	4.40%	$—	—%	$—	—%	$1	7.07%	$36	4.51%	0/10
Government-sponsored enterprise securities	21	4.08	262	3.73	1,478	4.03	4,404	5.27	6,165	4.90	12/0
State and municipal securities	—	—	2	9.52	1	9.85	—	—	3	9.51	2/9
Other securities
Other bonds, notes and debentures	45	4.67	1	6.73	—	—	—	—	46	4.70	0/2
Other investments**	—	—	—	—	—	—	46	—	46	—	—

Total investment securities available-for-sale	$101	4.47%	$265	3.77%	$1,479	4.03%	$4,451	5.27%	$6,296	4.90%	11/10

*	Based on final contractual maturity.

**	Balances are excluded from the calculation of total yield.

Investment securities available-for-sale increased $2.6 billion to $6.3 billion at December 31, 2007, from $3.7 billion at December 31, 2006. Average investment securities available-for-sale increased $455 million to $4.4 billion in 2007, compared to $4.0 billion in 2006, primarily due to a $470 million increase in average U.S. Treasury, Government agency, and Government-sponsored enterprise securities. Changes in U.S. Treasury, Government agency, and Government-sponsored enterprise securities resulted from balance sheet management decisions to reduce interest rate sensitivity. Average other securities decreased $15 million to $131 million in 2007, and consisted largely of money market and other fund investments at December 31, 2007.

Short-term investments include federal funds sold and securities purchased under agreements to resell, and other short-term investments. Federal funds sold offer supplemental earning opportunities and serve correspondent banks. Average federal funds sold and securities purchased under agreements to resell declined $119 million to $164 million during 2007, compared to 2006. Other short-term investments include interest-bearing deposits with banks, trading securities, and loans held-for-sale. Interest-bearing deposits with banks are investments with banks in developed countries or foreign banks’ international banking facilities located in the United States. Loans held-for-sale typically represent residential mortgage loans, student loans and Small Business Administration loans that have been originated and which management has decided to sell. Average other short-term investments decreased $10 million to $256 million during 2007, compared to 2006. Short-term investments, other than loans held-for-sale, provide a range of maturities less than one year and are mostly used to manage short-term investment requirements of the Corporation.

TABLE 7: INTERNATIONAL CROSS-BORDER OUTSTANDINGS
(year-end outstandings exceeding 1% of total assets)

	December 31
	Government	Banks and
	and Official	Other Financial	Commercial
	Institutions	Institutions	and Industrial	Total
	(in millions)

Mexico
2007	$—	$4	$911	$915
2006	—	—	922	922
2005	3	—	905	908
Canada
2006	$—	$653	$68	$721

Risk management practices minimize risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower’s country. Accordingly, such international outstandings are excluded from the cross-border risk of that country. Mexico, with cross-border outstandings of $915 million, or 1.47 percent of total assets at December 31, 2007, was the only country with outstandings exceeding 1.00 percent of total assets at year-end 2007. There were no countries with cross-border outstandings between 0.75 and 1.00 percent of total assets at year-end 2007. Additional information on the Corporation’s Mexican cross-border risk is provided in Table 7 above.

Deposits And Borrowed Funds

The Corporation’s average deposits and borrowed funds balances are detailed in the following table.

	Years Ended December 31
				Percent
	2007	2006	Change	Change
	(in millions)

Money market and NOW deposits:
Excluding Financial Services Division	$13,735	$13,663	$72	1%
Financial Services Division	1,202	1,710	(508)	(30)

Total money market and NOW deposits	14,937	15,373	(436)	(3)
Savings deposits	1,389	1,441	(52)	(4)
Customer certificates of deposit	7,687	6,505	1,182	18
Institutional certificates of deposit	5,563	4,489	1,074	24
Foreign office time deposits	1,071	1,131	(60)	(5)

Total interest-bearing deposits	30,647	28,939	1,708	6
Noninterest-bearing deposits:
Excluding Financial Services Division	8,451	8,761	(310)	(4)
Financial Services Division	2,836	4,374	(1,538)	(35)

Total noninterest-bearing deposits	11,287	13,135	(1,848)	(14)

Total deposits	$41,934	$42,074	$(140)	—%

Short-term borrowings	$2,080	$2,654	$(574)	(22)%
Medium- and long-term debt	8,197	5,407	2,790	52

Total borrowed funds	$10,277	$8,061	$2,216	27%

Average deposits were $41.9 billion during 2007, a decrease of $140 million, or less than one percent, from 2006. Excluding Financial Services Division, average deposits increased of $1.9 billion, or five percent, from 2006. The $1.7 billion, or six percent, increase in average interest-bearing deposits in 2007, when compared to 2006, resulted primarily from an increase in average customer and institutional certificates of deposit. Institutional certificates of deposit represent certificates of deposit issued to institutional investors in denominations in excess of $100,000 and are an alternative to other sources of purchased funds. The increases in certificates of deposit were partially offset by decreases in average money market, NOW and savings deposits reflecting movement toward higher cost deposits as customers sought higher returns. Average noninterest-bearing deposits decreased $1.8 billion, or 14 percent, from 2006. Noninterest-bearing deposits include title and escrow deposits in the Corporation’s Financial Services Division, which benefit from home mortgage financing and refinancing activity. Financial Services Division deposit levels may change with the direction of mortgage activity changes, and the desirability of and competition for such deposits. Average Financial Services Division noninterest-bearing deposits decreased $1.5 billion, to $2.8 billion in 2007.

Average short-term borrowings decreased $574 million, to $2.1 billion in 2007, compared to $2.7 billion in 2006. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase and treasury tax and loan notes.

The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support earning assets while providing liquidity that mirrors the estimated duration of deposits. Long-term subordinated notes further help maintain the Corporation’s and subsidiary banks’ total capital ratios at a level that qualifies for the lowest FDIC risk-based insurance premium. Medium- and long-term debt increased, on an average basis, by $2.8 billion. Further information on medium- and long-term debt is provided in Note 11 to the consolidated financial statements on page 89.

Capital

Common shareholders’ equity was $5.1 billion at December 31, 2007, compared to $5.2 billion at December 31, 2006. The following table presents a summary of changes in common shareholders’ equity in 2007:

	(in millions)

Balance at December 31, 2006		$5,153
FSP 13-2 transition adjustment, net of tax		(46)
FIN 48 transition adjustment, net of tax		(6)

Balance at January 1, 2007		5,101
Retention of earnings (net income less cash dividends declared)		293
Change in accumulated other comprehensive income (loss):
Investment securities available-for-sale	$52
Cash flow hedges	50
Defined benefit and other postretirement plans adjustment	45

Total change in accumulated other comprehensive income (loss)		147
Repurchase of approximately 10 million common shares		(580)
Net issuance of common stock under employee stock plans		97
Recognition of share-based compensation expense		59

Balance at December 31, 2007		$5,117

Further information on the change in accumulated other comprehensive income (loss) is provided in Note 13 to the consolidated financial statements on page 92.

The Corporation declared common dividends totaling $393 million, or $2.56 per share, on net income applicable to common stock of $686 million. The dividend payout ratio calculated on a per share basis was 58 percent in 2007 and 43 percent in 2006 and 2005.

The Corporation assesses capital adequacy against the risk inherent in the balance sheet, recognizing that unexpected loss is the common denominator of risk and that common equity has the greatest capacity to absorb unexpected loss. Appropriate capitalization is therefore defined through the use of a target capital range. The Corporation targets to maintain a Tier 1 common capital ratio of between 6.5 percent and 7.5 percent and a Tier 1 capital ratio of between 7.25 percent and 8.25 percent. The Tier 1 common capital ratio is the regulatory Tier 1 capital ratio excluding preferred equity. Based on an interim decision issued by the banking regulators issued in 2006, the after-tax charge associated with a recent accounting standard (SFAS 158) on pension and post-retirement plan accounting was excluded from the calculation of regulatory capital ratios. Therefore, for the purposes of calculating regulatory capital ratios, shareholders’ equity was increased by $170 million and $215 million on December 31, 2007 and 2006, respectively. Refer to Note 19 on page 106 for further discussion of regulatory capital requirements and capital ratio calculations.

When capital exceeds necessary levels, the Corporation’s common stock can be repurchased as a way to return excess capital to shareholders. Repurchasing common stock offers a flexible way to control capital levels by adjusting the capital deployed in reaction to core balance sheet growth. In November 2006 and again in November 2007, the Board of Directors of the Corporation (the Board) authorized the purchase of up to 10 million shares of Comerica Incorporated outstanding common stock in the open market. In addition to limits that result from the Board authorizations, the share repurchase program is constrained by holding company liquidity and capital levels relative to internal targets and regulatory minimums. The Corporation repurchased 10.0 million shares in the open market in 2007 for $580 million, compared to 6.6 million shares in 2006 for $383 million. Comerica Incorporated common stock available for repurchase under Board authority totaled 12.6 million shares at December 31, 2007. Share repurchases combined with dividends returned 142 percent of earnings to shareholders in 2007. Refer to Note 12 to the consolidated financial statements on page 91 for additional information on the Corporation’s share repurchase program.

At December 31, 2007, the Corporation and its U.S. banking subsidiaries exceeded the capital ratios required for an institution to be considered “well capitalized” by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991.

RISK MANAGEMENT

The Corporation assumes various types of risk in the normal course of business. Management classifies the risk exposures into five areas: (1) credit, (2) market and liquidity, (3) operational, (4) compliance and (5) business risks and considers credit risk as the most significant risk. The Corporation employs and is continuously enhancing various risk management processes to identify, measure, monitor and control these risks, as described below.

The Corporation continues to enhance its risk management capabilities with additional processes, tools and systems designed to provide management with deeper insight into the Corporation’s various risks, enhance the Corporation’s ability to control those risks and ensure that appropriate compensation is received for the risks taken.

Specialized risk managers, along with the risk management committees in credit, market and liquidity, and operational and compliance are responsible for the day-to-day management of those respective risks. The Corporation’s Enterprise-Wide Risk Management Committee is responsible for establishing the governance over the risk management process as well as providing oversight in managing the Corporation’s aggregate risk position. The Enterprise-Wide Risk Management Committee is principally made up of the various managers from the different risk areas and business units and has reporting responsibility to the Enterprise Risk Committee of the Board.

Credit Risk

Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. The Corporation manages credit risk through underwriting, periodically reviewing and approving its credit exposures using Board committee approved credit policies and guidelines. Additionally, the Corporation manages credit risk through loan sales and loan portfolio diversification, limiting exposure to any single industry, customer or guarantor, and selling participations and/or syndicating to third parties credit exposures above those levels it deems prudent.

During 2007, the Corporation continued its focus on the credit components of the previously described enterprise-wide risk management processes. A two-factor risk rating system was initiated in 2005 and was extended to all portfolios in 2006. Enhancements to the analytics related to capital modeling, migration, credit loss forecasting, stress testing analysis and validation and testing continued in 2007. The evaluation of the Corporation’s loan portfolios with the new tools is anticipated to provide improved measurement of the potential risks within the loan portfolios.

TABLE 8: ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31
	2007	2006	2005	2004	2003
	(dollar amounts in millions)

Balance at beginning of year	$493	$516	$673	$803	$791
Loan charge-offs:
Domestic
Commercial	89	44	91	201	302
Real estate construction
Commercial Real Estate business line	37	—	2	2	1
Other business lines	5	—	—	—	1

Total real estate construction	42	—	2	2	2
Commercial mortgage
Commercial Real Estate business line	15	4	4	4	4
Other business lines	37	13	13	19	18

Total commercial mortgage	52	17	17	23	22
Residential mortgage	—	—	1	1	—
Consumer	13	23	15	14	11
Lease financing	—	10	37	13	4
International	—	4	11	14	67

Total loan charge-offs	196	98	174	268	408
Recoveries:
Domestic
Commercial	27	27	55	52	28
Real estate construction	—	—	—	—	—
Commercial mortgage	4	4	3	3	1
Residential mortgage	—	—	—	—	—
Consumer	4	3	5	2	3
Lease financing	4	—	—	1	—
International	8	4	1	16	11

Total recoveries	47	38	64	74	43

Net loan charge-offs	149	60	110	194	365
Provision for loan losses	212	37	(47)	64	377
Foreign currency translation adjustment	1	—	—	—	—

Balance at end of year	$557	$493	$516	$673	$803

Allowance for loan losses as a percentage of total loans at end of year	1.10%	1.04%	1.19%	1.65%	1.99%
Net loans charged-off during the year as a percentage of average loans outstanding during the year	0.30	0.13	0.25	0.48	0.86

The following table provides an analysis of the changes in the allowance for credit losses on lending-related commitments.

	Years Ended December 31
	2007	2006	2005	2004	2003
	(dollar amounts in millions)

Balance at beginning of year	$26	$33	$21	$33	$35
Less: Charge-offs on lending-related commitments *	4	12	6	—	—
Add: Provision for credit losses on lending-relatedcommitments	(1)	5	18	(12)	(2)

Balance at end of year	$21	$26	$33	$21	$33

*	Charge-offs result from the sale of unfunded lending-related commitments.

Allowance for Credit Losses

The allowance for credit losses includes both the allowance for loan losses and the allowance for credit losses on lending-related commitments. The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance for loan losses provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Corporation’s senior management. The Corporation performs a detailed credit quality review quarterly on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying estimated loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have experienced above average losses, including portfolio exposures to technology-related industries, Michigan and California residential real estate development and Small Business Administration loans. Furthermore, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have not yet manifested themselves in the risk ratings, including portfolio exposures to the automotive industry and California residential real estate development. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying estimated loss ratios to various segments of the loan portfolio. Estimated loss ratios for all portfolios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three largest domestic geographic markets (Midwest, Western and Texas), as well as mapping to bond tables. The allowance for credit losses on lending-related commitments, included in “accrued expenses and other liabilities” on the consolidated balance sheets, provides for probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same estimated loss rates as loans, or with specific reserves. In general, the probability of draw for letters of credit is considered certain once the credit becomes a watch list credit. Non-watch list letters of credits and all unfunded commitments have a lower probability of draw, to which standard loan loss rates are applied.

The total allowance for loan losses was $557 million at December 31, 2007, compared to $493 million at December 31, 2006. The increase resulted mostly from an increase in individual and industry reserves for customers in the real estate industry, primarily Michigan and California residential real estate development. This increase was partially offset by reductions in the industry reserves for customers in the automotive, air transportation, contractor and entertainment industries. An analysis of the changes in the allowance for loan losses is presented in Table 8 on page 45 of this financial review. The allowance for credit losses on lending-related commitments was $21 million at December 31, 2007, compared to $26 million at December 31, 2006, a decrease of $5 million, resulting primarily from a decrease in specific reserves related to unused commitments extended to two large customers in the automotive industry that were previously reserved at quoted prices and now are reserved using standard unfunded commitment methodology. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented on page 45 of this financial review.

TABLE 9: ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31
	2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(dollar amounts in millions)

Domestic
Commercial	$288	55%	$320	55%	$336	55%	$442	54%	$510	54%
Real estate construction	128	9	29	9	21	8	27	8	35	8
Commercial mortgage	92	20	80	20	74	21	88	20	104	20
Residential mortgage	2	4	2	4	1	3	2	3	5	3
Consumer	21	5	22	5	25	6	26	7	28	6
Lease financing	15	3	27	3	29	3	45	3	27	3
International	11	4	13	4	30	4	43	5	94	6

Total	$557	100%	$493	100%	$516	100%	$673	100%	$803	100%

Amount — allocated allowance

% — loans outstanding as a percentage of total loans

Actual loss ratios experienced in the future may vary from those projected. The uncertainty occurs because factors may exist which affect the determination of probable losses inherent in the loan portfolio that are not necessarily captured by the application of estimated loss ratios or identified industry-specific risks. A portion of the allowance is maintained to capture these probable losses and reflects management’s view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Factors that were considered in the evaluation of the adequacy of the Corporation’s allowance include the inherent imprecision in the risk rating system and the risk associated with new customer relationships. The allowance associated with the margin for inherent imprecision covers probable loan losses as a result of an inaccuracy in assigning risk ratings or stale ratings which may not have been updated for recent negative trends in particular credits. The allowance due to new business migration risk is based on an evaluation of the risk of rating downgrades associated with loans that do not have a full year of payment history.

The total allowance is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory instability in countries where the Corporation has loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allowance. Inclusion of other industry specific portfolio exposures in the allowance, as well as significant increases in the current portfolio exposures, could also increase the amount of the allowance. Any of these events, or some combination thereof, may result in the need for additional provision for loan losses in order to maintain an allowance that complies with credit risk and accounting policies.

The allowance as a percentage of total loans, nonperforming loans and as a multiple of annual net loan charge-offs is provided in the following table.

	Years Ended December 31
	2007	2006	2005

Allowance for loan losses as a percentage of total loans at end of year	1.10%	1.04%	1.19%
Allowance for loan losses as a percentage of total nonperforming loans at end of year	138	231	373
Allowance for loan losses as a multiple of total net loan charge-offs for the year	3.7	8.2	4.7

The allowance for loan losses as a percentage of total period-end loans increased to 1.10 percent at December 31, 2007, from 1.04 percent at December 31, 2006. The allowance for loan losses as a percentage of nonperforming loans decreased to 138 percent at December 31, 2007, from 231 percent at December 31, 2006. The allowance for loan losses as a multiple of net loan charge-offs decreased to 3.7 times for the year ended December 31, 2007, compared to 8.2 times for the prior year, as a result of higher levels of net loan charge-offs in 2007. While certain ratios declined, the ratios do not reflect a change in the methodology of developing the allowance based on the underlying loan portfolios.

TABLE 10: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

	December 31
	2007	2006	2005	2004	2003
	(dollar amounts in millions)

NONPERFORMING ASSETS
Nonaccrual loans:
Commercial	$75	$97	$65	$161	$295
Real estate construction:
Commercial Real Estate business line	161	18	3	31	21
Other business lines	6	2	—	3	3

Total real estate construction	167	20	3	34	24
Commercial mortgage:
Commercial Real Estate business line	66	18	6	6	3
Other business lines	75	54	29	58	84

Total commercial mortgage	141	72	35	64	87
Residential mortgage	1	1	2	1	2
Consumer	3	4	2	1	7
Lease financing	—	8	13	15	24
International	4	12	18	36	68

Total nonaccrual loans	391	214	138	312	507
Reduced-rate loans	13	—	—	—	—

Total nonperforming loans	404	214	138	312	507
Foreclosed property	19	18	24	27	30
Nonaccrual debt securities	—	—	—	—	1

Total nonperforming assets	$423	$232	$162	$339	$538

Nonperforming loans as a percentage of total loans	0.80%	0.45%	0.32%	0.76%	1.26%
Nonperforming assets as a percentage of total loans, foreclosed property and nonaccrual debt securities	0.83	0.49	0.37	0.83	1.33
Allowance for loan losses as a percentage of total nonperforming loans	138	231	373	215	158
Loans past due 90 days or more and still accruing	$54	$14	$16	$15	$32

Nonperforming Assets

Nonperforming assets include loans and loans held-for-sale on nonaccrual status, loans which have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, real estate which has been acquired through foreclosure and is awaiting disposition and debt securities on nonaccrual status.

Consumer loans, except for certain large personal purpose consumer and residential mortgage loans, are charged-off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest, unless the loan or debt security is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged-off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans that have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for a return to accrual status are not included in nonperforming assets. However, such loans may be required to be evaluated for impairment. Refer to Note 4 of the consolidated financial statements on page 83 for a further discussion of impaired loans.

Nonperforming assets increased $191 million, or 82 percent, to $423 million at December 31, 2007, from $232 million at December 31, 2006. Table 10 above shows changes in individual categories. The $177 million increase in nonaccrual loans at December 31, 2007 from year-end 2006 levels resulted primarily from a $147 million increase in nonaccrual real estate construction loans and a $69 million increase in nonaccrual commercial mortgage loans, partially offset by a $22 million decrease in nonaccrual commercial loans, an $8 million decrease in nonaccrual international loans and an $8 million decrease in nonaccrual lease financing loans. An analysis of nonaccrual loans at December 31, 2007, based primarily on the Standard Industrial Classification (SIC) code, is presented on page 51 of this financial review. Loans past due 90 days or more and still on accrual status increased $40 million, to $54 million at December 31, 2007, from $14 million at December 31, 2006. Nonperforming assets as a percentage of total loans, foreclosed property and nonaccrual debt securities was 0.83 percent and 0.49 percent at December 31, 2007 and 2006, respectively.

The following table presents a summary of changes in nonaccrual loans.

	2007	2006
	(in millions)

Balance at January 1	$214	$138
Loans transferred to nonaccrual(1)	455	176
Nonaccrual business loan gross charge-offs(2)	(183)	(72)
Loans transferred to accrual status(1)	(13)	—
Nonaccrual business loans sold(3)	(15)	(9)
Payments/Other(4)	(67)	(19)

Balance at December 31	$391	$214

(1) Based on an analysis of nonaccrual loans with book balances greater than $2 million.

(2) Analysis of gross loan charge-offs:

Nonaccrual business loans	$183	$72
Performing watch list loans (as defined below)	—	3
Consumer and residential mortgage loans	13	23

Total gross loan charge-offs	$196	$98

(3) Analysis of loans sold:

Nonaccrual business loans	$15	$9
Performing watch list loans (as defined below)	13	77

Total loans sold	$28	$86

(4)	Includes net changes related to nonaccrual loans with balances less than $2 million, other than business loan gross charge-offs and nonaccrual loans sold, and payments on nonaccrual loans with book balances greater than $2 million.

The following table presents the number of nonaccrual loan relationships greater than $2 million and balance by size of relationship at December 31, 2007.

	Number of
Nonaccrual Relationship Size	Relationships	Balance
	(dollar amounts in millions)

$2 million — $5 million	20	$66
$5 million — $10 million	11	71
$10 million — $25 million	7	116
Greater than $25 million	2	54

Total loan relationships greater than $2 million at December 31, 2007	40	$307

There were 58 loan relationships with balances greater than $2 million, totaling $455 million that were transferred to nonaccrual status in 2007, an increase of $279 million, when compared to $176 million in 2006. Of the transfers to nonaccrual with balances greater than $2 million in 2007, $286 million were from the Midwest market and $132 million were from the Western market. There were 11 loan relationships greater than $10 million transferred to nonaccrual in 2007. The 11 loan relationships totaled $236 million and were to companies in the real estate ($188 million) and retail trade ($48 million) industries.

The Corporation sold $15 million of nonaccrual business loans in 2007. These loans were to customers in the real estate, automotive production and airline transportation industries. In addition, the Corporation sold $82 million of unused commitments in 2007, including $60 million with customers in the automotive industry. The losses associated with the sale of the unused commitments were charged to the “provision for credit losses on lending-related commitments” on the consolidated statements of income.

Nonaccrual loan payments/other, as shown in the table above, increased $48 million in 2007, when compared to 2006. The increase was mostly due to an increase in payments received on nonaccrual loans greater than $2 million in 2007, compared to 2006.

The following table presents a summary of total internally classified watch list loans (generally consistent with regulatory defined special mention, substandard and doubtful loans) at December 31, 2007. Of the $3.5 billion of watch list loans, $1.1 billion, or 31 percent were in the Commercial Real Estate business line. Consistent with the increase in nonaccrual loans from December 31, 2006 to December 31, 2007, total watch list loans increased both in dollars and as a percentage of the total loan portfolio.

	December 31
	2007	2006
	(dollar amounts in millions)

Total watch list loans	$3,464	$2,411
As a percentage of total loans	6.8%	5.1%

The following table presents a summary of nonaccrual loans at December 31, 2007 and loan relationships transferred to nonaccrual and net loan charge-offs during the year ended December 31, 2007, based primarily on the Standard Industrial Classification (SIC) industry categories.

	December 31,		Year Ended December 31, 2007
	2007		Loans		Net Loan
	Nonaccrual		Transferred to		Charge-Offs
Industry Category	Loans		Nonaccrual(1)		(Recoveries)
	(dollar amounts in millions)

Real estate	$232	59%	$280	62%	$63	42%
Retail trade	47	12	61	14	38	26
Services	41	10	48	10	22	15
Automotive	16	4	—	—	(2)	(1)
Manufacturing	13	3	13	3	2	1
Wholesale trade	10	3	14	3	4	3
Contractors	8	2	13	3	4	2
Transportation	6	2	6	1	5	3
Churches	6	2	9	2	3	2
Finance	2	1	6	1	9	6
Entertainment	1	—	—	—	(6)	(4)
Other(2)	9	2	5	1	7	5

Total	$391	100%	$455	100%	$149	100%

(1)	Based on an analysis of nonaccrual loan relationships with book balances greater than $2 million.

(2)	Consumer nonaccrual loans and net charge-offs are included in the “Other” category.

SNC nonaccrual loans comprised six percent and less than one percent of total nonaccrual loans at December 31, 2007 and 2006, respectively. As a percentage of total loans, SNC loans represented approximately 21 percent and 19 percent at December 31, 2007 and 2006, respectively. SNC loan net charge-offs were $2 million in both 2007 and 2006. For further discussion of the Corporation’s SNC relationships, refer to the “Earning Assets” section of this financial review on page 38.

The following table indicates the percentage of nonaccrual loan value to contractual value, which exhibits the degree to which loans reported as nonaccrual have been partially charged-off.

	December 31
	2007	2006
	(dollar amounts in millions)

Carrying value of nonaccrual loans	$391	$214
Contractual value of nonaccrual loans	549	300
Carrying value as a percentage of contractual value	71%	71%

Concentration of Credit

Loans to borrowers in the automotive industry represented the largest significant industry concentration at December 31, 2007 and 2006. Loans to automotive dealers and to borrowers involved with automotive production are reported as automotive, since management believes these loans have similar economic characteristics that might cause them to react similarly to changes in economic conditions. This aggregation involves the exercise of judgment. Included in automotive production are: (a) original equipment manufacturers and Tier 1 and Tier 2 suppliers that produce components used in vehicles and whose primary revenue source is automotive-related (“primary” defined as greater than 50%) and (b) other manufacturers that produce components used in vehicles and whose primary revenue source is automotive-related. Loans less than $1 million and loans recorded in the Small Business division were excluded from the definition. Foreign ownership consists of North American affiliates of foreign automakers and suppliers.

A summary of loans outstanding and total exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry follows:

	December 31
	2007			2006
	Loans	Percent of	Total	Loans	Percent of	Total
	Outstanding	Total Loans	Exposure	Outstanding	Total Loans	Exposure
	(in millions)

Production:
Domestic	$1,415		$2,571	$1,737		$2,950
Foreign	391		1,133	469		1,267

Total production	1,806	3.6%	3,704	2,206	4.7%	4,217
Dealer:
Floor plan	2,817		4,228	3,125		4,312
Other	2,567		3,108	2,433		3,089

Total dealer	5,384	10.6%	7,336	5,558	11.7%	7,401

Total automotive	$7,190	14.2%	$11,040	$7,764	16.4%	$11,618

At December 31, 2007, dealer loans, as shown in the table above, totaled $5.4 billion, of which approximately $3.1 billion, or 59 percent, was to foreign franchises, $1.7 billion, or 31 percent, was to domestic franchises and $561 million, or 10 percent, was to other. Other includes obligations where a primary franchise was indeterminable, such as loans to large public dealership consolidators, and rental car, leasing, heavy truck and recreation vehicle companies.

Nonaccrual loans to automotive borrowers comprised approximately four percent of total nonaccrual loans at December 31, 2007. The largest automotive loan on nonaccrual status at December 31, 2007 was $5 million. Total automotive net loan recoveries were $2 million in 2007. The following table presents a summary of automotive net loan and credit-related charge-offs for the years ended December 31, 2007 and 2006.

	Years Ended December 31
	2007	2006
	(in millions)

Production:
Domestic	$3	$4
Foreign	(5)	—

Total production	$(2)	$4
Dealer	—	—

Total automotive net loan charge-offs (recoveries)	$(2)	$4

Total automotive charge-offs from the sale of unused commitments*	$3	$12

*	Primarily related to domestic-owned production companies.

All other industry concentrations, as defined by management, individually represented less than 10 percent of total loans at year-end 2007.

Commercial Real Estate Lending

The Corporation takes measures to limit risk inherent in its commercial real estate lending activities. These measures include limiting exposure to those borrowers directly involved in the commercial real estate markets and adherence to policies requiring conservative loan-to-value ratios for such loans. Commercial real estate loans, consisting of real estate construction and commercial mortgage loans, totaled $14.9 billion at December 31, 2007, of which $5.5 billion, or 37 percent, were to borrowers in the Commercial Real Estate business line. Increased nonaccrual loans, reserves and net charge-offs in the Commercial Real Estate business line reflected challenges in the residential real estate development industry in Michigan and California.

The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. The portfolio totaled $4.8 billion and included approximately 1,650 loans, of which 48 percent had balances less than $1 million at December 31, 2007. The largest real estate construction loan had a balance of approximately $43 million at December 31, 2007. The commercial mortgage loan portfolio totaled $10.1 billion at December 31, 2007 and included approximately 8,900 loans, of which 74 percent had balances of less than $1 million. This total included $8.7 billion of primarily owner-occupied commercial mortgage loans. The largest loan within the commercial mortgage loan portfolio had a balance of approximately $56 million at December 31, 2007.

The geographic distribution of commercial real estate loan borrowers is an important factor in diversifying credit risk. The following table indicates, by location of property and by project type, the diversification of the Corporation’s real estate construction and commercial mortgage loans to borrowers in the Commercial Real Estate business line.

	December 31, 2007
	Location of Property
Project Type:	Western	Michigan	Texas	Florida	Other	Total	% of Total
	(dollar amounts in millions)

Real estate construction loans:
Commercial Real Estate business line:
Single Family	$940	$107	$148	$268	$150	$1,613	40%
Land Development	348	116	155	47	53	719	18
Retail	168	108	186	43	50	555	14
Multi-family	88	24	164	63	74	413	10
Multi-use	127	35	38	41	50	291	7
Office	103	19	73	—	16	211	5
Land Carry	138	—	—	—	—	138	3
Commercial	83	16	19	5	9	132	3
Other	—	—	—	7	10	17	—

Total	$1,995	$425	$783	$474	$412	$4,089	100%

Commercial mortgage loans:
Commercial Real Estate business line:
Land Carry	$278	$174	$108	$92	$18	$670	49%
Office	42	57	24	11	3	137	10
Retail	9	52	5	3	46	115	8
Multi-family	7	91	20	32	35	185	13
Commercial	34	34	3	—	46	117	9
Multi-use	11	36	6	15	27	95	7
Single Family	12	3	5	11	13	44	3
Other	3	3	—	—	8	14	1

Total	$396	$450	$171	$164	$196	$1,377	100%

Of the $4.1 billion of real estate construction loans in the Commercial Real Estate business line, $161 million were on nonaccrual status at December 31, 2007. Substantially all of the nonaccrual loans were Single Family, Land Development and Land Carry project types located in California ($84 million), Michigan ($57 million) and Florida ($18 million).

Commercial mortgage loans in the Commercial Real Estate business line totaled $1.4 billion and included $66 million of nonaccrual loans at December 31, 2007, primarily Land Development projects located in Michigan ($55 million).

Net charge-offs in the Commercial Real Estate business line were $52 million in 2007, and included $34 million in the Midwest market, $16 million in the Western market and $2 million in the Texas market.

The following table illustrates, by location of lending office, the diversification of the Corporation’s real estate construction and commercial mortgage loan portfolios.

	December 31, 2007
	Real Estate Construction		Commercial Mortgage
	Amount	%	Amount	%
	(dollar amounts in millions)

Michigan	$2,141	44%	$5,160	52%
California	1,541	32	2,660	26
Texas	777	16	924	9
Florida	188	4	325	3
Other	169	4	979	10

Total	$4,816	100%	$10,048	100%

Market Risk

Market risk represents the risk of loss due to adverse movements in market rates or prices, which include interest rates, foreign exchange rates and equity prices; the failure to meet financial obligations coming due because of an inability to liquidate assets or obtain adequate funding and the inability to easily unwind or offset specific exposures without significantly lowering prices because of inadequate market depth or market disruptions.

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

Interest Rate Risk

Interest rate risk arises primarily through the Corporation’s core business activities of extending loans and accepting deposits. The Corporation’s balance sheet is predominantly characterized by floating rate commercial loans funded by a combination of core deposits and wholesale borrowings. This creates a natural imbalance between the floating rate loan portfolio and the more slowly repricing deposit products. The result is that growth in our core businesses will lead to a greater sensitivity to interest rate movements, without mitigating actions. An example of such an action is purchasing investment securities, primarily fixed rate, which provide liquidity to the balance sheet and act to mitigate the inherent interest sensitivity. The Corporation actively manages its exposure to interest rate risk, with the principal objective of optimizing net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity.

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

The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation modeling analysis as its principal risk management evaluation technique. The results of these analyses provide the information needed to assess the balance sheet structure. Changes in economic activity, different from those management included in its simulation analyses, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates “base” net interest income under an unchanged interest rate environment and what is believed to be the most likely balance sheet structure. This “base” net interest income is then evaluated against non-parallel interest rate scenarios that increase and decrease approximately 200 basis points (but no lower than zero percent)

from the unchanged interest rate environment. For this analysis, the rise or decline in interest rates occurs in a linear fashion over twelve months. In addition, adjustments to asset prepayment levels, yield curves, and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate environment. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. However, the model can indicate the likely direction of change. Derivative instruments entered into for risk management purposes are included in these analyses. The table below as of December 31, 2007 and 2006 displays the estimated impact on net interest income during the next 12 months as it relates the unchanged interest rate scenario results to those from the 200 basis point non-parallel shock described above.

Sensitivity of Net Interest Income to Changes in Interest Rates

	December 31
	2007		2006
	Amount	%	Amount	%
	(in millions)

Change in Interest Rates:
+200 basis points	$38	2%	$34	2%
−200 basis points	(36)	(2)	(51)	(2)

Corporate policy limits adverse change to no more than four percent of management’s most likely net interest income forecast and the Corporation operated within this policy guideline. The change in interest rate sensitivity from December 31, 2006 to December 31, 2007 was primarily a result of loan and deposit growth, activities in the Financial Services Division, competitive deposit pricing, maturity of swaps and additions to the investment securities portfolio. In addition, a variety of alternative scenarios are performed to assist in the portrayal of the Corporation’s interest rate risk position, including, but not limited to, flat balance sheet and most likely rates, 200 basis point parallel rate shocks and yield curve twists. Interest rate risk will be actively managed principally through the use of on-balance sheet financial instruments or interest rate swaps so that the desired risk profile is achieved.

In addition to the simulation analysis, an economic value of equity analysis is performed for a longer term view of the interest rate risk position. The economic value of equity analysis begins with an estimate of the mark-to-market valuation of the Corporation’s balance sheet and then applies the estimated impact of rate movements upon the market value of assets, liabilities and off-balance sheet instruments. The economic value of equity is then calculated as the difference between the market value of assets and liabilities net of the impact of off-balance sheet instruments. The market value change in the economic value of equity is then compared to the corporate policy guideline limiting such adverse change to 10 percent of the base economic value of equity as a result of a parallel 200 basis point increase or decrease in interest rates. The Corporation operated within this policy parameter. As with net interest income shocks, a variety of alternative scenarios are performed to measure the impact on economic value of equity, including changes in the level, slope and shape of the yield curve.

Sensitivity of Economic Value of Equity to Changes in Interest Rates

	December 31
	2007		2006
	Amount	%	Amount	%
	(in millions)

Change in Interest Rates:
+200 basis points	$241	3%	$155	2%
−200 basis points	(789)	(9)	(351)	(4)

The change in economic value of equity sensitivity from December 31, 2006 to December 31, 2007 was primarily due to the issuance of $515 million of 6.576% fixed rate subordinate notes due 2037, which accounted for the majority of the decline under the 200 basis point parallel decrease in the interest rates scenario in the table above. Other contributing factors were changes in loan and funding mix, and a runoff in interest rate swaps partly offset by additions to the investment securities portfolio.

The Corporation uses investment securities and derivative instruments, predominantly interest rate swaps, as asset and liability management tools with the overall objective of managing the volatility of net interest income from changes in interest rates. Swaps modify the interest rate characteristics of certain assets and of liabilities (e.g., from a floating rate to a fixed rate, from a fixed rate to a floating rate or from one floating rate index to another). These tools assist management in achieving the desired interest rate risk management objectives.

Risk Management Derivative Instruments

Risk Management Notional Activity

	Interest	Foreign
	Rate	Exchange
	Contracts	Contracts	Totals
	(in millions)

Balance at January 1, 2006	$11,455	$411	$11,866
Additions	100	5,521	5,621
Maturities/amortizations	(3,102)	(5,377)	(8,479)
Terminations	—	(4)	(4)

Balance at December 31, 2006	$8,453	$551	$9,004
Additions	400	4,035	4,435
Maturities/amortizations	(3,452)	(4,037)	(7,489)
Foreign currency translation adjustment	1	—	1

Balance at December 31, 2007	$5,402	$549	$5,951

The notional amount of risk management interest rate swaps totaled $5.4 billion at December 31, 2007, and $8.5 billion at December 31, 2006. The decrease in notional amount of $3.1 billion from December 31, 2006 to December 31, 2007 reflects maturities and a current preference for on-balance sheet risk management utilizing the investment securities portfolio. The fair value of risk management interest rate swaps was a net unrealized gain of $143 million at December 31, 2007, compared to a net unrealized loss of $19 million at December 31, 2006.

For the year ended December 31, 2007, risk management interest rate swaps generated $55 million of net interest expense, compared to $108 million of net expense for the year ended December 31, 2006. The decrease in swap expense for 2007, compared to 2006, was primarily due to the maturities of interest rate swaps that carried a negative spread.

Table 11 on page 57 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2007. Swaps have been grouped by asset and liability designation.

In addition to interest rate swaps, the Corporation employs various other types of derivative instruments to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., loans or deposits denominated in foreign currencies). Such instruments may include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivative instruments at December 31, 2007 and 2006 were $549 million and $551 million, respectively.

Further information regarding risk management derivative instruments is provided in Notes 1, 11, and 20 to the consolidated financial statements on pages 72, 89 and 107, respectively.

TABLE 11: REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

							Dec. 31,	Dec. 31,
						2013-	2007	2006
	2008	2009	2010	2011	2012	2026	Total	Total
	(dollar amounts in millions)

Variable rate asset designation:
Generic receive fixed swaps	$3,200	$—	$—	$—	$—	$—	$3,200	$6,200
Weighted average:(1)
Receive rate	7.02%	—%	—%	—%	—%	—%	7.02%	6.03%
Pay rate	7.37	—	—	—	—	—	7.37	7.69
Fixed rate asset designation:
Pay fixed swaps Amortizing	$2	$—	$—	$—	$—	$—	$2	$3
Weighted average:(2)
Receive rate	4.74%	—%	—%	—%	—%	—%	4.74%	4.34%
Pay rate	3.52	—	—	—	—	—	3.52	3.52
Medium- and long-term debt designation:
Generic receive fixed swaps	$350	$100	$—	$—	$—	$1,750	$2,200	$2,250
Weighted average:(1)
Receive rate	6.17%	6.06%	—%	—%	—%	5.84%	5.90%	5.95%
Pay rate	5.25	5.23	—	—	—	5.11	5.14	5.44

Total notional amount	$3,552	$100	$—	$—	$—	$1,750	$5,402	$8,453

(1)	Variable rates paid on receive fixed swaps are based on prime or LIBOR (with various maturities) rates in effect at December 31, 2007

(2)	Variable rates received are based on one-month Canadian Dollar Offered Rates in effect at December 31, 2007

Customer-Initiated and Other Derivative Instruments

Customer-Initiated and Other Notional Activity

	Interest	Energy	Foreign
	Rate	Derivative	Exchange
	Contracts	Contracts	Contracts	Totals
	(in millions)

Balance at January 1, 2006	$3,804	$979	$5,474	$10,257
Additions	3,275	463	96,615	100,353
Maturities/amortizations	(1,256)	(177)	(99,196)	(100,629)
Terminations	(256)	(160)	—	(416)

Balance at December 31, 2006	$5,567	$1,105	$2,893	$9,565
Additions	4,277	765	102,903	107,945
Maturities/amortizations	(810)	(389)	(103,081)	(104,280)
Terminations	(526)	—	—	(526)

Balance at December 31, 2007	$8,508	$1,481	$2,715	$12,704

The Corporation writes and purchases interest rate caps and enters into foreign exchange contracts, interest rate swaps and energy derivative contracts to accommodate the needs of customers requesting such services. Customer-initiated and other notional activity represented 68 percent of total interest rate, energy and foreign exchange contracts at December 31, 2007, compared to 52 percent at December 31, 2006. Refer to Notes 1 and 20 of the consolidated financial statements on pages 72 and 107, respectively, for further information regarding customer-initiated and other derivative instruments.

Warrants

The Corporation holds a portfolio of approximately 840 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. As discussed in Note 1 to the consolidated financial statements on page 72, warrants that have a net exercise provision embedded in the warrant agreement are required to be accounted for as derivatives and recorded at fair value (approximately 570 warrants at December 31, 2007). The value of all warrants that are carried at fair value ($23 million at December 31, 2007) is at risk to changes in equity markets, general economic conditions and other factors. For further information regarding the valuation of warrants accounted for as derivatives, refer to the “Critical Accounting Policies” section of this financial review on page 62.

Liquidity Risk and Off-Balance Sheet Arrangements

Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or the acquisition of additional funds. The Corporation has various financial obligations, including contractual obligations and commercial commitments, which may require future cash payments. The following contractual obligations table summarizes the Corporation’s noncancelable contractual obligations and future required minimum payments, and includes unrecognized tax benefits in “other long-term obligations”. Refer to Notes 7, 10, 11 and 17 of the financial statements on pages 86, 88, 89 and 103, respectively, for a further discussion of these contractual obligations.

Contractual Obligations

	December 31, 2007
	Minimum Payments Due by Period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(in millions)

Deposits without a stated maturity *	$28,506	$28,506	$—	$—	$—
Certificates of deposit and other deposits with a stated maturity *	15,772	13,125	2,521	86	40
Short-term borrowings *	2,807	2,807	—	—	—
Medium- and long-term debt *	8,685	2,000	2,775	1,245	2,665
Operating leases	640	58	115	102	365
Commitments to fund low income housing partnerships	119	76	40	2	1
Other long-term obligations	308	68	49	45	146

Total contractual obligations	$56,837	$46,640	$5,500	$1,480	$3,217

Medium- and long-term debt * (parent company only)	$965	$—	$150	$—	$815

*	Deposits and borrowings exclude interest.

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

Commercial Commitments

	December 31, 2007
	Expected Expiration Dates by Period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(in millions)

Commitments to purchase investment securities	$604	$604	$—	$—	$—
Commitments to sell investment securities	4	4	—	—	—
Commitments to fund private equity and venture capital investments	42	2	3	4	33
Unused commitments to extend credit	33,819	12,679	10,288	8,504	2,348
Standby letters of credit and financial guarantees	6,900	4,344	1,525	919	112
Commercial letters of credit	234	186	47	1	—

Total commercial commitments	$41,603	$17,819	$11,863	$9,428	$2,493

Since many of these commitments expire without being drawn upon, the total amount of these commercial commitments does not necessarily represent the future cash requirements of the Corporation. Refer to the “Other Market Risks” section below and Note 20 of the consolidated financial statements on page 107 for a further discussion of these commercial commitments.

Liquidity requirements are satisfied with various funding sources. First, the Corporation accesses the purchased funds market regularly to meet funding needs. Purchased funds, comprised of customer certificates of deposit of $100,000 and over that mature in less than one year, institutional certificates of deposit, foreign office time deposits and short-term borrowings, approximated $13.0 billion at December 31, 2007, compared to $9.3 billion and $3.5 billion at December 31, 2006 and 2005, respectively. Second, a $15 billion medium-term senior note program allows the principal banking subsidiary to issue debt with maturities between one and 30 years. At year-end 2007, unissued debt relating to the medium-term note program totaled $9.6 billion. A third source, if needed, would be liquid assets, including cash and due from banks, federal funds sold and securities purchased under agreements to resell, other short-term investments and investment securities available-for-sale, which totaled $8.1 billion at December 31, 2007. Additionally, the Corporation also had available $16 billion from a collateralized borrowing account with the Federal Reserve Bank at December 31, 2007.

In February 2008, Comerica Bank (the Bank), a subsidiary of the Corporation, became a member of the Federal Home Loan Bank of Dallas, Texas (FHLB), which provides short- and long-term funding to its members though advances that are collateralized by mortgage-related assets. The initial required investment by the Bank in FHLB stock was $25 million. Additional investment in FHLB stock would be required in relation to the level of outstanding borrowings. The actual borrowing capacity is contingent on the amount of collateral available to be pledged to FHLB. As of December 31, 2007, the Corporation had no borrowings from FHLB.

The parent company held $1 million of cash and cash equivalents and $224 million of short-term investments with a subsidiary bank at December 31, 2007. Another source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 19 to the consolidated financial statements on page 106, banking subsidiaries are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the holding company. During 2008, the banking subsidiaries can pay dividends up to $234 million plus 2008 net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percentage of shareholders’ equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2007, the ratio was 114 percent. The Contractual Obligations table on page 58 includes information on parent company future minimum payments on medium- and long-term debt.

The Corporation regularly evaluates its ability to meet funding needs in unanticipated, stress environments. In conjunction with the quarterly 200 basis point interest rate shock analyses, discussed in the “Interest Rate Sensitivity” section on page 54 of this financial review, liquidity ratios and potential funding availability are examined. Each quarter, the Corporation also evaluates its ability to meet liquidity needs under a series of broad events, distinguished in terms of duration and severity. The evaluation projects that sufficient sources of liquidity are available in each series of events.

The Corporation also holds a significant interest in certain variable interest entities (VIE’s), in which it is not the primary beneficiary and does not consolidate. These unconsolidated VIE’s are principally private equity and venture capital funds, or low income housing limited partnerships. The Corporation defines a significant interest in a VIE as a subordinated interest that exposes it to a significant portion of the VIE’s expected losses or residual returns. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership, or other monetary interests in an entity that change with fluctuations in the entity’s net asset value. A company must consolidate an entity depending on whether the entity is a voting rights entity or a VIE. Refer to the “principles of consolidation” section in Note 1 of the consolidated financial statements on page 72 for a summarization of the Corporation’s consolidation policy. Also refer to Note 22 of the consolidated financial statements on page 114 for a discussion of the Corporation’s involvement in VIE’s, including those in which it holds a significant interest but for which it is not the primary beneficiary.

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

Share-based compensation expense recognized by the Corporation is dependent upon the fair value of stock options and restricted stock at the date of grant. The fair value of both stock options and restricted stock is impacted by the market price of the Corporation’s stock on the date of grant and is at risk to changes in equity markets, general economic conditions and other factors. For further information regarding the valuation of stock options and restricted stock, refer to the “Critical Accounting Policies” section of this financial review on page 62.

Indirect Private Equity and Venture Capital Investments

At December 31, 2007, the Corporation had a $74 million portfolio of indirect (through funds) private equity and venture capital investments, and had commitments of $42 million to fund additional investments in future periods. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors. The majority of these investments are not readily marketable, and are reported in other assets. The investments are individually reviewed for impairment on a quarterly basis, by comparing the carrying value to the estimated fair value. For further information regarding the valuation of indirect private equity and venture capital investments, refer to the “Critical Accounting Policies” section of this financial review on page 62. Approximately $12 million of the underlying equity and debt (primarily equity) in these funds are to companies in the automotive industry. The automotive-related positions do not represent a majority of any one fund’s investments, and therefore, the exposure related to these positions is mitigated by the performance of other investment interests within the fund’s portfolio of companies. Income from unconsolidated indirect private equity and venture capital investments in 2007 was $27 million, which was partially offset by $11 million of write-downs recognized on such investments in 2007. No generic assumption is applied to all investments when evaluating for impairment. The uncertainty in the economy and equity markets may affect the values of the fund investments. The following table provides information on the Corporation’s indirect private equity and venture capital investments portfolio.

December 31, 2007
(dollar amounts
in millions)

Number of investments	133
Balance of investments	$74
Largest single investment	15
Commitments to fund additional investments	42

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

Compliance Risk

Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from its failure to comply with regulations and standards of good banking practice. Activities which may expose the Corporation to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the Corporation’s expansion of its banking center network and employment and tax matters.

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

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described on page 72 in Note 1 to the consolidated financial statements. These policies require numerous estimates and strategic or economic assumptions, which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions or estimates could have a material impact on the Corporation’s future financial condition and results of operations. The most critical of these significant accounting policies are the policies for allowance for credit losses, pension plan accounting, income taxes and the valuation of restricted stock and stock options, nonmarketable equity securities and warrants. These policies are reviewed with the Audit Committee of the Board and are discussed more fully below.

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

The portion of the allowance allocated to the remaining loans is determined by applying estimated loss ratios to loans in each risk category. Estimated loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets, as well as mapping to bond tables. Since a loss ratio is applied to a large portfolio of loans, any variation between actual and assumed results could be significant. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have experienced above average losses, including portfolio exposures to technology-related industries, Michigan and California residential real estate development and Small Business Administration loans. Furthermore, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have not yet manifested themselves in the risk rating, including portfolio exposures to the automotive industry and California residential real estate development.

A portion of the allowance is also maintained to cover factors affecting the determination of probable losses inherent in the loan portfolio that are not necessarily captured by the application of estimated loss ratios or identified industry specific risks. These factors include the imprecision in the risk rating system and the risk associated with new customer relationships.

The principle assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the estimated loss ratios would be changed by five percent (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2007 would change by approximately $14 million.

Allowance for Credit Losses on Lending-Related Commitments

Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same estimated loss rates as loans, or with specific reserves. In general, the probability of draw for letters of credit is considered certain once the credit becomes a watch list credit. Non-watch list letters of credits and all unfunded commitments have a lower probability of draw, to which standard loan loss rates are applied.

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

For further discussion of the methodology used in the determination of the allowance for credit losses, refer to the “Allowance for Credit Losses” section in this financial review on page 46, and Note 1 to the consolidated financial statements on page 72. To the extent actual outcomes differ from management estimates, additional provision for credit losses may be required that would adversely impact earnings in future periods. A substantial majority of the allowance is assigned to business segments. Any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Business Bank segment.

Pension Plan Accounting

The Corporation has defined benefit plans in effect for substantially all full-time employees hired before January 1, 2007. Benefits under the plans are based on years of service, age and compensation. Assumptions are made concerning future events that will determine the amount and timing of required benefit payments, funding requirements and pension expense (income). The three major assumptions are the discount rate used in determining the current benefit obligation, the long-term rate of return expected on plan assets and the rate of compensation increase. The assumed discount rate is determined by matching the expected cash flows of the pension plans to a yield curve that is representative of long-term, high-quality fixed income debt instruments as of the measurement date, December 31. The second assumption, long-term rate of return expected on plan assets, is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The current asset allocation and target asset allocation model for the plans is detailed in Note 16 on page 97. The expected returns on these various asset categories are blended to derive one long-term return assumption. The assets are invested in certain collective investment funds and mutual investment funds, equity securities, U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities and corporate bonds and notes. The third assumption, rate of compensation increase, is based on reviewing recent annual pension-eligible compensation increases as well as the expectation of future increases. The Corporation reviews its pension plan assumptions on an annual basis with its actuarial consultants to determine if the assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

The key actuarial assumptions that will be used to calculate 2008 expense for the defined benefit pension plans are a discount rate of 6.47 percent, a long-term rate of return on assets of 8.25 percent, and a rate of compensation increase of 4.00 percent. Pension expense in 2008 is expected to be approximately $21 million, a decrease of $15 million from the $36 million recorded in 2007, primarily due to changes in the discount rate.

Changing the 2008 key actuarial assumptions discussed above in 25 basis point increments would have the following impact on pension expense in 2008:

	25 Basis Point
Key Actuarial Assumption	Increase	Decrease
	(in millions)

Discount rate	$(6.1)	$6.1
Long-term rate of return	(3.0)	3.0
Rate of compensation	3.0	(3.0)

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

Note 16 on page 97 to the consolidated financial statements contains a table showing the funded status of the qualified defined benefit plan at year-end which was $200 million at December 31, 2007. Due to the long-term nature of pension plan assumptions, actual results may differ significantly from the actuarial-based estimates. Differences between estimates and experience not recovered in the market or by future assumption changes are required to be recorded in shareholders’ equity as part of accumulated other comprehensive income (loss) and amortized to pension expense in future years. For further information, refer to Note 1 to the consolidated financial statements on page 72. The actuarial net loss in the qualified defined benefit plan recognized in accumulated other comprehensive income (loss) at December 31, 2007 was $48 million, net of tax. In 2007, the actual return on plan assets was $89 million, compared to an expected return on plan assets of $93 million. In 2006, the actual return on plan assets was $123 million, compared to an expected return on plan assets of $89 million. The Corporation may make contributions from time to time to the qualified defined benefit plan to mitigate the impact of the actuarial losses on future years. No contributions were made to the plan in 2007. For the foreseeable future, the Corporation has sufficient liquidity to make such payments.

Pension expense is recorded in “employee benefits” expense on the consolidated statements of income, and is allocated to business segments based on the segment’s share of salaries expense. Given the salaries expense included in 2007 segment results, pension expense was allocated approximately 38 percent, 34 percent, 23 percent and 5 percent to the Retail Bank, Business Bank, Wealth & Institutional Management and Finance segments, respectively, in 2007.

Income Taxes

The calculation of the Corporation’s income tax provision and related tax accruals is complex and requires the use of estimates and judgments. The provision for income taxes is based on amounts reported in the consolidated statements of income (after deducting non-taxable items, principally income on bank-owned life insurance and deducting tax credits related to investments in low income housing partnerships) and includes deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions currently or in the future and are included in “accrued income and other assets” or “accrued expenses and other liabilities” on the consolidated balance sheets. The Corporation assesses the relative risks and merits of tax positions for various transactions after considering statutes, regulations, judicial precedent and other available information, and maintains tax accruals consistent with these assessments. The Corporation is subject to audit by taxing authorities that could question and/or challenge the tax positions taken by the Corporation. In the event of such a challenge, the Corporation would pursue any disallowed taxes through administrative measures, and if necessary, vigorously defend its position in court in accordance with its view of the law.

Included in net deferred taxes are deferred tax assets. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset. A valuation allowance is provided when it is more-likely-than-not that some portion of the deferred tax asset will not be realized. At December 31, 2007, a valuation allowance of approximately $2 million was established for certain state deferred tax assets.

Changes in the estimate of accrued taxes occur due to changes in tax law, interpretations of existing tax laws, new judicial or regulatory guidance, and the status of examinations conducted by taxing authorities that impact the relative risks and merits of tax positions taken by the Corporation. These changes in the estimate of accrued taxes could be significant to the operating results of the Corporation. For further information on tax accruals and related risks, see Note 17 to the consolidated financial statements on page 103.

On January 1, 2007, the Corporation adopted the provisions of FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” (FIN 48). FIN 48 provides guidance on measurement, de-recognition of tax benefits, classification, accounting disclosure and transition requirements in accounting for uncertain tax positions. For further discussion of FIN 48, refer to Note 17 to the consolidated financial statements on page 103.

Valuation Methodologies

Restricted Stock and Stock Options

The fair value of share-based compensation as of the date of grant is recognized as compensation expense on a straight-line basis over the vesting period. In 2007, the Corporation recognized total share-based compensation expense of $59 million. The Corporation used a binomial model to value stock options granted subsequent to March 31, 2005. Substantially all stock options granted in 2005 and thereafter were valued using a binomial model. The option valuation model requires several inputs, including the risk-free interest rate, the expected dividend yield, expected volatility factors of the market price of the Corporation’s common stock and the expected option life. For further discussion on the valuation model inputs, see Note 15 to the consolidated financial statements on page 95. Changes in input assumptions can materially affect the fair value estimates. The option valuation model is sensitive to the market price of the Corporation’s stock at the grant date, which affects the fair value estimates and, therefore, the amount of expense recorded on future grants. Using the number of stock options granted in 2007 and the Corporation’s stock price at December 31, 2007, a $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $3 million, from the assumed base, over the options’ vesting period. The fair value of restricted stock is based on the market price of the Corporation’s stock at the grant date. Using the number of restricted stock awards issued in 2007, a $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $2 million, from the assumed base, over the awards’ vesting period. Refer to Notes 1 and 15 of the consolidated financial statements on pages 72 and 95, respectively, for further discussion of share-based compensation expense.

Nonmarketable Equity Securities

At December 31, 2007, the Corporation had a $74 million portfolio of indirect (through funds) private equity and venture capital investments, and had commitments to fund additional investments of $42 million in future periods. The majority of these investments are not readily marketable. The investments are individually reviewed for impairment, on a quarterly basis, by comparing the carrying value to the estimated fair value. The Corporation bases its estimates of fair value for the majority of its indirect private equity and venture capital investments on the percentage ownership in the fair value of the entire fund, as reported by the fund management. In general, the Corporation does not have the benefit of the same information regarding the fund’s underlying investments as does fund management. Therefore, after indication that fund management adheres to accepted, sound and recognized valuation techniques, the Corporation generally utilizes the fair values assigned to the underlying portfolio investments by fund management. The impact on fair values of future capital calls and transfer restrictions is not considered by fund management, and the Corporation assumes it to be insignificant. For those funds where fair value is not reported by fund management, the Corporation derives the fair value of the fund by estimating the fair value of each underlying investment in the fund. In addition to using qualitative information about each underlying investment, as provided by fund management, the Corporation gives consideration to information pertinent to the specific nature of the debt or equity investment, such as relevant market conditions, offering prices, operating results, financial conditions, exit strategy and other qualitative information, as available. The lack of an independent source to validate fair value estimates, including the impact of future capital calls and transfer restrictions, is an inherent limitation in the valuation process. The amount by which the carrying value exceeds the fair value that is determined to be other-than-temporary impairment, is charged to current earnings and the carrying value of the investment is written down accordingly. While the determination of fair value involves estimates, no generic assumption is applied to all investments when evaluating for impairment. As such, each estimate is unique to the individual investment, and none is individually significant. The inherent uncertainty in the process of valuing equity securities for which a ready market is unavailable may cause our estimated values of these securities to differ significantly from the values that would have been derived had a ready market for the securities existed, and those differences could be material. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors, which could result in an impairment charge in future periods. The valuation of nonmarketable equity securities may be impacted by the adoption of SFAS No. 157, “Fair Value Measurement,” (SFAS 157). For further discussion of SFAS 157, refer to Note 2 to the consolidated financial statements on page 79.

Warrants

The Corporation holds a portfolio of approximately 840 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. Warrants which contain a net exercise provision (approximately 570 warrants at December 31, 2007), are required to be accounted for as derivatives and recorded at fair value ($23 million at December 31, 2007) in accordance with the provisions of Implementation Issue 17a of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The fair value of the derivative warrant portfolio is reviewed quarterly and adjustments to the fair value are recorded quarterly in current earnings. Fair value is determined using a Black-Scholes valuation model, which has five inputs: risk-free rate, expected life, volatility, exercise price, and the per share market value of the underlying company. Key assumptions used in the December 31, 2007 valuation were as follows. The risk-free rate was estimated using the U.S. treasury rate, as of the valuation date, corresponding with the expected life of the warrant. The Corporation used an expected term of one half of the remaining contractual term of each warrant. Volatility was estimated using an index of comparable publicly traded companies, based on the Standard Industrial Classification codes. Where sufficient financial data exists, a market approach method was utilized to estimate the current value of the underlying company. When quoted market values were not available, an index method was utilized. Under the index method, the subject companies’ values were “rolled-forward” from the inception date through the valuation date based on the change in value of an underlying index of guideline public companies. The liquidity of each warrant, or the portfolio of warrants, is not considered in Black-Scholes, and the Corporation historically assumed this nonmarketability to be insignificant.

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

Valuation of Warrants Held at December 31, 2007

	Change in Volatility Factor
	20% Lower	20% Higher
	(dollar amounts in millions)

Value of all warrants required to be carried at fair value	$(1.5)	$1.7

Based on expected average life of 1.7 years

The valuation of warrants is complex and is subject to a certain degree of management judgment. The inherent uncertainty in the process of valuing warrants for which a ready market is unavailable may cause estimated values of these warrant assets to differ significantly from the values that would have been derived had a ready market for the warrant assets existed, and those differences could be material. The use of an alternative valuation methodology or alternative approaches used to calculate material assumptions could result in significantly different estimated values for these assets. In addition, the value of all warrants required to be carried at fair value is at risk to changes in equity markets, general economic conditions and other factors. The valuation of warrants may be impacted by the adoption of SFAS No. 157, “Fair Value Measurement,” (SFAS 157). For further discussion of SFAS 157, refer to Note 2 to the consolidated financial statements on page 79.

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

In addition to factors mentioned elsewhere in this report or previously disclosed in the Corporation’s SEC reports (accessible on the SEC’s website at www.sec.gov or on the Corporation’s website at www.comerica.com), actual results could differ materially from forward-looking statements and future results could differ materially from historical performance due to a variety of reasons, including but not limited to, the following factors:

•	general political, economic or industry conditions, either domestically or internationally, may be less favorable than expected;

•	governmental monetary and fiscal policies may adversely affect the financial services industry, and therefore impact the Corporation’s financial condition and results of operations;

•	unfavorable developments concerning credit quality could affect the Corporation’s financial results;

•	recent problems faced by residential real estate developers could materially impact the Corporation;

•	businesses or industries in which the Corporation has lending concentrations, including, but not limited to, automotive production industry and the real estate business, could suffer a significant decline which could adversely affect the Corporation;

•	the introductions, implementation, withdrawal, success and timing of business initiatives and strategies, including, but not limited to, the opening of new banking centers and plans to grow personal financial services and wealth management, may be less successful or may be different than anticipated, which could adversely affect the Corporation’s business;

•	utilization of technology to efficiently and effectively develop, market and deliver new products and services;

•	changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing, could adversely affect the Corporation’s net interest income and balance sheet;

•	competitive product and pricing pressures among financial institutions within the Corporation’s markets may change;

•	customer borrowing, repayment, investment and deposit practices generally may be different than anticipated;

•	management’s ability to maintain and expand customer relationships may differ from expectations;

•	management’s ability to retain key officers and employees may change;

•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry in general;

•	changes in regulation or oversight may have a material adverse impact on the Corporation’s operations;

•	methods of reducing risk exposures might not be effective;

•	there could be terrorist activities or other hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and

•	there could be natural disasters, including, but not limited to, hurricanes, tornadoes, earthquakes, fires, floods and the disruption of private or public utilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	December 31
	2007	2006
	(in millions, except share data)

ASSETS
Cash and due from banks	$1,440	$1,434
Federal funds sold and securities purchased under agreements to resell	36	2,632
Other short-term investments	373	327
Investment securities available-for-sale	6,296	3,662

Commercial loans	28,223	26,265
Real estate construction loans	4,816	4,203
Commercial mortgage loans	10,048	9,659
Residential mortgage loans	1,915	1,677
Consumer loans	2,464	2,423
Lease financing	1,351	1,353
International loans	1,926	1,851

Total loans	50,743	47,431
Less allowance for loan losses	(557)	(493)

Net loans	50,186	46,938
Premises and equipment	650	568
Customers’ liability on acceptances outstanding	48	56
Accrued income and other assets	3,302	2,384

Total assets	$62,331	$58,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$11,920	$13,901

Money market and NOW deposits	15,261	15,250
Savings deposits	1,325	1,365
Customer certificates of deposit	8,357	7,223
Institutional certificates of deposit	6,147	5,783
Foreign office time deposits	1,268	1,405

Total interest-bearing deposits	32,358	31,026

Total deposits	44,278	44,927
Short-term borrowings	2,807	635
Acceptances outstanding	48	56
Accrued expenses and other liabilities	1,260	1,281
Medium- and long-term debt	8,821	5,949

Total liabilities	57,214	52,848
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/07 and 12/31/06	894	894
Capital surplus	564	520
Accumulated other comprehensive loss	(177)	(324)
Retained earnings	5,497	5,282
Less cost of common stock in treasury — 28,747,097 shares at 12/31/07 and 21,161,161 shares at 12/31/06	(1,661)	(1,219)

Total shareholders’ equity	5,117	5,153

Total liabilities and shareholders’ equity	$62,331	$58,001

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

	Years Ended December 31
	2007	2006	2005
	(in millions, except per share data)

INTEREST INCOME
Interest and fees on loans	$3,501	$3,216	$2,554
Interest on investment securities	206	174	148
Interest on short-term investments	23	32	24

Total interest income	3,730	3,422	2,726
INTEREST EXPENSE
Interest on deposits	1,167	1,005	548
Interest on short-term borrowings	105	130	52
Interest on medium- and long-term debt	455	304	170

Total interest expense	1,727	1,439	770

Net interest income	2,003	1,983	1,956
Provision for loan losses	212	37	(47)

Net interest income after provision for loan losses	1,791	1,946	2,003
NONINTEREST INCOME
Service charges on deposit accounts	221	218	218
Fiduciary income	199	180	174
Commercial lending fees	75	65	63
Letter of credit fees	63	64	70
Foreign exchange income	40	38	37
Brokerage fees	43	40	36
Card fees	54	46	39
Bank-owned life insurance	36	40	38
Net income from principal investing and warrants	19	10	17
Net securities gains	7	—	—
Net gain (loss) on sales of businesses	3	(12)	1
Income from lawsuit settlement	—	47	—
Other noninterest income	128	119	126

Total noninterest income	888	855	819
NONINTEREST EXPENSES
Salaries	844	823	786
Employee benefits	193	184	178

Total salaries and employee benefits	1,037	1,007	964
Net occupancy expense	138	125	118
Equipment expense	60	55	53
Outside processing fee expense	91	85	77
Software expense	63	56	49
Customer services	43	47	69
Litigation and operational losses	18	11	14
Provision for credit losses on lending-related commitments	(1)	5	18
Other noninterest expenses	242	283	251

Total noninterest expenses	1,691	1,674	1,613

Income from continuing operations before income taxes	988	1,127	1,209
Provision for income taxes	306	345	393

Income from continuing operations	682	782	816
Income from discontinued operations, net of tax	4	111	45

NET INCOME	$686	$893	$861

Basic earnings per common share:
Income from continuing operations	$4.47	$4.88	$4.90
Net income	4.49	5.57	5.17
Diluted earnings per common share:
Income from continuing operations	4.40	4.81	4.84
Net income	4.43	5.49	5.11
Cash dividends declared on common stock	393	380	367
Cash dividends declared per common share	2.56	2.36	2.20

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Comerica Incorporated and Subsidiaries

				Accumulated
				Other			Total
	Common Stock		Capital	Comprehensive	Retained	Treasury	Shareholders’
	In Shares	Amount	Surplus	Income (Loss)	Earnings	Stock	Equity
	(in millions, except per share data)

BALANCE AT JANUARY 1, 2005	170.5	$894	$421	$(69)	$4,331	$(472)	$5,105
Net income	—	—	—	—	861	—	861
Other comprehensive loss, net of tax	—	—	—	(101)	—	—	(101)

Total comprehensive income							760
Cash dividends declared on common stock ($2.20 per share)	—	—	—	—	(367)	—	(367)
Purchase of common stock	(9.0)	—	—	—	—	(525)	(525)
Net issuance of common stock under employee stock plans	1.4	—	(4)	—	(29)	84	51
Recognition of share-based compensation expense	—	—	44	—	—	—	44

BALANCE AT DECEMBER 31, 2005	162.9	$894	$461	$(170)	$4,796	$(913)	$5,068
Net income	—	—	—	—	893	—	893
Other comprehensive income, net of tax	—	—	—	55	—	—	55

Total comprehensive income							948
Cash dividends declared on common stock ($2.36 per share)	—	—	—	—	(380)	—	(380)
Purchase of common stock	(6.7)	—	—	—	—	(384)	(384)
Net issuance of common stock
under employee stock plans	1.7	—	(15)	—	(27)	95	53
Recognition of share-based compensation expense	—	—	57	—	—	—	57
Employee deferred compensation obligations	(0.3)	—	17	—	—	(17)	—
SFAS 158 transition adjustment, net of tax	—	—	—	(209)	—	—	(209)

BALANCE AT DECEMBER 31, 2006	157.6	$894	$520	$(324)	$5,282	$(1,219)	$5,153
FSP 13-2 transition adjustment, net of tax	—	—	—	—	(46)	—	(46)
FIN 48 transition adjustment, net of tax	—	—	—	—	(6)	—	(6)

BALANCE AT JANUARY 1, 2007	157.6	$894	$520	$(324)	$5,230	$(1,219)	$5,101
Net income	—	—	—	—	686	—	686
Other comprehensive income, net of tax	—	—	—	147	—	—	147

Total comprehensive income							833
Cash dividends declared on common stock ($2.56 per share)	—	—	—	—	(393)	—	(393)
Purchase of common stock	(10.0)	—	—	—	—	(580)	(580)
Net issuance of common stock under employee stock plans	2.4	—	(16)	—	(26)	139	97
Recognition of share-based compensation expense	—	—	59	—	—	—	59
Employee deferred compensation obligations	—	—	1	—	—	(1)	—

BALANCE AT DECEMBER 31, 2007	150.0	$894	$564	$(177)	$5,497	$(1,661)	$5,117

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Comerica Incorporated and Subsidiaries

	Years Ended December 31,
	2007	2006	2005
	(in millions)

OPERATING ACTIVITIES
Net income	$686	$893	$861
Income from discontinued operations, net of tax	4	111	45

Income from continuing operations, net of tax	682	782	816
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	212	37	(47)
Provision for credit losses on lending-related commitments	(1)	5	18
Depreciation and software amortization	96	84	72
Share-based compensation expense	59	57	43
Excess tax benefits from share-based compensation arrangements	(9)	(9)	—
Net amortization of securities	(3)	(2)	8
Net gain on sale/settlement of investment securities available-for-sale	(7)	—	—
Net (gain) loss on sales of businesses	(3)	12	(1)
Contributions to qualified pension plan fund	—	—	(58)
Net decrease (increase) in trading securities	61	(50)	—
Net decrease (increase) in loans held-for-sale	14	78	(1)
Net decrease (increase) in accrued income receivable	1	(65)	95
Net (decrease) increase in accrued expenses	(17)	37	(84)
Other, net	(75)	(66)	(1)
Discontinued operations, net	4	75	(14)

Total adjustments	332	193	30

Net cash provided by operating activities	1,014	975	846
INVESTING ACTIVITIES
Net decrease (increase) in federal funds sold and other short-term investments	2,558	(1,663)	2,115
Proceeds from sales of investment securities available-for-sale	7	1	—
Proceeds from maturities of investment securities available-for-sale	882	1,337	1,302
Purchases of investment securities available-for-sale	(3,519)	(747)	(1,647)
Net increase in loans	(3,561)	(4,324)	(2,618)
Net increase in fixed assets	(189)	(163)	(132)
Net decrease (increase) in customers’ liability on acceptances outstanding	8	3	(2)
Proceeds from sales of businesses	3	43	1
Discontinued operations, net	—	221	103

Net cash used in investing activities	(3,811)	(5,292)	(878)
FINANCING ACTIVITIES
Net (decrease) increase in deposits	(1,295)	2,496	1,524
Net increase in short-term borrowings	2,172	333	109
Net (decrease) increase in acceptances outstanding	(8)	(3)	2
Proceeds from issuance of medium- and long-term debt	4,335	3,326	283
Repayments of medium- and long-term debt	(1,529)	(1,303)	(576)
Proceeds from issuance of common stock under employee stock plans	89	45	51
Excess tax benefits from share-based compensation arrangements	9	9	—
Purchase of common stock for treasury	(580)	(384)	(525)
Dividends paid	(390)	(377)	(366)
Discontinued operations, net	—	—	—

Net cash provided by financing activities	2,803	4,142	502

Net increase (decrease) in cash and due from banks	6	(175)	470
Cash and due from banks at beginning of period	1,434	1,609	1,139

Cash and due from banks at end of period	$1,440	$1,434	$1,609

Interest paid	$1,703	$1,385	$733

Income taxes paid	$402	$299	$340

Noncash investing and financing activities:
Loans transferred to other real estate	$20	$13	$33
Loans transferred to held-for-sale	83	74	43
Deposits transferred to held-for-sale	—	—	29

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 1 —	Summary of Significant Accounting Policies

Organization

Comerica Incorporated (the Corporation) is a registered financial holding company headquartered in Dallas, Texas. The Corporation’s major business segments are the Business Bank, the Retail Bank and Wealth & Institutional Management. For further discussion of each business segment, refer to Note 24 on page 119. The core businesses are tailored to each of the Corporation’s four primary geographic markets: Midwest, Western, Texas and Florida. The Corporation and its banking subsidiaries are regulated at both the state and federal levels.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all significant intercompany accounts and transactions. Certain amounts in the financial statements for prior years have been reclassified to conform to current financial statement presentation.

The Corporation consolidates variable interest entities (VIE’s) in which it is the primary beneficiary. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity’s outstanding voting stock. Variable interests are defined as contractual, ownership or other money interests in an entity that change with fluctuations in the entity’s net asset value. The primary beneficiary consolidates the VIE; the primary beneficiary is defined as the enterprise that absorbs a majority of expected losses or receives a majority of residual returns (if the losses or returns occur), or both. The Corporation consolidates entities not determined to be VIE’s when it holds a majority (controlling) interest in the entity’s outstanding voting stock. The minority interest in less than 100% owned consolidated subsidiaries is not material and is included in “accrued expenses and other liabilities” on the consolidated balance sheets. The related minority interest in earnings which is included in “other noninterest expenses” on the consolidated statements of income was a credit of $1 million for the year ended December 31, 2007, not significant for the year ended December 31, 2006 and an expense of $4 million for the year ended December 31, 2005.

Equity investments in entities that are not VIE’s where the Corporation owns less than a majority (controlling) interest and equity investments in entities that are VIE’s where the Corporation is not the primary beneficiary are not consolidated. Rather, such investments are accounted for using either the equity method or cost method. The equity method is used for investments in a corporate joint venture and investments where the Corporation has the ability to exercise significant influence over the investee’s operation and financial policies, which is generally presumed to exist if the Corporation owns more than 20 percent of the voting interest of the investee. Equity method investments are included in “accrued income and other assets” on the consolidated balance sheets, with income and losses recorded in “other noninterest income” on the consolidated statements of income. Unconsolidated equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Cost method investments in publicly traded companies are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

included in “investment securities available-for-sale” on the consolidated balance sheets, with income (net of write-downs) recorded in “net securities gains (losses)” on the consolidated statements of income. Cost method investments in non-publicly traded companies are included in “accrued income and other assets” on the consolidated balance sheets, with income (net of write-downs) recorded in “other noninterest income” on the consolidated statements of income.

For further information regarding the Corporation’s investments in VIE’s, refer to Note 22 on page 114.

Discontinued Operations

Components of the Corporation that have been or will be disposed of by sale, where the Corporation does not have a significant continuing involvement in the operations after the disposal, are accounted for as discontinued operations in all periods presented if significant to the consolidated financial statements. For further information on discontinued operations, refer to Note 26 on page 127.

Short-term Investments

Short-term investments include interest-bearing deposits with banks, trading securities and loans held-for-sale.

Trading securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in “other noninterest income” on the consolidated statements of income.

Loans held-for-sale, typically residential mortgages, student loans and Small Business Administration loans, are carried at the lower of cost or market. Market value is determined in the aggregate for each portfolio.

Investment Securities

Investment securities held-to-maturity are those securities which the Corporation has the ability and management has the positive intent to hold to maturity as of the balance sheet dates. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

Investment securities that are not considered held-to-maturity are accounted for as securities available-for-sale, and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income (loss). Unrealized losses on securities available-for-sale are recognized in earnings if, as of the balance sheet date, the Corporation does not have the ability or management does not have the intent to hold the securities until market recovery or if full collection of the amounts due according to the contractual terms of the debt is not expected.

Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security sold.

Allowance for Loan Losses

The allowance for loan losses represents management’s assessment of probable losses inherent in the Corporation’s loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by senior management. The Corporation performs a detailed credit quality review quarterly on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk, and may allocate a specific portion of the allowance to such loans based upon this review. Business loans are those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying estimated loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

remaining loans based on industry specific risks inherent in certain portfolios that have experienced above average losses. Furthermore, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have not yet manifested themselves in the risk ratings. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying estimated loss ratios to various segments of the loan portfolio. Estimated loss ratios for all portfolios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three largest domestic geographic markets (Midwest, Western and Texas), as well as mapping to bond tables.

Actual loss ratios experienced in the future may vary from those estimated. The uncertainty occurs because factors may exist which affect the determination of probable losses inherent in the loan portfolio and are not necessarily captured by the application of estimated loss ratios or identified industry-specific risks. A portion of the allowance is maintained to capture these probable losses and reflects management’s view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Factors that were considered in the evaluation of the adequacy of the Corporation’s allowance include the inherent imprecision in the risk rating system and the risk associated with new customer relationships. The allowance associated with the margin for inherent imprecision covers probable loan losses as a result of an inaccuracy in assigning risk ratings or stale ratings which may not have been updated for recent negative trends in particular credits. The allowance due to new business migration risk is based on an evaluation of the risk of rating downgrades associated with loans that do not have a full year of payment history.

The total allowance for loan losses is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory instability in countries where the Corporation has loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allowance. Inclusion of other industry specific exposures in the allowance, as well as significant increases in the current portfolio exposures, could also increase the amount of the allowance. Any of these events, or some combination thereof, may result in the need for additional provision for loan losses in order to maintain an allowance that complies with credit risk and accounting policies.

Loans deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

Allowance for Credit Losses on Lending-Related Commitments

The allowance for credit losses on lending-related commitments covers management’s assessment of probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same estimated loss rates as loans, or with specific reserves. In general, the probability of draw for letters of credit is considered certain once the credit becomes a watch list credit (generally consistent with regulatory defined special mention, substandard and doubtful accounts). Non-watch list letters of credits and all unfunded commitments have a lower probability of draw, to which standard loan loss rates are applied. The allowance for credit losses on lending-related commitments is included in “accrued expenses and other liabilities” on the consolidated balance sheets, with the corresponding charge reflected in “provision for credit losses on lending-related commitments” in the noninterest expenses section on the consolidated statements of income.

Nonperforming Assets

Nonperforming assets are comprised of loans and debt securities for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

weakening of the borrower’s financial condition, and real estate which has been acquired through foreclosure and is awaiting disposition.

Loans that have been restructured but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status are not reported as nonperforming assets. Such loans continue to be evaluated for impairment for the remainder of the calendar year of the restructuring. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring, if not impaired based on the modified terms. See Note 4 on page 83 for additional information on loan impairment.

Residential mortgage loans are generally placed on nonaccrual status during the foreclosure process, normally no later than 150 days past due. Other consumer loans are generally not placed on nonaccrual status and are charged off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, and debt securities are generally placed on nonaccrual status when principal or interest is past due 90 days or more and/or when, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan or debt security is placed on nonaccrual status, interest previously accrued but not collected is charged against current income. Income on such loans and debt securities is then recognized only to the extent that cash is received and where future collection of principal is probable. Generally, a loan or debt security may be returned to accrual status when all delinquent principal and interest have been received and the Corporation expects repayment of the remaining contractual principal and interest, or when the loan or debt security is both well secured and in the process of collection.

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

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets. The estimated useful lives are generally 10-33 years for premises that the Corporation owns and three to eight years for furniture and equipment. Leasehold improvements are amortized over the terms of their respective leases, or 10 years, whichever is shorter.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Goodwill and Other Intangible Assets

Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which is conducted annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The Corporation performs its annual impairment test for goodwill as of July 1 of each year. The impairment test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units, which are a subset of the Corporation’s operating segments, and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of impairment.

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

Additional information regarding goodwill, other intangible assets and impairment policies can be found in Note 8 on page 86.

Share-based Compensation

In 2006, the Corporation adopted the provisions of SFAS No. 123 (revised 2004) (SFAS 123(R)), “Share-Based Payment,” using the modified-prospective transition method. Compensation expense is recognized under SFAS 123(R) using the straight-line method over the requisite service period. Measurement and attribution of compensation cost for awards that were granted prior to the date SFAS 123(R) was adopted continue to be based on the estimate of the grant-date fair value and attribution method used under prior accounting guidance. Prior to the adoption of SFAS 123(R), the benefit of tax deductions in excess of recognized compensation costs was reported in net cash provided by operating activities in the consolidated statements of cash flows. SFAS 123(R) requires such excess tax benefits be reported as a cash inflow from financing activities, rather than a cash flow from operating activities; therefore, these amounts for the years ended December 31, 2007 and 2006, are reported in net cash provided by financing activities in the consolidated statements of cash flows.

In 2002, the Corporation adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123) (as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”), which the Corporation applied prospectively to new share-based compensation awards granted to employees after December 31, 2001. Options granted prior to January 1, 2002 were accounted for under the intrinsic value method, as outlined in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Net income and earnings per share for the years ended December 31, 2007 and 2006 fully reflect the impact of applying the fair value recognition method to all outstanding and unvested awards. There would have been no effect on reported net income and earnings per share if the fair value method required by SFAS 123 (as amended by SFAS 148) had been applied to all outstanding and unvested awards in 2005.

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

The Corporation elected to adopt the alternative transition method provided in the Financial Accounting Standards Board (FASB) Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” for calculating the tax effects of share-based compensation under SFAS 123(R). The alternative transition method included simplified methods to establish the beginning balance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding and fully or partially unvested upon adoption of SFAS 123(R).

Further information on the Corporation’s share-based compensation plans is included in Note 15 on page 95.

Pension and Other Postretirement Costs

On December 31, 2006, the Corporation adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” (SFAS 158), and recognized in its consolidated balance sheet the funded status of its defined benefit pension and postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement plan, the benefit obligation is the accumulated benefit obligation. The Corporation also recorded prior service costs, net actuarial losses and remaining transition obligations as components of accumulated other comprehensive income (loss), net of tax, at December 31, 2006. Actuarial gains or losses and prior service costs or credits that arise subsequent to December 31, 2006 are recognized as increases or decreases in other comprehensive income (loss).

Pension costs are charged to “employee benefits” expense on the consolidated statements of income and are funded consistent with the requirements of federal laws and regulations. Inherent in the determination of pension costs are assumptions concerning future events that will affect the amount and timing of required benefit payments under the plans. These assumptions include demographic assumptions such as retirement age and death, a compensation rate increase, a discount rate used to determine the current benefit obligation and a long-term expected return on plan assets. Net periodic pension expense includes service cost, interest cost based on the assumed discount rate, an expected return on plan assets based on an actuarially derived market-related value of assets, amortization of prior service cost and amortization of net actuarial gains or losses. The market-related value used to determine the expected return on plan assets is based on fair value adjusted for the difference between expected returns and actual asset performance. The asset gains and losses are incorporated in the market-related value over a five-year period. Prior service costs include the impact of plan amendments on the liabilities and are amortized over the future service periods of active employees expected to receive benefits under the plan. Actuarial gains and losses result from experience different from that assumed and from changes in assumptions (excluding asset gains and losses not yet reflected in market-related value). Amortization of actuarial gains and losses is included as a component of net periodic pension cost for a year if the actuarial net gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the excess is amortized over the average remaining service period of participating employees expected to receive benefits under the plan.

Postretirement benefits are recognized in “employee benefits” expense on the consolidated statements of income during the average remaining service period of participating employees expected to receive benefits under the plan or the average remaining future lifetime of retired participants currently receiving benefits under the plan.

For further information regarding SFAS 158 and the Corporation’s pension and other postretirement plans refer to Note 16 on page 97.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

The Corporation holds a portfolio of warrants for non-marketable equity securities. Most of these warrants are from high technology, non-public companies obtained as part of the loan origination process. Warrants that have a net exercise provision embedded in the warrant agreement (primarily those obtained prior to 2006) are required to be accounted for as derivatives and recorded at fair value. The initial fair value of warrants obtained as part of the loan origination process is deferred and amortized into “interest and fees on loans” on the consolidated statements of income over the life of the loan. The fair value of these warrants is subsequently adjusted on a quarterly basis, with any changes in fair value recorded in “net income from principal investing and warrants” on the consolidated statements of income. Prior to 2005, the Corporation recognized income related to these warrants approximately 30 days prior to the warrant issuer’s publicly traded stock becoming free of restrictions, when a publicly traded company acquired the warrant issuer, or when cash was received. The cumulative adjustment to record the fair value was not material to 2005 or any other prior reporting period.

Further information on the Corporation’s derivative instruments is included in Note 20 on page 107.

Standby and Commercial Letters of Credit and Financial Guarantees

A liability related to certain guarantee contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party is recognized and initially measured at fair value by the guarantor. The initial recognition and measurement provisions were applied by the Corporation on a prospective basis to guarantees issued or modified subsequent to December 31, 2002. Further information on the Corporation’s obligations under guarantees is included in Note 20 on page 107.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Income Taxes

The provision for income taxes is based on amounts reported in the consolidated statements of income (after deducting non-taxable items, principally income on bank-owned life insurance, and deducting tax credits related to investments on low income housing partnerships) and includes deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. This evaluation includes assumptions of future taxable income and other likely initiatives that could be undertaken. A valuation allowance is provided when it is more-likely-than-not that some portion of the deferred tax asset will not be realized. The provision for income taxes assigned to discontinued operations is based on statutory rates, adjusted for permanent differences generated by those operations.

On January 1, 2007, the Corporation adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109,” (FIN 48). FIN 48 permits the Corporation to elect to change its accounting policy as to where interest and penalties on tax liabilities is classified in the consolidated statements of income. Effective January 1, 2007, the Corporation prospectively changed its accounting policy to classify interest and penalties on tax liabilities in the “provision for income taxes” on the consolidated statements of income. For all prior periods presented, interest and penalties on tax liabilities remained classified in “other noninterest expenses” on the consolidated statements of income. For a further discussion of FIN 48 refer to Note 17 to the consolidated financial statements on page 103.

Statements of Cash Flows

Cash and cash equivalents are defined as those amounts included in “cash and due from banks” on the consolidated balance sheets. Cash flows from discontinued operations are reported as separate line items within cash flows from operating, investing and financing activities in the consolidated statements of cash flows.

Deferred Distribution Costs

Certain mutual fund distribution costs, principally commissions paid to brokers, are capitalized when paid and amortized over six years. Fees that contractually recoup the deferred costs, primarily 12b-1 fees, are received over a 6-8 year period. The net of these fees and amortization is recorded on the consolidated statements of income. Early redemption fees collected are generally recorded as a reduction to the capitalized costs, unless there is evidence that, on an ongoing basis, amounts collected will exceed the unamortized deferred fee asset.

Loan Origination Fees and Costs

Business loan origination and commitment fees greater than $10 thousand and all Small Business Administration loan, residential mortgage and consumer loan origination fees and costs are deferred and recognized over the life of the related loan or over the commitment period as a yield adjustment. Loan fees on unused commitments and net origination fees related to loans sold are recognized currently as noninterest income.

Other Comprehensive Income (Loss)

The Corporation has elected to present information on comprehensive income in the consolidated statements of changes in shareholders’ equity on page 70 and in Note 13 on page 92.

Note 2 —	Pending Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (SFAS 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and therefore, does not expand the use of fair value in any new

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

circumstances. Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the Corporation transacts. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the Corporation’s own data. SFAS 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. While not expanding the use of fair value, SFAS 157 may change the measurement of fair value. Any change in the measurement of fair value would be considered a change in estimate and included in the results of operations in the period of adoption. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Accordingly, the Corporation will adopt the provisions of SFAS 157 in the first quarter of 2008. The Corporation does not expect the adoption of the provisions of SFAS 157 to have a material effect on the Corporation’s financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” (SFAS 159). SFAS 159 provides entities with the irrevocable option to account for selected financial assets and liabilities at fair value on a contract-by-contract basis. The Corporation can elect to apply the standard prospectively and measure certain financial instruments at fair value beginning January 1, 2008. At adoption, the difference between the carrying amount and the fair value of existing eligible assets and liabilities selected (if any) would be recognized via a cumulative adjustment to beginning retained earnings on January 1, 2008. After adoption, all changes in fair value would be included in the results of operations. The Corporation has evaluated the guidance contained in SFAS 159, and has decided not to elect the fair value option for any financial assets or liabilities at this time.

In December 2007, the FASB issued SFAS No. 141(revised 2007), “Business Combinations,” (SFAS 141(R)), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for recognition and measurement of assets, liabilities and any noncontrolling interest acquired due to a business combination. SFAS 141(R) expands the definitions of a business and a business combination, resulting in an increased number of transactions or other events that will qualify as business combinations. Under SFAS 141(R) the entity that acquires the business (the “acquirer”) will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values. SFAS 141(R) requires the acquirer to recognize goodwill as of the acquisition date, measured as a residual. In most business combinations, goodwill will be recognized to the extent that the consideration transferred plus the fair value of any noncontrolling interests in the acquiree at the acquisition date exceeds the fair values of the identifiable net assets acquired. Under SFAS 141(R) acquisition-related transaction and restructuring costs will be expensed as incurred rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. Accordingly, for acquisitions completed after December 31, 2008, the Corporation will apply the provisions of SFAS 141(R).

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51,” (SFAS 160), which defines noncontrolling interest as the portion of equity in a subsidiary not attributable, direct or indirectly, to the parent. SFAS 160 requires the ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interest) to be clearly presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to any noncontrolling interest must be clearly presented on the face of the consolidated statement of income. Changes in the parent’s ownership interest while the parent retains its controlling financial interest (greater than 50 percent ownership) are to be accounted for as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. Additionally, any ownership interest retained will be remeasured at fair value on the date control is lost, with any gain or loss recognized in earnings. SFAS 160 is effective for fiscal years beginning after December 15, 2008. Accordingly, the Corporation will adopt the provisions of SFAS 160 in the first quarter 2009. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Corporation does not expect the adoption of the provisions of SFAS 160 to have a material effect on the Corporation’s financial condition and results of operations.

Note 3 —	Investment Securities

A summary of the Corporation’s investment securities available-for-sale follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(in millions)

December 31, 2007
U.S. Treasury and other Government agency securities	$36	$—	$—	$36
Government-sponsored enterprise securities	6,178	34	47	6,165
State and municipal securities	3	—	—	3
Other securities	92	—	—	92

Total securities available-for-sale	$6,309	$34	$47	$6,296

December 31, 2006
U.S. Treasury and other Government agency securities	$47	$—	$—	$47
Government-sponsored enterprise securities	3,590	1	94	3,497
State and municipal securities	3	—	—	3
Other securities	115	—	—	115

Total securities available-for-sale	$3,755	$1	$94	$3,662

A summary of the Corporation’s temporarily impaired investment securities available-for-sale follows:

	Impaired
	Less than 12 months			Over 12 months			Total
	Fair	Unrealized		Fair	Unrealized		Fair	Unrealized
	Value	Losses		Value	Losses		Value	Losses
	(in millions)

December 31, 2007
U.S. Treasury and other Government agency securities	$5	$—	*	$1	$—	*	$6	$—	*
Government-sponsored enterprise securities	212	1		2,126	46		2,338	47
State and municipal securities	—	—		—	—		—	—
Other securities	—	—		—	—		—	—

Total temporarily impaired securities	$217	$1		$2,127	$46		$2,344	$47

December 31, 2006
U.S. Treasury and other Government agency securities	$—	$—		$18	$—	*	$18	$—	*
Government-sponsored enterprise securities	404	1		2,814	93		3,218	94
State and municipal securities	—	—		—	—		—	—
Other securities	—	—		—	—		—	—

Total temporarily impaired securities	$404	$1		$2,832	$93		$3,236	$94

*	Unrealized losses less than $0.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

At December 31, 2007, the Corporation had 122 securities in an unrealized loss position, including 120 Government-sponsored enterprise securities (i.e., FMNA, FHLMC). The unrealized losses resulted from changes in market interest rates, not credit quality. The Corporation has the ability and intent to hold these available-for-sale investment securities until maturity or market price recovery, and full collection of the amounts due according to the contractual terms of the debt is expected; therefore, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2007.

The table below summarizes the amortized cost and fair values of debt securities, by contractual maturity (securities with multiple maturity dates are classified in the period of final maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2007
	Amortized	Fair
	Cost	Value
	(in millions)

Contractual maturity
Within one year	$79	$79
After one year through five years	3	3
After five years through ten years	—	—
After ten years	—	—

Subtotal	82	82
Mortgage-backed securities	6,181	6,168
Equity and other nondebt securities	46	46

Total securities available-for-sale	$6,309	$6,296

Sales, calls and write-downs of investment securities available-for-sale resulted in realized gains and losses as follows:

	Years Ended December 31
	2007	2006	2005
	(in millions)

Securities gains	$9	$2	$1
Securities losses	(2)	(2)	(1)

Total net securities gains (losses)	$7	$—	$—

At December 31, 2007, investment securities having a carrying value of $1.8 billion were pledged where permitted or required by law to secure $1.7 billion of liabilities, including public and other deposits, and derivative instruments. This included securities of $917 million pledged with the Federal Reserve Bank to secure actual treasury tax and loan borrowings of $850 million at December 31, 2007. The remaining pledged securities of $891 million are primarily with state and local government agencies to secure $836 million of deposits and other liabilities, including deposits of the State of Michigan of $187 million at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 4 —	Nonperforming Assets

The following table summarizes nonperforming assets and loans, which generally are contractually past due 90 days or more as to interest or principal payments. Nonperforming assets consist of nonaccrual loans, reduced-rate loans and real estate acquired through foreclosure. Nonaccrual loans are those on which interest is not being recognized. Reduced-rate loans are those on which interest has been renegotiated to lower than market rates because of the weakened financial condition of the borrower.

Nonaccrual and reduced-rate loans are included in loans on the consolidated balance sheets and real estate acquired through foreclosure is included in “accrued income and other assets” on the consolidated balance sheets.

	December 31
	2007	2006
	(in millions)

Nonaccrual loans:
Commercial	$75	$97
Real estate construction:
Commercial Real Estate business line	161	18
Other business lines	6	2

Total real estate construction	167	20
Commercial mortgage:
Commercial Real Estate business line	66	18
Other business lines	75	54

Total commercial mortgage	141	72
Residential mortgage	1	1
Consumer	3	4
Lease financing	—	8
International	4	12

Total nonaccrual loans	391	214
Reduced-rate loans	13	—

Total nonperforming loans	404	214
Foreclosed property	19	18

Total nonperforming assets	$423	$232

Loans past due 90 days and still accruing	$53	$14

Gross interest income that would have been recorded had the nonaccrual and reduced-rate loans performed in accordance with original terms	$56	$27

Interest income recognized	$20	$9

A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans (with the exception of residential mortgage and consumer loans) are impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Impaired loans at December 31, 2007 were $404 million. Restructured loans which are performing in accordance with their modified terms must be disclosed as impaired for the remainder of the calendar year of the restructuring, in accordance with impaired loan disclosure requirements. Loans restructured during the year which met the requirements to be on accrual status at December 31, 2007, totaled $4 million.

	December 31
	2007	2006	2005
	(in millions)

Average impaired loans for the year	$264	$149	$221

Total year-end nonaccrual business loans	$387	$209	$134
Total year-end reduced-rate business loans	13	—	—
Loans restructured during the year on accrual status at year-end	4	—	15

Total year-end impaired loans	$404	$209	$149

Year-end impaired loans requiring an allowance	$356	$195	$129

Allowance allocated to impaired loans	$85	$34	$42

Those impaired loans not requiring an allowance represent loans for which the fair value of expected repayments or collateral exceeded the recorded investments in such loans. At December 31, 2007, substantially all of the total impaired loans were evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or observable market value.

Note 5 —	Allowance for Loan Losses

An analysis of changes in the allowance for loan losses follows:

	2007	2006	2005
	(dollar amounts in millions)

Balance at January 1	$493	$516	$673
Loan charge-offs	(196)	(98)	(174)
Recoveries on loans previously charged-off	47	38	64

Net loan charge-offs	(149)	(60)	(110)
Provision for loan losses	212	37	(47)
Foreign currency translation adjustment	1	—	—

Balance at December 31	$557	$493	$516

As a percentage of total loans	1.10%	1.04%	1.19%

Note 6 —	Significant Group Concentrations of Credit Risk

Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional financial services holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities in Michigan, California and Texas.

The Corporation has an industry concentration with the automotive industry. Loans to automotive dealers and to borrowers involved with automotive production are reported as automotive, since management believes these loans have similar economic characteristics that might cause them to react similarly to changes in economic conditions. This aggregation involves the exercise of judgment. Included in automotive production are: (a) original equipment manufacturers and Tier 1 and Tier 2 suppliers that produce components used in vehicles and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

whose primary revenue source is automotive-related (“primary” defined as greater than 50%) and (b) other manufacturers that produce components used in vehicles and whose primary revenue source is automotive-related. Loans less than $1 million and loans recorded in the Small Business division were excluded from the definition. Outstanding loans and total exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry were as follows:

	December 31
	2007	2006
	(in millions)

Automotive loans:
Production	$1,806	$2,206
Dealer	5,384	5,558

Total automotive loans	$7,190	$7,764

Total automotive exposure:
Production	$3,704	$4,217
Dealer	7,336	7,401

Total automotive exposure	$11,040	$11,618

Further, the Corporation’s portfolio of commercial real estate loans, which includes real estate construction and commercial mortgage loans, was as shown in the following table. Unused commitments on commercial real estate loans were $5.2 billion and $4.1 billion at December 31, 2007 and 2006, respectively.

	December 31
	2007	2006
	(in millions)

Real estate construction loans:
Commercial Real Estate business line	$4,089	$3,449
Other business lines	727	754

Total real estate construction loans	4,816	4,203
Commercial mortgage loans:
Commercial Real Estate business line	1,377	1,534
Other business lines	8,671	8,125

Total commercial mortgage loans	10,048	9,659

Total commercial real estate loans	$14,864	$13,862

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 7 —	Premises and Equipment

A summary of premises and equipment by major category follows:

	December 31
	2007	2006
	(in millions)

Land	$95	$91
Buildings and improvements	707	631
Furniture and equipment	465	427

Total cost	1,267	1,149
Less: Accumulated depreciation and amortization	(617)	(581)

Net book value	$650	$568

The Corporation conducts a portion of its business from leased facilities and leases certain equipment. Rental expense of continuing operations for leased properties and equipment amounted to $65 million, $58 million and $56 million in 2007, 2006 and 2005, respectively. As of December 31, 2007, future minimum payments under operating leases and other long-term obligations were as follows:

Years Ending
December 31
(in millions)

2008	$82
2009	80
2010	65
2011	63
2012	53
Thereafter	512

Total	$855

Note 8 —	Goodwill and Other Intangible Assets

Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which the Corporation conducts annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The annual test of goodwill and intangible assets that have an indefinite life, performed as of July 1, 2007 and 2006, did not indicate that an impairment charge was required.

In the fourth quarter 2006, the Corporation sold its ownership interest in Munder, a consolidated subsidiary that was part of the Corporation’s asset management reporting unit. Goodwill of $63 million was allocated to the sale in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Following the sale of Munder, the remaining components of the asset management reporting unit, which were not significant, were combined with another reporting unit and tested for impairment. The test did not indicate an impairment charge was required. The Corporation has accounted for Munder as a discontinued operation in all periods presented, which is included in the “Other” category for business segment reporting purposes. For additional information regarding discontinued operations, refer to Note 26 on page 127.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 are shown in the following table. Amounts in all periods are based on business segments in effect at December 31, 2007.

			Wealth &
	Business	Retail	Institutional
	Bank	Bank	Management	Other	Total
	(in millions)

Balance at December 31, 2005	$90	$47	$13	$63	213
Goodwill allocated to the sale of Munder Capital Management	—	—	—	(63)	(63)
Goodwill impairment	—	—	—	—	—

Balance at December 31, 2006	$90	$47	$13	$—	$150
Goodwill impairment	—	—	—	—	—

Balance at December 31, 2007	$90	$47	$13	$—	$150

Note 9 —	Deposits

At December 31, 2007, the scheduled maturities of certificates of deposit and other deposits with a stated maturity were as follows:

Years Ending
December 31
(in millions)

2008	$13,125
2009	2,257
2010	264
2011	52
2012	34
Thereafter	40

Total	$15,772

A maturity distribution of domestic customer and institutional certificates of deposit of $100,000 and over follows:

	December 31
	2007	2006
	(in millions)

Three months or less	$4,509	$2,576
Over three months to six months	2,846	1,022
Over six months to twelve months	1,577	3,654
Over twelve months	2,275	2,428

Total	$11,207	$9,680

All foreign office time deposits of $1.3 billion and $1.4 billion at December 31, 2007 and 2006, respectively, were in denominations of $100,000 or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 10 —	Short-Term Borrowings

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other short-term borrowings, consisting of commercial paper, borrowed securities, term federal funds purchased, short-term notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following table provides a summary of short-term borrowings.

	Federal Funds Purchased	Other
	and Securities Sold Under	Short-term
	Agreements to Repurchase	Borrowings
	(dollar amounts in millions)

December 31, 2007
Amount outstanding at year-end	$1,749	$1,058
Weighted average interest rate at year-end	1.84%	3.87%
Maximum month-end balance during the year	$1,985	$1,191
Average balance outstanding during the year	1,854	226
Weighted average interest rate during the year	5.04%	5.21%
December 31, 2006
Amount outstanding at year-end	$561	$74
Weighted average interest rate at year-end	5.04%	4.92%
Maximum month-end balance during the year	$595	$1,306
Average balance outstanding during the year	2,130	524
Weighted average interest rate during the year	4.92%	4.77%

At December 31, 2007, Comerica Bank, a subsidiary of the Corporation had pledged loans totaling $20 billion to secure a $16 billion collateralized borrowing account with the Federal Reserve Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 11 —	Medium- and Long-Term Debt

Medium- and long-term debt are summarized as follows:

	December 31
	2007	2006
	(in millions)

Parent company
Subordinated notes:
7.25% subordinated note due 2007	$—	$151
4.80% subordinated note due 2015	308	294
6.576% subordinated notes due 2037	510	—
7.60% subordinated note due 2050	—	361

Total subordinated notes	818	806
Medium-term note:
Floating rate based on LIBOR indices due 2010	150	—

Total parent company	968	806
Subsidiaries
Subordinated notes:
7.25% subordinated note due 2007	—	201
9.98% subordinated note due 2007	—	58
6.00% subordinated note due 2008	253	253
6.875% subordinated note due 2008	100	102
8.50% subordinated note due 2009	102	101
7.125% subordinated note due 2013	156	157
5.70% subordinated note due 2014	261	251
5.75% subordinated notes due 2016	667	397
5.20% subordinated notes due 2017	513	489
8.375% subordinated note due 2024	185	182
7.875% subordinated note due 2026	198	192

Total subordinated notes	2,435	2,383
Medium-term notes:
Floating rate based on LIBOR indices due 2007 to 2012	4,318	2,299
Floating rate based on PRIME indices due 2007 to 2008	1,000	350
2.85% fixed rate note due 2007	—	100
Floating rate based on Federal Funds indices due 2009	100	—
Variable rate note payable due 2009	—	11

Total subsidiaries	7,853	5,143

Total medium- and long-term debt	$8,821	$5,949

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

	Principal Amount		Base
	of Debt		Rate at
	Converted	Base Rate	12/31/07
	(dollar amounts in millions)

Parent company
4.80% subordinated note due 2015	$300	6-month LIBOR	4.72%
Subsidiaries
Subordinated notes:
6.00% subordinated note due 2008	250	6-month LIBOR	4.72
6.875% subordinated note due 2008	100	6-month LIBOR	4.72
8.50% subordinated note due 2009	100	3-month LIBOR	4.83
7.125% subordinated note due 2013	150	6-month LIBOR	4.72
5.70% subordinated note due 2014	250	6-month LIBOR	4.72
5.75% subordinated note due 2016	250	6-month LIBOR	4.72
5.20% subordinated note due 2017	500	6-month LIBOR	4.72
8.375% subordinated note due 2024	150	6-month LIBOR	4.72
7.875% subordinated note due 2026	150	6-month LIBOR	4.72

In July 2007, the Corporation issued $150 million of floating rate medium-term senior notes due July 27, 2010. The notes pay interest quarterly, beginning October 27, 2007. The notes bear interest at a variable rate reset each interest period based on three-month LIBOR plus 0.17%. The Corporation used the proceeds to repay the $150 million 7.25% subordinated note due 2007. These medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC.

In June 2007, the Corporation exercised its option to redeem a $55 million, 9.98% subordinated note, which had an original maturity date of 2026.

In March 2007, Comerica Bank (the Bank), a subsidiary of the Corporation, issued an additional $250 million of 5.75% subordinated notes under a series initiated in November 2006. The notes pay interest semiannually, beginning May 21, 2007, and mature November 21, 2016. The Bank used the net proceeds for general corporate purposes.

In February 2007, the Corporation issued $515 million of 6.576% subordinated notes that relate to trust preferred securities issued by an unconsolidated subsidiary. The notes pay interest semiannually, beginning August 20, 2007 through February 20, 2032. Beginning February 20, 2032, the notes will bear interest at an annual rate based on LIBOR, payable monthly until the scheduled maturity date of February 20, 2037. The Corporation used the proceeds for the redemption of a $350 million, 7.60% subordinated note due 2050 and to repurchase additional shares. The 6.576% subordinated notes qualify as Tier 1 capital. All other subordinated notes with maturities greater than one year qualify as Tier 2 capital.

In November 2006, the Bank issued $400 million of 5.75% subordinated notes. The notes pay interest semiannually, beginning May 21, 2007, and mature November 21, 2016. The Bank used the net proceeds for general corporate purposes.

In February 2006, the Bank issued an additional $250 million of 5.20% subordinated notes under a series initiated in August 2005. The notes pay interest semiannually, beginning August 22, 2006, and mature August 22, 2017. The Bank used the net proceeds for general corporate purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The Corporation currently has a $15 billion medium-term senior note program. This program allows the principal banking subsidiary to issue fixed or floating rate notes with maturities between one and 30 years. The Bank issued a total of $3.4 billion and $2.7 billion of floating rate bank notes during the years ended December 31, 2007 and 2006, respectively, under the senior note program, using the proceeds for general corporate purposes. The interest rate on the floating rate medium-term notes based on LIBOR at December 31, 2007 ranged from one-month LIBOR less 0.01% to three-month LIBOR plus 0.19%. The interest rate on the floating rate medium-term notes based on PRIME at December 31, 2007 ranged from PRIME less 2.91% to PRIME less 2.38%. The interest rate on the floating rate medium-term note based on the Federal Funds rate at December 31, 2007 was Federal Funds plus 0.21%. The medium-term notes outstanding at December 31, 2007 are due from 2008 to 2012. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC.

In February 2008, the Bank became a member of the Federal Home Loan Bank of Dallas, Texas (FHLB), which provides short-and long-term funding to its members though advances that are collateralized by mortgage-related assets. The initial required investment by the bank in FHLB stock was $25 million. Additional investment in FHLB stock would be required in relation to the level of outstanding borrowings. The actual borrowing capacity is contingent on the amount of collateral available to be pledged to FHLB.

At December 31, 2007, the principal maturities of medium- and long-term debt were as follows:

Years Ending
December 31
(in millions)

2008	$2,000
2009	1,675
2010	1,100
2011	875
2012	370
Thereafter	2,665

Total	$8,685

Note 12 —	Shareholders’ Equity

The Board of Directors of the Corporation authorized the purchase up to 10 million shares of Comerica Incorporated outstanding common stock on November 13, 2007, in addition to the remaining unfilled portion of November 14, 2006 authorization. There is no expiration date for the Corporation’s share repurchase program. Substantially all shares purchased as part of the Corporation’s publicly announced repurchase program were transacted in the open market and were within the scope of Rule 10b-18, which provides a safe harbor for purchases in a given day if an issuer of equity securities satisfies the manner, timing, price and volume conditions of the rule when purchasing its own common shares in the open market. Open market repurchases totaled 10.0 million shares, 6.6 million shares and 9.0 million shares in the years ended December 31, 2007, 2006 and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

2005, respectively. The following table summarizes the Corporation’s share repurchase activity for the year ended December 31, 2007.

			Total Number of Shares
	Total Number		Purchased as Part of Publicly	Remaining Share
	of Shares	Average Price	Announced Repurchase	Repurchase
	Purchased(1)	Paid Per Share	Plans or Programs	Authorization(2)
	(shares in thousands)

Total first quarter 2007	3,491	$60.29	3,441	9,113

Total second quarter 2007	3,496	62.15	3,488	5,625

Total third quarter 2007	2,020	53.88	2,016	3,609

October 2007	642	46.42	638	2,971
November 2007(3)	395	43.64	395	12,576
December 2007	—	—	—	12,576

Total fourth quarter 2007	1,037	45.36	1,033	12,576

Total 2007	10,044	$58.11	9,978	12,576

(1)	Includes shares purchased as part of publicly announced repurchase plans or programs, shares purchased pursuant to deferred compensation plans and shares purchased from employees to pay for grant prices and/or taxes related to stock option exercises and restricted stock vesting under the terms of an employee share-based compensation plan.

(2)	Maximum number of shares that may yet be purchased under the publicly announced plans or programs.

(3)	Remaining share repurchase authorization includes the November 13, 2007 Board of Directors resolution for the repurchase of an additional 10 million shares.

At December 31, 2007, the Corporation had 30.1 million shares of common stock reserved for issuance and 1.3 million shares of restricted stock outstanding to employees and directors under share-based compensation plans.

Note 13 —	Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) includes the change in net unrealized gains and losses on investment securities available-for-sale, the change in accumulated net gains and losses on cash flow hedges, the change in the accumulated foreign currency translation adjustment and the change in the accumulated defined benefit and other postretirement plans adjustment. The consolidated statements of changes in shareholders’ equity on page 70 include only combined other comprehensive income (loss), net of tax. The following table presents reconciliations of the components of accumulated other comprehensive income (loss) for the years ended December 31, 2007, 2006 and 2005. Total comprehensive income totaled $833 million, $948 million and $760 million for the years ended December 31, 2007, 2006 and 2005, respectively. The $115 million decrease in total comprehensive income in the year ended December 31, 2007, when compared to 2006, resulted principally from a decrease in net income ($207 million), partially offset by a decrease in net unrealized losses on investment securities available-for-sale ($44 million) due to changes in the interest rate environment, an increase in net gains on cash flow hedges ($7 million) and the change in the defined benefit and other postretirement benefit plans adjustment ($45 million). Accumulated other comprehensive income at December 31, 2006 was impacted by a $209 million after-tax transition adjustment to apply the provisions of SFAS 158.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

For a further discussion of the effect of derivative instruments and the effects of SFAS 158 on other comprehensive income (loss) refer to Notes 1, 16 and 20 on pages 72, 97 and 107, respectively.

	Years Ended December 31
	2007	2006	2005
	(in millions)

Accumulated net unrealized gains (losses) on investment securities available-for-sale:
Balance at beginning of period, net of tax	$(61)	$(69)	$(34)
Net unrealized holding gains (losses) arising during the period	87	12	(53)
Less: Reclassification adjustment for gains (losses) included in net income	7	—	—

Change in net unrealized gains (losses) before income taxes	80	12	(53)
Less: Provision for income taxes	28	4	(18)

Change in net unrealized gains (losses) on investment securities available-for-sale, net of tax	52	8	(35)

Balance at end of period, net of tax	$(9)	$(61)	$(69)
Accumulated net gains (losses) on cash flow hedges:
Balance at beginning of period, net of tax	$(48)	$(91)	$(16)
Net cash flow hedges gains (losses) arising during the period	9	(58)	(117)
Less: Reclassification adjustment for gains (losses) included in net income	(67)	(124)	(2)

Change in cash flow hedges before income taxes	76	66	(115)
Less: Provision for income taxes	26	23	(40)

Change in cash flow hedges, net of tax	50	43	(75)

Balance at end of period, net of tax	$2	$(48)	$(91)
Accumulated foreign currency translation adjustment:
Balance at beginning of period	$—	$(7)	$(6)
Net translation gains (losses) arising during the period	—	—	(1)
Less: Reclassification adjustment for gains (losses) included in net income, due to sale of foreign subsidiaries	—	(7)	—

Change in foreign currency translation adjustment	—	7	(1)

Balance at end of period	$—	$—	$(7)
Accumulated defined benefit pension and other postretirement plans adjustment:
Balance at beginning of period, net of tax	$(215)	$(3)	$(13)
Minimum pension liability adjustment arising during the period before income taxes	N/A	(5)	15
Less: Provision for income taxes	N/A	(2)	5

Change in minimum pension liability, net of tax	N/A	(3)	10

SFAS 158 transition adjustment before income taxes	N/A	(327)	N/A
Less: Provision for income taxes	N/A	(118)	N/A

SFAS 158 transition adjustment, net of tax	N/A	(209)	N/A

Net defined benefit pension and other postretirement adjustment arising during the period	41	N/A	N/A
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the period	(30)	N/A	N/A

Change in defined benefit and other postretirement plans adjustment before income taxes	71	N/A	N/A
Less: Provision for income taxes	26	N/A	N/A

Change in defined benefit and other postretirement plans adjustment, net of tax	45	N/A	N/A

Balance at end of period, net of tax	$(170)	$(215)	$(3)

Total accumulated other comprehensive loss at end of period, net of tax	$(177)	$(324)	$(170)

N/A — Not Applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 14 —	Net Income Per Common Share

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

	Years Ended December 31
	2007	2006	2005
	(in millions, except per
	share data)

Basic
Income from continuing operations applicable to common stock	$682	$782	$816
Net income applicable to common stock	686	893	861

Average common shares outstanding	153	160	167

Basic income from continuing operations per common share	$4.47	$4.88	$4.90
Basic net income per common share	4.49	5.57	5.17
Diluted
Income from continuing operations applicable to common stock	$682	$782	$816
Net income applicable to common stock	686	893	861

Average common shares outstanding	153	160	167
Nonvested stock	1	1	1
Common stock equivalents:
Net effect of the assumed exercise of stock options	1	1	1

Diluted average common shares	155	162	169

Diluted income from continuing operations per common share	$4.40	$4.81	$4.84
Diluted net income per common share	4.43	5.49	5.11

The following average outstanding options to purchase shares of common stock were not included in the computation of diluted net income per common share because the options’ exercise prices were greater than the average market price of common shares for the year.

	2007	2006	2005
	(options in millions)

Average outstanding options	10.3	6.0	6.1
Range of exercise prices	$56.00 — $71.58	$56.80 — $71.58	$57.99 — $71.58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 15 —	Share-Based Compensation

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

	2007	2006	2005
	(in millions)

Share-based compensation expense:
Comerica Incorporated share-based plans	$59	$57	$43
Munder share-based plans*	—	7	2

Total share-based compensation expense	$59	$64	$45

Related tax benefits recognized in net income	$21	$23	$16

*	Excludes $9 million and $7 million of long-term incentive plan expense triggered by the 2006 sale of Munder and the 2005 sale of Framlington, respectively

The following table summarizes unrecognized compensation expense for all share-based plans:

December 31,
2007
(dollar amounts
in millions)

Total unrecognized share-based compensation expense	$61

Weighted-average expected recognition period (in years)	2.4

The Corporation has share-based compensation plans under which it awards both shares of restricted stock to key executive officers and key personnel, and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. Restricted stock vests over periods ranging from three to five years. Stock options vest over periods ranging from one to four years. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years and one month from the date of grant. The options may have restrictions regarding exercisability. The plans originally provided for a grant of up to 13.2 million common shares, plus shares under certain plans that are forfeited, expire or are cancelled. At December 31, 2007, 10.9 million shares were available for grant.

The Corporation used a binomial model to value substantially all stock options granted in the periods presented. Previously, a Black-Scholes option-pricing model was used. Option valuation models require several inputs, including the expected stock price volatility, and changes in input assumptions can materially affect the fair value estimates. The model used may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The risk-free interest rate assumption used in the binomial option-pricing model as outlined in the table below was based on the federal ten-year treasury interest rate. The expected dividend yield was based on the historical and projected dividend yield patterns of the Corporation’s common shares. Expected volatility assumptions during 2007 and 2006 considered both the historical volatility of the Corporation’s common stock over a ten-year period and implied volatility based on actively traded options on the Corporation’s common stock with pricing terms and trade dates similar to the stock options granted. In 2005, only historical volatility was considered under the binomial model. The expected life of employee and director stock options, which is an output of the binomial model, considered the percentage of vested shares estimated to be cancelled over the life of the grant and was based on the historical exercise behavior of the option holders.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The fair value of options granted subsequent to March 31, 2005 was estimated using the binomial option-pricing model with the following weighted-average assumptions:

			Period from
	Year Ended	Year Ended	April 1, 2005
	December 31,	December 31,	to December 31,
	2007	2006	2005

Risk-free interest rates	4.88%	4.69%	4.44%
Expected dividend yield	3.85	3.85	3.85
Expected volatility factors of the market price of Comerica common stock	23	24	29
Expected option life (in years)	6.4	6.5	6.5

The weighted-average grant-date fair values per option share granted, based on the assumptions above, were $12.47, $12.25, and $13.56 in 2007, 2006 and 2005, respectively.

A summary of the Corporation’s stock option activity and related information for the year ended December 31, 2007 follows:

		Weighted-Average
			Remaining
	Number of	Exercise Price	Contractual	Aggregate
	Options	per Share	Term	Intrinsic Value
	(in thousands)		(in years)	(in millions)

Outstanding — January 1, 2007	19,191	$55.06
Granted	2,413	58.93
Forfeited or expired	(419)	57.48
Exercised	(2,013)	44.56

Outstanding — December 31, 2007	19,172	$56.56	5.2	$7

Outstanding, net of expected forfeitures — December 31, 2007	18,851	$56.55	5.2	$7

Exercisable — December 31, 2007	13,160	$56.48	3.9	$7

The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value at December 31, 2007, based on the Corporation’s closing stock price of $43.53 as of December 31, 2007. The total intrinsic value of stock options exercised was $33 million, $26 million and $31 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Cash received from the exercise of stock options during 2007, 2006 and 2005 totaled $89 million, $45 million and $42 million, respectively. The net excess income tax benefit realized for the tax deductions from the exercise of these options during the years ended December 31, 2007, 2006 and 2005 totaled $8 million, $8 million and $9 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

A summary of the Corporation’s restricted stock activity and related information for 2007 follows:

		Weighted-Average
	Number of	Grant-Date
	Shares	Fair Value per Share
	(in thousands)

Outstanding-January 1, 2007	1,114	$54.38
Granted	438	58.97
Forfeited	(54)	56.07
Vested	(172)	56.04

Outstanding-December 31, 2007	1,326	$55.62

The total fair value of restricted stock awards that fully vested during the years ended December 31, 2007, 2006 and 2005 was $10 million, $8 million and $1 million, respectively.

The Corporation expects to satisfy the exercise of stock options and future grants of restricted stock by issuing shares of common stock out of treasury. At December 31, 2007, the Corporation held 28.7 million shares in treasury.

For further information on the Corporation’s share-based compensation plans, refer to Note 1 on page 72.

Note 16 —	Employee Benefit Plans

The Corporation has a qualified and a non-qualified defined benefit pension plan, which together, provide benefits for substantially all full-time employees hired before January 1, 2007. Employee benefits expense included pension expense of $36 million, $39 million and $31 million in the years ended December 31, 2007, 2006 and 2005, respectively, for the plans. Benefits under the defined benefit plans are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The defined benefit plans’ assets primarily consist of units of certain collective investment funds and mutual investment funds administered by Munder Capital Management, equity securities, U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities, and corporate bonds and notes. The majority of these assets have publicly quoted prices, which is the basis for determining fair value of plan assets.

On January 1, 2007, the Corporation added a defined contribution feature to its principal defined contribution plan for the benefit of substantially all full-time employees hired on or after January 1, 2007. Under the defined contribution feature, the Corporation will make an annual contribution to the individual account of each eligible employee ranging from three to eight percent of annual compensation, determined based on combined age and years of service. The contributions will be invested based on employee investment elections. The employee fully vests in the defined contribution account after three years of service. The plan feature, effective January 1, 2007, requires one year of service before an employee is eligible to participate. As a result, no pension expense was incurred for this plan feature for the year ended December 31, 2007.

The Corporation’s postretirement benefit plan continues to provide postretirement health care and life insurance benefits for retirees as of December 31, 1992. The plan also provides certain postretirement health care and life insurance benefits for a limited number of retirees who retired prior to January 1, 2000. For all other employees hired prior to January 1, 2000, a nominal benefit is provided. Employees hired on or after January 1, 2000 are not eligible to participate in the plan. The Corporation has funded the plan with bank-owned life insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table sets forth reconciliations of the projected benefit obligation and plan assets of the Corporation’s qualified defined benefit pension plan, non-qualified defined benefit pension plan and postretirement benefit plan. The Corporation used a measurement date of December 31, 2007 for these plans.

	Qualified		Non-Qualified
	Defined Benefit		Defined Benefit		Postretirement
	Pension Plan		Pension Plan		Benefit Plan
	2007	2006	2007	2006	2007	2006
	(in millions)

Change in projected benefit obligation:
Projected benefit obligation at January 1	$1,044	$1,066	$114	$104	$82	$79
Service cost	30	31	4	4	—	—
Interest cost	62	57	8	6	5	5
Actuarial (gain) loss	(63)	(78)	18	3	1	(3)
Benefits paid	(36)	(32)	(4)	(3)	(8)	(8)
Plan change	—	—	—	—	1	9

Projected benefit obligation at December 31	$1,037	$1,044	$140	$114	$81	$82

Change in plan assets:
Fair value of plan assets at January 1	$1,184	$1,093	$—	$—	$85	$83
Actual return on plan assets	89	123	—	—	5	6
Employer contributions	—	—	4	3	3	4
Benefits paid	(36)	(32)	(4)	(3)	(8)	(8)

Fair value of plan assets at December 31	$1,237	$1,184	$—	$—	$85	$85

Accumulated benefit obligation	$909	$909	$108	$88	$81	$83

Funded status at December 31*	$200	$140	$(140)	$(114)	$4	$2

*	Based on projected benefit obligation for pension plans and accumulated benefit obligation for postretirement benefit plan.

The 2006 postretirement benefit plan change of $9 million reflects an adjustment to include certain participant groups not previously included in plan valuations. The non-qualified defined benefit pension plan was the only pension plan with an accumulated benefit obligation in excess of plan assets at December 31, 2007 and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table details the amounts recognized in accumulated other comprehensive income (loss) at December 31, 2007 and 2006 for the qualified defined benefit pension plan, non-qualified defined benefit pension plan and postretirement benefit plan and the changes for 2007.

	Qualified				Non-Qualified
	Defined Benefit				Defined Benefit
	Pension Plan				Pension Plan
		Prior Service	Net Transition			Prior Service	Net Transition
	Net Loss	(Cost) Credit	Obligation	Total	Net Loss	(Cost) Credit	Obligation	Total
	(in millions)

Balance at December 31, 2006, net of tax	$(138)	$(24)	$—	$(162)	$(31)	$8	$—	$(23)
Adjustment arising during the year	59	—	—	59	(18)	—	—	(18)
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the year	(15)	(6)	—	(21)	(6)	2	—	(4)

Change in amounts recognized in other comprehensive income before income taxes	74	6	—	80	(12)	(2)	—	(14)
Less: Provision for income taxes	26	2	—	28	(4)	(1)	—	(5)

Change in amounts recognized in other comprehensive income, net of tax	48	4	—	52	(8)	(1)	—	(9)

Balance at December 31, 2007, net of tax	$(90)	$(20)	$—	$(110)	$(39)	$7	$—	$(32)

	Postretirement Benefit Plan				Total
		Prior Service	Net Transition			Prior Service	Net Transition
	Net Loss	(Cost) Credit	Obligation	Total	Net Loss	(Cost) Credit	Obligation	Total
	(in millions)

Balance at December 31, 2006, net of tax	$(8)	$(6)	$(16)	$(30)	$(177)	$(22)	$(16)	$(215)
Adjustment arising during the year	—	—	—	—	41	—	—	41
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the year	—	(1)	(4)	(5)	(21)	(5)	(4)	(30)

Change in amounts recognized in other comprehensive income before income taxes	—	1	4	5	62	5	4	71
Less: Provision for income taxes	—	1	2	3	22	2	2	26

Change in amounts recognized in other comprehensive income, net of tax	—	—	2	2	40	3	2	45

Balance at December 31, 2007, net of tax	$(8)	$(6)	$(14)	$(28)	$(137)	$(19)	$(14)	$(170)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Components of net periodic benefit cost are as follows:

	Years Ended December 31
	Qualified Defined Benefit Pension Plan			Non-Qualified Defined Benefit Pension Plan
	2007	2006	2005	2007	2006	2005
	(in millions)

Service cost	$30	$31	$29	$4	$4	$4
Interest cost	62	57	55	8	6	5
Expected return on plan assets	(93)	(89)	(91)	—	—	—
Amortization of prior service cost (credit)	6	6	6	(2)	(2)	(2)
Amortization of net loss	15	21	20	6	5	5

Net periodic benefit cost	$20	$26	$19	$16	$13	$12

Additional information:
Actual return on plan assets	$89	$123	$66	$—	$—	$—

	Years Ended December 31
	Postretirement Benefit Plan
	2007	2006	2005
	(in millions)

Interest cost	$5	$5	$4
Expected return on plan assets	(4)	(4)	(4)
Amortization of transition obligation	4	4	4
Amortization of prior service cost	1	—	—
Amortization of net loss	—	1	1

Net periodic benefit cost	$6	$6	$5

Additional information:
Actual return on plan assets	$5	$6	$3

The estimated portion of balances remaining in accumulated other comprehensive income (loss) that are expected to be recognized as a component of net periodic benefit cost in the year ended December 31, 2008 are as follows.

	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
	Pension Plan	Pension Plan	Benefit Plan	Total
	(in millions)

Net loss	$3	$5	$—	$8
Transition obligation	—	—	4	4
Prior service cost (credit)	6	(2)	1	5

Actuarial assumptions are reflected below. The discount rate and rate of compensation increase used to determine the benefit obligation for each year shown is as of the end of the year. The discount rate, expected return on plan assets and rate of compensation increase used to determine net cost for each year shown is as of the beginning of the year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Weighted-average assumptions used to determine year end benefit obligation:

	December 31
	Qualified and Non-Qualified
	Defined Benefit Pension Plans			Postretirement Benefit Plan
	2007	2006	2005	2007	2006	2005

Discount rate used in determining benefit obligation	6.47%	5.89%	5.50%	6.15%	5.89%	5.50%
Rate of compensation increase	4.00	4.00	4.00

Weighted-average assumptions used to determine net cost:

	Years Ended December 31
	Qualified and Non-Qualified
	Defined Benefit Pension Plans			Postretirement Benefit Plan
	2007	2006	2005	2007	2006	2005

Discount rate used in determining net cost	5.89%	5.50%	5.75%	5.89%	5.50%	5.75%
Expected return on plan assets	8.25	8.25	8.75	5.00	5.00	5.00
Rate of compensation increase	4.00	4.00	4.00

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

Assumed healthcare and prescription drug cost trend rates:

	December 31
	Healthcare		Prescription Drug
	2007	2006	2007	2006

Cost trend rate assumed for next year	6.50%	6.50%	8.00%	8.00%
Rate that the cost trend rate gradually declines to	5.00	5.00	5.00	5.00
Year that the rate reaches the rate at which it is assumed to remain	2013	2012	2013	2012

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Plan Assets

The Corporation’s qualified defined benefit pension plan asset allocations at December 31, 2007 and 2006 and target allocation for 2008 are shown in the table below. There were no assets in the non-qualified defined benefit pension plan. The postretirement benefit plan is fully invested in bank-owned life insurance policies.

	Qualified Defined Benefit Pension Plan
	Target		Percentage of Plan Assets at
	Allocation		December 31
Asset Category	2008		2007	2006

Equity securities	55	— 65%	61%	63%
Fixed income, including cash	30	— 40	39	37
Alternative assets	0	— 5	—	—

Total			100%	100%

The investment goal for the qualified defined benefit pension plan is to achieve a real rate of return (nominal rate minus consumer price index change) consistent with that received on investment grade corporate bonds. The Corporation’s 2008 target allocation percentages by asset category are noted in the table above. Given the mix of equity securities and fixed income (including cash), management believes that by targeting the benchmark return to an “investment grade” quality return, an appropriate degree of risk is maintained. Within the asset classes, the degree of non-U.S. based assets is limited to 15 percent of the total, to be allocated within both equity securities and fixed income. The investment manager has discretion to make investment decisions within the target allocation parameters. The Corporation’s Employee Benefits Committee must approve exceptions to this policy. Securities issued by the Corporation and its subsidiaries are not eligible for use within this plan.

Cash Flows

Year Ended December 31
	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Estimated Future Employer Contributions	Pension Plan	Pension Plan	Benefit Plan*
(in millions)

2008	$—	$5	$7

*	Estimated employer contributions in the postretirement benefit plan do not include settlements on death claims.

	Years Ended December 31
	Qualified	Non-Qualified
	Defined Benefit	Defined Benefit	Postretirement
Estimated Future Benefit Payments	Pension Plan	Pension Plan	Benefit Plan*
	(in millions)

2008	$38	$5	$7
2009	41	6	7
2010	44	7	7
2011	47	8	7
2012	51	8	7
2013 — 2017	321	52	34

*	Estimated benefit payments in the postretirement benefit plan are net of estimated Medicare subsidies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The Corporation also maintains other defined contribution plans (including 401(k) plans) for various groups of its employees. Substantially all of the Corporation’s employees are eligible to participate in one or more of the plans. Under the Corporation’s principal defined contribution plan, the Corporation makes matching cash contributions. Effective January 1, 2007, the Corporation prospectively changed its core matching contribution to 100 percent of the first four percent of qualified earnings contributed (up to the current IRS compensation limit), invested based on employee investment elections. Previously, the Corporation’s matches were based on a declining percentage of employee contributions as well as a performance-based matching contribution. Under the prior plan, the matching contributions were made in the stock of the Corporation and were restricted until the end of the calendar year. Employee benefits expense included expense for the plans of $20 million, $13 million and $15 million in the years ended December 31, 2007, 2006 and 2005, respectively.

Note 17 —	Income Taxes and Tax-Related Items

The provision for federal income taxes is computed by applying the statutory federal income tax rate to income before income taxes as reported in the consolidated financial statements after deducting non-taxable items, principally income on bank-owned life insurance, and deducting tax credits related to investments in low income housing partnerships. State and foreign taxes are then added to the federal tax provision. In addition, beginning January 1, 2007, interest and penalties on tax liabilities are classified in the provision for income taxes.

The Corporation adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109,” (FIN 48) on January 1, 2007. As a result, the Corporation recognized an increase in the liability for unrecognized tax benefits of approximately $18 million at January 1, 2007, accounted for as a change in accounting principle via a decrease to the opening balance of retained earnings ($13 million, net of tax). At January 1, 2007, the Corporation had unrecognized tax benefits of approximately $85 million. After consideration of the effect of the federal tax benefit available on unrecognized state tax benefits, the total amount of unrecognized tax benefits that, if recognized, would affect the Corporation’s effective tax rate was approximately $75 million at January 1, 2007, and $77 million at December 31, 2007.

A reconciliation of the beginning and ending amount of unrecognized tax benefit follows:

Unrecognized
Tax Benefits
(in millions)

Balance at January 1, 2007	$85
Increases as a result of tax positions taken during a prior period	3
Increases as a result of tax positions taken during a current period	4
Decreases as a result of tax positions taken during a current period	—
Decreases related to settlements with tax authorities	(4)
Decreases as a result of a lapse of the applicable statute of limitations	—

Balance at December 31, 2007	$88

The Corporation recognized approximately $5 million in interest and penalties on tax liabilities included in the “provision for income taxes” on the consolidated statements of income for the year ended December 31, 2007, compared to $38 million for the year ended December 31, 2006 and $11 million for the year ended December 31, 2005, included in “other noninterest expenses” on the consolidated statements of income. The 2007 interest and penalties on tax liabilities are net of a $9 million reduction of interest resulting from a settlement with the Internal Revenue Service (IRS) on a refund claim. The Corporation had approximately $76 million and $71 million accrued for the payment of interest and penalties at December 31, 2007 and January 1, 2007, respectively. Upon adoption of FIN 48, the Corporation recorded a $7 million (net of tax) decrease to interest and penalties on tax liabilities as an increase to the opening balance of retained earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

In the ordinary course of business, the Corporation enters into certain transactions that have tax consequences. From time to time, the IRS questions and/or challenges the tax position taken by the Corporation with respect to those transactions. The Corporation engaged in certain types of structured leasing transactions that the IRS disallowed in its examination of the Corporation’s federal tax returns for the years 1996 through 2000. The Corporation continues to exchange information with the IRS Appeals Office related to the structured leasing transactions. The IRS also disallowed foreign tax credits associated with the interest on a series of loans to foreign borrowers. The Corporation has had ongoing discussions with the IRS Appeals Office related to the disallowance of the foreign tax credits associated with the loans and adjusted tax and related interest and penalties reserves based on settlements discussed. Also, the Corporation has had discussions with various state tax authorities regarding prior year tax filings. The Corporation anticipates that it is reasonably possible that the foreign tax credits and state tax return issues will be settled within the next 12 months resulting in additional payments in the range of $35 to $45 million in 2008.

Based on current knowledge and probability assessment of various potential outcomes, the Corporation believes that current tax reserves, determined in accordance with FIN 48, are adequate to cover the matters outlined above, and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. Probabilities and outcomes are reviewed as events unfold, and adjustments to the reserves are made when necessary.

The Corporation believes that its tax returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The Corporation intends to vigorously defend its positions taken in those returns in accordance with its view of the law controlling these activities. However, as noted above, the IRS, an administrative authority or a court, if presented with the transactions, could disagree with the Corporation’s interpretation of the tax law. After evaluating the risks and opportunities, the best outcome may result in a settlement. The ultimate outcome for each position is not known.

The following tax years for significant jurisdictions remain subject to examination as of December 31, 2007:

Jurisdiction	Tax Years
Federal	2001-2006
California	2002-2006

On January 1, 2007, the Corporation adopted the provisions of FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” (FSP 13-2). FSP 13-2 requires a recalculation of the lease income from the inception of a leveraged lease if, during the lease term, the expected timing of the income tax cash flows generated from a leveraged lease is revised. The Corporation recorded a one-time non-cash after-tax charge to beginning retained earnings of $46 million to reflect changes in expected timing of the income tax cash flows generated from affected leveraged leases, which is expected to be recognized as income over periods ranging from 4 years to 20 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The current and deferred components of the provision for income taxes for continuing operations are as follows:

	December 31
	2007	2006	2005
	(in millions)

Current
Federal	$322	$309	$321
Foreign	11	12	16
State and local	26	12	32

Total current	359	333	369
Deferred
Federal	(51)	8	31
State and local	(2)	4	(7)

Total deferred	(53)	12	24

Total	$306	$345	$393

Income from discontinued operations, net of tax, included a provision for income taxes on discontinued operations of $2 million, $73 million and $25 million for the years ended December 31, 2007, 2006 and 2005, respectively. There was an income tax provision on securities transactions in 2007 of $2 million, compared to nominal tax provisions in both 2006 and 2005.

The principal components of deferred tax assets and liabilities are as follows:

	December 31
	2007	2006
	(in millions)

Deferred tax assets:
Allowance for loan losses	$203	$181
Deferred loan origination fees and costs	35	38
Other comprehensive income	100	180
Employee benefits	62	35
Foreign tax credit	36	36
Tax interest	27	30
Other temporary differences, net	53	58

Total deferred tax assets before valuation allowance	516	558
Valuation allowance	(2)	—

Net deferred tax assets	514	558
Deferred tax liabilities:
Lease financing transactions	646	663
Allowance for depreciation	14	6

Total deferred tax liabilities	660	669

Net deferred tax liability	$146	$111

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

At December 31, 2007, the Corporation had undistributed earnings of approximately $146 million related to a foreign subsidiary. The Corporation intends to reinvest theses earnings indefinitely and has not recorded any related federal or state income tax expense. If these earnings were repatriated to the United States, the Corporation would record additional income tax expense of approximately $53 million.

A reconciliation of expected income tax expense at the federal statutory rate of 35 percent to the Corporation’s provision for income taxes for continuing operations and effective tax rate follows:

	Years Ended December 31
	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
	(dollar amounts in millions)

Tax based on federal statutory rate	$346	35.0%	$395	35.0%	$423	35.0%
State income taxes	16	1.6	10	0.9	16	1.4
Affordable housing and historic credits	(36)	(3.6)	(31)	(2.8)	(24)	(2.0)
Bank-owned life insurance	(14)	(1.4)	(15)	(1.4)	(15)	(1.2)
Disallowance of foreign tax credit	—	—	22	2.0	—	—
Settlement of 1996-2000 IRS audit	—	—	(16)	(1.4)	—	—
Other	(6)	(0.6)	(20)	(1.7)	(7)	(0.7)

Provision for income taxes	$306	31.0%	$345	30.6%	$393	32.5%

Note 18 —	Transactions with Related Parties

The Corporation’s banking subsidiaries have had, and expect to have in the future, transactions with the Corporation’s directors and executive officers, and companies with which these individuals are associated. Such transactions were made in the ordinary course of business and included extensions of credit, leases and professional services. With respect to extensions of credit, all were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management’s opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2007, totaled $210 million at the beginning and $294 million at the end of 2007. During 2007, new loans to related parties aggregated $620 million and repayments totaled $536 million.

Note 19 —	Regulatory Capital and Reserve Requirements

Cash and due from banks includes reserves required to be maintained and/or deposited with the Federal Reserve Bank. These reserve balances vary, depending on the level of customer deposits in the Corporation’s banking subsidiaries. The average required reserve balances were $267 million and $298 million for the years ended December 31, 2007 and 2006, respectively.

Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the parent company. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the parent company without obtaining prior approval from bank regulatory agencies approximated $234 million at January 1, 2008, plus 2008 net profits. Substantially all the assets of the Corporation’s banking subsidiaries are restricted from transfer to the parent company of the Corporation in the form of loans or advances.

Dividends declared to the parent company of the Corporation by its banking subsidiaries amounted to $614 million, $746 million and $793 million in 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The Corporation and its U.S. banking subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. At December 31, 2007 and 2006, the Corporation and its U.S. banking subsidiaries exceeded the ratios required for an institution to be considered “well capitalized” (total risk-based capital, Tier 1 risk-based capital and leverage ratios greater than 10 percent, six percent and five percent, respectively). The following is a summary of the capital position of the Corporation and Comerica Bank, its significant banking subsidiary.

	Comerica Incorporated	Comerica
	(Consolidated)	Bank
	(dollar amounts in millions)

December 31, 2007
Tier 1 common capital	$5,145	$5,408
Tier 1 capital (minimum-$3.0 billion (Consolidated))	5,640	5,728
Total capital (minimum-$6.0 billion (Consolidated))	8,410	8,185
Risk-weighted assets	75,102	74,919
Average assets (fourth quarter)	60,878	60,660
Tier 1 common capital to risk-weighted assets	6.85%	7.22%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	7.51	7.65
Total capital to risk-weighted assets (minimum-8.0%)	11.20	10.92
Tier 1 capital to average assets (minimum-3.0%)	9.26	9.44
December 31, 2006
Tier 1 common capital	$5,318	$5,373
Tier 1 capital (minimum-$2.8 billion (Consolidated))	5,657	5,693
Total capital (minimum-$5.6 billion (Consolidated))	8,202	7,930
Risk-weighted assets	70,486	70,343
Average assets (fourth quarter)	57,884	57,663
Tier 1 common capital to risk-weighted assets	7.54%	7.64%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	8.03	8.09
Total capital to risk-weighted assets (minimum-8.0%)	11.64	11.27
Tier 1 capital to average assets (minimum-3.0%)	9.77	9.87

Note 20 —	Derivative and Credit-Related Financial Instruments

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

management’s credit evaluation. Collateral varies, but may include cash, investment securities, accounts receivable, equipment or real estate.

Derivative instruments are traded over an organized exchange or negotiated over-the-counter. Credit risk associated with exchange-traded contracts is typically assumed by the organized exchange. Over-the-counter contracts are tailored to meet the needs of the counterparties involved and, therefore, contain a greater degree of credit risk and liquidity risk than exchange-traded contracts, which have standardized terms and readily available price information. The Corporation reduces exposure to credit and liquidity risks from over-the-counter derivative instruments entered into for risk management purposes, and transactions entered into to mitigate the market risk associated with customer-initiated transactions, by conducting such transactions with investment grade domestic and foreign financial institutions and subjecting counterparties to credit approvals, limits and monitoring procedures similar to those used in making other extensions of credit.

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

For hedge relationships accounted for under SFAS 133 at inception of the hedge, the Corporation uses either the short-cut method if it qualifies, or applies dollar offset or statistical regression analysis to assess effectiveness. The short-cut method is used for fair value hedges of medium-and long-term debt. This method allows for the assumption of zero hedge ineffectiveness and eliminates the requirement to further assess hedge effectiveness on these transactions. For SFAS 133 hedge relationships to which the Corporation does not apply the short-cut method either the dollar offset or statistical regression analysis is used at inception and for each reporting period thereafter to assess whether the derivative used has been and is expected to be highly effective in offsetting changes in the fair value or cash flows of the hedged item. All components of each derivative instrument’s gain or loss are included in the assessment of hedge effectiveness. Net hedge ineffectiveness is recorded in “other noninterest income” on the consolidated statements of income.

The following table presents net hedge ineffectiveness gains (losses) by risk management hedge type:

	Years Ended December 31
	2007	2006	2005
	(in millions)

Cash flow hedges	$3	$1	$1
Fair value hedges	—	—	—
Foreign currency hedges	—	—	—

Total	$3	$1	$1

As part of a fair value hedging strategy, the Corporation has entered into interest rate swap agreements for interest rate risk management purposes. These interest rate swap agreements effectively modify the Corporation’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

exposure to interest rate risk by converting fixed rate deposits and debt to a floating rate. These agreements involve the receipt of fixed rate interest amounts in exchange for floating rate interest payments over the life of the agreement, without an exchange of the underlying principal amount.

As part of a cash flow hedging strategy, the Corporation entered into predominantly three-year interest rate swap agreements (weighted average original maturity of 3.0 years) that effectively convert a portion of its existing and forecasted floating rate loans to a fixed rate basis, thus reducing the impact of interest rate changes on future interest income over the next 10 months. Approximately six percent ($3.2 billion) of the Corporation’s outstanding loans were designated as hedged items to interest rate swap agreements at December 31, 2007. For the year ended December 31, 2007, interest rate swap agreements designated as cash flow hedges decreased interest and fees on loans by $67 million, compared with a decrease of $124 million for the year ended December 31, 2006. If interest rates, interest yield curves and notional amounts remain at their current levels, the Corporation expects to reclassify $2 million of net gains, net of tax, on derivative instruments that are designated as cash flow hedges from accumulated other comprehensive income (loss) to earnings during the next 12 months due to receipt of variable interest associated with the existing and forecasted floating rate loans.

Foreign exchange rate risk arises from changes in the value of certain assets and liabilities denominated in foreign currencies. The Corporation employs cash instruments, such as investment securities, as well as derivative instruments, to manage exposure to these and other risks. In addition, the Corporation uses foreign exchange forward and option contracts to protect the value of its foreign currency investment in foreign subsidiaries. Realized and unrealized gains and losses from foreign exchange forward and option contracts used to protect the value of investments in foreign subsidiaries are not included in the statement of income, but are shown in the accumulated foreign currency translation adjustment account included in other comprehensive income (loss), with the related amounts due to or from counterparties included in other liabilities or other assets. During the year ended December 31, 2006, the Corporation recognized net gains of less than $0.5 million in accumulated foreign currency translation adjustment, related to the foreign exchange forward and option contracts. The Corporation did not hold any forward foreign exchange contracts recognized in accumulated foreign currency translation adjustment during the year ended December 31, 2007.

Management believes these hedging strategies achieve the desired relationship between the rate maturities of assets and funding sources which, in turn, reduce the overall exposure of net interest income to interest rate risk, although, there can be no assurance that such strategies will be successful. The Corporation also may use various other types of financial instruments to mitigate interest rate and foreign currency risks associated with specific assets or liabilities. Such instruments include interest rate caps and floors, foreign exchange forward contracts, investment securities, foreign exchange option contracts and foreign exchange cross-currency swaps.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The following table presents the composition of derivative instruments held or issued for risk management purposes, excluding commitments, at December 31, 2007 and 2006. The fair values of all derivative instruments are reflected in the consolidated balance sheets.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value
	(in millions)

December 31, 2007
Risk management
Interest rate contracts:
Swaps — cash flow	$3,200	$3	$2	$1
Swaps — fair value	2,202	142	—	142

Total interest rate contracts	5,402	145	2	143
Foreign exchange contracts:
Spot and forwards	528	4	2	2
Swaps	21	1	—	1

Total foreign exchange contracts	549	5	2	3

Total risk management	$5,951	$150	$4	$146

December 31, 2006
Risk management
Interest rate contracts:
Swaps — cash flow	$6,200	$—	$87	$(87)
Swaps — fair value	2,253	75	7	68

Total interest rate contracts	8,453	75	94	(19)
Foreign exchange contracts:
Spot and forwards	518	6	2	4
Swaps	33	—	—	—

Total foreign exchange contracts	551	6	2	4

Total risk management	$9,004	$81	$96	$(15)

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

Bilateral collateral agreements with counterparties covered 63 percent and 76 percent of the notional amount of interest rate derivative contracts at December 31, 2007 and 2006, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2007, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty. The Corporation has not experienced any material credit losses associated with derivative instruments.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

the cost of purchasing an offsetting contract is not economically justifiable. For customer-initiated foreign exchange contracts, the Corporation mitigates most of the inherent market risk by taking offsetting positions and manages the remainder through individual foreign currency position limits and aggregate value-at-risk limits. These limits are established annually and reviewed quarterly.

For those customer-initiated derivative contracts which were not offset or where the Corporation holds a speculative position within the limits described above, the Corporation recognized $1 million of net gains in 2007, 2006 and 2005, which were included in “other noninterest income” in the consolidated statements of income. The fair value of derivative instruments held or issued in connection with customer-initiated activities, including those customer-initiated derivative contracts where the Corporation does not enter into an offsetting derivative contract position, is included in the following table.

The following table presents the composition of derivative instruments held or issued in connection with customer-initiated and other activities.

	Notional/
	Contract	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value
	(in millions)

December 31, 2007
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$851	$—	$5	$(5)
Caps and floors purchased	851	5	—	5
Swaps	6,806	110	89	21

Total interest rate contracts	8,508	115	94	21
Energy derivative contracts:
Caps and floors written	410	—	43	(43)
Caps and floors purchased	410	43	—	43
Swaps	661	61	61	—

Total energy derivative contracts	1,481	104	104	—
Foreign exchange contracts:
Spot, forwards, futures and options	2,707	34	29	5
Swaps	8	—	—	—

Total foreign exchange contracts	2,715	34	29	5

Total customer-initiated and other	$12,704	$253	$227	$26

December 31, 2006
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$551	$—	$3	$(3)
Caps and floors purchased	536	3	—	3
Swaps	4,480	37	26	11

Total interest rate contracts	5,567	40	29	11
Energy derivative contracts:
Caps and floors written	310	—	23	(23)
Caps and floors purchased	310	23	—	23
Swaps	485	22	21	1

Total energy derivative contracts	1,105	45	44	1
Foreign exchange contracts:
Spot, forwards, futures and options	2,889	24	21	3
Swaps	4	—	—	—

Total foreign exchange contracts	2,893	24	21	3

Total customer-initiated and other	$9,565	$109	$94	$15

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

	Years Ended December 31
	2007	2006
	(in millions)

Average unrealized gains	$137	$103
Average unrealized losses	120	92
Noninterest income	50	42

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

Warrants

The Corporation holds a portfolio of approximately 840 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. As discussed in Note 1 on page 72, warrants that have a net exercise provision embedded in the warrant agreement are required to be recorded at fair value. Fair value for these warrants (approximately 570 warrants at December 31, 2007 and 680 warrants at December 31, 2006) was approximately $23 million at December 31, 2007 and $26 million at December 31, 2006, as estimated using a Black-Scholes valuation model.

Commitments

The Corporation also enters into commitments to purchase or sell earning assets for risk management and trading purposes. These transactions are similar in nature to forward contracts. The Corporation had commitments to purchase investment securities for its trading account and available-for-sale portfolios totaling $604 million at December 31, 2007, and commitments to purchase investment securities for its trading account totaling $20 million at December 31, 2006. Commitments to sell investment securities related to the trading account totaled $4 million at December 31, 2007 and $16 million at December 31, 2006. Outstanding commitments expose the Corporation to both credit and market risk.

Credit-Related Financial Instruments

The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The Corporation’s credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

	December 31
	2007	2006
	(in millions)

Unused commitments to extend credit:
Commercial and other	$31,603	$30,410
Bankcard, revolving check credit and equity access loan commitments	2,216	2,147

Total unused commitments to extend credit	$33,819	$32,557

Standby letters of credit and financial guarantees:
Maturing within one year	$4,344	$4,385
Maturing after one year	2,556	2,199

Total standby letters of credit and financial guarantees	$6,900	$6,584

Commercial letters of credit	$234	$249

The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. At December 31, 2007 and 2006, the allowance for credit losses on lending-related commitments, which is recorded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

in “accrued expenses and other liabilities” on the consolidated balance sheets, was $21 million and $26 million, respectively.

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

Commercial letters of credit are issued to finance foreign or domestic trade transactions and are short-term in nature. The Corporation may enter into participation arrangements with third parties, which effectively reduce the maximum amount of future payments, which may be required under standby letters of credit. These risk participations covered $664 million of the $6.9 billion standby letters of credit outstanding at December 31, 2007. At December 31, 2007, the carrying value of the Corporation’s standby and commercial letters of credit and financial guarantees, which is included in “accrued expenses and other liabilities” on the consolidated balance sheet, totaled $100 million.

Note 21 —	Contingent Liabilities

Legal Proceedings

The Corporation and certain of its subsidiaries are subject to various pending and threatened legal proceedings arising out of the normal course of business or operations. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be. However, based on current knowledge and after consultation with legal counsel, management believes that current reserves, determined in accordance with SFAS 5, “Accounting for Contingencies,” (SFAS 5), are adequate and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial condition or results of operations. For information regarding income tax contingencies, refer to Note 17 on page 103.

Note 22 —	Variable Interest Entities (VIE’s)

The Corporation evaluates its interest in certain entities to determine if these entities meet the definition of a VIE, and whether the Corporation was the primary beneficiary and should consolidate the entity based on the variable interests it held. The following provides a summary of the VIE’s in which the Corporation has a significant interest.

The Corporation owns 100% of the common stock of an entity formed in 2007 to issue trust preferred securities. This entity meets the definition of a VIE, but the Corporation is not the primary beneficiary. The trust preferred securities held by this entity ($500 million at December 31, 2007) are classified as subordinated debt and qualify as Tier 1 capital. The Corporation is not exposed to loss related to this VIE.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The Corporation has a significant limited partnership interest in The Peninsula Fund Limited Partnership (PFLP), a venture capital fund, which was acquired in 1995. The PFLP’s general partner (an employee of the Corporation) is considered a related party to the Corporation. This entity meets the definition of a VIE, and the Corporation is the primary beneficiary of the entity. As such, the Corporation consolidates PFLP. Creditors of the partnership do not have recourse against the Corporation, and exposure to loss as a result of involvement with PFLP was limited to the book basis in the entity, which was insignificant at December 31, 2007, and approximately $2 million of commitments for future investments.

The Corporation has limited partnership interests in three other venture capital funds, which were acquired in 1998, 1999 and 2001, where the general partner (an employee of the Corporation) in these three partnerships is considered a related party to the Corporation. These three entities meet the definition of a VIE, however, the Corporation is not the primary beneficiary of the entities. As such, the Corporation accounts for its interest in these partnerships on the cost method. These three entities had approximately $157 million in assets at December 31, 2007. Exposure to loss as a result of involvement with these three entities at December 31, 2007 was limited to approximately $5 million of book basis of the Corporation’s investments and approximately $2 million of commitments for future investments.

The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 129 other venture capital and private equity investment partnerships where the Corporation is not related to the general partner. While these entities may meet the definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. The Corporation accounts for its interests in these partnerships on the cost method, and exposure to loss as a result of involvement with these entities at December 31, 2007 was limited to approximately $69 million of book basis of the Corporation’s investments and approximately $38 million of commitments for future investments.

Two limited liability subsidiaries of the Corporation are the general partners in two investment fund partnerships, formed in 1999 and 2003. These subsidiaries manage the investments held by these funds. These two investment partnerships meet the definition of a VIE. In the investment fund partnership formed in 1999, the Corporation is not the primary beneficiary of the entity. As such, the Corporation accounts for its indirect interests in this partnership on the cost method. This investment partnership had approximately $157 million in assets at December 31, 2007 and was structured so that the Corporation’s exposure to loss as a result of its interest should be limited to the book basis of the Corporation’s investment in the limited liability subsidiary, which was insignificant at December 31, 2007. In the investment fund partnership formed in 2003, the Corporation is the primary beneficiary and consolidates the entity. This investment partnership had assets of approximately $10 million at December 31, 2007 and was structured so that the Corporation’s exposure to loss as a result of its interest should be limited to the book basis of the Corporation’s investment in the limited liability subsidiary, which was insignificant at December 31, 2007.

The Corporation has a significant limited partner interest in 20 low income housing tax credit/historic rehabilitation tax credit partnerships, acquired at various times from 1992 to 2007. These entities meet the definition of a VIE. However, the Corporation is not the primary beneficiary of the entities and, as such, accounts for its interest in these partnerships on the cost or equity method. These entities had approximately $137 million in assets at December 31, 2007. Exposure to loss as a result of its involvement with these entities at December 31, 2007 was limited to approximately $16 million of book basis of the Corporation’s investment, which includes unused commitments for future investments.

The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 106 other low income housing tax credit/historic rehabilitation tax credit partnerships. While these entities may meet the definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. As such, the Corporation accounts for its interest in these partnerships on the cost or equity method. Exposure to loss as a result of its involvement with these entities at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

December 31, 2007 was limited to approximately $328 million of book basis of the Corporation’s investment, which includes unused commitments for future investments.

For further information on the company’s consolidation policy, see Note 1 on page 72.

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

Domestic business loans:  These consist of commercial, real estate construction, commercial mortgage and equipment lease financing loans. The estimated fair value of the Corporation’s variable rate commercial loans is represented by their carrying value, adjusted by an amount which estimates the change in fair value caused by changes in the credit quality of borrowers since the loans were originated. The estimated fair value of fixed rate commercial loans is calculated using a discounted cash flow model. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

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

Retail loans:  This category consists of residential mortgage, home equity and other consumer loans. The estimated fair value of residential mortgage loans is based on discounted contractual cash flows adjusted for expected prepayments. For home equity and other consumer loans, the estimated fair values are calculated using a discounted cash flow model. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

Customers’ liability on acceptances outstanding and acceptances outstanding:  The carrying amount approximates the estimated fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

Short-term borrowings:  The carrying amount of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximates estimated fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The estimated fair values of the Corporation’s financial instruments are as follows:

	December 31
	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in millions)

Assets
Cash and due from banks	$1,440	$1,440	$1,434	$1,434

Federal funds sold and securities purchased under agreements to resell	36	36	2,632	2,632
Interest-bearing deposits with banks	38	38	—	—
Trading securities	118	118	179	179
Loans held-for-sale	217	217	148	148

Total other short-term investments	373	373	327	327

Investment securities available-for-sale	6,296	6,296	3,662	3,662

Commercial loans	28,223	28,048	26,265	26,050
Real estate construction loans	4,816	4,716	4,203	4,192
Commercial mortgage loans	10,048	10,308	9,659	9,796
Residential mortgage loans	1,915	2,021	1,677	1,718
Consumer loans	2,464	2,515	2,423	2,477
Lease financing	1,351	1,144	1,353	1,191
International loans	1,926	1,929	1,851	1,839

Total loans	50,743	50,681	47,431	47,263
Less allowance for loan losses	(557)	—	(493)	—

Net loans	50,186	50,681	46,938	47,263
Customers’ liability on acceptances outstanding	48	48	56	56
Loan servicing rights	12	12	14	14
Liabilities
Demand deposits (noninterest-bearing)	11,920	11,920	13,901	13,901
Interest-bearing deposits	32,358	32,357	31,026	30,998

Total deposits	44,278	44,277	44,927	44,899
Short-term borrowings	2,807	2,807	635	635
Acceptances outstanding	48	48	56	56
Medium- and long-term debt	8,821	8,492	5,949	5,642
Derivative instruments
Risk management:
Unrealized gains	150	150	81	81
Unrealized losses	(4)	(4)	(96)	(96)
Customer-initiated and other:
Unrealized gains	253	253	109	109
Unrealized losses	(227)	(227)	(94)	(94)
Warrants	23	23	26	26
Credit-related financial instruments	(110)	(117)	(94)	(100)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 24 —	Business Segment Information

The Corporation has strategically aligned its operations into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. These business segments are differentiated based on the type of customer and the related products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. Business segment results are produced by the Corporation’s internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation. Information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each business segment using certain methodologies, which are regularly reviewed and refined. For comparability purposes, amounts in all periods are based on business segments and methodologies in effect at December 31, 2007. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines.

The Corporation’s internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The allowance for loan losses is allocated to both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk based on a non-standard, specifically calculated amount. Additional loan loss reserves are allocated based on industry-specific risk and are maintained to capture probable losses due to the inherent imprecision in the risk rating system and new business migration risk not captured in the credit scores of individual loans. For other business loans, the allowance for loan losses is recorded in business units based on the credit score of each loan outstanding. For other consumer and residential mortgage loans, it is allocated based on applying estimated loss ratios to various segments of the loan portfolio. The related loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for each product category. Noninterest income and expenses directly attributable to a line of business are assigned to that business segment. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business segments as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned 50 percent based on the ratio of the business segment’s noninterest expenses to total noninterest expenses incurred by all business segments and 50 percent based on the ratio of the business segment’s attributed equity to total attributed equity of all business segments. Equity is attributed based on credit, operational and interest rate risks. Most of the equity attributed relates to credit risk, which is determined based on the credit score and expected remaining life of each loan, letter of credit and unused commitment recorded in the business units. Operational risk is allocated based on deposit balances, non-earning assets, trust assets under management, and the nature and extent of expenses incurred by business units. Virtually all interest rate risk is assigned to Finance, as are the Corporation’s hedging activities.

The following discussion provides information about the activities of each business segment. A discussion of the financial results and the factors impacting 2007 performance can be found in the section entitled “Business Segments” in the financial review on page 33.

The Business Bank is primarily comprised of the following businesses: middle market, commercial real estate, national dealer services, international finance, global corporate, leasing, financial services, and technology and life sciences. This business segment meets the needs of medium-size businesses, multinational corporations and governmental entities by offering various products and services, including commercial loans and lines of credit, deposits, cash management, capital market products, international trade finance, letters of credit, foreign exchange management services and loan syndication services.

The Retail Bank includes small business banking and personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. In addition to a full range of financial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

services provided to small business customers, this business segment offers a variety of consumer products, including deposit accounts, installment loans, credit cards, student loans, home equity lines of credit and residential mortgage loans.

Wealth & Institutional Management offers products and services consisting of fiduciary services, private banking, retirement services, investment management and advisory services, investment banking and discount securities brokerage services. This business segment also offers the sale of annuity products, as well as life, disability and long-term care insurance products.

The Finance segment includes the Corporation’s securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk and foreign exchange risk.

The Other category includes discontinued operations, the income and expense impact of equity and cash, tax benefits not assigned to specific business segments and miscellaneous other expenses of a corporate nature.

Business segment financial results are as follows:

	Year Ended December 31, 2007
			Wealth &
	Business	Retail	Institutional
	Bank	Bank	Management	Finance	Other	Total
	(dollar amounts in millions)

Earnings summary:
Net interest income (expense) (FTE)	$1,326	$627	$145	$(69)	$(23)	$2,006
Provision for loan losses	178	41	(3)	—	(4)	212
Noninterest income	291	220	283	65	29	888
Noninterest expenses	708	655	322	10	(4)	1,691
Provision (benefit) for income taxes (FTE)	228	52	39	(18)	8	309
Income from discontinued operations, net of tax	—	—	—	—	4	4

Net income	$503	$99	$70	$4	$10	$686

Net credit-related charge-offs	$117	$34	$2	$—	$—	$153
Selected average balances:
Assets	$40,762	$6,880	$4,096	$5,669	$1,167	$58,574
Loans	39,721	6,134	3,937	7	22	49,821
Deposits	16,253	17,156	2,386	6,174	(35)	41,934
Liabilities	17,091	17,169	2,392	16,531	321	53,504
Attributed equity	2,935	850	332	628	325	5,070
Statistical data:
Return on average assets(1)	1.23%	0.55%	1.70%	N/M	N/M	1.17%
Return on average attributed equity	17.11	11.68	21.03	N/M	N/M	13.52
Net interest margin(2)	3.33	3.65	3.64	N/M	N/M	3.66
Efficiency ratio	44.10	77.29	75.29	N/M	N/M	58.58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Year Ended December 31, 2006
			Wealth &
	Business	Retail	Institutional
	Bank	Bank	Management	Finance	Other	Total

Earnings summary:
Net interest income (expense) (FTE)	$1,315	$637	$147	$(100)	$(13)	$1,986
Provision for loan losses	14	23	1	—	(1)	37
Noninterest income	305	210	259	64	17	855
Noninterest expenses	741	608	313	14	(2)	1,674
Provision (benefit) for income taxes (FTE)	276	72	31	(32)	1	348
Income from discontinued operations, net of tax	—	—	—	—	111	111

Net income (loss)	$589	$144	$61	$(18)	$117	$893

Net credit-related charge-offs	$37	$35	$—	$—	$—	$72
Selected average balances:
Assets	$39,263	$6,786	$3,677	$5,271	$1,582	$56,579
Loans	38,081	6,084	3,534	18	33	47,750
Deposits	17,775	16,807	2,394	5,186	(88)	42,074
Liabilities	18,677	16,810	2,392	13,198	326	51,403
Attributed equity	2,639	831	299	499	908	5,176
Statistical data:
Return on average assets(1)	1.50%	0.81%	1.67%	N/M	N/M	1.58%
Return on average attributed equity	22.30	17.30	20.49	N/M	N/M	17.24
Net interest margin(2)	3.45	3.79	4.15	N/M	N/M	3.79
Efficiency ratio	45.78	71.75	77.10	N/M	N/M	58.92

	Year Ended December 31, 2005
			Wealth &
	Business	Retail	Institutional
	Bank	Bank	Management	Finance	Other	Total

Earnings summary:
Net interest income (expense) (FTE)	$1,395	$612	$147	$(183)	$(11)	$1,960
Provision for loan losses	(42)	4	(3)	—	(6)	(47)
Noninterest income	284	208	253	63	11	819
Noninterest expenses	728	546	304	10	25	1,613
Provision (benefit) for income taxes (FTE)	335	96	36	(59)	(11)	397
Income from discontinued operations, net of tax	—	—	—	—	45	45

Net income (loss)	$658	$174	$63	$(71)	$37	$861

Net credit-related charge-offs	$86	$25	$6	$—	$(1)	$116
Selected average balances:
Assets	$35,708	$6,554	$3,487	$5,218	$1,539	$52,506
Loans	34,561	5,882	3,338	(15)	50	43,816
Deposits	20,424	16,841	2,458	896	21	40,640
Liabilities	21,160	16,832	2,453	6,510	454	47,409
Attributed equity	2,528	805	300	510	954	5,097
Statistical data:
Return on average assets(1)	1.84%	0.99%	1.81%	N/M	N/M	1.64%
Return on average attributed equity	26.02	21.64	21.07	N/M	N/M	16.90
Net interest margin(2)	4.02	3.63	4.39	N/M	N/M	4.06
Efficiency ratio	43.37	66.54	76.13	N/M	N/M	58.01

(1)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(2)	Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.
FTE-Fully Taxable Equivalent
N/M-Not Meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

The Corporation’s management accounting system also produces market segment results for the Corporation’s four primary geographic markets: Midwest, Western, Texas, and Florida. In addition to the four primary geographic markets, Other Markets and International are also reported as market segments. Market segment results are provided as supplemental information to the business segment results and may not meet all operating segment criteria as set forth in SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” (SFAS 131). The following discussion provides information about the activities of each market segment. A discussion of the financial results and the factors impacting 2007 performance can be found in the section entitled “Geographic Market Segments” in the financial review on page 34.

The Midwest market consists of operations located in the states of Michigan, Ohio and Illinois. Currently, Michigan operations represent the significant majority of this geographic market.

The Western market consists of the states of California, Arizona, Nevada, Colorado and Washington. Currently, California operations represent the significant majority of the Western market.

The Texas and Florida markets consist of operations located in the states of Texas and Florida, respectively.

Other Markets include businesses with a national perspective, the Corporation’s investment management and trust alliance businesses as well as activities in all other markets in which the Corporation has operations, except for the International market, as described below.

The International market represents the activity of the Corporation’s international finance division, which provides banking services primarily to foreign-owned, North American-based companies and secondarily to international operations of North American-based companies.

The Finance & Other Businesses segment includes the Corporation’s securities portfolio, asset and liability management activities, discontinued operations, the income and expense impact of equity and cash not assigned to specific business/market segments, tax benefits not assigned to specific business/market segments and miscellaneous other expenses of a corporate nature. This segment includes responsibility for managing the Corporation’s funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation’s exposure to liquidity, interest rate risk and foreign exchange risk.

The Corporation’s total revenues from customers and long-lived assets (excluding certain intangible assets) located in foreign countries in which the Corporation holds assets were less than five percent of the Corporation’s consolidated revenues and long-lived assets (excluding certain intangible assets) in each of the years ended December 31, 2007, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Market segment financial results are as follows:

	Year Ended December 31, 2007
							Finance
					Other		& Other
	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
	(dollar amounts in millions)

Earnings summary:
Net interest income (expense) (FTE)	$863	$706	$279	$47	$136	$67	$(92)	$2,006
Provision for loan losses	88	108	8	11	16	(15)	(4)	212
Noninterest income	471	131	86	14	54	38	94	888
Noninterest expenses	821	455	235	39	92	43	6	1,691
Provision (benefit) for income taxes (FTE)	148	104	43	4	(7)	27	(10)	309
Income from discontinued operations, net of tax	—	—	—	—	—	—	4	4

Net income	$277	$170	$79	$7	$89	$50	$14	$686

Net credit-related charge-offs	$110	$28	$9	$2	$10	$(6)	$—	$153
Selected average balances:
Assets	$19,189	$17,069	$7,106	$1,687	$4,435	$2,252	$6,836	$58,574
Loans	18,598	16,530	6,827	1,672	4,041	2,124	29	49,821
Deposits	15,819	13,325	3,884	286	1,386	1,095	6,139	41,934
Liabilities	16,484	13,361	3,900	288	1,503	1,116	16,852	53,504
Attributed equity	1,722	1,212	596	96	335	156	953	5,070
Statistical data:
Return on average assets(1)	1.44%	0.99%	1.12%	0.43%	2.01%	2.20%	N/M	1.17%
Return on average attributed equity	16.02	13.99	13.40	7.51	26.61	31.86	N/M	13.52
Net interest margin(2)	4.62	4.26	4.08	2.80	3.36	3.08	N/M	3.66
Efficiency ratio	61.76	54.45	64.32	63.65	48.42	43.12	N/M	58.58

	Year Ended December 31, 2006
							Finance
					Other		& Other
	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total

Earnings summary:
Net interest income (expense) (FTE)	$908	$701	$261	$43	$118	$68	$(113)	$1,986
Provision for loan losses	77	(32)	(2)	3	6	(14)	(1)	37
Noninterest income	452	160	76	14	52	20	81	855
Noninterest expenses	811	450	216	34	101	50	12	1,674
Provision (benefit) for income taxes (FTE)	153	170	41	6	(9)	18	(31)	348
Income from discontinued operations, net of tax	—	—	—	—	—	—	111	111

Net income	$319	$273	$82	$14	$72	$34	$99	$893

Net credit-related charge-offs	$48	$1	$7	$2	$13	$1	$—	$72
Selected average balances:
Assets	$19,407	$16,445	$6,174	$1,528	$3,971	$2,201	$6,853	$56,579
Loans	18,737	15,882	5,911	1,508	3,598	2,063	51	47,750
Deposits	16,061	14,592	3,699	306	1,253	1,065	5,098	42,074
Liabilities	16,734	14,658	3,709	308	1,378	1,092	13,524	51,403
Attributed equity	1,623	1,102	529	80	278	157	1,407	5,176
Statistical data:
Return on average assets(1)	1.64%	1.66%	1.33%	0.88%	1.81%	1.52%	N/M	1.58%
Return on average attributed equity	19.67	24.79	15.56	16.81	25.81	21.37	N/M	17.24
Net interest margin(2)	4.83	4.41	4.39	2.84	3.29	3.17	N/M	3.79
Efficiency ratio	59.57	52.29	64.14	60.34	59.32	57.73	N/M	58.92

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Year Ended December 31, 2005
							Finance
					Other		& Other
	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total

Earnings summary:
Net interest income (expense) (FTE)	$923	$784	$242	$39	$89	$77	$(194)	$1,960
Provision for loan losses	46	(68)	(8)	1	2	(14)	(6)	(47)
Noninterest income	460	122	75	13	40	35	74	819
Noninterest expenses	794	434	189	28	75	58	35	1,613
Provision (benefit) for income taxes (FTE)	192	202	47	8	(10)	28	(70)	397
Income from discontinued operations, net of tax	—	—	—	—	—	—	45	45

Net income (loss)	$351	$338	$89	$15	$62	$40	$(34)	$861

Net credit-related charge-offs	$79	$14	$6	$7	$5	$6	$(1)	$116
Selected average balances:
Assets	$19,502	$14,219	$5,176	$1,301	$2,827	$2,724	$6,757	$52,506
Loans	18,796	13,638	4,998	1,288	2,596	2,465	35	43,816
Deposits	16,781	16,852	3,655	299	996	1,140	917	40,640
Liabilities	17,396	16,865	3,651	297	1,089	1,147	6,964	47,409
Attributed equity	1,646	1,046	471	66	206	198	1,464	5,097
Statistical data:
Return on average assets(1)	1.80%	1.89%	1.72%	1.15%	2.18%	1.46%	N/M	1.64%
Return on average attributed equity	21.39	32.30	18.87	22.72	29.89	20.11	N/M	16.90
Net interest margin(2)	4.90	4.65	4.82	3.06	3.44	2.92	N/M	4.06
Efficiency ratio	57.40	47.92	59.76	54.77	57.72	51.74	N/M	58.01

(1)	Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(2)	Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.
FTE-Fully Taxable Equivalent
N/M-Not Meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 25 —	Parent Company Financial Statements

Balance Sheets — Comerica Incorporated

	December 31
	2007	2006
	(in millions, except share data)

ASSETS
Cash and due from subsidiary bank	$1	$122
Short-term investments with subsidiary bank	224	246
Other short-term investments	102	92
Investment in subsidiaries, principally banks	5,840	5,586
Premises and equipment	4	4
Other assets	166	152

Total assets	$6,337	$6,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$968	$806
Other liabilities	252	243

Total liabilities	1,220	1,049
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/07 and 12/31/06	894	894
Capital surplus	564	520
Accumulated other comprehensive loss	(177)	(324)
Retained earnings	5,497	5,282
Less cost of common stock in treasury — 28,747,097 shares at 12/31/07 and 21,161,161 shares at 12/31/06	(1,661)	(1,219)

Total shareholders’ equity	5,117	5,153

Total liabilities and shareholders’ equity	$6,337	$6,202

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Statements of Income — Comerica Incorporated

	Years Ended December 31
	2007	2006	2005
	(in millions)

INCOME
Income from subsidiaries
Dividends from subsidiaries	$614	$746	$793
Other interest income	15	13	6
Intercompany management fees	149	178	117
Other noninterest income	15	13	3

Total income	793	950	919
EXPENSES
Interest on medium- and long-term debt	60	52	45
Salaries and employee benefits	108	113	98
Net occupancy expense	7	2	6
Equipment expense	1	1	1
Other noninterest expenses	51	46	47

Total expenses	227	214	197

Income before provision (benefit) for income taxes and equity in undistributed earnings of subsidiaries	566	736	722
Provision (benefit) for income taxes	(22)	(6)	(27)

Income before equity in undistributed earnings of subsidiaries	588	742	749
Equity in undistributed earnings of subsidiaries, principally banks (including discontinued operations)	98	151	112

NET INCOME	$686	$893	$861

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Statements of Cash Flows — Comerica Incorporated

	Years Ended December 31
	2007	2006	2005
	(in millions)

OPERATING ACTIVITIES
Net income	$686	$893	$861
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed earnings of subsidiaries, principally banks (including discontinued operations)	(98)	(151)	(112)
Depreciation and software amortization	1	1	1
Share-based compensation expense	20	21	15
Excess tax benefits from share-based compensation arrangements	(9)	(9)	—
Other, net	34	49	38

Total adjustments	(52)	(89)	(58)

Net cash provided by operating activities	634	804	803
INVESTING ACTIVITIES
Net decrease in short-term investments with subsidiary bank	22	18	25
Net proceeds from private equity and venture capital investments	3	3	21
Capital transactions with subsidiaries	(62)	(6)	2
Net increase in fixed assets	(1)	(1)	(1)

Net cash (used in) provided by investing activities	(38)	14	47
FINANCING ACTIVITIES
Proceeds from issuance of medium- and long-term debt	665	—	—
Repayment of long-term debt	(510)	—	—
Proceeds from issuance of common stock	89	45	51
Purchase of common stock for treasury	(580)	(384)	(525)
Dividends paid	(390)	(377)	(366)
Excess tax benefits from share-based compensation arrangements	9	9	—

Net cash used in financing activities	(717)	(707)	(840)

Net (decrease) increase in cash on deposit at bank subsidiary	(121)	111	10
Cash on deposit at bank subsidiary at beginning of year	122	11	1

Cash on deposit at bank subsidiary at end of year	$1	$122	$11

Interest paid	$57	$50	$42

Income taxes (recovered) paid	$(39)	$—	$(30)

Note 26 —	Sales of Businesses/Discontinued Operations

In December 2006, the Corporation sold its ownership interest in Munder to an investor group. The sale, including associated costs and assigned goodwill, resulted in a net after-tax gain of $108 million, or $0.67 per average annual diluted share, in 2006. The sale agreement included an interest-bearing contingent note with an initial principal amount of $70 million, which will be realized if the Corporation’s client-related revenues earned by Munder remain consistent with 2006 levels of approximately $17 million per year for the five years following

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

the closing of the transaction (2007-2011). The principal amount of the note may be increased to a maximum of $80 million or decreased to as low as zero, depending on the level of such revenues earned in the five years following the closing. Repayment of the principal is scheduled to begin after the sixth anniversary of the closing of the transaction from Munder’s excess cash flows, as defined in the sale agreement. The note matures in December 2013. Future gains related to the contingent note are expected to be recognized periodically as targets for the Corporation’s client-related revenues earned by Munder are achieved. Recognition of the potential gains related to the contingent note will begin when cumulative client-related revenues exceed approximately $26 million, $18 million of which accumulated in 2007. The potential future gains are expected to be recorded between 2008 and the fourth quarter of 2011, unless fully earned prior to that time.

As a result of the sale transaction, the Corporation reported Munder as a discontinued operation in all periods presented. The assets and liabilities related to the discontinued operations of Munder are not material and have not been reclassified on the consolidated balance sheets.

The income from discontinued operations recorded in 2007 reflected adjustments to the initial gain recorded at the closing of the Munder sale transaction. The components of net income from discontinued operations for the years ended December 31, 2007, 2006 and 2005, respectively, were as follows:

	2007	2006	2005
	(in millions, except per share data)

Income from discontinued operations before income taxes and cumulative effect of change in accounting principle	$6	$196	$70
Provision for income taxes	2	77	25

Income from discontinued operations before cumulative effect of change in accounting principle	4	119	45
Cumulative effect of change in accounting principle, net of taxes	—	(8)	—

Net income from discontinued operations	$4	$111	$45

Basic earnings per common share:
Income from discontinued operations before cumulative effect of change in accounting principle	$0.03	$0.74	$0.27
Net income from discontinued operations	0.03	0.69	0.27
Diluted earnings per common share:
Income from discontinued operations before cumulative effect of change in accounting principle	0.03	0.73	0.27
Net income from discontinued operations	0.03	0.68	0.27
Other comprehensive income from discontinued operations, net of tax	—	—	1

During the third quarter 2006, the Corporation completed the sale of its Mexican bank charter. Included in “net gain (loss) on sales of businesses” on the consolidated statements of income is a net loss on the sale of $12 million, which is reflected in the Corporation’s Business Bank business segment and International geographic market segment. As part of the sale transaction, the Corporation transferred $24 million of loans and $18 million of liabilities to the buyer.

In the fourth quarter 2006, the Corporation decided to sell a portfolio of loans related to manufactured housing, located primarily in Michigan and Ohio. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” approximately $74 million of loans were classified as held-for-sale, which were included in “other short-term investments” on the consolidated balance sheet at December 31, 2006. The Corporation recorded a $9 million charge-off to adjust the loans classified as held-for-sale to fair value. During the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

first quarter 2007, the Corporation completed the sale and transferred the $74 million of loans to the buyer for substantially the fair value recorded at December 31, 2006.

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

	2007
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(in millions, except per share data)

Interest income	$944	$952	$933	$901
Interest expense	455	449	424	399

Net interest income	489	503	509	502
Provision for loan losses	108	45	36	23
Net securities gains	3	4	—	—
Noninterest income (excluding net securities gains)	227	226	225	203
Noninterest expenses	450	423	411	407
Provision for income taxes	44	85	91	86

Income from continuing operations	117	180	196	189
Income from discontinued operations, net of tax	2	1	—	1

Net income	$119	$181	$196	$190

Basic earnings per common share:
Income from continuing operations	$0.78	$1.18	$1.28	$1.21
Net income	0.80	1.20	1.28	1.21
Diluted earnings per common share:
Income from continuing operations	0.77	1.17	1.25	1.19
Net income	0.79	1.18	1.25	1.19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	2006
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest income	$912	$893	$845	$772
Interest expense	410	391	345	293

Net interest income	502	502	500	479
Provision for loan losses	22	15	27	(27)
Net securities gains (losses)	1	—	1	(2)
Noninterest income (excluding net securities gains (losses))	261	195	202	197
Noninterest expenses	457	399	389	429
Provision for income taxes	100	88	92	65

Income from continuing operations	185	195	195	207
Income (loss) from discontinued operations, net of tax	114	5	5	(13)

Net income	$299	$200	$200	$194

Basic earnings per common share:
Income from continuing operations	$1.17	$1.22	$1.21	$1.28
Net income	1.89	1.25	1.24	1.20
Diluted earnings per common share:
Income from continuing operations	1.16	1.20	1.19	1.26
Net income	1.87	1.23	1.22	1.18

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

Management assessed, with participation of the Corporation’s Chief Executive Officer and Chief Financial Officer, internal control over financial reporting as it relates to the Corporation’s consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2007. The assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management determined that internal control over financial reporting is effective as it relates to the Corporation’s consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2007.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The consolidated financial statements as of December 31, 2007 were audited by Ernst & Young LLP, an independent registered public accounting firm. The audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), which required the independent public accountants to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting is maintained in all material respects.

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

Ralph W. Babb Jr.	Elizabeth S. Acton	Marvin J. Elenbaas
Chairman, President and	Executive Vice President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer	Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Comerica Incorporated

We have audited Comerica Incorporated’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Comerica Incorporated’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Comerica Incorporated maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2007 consolidated financial statements of Comerica Incorporated and subsidiaries and our report dated February 20, 2008 expressed an unqualified opinion thereon.

Detroit, Michigan
February 20, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Comerica Incorporated

We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 16 to the consolidated financial statements, in 2006 Comerica Incorporated and subsidiaries changed its method of accounting for pension and other postretirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Comerica Incorporated’s internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2008, expressed an unqualified opinion thereon.

Detroit, Michigan
February 20, 2008

HISTORICAL REVIEW — AVERAGE BALANCE SHEETS

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2007	2006	2005	2004	2003
	(in millions)

ASSETS
Cash and due from banks	$1,352	$1,557	$1,721	$1,685	$1,811
Federal funds sold and securities purchased under agreements to resell	164	283	390	1,695	1,634
Other short-term investments	256	266	165	226	308
Investment securities available-for-sale	4,447	3,992	3,861	4,321	4,529

Commercial loans	28,132	27,341	24,575	22,139	23,764
Real estate construction loans	4,552	3,905	3,194	3,264	3,540
Commercial mortgage loans	9,771	9,278	8,566	7,991	7,521
Residential mortgage loans	1,814	1,570	1,388	1,237	1,192
Consumer loans	2,367	2,533	2,696	2,668	2,474
Lease financing	1,302	1,314	1,283	1,272	1,283
International loans	1,883	1,809	2,114	2,162	2,596

Total loans	49,821	47,750	43,816	40,733	42,370
Less allowance for loan losses	(520)	(499)	(623)	(787)	(831)

Net loans	49,301	47,251	43,193	39,946	41,539
Accrued income and other assets	3,054	3,230	3,176	3,075	3,159

Total assets	$58,574	$56,579	$52,506	$50,948	$52,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$11,287	$13,135	$15,007	$14,122	$13,910
Interest-bearing deposits	30,647	28,939	25,633	26,023	27,609

Total deposits	41,934	42,074	40,640	40,145	41,519
Short-term borrowings	2,080	2,654	1,451	275	550
Accrued expenses and other liabilities	1,293	1,268	1,132	947	804
Medium- and long-term debt	8,197	5,407	4,186	4,540	5,074

Total liabilities	53,504	51,403	47,409	45,907	47,947
Shareholders’ equity	5,070	5,176	5,097	5,041	5,033

Total liabilities and shareholders’ equity	$58,574	$56,579	$52,506	$50,948	$52,980

HISTORICAL REVIEW — STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2007	2006	2005	2004	2003
	(in millions, except per share data)

INTEREST INCOME
Interest and fees on loans	$3,501	$3,216	$2,554	$2,055	$2,213
Interest on investment securities	206	174	148	147	165
Interest on short-term investments	23	32	24	36	36

Total interest income	3,730	3,422	2,726	2,238	2,414
INTEREST EXPENSE
Interest on deposits	1,167	1,005	548	315	370
Interest on short-term borrowings	105	130	52	4	7
Interest on medium- and long-term debt	455	304	170	108	109

Total interest expense	1,727	1,439	770	427	486

Net interest income	2,003	1,983	1,956	1,811	1,928
Provision for loan losses	212	37	(47)	64	377

Net interest income after provision for loan losses	1,791	1,946	2,003	1,747	1,551
NONINTEREST INCOME
Service charges on deposit accounts	221	218	218	231	238
Fiduciary income	199	180	174	166	166
Commercial lending fees	75	65	63	55	63
Letter of credit fees	63	64	70	66	65
Foreign exchange income	40	38	37	37	36
Brokerage fees	43	40	36	36	34
Card fees	54	46	39	32	27
Bank-owned life insurance	36	40	38	34	42
Net income (loss) from principal investing and warrants	19	10	17	21	(3)
Net securities gains	7	—	—	—	50
Net gain (loss) on sales of businesses	3	(12)	1	7	—
Income from lawsuit settlement	—	47	—	—	—
Other noninterest income	128	119	126	123	132

Total noninterest income	888	855	819	808	850
NONINTEREST EXPENSES
Salaries	844	823	786	736	713
Employee benefits	193	184	178	154	156

Total salaries and employee benefits	1,037	1,007	964	890	869
Net occupancy expense	138	125	118	122	126
Equipment expense	60	55	53	54	56
Outside processing fee expense	91	85	77	67	70
Software expense	63	56	49	43	37
Customer services	43	47	69	23	25
Litigation and operational losses	18	11	14	24	18
Provision for credit losses on lending-related commitments	(1)	5	18	(12)	(2)
Other noninterest expenses	242	283	251	247	253

Total noninterest expenses	1,691	1,674	1,613	1,458	1,452

Income from continuing operations before income taxes	988	1,127	1,209	1,097	949
Provision for income taxes	306	345	393	349	291

Income from continuing operations	682	782	816	748	658
Income from discontinued operations, net of tax	4	111	45	9	3

NET INCOME	$686	$893	$861	$757	$661

Basic earnings per common share:
Income from continuing operations	$4.47	$4.88	$4.90	$4.36	$3.76
Net income	4.49	5.57	5.17	4.41	3.78
Diluted earnings per common share:
Income from continuing operations	4.40	4.81	4.84	4.31	3.73
Net income	4.43	5.49	5.11	4.36	3.75
Cash dividends declared on common stock	393	380	367	356	350
Cash dividends declared per common share	2.56	2.36	2.20	2.08	2.00

HISTORICAL REVIEW-STATISTICAL DATA

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2007	2006	2005	2004	2003

AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)
Federal funds sold and securities purchased under agreements to resell	5.28%	5.15%	3.29%	1.36%	1.11%
Other short-term investments	5.65	6.69	7.22	5.83	5.75
Investment securities available-for-sale	4.56	4.22	3.76	3.36	3.65

Commercial loans	7.25	6.87	5.62	4.22	4.12
Real estate construction loans	8.21	8.61	7.23	5.43	5.04
Commercial mortgage loans	7.26	7.27	6.23	5.19	5.35
Residential mortgage loans	6.13	6.02	5.74	5.68	6.12
Consumer loans	7.00	7.13	5.89	4.73	4.94
Lease financing	3.04	4.00	3.81	4.06	4.59
International loans	7.06	7.01	5.98	4.69	4.44

Total loans	7.03	6.74	5.84	5.05	5.23

Interest income as a percentage of earning assets	6.82	6.53	5.65	4.76	4.94
Domestic deposits	3.77	3.42	2.07	1.17	1.30
Deposits in foreign offices	4.85	4.82	4.18	2.60	3.15

Total interest-bearing deposits	3.81	3.47	2.14	1.21	1.34
Short-term borrowings	5.06	4.89	3.59	1.25	1.20
Medium- and long-term debt	5.55	5.63	4.05	2.39	2.14

Interest expense as a percentage of interest- bearing sources	4.22	3.89	2.46	1.38	1.46

Interest rate spread	2.60	2.64	3.19	3.38	3.48
Impact of net noninterest-bearing sources of funds	1.06	1.15	0.87	0.48	0.47

Net interest margin as a percentage of earning assets	3.66%	3.79%	4.06%	3.86%	3.95%

RATIOS
Return on average common shareholders’ equity from continuing operations	13.44%	15.11%	16.02%	14.85%	$13.07%
Return on average common shareholders’ equity	13.52	17.24	16.90	15.03	13.12
Return on average assets from continuing operations	1.16	1.38	1.56	1.47	1.24
Return on average assets	1.17	1.58	1.64	1.49	1.25
Efficiency ratio	58.58	58.92	58.01	55.60	53.19
Tier 1 common capital as a percentage of risk- weighted assets	6.85	7.54	7.78	8.13	8.04
Tier 1 capital as a percentage of risk- weighted assets	7.51	8.03	8.38	8.77	8.72
Total capital as a percentage of risk- weighted assets	11.20	11.64	11.65	12.75	12.71
PER SHARE DATA
Book value at year-end	$34.12	$32.70	$31.11	$29.94	$29.20
Market value at year-end	43.53	58.68	56.76	61.02	56.06
Market value for the year
High	63.89	60.10	63.38	63.80	56.34
Low	39.62	50.12	53.17	50.45	37.10
OTHER DATA (share data in millions)
Average common shares outstanding — basic	153	160	167	172	175
Average common shares outstanding — diluted	155	162	169	174	176
Number of banking centers	417	393	383	379	361
Number of employees (full-time equivalent)
Continuing operations	10,782	10,700	10,636	10,720	11,034
Discontinued operations	—	—	180	172	175