Form 10-K, Exhibit 13
period 2008-12-31
COMERICA INC /NEW/
filed 2009-02-24
CIK 28412

Use these links to rapidly review the document
FINANCIAL REVIEW AND REPORTS Comerica Incorporated and Subsidiaries

FINANCIAL REVIEW AND REPORTS

Comerica Incorporated and Subsidiaries

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return
Among Comerica Incorporated, Keefe 50-Bank Index, and S&P 500 Index
(Assumes $100 Invested on 12/31/03 and Reinvestment of Dividends)

        The performance shown on the graph is not necessarily indicative of future performance.

TABLE 1: SELECTED FINANCIAL DATA

	Years Ended December 31
	2008	2007	2006	2005	2004
	(dollar amounts in millions, except per share data)
EARNINGS SUMMARY
Net interest income	$1,815	$2,003	$1,983	$1,956	$1,811
Provision for loan losses	686	212	37	(47)	64
Noninterest income	893	888	855	819	808
Noninterest expenses	1,751	1,691	1,674	1,613	1,458
Provision for income taxes	59	306	345	393	349
Net income	213	686	893	861	757
Preferred stock dividends	17	—	—	—	—
Net income applicable to common stock	196	686	893	861	757
PER SHARE OF COMMON STOCK
Diluted net income per common share	$1.29	$4.43	$5.49	$5.11	$4.36
Cash dividends declared	2.31	2.56	2.36	2.20	2.08
Common shareholders' equity	33.31	34.12	32.70	31.11	29.94
Market value	19.85	43.53	58.68	56.76	61.02
YEAR-END BALANCES
Total assets	$67,548	$62,331	$58,001	$53,013	$51,766
Total earning assets	62,374	57,448	54,052	48,646	48,016
Total loans	50,505	50,743	47,431	43,247	40,843
Total deposits	41,955	44,278	44,927	42,431	40,936
Total medium- and long-term debt	15,053	8,821	5,949	3,961	4,286
Total common shareholders' equity	5,023	5,117	5,153	5,068	5,105
Total shareholders' equity	7,152	5,117	5,153	5,068	5,105
AVERAGE BALANCES
Total assets	$65,185	$58,574	$56,579	$52,506	$50,948
Total earning assets	60,422	54,688	52,291	48,232	46,975
Total loans	51,765	49,821	47,750	43,816	40,733
Total deposits	42,003	41,934	42,074	40,640	40,145
Total medium- and long-term debt	12,457	8,197	5,407	4,186	4,540
Total common shareholders' equity	5,166	5,070	5,176	5,097	5,041
Total shareholders' equity	5,442	5,070	5,176	5,097	5,041
CREDIT QUALITY
Total allowance for credit losses	$808	$578	$519	$549	$694
Total nonperforming loans	917	404	214	138	312
Foreclosed property	66	19	18	24	27
Total nonperforming assets	983	423	232	162	339
Net credit-related charge-offs	472	153	72	116	194
Net credit-related charge-offs as a percentage of average total loans	0.91%	0.31%	0.15%	0.26%	0.48%
Allowance for loan losses as a percentage of total period-end loans	1.52	1.10	1.04	1.19	1.65
Allowance for loan losses as a percentage of total nonperforming loans	84	138	231	373	215
RATIOS
Net interest margin	3.02%	3.66%	3.79%	4.06%	3.86%
Return on average assets	0.33	1.17	1.58	1.64	1.49
Return on average common shareholders' equity	3.79	13.52	17.24	16.90	15.03
Efficiency ratio	66.17	58.58	58.92	58.01	55.60
Dividend payout ratio	179.07	57.79	42.99	43.05	47.71
Average common shareholders' equity as a percentage of average assets	7.93	8.66	9.15	9.71	9.90
Tier 1 common capital as a percentage of risk-weighted assets	7.08	6.85	7.54	7.78	8.13
Tier 1 capital as a percentage of risk-weighted assets	10.66	7.51	8.03	8.38	8.77
Tangible common equity as a percentage of tangible assets	7.21	7.97	8.62	9.16	9.39

2008 FINANCIAL RESULTS AND KEY CORPORATE INITIATIVES

Financial Results

  •
  Reported net income applicable to common stock of $196 million, or $1.29 per diluted share, for 2008, compared to $686 million, or $4.43 per diluted share, for 2007, as 2008 was met with an increasingly difficult economic environment, including turmoil in the financial markets, declining home values and rising unemployment rates. The most significant items contributing to the decrease in net income applicable to common stock were an increase in the provision for credit losses of $493 million, a decrease in net interest income of $188 million, an $88 million net charge related to the Corporation's repurchase of certain auction-rate securities held by customers and $34 million of 2008 severance-related expenses. These were partially offset by a $60 million increase in net securities gains.

  •
  Average loans in 2008 were $51.8 billion, an increase of $1.9 billion from 2007. By geographic market, Texas average loans grew 14 percent and Florida average loans grew 13 percent from 2007 to 2008, compared to lower growth in the Midwest (three percent), Western (less than one percent) and International (six percent) markets. Average Financial Services Division loans declined $820 million.

  •
  Net interest income declined $188 million to $1.8 billion in 2008, compared to 2007. The net interest margin decreased 64 basis points to 3.02 percent, primarily due to a decrease in loan portfolio yields and a reduced contribution from noninterest-bearing funds in a significantly lower rate environment, changes in the mix of earning assets, driven by growth in the investment securities portfolio, and interest-bearing sources of funds, and $38 million of tax-related non-cash charges to lease income in 2008.

  •
  Noninterest income increased less than one percent compared to 2007, largely due to securities gains realized on the sale of the Corporation's ownership of Visa, Inc. (Visa) ($48 million) and MasterCard shares ($14 million) in 2008, offset by decreases in deferred compensation asset returns (offset by decreased deferred compensation plan costs in noninterest expenses) ($33 million) and net losses from principal investing and warrants ($29 million). Service charges on deposit accounts, letter of credit fees and card fees showed solid growth in 2008.

  •
  Noninterest expenses increased $60 million, or four percent, compared to 2007, primarily due to an $88 million net charge in 2008 related to the repurchase of auction-rate securities and increases in severance-related expenses ($30 million), the provision for credit losses on lending-related commitments ($19 million) and net occupancy expense ($18 million), partially offset by decreases in salaries, excluding severance ($88 million) which included a decrease in deferred compensation plan costs ($33 million), and customer services expense ($30 million). Full-time equivalent employees decreased six percent from year-end 2007 to year-end 2008, even with the addition of 28 new banking centers during the period.

  •
  Incurred net after-tax charges of $9 million in the provision for income taxes reflecting settlements with the Internal Revenue Service on various structured transactions and other tax adjustments.

  •
  Experienced net credit-related charge-offs of 91 basis points as a percent of average total loans in 2008, compared to 31 basis points in 2007. Excluding Commercial Real Estate, net credit-related charge-offs were 46 basis points of average loans in 2008, compare to 20 basis points in 2007. Nonperforming assets increased to $983 million, reflecting challenges in the residential real estate development business located in the Western market (primarily California) and to a lesser extent in the Middle Market business line.

  •
  To preserve and enhance the Corporation's balance sheet strength in this uncertain economic environment, the Corporation lowered the quarterly cash dividend rate by 50 percent in the fourth quarter 2008 to $0.33 per share.

Key Corporate Initiatives

  •
  Implemented a loan optimization plan in mid-2008 with the goal of increasing loan spreads and enhancing customer relationship returns.

  •
  Focused significant resources on managing deteriorating credit quality in 2008, particularly in the commercial real estate portfolio.

  •
  Continued organic growth focused in high growth markets, including opening 28 new banking centers in 2008. The Corporation expects to open new banking centers in 2009 in our growth markets of California, Texas and Arizona; however, significantly fewer compared to 2008. Since the banking center expansion program began in late 2004, new banking centers have resulted in nearly $1.9 billion in new deposits.

  •
  Reduced full-time equivalent staff by six percent in 2008, even with 135 full-time equivalent employees added to support new banking center openings. Management expects to reduce the workforce by an additional five percent, largely to be completed in the first quarter 2009.

  •
  Reduced automotive production-related exposure from loans, unused commitments and standby letters of credit and financial guarantees from $3.7 billion at December 31, 2007 to $2.9 billion at December 31, 2008. Total automotive net loan charge-offs were $6 million in 2008.

  •
  Purchased approximately $2.9 billion of AAA-rated mortgage-backed securities issued by government-sponsored entities in 2008 to reduce interest rate sensitivity.

  •
  Increased average noninterest-bearing deposits $529 million, or six percent, in 2008, excluding the Financial Services Division.

  •
  Repurchased, at par, auction-rate-securities held by certain retail and institutional clients to ensure impacted customers were provided with a liquidity solution.

  •
  Enhanced capital ratios by issuing $2.25 billion of Tier 1 capital in the form of 2.25 million shares of preferred stock and a related warrant under the U.S. Department of Treasury Capital Purchase Program, implementing a loan optimization program, strict expense controls and lowering the quarterly dividend. The Tier 1 common capital and Tier 1 capital ratios were 7.08 percent and 10.66 percent, respectively, at December 31, 2008, up from 6.85 percent and 7.51 percent, respectively, at December 31, 2007. Reduced the quarterly cash dividend to $0.05 per share in the first quarter of 2009, to preserve capital.

 OVERVIEW/EARNINGS PERFORMANCE

        Comerica Incorporated (the Corporation) is a financial holding company headquartered in Dallas, Texas. The Corporation's major business segments are the Business Bank, the Retail Bank and Wealth & Institutional Management. The core businesses are tailored to each of the Corporation's four primary geographic markets: Midwest, Western, Texas and Florida.

        The accounting and reporting policies of the Corporation and its subsidiaries conform to U.S. generally accepted accounting principles and prevailing practices within the banking industry. The Corporation's consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 to the consolidated financial statements. The most critical of these significant accounting policies are discussed in the "Critical Accounting Policies" section of this financial review.

        As a financial institution, the Corporation's principal activity is lending to and accepting deposits from businesses and individuals. The primary source of revenue is net interest income, which is derived principally from the difference between interest earned on loans and investment securities and interest paid on deposits and other funding sources. The Corporation also provides other products and services that meet the financial needs of customers and which generate noninterest income, the Corporation's secondary source of revenue. Growth in loans, deposits and noninterest income is affected by many factors, including the economic growth in the markets the Corporation serves, the financial requirements and health of customers and successfully adding new customers and/or increasing the number of products used by current customers. Success in providing products and services depends on the financial needs of customers and the types of products desired.

        The Corporation sold its stake in Munder Capital Management (Munder) in 2006. This financial review and the consolidated financial statements reflect Munder as a discontinued operation in all periods presented. For detailed information concerning the sale of Munder and the components of discontinued operations, refer to Note 27 to the consolidated financial statements.

        The remaining discussion and analysis of the Corporation's results of operations is based on results from continuing operations.

        Average loans in 2008 increased $1.9 billion, or four percent, from average 2007 levels. Excluding the Financial Services Division, average loans grew $2.8 billion, or six percent, in 2008, compared to 2007, with growth in most business lines, including Global Corporate Banking (18 percent), Specialty Businesses, which includes Entertainment, Energy, Leasing, Technology and Life Sciences, (14 percent) and Private Banking (15 percent). Excluding the Financial Services Division, average loans grew in all geographic markets in 2008, compared to 2007: Texas (14 percent), Western (six percent), Midwest (three percent), Florida (13 percent) and International (six percent). Average deposits, excluding the Financial Services Division increased $1.5 billion, or four percent from 2007, resulting primarily from an increase in other time deposits. Excluding the Financial Services Division, average noninterest-bearing deposits increased $529 million, or six percent, in 2008, compared to 2007. In the Financial Services Division, where customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain expenses on behalf of such customers and/or makes low-rate loans to such customers, average loans decreased $820 million, or 62 percent, in 2008. Average Financial Services Division deposits decreased $1.4 billion, or 36 percent, in 2008, compared to 2007, as average noninterest-bearing deposits decreased $1.2 billion and average interest-bearing deposits decreased $245 million due to reduced home prices, as well as, lower home mortgage financing and refinancing activity. Net interest income decreased nine percent in 2008, compared to 2007, primarily due to a decrease in loan portfolio yields and a reduced contribution from noninterest-bearing funds in a significantly low interest rate environment, a challenging deposit pricing environment, the impact of a higher level of nonaccrual loans and $38 million of tax-related non-cash charges to lease income in 2008, partially offset by growth in average earning assets, largely driven by growth in investment securities available-for-sale.

        Noninterest income increased less than one percent in 2008, compared to 2007, primarily due to securities gains realized on the sale of the Corporation's ownership of Visa, Inc. (Visa) ($48 million) and MasterCard shares ($14 million) in 2008, and increases in service charges on deposit accounts ($8 million) and letter of credit fees ($6 million), offset by decreases in deferred compensation asset returns ($33 million), net income from principal investing and warrants ($29 million), income from low income housing investments ($9 million), gains on sales of

SBA loans ($9 million) and commercial lending fees ($6 million). Changes in deferred compensation asset returns are offset by changes in deferred compensation plan costs in noninterest expenses.

        The Corporation's credit staff closely monitors the financial health of lending customers in order to assess ability to repay and to adequately provide for expected losses. Loan quality was impacted by challenges in the residential real estate development business in the Western market (primarily California) and to a lesser extent in the Middle Market and Small Business loan portfolios. Negative credit quality trends resulted in an increase in net credit-related charge-offs and nonperforming assets in 2008, compared to 2007.

        Noninterest expenses increased four percent in 2008, compared to 2007, primarily due to an $88 million net charge related to the repurchase of auction-rate securities and increases in severance-related expenses ($30 million), the provision for credit losses on lending-related commitments ($19 million) and net occupancy expense ($18 million), partially offset by decreases in salaries, excluding severance ($88 million) which included a decrease in deferred compensation plan costs ($33 million), and customer services expense ($30 million). The increase in net occupancy expense in 2008 included $10 million from the addition of 28 new banking centers in 2008 and 30 new banking centers in 2007. The refinement in the application of SFAS No. 91, "Accounting for Loan Origination Fees and Costs," (SFAS 91), as described in Note 1 to the consolidated financial statements, resulted in a $44 million reduction in salaries expense for the year 2008, compared to 2007. Full-time equivalent employees decreased six percent (approximately 600 employees) from year-end 2007 to year-end 2008, even with 135 full-time equivalent employees added to support new banking center openings.

        Over 50 percent of the Corporation's revenues are generated by the Business Bank business segment, making the Corporation highly sensitive to changes in the business environment in its primary geographic markets. To facilitate better balance among business segments and geographic markets, the Corporation opened 28 new banking centers in 2008 in markets with favorable demographics and plans to continue banking center expansion in these markets. This is expected to provide opportunity for growth across all business segments, especially in the Retail Bank and Wealth & Institutional Management segments, as the Corporation penetrates existing relationships through cross-selling and develops new relationships.

        Management provides the following general comments for the 2009 full-year outlook with the observation that it is increasingly difficult to forecast in the current uncertain economic environment:

  –
  Management expects to focus on new and expanding relationships, particularly in Small Business, Middle Market and Wealth Management with the appropriate pricing and credit standards.

  –
  Management expects full-year net interest margin pressure will continue. Management anticipates no change in the Federal Funds rate. Management also expects continued improvement in loan spreads, challenging deposit pricing and demand deposits that provide less value in a historically low interest rate environment.

  –
  Based on no significant further deterioration of the economic environment, management expects full-year net credit-related charge-offs to remain consistent with full-year 2008. The provision for credit losses is expected to continue to exceed net charge-offs.

  –
  Management expects a mid-single digit decrease in noninterest expenses, due to control of discretionary expenses and workforce.

        On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the Act) was signed into law. The Act amended certain provisions of the U.S. Department of the Treasury Capital Purchase Program (the Purchase Program) described in the Capital section of this financial review and Note 12 to the consolidated financial statements. The Act included a provision that requires the Secretary of the U.S. Treasury to establish standards to limit executive compensation and certain corporate expenditures for all current and future participants in the Purchase Program. As a Purchase Program participant, the Corporation is subject to any such standards established by the Secretary of the U.S. Treasury. The Act also amended the Purchase Program to allow participants, with regulatory approval, to redeem preferred shares issued to the U.S. Treasury with funds other than those raised through a "qualified equity offering" as described in Note 12 to the consolidated financial statements. Upon redemption of the preferred shares, the Secretary of the U.S. Treasury shall liquidate all warrants issued in connection with such preferred shares at the then current fair value per share. The Corporation is currently evaluating the impact of the Act on executive compensation and certain corporate expenditures and the redemption of the preferred shares.

TABLE 2:  ANALYSIS OF NET INTEREST INCOME
Fully Taxable Equivalent (FTE)

	Years Ended December 31
	2008			2007			2006
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(dollar amounts in millions)
Commercial loans (1)(2)	$28,870	$1,468	5.08%	$28,132	$2,038	7.25%	$27,341	$1,877	6.87%
Real estate construction loans	4,715	231	4.89	4,552	374	8.21	3,905	336	8.61
Commercial mortgage loans	10,411	580	5.57	9,771	709	7.26	9,278	675	7.27
Residential mortgage loans	1,886	112	5.94	1,814	111	6.13	1,570	95	6.02
Consumer loans	2,559	130	5.08	2,367	166	7.00	2,533	181	7.13
Lease financing (3)	1,356	8	0.59	1,302	40	3.04	1,314	52	4.00
International loans	1,968	101	5.13	1,883	133	7.06	1,809	127	7.01
Business loan swap income (expense) (4)	—	24	—	—	(67)	—	—	(124)	—

Total loans (2)(5)	51,765	2,654	5.13	49,821	3,504	7.03	47,750	3,219	6.74
Auction-rate securities available-for-sale	193	6	2.95	—	—	—	—	—	—
Other investment securities available-for-sale	7,908	384	4.88	4,447	206	4.56	3,992	174	4.22

Total investment securities available-for-sale (6)	8,101	390	4.83	4,447	206	4.56	3,992	174	4.22
Federal funds sold and securities purchased under agreements to resell	93	2	2.08	164	9	5.28	283	14	5.15
Interest-bearing deposits with banks	219	1	0.61	15	1	4.00	110	6	5.86
Other short-term investments	244	10	3.98	241	13	5.75	156	12	7.26

Total earning assets	60,422	3,057	5.06	54,688	3,733	6.82	52,291	3,425	6.53
Cash and due from banks	1,185			1,352			1,557
Allowance for loan losses	(691)			(520)			(499)
Accrued income and other assets	4,269			3,054			3,230

Total assets	$65,185			$58,574			$56,579

Money market and NOW deposits (1)	$14,245	207	1.45	$14,937	460	3.08	$15,373	443	2.88
Savings deposits	1,344	6	0.45	1,389	13	0.93	1,441	11	0.79
Customer certificates of deposit	8,150	263	3.23	7,687	342	4.45	6,505	261	4.01

Total interest-bearing core deposits	23,739	476	2.01	24,013	815	3.39	23,319	715	3.07
Other time deposits (4)	6,715	232	3.45	5,563	300	5.39	4,489	235	5.23
Foreign office time deposits (8)	926	26	2.77	1,071	52	4.85	1,131	55	4.82

Total interest-bearing deposits	31,380	734	2.34	30,647	1,167	3.81	28,939	1,005	3.47
Short-term borrowings	3,763	87	2.30	2,080	105	5.06	2,654	130	4.89
Medium- and long-term debt (4)(7)	12,457	415	3.33	8,197	455	5.55	5,407	304	5.63

Total interest-bearing sources	47,600	1,236	2.59	40,924	1,727	4.22	37,000	1,439	3.89

Noninterest-bearing deposits (1)	10,623			11,287			13,135
Accrued expenses and other liabilities	1,520			1,293			1,268
Shareholders' equity	5,442			5,070			5,176

Total liabilities and shareholders' equity	$65,185			$58,574			$56,579

Net interest income/rate spread (FTE)		$1,821	2.47		$2,006	2.60		$1,986	2.64

FTE adjustment (9)		$6			$3			$3

Impact of net noninterest-bearing sources of funds			0.55			1.06			1.15

Net interest margin (as a percentage of average earning assets) (FTE) (2)(3)			3.02%			3.66%			3.79%

(1) FSD balances included above:
Loans (primarily low-rate)	$498	$7	1.40%	$1,318	$9	0.69%	$2,363	$13	0.57%
Interest-bearing deposits	957	19	1.99	1,202	47	3.91	1,710	66	3.86
Noninterest-bearing deposits	1,643			2,836			4,374
(2) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.07)%			(0.32)%			(0.59)%
Total loans			(0.03)			(0.18)			(0.32)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			(0.01)			(0.08)			(0.16)
(3)

2008 net interest income declined $38 million and the net interest margin declined six basis points due to tax-related non-cash lease income charges. Excluding these charges, the net interest margin would have been 3.08%.

(4)

The gain or loss attributable to the effective portion of cash flow hedges of loans is shown in "Business loan swap income (expense)". The gain or loss attributable to the effective portion of fair value hedges of medium- and long-term debt, which totaled a net gain of $43 million in 2008, is included in the related interest expense line item.

(5)	Nonaccrual loans are included in average balances reported and are used to calculate rates.
(6)	Average rate based on average historical cost.
(7)	Medium- and long-term debt average balances have been adjusted to reflect the gain or loss attributable to the risk hedged by risk management swaps that qualify as a fair value hedge.
(8)	Includes substantially all deposits by foreign domiciled depositors; deposits are primarily in excess of $100,000.
(9)	The FTE adjustment is computed using a federal income tax rate of 35%.

TABLE 3: RATE-VOLUME ANALYSIS
Fully Taxable Equivalent (FTE)

	2008/2007			2007/2006
	Increase (Decrease) Due to Rate	Increase (Decrease) Due to Volume *	Net Increase (Decrease)	Increase (Decrease) Due to Rate	Increase (Decrease) Due to Volume *	Net Increase (Decrease)
	(in millions)
Interest income (FTE):
Loans:
Commercial loans	$(608)	$38	$(570)	$104	$57	$161
Real estate construction loans	(151)	8	(143)	(16)	54	38
Commercial mortgage loans	(165)	36	(129)	(1)	35	34
Residential mortgage loans	(3)	4	1	1	15	16
Consumer loans	(46)	10	(36)	(3)	(12)	(15)
Lease financing	(32)	—	(32)	(12)	—	(12)
International loans	(36)	4	(32)	1	5	6
Business loan swap income (expense)	91	—	91	57	—	57

Total loans	(950)	100	(850)	131	154	285
Auction-rate securities available-for-sale	—	6	6	—	—	—
Other investment securities available-for-sale	10	168	178	11	21	32

Total investment securities available-for-sale	10	174	184	11	21	32
Federal funds sold and securities purchased under agreements to resell	(5)	(2)	(7)	1	(6)	(5)
Interest-bearing deposits with banks	(1)	1	—	(2)	(3)	(5)
Other short-term investments	(4)	1	(3)	(1)	2	1

Total interest income (FTE)	(950)	274	(676)	140	168	308
Interest expense:
Interest-bearing deposits:
Money market and NOW accounts	(242)	(11)	(253)	30	(13)	17
Savings deposits	(7)	—	(7)	2	—	2
Customer certificates of deposit	(94)	15	(79)	29	52	81
Other time deposits	(108)	40	(68)	7	58	65
Foreign office time deposits	(22)	(4)	(26)	—	(3)	(3)

Total interest-bearing deposits	(473)	40	(433)	68	94	162
Short-term borrowings	(57)	39	(18)	5	(30)	(25)
Medium- and long-term debt	(182)	142	(40)	(4)	155	151

Total interest expense	(712)	221	(491)	69	219	288

Net interest income (FTE)	$(238)	$53	$(185)	$71	$(51)	$20

*
Rate/volume variances are allocated to variances due to volume.

NET INTEREST INCOME

        Net interest income is the difference between interest and yield-related fees earned on assets and interest paid on liabilities. Adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis. Gains and losses related to the effective portion of risk management interest rate swaps that qualify as hedges are included with the interest income or expense of the hedged item when classified in net interest income. Net interest income on a fully taxable equivalent (FTE) basis comprised 67 percent of total revenues in 2008, compared to 69 percent in 2007 and 70 percent in 2006. Table 2 of this financial review provides an analysis of net interest income for the years ended December 31, 2008, 2007 and 2006. The rate-volume analysis in Table 3 above details the components of the change in net interest income on a FTE basis for 2008, compared to 2007, and 2007, compared to 2006.

        Net interest income (FTE) was $1.8 billion in 2008, a decrease of $185 million, or nine percent, from 2007. The net interest margin (FTE), which is net interest income (FTE) expressed as a percentage of average earning assets, decreased to 3.02 percent in 2008, from 3.66 percent in 2007. The decrease in net interest income in 2008 was primarily due to a decrease in loan portfolio yields and a reduced contribution from noninterest-bearing funds in a significantly lower interest rate environment, a competitive environment for deposit pricing, the impact of a higher level of nonaccrual loans and $38 million of tax-related non-cash charges to lease income in 2008, partially offset by growth in average earning assets, largely driven by growth in investment securities available-for-sale. The lease income charges reflected the reversal of previously recognized income resulting from projected changes in the timing of income tax cash flows on certain structured leasing transactions and will fully reverse over the remaining lease terms (up to 19 years). Further information about the charges can be found in the "Income Taxes and Tax-related Items" section of this financial review and Note 17 to the consolidated financial statements. The decrease in the net interest margin (FTE) resulted primarily from the reasons cited for the decline in net interest income discussed above, and as a result of the change in the mix of both earning assets, driven by growth in investment securities available-for-sale, and interest-bearing sources of funds. The 2008 lease income charges discussed above reduced the net interest margin by six basis points. Average earning assets increased $5.7 billion, or 10 percent, to $60.4 billion in 2008, compared to 2007, primarily as a result of a $3.7 billion increase in average investment securities available-for-sale and a $1.9 billion increase in average loans.

        Net interest income and net interest margin are impacted by the operations of the Corporation's Financial Services Division. Financial Services Division customers deposit large balances (primarily noninterest-bearing) and the Corporation pays certain expenses on behalf of such customers ("customer services" included in "noninterest expenses" on the consolidated statements of income) and/or makes low-rate loans to such customers (included in "net interest income" on the consolidated statements of income). The Financial Services Division serves title and escrow companies that facilitate residential mortgage transactions and benefits from customer deposits related to mortgage escrow balances. Financial Services Division deposit levels may change with the direction of mortgage activity changes, the desirability of such deposits and competition for deposits. Footnote (1) to Table 2 of this financial review displays average Financial Services Division loans (primarily low-rate) and deposits, with related interest income/expense and average rates. Average Financial Services Division loans (primarily low-rate) decreased $820 million, and average Financial Services Division noninterest-bearing deposits decreased $1.2 billion in 2008, compared to 2007. Footnote (2) to Table 2 of this financial review displays the impact of Financial Services Division loans on net interest margin (assuming the loans were funded by Financial Services Division noninterest-bearing deposits), which was a decrease of one basis point in 2008, compared to a decrease of eight basis points in 2007 and 16 basis points in 2006.

        The Corporation implements various asset and liability management tactics to manage net interest income exposure to interest rate risk. Refer to the "Interest Rate Risk" section of this financial review for additional information regarding the Corporation's asset and liability management policies.

        In 2007, net interest income (FTE) was $2.0 billion, an increase of $20 million, or one percent, from 2006. The net interest margin (FTE) decreased to 3.66 percent in 2007, from 3.79 percent in 2006. The increase in net interest income in 2007 was due to loan growth, which was partially offset by a decline in noninterest-bearing deposits (primarily in the Financial Services Division) and competitive environments for both loan and deposit pricing. The decrease in net interest margin (FTE) was due to loan growth, a competitive loan and deposit pricing environment and changes in the funding mix, including a continued shift in funding sources toward higher-cost funds. Partially offsetting these decreases were maturities of interest rate swaps that carried negative spreads, which provided a 10 basis point improvement to the net interest margin in 2007, compared to 2006. Average earning assets increased $2.4 billion, or five percent, to $54.7 billion in 2007, compared to 2006, primarily as a result of a $2.1 billion increase in average loans and a $455 million increase in average investment securities available-for-sale. Average Financial Services Division loans (primarily low-rate) decreased $1.0 billion, and average Financial Services Division noninterest-bearing deposits decreased $1.5 billion in 2007, compared to 2006.

        Management expects average full-year 2009 net interest margin pressure will continue. Management anticipates no change in the Federal Funds rate. Management also expects continued improvement in loan spreads, challenging deposit pricing and demand deposits that provide less value in a historically low interest rate environment.

PROVISION FOR CREDIT LOSSES

        The provision for credit losses includes both the provision for loan losses and the provision for credit losses on lending-related commitments. The provision for loan losses reflects management's evaluation of the adequacy of the allowance for loan losses. The allowance for loan losses represents management's assessment of probable losses inherent in the Corporation's loan portfolio. The provision for credit losses on lending-related commitments, a component of "noninterest expenses" on the consolidated statements of income, reflects management's assessment of the adequacy of the allowance for credit losses on lending-related commitments. The allowance for credit losses on lending-related commitments, which is included in "accrued expenses and other liabilities" on the consolidated balance sheets, covers probable credit-related losses inherent in credit-related commitments, including letters of credit and financial guarantees. The Corporation performs an in-depth quarterly credit quality review to determine the adequacy of both allowances. For a further discussion of both the allowance for loan losses and the allowance for credit losses on lending-related commitments, refer to the "Credit Risk" and the "Critical Accounting Policies" sections of this financial review.

        The provision for loan losses was $686 million in 2008, compared to $212 million in 2007 and $37 million in 2006. The $474 million increase in the provision for loan losses in 2008, compared to 2007, resulted primarily from continuing challenges in the residential real estate development business located in the Western market (primarily California) and to a lesser extent in the Middle Market and Small Business loan portfolios. National growth has been hampered by turmoil in the financial markets, declining home values and rising unemployment rates. California lagged national growth primarily due to continued problems in the state's real estate sector. Evidence of real estate weakness in California included the continued downtrend of median sales prices of existing single-family homes and residential building permits (January through November), which declined 43 percent from one year ago. Michigan continued to contract for a fifth consecutive year. The average 2008 Michigan Business Activity index compiled by the Corporation for the first eleven months of 2008 was running six percent below the average for all of 2007. The Michigan Business Activity represents nine different measures of Michigan economic activity compiled by the Corporation. The sharp decline in car sales nationally, the restructuring in the auto sector and the recession nationally were major factors holding back the Michigan economy. A wide variety of economic reports consistently showed that Texas continued to outperform the nation in 2008, though growth clearly slowed from the rapid pace seen in 2007. Texas continued to benefit from its energy sector and a much more modest retrenchment in homebuilding than in most other states, though a downturn in energy production in the fourth quarter 2008, which is expected to continue into 2009, suggests that Texas will outperform the nation by a smaller margin in 2009. Forward-looking indicators suggest that economic conditions in the Corporation's primary markets are likely to deteriorate in 2009 relative to recent trends as a national recession continues. The increase in the provision for loan losses in 2007, when compared to

2006, was primarily the result of challenges in the residential real estate development business in Michigan and California and a leveling off of overall credit quality improvement trends in the Texas market and the remaining businesses of the Western market.

        The provision for credit losses on lending-related commitments was a charge of $18 million in 2008, compared to a negative provision of $1 million and charge of $5 million in 2007 and 2006, respectively. The $19 million increase in the provision for credit losses on lending-related commitments in 2008 was primarily the result of an increase in specific reserves related to unused commitments extended to customers in the Michigan Commercial Real Estate business line and California and residential real estate development business and standby letters of credit extended to customers in the Michigan commercial real estate industry. The decrease in 2007 was primarily the result of a decrease in specific reserves related to unused commitments extended to two large customers in the automotive industry. These reserves declined due to sales of commitments and improved market values for the remaining commitments. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented in the "Credit Risk" section of this financial review.

        Net loan charge-offs in 2008 were $471 million, or 0.91 percent of average total loans, compared to $149 million, or 0.30 percent, in 2007 and $60 million, or 0.13 percent, in 2006. The net loan charge-offs incurred in 2008 were relatively consistent in each quarter. The $322 million increase from 2007 resulted primarily from increases in Western residential real estate development ($171 million), included in the Commercial Real Estate line of business, Middle Market lending ($37 million) and Small Business lending ($26 million). Total net credit-related charge-offs, which includes net charge-offs on both loans and lending-related commitments, were $472 million, or 0.91 percent of average total loans, in 2008, compared to $153 million, or 0.31 percent, in 2007 and $72 million, or 0.15 percent, in 2006. Of the $319 million increase in net credit-related charge-offs in 2008, compared to 2007, net credit-related charge-offs in the Business Bank business segment increased $275 million. By geographic market, net credit-related charge-offs in the Western and Midwest markets increased $213 million and $42 million, respectively, in 2008, compared to 2007. Excluding Commercial Real Estate, net credit-related charge-offs were $206 million, or 0.46 percent of average loans in 2008. An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Table 8 of this financial review. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented in the "Credit Risk" section of this financial review.

        Based on no significant further deterioration of the economic environment, management expects full-year 2009 net credit-related charge-offs to remain consistent with full-year 2008. The provision for credit losses is expected to exceed net charge-offs in 2009.

NONINTEREST INCOME

	Years Ended December 31
	2008	2007	2006
	(in millions)
Service charges on deposit accounts	$229	$221	$218
Fiduciary income	199	199	180
Commercial lending fees	69	75	65
Letter of credit fees	69	63	64
Card fees	58	54	46
Brokerage fees	42	43	40
Foreign exchange income	40	40	38
Bank-owned life insurance	38	36	40
Net securities gains	67	7	—
Net gain (loss) on sales of businesses	—	3	(12)
Income from lawsuit settlement	—	—	47
Other noninterest income	82	147	129

Total noninterest income	$893	$888	$855

        Noninterest income increased $5 million, or less than one percent, to $893 million in 2008, compared to $888 million in 2007, and increased $33 million, or four percent, in 2007, compared to $855 million in 2006. Excluding net securities gains, net gain (loss) on sales of businesses and income from lawsuit settlement, noninterest income decreased six percent in 2008, compared to 2007, and increased seven percent in 2007, compared to 2006. An analysis of increases and decreases by individual line item is presented below.

        Service charges on deposit accounts increased $8 million, or three percent, to $229 million in 2008, compared to $221 million in 2007, and increased $3 million, or one percent, in 2007, compared to $218 million in 2006. The increase in 2008 was primarily due to lower earnings credit allowances provided to business customers as a result of the interest rate environment.

        Fiduciary income of $199 million was unchanged in 2008, compared to 2007, and increased $19 million, or 11 percent, in 2007, compared to $180 million in 2006. Personal and institutional trust fees are the two major components of fiduciary income. These fees are based on services provided and assets managed. Fluctuations in the market values of the underlying assets managed, which include both equity and fixed income securities, impact fiduciary income. In 2008, lower fees related to the market decline were offset by net new business. The increase in 2007 was due to net new business and market appreciation.

        Commercial lending fees decreased $6 million, or eight percent, in 2008, compared to an increase of $10 million, or 16 percent, in 2007. The majority of the decrease in 2008 resulted from lower participation fees and lower unused commercial loan commitments. The increase in 2007 was primarily due to higher unused commercial loan commitments and participation fees.

        Letter of credit fees increased $6 million, or 10 percent, in 2008, compared to a decrease of $1 million, or two percent, in 2007. The increase in 2008 was principally due to one-time adjustments related to the timing of recognition of letter of credit fees. The decrease in 2007 was principally due to competitive pricing pressures and lower demand resulting from the recent challenges in the residential real estate market.

        Card fees, which consist primarily of interchange fees earned on debit and commercial cards, increased $4 million, or nine percent, to $58 million in 2008, compared to $54 million in 2007, and increased $8 million, or 16 percent, in 2007, compared to $46 million in 2006. Growth in both 2008 and 2007 resulted primarily from an increase in transaction volume caused by the continued shift to electronic banking, new customer accounts and new products.

        Brokerage fees of $42 million decreased $1 million, or three percent, in 2008, compared to $43 million and $40 million in 2007 and 2006, respectively. Brokerage fees include commissions from retail broker transactions and mutual fund sales and are subject to changes in the level of market activity. The decrease in 2008 was primarily due to lower transaction volumes as a result of strained market conditions. The increase in 2007 was primarily due to increased customer investments in money market mutual funds.

        Foreign exchange income of $40 million was unchanged in 2008, compared to 2007, and increased $2 million in 2007, compared to 2006. The increase in 2007 was primarily due to the impact of exchange rate changes on the Canadian dollar denominated net assets held at the Corporation's Canadian branch.

        Bank-owned life insurance income increased $2 million, to $38 million in 2008, compared to a decrease of $4 million, to $36 million in 2007. The increase in 2008 resulted primarily from an increase in death benefits received. The decrease in 2007 resulted primarily from decreases in death benefits received and earnings.

        Net securities gains increased $60 million to $67 million in 2008, compared to $7 million in 2007 and a minimal amount in 2006. Included in 2008 were gains on the sales of the Corporation's ownership of Visa ($48 million) and MasterCard shares ($14 million). There were no individually significant gains in 2007 and 2006.

        The net gain on sales of businesses in 2007 included a net gain of $1 million on the sale of an insurance subsidiary and a $2 million adjustment to reduce the loss on the 2006 sale of the Corporation's Mexican bank charter, while 2006 included a net loss of $12 million on the sale of the Mexican bank charter.

        The income from lawsuit settlement of $47 million in 2006 resulted from a payment received to settle a Financial Services Division-related lawsuit.

        Other noninterest income decreased $65 million, or 45 percent, in 2008, compared to an increase of $18 million, or 15 percent, in 2007. The following table illustrates fluctuations in certain categories included in "other noninterest income" on the consolidated statements of income.

	Years Ended December 31
	2008	2007	2006
	(in millions)
Other noninterest income
Risk management hedge gains (losses) from interest rate and foreign exchange contracts	$8	$3	$(1)
Amortization of low income housing investments	(42)	(33)	(29)
Gain on sale of SBA loans	5	14	12
Net income (loss) from principal investing and warrants	(10)	19	10
Deferred compensation asset returns *	(26)	7	3

*
Compensation deferred by the Corporation's officers is invested in stocks and bonds to reflect the investment selections of the officers. Income (loss) on these assets is reported in noninterest income and the offsetting increase (decrease) in the liability is reported in salaries expense.

NONINTEREST EXPENSES

	Years Ended December 31
	2008	2007	2006
	(in millions)
Salaries	$781	$844	$823
Employee benefits	194	193	184

Total salaries and employee benefits	975	1,037	1,007
Net occupancy expense	156	138	125
Equipment expense	62	60	55
Outside processing fee expense	104	91	85
Software expense	76	63	56
Customer services	13	43	47
Litigation and operational losses	103	18	11
Provision for credit losses on lending-related commitments	18	(1)	5
Other noninterest expenses	244	242	283

Total noninterest expenses	$1,751	$1,691	$1,674

        Noninterest expenses increased $60 million, or four percent, to $1,751 million in 2008, compared to $1,691 million in 2007, and increased $17 million, or one percent, in 2007, from $1,674 million in 2006. Excluding an $88 million net charge related to the repurchase of auction-rate securities from certain customers in 2008, noninterest expenses decreased $28 million, or two percent, in 2008, compared to 2007, largely due to decreases in salaries, excluding severance ($88 million) which included a decrease in deferred compensation plan costs ($33 million), and customer services expense ($30 million), partially offset by increases in severance-related expenses ($30 million), the provision for credit losses on lending-related commitments ($19 million) and net occupancy expense ($18 million). An analysis of increases and decreases by individual line item is presented below.

        The following table summarizes the various components of salaries and employee benefits expense.

	Years Ended December 31
	2008	2007	2006
	(in millions)
Salaries
Regular salaries (including contract labor)	$609	$635	$619
Severance	29	4	8
Incentives	117	138	134
Deferred compensation plan costs	(25)	8	5
Share-based compensation	51	59	57

Total salaries	781	844	823
Employee benefits
Pension expense	20	36	39
Severance-related benefits	5	—	—
Other employee benefits	169	157	145

Total employee benefits	194	193	184

Total salaries and employee benefits	$975	$1,037	$1,007

        Salaries expense decreased $63 million, or seven percent, in 2008, compared to an increase of $21 million, or three percent, in 2007. The decrease in 2008 was primarily due to decreases in deferred compensation plan costs ($33 million), regular salaries ($26 million), incentives ($21 million), and share-based compensation

($8 million), partially offset by an increase in severance expense ($25 million). The decrease in deferred compensation plan costs were offset by decreased deferred compensation asset returns in noninterest income. The decrease in regular salaries in 2008 was primarily the result of the refinement in the application of SFAS 91 ($44 million), as described in Note 1 to the consolidated financial statements, and a decrease in staff size of approximately 600 full-time equivalent employees from year-end 2007 to year-end 2008. Partially offsetting the decreases in regular salaries in 2008 was annual merit increases of approximately $16 million. The $25 million increase in severance expense reflected staff reduction efforts in the fourth quarter of 2008, primarily in response to deteriorating economic conditions. The increase in 2007 was primarily due to increases in regular salaries of $16 million and incentive compensation of $4 million. The increase in regular salaries in 2007 was primarily the result of annual merit increases of approximately $18 million, partially offset by a decline in contract labor costs associated with technology-related projects. In addition, staff size increased approximately 80 full-time equivalent employees from year-end 2006 to year-end 2007, including approximately 140 full-time equivalent employees added in new banking centers.

        Employee benefits expense increased $1 million, or one percent, in 2008, compared to an increase of $9 million, or five percent, in 2007. An increase in staff insurance costs and severance related benefits in 2008, when compared to 2007, was substantially offset by a decline in pension expense. The increase in 2007 resulted primarily from an increase in defined contribution plan expense, mostly from a change in the Corporation's core matching contribution rate effective January 1, 2007. For a further discussion of pension and defined contribution plan expense, refer to the "Critical Accounting Policies" section of this financial review and Note 16 to the consolidated financial statements.

        Net occupancy and equipment expense increased $20 million, or 10 percent, to $218 million in 2008, compared to an increase of $18 million, or 10 percent, in 2007. Net occupancy and equipment expense increased $11 million and $9 million in 2008 and 2007, respectively, due to the addition of 28 new banking centers in 2008, 30 in 2007 and 25 in 2006.

        Outside processing fee expense increased $13 million, or 13 percent, to $104 million in 2008, from $91 million in 2007, compared to an increase of $6 million, or seven percent, in 2007. The increases in 2008 and 2007 are from higher volume in activity-based processing charges, in part related to outsourcing.

        Software expense increased $13 million, or 21 percent, in 2008, compared to an increase of $7 million, or 12 percent in 2007. The increases in both 2008 and 2007 were primarily due to increased investments in technology, including banking center and treasury management sales tracking tools, anti-money laundering initiatives, transition from paper to electronic check processing and the continued development of loan portfolio and enterprise level analytical tools, combined with an increase in both amortization and maintenance costs.

        Customer services expense decreased $30 million, or 69 percent, to $13 million in 2008, from $43 million in 2007, and decreased $4 million, or seven percent, in 2007, from $47 million in 2006. Customer services expense represents certain expenses paid on behalf of particular customers, and is one method to attract and retain title and escrow deposits in the Financial Services Division. The amount of customer services expense varies from period to period as a result of changes in the level of noninterest-bearing deposits and low-rate loans in the Financial Services Division and the earnings credit allowances provided on these deposits, as well as, a competitive environment.

        Litigation and operational losses increased $85 million to $103 million in 2008, from $18 million in 2007, and increased $7 million in 2007, compared to $11 million in 2006. Litigation and operational losses include traditionally defined operating losses, such as fraud or processing problems, as well as, uninsured losses and litigation losses. These expenses are subject to fluctuation due to timing of authorized and actual litigation settlements, as well as, insurance settlements. The increase in 2008 is primarily due to a net charge of $88 million related to the repurchase of auction-rate securities from certain customers, partially offset by a 2008 reversal of a $13 million loss sharing expense related to the Corporation's membership in Visa recognized in 2007. For additional information on the repurchase of auction-rate securities, refer to the "Investment Securities Available-for-Sale" portion of the "Balance Sheet and Capital Funds Analysis" section and "Critical Accounting

Policies" section of this financial review and Note 28 to the consolidated financial statements. The increase in 2007 reflected the $13 million Visa loss sharing expense discussed above partially offset by a litigation-related insurance settlement of $8 million received in 2007.

        The provision for credit losses on lending-related commitments increased $19 million to $18 million in 2008, from a negative provision of $1 million in 2007, and decreased $6 million in 2007, compared to a provision of $5 million in 2006. For additional information on the provision for credit losses on lending-related commitments, refer to Notes 1 and 20 to the consolidated financial statements, respectively, and the "Provision for Credit Losses" section of this financial review.

        Other noninterest expenses increased $2 million, or one percent, in 2008, compared to a decrease of $41 million, or 14 percent, in 2007. The increase in 2008, compared to 2007, resulted primarily from an $11 million increase in Federal Deposit Insurance Corporation (FDIC) insurance. The decrease in 2007 was primarily the result of the prospective change in classification of interest on income tax liabilities to "provision for income taxes" in 2007. The following table illustrates the fluctuations in certain categories included in "other noninterest expenses" on the consolidated statements of income.

	Years Ended December 31
	2008	2007	2006
	(in millions)
Other noninterest expenses
FDIC insurance	$16	$5	$5
Other real estate expenses	10	7	4
Interest on income tax liabilities	N/A	N/A	38

N/A — Not Applicable

        Management expects a mid single-digit decrease in noninterest expenses in 2009 compared to 2008 levels, due to control of discretionary expenses and workforce.

INCOME TAXES AND TAX-RELATED ITEMS

        The provision for income taxes was $59 million in 2008, compared to $306 million in 2007 and $345 million in 2006. The provision for income taxes in 2008 reflected the impact of lower pre-tax income and included a net after-tax charge of $9 million related to the acceptance of a global settlement offered by the IRS on certain structured leasing transactions, settlement with the IRS on disallowed foreign tax credits related to a series of loans to foreign borrowers and other tax adjustments. The provision for income taxes in 2007 included a $9 million reduction ($6 million after-tax) of interest resulting from a settlement with the Internal Revenue Service (IRS) on a refund claim.

        The effective tax rate, computed by dividing the provision for income taxes by income from continuing operations before income taxes, was 21.7 percent in 2008, 31.0 percent in 2007 and 30.6 percent in 2006. Changes in the effective tax rate in 2008 from 2007, and 2007 from 2006, are disclosed in Note 17 to these consolidated financial statements. The Corporation had a net deferred tax asset of $29 million at December 31, 2008. Included in net deferred taxes at December 31, 2008 were deferred tax assets of $625 million, net of a $1 million valuation allowance established for certain state deferred tax assets. A valuation allowance is provided when it is "more-likely-than-not" that some portion of the deferred tax asset will not be realized. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset.

        On January 1, 2007 the Corporation adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109," (FIN 48). As a result, the Corporation recognized an increase in the liability for unrecognized tax benefits of approximately $18 million at

January 1, 2007, accounted for as a change in accounting principle via a decrease to the opening balance of retained earnings ($13 million after-tax). For further discussion of FIN 48, refer to Note 17 to these consolidated financial statements.

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX

        Income from discontinued operations, net of tax, was $1 million in 2008, compared to $4 million in 2007 and $111 million in 2006. Income from discontinued operations in 2008 reflected income accrued on a contingent note related to the sale of Munder in 2006. 2008 and 2007 also included adjustments to the initial gain recorded on the sale of Munder in 2006. For further information on the sale of Munder and discontinued operations, refer to Note 27 to the consolidated financial statements.

PREFERRED STOCK DIVIDENDS

        In the fourth quarter 2008, the Corporation participated in the U.S. Department of Treasury (U.S. Treasury) Capital Purchase Program (the Purchase Program) and received proceeds of $2.25 billion from the U.S. Treasury. In return, the Corporation issued 2.25 million shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series F, without par value (preferred shares) and granted a warrant to purchase 11.5 million shares of common stock to the U.S. Treasury. The preferred shares pay a cumulative dividend rate of five percent per annum on the liquidation preference of $1,000 per share through November 2013, and a rate of nine percent per annum thereafter.

        The proceeds from the Purchase Program were allocated between the preferred shares and the related warrant based on relative fair value, which resulted in an initial carrying value of $2.1 billion for the preferred shares and $124 million for the warrant. The resulting discount to the preferred shares of $124 million will accrete on a level yield basis over five years through November 2013 and is being recognized as additional preferred stock dividends.

        Preferred stock dividends, including the accretion of the discount, were $17 million for the fourth quarter and the year ended December 31, 2008. Preferred stock dividends are expected to be approximately $33 million for the first quarter 2009 and $134 million for the full-year 2009.

        For further information on the Purchase Program, refer to the "Capital" section of this financial review and Note 12 to the consolidated financial statements.

STRATEGIC LINES OF BUSINESS

BUSINESS SEGMENTS

        The Corporation's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth & Institutional Management. These business segments are differentiated based upon the products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. The Other category includes discontinued operations and items not directly associated with these business segments or the Finance Division. Note 24 to the consolidated financial statements describes the business activities of each business segment and the methodologies which form the basis for these results, and presents financial results of these business segments for the years ended December 31, 2008, 2007 and 2006.

        The following table presents net income (loss) by business segment.

	Years Ended December 31
	2008			2007		2006
	(dollar amounts in millions)
Business Bank	$237		89%	$516	72%	$597	72%
Retail Bank	34		13	128	18	179	21
Wealth & Institutional Management	(4	) *	(2)	70	10	61	7

	267		100%	714	100%	837	100%

Finance	(48)			(38)		(59)
Other **	(6)			10		115

Total	$213			$686		$893

*
2008 included an $88 million net charge ($56 million, after-tax) related to the repurchase of auction-rate securities from customers.

**
Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

        The Business Bank's net income decreased $279 million, or 54 percent, to $237 million in 2008, compared to a decrease of $81 million, or 14 percent, to $516 million in 2007. Net interest income (FTE) was $1.3 billion in 2008, a decrease of $72 million, or five percent, compared to 2007. The decrease in net interest income (FTE) was primarily due to a decline in deposit spreads caused by a competitive rate environment and $38 million of tax-related non-cash charges to income related to certain structured leasing transactions, partially offset by the reduced negative impact of the Financial Services Division (see footnote (2) to Table 2) and a $2.0 billion increase in average loans, excluding the Financial Services Division. Excluding the tax-related non-cash charges to income, loan spreads improved in the second half of 2008, particularly in the fourth quarter. The provision for loan losses increased $365 million to $543 million in 2008, from $178 million in 2007, primarily due to increases in reserves for the residential real estate development business, mostly in California, and to a lesser extent the Middle Market and Global Corporate loan portfolios. Net credit-related charge-offs increased $275 million, primarily due to an increase in charge-offs in the Commercial Real Estate, largely the residential real estate development business, and Middle Market loan portfolios. Noninterest income of $302 million in 2008 increased $11 million from 2007, reflecting a $14 million gain on the sale of MasterCard shares in 2008 and increases in foreign exchange income ($5 million), service charges on deposits ($4 million) and income from customer derivatives ($4 million), partially offset by a decrease in income from low income housing investments ($9 million) and a decline in warrant income ($7 million) in 2008, when compared to 2007. Noninterest expenses of $709 million in 2008 were unchanged from 2007, as decreases in customer services expense ($30 million), salaries ($35 million), including a $17 million decrease from the refinement in the application of SFAS 91, as described in Note 1 to the consolidated financial statements, and a $15 million decrease in incentive compensation, were offset by increases in allocated net corporate overhead expenses ($21 million) and the provision for credit losses on lending-related commitments ($13 million), legal fees ($5 million), and nominal increases in several other expense categories. The corporate overhead allocation rates used were approximately 6.3 percent and 5.5 percent in 2008 and 2007, respectively. The increase in rate in 2008, when compared to 2007, resulting primarily from a change in the allocation of funding credits and an increase in expenses not assigned directly to the segments.

        The Retail Bank's net income decreased $94 million, or 74 percent, to $34 million in 2008, compared to a decrease of $51 million, or 28 percent, to $128 million in 2007. Net interest income (FTE) of $566 million decreased $104 million, or 16 percent, in 2008, primarily due to a decline in deposit spreads caused by a competitive pricing environment, partially offset by the benefit of a $208 million increase in average loans. The provision for loan losses increased $82 million in 2008, primarily due to increases in reserves for the Small Business and home equity loan portfolios. Noninterest income of $258 million increased $38 million in 2008, from $220 million in 2007, primarily due to a $48 million gain on the sale of Visa shares in 2008, partially offset by a $9 million decline in net gains from the sale of Small Business loans. Noninterest expenses of $645 million in 2008 decreased $9 million from 2007, primarily due to the first quarter 2008 reversal of a $13 million Visa loss sharing expense recognized in 2007 and a $9 million decrease in salaries, including a $21 million decrease from the refinement in the application of SFAS 91, as described in Note 1 to the consolidated financial statements, partially offset by increases in net occupancy expense ($11 million), resulting primarily from new banking centers, allocated net corporate overhead expenses ($4 million) and FDIC expense ($4 million). Refer to the Business Bank discussion above for an explanation of the increase in allocated net corporate overhead expenses. The Corporation opened 28 new banking centers in 2008 and 30 new banking centers in 2007, resulting in a $20 million increase in noninterest expenses in 2008, compared to 2007.

        Wealth & Institutional Management's net income decreased $74 million to a net loss of $4 million in 2008, compared to an increase of $9 million, or 15 percent, to $70 million in 2007. Net interest income (FTE) of $148 million increased $3 million, or two percent, in 2008, compared to 2007, due to a $605 million increase in average loans from 2007, partially offset by decreases in loan and deposit spreads. Loan spreads improved in the second half of 2008, particularly in the fourth quarter. The provision for loan losses increased $28 million, primarily due to an increase in reserves for the Private Banking loan portfolio. Noninterest income of $292 million increased $9 million, or three percent, in 2008, primarily due to increases in net securities gains ($4 million) and insurance commission income ($3 million). Noninterest expenses of $422 million in 2008 increased $100 million from 2007, primarily due to an $88 million net charge in 2008 related to the offer to repurchase, at par, auction-rate securities, as described in Note 28 to the consolidated financial statements, and an increase in allocated net corporate overhead expenses ($4 million), partially offset by a $7 million reduction in salaries from the refinement in the application of SFAS 91, as described in Note 1 to the consolidated financial statements. Refer to the Business Bank discussion above for an explanation of the increase in allocated net corporate overhead expenses.

        The net loss in the Finance Division was $48 million in 2008, compared to a net loss of $38 million in 2007. Contributing to the $10 million increase in net loss was a $14 million decrease in net interest income (FTE), primarily due to the declining rate environment in which income received from the lending-related business units decreased faster than the longer-term value attributed to deposits generated by the business units, partially offset by an increase in investment securities available-for-sale.

        Net loss in the Other category was $6 million for 2008, compared to net income of $10 million for 2007, largely due to a $23 million decrease in net income from principal investing and warrants. The remaining difference is due to timing differences between when corporate overhead expenses are reflected as a consolidated expense and when the expenses are allocated to the business segments.

GEOGRAPHIC MARKET SEGMENTS

        The Corporation's management accounting system also produces market segment results for the Corporation's four primary geographic markets: Midwest, Western, Texas and Florida. In addition to the four primary geographic markets, Other Markets and International are also reported as market segments. The Finance & Other Businesses category includes discontinued operations and items not directly associated with the market segments. Note 25 to the consolidated financial statements presents a description of each of these market segments as well as the financial results for the years ended December 31, 2008, 2007 and 2006.

        The following table presents net income (loss) by market segment.

	Years Ended December 31
	2008		2007		2006
	(dollar amounts in millions)
Midwest	$210	78%	$295	41%	$339	40%
Western	(19)	(7)	191	27	298	36
Texas	53	20	85	12	85	10
Florida	(14)	(5)	7	1	13	2
Other Markets	8 *	3	86	12	69	8
International	29	11	50	7	33	4

	267	100%	714	100%	837	100%

Finance & Other Businesses **	(54)		(28)		56

Total	$213		$686		$893

*
2008 included an $88 million net charge ($56 million, after-tax) related to the repurchase of auction-rate securities from customers.

**
Includes discontinued operations and items not directly associated with the market segments.

        The Midwest market's net income decreased $85 million, or 29 percent, to $210 million in 2008, compared to a decrease of $44 million, or 13 percent, to $295 million in 2007. Net interest income (FTE) of $776 million decreased $112 million from 2007, primarily due to $38 million of tax-related non-cash charges to income related to certain structured leasing transactions and a decline in deposit spreads caused by a competitive deposit pricing environment, partially offset by increases in average loan and deposit balances. Excluding the tax-related non-cash charges to income, loan spreads improved in the second half of 2008, particularly in the fourth quarter. The provision for loan losses increased $67 million in 2008, compared to 2007, primarily due to increases in reserves for the Middle Market, Small Business and Global Corporate loan portfolios, partially offset by lower reserves for the residential real estate development portfolio in 2008, compared to 2007. Noninterest income of $524 million in 2008 increased $53 million from 2007, primarily due to gains of $39 million on the sale of Visa shares and $14 million on the sale of MasterCard shares in 2008, and an increase in letter of credit fees ($6 million). Noninterest expenses of $808 million in 2008 decreased $10 million from 2007, primarily due to the first quarter 2008 reversal of a $10 million Visa loss sharing expense recognized in 2007 and a $31 million decrease in salaries, including a $28 million decrease from the refinement in the application of SFAS 91, as described in Note 1 to the consolidated financial statements, partially offset by a $9 million increase in allocated net corporate overhead expenses, a $9 million increase in provision for credit losses on lending-related commitments, a $4 million increase in FDIC expense and nominal increases in several other expense categories. Refer to the Business Bank discussion above for an explanation of the increase in allocated net corporate overhead expenses.

        The Western market's net income decreased $210 million to a net loss of $19 million in 2008, compared to a decrease of $107 million, or 36 percent, to $191 million in 2007. Net interest income (FTE) of $668 million decreased $71 million, or 10 percent, in 2008. The decrease in net interest income (FTE) was primarily due to a decline in deposit spreads caused by a competitive deposit pricing environment and a decline in loan spreads (excluding the Financial Services Division), partially offset by the reduced negative impact of the Financial Services Division (see Footnote (2) to Table 2) and an $841 million increase in average loans, excluding the Financial Services Division. Average low-rate Financial Services Division loan balances declined $820 million in 2008 and average Financial Services Division deposits declined $1.5 billion. Loan spreads improved in the second half of 2008, particularly in the fourth quarter. The provision for loan losses increased $271 million, to $379 million in 2008, from $108 million in 2007, primarily due to increases in reserves for the residential real estate development business and the Middle Market and Small Business loan portfolios in 2008, compared to 2007. Net credit-related charge-offs increased $213 million, largely due to an increase in charge-offs in the residential real estate development business. Noninterest income was $139 million in 2008, an increase of $9 million from 2007, primarily due to a $7 million increase in service charges on deposits and a $5 million increase in foreign exchange income, partially offset by a $6 million decline in net gains from the sale of Small Business loans. Noninterest expenses of $448 million in 2008 decreased $6 million from 2007, primarily due to a $30 million decrease in customer services expense, and a $9 million decrease in salaries, resulting from the refinement in the application of SFAS 91, as described in Note 1 to the consolidated financial statements, partially offset by increases in allocated net corporate overhead expenses ($11 million) and net occupancy expense ($7 million), resulting primarily from new banking centers, and nominal increases in several other expense categories. Refer to the Business Bank discussion above for an explanation of the increase in allocated net corporate overhead expenses. The Corporation opened 18 new banking centers in the Western market in 2008, resulting in a $14 million increase in noninterest expenses in 2008, compared to 2007.

        The Texas market's net income decreased $32 million, or 37 percent, to $53 million in 2008, compared to $85 million in both 2007 and 2006. Net interest income (FTE) of $292 million increased $5 million, or two percent, in 2008, compared to 2007. The increase in net interest income (FTE) was primarily due to increases of $949 million and $139 million in average loan and deposit balances, respectively, partially offset by declines in loan and deposit spreads. Loan spreads improved in the second half of 2008, particularly in the fourth quarter. The provision for loan losses increased $43 million, primarily due to increases in reserves for the Small Business, Middle Market, Energy and Commercial Real Estate loan portfolios in 2008, compared to 2007. Noninterest income of $94 million in 2008 increased $8 million from 2007, primarily due to a $7 million gain on the sale of Visa shares. Noninterest expenses of $246 million in 2008 increased $11 million from 2007, primarily due to increases in allocated net corporate overhead expenses ($5 million), net occupancy expense ($4 million), resulting primarily from new banking centers, and nominal increases in several other expense categories, partially offset by a $3 million decrease in salaries, resulting from a $5 million decrease from the refinement in the application of SFAS 91, as described in Note 1 to the consolidated financial statements. Refer to the Business Bank discussion above for an explanation of the increase in allocated net corporate overhead expenses. The Corporation opened 9 new banking centers in the Texas market in 2008, which resulted in a $6 million increase in noninterest expenses.

        The Florida market's net income decreased $21 million to a net loss of $14 million in 2008, compared to a decrease of $6 million, to net income of $7 million in 2007. Net interest income (FTE) of $47 million in 2008 increased $1 million, or one percent, from 2007, primarily due to a $220 million increase in average loan balances. The provision for loan losses increased $29 million, primarily due to increases in reserves for the Middle Market and Private Banking loan portfolios. Noninterest income of $16 million in 2008 increased $2 million from 2007. Noninterest expenses of $43 million in 2008 increased $5 million from 2007, due to nominal increases in several expense categories.

        The Other Markets' net income decreased $78 million to $8 million in 2008, compared to an increase of $17 million to $86 million in 2007. Net interest income (FTE) of $147 million in 2008 increased $11 million from 2007, primarily due to a $136 million increase in average loan balances and an increase in loan spreads, partially offset by a $59 million decrease in average deposit balances. The provision for loan losses increased $46 million, primarily due to increases in reserves for the Commercial Real Estate, Global Corporate and Middle Market loan portfolios in 2008, compared to 2007. Noninterest income of $48 million decreased $7 million in 2008, compared to 2007, primarily due to a decrease in net income from principal investing and warrants. Noninterest expenses of $190 million in 2008 increased $94 million from 2007, primarily due to the $88 million net charge related to the repurchase of auction rate securities discussed above and an increase in allocated net corporate overhead expenses ($3 million). Refer to the Business Bank discussion above for an explanation of the increase in allocated net corporate overhead expenses.

        The International market's net income decreased $21 million, to $29 million in 2008, compared to an increase of $17 million to $50 million in 2007. Net interest income (FTE) of $61 million in 2008 decreased $7 million from 2007, primarily due to a decrease in average deposit balances, partially offset by an increase in average loan balances. The provision for loan losses of $4 million in 2008 increased $19 million from a negative provision of $15 million in 2007, primarily due to high loan loss recoveries in 2007. Noninterest income of $31 million in 2008 decreased $7 million from 2007, primarily due to net securities gains of $4 million in 2007. Noninterest expenses of $41 million decreased $3 million in 2008 compared to 2007, due to nominal decreases in several expense categories.

        The net loss for the Finance & Other Business segment was $54 million in 2008, compared to a net loss of $28 million in 2007. The $26 million increase in net loss resulted from the same reasons noted in the Finance Division and Other category discussions under the "Business Segments" heading above.

        The following table lists the Corporation's banking centers by geographic market segments.

	December 31
	2008	2007	2006
Midwest (Michigan)	233	237	240
Western:
California	96	83	70
Arizona	12	8	5

	108	91	75
Texas	87	79	68
Florida	10	9	9
International	1	1	1

Total	439	417	393

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

        Total assets were $67.5 billion at December 31, 2008, an increase of $5.2 billion from $62.3 billion at December 31, 2007. On an average basis, total assets increased $6.6 billion to $65.2 billion in 2008, from $58.6 billion in 2007, resulting primarily from a $5.7 billion increase in average earning assets, largely investment securities available-for-sale ($3.7 billion) and loans ($1.9 billion). Also, on an average basis, medium- and long-term debt increased $4.3 billion, short-term borrowings increased $1.7 billion, and interest-bearing deposits increased $733 million in 2008, compared to 2007.

TABLE 4: ANALYSIS OF INVESTMENT SECURITIES AND LOANS

	December 31
	2008	2007	2006	2005	2004
	(in millions)
Investment securities available-for-sale:
U.S. Treasury and other Government agency securities	$79	$36	$46	$124	$192
Government-sponsored enterprise securities	7,861	6,165	3,497	3,954	3,564
State and municipal auction-rate securities	64	—	—	—	—
Other state and municipal securities	2	3	4	4	7
Other auction-rate securities	1,083	—	—	—	—
Other securities	112	92	115	158	180

Total investment securities available-for-sale	$9,201	$6,296	$3,662	$4,240	$3,943

Commercial loans	$27,999	$28,223	$26,265	$23,545	$22,039
Real estate construction loans:
Commercial Real Estate business line	3,831	4,089	3,449	2,831	2,461
Other business lines	646	727	754	651	592

Total real estate construction loans	4,477	4,816	4,203	3,482	3,053
Commercial mortgage loans:
Commercial Real Estate business line	1,619	1,377	1,534	1,450	1,556
Other business lines	8,870	8,671	8,125	7,417	6,680

Total commercial mortgage loans	10,489	10,048	9,659	8,867	8,236
Residential mortgage loans	1,852	1,915	1,677	1,485	1,294
Consumer loans:
Home equity	1,781	1,616	1,591	1,775	1,837
Other consumer	811	848	832	922	914

Total consumer loans	2,592	2,464	2,423	2,697	2,751
Lease financing	1,343	1,351	1,353	1,295	1,265
International loans:
Government and official institutions	—	—	—	3	4
Banks and other financial institutions	7	27	47	46	11
Commercial and industrial	1,746	1,899	1,804	1,827	2,190

Total international loans	1,753	1,926	1,851	1,876	2,205

Total loans	$50,505	$50,743	$47,431	$43,247	$40,843

TABLE 5: LOAN MATURITIES AND INTEREST RATE SENSITIVITY

	Loans Maturing
December 31, 2008	Within One Year *	After One But Within Five Years	After Five Years	Total
	(in millions)
Commercial loans	$20,346	$6,932	$721	$27,999
Real estate construction loans	3,737	558	182	4,477
Commercial mortgage loans	4,895	4,258	1,336	10,489
International loans	1,629	101	23	1,753

Total	$30,607	$11,849	$2,262	$44,718

Sensitivity of Loans to Changes in Interest Rates:
Predetermined (fixed) interest rates		$5,395	$1,697
Floating interest rates		6,454	565

Total		$11,849	$2,262

*
Includes demand loans, loans having no stated repayment schedule or maturity and overdrafts.

EARNING ASSETS

        Total earning assets increased $5.0 billion, or nine percent, to $62.4 billion at December 31, 2008, from $57.4 billion at December 31, 2007. The Corporation's average earning assets balances are reflected in Table 2 of this financial review.

Loans

        The following tables detail the Corporation's average loan portfolio by loan type, business line and geographic market.

	Years Ended December 31
Average Loans By Loan Type:	2008	2007	Change	Percent Change
	(dollar amounts in millions)
Commercial loans:
Excluding Financial Services Division	$28,372	$26,814	$1,558	6%
Financial Services Division *	498	1,318	(820)	(62)

Total commercial loans	28,870	28,132	738	3
Real estate construction loans:
Commercial Real Estate business line	4,052	3,799	253	7
Other business lines	663	753	(90)	(12)

Total real estate construction loans	4,715	4,552	163	4
Commercial mortgage loans:
Commercial Real Estate business line	1,536	1,390	146	11
Other business lines	8,875	8,381	494	6

Total commercial mortgage loans	10,411	9,771	640	7
Residential mortgage loans	1,886	1,814	72	4
Consumer loans:
Home equity	1,669	1,580	89	6
Other consumer	890	787	103	13

Total consumer loans	2,559	2,367	192	8
Lease financing	1,356	1,302	54	4
International loans	1,968	1,883	85	5

Total loans	$51,765	$49,821	$1,944	4%

*
Financial Services Division loans are primarily low-rate.

	Years Ended December 31
Average Loans By Business Line:	2008	2007	Change	Percent Change
	(dollar amounts in millions)
Middle Market	$16,514	$16,185	$329	2%
Commercial Real Estate	7,013	6,717	296	4
Global Corporate Banking	6,458	5,471	987	18
National Dealer Services	4,872	5,187	(315)	(6)
Specialty Businesses:
Excluding Financial Services Division	5,512	4,843	669	14
Financial Services Division *	498	1,318	(820)	(62)

Total Specialty Businesses	6,010	6,161	(151)	(2)

Total Business Bank	40,867	39,721	1,146	3
Small Business	4,244	4,023	221	5
Personal Financial Services	2,098	2,111	(13)	(1)

Total Retail Bank	6,342	6,134	208	3
Private Banking	4,542	3,937	605	15

Total Wealth & Institutional Management	4,542	3,937	605	15
Finance/Other	14	29	(15)	(52)

Total loans	$51,765	$49,821	$1,944	4%

*
Financial Services Division loans are primarily low-rate.

	Years Ended December 31
	2008	2007	Change	Percent Change
	(dollar amounts in millions)
Average Loans By Geographic Market:
Midwest	$19,061	$18,558	$503	3%
Western:
Excluding Financial Services Division	16,053	15,212	841	6
Financial Services Division *	498	1,318	(820)	(62)

Total Western	16,551	16,530	21	—
Texas	7,776	6,827	949	14
Florida	1,892	1,672	220	13
Other Markets	4,217	4,081	136	3
International	2,254	2,124	130	6
Finance/Other	14	29	(15)	(52)

Total loans	$51,765	$49,821	$1,944	4%

*
Financial Services Division loans are primarily low-rate.

        Total loans were $50.5 billion at December 31, 2008, a decrease of $238 million from $50.7 billion at December 31, 2007. As shown in the tables above, total average loans grew $1.9 billion, or four percent, to $51.8 billion in 2008, compared to 2007, with growth in most business lines and growth in all markets from 2007 to 2008. Excluding Financial Services Division loans, average loans grew $2.8 billion, or six percent.

        Average commercial real estate loans, consisting of real estate construction and commercial mortgage loans, increased $803 million, or six percent, to $15.1 billion in 2008, from $14.3 billion in 2007. Commercial mortgage loans are loans where the primary collateral is a lien on any real property. Real property is generally considered primary collateral if the value of that collateral represents more than 50 percent of the commitment at loan approval. Average loans to borrowers in the Commercial Real Estate business line, which include loans to residential real estate developers, represented $5.6 billion, or 37 percent, of average total commercial real estate loans in 2008, compared to $5.2 billion, or 36 percent, of average total commercial real estate loans in 2007. The increase in average commercial real estate loans to borrowers in the Commercial Real Estate business line in 2008 largely included draws on previously approved lines of credit for residential real estate and commercial development projects. The remaining $9.5 billion and $9.1 billion of commercial real estate loans in other business lines in 2008 and 2007, respectively, were primarily owner-occupied commercial mortgages. In addition to the $15.1 billion of average 2008 commercial real estate loans discussed above, the Commercial Real Estate business line also had $1.4 billion of average 2008 loans not classified as commercial real estate on the consolidated balance sheet. Refer to the "Commercial Real Estate Lending" portion of the "Risk Management" section of this financial review for more information.

        Average residential mortgage loans increased $72 million, or four percent, in 2008, from 2007, and primarily include mortgages originated and retained for certain relationship customers.

        Average home equity loans increased $89 million, or six percent, in 2008, from 2007, as a result of an increase in draws on new and existing commitments extended.

        Management expects to focus on new and expanding relationships, particularly in Small Business, Middle Market and Wealth Management with the appropriate pricing and credit standards.

TABLE 6:  ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO
(Fully Taxable Equivalent)

	Maturity *
											Weighted Average Maturity
	Within 1 Year		1–5 Years		5–10 Years		After 10 Years		Total
December 31, 2008	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Yrs./Mos.
	(dollar amounts in millions)
Available-for-sale U.S. Treasury and other Government agency securities	$79	1.56%	$—	—%	$—	—%	$—	—%	$79	1.58%	0/5
Government-sponsored enterprise securities	16	4.40	382	3.70	1,252	4.17	6,211	5.26	7,861	5.01	12/2
State and municipal auction-rate securities	—	—	—	—	—	—	64	3.25	64	3.25	19/9
Other state and municipal securities	1	9.16	1	9.69	—	—	—	—	2	9.57	2/2
Other auction-rate securities **	—	—	—	—	—	—	1,083	1.87	1,083	1.87	32/5
Other securities
Other bonds, notes and debentures	37	2.09	5	7.59	—	—	—	—	42	2.74	0/7
Other investments ***	—	—	—	—	—	—	70	—	70	—	—

Total investment securities available-for-sale	$133	2.07%	$388	3.77%	$1,252	4.18%	$7,428	4.74%	$9,201	4.58%	12/5

*
Based on final contractual maturity.

**
Auction-rate preferred securities totaling $936 million have no contractual maturity and are excluded from weighted average maturity.

***
Balances are excluded from the calculation of total yield and weighted average maturity.

Investment Securities Available-for-Sale

        Investment securities available-for-sale increased $2.9 billion to $9.2 billion at December 31, 2008, from $6.3 billion at December 31, 2007. Average investment securities available-for-sale increased $3.7 billion to $8.1 billion in 2008, compared to $4.4 billion in 2007, primarily due to the purchase of approximately $2.9 billion of AAA-rated mortgage-backed securities issued by government sponsored entities (FNMA, FHLMC) and the purchase of $1.3 billion of auction-rate securities from certain customers in 2008. The increase in Government-sponsored enterprise securities resulted from balance sheet management decisions to reduce interest rate sensitivity. Average other securities increased $182 million to $313 million in 2008, and consisted largely of money market and other fund investments at December 31, 2008.

        The purchase of auction-rate securities in 2008 resulted from the Corporation's September 2008 offer to repurchase, at par, auction-rate securities held by certain retail and institutional clients that were purchased through Comerica Securities, a broker/dealer subsidiary of Comerica Bank (the Bank). As of December 31, 2008, the Corporation's auction-rate securities portfolio was carried at an estimated fair value of $1.1 billion and consisted of non-taxable preferred ($584 million), taxable preferred ($352 million), student loan ($147 million) and state and municipal ($64 million) auction-rate securities. Subsequent to repurchase, auction-rate securities totaling $80 million, primarily taxable and non-taxable auction-rate preferred securities, were called or redeemed at par in the fourth quarter 2008 resulting in net securities gains of $4 million. The Corporation has experienced no credit-related losses or defaults on contractual interest payments related to the portfolio, however, these securities are currently in a less liquid market. For additional information on the repurchase of auction-rate securities, refer to the "Critical Accounting Policies" section of this financial review and Notes 23 and 28 to the consolidated financial statements.

Short-Term Investments

        Short-term investments include federal funds sold and securities purchased under agreements to resell, interest-bearing deposits with banks and other short-term investments. Federal funds sold offer supplemental earnings opportunities and serve correspondent banks. Average federal funds sold and securities purchased under agreements to resell decreased $71 million to $93 million during 2008, compared to 2007. Interest-bearing deposits with banks are investments with banks in developed countries or international banking facilities of foreign banks located in the United States and included deposits with the Federal Reserve Bank since October 1, 2008, the date at which the Federal Reserve began paying interest on such balances. Interest-bearing deposits with banks on average increased $204 million to $219 million compared to 2007, primarily due to large deposits at the Federal Reserve Bank in the fourth quarter 2008. At December 31, 2008, interest-bearing deposits with the Federal Reserve Bank totaled $2.3 billion. Other short-term investments include trading securities and loans held-for-sale. Loans held-for-sale typically represent residential mortgage loans and Small Business Administration loans that have been originated and which management has decided to sell. Average other short-term investments increased $3 million to $244 million during 2008, compared to 2007. Short-term investments, other than loans held-for-sale, provide a range of maturities less than one year and are mostly used to manage short-term investment requirements of the Corporation.

TABLE 7:  INTERNATIONAL CROSS-BORDER OUTSTANDINGS
(year-end outstandings exceeding 1% of total assets)

December 31		Government and Official Institutions	Banks and Other Financial Institutions	Commercial and Industrial	Total
		(in millions)
Mexico	2008	$—	$—	$883	$883
	2007	—	4	911	915
	2006	—	—	922	922
Canada	2006	—	653	68	721

        International assets are subject to general risks inherent in the conduct of business in foreign countries, including economic uncertainties and each foreign government's regulations. Risk management practices minimize the risk inherent in international lending arrangements. These practices include structuring bilateral agreements or participating in bank facilities, which secure repayment from sources external to the borrower's country. Accordingly, such international outstandings are excluded from the cross-border risk of that country. Mexico, with cross-border outstandings of $883 million, or 1.31 percent of total assets at December 31, 2008, was the only country with outstandings exceeding 1.00 percent of total assets at year-end 2008. There were no countries with cross-border outstandings between 0.75 and 1.00 percent of total assets at year-end 2008. Additional information on the Corporation's Mexican cross-border risk is provided in Table 7 above.

DEPOSITS AND BORROWED FUNDS

        The Corporation's average deposits and borrowed funds balances are detailed in the following table.

	Years Ended December 31
				Percent Change
	2008	2007	Change
Noninterest-bearing deposits	$10,623	$11,287	$(664)	(6)%
Money market and NOW deposits	14,245	14,937	(692)	(5)
Savings deposits	1,344	1,389	(45)	(3)
Customer certificates of deposit	8,150	7,687	463	6

Total core deposits	34,362	35,300	(938)	(3)
Other time deposits	6,715	5,563	1,152	21
Foreign office time deposits	926	1,071	(145)	(14)

Total deposits	$42,003	$41,934	$69	—%

Short-term borrowings	$3,763	$2,080	$1,683	81%
Medium- and long-term debt	12,457	8,197	4,260	52

Total borrowed funds	$16,220	$10,277	$5,943	58%

        Average deposits were $42.0 billion during 2008, an increase of $69 million, or less than one percent, from 2007. Excluding the Financial Services Division, average deposits increased $1.5 billion, or four percent, from 2007. Average core deposits declined $938 million, or three percent (increased $500 million or two percent excluding Financial Services Division deposits). Average other time deposits increased $1.2 billion and average foreign office time deposits decreased $145 million. Other time deposits represent certificates of deposit issued to institutional investors in denominations in excess of $100,000 and to retail customers in denominations of less than $100,000 through brokers, and are an alternative to other sources of purchased funds. Excluding the Financial Services Division, average noninterest-bearing deposits increased $529 million, or six percent, from 2007. Average Financial Services Division noninterest-bearing deposits declined $1.2 billion, or 42 percent, from 2007, due to reduced home prices, as well as, lower home mortgage financing and refinancing activity. Financial Services Division deposit levels may change with the direction of mortgage activity changes, and the desirability of and competition for such deposits.

        Average short-term borrowings increased $1.7 billion, to $3.8 billion in 2008, compared to $2.1 billion in 2007, primarily due to borrowings under the Federal Reserve Term Auction Facility (TAF). The TAF provides access to short-term funds at generally favorable rates. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, TAF borrowings and treasury tax and loan notes.

        The Corporation uses medium-term debt (both domestic and European) and long-term debt to provide funding to support earning assets. Medium- and long-term debt increased, on an average basis, by $4.3 billion, primarily as a result of $8.0 billion of new medium-term Federal Home Loan Bank (FHLB) advances in 2008. In February 2008, the Bank became a member of the FHLB of Dallas, Texas, which provides short- and long-term funding collateralized by mortgage-related assets to its members at generally favorable rates. Further information on medium- and long-term debt is provided in Note 11 to the consolidated financial statements.

        In the fourth quarter 2008, the Corporation elected to participate in the Temporary Liquidity Guarantee Program (The TLG Program) announced by the FDIC in October 2008. Under the TLG Program, up to $5.2 billion of senior unsecured debt issued by the Bank between October 14, 2008 and June 30, 2009 with a maturity of more than 30 days is eligible to be guaranteed by the FDIC. Debt guaranteed by the FDIC is backed by the full faith and credit of the United States. The guarantee expires at the earlier of the maturity date of the issued debt or June 30, 2012. All senior unsecured debt issued under the TLG Program will be subject to an annualized fee ranging from 50 basis points to 100 basis points of the amount of debt, based on maturity. At December 31, 2008, there was approximately $3 million of senior unsecured debt outstanding in the form of bank-to-bank deposits issued under the TLG Program.

        The TLG Program also provides unlimited FDIC insurance protection to all noninterest-bearing deposit transaction accounts, interest-bearing transaction accounts earning interest rates of 50 basis points or less, and Interest on Lawyers' Trust Accounts (IOLTA's) through December 31, 2009, regardless of the dollar amount. This unlimited coverage is in addition to the increased FDIC limits approved on October 3, 2008, which increased insurance coverage limits on all deposits from $100,000 to $250,000 per account and also expires at the end of 2009. An annualized surcharge of 10 basis points is applied to those insured accounts not covered under the increased deposit insurance limit of $250,000, in addition to the existing risk-based deposit insurance premium paid on those deposits.

        For further information on the TLG Program, see Note 11 to the consolidated financial statements.

CAPITAL

        Total shareholders' equity was $7.2 billion at December 31, 2008, compared to $5.1 billion at December 31, 2007. The following table presents a summary of changes in total shareholders' equity in 2008:

	(in millions)
Balance at January 1, 2008		$5,117
Retention of earnings (net income less cash dividends declared)		(135)
Change in accumulated other comprehensive income (loss):
Investment securities available-for-sale	$140
Cash flow hedges	28
Defined benefit and other postretirement plans adjustment	(300)

Total change in accumulated other comprehensive income (loss)		(132)
Issuance of preferred stock and related warrant		2,250
Net purchase of common stock under employee stock plans		(1)
Share-based compensation		53

Balance at December 31, 2008		$7,152

        Further information on the change in accumulated other comprehensive income (loss) is provided in Note 13 to the consolidated financial statements.

        The Corporation declared common dividends totaling $348 million, or $2.31 per share, on net income applicable to common stock of $196 million. To preserve and enhance the Corporation's balance sheet strength in the current uncertain economic environment, the Corporation lowered the quarterly cash dividend rate by 50 percent, to $0.33 per share, in the fourth quarter of 2008, and further reduced the dividend to $0.05 per share in the first quarter of 2009.

        In the fourth quarter 2008, the Corporation participated in the U.S. Department of Treasury (U.S. Treasury) Capital Purchase Program (the Purchase Program) which increased Tier 1 capital by

$2.25 billion from the issuance of 2.25 million shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series F, (preferred shares) and a related warrant to the U.S. Treasury.

        In conjunction with the issuance of the preferred shares, the U.S. Treasury was granted a warrant to purchase 11.5 million shares of common stock at an exercise price of $29.40 per share. The impact of the warrant on diluted net income per common share for any given period is dependent upon the extent by which the average market price of the Corporation's common stock exceeds the exercise price of the underlying shares.

        As required by the Purchase Program, the Corporation adopted the U.S. Treasury's standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds equity issued under the Purchase Program. These standards generally apply to the chief executive officer, chief financial officer, plus the three most highly compensated executive officers. In addition, the Corporation agreed not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

        Under the Purchase Program, the consent of the U.S. Treasury is required for any increase in common dividends declared from the dividend rate in effect at the time of investment (quarterly dividend rate of $0.33 per share) and for any common share repurchases (other than common share repurchases in connection with any benefit plan in the ordinary course of business), until November 2011, unless the preferred shares have been fully redeemed or the U.S. Treasury has transferred all the preferred shares to third parties prior to that date. In addition, all accrued and unpaid dividends on the preferred shares must be declared and the payment set aside for the benefit of the holders of the preferred shares before any dividend may be declared on the Corporation's common stock and before any shares of the Corporation's common stock may be repurchased in the open market.

        The issuance of the preferred shares and a related warrant increased the Corporation's Tier 1 risk-based capital ratio at December 31, 2008 by approximately 300 basis points. For further information on the Purchase Program, see Note 12 to the consolidated financial statements.

        The Corporation assesses capital adequacy against the risk inherent in the balance sheet, recognizing that unexpected loss is the common denominator of risk and that common equity has the greatest capacity to absorb unexpected loss. Based on an interim decision issued by the banking regulators in 2006, the after-tax charge associated with the impact of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" on pension and post-retirement plan accounting was excluded from the calculation of regulatory capital ratios. Therefore, for the purposes of calculating regulatory capital ratios, shareholders' equity was increased by $470 million and $170 million on December 31, 2008 and 2007, respectively. Refer to Note 19 to the consolidated financial statements for further discussion of regulatory capital requirements and capital ratio calculations.

        When capital exceeds necessary levels, the Corporation's common stock can be repurchased as a way to return excess capital to shareholders. The Corporation made no share repurchases in the open market in 2008, compared to repurchases of 10.0 million shares in 2007 for $580 million and 6.6 million shares in 2006 for $383 million. At December 31, 2008, 12.6 million shares of Comerica Incorporated common stock remained available for repurchase under the Corporation's publicly announced repurchase program authorized by the Board of Directors of the Corporation (the Board). As discussed above, common share repurchases through November 2011 may require the consent of the U.S. Treasury under the terms of the Purchase Program. Refer to Note 12 to the consolidated financial statements for additional information on the Corporation's share repurchase program.

        At December 31, 2008, the Corporation and its U.S. banking subsidiaries exceeded the capital ratios required for an institution to be considered "well capitalized" by the standards developed under the Federal Deposit Insurance Corporation Improvement Act of 1991.

RISK MANAGEMENT

        The Corporation assumes various types of risk in the normal course of business. Management classifies the risk exposures into five areas: (1) credit, (2) market, (3) operational, (4) compliance and (5) business risks and considers credit risk as the most significant risk.

        The Corporation continues to enhance its risk management capabilities with additional processes, tools and systems designed to provide management with deeper insight into the Corporation's various risks, enhance the Corporation's ability to control those risks and ensure that appropriate compensation is received for the risks taken.

        Specialized risk managers, along with the risk management committees in credit, market and liquidity, operational and compliance are responsible for the day-to-day management of those respective risks. The Corporation's Enterprise-Wide Risk Management Committee is responsible for establishing the governance over the risk management process, as well as, providing oversight in managing the Corporation's aggregate risk position. The Enterprise-Wide Risk Management Committee is principally made up of the various managers from the different risk areas and business units and has reporting responsibility to the Enterprise Risk Committee of the Board.

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

        During 2008, the Corporation continued its focus on the credit components of the previously described enterprise-wide risk management processes. Enhancements to the analytics related to capital modeling, migration, credit loss forecasting, stress testing analysis and validation and testing continued in 2008.

TABLE 8:  ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	Years Ended December 31
	2008	2007	2006	2005	2004
	(dollar amounts in millions)
Balance at beginning of year	$557	$493	$516	$673	$803
Loan charge-offs:
Domestic
Commercial	183	89	44	91	201
Real estate construction
Commercial Real Estate business line	184	37	—	2	2
Other business lines	1	5	—	—	—

Total real estate construction	185	42	—	2	2
Commercial mortgage
Commercial Real Estate business line	72	15	4	4	4
Other business lines	28	37	13	13	19

Total commercial mortgage	100	52	17	17	23
Residential mortgage	7	—	—	1	1
Consumer	22	13	23	15	14
Lease financing	1	—	10	37	13
International	2	—	4	11	14

Total loan charge-offs	500	196	98	174	268
Recoveries:
Domestic
Commercial	17	27	27	55	52
Real estate construction	3	—	—	—	—
Commercial mortgage	4	4	4	3	3
Residential mortgage	—	—	—	—	—
Consumer	3	4	3	5	2
Lease financing	1	4	—	—	1
International	1	8	4	1	16

Total recoveries	29	47	38	64	74

Net loan charge-offs	471	149	60	110	194
Provision for loan losses	686	212	37	(47)	64
Foreign currency translation adjustment	(2)	1	—	—	—

Balance at end of year	$770	$557	$493	$516	$673

Allowance for loan losses as a percentage of total loans at end of year	1.52%	1.10%	1.04%	1.19%	1.65%
Net loans charged-off during the year as a percentage of average loans outstanding during the year	0.91	0.30	0.13	0.25	0.48

Allowance for Credit Losses

        The allowance for credit losses includes both the allowance for loan losses and the allowance for credit losses on lending-related commitments. The allowance for loan losses represents management's assessment of probable losses inherent in the Corporation's loan portfolio. The allowance for loan losses provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Corporation's senior management. The Corporation performs a detailed credit quality review quarterly on both large business and certain large consumer and residential mortgage loans that have deteriorated below certain levels of credit risk and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying estimated loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have experienced above average losses, including portfolio exposures to Small Business loans, high technology companies and the retail trade (gasoline delivery) industry. Furthermore, a portion of the allowance is allocated to these remaining loans based on specific risks inherent in certain portfolios that have not yet manifested in the risk ratings, including portfolio exposure to the automotive industry. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying estimated loss ratios to various segments of the loan portfolio. Estimated loss ratios for all portfolios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three largest domestic geographic markets (Midwest, Western and Texas), as well as, mapping to bond tables. The allowance for credit losses on lending-related commitments, included in "accrued expenses and other liabilities" on the consolidated balance sheets, provides for probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same estimated loss rates as loans, or with specific reserves. In general, the probability of draw for letters of credit is considered certain once the credit becomes a watch list credit. Non-watch list letters of credit and all unfunded commitments have a lower probability of draw, to which standard loan loss rates are applied.

        Actual loss ratios experienced in the future may vary from those estimated. The uncertainty occurs because factors may exist which affect the determination of probable losses inherent in the loan portfolio and are not necessarily captured by the application of estimated loss ratios or identified industry specific risks. A portion of the allowance is maintained to capture these probable losses and reflects management's view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Factors that were considered in the evaluation of the adequacy of the Corporation's allowance include the inherent imprecision in the risk rating system and the risk associated with new customer relationships. The allowance associated with the margin for inherent imprecision covers probable loan losses as a result of an inaccuracy in assigning risk ratings or stale ratings which may not have been updated for recent negative trends in particular credits. The allowance due to new business migration risk is based on an evaluation of the risk of rating downgrades associated with loans that do not have a full year of payment history.

        The total allowance for loan losses is available to absorb losses from any segment within the portfolio. Unanticipated economic events, including political, economic and regulatory instability in countries where the Corporation has loans, could cause changes in the credit characteristics of the portfolio and result in an unanticipated increase in the allowance. Inclusion of other industry specific portfolio exposures in the allowance, as well as, significant increases in the current portfolio exposures, could also increase the amount of the allowance. Any of these events, or some combination thereof, may result in the need for additional provision for loan losses in order to maintain an allowance that complies with credit risk and accounting policies. The total allowance for loan losses was $770 million at December 31, 2008, compared to $557 million at December 31, 2007, an increase of $213 million. The increase resulted primarily from an increase in individual and industry reserves for customers in the residential real estate development business located in the Western market (primarily California). An analysis of the changes in the allowance for loan losses is presented in Table 8 of this financial review.

        The allowance for credit losses on lending-related commitments was $38 million at December 31, 2008, compared to $21 million at December 31, 2007, an increase of $17 million, resulting primarily from an increase in specific reserves related to unused commitments extended to customers in the Michigan Commercial Real Estate business line and California residential real estate development business and standby letters of credit extended to customers in the Michigan commercial real estate industry. An analysis of the changes in the allowance for credit losses on lending-related commitments is presented below.

	Years Ended December 31
	2008	2007	2006	2005	2004
	(dollar amounts in millions)
Balance at beginning of year	$21	$26	$33	$21	$33
Less: Charge-offs on lending-related commitments *	1	4	12	6	—
Add: Provision for credit losses on lending-related commitments	18	(1)	5	18	(12)

Balance at end of year	$38	$21	$26	$33	$21

*
Charge-offs result from the sale of unfunded lending-related commitments.

TABLE 9:  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	December 31
	2008			2007		2006		2005		2004
(dollar amounts in millions)	Allocated Allowance	Allowance Ratio*	% **	Allocated Allowance	% **	Allocated Allowance	% **	Allocated Allowance	% **	Allocated Allowance	% **
Domestic
Commercial	$380	1.36%	55%	$288	55%	$320	55%	$336	55%	$442	54%
Real estate construction	194	4.33	9	128	9	29	9	21	8	27	8
Commercial mortgage	147	1.40	21	92	20	80	20	74	21	88	20
Residential mortgage	4	0.20	4	2	4	2	4	1	3	2	3
Consumer	27	1.03	5	21	5	22	5	25	6	26	7
Lease financing	6	0.44	3	15	3	27	3	29	3	45	3
International	12	0.69	3	11	4	13	4	30	4	43	5

Total	$770	1.52%	100%	$557	100%	$493	100%	$516	100%	$673	100%

*
Allocated Allowance as a percentage of related loans outstanding.

**
Loans outstanding as a percentage of total loans.

        The allowance as a percentage of total loans, nonperforming loans and as a multiple of annual net loan charge-offs is provided in the following table.

	Years Ended December 31
	2008		2007		2006
Allowance for loan losses as a percentage of total loans at end of year	1.52%		1.10%		1.04%
Allowance for loan losses as a percentage of total nonperforming loans at end of year	84		138		231
Allowance for loan losses as a multiple of total net loan charge-offs for the year	1.6	x	3.7	x	8.2	x

        The allowance for loan losses as a percentage of total period-end loans increased to 1.52 percent at December 31, 2008, from 1.10 percent at December 31, 2007. The allowance for loan losses as a percentage of nonperforming loans decreased to 84 percent at December 31, 2008, from 138 percent at December 31, 2007. The Corporation's loan portfolio is heavily composed of business loans, which in the event of default are typically carried on the books at fair value as nonperforming assets for a longer period of time than are consumer loans, which are generally fully charged off when they become nonperforming, resulting in lower nonperforming loan allowance coverage. The allowance for loan losses as a multiple of net loan charge-offs decreased to 1.6 times for the year ended December 31, 2008, compared to 3.7 times for the year ended December 31, 2007, as a result of higher levels of net loan charge-offs in 2008.

TABLE 10: SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

	December 31
	2008	2007	2006	2005	2004
	(dollar amounts in millions)
NONPERFORMING ASSETS
Nonaccrual loans:
Commercial	$205	$75	$97	$65	$161
Real estate construction:
Commerical Real Estate business line	429	161	18	3	31
Other business lines	5	6	2	—	3

Total real estate construction	434	167	20	3	34
Commercial mortgage:
Commerical Real Estate business line	132	66	18	6	6
Other business lines	130	75	54	29	58

Total commerical mortgage	262	141	72	35	64
Residential mortgage	7	1	1	2	1
Consumer	6	3	4	2	1
Lease financing	1	—	8	13	15
International	2	4	12	18	36

Total nonaccrual loans	917	391	214	138	312
Reduced-rate loans	—	13	—	—	—

Total nonperforming loans	917	404	214	138	312
Foreclosed property	66	19	18	24	27

Total nonperforming assets	$983	$423	$232	$162	$339

Nonperforming loans as a percentage of total loans	1.82%	0.80%	0.45%	0.32%	0.76%
Nonperforming assets as a percentage of total loans and foreclosed property	1.94	0.83	0.49	0.37	0.83
Allowance for loan losses as a percentage of total nonperforming loans	84	138	231	373	215
Loans past due 90 days or more and still accruing	$125	$54	$14	$16	$15

Nonperforming Assets

        Nonperforming assets include loans on nonaccrual status, loans which have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition and real estate which has been acquired through foreclosure and is awaiting disposition.

        Residential mortgage loans are generally placed on nonaccrual status during the foreclosure process, normally no later than 150 days past due. Other consumer loans are generally not placed on nonaccrual status and are charged off no later than 180 days past due, and earlier, if deemed uncollectible. Loans, other than consumer loans, are generally placed on nonaccrual status when management determines that principal or interest may not be fully collectible, but no later than 90 days past due on principal or interest, unless the loan is fully collateralized and in the process of collection. Loan amounts in excess of probable future cash collections are charged off to an amount that management ultimately expects to collect. Interest previously accrued but not collected on nonaccrual loans is charged against current income at the time the loan is placed on nonaccrual.

Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans that have been restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for return to accrual status are not included in nonperforming assets. However, such loans may be required to be evaluated for impairment. Refer to Note 4 to the consolidated financial statements for a further discussion of impaired loans.

        Nonperforming assets increased $560 million to $983 million at December 31, 2008, from $423 million at December 31, 2007. Table 10 above shows changes in individual categories. The $526 million increase in nonaccrual loans at December 31, 2008 from year-end 2007 levels resulted primarily from increases of $267 million in nonaccrual real estate construction loans (primarily residential real estate development), $121 million in nonaccrual commercial mortgage loans and $47 million in foreclosed property. Loans past due 90 days or more and still on accrual status increased $71 million, to $125 million at December 31, 2008, from $54 million at December 31, 2007. At December 31, 2008, these loans included $59 million from the Western market Commercial Real Estate business line and $59 million from the Midwest market, primarily commercial and residential real estate development loans. Nonperforming assets as a percentage of total loans and foreclosed property was 1.94 percent and 0.83 percent at December 31, 2008 and 2007, respectively.

        The following table presents a summary of changes in nonaccrual loans.

	2008	2007
	(in millions)
Balance at January 1	$391	$214
Loans transferred to nonaccrual (1)	1,123	455
Nonaccrual business loan gross charge-offs (2)	(469)	(183)
Loans transferred to accrual status (1)	(11)	(13)
Nonaccrual business loans sold (3)	(47)	(15)
Payments/Other (4)	(70)	(67)

Balance at December 31	$917	$391

(1) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(2) Analysis of gross loan charge-offs:
Nonaccrual business loans	$469	$183
Performing watch list loans (as defined below)	2	—
Consumer and residential mortgage loans	29	13

Total gross loan charge-offs	$500	$196

(3) Analysis of loans sold:
Nonaccrual business loans	$47	$15
Performing watch list loans (as defined below)	16	13

Total loans sold	$63	$28

(4)

Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and nonaccrual business loans sold.

        The following table presents the number of nonaccrual loan relationships greater than $2 million and balance by size of relationship at December 31, 2008.

(dollar amounts in millions)	Number of Relationships	Balance
Nonaccrual Relationship Size
$2 million–$5 million	57	$182
$5 million–$10 million	32	239
$10 million–$25 million	23	307
Greater than $25 million	1	39

Total loan relationships greater than $2 million at December 31, 2008	113	$767

        There were 142 loan relationships each with balances greater than $2 million, totaling $1.1 billion that were transferred to nonaccrual status in 2008, an increase of $668 million, when compared to $455 million in 2007. Of the transfers to nonaccrual with balances greater than $2 million in 2008, $729 million were from the Commercial Real Estate business line, including $510 million located in the Western market, and $241 million were from the Middle market business line. There were 41 loan relationships, each greater than $10 million transferred to nonaccrual in 2008. These loans totaled $597 million, of which $388 million were to companies in the Commercial Real Estate business line, primarily residential real estate development.

        The Corporation sold $47 million of nonaccrual business loans in 2008, including $24 million to customers in the residential real estate development business in the Western market.

        The following table presents a summary of total internally classified watch list loans (generally consistent with regulatory defined special mention, substandard and doubtful loans) at December 31, 2008. Of the $5.7 billion of watch list loans at December 31, 2008, $2.7 billion, or 46 percent were in the Commercial Real Estate business line. Consistent with the increase in nonaccrual loans from December 31, 2007 to December 31, 2008, total watch list loans increased both in dollars and as a percentage of the total loan portfolio.

	December 31
	2008	2007
	(dollar amounts in millions)
Total watch list loans	$5,732	$3,464
As a percentage of total loans	11.3%	6.8%

        The following table presents a summary of nonaccrual loans at December 31, 2008 and loan relationships transferred to nonaccrual and net loan charge-offs during the year ended December 31, 2008, based primarily on the SIC code industry categories.

			Year Ended December 31, 2008
	December 31, 2008
			Loans Transferred to Non-Accrual (1)		Net Loan Charge-Offs
Industry Category	Nonaccrual Loans
	(dollar amounts in millions)
Real Estate	$538	59%	$688	62%	$259	55%
Manufacturing	104	11	96	9	28	6
Services	73	8	47	4	43	9
Retail Trade	61	7	58	5	51	11
Contractors	41	4	71	6	19	4
Wholesale Trade	30	3	52	5	23	5
Automotive	17	2	23	2	6	1
Finance	10	1	12	1	1	—
Transportation	9	1	15	1	9	2
Technology-related	7	1	16	1	4	1
Holding & Other Investment	7	1	7	1	1	—
Churches	5	1	—	—	1	—
Consumer Non-Durables	3	—	12	1	9	2
Utilities	—	—	26	2	—	—
Other (2)	12	1	—	—	17	4

Total	$917	100%	$1,123	100%	$471	100%

(1)
Based on an analysis of nonaccrual loan relationships with book balances greater than $2 million.

(2)
Consumer, excluding certain personal purpose, nonaccrual loans and net charge-offs are included in the "Other" category.

        The following table indicates the percentage of nonaccrual loan carrying value to contractual value, which exhibits the degree to which loans reported as nonaccrual have been partially charged-off.

	December 31
	2008	2007
	(dollar amounts in millions)
Carrying value of nonaccrual loans	$917	$391
Contractual value of nonaccrual loans	1,386	549
Carrying value as a percentage of contractual value	66%	71%

Concentration of Credit

        Loans to borrowers in the automotive industry represented the largest significant industry concentration at December 31, 2008 and 2007. Loans to automotive dealers and to borrowers involved with automotive production are reported as automotive, since management believes these loans have similar economic characteristics that might cause them to react similarly to changes in economic conditions. This aggregation involves the exercise of judgment. Included in automotive production are: (a) original equipment manufacturers and Tier 1 and Tier 2 suppliers that produce components used in vehicles and whose primary revenue source is automotive-related ("primary" defined as greater than 50%) and (b) other manufacturers that produce components used in vehicles and whose primary revenue source is automotive-related. Loans less than $1 million and loans recorded in the Small Business division were excluded from the definition. Foreign ownership consists of North American affiliates of foreign automakers and suppliers.

        A summary of loans outstanding and total exposure from loans, unused commitments and standby letters of credit and financial guarantees, to companies related to the automotive industry follows:

	December 31
	2008			2007
	Loans Outstanding	Percent of Total Loans	Total Exposure	Loans Outstanding	Percent of Total Loans	Total Exposure
	(in millions)
Production:
Domestic	$1,219		$2,151	$1,415		$2,571
Foreign	238		709	391		1,133

Total production	1,457	2.9%	2,860	1,806	3.6%	3,704
Dealer:
Floor plan	2,295		3,831	2,817		4,228
Other	2,360		2,815	2,567		3,108

Total dealer	4,655	9.2%	6,646	5,384	10.6%	7,336

Total automotive	$6,112	12.1%	$9,506	$7,190	14.2%	$11,040

        At December 31, 2008, dealer loans, as shown in the table above, totaled $4.7 billion, of which approximately $3.0 billion, or 64 percent, were to foreign franchises, $1.2 billion, or 25 percent, were to domestic franchises and $499 million, or 11 percent, were to other. Other dealer loans include obligations where a primary franchise was indeterminable, such as loans to large public dealership consolidators, and rental car, leasing, heavy truck and recreation vehicle companies.

        Nonaccrual loans to automotive borrowers totaled $17 million, or approximately two percent of total nonaccrual loans at December 31, 2008. Total automotive net loan charge-offs were $6 million in 2008. The following table presents a summary of automotive net loan and credit-related charge-offs for the years ended December 31, 2008 and 2007.

	Years Ended December 31
	2008	2007
	(in millions)
Production:
Domestic	$6	$3
Foreign	—	(5)

Total production	$6	$(2)
Dealer	—	—

Total automotive net loan charge-offs (recoveries)	$6	$(2)

Total automotive charge-offs from the sale of unused commitments *	$—	$3

*
Primarily related to domestic-owned production companies.

        All other industry concentrations, as defined by management, individually represented less than 10 percent of total loans at December 31, 2008.

Commercial Real Estate Lending

        The Corporation limits risk inherent in its commercial real estate lending activities by limiting exposure to those borrowers directly involved in the commercial real estate markets and adhering to conservative policies on loan-to-value ratios for such loans. Commercial real estate loans, consisting of real estate construction and commercial mortgage loans, totaled $15.0 billion at December 31, 2008, of which $5.5 billion, or 36 percent, were to borrowers in the Commercial Real Estate business line and the remaining 64 percent was primarily owner-occupied commercial mortgage loans. Increased nonaccrual loans, reserves and net charge-offs in the Commercial Real Estate business line reflected challenges in the residential real estate development business in California and Michigan.

        The real estate construction loan portfolio contains loans primarily made to long-time customers with satisfactory completion experience. However, the unprecedented decline in California residential activity proved too difficult for many of the smaller developers. The real estate construction loan portfolio totaled $4.5 billion and included approximately 1,200 loans, of which 44 percent had balances less than $1 million at December 31, 2008. The commercial mortgage loan portfolio totaled $10.5 billion at December 31, 2008 and included approximately 8,800 loans, of which 73 percent had balances of less than $1 million. This total included $8.9 billion of primarily owner-occupied commercial mortgage loans.

        The geographic distribution of commercial real estate loan borrowers is an important factor in diversifying credit risk. The following table indicates, by location of property and by project type, the diversification of the

Corporation's real estate construction and commercial mortgage loans to borrowers in the Commercial Real Estate business line.

	December 31, 2008
	Location of Property
Project Type:	Western	Michigan	Texas	Florida	Other Markets	Total	Percent of Total
	(dollar amounts in millions)
Real estate construction loans:
Commercial Real Estate business line:
Residential:
Single Family	$611	$67	$94	$179	$95	$1,046	26%
Land Development	223	73	119	35	15	465	12

Total Residential	834	140	213	214	110	1,511	38
Other construction:
Retail	223	138	343	74	54	832	21
Multi-family	160	8	180	127	121	596	16
Multi-use	197	34	48	58	65	402	11
Office	142	21	92	11	31	297	8
Commercial	29	28	25	5	18	105	3
Land Development	4	7	16	—	33	60	2
Other	5	—	7	—	16	28	1

Total	$1,594	$376	$924	$489	$448	$3,831	100%

Commercial mortgage loans:
Commercial Real Estate business line:
Residential:
Single Family	$36	$3	$7	$9	$5	$60	4%
Land Carry	137	82	44	58	23	344	21

Total Residential	173	85	51	67	28	404	25
Other commercial mortgage:
Multi-family	29	66	65	109	34	303	19
Land Carry	166	72	18	27	12	295	18
Office	100	58	37	18	6	219	14
Retail	95	58	5	3	51	212	13
Commercial	67	35	7	—	12	121	7
Multi-use	7	11	—	—	28	46	3
Other	—	1	—	—	18	19	1

Total	$637	$386	$183	$224	$189	$1,619	100%

        Of the $3.8 billion of real estate construction loans in the Commercial Real Estate business line, $258 million were on nonaccrual status at December 31, 2008, which consisted of Single Family ($207 million) and Land Development ($51 million) project types, primarily located in the Western market.

        Commercial mortgage loans in the Commercial Real Estate business line totaled $1.6 billion and included $131 million of nonaccrual loans at December 31, 2008, mostly comprised of Land Carry projects ($88 million), primarily located in Michigan, Florida and the Western market, Single Family projects located in the Western market and multi-family projects located in Florida.

        Net credit-related charge-offs in the Commercial Real Estate business line were $266 million in 2008, including $192 million in the Western market, substantially all in the residential real estate development business, and $51 million in the Midwest market.

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

        The Asset and Liability Policy Committee establishes and monitors compliance with the policies and risk limits pertaining to market risk management activities. The Asset and Liability Policy Committee meets regularly to discuss and review market risk management strategies and is comprised of executive and senior management from various areas of the Corporation, including finance, lending, deposit gathering and risk management.

Interest Rate Risk

        Net interest income, which is derived principally from the difference between interest earned on loans and investment securities and interest paid on deposits and other funding sources, is the predominant source of revenue for the Corporation. Interest rate risk arises primarily through the Corporation's core business activities of extending loans and accepting deposits. The Corporation's balance sheet is predominantly characterized by floating rate commercial loans funded by a combination of core deposits and wholesale borrowings. This creates a natural imbalance between the floating rate loan portfolio and the more slowly repricing deposit products. The result is that growth in our core businesses will lead to a greater sensitivity to interest rate movements, without mitigating actions. Examples of such actions are purchasing investment securities, primarily fixed rate, which provide liquidity to the balance sheet and act to mitigate the inherent interest sensitivity and hedging the sensitivity with interest rate swaps. The Corporation actively manages its exposure to interest rate risk, with the principal objective of optimizing net interest income and economic value of equity while operating within acceptable limits established for interest rate risk and maintaining adequate levels of funding and liquidity.

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

        The Corporation frequently evaluates net interest income under various balance sheet and interest rate scenarios, using simulation modeling analysis as its principal risk management evaluation technique. The results of these analyses provide the information needed to assess the balance sheet structure. Changes in economic activity, different from those management included in its simulation analyses, whether domestically or internationally, could translate into a materially different interest rate environment than currently expected. Management evaluates a base case net interest income under an unchanged interest rate environment and what is believed to be the most likely balance sheet structure. This base case net interest income is then evaluated against non-parallel interest rate scenarios that gradually increase and decrease approximately 200 basis points in a linear fashion from the base case over twelve months (but no lower than zero percent). Due to the current low level of interest rates, the December 31, 2008 analysis reflects a declining interest rate scenario of a 25 basis point drop, while the rising interest rate scenario reflects a gradual 200 basis point rise. In addition, adjustments to asset prepayment levels, yield curves, and overall balance sheet mix and growth assumptions are made to be consistent with each interest rate scenario. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. However, the model can indicate the likely direction of change. Derivative instruments entered into for risk management purposes are included in these analyses.

        The table below, as of December 31, 2008 and 2007, displays the estimated impact on net interest income during the next 12 months by relating the base case scenario results to those from the rising and declining rate scenarios described above.

  Sensitivity of Net Interest Income to Changes in Interest Rates

	December 31, 2008			December 31, 2007
	Amount	%		Amount	%
	(in millions)			(in millions)
Change in Interest Rates:			Change in Interest Rates:
+200 basis points	85	5	+200 basis points	38	2
–25 basis points (to zero percent)	(19)	(1)	–200 basis points	(36)	(2)

        Corporate policy limits adverse change to no more than four percent of management's most likely net interest income forecast and the Corporation was within this policy guideline at December 31, 2008. The change in interest rate sensitivity from December 31, 2007 to December 31, 2008 was driven by changes in the absolute level of interest rates and the addition of $2.25 billion in Tier 1 capital from the issuance of fixed rate cumulative perpetual preferred stock, resulting from the Corporation's fourth quarter 2008 participation in the Purchase Program. Changes in interest rates will continue to impact the Corporation's net interest income in 2009. Interest rate risk is actively managed principally through the use of either on-balance sheet financial instruments or interest rate swaps to achieve the desired risk profile.

        In addition to the simulation analysis, an economic value of equity analysis is performed for a longer term view of the interest rate risk position. The economic value of equity analysis begins with an estimate of the mark-to-market valuation of the Corporation's balance sheet and then applies the estimated impact of rate movements upon the market value of assets, liabilities and off-balance sheet instruments. The economic value of equity is then calculated as the difference between the estimated market value of assets and liabilities net of the impact of off-balance sheet instruments. The estimated market value change in the economic value of equity is then compared to the corporate policy guideline limiting such adverse change to 15 percent of the base economic value of equity as a result of a parallel 200 basis point rate shock (but no lower than zero percent). The Corporation was within this policy parameter at December 31, 2008. A variety of alternative scenarios are performed to measure the impact on economic value of equity, including changes in the level, slope and shape of the yield curve.

  Sensitivity of Economic Value of Equity to Changes in Interest Rates

	December 31, 2008			December 31, 2007
	Amount	%		Amount	%
	(in millions)			(in millions)
Change in Interest Rates:			Change in Interest Rates:
+200 basis points	585	5	+200 basis points	241	3
–25 basis points (to zero percent)	(134)	(1)	–200 basis points	(789)	(9)

        The change in economic value of equity sensitivity from December 31, 2007 to December 31, 2008 noted in the table above resulted from the same reasons cited in the interest rate sensitivity discussion above.

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

Risk Management Derivative Instruments

Risk Management Notional Activity	Interest Rate Contracts	Foreign Exchange Contracts	Totals
	(in millions)
Balance at January 1, 2007	$8,453	$551	$9,004
Additions	400	4,035	4,435
Maturities/amortizations	(3,452)	(4,037)	(7,489)
Foreign currency translation adjustment	1	—	1

Balance at December 31, 2007	$5,402	$549	$5,951
Additions	1,850	5,252	7,102
Maturities/amortizations	(3,702)	(5,257)	(8,959)
Terminations	(150)	—	(150)

Balance at December 31, 2008	$3,400	$544	$3,944

        The notional amount of risk management interest rate swaps totaled $3.4 billion at December 31, 2008, and $5.4 billion at December 31, 2007. The decrease in notional amount of $2.0 billion from December 31, 2007 to December 31, 2008 reflects maturities. The fair value of risk management interest rate swaps was a net unrealized gain of $396 million at December 31, 2008, compared to a net unrealized gain of $143 million at December 31, 2007.

        For the year ended December 31, 2008, risk management interest rate swaps generated $67 million of net interest income, compared to $55 million of net interest expense for the year ended December 31, 2007. The increase in swap income for 2008, compared to 2007, was primarily due to maturities in 2007 of interest rate swaps that carried a negative spread.

        Table 11 summarizes the expected maturity distribution of the notional amount of risk management interest rate swaps and provides the weighted average interest rates associated with amounts to be received or paid as of December 31, 2008. Swaps have been grouped by asset and liability designation.

        In addition to interest rate swaps, the Corporation employs various other types of derivative instruments as offsetting positions to mitigate exposures to interest rate and foreign currency risks associated with specific assets and liabilities (e.g., customer loans or deposits denominated in foreign currencies). Such instruments may include interest rate caps and floors, purchased put options, foreign exchange forward contracts and foreign exchange swap agreements. The aggregate notional amounts of these risk management derivative instruments at December 31, 2008 and 2007 were $544 million and $549 million, respectively.

        During 2008, the Corporation terminated an interest rate swap with a notional amount of $150 million that was designated as a fair value hedge. The pre-tax gain of $35 million realized on the termination will be recognized in net interest income over the remaining life of the related debt (15 years). The swap was replaced with another interest rate swap with a notional amount of $150 million with a different counterparty.

        Further information regarding risk management derivative instruments is provided in Notes 1, 11, and 20 to the consolidated financial statements.

TABLE 11:  REMAINING EXPECTED MATURITY OF RISK MANAGEMENT INTEREST RATE SWAPS

(dollar amounts in millions)	2009	2010	2011	2012	2013	2014–2026	Dec. 31, 2008 Total	Dec. 31, 2007 Total
Variable rate asset designation:
Generic receive fixed swaps	$—	$900	$800	$—	$—	$—	$1,700	$3,200
Weighted average: (1)
Receive rate	—%	5.64%	4.75%	—%	—%	—%	5.22%	7.02%
Pay rate	—	3.43	3.70	—	—	—	3.56	7.37
Fixed rate asset designation:
Pay fixed swaps
Amortizing	$—	$—	$—	$—	$—	$—	$—	$2
Weighted average:
Receive rate	—%	—%	—%	—%	—%	—%	—%	4.74%
Pay rate	—	—	—	—	—	—	—	3.52
Medium- and long-term debt designation:
Generic receive fixed swaps	$100	$—	$—	$—	$—	$1,600	$1,700	$2,200
Weighted average: (1)
Receive rate	6.06%	—%	—%	—%	—%	5.73%	5.75%	5.90%
Pay rate	3.88	—	—	—	—	3.31	3.34	5.14

Total notional amount	$100	$900	$800	$—	$—	$1,600	$3,400	$5,402

(1)
Variable rates paid on receive fixed swaps are based on prime (with various maturities) rates in effect at December 31, 2008.

Customer-Initiated and Other Derivative Instruments

Customer-Initiated and Other Notional Activity	Interest Rate Contracts	Energy Derivative Contracts	Foreign Exchange Contracts	Totals
	(in millions)
Balance at January 1, 2007	$5,567	$1,105	$2,893	$9,565
Additions	4,277	765	102,903	107,945
Maturities/amortizations	(810)	(389)	(103,081)	(104,280)
Terminations	(526)	—	—	(526)

Balance at December 31, 2007	$8,508	$1,481	$2,715	$12,704
Additions	5,454	1,670	108,886	116,010
Maturities/amortizations	(1,140)	(918)	(108,878)	(110,936)
Terminations	(480)	(88)	—	(568)

Balance at December 31, 2008	$12,342	$2,145	$2,723	$17,210

        The Corporation writes and purchases interest rate caps and enters into foreign exchange contracts, interest rate swaps and energy derivative contracts to accommodate the needs of customers requesting such services. Customer-initiated and other notional activity represented 81 percent of total interest rate, energy and foreign exchange contracts at December 31, 2008, compared to 68 percent at December 31, 2007. Refer to Notes 1 and 20 to the consolidated financial statements for further information regarding customer-initiated and other derivative instruments.

Warrants for Nonmarketable Equity Securities

        The Corporation holds approximately 780 warrants for generally nonmarketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. As discussed in Note 1 to the consolidated financial statements, warrants that have a net exercise provision or non-contingent put right embedded in the warrant agreement are classified as derivatives which must be recorded at fair value (approximately 400 warrants at December 31, 2008). The value of all warrants that are carried at fair value ($8 million at December 31, 2008) is at risk to changes in equity markets, general economic conditions and other factors. The majority of new warrants obtained as part of the loan origination process no longer contain an embedded net exercise provision. Effective January 1, 2008, the Corporation adopted SFAS No. 157, "Fair Value Measurements", (SFAS 157), as discussed in Note 1 to the consolidated financial statements. Upon adoption, the estimated fair value of warrants carried at fair value was adjusted to reflect a discount for lack of liquidity, resulting in a $2 million pre-tax charge to earnings. For further information regarding the valuation of warrants accounted for as derivatives, refer to the "Critical Accounting Policies" section of this financial review.

Liquidity Risk and Off-Balance Sheet Arrangements

        Liquidity is the ability to meet financial obligations through the maturity or sale of existing assets or the acquisition of additional funds. The Corporation has various financial obligations, including contractual obligations and commercial commitments, which may require future cash payments. The following contractual obligations table summarizes the Corporation's noncancelable contractual obligations and future required minimum payments, and includes unrecognized tax benefits in "other long-term obligations". Refer to Notes 7, 10, 11, 12 and 17 to the consolidated financial statements for further information regarding these contractual obligations.

Contractual Obligations

	Minimum Payments Due by Period
December 31, 2008	Total	Less than 1 Year	1–3 Years	3–5 Years	More than 5 Years
	(in millions)
Deposits without a stated maturity *	$25,385	$25,385	$—	$—	$—
Certificates of deposit and other deposits with a stated maturity *	16,570	15,014	1,429	86	41
Short-term borrowings *	1,749	1,749	—	—	—
Medium- and long-term debt *	14,685	3,675	3,975	3,520	3,515
Operating leases	636	64	121	101	350
Commitments to fund low income housing partnerships	88	57	27	2	2
Other long-term obligations	309	85	67	16	141

Total contractual obligations	$59,422	$46,029	$5,619	$3,725	$4,049

Medium- and long-term debt * (parent company only)	$965	$—	$150	$—	$815

*
Deposits and borrowings exclude accrued interest.

        The Corporation has other commercial commitments that impact liquidity. These commitments include commitments to purchase and sell earning assets, commitments to fund private equity and venture capital investments, unused commitments to extend credit, standby letters of credit and financial guarantees, and commercial letters of credit. The following commercial commitments table summarizes the Corporation's commercial commitments and expected expiration dates by period.

Commercial Commitments

	Expected Expiration Dates by Period
December 31, 2008	Total	Less than 1 Year	1–3 Years	3–5 Years	More than 5 Years
	(in millions)
Commitments to purchase investment securities	$1,312	$1,312	$—	$—	$—
Commitments to sell investment securities	10	10	—	—	—
Commitments to fund private equity and venture capital investments	36	1	3	7	25
Unused commitments to extend credit	28,025	12,287	9,420	4,436	1,882
Standby letters of credit and financial guarantees	6,240	3,894	1,429	858	59
Commercial letters of credit	156	140	16	—	—

Total commercial commitments	$35,779	$17,644	$10,868	$5,301	$1,966

        Since many of these commitments expire without being drawn upon, the total amount of these commercial commitments does not necessarily represent the future cash requirements of the Corporation. Refer to the "Other Market Risks" section below and Note 20 to the consolidated financial statements for a further discussion of these commercial commitments.

        Since market disruptions began in the latter half of 2008, it has been increasingly difficult for market participants to borrow funds with maturities beyond one year. The Corporation satisfies liquidity requirements with various funding sources. The Corporation may access the purchased funds market, which is comprised of certificates of deposit issued to institutional investors in denominations in excess of $100,000 and to retail customers in denominations of less than $100,000 through brokers ("other time deposits" on the consolidated balance sheets), foreign office time deposits and short-term borrowings. Purchased funds totaled $9.5 billion at December 31, 2008, compared to $10.2 billion and $7.8 billion at December 31, 2007 and 2006, respectively. Capacity for incremental purchased funds at December 31, 2008 consisted mostly of federal funds purchased, brokered certificates of deposits, securities sold under agreements to repurchase and borrowings under the Federal Reserve Term Auction Facility. In February 2008, the Bank became a member of the Federal Home Loan Bank of Dallas, Texas (FHLB), which provides short- and long-term funding to its members through advances collateralized by real estate-related assets. The actual borrowing capacity is contingent on the amount of collateral available to be pledged to the FHLB. As of December 31, 2008, the Corporation had $8.0 billion of outstanding borrowings from the FHLB with original maturities ranging from 1-6 years, and substantial collateral to support additional borrowings. Another source of funding, if needed, would be liquid assets, including cash and due from banks, federal funds sold and securities purchased under agreements to resell, interest-bearing deposits with the Federal Reserve and other banks, other short-term investments and investment securities available-for-sale, which totaled $12.8 billion at December 31, 2008, compared to $8.1 billion at December 31, 2007. Additionally, the Corporation also had available approximately $10 billion from a collateralized borrowing account with the Federal Reserve Bank and, if market conditions were to permit, could issue up to $11.1 billion of debt under an existing $15 billion medium-term senior note program which allows the principal banking subsidiary to issue debt with maturities between one and 30 years at December 31, 2008.

        In addition, as previously discussed, in the fourth quarter 2008, the Corporation elected to participate in the TLG Program announced by the FDIC in October 2008. Under the TLG Program, up to $5.2 billion of senior unsecured debt issued by the Bank between October 14, 2008 and June 30, 2009 with a maturity of more than 30 days is eligible to be guaranteed by the FDIC. Debt guaranteed by the FDIC is backed by the full faith and credit of the United States. The guarantee expires at the earlier of the maturity date of the issued debt or June 30, 2012. All senior unsecured debt issued under the TLG Program will be subject to an annualized fee ranging from 50 basis points to 100 basis points of the amount of debt, based on maturity. At December 31, 2008, there was approximately $3 million of senior unsecured debt outstanding in the form of bank-to-bank deposits issued under the TLG Program.

        The ability of the Corporation and the Bank to raise funds at competitive rates is impacted by rating agencies' views of the credit quality, liquidity, capital and earnings of the Corporation and the Bank. As of December 31, 2008, the four major rating agencies had assigned the following ratings to long-term senior unsecured obligations of the Corporation and the Bank.

December 31, 2008	Comerica Incorporated	Comerica Bank
Standard and Poor's	A	A+
Moody's Investors Service	A2	A1
Fitch Ratings	A+	A+
Dominion Bond Rating Service	A	A (high)

        The parent company held $11 million of cash and cash equivalents and $2.3 billion of short-term investments with a subsidiary bank at December 31, 2008, mostly from the Purchase Program proceeds. Refer to the "Preferred Stock Dividends" section of this financial review for further information. A source of liquidity for the parent company is dividends from its subsidiaries. As discussed in Note 19 to the consolidated financial statements, banking subsidiaries are subject to regulation and may be limited in their ability to pay dividends or transfer funds to the parent company. During 2009, the banking subsidiaries can pay dividends up to $62 million plus 2009 net profits without prior regulatory approval. One measure of current parent company liquidity is investment in subsidiaries as a percentage of shareholders' equity. An amount over 100 percent represents the reliance on subsidiary dividends to repay liabilities. As of December 31, 2008, the ratio was 80 percent. Refer to the "Contractual Obligations" table in this financial review for information on parent company future minimum payments on medium- and long-term debt.

        The Corporation regularly evaluates its ability to meet funding needs in unanticipated, stressed environments. In conjunction with the quarterly 200 basis point interest rate shock analyses, discussed in the "Interest Rate Sensitivity" section of this financial review, liquidity ratios and potential funding availability are examined. Each quarter, the Corporation also evaluates its ability to meet liquidity needs under a series of broad events, distinguished in terms of duration and severity. The evaluation projects that sufficient sources of liquidity are available in each series of events.

        The Corporation also holds a significant interest in certain variable interest entities (VIE's), in which it is not the primary beneficiary and does not consolidate. These unconsolidated VIE's are principally private equity and venture capital funds, or low income housing limited partnerships. The Corporation defines a significant interest in a VIE as a subordinated interest that exposes it to a significant portion of the VIE's expected losses or residual returns. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity's outstanding voting stock. Variable interests are defined as contractual, ownership, or other monetary interests in an entity that change with fluctuations in the entity's net asset value. A company must consolidate an entity depending on whether the entity is a voting rights entity or a VIE. Refer to the "principles of consolidation" section in Note 1 of the consolidated financial statements for a summarization of the Corporation's consolidation policy. Also, refer to Note 22 of the consolidated financial statements for a discussion of the Corporation's involvement in VIE's, including those in which it holds a significant interest but for which it is not the primary beneficiary.

Other Market Risks

        The Corporation's market risk related to trading instruments is not significant, as trading activities are limited. Certain components of the Corporation's noninterest income, primarily fiduciary income, are at risk to fluctuations in the market values of underlying assets, particularly equity securities. Other components of noninterest income, primarily brokerage fees, are at risk to changes in the level of market activity.

        Share-based compensation expense recognized by the Corporation is dependent upon the fair value of stock options and restricted stock at the date of grant. The fair value of both stock options and restricted stock is impacted by the market price of the Corporation's stock on the date of grant and is at risk to changes in equity markets, general economic conditions and other factors. For further information regarding the valuation of stock options and restricted stock, refer to the "Critical Accounting Policies" section of this financial review.

Nonmarketable Equity Securities

        At December 31, 2008, the Corporation had a $64 million portfolio of investments in private equity and venture capital funds, with commitments of $36 million to fund additional investments in future periods. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors. The majority of these investments are not readily marketable, and are reported in other assets. The investments are individually reviewed for impairment on a quarterly basis, by comparing the carrying value to the estimated fair value. For further information regarding the valuation of nonmarketable equity securities, refer to the "Critical Accounting Policies" section of this financial review. Approximately $14 million of the underlying equity and debt (primarily equity) in these funds are to companies in the automotive industry. The automotive-related positions do not represent a majority of any one fund's investments; therefore the exposure related to these positions is mitigated by the performance of other investment interests within the fund's portfolio of companies. Income from indirect private equity and venture capital funds in 2008 was $8 million, which was more than offset by $15 million of write-downs recognized on such investments in 2008. The following table provides information on the Corporation's private equity and venture capital funds investment portfolio.

December 31, 2008
(dollar amounts in millions)
Number of investments	136
Balance of investments	$64
Largest single investment	6
Commitments to fund additional investments	36

OPERATIONAL RISK

        Operational risk represents the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. The definition includes legal risk, which is the risk of loss resulting from failure to comply with laws and regulations as well as prudent ethical standards and contractual obligations. It also includes the exposure to litigation from all aspects of an institution's activities. The definition does not include strategic or reputational risks. Although operational losses are experienced by all companies and are routinely incurred in business operations, the Corporation recognizes the need to identify and control operational losses, and seeks to limit losses to a level deemed appropriate by management after considering the nature of the Corporation's business and the environment in which it operates. Operational risk is mitigated through a system of internal controls that are designed to keep operating risks at appropriate levels. An Operational Risk Management Committee ensures appropriate risk management techniques and systems are maintained. The Corporation has developed a framework that includes a centralized operational risk management function and business/support unit risk coordinators responsible for managing operational risk specific to the respective business lines.

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

COMPLIANCE RISK

        Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from its failure to comply with regulations and standards of good banking practice. Activities which may expose the Corporation to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the Corporation's expansion of its banking center network and employment and tax matters.

        The Enterprise-Wide Compliance Committee, comprised of senior business unit managers, as well as, managers responsible for compliance, audit and overall risk, oversees compliance risk. This enterprise-wide approach provides a consistent view of compliance across the organization. The Enterprise-Wide Compliance Committee also ensures that appropriate actions are implemented in business units to mitigate risk to an acceptable level.

BUSINESS RISK

        Business risk represents the risk of loss due to impairment of reputation, failure to fully develop and execute business plans, failure to assess current and new opportunities in business, markets and products, and any other event not identified in the defined risk categories of credit, market, operational or compliance risks. Mitigation of the various risk elements that represent business risk is achieved through initiatives to help the Corporation better understand and report on the various risks. Wherever quantifiable, the Corporation intends to use situational analysis and other testing techniques to appreciate the scope and extent of these risks.

CRITICAL ACCOUNTING POLICIES

        The consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described in Note 1 to the consolidated financial statements. These policies require numerous estimates and strategic or economic assumptions, which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions or estimates could have a material impact on the Corporation's future financial condition and results of operations. The most critical of these significant accounting policies are the policies related to allowance for credit losses, certain valuation methodologies, pension plan accounting and income taxes. These policies are reviewed with the Audit Committee of the Board and are discussed more fully below.

ALLOWANCE FOR CREDIT LOSSES

        The allowance for credit losses (combined allowance for loan losses and allowance for credit losses on lending-related commitments) is calculated with the objective of maintaining a reserve sufficient to absorb estimated probable losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio, lending-related commitments, and other relevant factors. However, this evaluation is inherently subjective as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, an estimate of the value of collateral, including the fair value of assets (e.g., residential real estate developments and nonmarketable securities) with few transactions, many of which may be stressed, and an estimate of the probability of drawing on unused commitments.

Allowance for Loan Losses

        Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Consistent with this definition, all nonaccrual and reduced-rate loans are impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The valuation is reviewed and updated on a quarterly basis. While the determination of fair value may involve estimates, each estimate is unique to the individual loan, and none is individually significant.

        The allowance for loan losses provides for probable losses that have been identified with specific customer relationships and for probably losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by the Corporation's senior management. The corporation performs a detailed credit quality review quarterly on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk and may allocate a specific portion of the allowance to such loans based upon this review. The Corporation defines business loans as those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. The portion of the allowance allocated to the remaining business loans is determined by applying estimated loss ratios to loans in each risk category. Estimated loss ratios incorporate factors such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three major domestic geographic markets, as well as, mapping to bond tables. Since a loss ratio is applied to a large portfolio of loans, any variation between actual and assumed results could be significant. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have experienced above average losses, including portfolio exposures to Small Business loans, the high technology companies and the retail trade (gasoline delivery) industry. Furthermore, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have not yet manifested themselves in the risk rating, including portfolio exposures to the automotive industry.

        A portion of the allowance is also maintained to cover factors affecting the determination of probable losses inherent in the loan portfolio that are not necessarily captured by the application of estimated loss ratios or identified industry specific risks including the imprecision in the risk rating system and the risk associated with new customer relationships.

        The principle assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. To illustrate, if recent loss experience dictated that the estimated loss ratios would be changed by five percent (of the estimate) across all risk ratings, the allocated allowance as of December 31, 2008 would change by approximately $18 million.

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

        For further discussion of the methodology used in the determination of the allowance for credit losses, refer to the "Allowance for Credit Losses" section in this financial review, and Note 1 to the consolidated financial statements. To the extent actual outcomes differ from management estimates, additional provision for credit losses may be required that would adversely impact earnings in future periods. A substantial majority of the allowance is assigned to business segments. Any earnings impact resulting from actual outcomes differing from management estimates would primarily affect the Business Bank segment.

VALUATION METHODOLOGIES

Fair Value of Level 3 Financial Instruments

        On January 1, 2008, the Corporation adopted SFAS 157 which defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction (i.e., not a forced transaction, such as a liquidation or distressed sale) between market participants at the measurement date. FASB Staff Position SFAS 157-3 clarified the application of SFAS 157 in a market that is not active.

        SFAS 157 establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect management's estimates about market data. Level 1 and 2 valuations are based on quoted prices for identical instruments traded in active markets and quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 3 asset valuations are generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

        SFAS 157 differentiates between those assets and liabilities required to be carried at fair value at every reporting period ("recurring") and those assets and liabilities that are only required to be adjusted to fair value under certain circumstances ("nonrecurring"). Level 3 financial instruments recorded at fair value on a recurring basis include auction-rate securities, warrants for nonmarketable equity securities and securities not rated by a credit agency at December 31, 2008. Additionally, from time to time, the Corporation may be required to record at fair value other financial assets on a nonrecurring basis. Notes to the consolidated financial statements include information about the extent to which fair value is used to measure assets and liabilities and the valuation methodologies used.

        For assets and liabilities recorded at fair value, the Corporation's policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements for those items where there is an active market. In certain cases, when market observable inputs for model-based valuation techniques may not be readily available, the Corporation is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. The models used to determine fair value adjustments are periodically evaluated by management for relevance under current facts and circumstances.

        Changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, the Corporation would use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement.

        At December 31, 2008, $1.2 billion, or two percent of total assets, consisted of Level 3 financial instruments recorded at fair value on a recurring basis. The financial assets valued using Level 3 measurements primarily included auction-rate securities. At December 31, 2008, less than one percent of total liabilities, or $5 million, consisted of Level 3 financial instruments recorded at fair value on a recurring basis.

        At December 31, 2008, $1.1 billion, or two percent of total assets, consisted of Level 3 financial instruments recorded at fair value on a nonrecurring basis. The financial assets valued using Level 3 measurements on a nonrecurring basis included private equity investments, loan servicing rights and certain foreclosed assets. At December 31, 2008, no liabilities were measured at fair value on a nonrecurring basis.

        See Note 23 to the consolidated financial statements for a complete discussion on the Corporation's use of fair value of financial instruments and the related measurement techniques.

Restricted Stock and Stock Options

        The fair value of share-based compensation as of the date of grant is recognized as compensation expense on a straight-line basis over the vesting period. In 2008, the Corporation recognized total share-based compensation expense of $51 million. The option valuation model requires several inputs, including the risk-free interest rate, the expected dividend yield, expected volatility factors of the market price of the Corporation's common stock and the expected option life. For further discussion on the valuation model inputs, see Note 15 to the consolidated financial statements. Changes in input assumptions can materially affect the fair value estimates. The option valuation model is sensitive to the market price of the Corporation's stock at the grant date, which affects the fair value estimates and, therefore, the amount of expense recorded on future grants. Using the number of stock options granted in 2008 and the Corporation's stock price at December 31, 2008, a $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $4 million, from the assumed base, over the options' vesting period. The fair value of restricted stock is based on the market price of the Corporation's stock at the grant date. Using the number of restricted stock awards issued in 2008, a $5.00 per share increase in stock price would result in an increase in pretax expense of approximately $3 million, from the assumed base, over the awards' vesting period. Refer to Notes 1 and 15 to the consolidated financial statements for further discussion of share-based compensation expense.

Nonmarketable Equity Securities

        At December 31, 2008, the Corporation had a $64 million portfolio of investments in indirect private equity and venture capital funds, and had commitments to fund additional investments of $36 million in future periods. The majority of these investments are not readily marketable. The investments are individually reviewed for impairment, on a quarterly basis, by comparing the carrying value to the estimated fair value. The Corporation bases its estimates of fair value for the majority of its private equity and venture capital fund investments on the percentage ownership in the fair value of the entire fund, as reported by the fund's management. In general, the Corporation does not have the benefit of the same information regarding the fund's underlying investments as does the fund's management. Therefore, after indication that the fund's management adheres to accepted, sound and recognized valuation techniques, including concepts in SFAS 157, the Corporation generally utilizes the fair values assigned to the underlying portfolio investments by the fund's management. For those funds where fair value is not reported by the fund's management, the Corporation derives the fair value of the fund by estimating the fair value of each underlying investment in the fund. In addition to using qualitative information about each underlying investment, as provided by the fund's management, the Corporation gives consideration to information pertinent to the specific nature of the debt or equity investment, such as relevant market conditions, offering prices, operating results, financial conditions, exit strategy and other qualitative information, as available. The lack of an independent source to validate fair value estimates, including the impact of future capital calls and transfer restrictions, is an inherent limitation in the valuation process. The amount by which the carrying value exceeds the fair value that is determined to be other-than-temporary impairment is charged to current earnings and the carrying value of the investment is written down accordingly. While the determination of fair value involves estimates, no generic assumption is applied to all investments when evaluating for impairment. As such, each estimate is unique to the individual investment, and none is individually significant. The inherent uncertainty in the process of valuing equity securities for which a ready market is unavailable may cause our estimated values of these securities to differ significantly from the values that would have been derived had a ready market for the securities existed, and those differences could be material. The value of these investments is at risk to changes in equity markets, general economic conditions and a variety of other factors, which could result in an impairment charge in future periods.

Auction-Rate Securities

        As a result of the Corporation's 2008 repurchase, at par, of auction-rate securities held by certain customers in the fourth quarter 2008, the Corporation holds a portfolio of auction-rate securities accounted for as investment securities available-for-sale and stated at fair value of $1.1 billion at December 31, 2008. Due to the lack of a robust secondary auction-rate securities market with active fair value indications, fair value at December 31, 2008 was determined using an income approach based on a discounted cash flow model. Two significant assumptions were utilized in this model: discount rate (including a liquidity risk premium) and workout period. The discount rate was calculated using credit spreads of the underlying collateral or similar securities plus a liquidity risk premium. The liquidity risk premium was based on publicly available press releases and observed industry auction-rate securities valuations by third parties. The workout period was based on an assessment of publicly available information on efforts to re-establish functioning markets for these securities.

        The fair value of auction-rate securities recorded on the Corporation's consolidated balance sheets represents management's best estimate of the fair value of these instruments within the framework of existing accounting standards. Changes in the above material assumptions could result in significantly different valuations. For example, an increase or decrease in the liquidity premium of 100 basis points changes the fair value by about $20 million.

        The valuation of auction-rate securities is complex and is subject to a certain degree of management judgment. The inherent uncertainty in the process of valuing auction-rate securities for which a ready market is unavailable may cause estimated values of these auction-rate securities assets to differ from the values that would have been derived had a ready market for the auction-rate securities existed, and those differences could be significant. The use of an alternative valuation methodology or alternative approaches used to calculate material assumptions could result in significantly different estimated values for these assets. In addition, the value of auction-rate securities is at risk to changes in equity markets, general economic conditions and other factors.

Warrants for Nonmarketable Equity Securities

        The Corporation holds a portfolio of approximately 780 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. Warrants which contain a net exercise provision or non-contingent put right (approximately 400 warrants at December 31, 2008), are required to be accounted for as derivatives and recorded at fair value ($8 million at December 31, 2008). The fair value of the derivative warrant portfolio is reviewed quarterly and adjustments to the fair value are recorded quarterly in current earnings. Fair value is determined using a Black-Scholes valuation model, which has five inputs: risk-free rate, expected life, volatility, exercise price, and the per share market value of the underlying company. Key assumptions used in the December 31, 2008 valuation were as follows. The risk-free rate was estimated using the U.S. Treasury rate, as of the valuation date, corresponding with the expected life of the warrant. The Corporation used an expected term of approximately 70 percent of the remaining contractual term of each warrant. Volatility was estimated using an index of comparable publicly traded companies, based on the SIC codes. Where sufficient financial data exists, a market approach method was utilized to estimate the current value of the underlying company. When quoted market values were not available, an index method was utilized. Under the index method, the subject companies' values were "rolled-forward" from the inception date through the valuation date based on the change in value of an underlying index of guideline public companies. Less than half of the subject warrants were valued utilizing the index method. The estimated fair value of the underlying securities for warrants requiring valuation at fair value were adjusted for discounts related to lack of liquidity.

        The fair value of warrants recorded on the Corporation's consolidated balance sheets represents management's best estimate of the fair value of these instruments within the framework of existing accounting standards. Changes in the above assumptions could result in different valuations.

        The valuation of warrants is complex and is subject to a certain degree of management judgment. The inherent uncertainty in the process of valuing warrants for which a ready market is unavailable may cause estimated values of these warrant assets to differ from the values that would have been derived had a ready market for the warrant assets existed. The use of an alternative valuation methodology or alternative approaches used to calculate assumptions could result in different estimated values for these assets. In addition, the value of all warrants required to be carried at fair value is at risk to changes in equity markets, general economic conditions and other factors.

Preferred Stock and Related Warrant

        The Corporation issued 2.25 million shares of fixed rate cumulative perpetual preferred stock with a liquidation preference of $1,000 per share and granted a warrant to purchase 11.5 million shares of common stock in the Corporation at an exercise price of $29.40 per share as a result of the Corporation's participation in the U.S. Treasury's Capital Purchase Program (the Purchase Program). The preferred shares and related warrant were recorded in equity at fair value at inception.

        The fair value of the preferred shares at inception was calculated using an average of two valuation models: the Income Approach and the Market Approach. The fair value of the warrant at inception was calculated using a binomial lattice model. For the preferred shares valuation, the discounted cash flow method was utilized in applying the income approach, including the application of a discount rate, based on observable market data for the yield on debt issued by the Corporation, the Corporation's cost of equity and observable yields from publicly traded perpetual preferred stocks issued by companies in the banking industry. The market approach measured value through analysis of recent sales and comparable assets. The warrant valuation model required several inputs, including the risk-free interest rate, the expected dividend yield, expected volatility factors of the market price of the Corporation's common stock and the expected life of the warrant.

PENSION PLAN ACCOUNTING

        The Corporation has defined benefit plans in effect for substantially all full-time employees hired before January 1, 2007. Benefits under the plans are based on years of service, age and compensation. Assumptions are made concerning future events that will determine the amount and timing of required benefit payments, funding requirements and pension expense (income). The three major assumptions are the discount rate used in determining the current benefit obligation, the long-term rate of return expected on plan assets and the rate of compensation increase. The assumed discount rate is determined by matching the expected cash flows of the pension plans to a yield curve that is representative of long-term, high-quality fixed income debt instruments as of the measurement date, December 31. The second assumption, long-term rate of return expected on plan assets, is set after considering both long-term returns in the general market and long-term returns experienced by the assets in the plan. The current asset allocation and target asset allocation model for the plans is detailed in Note 16 of the consolidated financial statements. The expected returns on these various asset categories are blended to derive one long-term return assumption. The assets are invested in certain collective investment funds and mutual investment funds, equity securities, U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities and corporate bonds and notes. The third assumption, rate of compensation increase, is based on reviewing recent annual pension-eligible compensation increases as well as the expectation of future increases. The Corporation reviews its pension plan assumptions on an annual basis with its actuarial consultants to determine if the assumptions are reasonable and adjusts the assumptions to reflect changes in future expectations.

        The key actuarial assumptions that will be used to calculate 2009 expense for the defined benefit pension plans are a discount rate of 6.03 percent, a long-term rate of return on assets of 8.25 percent, and a rate of compensation increase of 4.00 percent. Pension expense in 2009 is expected to be approximately $55 million, an increase of $35 million from the $20 million recorded in 2008, primarily due to changes in the discount rate.

        Changing the 2009 key actuarial assumptions discussed above in 25 basis point increments would have the following impact on pension expense in 2009:

	25 Basis Point
	Increase	Decrease
	(in millions)
Key Actuarial Assumption
Discount rate	$(6.0)	$6.0
Long-term rate of return	(3.1)	3.1
Rate of compensation	2.9	(2.9)

        If the assumed long-term return on assets differs from the actual return on assets, the asset gains and losses are incorporated in the market-related value, which is used to determine the expected return on assets, over a five-year period. The Employee Benefits Committee, which is comprised of executive and senior managers from various areas of the Corporation, provides broad asset allocation guidelines to the asset manager, who reports results and investment strategy quarterly to the Employee Benefits Committee. Actual asset allocations are compared to target allocations by asset category and investment returns for each class of investment are compared to expected results based on broad market indices.

        Note 16 to the consolidated financial statements contains a table showing net funded status of the qualified defined benefit plan at year-end which was a liability of $85 million at December 31, 2008. Due to the long-term nature of pension plan assumptions, actual results may differ significantly from the actuarial-based estimates.

Differences between estimates and experience not recovered in the market or by future assumption changes are required to be recorded in shareholders' equity as part of accumulated other comprehensive income (loss) and amortized to pension expense in future years. For further information, refer to Note 1 to the consolidated financial statements. The actuarial net loss in the qualified defined benefit plan recognized in accumulated other comprehensive income (loss) at December 31, 2008 was a loss of $295 million, net of tax. In 2008, the actual loss on plan assets was $293 million, compared to an expected return on plan assets of $100 million. In 2007, the actual return on plan assets was $89 million, compared to an expected return on plan assets of $93 million. The Corporation may make contributions from time to time to the qualified defined benefit plan to mitigate the impact of the actuarial losses on future years. A contribution of $175 million was made to the plan in 2008. For the foreseeable future, the Corporation has sufficient liquidity to make such payments.

        Pension expense is recorded in "employee benefits" expense on the consolidated statements of income, and is allocated to business segments based on the segment's share of salaries expense. Given the salaries expense included in 2008 segment results, pension expense was allocated approximately 40 percent, 31 percent, 24 percent and 5 percent to the Retail Bank, Business Bank, Wealth & Institutional Management and Finance segments, respectively, in 2008.

INCOME TAXES

        The calculation of the Corporation's income tax provision and related tax accruals is complex and requires the use of estimates and judgments. The provision for income taxes is based on amounts reported in the consolidated statements of income (after deducting non-taxable items, principally income on bank-owned life insurance and deducting tax credits related to investments in low income housing partnerships) and includes deferred income taxes on temporary differences between the tax basis and financial reporting basis of assets and liabilities. Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions currently or in the future and are included in "accrued income and other assets" or "accrued expenses and other liabilities" on the consolidated balance sheets. The Corporation assesses the relative risks and merits of tax positions for various transactions after considering statutes, regulations, judicial precedent and other available information, and maintains tax accruals consistent with these assessments. The Corporation is subject to audit by taxing authorities that could question and/or challenge the tax positions taken by the Corporation.

        Included in net deferred taxes are deferred tax assets. Deferred tax assets are evaluated for realization based on available evidence and assumptions made regarding future events. In the event that the future taxable income does not occur in the manner anticipated, other initiatives could be undertaken to preclude the need to recognize a valuation allowance against the deferred tax asset. A valuation allowance is provided when it is more-likely-than-not that some portion of the deferred tax asset will not be realized. At December 31, 2008, there was a valuation allowance of approximately $1 million for certain state deferred tax assets.

        Changes in the estimate of accrued taxes occur due to changes in tax law, interpretations of existing tax laws, new judicial or regulatory guidance, and the status of examinations conducted by taxing authorities that impact the relative risks and merits of tax positions taken by the Corporation. These changes in the estimate of accrued taxes could be significant to the operating results of the Corporation. For further information on tax accruals and related risks, see Note 17 to the consolidated financial statements.

        On January 1, 2007, the Corporation adopted the provisions of FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109," (FIN 48). FIN 48 provides guidance on measurement, de-recognition of tax benefits, classification, accounting disclosure and transition requirements in accounting for uncertain tax positions. For further discussion of FIN 48, refer to Note 17 to the consolidated financial statements.

FORWARD-LOOKING STATEMENTS

        This report includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. In addition, the Corporation may make other written and oral communications from time to time that contain such statements. All statements regarding the Corporation's expected financial position, strategies and growth prospects and general economic conditions expected to exist in the future are forward-looking statements. The words, "anticipates," "believes," "feels," "expects," "estimates," "seeks," "strives," "plans," "intends," "outlook," "forecast," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions as they relate to the Corporation or its management, are intended to identify forward-looking statements.

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

        In addition to factors mentioned elsewhere in this report or previously disclosed in the Corporation's SEC reports (accessible on the SEC's website at www.sec.gov or on the Corporation's website at www.comerica.com), actual results could differ materially from forward-looking statements and future results could differ materially from historical performance due to a variety of reasons, including but not limited to, the following factors:

  •
  general political, economic or industry conditions, either domestically or internationally, may be less favorable than expected;

  •
  governmental monetary and fiscal policies may adversely affect the financial services industry and, therefore, impact the Corporation's financial condition and results of operations;

  •
  volatility and disruptions in the functioning of the financial markets and related liquidity issues could continue or worsen and, therefore, may adversely impact the Corporation's business, financial condition and results of operations;

  •
  changes in the performance and creditworthiness of our customers and other counterparties may adversely impact the Corporation's business, financial condition and results of operations;

  •
  the soundness of other financial institutions could adversely affect the Corporation;

  •
  there can be no assurances that recently enacted legislation, such as the Emergency Economic Stabilization Act of 2008, and actions taken by the United States Department of Treasury and the Federal Deposit Insurance Corporation (FDIC) for the purpose of stabilizing the financial markets will achieve their intended effects, and the impact of such legislation and regulatory programs on the Corporation cannot be reliably determined at this time;

  •
  unfavorable developments concerning credit quality could adversely affect the Corporation's financial results;

  •
  problems faced by residential real estate developers could adversely affect the Corporation;

  •
  businesses or industries in which the Corporation has lending concentrations, including, but not limited to, the automotive production industry and the real estate business, could suffer a significant decline, which could adversely affect the Corporation;

  •
  the introduction, implementation, withdrawal, success and timing of business initiatives and strategies, including, but not limited to, the opening of new banking centers, may be less successful or may be different than anticipated, which could adversely affect the Corporation's business;

  •
  utilization of technology to efficiently and effectively develop, market and deliver new products and services;

  •
  changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing, could adversely affect the Corporation's net interest income and balance sheet;

  •
  operational difficulties or information security problems could adversely affect the Corporation's business and operations;

  •
  competitive product and pricing pressures among financial institutions within the Corporation's markets may change;

  •
  customer borrowing, repayment, investment and deposit practices generally may be different than anticipated;

  •
  management's ability to maintain and expand customer relationships may differ from expectations;

  •
  management's ability to retain key officers and employees may change;

  •
  legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry in general;

  •
  changes in regulation or oversight may have a material adverse impact on the Corporation's operations;

  •
  methods of reducing risk exposures might not be effective;

  •
  terrorist activities or other hostilities may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and

  •
  natural disasters, including, but not limited to, hurricanes, tornadoes, earthquakes, fires, floods and the disruption of private or public utilities, may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	December 31
	2008	2007
	(in millions, except share data)
ASSETS
Cash and due from banks	$913	$1,440
Federal funds sold and securities purchased under agreements to resell	202	36
Interest-bearing deposits with banks	2,308	38
Other short-term investments	158	335
Investment securities available-for-sale	9,201	6,296
Commercial loans	27,999	28,223
Real estate construction loans	4,477	4,816
Commercial mortgage loans	10,489	10,048
Residential mortgage loans	1,852	1,915
Consumer loans	2,592	2,464
Lease financing	1,343	1,351
International loans	1,753	1,926

Total loans	50,505	50,743
Less allowance for loan losses	(770)	(557)

Net loans	49,735	50,186
Premises and equipment	683	650
Customers' liability on acceptances outstanding	14	48
Accrued income and other assets	4,334	3,302

Total assets	$67,548	$62,331

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$11,701	$11,920
Money market and NOW deposits	12,437	15,261
Savings deposits	1,247	1,325
Customer certificates of deposit	8,807	8,357
Other time deposits	7,293	6,147
Foreign office time deposits	470	1,268

Total interest-bearing deposits	30,254	32,358

Total deposits	41,955	44,278
Short-term borrowings	1,749	2,807
Acceptances outstanding	14	48
Accrued expenses and other liabilities	1,625	1,260
Medium- and long-term debt	15,053	8,821

Total liabilities	60,396	57,214
Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation value per share:
Authorized — 2,250,000 shares
Issued — 2,250,000 shares at 12/31/08	2,129	—
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/08 and 12/31/07	894	894
Capital surplus	722	564
Accumulated other comprehensive loss	(309)	(177)
Retained earnings	5,345	5,497
Less cost of common stock in treasury — 28,244,967 shares at 12/31/08 and 28,747,097 shares at 12/31/07	(1,629)	(1,661)

Total shareholders' equity	7,152	5,117

Total liabilities and shareholders' equity	$67,548	$62,331

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

	Years Ended December 31
	2008	2007	2006
	(in millions, except per share data)
INTEREST INCOME
Interest and fees on loans	$2,649	$3,501	$3,216
Interest on investment securities	389	206	174
Interest on short-term investments	13	23	32

Total interest income	3,051	3,730	3,422
INTEREST EXPENSE
Interest on deposits	734	1,167	1,005
Interest on short-term borrowings	87	105	130
Interest on medium- and long-term debt	415	455	304

Total interest expense	1,236	1,727	1,439

Net interest income	1,815	2,003	1,983
Provision for loan losses	686	212	37

Net interest income after provision for loan losses	1,129	1,791	1,946
NONINTEREST INCOME
Service charges on deposit accounts	229	221	218
Fiduciary income	199	199	180
Commercial lending fees	69	75	65
Letter of credit fees	69	63	64
Card fees	58	54	46
Brokerage fees	42	43	40
Foreign exchange income	40	40	38
Bank-owned life insurance	38	36	40
Net securities gains	67	7	—
Net gain (loss) on sales of businesses	—	3	(12)
Income from lawsuit settlement	—	—	47
Other noninterest income	82	147	129

Total noninterest income	893	888	855
NONINTEREST EXPENSES
Salaries	781	844	823
Employee benefits	194	193	184

Total salaries and employee benefits	975	1,037	1,007
Net occupancy expense	156	138	125
Equipment expense	62	60	55
Outside processing fee expense	104	91	85
Software expense	76	63	56
Customer services	13	43	47
Litigation and operational losses	103	18	11
Provision for credit losses on lending-related commitments	18	(1)	5
Other noninterest expenses	244	242	283

Total noninterest expenses	1,751	1,691	1,674

Income from continuing operations before income taxes	271	988	1,127
Provision for income taxes	59	306	345

Income from continuing operations	212	682	782
Income from discontinued operations, net of tax	1	4	111

NET INCOME	213	686	893
Preferred stock dividends	17	—	—

Net income applicable to common stock	$196	$686	$893

Basic earnings per common share:
Income from continuing operations	$1.30	$4.47	$4.88
Net income	1.31	4.49	5.57
Diluted earnings per common share:
Income from continuing operations	1.29	4.40	4.81
Net income	1.29	4.43	5.49
Cash dividends declared on common stock	348	393	380
Cash dividends declared per common share	2.31	2.56	2.36

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Comerica Incorporated and Subsidiaries

		Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Nonredeemable Preferred Stock	Shares Outstanding	Amount	Capital Surplus		Retained Earnings	Treasury Stock	Total Shareholders' Equity
	(in millions, except per share data)
BALANCE AT JANUARY 1, 2006	$—	162.9	$894	$461	$(170)	$4,796	$(913)	$5,068
Net income	—	—	—	—	—	893	—	893
Other comprehensive income, net of tax	—	—	—	—	55	—	—	55

Total comprehensive income								948
Cash dividends declared on common stock ($2.36 per share)	—	—	—	—	—	(380)	—	(380)
Purchase of common stock	—	(6.7)	—	—	—	—	(384)	(384)
Net issuance of common stock under employee stock plans	—	1.7	—	(15)	—	(27)	95	53
Share-based compensation	—	—	—	57	—	—	—	57
Employee deferred compensation obligations	—	(0.3)	—	17	—	—	(17)	—
SFAS 158 transition adjustment, net of tax	—	—	—	—	(209)	—	—	(209)

BALANCE AT DECEMBER 31, 2006	$—	157.6	$894	$520	$(324)	$5,282	$(1,219)	$5,153
FSP 13-2 transition adjustment, net of tax	—	—	—	—	—	(46)	—	(46)
FIN 48 transition adjustment, net of tax	—	—	—	—	—	(6)	—	(6)

BALANCE AT JANUARY 1, 2007	$—	157.6	$894	$520	$(324)	$5,230	$(1,219)	$5,101
Net income	—	—	—	—	—	686	—	686
Other comprehensive income, net of tax	—	—	—	—	147	—	—	147

Total comprehensive income								833
Cash dividends declared on common stock ($2.56 per share)	—	—	—	—	—	(393)	—	(393)
Purchase of common stock	—	(10.0)	—	—	—	—	(580)	(580)
Net issuance of common stock under employee stock plans	—	2.4	—	(16)	—	(26)	139	97
Share-based compensation	—	—	—	59	—	—	—	59
Employee deferred compensation obligations	—	—	—	1	—	—	(1)	—

BALANCE AT DECEMBER 31, 2007	$—	150.0	$894	$564	$(177)	$5,497	$(1,661)	$5,117
Net income	—	—	—	—	—	213	—	213
Other comprehensive loss, net of tax	—	—	—	—	(132)	—	—	(132)

Total comprehensive income								81
Cash dividends declared on common stock ($2.31 per share)	—	—	—	—	—	(348)	—	(348)
Purchase of common stock	—	—	—	—	—	—	(1)	(1)
Issuance of preferred stock and related warrant	2,126	—	—	124	—	—	—	2,250
Accretion of discount on preferred stock	3	—	—	—	—	(3)	—	—
Net issuance of common stock under employee stock plans	—	0.5	—	(19)	—	(14)	33	—
Share-based compensation	—	—	—	53	—	—	—	53

BALANCE AT DECEMBER 31, 2008	$2,129	150.5	$894	$722	$(309)	$5,345	$(1,629)	$7,152

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Comerica Incorporated and Subsidiaries

	Years Ended December 31,
	2008	2007	2006
	(in millions)
OPERATING ACTIVITIES
Net income	$213	$686	$893
Income from discontinued operations, net of tax	1	4	111

Income from continuing operations, net of tax	212	682	782
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	686	212	37
Provision for credit losses on lending-related commitments	18	(1)	5
Provision (benefit) for deferred income taxes	(99)	(53)	12
Depreciation and software amortization	114	96	84
Auction-rate securities charge	88	—	—
Lease income charge	38	—	—
Share-based compensation expense	51	59	57
Net amortization of securities	(11)	(3)	(2)
Net securities gains	(67)	(7)	—
Net (gain) loss on sales of businesses	—	(3)	12
Contribution to qualified pension plan	(175)	—	—
Excess tax benefits from share-based compensation arrangements	—	(9)	(9)
Net (increase) decrease in trading securities	(6)	61	(50)
Net decrease in loans held-for-sale	99	14	78
Net decrease (increase) in accrued income receivable	82	1	(65)
Net (decrease) increase in accrued expenses	(306)	36	25
Other, net	137	(75)	(66)
Discontinued operations, net	1	4	75

Net cash provided by operating activities	862	1,014	975
INVESTING ACTIVITIES
Proceeds from sales of investment securities available-for-sale	156	7	1
Proceeds from maturities of investment securities available-for-sale	1,667	882	1,337
Purchases of investment securities available-for-sale	(4,496)	(3,519)	(747)
Purchases of Federal Home Loan Bank stock	(353)	—	—
Net increase in loans	(259)	(3,561)	(4,324)
Net increase in fixed assets	(166)	(189)	(163)
Net decrease in customers' liability on acceptances outstanding	34	8	3
Proceeds from sales of businesses	—	3	43
Discontinued operations, net	—	—	221

Net cash used in investing activities	(3,417)	(6,369)	(3,629)
FINANCING ACTIVITIES
Net (decrease) increase in deposits	(2,299)	(1,295)	2,496
Net (decrease) increase in short-term borrowings	(1,058)	2,172	333
Net decrease in acceptances outstanding	(34)	(8)	(3)
Proceeds from issuance of medium- and long-term debt	8,000	4,335	3,326
Repayments of medium- and long-term debt	(2,000)	(1,529)	(1,303)
Proceeds from issuance of preferred stock and related warrants	2,250	—	—
Proceeds from issuance of common stock under employee stock plans	1	89	45
Excess tax benefits from share-based compensation arrangements	—	9	9
Purchase of common stock for treasury	(1)	(580)	(384)
Dividends paid	(395)	(390)	(377)
Discontinued operations, net	—	—	—

Net cash provided by financing activities	4,464	2,803	4,142

Net increase (decrease) in cash and cash equivalents	1,909	(2,552)	1,488
Cash and cash equivalents at beginning of year	1,514	4,066	2,578

Cash and cash equivalents at end of year	$3,423	$1,514	$4,066

Interest paid	$1,266	$1,703	$1,385

Income taxes paid	$241	$402	$299

Noncash investing and financing activities:
Loans transferred to other real estate	$65	$20	$13
Loans transferred from held-for-sale to portfolio	84	—	—
Loans transferred from portfolio to held-for-sale	—	83	74

See notes to consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 1 — Summary of Significant Accounting Policies

Organization

        Comerica Incorporated (the Corporation) is a registered financial holding company headquartered in Dallas, Texas. The Corporation's major business segments are the Business Bank, the Retail Bank and Wealth & Institutional Management. For further discussion of each business segment, refer to Note 25. The core businesses are tailored to each of the Corporation's four primary geographic markets: Midwest, Western, Texas and Florida. The Corporation and its banking subsidiaries are regulated at both the state and federal levels.

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

        The Corporation consolidates variable interest entities (VIE's) in which it is the primary beneficiary. In general, a VIE is an entity that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. If any of these characteristics is present, the entity is subject to a variable interests consolidation model, and consolidation is based on variable interests, not on ownership of the entity's outstanding voting stock. Variable interests are defined as contractual, ownership or other money interests in an entity that change with fluctuations in the entity's net asset value. The primary beneficiary consolidates the VIE; the primary beneficiary is defined as the enterprise that absorbs a majority of expected losses or receives a majority of residual returns (if the losses or returns occur), or both. The Corporation consolidates entities not determined to be VIE's when it holds a majority (controlling) interest in the entity's outstanding voting stock. The minority interest in less than 100 percent owned consolidated subsidiaries is not material and is included in "accrued expenses and other liabilities" on the consolidated balance sheets. The related minority interest in earnings which is included in "other noninterest expenses" on the consolidated statements of income was a charge (credit) of $1 million or less for the years ended December 31, 2008, 2007 and 2006.

        Equity investments in entities that are not VIE's where the Corporation owns less than a majority (controlling) interest and equity investments in entities that are VIE's where the Corporation is not the primary beneficiary are not consolidated. Rather, such investments are accounted for using either the equity method or cost method. The equity method is used for investments in corporate joint ventures and investments where the Corporation has the ability to exercise significant influence over the investee's operation and financial policies, which is generally presumed to exist if the Corporation owns more than 20 percent of the voting interest of the investee. Equity method investments are included in "accrued income and other assets" on the consolidated balance sheets, with income and losses recorded in "other noninterest income" on the consolidated statements of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

income. Unconsolidated equity investments that do not meet the criteria to be accounted for under the equity method are accounted for under the cost method. Cost method investments in publicly traded companies are included in "investment securities available-for-sale" on the consolidated balance sheets, with income (net of write-downs) recorded in "net securities gains (losses)" on the consolidated statements of income. Cost method investments in non-publicly traded companies are included in "accrued income and other assets" on the consolidated balance sheets, with income (net of write-downs) recorded in "other noninterest income" on the consolidated statements of income.

        For further information regarding the Corporation's investments in VIE's, refer to Note 22.

Fair Value Measurements

        On January 1, 2008, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements," (SFAS 157), which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements. The Corporation elected not to delay the application of SFAS 157 to nonfinancial assets and nonfinancial liabilities, as allowed by FASB Staff Position (FSP) SFAS 157-2. FSP SFAS 157-3 clarifies the application of SFAS 157 in a market that is not active. SFAS 157 (as amended) applies whenever other standards require (or permit) assets or liabilities to be measured at fair value and, therefore, does not expand the use of fair value in any new circumstances. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction (i.e., not a forced transaction, such as a liquidation or distressed sale) between market participants at the measurement date. SFAS 157 (as amended) clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 (as amended) requires fair value measurements to be separately disclosed by level within the fair value hierarchy. For assets and liabilities recorded at fair value, it is the Corporation's policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements for those items for which there is an active market. In cases where the market for a financial asset or liability is not active, the Corporation includes appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when developing fair value measurements.

        Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. The initial adoption of SFAS 157 resulted in a reduction to noninterest income of approximately $3 million. For a further discussion of SFAS 157, refer to Note 23 to the consolidated financial statements.

Other Short-Term Investments

        Other short-term investments include trading securities and loans held-for-sale.

        Trading securities are carried at market value. Realized and unrealized gains or losses on trading securities are included in "other noninterest income" on the consolidated statements of income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        Loans held-for-sale, typically residential mortgages and Small Business Administration loans, are carried at the lower of cost or market. Market value is determined in the aggregate for each portfolio.

Investment Securities

        Investment securities held-to-maturity are those securities which the Corporation has the ability and management has the positive intent to hold to maturity as of the balance sheet dates. Investment securities held-to-maturity are recorded at cost, adjusted for amortization of premium and accretion of discount.

        Investment securities that are not considered held-to-maturity are accounted for as securities available-for-sale and recorded at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income (loss).

        Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment and focuses on whether the decline in value was caused by a change in the probability of contractual cash flows. Other factors considered include the severity of loss, the length of time the fair value has been below cost, the expectation for that security's performance, the financial condition and near-term prospects of the issuer and management's intent and ability to hold the security to recovery. A decline in value that is considered to be other-than-temporary is recorded as a loss in "net securities gains (losses)" in the consolidated statements of income.

        Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security sold.

Allowance for Loan Losses

        The allowance for loan losses represents management's assessment of probable losses inherent in the Corporation's loan portfolio. The allowance provides for probable losses that have been identified with specific customer relationships and for probable losses believed to be inherent in the loan portfolio, but that have not been specifically identified. Internal risk ratings are assigned to each business loan at the time of approval and are subject to subsequent periodic reviews by senior management. The Corporation performs a detailed credit quality review quarterly on both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk and may allocate a specific portion of the allowance to such loans based upon this review. Business loans are those belonging to the commercial, real estate construction, commercial mortgage, lease financing and international loan portfolios. A portion of the allowance is allocated to the remaining business loans by applying estimated loss ratios, based on numerous factors identified below, to the loans within each risk rating. In addition, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have experienced above average losses. Furthermore, a portion of the allowance is allocated to these remaining loans based on industry specific risks inherent in certain portfolios that have not yet manifested themselves in the risk ratings. The portion of the allowance allocated to all other consumer and residential mortgage loans is determined by applying estimated loss ratios to various segments of the loan portfolio. Estimated loss ratios for all portfolios incorporate factors, such as recent charge-off experience, current economic conditions and trends, and trends with respect to past due and nonaccrual amounts, and are supported by underlying analysis, including information on migration and loss given default studies from each of the three largest domestic geographic markets (Midwest, Western and Texas), as well as mapping to bond tables.

        Actual loss ratios experienced in the future may vary from those estimated. The uncertainty occurs because factors may exist which affect the determination of probable losses inherent in the loan portfolio and are not necessarily captured by the application of estimated loss ratios or identified industry-specific risks. A portion of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

the allowance is maintained to capture these probable losses and reflects management's view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses. Factors that were considered in the evaluation of the adequacy of the Corporation's allowance include the inherent imprecision in the risk rating system and the risk associated with new customer relationships. The allowance associated with the margin for inherent imprecision covers probable loan losses as a result of an inaccuracy in assigning risk ratings or stale ratings which may not have been updated for recent negative trends in particular credits. The allowance due to new business migration risk is based on an evaluation of the risk of rating downgrades associated with loans that do not have a full year of payment history.

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

Allowance for Credit Losses on Lending-Related Commitments

        The allowance for credit losses on lending-related commitments covers management's assessment of probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. Lending-related commitments for which it is probable that the commitment will be drawn (or sold) are reserved with the same estimated loss rates as loans, or with specific reserves. In general, the probability of draw for letters of credit is considered certain once the credit becomes a watch list credit (generally consistent with regulatory defined special mention, substandard and doubtful accounts). Non-watch list letters of credits and all unfunded commitments have a lower probability of draw, to which standard loan loss rates are applied. The allowance for credit losses on lending-related commitments is included in "accrued expenses and other liabilities" on the consolidated balance sheets, with the corresponding charge reflected in "provision for credit losses on lending-related commitments" in the noninterest expenses section on the consolidated statements of income.

Nonperforming Assets

        Nonperforming assets are comprised of loans, including loans held-for-sale, and debt securities for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition, and real estate which has been acquired through foreclosure and is awaiting disposition.

        Loans that have been restructured but yield a rate equal to or greater than the rate charged for new loans with comparable risk and have met the requirements for accrual status are not reported as nonperforming assets. Such loans continue to be evaluated for impairment for the remainder of the calendar year of the restructuring. These loans may be excluded from the impairment assessment in the calendar years subsequent to the restructuring, if not impaired based on the modified terms. See Note 4 for additional information on loan impairment.

        Residential mortgage loans are generally placed on nonaccrual status during the foreclosure process, normally no later than 150 days past due. Other consumer loans are generally not placed on nonaccrual status

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

        Other real estate acquired is carried at the lower of cost or fair value, less estimated costs to sell. When the property is acquired through foreclosure, any excess of the related loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs, operating expenses and losses upon sale, if any, are charged to noninterest expenses.

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

Software

        Capitalized software is stated at cost, less accumulated amortization. Capitalized software includes purchased software and capitalizable application development costs associated with internally-developed software. Amortization, computed on the straight-line method, is charged to operations over the estimated useful life of the software, which is generally five years. Capitalized software is included in "accrued income and other assets" on the consolidated balance sheets.

Goodwill and Other Intangible Assets

        Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which is conducted annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The Corporation performs its annual impairment test for goodwill as of July 1 of each year. The impairment test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units, which are a subset of the Corporation's operating segments, and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of impairment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

        Additional information regarding goodwill, other intangible assets and impairment policies can be found in Note 8.

Nonmarketable Equity Securities

        The Corporation has a portfolio of investments in private equity and venture capital funds. The majority of these investments are not readily marketable and are reported in "accrued income and other assets" on the consolidated balance sheets. The investments are individually reviewed for impairment on a quarterly basis by comparing the carrying value to the estimated fair value. The amount by which the carrying value exceeds the fair value that is determined to be other-than-temporary impairment is charged to current earnings and the carrying value of the investment is written down accordingly.

Derivative Instruments

        Derivative instruments are carried at fair value in either, "accrued income and other assets" or "accrued expenses and other liabilities" on the consolidated balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Corporation designates the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments designated and qualifying as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item (i.e., the ineffective portion), if any, is recognized in current earnings during the period of change. For derivative instruments that are designated and qualify as a hedge of a net foreign currency investment in a foreign subsidiary, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The Corporation holds a portfolio of warrants for nonmarketable equity securities. Most of these warrants are from high technology, non-public companies obtained as part of the loan origination process. Warrants that have a net exercise provision or a non-contingent put right embedded in the warrant agreement (primarily those obtained prior to 2006) are required to be accounted for as derivatives and recorded at fair value. The initial fair value of warrants obtained as part of the loan origination process is deferred and amortized into "interest and fees on loans" on the consolidated statements of income over the life of the loan. The fair value of these warrants is subsequently adjusted on a quarterly basis, with any changes in fair value recorded in "other noninterest income" on the consolidated statements of income.

        Further information on the Corporation's derivative instruments is included in Note 20.

Standby and Commercial Letters of Credit and Financial Guarantees

        Certain guarantee contracts or indemnification agreements issued or modified subsequent to December 31, 2002, that contingently require the Corporation, as guarantor, to make payments to the guaranteed party are initially measured at fair value and included in "accrued expenses and other liabilities" on the consolidated balance sheets. Further information on the Corporation's obligations under guarantees is included in Note 20.

Loan Origination Fees and Costs

        On January 1, 2008, the Corporation prospectively implemented a refinement in the application of SFAS No. 91, "Accounting for Loan Origination Fees and Costs," (SFAS 91), which resulted in the deferral and amortization to net interest income of substantially all loan origination fees and costs over the life of the related loan or over the commitment period as a yield adjustment. Prior to January 1, 2008, the Corporation deferred and amortized business loan origination and commitment fees greater than $10 thousand and all Small Business Administration, residential mortgage and consumer loan origination fees and costs over the life of the related loan or over the commitment period as a yield adjustment. The impact of the refinement on 2008 results was a reduction in net interest income of $17 million, a reduction in the net interest margin of 3 basis points, a reduction in noninterest expenses of $44 million and an increase in net income of $17 million ($0.11 per diluted share). Any adjustments to retroactively apply the refinement of SFAS 91 would not have been material to any prior reporting periods.

        Loan fees on unused commitments and net origination fees related to loans sold are recognized in noninterest income.

Share-Based Compensation

        In 2006, the Corporation adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment," (SFAS 123(R)), using the modified-prospective transition method. The Corporation recognizes compensation expense under SFAS 123(R) using the straight-line method over the requisite service period for all stock awards, including those with graded vesting. Measurement and attribution of compensation cost for awards that were granted prior to the date SFAS 123(R) was adopted continue to be based on the estimate of the grant-date fair value and attribution method used under prior accounting guidance.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

awards over the explicit service period (vesting period). Upon retirement, any remaining unrecognized costs related to share-based compensation awards retained after retirement were expensed.

        The Corporation elected to adopt the alternative transition method provided in the Financial Accounting Standards Board (FASB) Staff Position No. FAS 123(R)-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards," for calculating the tax effects of share-based compensation under SFAS 123(R). The alternative transition method included simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding and fully or partially unvested upon adoption of SFAS 123(R).

        Further information on the Corporation's share-based compensation plans is included in Note 15.

Pension and Other Postretirement Costs

        On December 31, 2006, the Corporation adopted the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)," (SFAS 158), and recognized in its consolidated balance sheet the funded status of its defined benefit pension and postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement plan, the benefit obligation is the accumulated benefit obligation. The Corporation also recorded prior service costs, net actuarial losses and remaining transition obligations as components of accumulated other comprehensive income (loss), net of tax, at December 31, 2006. Actuarial gains or losses and prior service costs or credits that arise subsequent to December 31, 2006 are recognized as increases or decreases in other comprehensive income (loss).

        Pension costs are charged to "employee benefits" expense on the consolidated statements of income and are funded consistent with the requirements of federal laws and regulations. Inherent in the determination of pension costs are assumptions concerning future events that will affect the amount and timing of required benefit payments under the plans. These assumptions include demographic assumptions such as retirement age and death, a compensation rate increase, a discount rate used to determine the current benefit obligation and a long-term expected return on plan assets. Net periodic pension expense includes service cost, interest cost based on the assumed discount rate, an expected return on plan assets based on an actuarially derived market-related value of assets, amortization of prior service cost and amortization of net actuarial gains or losses. The market-related value used to determine the expected return on plan assets is based on fair value adjusted for the difference between expected returns and actual asset performance. The asset gains and losses are incorporated in the market-related value over a five-year period. Prior service costs include the impact of plan amendments on the liabilities and are amortized over the future service periods of active employees expected to receive benefits under the plan. Actuarial gains and losses result from experience different from that assumed and from changes in assumptions (excluding asset gains and losses not yet reflected in market-related value). Amortization of actuarial gains and losses is included as a component of net periodic pension cost for a year if the actuarial net gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the excess is amortized over the average remaining service period of participating employees expected to receive benefits under the plan.

        Postretirement benefits are recognized in "employee benefits" expense on the consolidated statements of income during the average remaining service period of participating employees expected to receive benefits under the plan or the average remaining future lifetime of retired participants currently receiving benefits under the plan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        For further information regarding the Corporation's pension and other postretirement plans refer to Note 16.

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

        On January 1, 2007, the Corporation adopted the provisions of FASB Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109," (FIN 48). FIN 48 permitted the Corporation to change its accounting policy as to where interest and penalties on income tax liabilities is classified in the consolidated statements of income. Effective January 1, 2007, the Corporation prospectively changed its accounting policy to classify interest and penalties on income tax liabilities in the "provision for income taxes" on the consolidated statements of income. For periods prior to 2007, interest and penalties on income tax liabilities remained classified in "other noninterest expenses" on the consolidated statements of income. For a further discussion of FIN 48, refer to Note 17 to the consolidated financial statements.

        On January 1, 2008, the Corporation adopted EITF Issue No. 06-11 "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards" (EITF 06-11). EITF 06-11 requires the Corporation to recognize the income tax benefit realized from dividends charged to retained earnings and paid to employees for nonvested restricted stock awards as an increase to capital surplus. Prior to the adoption of EITF 06-11, the income tax benefit for such dividends was recognized as a reduction of income tax expense.

Discontinued Operations

        Components of the Corporation that have been or will be disposed of by sale, where the Corporation does not have a significant continuing involvement in the operations after the disposal, are accounted for as discontinued operations in all periods presented if significant to the consolidated financial statements. For further information on discontinued operations, refer to Note 27.

Statements of Cash Flows

        Cash and cash equivalents are defined as those amounts included in "cash and due from banks", "federal funds sold and securities purchased under agreements to resell" and "interest-bearing deposits with banks" on the consolidated balance sheets. Cash flows from discontinued operations are reported as separate line items within cash flows from operating, investing and financing activities in the consolidated statements of cash flows.

Other Comprehensive Income (Loss)

        The Corporation has elected to present information on comprehensive income in the consolidated statements of changes in shareholders' equity and in Note 13.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 2 — Pending Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations," (SFAS 141(R)), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for recognition and measurement of assets, liabilities and any noncontrolling interest acquired due to a business combination. Under SFAS 141(R) the entity that acquires the business (whether in a full or partial acquisition) may recognize only the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at fair value. As such, an acquirer will not be permitted to recognize any allowance for loan losses of the acquiree, if applicable. SFAS 141(R) requires the acquirer to recognize goodwill as of the acquisition date, measured as a residual. Under SFAS 141(R), acquisition-related transaction and restructuring costs will be expensed as incurred rather than treated as part of the acquisition cost and included in the amount recorded for assets acquired. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. Accordingly, the Corporation will apply the provisions of SFAS 141(R) for acquisitions completed after December 31, 2008.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51," (SFAS 160), which defines noncontrolling interest as the portion of equity in a subsidiary not attributable, directly or indirectly, to the parent. SFAS 160 requires the ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interest) to be clearly presented in the consolidated statement of financial position within equity, but separate from the parent's equity. The amount of consolidated net income attributable to the parent and to any noncontrolling interest must be clearly presented on the face of the consolidated statement of income. Changes in the parent's ownership interest while the parent retains its controlling financial interest (greater than 50 percent ownership) are to be accounted for as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. Additionally, any ownership interest retained will be remeasured at fair value on the date control is lost, with any gain or loss recognized in earnings. SFAS 160 is effective for fiscal years beginning after December 15, 2008. Accordingly, the Corporation will adopt the provisions of SFAS 160 in the first quarter 2009. The Corporation does not expect the adoption of the provisions of SFAS 160 to have a material effect on the Corporation's financial condition and results of operations.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133," (SFAS 161). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133). SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires (1) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure (e.g., interest rate, credit or foreign exchange rate) and by purpose or strategy (fair value hedge, cash flow hedge, net investment hedge, and non-hedges), (2) information about the volume of derivative activity in a flexible format that the preparer believes is the most relevant and practicable, (3) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, income statement and other comprehensive income location of gain and loss amounts on derivative instruments by type of contract, and (4) disclosures about credit-risk related contingent features in derivative agreements. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Accordingly, the Corporation will adopt the provisions of SFAS 161 in the first quarter 2009. The Corporation does not expect the adoption of the provisions of SFAS 161 to have a material effect on the Corporation's financial condition and results of operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        In April 2008, the FASB issued FSP No. FAS 142-3, "Determination of the Useful Life of Intangible Assets," (FSP FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets," (SFAS 142). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), "Business Combinations". FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Accordingly, the Corporation will adopt the provisions of FSP FAS 142-3 in the first quarter 2009. The Corporation does not expect the adoption of the provisions of FSP FAS 142-3 to have a material effect on the Corporation's financial condition and results of operations.

        In June 2008, the FASB issued FSP No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities," (FSP EITF 03-6-1). FSP EITF 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities and should be included in the calculation of basic earnings per share using the two-class method prescribed by SFAS 128, "Earnings Per Share." FSP EITF 03-6-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. All prior period earnings per share amounts presented are required to be adjusted retrospectively. Accordingly, the Corporation will adopt the provisions of FSP EITF 03-6-1 in the first quarter 2009. The Corporation does not expect the adoption of the provisions of FSP EITF 03-6-1 to have a material effect on the Corporation's financial condition and results of operations.

        In December 2008, the FASB issued FSP No. FAS 132(R)-1, "Employers' Disclosures about Postretirement Benefit Plan Assets," (FSP FAS 132(R)-1). FSP FAS 132(R)-1 amends SFAS No. 132(R), "Employers' Disclosures about Pensions and Other Postretirement Benefits," to require additional disclosures about assets held in an employer's defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 requires (1) disclosure of the fair value of each major asset category, (2) employers to consider whether additional categories or further disaggregation should be disclosed, (3) disclosure of the level within the fair value hierarchy in which each major category of plan assets falls, using the guidance in SFAS 157, and (4) reconciliation of beginning and ending balances of plan assets with fair values measured using significant unobservable inputs. FSP FAS 132(R)-1 is effective for financial statements issued for fiscal years after December 15, 2009. Accordingly, the Corporation will adopt the provisions of FSP FAS 132(R)-1 in its consolidated financial statements for the year ended December 31, 2009. The Corporation does not expect the adoption of the provisions of FSP FAS 132(R)-1 to have a material effect on the Corporation's financial condition and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 3 — Investment Securities

        A summary of the Corporation's investment securities available-for-sale follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
December 31, 2008
U.S. Treasury and other Government agency securities	$79	$—	$—	$79
Government-sponsored enterprise securities *	7,624	242	5	7,861
State and municipal auction-rate securities	67	—	3	64
Other state and municipal securities	2	—	—	2
Other auction-rate securities	1,112	—	29	1,083
Other securities	112	—	—	112

Total investment securities available-for-sale	$8,996	$242	$37	$9,201

December 31, 2007
U.S. Treasury and other Government agency securities	$36	$—	$—	$36
Government-sponsored enterprise securities *	6,178	34	47	6,165
State and municipal auction-rate securities	—	—	—	—
Other state and municipal securities	3	—	—	3
Other auction-rate securities	—	—	—	—
Other securities	92	—	—	92

Total investment securities available-for-sale	$6,309	$34	$47	$6,296

*
Consists of mortgage-backed securities issued by government-sponsored enterprises.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        A summary of the Corporation's temporarily impaired investment securities available-for-sale follows:

	Impaired
	Less than 12 months			Over 12 months			Total
	Fair Value	Unrealized Losses		Fair Value	Unrealized Losses		Fair Value	Unrealized Losses
	(in millions)
December 31, 2008
U.S. Treasury and other Government agency securities	$—	$—		$—	$—		$—	$—
Government-sponsored enterprise securities	137	1		559	4		696	5
State and municipal auction-rate securities	64	3		—	—		64	3
Other state and municipal securities	—	—		—	—		—	—
Other auction-rate securities	1,083	29		—	—		1,083	29
Other securities	—	—		—	—		—	—

Total temporarily impaired securities	$1,284	$33		$559	$4		$1,843	$37

December 31, 2007
U.S. Treasury and other Government
agency securities	$5	$—	*	$1	$—	*	$6	$—	*
Government-sponsored enterprise securities	212	1		2,126	46		2,338	47
State and municipal auction-rate securities	—	—		—	—		—	—
Other state and municipal securities	—	—		—	—		—	—
Other auction-rate securities	—	—		—	—		—	—
Other securities	—	—		—	—		—	—

Total temporarily impaired securities	$217	$1		$2,127	$46		$2,344	$47

*
Unrealized losses less than $0.5 million.

        At December 31, 2008, the Corporation had 849 securities in an unrealized loss position, including 61 AAA-rated Government-sponsored enterprise securities (i.e., FMNA, FHLMC) and 784 auction-rate securities. The unrealized losses resulted from changes in market interest rates and liquidity, not a change in the probability of contractual cash flows. The Corporation has the ability and intent to hold these available-for-sale investment securities until maturity or market price recovery, and full collection of the amounts due according to the contractual terms of the securities is expected; therefore, the Corporation does not consider these investments to be other-than-temporarily impaired at December 31, 2008.

        The table below summarizes the amortized cost and fair values of debt securities, by contractual maturity. Securities with multiple maturity dates are classified in the period of final maturity. Expected maturities will

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2008
	Amortized Cost	Fair Value
	(in millions)
Contractual maturity
Within one year	$117	$117
After one year through five years	6	6
After five years through ten years	—	—
After ten years	225	211

Subtotal	348	334
Mortgage-backed securities	7,624	7,861
Equity and other nondebt securities	1,024	1,006

Total securities available-for-sale	$8,996	$9,201

        Included in the contractual maturity distribution in the table above were auction-rate debt securities with an amortized cost and fair value of $225 million and $211 million, respectively. Auction-rate preferred securities having no contractual maturity with an amortized cost and fair value of $954 million and $936 million, respectively, were included in "equity and other nondebt securities" in the above table. Auction-rate securities are long-term, floating rate instruments for which interest rates are reset at periodic auctions. At each successful auction, the Corporation has the option to sell the security at par value. Additionally, the issuers of auction-rate securities generally have the right to redeem or refinance the debt. As a result, the expected life of auction-rate securities may differ significantly from the contractual life.

        Sales, calls and write-downs of investment securities available-for-sale resulted in realized gains and losses as follows:

	Years Ended December 31
	2008	2007	2006
	(in millions)
Securities gains	$68	$9	$2
Securities losses	(1)	(2)	(2)

Total net securities gains (losses)	$67	$7	$—

        At December 31, 2008, investment securities having a carrying value of $6.1 billion were pledged where permitted or required by law to secure $5.0 billion of liabilities, including public and other deposits, Federal Home Loan Bank of Dallas (FHLB) advances and derivative instruments. This included securities of $749 million pledged with the Federal Reserve Bank to secure actual treasury tax and loan borrowings of $49 million at December 31, 2008, and potential borrowings of up to an additional $678 million. This also included mortgage-backed securities of $3.2 billion pledged with the FHLB to secure advances of $3.2 billion at December 31, 2008. The remaining pledged securities of $2.2 billion were primarily with state and local government agencies to secure $1.8 billion of deposits and other liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 4 — Nonperforming Assets

        The following table summarizes nonperforming assets, which consist of nonaccrual loans, reduced-rate loans and real estate acquired through foreclosure. Nonaccrual loans are those on which interest is not being recognized. Reduced-rate loans are those on which interest has been renegotiated to lower than market rates because of the weakened financial condition of the borrower.

        Nonaccrual and reduced-rate loans are included in loans and real estate acquired through foreclosure is included in "accrued income and other assets" on the consolidated balance sheets.

	December 31
	2008	2007
	(in millions)
Nonaccrual loans:
Commercial	$205	$75
Real estate construction:
Commercial Real Estate business line	429	161
Other business lines	5	6

Total real estate construction	434	167
Commercial mortgage:
Commercial Real Estate business line	132	66
Other business lines	130	75

Total commercial mortgage	262	141
Residential mortgage	7	1
Consumer	6	3
Lease financing	1	—
International	2	4

Total nonaccrual loans	917	391
Reduced-rate loans	—	13

Total nonperforming loans	917	404
Foreclosed property	66	19

Total nonperforming assets	$983	$423

Loans past due 90 days and still accruing	$125	$54

Gross interest income that would have been recorded had the nonaccrual and reduced-rate loans performed in accordance with original terms	$98	$56

Interest income recognized	$24	$20

        A loan is impaired when it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Consistent with this definition, all nonaccrual and reduced-rate loans are impaired.

        Impaired business loans at December 31, 2008 were $904 million. Restructured loans which are performing in accordance with their modified terms must be disclosed as impaired for the remainder of the calendar year of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

the restructuring. There were no loans restructured during the year which met the requirements to be on accrual status at December 31, 2008.

	December 31
	2008	2007	2006
	(in millions)
Average impaired business loans for the year	$690	$264	$149

Total year-end nonaccrual business loans	$904	$387	$209
Total year-end reduced-rate business loans	—	13	—
Loans restructured during the year on accrual status at year-end	—	4	—

Total year-end impaired business loans	$904	$404	$209

Year-end impaired business loans requiring an allowance	$807	$356	$195

Allowance allocated to impaired business loans	$175	$85	$34

        Those impaired loans not requiring an allowance represent loans for which the fair value of expected repayments or collateral exceeded the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on fair value of related collateral. Remaining loan impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate or observable market value.

Note 5 — Allowance for Loan Losses

        An analysis of changes in the allowance for loan losses follows:

	2008	2007	2006
	(dollar amounts in millions)
Balance at January 1	$557	$493	$516
Loan charge-offs	(500)	(196)	(98)
Recoveries on loans previously charged-off	29	47	38

Net loan charge-offs	(471)	(149)	(60)
Provision for loan losses	686	212	37
Foreign currency translation adjustment	(2)	1	—

Balance at December 31	$770	$557	$493

As a percentage of total loans	1.52%	1.10%	1.04%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 6 — Significant Group Concentrations of Credit Risk

        Concentrations of both on-balance sheet and off-balance sheet credit risk are controlled and monitored as part of credit policies. The Corporation is a regional financial services holding company with a geographic concentration of its on-balance sheet and off-balance sheet activities in Michigan, California and Texas.

        The Corporation has an industry concentration with the automotive industry. Loans to automotive dealers and to borrowers involved with automotive production are reported as automotive, since management believes these loans have similar economic characteristics that might cause them to react similarly to changes in economic conditions. This aggregation involves the exercise of judgment. Included in automotive production are: (a) original equipment manufacturers and Tier 1 and Tier 2 suppliers that produce components used in vehicles and whose primary revenue source is automotive-related ("primary" defined as greater than 50%) and (b) other manufacturers that produce components used in vehicles and whose primary revenue source is automotive-related. Loans less than $1 million and loans recorded in the Small Business division were excluded from the definition. Outstanding loans and total exposure from loans, unused commitments and standby letters of credit and financial guarantees to companies related to the automotive industry were as follows:

	December 31
	2008	2007
	(in millions)
Automotive loans:
Production	$1,457	$1,806
Dealer	4,655	5,384

Total automotive loans	$6,112	$7,190

Total automotive exposure:
Production	$2,860	$3,704
Dealer	6,646	7,336

Total automotive exposure	$9,506	$11,040

        Further, the Corporation's portfolio of commercial real estate loans, which includes real estate construction and commercial mortgage loans, was as shown in the following table. Unused commitments on commercial real estate loans were $3.5 billion and $5.2 billion at December 31, 2008 and 2007, respectively.

	December 31
	2008	2007
	(in millions)
Real estate construction loans:
Commercial Real Estate business line	$3,831	$4,089
Other business lines	646	727

Total real estate construction loans	4,477	4,816
Commercial mortgage loans:
Commercial Real Estate business line	1,619	1,377
Other business lines	8,870	8,671

Total commercial mortgage loans	10,489	10,048

Total commercial real estate loans	$14,966	$14,864

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 7 — Premises and Equipment

        A summary of premises and equipment by major category follows:

	December 31
	2008	2007
	(in millions)
Land	$92	$95
Buildings and improvements	753	707
Furniture and equipment	494	465

Total cost	1,339	1,267
Less: Accumulated depreciation and amortization	(656)	(617)

Net book value	$683	$650

        The Corporation conducts a portion of its business from leased facilities and leases certain equipment. Rental expense of continuing operations for leased properties and equipment amounted to $76 million, $65 million and $58 million in 2008, 2007 and 2006, respectively. As of December 31, 2008, future minimum payments under operating leases and other long-term obligations were as follows:

Years Ending December 31
(in millions)
2009	$101
2010	86
2011	72
2012	60
2013	55
Thereafter	490

Total	$864

Note 8 — Goodwill and Other Intangible Assets

        Goodwill and identified intangible assets that have an indefinite useful life are subject to impairment testing, which the Corporation conducts annually, or on an interim basis if events or changes in circumstances between annual tests indicate the assets might be impaired. The annual test of goodwill and intangible assets that have an indefinite life, performed as of July 1, 2008 and 2007, did not indicate that an impairment charge was required. Additional impairment testing was conducted in the fourth quarter 2008, when general economic conditions deteriorated significantly and the Corporation experienced a substantial decline in market capitalization. The additional testing did not indicate that an impairment charge was required.

        The carrying amount of goodwill for the years ended December 31, 2008, 2007 and 2006 are shown in the following table. Amounts in all periods are based on business segments in effect at December 31, 2008.

	Business Bank	Retail Bank	Wealth & Insitutional Management	Total
	(in millions)
Balances at December 31, 2008, 2007 and 2006	$90	$47	$13	$150

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 9 — Deposits

        At December 31, 2008, the scheduled maturities of certificates of deposit and other deposits with a stated maturity were as follows:

Years Ending December 31
(in millions)
2009	$15,014
2010	1,324
2011	105
2012	47
2013	39
Thereafter	41

Total	$16,570

        A maturity distribution of domestic certificates of deposit of $100,000 and over follows:

	December 31
	2008	2007
	(in millions)
Three months or less	$3,834	$4,509
Over three months to six months	2,152	2,846
Over six months to twelve months	5,211	1,577
Over twelve months	1,234	2,275

Total	$12,431	$11,207

        All foreign office time deposits of $470 million and $1.3 billion at December 31, 2008 and 2007, respectively, were in denominations of $100,000 or more.

Note 10 — Short-Term Borrowings

        Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other short-term borrowings, which may consist of Federal Reserve Term Auction Facility borrowings, commercial paper, borrowed securities, term federal funds purchased, short-term

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

notes and treasury tax and loan deposits, generally mature within one to 120 days from the transaction date. The following table provides a summary of short-term borrowings.

	Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	Other Short-term Borrowings
	(dollar amounts in millions)
December 31, 2008
Amount outstanding at year-end	$696	$1,053
Weighted average interest rate at year-end	0.37%	0.40%
Maximum month-end balance during the year	$3,617	$3,046
Average balance outstanding during the year	2,105	1,658
Weighted average interest rate during the year	2.20%	2.43%
December 31, 2007
Amount outstanding at year-end	$1,749	$1,058
Weighted average interest rate at year-end	1.84%	3.87%
Maximum month-end balance during the year	$1,985	$1,191
Average balance outstanding during the year	1,854	226
Weighted average interest rate during the year	5.04%	5.21%
December 31, 2006
Amount outstanding at year-end	$561	$74
Weighted average interest rate at year-end	5.04%	4.92%
Maximum month-end balance during the year	$595	$1,306
Average balance outstanding during the year	2,130	524
Weighted average interest rate during the year	4.92%	4.77%

        At December 31, 2008, Comerica Bank (the Bank), a subsidiary of the Corporation, had pledged loans totaling $13 billion which provided for up to $10 billion of collateralized borrowing with the Federal Reserve Bank. At December 31, 2008, collateralized borrowings with the Federal Reserve Bank consisted of Term Auction Facility borrowings of $1 billion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 11 — Medium- and Long-Term Debt

        Medium- and long-term debt are summarized as follows:

	December 31
	2008	2007
	(in millions)
Parent company
Subordinated notes:
4.80% subordinated note due 2015	$342	$308
6.576% subordinated notes due 2037	510	510

Total subordinated notes	852	818
Medium-term note:
Floating rate based on LIBOR indices due 2010	150	150

Total parent company	1,002	968
Subsidiaries
Subordinated notes:
6.875% subordinated note due 2008	—	100
6.00% subordinated note due 2008	—	253
8.50% subordinated note due 2009	101	102
7.125% subordinated note due 2013	149	156
5.70% subordinated note due 2014	286	261
5.75% subordinated notes due 2016	701	667
5.20% subordinated notes due 2017	592	513
8.375% subordinated note due 2024	207	185
7.875% subordinated note due 2026	246	198

Total subordinated notes	2,282	2,435
Medium-term notes:
Floating rate based on LIBOR indices due 2008 to 2012	3,669	4,318
Floating rate based on PRIME indices due 2008	—	1,000
Floating rate based on Federal Funds indices due 2009	100	100
Federal Home Loan Bank advances:
Floating rate based on LIBOR indices due 2009 to 2014	8,000	—

Total subsidiaries	14,051	7,853

Total medium- and long-term debt	$15,053	$8,821

        The carrying value of medium- and long-term debt has been adjusted to reflect the gain or loss attributable to the risk hedged. Concurrent with or subsequent to the issuance of certain of the medium- and long-term debt

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

presented above, the Corporation entered into interest rate swap agreements to convert the stated rate of the debt to a rate based on the indices identified in the following table.

	Principal Amount of Debt Converted	Base Rate	Base Rate at 12/31/08
	(dollar amounts in millions)
Parent company
4.80% subordinated note due 2015	$300	6-month LIBOR	1.81%
Subsidiaries
Subordinated notes:
8.50% subordinated note due 2009	100	3-month LIBOR	1.46
5.70% subordinated note due 2014	250	6-month LIBOR	1.81
5.75% subordinated notes due 2016	250	6-month LIBOR	1.81
5.20% subordinated notes due 2017	500	6-month LIBOR	1.81
8.375% subordinated note due 2024	150	6-month LIBOR	1.81
7.875% subordinated note due 2026	150	6-month LIBOR	1.81

        In February 2008, the Bank became a member of the Federal Home Loan Bank of Dallas, Texas (FHLB), which provides short- and long-term funding collateralized by mortgage-related assets to its members. FHLB advances bear interest at variable rates based on LIBOR and were secured by $4.8 billion of real estate-related loans and $3.2 billion of mortgage-backed investment securities at December 31, 2008. The Bank used the proceeds for general corporate purposes. The FHLB advances outstanding at December 31, 2008 are due from 2009 to 2014. The advances do not qualify as Tier 2 capital and are not insured by the Federal Deposit Insurance Corporation (FDIC).

        In July 2007, the Corporation issued $150 million of floating rate medium-term senior notes due July 27, 2010. The notes pay interest quarterly, beginning October 2007. The notes bear interest at a variable rate reset each interest period based on three-month LIBOR plus 0.17%. The Corporation used the proceeds to repay the $150 million 7.25% subordinated note due 2007. These medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC.

        In June 2007, the Corporation exercised its option to redeem a $55 million, 9.98% subordinated note, which had an original maturity date of 2026.

        In March 2007, the Bank issued $250 million of 5.75% subordinated notes under a series initiated in November 2006. The notes pay interest semiannually, beginning May 2007, and mature November 21, 2016. The Bank used the net proceeds for general corporate purposes.

        In February 2007, the Corporation issued $515 million of 6.576% subordinated notes that relate to trust preferred securities issued by an unconsolidated subsidiary. The notes pay interest semiannually, beginning August 2007, through February 2032. Beginning February 2032, the notes will bear interest at an annual rate based on LIBOR, payable monthly until the scheduled maturity date of February 20, 2037. The Corporation used the proceeds for the redemption of a $350 million, 7.60% subordinated note due 2050 and to repurchase additional shares of Comerica Incorporated common stock. The 6.576% subordinated notes qualify as Tier 1 capital. All other subordinated notes with maturities greater than one year qualify as Tier 2 capital.

        The Corporation currently has a $15 billion medium-term senior note program. This program allows the principal banking subsidiary to issue fixed or floating rate notes with maturities between one and 30 years. The Bank did not issue any notes under the senior note program during the year ended December 31, 2008 and issued a total of $3.4 billion of floating rate bank notes during the year ended December 31, 2007, using the proceeds for general corporate purposes. The interest rate on the floating rate medium-term notes based on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

LIBOR at December 31, 2008, ranged from one-month LIBOR plus 0.015% to three-month LIBOR plus 0.15%. The interest rate on the floating rate medium-term note based on the Federal Funds rate at December 31, 2008 was Federal Funds plus 0.20%. The medium-term notes outstanding at December 31, 2008 are due from 2009 to 2012. The medium-term notes do not qualify as Tier 2 capital and are not insured by the FDIC.

        In the fourth quarter 2008, the Bank elected to participate in the voluntary Temporary Liquidity Guarantee Program (the TLG Program) announced by the FDIC in October 2008. Under the TLG Program, all senior unsecured debt issued between October 14, 2008 and June 30, 2009 with a maturity of more than 30 days is guaranteed by the FDIC. The maximum amount that the Bank may issue under the TLG Program is $5.2 billion. Debt guaranteed by the FDIC is backed by the full faith and credit of the United States. The FDIC guarantee expires on the earlier of the maturity date of the debt or June 30, 2012. At December 31, 2008, there was approximately $3 million of senior unsecured debt outstanding in the form of bank-to-bank deposits issued under the TLG Program.

        At December 31, 2008, the principal maturities of medium- and long-term debt were as follows:

(in millions)
Years Ending December 31
2009	$3,675
2010	2,600
2011	1,375
2012	1,370
2013	2,150
Thereafter	3,515

Total	$14,685

Note 12 — Shareholders' Equity

        In November 2007, the Board of Directors of the Corporation (the Board) authorized the purchase up to 10 million shares of Comerica Incorporated outstanding common stock, in addition to the remaining unfilled portion of November 2006 authorization. There is no expiration date for the Corporation's share repurchase program. Substantially all shares purchased as part of the Corporation's publicly announced repurchase program were transacted in the open market and were within the scope of Rule 10b-18, which provides a safe harbor for purchases in a given day if an issuer of equity securities satisfies the manner, timing, price and volume conditions of the rule when purchasing its own common shares in the open market. There were no open market repurchases in 2008. Open market repurchases totaled 10.0 million shares and 6.6 million shares in the years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

ended December 31, 2007 and 2006, respectively. The following table summarizes the Corporation's share repurchase activity for the year ended December 31, 2008.

	Total Number of Shares Purchased as Part of Publicly Announced Repurchase Plans or Programs	Remaining Share Repurchase Authorization (1)	Total Number of Shares Purchased (2)	Average Price Paid Per Share
	(shares in thousands)
Total first quarter 2008	—	12,576	18	$40.06

Total second quarter 2008	—	12,576	24	34.52

Total third quarter 2008	—	12,576	16	28.22

October 2008	—	12,576	6	34.99
November 2008	—	12,576	—	—
December 2008	—	12,576	—	—

Total fourth quarter 2008	—	12,576	6	34.99

Total 2008	—	12,576	64	$34.58

(1)
Maximum number of shares that may yet be purchased under the publicly announced plans or programs.

(2)
Includes shares purchased as part of publicly announced repurchase plans or programs, shares purchased pursuant to deferred compensation plans and shares purchased from employees to pay for grant prices and/or taxes related to stock option exercises and restricted stock vesting under the terms of an employee share-based compensation plan.

        In the fourth quarter 2008, the Corporation participated in the U.S. Department of Treasury (U.S. Treasury) Capital Purchase Program (the Purchase Program) and received proceeds of $2.25 billion from the U.S. Treasury. In return, the Corporation issued 2.25 million shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series F, without par value (Series F Preferred Shares) and granted a warrant to purchase 11.5 million shares of common stock at an exercise price of $29.40 per share to the U.S. Treasury. The Series F Preferred Shares pay a cumulative dividend rate of five percent per annum on the liquidation preference of $1,000 per share through November 2013, and a rate of nine percent per annum thereafter. The Series F Preferred Shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The Series F Preferred Shares are redeemable on or after November 2011, at $1,000 per share, plus accrued and unpaid dividends. Prior to November 2011, the Series F Preferred Shares may be redeemed at $1,000 per share, plus accrued and unpaid dividends, with the proceeds from an offering of perpetual preferred or common stock that qualifies as and may be included in Tier 1 capital (a "qualified equity offering") resulting in proceeds of not less than $562.5 million. The U.S. Treasury may transfer the Series F Preferred Shares to a third party at any time. The Series F Preferred Shares qualify as Tier 1 capital.

        The warrant was immediately exercisable and is not subject to contractual restrictions on transfer, provided that the U.S. Treasury may only exercise or transfer an aggregate of one-half of the warrant prior to the earlier of the date on which the Corporation receives proceeds of not less than $2.25 billion from one or more qualified equity offerings and December 31, 2009. The warrant qualifies as Tier 1 capital and expires in November 2018. In the event the Corporation receives proceeds of not less than $2.25 billion from one or more qualified equity offerings on or prior to December 31, 2009, the number of shares underlying the warrant then held by the U.S. Treasury will be reduced by one-half.

        The proceeds from the Purchase Program were allocated between the Series F Preferred Shares and the related warrant based on relative fair value, which resulted in an initial carrying value of $2.1 billion for the Series F Preferred Shares and $124 million for the warrant. The resulting discount to the Series F Preferred

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Shares of $124 million will accrete on a level yield basis over five years ending November 2013 and is being recognized as additional preferred stock dividends. The cash dividend combined with the accretion of the discount results in an effective preferred dividend rate of 6.3 percent. At December 31, 2008, accumulated preferred stock dividends not declared for the Series F Preferred Shares, excluding the discount accretion discussed above, totaled $15 million, or $6.53 per preferred share. The fair value assigned to the Series F Preferred Shares was estimated using a discounted cash flow model. The discount rate used in the model was based on yields on comparable publicly traded perpetual preferred stocks. The fair value assigned to the warrant was based on a binomial model using several inputs, including risk-free rate, expected stock price volatility and expected dividend yield. The risk-free interest rate assumption used in the binomial model was based on the ten-year U. S. Treasury interest rate. The expected dividend yield was based on the historical and projected dividend yield patterns of the Corporation's common shares. Expected volatility assumptions considered both the historical volatility of the Corporation's common stock over a ten-year period and implied volatility based on the most recent observed market transaction as of the valuation date.

        Under the Purchase Program, the consent of the U.S. Treasury is required for any increase in common dividends declared from the dividend rate in effect at the time of investment (quarterly dividend rate of $0.33 per share) and for any common share repurchases, other than common share repurchases in connection with any benefit plan in the ordinary course of business, until November 2011, unless the Series F Preferred Shares have been fully redeemed or the U.S. Treasury has transferred all the Series F Preferred Shares to third parties prior to that date. In addition, all accrued and unpaid dividends on the Series F Preferred Shares must be declared and the payment set aside for the benefit of the holders of the Series F Preferred Shares before any dividend may be declared on the Corporation's common stock and before any shares of the Corporation's common stock may be repurchased, other than share repurchases in connection with any benefit plan in the ordinary course of business.

        As required by the Purchase Program, the Corporation adopted the U.S. Treasury's standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds equity issued under the Purchase Program. These standards generally apply to the chief executive officer, chief financial officer, plus the three most highly compensated executive officers. In addition, the Corporation agreed not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

        At December 31, 2008, the Corporation had 11.5 million shares of common stock reserved for the warrant issued under the Purchase Program, 28.0 million shares of common stock reserved for stock option exercises and 1.6 million shares of restricted stock outstanding to employees and directors under share-based compensation plans.

Note 13 — Accumulated Other Comprehensive Income (Loss)

        Other comprehensive income (loss) includes the change in net unrealized gains and losses on investment securities available-for-sale, the change in accumulated net gains and losses on cash flow hedges, the change in the accumulated foreign currency translation adjustment and the change in the accumulated defined benefit and other postretirement plans adjustment. The consolidated statements of changes in shareholders' equity include only combined other comprehensive income (loss), net of tax. The following table presents reconciliations of the components of accumulated other comprehensive income (loss) for the years ended December 31, 2008, 2007 and 2006. Total comprehensive income totaled $81 million, $833 million and $948 million for the years ended December 31, 2008, 2007 and 2006, respectively. The $752 million decrease in total comprehensive income in the year ended December 31, 2008, when compared to 2007, resulted principally from a decrease in net income ($473 million) and a decrease in the defined benefit and other postretirement benefit plans adjustment ($345 million), partially offset by an increase in net unrealized gains on investment securities available-for-sale ($88 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        For a further discussion of the effect of derivative instruments and the effects of deferred benefit and other postretirement benefit plans on other comprehensive income (loss) refer to Notes 1, 16 and 20.

	Years Ended December 31
	2008	2007	2006
	(in millions)
Accumulated net unrealized losses on investment securities available-for-sale:
Balance at beginning of period, net of tax	$(9)	$(61)	$(69)
Net unrealized holding gains arising during the period	285	87	12
Less: Reclassification adjustment for gains included in net income	67	7	—

Change in net unrealized gains before income taxes	218	80	12
Less: Provision for income taxes	78	28	4

Change in net unrealized gains on investment securities available-for-sale, net of tax	140	52	8

Balance at end of period, net of tax	$131	$(9)	$(61)
Accumulated net gains (losses) on cash flow hedges:
Balance at beginning of period, net of tax	$2	$(48)	$(91)
Net cash flow hedge gains (losses) arising during the period	69	9	(58)
Less: Reclassification adjustment for gains (losses) included in net income	24	(67)	(124)

Change in net cash flow hedge gains before income taxes	45	76	66
Less: Provision for income taxes	17	26	23

Change in net cash flow hedge gains, net of tax	28	50	43

Balance at end of period, net of tax	$30	$2	$(48)
Accumulated foreign currency translation adjustment:
Balance at beginning of period	$—	$—	$(7)
Net translation gains (losses) arising during the period	—	—	—
Less: Reclassification adjustment for gains (losses) included in net income, due to sale of foreign subsidiaries	—	—	(7)

Change in foreign currency translation adjustment	—	—	7

Balance at end of period	$—	$—	$—
Accumulated defined benefit pension and other postretirement plans adjustment:
Balance at beginning of period, net of tax	$(170)	$(215)	$(3)
Minimum pension liability adjustment arising during the period before income taxes	N/A	N/A	(5)
Less: Provision for income taxes	N/A	N/A	(2)

Change in minimum pension liability, net of tax	N/A	N/A	(3)

SFAS 158 transition adjustment before income taxes	N/A	N/A	(327)
Less: Provision for income taxes	N/A	N/A	(118)

SFAS 158 transition adjustment, net of tax	N/A	N/A	(209)

Net defined benefit pension and other postretirement adjustment arising during the period	(488)	41	N/A
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the period	(18)	(30)	N/A

Change in defined benefit and other postretirement plans adjustment before income taxes	(470)	71	N/A
Less: Provision for income taxes	(170)	26	N/A

Change in defined benefit and other postretirement plans adjustment, net of tax	(300)	45	N/A

Balance at end of period, net of tax	$(470)	$(170)	$(215)

Total accumulated other comprehensive loss at end of period, net of tax	$(309)	$(177)	$(324)

N/A
— Not Applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 14 — Net Income Per Common Share

        Basic income from continuing operations and net income per common share are computed by dividing income from continuing operations applicable to common stock and net income applicable to common stock, respectively, by the weighted-average number of shares of common stock outstanding during the period. Diluted income from continuing operations and net income per common share are computed by dividing income from continuing operations applicable to common stock and net income applicable to common stock, respectively, by the weighted-average number of shares, nonvested restricted stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents consist of common stock issuable under the assumed exercise of stock options granted under the Corporation's stock plans and a warrant, using the treasury stock method. A computation of basic and diluted income from continuing operations and net income per common share are presented in the following table.

	Years Ended December 31
	2008	2007	2006
	(in millions, except per share data)
Basic
Income from continuing operations	$212	$682	$782
Less: Preferred stock dividends	17	—	—

Income from continuing operations applicable to common stock	$195	$682	$782

Net income	$213	$686	$893
Less: Preferred stock dividends	17	—	—

Net income applicable to common stock	$196	$686	$893

Average common shares outstanding	149	153	160

Basic income from continuing operations per common share	$1.30	$4.47	$4.88
Basic net income per common share	1.31	4.49	5.57
Diluted
Income from continuing operations	$212	$682	$782
Less: Preferred stock dividends	17	—	—

Income from continuing operations applicable to common stock	$195	$682	$782

Net income	$213	$686	$893
Less: Preferred stock dividends	17	—	—

Net income applicable to common stock	$196	$686	$893

Average common shares outstanding	149	153	160
Nonvested stock	2	1	1
Common stock equivalents:
Net effect of the assumed exercise of stock options	—	1	1
Net effect of the assumed exercise of warrant	—	—	—

Diluted average common shares	151	155	162

Diluted income from continuing operations per common share	$1.29	$4.40	$4.81
Diluted net income per common share	1.29	4.43	5.49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The following average outstanding options to purchase shares of common stock were not included in the computation of diluted net income per common share because the exercise prices were greater than the average market price of common shares for the year.

	2008	2007	2006
	(options in millions)
Average outstanding options	19.7	10.3	6.0
Range of exercise prices	$33.69 – $71.58	$56.00 – $71.58	$56.80 – $71.58

Note 15 — Share-Based Compensation

        Share-based compensation expense is charged to "salaries" expense, except for the Corporation's Munder subsidiary, which was sold in 2006, whose share-based compensation expense was charged to "income from discontinued operations, net of tax," on the consolidated statements of income. The components of share-based compensation expense for all share-based compensation plans and related tax benefits are as follows:

	2008	2007	2006
	(in millions)
Share-based compensation expense:
Comerica Incorporated share-based plans	$51	$59	$57
Munder share-based plans *	—	—	7

Total share-based compensation expense	$51	$59	$64

Related tax benefits recognized in net income	$19	$21	$23

*
Excludes $9 million of long-term incentive plan expense triggered by the 2006 sale of Munder.

        The following table summarizes unrecognized compensation expense for all share-based plans:

December 31, 2008
(dollar amounts in millions)
Total unrecognized share-based compensation expense	$45

Weighted-average expected recognition period (in years)	2.4

        The Corporation has share-based compensation plans under which it awards both shares of restricted stock to key executive officers and key personnel, and stock options to executive officers, directors and key personnel of the Corporation and its subsidiaries. Restricted stock vests over periods ranging from three to five years. Stock options vest over periods ranging from one to four years. The maturity of each option is determined at the date of grant; however, no options may be exercised later than ten years and one month from the date of grant. The options may have restrictions regarding exercisability. The plans originally provided for a grant of up to 13.2 million common shares, plus shares under certain plans that are forfeited, expire or are cancelled. At December 31, 2008, 8.7 million shares were available for grant.

        The Corporation used a binomial model to value stock options granted in the periods presented. Option valuation models require several inputs, including the expected stock price volatility, and changes in input assumptions can materially affect the fair value estimates. The model used may not necessarily provide a reliable single measure of the fair value of employee and director stock options. The risk-free interest rate assumption

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

used in the binomial option-pricing model as outlined in the table below was based on the federal ten-year treasury interest rate. The expected dividend yield was based on the historical and projected dividend yield patterns of the Corporation's common shares. Expected volatility assumptions considered both the historical volatility of the Corporation's common stock over a ten-year period and implied volatility based on actively traded options on the Corporation's common stock with pricing terms and trade dates similar to the stock options granted.

        The fair value of options granted was estimated using the binomial option-pricing model with the following weighted-average assumptions:

	2008	2007	2006
Risk-free interest rates	3.73%	4.88%	4.69%
Expected dividend yield	4.62	3.85	3.85
Expected volatility factors of the market price of Comerica common stock	34	23	24
Expected option life (in years)	6.6	6.4	6.5

        The weighted-average grant-date fair values per option share granted, based on the assumptions above, were $9.54, $12.47 and $12.25 in 2008, 2007 and 2006, respectively.

        A summary of the Corporation's stock option activity and related information for the year ended December 31, 2008 follows:

		Weighted-Average
	Number of Options (in thousands)	Exercise Price per Share	Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding — January 1, 2008	19,172	$56.56
Granted	2,058	37.26
Forfeited or expired	(1,954)	66.83
Exercised	(42)	29.84

Outstanding — December 31, 2008	19,234	$53.51	5.1	$—

Outstanding, net of expected forfeitures — December 31, 2008	18,905	$53.60	5.1	$—

Exercisable — December 31, 2008	13,777	$54.86	4	$—

        The aggregate intrinsic value of outstanding options shown in the table above represents the total pretax intrinsic value at December 31, 2008, based on the Corporation's closing stock price of $19.85 at December 31, 2008. The total intrinsic value of stock options exercised was less than $0.5 million, $33 million and $26 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        Cash received from the exercise of stock options during 2008, 2007 and 2006 totaled $1 million, $89 million and $45 million, respectively. The net excess income tax benefit realized for the tax deductions from the exercise of these options during the years ended December 31, 2008, 2007 and 2006 totaled less than $0.5 million, $8 million and $8 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        A summary of the Corporation's restricted stock activity and related information for 2008 follows:

	Number of Shares (in thousands)	Weighted-Average Grant-Date Fair Value per Share
Outstanding — January 1, 2008	1,326	$55.62
Granted	565	36.85
Forfeited	(56)	52.84
Vested	(208)	48.03

Outstanding — December 31, 2008	1,627	$50.17

        The total fair value of restricted stock awards that fully vested during the years ended December 31, 2008, 2007 and 2006 was $7 million, $10 million and $8 million, respectively.

        The Corporation expects to satisfy the exercise of stock options and future grants of restricted stock by issuing shares of common stock out of treasury. At December 31, 2008, the Corporation held 28.2 million shares in treasury.

        For further information on the Corporation's share-based compensation plans, refer to Note 1.

Note 16 — Employee Benefit Plans

Pension and Postretirement Benefit Plans

        The Corporation has a qualified and a non-qualified defined benefit pension plan, which together, provide benefits for substantially all full-time employees hired before January 1, 2007. Employee benefits expense included pension expense of $20 million, $36 million and $39 million in the years ended December 31, 2008, 2007 and 2006, respectively, for the plans. Benefits under the defined benefit plans are based primarily on years of service, age and compensation during the five highest paid consecutive calendar years occurring during the last ten years before retirement. The defined benefit plans' assets are invested in equity securities (including certain collective investment funds and mutual investment funds), U.S. Treasury and other Government agency securities, Government-sponsored enterprise securities, and corporate bonds and notes. The majority of these assets have publicly quoted prices, which is the basis for determining fair value of plan assets.

        On January 1, 2007, the Corporation added a defined contribution feature to its principal defined contribution plan for the benefit of substantially all full-time employees hired on or after January 1, 2007. Under the defined contribution feature, the Corporation makes an annual contribution to the individual account of each eligible employee ranging from three to eight percent of annual compensation, determined based on combined age and years of service. The contributions are invested based on employee investment elections. The employee fully vests in the defined contribution account after three years of service. The plan feature, effective January 1, 2007, requires one year of service before an employee is eligible to participate. As a result, no expense was incurred for this plan feature for the year ended December 31, 2007. There was $2 million recognized in employee benefits expense for this plan feature for the year ended December 31, 2008.

        The Corporation's postretirement benefit plan continues to provide postretirement health care and life insurance benefits for retirees as of December 31, 1992. The plan also provides certain postretirement health care and life insurance benefits for a limited number of retirees who retired prior to January 1, 2000. For all other employees hired prior to January 1, 2000, a nominal benefit is provided. Employees hired on or after January 1, 2000 are not eligible to participate in the plan. The Corporation has funded the pre-1992 retiree plan benefits with bank-owned life insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The following table sets forth reconciliations of the projected benefit obligation and plan assets of the Corporation's qualified defined benefit pension plan, non-qualified defined benefit pension plan and postretirement benefit plan. The Corporation used a measurement date of December 31, 2008 for these plans.

	Qualified Defined Benefit Pension Plan		Non-Qualified Defined Benefit Pension Plan		Postretirement Benefit Plan
	2008	2007	2008	2007	2008	2007
	(in millions)
Change in projected benefit obligation:
Projected benefit obligation at January 1	$1,037	$1,044	$140	$114	$81	$82
Service cost	28	30	4	4	—	—
Interest cost	66	62	8	8	5	5
Actuarial (gain) loss	73	(63)	8	18	4	1
Benefits paid	(39)	(36)	(4)	(4)	(7)	(8)
Plan change	—	—	—	—	(3)	1

Projected benefit obligation at December 31	$1,165	$1,037	$156	$140	$80	$81

Change in plan assets:
Fair value of plan assets at January 1	$1,237	$1,184	$—	$—	$85	$85
Actual return on plan assets	(293)	89	—	—	(10)	5
Employer contributions	175	—	4	4	6	3
Benefits paid	(39)	(36)	(4)	(4)	(7)	(8)

Fair value of plan assets at December 31	$1,080	$1,237	$—	$—	$74	$85

Accumulated benefit obligation	$1,031	$909	$131	$108	$80	$81

Funded status at December 31 *	$(85)	$200	$(156)	$(140)	$(6)	$4

*
Based on projected benefit obligation for pension plans and accumulated benefit obligation for postretirement benefit plan.

        The accumulated benefit obligation exceeded the fair value of plan assets for the non-qualified defined benefit pension plan and the postretirement benefit plan at December 31, 2008. The non-qualified defined benefit pension plan was the only pension plan with an accumulated benefit obligation in excess of the fair value of plan assets at December 31, 2007 and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The following table details the amounts recognized in accumulated other comprehensive income (loss) at December 31, 2008 and 2007, and changes for the years then ended, for the qualified defined benefit pension plan, non-qualified defined benefit pension plan and postretirement benefit plan.

	Qualified Defined Benefit Pension Plan				Non-Qualified Defined Benefit Pension Plan
	Net Loss	Prior Service (Cost) Credit	Net Transition Obligation	Total	Net Loss	Prior Service (Cost) Credit	Net Transition Obligation	Total
	(in millions)
Balance at December 31, 2006, net of tax	$(138)	$(24)	$—	$(162)	$(31)	$8	$—	$(23)
Adjustment arising during the year	59	—	—	59	(18)	—	—	(18)
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the year	(15)	(6)	—	(21)	(6)	2	—	(4)

Change in amounts recognized in other comprehensive income before income taxes	74	6	—	80	(12)	(2)	—	(14)
Less: Provision for income taxes	26	2	—	28	(4)	(1)	—	(5)

Change in amounts recognized in other comprehensive income, net of tax	48	4	—	52	(8)	(1)	—	(9)

Balance at December 31, 2007, net of tax	$(90)	$(20)	$—	$(110)	$(39)	$7	$—	$(32)
Adjustment arising during the year	(466)	—	—	(466)	(8)	—	—	(8)
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the year	(4)	(7)	—	(11)	(4)	2	—	(2)

Change in amounts recognized in other comprehensive income before income taxes	(462)	7	—	(455)	(4)	(2)	—	(6)
Less: Provision for income taxes	(167)	3	—	(164)	(2)	—	—	(2)

Change in amounts recognized in other comprehensive income, net of tax	(295)	4	—	(291)	(2)	(2)	—	(4)

Balance at December 31, 2008, net of tax	$(385)	$(16)	$—	$(401)	$(41)	$5	$—	$(36)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Postretirement Benefit Plan				Total
	Net Loss	Prior Service (Cost) Credit	Net Transition Obligation	Total	Net Loss	Prior Service (Cost) Credit	Net Transition Obligation	Total
	(in millions)
Balance at December 31, 2006, net of tax	$(8)	$(6)	$(16)	$(30)	$(177)	$(22)	$(16)	$(215)
Adjustment arising during the year	—	—	—	—	41	—	—	41
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the year	—	(1)	(4)	(5)	(21)	(5)	(4)	(30)

Change in amounts recognized in other comprehensive income before income taxes	—	1	4	5	62	5	4	71
Less: Provision for income taxes	—	1	2	3	22	2	2	26

Change in amounts recognized in other comprehensive income, net of tax	—	—	2	2	40	3	2	45

Balance at December 31, 2007, net of tax	$(8)	$(6)	$(14)	$(28)	$(137)	$(19)	$(14)	$(170)
Adjustment arising during the year	(17)	3	—	(14)	(491)	3	—	(488)
Less: Adjustment for amounts recognized as components of net periodic benefit cost during the year	(1)	—	(4)	(5)	(9)	(5)	(4)	(18)

Change in amounts recognized in other comprehensive income before income taxes	(16)	3	4	(9)	(482)	8	4	(470)
Less: Provision for income taxes	(6)	1	1	(4)	(175)	4	1	(170)

Change in amounts recognized in other comprehensive income, net of tax	(10)	2	3	(5)	(307)	4	3	(300)

Balance at December 31, 2008, net of tax	$(18)	$(4)	$(11)	$(33)	$(444)	$(15)	$(11)	$(470)

        Components of net periodic benefit cost are as follows:

	Qualified Defined Benefit Pension Plan			Non-Qualified Defined Benefit Pension Plan
	Years Ended December 31
	2008	2007	2006	2008	2007	2006
	(in millions)
Service cost	$28	$30	$31	$4	$4	$4
Interest cost	66	62	57	9	8	6
Expected return on plan assets	(100)	(93)	(89)	—	—	—
Amortization of prior service cost (credit)	7	6	6	(2)	(2)	(2)
Amortization of net loss	4	15	21	4	6	5

Net periodic benefit cost	$5	$20	$26	$15	$16	$13

Additional information:
Actual (loss) return on plan assets	$(293)	$89	$123	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Postretirement Benefit Plan
	Years Ended December 31
	2008	2007	2006
	(in millions)
Interest cost	$5	$5	$5
Expected return on plan assets	(4)	(4)	(4)
Amortization of transition obligation	4	4	4
Amortization of prior service cost	—	1	—
Amortization of net loss	1	—	1

Net periodic benefit cost	$6	$6	$6

Additional information:
Actual (loss) return on plan assets	$(10)	$5	$6

        The estimated portion of balances remaining in accumulated other comprehensive income (loss) that are expected to be recognized as a component of net periodic benefit cost in the year ended December 31, 2009 are as follows.

	Qualified Defined Benefit Pension Plan	Non-Qualified Defined Benefit Pension Plan	Postretirement Benefit Plan	Total
	(in millions)
Net loss	$38	$5	$1	$44
Transition obligation	—	—	4	$4
Prior service cost (credit)	6	(2)	1	$5

        Actuarial assumptions are reflected below. The discount rate and rate of compensation increase used to determine the benefit obligation for each year shown is as of the end of the year. The discount rate, expected return on plan assets and rate of compensation increase used to determine net cost for each year shown is as of the beginning of the year.

        Weighted-average assumptions used to determine year end benefit obligation:

	Qualified and Non-Qualified Defined Benefit Pension Plans			Postretirement Benefit Plan
	December 31
	2008	2007	2006	2008	2007	2006
Discount rate used in determining benefit obligation	6.03%	6.47%	5.89%	6.20%	6.15%	5.89%
Rate of compensation increase	4.00	4.00	4.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        Weighted-average assumptions used to determine net cost:

	Qualified and Non-Qualified Defined Benefit Pension Plans			Postretirement Benefit Plan
	Years Ended December 31
	2008	2007	2006	2008	2007	2006
Discount rate used in determining net cost	6.47%	5.89%	5.50%	6.15%	5.89%	5.50%
Expected return on plan assets	8.25	8.25	8.25	5.00	5.00	5.00
Rate of compensation increase	4.00	4.00	4.00

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

        Assumed healthcare and prescription drug cost trend rates:

	Healthcare		Prescription Drug
	December 31
	2008	2007	2008	2007
Cost trend rate assumed for next year	8.00%	6.50%	8.00%	8.00%
Rate that the cost trend rate gradually declines to	5.00	5.00	5.00	5.00
Year that the rate reaches the rate at which it is assumed to remain	2028	2013	2028	2013

        Assumed healthcare and prescription drug cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in 2008 assumed healthcare and prescription drug cost trend rates would have the following effects:

	One-Percentage- Point
	Increase	Decrease
	(in millions)
Effect on postretirement benefit obligation	$5	$(5)
Effect on total service and interest cost	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Plan Assets

        The Corporation's qualified defined benefit pension plan asset allocations at December 31, 2008 and 2007 and target allocation for 2009 are shown in the table below. There were no assets in the non-qualified defined benefit pension plan. The postretirement benefit plan is fully invested in bank-owned life insurance policies.

	Qualified Defined Benefit Pension Plan
	Target Allocation	Percentage of Plan Assets at December 31
	2009	2008		2007
Asset Category
Equity securities	55-65%	51	% *	61%
Fixed income, including cash	35-45	49	*	39
Alternative assets	0	—		—

Total		100%		100%

*
Reflects December 31, 2008, cash contribution of $175 million. Excluding this contribution, equity and fixed income securities were 61% and 39% of plan assets, respectively.

        The investment goals for the qualified defined benefit pension plan are to maintain a portfolio of assets of appropriate liquidity and diversification; to generate investment returns (net of operating costs) that are reasonably anticipated to maintain the plan's fully funded status or to reduce a funding deficit, after taking into account various factors, including reasonably anticipated future contributions and expense and the interest rate sensitivity of the plan's assets relative to that of the plan's liabilities; and to generate investment returns (net of operating costs) that meet or exceed a customized benchmark as defined in the plan investment policy. Derivative instruments are permissible for hedging and transactional efficiency but only to the extent that the derivative use enhances the efficient execution of the plan's investment policy. Securities issued by the Corporation and its subsidiaries are not eligible for use within this plan. The Corporation's 2009 target allocation percentages by asset category are noted in the table above.

Cash Flows

	Estimated Future Employer Contributions
	Qualified Defined Benefit Pension Plan	Non-Qualified Defined Benefit Pension Plan	Postretirement Benefit Plan *
	(in millions)
Year Ended December 31
2009	$100	$7	$—

*
Estimated employer contributions in the postretirement benefit plan do not include settlements on death claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Estimated Future Benefit Payments
	Qualified Defined Benefit Pension Plan	Non-Qualified Defined Benefit Pension Plan	Postretirement Benefit Plan *
	(in millions)
Years Ended December 31
2009	$43	$7	$8
2010	46	7	8
2011	48	8	8
2012	52	9	8
2013	56	9	8
2014-2018	343	55	36

*
Estimated benefit payments in the postretirement benefit plan are net of estimated Medicare subsidies.

Defined Contribution Plan

        Substantially all of the Corporation's employees are eligible to participate in the Corporation's principal defined contribution plan (a 401(k) plan). Under this plan, the Corporation makes matching cash contributions. Effective January 1, 2007, the Corporation prospectively changed its core matching contribution to 100 percent of the first four percent of qualified earnings contributed by employees (up to the current IRS compensation limit), invested based on employee investment elections. Previously, the Corporation's matches were based on a declining percentage of employee contributions as well as a performance-based matching contribution. Under the prior plan, the matching contributions were made in the stock of the Corporation and were restricted until the end of the calendar year. Effective September 16, 2008, the Corporation eliminated Comerica Stock as an investment option for future deposits including employee contributions, matching contributions and transfers. Employee benefits expense included expense for the plans of $22 million, $20 million and $13 million in the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred Compensation Plan

        The Corporation offers an optional deferred compensation plan under which certain employees may make an irrevocable election to defer incentive compensation and/or a portion of base salary until retirement or separation from the Corporation. The employee may direct deferred compensation into one or more deemed investment options. Although not required to do so, the Corporation invests actual funds into the deemed investments as directed by employees, resulting in a deferred compensation asset, recorded in "other short-term investments" on the consolidated balance sheets, that offsets the liability to employees under the plan, recorded in "accrued expenses and other liabilities." The earnings from the deferred compensation asset are recorded in "interest on short-term investments" and "other noninterest income" and the related change in the liability to employees under the plan is recorded in "salaries" expense on the consolidated statements of income.

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

        In the ordinary course of business, the Corporation enters into certain transactions that have tax consequences. From time to time, the Internal Revenue Service (IRS) questions and/or challenges the tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

position taken by the Corporation with respect to those transactions. The Corporation believes that its tax returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The IRS, an administrative authority or a court, if presented with the transactions, could disagree with the Corporation's interpretation of the tax law. After evaluating the risks and opportunities, the best outcome may result in a settlement. The ultimate outcome for each position is not known.

        On January 1, 2007, the Corporation adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109," (FIN 48). On December 31, 2008, the Corporation had unrecognized tax benefits of $70 million compared to unrecognized tax benefits of $88 million at December 31, 2007. After consideration of the effect of the federal tax benefit available on unrecognized state tax benefits, the total amount of unrecognized tax benefits that, if recognized, would affect the Corporation's effective tax rate was approximately $56 million at December 31, 2008, and $77 million at December 31, 2007. Accrued interest and penalties were $85 million and $76 million at December 31, 2008 and 2007, respectively.

        The Corporation recognized approximately $8 million and $5 million in interest and penalties on income tax liabilities included in the "provision for income taxes" on the consolidated statements of income for the years ended December 31, 2008 and 2007, respectively, and $38 million for the year ended December 31, 2006, included in "other noninterest expenses" on the consolidated statements of income. The 2007 interest and penalties on income tax liabilities were net of a $9 million reduction of interest resulting from settlement with the IRS on a refund claim.

        The amount of interest and penalties accrued at December 31, 2008 includes interest for unrecognized tax benefits in addition to interest accrued for structured leasing transactions that are expected to be settled and paid in the first quarter 2009. The Corporation engaged in certain types of structured leasing transactions that the IRS disallowed. In the third quarter 2008 the IRS issued a settlement offer which the Corporation subsequently accepted. The settlement will resolve all tax issues associated with structured leasing transactions entered into by the Corporation.

        In 2008 there was a decline in the unrecognized tax benefits due to settlements with tax authorities. In the fourth quarter 2008, the Corporation executed a settlement with the IRS regarding disallowed foreign tax credits related to a series of foreign borrowers. The Corporation expects to make a payment in the first quarter 2009 related to the settlement. For further information regarding the settlement refer to the table below.

        A reconciliation of the beginning and ending amount of unrecognized tax benefit follows:

Unrecognized Tax Benefits
(in millions)
Balance at January 1, 2008	$88
Increases as a result of tax positions taken during a prior period	3
Increases as a result of tax positions taken during a current period	26
Decreases as a result of a reclassification to deferred taxes taken during a current period	(23)
Decreases related to settlements with tax authorities	(24)
Decreases as a result of a lapse of the applicable statute of limitations	—

Balance at December 31, 2008	$70

        The Corporation has had discussions with various state tax authorities regarding prior year tax filings. The Corporation anticipates that it is reasonably possible that settlements of various state tax return issues will result

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

in a decrease in unrecognized tax benefits in the range of $35 million to $45 million within the next twelve months.

        Based on current knowledge and probability assessment of various potential outcomes, the Corporation believes that current tax reserves, determined in accordance with FIN 48, are adequate to cover the matters outlined above, and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation's consolidated financial condition or results of operations. Probabilities and outcomes are reviewed as events unfold, and adjustments to the reserves are made when necessary.

        The following tax years for significant jurisdictions remain subject to examination as of December 31, 2008:

Jurisdiction	Tax Years
Federal	2001-2007
California	2004-2007

        On January 1, 2007, the Corporation adopted the provisions of FASB Staff Position No. FAS 13-2, "Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction," (FSP 13-2). FSP 13-2 requires a recalculation of the lease income from the inception of a leveraged lease if, during the lease term, the expected timing of the income tax cash flows generated from a leveraged lease is revised. In 2007 the Corporation recorded a one-time non-cash after-tax charge to beginning retained earnings of $46 million to reflect changes in expected timing of the income tax cash flows generated from affected leveraged leases (structured leasing transactions), which is expected to be recognized as income over periods ranging from 4 years to 19 years.

        In 2008 the Corporation reassessed the size and timing of the tax deductions related to the structured leasing transactions discussed above which resulted in a $38 million ($24 million after-tax) charge to lease income in the year ended December 31, 2008. The charges were taken in accordance with FSP 13-2 and, unless the leases are terminated, will fully reverse over the next 19 years.

        The current and deferred components of the provision for income taxes for continuing operations were as follows:

	December 31
	2008	2007	2006
	(in millions)
Current
Federal	$126	$322	$309
Foreign	10	11	12
State and local	22	26	12

Total current	158	359	333
Deferred
Federal	(86)	(51)	8
State and local	(13)	(2)	4

Total deferred	(99)	(53)	12

Total	$59	$306	$345

        Income from continuing operations before income taxes of $271 million for the year ended December 31, 2008, included $34 million of foreign-source income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        Income from discontinued operations, net of tax, included a provision for income taxes on discontinued operations of $1 million, $2 million and $73 million for the years ended December 31, 2008, 2007 and 2006, respectively. The income tax provision on securities transactions was $23 million and $2 million for the years ended December 31, 2008 and 2007, respectively, compared to a nominal tax provision in 2006.

        The principal components of deferred tax assets and liabilities were as follows:

	December 31
	2008	2007
	(in millions)
Deferred tax assets:
Allowance for loan losses	$279	$203
Deferred loan origination fees and costs	21	35
Other comprehensive income	175	100
Employee benefits	17	62
Foreign tax credit	6	36
Tax interest	31	27
Auction-rate securities	29	—
Other temporary differences, net	68	53

Total deferred tax assets before valuation allowance	626	516
Valuation allowance	(1)	(2)

Net deferred tax assets	625	514
Deferred tax liabilities:
Lease financing transactions	(580)	(646)
Allowance for depreciation	(16)	(14)

Total deferred tax liabilities	(596)	(660)

Net deferred tax asset (liability)	$29	$(146)

        Included in deferred tax assets are net state tax credit carryforwards of $5 million. The credits will expire in 2027.

        At December 31, 2008, the Corporation had undistributed earnings of approximately $146 million related to a foreign subsidiary. The Corporation intends to reinvest these earnings indefinitely. The amount of income tax that would be due on these earnings if repatriated to the United States would be approximately $53 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        A reconciliation of expected income tax expense at the federal statutory rate of 35 percent to the Corporation's provision for income taxes for continuing operations and effective tax rate follows:

	Years Ended December 31
	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate
	(dollar amounts in millions)
Tax based on federal statutory rate	$95	35.0%	$346	35.0%	$395	35.0%
State income taxes	5	2.0	16	1.6	10	0.9
Affordable housing and historic credits	(45)	(16.5)	(36)	(3.6)	(31)	(2.8)
Bank-owned life insurance	(15)	(5.5)	(14)	(1.4)	(15)	(1.4)
Disallowance of foreign tax credit	9	3.2	—	—	22	2.0
Settlement of 1996-2000 IRS audit	—	—	—	—	(16)	(1.4)
Other changes in unrecognized tax benefits	10	3.7	—	—	7	0.6
Interest on income tax liabilities	6	2.0	3	0.3	—	—
Other	(6)	(2.2)	(9)	(0.9)	(27)	(2.3)

Provision for income taxes	$59	21.7%	$306	31.0%	$345	30.6%

Note 18 — Transactions with Related Parties

        The Corporation's banking subsidiaries have had, and expect to have in the future, transactions with the Corporation's directors and executive officers, companies with which these individuals are associated, and certain related individuals. Such transactions were made in the ordinary course of business and included extensions of credit, leases and professional services. With respect to extensions of credit, all were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in management's opinion, involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of loans attributable to persons who were related parties at December 31, 2008, totaled $216 million at the beginning and $219 million at the end of 2008. During 2008, new loans to related parties aggregated $293 million and repayments totaled $290 million.

Note 19 — Regulatory Capital and Reserve Requirements

        Reserves required to be maintained and/or deposited with the Federal Reserve Bank were classified in cash and due from banks through September 30, 2008, and were subsequently classified in interest-bearing deposits with banks, coincident with date the Federal Reserve commenced paying interest on such balances. These reserve balances vary, depending on the level of customer deposits in the Corporation's banking subsidiaries. The average required reserve balances were $292 million and $267 million for the years ended December 31, 2008 and 2007, respectively.

        Banking regulations limit the transfer of assets in the form of dividends, loans or advances from the bank subsidiaries to the parent company. Under the most restrictive of these regulations, the aggregate amount of dividends which can be paid to the parent company without obtaining prior approval from bank regulatory agencies approximated $62 million at January 1, 2009, plus 2009 net profits. Substantially all the assets of the Corporation's banking subsidiaries are restricted from transfer to the parent company of the Corporation in the form of loans or advances.

        Dividends declared to the parent company of the Corporation by its banking subsidiaries amounted to $267 million, $614 million and $746 million in 2008, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The Corporation and its U.S. banking subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Tier 1 and total capital (as defined in the regulations) to average and risk-weighted assets. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. At December 31, 2008 and 2007, the Corporation and its U. S. banking subsidiaries exceeded the ratios required for an institution to be considered "well capitalized" (total risk-based capital, Tier 1 risk-based capital and leverage ratios greater than 10 percent, six percent and five percent, respectively). There were no conditions or events since December 31, 2008 that management believes have changed the capital adequacy classification of the Corporation or its U.S. banking subsidiaries.

        The Corporation participated in the U. S. Treasury Capital Purchase Program in the fourth quarter 2008 and issued preferred stock and a related warrant totaling $2.25 billion, which qualifies as Tier 1 capital and significantly increased Tier 1 and total capital ratios for Comerica Incorporated (Consolidated). For more information regarding the Capital Purchase Program, refer to Note 12 to the consolidated financial statements. The following is a summary of the capital position of the Corporation and Comerica Bank, its significant banking subsidiary.

	Comerica Incorporated (Consolidated)	Comerica Bank
	(dollar amounts in millions)
December 31, 2008
Tier 1 common capital	$5,181	$5,387
Tier 1 capital (minimum-$2.9 billion (Consolidated))	7,805	5,707
Total capital (minimum-$5.9 billion (Consolidated))	10,774	8,378
Risk-weighted assets	73,207	72,909
Average assets (fourth quarter)	66,309	66,071
Tier 1 common capital to risk-weighted assets	7.08%	7.39%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	10.66	7.83
Total capital to risk-weighted assets (minimum-8.0%)	14.72	11.49
Tier 1 capital to average assets (minimum-3.0%)	11.77	8.64

December 31, 2007
Tier 1 common capital	$5,145	$5,408
Tier 1 capital (minimum-$3.0 billion (Consolidated))	5,640	5,728
Total capital (minimum-$6.0 billion (Consolidated))	8,410	8,185
Risk-weighted assets	75,102	74,919
Average assets (fourth quarter)	60,878	60,660
Tier 1 common capital to risk-weighted assets	6.85%	7.22%
Tier 1 capital to risk-weighted assets (minimum-4.0%)	7.51	7.65
Total capital to risk-weighted assets (minimum-8.0%)	11.20	10.92
Tier 1 capital to average assets (minimum-3.0%)	9.26	9.44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

        Market risk is the potential loss that may result from movements in interest or foreign currency rates and energy commodity prices which cause an unfavorable change in the value of a financial instrument. The Corporation manages this risk by establishing monetary exposure limits and monitoring compliance with those limits. Market risk arising from derivative instruments entered into on behalf of customers is reflected in the consolidated financial statements and may be mitigated by entering into offsetting transactions. Market risk inherent in derivative instruments held or issued for risk management purposes is generally offset by changes in the value of rate sensitive assets or liabilities.

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

        For hedge relationships accounted for under SFAS 133 at inception of the hedge, the Corporation uses either the short-cut method or applies dollar offset or statistical regression analysis to assess effectiveness. The short-cut method is used for certain fair value hedges of medium- and long-term debt. This method allows for the assumption of zero hedge ineffectiveness and eliminates the requirement to further assess hedge effectiveness on these transactions. For SFAS 133 hedge relationships to which the Corporation does not apply the short-cut method, either the dollar offset or statistical regression analysis is used at inception and for each reporting period thereafter to assess whether the derivative used has been and is expected to be highly effective in offsetting changes in the fair value or cash flows of the hedged item. All components of each derivative instrument's gain or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

loss are included in the assessment of hedge effectiveness. Net hedge ineffectiveness is recorded in "other noninterest income" on the consolidated statements of income.

        The following table presents net hedge ineffectiveness gains (losses) by risk management hedge type:

	Years Ended December 31
	2008	2007	2006
	(in millions)
Cash flow hedges	$—	$1	$1
Fair value hedges	9	2	—
Foreign currency hedges	—	—	—

Total	$9	$3	$1

        As part of a fair value hedging strategy, the Corporation has entered into interest rate swap agreements for interest rate risk management purposes. These interest rate swap agreements effectively modify the Corporation's exposure to interest rate risk by converting fixed rate debt to a floating rate. These agreements involve the receipt of fixed rate interest amounts in exchange for floating rate interest payments over the life of the agreement, without an exchange of the underlying principal amount.

        During 2008, the Corporation terminated an interest rate swap with a notional amount of $150 million that was designated as fair value hedge. The pre-tax gain of $35 million realized on the termination will be recognized in net interest income over the remaining life of the related debt (15 years). The swap was replaced with another interest rate swap with a notional amount of $150 million with a different counterparty.

        As part of a cash flow hedging strategy, the Corporation entered into predominantly two-year interest rate swap agreements (weighted average original maturity of 2.2 years) that effectively convert a portion of its existing and forecasted floating rate loans to a fixed rate basis, thus reducing the impact of interest rate changes on future interest income over the life of the agreements (currently over the next 27 months). Approximately three percent ($1.7 billion) of the Corporation's outstanding loans were designated as hedged items to interest rate swap agreements at December 31, 2008. For the year ended December 31, 2008, interest rate swap agreements designated as cash flow hedges increased interest and fees on loans by $24 million, compared to a decrease of $67 million for the year ended December 31, 2007. If interest rates, interest yield curves and notional amounts remain at their current levels, the Corporation expects to reclassify $20 million of net gains, net of tax, on derivative instruments that are designated as cash flow hedges from accumulated other comprehensive income (loss) to earnings during the next twelve months due to receipt of variable interest associated with the existing and forecasted floating rate loans.

        Foreign exchange rate risk arises from changes in the value of certain assets and liabilities denominated in foreign currencies. The Corporation employs cash instruments, such as investment securities, as well as derivative instruments to manage exposure to these and other risks. In addition, the Corporation may use foreign exchange forward and option contracts to protect the value of its foreign currency investment in foreign subsidiaries. Realized and unrealized gains and losses from foreign exchange forward and option contracts used to protect the value of investments in foreign subsidiaries are not included in the statement of income, but are shown in the accumulated foreign currency translation adjustment account included in other comprehensive income (loss), with the related amounts due to or from counterparties included in other liabilities or other assets. The Corporation did not hold any forward foreign exchange contracts recognized in accumulated foreign currency translation adjustment during the years ended December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

        The following table presents the composition of derivative instruments held or issued for risk management purposes, excluding commitments, at December 31, 2008 and 2007. The fair values of all derivative instruments are reflected in the consolidated balance sheets.

	Notional/ Contract Amount	Unrealized Gains	Unrealized Losses	Fair Value
	(in millions)
December 31, 2008
Risk management
Interest rate contracts:
Swaps — cash flow	$1,700	$50	$—	$50
Swaps — fair value	1,700	346	—	346

Total interest rate contracts	3,400	396	—	396
Foreign exchange contracts:
Spot and forwards	531	5	9	(4)
Swaps	13	3	—	3

Total foreign exchange contracts	544	8	9	(1)

Total risk management	$3,944	$404	$9	$395

December 31, 2007
Risk management
Interest rate contracts:
Swaps — cash flow	$3,200	$3	$2	$1
Swaps — fair value	2,202	142	—	142

Total interest rate contracts	5,402	145	2	143
Foreign exchange contracts:
Spot and forwards	528	4	2	2
Swaps	21	1	—	1

Total foreign exchange contracts	549	5	2	3

Total risk management	$5,951	$150	$4	$146

        Notional amounts, which represent the extent of involvement in the derivatives market, are generally used to determine the contractual cash flows required in accordance with the terms of the agreement. These amounts are typically not exchanged, significantly exceed amounts subject to credit or market risk, and are not reflected in the consolidated balance sheets.

        Credit risk, which excludes the effects of any collateral or netting arrangements, is measured as the cost to replace, at current market rates, contracts in a profitable position. The maximum amount of this exposure is represented by the gross unrealized gains on derivative instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        Bilateral collateral agreements with counterparties covered 53 percent and 63 percent of the notional amount of interest rate derivative contracts at December 31, 2008 and 2007, respectively. These agreements reduce credit risk by providing for the exchange of marketable investment securities to secure amounts due on contracts in an unrealized gain position. In addition, at December 31, 2008, master netting arrangements had been established with all interest rate swap counterparties and certain foreign exchange counterparties. These arrangements effectively reduce credit risk by permitting settlement, on a net basis, of contracts entered into with the same counterparty.

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

        For those customer-initiated derivative contracts which were not offset or where the Corporation holds a speculative position within the limits described above, the Corporation recognized $2 million of net gains in 2008 and $1 million of net gains in both 2007 and 2006, which were included in "other noninterest income" in the consolidated statements of income. The fair value of derivative instruments held or issued in connection with customer-initiated activities, including those customer-initiated derivative contracts where the Corporation does not enter into an offsetting derivative contract position, is included in the following table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The following table presents the composition of derivative instruments held or issued in connection with customer-initiated and other activities.

	Notional/ Contract Amount	Unrealized Gains	Unrealized Losses	Fair Value
	(in millions)
December 31, 2008
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$1,271	$—	$14	$(14)
Caps and floors purchased	1,271	14	—	14
Swaps	9,800	410	376	34

Total interest rate contracts	12,342	424	390	34
Energy derivative contracts:
Caps and floors written	634	—	84	(84)
Caps and floors purchased	634	84	—	84
Swaps	877	101	101	—

Total energy derivative contracts	2,145	185	185	—
Foreign exchange contracts:
Spot, forwards, futures and options	2,695	101	86	15
Swaps	28	1	1	—

Total foreign exchange contracts	2,723	102	87	15

Total customer-initiated and other	$17,210	$711	$662	$49

December 31, 2007
Customer-initiated and other
Interest rate contracts:
Caps and floors written	$851	$—	$5	$(5)
Caps and floors purchased	851	5	—	5
Swaps	6,806	110	89	21

Total interest rate contracts	8,508	115	94	21
Energy derivative contracts:
Caps and floors written	410	—	43	(43)
Caps and floors purchased	410	43	—	43
Swaps	661	61	61	—

Total energy derivative contracts	1,481	104	104	—
Foreign exchange contracts:
Spot, forwards, futures and options	2,707	34	29	5
Swaps	8	—	—	—

Total foreign exchange contracts	2,715	34	29	5

Total customer-initiated and other	$12,704	$253	$227	$26

        Fair values for customer-initiated and other derivative instruments represent the net unrealized gains or losses on such contracts and are recorded in the consolidated balance sheets. The fair value of gross unrealized gains on customer-initiated derivative instruments totaling $711 million at December 31, 2008 reflected credit-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

related adjustments totaling $6 million. Changes in fair value are recognized in the consolidated income statements. The following table provides the average unrealized gains and unrealized losses and noninterest income generated on customer-initiated and other interest rate contracts, energy derivative contracts and foreign exchange contracts.

	Years Ended December 31
	2008	2007
	(in millions)
Average unrealized gains	$459	$137
Average unrealized losses	417	120
Noninterest income	56	50

        Detailed discussions of each class of derivative instruments held or issued by the Corporation for both risk management and customer-initiated and other activities are as follows.

Interest Rate Swaps

        Interest rate swaps are agreements in which two parties periodically exchange fixed cash payments for variable payments based on a designated market rate or index, or variable payments based on two different rates or indices, applied to a specified notional amount until a stated maturity. The Corporation's swap agreements are structured such that variable payments are primarily based on prime, one-month LIBOR or three-month LIBOR. These instruments are principally negotiated over-the-counter and are subject to credit risk, market risk and liquidity risk.

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

Energy Derivative Contracts

        The Corporation offers energy derivative contracts, including over-the-counter and NYMEX-based natural gas and crude oil fixed rate swaps and options, as a service to customers seeking to hedge market risk in the underlying products. Contract tenors are typically limited to three years to accommodate hedge requirements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

and are further limited to products that are liquid and available on demand. Energy derivative swaps are over-the-counter agreements in which the Corporation and the counterparty periodically exchange fixed cash payments for variable payments based upon a designated market price or index. Energy derivative option contracts grant the option owner the right to buy or sell the underlying commodity for a predetermined price at settlement date. Energy caps, floors and collars are option-based contracts that result in the buyer and seller of the contract receiving or making cash payments based on the difference between a designated reference price and the contracted strike price, applied to a notional amount. An option fee or premium is received by the Corporation at inception for assuming the risk of unfavorable changes in energy commodity prices. Purchased options contain both credit and market risk. Commodity options entered into by the Corporation are over-the-counter agreements.

Warrants

        The Corporation holds a portfolio of approximately 780 warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. As discussed in Note 1, warrants that have a net exercise provision embedded in the warrant agreement are considered derivatives and are required to be recorded at fair value. Fair value for these warrants (approximately 400 warrants at December 31, 2008 and 570 warrants at December 31, 2007) was approximately $8 million at December 31, 2008 and $23 million at December 31, 2007, as estimated using a Black-Scholes valuation model.

Commitments

        The Corporation also enters into commitments to purchase or sell earning assets for risk management and trading purposes. These transactions are similar in nature to forward contracts. The Corporation had commitments to purchase investment securities for its available-for-sale and trading account portfolios totaling $1.3 billion and $604 million at December 31, 2008 and 2007, respectively. Commitments to sell investment securities related to the trading account totaled $10 million at December 31, 2008 and $4 million at December 31, 2007. Outstanding commitments expose the Corporation to both credit and market risk.

Credit-Related Financial Instruments

        The Corporation issues off-balance sheet financial instruments in connection with commercial and consumer lending activities. The Corporation's credit risk associated with these instruments is represented by the contractual amounts indicated in the following table.

	December 31
	2008	2007
	(in millions)
Unused commitments to extend credit:
Commercial and other	$25,901	$31,603
Bankcard, revolving check credit and equity access loan commitments	2,124	2,216

Total unused commitments to extend credit	$28,025	$33,819

Standby letters of credit and financial guarantees:
Maturing within one year	$3,894	$4,344
Maturing after one year	2,346	2,556

Total standby letters of credit and financial guarantees	$6,240	$6,900

Commercial letters of credit	$156	$234

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The Corporation maintains an allowance to cover probable credit losses inherent in lending-related commitments, including unused commitments to extend credit, letters of credit and financial guarantees. At December 31, 2008 and 2007, the allowance for credit losses on lending-related commitments, which is recorded in "accrued expenses and other liabilities" on the consolidated balance sheets, was $38 million and $21 million, respectively.

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

Standby and Commercial Letters of Credit and Financial Guarantees

        Standby and commercial letters of credit represent conditional obligations of the Corporation which guarantee the performance of a customer to a third party. Standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. These contracts expire in decreasing amounts through the year 2018. The Corporation may enter into participation arrangements with third parties, which effectively reduce the maximum amount of future payments which may be required under standby letters of credit. These risk participations covered $525 million of the $6.2 billion standby letters of credit outstanding at December 31, 2008. Commercial letters of credit are issued to finance foreign or domestic trade transactions and are short-term in nature. Financial guarantees of $36 million at December 31, 2008 consisted of an indemnification agreement related to the sale of the Corporation's remaining ownership of Visa Inc. (Visa) shares and credit risk participation agreements, where the Corporation, primarily as part of a syndicated lending arrangement, for a fee, guarantees a portion of the credit risk on an interest rate swap agreement between the lead bank in the syndicate and the customer. In the event of default by the customer, the Corporation would be required to pay the portion of the unpaid amount guaranteed by the Corporation to the lead bank. At December 31, 2008, the estimated fair value of the Corporation's credit risk participation agreements where the Corporation is the guarantor was $32 million, and the estimated credit exposure was $46 million. The estimated credit exposure includes the estimated credit risk as of December 31, 2008, in addition to an estimated increase in future risk for changes in interest rates in each remaining year of the contract until maturity. In addition, the estimated credit exposure assumes the lead bank was unable to liquidate assets of the customers. In the event of customer default, the lead bank has the ability to liquidate the assets of the customer, in which case the lead bank would be required to return a percentage of recouped assets to the participating banks. These credit risk participation agreements expire in decreasing amounts through the year 2016, with a weighted average remaining maturity on outstanding agreements of 2.2 years. Commercial letters of credit are issued to finance foreign or domestic trade transactions and are short-term in nature. At December 31, 2008, the carrying value of the Corporation's standby and commercial letters of credit and financial guarantees, which are included in "accrued expenses and other liabilities" on the consolidated balance sheet, totaled $84 million.

        The following table presents a summary of total internally classified watch list standby and commercial letters of credit and financial guarantees (generally consistent with regulatory defined special mention, substandard and doubtful) at December 31, 2008 and 2007. The Corporation manages credit risk through

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

underwriting, periodically reviewing and approving its credit exposures using Board committee approved credit policies and guidelines.

December 31
2008
(dollar amounts in millions)
Total watch list standby and commerical letters of credit	$277.0
As a percentage of total outstanding standby and commercial letters of credit	4.3%
Total watch list financial guarantees	$—
As a percentage of total outstanding financial guarantees	—%

Note 21 — Contingent Liabilities

Legal Proceedings

        The Corporation and certain of its subsidiaries are subject to various pending and threatened legal proceedings arising out of the normal course of business or operations. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be. However, based on current knowledge and after consultation with legal counsel, management believes that current reserves, determined in accordance with SFAS 5, "Accounting for Contingencies," (SFAS 5), are adequate and the amount of any incremental liability arising from these matters is not expected to have a material adverse effect on the Corporation's consolidated financial condition. For information regarding income tax contingencies, refer to Note 17.

Note 22 — Variable Interest Entities (VIE's)

        The Corporation evaluates its interest in certain entities to determine if these entities meet the definition of a VIE, and whether the Corporation was the primary beneficiary and should consolidate the entity based on the variable interests it held. The following provides a summary of the VIE's in which the Corporation has a significant interest.

        The Corporation owns 100% of the common stock of an entity formed in 2007 to issue trust preferred securities. This entity meets the definition of a VIE, but the Corporation is not the primary beneficiary as the expected losses and residual returns of the trust are absorbed by the trust preferred stock holders. The trust preferred securities held by this entity ($500 million at December 31, 2008) are classified as subordinated debt and qualify as Tier 1 capital. The Corporation is not exposed to loss related to this VIE.

        The Corporation has limited partnership interests in three other venture capital funds, which were acquired in 1998, 1999 and 2001, where the general partner (an employee of the Corporation) in these three partnerships is considered a related party to the Corporation. These three entities meet the definition of a VIE, however, the Corporation is not the primary beneficiary of the entities as the majority of variable interests are expected to accrue to the nonaffiliated limited partners. As such, the Corporation accounts for its interest in these partnerships on the cost method. These three entities had approximately $124 million in assets at December 31, 2008. Exposure to loss as a result of involvement with these three entities at December 31, 2008 was limited to approximately $5 million of book basis of the Corporation's investments and approximately $2 million of commitments for future investments.

        The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 133 other venture capital and private equity investment partnerships where the Corporation is not related to the general

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

partner. While these entities may meet the definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. The Corporation accounts for its interests in these partnerships on the cost method, and exposure to loss as a result of involvement with these entities at December 31, 2008 was limited to approximately $60 million of book basis of the Corporation's investments and approximately $34 million of commitments for future investments.

        Two limited liability subsidiaries of the Corporation are the general partners in two investment fund partnerships, formed in 1999 and 2003. These subsidiaries manage the investments held by these funds. These two investment partnerships meet the definition of a VIE. In the investment fund partnership formed in 1999, the Corporation is not the primary beneficiary of the entity as the majority of the variable interests are expected to accrue to the nonaffiliated limited partners. As such, the Corporation accounts for its indirect interests in this partnership on the cost method. This investment partnership had approximately $48 million in assets at December 31, 2008 and was structured so that the Corporation's exposure to loss as a result of its interest should be limited to the book basis of the Corporation's investment in the limited liability subsidiary, which was insignificant at December 31, 2008. In the investment fund partnership formed in 2003, the Corporation is the primary beneficiary and consolidates the entity as the majority of the variable interests are expected to accrue to the Corporation. This investment partnership had assets of approximately $7 million at December 31, 2008 and was structured so that the Corporation's exposure to loss as a result of its interest should be limited to the book basis of the Corporation's investment in the limited liability subsidiary, which was insignificant at December 31, 2008.

        The Corporation has a significant limited partner interest in 20 low income housing tax credit/historic rehabilitation tax credit partnerships, acquired at various times from 1992 to 2007. These entities meet the definition of a VIE. However, the Corporation is not the primary beneficiary of the entities as the majority of the variable interests are expected to accrue to the nonaffiliated limited partners. The Corporation accounts for its interest in these partnerships on the cost or equity method. These entities had approximately $150 million in assets at December 31, 2008. Exposure to loss as a result of its involvement with these entities at December 31, 2008 was limited to approximately $12 million of book basis of the Corporation's investment, which includes unused commitments for future investments.

        The Corporation, as a limited partner, also holds an insignificant ownership percentage interest in 113 other low income housing tax credit/historic rehabilitation tax credit partnerships. While these entities may meet the definition of a VIE, the Corporation is not the primary beneficiary of any of these entities as a result of its insignificant ownership percentage interest. As such, the Corporation accounts for its interest in these partnerships on the cost or equity method. Exposure to loss as a result of its involvement with these entities at December 31, 2008 was limited to approximately $333 million of book basis of the Corporation's investment, which includes unused commitments for future investments.

        For further information on the company's consolidation policy, see Note 1.

Note 23 — Fair Value

        The Corporation utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, trading securities, derivatives and certain liabilities are recorded at fair value on a recurring basis. Additionally, from time to time, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held-for-sale, loans held for investment and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Fair Value Hierarchy

        Under SFAS 157, the Corporation groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
Level 3
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

        Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

        Investment Securities Available-for-Sale:    Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions and other factors such as credit loss and liquidity assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities primarily include mortgage-backed securities issued by government-sponsored entities. Securities classified as Level 3 represent securities in less liquid markets, including auction-rate securities and other securities requiring a significant management assumptions when determining the fair value. For further information regarding auction-rate securities, refer to Notes 3 and 28 to the consolidated financial statements.

        Trading Securities and Associated Liabilities:    Securities held for trading purposes are recorded at fair value and included in "other short-term investments" on the consolidated balance sheets. Level 1 securities held for trading purposes include assets related to employee deferred compensation plans, which are invested in mutual funds and other securities traded on an active exchange. Deferred compensation liabilities, also classified as Level 1, are carried at the fair value of the obligation to the employee, which corresponds to the fair value of the invested assets. Level 2 securities include municipal bonds and mortgage-backed securities issued by government-sponsored entities and corporate debt securities. Securities classified as Level 3 include securities in less liquid markets and securities not rated by a credit agency at December 31, 2008. The valuation method for trading securities is the same as the method used for investment securities classified as available-for-sale, discussed above.

        Loans Held-for-Sale:    Loans held-for-sale, included in "other short-term investments" on the consolidated balance sheets, are carried at the lower of cost or market value. The fair value of loans held-for-sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Corporation classifies loans subjected to nonrecurring fair value adjustments as Level 2.

        Loans:    The Corporation does not record loans at fair value on a recurring basis. However, loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once loans are identified as impaired, management measures impairment in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan," (SFAS 114) and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

establishes an allowance for loan losses. The allowance, based on the fair value of impaired loans, is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the impaired loan as nonrecurring Level 2. When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the impaired loan as nonrecurring Level 3.

        Derivative Assets and Liabilities:    Substantially all of the derivative instruments held or issued by the Corporation for risk management or customer-initiated activities are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Corporation measures fair value using internally developed models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk. As such, the Corporation classifies those derivative instruments as Level 2. Examples of Level 2 derivatives are interest rate swaps, energy and foreign exchange derivative contracts.

        The Corporation also holds a portfolio of warrants for generally non-marketable equity securities. These warrants are primarily from high technology, non-public companies obtained as part of the loan origination process. Warrants which contain a net exercise provision are required to be accounted for as derivatives and recorded at fair value. Fair value is determined using a Black-Scholes valuation model, which has five inputs: risk-free rate, expected life, volatility, exercise price, and the per share market value of the underlying company. Where sufficient financial data existed, a market approach method was utilized to estimate the current value of the underlying company. When quoted market values were not available, an index method was utilized. The estimated fair value of the underlying securities for warrants requiring valuation at fair value were adjusted for discounts related to lack of liquidity. The Corporation classifies warrants accounted for as derivatives in recurring Level 3.

        Financial Guarantees:    A liability under an indemnification agreement related to the sale of the Corporation's remaining ownership of Visa shares is a financial guarantee recorded at fair value and included in "other liabilities" on the consolidated balance sheets. The fair value of the indemnification agreement was determined using a probability weighted estimate of cash flows under various scenarios. As such, the Corporation classifies this financial guarantee as recurring Level 3.

        Foreclosed Assets:    Upon transfer from the loan portfolio, foreclosed assets are adjusted to and subsequently carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the foreclosed asset as nonrecurring Level 2. When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the foreclosed asset as nonrecurring Level 3.

        Nonmarketable Equity Securities:    The Corporation has a portfolio of indirect (through funds) private equity and venture capital investments. The majority of these investments are not readily marketable. The investments are individually reviewed for impairment on a quarterly basis by comparing the carrying value to the estimated fair value. The Corporation bases its estimates of fair value for the majority of its indirect private equity

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

and venture capital investments on the percentage ownership in the fair value of the entire fund, as reported by the fund's management. For those funds where fair value is not reported by the fund's management, the Corporation derives the fair value of the fund by estimating the fair value of each underlying investment in the fund. The lack of an independent source to validate fair value estimates, including the impact of future capital calls and transfer restrictions, is an inherent limitation in the valuation process. The Corporation classifies nonmarketable equity securities subjected to nonrecurring fair value adjustments as Level 3.

        Loan Servicing Rights:    Loan servicing rights are subject to impairment testing. A valuation model, which utilizes a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management, is used for impairment testing. If the valuation model reflects a value less than the carrying value, loan servicing rights are adjusted to fair value through a valuation allowance as determined by the model. As such, the Corporation classifies loan servicing rights subjected to nonrecurring fair value adjustments as Level 3.

        Goodwill and Other Intangible Assets:    Goodwill and identified intangible assets are subject to impairment testing. The Corporation utilizes both a comparable market multiple analysis and discounted cash flow to determine the fair value of the reporting units. The Corporation currently applies more weight to the discounted cash flow given the current market conditions. Both valuation models require a significant degree of management judgment. In the event the fair value as determined by the valuation model is less than the carrying value, goodwill may be impaired. If the testing resulted in impairment, the Corporation would classify goodwill and other intangible assets subjected to nonrecurring fair value adjustments as Level 3. Additional information regarding goodwill, other intangible assets and impairment policies can be found in Note 8.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

        The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

	December 31, 2008
	Total	Level 1	Level 2	Level 3
	(in millions)
Trading securities	$124	$80	$10	$34
Investment securities available-for-sale	9,201	149	7,899	1,153
Derivative assets	1,123	—	1,115	8

Total assets at fair value	$10,448	$229	$9,024	$1,195

Derivative liabilities	$671	$—	$671	$—
Other liabilities (1)	85	80	—	5

Total liabilities at fair value	$756	$80	$671	$5

(1)
Includes liabilities associated with deferred compensation plans and financial guarantees.

        The table below provides a reconciliation of changes during the period in Level 3 assets and liabilities measured at fair value on a recurring basis at January 1, 2008 and December 31, 2008. The increase in trading securities reflected the purchase of non-rated municipal and corporate bonds. The increase in investment securities available-for-sale was primarily due to the Corporation's purchase of auction-rate securities. The decrease in derivative assets was impacted by fair value adjustments and settlements of warrants. Other Level 3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

liabilities included a liability under an indemnification agreement related to the sale of the Corporation's remaining ownership of Visa shares, discussed in "Financial Guarantees" above.

	Year Ended December 31, 2008
Recurring Level 3 Assets and Liabilities	Trading Securities	Investment Securities Available-for-Sale	Derivative Assets (Warrants)	Other Liabilities
	(in millions)
Balance at January 1, 2008	$—	$3	$23	$—
Net realized/unrealized gains (losses):
Recorded in earnings-realized	—	—	2	—
Recorded in earnings-unrealized	—	4	(9)	(5)
Recorded in other comprehensive income	—	(32)	—	—
Purchases, sales, issuances and settlements, net	31	1,178	(8)	—
Transfers in and/or out of Level 3	3	—	—	—

Balance at December 31, 2008	$34	$1,153	$8	$5

        The table below presents the income statement classification of the Level 3 gains and losses due to changes in fair value, including both realized and unrealized gains and losses, recorded in earnings, as shown in the table above.

	Year Ended December 31, 2008
Recurring Level 3 Assets and Liabilities	Trading Securities	Investment Securities Available-for-Sale	Derivative Assets (Warrants)	Other Liabilities
	(in millions)
Classification of realized/unrealized gains (losses) recorded in earnings:
Other noninterest income	$—	$—	$(7)	$—
Net securities gains (losses)	—	—	—	(5)
Discontinued operations	—	4	—	—

Total	$—	$4	$(7)	$(5)

        The table below summarizes the changes in unrealized gains and losses recorded in earnings for the year ended December 31, 2008 for recurring Level 3 assets and liabilities that were still held at December 31, 2008.

	Year Ended December 31, 2008
Recurring Level 3 Assets and Liabilities	Trading Securities	Investment Securities Available-for-Sale	Derivative Assets (Warrants)	Other Liabilities
	(in millions)
Changes in unrealized gains (losses) recorded in earnings relating to assets still held at December 31, 2008:
Other noninterest income	$—	$—	$(9)	$—
Net securities gains (losses)	—	—	—	(5)
Discontinued operations	—	4	—	—

Total	$—	$4	$(9)	$(5)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

        The Corporation may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

	December 31, 2008
	Total	Level 1	Level 2	Level 3
	(in millions)
Loans	$904	$—	$—	$904
Other assets (1)	153	—	5	148

Total assets at fair value	$1,057	$—	$5	$1,052

Total liabilities at fair value	$—	$—	$—	$—

(1)
Includes private equity investments, loans held-for-sale, loan servicing rights and foreclosed assets.

Note 24 — Estimated Fair Value of Financial Instruments

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

        Following is a description of the methods and assumptions used in estimating fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis on the Corporation's consolidated balance sheets. For further information regarding the fair value of financial instruments recorded at fair value on a recurring basis under SFAS 157, refer to Note 23.

        Cash and due from banks, federal funds sold and securities purchased under agreements to resell and interest-bearing deposits with banks:    The carrying amount approximates the estimated fair value of these instruments.

        Loans held-for-sale:    The market value of these loans represents estimated fair value or estimated net selling price. The market value is determined on the basis of existing forward commitments or the current market values of similar loans.

        Loans:    Domestic business loans consist of commercial, real estate construction, commercial mortgage and equipment lease financing loans. The estimated fair value of the Corporation's variable rate domestic business loans is represented by the carrying value, adjusted by an amount which estimates the change in fair value caused by changes in the credit quality of borrowers since the loans were originated. The estimated fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

value of fixed rate domestic business loans is calculated using a discounted cash flow model. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated. International loans consist primarily of short-term trade-related loans, variable rate loans or loans which have no cross-border risk due to the existence of domestic guarantors or liquid collateral. The estimated fair value of the Corporation's international loan portfolio is represented by its carrying value, adjusted by an amount which estimates the effect on fair value of changes in the credit quality of borrowers or guarantors. Retail loans consist of residential mortgage, home equity and other consumer loans. The estimated fair value of residential mortgage loans is based on discounted contractual cash flows adjusted for expected prepayments. For home equity and other consumer loans, the estimated fair values are calculated using a discounted cash flow model. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

        Customers' liability on acceptances outstanding and acceptances outstanding:    The carrying amount approximates the estimated fair value.

        Loan servicing rights:    The estimated fair value is based on a discounted cash flow analysis, using interest rates and prepayment speed assumptions currently quoted for comparable instruments.

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

        Credit-related financial instruments:    The estimated fair value of unused commitments to extend credit and standby and commercial letters of credit is represented by the estimated cost to terminate or otherwise settle the obligations with the counterparties. This amount is approximated by the fees currently charged to enter into similar arrangements, considering the remaining terms of the agreements and any changes in the credit quality of counterparties since the agreements were executed. This estimate of fair value does not take into account the significant value of the customer relationships and the future earnings potential involved in such arrangements as the Corporation does not believe that it would be practicable to estimate a representational fair value for these items.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The carrying amount and estimated fair value of the Corporation's financial instruments are as follows:

	December 31
	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets
Cash and due from banks	$913	$913	$1,440	$1,440
Federal funds sold and securities purchased under agreements to resell	202	202	36	36
Interest-bearing deposits with banks	2,308	2,308	38	38
Trading securities	124	124	118	118
Loans held-for-sale	34	34	217	217

Total short-term investments	158	158	335	335
Investment securities available-for-sale	9,201	9,201	6,296	6,296
Total loans	50,505	50,855	50,743	50,681
Less allowance for loan losses	(770)	—	(557)	—

Net loans	49,735	50,855	50,186	50,681
Customers' liability on acceptances outstanding	14	14	48	48
Loan servicing rights	11	11	12	12
Liabilities
Demand deposits (noninterest-bearing)	11,701	11,701	11,920	11,920
Interest-bearing deposits	30,254	30,392	32,358	32,357

Total deposits	41,955	42,093	44,278	44,277
Short-term borrowings	1,749	1,749	2,807	2,807
Acceptances outstanding	14	14	48	48
Medium- and long-term debt	15,053	13,995	8,821	8,492
Derivative instruments
Risk management:
Unrealized gains	404	404	150	150
Unrealized losses	(9)	(9)	(4)	(4)
Customer-initiated and other:
Unrealized gains	711	711	253	253
Unrealized losses	(662)	(662)	(227)	(227)
Warrants	8	8	23	23
Credit-related financial instruments	(98)	(136)	(110)	(125)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 25 — Business Segment Information

        The Corporation has strategically aligned its operations into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. These business segments are differentiated based on the type of customer and the related products and services provided. In addition to the three major business segments, the Finance Division is also reported as a segment. Business segment results are produced by the Corporation's internal management accounting system. This system measures financial results based on the internal business unit structure of the Corporation. Information presented is not necessarily comparable with similar information for any other financial institution. The management accounting system assigns balance sheet and income statement items to each business segment using certain methodologies, which are regularly reviewed and refined. For comparability purposes, amounts in all periods are based on business segments and methodologies in effect at December 31, 2008. These methodologies, which are briefly summarized in the following paragraph, may be modified as management accounting systems are enhanced and changes occur in the organizational structure or product lines.

        The Corporation's internal funds transfer pricing system records cost of funds or credit for funds using a combination of matched maturity funding for certain assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities. The allowance for loan losses is allocated to both large business and certain large personal purpose consumer and residential mortgage loans that have deteriorated below certain levels of credit risk based on a non-standard, specifically calculated amount. Additional loan loss reserves are allocated based on industry-specific risk and are maintained to capture probable losses due to the inherent imprecision in the risk rating system and new business migration risk not captured in the credit scores of individual loans. For other business loans, the allowance for loan losses is recorded in business units based on the credit score of each loan outstanding. For other consumer and residential mortgage loans, it is allocated based on applying estimated loss ratios to various segments of the loan portfolio. The related loan loss provision is assigned based on the amount necessary to maintain an allowance for loan losses adequate for each product category. Noninterest income and expenses directly attributable to a line of business are assigned to that business segment. Direct expenses incurred by areas whose services support the overall Corporation are allocated to the business segments as follows: product processing expenditures are allocated based on standard unit costs applied to actual volume measurements; administrative expenses are allocated based on estimated time expended; and corporate overhead is assigned 50 percent based on the ratio of the business segment's noninterest expenses to total noninterest expenses incurred by all business segments and 50 percent based on the ratio of the business segment's attributed equity to total attributed equity of all business segments. Equity is attributed based on credit, operational and interest rate risks. Most of the equity attributed relates to credit risk, which is determined based on the credit score and expected remaining life of each loan, letter of credit and unused commitment recorded in the business units. Operational risk is allocated based on loans and letters of credit, deposit balances, non-earning assets, trust assets under management, certain noninterest income items, and the nature and extent of expenses incurred by business units. Virtually all interest rate risk is assigned to Finance, as are the Corporation's hedging activities.

        The following discussion provides information about the activities of each business segment. A discussion of the financial results and the factors impacting 2008 performance can be found in the section entitled "Business Segments" in the financial review.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

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

        The Finance segment includes the Corporation's securities portfolio and asset and liability management activities. This segment is responsible for managing the Corporation's funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation's exposure to liquidity, interest rate risk and foreign exchange risk.

        The Other category includes discontinued operations, the income and expense impact of equity and cash, tax benefits not assigned to specific business segments and miscellaneous other expenses of a corporate nature.

        Business segment financial results are as follows:

	Year Ended December 31, 2008
	Business Bank	Retail Bank	Wealth & Institutional Management *	Finance	Other	Total
	(dollar amounts in millions)
Earnings summary:
Net interest income (expense) (FTE)	$1,277	$566	$148	$(147)	$(23)	$1,821
Provision for loan losses	543	123	25	—	(5)	686
Noninterest income	302	258	292	68	(27)	893
Noninterest expenses	709	645	422	11	(36)	1,751
Provision (benefit) for income taxes (FTE)	90	22	(3)	(42)	(2)	65
Income from discontinued operations, net of tax	—	—	—	—	1	1

Net income (loss)	$237	$34	$(4)	$(48)	$(6)	$213

Net credit-related charge-offs	$392	$64	$16	$—	$—	$472
Selected average balances:
Assets	$41,794	$7,074	$4,689	$10,003	$1,625	$65,185
Loans	40,867	6,342	4,542	1	13	51,765
Deposits	15,005	16,966	2,433	7,239	360	42,003
Liabilities	15,719	16,961	2,451	23,880	732	59,743
Attributed equity	3,277	676	336	926	227	5,442
Statistical data:
Return on average assets (1)	0.57%	0.19%	(0.09)%	N/M	N/M	0.33%
Return on average attributed equity	7.25	4.98	(1.31)	N/M	N/M	3.79
Net interest margin (2)	3.11	3.33	3.22	N/M	N/M	3.02
Efficiency ratio	45.28	83.21	96.97	N/M	N/M	66.17

*
2008 included an $88 million net charge ($56 million, after-tax) related to the repurchase of auction-rate securities from customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Year Ended December 31, 2007
	Business Bank	Retail Bank	Wealth & Institutional Management	Finance	Other	Total
	(dollar amounts in millions)
Earnings summary:
Net interest income (expense) (FTE)	$1,349	$670	$145	$(133)	$(25)	$2,006
Provision for loan losses	178	41	(3)	—	(4)	212
Noninterest income	291	220	283	65	29	888
Noninterest expenses	709	654	322	10	(4)	1,691
Provision (benefit) for income taxes (FTE)	237	67	39	(40)	6	309
Income from discontinued operations, net of tax	—	—	—	—	4	4

Net income	$516	$128	$70	$(38)	$10	$686

Net credit-related charge-offs	$117	$34	$2	$—	$—	$153
Selected average balances:
Assets	$40,762	$6,880	$4,096	$5,669	$1,167	$58,574
Loans	39,721	6,134	3,937	7	22	49,821
Deposits	16,253	17,156	2,386	6,174	(35)	41,934
Liabilities	17,090	17,170	2,392	16,530	322	53,504
Attributed equity	2,936	850	332	627	325	5,070
Statistical data:
Return on average assets (1)	1.27%	0.71%	1.71%	N/M	N/M	1.17%
Return on average attributed equity	17.57	15.04	21.15	N/M	N/M	13.52
Net interest margin (2)	3.39	3.91	3.66	N/M	N/M	3.66
Efficiency ratio	43.49	73.43	75.17	N/M	N/M	58.58

	Year Ended December 31, 2006
	Business Bank	Retail Bank	Wealth & Institutional Management	Finance	Other	Total
	(dollar amounts in millions)
Earnings summary:
Net interest income (expense) (FTE)	$1,330	$691	$147	$(163)	$(19)	$1,986
Provision for loan losses	14	23	1	—	(1)	37
Noninterest income	305	210	259	63	18	855
Noninterest expenses	741	607	313	14	(1)	1,674
Provision (benefit) for income taxes (FTE)	283	92	31	(55)	(3)	348
Income from discontinued operations, net of tax	—	—	—	—	111	111

Net income (loss)	$597	$179	$61	$(59)	$115	$893

Net credit-related charge-offs	$37	$35	$—	$—	$—	$72
Selected average balances:
Assets	$39,263	$6,787	$3,677	$5,271	$1,581	$56,579
Loans	38,081	6,084	3,534	18	33	47,750
Deposits	17,775	16,807	2,394	5,186	(88)	42,074
Liabilities	18,678	16,809	2,392	13,198	326	51,403
Attributed equity	2,639	831	299	499	908	5,176
Statistical data:
Return on average assets (1)	1.52%	1.01%	1.67%	N/M	N/M	1.58%
Return on average attributed equity	22.61	21.48	20.50	N/M	N/M	17.24
Net interest margin (2)	3.49	4.11	4.15	N/M	N/M	3.79
Efficiency ratio	45.35	67.46	77.06	N/M	N/M	58.92

(1)
Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(2)
Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE — Fully Taxable Equivalent

N/M — Not Meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        The Corporation's management accounting system also produces market segment results for the Corporation's four primary geographic markets: Midwest, Western, Texas, and Florida. In addition to the four primary geographic markets, Other Markets and International are also reported as market segments. Market segment results are provided as supplemental information to the business segment results and may not meet all operating segment criteria as set forth in SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). The following discussion provides information about the activities of each market segment. A discussion of the financial results and the factors impacting 2008 performance can be found in the section entitled "Geographic Market Segments" in the financial review.

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

        Other Markets include businesses with a national perspective, the Corporation's investment management and trust alliance businesses as well as activities in all other markets in which the Corporation has operations, except for the International market, as described below.

        The International market represents the activity of the Corporation's international finance division, which provides banking services primarily to foreign-owned, North American-based companies and secondarily to international operations of North American-based companies.

        The Finance & Other Businesses segment includes the Corporation's securities portfolio, asset and liability management activities, discontinued operations, the income and expense impact of equity and cash not assigned to specific business/market segments, tax benefits not assigned to specific business/market segments and miscellaneous other expenses of a corporate nature. This segment includes responsibility for managing the Corporation's funding, liquidity and capital needs, performing interest sensitivity analysis and executing various strategies to manage the Corporation's exposure to liquidity, interest rate risk and foreign exchange risk.

        The Corporation's total revenues from customers and long-lived assets (excluding certain intangible assets) located in foreign countries in which the Corporation holds assets were less than five percent of the Corporation's consolidated revenues and long-lived assets (excluding certain intangible assets) in each of the years ended December 31, 2008, 2007 and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

        Market segment financial results are as follows:

	Year Ended December 31, 2008
	Midwest	Western	Texas	Florida	Other Markets *	International	Finance & Other Businesses	Total
	(dollar amounts in millions)
Earnings summary:
Net interest income (expense) (FTE)	$776	$668	$292	$47	$147	$61	$(170)	$1,821
Provision for loan losses	155	379	51	40	62	4	(5)	686
Noninterest income	524	139	94	16	48	31	41	893
Noninterest expenses	808	448	246	43	190	41	(25)	1,751
Provision (benefit) for income taxes (FTE)	127	(1)	36	(6)	(65)	18	(44)	65
Income from discontinued operations, net of tax	—	—	—	—	—	—	1	1

Net income	$210	$(19)	$53	$(14)	$8	$29	$(54)	$213

Net credit-related charge-offs	$152	$241	$25	$27	$26	$1	$—	$472
Selected average balances:
Assets	$19,786	$16,841	$8,039	$1,896	$4,623	$2,372	$11,628	$65,185
Loans	19,061	16,551	7,776	1,892	4,217	2,254	14	51,765
Deposits	16,040	11,917	4,023	288	1,374	762	7,599	42,003
Liabilities	16,672	11,893	4,040	283	1,479	764	24,612	59,743
Attributed equity	1,639	1,339	627	130	396	158	1,153	5,442
Statistical data:
Return on average assets (1)	1.06%	(0.11)%	0.66%	(0.72)%	0.18%	1.24%	N/M	0.33%
Return on average attributed equity	12.74	(1.41)	8.48	(10.49)	2.06	18.53	N/M	3.79
Net interest margin (2)	4.04	4.02	3.73	2.46	3.45	2.64	N/M	3.02
Efficiency ratio	64.96	55.75	64.57	68.26	99.47	44.26	N/M	66.17

*
2008 included an $88 million net charge ($56 million, after-tax) related to the repurchase of auction-rate securities from customers.

	Year Ended December 31, 2007
	Midwest	Western	Texas	Florida	Other Markets	International	Finance & Other Businesses	Total
	(dollar amounts in millions)
Earnings summary:
Net interest income (expense) (FTE)	$888	$739	$287	$46	$136	$68	$(158)	$2,006
Provision for loan losses	88	108	8	11	16	(15)	(4)	212
Noninterest income	471	130	86	14	55	38	94	888
Noninterest expenses	818	454	235	38	96	44	6	1,691
Provision (benefit) for income taxes (FTE)	158	116	45	4	(7)	27	(34)	309
Income from discontinued operations, net of tax	—	—	—	—	—	—	4	4

Net income (loss)	$295	$191	$85	$7	$86	$50	$(28)	$686

Net credit-related charge-offs (recoveries)	$110	$28	$9	$2	$10	$(6)	$—	$153
Selected average balances:
Assets	$19,133	$17,069	$7,106	$1,688	$4,490	$2,252	$6,836	$58,574
Loans	18,558	16,530	6,827	1,672	4,081	2,124	29	49,821
Deposits	15,772	13,325	3,884	286	1,433	1,095	6,139	41,934
Liabilities	16,437	13,361	3,901	287	1,550	1,116	16,852	53,504
Attributed equity	1,723	1,212	595	97	335	156	952	5,070
Statistical data:
Return on average assets (1)	1.55%	1.12%	1.19%	0.40%	1.92%	2.22%	N/M	1.17%
Return on average attributed equity	17.18	15.73	14.22	6.91	25.70	32.05	N/M	13.52
Net interest margin (2)	4.76	4.47	4.18	2.76	3.33	3.10	N/M	3.66
Efficiency ratio	60.32	52.31	63.05	64.27	50.20	42.93	N/M	58.58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	Year Ended December 31, 2006
	Midwest	Western	Texas	Florida	Other Markets	International	Finance & Other Businesses	Total
	(dollar amounts in millions)
Earnings summary:
Net interest income (expense) (FTE)	$936	$742	$265	$42	$117	$66	$(182)	$1,986
Provision for loan losses	78	(32)	(3)	3	6	(14)	(1)	37
Noninterest income	452	160	76	14	52	20	81	855
Noninterest expenses	806	450	216	34	105	50	13	1,674
Provision (benefit) for income taxes (FTE)	165	186	43	6	(11)	17	(58)	348
Income from discontinued operations, net of tax	—	—	—	—	—	—	111	111

Net income	$339	$298	$85	$13	$69	$33	$56	$893

Net credit-related charge-offs	$48	$1	$7	$2	$13	$1	$—	$72
Selected average balances:
Assets	$19,370	$16,445	$6,175	$1,528	$4,008	$2,201	$6,852	$56,579
Loans	18,714	15,882	5,911	1,508	3,621	2,063	51	47,750
Deposits	16,010	14,592	3,699	306	1,304	1,065	5,098	42,074
Liabilities	16,685	14,657	3,709	308	1,428	1,092	13,524	51,403
Attributed equity	1,623	1,102	529	80	278	157	1,407	5,176
Statistical data:
Return on average assets (1)	1.75%	1.81%	1.38%	0.86%	1.71%	1.48%	N/M	1.58%
Return on average attributed equity	20.91	27.02	16.11	16.25	24.68	20.76	N/M	17.24
Net interest margin (2)	4.99	4.66	4.46	2.80	3.21	3.10	N/M	3.79
Efficiency ratio	58.13	49.94	63.27	61.09	61.86	58.69	N/M	58.92

(1)
Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(2)
Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.
FTE
— Fully Taxable Equivalent
N/M
— Not Meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 26 — Parent Company Financial Statements

BALANCE SHEETS — COMERICA INCORPORATED

	December 31
	2008	2007
	(in millions, except share data)
ASSETS
Cash and due from subsidiary bank	$11	$1
Short-term investments with subsidiary bank	2,329	224
Other short-term investments	80	102
Investment in subsidiaries, principally banks	5,690	5,840
Premises and equipment	5	4
Other assets	210	166

Total assets	$8,325	$6,337

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$1,002	$968
Other liabilities	171	252

Total liabilities	1,173	1,220
Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation preference per share:
Authorized — 2,250,000 shares
Issued — 2,250,000 shares at 12/31/08	2,129	—
Common stock — $5 par value:
Authorized — 325,000,000 shares
Issued — 178,735,252 shares at 12/31/08 and 12/31/07	894	894
Capital surplus	722	564
Accumulated other comprehensive loss	(309)	(177)
Retained earnings	5,345	5,497
Less cost of common stock in treasury — 28,244,967 shares at 12/31/08 and 28,747,097 shares at 12/31/07	(1,629)	(1,661)

Total shareholders' equity	7,152	5,117

Total liabilities and shareholders' equity	$8,325	$6,337

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

STATEMENTS OF INCOME — COMERICA INCORPORATED

	Years Ended December 31
	2008	2007	2006
	(in millions)
INCOME
Income from subsidiaries
Dividends from subsidiaries	$267	$614	$746
Other interest income	4	15	13
Intercompany management fees	156	149	178
Other noninterest income	(32)	15	13

Total income	395	793	950
EXPENSES
Interest on medium- and long-term debt	50	60	52
Salaries and employee benefits	74	108	113
Net occupancy expense	8	7	2
Equipment expense	1	1	1
Other noninterest expenses	55	51	46

Total expenses	188	227	214

Income before provision (benefit) for income taxes and equity in undistributed earnings of subsidiaries	207	566	736
Provision (benefit) for income taxes	(25)	(22)	(6)

Income before equity in undistributed earnings of subsidiaries	232	588	742
Equity in undistributed earnings of subsidiaries, principally banks (including discontinued operations)	(19)	98	151

NET INCOME	213	686	893
Preferred stock dividends	17	—	—

Net income applicable to common stock	$196	$686	$893

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

STATEMENTS OF CASH FLOWS — COMERICA INCORPORATED

	Years Ended December 31
	2008	2007	2006
	(in millions)
OPERATING ACTIVITIES
Net income	$213	$686	$893
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed losses (earnings) of subsidiaries, principally banks (including discontinued operations)	19	(98)	(151)
Depreciation and software amortization	1	1	1
Share-based compensation expense	18	20	21
Provision (benefit) for deferred income taxes	(10)	(15)	6
Excess tax benefits from share-based compensation arrangements	—	(9)	(9)
Other, net	19	49	43

Net cash provided by operating activities	260	634	804
INVESTING ACTIVITIES
Net proceeds from private equity and venture capital investments	2	3	3
Capital transactions with subsidiaries	—	(62)	(6)
Net increase in fixed assets	(2)	(1)	(1)

Net cash (used in) provided by investing activities	—	(60)	(4)
FINANCING ACTIVITIES
Proceeds from issuance of medium- and long-term debt	—	665	—
Repayment of medium- and long-term debt	—	(510)	—
Proceeds from issuance of common stock	1	89	45
Proceeds from issuance of preferred stock and related warrants	2,250	—	—
Purchase of common stock for treasury	(1)	(580)	(384)
Dividends paid	(395)	(390)	(377)
Excess tax benefits from share-based compensation arrangements	—	9	9

Net cash used in financing activities	1,855	(717)	(707)

Net (decrease) increase in cash and cash equivalents	2,115	(143)	93
Cash and cash equivalents at beginning of year	225	368	275
Cash and cash equivalents at end of year	$2,340	$225	$368

Interest paid	$51	$57	$50

Income taxes recovered	$(3)	$(39)	$—

Note 27 — Sales of Businesses/Discontinued Operations

        In December 2006, the Corporation sold its ownership interest in Munder to an investor group. The sale, including associated costs and assigned goodwill, resulted in a net after-tax gain of $108 million, or $0.67 per average annual diluted share, in 2006. The sale agreement included an interest-bearing contingent note with an initial principal amount of $70 million, which will be realized if the Corporation's client-related revenues earned by Munder remain consistent with 2006 levels of approximately $17 million per year for the five years following the closing of the transaction (2007-2011). The principal amount of the note may be increased to a maximum of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

$80 million or decreased to as low as zero, depending on the level of such revenues earned in the five years following the closing. Repayment of the principal is scheduled to begin after the sixth anniversary of the closing of the transaction from Munder's excess cash flows, as defined in the sale agreement. The note matures in December 2013. Future gains related to the contingent note are expected to be recognized periodically through the fourth quarter 2011 as targets for the Corporation's client-related revenues earned by Munder are achieved.

        As a result of the sale transaction, the Corporation reported Munder as a discontinued operation in all periods presented. The assets and liabilities related to the discontinued operations of Munder are not material and have not been reclassified on the consolidated balance sheets.

        The income from discontinued operations recorded in 2008 reflected the recognition of contingent gains and adjustments to the initial gain recorded at the closing of the Munder sale transaction. The components of net income from discontinued operations for the years ended December 31, 2008, 2007 and 2006, respectively, were as follows:

	2008	2007	2006
	(in millions, except per share data)
Income from discontinued operations before income taxes and cumulative effect of change in accounting principle	$2	$6	$196
Provision for income taxes	1	2	77

Income from discontinued operations before cumulative effect of change in accounting principle	1	4	119
Cumulative effect of change in accounting principle, net of taxes	—	—	(8)

Net income from discontinued operations	$1	$4	$111

Basic earnings per common share:
Income from discontinued operations before cumulative effect of change in accounting principle	$0.01	$0.03	$0.74
Net income from discontinued operations	0.01	0.03	0.69
Diluted earnings per common share:
Income from discontinued operations before cumulative effect of change in accounting principle	—	0.03	0.73
Net income from discontinued operations	—	0.03	0.68

        During the third quarter 2006, the Corporation completed the sale of its Mexican bank charter. Included in "net gain (loss) on sales of businesses" on the consolidated statements of income is a net loss on the sale of $12 million, which is reflected in the Corporation's Business Bank business segment and International geographic market segment. As part of the sale transaction, the Corporation transferred $24 million of loans and $18 million of liabilities to the buyer.

        In the fourth quarter 2006, the Corporation decided to sell a portfolio of loans related to manufactured housing, located primarily in Michigan and Ohio. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," approximately $74 million of loans were classified as held-for-sale, which were included in "other short-term investments" on the consolidated balance sheet at December 31, 2006. The Corporation recorded a $9 million charge-off to adjust the loans classified as held-for-sale to fair value. During the first quarter 2007, the Corporation completed the sale and transferred the $74 million of loans to the buyer for substantially the fair value recorded at December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 28 — Repurchase of Auction-Rate Securities

        On September 18, 2008, the Corporation announced an offer to repurchase, at par, auction-rate securities (ARS) held by certain retail and institutional clients that were purchased through Comerica Securities, a broker/dealer subsidiary of Comerica Bank. ARS that were the subject of functioning auctions or current calls or redemptions were not eligible for repurchase. The repurchase offers commenced in October 2008 and concluded in December 2008.

        The following table summarizes ARS repurchase activity for the year ended December 31, 2008.

	ARS Eligible for Repurchase			ARS Repurchased
			Repurchase Charge (1)	Fair Value (2)	Securities Gains
	Par Value	Fair Value
	(in millions)
At September 18, 2008 announcement	$1,533	$1,440	$(96)	$—	$—
Fourth quarter 2008 ARS activity:
Repurchased from customers	(1,345)	(1,259)	—	1,259	—
Called or redeemed subsequent to repurchase	—	—	—	(80)	4
Unrealized losses (3)	—	—	—	(32)	—
Not redeemed by customers (4)	(188)	(181)	8	—	—

At December 31, 2008	$—	$—	$(88)	$1,147	$4

(1)
Recorded in "litigation and operational losses" on the consolidated statements of income. Includes the difference between cost (par value) and fair value of the securities repurchased and other repurchase-related charges.

(2)
Recorded in "investment securities available-for-sale" on the consolidated balance sheets.

(3)
Declines in fair value subsequent to repurchase recognized in accumulated other comprehensive loss.

(4)
Includes ARS called by the issuer or redeemed at auction by customers prior to repurchase as well as ARS not submitted to the Corporation for repurchase by customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

Note 29 — Summary of Quarterly Financial Statements (Unaudited)

        The following quarterly information is unaudited. However, in the opinion of management, the information reflects all adjustments, which are necessary for the fair presentation of the results of operations, for the periods presented.

	2008
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in millions, except per share data)
Interest income	$716	$735	$737	$863
Interest expense	285	269	295	387

Net interest income	431	466	442	476
Provision for loan losses	192	165	170	159
Net securities gains	4	27	14	22
Noninterest income (excluding net securities gains)	170	213	228	215
Noninterest expenses	411	514	423	403
Provision (benefit) for income taxes	(17)	—	35	41

Income from continuing operations	19	27	56	110
Income (loss) from discontinued operations, net of tax	1	1	—	(1)

Net income	20	28	56	109
Preferred stock dividends	17	—	—	—

Net income applicable to common stock	$3	$28	$56	$109

Basic earnings per common share:
Income from continuing operations	$0.01	$0.18	$0.37	$0.74
Net income	0.02	0.19	0.37	0.73
Diluted earnings per common share:
Income from continuing operations	0.01	0.18	0.37	0.73
Net income	0.02	0.19	0.37	0.73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comerica Incorporated and Subsidiaries

	2007
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in millions, except per share data)
Interest income	$944	$952	$933	$901
Interest expense	455	449	424	399

Net interest income	489	503	509	502
Provision for loan losses	108	45	36	23
Net securities gains	3	4	—	—
Noninterest income (excluding net securities gains)	227	226	225	203
Noninterest expenses	450	423	411	407
Provision for income taxes	44	85	91	86

Income from continuing operations	117	180	196	189
Income from discontinued operations, net of tax	2	1	—	1

Net income	119	181	196	190
Preferred stock dividends	—	—	—	—

Net income applicable to common stock	$119	$181	$196	$190

Basic earnings per common share:
Income from continuing operations	$0.78	$1.18	$1.28	$1.21
Net income	0.80	1.20	1.28	1.21
Diluted earnings per common share:
Income from continuing operations	0.77	1.17	1.25	1.19
Net income	0.79	1.18	1.25	1.19

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

        In meeting its responsibility for the reliability of the consolidated financial statements, management develops and maintains effective internal controls, including those over financial reporting, as defined in the Securities and Exchange Act of 1934, as amended. The Corporation's internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles, and that receipts and expenditures of the Corporation are made only in accordance with authorizations of management and directors of the Corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation's assets that could have a material effect on the consolidated financial statements.

        Management assessed, with participation of the Corporation's Chief Executive Officer and Chief Financial Officer, internal control over financial reporting as it relates to the Corporation's consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2008. The assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management determined that internal control over financial reporting is effective as it relates to the Corporation's consolidated financial statements presented in conformity with U.S. generally accepted accounting principles as of December 31, 2008.

        Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        The consolidated financial statements as of December 31, 2008 were audited by Ernst & Young LLP, an independent registered public accounting firm. The audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), which required the independent public accountants to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting is maintained in all material respects.

        The Corporation's Board of Directors oversees management's internal control over financial reporting and financial reporting responsibilities through its Audit Committee as well as various other committees. The Audit Committee, which consists of directors who are not officers or employees of the Corporation, meets regularly with management, internal audit and the independent public accountants to assure that the Audit Committee, management, internal auditors and the independent public accountants are carrying out their responsibilities, and to review auditing, internal control and financial reporting matters.

Ralph W. Babb Jr. Chairman, President and Chief Executive Officer	Elizabeth S. Acton Executive Vice President and Chief Financial Officer	Marvin J. Elenbaas Senior Vice President and Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Comerica Incorporated

        We have audited Comerica Incorporated's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Comerica Incorporated's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management. Our responsibility is to express an opinion on the Corporation's internal control over financial reporting based on our audit.

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

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Comerica Incorporated maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2008 consolidated financial statements of Comerica Incorporated and subsidiaries and our report dated February 20, 2009 expressed an unqualified opinion thereon.

Dallas, Texas
February 20, 2009

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Comerica Incorporated

        We have audited the accompanying consolidated balance sheets of Comerica Incorporated and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comerica Incorporated and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Comerica Incorporated's internal control over financial reporting as of December 31, 2008, based on criteria established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2009, expressed an unqualified opinion thereon.

Dallas, Texas
February 20, 2009

HISTORICAL REVIEW — AVERAGE BALANCE SHEETS

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2008	2007	2006	2005	2004
	(in millions)
ASSETS
Cash and due from banks	$1,185	$1,352	$1,557	$1,721	$1,685
Federal funds sold and securities purchased under agreements to resell	93	164	283	390	1,695
Interest-bearing deposits with banks	219	15	110	30	25
Other short-term investments	244	241	156	135	201
Investment securities available-for-sale	8,101	4,447	3,992	3,861	4,321
Commercial loans	28,870	28,132	27,341	24,575	22,139
Real estate construction loans	4,715	4,552	3,905	3,194	3,264
Commercial mortgage loans	10,411	9,771	9,278	8,566	7,991
Residential mortgage loans	1,886	1,814	1,570	1,388	1,237
Consumer loans	2,559	2,367	2,533	2,696	2,668
Lease financing	1,356	1,302	1,314	1,283	1,272
International loans	1,968	1,883	1,809	2,114	2,162

Total loans	51,765	49,821	47,750	43,816	40,733
Less allowance for loan losses	(691)	(520)	(499)	(623)	(787)

Net loans	51,074	49,301	47,251	43,193	39,946
Accrued income and other assets	4,269	3,054	3,230	3,176	3,075

Total assets	$65,185	$58,574	$56,579	$52,506	$50,948

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$10,623	$11,287	$13,135	$15,007	$14,122
Interest-bearing deposits	31,380	30,647	28,939	25,633	26,023

Total deposits	42,003	41,934	42,074	40,640	40,145
Short-term borrowings	3,763	2,080	2,654	1,451	275
Accrued expenses and other liabilities	1,520	1,293	1,268	1,132	947
Medium- and long-term debt	12,457	8,197	5,407	4,186	4,540

Total liabilities	59,743	53,504	51,403	47,409	45,907
Total shareholders' equity	5,442	5,070	5,176	5,097	5,041

Total liabilities and shareholders' equity	$65,185	$58,574	$56,579	$52,506	$50,948

HISTORICAL REVIEW — STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2008	2007	2006	2005	2004
	(in millions, except per share data)
INTEREST INCOME
Interest and fees on loans	$2,649	$3,501	$3,216	$2,554	$2,055
Interest on investment securities	389	206	174	148	147
Interest on short-term investments	13	23	32	24	36

Total interest income	3,051	3,730	3,422	2,726	2,238
INTEREST EXPENSE
Interest on deposits	734	1,167	1,005	548	315
Interest on short-term borrowings	87	105	130	52	4
Interest on medium- and long-term debt	415	455	304	170	108

Total interest expense	1,236	1,727	1,439	770	427

Net interest income	1,815	2,003	1,983	1,956	1,811
Provision for loan losses	686	212	37	(47)	64

Net interest income after provision for loan losses	1,129	1,791	1,946	2,003	1,747
NONINTEREST INCOME
Service charges on deposit accounts	229	221	218	218	231
Fiduciary income	199	199	180	174	166
Commercial lending fees	69	75	65	63	55
Letter of credit fees	69	63	64	70	66
Card fees	58	54	46	39	32
Brokerage fees	42	43	40	36	36
Foreign exchange income	40	40	38	37	37
Bank-owned life insurance	38	36	40	38	34
Net securities gains	67	7	—	—	—
Net gain (loss) on sales of businesses	—	3	(12)	1	7
Income from lawsuit settlement	—	—	47	—	—
Other noninterest income	82	147	129	143	144

Total noninterest income	893	888	855	819	808
NONINTEREST EXPENSES
Salaries	781	844	823	786	736
Employee benefits	194	193	184	178	154

Total salaries and employee benefits	975	1,037	1,007	964	890
Net occupancy expense	156	138	125	118	122
Equipment expense	62	60	55	53	54
Outside processing fee expense	104	91	85	77	67
Software expense	76	63	56	49	43
Customer services	13	43	47	69	23
Litigation and operational losses	103	18	11	14	24
Provision for credit losses on lending-related commitments	18	(1)	5	18	(12)
Other noninterest expenses	244	242	283	251	247

Total noninterest expenses	1,751	1,691	1,674	1,613	1,458

Income from continuing operations before income taxes	271	988	1,127	1,209	1,097
Provision for income taxes	59	306	345	393	349

Income from continuing operations	212	682	782	816	748
Income from discontinued operations, net of tax	1	4	111	45	9

NET INCOME	213	686	893	861	757
Preferred stock dividends	17	—	—	—	—

Net income applicable to common stock	$196	$686	$893	$861	$757

Basic earnings per common share:
Income from continuing operations	$1.30	$4.47	$4.88	$4.90	$4.36
Net income	1.31	4.49	5.57	5.17	4.41
Diluted earnings per common share:
Income from continuing operations	1.29	4.40	4.81	4.84	4.31
Net income	1.29	4.43	5.49	5.11	4.36
Cash dividends declared on common stock	348	393	380	367	356
Cash dividends declared per common share	2.31	2.56	2.36	2.20	2.08

HISTORICAL REVIEW — STATISTICAL DATA

Comerica Incorporated and Subsidiaries

CONSOLIDATED FINANCIAL INFORMATION

	Years Ended December 31
	2008	2007	2006	2005	2004
AVERAGE RATES (FULLY TAXABLE EQUIVALENT BASIS)
Federal funds sold and securities purchased under agreements to resell	2.08%	5.28%	5.15%	3.29%	1.36%
Interest-bearing deposits with banks	0.61	4.00	5.86	9.97	6.99
Other short-term investments	3.98	5.75	7.26	6.62	5.69
Investment securities available-for-sale	4.83	4.56	4.22	3.76	3.36
Commercial loans	5.08	7.25	6.87	5.62	4.22
Real estate construction loans	4.89	8.21	8.61	7.23	5.43
Commercial mortgage loans	5.57	7.26	7.27	6.23	5.19
Residential mortgage loans	5.94	6.13	6.02	5.74	5.68
Consumer loans	5.08	7.00	7.13	5.89	4.73
Lease financing	0.59	3.04	4.00	3.81	4.06
International loans	5.13	7.06	7.01	5.98	4.69

Total loans	5.13	7.03	6.74	5.84	5.05

Interest income as a percentage of earning assets	5.06	6.82	6.53	5.65	4.76
Domestic deposits	2.33	3.77	3.42	2.07	1.17
Deposits in foreign offices	2.77	4.85	4.82	4.18	2.60

Total interest-bearing deposits	2.34	3.81	3.47	2.14	1.21
Short-term borrowings	2.30	5.06	4.89	3.59	1.25
Medium- and long-term debt	3.33	5.55	5.63	4.05	2.39

Interest expense as a percentage of interest-bearing sources	2.59	4.22	3.89	2.46	1.38

Interest rate spread	2.47	2.60	2.64	3.19	3.38
Impact of net noninterest-bearing sources of funds	0.55	1.06	1.15	0.87	0.48

Net interest margin as a percentage of earning assets	3.02%	3.66%	3.79%	4.06%	3.86%

RATIOS
Return on average common shareholders' equity	3.79%	13.52%	17.24%	16.90%	15.03%
Return on average assets	0.33	1.17	1.58	1.64	1.49
Efficiency ratio	66.17	58.58	58.92	58.01	55.60
Tier 1 common capital as a percentage of risk-weighted assets	7.08	6.85	7.54	7.78	8.13
Tier 1 capital as a percentage of risk-weighted assets	10.66	7.51	8.03	8.38	8.77
Total capital as a percentage of risk-weighted assets	14,72	11.20	11.64	11.65	12.75
Tangible common equity as a percentage of tangible assets	7.21	7.97	8.62	9.16	9.39
PER COMMON SHARE DATA
Book value at year-end	$33.31	$34.12	$32.70	$31.11	$29.94
Market value at year-end	19.85	43.53	58.68	56.76	61.02
Market value for the year
High	54.00	63.89	60.10	63.38	63.80
Low	15.05	39.62	50.12	53.17	50.45
OTHER DATA (share data in millions)
Average common shares outstanding — basic	149	153	160	167	172
Average common shares outstanding — diluted	151	155	162	169	174
Number of banking centers	439	417	393	383	379
Number of employees (full-time equivalent)
Continuing operations	10,186	10,782	10,700	10,636	10,720
Discontinued operations	—	—	—	180	172